Form 10-K, Exhibit 13
period 1993-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1994-03-29
CIK 109261

     The following table presents a reconciliation of changes in liabilities for property-casualty losses and loss adjustment expenses for the three years ended December 31, 1993. Additional information relating to reserve development appears on page 38.

- --------------------------------------------------------------------------
(Dollars in thousands)                       1993       1992       1991
- --------------------------------------------------------------------------
Beginning of year, net of reinsurance
  recoverable                              $ 464,149  $ 440,180  $ 415,645

Incurred claims:
  Current year                               266,137    269,798    261,766
  Prior years                                  9,071     19,934      3,085
                                           ---------  ---------  ---------
Total incurred claims                        275,208    289,732    264,851

Payments:
  Current year                               (93,824)   (88,692)   (86,402)
  Prior years                               (176,815)  (177,071)  (153,914)
                                           ---------  ---------  ---------
Total payments                              (270,639)  (265,763)  (240,316)
                                           ---------  ---------  ---------
End of year, net of reinsurance              468,718    464,149    440,180

Reinsurance recoverable on unpaid
  losses                                      44,552     32,701
                                           ---------  ---------  ---------
End of year (1) (2)                        $ 513,270  $ 496,850  $ 440,180
- --------------------------------------------------------------------------

(1) Statutory reserves are not materially different from GAAP reserves presented above.

(2) Financial statement reserves are shown gross of reinsurance recoverable at December 31, 1992 and 1993.

     The following table represents statutory loss and expense development by accident year.

- ----------------------------------------------------------------------------------------
                                  Incurred loss and loss adjustment expense (1)
Years in which                         reported at end of year (000 omitted)
 losses were             ----------------------------------------------------------------
  incurred               1988        1989        1990        1991        1992        1993
- -----------------------------------------------------------------------------------------
Prior to 1988            $1,100,207  $1,096,427  $1,095,266  $1,091,857  $1,090,025  $1,090,537
    1988                    223,146     219,375     210,856     209,182     211,472     213,905
Cumulative                1,323,353   1,315,802   1,306,122   1,301,039   1,301,497   1,304,442
    1989                                231,956     234,878     229,121     234,481     238,051
Cumulative                            1,547,758   1,541,000   1,530,160   1,535,978   1,542,493
    1990                                            246,088     258,356     269,321     274,281
Cumulative                                        1,787,088   1,788,516   1,805,299   1,816,774
    1991                                                        264,243     267,488     273,817
Cumulative                                                    2,052,759   2,072,787   2,090,591
    1992                                                                    270,162     261,510
Cumulative                                                                2,342,949   2,352,101
    1993                                                                                266,316
Ratios:
    1988                     63.47%      62.39%      59.97%      59.50%      60.15%      60.84%
    1989                                 65.02       65.83       64.22       65.72       66.72
    1990                                             65.94       69.23       72.17       73.50
    1991                                                         70.05       70.91       72.59
    1992                                                                     70.73       68.47
    1993                                                                                 65.23
- ----------------------------------------------------------------------------------------------

(1) This analysis displays the accident year incurred loss and loss adjustment expense development on a statutory basis for accident years 1988-1993 for all property-casualty business. Data for 1985-1988 have been restated to reflect subrogation, previously excluded in the old schedule "O" lines of business. The total cost for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year end. Past development may not be an accurate indicator of future development since trends and conditions change.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW
    The consolidated results of operations were as follows:

- ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                1993       1992       1991
- ---------------------------------------------------------------------------------------------------
Investment income, after tax, excluding health and life             $  25,475  $  31,402  $  35,624
Realized gains on investments, after tax                               17,932     10,847     10,399
- ---------------------------------------------------------------------------------------------------
Sub-total                                                              43,407     42,249     46,023
- ---------------------------------------------------------------------------------------------------
Property and casualty underwriting, after tax:
  Income (loss) excluding catastrophes and Proposition 103              8,652     (4,208)     3,015
  Catastrophes                                                         (1,365)    (9,900)    (6,930)
- ---------------------------------------------------------------------------------------------------
Property and casualty underwriting income (loss) excluding
  Proposition 103                                                       7,287    (14,108)    (3,915)
- ---------------------------------------------------------------------------------------------------
Health and life income after tax, excluding CLIGA assessment            7,424      8,205      6,913
Interest expense, after tax                                            (4,328)    (4,273)    (3,584)
Parent expenses, after tax                                             (2,176)    (2,126)    (2,136)
Other non-recurring items, after tax:
  Proposition 103 rollback refund                                                (10,611)
  CLIGA assessment                                                     (3,328)
  Lawsuit settlement                                                    4,914
  Cumulative effect of change in accounting for income taxes                      10,719
  Extraordinary items                                                             (1,355)     2,600
- ---------------------------------------------------------------------------------------------------
Net income                                                          $  53,200  $  28,700  $  45,901
- ---------------------------------------------------------------------------------------------------

    Declining interest rates in the three years ended December 31, 1993 have reduced investment income. This decline has been offset, in part, by the effect of realized gains from sales and early redemptions of securities. Reduced investment income earned in the health and life operation has been offset by the effect of managing the spread between the interest earned on invested assets and the interest credited to policyholders. In addition to the impact of fewer catastrophe losses in 1993, property-casualty underwriting results benefited from a significant improvement in the results of the Workers' Compensation operation.

PROPERTY AND CASUALTY INSURANCE OPERATIONS
    Premiums earned and underwriting results of Zenith's property-casualty subsidiaries were as follows:

- ------------------------------------------------------------------------------------------------
(Dollars in thousands)                                           1993        1992        1991
- ------------------------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                                       $  244,661  $  221,652  $  208,989
  Reinsurance                                                     23,295      18,382      26,347
  Automobile and other Property and Casualty                     137,945     137,392     140,732
- ------------------------------------------------------------------------------------------------
  Total                                                       $  405,901  $  377,426  $  376,068
- ------------------------------------------------------------------------------------------------
Underwriting income (loss) before taxes
  Workers' Compensation                                       $   11,618  $   (1,495) $   (1,477)
  Reinsurance                                                      5,337     (14,002)     (7,668)
  Automobile and other Property and Casualty
    excluding Proposition 103 rollback refund                     (5,704)     (5,124)        692
- ------------------------------------------------------------------------------------------------
  Total excluding Proposition 103 rollback refund                 11,251     (20,621)     (8,453)
    Proposition 103 rollback refund                                          (16,078)
- ------------------------------------------------------------------------------------------------
  Total including Proposition 103 rollback refund             $   11,251  $  (36,699) $   (8,453)
- ------------------------------------------------------------------------------------------------
Operating ratios
  Workers' Compensation
    Losses                                                         38.9%       53.6%       56.6%
    Loss adjustment expenses                                       28.5%       21.4%       13.2%
    Underwriting expenses                                          21.7%       24.4%       27.0%
    Dividends to policyholders                                      6.2%        1.3%        3.9%
- ------------------------------------------------------------------------------------------------
      Combined ratio                                               95.3%      100.7%      100.7%
- ------------------------------------------------------------------------------------------------
  Reinsurance
    Losses and loss adjustment expenses                            58.7%      149.3%       99.8%
    Underwriting expenses                                          18.4%       26.9%       29.3%
- ------------------------------------------------------------------------------------------------
      Combined ratio                                               77.1%      176.2%      129.1%
- ------------------------------------------------------------------------------------------------
  Automobile and other Property and Casualty
    Losses and loss adjustment expenses                            70.1%       70.0%       65.8%
    Underwriting expenses                                          34.0%       33.7%       33.7%
- ------------------------------------------------------------------------------------------------
      Combined ratio excluding Prop. 103 rollback refund          104.1%      103.7%       99.5%
    Proposition 103 rollback refund                                            11.7%
- ------------------------------------------------------------------------------------------------
      Combined ratio including Prop. 103 rollback refund          104.1%      115.4%       99.5%
- ------------------------------------------------------------------------------------------------
  Total combined ratio excluding Prop. 103 rollback refund         97.2%      105.5%      102.2%
    Proposition 103 rollback refund                                             4.2%
- ------------------------------------------------------------------------------------------------
  Total combined ratio including Prop. 103 rollback refund         97.2%      109.7%      102.2%
- ------------------------------------------------------------------------------------------------

    In general, the profitability of property-casualty insurance underwriting operations is dependent upon, principally, the adequacy of rates charged to the insured for insurance protection, the frequency and severity of claims, the ability of the Company to accurately accrue reported and unreported losses in the correct period, the level of dividends paid to policyholders, and the Company's ability to service claims, maintain policies and acquire business efficiently. The cost of defending claims, particularly claims involving fraud and abuse, has increased substantially in recent years. Property insurance exposes Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.
    The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than that for which they were reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one year loss reserve development for loss and loss expenses for the three main lines of property-casualty business:

- --------------------------------------------------------------------------------
                                          Automobile
                          Workers'         and other
(Dollars in thousands)  Compensation   Property/Casualty  Reinsurance    Total
- --------------------------------------------------------------------------------
One year loss
  development in
  1993                    $   4,704        $   4,657       $    (290)  $   9,071
  1992                       13,502            5,177           1,255      19,934
  1991                         (464)          (1,741)          5,290       3,085
- --------------------------------------------------------------------------------

Favorable development is shown in brackets in the table above.
    Adverse development in 1993 and 1992 was due principally to development of prior year reserves for loss adjustment expenses which was caused by increased expenditures on the loss adjustment process, discussed below.
    The exposure of the insurance industry to losses arising out of the cost of pollution damage and savings and loan bankruptcies has been the focus of attention of a number of interested parties in recent years. Zenith's potential exposure to losses arising out of pollution clean-up costs began in 1985 when it commenced the writing of liability coverage under small commercial policies through CalFarm Insurance and through its reinsurance operation. The policies written or reinsured by Zenith's subsidiaries contain exclusion clauses for pollution related losses and such losses are thereby substantially excluded from all such coverage written by Zenith's subsidiaries. While Zenith has from time to time received claims for damages resulting from pollution, Zenith believes that many of these claims will be excluded from coverage and that these claims will not have a material adverse effect on Zenith's financial condition.
    Zenith has also participated, to a limited extent, through assumed reinsurance, in casualty coverages with some exposure to liability for the costs of savings and loan bankruptcies. Such participation is limited and although Zenith has been advised of some claims related thereto, the ultimate outcome is not expected to have a material adverse effect on Zenith's financial condition.
    An uncertain political and regulatory environment, both state and federal, including proposals relating to national health insurance and the possibilities of initiatives impacting auto insurance and other areas; the lack of economic growth in California; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse, are all factors that continue to create a challenging operating environment in the property-casualty industry. Also, lower interest rates reduce investment income while increasing the market value of certain securities. Although management is currently unable to predict the effect of any of the foregoing, these trends and uncertainties could have a material effect on Zenith's future operations and financial condition.
    On January 17, 1994 an earthquake centered in Northridge, California caused widespread property damage throughout the Los Angeles area, including damage to Zenith's corporate offices. The risk of earthquakes in California is taken into consideration in determining rates for insurance and reinsurance and earthquake insurance is characterized by a high retention of risk by policyholders. Accordingly, even though estimates of the damage caused by the Northridge earthquake run as high as $30 billion, insured losses are not expected to exceed $3 billion. Zenith anticipates that it will suffer some losses as a result of the Northridge earthquake which will be reported in the first quarter of 1994.

WORKERS' COMPENSATION
    Underwriting results improved considerably in 1993 compared to 1992 and 1991 principally because of favorable changes in loss frequency trends. Loss adjustment expenses increased from $27,634,000 to $47,376,000 to $69,625,000 or, as a percentage of earned premiums, increased from 13.2% to 21.4% to 28.5% from 1991 to 1992 to 1993. Loss adjustment expenses include the expenses of servicing, analyzing, investigating and defending claims. These increased expenditures on the loss adjustment process were undertaken with a view to decreasing the total outlay for losses, particularly cases involving fraud and abuse. Management believes that these actions have had, and will continue to have, a favorable effect on the results of the Workers' Compensation operation.
    Premiums charged for workers' compensation insurance in the State of California are based on, and until December 31, 1994 will continue to be based on, minimum rates set by the California Insurance Commissioner (the "Commissioner"). These minimum rates are applied in conjunction with an experience modification factor, risk-based surcharges and a dividend plan to arrive at the net cost of insurance to the policyholder. Minimum rates have been adjusted as follows: January 1, 1991 +3.9%; January 1, 1992 +1.2%; July 1, 1992 +6.7%; July 16, 1993 -7.0%; and January 1, 1994 -12.7%. These changes have consistently fallen short of the increases that were recommended by the Workers' Compensation Rating Bureau during this time, however, the recommendations did not anticipate the recent favorable changes in loss frequency trends. In the event that rates as constituted after January 1, 1994 prove to be inadequate, the profitability of Zenith's Workers' Compensation operations may be adversely affected. Earned premiums increased during the three years ended December 31, 1993 principally because of an increase in premiums attributable to policies written with surcharges and, to a lesser extent, premiums attributable to policies written in Texas, an operation which Zenith commenced in 1992. Premiums written on non-standard policies were $54,945,000 in 1993 compared to $42,971,000 in 1992 and $15,048,000 in 1991. Premiums written in Texas in 1993 were $10,174,000 compared to $3,925,000 in 1992.
    In July, 1993, certain significant workers' compensation legislation was signed into law in California. Among other things, the new laws will affect the California workers' compensation industry as follows:
    Rating -- Minimum rates were reduced by 7% from those in effect on July 16, 1993. Effective January 1, 1995, the minimum rate law will be abolished and companies will charge their own, actuarially determined rates.
    Benefits -- Maximum weekly benefits for temporary disability will be increased on July 1, 1994, July 1, 1995 and July 1, 1996, from the current level of $336 to $490 on July 1, 1996. Maximum weekly benefits for permanent disability will be subject to increases on these same dates. Permanent partial disability weekly benefits will increase from a maximum of $148 to $230 with the greatest increases in cases where disability ratings exceed 70%. Death benefits will be increased on July 1, 1994 and again on July 1, 1996. At July 1, 1996, death benefits will amount to $125,000, $145,000 and $160,000 for a worker with one, two and three total dependents, respectively.
    Cost containment -- Major changes
will provide a tougher standard for compensability of stress claims, limit the number of medical-legal evaluations, limit post termination claims, provide certain managed care flexibility, limit medical self-referrals where there is a financial interest and provide limits on vocational rehabilitation costs.
    Management is unable to predict the impact that the above legislative changes will have on its business. Historically, analysis and estimates of the impact of legislative changes have been difficult to predict with any reasonable degree of accuracy.

AUTOMOBILE AND OTHER PROPERTY AND CASUALTY
    Results of operations during 1993 and 1992 were adversely affected by unfavorable weather and fire related losses. Such losses in 1993 included $1.6 million (of which $1.0 million was assumed from the California Fair Plan, described below) related to the Southern California brush fires in the fall.
    Results of operations in 1992 were reduced when Zenith's subsidiaries refunded approximately $14 million, with interest of approximately $4.6 million, to certain affected policyholders to settle the rollback contingency under Proposition 103. The net cost of the refund after reinsurance reduced underwriting income in the Automobile and Other Property and Casualty operation in 1992 by $16.1 million or $10.6 million ($.56 per share) after tax. As part of the agreement, the California Department of Insurance (the "Department") gave final approval to all of the Company's rate applications on affected lines of business subsequent to the rollback period and approved certain rate increases on farmowners and homeowners policies effective July 1, 1993. Rates were increased effective July 1, 1993, by 8% for farmowners' policies and by 15.4% for homeowners' policies. Rate increases, if requested, beyond those subject to such agreement are subject to prior approval by the Department. Management is unable to predict whether any such requests for future rate increases, if any, will be granted by the Department but failure by the Department to act upon such requests will adversely affect the adequacy of such rates and the profitability of operations in the lines of business so affected.
    CalFarm is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP") and the California Fair Plan. CAARP, CAIP and the California Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. These organizations provide private passenger automobile coverage for bodily injury and property damage, commercial automobile coverage and property coverage to risks that would not otherwise be accepted in the ordinary course of business by private insurance carriers. Participation in these organizations by private carriers in California is mandatory. CAARP, CAIP and the California Fair Plan together result in additional involuntary assumptions of insurance premiums and losses which resulted in underwriting losses before taxes of approximately $1.6 million in 1993, $1.4 million in 1992, and $2.5 million in 1991.

REINSURANCE
    Reinsurance is an insurance transaction between two insurance companies, in which one company buys protection from losses sustained under its own insurance policies which exceed the level it can prudently sustain.
    Zenith's current participation in the reinsurance market is highly selective and is limited principally to participation in the reinsurance of large individual property losses and the accumulation of losses caused by catastrophes. Events in recent years have served to increase the premiums paid for such reinsurance and to increase the amount of such risk retained by insurers and reinsurers. These developments have created a market which management believes presents reasonable, acceptable opportunities to produce favorable underwriting results. However, Zenith's assumed reinsurance business is written with a view to limiting the company's exposure to losses from any one event to a maximum of approximately 5% of stockholders' equity.
    Underwriting results in 1993 were impacted favorably by the absence of the type of large catastrophe losses that were characteristic of earlier years. Even though 1993 was punctuated by certain notable property catastrophe losses, for the most part, these events did not, individually, cause significant losses to Zenith because of the higher retention of risk by insurers and reinsurers referred to above. In 1992, losses of approximately $9.8 million were sustained in conjunction with Hurricanes "Andrew" and "Iniki". In addition to these losses, the results of the Reinsurance operation in 1992 were adversely affected by other large, worldwide property losses. In 1991, catastrophe losses incurred by the Reinsurance operation amounted to approximately $10.0 million and were attributable primarily to adverse development of losses associated with Hurricane "Hugo", the 1990 European windstorms, the Exxon Valdez oil spill and the Phillips Petroleum disaster and, to a lesser extent, 1991 losses attributable to typhoon damage in Japan and the Oakland Fire.
    During 1993, substantial new capital was drawn into the reinsurance market in the form of new companies which were formed to write, among other things, property reinsurance and in the form of new capital subscriptions to Lloyd's underwriting entities in London, some of which capital was subscribed by corporations for the first time. Although such new capital does not appear to have significantly impacted reinsurance premium rates for 1994, management is unable to predict what impact, if any, such a substantial increase in capital will have on Zenith's assumed reinsurance business in the future.

FEDERAL INCOME TAXES
    In 1992, Zenith adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") under which deferred income tax assets and liabilities are established, at the currently enacted statutory rate to reflect temporary differences between the financial statement values of assets and liabilities and their respective tax values. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The provision for deferred tax in the consolidated statement of operations represents the change for the period in the net deferred tax asset or liability. In addition, SFAS No. 109 sets forth the standard for the recognition of the tax benefit of a capital or operating loss and no longer requires the presentation of such tax benefit as an extraordinary item when such loss carryforward is utilized. At December 31, 1993 Zenith did not establish a valuation reserve since it believes that all of its deferred tax assets are fully realizable. In particular, deferred tax assets which arise from differences between insurance reserves on a tax and book basis are fully realizable because of the historical profitability of Zenith's property and casualty and health and life operations. Zenith had previously established a valuation allowance for deferred tax assets which were related to future capital loss deductions since management believed that future capital gains could not be predicted with sufficient certainty to satisfy the criteria for asset recognition under SFAS 109. During 1993 and 1992 realized gains were recognized and these capital loss tax benefits were realized and the related valuation allowance was reduced to zero.
    In August, 1993, the Revenue Reconciliation Act of 1993 ("the Act") was enacted. Among other provisions, the Act provides for an increase of 1% in the rate of income tax on corporations effective January 1, 1993, an increase in limitations on the deductibility of certain business expenses, an increase in the cost of payroll taxes and increases in the marginal tax rates of higher income individuals.
    The increase in personal tax rates may impact the savings behavior of individuals through the reduction of disposable income and/or by the enhancement of tax deferred savings vehicles such as deferred annuities. Management is currently unable to predict the effect of the changes in personal taxation contained in the Act on its operations.

INVESTMENTS
    Fluctuations in interest rates impact investment income, realized and unrealized capital gains, the market value of investments and stockholders' equity. During the last several years, interest rates have declined and reached relatively low levels by recent historical measures. Subsequent to year end, interest rates have risen providing opportunities for increased investment income due to Zenith's larger cash and short-term investment position, while at the same time reducing the market value of investments and stockholders' equity. Since fluctuations in interest rates are probably the norm, management is unable to predict the impact on Zenith's operations or balance sheet of such changes at any point in time.
    Effective December 31, 1993, Zenith implemented Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") which sets forth rules for the accounting treatment of investments. Among other provisions, SFAS No. 115 sets forth criteria for the classification of debt securities among three categories. These criteria include the existence of a "positive intent" and ability to hold a debt security to maturity for such a security to be classified as "held-to-maturity" and to be accounted for at amortized cost. Investments classified as "available-for-sale" are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity and investments classified as "trading securities" are reported at fair value with unrealized gains and losses included in earnings. The effect of implementing SFAS No. 115 was an increase in stockholders' equity of $12,163,000, net of deferred taxes, from the change in carrying value of Zenith's securities identified as "available-for-sale."
    Zenith maintains a diversified investment portfolio consisting of common stock, preferred stock, investment grade and non-investment grade bonds and other investments. The goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation amongst these types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy and other factors. The distribution of Zenith's consolidated investment portfolio is shown in the table below:

- -----------------------------------------------------------------------------------------------------------
At December 31,                                     1993                                1992
- -----------------------------------------------------------------------------------------------------------
                                      Carrying      % of        Fair      Carrying      % of        Fair
(Dollars in thousands)                  value       total      value        value       total      value
- -----------------------------------------------------------------------------------------------------------
Bonds:
  Investment grade:
    U.S. Government securities       $   442,369      29.4%  $  443,551  $   383,913      27.9%  $  387,862
    Other                                613,680      40.9%     649,866      626,515      45.6%     656,703
  Non-investment grade                    17,995       1.2%      17,995       23,463       1.7%      22,565
Stocks:
  Redeemable preferred:
    Investment grade                      30,589       2.0%      30,589       53,786       3.9%      52,565
    Non-investment grade                   2,386       0.2%       2,386        1,758       0.1%       1,847
  Other preferred                         42,741       2.9%      42,741       47,259       3.4%      47,259
  Common                                  15,575       1.0%      15,575       29,656       2.2%      29,656
Short-term investments:
  U.S. Government securities             124,306       8.3%     124,306       19,977       1.5%      19,977
  Other                                  152,535      10.2%     152,535      138,721      10.1%     138,721
Other investments                         58,221       3.9%                   50,048       3.6%
- -----------------------------------------------------------------------------------------------------------
Total investments                    $ 1,500,397     100.0%              $ 1,375,096     100.0%
- -----------------------------------------------------------------------------------------------------------

    The carrying value of non-investment grade bonds and preferred stocks owned by Zenith's property-casualty subsidiaries was 6.2% and 6.5% of statutory surplus at December 31, 1993 and 1992, respectively. The carrying value of non-investment grade bonds owned by Zenith's life insurance subsidiary was 34.8% and 56.2% of statutory surplus at December 31, 1993 and 1992, respectively. Carrying values of non-investment grade bonds and preferred stocks for this comparison are based upon values and ratings used by the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC"). The NAIC may assign a non-investment grade rating to a security that is rated investment grade by one or more rating agency.

      The change in the GAAP carrying value of Zenith's consolidated investment portfolio in 1993 and 1992 was as follows:

- --------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                       1993         1992
- --------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                       $ 1,375,096  $ 1,201,826
  Purchases at cost                                                           620,044      638,854
  Maturities and exchanges of fixed maturities                               (196,611)    (124,158)
  Proceeds from sales of fixed maturity investments:
    Held for investment                                                       (11,528)    (248,591)
    Held for sale                                                            (224,729)     (41,735)
    Trading portfolio                                                        (140,764)
  Proceeds from sales of other investments                                    (78,275)     (64,596)
  Realized gains from sales of investments:
    Held for investment                                                           370        8,623
    Held for sale                                                               5,948        1,184
    Other investments                                                           9,591        3,193
  Realized gains from maturities and exchanges of investments:
    Held for investment                                                         4,737
    Held for sale                                                                 399
  Realized losses from writedowns of investments                                            (2,153)
  Unrealized gains on investments                                              20,937       11,405
  Increase (decrease) in short-term investments                               116,953       (6,683)
  Net amortization of bonds and preferred stocks and other changes             (1,771)      (2,073)
- --------------------------------------------------------------------------------------------------
Carrying value at end of year                                             $ 1,500,397  $ 1,375,096
- --------------------------------------------------------------------------------------------------

      The  information concerning the activity  in Zenith's investment portfolio
  described  in  the  table  above  is  presented  for  periods  prior  to   the
  implementation of SFAS No. 115.

    In 1992, proceeds from sales of fixed maturities held for investment include $76,622,000 from the sale of municipal bonds, of which $45,341,000 related to municipal bonds that would otherwise have matured within two years of the date of sale. In addition, the proceeds from sales of fixed maturities held for investment include $17,596,000 related to sales of taxable bonds that would otherwise have matured within two years of the date of sale. Such sales of tax-exempt and other bonds with short maturities were made to take advantage of prices at the short end of the yield curve, particularly for tax-exempt securities, and to utilize tax loss carry forwards.
    During the three years ended December 31, 1993, investment income was as follows:

- ---------------------------------------------------
Investment income
 (Dollars in
 thousands)           1993       1992       1991
- ---------------------------------------------------
Property and
  Casualty
  portfolio (incl.
  Parent)
  Before tax        $  37,135  $  43,128  $  46,127
  After tax            25,475     31,402     35,624
Health and Life
  portfolio
  Before tax           55,339     53,486     49,558
  After tax            35,970     35,301     32,708
Consolidated
  Before tax           92,474     96,614     95,685
  After tax            61,445     66,703     68,332
- ---------------------------------------------------

    The yields on invested assets for the three years ended December 31, 1993 were as follows:

- ---------------------------------------------------
Investment yields     1993       1992       1991
- ---------------------------------------------------
Property and
 Casualty
 Portfolio (incl.
 Parent)
  Before tax             5.1%       6.2%       7.2%
  After tax              3.5%       4.5%       5.6%
Health and Life
 Portfolio
  Before tax             7.7%       8.6%       9.4%
  After tax              5.0%       5.7%       6.2%
- ---------------------------------------------------

    The decrease in yields was attributable to a general decrease in interest rates, shorter average maturities and higher average quality of invested assets during the three years ended December 31, 1993. The profitability of property-casualty and health and life operations is partially dependent upon Zenith's ability to generate investment income from its cash flows. The reduction in yields from 1991 to 1993 has reduced the profitability of the property-casualty operations and future profitability will be similarly related to the level of such yields. The profitability of the health and life operation is also dependent upon the spread between interest earned on invested assets and interest credited to policyholders as discussed below under "Health and Life."
    Realized gains on investments for the three years ended December 31, 1993 were as follows:

- ----------------------------------------------------
Realized gains
(Dollars in
thousands)             1993       1992       1991
- ----------------------------------------------------
Before tax           $  21,045  $  10,847  $  12,999
After tax               17,932     10,847     10,399
- ----------------------------------------------------

    Taxes on net realized gains during the three years ended December 31, 1993 were reduced by the benefit associated with losses carried forward from 1990, however, in 1991 such tax benefit was recorded as an extraordinary item.

HEALTH AND LIFE
    Results of the Health and Life operations for the three years ended December 31, 1993 were as follows:

- -------------------------------------------------
(Dollars in
 thousands)         1993       1992       1991
- -------------------------------------------------
Premium income
  and other
  policy charges  $  63,921  $  64,448  $  61,556
Income before
  tax and before
  realized gains
  on investments   6,623        12,124     10,513
Income after
  taxes              12,932     10,354      8,325
Invested
  assets at
  December 31,      767,337    682,896    570,872
Deposits on
  deferred annuity
  contracts at
  December 31,  545,956        485,096    391,194
Stockholder's
  equity at
  December 31,      124,610    103,944     87,738
- -------------------------------------------------

    Results of the Health and Life operation for 1993 were relatively unchanged compared to 1992 and 1991, prior to the retroactive assessment from the California Life Insurance Guarantee Association ("CLIGA"). CLIGA was established by the California Life Insurance Guarantee Association Act effective January 1, 1991 to protect life insurance and annuity policyholders against impairment or insolvency of life insurance companies by creating an association of insurers to pay benefits and continue coverage. CLIGA assesses member insurers separately for each impairment or insolvency based on each insurer's proportion of its premium to the total premiums in California for the three years prior to impairment or insolvency. In December 1991, CalFarm Life was first notified of the insolvency of Executive Life Insurance Company ("Executive Life"). In March 1992, CalFarm Life received the first assessment for Executive Life, based on a premium definition that excluded "annuity and fund deposits". This resulted in an immaterial assessment for CalFarm Life. In

August 1993, CLIGA retroactively adjusted prior and future years' assessments to include "annuity and fund deposits" as premiums. Based on this new definition, CalFarm Life received its first revised assessment and paid $1,277,000 in September 1993. Using this assessment, information contained in the court-approved plan to sell the assets of Executive Life, and data provided by the National Organization of Life and Health Insurance Guarantee Associations, CalFarm Life has estimated its liability for the Executive Life and other liquidations not yet billed to be approximately $3,843,000. The total estimated assessment of $5,120,000 is reflected in the 1993 results.
    Results of the health operations continue to benefit from CalFarm Life's mutually beneficial, long-standing relationship with the California Farm Bureau Federation (the "Farm Bureau"). Prior to July 1, 1993 health premiums were written under two group health insurance programs sponsored by the Farm Bureau. Effective July 1, 1993, one of the Farm Bureau plans was discontinued by CalFarm Life. Insureds under this plan were offered membership in the remaining Farm Bureau sponsored plan. Health premium accounted for approximately 81%, 81% and 82% of the Health, Life and Annuity premium income in 1993, 1992, and 1991, respectively. Health premium rates were on average 10% higher in 1993 over 1992 to cover escalating costs of health care and increased utilization. It is not possible to predict the impact of the Clinton Administration's health care reform bill or possible state law changes on CalFarm Life's business until definitive legislation, if any, emerges. CalFarm Life's performance has not been adversely affected by AIDS claims, however, any significant proliferation of AIDS claims could impact future premium rates.
    CalFarm Life's deposits from Universal Life contracts were approximately $19 million in 1993 compared to approximately $13 million in 1992 and approximately $11 million in 1991. The costs of acquiring the new universal life business, primarily commission, policy issue and underwriting expenses, are the primary cause of the increase in deferred policy acquisition costs between 1992 and 1993. The profitability of this business is significantly dependent on continuing periodic premium payments. Higher than expected lapse and mortality rates will affect operating income in the period in which they occur.
    CalFarm Life continued its marketing program of tax sheltered annuity products during 1993, specifically those designed for school teachers and administrators. The Company's annuity products are designed to provide profits from the investment spread earned on invested assets. The investment spread is the amount by which the investment yield on invested assets exceeds the interest credited to policyholders. During 1993, CalFarm Life continued to increase the interest rate spreads, which improved current operating results. In addition, CalFarm Life's ability to maximize profits on its annuity business is determined by policy and premium persistency; the efficiency of operations; and the limiting of its risks of defaults on its investment portfolio.
    CalFarm Life received deposits on fixed annuities of approximately $56 million in 1993, of which approximately $50 million were tax qualified compared to approximately $83 million in 1992, of which approximately $75 million were tax-qualified annuities and approximately $80 million in 1991, of which approximately $72 million were tax-qualified annuities. These deposits were the primary cause of the increase in investments and investment income between 1991, 1992 and 1993. The amount of deposits received in 1993 by CalFarm Life on deferred annuity contracts was influenced by economic and tax uncertainties and by competition in the market for such products. CalFarm Life's annuity products are primarily sold to school teachers and recent budgetary actions with respect to education, in addition to the weak California economy, may continue to impact sales in the future. However, recent increases in personal rates of income tax may increase the desire to accumulate retirement income on a tax deferred basis.
    CalFarm Life minimizes the effect of inflation and interest rate fluctuations through the design of its interest sensitive life insurance and annuity products. A significant pricing component of these products includes an annual inflation rate adjustment factor for administrative expenses. In addition, products with mortality risk contain mortality and expense margins which can be used to offset negative economic trends. Interest rate margins are reviewed continuously by management and adjusted based on financial and economic conditions. Interest rates credited to interest sensitive life insurance products are guaranteed for the first 12 months from the date of issue and interest rates credited to annuity products are guaranteed for 12 month periods. Reduced investment yields on CalFarm Life's investment portfolio (discussed under "Investments") did not materially affect the profitability of its fixed deferred annuities and life insurance contracts because of the Company's ability to manage the spread between the interest earned on investments and the interest credited to policyholder funds, and dividends to policyholders. Effective October 1, 1993, the guaranteed interest rates were decreased on new business to 4% on Universal Life contracts and 3% on Single Premium Whole Life and annuity contracts. CalFarm Life has the flexibility to decrease credited interest rates, but not below the guaranteed policy minimum interest rates that range from 3% to 6%. All products include surrender charges to minimize any negative financial impact upon termination.
    The acceptability of CalFarm Life to its policyholders and agents is influenced by among other things, the ratings given to it by rating agencies such as A.M. Best Company and Weiss Research, Inc. One of the factors considered in the rating process is adequacy of statutory capital and surplus in relation to policyholder obligations. CalFarm Life's risk based capital percentage is 375% which is higher than the NAIC's guidelines.

REAL ESTATE
    Results of operations have not yet been impacted by Zenith's real estate operation which commenced in the second quarter of 1993 through a newly formed subsidiary. Approximately $7.2 million was expended through December 31, 1993 to acquire and develop land in Las Vegas, Nevada for private residences. Management anticipates that a total commitment of approximately $12 million will be made toward such development before sales of these residences begin, possibly by the end of the first quarter of 1994.

LIQUIDITY AND INFLATION
    Zenith's property-casualty insurance operations and health and life insurance operations create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 55 in the Consolidated Financial Statements, are invested as described in "investments" above. Zenith plans to match the expected payout pattern of its liabilities with a suitable maturity profile of its investment portfolio. Net cash flows from operations were $56,599,000, $53,929,000 and $68,966,000, for 1993, 1992 and 1991, respectively. Net cash flows from operations in 1993 include the payment of approximately $16,000,000, net of reinsurance, for Proposition 103 rollback refunds. Zenith maintains cash and short-term investments which amounted to $285,401,000 and $160,554,000 at December 31, 1993 and 1992, respectively. These balances, or "short-term liquidity," are supplemented by lines of credit available to Zenith of up to $50,000,000, of which $50,000,000 was available at December 31, 1993.
    Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, and pay any cash dividends which may be declared to its stockholders. To meet these requirements, Zenith is principally dependent upon its lines of credit and dividends from Zenith Insurance and CalFarm Life. In the opinion of management, Zenith's sources of liquidity are sufficient to fund its short-term and long-term requirements for liquidity. The insurance subsidiaries are subject to California insurance regulations which restrict their ability to distribute dividends. The California Insurance Code has been amended effective January 1, 1994 to revise the method of calculating the maximum dividends payable by the subsidiaries without prior approval of the Department. Such dividend capabilities are set forth in Note 12 to the Consolidated Financial Statements. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received dividends from its subsidiaries amounting to $25,000,000 in 1993, $15,000,000 in 1992, and
$33,000,000 in 1991. Maximum dividend capability, without prior approval of the Department, of Zenith's subsidiaries in 1994 is $46,893,000.
    Risk-based capital guidelines issued by the NAIC in 1993 for property-casualty and life insurance companies are not expected to have any material adverse consequences for Zenith's insurance subsidiaries.
    On May 4, 1992 Zenith completed its offering of 9% Senior Notes due 2002, which were issued at par. The net proceeds of the offering were $73,787,000, part of which were used to repay in full Zenith's previously outstanding bank borrowings and to redeem Zenith's previously outstanding 10 1/4% Senior Notes due 1994. The remainder of the proceeds have been used and are available for working capital and other general corporate purposes, including repurchases of common stock of Zenith. The premium to call the 10 1/4% Senior Notes and the unamortized discount thereon reduced net income in 1992 by $1,355,000 after tax ($.07 per share).
    Workers' compensation insurers are required to have securities on deposit for the protection of policyholders in accordance with regulations of the California Department of Insurance. At December 31, 1993, investments carried at $314,400,000 (market value of $313,700,000) were on deposit to comply with such regulations.
    At December 31, 1993, Zenith was authorized to purchase up to 809,000 additional shares of Zenith common stock pursuant to its share repurchase program. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity.
    Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages due to statutorily defined fixed payments. Adjustments for inflationary impacts are implicitly included as part of Zenith's subsidiaries' continuous review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Workers' compensation premium income is determined primarily by applying a rate to payrolls, and as inflation increases, average wage rates are generally adjusted resulting in decreases in premium rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.
    Social inflation affects the loss reserves for other property-casualty liability claims for which settlements are determined in court proceedings.
    Inflation and fluctuations in interest rates also impact our interest sensitive life insurance products, however, policy provisions for termination charges act to partially reduce such negative impact. See "Health and Life" above.

FIVE-YEAR RECORD

                Zenith National Insurance Corp. and Subsidiaries

- -------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                    Note         1993           1992
- -------------------------------------------------------------------------------------------------------------------
Consolidated revenues                                                                  $ 585,782,000  $ 549,335,000
- -------------------------------------------------------------------------------------------------------------------
Property and Casualty underwriting
Net premiums earned                                                                      405,901,000    377,426,000
Underwriting income (loss)
  Before Proposition 103 rollback refund, dividends to policyholders and
    taxes                                                                      6          26,426,000    (17,667,000)
  Before Proposition 103 rollback refund and taxes                             6          11,251,000    (20,621,000)
  Before taxes                                                                 1          11,251,000    (36,699,000)
  After taxes, before Proposition 103 rollback refund                          6           7,287,000    (14,108,000)
  After taxes                                                                  5           7,287,000    (24,719,000)
    Per share                                                                                    .38          (1.31)
- -------------------------------------------------------------------------------------------------------------------
Health and Life
Premium income and other policy charges                                                   63,921,000     64,448,000
Investment income
  Before taxes                                                                            55,339,000     53,486,000
  After taxes                                                                             35,970,000     35,301,000
Tax rate on investment income                                                                  35.0%            34%
Income after taxes, before realized gains (losses)                             3           4,096,000      8,205,000
    Per share                                                                                    .21            .43
Realized gains (losses)
  Before taxes                                                                             7,050,000        910,000
  After taxes                                                                  8           8,836,000      2,149,000
    Per share                                                                                    .46            .11
Income (loss) after taxes                                                                 12,932,000     10,354,000
    Per share                                                                                    .67            .55
- -------------------------------------------------------------------------------------------------------------------
Investments, excluding Health and Life
Investment income
  Before taxes                                                                            37,135,000     43,128,000
  After taxes                                                                             25,475,000     31,402,000
  After taxes, net of interest expense                                         4          21,147,000     27,129,000
    Per share                                                                                   1.10           1.43
Tax rate on investment income                                                                  31.4%          27.2%
Average yield on investment income
  Before taxes                                                                                  5.1%           6.2%
  After taxes                                                                                   3.5%           4.5%
Realized gains (losses)
  Before taxes                                                                            13,995,000      9,937,000
  After taxes                                                                              9,096,000      8,698,000
    Per share                                                                                    .47            .46
- -------------------------------------------------------------------------------------------------------------------
Income after taxes, before realized gains (losses)                     4, 5, 6, 7, 9      33,682,000     19,100,000
Net income (loss)                                                        2, 4, 5, 7       53,200,000     28,700,000
- -------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income (loss)                                                          2, 4, 5, 7           2.76           1.52
Cash dividends per share to common stockholders                                                 1.00           1.00
Weighted average common shares outstanding                                                19,297,000     18,918,000
- -------------------------------------------------------------------------------------------------------------------
Financial Condition
Total assets                                                                           1,857,790,000  1,703,553,000
Investments                                                                            1,500,397,000  1,375,096,000
Senior notes and bank debt                                                                73,989,000     73,868,000
Total stockholders' equity                                                               349,465,000    301,598,000
Stockholders' equity per share                                                                 18.55          16.03
Return on average equity                                                                       16.3%           9.7%
- -------------------------------------------------------------------------------------------------------------------
Insurance statistics (GAAP)
Property and Casualty
  Paid loss and loss expense ratio                                                             66.7%          70.4%
  Loss and loss expense ratio                                                                  67.8%          76.8%
  Underwriting expense ratio                                                                   25.7%          27.9%
  Policyholder dividends ratio                                                 6                3.7%           0.8%
  Combined ratio before Proposition 103 rollback refund                        6               97.2%         105.5%
  Combined ratio after Proposition 103 rollback refund                                         97.2%         109.7%
  Net premiums earned-to-surplus ratio                                                           1.5            1.5
  Loss and loss expense reserves-to-surplus ratio (net of reinsurance)                           1.7            1.8
Health and Life
  Life insurance in force, net of reinsurance                                          2,523,153,000  2,663,669,000
- -------------------------------------------------------------------------------------------------------------------

 (1) Excludes parent company operating expenses of $3,478,000, $3,222,000, $3,236,000, $3,277,000 and $2,925,000 or $2,176,000, $2,126,000, $2,136,000,
$2,163,000, and $1,930,000, net of tax for 1993, 1992, 1991, 1990 and 1989,
respectively.

 (2) Debt redemption costs of $1,355,000, net of $698,000 of tax benefit, (or $.07 per share) were recognized as an extraordinary item in 1992. The tax benefit of $2,600,000 (or $.14 per share) associated with capital losses carried forward was recognized as an extraordinary item in 1991.

 (3) Income is net of income taxes of $2,527,000, in 1993, $3,919,000 in 1992,
$3,600,000 in 1991, $3,199,000 in 1990 and $3,350,000 in 1989.

 (4) Includes holding company's interest expense of $6,658,000, in 1993, $6,472,000 in 1992, $5,430,000 in 1991, $3,847,000 in 1990 and $3,377,000 in
1989.

- -------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                      1991          1990           1989
- -------------------------------------------------------------------------------------------------------------------
Consolidated revenues                                                   $ 546,308,000  $ 468,328,000  $ 483,886,000
- -------------------------------------------------------------------------------------------------------------------
Property and Casualty underwriting
Net premiums earned                                                       376,068,000    373,043,000    356,957,000
Underwriting income (loss)
  Before Proposition 103 rollback refund, dividends to policyholders and
    taxes                                                                    (295,000)    25,065,000     29,072,000
  Before Proposition 103 rollback refund and taxes                         (8,453,000)    (2,083,000)     4,987,000
  Before taxes                                                             (8,453,000)    (2,083,000)     4,987,000
  After taxes, before Proposition 103 rollback refund                      (3,915,000)       148,000      4,816,000
  After taxes                                                              (3,915,000)       148,000      4,816,000
    Per share                                                                    (.21)           .01            .23
- -------------------------------------------------------------------------------------------------------------------
Health and Life
Premium income and other policy charges                                    61,556,000     57,848,000     56,259,000
Investment income
  Before taxes                                                             49,558,000     40,283,000     30,174,000
  After taxes                                                              32,708,000     26,587,000     19,915,000
Tax rate on investment income                                                     34%            34%            34%
Income after taxes, before realized gains (losses)                          6,913,000      6,198,000      6,454,000
    Per share                                                                     .36            .31            .31
Realized gains (losses)
  Before taxes                                                              2,162,000    (21,578,000)    (6,934,000)
  After taxes                                                               1,412,000    (21,409,000)    (4,875,000)
    Per share                                                                     .07          (1.09)          (.23)
Income (loss) after taxes                                                   8,325,000    (15,211,000)     1,579,000
    Per share                                                                     .44           (.77)           .08
- -------------------------------------------------------------------------------------------------------------------
Investments, excluding Health and Life
Investment income
  Before taxes                                                             46,127,000     49,693,000     47,728,000
  After taxes                                                              35,624,000     39,744,000     39,045,000
  After taxes, net of interest expense                                     32,040,000     37,205,000     36,816,000
    Per share                                                                    1.69           1.89           1.77
Tax rate on investment income                                                   22.8%          20.0%          18.2%
Average yield on investment income
  Before taxes                                                                   7.2%           8.0%           8.3%
  After taxes                                                                    5.6%           6.4%           6.8%
Realized gains (losses)
  Before taxes                                                             10,837,000    (30,961,000)      (298,000)
  After taxes                                                               8,987,000    (29,135,000)      (196,000)
    Per share                                                                     .47          (1.48)          (.01)
- -------------------------------------------------------------------------------------------------------------------
Income after taxes, before realized gains (losses)                         32,902,000     41,388,000     46,156,000
Net income (loss)                                                          45,901,000     (9,156,000)    41,085,000
- -------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income (loss)                                                                2.42           (.47)          1.98
Cash dividends per share to common stockholders                                  1.00            .90            .83
Weighted average common shares outstanding                                 18,981,000     19,685,000     20,785,000
- -------------------------------------------------------------------------------------------------------------------
Financial Condition
Total assets                                                            1,477,571,000  1,327,332,000  1,182,286,000
Investments                                                             1,201,826,000  1,063,073,000    938,365,000
Senior notes and bank debt                                                 49,799,000     53,642,000     26,692,000
Total stockholders' equity                                                281,234,000    241,295,000    298,868,000
Stockholders' equity per share                                                  14.93          12.62          14.74
Return on average equity                                                        17.3%          (3.3%)         13.7%
- -------------------------------------------------------------------------------------------------------------------
Insurance statistics (GAAP)
Property and Casualty
  Paid loss and loss expense ratio                                              63.9%          54.0%          51.6%
  Loss and loss expense ratio                                                   70.4%          64.1%          62.7%
  Underwriting expense ratio                                                    29.6%          29.2%          29.2%
  Policyholder dividends ratio                                                   2.2%           7.3%           6.7%
  Combined ratio before Proposition 103 rollback refund                        102.2%         100.6%          98.6%
  Combined ratio after Proposition 103 rollback refund                         102.2%         100.6%          98.6%
  Net premiums earned-to-surplus ratio                                            1.6            1.8            1.5
  Loss and loss expense reserves-to-surplus ratio (net of reinsurance)            1.8            2.0            1.6
Health and Life
  Life insurance in force, net of reinsurance                           2,438,036,000  2,233,081,000  2,115,700,000
- -------------------------------------------------------------------------------------------------------------------

 (5) After benefit for "fresh start" of $531,000 ($.03 per share) in 1991, $1,803,000 ($.09 per share) in 1990 and $1,561,000 ($.08 per share) in 1989.

 (6) Excludes Proposition 103 rollback refund of $16,078,000, net of reinsurance, before tax or $10,611,000 ($.56 per share) after tax in 1992.

 (7) Net income in 1992 includes increase of $10,719,000 for the cumulative effect of adoption of SFAS No. 109, Accounting for Income Taxes. Income, after taxes, before realized gains (losses) excludes such item.

 (8) Reflects tax benefit of $1,786,000 and $1,239,000 in 1993 and 1992, respectively for utilization of capital losses carried forward in Zenith's consolidated federal income tax return.

 (9) Excludes $1,586,000 or $0.08 per share for net effect of legal settlement and CLIGA assessment in 1993.

PROPERTY AND CASUALTY LOSS DEVELOPMENT

                Zenith National Insurance Corp. and Subsidiaries

    The table that follows shows analysis of development of loss and loss adjustment expense liabilities as originally estimated on a GAAP basis at December 31 of each year presented.
The accounting policies used to estimate these liabilities are described in Note 1 to the consolidated financial statements. Amounts represent all property-casualty operations including CalFarm Insurance losses since its acquisition June 4, 1985. Statutory reserves are not materially different from GAAP reserves presented in this table.

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT

- ------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                           1993           1992           1991          1990
- ------------------------------------------------------------------------------------------------------------------------
Liability for unpaid loss and loss adjustment expenses(1)      $468,718,000   $464,149,000   $440,180,000   $415,645,000
- ------------------------------------------------------------------------------------------------------------------------
Paid net of reinsurance (cumulative) as of:
  One year later                                                               176,815,000    177,071,000    153,914,000
  Two years later                                                                             283,706,000    256,176,000
  Three years later                                                                                          314,957,000
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- -------------------------------------------------------------------------------------------------------------------------
Liability net of reinsurance reestimated as of:
  One year later                                                        (2)    473,220,000    460,114,000    418,730,000
  Two years later                                                                             477,877,000    433,604,000
  Three years later                                                                                          445,074,000
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- -------------------------------------------------------------------------------------------------------------------------
Favorable (deficient) development                                              $ 9,071,000   $(37,697,000 )  $(29,429,000)
- -------------------------------------------------------------------------------------------------------------------------

The analysis above presents the development of Zenith's balance sheet liabilities for 1983 through 1993. The first line shows the liability for loss and loss adjustment expense as estimated at the end of each calendar year. The first section shows the actual payments of losses and expenses that relate to each year end liability as they are paid during subsequent annual periods. The second section includes revised estimates of unpaid amounts as well as the payments. The final line shows the favorable or deficient developments of the original estimates through 1993. Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

(1) Net of receivable from reinsurers on unpaid losses and loss adjustment expenses of $44,552,000 in 1993 and $32,701,000 in 1992.

(2) Net of re-estimated receivable from reinsurers of $55,055,000.

- ---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                   1989         1988          1987         1986         1985         1984         1983
- ---------------------------------------------------------------------------------------------------------------------------------
Liability for unpaid loss and loss
  adjustment expenses(1)               $377,891,000 $337,979,000 $286,844,000 $217,161,000 $153,483,000 $113,567,000  $89,526,000
- ---------------------------------------------------------------------------------------------------------------------------------
Paid net of reinsurance (cumulative) as of:
  One year later                        121,051,000  108,423,000   98,802,000   83,511,000   70,725,000   50,376,000   37,032,000
  Two years later                       196,578,000  169,332,000  152,609,000  128,998,000  107,104,000   82,783,000   61,902,000
  Three years later                     250,078,000  206,412,000  182,843,000  156,705,000  127,532,000   98,991,000   76,073,000
  Four years later                      281,409,000  235,720,000  200,753,000  172,261,000  139,188,000  107,850,000   83,194,000
  Five years later                                   254,062,000  218,712,000  181,708,000  146,031,000  114,529,000   88,053,000
  Six years later                                                 230,337,000  193,759,000  150,892,000  118,206,000   91,979,000
  Seven years later                                                            201,313,000  154,879,000  121,377,000   94,110,000
  Eight years later                                                                         158,339,000  123,546,000   95,967,000
  Nine years later                                                                                       126,046,000   97,498,000
  Ten years later                                                                                                      99,246,000
- ---------------------------------------------------------------------------------------------------------------------------------
Liability net of reinsurance reestimated
  as of:
  One year later                        372,542,000  331,770,000  286,389,000  213,884,000  154,027,000  126,553,000   92,847,000
  Two year later                        362,718,000  322,632,000  282,865,000  219,691,000  156,736,000  125,900,000   99,197,000
  Three year later                      365,901,000  318,052,000  281,937,000  221,401,000  160,791,000  124,876,000   99,886,000
  Four year later                       372,429,000  315,548,000  278,664,000  222,532,000  164,164,000  127,532,000   98,674,000
  Five year later                                    318,506,000  273,723,000  222,122,000  164,090,000  129,793,000  100,268,000
  Six year later                                                  274,248,000  223,622,000  164,685,000  129,714,000  101,700,000
  Seven year later                                                             226,059,000  166,594,000  129,956,000  101,676,000
  Eight year later                                                                          169,008,000  131,289,000  102,058,000
  Nine year later                                                                                        133,723,000  103,230,000
  Ten year later                                                                                                      105,185,000
- ---------------------------------------------------------------------------------------------------------------------------------
Favorable (deficient) development       $ 5,462,000  $19,473,000  $12,596,000  $(8,898,000)$(15,525,000)$(20,156,000)$(15,659,000)
- ---------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                Zenith National Insurance Corp. and Subsidiaries

- -------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                            Note          1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Assets
Investments
 Fixed maturities:
  At amortized cost (fair value $438,705,000, 1993, $1,063,235,000, 1992)                        $  401,337,000  $1,031,128,000
  At fair value (cost $687,075,000, 1993, $58,296,000, 1992)                                        705,682,000      58,307,000
 Floating rate preferred stocks, at fair value (cost $30,582,000, 1993 and
 $34,743,000, 1992)                                                                                  31,495,000      32,923,000
 Convertible and non-redeemable preferred stocks, at fair value (cost $11,545,000,
 1993
  and $14,096,000, 1992)                                                                             11,246,000      14,336,000
 Common stocks, at fair value (cost $14,485,000, 1993 and $28,755,000, 1992)                         15,575,000      29,656,000
 Mortgage loans on real estate                                                                        4,515,000       4,960,000
 Policy loans                                                                                        39,609,000      34,308,000
 Short-term investments (at cost, which approximates market)                                        276,841,000     158,698,000
 Other investments                                                                                   14,097,000      10,780,000
- -------------------------------------------------------------------------------------------------------------------------------
  Total investments                                                                     1, 2      1,500,397,000   1,375,096,000
Cash                                                                                                  8,560,000       1,856,000
Accrued investment income                                                                            21,635,000      22,490,000
Premiums receivable, less allowance for doubtful accounts of $887,000, 1993
  and $400,000, 1992                                                                                 59,188,000      58,381,000
Premium notes receivable, collateralized by letters of credit                                         1,647,000       1,858,000
Receivable from reinsurers and prepaid reinsurance premiums                                          57,426,000      47,189,000
Earned but unbilled premiums receivable                                                               4,586,000       6,880,000
Deferred policy acquisition costs                                                                   108,416,000      91,019,000
Properties and equipment, less accumulated depreciation                                   3          47,042,000      48,443,000
Federal income taxes                                                                      7                           6,987,000
Purchased intangibles and other assets                                                    1          23,216,000      24,382,000
Excess of cost over net assets acquired                                                   1           2,009,000       2,009,000
Other assets                                                                                         23,668,000      16,963,000
- -------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     $1,857,790,000  $1,703,553,000
- -------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- -------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                            Note          1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Liabilities
Policy liabilities and accruals
  Unpaid losses and loss expenses                                                                $  513,270,000  $  496,850,000
  Future policy benefits for life insurance contracts                                     4         154,501,000     138,686,000
  Deposits on deferred annuity contracts                                                            545,956,000     485,096,000
  Policy and contract claims                                                                          5,934,000       7,041,000
  Unearned premiums                                                                                 111,896,000     101,799,000
Policyholders' dividends accrued and accumulated                                                     30,378,000      28,304,000
Other policyholder funds                                                                             16,857,000      14,401,000
Reserves on loss portfolio transfers                                                                 11,119,000      12,792,000
Senior notes payable, less unamortized issue costs
  of $1,011,000, 1993 and $1,132,000, 1992                                                6          73,989,000      73,868,000
Federal income taxes                                                                      7          14,255,000
Special policyholders' dividend--Proposition 103 rollback refund                          9                          18,111,000
Other liabilities                                                                                    30,170,000      25,007,000
- -------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                 1,508,325,000   1,401,955,000
- -------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                                                    9
Stockholders' equity
Preferred stock, $1 par--shares authorized 1,000,000; issued and outstanding, none in 1993 and 1992
Common stock, $1 par--shares authorized 50,000,000; issued 23,910,000, outstanding
  18,841,000, 1993; issued 23,562,000, outstanding 18,813,000, 1992                      10          23,910,000      23,562,000
Additional paid-in capital                                                                          249,092,000     242,226,000
Retained earnings                                                                                   148,043,000     113,867,000
Net unrealized appreciation (depreciation) on investments, net of $7,093,000
  deferred taxes in 1993                                                                1, 2         13,176,000        (668,000)
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                    434,221,000     378,987,000
Less treasury stock at cost (5,069,000 shares, 1993 and 4,749,000 shares, 1992)          10         (84,756,000)    (77,389,000)
- -------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                          349,465,000     301,598,000
- -------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                       $1,857,790,000  $1,703,553,000
- -------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS

                Zenith National Insurance Corp. and Subsidiaries

- -----------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                               Note         1993          1992          1991
- -----------------------------------------------------------------------------------------------------------------------
Consolidated revenues:
Property and casualty premium income                                    8      $405,901,000  $377,426,000  $376,068,000
Health and life premium income and other policy charges                          63,921,000    64,448,000    61,556,000
Net investment income                                                   2        92,474,000    96,614,000    95,685,000
Realized gains on investments                                           2        21,045,000    10,847,000    12,999,000
Other income, net                                                       9         2,441,000
- -----------------------------------------------------------------------------------------------------------------------
Total revenues                                                                  585,782,000   549,335,000   546,308,000
- -----------------------------------------------------------------------------------------------------------------------
Expenses:
Property and casualty losses and loss expenses incurred                 8       275,208,000   289,732,000   264,851,000
Health and life benefits and other policy credits                                84,448,000    85,493,000    79,924,000
Policy acquisition costs                                                         73,942,000    71,787,000    76,183,000
Other underwriting and operating expenses                                        55,152,000    55,200,000    57,287,000
Policyholders' dividends and participation                                       16,895,000     4,867,000    10,113,000
Special policyholders' dividend--Proposition 103 rollback refund        9                      16,078,000
Interest expense                                                      5, 6        6,658,000     6,472,000     5,430,000
- -----------------------------------------------------------------------------------------------------------------------
Total expenses                                                                  512,303,000   529,629,000   493,788,000
- -----------------------------------------------------------------------------------------------------------------------
Income from operations before federal income taxes,
  extraordinary items and cumulative effect of accounting change                 73,479,000    19,706,000    52,520,000
Federal income taxes                                                    7        20,279,000       370,000     9,219,000
- -----------------------------------------------------------------------------------------------------------------------
Net income before extraordinary items and cumulative effect of
  accounting change                                                              53,200,000    19,336,000    43,301,000
Extraordinary item--debt retirement cost,
  net of tax benefit of $698,000                                        6                      (1,355,000)
Extraordinary item--tax benefit associated with utilization
  of capital losses carried forward                                     7                                     2,600,000
Cumulative effect of change in accounting for income taxes            1, 7                     10,719,000
- -----------------------------------------------------------------------------------------------------------------------
Net income                                                                     $ 53,200,000  $ 28,700,000  $ 45,901,000
- -----------------------------------------------------------------------------------------------------------------------
Earnings per share:
Net income before extraordinary items and cumulative effect
  of accounting change                                                         $       2.76  $       1.02  $       2.28
Extraordinary items                                                                                  (.07)          .14
Cumulative effect of change in accounting for income taxes                                            .57
- -----------------------------------------------------------------------------------------------------------------------
Net income per common share                                            11      $       2.76  $       1.52  $       2.42
- -----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

                Zenith National Insurance Corp. and Subsidiaries

- ------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                   1993           1992            1991
- ------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Premiums collected                                                  $ 492,758,000  $ 459,247,000   $ 461,330,000
  Deposits on universal life type contracts                              21,142,000     14,761,000      12,084,000
  Investment income received                                             95,324,000     98,192,000      94,692,000
  Losses and loss adjustment expenses paid                             (270,854,000)  (266,345,000)   (244,799,000)
  Health claims paid                                                    (31,305,000)   (33,597,000)    (31,996,000)
  Death and surrender benefits paid                                     (11,659,000)   (11,655,000)    (10,588,000)
  Underwriting and other operating expenses paid                       (131,082,000)  (130,458,000)   (132,837,000)
  Real estate construction costs paid                                    (7,285,000)
  Reinsurance premiums paid                                             (21,429,000)   (22,797,000)    (22,765,000)
  Dividends paid to policyholders                                       (14,720,000)   (10,307,000)    (19,008,000)
  Special policyholders' dividend--Proposition 103 rollback refund      (18,447,000)
  Interest paid                                                          (6,914,000)    (6,073,000)     (5,128,000)
  Interest on deferred annuity contracts                                (33,752,000)   (33,593,000)    (29,014,000)
  Income taxes paid                                                      (5,178,000)    (3,446,000)     (3,005,000)
- ------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                 56,599,000     53,929,000      68,966,000
- ------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of invested assets                                         (620,044,000)  (638,854,000) (1,009,210,000)
  Proceeds from sales of invested assets                                651,907,000    479,080,000     842,752,000
  Capital expenditures                                                   (3,568,000)    (4,168,000)     (3,347,000)
  Cash received under portfolio transfers                                                7,628,000         174,000
  Losses and adjustment expenses paid under portfolio transfers          (1,656,000)    (2,187,000)     (3,267,000)
  Net change in short-term investments                                 (116,953,000)     6,683,000      57,756,000
  Other -- principally cash received (advanced) through notes
    receivable                                                            2,309,000        128,000      (2,910,000)
- ------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                (88,005,000)  (151,690,000)   (118,052,000)
- ------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Cash received from bank line of credit                                  1,000,000      6,350,000      32,300,000
  Cash paid on bank line of credit                                       (1,000,000)   (40,150,000)    (36,600,000)
  Cash dividends paid to common stockholders                            (19,018,000)   (18,927,000)    (19,012,000)
  Proceeds from exercise of stock options                                 6,261,000      4,526,000         599,000
  Deposits on deferred annuity contracts                                 56,764,000     83,600,000      80,203,000
  Acquisition costs of deferred annuity contracts, deferred              (5,925,000)    (9,104,000)     (9,104,000)
  Annuitization and return of policyholders' balances on deferred
    annuity contracts                                                   (26,357,000)   (20,279,000)    (18,280,000)
  Retirement of Senior Notes payable 1994                                              (17,740,000)
  Net proceeds from issuance of Senior Notes payable 2002                               73,787,000
  Interest on deferred annuity contracts                                 33,752,000     33,593,000      29,014,000
  Purchase of treasury shares                                            (7,367,000)    (5,686,000)     (4,954,000)
- ------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                 38,110,000     89,970,000      54,166,000
- ------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                           6,704,000     (7,791,000)      5,080,000
Cash at beginning of year                                                 1,856,000      9,647,000       4,567,000
- ------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                   $   8,560,000  $   1,856,000   $   9,647,000
- ------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
Net income                                                            $  53,200,000  $  28,700,000   $  45,901,000
Adjustments to reconcile net income to net cash flows from operating activities:
  Depreciation                                                            4,978,000      4,855,000       4,832,000
  Amortization of intangibles and costs on notes payable                  1,286,000      2,969,000       1,575,000
  Net amortization of bonds and preferred stocks                          1,683,000      1,885,000         269,000
  Realized gains on investments                                         (21,045,000)   (10,847,000)    (12,999,000)
  Decrease (increase) in:
    Accrued investment income                                               855,000       (542,000)     (1,484,000)
    Premiums receivable                                                   1,698,000      3,634,000       5,340,000
    Receivable from reinsurers                                          (10,237,000)   (41,384,000)     (4,301,000)
    Deferred policy acquisition costs                                   (11,472,000)    (5,305,000)     (3,602,000)
  Increase (decrease) in:
    Unpaid losses and loss expenses                                      16,420,000     56,670,000      24,535,000
    Future policy benefits for life insurance contracts                  15,815,000     12,917,000       9,637,000
    Policy and contract claims                                           (1,107,000)      (168,000)       (150,000)
    Unearned premiums                                                    10,097,000      6,220,000       5,116,000
    Policyholders' dividends accrued and accumulated                    (16,037,000)    13,349,000      (9,113,000)
    Other policyholder funds                                              2,456,000       (176,000)      2,234,000
    Federal income taxes                                                 15,101,000    (14,493,000)      3,614,000
    Other                                                                (7,092,000)    (4,355,000)     (2,438,000)
- ------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                              $  56,599,000  $  53,929,000   $  68,966,000
- ------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                Zenith National Insurance Corp. and Subsidiaries

         aa
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                  Preferred       Common
Three years ended December 31, 1993                                                    Note      stock $1 par  stock $1 par
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                                                                                    $23,215,000
Net income for 1991
Net unrealized appreciation on investments in equity securities                              2
Exercise of 44,000 stock options                                                            10                      44,000
Tax benefit on options exercised in 1991
Purchase of 336,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                                                                    23,259,000
Net income for 1992
Net unrealized appreciation on investments                                                   2
Exercise of 303,000 stock options                                                           10                     303,000
Tax benefit on options exercised in 1992
Purchase of 323,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                                                                    23,562,000
Net income for 1993
Net unrealized appreciation on investments, net of deferred taxes of $543,000              1,2
Cumulative effect of change in accounting for investments, net of deferred taxes
  of $6,550,000                                                                              1
Exercise of 348,000 stock options                                                           10                     348,000
Tax benefit on options exercised in 1993
Purchase of 320,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                                                    $23,910,000
- ---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- ----------------------------------------------------------------------------------------------------------------------------------
                                               Additional                  Net unrealized appreciation
                                                paid-in       Retained         (depreciation) on          Treasury
Three years ended December 31, 1993             capital       earnings            investments               stock       Total
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                 $237,095,000   $  77,128,000  $  (29,394,000)           $  (66,749,000) $ 241,295,000

Net income for 1991                                            45,901,000                                               45,901,000
Net unrealized appreciation on investments in
  equity securities                                                            17,321,000                               17,321,000
Exercise of 44,000 stock options                  555,000                                                                  599,000
Tax benefit on options exercised in 1991           48,000                                                                   48,000
Purchase of 336,000 treasury shares at cost                                                              (4,954,000)    (4,954,000)
Cash dividends declared to common stockholders
  ($1.00 per share, paid quarterly)                            (18,976,000)                                            (18,976,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                  237,698,000      104,053,000     (12,073,000)             (71,703,000)   281,234,000
Net income for 1992                                             28,700,000                                              28,700,000
Net unrealized appreciation on investments                                      11,405,000                              11,405,000
Exercise of 303,000 stock options               4,223,000                                                                4,526,000
Tax benefit on options exercised in 1992          305,000                                                                  305,000
Purchase of 323,000 treasury shares at cost                                                              (5,686,000)    (5,686,000)
Cash dividends declared to common stockholders
  ($1.00 per share, paid quarterly)                            (18,886,000)                                            (18,886,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                  242,226,000      113,867,000        (668,000)             (77,389,000)   301,598,000
Net income for 1993                                             53,200,000                                              53,200,000
Net unrealized appreciation on investments, net
  of deferred taxes of $543,000                                                  1,681,000                               1,681,000
Cumulative effect of change in accounting for
  investments, net of deferred taxes of
  $6,550,000                                                                    12,163,000                              12,163,000
Exercise of 348,000 stock options               5,913,000                                                                6,261,000
Tax benefit on options exercised in 1993          953,000                                                                  953,000
Purchase of 320,000 treasury shares at cost                                                              (7,367,000)    (7,367,000)
Cash dividends declared to common stockholders
  ($1.00) per share, paid quarterly)                           (19,024,000)                                            (19,024,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                 $249,092,000    $ 148,043,000  $   13,176,000           $  (84,756,000) $ 349,465,000
- ----------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Zenith National Insurance Corp. and Subsidiaries

NOTE 1--SUMMARY OF ACCOUNTING POLICIES,
OPERATIONS AND PRINCIPLES OF CONSOLIDATION
    Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned insurance subsidiaries, Zenith Insurance Company ("Zenith Insurance"), CalFarm Insurance Company ("CalFarm Insurance"), ZNAT Insurance Company ("ZNAT"), and CalFarm Life Insurance Company ("CalFarm Life"), in the business of writing workers' compensation insurance primarily in California; reinsurance; annuities; health and life insurance coverages; and auto, homeowners, farmowners and other coverages primarily in the rural areas of California. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada, through its wholly owned subsidiary, Perma-Bilt, a Nevada Corporation ("Perma-Bilt").
    The financial statements have been prepared in accordance with generally accepted accounting principles and include Zenith and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FAIR VALUES OF FINANCIAL INSTRUMENTS
    Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS No. 107"), requires disclosure of fair value information about most financial instruments, both on and off the balance sheet, if it is practicable to estimate. SFAS No. 107 excludes certain financial instruments, such as certain insurance contracts, and all non-financial instruments from its disclosure requirements. A financial instrument is defined as a contractual obligation that ultimately ends with the delivery of cash or an ownership interest in an entity. Disclosures, included in these notes, regarding the fair value of financial instruments have been derived using external market sources, estimates using present value or other valuation techniques.

INVESTMENTS AND CHANGE IN ACCOUNTING PRINCIPLE
    At December 31, 1993 Zenith adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"); prior periods have not been restated. SFAS No. 115 requires investments in debt and equity securities to be identified to three categories as follows: Held-to-maturity -- those securities, which by their terms must be redeemed by the issuing company, that the enterprise has the positive intent and ability to hold to maturity, are reported at amortized cost. Trading securities -- those securities that are held principally for the purpose of selling them in the near term and are reported at fair value with unrealized gains and losses included in earnings. Available-for-sale -- those securities not classified as either held-to-maturity or trading securities and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The cumulative effect of such adoption has been reported separately in the consolidated statement of stockholders' equity and was insignificant to the consolidated statement of operations.
    Prior to the implementation of SFAS No. 115, and since September 1992, investments in fixed maturities which might, under certain circumstances, be sold prior to their dates of maturity were classified as investments "held for sale" and such portfolio was recorded at the lower of cost or market value. Unrealized losses, net of deferred taxes, on such investments, if any, were recorded as a charge directly to stockholders' equity. In addition, Zenith identified certain investments in fixed maturities held for trading purposes. Such investments were recorded at market value and unrealized gains or losses on such investments, net of deferred taxes, were credited or charged directly to stockholders' equity.

    Mortgage loans on real estate are carried at amortized cost. Policy loans and other investments are stated at cost. Although the policy loans generally have no stated maturity, the majority of these loans have interest rates that fluctuate directly with credited interest rates on related deferred annuity contracts and, accordingly, the carrying value approximates fair value.
    When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost, by a significant amount for a period of time, a writedown is necessary.
    The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 50 items whose values were obtained from other brokers making a market in the investment, the Bloomberg and Quotron financial news services, and analytical pricing methods for issues for which there is no market. These market values are considered fair value.
    The cost of securities sold is determined by the "identified certificate" method. Short-term investments include, certificates of deposit, commercial paper and U.S. Treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.

FEDERAL INCOME TAXES AND CHANGE IN ACCOUNTING PRINCIPLE
    The federal income tax provision for 1993 and 1992 was prepared in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), adopted in 1992 effective from the beginning of 1992 and prior periods have not been restated. The cumulative effect of such adoption was $10,719,000 in 1992 and is reported in the consolidated statement of operations. This standard replaced the deferred method of accounting for deferred income taxes with the liability method, in which deferred assets and liabilities are established for temporary differences between the financial statement values of assets and liabilities and their tax bases. The effects of temporary differences are set forth in Note 7.

RECOGNITION OF PROPERTY AND CASUALTY REVENUE AND EXPENSE
    Property and casualty premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Premiums earned reflect an estimate for earned but unbilled audit premiums. Workers' compensation insurance premiums are based upon the payroll of the insured.
    An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the Board of Directors.
    Zenith Insurance and CalFarm Insurance make provision for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid losses and loss expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims. Estimates for claims incurred but not reported are based on Zenith Insurance's and CalFarm Insurance's experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

RECOGNITION OF REVENUE AND BENEFITS FOR DEFERRED ANNUITY CONTRACTS
    Revenues earned from deferred annuity contracts represent amounts assessed against contract balances during the period, principally for surrenders.
    Deposits on deferred annuities represent the amounts received plus credited interest, less applicable administrative fees. Interest credited rates ranged from 3.25% to 8.25% in 1993 except for indexed deferred annuity contracts where rates ranged from 4.5% to 5.5% in 1993.
    The fair value of Zenith's liabilities for deposits on deferred annuity contracts is based on amounts received plus credited interest rates adjusted on the contract anniversary date to current market rates for these instruments, less applicable fees, which approximates the carrying amount reported in the consolidated balance sheet.

RECOGNITION OF REVENUE AND BENEFITS FOR UNIVERSAL LIFE, SINGLE PREMIUM LIFE, AND OTHER INTEREST-SENSITIVE LIFE CONTRACTS
    Revenues from universal life, single premium life, and other interest-sensitive life contracts represent amounts assessed against policy account balances during the period for mortality charges, surrender charges and policy administration charges earned.
    Future policy benefits for universal life, single premium life and other interest-sensitive life contracts represent policyholder account balances consisting of the premiums received plus credited interest, less policyholder assessments. Amounts included in expense represent benefits in excess of policyholder account balances. Interest credited rates ranged from 3.75% to 7.0% in 1993.

RECOGNITION OF REVENUE AND RELATED BENEFITS AND EXPENSES FOR TRADITIONAL LIFE CONTRACTS AND HEALTH CONTRACTS
    Revenues from traditional life insurance contracts represent premiums which are recognized as income when due. Health insurance premiums are recognized as income over the related contract period.
    Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs for traditional life contracts and through the policy and contract liability for health contracts.
    Future policy benefits for traditional life contracts have been computed using primarily the net level premium reserve method based upon estimated future investment yield, mortality, morbidity and withdrawals.

REINSURANCE
    In accordance with general industry practices, Zenith's insurance subsidiaries annually purchase reinsurance to protect against liabilities in excess of certain limits on insurance risks they have underwritten. Such arrangements are known, in the industry, as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, unforseen losses and such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of insurance operations.
    The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to revenues for incurred but not reported losses are reported as assets and are included in receivable from reinsurers. Earned premiums are stated in the consolidated financial statements after deduction of amounts ceded to reinsurers. Approximately 61% of amounts recoverable from reinsurers at December 31, 1993 are attributable to reinsurance arrangements with one large United States reinsurance company. No amounts due from reinsurers have been written off as uncollectible in the three years ended December 31, 1993.

DEFERRED POLICY ACQUISITION COSTS
    Property and Casualty Insurance -- Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned.
    Life Insurance -- The costs of acquiring new business, principally commission and certain policy issuance and underwriting expenses, have been deferred to the extent that such costs are recoverable from future revenues. Costs deferred on deferred annuities, universal life, single premium life and other interest-sensitive contracts are amortized in relationship to the present value of expected future gross profits. Costs deferred on traditional life policies are amortized over the premium paying period of the contracts in proportion to future anticipated premiums. The assumptions underlying this amortization schedule are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

REAL ESTATE OPERATIONS
    Land and land development costs, including costs of acquisition and development, property taxes and related interest are capitalized and recognized pro rata against sales of completed units.

PROPERTIES AND EQUIPMENT
    Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on a straight-line basis using the following useful lives: buildings, 10 to 40 years; furniture, fixture and equipment, 3 to 10 years.
    Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.
PURCHASED INTANGIBLES AND OTHER ASSETS
    Purchased intangibles and other assets represent the total amount of the cost in excess of net tangible assets acquired through the CalFarm acquisition. This amount has been assigned to various intangibles and other amortizable assets and the assigned values are being amortized actuarially, or on a straight-line basis over 25 years. Amortization expense for 1993, 1992 and 1991 was $1,166,000, $1,147,000, and $1,118,000, respectively, and accumulated amortization was $12,318,000 at December 31, 1993 and $11,152,000 at December 31, 1992.

EXCESS OF COST OVER NET ASSETS ACQUIRED
    The excess of cost over net assets acquired of $2,009,000 represents the unamortized excess of cost over underlying net tangible assets of companies acquired prior to 1970, which is considered to have continuing value, and is not being amortized.
RECLASSIFICATIONS
    Certain 1992 and 1991 amounts have been reclassified to conform to the 1993 presentation.

NOTE 2--INVESTMENTS
    The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

- --------------------------------------------------------------------
(Dollars in                        Gross        Gross
thousands)          Amortized   unrealized   unrealized     Fair
December 31, 1993      cost         gains      (losses)     value
- --------------------------------------------------------------------
Held-to-maturity
U.S. Treasury
  securities         $     248    $       7                $     255
Corporate debt
  securities           340,931       36,532    $    (347)    377,116
Mortgage backed
  securities            60,158        1,176                   61,334
- --------------------------------------------------------------------
    Total, held-
      to-maturity    $ 401,337    $  37,715    $    (347)  $ 438,705
- --------------------------------------------------------------------
- --------------------------------------------------------------------
(Dollars in                         Gross        Gross
thousands)          Amortized   unrealized   unrealized     Fair
December 31, 1993      cost         gains      (losses)     value
- --------------------------------------------------------------------
Available-for-sale
U.S. Treasury
  securities         $ 215,945    $     444    $    (509)  $ 215,880
Foreign government
  debt securities        5,612           79                    5,691
Corporate debt
  securities           262,003       19,287         (894)    280,396
Mortgage backed
  securities            58,446          598           (8)     59,036
Redeemable
  preferred stocks      33,217          753         (995)     32,975
Equity securities       48,827        1,861         (347)     50,341
Short-term
  investments          276,841                               276,841
- --------------------------------------------------------------------
    Total,
      available-
      for-sale       $ 900,891    $  23,022    $  (2,753)  $ 921,160
- --------------------------------------------------------------------
Trading securities
U.S. Treasury
  securities         $ 107,747    $      27    $    (140)  $ 107,634
Corporate debt
  securities             4,105           57          (92)      4,070
Equity securities        7,785          228          (38)      7,975
- --------------------------------------------------------------------
    Total, trading
      securities     $ 119,637    $     312    $    (270)  $ 119,679
- --------------------------------------------------------------------

    Fixed maturity investments at December 31, 1993, are due as follows:

- -------------------------------------------------------
(Dollars in thousands)           Amortized      Fair
December 31, 1993                  cost        value
- -------------------------------------------------------
Held-to-maturity:
  Due in one year or less        $   8,495   $    8,977
  Due after one year through
    five years                      78,499       85,879
  Due after five years through
    ten years                      151,725      164,829
  Due after ten years              162,618      179,020
- -------------------------------------------------------
    Total                        $ 401,337   $  438,705
- -------------------------------------------------------
Available-for-sale:
  Due in one year or less        $ 368,538   $  368,994
  Due after one year through
    five years                     286,188      290,121
  Due after five years through
    ten years                      112,205      118,641
  Due after ten years               85,133       93,063
- -------------------------------------------------------
    Total                        $ 852,064   $  870,819
- -------------------------------------------------------

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period.

    The amortized cost and market values of investments in fixed maturities and short-term investments were as follows:

- ------------------------------------------------------------
(Dollars in
thousands)                    Gross        Gross
December 31,    Amortized  unrealized   unrealized    Market
1992              cost        gains      (losses)      value
- ------------------------------------------------------------
U.S.
  Treasury
  securities and
  obligations
  of U.S.
  government
  corporations
  and agencies:
  Held for
    investment  $ 256,927   $   2,570    $    (501)  $ 258,996
  Held for sale    71,601       1,908           (6)     73,503
  Trading
   portfolio       55,374          94         (105)     55,363
  Short-term
 investments       19,977                               19,977
- --------------------------------------------------------------
    Total       $ 403,879   $   4,572    $    (612)  $ 407,839
- --------------------------------------------------------------
Obligations of
  states and
  political
  subdivisions:
  Held for
    investment  $   1,339                            $   1,339
Corporate
  securities:
  Held for
    investment  $ 654,497   $  31,506    $  (2,743)  $ 683,260
  Held for sale    46,764       1,099       (1,726)     46,137
  Trading
    portfolio       2,922          22                    2,944
  Short-term
    investments   138,721                              138,721
- --------------------------------------------------------------
    Total       $ 842,904   $  32,627    $  (4,469)  $ 871,062
- --------------------------------------------------------------
Total:
  Held for
    investment  $ 912,763   $  34,076    $  (3,244)  $ 943,595
  Held for sale   118,365       3,007       (1,732)    119,640
  Trading
    portfolio      58,296         116         (105)     58,307
  Short-term
    investments   158,698                              158,698
- --------------------------------------------------------------
    Total      $1,248,122   $  37,199    $  (5,081) $1,280,240
- --------------------------------------------------------------

    Proceeds from sales of fixed maturities were $377,021,000, $290,326,000 and $754,548,000 during 1993, 1992 and 1991, respectively. Gross gains of $14,189,000 and gross losses of $588,000 were realized on such sales in 1993. Gross gains of $11,949,000 and gross losses of $2,142,000 were realized on such sales in 1992. Gross gains of $17,221,000 and gross losses of $4,258,000 were realized on such sales in 1991.

    Gross unrealized appreciation and gross
unrealized depreciation were:

- ---------------------------------------------------------
(Dollars in thousands)
December 31,                           1993       1992
- ---------------------------------------------------------
Fixed maturities
  Unrealized appreciation            $  21,161  $     116
  Unrealized (depreciation)             (2,406)      (105)
- ---------------------------------------------------------
Net unrealized appreciation          $  18,755  $      11
- ---------------------------------------------------------
Equity securities
  Unrealized appreciation            $   1,861  $   3,320
  Unrealized (depreciation)               (347)    (3,999)
- ---------------------------------------------------------
Net unrealized appreciation
  (depreciation)                     $   1,514  $    (679)
- ---------------------------------------------------------
  Total                              $  20,269  $    (668)
- ---------------------------------------------------------

    Net realized gains (losses) on investments and net unrealized appreciation (depreciation) on total investments before taxes are summarized as follows:

- -----------------------------------------------------------------
(Dollars in thousands)         Fixed       Equity
Year Ended December 31,     maturities   securities      Total
- -----------------------------------------------------------------
1993
Net realized investment
  gains:
  Held for investment        $   5,107
  Held for sale                  6,347
  Trading portfolio              2,147
                            -----------
Total net realized
  investment gains              13,601    $   7,444    $  21,045
Net unrealized
  appreciation
  (depreciation) during
  the year:
  Held for investment            6,536
  Held for sale                 17,480
  Trading portfolio               (159)
                            -----------
Total net unrealized
  appreciation during
  the year                      23,857        2,383       26,240
- -----------------------------------------------------------------
  Total                      $  37,458    $   9,827    $  47,285
- -----------------------------------------------------------------
1992
Net realized investment
  gains (losses):
  Held for investment        $   8,488
  Held for sale                   (111)
  Short-term investments
                                   162
                            -----------
Total net realized
  investment gains               8,539    $   2,308    $  10,847
Net unrealized
  appreciation
  (depreciation) during
  the year:
  Held for investment            4,071
  Held for sale                   (940)
  Trading portfolio                 11
                            -----------
Total net unrealized
  appreciation during
  the year                       3,142       11,394       14,536
- -----------------------------------------------------------------
  Total                      $  11,681    $  13,702    $  25,383
- -----------------------------------------------------------------
1991
Net realized investment
  gains                      $   9,812    $   3,187    $  12,999
Net unrealized
  appreciation during
  the year                      78,250       17,321       95,571
- -----------------------------------------------------------------
  Total                      $  88,062    $  20,508    $ 108,570
- -----------------------------------------------------------------

    Investment income is summarized as follows:

- ----------------------------------------------------------------
(Dollars in thousands)
Year ended December 31,       1993         1992         1991
- ----------------------------------------------------------------
Fixed maturities
  Bonds                     $  79,384    $  78,197    $  68,462
  Redeemable
    preferred stocks            3,205        6,382       10,515
Equity securities
  Floating rate
    preferred stocks            2,181        2,972        4,183
  Convertible and
    nonredeemable
    preferred stocks              715        1,155        1,058
  Common stocks                   325          486          680
Mortgage loans on
  real estate                     572          980          973
Policy loans                    2,562        2,129        1,733
Short-term investments          6,775        5,023        8,445
Notes receivable                  101          195          425
Other                           1,454        3,163        3,238
- ----------------------------------------------------------------
                               97,274      100,682       99,712
Less investment expenses        4,800        4,068        4,027
- ----------------------------------------------------------------
Net investment income       $  92,474    $  96,614    $  95,685
- ----------------------------------------------------------------

    Investments carried at $314,400,000 at December 31, 1993 and $302,400,000 at December 31, 1992 (market value $313,700,000 and $304,800,000, respectively) are on deposit with regulatory authorities in compliance with insurance company regulations.
    Zenith maintains a diversified investment portfolio as described in Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations. There were no securities in the investment portfolio which exceeded 10% of stockholders' equity at either December 31, 1993 or 1992.
    As of December 31, 1993, Zenith and its subsidiaries own $11,613,000 of securities in Reliance Insurance Company, its parent and affiliates. Reliance Insurance Company is a major stockholder of Zenith.

NOTE 3--PROPERTIES AND EQUIPMENT
    Properties and equipment consists of the following:

- ------------------------------------------------------
(Dollars in thousands)
December 31,                        1993       1992
- ------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            32,360     31,060
Furniture, fixtures and
  equipment                          32,450     30,204
- ------------------------------------------------------
                                     79,646     76,100
Less accumulated depreciation        32,604     27,657
- ------------------------------------------------------
  Total                           $  47,042  $  48,443
- ------------------------------------------------------

NOTE 4--FUTURE POLICY BENEFITS
    Future policy benefits and life insurance in force consist of:

- --------------------------------------------------------------------
                              Life       Future        Interest
(Dollars in thousands)      Insurance    policy          rate
December 31,                in force    benefits      assumptions
- --------------------------------------------------------------------
1993
Universal life contracts   $ 2,151,874  $  88,165            7.0%
Traditional life
  contracts                    750,750     48,969            9.9%
Other                           73,554     17,367            7.9%
- --------------------------------------------------------------------
1992
Universal life contracts   $ 1,799,056  $  74,076            7.3%
Traditional life
  contracts                    796,722     47,755            9.6%
Other                          355,871     16,855            8.6%
- --------------------------------------------------------------------

    Reinsurance recoverable on future policy benefits amounting to $730,000 and $686,000 at December 31, 1993 and 1992, respectively, is recorded as an asset.
    Traditional life and group life mortality assumptions are based upon multiples, ranging from 70% to 120%, applied to the 1967-70 Select and Ultimate Mortality Tables. Individual and group accident and health morbidity assumptions are based upon CalFarm Life experience. Withdrawal assumptions are based upon either CalFarm Life experience or industry tables modified, where appropriate, for CalFarm Life experience.
    Mortality, morbidity and withdrawal assumptions for other lines of insurance (including paid up and reinsurance assumed) are calculated using various statutory assumptions.
    Assumptions with regard to interest rates, mortality, morbidity and withdrawals for reinsurance ceded approximate the assumptions used in calculating the related direct reserves.
    For deferred annuity contracts, universal life, single premium life, and other interest-sensitive life insurance contracts, it is assumed that the earned interest rate would exceed the rate credited to account values by the amount of the target interest spreads established for each product.

NOTE 5--PAYABLE TO BANKS
    Zenith has lines of credit available of $50 million. As of December 31, 1993 and 1992, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed through one of these lines of credit is payable at the banks' prime rate, less .55%, and at a published prime or a fixed rate chosen by Zenith on the other line of credit. Zenith Insurance has a line of credit available of $3 million to enable it to issue letters of credit in favor of ceding companies in certain states where such ceding companies would not otherwise be allowed to take credit for reinsurance ceded to Zenith Insurance.

    Under these agreements certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.
    The weighted average interest rate for 1993, 1992 and 1991 was 5.5%, 6.2% and 8.2%, respectively. At December 31, 1993 and 1992 the prime interest rate was 6%.

NOTE 6--SENIOR NOTES PAYABLE
    $75,000,000 of 9% Senior Notes due 2002 (the "9% Notes") were issued at par in May 1992. Interest on the notes is payable semi-annually. The notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the notes and $121,000 and $81,000 of such costs were amortized during 1993 and 1992, respectively. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any twelve month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12 month period is thirty percent or more of the fair market value of outstanding Zenith common stock. The fair value at December 31, 1993 of the 9% Notes is $86,250,000 based on a price published by a rating agency.
    In June 1992, Zenith called its previously outstanding 10 1/4% Senior Notes due 1994 utilizing a portion of the proceeds of the 9% Notes. The premium to call the 10 1/4% Senior Notes and the unamortized discount thereon reduced net income in 1992 by $1,355,000, net of a tax benefit of $698,000.

NOTE 7--FEDERAL INCOME TAXES
    The components of the provision (benefit) for taxes on income from operations are:

- -------------------------------------------------------------
(Dollars in thousands)
Year Ended December 31,         1993       1992       1991
- -------------------------------------------------------------
Current                       $  11,982  $   5,146  $   5,707
Deferred                          8,297     (4,776)       912
Charge in lieu of taxes                                 2,600
- -------------------------------------------------------------
Total federal income taxes    $  20,279  $     370  $   9,219
- -------------------------------------------------------------

    The charge in lieu of taxes in 1991 represents the additional taxes that would have been incurred without the capital loss carryforward, the benefit of which was reflected as an extraordinary item.
    The difference between the statutory federal income tax rate (35% in 1993 and 34% in 1992 and 1991) and Zenith's effective tax rate on income from operations, as reflected in the financial statements, is explained as follows:

- ------------------------------------------------------------
(Dollars in thousands)
Year ended December 31,        1993       1992       1991
- ------------------------------------------------------------
Statutory federal income
  tax:                       $  25,718  $   6,700  $  17,857
Increase (reduction) in taxes:
  Dividend received
    deduction                   (1,537)    (2,577)    (3,841)
  Tax exempt interest                        (812)    (2,159)
  "Fresh start" benefits                                (902)
  Proration of dividend
    exclusion and tax
    exempt interest to loss
    reserves                       204        449        812
  Rate differential
    associated with AMT                               (1,820)
  Utilization of AMT
    credit carryforward                                 (775)
  Tax benefit of capital
    loss carryforward           (4,253)    (3,688)
  Other                            147        298         47
- ------------------------------------------------------------
  Total federal income
  taxes                      $  20,279  $     370  $   9,219
- ------------------------------------------------------------

    In 1992 Zenith adopted SFAS No. 109 retroactive to the beginning of 1992 (see Note 1). The cumulative effect of such adoption was an increase in income of $10,719,000 from the adjustment of deferred taxes at the beginning of the year, net of a valuation allowance of $11,947,000. The effect on the provision for federal income taxes in 1992 increased net income by $881,000. In addition, the tax effect of purchased life insurance reserves was reclassified to deferred taxes.
    In 1993 and 1992, deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

- --------------------------------------------------------------
                                              Deferred tax
                                                 assets
(Dollars in thousands)                       (liabilities)
                                          --------------------
Year ended December 31,                     1993       1992
- --------------------------------------------------------------
Differences between the tax basis and
  book basis of investments               $  (7,725) $   2,286
Earned but unbilled premiums receivable      (1,605)    (2,160)
Deferred policy acquisition costs           (36,586)   (29,943)
Purchased intangibles                       (15,601)   (14,835)
Properties and equipment                     (2,597)    (2,576)
Capital loss carryover                                   1,346
AMT credit carryover                                     2,381
Property and casualty loss reserve
  discount                                   25,727     23,790
Difference in computing life policy
  reserves                                   17,044     12,745
Limitation on deduction for unearned
  premiums                                    7,243      6,344
Policyholders' dividends accrued              7,464      6,318
Accrued cost of Proposition 103 rollback
  refund                                                 5,468
Other                                        (3,023)      (947)
- --------------------------------------------------------------
                                             (9,659)    10,217
Valuation allowance                                     (4,484)
- --------------------------------------------------------------
Net deferred tax asset (liability)        $  (9,659) $   5,733
- --------------------------------------------------------------

    Property and casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.
    In 1991 deferred taxes are the result of timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of timing differences, and tax effect of each are:

- ------------------------------------------------------------
(Dollars in thousands)
Year ended December 31, 1991
- ------------------------------------------------------------
Deferred policy acquisition costs                  $   4,092
Undeclared policyholders' dividends accrued and
  accumulated                                          2,610
Discount on loss and loss expense reserves            (2,219)
Amortization of purchased intangibles                  2,148
Difference in computing policy reserves               (3,474)
Subrogation receivable                                   (25)
Amortization of January 1, 1987 unearned premium
  reduction                                           (1,024)
Market discount not recognized for tax purposes
  currently                                              655
Depreciation                                             160
Effect of AMT                                         (1,038)
Other                                                   (973)
- ------------------------------------------------------------
Total deferred tax                                 $     912
- ------------------------------------------------------------

    Current taxes receivable (payable) and deferred taxes were as follows:

- --------------------------------------------------------
(Dollars in thousands)
Year Ended December 31,               1993       1992
- --------------------------------------------------------
Current taxes                       $  (4,596) $   1,254
Deferred taxes                         (9,659)     5,733
- --------------------------------------------------------
Federal income taxes                $ (14,255) $   6,987
- --------------------------------------------------------

    Zenith files a consolidated federal income tax return. As California insurance companies, Zenith's subsidiaries pay premium taxes to the State of California on gross premiums written in lieu of state income or franchise tax. The tax rate was 2.35% in 1993 and 1992.
    The policyholders' surplus account of CalFarm Life which permitted a deferral of tax became taxable in 1986 as a result of an election to adjust the tax basis of assets under Internal Revenue Code Section 338. Accordingly, CalFarm Life does not have a policyholders' surplus account.

NOTE 8--REINSURANCE
    Reinsurance transactions reflected in the financial statements are as follows:

- ----------------------------------------------------------
(Dollars in thousands)       1993       1992       1991
- ----------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year             $  22,457  $  22,231  $  21,498
Ceded reinsurance netted
  against property and
  casualty losses and
  loss adjustment
  expenses incurred           38,716     11,350     18,986
Net assumed reinsurance
  included in earned
  premiums for the year       26,094     19,357     27,531
- ----------------------------------------------------------

    Zenith Insurance has an assumed reinsurance agreement with Reliance Insurance Company, a major stockholder of Zenith. Three of Zenith's directors are also directors of Reliance Insurance Company. Reimbursed estimated costs paid to Reliance relating to this arrangement amounted to $578,000, $420,000 and $211,000 for 1993, 1992 and 1991, respectively. Zenith's reinsurance arrangements provide protection against claims in excess of between $200,000 and $700,000 per occurrence depending upon the type of coverage. Zenith's catastrophe reinsurance provides protection against aggregate losses per event on property and workers' compensation coverages with limits ranging from $20,000,000 to $100,000,000. Assumed reinsurance business is not covered by such catastrophe reinsurance.

NOTE 9--COMMITMENTS AND CONTINGENT
LIABILITIES
    Zenith and its subsidiaries lease space for some of its offices expiring through 2002, equipment on leases expiring through 1996 and automobiles on two through five year leases. The minimum rentals on these operating leases as of December 31, 1993 are as follows:

- -------------------------------------------------------------
(Dollars in
thousands)
Year           Equipment    Auto fleet    Offices     Total
- -------------------------------------------------------------
1994           $      66     $     731   $   3,687  $   4,484
1995                  37           301       3,133      3,471
1996                  20            49       2,347      2,416
1997                                         1,072      1,072
1998 and
 thereafter                                  5,789      5,789
- -------------------------------------------------------------
Total          $     123     $   1,081   $  16,028  $  17,232
- -------------------------------------------------------------

    Rental expenses for 1993, 1992, and 1991 amounted to $5,717,000, $4,774,000 and $4,009,000, respectively.
    Zenith and its subsidiaries are involved in certain litigation. In the opinion of management and legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material effect on the consolidated financial condition of Zenith.

RESOLUTION OF CONTINGENCIES SURROUNDING CERTAIN LITIGATION AND OTHER MATTERS
    Other income in the amount of $2,441,000 recognized in 1993 relates to certain events which were resolved in 1993 associated with the non-investment grade securities market and Zenith's related write-downs of investments in 1990. Zenith settled litigation which will result in the receipt of approximately $7,561,000. Also, the California Life Insurance Guarantee Association ("CLIGA") assessed CalFarm Life approximately $5,120,000 for its share of the cost associated with the failure of Executive Life Insurance Company.

RESOLUTION OF CONTINGENCIES SURROUNDING PROPOSITION 103
    In January 1993, Zenith entered into discussions with the California Department of Insurance (the "Department") to resolve the rollback refund issue with respect to its subsidiaries. In this context, and without admitting that Zenith would owe any refunds or that its rates would require a refund under a correct application of the California Supreme Court's directive of May 1989, management came to the conclusion that in the best interests of Zenith's stockholders and customers, a fair settlement would be better than the continued uncertainty and the costs and risks associated with the litigation of this issue.
    Accordingly, on January 27, 1993, Zenith announced that it had reached an agreement with the Department to resolve Zenith's Proposition 103 rollback refund contingency. During 1993, under the agreement, Zenith's subsidiaries refunded to each holder of an affected policy issued or renewed during the rollback period an amount equal to approximately 9.5% of the premium paid plus interest from May 8, 1989 to the date of payment. The net cost of the refund, after reinsurance, reduced income in 1992 by $16,078,000 before income taxes.

NOTE 10--COMMON STOCK
    Under an employee non-qualified stock option plan adopted by the Board of Directors in 1978, as amended, options are issued to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options expire between five and ten years after the date of grant or three months after termination of employment. Zenith makes no charges to earnings in connection with stock options.
    Additional information with respect to stock options is as follows:

- ---------------------------------------------------------------
                                           Option Price
                        Number     ----------------------------
Options                of shares     Per share        Total
- ---------------------------------------------------------------
Outstanding at
  December 31, 1991    1,720,000   $11.94-$ 21.02  $ 30,638,000
Granted                  335,000      17.13-17.44     5,781,000
Exercised                303,000      11.94-19.09     4,527,000
Expired or cancelled     367,000      17.84-20.11     6,947,000
                      -----------                  ------------
Outstanding at
  December 31, 1992    1,385,000      11.94-21.02    24,945,000
Granted                  332,000      22.56-28.19     8,198,000
Exercised                348,000      11.94-19.81     6,261,000
Expired or cancelled      65,000      11.94-19.81     1,137,000
                      -----------                  ------------
Outstanding at
  December 31, 1993    1,304,000   $11.94-$ 28.19  $ 25,745,000
- ---------------------------------------------------------------

    The 1,304,000 outstanding options are exercisable: 1994, 895,000; 1995, 173,000; 1996, 153,000; and 83,000, 1997.
    At December 31, 1993, 1992 and 1991, respectively, 454,000, 721,000 and
689,000 shares were available to be granted. At December 31, 1993 and 1992, respectively, 704,000 and 912,000 options could have been exercised. In 1991, 43,000 options were exercised for a total amount of $598,000 with an option price of $13.38-15.13 per share.
    At December 31, 1993 Zenith had authority from its Board of Directors to purchase 809,000 additional treasury shares at prevailing market prices.

NOTE 11--EARNINGS PER COMMON SHARE
    Earnings per common share are computed on the basis of the weighted average of common shares outstanding. The number of shares used in 1993, 1992 and 1991 in the computation of earnings per common share was 19,297,000, 18,918,000 and 18,981,000, respectively.

NOTE 12--DIVIDEND RESTRICTIONS
    Under insurance company regulations of the State of California, the maximum dividends that may be paid to Zenith by its insurance company subsidiaries during any 12 month period without prior approval of the Department of Insurance is limited to the greater of 10% of statutory surplus as regards policyholders at the preceding December 31, or 100% of net income for the preceding year for Zenith Insurance, and the greater of 10% of statutory surplus as regards policyholders at the preceding December 31, or statutory net gain from operations for the preceding year for CalFarm Life. In addition, any such dividend must be paid out of earned surplus. Zenith Insurance's stockholder's equity and CalFarm Life's stockholder's equity in accordance with generally accepted accounting principles amounted to $279,117,000 and $124,610,000, respectively, as of December 31, 1993 of which Zenith Insurance and CalFarm Life could pay $40,969,000 and $5,924,000, respectively, in 1994, to Zenith in dividends without prior approval, leaving a restricted balance of $238,148,000 and $118,686,000, respectively. In addition, in 1994, $1,117,000 can be paid to Zenith Insurance by its insurance subsidiaries which would be available for dividend payments to Zenith in the following year.

NOTE 13--STATUTORY FINANCIAL DATA
    Capital stock and surplus and net income on a statutory basis as reported to regulatory authorities were as follows:

- --------------------------------------------------
(Dollars in thousands)
Year ended
December 31,         1993       1992       1991
- --------------------------------------------------
Capital stock and
  surplus:
  Property and
    casualty,
    consolidated   $ 228,097  $ 203,479  $ 186,806
  Life insurance      59,241     54,769     45,247
Net income:
  Property and
    casualty,
    consolidated      49,698      7,562     35,984
  Life insurance       4,966      8,253     10,434
- --------------------------------------------------

NOTE 14--UNAUDITED QUARTERLY FINANCIAL
DATA

- -------------------------------------------------------------------
(Dollars in thousands
except per share data)
Year ended             March      June      September    December
December 31, 1993       31         30          30           31
- -------------------------------------------------------------------
Premium income and
  other policy
  charges            $ 113,935  $ 120,192   $ 119,992    $ 115,703
Net investment
  income                24,324     23,683      22,872       21,595
Realized gains on
  investments            4,997      5,659       3,841        6,548
Other income, net                               2,441
Net income              12,600     15,100      13,500       12,000
Net income per
  share                    .66        .78         .70          .63
- -------------------------------------------------------------------

- ---------------------------------------------------------------------
(Dollars in thousands
except per share data)
Year ended               March      June      September    December
December 31, 1992         31         30          30           31
- ---------------------------------------------------------------------
Premium income
  and other policy
  charges              $ 104,877  $ 108,068   $ 111,686    $ 117,243
Net investment income     23,646     24,707      24,923       23,338
Realized gains on
  investments              1,845      3,266       4,527        1,209
Income (loss) from
  operations before
  income taxes,
  extraordinary
  item and cumulative
  effect of
  accounting change       11,647     12,139       1,702       (5,782)
Extraordinary
  item--debt
  retirement cost                    (1,355)
Cumulative effect of
  accounting
  change                  10,719
Net income (loss)         19,644      7,818       2,734       (1,496)
Net income (loss)
  per share                 1.04        .41         .14         (.08)
- ---------------------------------------------------------------------

    Quarterly data for 1992 have been restated for the adoption of SFAS No. 109, retroactive to January 1, 1992 and to present debt retirement costs in the second quarter as an extraordinary item.
    In the fourth quarter of 1992 Zenith recognized $16,078,000 of expense associated with Proposition 103 rollback refunds (see Note 9).

NOTE 15--SEGMENT INFORMATION
    Zenith's operations are conducted through three business segments. These segments and their respective operations are as follows:

PARENT
    Zenith is a holding company owning directly or indirectly all of the capital stock of certain California insurance and insurance related companies. In 1993, Zenith commenced a real estate operation through a newly formed subsidiary.

PROPERTY AND CASUALTY OPERATIONS
    Zenith's property and casualty insurance operations offer multiple product line insurance and reinsurance. Investments and related income of the property and casualty insurance companies are available for payment of claims and benefits and have not been identified with individual product lines.

HEALTH AND LIFE INSURANCE OPERATIONS
    Zenith's life insurance operations offer individual and group life, annuity and accident and health policies. Identifiable assets for the health and life insurance segment are those assets which are used in the life insurance company.

The following table is a summary of results by major segments:

- ------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
Year ended December 31                                                 1993        1992        1991
- ------------------------------------------------------------------------------------------------------
Property and Casualty
  Net written premiums                                              $  415,947  $  378,178  $  380,408
  Net earned premiums                                                  405,901     377,426     376,068
  Investment income                                                     36,643      42,276      45,727
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                        11,251     (20,621)     (8,453)
  Underwriting income (loss)(1)                                         11,251     (36,699)     (8,453)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(3)(8)                                               32,425      16,674      31,400
  Income after taxes and before realized gains(3)                       32,425       6,063      31,400
  Income after taxes                                                    40,939      16,208      41,841
  Identifiable assets                                                  946,219     912,928     815,255
- ------------------------------------------------------------------------------------------------------
Health and Life
  Premium income and other policy charges(2)                            63,921      64,448      61,556
  Investment income                                                     55,339      53,486      49,558
  Income after taxes and before realized gains(3)                        4,096       8,205       6,913
  Income after taxes                                                    12,932      10,354       8,325
  Identifiable assets                                                  897,157     789,664     669,434
- ------------------------------------------------------------------------------------------------------
Parent
  Investment income                                                        492         852         400
  (Loss) after taxes and before realized gains (losses) (3)             (1,253)     (5,779)     (5,411)
  (Loss) after taxes                                                      (671)     (7,226)     (6,865)
  Identifiable assets                                                   32,409      22,928       9,226
- ------------------------------------------------------------------------------------------------------
Consolidated total
  Premium income and other policy charges                              469,822     441,874     437,624
  Investment income                                                     92,474      96,614      95,685
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                        11,251     (20,621)     (8,453)
  Underwriting income (loss)(1)(8)                                      11,251     (36,699)     (8,453)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(4)(3)(8)                                            33,682      19,100      32,902
    Per share                                                             1.75        1.01        1.73
  Income after taxes and before realized gains(3)                       35,268       8,489      32,902
  Income after taxes                                                    53,200      19,336      43,301
  Net income(5)(6)                                                      53,200      28,700      45,901
    Per share                                                             2.76        1.52        2.42
  Total assets(7)                                                   $1,857,790  $1,703,553  $1,477,571
- ------------------------------------------------------------------------------------------------------

(1) After policyholders' dividends of $15,175,000, $2,954,000 and $8,158,000 for
    1993, 1992 and 1991, respectively.

(2) Of total health and life premium income and other policy charges, 62%, 62% and 63% for 1993, 1992 and 1991, respectively, is represented by one group health plan.

(3) Realized gains on investments after taxes were as follows:

                                       1993        1992        1991
                                    ----------------------------------
   Property and Casualty            $    8,514  $   10,145  $   10,441
   Health and Life                       8,836       2,149       1,412
   Parent                                  582      (1,447)     (1,454)
                                    ----------------------------------
   Consolidated Total               $   17,932  $   10,847  $   10,399

   Realized  gains  in  the  Health and  Life  segment  reflect  $1,786,000, and
   $1,239,000  tax  benefit   for  capital  loss   carryover  utilized  in   the
   consolidated federal income tax return in 1993 and 1992, respectively.

(4) In 1993, excludes $1,586,000 for net effect of legal settlement and CLIGA assessment.

(5) Net income in 1992 includes an extraordinary item of $1,355,000, net of tax benefit, for debt redemption costs and in 1991 includes $2,600,000 for the tax benefit associated with utilization of capital losses carried forward from prior years.

(6) Net income in 1992 includes $10,719,000 for the cumulative effect of the change in accounting for income taxes.

(7) Reflects elimination entry of $17,995,000, $21,967,000 and $16,344,000 in
1993, 1992 and 1991, respectively.

(8) Proposition 103 rollback refund in 1992 was $16,078,000, net of reinsurance, or $10,611,000 ($.56 per share) after tax.

                                                                 INDEPENDENT
                                                                 ACCOUNTANT'S
To the Stockholders and Board of Directors                          REPORT
of Zenith National Insurance Corp.

    We have audited the accompanying consolidated balance sheet of Zenith National Insurance Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zenith National Insurance Corp. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments as of December 31, 1993.
                                     Coopers & Lybrand


Los Angeles, California
February 17, 1994

                                                                  CalFarm
                                       36                        TheZenith