Form 10-K/A, Exhibit 13
period 1993-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1994-06-29
CIK 109261

     The following table presents a reconciliation of changes in liabilities for property-casualty losses and loss adjustment expenses for the three years ended December 31, 1993. Additional information relating to reserve development appears on page 38.

- - --------------------------------------------------------------------------
(Dollars in thousands)                       1993       1992       1991
- - --------------------------------------------------------------------------
Beginning of year, net of reinsurance
  recoverable                              $ 464,149  $ 440,180  $ 415,645

Incurred claims:
  Current year                               266,137    269,798    261,766
  Prior years                                  9,071     19,934      3,085
                                           ---------  ---------  ---------
Total incurred claims                        275,208    289,732    264,851

Payments:
  Current year                               (93,824)   (88,692)   (86,402)
  Prior years                               (176,815)  (177,071)  (153,914)
                                           ---------  ---------  ---------
Total payments                              (270,639)  (265,763)  (240,316)
                                           ---------  ---------  ---------
End of year, net of reinsurance              468,718    464,149    440,180

Reinsurance recoverable on unpaid
  losses                                      44,552     32,701
                                           ---------  ---------  ---------
End of year (1) (2)                        $ 513,270  $ 496,850  $ 440,180
- - --------------------------------------------------------------------------

(1) Statutory reserves are not materially different from GAAP reserves presented above.

(2) Financial statement reserves are shown gross of reinsurance recoverable at December 31, 1992 and 1993.

     The following table represents statutory loss and expense development by accident year.

- - ----------------------------------------------------------------------------------------
                                  Incurred loss and loss adjustment expense (1)
Years in which                         reported at end of year (000 omitted)
 losses were             ----------------------------------------------------------------
  incurred               1988        1989        1990        1991        1992        1993
- - -----------------------------------------------------------------------------------------
Prior to 1988            $1,100,207  $1,096,427  $1,095,266  $1,091,857  $1,090,025  $1,090,537
    1988                    223,146     219,375     210,856     209,182     211,472     213,905
Cumulative                1,323,353   1,315,802   1,306,122   1,301,039   1,301,497   1,304,442
    1989                                231,956     234,878     229,121     234,481     238,051
Cumulative                            1,547,758   1,541,000   1,530,160   1,535,978   1,542,493
    1990                                            246,088     258,356     269,321     274,281
Cumulative                                        1,787,088   1,788,516   1,805,299   1,816,774
    1991                                                        264,243     267,488     273,817
Cumulative                                                    2,052,759   2,072,787   2,090,591
    1992                                                                    270,162     261,510
Cumulative                                                                2,342,949   2,352,101
    1993                                                                                266,316
Ratios:
    1988                     63.47%      62.39%      59.97%      59.50%      60.15%      60.84%
    1989                                 65.02       65.83       64.22       65.72       66.72
    1990                                             65.94       69.23       72.17       73.50
    1991                                                         70.05       70.91       72.59
    1992                                                                     70.73       68.47
    1993                                                                                 65.23
- - ----------------------------------------------------------------------------------------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW
    The consolidated results of operations were as follows:

- - ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                1993       1992       1991
- - ---------------------------------------------------------------------------------------------------
Investment income, after tax, excluding health and life             $  25,475  $  31,402  $  35,624
Realized gains on investments, after tax                               17,932     10,847     10,399
- - ---------------------------------------------------------------------------------------------------
Sub-total                                                              43,407     42,249     46,023
- - ---------------------------------------------------------------------------------------------------
Property and casualty underwriting, after tax:
  Income (loss) excluding catastrophes and Proposition 103              8,652     (4,208)     3,015
  Catastrophes                                                         (1,365)    (9,900)    (6,930)
- - ---------------------------------------------------------------------------------------------------
Property and casualty underwriting income (loss) excluding
  Proposition 103                                                       7,287    (14,108)    (3,915)
- - ---------------------------------------------------------------------------------------------------
Health and life income after tax, excluding CLIGA assessment            7,424      8,205      6,913
Interest expense, after tax                                            (4,328)    (4,273)    (3,584)
Parent expenses, after tax                                             (2,176)    (2,126)    (2,136)
Other non-recurring items, after tax:
  Proposition 103 rollback refund                                                (10,611)
  CLIGA assessment                                                     (3,328)
  Lawsuit settlement                                                    4,914
  Cumulative effect of change in accounting for income taxes                      10,719
  Extraordinary items                                                             (1,355)     2,600
- - ---------------------------------------------------------------------------------------------------
Net income                                                          $  53,200  $  28,700  $  45,901
- - ---------------------------------------------------------------------------------------------------

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

PROPERTY AND CASUALTY INSURANCE OPERATIONS
    Premiums earned and underwriting results of Zenith's property-casualty subsidiaries were as follows:

- - ------------------------------------------------------------------------------------------------
(Dollars in thousands)                                           1993        1992        1991
- - ------------------------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                                       $  244,661  $  221,652  $  208,989
  Reinsurance                                                     23,295      18,382      26,347
  Automobile and other Property and Casualty                     137,945     137,392     140,732
- - ------------------------------------------------------------------------------------------------
  Total                                                       $  405,901  $  377,426  $  376,068
- - ------------------------------------------------------------------------------------------------
Underwriting income (loss) before taxes
  Workers' Compensation                                       $   11,618  $   (1,495) $   (1,477)
  Reinsurance                                                      5,337     (14,002)     (7,668)
  Automobile and other Property and Casualty
    excluding Proposition 103 rollback refund                     (5,704)     (5,124)        692
- - ------------------------------------------------------------------------------------------------
  Total excluding Proposition 103 rollback refund                 11,251     (20,621)     (8,453)
    Proposition 103 rollback refund                                          (16,078)
- - ------------------------------------------------------------------------------------------------
  Total including Proposition 103 rollback refund             $   11,251  $  (36,699) $   (8,453)
- - ------------------------------------------------------------------------------------------------
Operating ratios
  Workers' Compensation
    Losses                                                         38.9%       53.6%       56.6%
    Loss adjustment expenses                                       28.5%       21.4%       13.2%
    Underwriting expenses                                          21.7%       24.4%       27.0%
    Dividends to policyholders                                      6.2%        1.3%        3.9%
- - ------------------------------------------------------------------------------------------------
      Combined ratio                                               95.3%      100.7%      100.7%
- - ------------------------------------------------------------------------------------------------
  Reinsurance
    Losses and loss adjustment expenses                            58.7%      149.3%       99.8%
    Underwriting expenses                                          18.4%       26.9%       29.3%
- - ------------------------------------------------------------------------------------------------
      Combined ratio                                               77.1%      176.2%      129.1%
- - ------------------------------------------------------------------------------------------------
  Automobile and other Property and Casualty
    Losses and loss adjustment expenses                            70.1%       70.0%       65.8%
    Underwriting expenses                                          34.0%       33.7%       33.7%
- - ------------------------------------------------------------------------------------------------
      Combined ratio excluding Prop. 103 rollback refund          104.1%      103.7%       99.5%
    Proposition 103 rollback refund                                            11.7%
- - ------------------------------------------------------------------------------------------------
      Combined ratio including Prop. 103 rollback refund          104.1%      115.4%       99.5%
- - ------------------------------------------------------------------------------------------------
  Total combined ratio excluding Prop. 103 rollback refund         97.2%      105.5%      102.2%
    Proposition 103 rollback refund                                             4.2%
- - ------------------------------------------------------------------------------------------------
  Total combined ratio including Prop. 103 rollback refund         97.2%      109.7%      102.2%
- - ------------------------------------------------------------------------------------------------

    In general, the profitability of property-casualty insurance underwriting operations is dependent upon, principally, the adequacy of rates charged to the insured for insurance protection, the frequency and severity of claims, the ability of the Company to accurately accrue reported and unreported losses in the correct period, the level of dividends paid to policyholders, and the Company's ability to service claims, maintain policies and acquire business efficiently. The cost of defending claims, particularly claims involving fraud and abuse, has increased substantially in recent years. Property insurance exposes Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.
    The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than that for which they were reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one year loss reserve development for loss and loss expenses for the three main lines of property-casualty business:

- - --------------------------------------------------------------------------------
                                          Automobile
                          Workers'         and other
(Dollars in thousands)  Compensation   Property/Casualty  Reinsurance    Total
- - --------------------------------------------------------------------------------
One year loss
  development in
  1993                    $   4,704        $   4,657       $    (290)  $   9,071
  1992                       13,502            5,177           1,255      19,934
  1991                         (464)          (1,741)          5,290       3,085
- - --------------------------------------------------------------------------------

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

INVESTMENTS
    Fluctuations in interest rates impact investment income, realized and unrealized capital gains, the market value of investments and stockholders' equity. During the last several years, interest rates have declined and reached relatively low levels by recent historical measures. Subsequent to year end, interest rates have risen providing opportunities for increased investment income due to Zenith's larger cash and short-term investment position, while at the same time reducing the market value of investments and stockholders' equity. Since fluctuations in interest rates are probably the norm, management is unable to predict the impact on Zenith's operations or balance sheet of such changes at any point in time.
    Effective December 31, 1993, Zenith implemented Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") which sets forth rules for the accounting treatment of investments. Among other provisions, SFAS No. 115 sets forth criteria for the classification of debt securities among three categories. These criteria include the existence of a "positive intent" and ability to hold a debt security to maturity for such a security to be classified as "held-to-maturity" and to be accounted for at amortized cost. Investments classified as "available-for-sale" are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity and investments classified as "trading securities" are reported at fair value with unrealized gains and losses included in earnings. The effect of implementing SFAS No. 115 was an increase in stockholders' equity of $12,163,000, net of deferred taxes, from the change in carrying value of Zenith's securities identified as "available-for-sale."
    Zenith maintains a diversified investment portfolio consisting of common stock, preferred stock, investment grade and non-investment grade bonds and other investments. The goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation amongst these types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy and other factors. The distribution of Zenith's consolidated investment portfolio is shown in the table below:

- - -----------------------------------------------------------------------------------------------------------
At December 31,                                     1993                                1992
- - -----------------------------------------------------------------------------------------------------------
                                      Carrying      % of        Fair      Carrying      % of        Fair
(Dollars in thousands)                  value       total      value        value       total      value
- - -----------------------------------------------------------------------------------------------------------
Bonds:
  Investment grade:
    U.S. Government securities       $   442,369      29.4%  $  443,551  $   383,913      27.9%  $  387,862
    Other                                613,680      40.9%     649,866      626,515      45.6%     656,703
  Non-investment grade                    17,995       1.2%      17,995       23,463       1.7%      22,565
Stocks:
  Redeemable preferred:
    Investment grade                      30,589       2.0%      30,589       53,786       3.9%      52,565
    Non-investment grade                   2,386       0.2%       2,386        1,758       0.1%       1,847
  Other preferred                         42,741       2.9%      42,741       47,259       3.4%      47,259
  Common                                  15,575       1.0%      15,575       29,656       2.2%      29,656
Short-term investments:
  U.S. Government securities             124,306       8.3%     124,306       19,977       1.5%      19,977
  Other                                  152,535      10.2%     152,535      138,721      10.1%     138,721
Other investments                         58,221       3.9%                   50,048       3.6%
- - -----------------------------------------------------------------------------------------------------------
Total investments                    $ 1,500,397     100.0%              $ 1,375,096     100.0%
- - -----------------------------------------------------------------------------------------------------------

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

      The change in the GAAP carrying value of Zenith's consolidated investment portfolio in 1993 and 1992 was as follows:

- - --------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                       1993         1992
- - --------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                       $ 1,375,096  $ 1,201,826
  Purchases at cost                                                           620,044      638,854
  Maturities and exchanges of fixed maturities                               (196,611)    (124,158)
  Proceeds from sales of fixed maturity investments:
    Held for investment                                                       (11,528)    (248,591)
    Held for sale                                                            (224,729)     (41,735)
    Trading portfolio                                                        (140,764)
  Proceeds from sales of other investments                                    (78,275)     (64,596)
  Realized gains from sales of investments:
    Held for investment                                                           370        8,623
    Held for sale                                                               5,948        1,184
    Other investments                                                           9,591        3,193
  Realized gains from maturities and exchanges of investments:
    Held for investment                                                         4,737
    Held for sale                                                                 399
  Realized losses from writedowns of investments                                            (2,153)
  Unrealized gains on investments                                              20,937       11,405
  Increase (decrease) in short-term investments                               116,953       (6,683)
  Net amortization of bonds and preferred stocks and other changes             (1,771)      (2,073)
- - --------------------------------------------------------------------------------------------------
Carrying value at end of year                                             $ 1,500,397  $ 1,375,096
- - --------------------------------------------------------------------------------------------------

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

    In 1992, proceeds from sales of fixed maturities held for investment include $76,622,000 from the sale of municipal bonds, of which $45,341,000 related to municipal bonds that would otherwise have matured within two years of the date of sale. In addition, the proceeds from sales of fixed maturities held for investment include $17,596,000 related to sales of taxable bonds that would otherwise have matured within two years of the date of sale. Such sales of tax-exempt and other bonds with short maturities were made to take advantage of prices at the short end of the yield curve, particularly for tax-exempt securities, and to utilize tax loss carry forwards.
    During the three years ended December 31, 1993, investment income was as follows:

- - ---------------------------------------------------
Investment income
 (Dollars in
 thousands)           1993       1992       1991
- - ---------------------------------------------------
Property and
  Casualty
  portfolio (incl.
  Parent)
  Before tax        $  37,135  $  43,128  $  46,127
  After tax            25,475     31,402     35,624
Health and Life
  portfolio
  Before tax           55,339     53,486     49,558
  After tax            35,970     35,301     32,708
Consolidated
  Before tax           92,474     96,614     95,685
  After tax            61,445     66,703     68,332
- - ---------------------------------------------------

    The yields on invested assets for the three years ended December 31, 1993 were as follows:

- - ---------------------------------------------------
Investment yields     1993       1992       1991
- - ---------------------------------------------------
Property and
 Casualty
 Portfolio (incl.
 Parent)
  Before tax             5.1%       6.2%       7.2%
  After tax              3.5%       4.5%       5.6%
Health and Life
 Portfolio
  Before tax             7.7%       8.6%       9.4%
  After tax              5.0%       5.7%       6.2%
- - ---------------------------------------------------

    The decrease in yields was attributable to a general decrease in interest rates, shorter average maturities and higher average quality of invested assets during the three years ended December 31, 1993. The profitability of property-casualty and health and life operations is partially dependent upon Zenith's ability to generate investment income from its cash flows. The reduction in yields from 1991 to 1993 has reduced the profitability of the property-casualty operations and future profitability will be similarly related to the level of such yields. The profitability of the health and life operation is also dependent upon the spread between interest earned on invested assets and interest credited to policyholders as discussed below under "Health and Life."
    Realized gains on investments for the three years ended December 31, 1993 were as follows:

- - ----------------------------------------------------
Realized gains
(Dollars in
thousands)             1993       1992       1991
- - ----------------------------------------------------
Before tax           $  21,045  $  10,847  $  12,999
After tax               17,932     10,847     10,399
- - ----------------------------------------------------

    Taxes on net realized gains during the three years ended December 31, 1993 were reduced by the benefit associated with losses carried forward from 1990, however, in 1991 such tax benefit was recorded as an extraordinary item.

HEALTH AND LIFE
    Results of the Health and Life operations for the three years ended December 31, 1993 were as follows:

- - -------------------------------------------------
(Dollars in
 thousands)         1993       1992       1991
- - -------------------------------------------------
Premium income
  and other
  policy charges  $  63,921  $  64,448  $  61,556
Income before
  tax and before
  realized gains
  on investments   6,623        12,124     10,513
Income after
  taxes              12,932     10,354      8,325
Invested
  assets at
  December 31,      767,337    682,896    570,872
Deposits on
  deferred annuity
  contracts at
  December 31,  545,956        485,096    391,194
Stockholder's
  equity at
  December 31,      124,610    103,944     87,738
- - -------------------------------------------------

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

FIVE-YEAR RECORD

                Zenith National Insurance Corp. and Subsidiaries

- - -------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                    Note         1993           1992
- - -------------------------------------------------------------------------------------------------------------------
Consolidated revenues                                                                  $ 585,782,000  $ 549,335,000
- - -------------------------------------------------------------------------------------------------------------------
Property and Casualty underwriting
Net premiums earned                                                                      405,901,000    377,426,000
Underwriting income (loss)
  Before Proposition 103 rollback refund, dividends to policyholders and
    taxes                                                                      6          26,426,000    (17,667,000)
  Before Proposition 103 rollback refund and taxes                             6          11,251,000    (20,621,000)
  Before taxes                                                                 1          11,251,000    (36,699,000)
  After taxes, before Proposition 103 rollback refund                          6           7,287,000    (14,108,000)
  After taxes                                                                  5           7,287,000    (24,719,000)
    Per share                                                                                    .38          (1.31)
- - -------------------------------------------------------------------------------------------------------------------
Health and Life
Premium income and other policy charges                                                   63,921,000     64,448,000
Investment income
  Before taxes                                                                            55,339,000     53,486,000
  After taxes                                                                             35,970,000     35,301,000
Tax rate on investment income                                                                  35.0%            34%
Income after taxes, before realized gains (losses)                             3           4,096,000      8,205,000
    Per share                                                                                    .21            .43
Realized gains (losses)
  Before taxes                                                                             7,050,000        910,000
  After taxes                                                                  8           8,836,000      2,149,000
    Per share                                                                                    .46            .11
Income (loss) after taxes                                                                 12,932,000     10,354,000
    Per share                                                                                    .67            .55
- - -------------------------------------------------------------------------------------------------------------------
Investments, excluding Health and Life
Investment income
  Before taxes                                                                            37,135,000     43,128,000
  After taxes                                                                             25,475,000     31,402,000
  After taxes, net of interest expense                                         4          21,147,000     27,129,000
    Per share                                                                                   1.10           1.43
Tax rate on investment income                                                                  31.4%          27.2%
Average yield on investment income
  Before taxes                                                                                  5.1%           6.2%
  After taxes                                                                                   3.5%           4.5%
Realized gains (losses)
  Before taxes                                                                            13,995,000      9,937,000
  After taxes                                                                              9,096,000      8,698,000
    Per share                                                                                    .47            .46
- - -------------------------------------------------------------------------------------------------------------------
Income after taxes, before realized gains (losses)                     4, 5, 6, 7, 9      33,682,000     19,100,000
Net income (loss)                                                        2, 4, 5, 7       53,200,000     28,700,000
- - -------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income (loss)                                                          2, 4, 5, 7           2.76           1.52
Cash dividends per share to common stockholders                                                 1.00           1.00
Weighted average common shares outstanding                                                19,297,000     18,918,000
- - -------------------------------------------------------------------------------------------------------------------
Financial Condition
Total assets                                                                           1,857,790,000  1,703,553,000
Investments                                                                            1,500,397,000  1,375,096,000
Senior notes and bank debt                                                                73,989,000     73,868,000
Total stockholders' equity                                                               349,465,000    301,598,000
Stockholders' equity per share                                                                 18.55          16.03
Return on average equity                                                                       16.3%           9.7%
- - -------------------------------------------------------------------------------------------------------------------
Insurance statistics (GAAP)
Property and Casualty
  Paid loss and loss expense ratio                                                             66.7%          70.4%
  Loss and loss expense ratio                                                                  67.8%          76.8%
  Underwriting expense ratio                                                                   25.7%          27.9%
  Policyholder dividends ratio                                                 6                3.7%           0.8%
  Combined ratio before Proposition 103 rollback refund                        6               97.2%         105.5%
  Combined ratio after Proposition 103 rollback refund                                         97.2%         109.7%
  Net premiums earned-to-surplus ratio                                                           1.5            1.5
  Loss and loss expense reserves-to-surplus ratio (net of reinsurance)                           1.7            1.8
Health and Life
  Life insurance in force, net of reinsurance                                          2,523,153,000  2,663,669,000
- - -------------------------------------------------------------------------------------------------------------------

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

- - -------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                      1991          1990           1989
- - -------------------------------------------------------------------------------------------------------------------
Consolidated revenues                                                   $ 546,308,000  $ 468,328,000  $ 483,886,000
- - -------------------------------------------------------------------------------------------------------------------
Property and Casualty underwriting
Net premiums earned                                                       376,068,000    373,043,000    356,957,000
Underwriting income (loss)
  Before Proposition 103 rollback refund, dividends to policyholders and
    taxes                                                                    (295,000)    25,065,000     29,072,000
  Before Proposition 103 rollback refund and taxes                         (8,453,000)    (2,083,000)     4,987,000
  Before taxes                                                             (8,453,000)    (2,083,000)     4,987,000
  After taxes, before Proposition 103 rollback refund                      (3,915,000)       148,000      4,816,000
  After taxes                                                              (3,915,000)       148,000      4,816,000
    Per share                                                                    (.21)           .01            .23
- - -------------------------------------------------------------------------------------------------------------------
Health and Life
Premium income and other policy charges                                    61,556,000     57,848,000     56,259,000
Investment income
  Before taxes                                                             49,558,000     40,283,000     30,174,000
  After taxes                                                              32,708,000     26,587,000     19,915,000
Tax rate on investment income                                                     34%            34%            34%
Income after taxes, before realized gains (losses)                          6,913,000      6,198,000      6,454,000
    Per share                                                                     .36            .31            .31
Realized gains (losses)
  Before taxes                                                              2,162,000    (21,578,000)    (6,934,000)
  After taxes                                                               1,412,000    (21,409,000)    (4,875,000)
    Per share                                                                     .07          (1.09)          (.23)
Income (loss) after taxes                                                   8,325,000    (15,211,000)     1,579,000
    Per share                                                                     .44           (.77)           .08
- - -------------------------------------------------------------------------------------------------------------------
Investments, excluding Health and Life
Investment income
  Before taxes                                                             46,127,000     49,693,000     47,728,000
  After taxes                                                              35,624,000     39,744,000     39,045,000
  After taxes, net of interest expense                                     32,040,000     37,205,000     36,816,000
    Per share                                                                    1.69           1.89           1.77
Tax rate on investment income                                                   22.8%          20.0%          18.2%
Average yield on investment income
  Before taxes                                                                   7.2%           8.0%           8.3%
  After taxes                                                                    5.6%           6.4%           6.8%
Realized gains (losses)
  Before taxes                                                             10,837,000    (30,961,000)      (298,000)
  After taxes                                                               8,987,000    (29,135,000)      (196,000)
    Per share                                                                     .47          (1.48)          (.01)
- - -------------------------------------------------------------------------------------------------------------------
Income after taxes, before realized gains (losses)                         32,902,000     41,388,000     46,156,000
Net income (loss)                                                          45,901,000     (9,156,000)    41,085,000
- - -------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income (loss)                                                                2.42           (.47)          1.98
Cash dividends per share to common stockholders                                  1.00            .90            .83
Weighted average common shares outstanding                                 18,981,000     19,685,000     20,785,000
- - -------------------------------------------------------------------------------------------------------------------
Financial Condition
Total assets                                                            1,477,571,000  1,327,332,000  1,182,286,000
Investments                                                             1,201,826,000  1,063,073,000    938,365,000
Senior notes and bank debt                                                 49,799,000     53,642,000     26,692,000
Total stockholders' equity                                                281,234,000    241,295,000    298,868,000
Stockholders' equity per share                                                  14.93          12.62          14.74
Return on average equity                                                        17.3%          (3.3%)         13.7%
- - -------------------------------------------------------------------------------------------------------------------
Insurance statistics (GAAP)
Property and Casualty
  Paid loss and loss expense ratio                                              63.9%          54.0%          51.6%
  Loss and loss expense ratio                                                   70.4%          64.1%          62.7%
  Underwriting expense ratio                                                    29.6%          29.2%          29.2%
  Policyholder dividends ratio                                                   2.2%           7.3%           6.7%
  Combined ratio before Proposition 103 rollback refund                        102.2%         100.6%          98.6%
  Combined ratio after Proposition 103 rollback refund                         102.2%         100.6%          98.6%
  Net premiums earned-to-surplus ratio                                            1.6            1.8            1.5
  Loss and loss expense reserves-to-surplus ratio (net of reinsurance)            1.8            2.0            1.6
Health and Life
  Life insurance in force, net of reinsurance                           2,438,036,000  2,233,081,000  2,115,700,000
- - -------------------------------------------------------------------------------------------------------------------

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

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT

- - ------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                           1993           1992           1991          1990
- - ------------------------------------------------------------------------------------------------------------------------
Liability for unpaid loss and loss adjustment expenses(1)      $468,718,000   $464,149,000   $440,180,000   $415,645,000
- - ------------------------------------------------------------------------------------------------------------------------
Paid net of reinsurance (cumulative) as of:
  One year later                                                               176,815,000    177,071,000    153,914,000
  Two years later                                                                             283,706,000    256,176,000
  Three years later                                                                                          314,957,000
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- - -------------------------------------------------------------------------------------------------------------------------
Liability net of reinsurance reestimated as of:
  One year later                                                        (2)    473,220,000    460,114,000    418,730,000
  Two years later                                                                             477,877,000    433,604,000
  Three years later                                                                                          445,074,000
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- - -------------------------------------------------------------------------------------------------------------------------
Favorable (deficient) development                                              $ 9,071,000   $(37,697,000 )  $(29,429,000)
- - -------------------------------------------------------------------------------------------------------------------------

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

(1) Net of receivable from reinsurers on unpaid losses and loss adjustment expenses of $44,552,000 in 1993 and $32,701,000 in 1992.

(2) Net of re-estimated receivable from reinsurers of $55,055,000.

- - ---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                   1989         1988          1987         1986         1985         1984         1983
- - ---------------------------------------------------------------------------------------------------------------------------------
Liability for unpaid loss and loss
  adjustment expenses(1)               $377,891,000 $337,979,000 $286,844,000 $217,161,000 $153,483,000 $113,567,000  $89,526,000
- - ---------------------------------------------------------------------------------------------------------------------------------
Paid net of reinsurance (cumulative) as of:
  One year later                        121,051,000  108,423,000   98,802,000   83,511,000   70,725,000   50,376,000   37,032,000
  Two years later                       196,578,000  169,332,000  152,609,000  128,998,000  107,104,000   82,783,000   61,902,000
  Three years later                     250,078,000  206,412,000  182,843,000  156,705,000  127,532,000   98,991,000   76,073,000
  Four years later                      281,409,000  235,720,000  200,753,000  172,261,000  139,188,000  107,850,000   83,194,000
  Five years later                                   254,062,000  218,712,000  181,708,000  146,031,000  114,529,000   88,053,000
  Six years later                                                 230,337,000  193,759,000  150,892,000  118,206,000   91,979,000
  Seven years later                                                            201,313,000  154,879,000  121,377,000   94,110,000
  Eight years later                                                                         158,339,000  123,546,000   95,967,000
  Nine years later                                                                                       126,046,000   97,498,000
  Ten years later                                                                                                      99,246,000
- - ---------------------------------------------------------------------------------------------------------------------------------
Liability net of reinsurance reestimated
  as of:
  One year later                        372,542,000  331,770,000  286,389,000  213,884,000  154,027,000  126,553,000   92,847,000
  Two year later                        362,718,000  322,632,000  282,865,000  219,691,000  156,736,000  125,900,000   99,197,000
  Three year later                      365,901,000  318,052,000  281,937,000  221,401,000  160,791,000  124,876,000   99,886,000
  Four year later                       372,429,000  315,548,000  278,664,000  222,532,000  164,164,000  127,532,000   98,674,000
  Five year later                                    318,506,000  273,723,000  222,122,000  164,090,000  129,793,000  100,268,000
  Six year later                                                  274,248,000  223,622,000  164,685,000  129,714,000  101,700,000
  Seven year later                                                             226,059,000  166,594,000  129,956,000  101,676,000
  Eight year later                                                                          169,008,000  131,289,000  102,058,000
  Nine year later                                                                                        133,723,000  103,230,000
  Ten year later                                                                                                      105,185,000
- - ---------------------------------------------------------------------------------------------------------------------------------
Favorable (deficient) development       $ 5,462,000  $19,473,000  $12,596,000  $(8,898,000)$(15,525,000)$(20,156,000)$(15,659,000)
- - ---------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                Zenith National Insurance Corp. and Subsidiaries

- - -------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                            Note          1993            1992
- - -------------------------------------------------------------------------------------------------------------------------------
Assets
Investments
 Fixed maturities:
  At amortized cost (fair value $438,705,000, 1993, $1,063,235,000, 1992)                        $  401,337,000  $1,031,128,000
  At fair value (cost $687,075,000, 1993, $58,296,000, 1992)                                        705,682,000      58,307,000
 Floating rate preferred stocks, at fair value (cost $30,582,000, 1993 and
 $34,743,000, 1992)                                                                                  31,495,000      32,923,000
 Convertible and non-redeemable preferred stocks, at fair value (cost $11,545,000,
 1993
  and $14,096,000, 1992)                                                                             11,246,000      14,336,000
 Common stocks, at fair value (cost $14,485,000, 1993 and $28,755,000, 1992)                         15,575,000      29,656,000
 Mortgage loans on real estate                                                                        4,515,000       4,960,000
 Policy loans                                                                                        39,609,000      34,308,000
 Short-term investments (at cost, which approximates market)                                        276,841,000     158,698,000
 Other investments                                                                                   14,097,000      10,780,000
- - -------------------------------------------------------------------------------------------------------------------------------
  Total investments                                                                     1, 2      1,500,397,000   1,375,096,000
Cash                                                                                                  8,560,000       1,856,000
Accrued investment income                                                                            21,635,000      22,490,000
Premiums receivable, less allowance for doubtful accounts of $887,000, 1993
  and $400,000, 1992                                                                                 59,188,000      58,381,000
Premium notes receivable, collateralized by letters of credit                                         1,647,000       1,858,000
Receivable from reinsurers and prepaid reinsurance premiums                                          57,426,000      47,189,000
Earned but unbilled premiums receivable                                                               4,586,000       6,880,000
Deferred policy acquisition costs                                                                   108,416,000      91,019,000
Properties and equipment, less accumulated depreciation                                   3          47,042,000      48,443,000
Federal income taxes                                                                      7                           6,987,000
Purchased intangibles and other assets                                                    1          23,216,000      24,382,000
Excess of cost over net assets acquired                                                   1           2,009,000       2,009,000
Other assets                                                                                         23,668,000      16,963,000
- - -------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     $1,857,790,000  $1,703,553,000
- - -------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- - -------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                            Note          1993            1992
- - -------------------------------------------------------------------------------------------------------------------------------
Liabilities
Policy liabilities and accruals
  Unpaid losses and loss expenses                                                                $  513,270,000  $  496,850,000
  Future policy benefits for life insurance contracts                                     4         154,501,000     138,686,000
  Deposits on deferred annuity contracts                                                            545,956,000     485,096,000
  Policy and contract claims                                                                          5,934,000       7,041,000
  Unearned premiums                                                                                 111,896,000     101,799,000
Policyholders' dividends accrued and accumulated                                                     30,378,000      28,304,000
Other policyholder funds                                                                             16,857,000      14,401,000
Reserves on loss portfolio transfers                                                                 11,119,000      12,792,000
Senior notes payable, less unamortized issue costs
  of $1,011,000, 1993 and $1,132,000, 1992                                                6          73,989,000      73,868,000
Federal income taxes                                                                      7          14,255,000
Special policyholders' dividend--Proposition 103 rollback refund                          9                          18,111,000
Other liabilities                                                                                    30,170,000      25,007,000
- - -------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                 1,508,325,000   1,401,955,000
- - -------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                                                    9
Stockholders' equity
Preferred stock, $1 par--shares authorized 1,000,000; issued and outstanding, none in 1993 and 1992
Common stock, $1 par--shares authorized 50,000,000; issued 23,910,000, outstanding
  18,841,000, 1993; issued 23,562,000, outstanding 18,813,000, 1992                      10          23,910,000      23,562,000
Additional paid-in capital                                                                          249,092,000     242,226,000
Retained earnings                                                                                   148,043,000     113,867,000
Net unrealized appreciation (depreciation) on investments, net of $7,093,000
  deferred taxes in 1993                                                                1, 2         13,176,000        (668,000)
- - -------------------------------------------------------------------------------------------------------------------------------
                                                                                                    434,221,000     378,987,000
Less treasury stock at cost (5,069,000 shares, 1993 and 4,749,000 shares, 1992)          10         (84,756,000)    (77,389,000)
- - -------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                          349,465,000     301,598,000
- - -------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                       $1,857,790,000  $1,703,553,000
- - -------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS

                Zenith National Insurance Corp. and Subsidiaries

- - -----------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                               Note         1993          1992          1991
- - -----------------------------------------------------------------------------------------------------------------------
Consolidated revenues:
Property and casualty premium income                                    8      $405,901,000  $377,426,000  $376,068,000
Health and life premium income and other policy charges                          63,921,000    64,448,000    61,556,000
Net investment income                                                   2        92,474,000    96,614,000    95,685,000
Realized gains on investments                                           2        21,045,000    10,847,000    12,999,000
Other income, net                                                       9         2,441,000
- - -----------------------------------------------------------------------------------------------------------------------
Total revenues                                                                  585,782,000   549,335,000   546,308,000
- - -----------------------------------------------------------------------------------------------------------------------
Expenses:
Property and casualty losses and loss expenses incurred                 8       275,208,000   289,732,000   264,851,000
Health and life benefits and other policy credits                                84,448,000    85,493,000    79,924,000
Policy acquisition costs                                                         73,942,000    71,787,000    76,183,000
Other underwriting and operating expenses                                        55,152,000    55,200,000    57,287,000
Policyholders' dividends and participation                                       16,895,000     4,867,000    10,113,000
Special policyholders' dividend--Proposition 103 rollback refund        9                      16,078,000
Interest expense                                                      5, 6        6,658,000     6,472,000     5,430,000
- - -----------------------------------------------------------------------------------------------------------------------
Total expenses                                                                  512,303,000   529,629,000   493,788,000
- - -----------------------------------------------------------------------------------------------------------------------
Income from operations before federal income taxes,
  extraordinary items and cumulative effect of accounting change                 73,479,000    19,706,000    52,520,000
Federal income taxes                                                    7        20,279,000       370,000     9,219,000
- - -----------------------------------------------------------------------------------------------------------------------
Net income before extraordinary items and cumulative effect of
  accounting change                                                              53,200,000    19,336,000    43,301,000
Extraordinary item--debt retirement cost,
  net of tax benefit of $698,000                                        6                      (1,355,000)
Extraordinary item--tax benefit associated with utilization
  of capital losses carried forward                                     7                                     2,600,000
Cumulative effect of change in accounting for income taxes            1, 7                     10,719,000
- - -----------------------------------------------------------------------------------------------------------------------
Net income                                                                     $ 53,200,000  $ 28,700,000  $ 45,901,000
- - -----------------------------------------------------------------------------------------------------------------------
Earnings per share:
Net income before extraordinary items and cumulative effect
  of accounting change                                                         $       2.76  $       1.02  $       2.28
Extraordinary items                                                                                  (.07)          .14
Cumulative effect of change in accounting for income taxes                                            .57
- - -----------------------------------------------------------------------------------------------------------------------
Net income per common share                                            11      $       2.76  $       1.52  $       2.42
- - -----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

                Zenith National Insurance Corp. and Subsidiaries

- - ------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                   1993           1992            1991
- - ------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Premiums collected                                                  $ 492,758,000  $ 459,247,000   $ 461,330,000
  Deposits on universal life type contracts                              21,142,000     14,761,000      12,084,000
  Investment income received                                             95,324,000     98,192,000      94,692,000
  Losses and loss adjustment expenses paid                             (270,854,000)  (266,345,000)   (244,799,000)
  Health claims paid                                                    (31,305,000)   (33,597,000)    (31,996,000)
  Death and surrender benefits paid                                     (11,659,000)   (11,655,000)    (10,588,000)
  Underwriting and other operating expenses paid                       (131,082,000)  (130,458,000)   (132,837,000)
  Real estate construction costs paid                                    (7,285,000)
  Reinsurance premiums paid                                             (21,429,000)   (22,797,000)    (22,765,000)
  Dividends paid to policyholders                                       (14,720,000)   (10,307,000)    (19,008,000)
  Special policyholders' dividend--Proposition 103 rollback refund      (18,447,000)
  Interest paid                                                          (6,914,000)    (6,073,000)     (5,128,000)
  Interest on deferred annuity contracts                                (33,752,000)   (33,593,000)    (29,014,000)
  Income taxes paid                                                      (5,178,000)    (3,446,000)     (3,005,000)
- - ------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                 56,599,000     53,929,000      68,966,000
- - ------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of invested assets                                         (620,044,000)  (638,854,000) (1,009,210,000)
  Proceeds from sales of invested assets                                651,907,000    479,080,000     842,752,000
  Capital expenditures                                                   (3,568,000)    (4,168,000)     (3,347,000)
  Cash received under portfolio transfers                                                7,628,000         174,000
  Losses and adjustment expenses paid under portfolio transfers          (1,656,000)    (2,187,000)     (3,267,000)
  Net change in short-term investments                                 (116,953,000)     6,683,000      57,756,000
  Other -- principally cash received (advanced) through notes
    receivable                                                            2,309,000        128,000      (2,910,000)
- - ------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                (88,005,000)  (151,690,000)   (118,052,000)
- - ------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Cash received from bank line of credit                                  1,000,000      6,350,000      32,300,000
  Cash paid on bank line of credit                                       (1,000,000)   (40,150,000)    (36,600,000)
  Cash dividends paid to common stockholders                            (19,018,000)   (18,927,000)    (19,012,000)
  Proceeds from exercise of stock options                                 6,261,000      4,526,000         599,000
  Deposits on deferred annuity contracts                                 56,764,000     83,600,000      80,203,000
  Acquisition costs of deferred annuity contracts, deferred              (5,925,000)    (9,104,000)     (9,104,000)
  Annuitization and return of policyholders' balances on deferred
    annuity contracts                                                   (26,357,000)   (20,279,000)    (18,280,000)
  Retirement of Senior Notes payable 1994                                              (17,740,000)
  Net proceeds from issuance of Senior Notes payable 2002                               73,787,000
  Interest on deferred annuity contracts                                 33,752,000     33,593,000      29,014,000
  Purchase of treasury shares                                            (7,367,000)    (5,686,000)     (4,954,000)
- - ------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                 38,110,000     89,970,000      54,166,000
- - ------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                           6,704,000     (7,791,000)      5,080,000
Cash at beginning of year                                                 1,856,000      9,647,000       4,567,000
- - ------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                   $   8,560,000  $   1,856,000   $   9,647,000
- - ------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
Net income                                                            $  53,200,000  $  28,700,000   $  45,901,000
Adjustments to reconcile net income to net cash flows from operating activities:
  Depreciation                                                            4,978,000      4,855,000       4,832,000
  Amortization of intangibles and costs on notes payable                  1,286,000      2,969,000       1,575,000
  Net amortization of bonds and preferred stocks                          1,683,000      1,885,000         269,000
  Realized gains on investments                                         (21,045,000)   (10,847,000)    (12,999,000)
  Decrease (increase) in:
    Accrued investment income                                               855,000       (542,000)     (1,484,000)
    Premiums receivable                                                   1,698,000      3,634,000       5,340,000
    Receivable from reinsurers                                          (10,237,000)   (41,384,000)     (4,301,000)
    Deferred policy acquisition costs                                   (11,472,000)    (5,305,000)     (3,602,000)
  Increase (decrease) in:
    Unpaid losses and loss expenses                                      16,420,000     56,670,000      24,535,000
    Future policy benefits for life insurance contracts                  15,815,000     12,917,000       9,637,000
    Policy and contract claims                                           (1,107,000)      (168,000)       (150,000)
    Unearned premiums                                                    10,097,000      6,220,000       5,116,000
    Policyholders' dividends accrued and accumulated                    (16,037,000)    13,349,000      (9,113,000)
    Other policyholder funds                                              2,456,000       (176,000)      2,234,000
    Federal income taxes                                                 15,101,000    (14,493,000)      3,614,000
    Other                                                                (7,092,000)    (4,355,000)     (2,438,000)
- - ------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                              $  56,599,000  $  53,929,000   $  68,966,000
- - ------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                Zenith National Insurance Corp. and Subsidiaries

         aa
- - ---------------------------------------------------------------------------------------------------------------------------
                                                                                                  Preferred       Common
Three years ended December 31, 1993                                                    Note      stock $1 par  stock $1 par
- - ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                                                                                    $23,215,000
Net income for 1991
Net unrealized appreciation on investments in equity securities                              2
Exercise of 44,000 stock options                                                            10                      44,000
Tax benefit on options exercised in 1991
Purchase of 336,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- - ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                                                                    23,259,000
Net income for 1992
Net unrealized appreciation on investments                                                   2
Exercise of 303,000 stock options                                                           10                     303,000
Tax benefit on options exercised in 1992
Purchase of 323,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- - ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                                                                    23,562,000
Net income for 1993
Net unrealized appreciation on investments, net of deferred taxes of $543,000              1,2
Cumulative effect of change in accounting for investments, net of deferred taxes
  of $6,550,000                                                                              1
Exercise of 348,000 stock options                                                           10                     348,000
Tax benefit on options exercised in 1993
Purchase of 320,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- - ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                                                    $23,910,000
- - ---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- - ----------------------------------------------------------------------------------------------------------------------------------
                                               Additional                  Net unrealized appreciation
                                                paid-in       Retained         (depreciation) on          Treasury
Three years ended December 31, 1993             capital       earnings            investments               stock       Total
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                 $237,095,000   $  77,128,000  $  (29,394,000)           $  (66,749,000) $ 241,295,000

Net income for 1991                                            45,901,000                                               45,901,000
Net unrealized appreciation on investments in
  equity securities                                                            17,321,000                               17,321,000
Exercise of 44,000 stock options                  555,000                                                                  599,000
Tax benefit on options exercised in 1991           48,000                                                                   48,000
Purchase of 336,000 treasury shares at cost                                                              (4,954,000)    (4,954,000)
Cash dividends declared to common stockholders
  ($1.00 per share, paid quarterly)                            (18,976,000)                                            (18,976,000)
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                  237,698,000      104,053,000     (12,073,000)             (71,703,000)   281,234,000
Net income for 1992                                             28,700,000                                              28,700,000
Net unrealized appreciation on investments                                      11,405,000                              11,405,000
Exercise of 303,000 stock options               4,223,000                                                                4,526,000
Tax benefit on options exercised in 1992          305,000                                                                  305,000
Purchase of 323,000 treasury shares at cost                                                              (5,686,000)    (5,686,000)
Cash dividends declared to common stockholders
  ($1.00 per share, paid quarterly)                            (18,886,000)                                            (18,886,000)
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                  242,226,000      113,867,000        (668,000)             (77,389,000)   301,598,000
Net income for 1993                                             53,200,000                                              53,200,000
Net unrealized appreciation on investments, net
  of deferred taxes of $543,000                                                  1,681,000                               1,681,000
Cumulative effect of change in accounting for
  investments, net of deferred taxes of
  $6,550,000                                                                    12,163,000                              12,163,000
Exercise of 348,000 stock options               5,913,000                                                                6,261,000
Tax benefit on options exercised in 1993          953,000                                                                  953,000
Purchase of 320,000 treasury shares at cost                                                              (7,367,000)    (7,367,000)
Cash dividends declared to common stockholders
  ($1.00) per share, paid quarterly)                           (19,024,000)                                            (19,024,000)
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                 $249,092,000    $ 148,043,000  $   13,176,000           $  (84,756,000) $ 349,465,000
- - ----------------------------------------------------------------------------------------------------------------------------------

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

NOTE 2--INVESTMENTS
    The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

- - --------------------------------------------------------------------
(Dollars in                        Gross        Gross
thousands)          Amortized   unrealized   unrealized     Fair
December 31, 1993      cost         gains      (losses)     value
- - --------------------------------------------------------------------
Held-to-maturity
U.S. Treasury
  securities         $     248    $       7                $     255
Corporate debt
  securities           340,931       36,532    $    (347)    377,116
Mortgage backed
  securities            60,158        1,176                   61,334
- - --------------------------------------------------------------------
    Total, held-
      to-maturity    $ 401,337    $  37,715    $    (347)  $ 438,705
- - --------------------------------------------------------------------
- - --------------------------------------------------------------------
(Dollars in                         Gross        Gross
thousands)          Amortized   unrealized   unrealized     Fair
December 31, 1993      cost         gains      (losses)     value
- - --------------------------------------------------------------------
Available-for-sale
U.S. Treasury
  securities         $ 215,945    $     444    $    (509)  $ 215,880
Foreign government
  debt securities        5,612           79                    5,691
Corporate debt
  securities           262,003       19,287         (894)    280,396
Mortgage backed
  securities            58,446          598           (8)     59,036
Redeemable
  preferred stocks      33,217          753         (995)     32,975
Equity securities       48,827        1,861         (347)     50,341
Short-term
  investments          276,841                               276,841
- - --------------------------------------------------------------------
    Total,
      available-
      for-sale       $ 900,891    $  23,022    $  (2,753)  $ 921,160
- - --------------------------------------------------------------------
Trading securities
U.S. Treasury
  securities         $ 107,747    $      27    $    (140)  $ 107,634
Corporate debt
  securities             4,105           57          (92)      4,070
Equity securities        7,785          228          (38)      7,975
- - --------------------------------------------------------------------
    Total, trading
      securities     $ 119,637    $     312    $    (270)  $ 119,679
- - --------------------------------------------------------------------

    Fixed maturity investments at December 31, 1993, are due as follows:

- - -------------------------------------------------------
(Dollars in thousands)           Amortized      Fair
December 31, 1993                  cost        value
- - -------------------------------------------------------
Held-to-maturity:
  Due in one year or less        $   8,495   $    8,977
  Due after one year through
    five years                      78,499       85,879
  Due after five years through
    ten years                      151,725      164,829
  Due after ten years              162,618      179,020
- - -------------------------------------------------------
    Total                        $ 401,337   $  438,705
- - -------------------------------------------------------
Available-for-sale:
  Due in one year or less        $ 368,538   $  368,994
  Due after one year through
    five years                     286,188      290,121
  Due after five years through
    ten years                      112,205      118,641
  Due after ten years               85,133       93,063
- - -------------------------------------------------------
    Total                        $ 852,064   $  870,819
- - -------------------------------------------------------

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

    The amortized cost and market values of investments in fixed maturities and short-term investments were as follows:

- - ------------------------------------------------------------
(Dollars in
thousands)                    Gross        Gross
December 31,    Amortized  unrealized   unrealized    Market
1992              cost        gains      (losses)      value
- - ------------------------------------------------------------
U.S.
  Treasury
  securities and
  obligations
  of U.S.
  government
  corporations
  and agencies:
  Held for
    investment  $ 256,927   $   2,570    $    (501)  $ 258,996
  Held for sale    71,601       1,908           (6)     73,503
  Trading
   portfolio       55,374          94         (105)     55,363
  Short-term
 investments       19,977                               19,977
- - --------------------------------------------------------------
    Total       $ 403,879   $   4,572    $    (612)  $ 407,839
- - --------------------------------------------------------------
Obligations of
  states and
  political
  subdivisions:
  Held for
    investment  $   1,339                            $   1,339
Corporate
  securities:
  Held for
    investment  $ 654,497   $  31,506    $  (2,743)  $ 683,260
  Held for sale    46,764       1,099       (1,726)     46,137
  Trading
    portfolio       2,922          22                    2,944
  Short-term
    investments   138,721                              138,721
- - --------------------------------------------------------------
    Total       $ 842,904   $  32,627    $  (4,469)  $ 871,062
- - --------------------------------------------------------------
Total:
  Held for
    investment  $ 912,763   $  34,076    $  (3,244)  $ 943,595
  Held for sale   118,365       3,007       (1,732)    119,640
  Trading
    portfolio      58,296         116         (105)     58,307
  Short-term
    investments   158,698                              158,698
- - --------------------------------------------------------------
    Total      $1,248,122   $  37,199    $  (5,081) $1,280,240
- - --------------------------------------------------------------

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

    Gross unrealized appreciation and gross
unrealized depreciation were:

- - ---------------------------------------------------------
(Dollars in thousands)
December 31,                           1993       1992
- - ---------------------------------------------------------
Fixed maturities
  Unrealized appreciation            $  21,161  $     116
  Unrealized (depreciation)             (2,406)      (105)
- - ---------------------------------------------------------
Net unrealized appreciation          $  18,755  $      11
- - ---------------------------------------------------------
Equity securities
  Unrealized appreciation            $   1,861  $   3,320
  Unrealized (depreciation)               (347)    (3,999)
- - ---------------------------------------------------------
Net unrealized appreciation
  (depreciation)                     $   1,514  $    (679)
- - ---------------------------------------------------------
  Total                              $  20,269  $    (668)
- - ---------------------------------------------------------

    Net realized gains (losses) on investments and net unrealized appreciation (depreciation) on total investments before taxes are summarized as follows:

- - -----------------------------------------------------------------
(Dollars in thousands)         Fixed       Equity
Year Ended December 31,     maturities   securities      Total
- - -----------------------------------------------------------------
1993
Net realized investment
  gains:
  Held for investment        $   5,107
  Held for sale                  6,347
  Trading portfolio              2,147
                            -----------
Total net realized
  investment gains              13,601    $   7,444    $  21,045
Net unrealized
  appreciation
  (depreciation) during
  the year:
  Held for investment            6,536
  Held for sale                 17,480
  Trading portfolio               (159)
                            -----------
Total net unrealized
  appreciation during
  the year                      23,857        2,383       26,240
- - -----------------------------------------------------------------
  Total                      $  37,458    $   9,827    $  47,285
- - -----------------------------------------------------------------
1992
Net realized investment
  gains (losses):
  Held for investment        $   8,488
  Held for sale                   (111)
  Short-term investments
                                   162
                            -----------
Total net realized
  investment gains               8,539    $   2,308    $  10,847
Net unrealized
  appreciation
  (depreciation) during
  the year:
  Held for investment            4,071
  Held for sale                   (940)
  Trading portfolio                 11
                            -----------
Total net unrealized
  appreciation during
  the year                       3,142       11,394       14,536
- - -----------------------------------------------------------------
  Total                      $  11,681    $  13,702    $  25,383
- - -----------------------------------------------------------------
1991
Net realized investment
  gains                      $   9,812    $   3,187    $  12,999
Net unrealized
  appreciation during
  the year                      78,250       17,321       95,571
- - -----------------------------------------------------------------
  Total                      $  88,062    $  20,508    $ 108,570
- - -----------------------------------------------------------------

    Investment income is summarized as follows:

- - ----------------------------------------------------------------
(Dollars in thousands)
Year ended December 31,       1993         1992         1991
- - ----------------------------------------------------------------
Fixed maturities
  Bonds                     $  79,384    $  78,197    $  68,462
  Redeemable
    preferred stocks            3,205        6,382       10,515
Equity securities
  Floating rate
    preferred stocks            2,181        2,972        4,183
  Convertible and
    nonredeemable
    preferred stocks              715        1,155        1,058
  Common stocks                   325          486          680
Mortgage loans on
  real estate                     572          980          973
Policy loans                    2,562        2,129        1,733
Short-term investments          6,775        5,023        8,445
Notes receivable                  101          195          425
Other                           1,454        3,163        3,238
- - ----------------------------------------------------------------
                               97,274      100,682       99,712
Less investment expenses        4,800        4,068        4,027
- - ----------------------------------------------------------------
Net investment income       $  92,474    $  96,614    $  95,685
- - ----------------------------------------------------------------

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

NOTE 3--PROPERTIES AND EQUIPMENT
    Properties and equipment consists of the following:

- - ------------------------------------------------------
(Dollars in thousands)
December 31,                        1993       1992
- - ------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            32,360     31,060
Furniture, fixtures and
  equipment                          32,450     30,204
- - ------------------------------------------------------
                                     79,646     76,100
Less accumulated depreciation        32,604     27,657
- - ------------------------------------------------------
  Total                           $  47,042  $  48,443
- - ------------------------------------------------------

NOTE 4--FUTURE POLICY BENEFITS
    Future policy benefits and life insurance in force consist of:

- - --------------------------------------------------------------------
                              Life       Future        Interest
(Dollars in thousands)      Insurance    policy          rate
December 31,                in force    benefits      assumptions
- - --------------------------------------------------------------------
1993
Universal life contracts   $ 2,151,874  $  88,165            7.0%
Traditional life
  contracts                    750,750     48,969            9.9%
Other                           73,554     17,367            7.9%
- - --------------------------------------------------------------------
1992
Universal life contracts   $ 1,799,056  $  74,076            7.3%
Traditional life
  contracts                    796,722     47,755            9.6%
Other                          355,871     16,855            8.6%
- - --------------------------------------------------------------------

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

NOTE 7--FEDERAL INCOME TAXES
    The components of the provision (benefit) for taxes on income from operations are:

- - -------------------------------------------------------------
(Dollars in thousands)
Year Ended December 31,         1993       1992       1991
- - -------------------------------------------------------------
Current                       $  11,982  $   5,146  $   5,707
Deferred                          8,297     (4,776)       912
Charge in lieu of taxes                                 2,600
- - -------------------------------------------------------------
Total federal income taxes    $  20,279  $     370  $   9,219
- - -------------------------------------------------------------

    The charge in lieu of taxes in 1991 represents the additional taxes that would have been incurred without the capital loss carryforward, the benefit of which was reflected as an extraordinary item.
    The difference between the statutory federal income tax rate (35% in 1993 and 34% in 1992 and 1991) and Zenith's effective tax rate on income from operations, as reflected in the financial statements, is explained as follows:

- - ------------------------------------------------------------
(Dollars in thousands)
Year ended December 31,        1993       1992       1991
- - ------------------------------------------------------------
Statutory federal income
  tax:                       $  25,718  $   6,700  $  17,857
Increase (reduction) in taxes:
  Dividend received
    deduction                   (1,537)    (2,577)    (3,841)
  Tax exempt interest                        (812)    (2,159)
  "Fresh start" benefits                                (902)
  Proration of dividend
    exclusion and tax
    exempt interest to loss
    reserves                       204        449        812
  Rate differential
    associated with AMT                               (1,820)
  Utilization of AMT
    credit carryforward                                 (775)
  Tax benefit of capital
    loss carryforward           (4,253)    (3,688)
  Other                            147        298         47
- - ------------------------------------------------------------
  Total federal income
  taxes                      $  20,279  $     370  $   9,219
- - ------------------------------------------------------------

    In 1992 Zenith adopted SFAS No. 109 retroactive to the beginning of 1992 (see Note 1). The cumulative effect of such adoption was an increase in income of $10,719,000 from the adjustment of deferred taxes at the beginning of the year, net of a valuation allowance of $11,947,000. The effect on the provision for federal income taxes in 1992 increased net income by $881,000. In addition, the tax effect of purchased life insurance reserves was reclassified to deferred taxes.
    In 1993 and 1992, deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

- - --------------------------------------------------------------
                                              Deferred tax
                                                 assets
(Dollars in thousands)                       (liabilities)
                                          --------------------
Year ended December 31,                     1993       1992
- - --------------------------------------------------------------
Differences between the tax basis and
  book basis of investments               $  (7,725) $   2,286
Earned but unbilled premiums receivable      (1,605)    (2,160)
Deferred policy acquisition costs           (36,586)   (29,943)
Purchased intangibles                       (15,601)   (14,835)
Properties and equipment                     (2,597)    (2,576)
Capital loss carryover                                   1,346
AMT credit carryover                                     2,381
Property and casualty loss reserve
  discount                                   25,727     23,790
Difference in computing life policy
  reserves                                   17,044     12,745
Limitation on deduction for unearned
  premiums                                    7,243      6,344
Policyholders' dividends accrued              7,464      6,318
Accrued cost of Proposition 103 rollback
  refund                                                 5,468
Other                                        (3,023)      (947)
- - --------------------------------------------------------------
                                             (9,659)    10,217
Valuation allowance                                     (4,484)
- - --------------------------------------------------------------
Net deferred tax asset (liability)        $  (9,659) $   5,733
- - --------------------------------------------------------------

    Property and casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.
    In 1991 deferred taxes are the result of timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of timing differences, and tax effect of each are:

- - ------------------------------------------------------------
(Dollars in thousands)
Year ended December 31, 1991
- - ------------------------------------------------------------
Deferred policy acquisition costs                  $   4,092
Undeclared policyholders' dividends accrued and
  accumulated                                          2,610
Discount on loss and loss expense reserves            (2,219)
Amortization of purchased intangibles                  2,148
Difference in computing policy reserves               (3,474)
Subrogation receivable                                   (25)
Amortization of January 1, 1987 unearned premium
  reduction                                           (1,024)
Market discount not recognized for tax purposes
  currently                                              655
Depreciation                                             160
Effect of AMT                                         (1,038)
Other                                                   (973)
- - ------------------------------------------------------------
Total deferred tax                                 $     912
- - ------------------------------------------------------------

    Current taxes receivable (payable) and deferred taxes were as follows:

- - --------------------------------------------------------
(Dollars in thousands)
Year Ended December 31,               1993       1992
- - --------------------------------------------------------
Current taxes                       $  (4,596) $   1,254
Deferred taxes                         (9,659)     5,733
- - --------------------------------------------------------
Federal income taxes                $ (14,255) $   6,987
- - --------------------------------------------------------

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

NOTE 8--REINSURANCE
    Reinsurance transactions reflected in the financial statements are as follows:

- - ----------------------------------------------------------
(Dollars in thousands)       1993       1992       1991
- - ----------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year             $  22,457  $  22,231  $  21,498
Ceded reinsurance netted
  against property and
  casualty losses and
  loss adjustment
  expenses incurred           38,716     11,350     18,986
Net assumed reinsurance
  included in earned
  premiums for the year       26,094     19,357     27,531
- - ----------------------------------------------------------

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

NOTE 9--COMMITMENTS AND CONTINGENT
LIABILITIES
    Zenith and its subsidiaries lease space for some of its offices expiring through 2002, equipment on leases expiring through 1996 and automobiles on two through five year leases. The minimum rentals on these operating leases as of December 31, 1993 are as follows:

- - -------------------------------------------------------------
(Dollars in
thousands)
Year           Equipment    Auto fleet    Offices     Total
- - -------------------------------------------------------------
1994           $      66     $     731   $   3,687  $   4,484
1995                  37           301       3,133      3,471
1996                  20            49       2,347      2,416
1997                                         1,072      1,072
1998 and
 thereafter                                  5,789      5,789
- - -------------------------------------------------------------
Total          $     123     $   1,081   $  16,028  $  17,232
- - -------------------------------------------------------------

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

NOTE 10--COMMON STOCK
    Under an employee non-qualified stock option plan adopted by the Board of Directors in 1978, as amended, options are issued to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options expire between five and ten years after the date of grant or three months after termination of employment. Zenith makes no charges to earnings in connection with stock options.
    Additional information with respect to stock options is as follows:

- - ---------------------------------------------------------------
                                           Option Price
                        Number     ----------------------------
Options                of shares     Per share        Total
- - ---------------------------------------------------------------
Outstanding at
  December 31, 1991    1,720,000   $11.94-$ 21.02  $ 30,638,000
Granted                  335,000      17.13-17.44     5,781,000
Exercised                303,000      11.94-19.09     4,527,000
Expired or cancelled     367,000      17.84-20.11     6,947,000
                      -----------                  ------------
Outstanding at
  December 31, 1992    1,385,000      11.94-21.02    24,945,000
Granted                  332,000      22.56-28.19     8,198,000
Exercised                348,000      11.94-19.81     6,261,000
Expired or cancelled      65,000      11.94-19.81     1,137,000
                      -----------                  ------------
Outstanding at
  December 31, 1993    1,304,000   $11.94-$ 28.19  $ 25,745,000
- - ---------------------------------------------------------------

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

NOTE 13--STATUTORY FINANCIAL DATA
    Capital stock and surplus and net income on a statutory basis as reported to regulatory authorities were as follows:

- - --------------------------------------------------
(Dollars in thousands)
Year ended
December 31,         1993       1992       1991
- - --------------------------------------------------
Capital stock and
  surplus:
  Property and
    casualty,
    consolidated   $ 228,097  $ 203,479  $ 186,806
  Life insurance      59,241     54,769     45,247
Net income:
  Property and
    casualty,
    consolidated      49,698      7,562     35,984
  Life insurance       4,966      8,253     10,434
- - --------------------------------------------------

NOTE 14--UNAUDITED QUARTERLY FINANCIAL
DATA

- - -------------------------------------------------------------------
(Dollars in thousands
except per share data)
Year ended             March      June      September    December
December 31, 1993       31         30          30           31
- - -------------------------------------------------------------------
Premium income and
  other policy
  charges            $ 113,935  $ 120,192   $ 119,992    $ 115,703
Net investment
  income                24,324     23,683      22,872       21,595
Realized gains on
  investments            4,997      5,659       3,841        6,548
Other income, net                               2,441
Net income              12,600     15,100      13,500       12,000
Net income per
  share                    .66        .78         .70          .63
- - -------------------------------------------------------------------

- - ---------------------------------------------------------------------
(Dollars in thousands
except per share data)
Year ended               March      June      September    December
December 31, 1992         31         30          30           31
- - ---------------------------------------------------------------------
Premium income
  and other policy
  charges              $ 104,877  $ 108,068   $ 111,686    $ 117,243
Net investment income     23,646     24,707      24,923       23,338
Realized gains on
  investments              1,845      3,266       4,527        1,209
Income (loss) from
  operations before
  income taxes,
  extraordinary
  item and cumulative
  effect of
  accounting change       11,647     12,139       1,702       (5,782)
Extraordinary
  item--debt
  retirement cost                    (1,355)
Cumulative effect of
  accounting
  change                  10,719
Net income (loss)         19,644      7,818       2,734       (1,496)
Net income (loss)
  per share                 1.04        .41         .14         (.08)
- - ---------------------------------------------------------------------

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

The following table is a summary of results by major segments:

- - ------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
Year ended December 31                                                 1993        1992        1991
- - ------------------------------------------------------------------------------------------------------
Property and Casualty
  Net written premiums                                              $  415,947  $  378,178  $  380,408
  Net earned premiums                                                  405,901     377,426     376,068
  Investment income                                                     36,643      42,276      45,727
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                        11,251     (20,621)     (8,453)
  Underwriting income (loss)(1)                                         11,251     (36,699)     (8,453)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(3)(8)                                               32,425      16,674      31,400
  Income after taxes and before realized gains(3)                       32,425       6,063      31,400
  Income after taxes                                                    40,939      16,208      41,841
  Identifiable assets                                                  946,219     912,928     815,255
- - ------------------------------------------------------------------------------------------------------
Health and Life
  Premium income and other policy charges(2)                            63,921      64,448      61,556
  Investment income                                                     55,339      53,486      49,558
  Income after taxes and before realized gains(3)                        4,096       8,205       6,913
  Income after taxes                                                    12,932      10,354       8,325
  Identifiable assets                                                  897,157     789,664     669,434
- - ------------------------------------------------------------------------------------------------------
Parent
  Investment income                                                        492         852         400
  (Loss) after taxes and before realized gains (losses) (3)             (1,253)     (5,779)     (5,411)
  (Loss) after taxes                                                      (671)     (7,226)     (6,865)
  Identifiable assets                                                   32,409      22,928       9,226
- - ------------------------------------------------------------------------------------------------------
Consolidated total
  Premium income and other policy charges                              469,822     441,874     437,624
  Investment income                                                     92,474      96,614      95,685
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                        11,251     (20,621)     (8,453)
  Underwriting income (loss)(1)(8)                                      11,251     (36,699)     (8,453)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(4)(3)(8)                                            33,682      19,100      32,902
    Per share                                                             1.75        1.01        1.73
  Income after taxes and before realized gains(3)                       35,268       8,489      32,902
  Income after taxes                                                    53,200      19,336      43,301
  Net income(5)(6)                                                      53,200      28,700      45,901
    Per share                                                             2.76        1.52        2.42
  Total assets(7)                                                   $1,857,790  $1,703,553  $1,477,571
- - ------------------------------------------------------------------------------------------------------

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