Form 10-K/A, Exhibit 13
period 1994-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1995-06-29
CIK 109261

            The information in the following table provides estimates of incurred losses by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years.

- --------------------------------------------------------------------------------------
                            Incurred loss and loss adjustment expense (1)
Years in which  ----------------------------------------------------------------------
 losses were                reported at end of year (dollars in thousands)
   incurred        1989        1990        1991        1992        1993        1994
- --------------------------------------------------------------------------------------

Prior to 1989   $1,315,802  $1,306,122  $1,301,039  $1,301,497  $1,304,442  $1,304,670
  1989             231,956     234,878     229,121     234,481     238,051     238,547
Cumulative       1,547,758   1,541,000   1,530,160   1,535,978   1,542,493   1,543,217
  1990                         246,088     258,356     269,321     274,281     274,505
Cumulative                   1,787,088   1,788,516   1,805,299   1,816,774   1,817,722
  1991                                     264,243     267,488     273,817     273,300
Cumulative                               2,052,759   2,072,787   2,090,591   2,091,022
  1992                                                 270,162     261,510     263,543
Cumulative                                           2,342,949   2,352,101   2,354,565
  1993                                                             266,316     254,208
Cumulative                                                       2,618,417   2,608,773
  1994                                                                         273,358
Ratios:
  1989               65.02%      65.83%      64.22%      65.72%      66.72%      66.86%
  1990                           65.94       69.23       72.17       73.50       73.56
  1991                                       70.05       70.91       72.59       72.45
  1992                                                   70.73       68.47       69.00
  1993                                                               65.23       62.27
  1994                                                                           67.63
- --------------------------------------------------------------------------------------

             (1) This analysis displays the accident year incurred loss and loss adjustment expense development on a statutory basis for accident years 1989-1994 for all property-casualty business. The total cost for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year end. Past development may not be an accurate indicator of future development since trends and conditions change.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

                                    Overview

    The following discussion presents our past results and our expectations for the near future. The tables below clearly show the impact of lower interest rates during the last three years as well as the change in underwriting results with and without catastrophes. A year to year comparison is also significantly influenced by realized gains on investments. The process of establishing loss reserves is an imprecise science involving significant judgement factors. The table on page 27 clearly shows the significant impact of loss reserve estimation on yearly comparisons of results.

- ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                1994       1993       1992
- ---------------------------------------------------------------------------------------------------
Investment income, after tax, excluding health and life             $  25,670  $  25,475  $  31,402
Realized gains on investments, after tax                                1,590     17,932     10,847
- ---------------------------------------------------------------------------------------------------
Sub-total                                                              27,260     43,407     42,249
- ---------------------------------------------------------------------------------------------------

Property-casualty underwriting, after tax:
  Income (loss) excluding catastrophes and Proposition 103             15,669      8,652     (4,208)
  Catastrophe losses                                                   (9,945)    (1,365)    (9,900)
- ---------------------------------------------------------------------------------------------------
Property-casualty underwriting income (loss) excluding Proposition
  103                                                                   5,724      7,287    (14,108)
- ---------------------------------------------------------------------------------------------------

Health and life income after tax, excluding CLIGA assessments           9,204      7,424      8,205
Income from real estate operations, after tax                           1,423
Interest expense, after tax                                            (3,859)    (4,328)    (4,273)
Parent expenses, after tax                                             (2,638)    (2,176)    (2,126)
Other items, after tax:
  Proposition 103 rollback refund                                                           (10,611)
  CLIGA assessments                                                      (455)    (3,328)
  Lawsuit settlement                                                    1,241      4,914
  Cumulative effect of change in accounting for income taxes                                 10,719
  Extraordinary item                                                                         (1,355)
- ---------------------------------------------------------------------------------------------------
Net income                                                          $  37,900  $  53,200  $  28,700
- ---------------------------------------------------------------------------------------------------

                     Property-Casualty Insurance Operations

    Premiums earned and underwriting results of Zenith's property-casualty subsidiaries were as follows:

- ---------------------------------------------------------------------------------------------
(Dollars in thousands)                                          1994       1993       1992
- ---------------------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                                       $ 216,030  $ 244,661  $ 221,652
  Reinsurance                                                    36,138     23,295     18,382
  Automobile and other Property-Casualty                        149,757    137,945    137,392
- ---------------------------------------------------------------------------------------------
  Total                                                       $ 401,925  $ 405,901  $ 377,426
- ---------------------------------------------------------------------------------------------
Underwriting income (loss) before taxes
  Workers' Compensation                                       $  12,151  $  11,618  $  (1,495)
  Reinsurance                                                     4,322      5,337    (14,002)
  Automobile and other Property-Casualty
    excluding Proposition 103 rollback refund                    (6,940)    (5,704)    (5,124)
- ---------------------------------------------------------------------------------------------
  Total excluding Proposition 103 rollback refund                 9,533     11,251    (20,621)
    Proposition 103 rollback refund                                                   (16,078)
- ---------------------------------------------------------------------------------------------
  Total including Proposition 103 rollback refund             $   9,533  $  11,251  $ (36,699)
- ---------------------------------------------------------------------------------------------

    Our key operating goal is to achieve a combined ratio of 100%. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property-casualty insurance business. It is the sum of underwriting expenses, net incurred losses, loss adjustment expenses and policyholders' dividends, expressed as a percentage of net premiums earned. Combined ratios were as follows:
- ---------------------------------------------------------------------------------------------

                                                                1994       1993       1992
- ---------------------------------------------------------------------------------------------
Combined loss and expense ratios
  Workers' Compensation
    Losses                                                        32.3%      38.9%      53.6%
    Loss adjustment expenses                                      27.6%      28.5%      21.4%
    Underwriting expenses                                         26.4%      21.7%      24.4%
    Dividends to policyholders                                     8.1%       6.2%       1.3%
- ---------------------------------------------------------------------------------------------
      Combined ratio                                              94.4%      95.3%     100.7%
- ---------------------------------------------------------------------------------------------
  Reinsurance
    Losses and loss adjustment expenses                           70.7%      58.7%     149.3%
    Underwriting expenses                                         17.3%      18.4%      26.9%
- ---------------------------------------------------------------------------------------------
      Combined ratio                                              88.0%      77.1%     176.2%
- ---------------------------------------------------------------------------------------------
  Automobile and other Property-Casualty
    Losses and loss adjustment expenses                           72.5%      70.1%      70.0%
    Underwriting expenses                                         32.1%      34.0%      33.7%
- ---------------------------------------------------------------------------------------------
      Combined ratio excluding Prop. 103 rollback refund         104.6%     104.1%     103.7%
    Proposition 103 rollback refund                                                     11.7%
- ---------------------------------------------------------------------------------------------
      Combined ratio including Prop. 103 rollback refund         104.6%     104.1%     115.4%
- ---------------------------------------------------------------------------------------------
  Total combined ratio excluding Prop. 103 rollback refund        97.6%      97.2%     105.5%
    Proposition 103 rollback refund                                                      4.2%
- ---------------------------------------------------------------------------------------------
  Total combined ratio including Prop. 103 rollback refund        97.6%      97.2%     109.7%
- ---------------------------------------------------------------------------------------------

    The profitability of property-casualty insurance underwriting operations is dependent upon, principally, the adequacy of rates charged to the insured for insurance protection, the frequency and severity of claims, the ability of the Company to accurately accrue reported and unreported losses in the correct period, the level of dividends paid to policyholders, and the Company's ability to service claims, maintain policies and acquire business efficiently. Property insurance exposes Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Most notably, the Northridge earthquake in 1994 and hurricane "Andrew" in 1992 had significant adverse effects on the results of operations as discussed below.
    The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one year loss reserve development for loss and loss expenses for the three main lines of property-casualty business:

- ---------------------------------------------------------------------------------
                                         Automobile
(Dollars in              Workers'         and other
thousands)             Compensation   Property-Casualty   Reinsurance     Total
- ---------------------------------------------------------------------------------
One year loss
  development in
  1994                   $ (12,944)       $   4,051        $    (827)   $  (9,720)
  1993                       4,704            4,657             (290)       9,071
  1992                      13,502            5,177            1,255       19,934
  Favorable development is shown in brackets.
- ---------------------------------------------------------------------------------

    Favorable development in 1994 in the Workers' Compensation reserves reflects an overall improvement in California workers' compensation loss trends, discussed below. Adverse development in 1993 and 1992 was due principally to development of prior year loss adjustment expense reserves which was caused by increased expenditures on the loss adjustment process.
    The exposure of the insurance industry to losses arising out of the cost of pollution damage has been the focus of attention of a number of interested parties in recent years. Zenith's potential exposure to losses arising out of pollution clean-up costs began in 1985 when it commenced the writing of liability coverage under farmowners' and small commercial policies through CalFarm Insurance and through its reinsurance operation. These policies written or reinsured since 1985 by Zenith's subsidiaries contain exclusion clauses for pollution related losses and such losses are thereby substantially excluded from all such coverage written by Zenith's subsidiaries. While Zenith has from time to time received claims for damages resulting from pollution, Zenith believes that many of these claims will be excluded from coverage and that these claims will not have a material adverse effect on Zenith's financial condition.
    Some of the factors that continue to impact the environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; proposals relating to national health insurance; the 1993 workers' compensation legislation in California and other areas; the uncertain outlook for economic growth in parts of California; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the effect of any of the foregoing, these trends and uncertainties could have a material effect on Zenith's future operations and financial condition.

                             Workers' Compensation

    Loss frequency and development trends in the California workers' compensation industry, which had deteriorated in 1991 and 1992, showed significant improvement in 1993 and 1994. These improvements reflect, among other things, major initiatives undertaken by Zenith, and others, to combat fraud and abuse and to control costs in the workers' compensation system. In addition, workers' compensation reform legislation was enacted in 1993.
    Workers' Compensation premiums earned decreased in 1994 compared to 1993 principally as a result of decreases of 7.0% at July 16, 1993, 12.7% at January 1, 1994 and 16.0% at October 1, 1994, in the statutory minimum rates for workers' compensation in California and also as a result of a decrease in the amount of policies written in California with surcharges. These decreases were offset in part by an increase in new business in Texas. Premiums earned increased in 1993 compared to 1992 principally because of an increase in premiums attributable to policies written with surcharges and, to a lesser extent, premiums written in Texas. Premiums written on policies with surcharges were $41,372,000 in 1994 compared to $54,945,000 in 1993 and $42,971,000 in
1992. Premiums written in Texas were $28,884,000 in 1994 compared to $10,174,000 in 1993 and $3,925,000 in 1992. The decline in surcharged business reflects the improvement in California workers' compensation loss trends. In addition, statutory minimum rates in California were increased by 1.2% at January 1, 1992 and by 6.7% at July 1, 1992.
    Underwriting results improved in 1994 and 1993 compared to 1992 principally as a result of improved loss experience, referred to above, offset, in part, by increased operating costs, including approximately $2.8 million of such expenses attributable to the Northridge earthquake in January 1994.
    Effective January 1, 1995, statutory minimum rates for workers' compensation policies in California were replaced by an open rating plan under which insurers file and use their own actuarially determined rates. The rates filed and which are in use by Zenith in 1995 were determined to provide, in conjunction with other policy features, a margin for underwriting profits. However, future profitability of Zenith's workers' compensation operation will be dependent upon its ability to compete in an open rating environment in California, the outlook for economic growth in California and Zenith's continuing efforts to control medical and indemnity costs. At present, competition is intense and Zenith is quoting on large numbers of policies in accordance with its pricing models and is endeavoring to achieve the goal of a combined ratio of 100%.

                     Automobile and Other Property-Casualty

    Premiums earned increased in 1994 compared to 1993 due primarily to new business and rate increases for Farmowners' and Homeowners' policies.
    Results of operations during 1994 were adversely affected by $3.2 million of losses (of which $0.8 million was assumed from the California Fair Plan described below) attributable to claims arising out of the Northridge earthquake. Results of operations during 1993 and 1992 were adversely affected by unfavorable weather and fire related losses. Such losses in 1993 included $1.6 million (of which $1.0 million was assumed from the California Fair Plan, described below) related to the Southern California brush fires in the Fall.
    Results of operations in 1992 were reduced when Zenith's subsidiaries refunded approximately $14 million, with interest of approximately $4.6 million, to certain affected policyholders to settle the rollback contingency under Proposition 103. The net cost of the refund, after reinsurance, reduced underwriting income in the Automobile and Other Property-Casualty operation in 1992 by $16.1 million or $10.6 million ($.56 per share) after tax. As part of the agreement, the California Department of Insurance (the "Department") gave final approval to all of the Company's pending rate applications on affected lines of business and approved certain rate increases on Farmowners and Homeowners policies effective July 1, 1993. Rates were increased effective July 1, 1993, by 8.0% for Farmowners' policies and by 15.4% for Homeowners' policies. Rate increases, if requested, beyond those subject to such agreement are subject to prior approval by the Department. During 1994, the Department approved a rate increase for Commercial Auto of 7.5% and a rate decrease for Personal Auto of 6.3%, both effective September 1, 1994. The Department has also approved rate increases for Homeowners (8%), Farmowners (8.5%), Earthquake (15.1%) and Commercial Property and Liability coverages (5.6%). These rates will be effective in early 1995. Management is unable to predict whether requests for future rate increases, if any, will be granted by the Department but failure by the Department to act upon such requests would adversely affect the adequacy of such rates and the profitability of operations in the lines of business so affected.
    CalFarm is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP") and the California Fair Plan. CAARP, CAIP and the California Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. These organizations provide private passenger automobile coverage for bodily injury and property damage, commercial automobile coverage and property coverage to risks that would not otherwise be accepted in the ordinary course of business by private insurance carriers. The California Legislature and the Insurance Commissioner continue to debate the need to expand insurance coverages, including earthquake, for these organizations. Participation in these organizations by private carriers in California is mandatory. CAARP, CAIP and the California Fair Plan together result in additional involuntary assumptions of insurance premiums and losses which resulted in underwriting losses before taxes of approximately $1.8 million in 1994, $1.6 million in 1993, and $1.4 million in 1992.
    In January, 1995, unusually severe storms affected large areas of California which resulted in an increased number of claims being received by CalFarm. Management estimates that such claims will adversely affect results of operations by approximately $3.0 million in the first quarter of 1995.

                                  Reinsurance

    Zenith's participation in assumed reinsurance is principally comprised of participation in the reinsurance of accumulated losses from catastrophes and the reinsurance of large property risks. Because of the severity of losses in recent years, the rates for such reinsurance increased through 1994. These increases, together with participation in selected additional contracts, resulted in increased premiums earned in 1994 compared to 1993 and in 1993 compared to 1992. Underwriting results were adversely impacted in 1994 by $9.3 million of losses attributable to the Northridge earthquake of January 1994. In 1992, losses of approximately $9.8 million were sustained in conjunction with hurricanes "Andrew" and "Iniki", as well as other large, worldwide property losses.
    The outlook for profitability in the Reinsurance operation is dependent upon, among other things, the level of rates for property and catastrophe reinsurance and the frequency and severity of world-wide property losses. Renewals in 1995 suggest that rates for such reinsurance are no longer increasing, partly as a result of an increase in the number of companies willing to participate in such reinsurance. In January 1995, a major earthquake caused extensive damage to the Japanese port city of Kobe. Zenith anticipates that it will incur some losses in the first quarter of 1995 from the Kobe earthquake. Although management is currently unable to quantify the impact of such losses, the information currently available indicates that the effect of the Kobe earthquake on Zenith's Reinsurance operation will be substantially less than the effect of the Northridge earthquake in 1994.

                              Federal Income Taxes

    Deferred tax assets and liabilities (set forth in Note 7 to the Consolidated Financial Statements) are established at the currently established statutory federal income tax rate to reflect temporary differences between the financial statement values of assets and liabilities and their respective tax values. Deferred tax assets attributable to policy and loss reserves, unearned premiums and accrued policyholder dividends are considered to be fully realizable because of the historic profitability of Zenith's property-casualty and health and life operations. The temporary difference associated with investments is principally attributable to the unrealized depreciation on investments which are classified as Available-for-Sale. A gross deferred tax asset has been established at the current capital gains tax rate of 35%. However, management believes that the criteria for the realization of this asset, as set forth in Statement of Financial Accounting Standards No. 109 -- Accounting for Income Taxes, have not been met and a valuation allowance of $14.0 million was established at December 31, 1994.

                                  Investments

    Effective December 31, 1993, Zenith adopted Statement of Financial Accounting Standards No. 115--Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Among other provisions, SFAS No. 115 sets forth certain classifications for debt and equity securities and the respective criteria for those classifications (see Notes 1 and 2 to the Consolidated Financial Statements).
    At December 31, 1994, approximately 66% of Zenith's consolidated portfolio of fixed maturity investments were classified as Available-for-Sale including substantially all of such investments in the property-casualty companies' portfolios. The unrealized appreciation or depreciation on investments which are classified as Available-for-Sale is recorded as a separate component of stockholders' equity. The increase in interest rates in 1994 caused a significant decline in the values of fixed maturity investments, including those held by Zenith. The effect on consolidated stockholders' equity of the decline in the value of fixed maturities classified as Available-for-Sale was a decrease of $58.5 million, net of limited deferred tax benefits. Under current market conditions, management has no intention to dispose of any material amount of its Available-for-Sale portfolio, nor does it anticipate any circumstances in the foreseeable future that might give rise to the involuntary sale of a material amount of these investments.
    Any future changes in interest rates will impact stockholders' equity through changes in the values of fixed maturity investments which are classified as Available-for-Sale. For example, since the end of 1994, through February 28, 1995, the market value of such investments increased by $21,958,000 relative to their amortized cost.
    Zenith's principal investment goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation amongst various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.

      At December 31, 1994, and December 31, 1993, Zenith's consolidated investment portfolio emphasized high quality, taxable bonds and short-term investments. Bonds constituted 82.5% and 71.5% of the consolidated carrying value of Zenith's consolidated investment portfolio at December 31, 1994 and 1993, respectively. Short-term investments constituted 8.7% and 18.4%, respectively. At December 31, 1994 and 1993, 97.9% and 98.3% of the consolidated carrying values of investments in bonds were rated investment grade.
      The change in the carrying value of Zenith's consolidated investment portfolio in 1994 was as follows:

- -------------------------------------------------------------------------------------------------
(Dollars in thousands)
- -------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                                     $1,500,397
  Purchases at cost                                                                       716,157
  Maturities and exchanges of investments                                                 (72,913)
  Proceeds from sales of investments:
    Available-for-sale                                                       $(345,176)
    Trading portfolio                                                         (112,207)
    Held-to-maturity                                                              None
    Other investments                                                           (2,770)
                                                                             ---------
      Total proceeds from disposal of investments                                        (460,153)
  Realized gains from maturities and exchanges of investments:
    Held-to-maturity                                                               425
    Available-for-sale                                                             146
  Realized gains from sales of investments:
    Available-for-sale                                                           2,024
    Trading portfolio                                                              122
    Other investments                                                              443
  Realized losses from writedowns of investments                                  (714)
                                                                             ---------
      Total net realized gains on investments                                               2,446
  Unrealized losses on investments                                                        (71,698)
  Decrease in short-term investments                                                     (150,589)
  Net amortization of bonds and preferred stocks and other changes                           (658)
- -------------------------------------------------------------------------------------------------
Carrying value at end of year                                                           $1,462,989
- -------------------------------------------------------------------------------------------------

    Investment income during the years ended December 31, was as follows:

- ----------------------------------------------------
(Dollars in
 thousands)            1994       1993       1992
- ----------------------------------------------------
Property-Casualty
 (incl. Parent)
  Before tax         $  38,030  $  37,135  $  43,128
  After tax             25,670     25,475     31,402
Health and Life
  Before tax            60,012     55,339     53,486
  After tax             39,008     35,970     35,301
Consolidated
  Before tax            98,042     92,474     96,614
  After tax             64,678     61,445     66,703
- ----------------------------------------------------

    The yields on invested assets vary with the general level of interest rates and for the years ended December 31 were as follows:

- ----------------------------------------------------
                       1994       1993       1992
- ----------------------------------------------------
Property-Casualty
 (incl. Parent)
  Before tax              5.2%       5.1%       6.2%
  After tax               3.5%       3.5%       4.5%
Health and Life
  Before tax              7.7%       7.7%       8.6%
  After tax               5.0%       5.0%       5.7%
- ----------------------------------------------------

    Realized gains on investments for the years ended December 31 were as follows:

- -------------------------------------------------------
(Dollars in thousands)    1994       1993       1992
- -------------------------------------------------------
Before tax              $   2,446  $  21,045  $  10,847
After tax                   1,590     17,932     10,847
- -------------------------------------------------------

    Taxes on net realized gains in 1992 and 1993 were reduced by the benefit associated with losses carried forward from 1990.

                                Health and Life

    Results of the Health and Life operations for the years ended December 31 were as follows:

- ---------------------------------------------------
(Dollars in
 thousands)           1994       1993       1992
- ---------------------------------------------------
Premium income and
  other policy
  charges           $  61,270  $  63,921  $  64,448
Income before
  tax and before
  realized gains
  on investments       13,459      6,623     12,124
Income after taxes      9,433     12,932     10,354
Invested
  assets at
  December 31,        774,241    767,337    682,896
Deposits on
  deferred annuity
  contracts at
  December 31,        569,484    545,956    485,096
Stockholder's
  equity at
  December 31,        103,862    124,610    103,944
- ---------------------------------------------------

    Results for the health and life operation improved in 1994 over 1993 principally because of reduced operating costs and estimated retroactive assessments for Executive Life Insurance Company ("Executive Life") from the California Life and Health Insurance Guarantee Association ("CLIGA"). CLIGA protects policyholders against the impairment or insolvency of life insurance companies. A total projected assessment of $5,120,000 was reflected in 1993 results. This was increased by $700,000 in 1994 based on revised data received from the National Organization of Life and Health Insurance Guarantee Associations.
    Results of the health operations continue to benefit from CalFarm Life's mutually beneficial, long-standing relationship with the California Farm Bureau Federation (the "Farm Bureau"). Health premiums are written under a program sponsored by the Farm Bureau and account for approximately 80%, 81% and 81% of the total Health, Life and Annuity premium income in 1994, 1993, and 1992, respectively. Health premium rates increased 3% in 1994 and 10% in 1993 to cover increasing costs of health care and increased utilization. An additional 3% premium rate increase was implemented effective January 1, 1995. Results of the health operations may be impacted by possible Federal and State health care reform, however, it is not possible to predict this impact until definitive legislation, if any, emerges.
    CalFarm Life's deposits from Universal Life Contracts were approximately $13 million in 1994, $19 million in 1993 and $13 million in 1992. Higher or lower than expected lapse rates, mortality rates, and continuing premium payments will affect operating income in the period in which they occur. Results in 1994 were impacted by lower than expected continuing premium payments for business written in late 1992 and 1993.
    CalFarm Life continued its marketing program of tax sheltered annuity products during 1994, specifically those designed for school teachers and administrators and received deposits on fixed annuities of $42 million in 1994 compared to $56 million in 1993 and $83 million in 1992. Approximately 90% of these deposits were tax-qualified annuities. These deposits primarily account for the increase in investments and related investment income between 1992, 1993 and 1994. The amount of deposits received by CalFarm Life on deferred annuity contracts is influenced by prevailing interest rates and by competition in the market for such products.
    CalFarm Life's annuity products are designed to provide profits primarily from the excess of the investment yield on invested assets over the interest credited to contractholders. In addition, CalFarm Life's ability to maximize profits on its annuity business is determined by policy and premium persistency, the efficiency of operations, and the limiting of risks in its investment portfolio. During 1994, CalFarm Life experienced higher than expected surrenders on its annuity business resulting in surrender charge income partially offset by more rapid amortization of deferred acquisition costs.
    Reduced investment yields between 1992 and 1993 on CalFarm Life's investment portfolio did not materially affect the profitability of its fixed deferred annuities and life insurance contracts because of CalFarm Life's ability to manage the spread between the interest earned on investments and the interest credited to contractholder funds, and because of CalFarm Life's ability to adjust dividends to contractholders. Effective October 1, 1993, the guaranteed interest rates were decreased on new business to 4% on Universal Life contracts and 3% on Annuities and Single Premium Whole Life contracts. CalFarm Life has the flexibility to decrease credited interest rates, but not below the guaranteed policy minimum interest rates that range from 3% to 6%. There is recurring discussion about the tax-preferred status of life and annuity products and the profitability of future operations could be adversely affected if tax laws are changed with respect to life insurance and annuity products.
    Policyholders and agents are influenced by, among other things, the ratings given to CalFarm Life by rating agencies such as A.M. Best Company and Weiss Research, Inc. CalFarm Life's rating by A.M. Best was changed from A+ (Superior) to A (Excellent) in 1994. A key factor considered in the rating process is the adequacy of statutory capital and surplus in relation to risks assumed by CalFarm Life. CalFarm Life's risk based capital percentage is 427%, well above minimums recommended by the National Association of Insurance Commissioners ("NAIC").
    Fluctuations in interest rates and the adoption of SFAS No. 115 have caused, and may continue to cause, fluctuations in the values of CalFarm Life's investments in debt securities and stockholder's equity. CalFarm Life owned debt securities carried at an amortized cost of $410,989,000 at December 31, 1994 that were classified as Held-to-Maturity. The balance of CalFarm Life's debt securities were carried at their fair values and the decline in value of such securities in 1994 caused a decrease of $30.2 million, net of limited deferred tax benefits, in the stockholder's equity of CalFarm Life from December 31, 1993 to December 31, 1994.

                                  Real Estate

    Real estate operations are included in the Parent business segment. In 1994, Zenith recognized $30,220,000 of revenue related to its real estate operations which commenced in 1993 through a newly formed subsidiary. Income from real estate operations before taxes was $2,189,000 in 1994. Construction in progress, including undeveloped land, was $19,886,000 at December 31, 1994 compared to $7,215,000 at December 31, 1993. Sales continue favorable despite fluctuations in interest rates.

                            Liquidity and Inflation

    Zenith's property-casualty insurance operations and health and life insurance operations create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 41 in the Consolidated Financial Statements, are invested as described in "investments" above. Zenith plans to match the expected payout pattern of its liabilities with a suitable maturity profile of its investment portfolio. Net cash flows from operations were $134,583,000, $56,599,000, and $53,929,000, for 1994, 1993, and 1992, respectively. Net cash flows from operations in 1994 include $105,925,000 of net cash received from sales of trading securities. Zenith maintains cash and short-term investments which amounted to $134,708,000 and $285,401,000 at December 31, 1994 and 1993,
respectively. These balances, or "short-term liquidity," are supplemented by lines of credit available to Zenith of up to $50,000,000, all of which was available at December 31, 1994.
    Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions of its real estate subsidiary, Perma-Bilt. To meet these requirements, Zenith is principally dependent upon its lines of credit and dividends from Zenith Insurance and CalFarm Life. In the opinion of management, Zenith's sources of liquidity are sufficient to fund its short-term and long-term requirements for liquidity. Zenith's insurance subsidiaries are subject to California insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in Note 11 to the Consolidated Financial Statements. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received dividends from its subsidiaries amounting to $15,000,000 in 1994, $25,000,000 in 1993, and $15,000,000 in 1992. Maximum dividend capability, without prior approval of the Department, of Zenith's subsidiaries in 1995 is $35,155,000.
    Risk-based capital guidelines issued by the NAIC in 1993 for life insurance companies and in 1994 for property-casualty companies are not expected to have any material adverse consequences for Zenith's insurance subsidiaries. The NAIC is currently reviewing a proposed guideline for determining minimum statutory reserves for annuity business in life insurance companies. Such a guideline, if adopted, would reduce the statutory surplus of CalFarm Life. Management is currently evaluating alternatives to minimize the impact of this guideline and does not expect the ultimate outcome of its implementation, if required, to have a material adverse effect on CalFarm Life's risk based capital ratios or its operations.
    In 1994, Zenith's real estate construction subsidiary obtained $11,000,000 in construction loans from a bank to provide for future real estate development. At December 31, 1994, the outstanding balance on such loans was $2,471,000.
    Workers' compensation insurers are required to have securities on deposit for the protection of policyholders in accordance with regulations of the California Department of Insurance. At December 31, 1994, investments carried at their fair value of $298,536,000 were on deposit to comply with such regulations.
    At December 31, 1994, Zenith was authorized to purchase up to 794,000 additional shares of Zenith common stock pursuant to its share repurchase program. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity.
    Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages due to statutorily defined fixed payments. Adjustments for inflationary impacts are implicitly included as part of Zenith's subsidiaries' continuous review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Workers' compensation premium income is determined primarily by applying a rate to payrolls, and as inflation increases, average wage rates are generally adjusted resulting in decreases in premium rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.
    Social inflation affects the loss reserves for other property-casualty liability claims for which settlements are determined in court proceedings.
    Inflation and fluctuations in interest rates also impact our interest sensitive life and annuity insurance products, however, policy provisions for termination charges act to partially reduce such negative impact. A significant pricing component of these products includes an annual inflation rate adjustment factor for administrative expenses. In addition, products with mortality risk contain mortality and expense margins which can be used to offset economic trends that are adverse to the Company. Interest rate margins are reviewed continuously by management and adjusted based on financial and economic conditions. Interest rates credited to interest sensitive life insurance products are guaranteed for the first 12 months from the date of issue and interest rates credited to annuity products are guaranteed for 12 month periods.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                Zenith National Insurance Corp. and Subsidiaries

- -------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                           Note         1994           1993
- -------------------------------------------------------------------------------------------------------
REVENUES
  Property-casualty operations
    Premiums earned                                                        $ 401,925,000  $ 405,901,000
    Investment income                                                         38,030,000     37,135,000
  Health and life operations
    Premiums and policy charges                                               61,270,000     63,921,000
    Investment income                                                         60,012,000     55,339,000
  Realized gains (losses) on investments                                       2,446,000     21,045,000
  Real estate operations                                                      30,220,000
  Net other income                                                 1           1,210,000      2,441,000
- -------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                595,113,000    585,782,000
- -------------------------------------------------------------------------------------------------------
INCOME AFTER TAX AND BEFORE REALIZED GAINS (LOSSES)                2          35,524,000     33,682,000
Per share                                                          2                1.86           1.75
- -------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME (LOSS)
  Property-casualty
    Underwriting                                                  3, 4         5,724,000      7,287,000
    Net investment income                                                     25,670,000     25,475,000
  Health and life income                                           5           8,749,000      4,096,000
  Realized gains (losses) on investments                           6           1,590,000     17,932,000
  Parent operations                                                7          (3,833,000)    (1,590,000)
  Cumulative effect of change in accounting and extraordinary
    items                                                         8, 9
- -------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                             37,900,000     53,200,000
Per share                                                                           1.99           2.76
- -------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON STOCKHOLDERS                                     1.00           1.00
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                    19,090,000     19,297,000
- -------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                                                               1,840,758,000  1,857,790,000
Investments
  Property-casualty                                                          688,748,000    733,060,000
  Health and life                                                            774,241,000    767,337,000
Property-casualty unpaid claims                                    10        504,379,000    513,270,000
Health and life policy liabilities                                 10        751,379,000    723,248,000
Senior notes and bank debt                                                    76,582,000     73,989,000
Total stockholders' equity                                                   309,860,000    349,465,000
Stockholders' equity per share                                                     16.35          18.55
Stockholders' equity per share, excluding effect of SFAS No.
  115                                                              11              18.79          17.90
Return on average equity                                                           11.7%          16.3%
- -------------------------------------------------------------------------------------------------------
INSURANCE STATISTICS (GAAP)
PROPERTY-CASUALTY
  Paid loss and loss expense ratio                                                 68.5%          66.7%
  Loss and loss expense ratio                                                      65.6%          67.8%
  Underwriting expense ratio                                                       27.7%          25.7%
  Policyholder dividends ratio                                                      4.3%           3.7%
  Combined ratio before Proposition 103 rollback refund                            97.6%          97.2%
  Combined ratio after Proposition 103 rollback refund             3               97.6%          97.2%
  Net premiums earned-to-surplus ratio                                               1.5            1.5
  Loss and loss expense reserves-to-surplus ratio (net of
    reinsurance)                                                                     1.7            1.7
HEALTH AND LIFE
  Life insurance in force, net of reinsurance                              2,425,320,000  2,523,153,000
- -------------------------------------------------------------------------------------------------------

34



- -------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                         1992          1991            1990
- -------------------------------------------------------------------------------------------------------
REVENUES
  Property-casualty operations
    Premiums earned                                       $ 377,426,000  $ 376,068,000  $ 373,043,000
    Investment income                                        43,128,000     46,127,000     49,693,000
  Health and life operations
    Premiums and policy charges                              64,448,000     61,556,000     57,848,000
    Investment income                                        53,486,000     49,558,000     40,283,000
  Realized gains (losses) on investments                     10,847,000     12,999,000    (52,539,000)
  Real estate operations
  Net other income
- -------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                               549,335,000    546,308,000    468,328,000
- -------------------------------------------------------------------------------------------------------
INCOME AFTER TAX AND BEFORE REALIZED GAINS (LOSSES)          19,100,000     32,902,000     41,388,000
Per share                                                          1.01           1.73           2.10
- -------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME (LOSS)
  Property-casualty
    Underwriting                                            (24,719,000)    (3,915,000)       148,000
    Net investment income                                    31,402,000     35,624,000     39,744,000
  Health and life income                                      8,205,000      6,913,000      6,198,000
  Realized gains (losses) on investments                     10,847,000     10,399,000    (50,544,000)
  Parent operations                                          (6,399,000)    (5,720,000)    (4,702,000)
  Cumulative effect of change in accounting and
    extraordinary items                                       9,364,000      2,600,000
- -------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            28,700,000     45,901,000     (9,156,000)
Per share                                                          1.52           2.42          (0.47)
- -------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON STOCKHOLDERS                    1.00           1.00            .90
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   18,918,000     18,981,000     19,685,000
- -------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                                              1,703,553,000  1,505,766,000  1,340,328,000
Investments
  Property-casualty                                         692,200,000    630,954,000    592,740,000
  Health and life                                           682,896,000    570,872,000    470,333,000
Property-casualty unpaid claims                             496,850,000    468,136,000    428,373,000
Health and life policy liabilities                          645,224,000    547,527,000    447,822,000
Senior notes and bank debt                                   73,868,000     49,799,000     53,642,000
Total stockholders' equity                                  301,598,000    281,234,000    241,295,000
Stockholders' equity per share                                    16.03          14.93          12.62
Stockholders' equity per share, excluding effect of
  SFAS No. 115                                                    16.03          14.93          12.62
Return on average equity                                           9.7%          17.3%          (3.3%)
- -------------------------------------------------------------------------------------------------------
INSURANCE STATISTICS (GAAP)
PROPERTY-CASUALTY
  Paid loss and loss expense ratio                                70.4%          63.9%          54.0%
  Loss and loss expense ratio                                     76.8%          70.4%          64.1%
  Underwriting expense ratio                                      27.9%          29.6%          29.2%
  Policyholder dividends ratio                                     0.8%           2.2%           7.3%
  Combined ratio before Proposition 103 rollback refund          105.5%         102.2%         100.6%
  Combined ratio after Proposition 103 rollback refund           109.7%         102.2%         100.6%
  Net premiums earned-to-surplus ratio                              1.5            1.6            1.8
  Loss and loss expense reserves-to-surplus ratio (net of
    reinsurance)                                                    1.8            1.8            2.0
HEALTH AND LIFE
  Life insurance in force, net of reinsurance             2,663,669,000  2,438,036,000  2,233,081,000
- -------------------------------------------------------------------------------------------------------

 (1) Other income consists of income from legal settlement, which is net of expense of $700,000 in 1994 and $5,120,000 in 1993 for assessments from the California Life Insurance Guarantee Association ("CLIGA").
 (2) Excludes extraordinary items, cumulative effect of accounting change and $786,000, or $.04 per share, in 1994 and $1,586,000, or $.08 per share, in 1993 for the net effect of legal settlement and CLIGA assessment. In 1992, also excludes $10,611,000, or $.56 per share, for the effect of Proposition 103 rollback refund, after taxes.
 (3) Includes Proposition 103 rollback refund of $16,078,000, net of reinsurance, before tax or $10,611,000 ($.56 per share) after tax in 1992.
 (4) After tax benefit for "fresh start" of $531,000 ($.03 per share) in 1991 and $1,803,000 ($.09 per share) in 1990.
 (5) Net of $455,000 and $3,328,000 of expense, after tax, for assessments from CLIGA in 1994 and 1993, respectively.
 (6) Taxes on realized gains were reduced in 1992 and 1993 for the tax benefit associated with capital losses carried forward from 1990.

 (7) Includes income from real estate operation of $1,423,000, after tax, in 1994.
 (8) Debt redemption costs of $1,355,000, net of $698,000 of tax benefit, (or $.07 per share) were recognized as an extraordinary item in 1992. The tax benefit of $2,600,000 (or $.14 per share) associated with capital losses carried forward was recognized as an extraordinary item in 1991.
 (9) Net income in 1992 includes an increase of $10,719,000 for the cumulative effect of adoption of SFAS No. 109, Accounting for Income Taxes.
(10) Prior year amounts have been restated to reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts which was adopted at December 31, 1992.
(11) Effective December 31, 1993, Zenith adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), under which the unrealized appreciation or depreciation on debt securities classified as available-for-sale is recorded in stockholders' equity.

PROPERTY-CASUALTY LOSS DEVELOPMENT

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

Analysis Of Loss And Loss Adjustment Expense Liability Development

- --------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                            1994           1993
- --------------------------------------------------------------------------------------------------------------------------
LIABILITY FOR UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES, NET OF REINSURANCE                      $457,046,000  $468,718,000
- --------------------------------------------------------------------------------------------------------------------------
PAID NET OF REINSURANCE (CUMULATIVE) AS OF:
  One year later                                                                                               167,918,000
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- --------------------------------------------------------------------------------------------------------------------------
LIABILITY NET OF REINSURANCE RE-ESTIMATED AS OF:
  One year later                                                                                               458,998,000
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- --------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT                                                                             $  9,720,000
- --------------------------------------------------------------------------------------------------------------------------

NET LIABILITY -- DECEMBER 31,                                                                   $457,046,000  $468,718,000
Reinsurance recoverables                                                                          47,333,000    44,552,000
- --------------------------------------------------------------------------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,                                                                 $504,379,000   513,270,000
Re-estimated liability, net of reinsurance                                                                     458,998,000
Re-estimated reinsurance recoverables                                                                           49,415,000
- --------------------------------------------------------------------------------------------------------------------------
Re-estimated liability, gross                                                                                  508,413,000
- --------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT, GROSS                                                                       $ 4,857,000
- --------------------------------------------------------------------------------------------------------------------------

The analysis above presents the development of Zenith's balance sheet liabilities for 1984 through 1994. The first line in the table shows the liability for loss and loss adjustment expense as estimated at the end of each calendar year. The first section shows the actual payments of losses and expenses that relate to each year end liability as they are paid during subsequent annual periods. The second section includes revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1994, net of reinsurance. The liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1993 includes an estimate of the amount still due on the 1992 and prior liabilities.

    Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

- --------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                    1992          1991          1990          1989         1988
- --------------------------------------------------------------------------------------------------------------------------
LIABILITY FOR UNPAID LOSS AND LOSS ADJUSTMENT
   EXPENSES, NET OF REINSURANCE                       $464,149,000  $440,180,000  $415,645,000  $377,891,000  $337,979,000
- --------------------------------------------------------------------------------------------------------------------------
PAID NET OF REINSURANCE (CUMULATIVE) AS OF:
  One year later                                       176,815,000   177,071,000   153,914,000   121,051,000   108,423,000
  Two years later                                      285,231,000   283,706,000   256,176,000   196,578,000   169,332,000
  Three years later                                                  344,686,000   314,957,000   250,078,000   206,412,000
  Four years later                                                                 348,505,000   281,409,000   235,720,000
  Five years later                                                                               300,970,000   254,062,000
  Six years later                                                                                              266,074,000
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- --------------------------------------------------------------------------------------------------------------------------
LIABILITY NET OF REINSURANCE RE-ESTIMATED AS OF:
  One year later                                       473,220,000   460,114,000   418,730,000   372,542,000   331,770,000
  Two years later                                      475,651,000   477,877,000   433,604,000   362,718,000   322,632,000
  Three years later                                                  478,294,000   445,074,000   365,901,000   318,052,000
  Four years later                                                                 446,016,000   372,429,000   315,548,000
  Five years later                                                                               373,149,000   318,506,000
  Six years later                                                                                              318,731,000
  Seven years later
  Eight years later
  Nine years later
  Ten years later
- --------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT                     $(11,502,000) $(38,114,000) $(30,371,000) $  4,742,000   $19,248,000
- --------------------------------------------------------------------------------------------------------------------------

NET LIABILITY -- DECEMBER 31,                         $464,149,000
Reinsurance recoverables                                32,701,000
- ------------------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,                        496,850,000
Re-estimated liability, net of reinsurance             475,651,000
Re-estimated reinsurance recoverables                   64,066,000
- ------------------------------------------------------------------
Re-estimated liability, gross                          539,717,000
- --------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT, GROSS              $(42,867,000)
- -------------------------------------------------------------------


- ------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                     1987           1986         1985         1984
- ------------------------------------------------------------------------------------------------------------

LIABILITY FOR UNPAID LOSS AND LOSS ADJUSTMENT
   EXPENSES, NET OF REINSURANCE                       $286,844,000  $217,161,000  $153,483,000  $113,567,000
- ------------------------------------------------------------------------------------------------------------
PAID NET OF REINSURANCE (CUMULATIVE) AS OF:
  One year later                                        98,802,000    83,511,000    70,725,000    50,376,000
  Two years later                                      152,609,000   128,998,000   107,104,000    82,783,000
  Three years later                                    182,843,000   156,705,000   127,532,000    98,991,000
  Four years later                                     200,753,000   172,261,000   139,188,000   107,850,000
  Five years later                                     218,712,000   181,708,000   146,031,000   114,529,000
  Six years later                                      230,337,000   193,759,000   150,892,000   118,206,000
  Seven years later                                    238,292,000   201,313,000   154,879,000   121,377,000
  Eight years later                                                  207,004,000   158,339,000   123,546,000
  Nine years later                                                                 160,513,000   126,046,000
  Ten years later                                                                                127,602,000
- ------------------------------------------------------------------------------------------------------------
LIABILITY NET OF REINSURANCE RE-ESTIMATED AS OF:
  One year later                                       286,389,000   213,884,000   154,027,000   126,553,000
  Two years later                                      282,865,000   219,691,000   156,736,000   125,900,000
  Three years later                                    281,937,000   221,401,000   160,791,000   124,876,000
  Four years later                                     278,664,000   222,532,000   164,164,000   127,532,000
  Five years later                                     273,723,000   222,122,000   164,090,000   129,793,000
  Six years later                                      274,248,000   223,622,000   164,685,000   129,714,000
  Seven years later                                    275,361,000   226,059,000   166,594,000   129,956,000
  Eight years later                                                  228,605,000   169,008,000   131,289,000
  Nine years later                                                                 172,411,000   133,723,000
  Ten years later                                                                                136,819,000
- ------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT                     $ 11,483,000  $(11,444,000) $(18,928,000) $(23,252,000)
- ------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                Zenith National Insurance Corp. and Subsidiaries

- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                            Note          1994            1993
- -------------------------------------------------------------------------------------------------------------------------------

ASSETS

Investments

 Fixed maturities:

  At amortized cost (fair value $400,964,000, 1994 and $438,705,000, 1993)                       $  410,989,000  $  401,337,000

  At fair value (cost $864,133,000, 1994 and $687,075,000, 1993)                                    813,640,000     705,682,000

 Floating rate preferred stocks, at fair value (cost $19,618,000, 1994 and
 $30,582,000, 1993)                                                                                  18,506,000      31,495,000

 Convertible and non-redeemable preferred stocks, at fair value (cost $8,684,000,
 1994
   and $11,545,000, 1993)                                                                             8,153,000      11,246,000

 Common stocks, at fair value (cost $19,628,000, 1994 and $14,485,000, 1993)                         19,355,000      15,575,000

 Mortgage loans on real estate                                                                        3,503,000       4,515,000

 Policy loans                                                                                        41,753,000      39,609,000

 Short-term investments (at cost, which approximates market)                                        127,594,000     276,841,000

 Other investments                                                                                   19,496,000      14,097,000
- -------------------------------------------------------------------------------------------------------------------------------

  Total investments                                                                     1, 2      1,462,989,000   1,500,397,000

Cash                                                                                                  7,114,000       8,560,000
Accrued investment income                                                                            22,429,000      21,635,000
Premiums receivable, less allowance for doubtful accounts of $912,000 in 1994
  and $887,000 in 1993                                                                               66,898,000      65,421,000
Receivable from reinsurers and prepaid reinsurance premiums                                          58,873,000      57,426,000
Deferred policy acquisition costs                                                                   109,059,000     108,416,000
Properties and equipment, less accumulated depreciation                                   3          48,581,000      47,042,000
Federal income taxes                                                                      7           7,637,000
Purchased intangibles and other assets                                                    1          21,887,000      23,216,000
Excess of cost over net assets acquired                                                   1           2,009,000       2,009,000
Other assets                                                                              1          33,282,000      23,668,000
- -------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                     $1,840,758,000  $1,857,790,000
- -------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                            Note          1994            1993
- -------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Policy liabilities and accruals
  Unpaid losses and loss expenses                                                        14      $  504,379,000  $  513,270,000
  Future policy benefits for life insurance contracts                                     4         159,842,000     154,501,000
  Deposits on deferred annuity contracts                                                            569,484,000     545,956,000
  Policy and contract claims                                                                          6,054,000       5,934,000
  Unearned premiums                                                                                 121,867,000     111,896,000
Policyholders' dividends accrued and accumulated                                                     30,171,000      30,378,000
Other policyholder funds                                                                             15,999,000      16,857,000
Reserves on loss portfolio transfers                                                                  9,972,000      11,119,000
Payable to banks                                                                          5           2,471,000
Senior notes payable, less unamortized issue costs
  of $889,000, 1994 and $1,011,000, 1993                                                  6          74,111,000      73,989,000
Federal income taxes                                                                      7                          14,255,000
Other liabilities                                                                                    36,548,000      30,170,000
- -------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                 1,530,898,000   1,508,325,000
- -------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                                                    9
STOCKHOLDERS' EQUITY
Preferred stock, $1 par--shares authorized 1,000,000; issued and outstanding, none in 1994 and 1993
Common stock, $1 par--shares authorized 50,000,000; issued 24,034,000, outstanding
  18,950,000, 1994; issued 23,910,000, outstanding 18,841,000, 1993                      10          24,034,000      23,910,000
Additional paid-in capital                                                                          251,363,000     249,092,000
Retained earnings                                                                                   167,025,000     148,043,000
Net unrealized appreciation (depreciation) on investments, net of $3,969,000
  deferred tax benefit in 1994 and $7,093,000 deferred tax expense in 1993              1, 2        (47,460,000)     13,176,000
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                    394,962,000     434,221,000
Less treasury stock at cost (5,084,000 shares, 1994 and 5,069,000 shares, 1993)          10         (85,102,000)    (84,756,000)
- -------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                          309,860,000     349,465,000
- -------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $1,840,758,000  $1,857,790,000
- -------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS

                Zenith National Insurance Corp. and Subsidiaries

- -----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                               Note         1994          1993          1992
- -----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED REVENUES:
Property-casualty premium income                                        8      $401,925,000  $405,901,000  $377,426,000
Health and life premium income and other policy charges                          61,270,000    63,921,000    64,448,000
Net investment income                                                   2        98,042,000    92,474,000    96,614,000
Realized gains on investments                                           2         2,446,000    21,045,000    10,847,000
Real estate sales                                                                30,220,000
Other income, net                                                       9         1,210,000     2,441,000
- -----------------------------------------------------------------------------------------------------------------------

Total revenues                                                                  595,113,000   585,782,000   549,335,000
- -----------------------------------------------------------------------------------------------------------------------
EXPENSES:
Property-casualty losses and loss expenses incurred                   8, 14     263,457,000   275,208,000   289,732,000
Health and life benefits and other policy credits                                80,104,000    84,448,000    85,493,000
Policy acquisition costs                                                         83,653,000    73,942,000    71,787,000
Other underwriting and operating expenses                                        57,548,000    55,152,000    55,200,000
Policyholders' dividends and participation                                       18,812,000    16,895,000     4,867,000
Special policyholders' dividend--Proposition 103 rollback refund        9                                    16,078,000
Real estate construction and operating costs                                     28,031,000
Interest expense                                                      5, 6        5,937,000     6,658,000     6,472,000
- -----------------------------------------------------------------------------------------------------------------------
Total expenses                                                                  537,542,000   512,303,000   529,629,000
- -----------------------------------------------------------------------------------------------------------------------
Income from operations before federal income taxes,
  extraordinary item and cumulative effect of change in accounting               57,571,000    73,479,000    19,706,000
Federal income taxes                                                    7        19,671,000    20,279,000       370,000
- -----------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                                                           37,900,000    53,200,000    19,336,000
Extraordinary item--debt retirement cost, net of $698,000 tax
  benefit                                                               6                                    (1,355,000)
Cumulative effect of change in accounting for income taxes            1, 7                                   10,719,000
- -----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $ 37,900,000  $ 53,200,000  $ 28,700,000
- -----------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Net income before extraordinary item and cumulative effect
  of change in accounting                                                      $       1.99  $       2.76  $       1.02
Extraordinary item                                                                                                 (.07)
Cumulative effect of change in accounting                                                                           .57
- -----------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                    $       1.99  $       2.76  $       1.52
- -----------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                       19,090,000    19,297,000    18,918,000
- -----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

                Zenith National Insurance Corp. and Subsidiaries

- ----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                  1994            1993            1992
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Premiums collected                                                                $  479,415,000  $  492,758,000  $  459,247,000
  Deposits on universal life type contracts                                             12,508,000      21,142,000      14,761,000
  Investment income received                                                            98,107,000      95,324,000      98,192,000
  Proceeds from sales of real estate                                                    30,220,000
  Losses and loss adjustment expenses paid                                            (274,581,000)   (270,854,000)   (266,345,000)
  Health claims paid                                                                   (29,046,000)    (31,305,000)    (33,597,000)
  Death and surrender benefits paid                                                    (12,501,000)    (11,659,000)    (11,655,000)
  Underwriting and other operating expenses paid                                      (126,234,000)   (131,082,000)   (130,458,000)
  Real estate construction costs paid                                                  (36,133,000)     (7,285,000)
  Reinsurance premiums paid                                                            (23,251,000)    (21,429,000)    (22,797,000)
  Dividends paid to policyholders, including Proposition 103 refund in 1993            (19,698,000)    (33,167,000)    (10,307,000)
  Interest paid                                                                         (6,949,000)     (6,914,000)     (6,073,000)
  Interest on deferred annuity contracts                                               (33,002,000)    (33,752,000)    (33,593,000)
  Income taxes paid                                                                    (30,197,000)     (5,178,000)     (3,446,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities, excluding cash from trading portfolio         28,658,000      56,599,000      53,929,000
Net proceeds from sales of trading portfolio investments                               105,925,000
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities including cash from trading portfolio         134,583,000      56,599,000      53,929,000
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments:
    Debt securities Held-to-Maturity                                                   (40,039,000)
    Debt and equity securities Available-for-Sale                                     (657,009,000)
    Other debt and equity securities and other investments                             (12,827,000)   (620,044,000)   (638,854,000)
  Proceeds from maturities and exchanges of investments:
    Debt securities Held-to-Maturity                                                    29,955,000
    Debt and equity securities Available-for-Sale                                       37,512,000
    Other debt and equity securities and other investments                               5,446,000     201,420,000     124,158,000
  Proceeds from sales of investments:
    Debt and equity securities Available-for-Sale                                      345,176,000
    Other debt and equity securities and other investments                               2,770,000     450,487,000     354,922,000
  Capital expenditures                                                                  (5,805,000)     (3,568,000)     (4,168,000)
  Cash received under portfolio transfers                                                                                7,628,000
  Losses and adjustment expenses paid under portfolio transfers                         (1,395,000)     (1,656,000)     (2,187,000)
  Net change in short-term investments                                                 150,589,000    (116,953,000)      6,683,000
  Other -- principally cash received through notes receivable in 1993                     (101,000)      2,309,000         128,000
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                              (145,728,000)    (88,005,000)   (151,690,000)
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash advanced from banks                                                              13,416,000       1,000,000       6,350,000
  Cash repaid to banks                                                                 (10,945,000)     (1,000,000)    (40,150,000)
  Cash dividends paid to common stockholders                                           (18,894,000)    (19,018,000)    (18,927,000)
  Proceeds from exercise of stock options                                                2,093,000       6,261,000       4,526,000
  Deposits on deferred annuity contracts                                                41,924,000      56,764,000      83,600,000
  Acquisition costs of deferred annuity contracts, deferred                             (4,105,000)     (5,925,000)     (9,104,000)
  Annuitization and return of contractholders' balances on deferred annuity
    contracts                                                                          (46,446,000)    (26,357,000)    (20,279,000)
  Retirement of Senior Notes                                                                                           (17,740,000)
  Net proceeds from issuance of Senior Notes payable 2002                                                               73,787,000
  Interest on deferred annuity contracts                                                33,002,000      33,752,000      33,593,000
  Purchase of treasury shares                                                             (346,000)     (7,367,000)     (5,686,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                                 9,699,000      38,110,000      89,970,000
- ----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                         (1,446,000)      6,704,000      (7,791,000)
Cash at beginning of year                                                                8,560,000       1,856,000       9,647,000
- ----------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                 $    7,114,000  $    8,560,000  $    1,856,000
- ----------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                          $   37,900,000  $   53,200,000  $   28,700,000
Adjustments to reconcile net income to net cash flows from operating activities:
  Depreciation and amortization                                                          5,718,000       6,264,000       7,824,000
  Net amortization of bonds and preferred stocks                                           595,000       1,683,000       1,885,000
  Realized gains on investments                                                         (2,446,000)    (21,045,000)    (10,847,000)
  Net cash from trading portfolio                                                      105,925,000
  Decrease (increase) in:
    Accrued investment income                                                             (794,000)        855,000        (542,000)
    Premiums receivable                                                                 (1,477,000)      1,698,000       3,634,000
    Receivable from reinsurers                                                          (1,447,000)    (10,237,000)    (41,384,000)
    Deferred policy acquisition costs                                                    3,462,000     (11,472,000)     (5,305,000)
    Real estate construction in progress                                               (12,671,000)     (7,215,000)
  Increase (decrease) in:
    Unpaid losses and loss expenses                                                     (8,891,000)     16,420,000      56,670,000
    Future policy benefits for life insurance contracts                                  5,274,000      15,815,000      12,917,000
    Unearned premiums                                                                    9,971,000      10,097,000       6,220,000
    Policyholders' dividends accrued and accumulated                                      (207,000)    (16,037,000)     13,349,000
    Federal income taxes                                                               (10,526,000)     15,101,000     (14,493,000)
    Other                                                                                4,197,000       1,472,000      (4,699,000)
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                            $  134,583,000  $   56,599,000  $   53,929,000
- ----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                Zenith National Insurance Corp. and Subsidiaries

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                PREFERRED       COMMON
THREE YEARS ENDED DECEMBER 31, 1994                                                  NOTE      STOCK $1 PAR  STOCK $1 PAR
- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1992                                                                                   $  23,259,000
Net income for 1992
Net unrealized appreciation on investments                                                 2
Exercise of 303,000 stock options                                                         10                       303,000
Tax benefit on options exercised in 1992
Purchase of 323,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                                                                                    23,562,000
Net income for 1993
Net unrealized appreciation on investments, net of deferred tax expense of
  $543,000                                                                               1,2
Cumulative effect of change in accounting for investments, net of deferred tax
  expense of $6,550,000                                                                    1
Exercise of 348,000 stock options                                                         10                       348,000
Tax benefit on options exercised in 1993
Purchase of 320,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                                                                                    23,910,000
Net income for 1994
Net unrealized (depreciation) on investments, net of deferred tax benefit of
  $11,062,000                                                                              2
Exercise of 124,000 stock options                                                         10                       124,000
Tax benefit on options exercised in 1994
Purchase of 15,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
- --------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                                                                 $  24,034,000
- --------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                          NET UNREALIZED
                                                              ADDITIONAL                  APPRECIATION
                                                               PAID-IN       RETAINED     (DEPRECIATION)     TREASURY
THREE YEARS ENDED DECEMBER 31, 1994                            CAPITAL       EARNINGS     ON INVESTMENTS       STOCK      TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1992                                  $237,698,000  $ 104,053,000  $(12,073,000)   $(71,703,000) $281,234,000
Net income for 1992                                                          28,700,000                                  28,700,000
Net unrealized appreciation on investments                                                  11,405,000                   11,405,000
Exercise of 303,000 stock options                             4,223,000                                                   4,526,000
Tax benefit on options exercised in 1992                        305,000                                                     305,000
Purchase of 323,000 treasury shares at cost                                                                (5,686,000)   (5,686,000)
Cash dividends declared to common stockholders ($1.00 per
  share, paid quarterly)                                                    (18,886,000)                                (18,886,000)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                                242,226,000     113,867,000       (668,000)   (77,389,000)  301,598,000
Net income for 1993                                                          53,200,000                                  53,200,000
Net unrealized appreciation on investments, net of deferred
  tax expense of $543,000                                                                    1,681,000                    1,681,000
Cumulative effect of change in accounting for investments,
  net of deferred tax expense of $6,550,000                                                 12,163,000                   12,163,000
Exercise of 348,000 stock options                             5,913,000                                                   6,261,000
Tax benefit on options exercised in 1993                        953,000                                                     953,000
Purchase of 320,000 treasury shares at cost                                                                (7,367,000)   (7,367,000)
Cash dividends declared to common stockholders ($1.00 per
  share, paid quarterly)                                                    (19,024,000)                                (19,024,000)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                                249,092,000     148,043,000     13,176,000    (84,756,000)  349,465,000
Net income for 1994                                                          37,900,000                                  37,900,000
Net unrealized (depreciation) on investments, net of
  deferred tax benefit of $11,062,000                                                      (60,636,000)                 (60,636,000)
Exercise of 124,000 stock options                             1,969,000                                                   2,093,000
Tax benefit on options exercised in 1994                        302,000                                                     302,000
Purchase of 15,000 treasury shares at cost                                                                   (346,000)     (346,000)
Cash dividends declared to common stockholders ($1.00 per
  share, paid quarterly)                                                    (18,918,000)                                (18,918,000)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                $251,363,000   $167,025,000   $(47,460,000)  $(85,102,000) $309,860,000
- ------------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Zenith National Insurance Corp. and Subsidiaries

Note 1
Summary of Accounting Policies,
Operations and Principles of Consolidation

    Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned insurance subsidiaries, Zenith Insurance Company ("Zenith Insurance"), CalFarm Insurance Company ("CalFarm Insurance"), ZNAT Insurance Company ("ZNAT"), Zenith Star Insurance Company ("Zenith Star"), and CalFarm Life Insurance Company ("CalFarm Life"), in the business of writing workers' compensation insurance primarily in California; reinsurance; annuities; health and life insurance coverages; and auto, homeowners, farmowners and other coverages primarily in the rural areas of California. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada, through its wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation ("Perma-Bilt").
    The financial statements have been prepared in accordance with generally accepted accounting principles and include Zenith and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Fair Values of Financial Instruments

    Financial instruments are contractual obligations that ultimately end with the delivery of cash or an ownership interest in an entity. Disclosures, included in these notes, regarding the fair value of financial instruments have been derived using external market sources, estimates using present value or other valuation techniques.
    The following summarizes the carrying amounts and fair value of Zenith's financial instruments as of December 31:

- -------------------------------------------------------------------------------
                                             1994                  1993
                                     CARRYING     FAIR     CARRYING     FAIR
(Dollars in thousands)     NOTE       AMOUNT      VALUE     AMOUNT      VALUE

- -------------------------------------------------------------------------------
ASSETS:
Investments:                     2
  Trading securities                 $  12,904  $  12,904  $ 119,679  $ 119,679
  Other investments                  1,450,085  1,440,060  1,380,718  1,418,086
                                     ---------  ---------  ---------  ---------
                                     1,462,989  1,452,964  1,500,397  1,537,765
LIABILITIES:
Deposits on deferred
 annuity contracts                     569,484    569,484    545,956    545,956
Payable to banks                 5       2,471      2,471
Senior notes payable             6      74,111     75,848     73,989     86,250
- -------------------------------------------------------------------------------

Investments and Change in Accounting Principle

    At December 31, 1993 Zenith adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"); prior periods have not been restated. SFAS No. 115 requires investments in debt and equity securities to be identified to three categories as follows: Held-to-Maturity -- those securities, which by their terms must be redeemed by the issuing company and that the enterprise has the positive intent and ability to hold to maturity, are reported at amortized cost. Trading securities -- those securities that are held principally for the purpose of selling them in the near term and are reported at fair value with unrealized gains and losses included in earnings. Available-for-Sale -- those securities not classified as either held-to-maturity or trading securities and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The cumulative effect of such adoption has been reported separately in the consolidated statement of stockholders' equity and was insignificant to the consolidated statement of operations.
    Mortgage loans on real estate are carried at amortized cost. Policy loans and other investments are stated at cost. Although the policy loans generally have no stated maturity, the majority of these loans have interest rates that fluctuate directly with credited interest rates on related deferred annuity contracts and, accordingly, the carrying value approximates fair value.
    When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost, by a significant amount for a period of time, a writedown is necessary.
    The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 22 items whose values were obtained from other brokers making a market in the investment, the Bloomberg and Quotron financial news services, and analytical pricing methods for issues for which there is no market. These market values are considered fair value.
    The cost of securities sold is determined by the "identified cost" method. Short-term investments include certificates of deposit, commercial paper and U.S. Treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.

Federal Income Taxes and
Change in Accounting Principle
    The federal income tax provision was prepared in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), adopted in 1992 effective from the beginning of 1992 and prior periods have not been restated. The cumulative effect of such adoption was $10,719,000 in 1992 and is reported in the consolidated statement of operations. This standard replaced the deferred method of accounting for deferred income taxes with the liability method, in which deferred assets and liabilities are established for temporary differences between the financial statement values of assets and liabilities and their tax bases. The effects of temporary differences are set forth in Note 7.

Recognition of Property-Casualty
Revenue and Expense
    Property-casualty premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Premiums earned reflect an estimate for earned but unbilled audit premiums. Workers' compensation insurance premiums are based upon the payroll of the insured.
    An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the Board of Directors.
    Zenith Insurance and CalFarm Insurance make provision for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid losses and loss expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims. Estimates for claims incurred but not reported are based on Zenith Insurance's and CalFarm Insurance's experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

Recognition of Revenue and
Benefits for Deferred Annuity Contracts
    Revenues earned from deferred annuity contracts represent amounts assessed against contract balances during the period, principally for surrenders.
    Deposits on deferred annuities represent the amounts received plus credited interest, less applicable administrative fees. Interest credited rates ranged from 3.0% to 7.0% in 1994 except for indexed deferred annuity contracts where rates ranged from 4.5% to 5.9% in 1994.
    The fair value of Zenith's liabilities for deposits on deferred annuity contracts is based on amounts received plus credited interest rates adjusted on the contract anniversary date to current market rates for these instruments, less applicable fees, which approximates the carrying amount reported in the consolidated balance sheet.

Recognition of Revenue and Benefits for
Universal Life, Single Premium Life,
and Other Interest-Sensitive Life Contracts
    Revenues from universal life, single premium life, and other interest-sensitive life contracts represent amounts assessed against policy account balances during the period for mortality charges, surrender charges and policy administration charges earned.
    Future policy benefits for universal life, single premium life and other interest-sensitive life contracts represent contractholder account balances consisting of the premiums received plus credited interest, less contractholder assessments. Amounts included in expense represent benefits in excess of contractholder account balances. Interest credited rates ranged from 3.75% to 6.5% in 1994.

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

Reinsurance
    In accordance with general industry practices, Zenith's insurance subsidiaries annually purchase reinsurance to protect against liabilities in excess of certain limits on insurance risks they have underwritten. Such arrangements are known, in the industry, as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, unforeseen losses and such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of insurance operations.
    The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to revenues for incurred but not reported losses are reported as assets and are included in receivable from reinsurers. Earned premiums are stated in the consolidated financial statements after deduction of amounts ceded to reinsurers. Approximately 65% of amounts recoverable from reinsurers at December 31, 1994 are attributable to reinsurance arrangements with one large United States reinsurance company. No material amounts due from reinsurers have been written off as uncollectible in the three years ended December 31, 1994.

Deferred Policy Acquisition Costs
    Property-Casualty Insurance -- Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned.
    Life Insurance -- The costs of acquiring new business, principally commission and certain policy issuance and underwriting expenses, have been deferred to the extent that such costs are recoverable from future revenues. Costs deferred on deferred annuities, universal life, single premium life and other interest-sensitive contracts are amortized in relationship to the present value of expected future gross profits. Costs deferred on traditional life policies are amortized over the premium paying period of the contracts in proportion to future anticipated premiums. The assumptions underlying this amortization schedule are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

Real Estate Operations
    Land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest are capitalized. Such costs, and an estimate of the costs to complete a project, are recognized pro rata against sales of completed units. Such capitalized costs are included in other assets.

Properties and Equipment
    Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on a straight-line basis using the following useful lives: buildings, 10 to 40 years; furniture, fixture and equipment, 3 to 10 years.
    Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.
    The cost of purchased software for internal use is capitalized and amortized over the useful life of the software. The cost of internally-developed software for internal use is expensed as incurred.

Purchased Intangibles and Other Assets
    Purchased intangibles and other assets represent the total amount of the cost in excess of net tangible assets acquired through the CalFarm acquisition. This amount has been assigned to various intangibles and other amortizable assets and the assigned values are being amortized actuarially, or on a straight-line basis over 25 years. Amortization expense for 1994, 1993 and 1992 was $1,329,000, $1,166,000, and $1,147,000, respectively, and accumulated amortization was $13,647,000 at December 31, 1994 and $12,318,000 at December 31, 1993.

Excess of Cost Over Net Assets Acquired
    The excess of cost over net assets acquired of $2,009,000 represents the unamortized excess of cost over underlying net tangible assets of companies acquired prior to 1970, which is considered to have continuing value, and is not being amortized.

Reclassifications
    Certain 1993 and 1992 amounts have been reclassified to conform to the 1994 presentation.

Note 2
Investments
    The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

- --------------------------------------------------------------------
TYPE OF SECURITY
(Dollars in                         GROSS        GROSS
                     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                       COST         GAINS      (LOSSES)      VALUE
thousands)
DECEMBER 31, 1994

- --------------------------------------------------------------------
HELD-TO-MATURITY

U.S. Treasuries      $   2,106    $       4                $   2,110
Corporate debt         361,823        5,184    $ (12,000)    355,007
Mortgage backed         47,060                    (3,213)     43,847
- --------------------------------------------------------------------
    Total,
      held-to-
      maturity       $ 410,989    $   5,188    $ (15,213)  $ 400,964
- --------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries      $ 351,404                 $ (14,825)  $ 336,579
Foreign government
  debt                   2,139                      (324)      1,815
Corporate debt         318,557    $   1,505      (18,377)    301,685
Mortgage backed        161,559                   (17,135)    144,424
Redeemable
  preferred stocks      18,918          190         (703)     18,405
Equities                45,602        1,042       (2,802)     43,842
Short-term
  investments          127,594                               127,594
- --------------------------------------------------------------------
    Total,
      available-
      for-sale       $1,025,773   $   2,737    $ (54,166)  $ 974,344
- --------------------------------------------------------------------
TRADING
U.S. Treasuries      $   7,390                 $    (275)  $   7,115
Corporate debt           4,166                      (549)      3,617
Equities                 2,328    $      26         (182)      2,172
- --------------------------------------------------------------------
    Total, trading   $  13,884    $      26    $  (1,006)  $  12,904
- --------------------------------------------------------------------
- --------------------------------------------------------------------

TYPE OF SECURITY
(Dollars in                         GROSS        GROSS
                     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                       COST         GAINS      (LOSSES)      VALUE
thousands)
DECEMBER 31, 1993
- --------------------------------------------------------------------
HELD-TO-MATURITY
U.S. Treasuries      $     248    $       7                $     255
Corporate debt         340,931       36,532    $    (347)    377,116
Mortgage backed         60,158        1,176                   61,334
- --------------------------------------------------------------------
    Total,
      held-to-
      maturity       $ 401,337    $  37,715    $    (347)  $ 438,705
- --------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries      $ 215,945    $     444    $    (509)  $ 215,880
Foreign government
  debt                   5,612           79                    5,691
Corporate debt         262,003       19,287         (894)    280,396
Mortgage backed         58,446          598           (8)     59,036
Redeemable
  preferred stocks      33,217          753         (995)     32,975
Equities                48,827        1,861         (347)     50,341
Short-term
  investments          276,841                               276,841
- --------------------------------------------------------------------
    Total,
      available-
      for-sale       $ 900,891    $  23,022    $  (2,753)  $ 921,160
- --------------------------------------------------------------------
TRADING
U.S. Treasuries      $ 107,747    $      27    $    (140)  $ 107,634
Corporate debt           4,105           57          (92)      4,070
Equities                 7,785          228          (38)      7,975
- --------------------------------------------------------------------
    Total, trading   $ 119,637    $     312    $    (270)  $ 119,679
- --------------------------------------------------------------------

    Debt securities at December 31, 1994, are due as follows:

- -------------------------------------------------------
(Dollars in thousands)           AMORTIZED      FAIR
DECEMBER 31, 1994                  COST        VALUE
- -------------------------------------------------------
HELD-TO-MATURITY:
  Due in one year or less        $   8,249   $    8,349
  Due after one year through
    five years                     103,296      104,480
  Due after five years through
    ten years                      123,138      118,384
  Due after ten years              176,306      169,751
- -------------------------------------------------------
    Total                        $ 410,989   $  400,964
- -------------------------------------------------------
AVAILABLE-FOR-SALE:
  Due in one year or less        $ 184,156   $  183,872
  Due after one year through
    five years                     401,538      388,076
  Due after five years through
    ten years                      183,934      166,704
  Due after ten years              210,543      191,850
- -------------------------------------------------------
    Total                        $ 980,171   $  930,502
- -------------------------------------------------------

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period.
    The gross realized gains on sales of investments classified as available-for-sale during 1994 were $4,310,000 and the gross realized losses were $2,140,000. Proceeds from sales of debt securities were $377,021,000 and $290,326,000 during 1993 and 1992, respectively. Gross gains on such sales were $14,189,000 and $11,949,000 in 1993 and 1992, respectively and gross losses were $588,000 and $2,142,000.
    Investment income is summarized as follows:

- ----------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,       1994         1993         1992

- ----------------------------------------------------------------

Fixed maturities
  Bonds                     $  85,187    $  79,384    $  78,197
  Redeemable
    preferred stocks            2,199        3,205        6,382
Equity securities
  Floating rate
    preferred stocks            1,439        2,181        2,972
  Convertible and
    nonredeemable
    preferred stocks              484          715        1,155
  Common stocks                   446          325          486
Mortgage loans on
  real estate                     301          572          980
Policy loans                    2,810        2,562        2,129
Short-term investments          7,588        6,775        5,023
Other                           2,280        1,555        3,358
- ----------------------------------------------------------------
                              102,734       97,274      100,682
Less investment expenses        4,692        4,800        4,068
- ----------------------------------------------------------------
Net investment income       $  98,042    $  92,474    $  96,614
- ----------------------------------------------------------------

    Investments carried at their fair value of $298,536,000 at December 31, 1994 and $313,700,000 at December 31, 1993 were on deposit with regulatory authorities in compliance with insurance company regulations.

    As of December 31, 1994, Zenith and its subsidiaries own $10,398,000, at fair value, of securities in Reliance Insurance Company, its parent and affiliates. Reliance Insurance Company is a major stockholder of Zenith.

Note 3
Properties and Equipment
    Properties and equipment consists of the following:

- ------------------------------------------------------
(Dollars in thousands)
DECEMBER 31,                        1994       1993
- ------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            33,806     32,360
Furniture, fixtures and
  equipment                          35,088     32,450
- ------------------------------------------------------
                                     83,730     79,646
Less accumulated depreciation        35,149     32,604
- ------------------------------------------------------
  Total                           $  48,581  $  47,042
- ------------------------------------------------------

    Depreciation expense amounted to $4,267,000, $4,978,000, and $4,855,000 in 1994, 1993 and 1992, respectively.

Note 4
Future Policy Benefits
    Future policy benefits and life insurance in force consist of:

- -----------------------------------------------------------------------
                               LIFE        FUTURE         INTEREST
(Dollars in thousands)       INSURANCE     POLICY           RATE
DECEMBER 31,                 IN FORCE     BENEFITS       ASSUMPTIONS

- -----------------------------------------------------------------------

1994
Universal life contracts     $1,733,560   $  92,157             6.6%
Traditional life contracts     613,076       49,270             9.9%
Other                           78,684       18,415             7.4%
- -----------------------------------------------------------------------
1993
Universal life contracts     $2,151,874   $  88,165             7.0%
Traditional life contracts     750,750       48,969             9.9%
Other                           73,554       17,367             7.9%
- -----------------------------------------------------------------------

    Reinsurance recoverable on future policy benefits amounting to $590,000 and $730,000 at December 31, 1994 and 1993, respectively, is recorded as an asset.
    Traditional life and group life mortality assumptions are based upon multiples, ranging from 70% to 120%, applied to the 1967-70 Select and Ultimate Mortality Tables. Individual and group accident and health morbidity assumptions are based upon CalFarm Life experience. Withdrawal assumptions are based upon either CalFarm Life experience or industry tables modified, where appropriate, for CalFarm Life experience.
    Mortality, morbidity and withdrawal assumptions for other lines of insurance (including paid up and reinsurance assumed) are calculated using various statutory assumptions.
    Assumptions with regard to interest rates, mortality, morbidity and withdrawals for reinsurance ceded approximate the assumptions used in calculating the related direct reserves.
    For deferred annuity contracts, universal life, single premium life, and other interest-sensitive life insurance contracts, it is assumed that the earned interest rate would exceed the rate credited to account values by the amount of the target interest spreads established for each product.

Note 5
Payable to Banks
    Zenith has lines of credit available of $50 million. As of December 31, 1994 and 1993, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed through one of these lines of credit is payable at the bank's prime rate, less .55%, and at the bank's prime rate, less .25% or a fixed rate chosen by Zenith on the other line of credit. Zenith Insurance has a line of credit available of $3 million to enable it to issue letters of credit in favor of ceding companies in certain states where such ceding companies would not otherwise be allowed to take credit for reinsurance ceded to Zenith Insurance.
    Under these agreements certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.
    The weighted average interest rate for 1994, 1993 and 1992 was 8.5%, 5.5% and 6.2%, respectively. At December 31, 1994 and 1993 the prime interest rate was 8.5% and 6%, respectively.
    During 1994, Perma-Bilt entered into two construction loan agreements with essentially the same terms. The agreements provide for a maximum borrowing of $11,000,000. The loans bear interest at the bank's reference rate plus 1.25%. At December 31, 1994 $2,471,000 was outstanding with respect to these loans. Both loans mature on April 1, 1996. The carrying value of these variable-rate loans approximates fair value at December 31, 1994.

Note 6
Senior Notes Payable
    $75,000,000 of 9% Senior Notes due 2002 (the "9% Notes") were issued at par in May 1992. Interest on the notes is payable semi-annually. The notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the notes and $122,000, $121,000 and $81,000 of such costs were amortized during 1994, 1993 and 1992, respectively. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any 12 month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12 month period is thirty percent or more of the fair market value of outstanding Zenith common stock. The fair value at December 31, 1994 of the 9% Notes is $75,848,000 based on a price published by a rating agency.
    In June 1992, Zenith called its previously outstanding 10 1/4% Senior Notes due 1994 utilizing a portion of the proceeds of the 9% Notes. The premium to call the 10 1/4% Senior Notes and the unamortized discount thereon reduced net income in 1992 by $1,355,000, net of a tax benefit of $698,000.
    Interest incurred on all borrowing is summarized as follows:

- ------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,              1994       1993       1992

- ------------------------------------------------------------------
Interest capitalized for real
 estate operations                 $   1,219  $     407
Interest not related to real
  estate operations                    5,937      6,658  $   6,472
- ------------------------------------------------------------------
Total interest incurred            $   7,156  $   7,065  $   6,472
- ------------------------------------------------------------------

Note 7
Federal Income Taxes
    The components of the provision (benefit) for taxes on income from operations are:

- ---------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,           1994       1993       1992

- ---------------------------------------------------------------
Current                         $  23,406  $  11,982  $   5,146
Deferred                           (3,735)     8,297     (4,776)
- ---------------------------------------------------------------
Total federal income taxes      $  19,671  $  20,279  $     370
- ---------------------------------------------------------------

    The difference between the statutory federal income tax rate (35% in 1994 and 1993 and 34% in 1992) and Zenith's effective tax rate on income from operations, as reflected in the financial statements, is explained as follows:

- ---------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,           1994       1993       1992

- ---------------------------------------------------------------
Statutory federal income tax    $  20,150  $  25,718  $   6,700
Increase (reduction) in taxes:
  Dividend received
    deduction                      (1,086)    (1,537)    (2,577)
  Tax exempt interest                                      (812)
  Proration of dividend
    exclusion and tax exempt
    interest to loss reserves         138        204        449
  Tax benefit of capital loss
    carryforward                              (4,253)    (3,688)
  Other                               469        147        298
- ---------------------------------------------------------------
  Total federal income taxes    $  19,671  $  20,279  $     370
- ---------------------------------------------------------------

    In 1992 Zenith adopted SFAS No. 109 retroactive to the beginning of 1992 (see Note 1). The cumulative effect of such adoption was an increase in income of $10,719,000 from the adjustment of deferred taxes at the beginning of the year, net of a valuation allowance of $11,947,000. The effect of adoption on the provision for federal income taxes in 1992 increased net income by $881,000. In addition, the tax effect of purchased life insurance reserves was reclassified to deferred taxes.
    Deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

- --------------------------------------------------------------------------
                                     1994                    1993
(Dollars in thousands)           DEFERRED TAX            Deferred Tax
YEAR ENDED DECEMBER 31,      ASSETS    LIABILITIES   Assets    Liabilities
- --------------------------------------------------------------------------
Differences between the
  tax basis and carrying
  value of investments      $  16,771                           $   7,725
Deferred policy
  acquisition costs                     $  36,785                  36,586
Purchased intangibles                      15,136                  15,601
Properties and equipment                    2,592                   2,597
Property and casualty loss
  reserve discount             25,663               $  25,727
Difference in computing
  life policy reserves         17,551                  17,044
Limitation on deduction
  for unearned premiums         7,988                   7,243
Policyholders' dividends
  accrued                       7,183                   7,464
Other                           2,821       4,293       2,083       6,711
- --------------------------------------------------------------------------
                               77,977      58,806      59,561      69,220
Valuation allowance           (14,031)
- --------------------------------------------------------------------------
Net deferred tax assets
  and liabilities           $   5,140                           $   9,659
- --------------------------------------------------------------------------

    Property-casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property-casualty loss reserves to be discounted for tax purposes.

    Current taxes receivable (payable) and deferred taxes were as follows:
- ----------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                 1994       1993
- ----------------------------------------------------------
Current taxes                         $   2,497  $  (4,596)
Deferred taxes                            5,140     (9,659)
- ----------------------------------------------------------
Federal income taxes                  $   7,637  $ (14,255)
- ----------------------------------------------------------

    Zenith files a consolidated federal income tax return. Zenith's insurance subsidiaries pay premium taxes on gross premiums written in lieu of state income or franchise tax. The tax rate in California was 2.35% and 6.06% in Texas in 1994, 1993, and 1992.
    The policyholders' surplus account of CalFarm Life which permitted a deferral of tax became taxable in 1986 as a result of an election to adjust the tax basis of assets under Internal Revenue Code Section 338. Accordingly, CalFarm Life does not have a policyholders' surplus account.

Note 8
Reinsurance
    Reinsurance transactions reflected in the financial statements are as follows:

- -------------------------------------------------------------
(Dollars in thousands)          1994       1993       1992
- -------------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year                $  21,801  $  22,457  $  22,231
Ceded reinsurance netted
  against property and
  casualty losses and loss
  adjustment expenses
  incurred                       17,133     38,716     11,350
Net assumed reinsurance
  included in earned
  premiums for the year          37,787     26,094     19,357
- -------------------------------------------------------------

    Zenith Insurance has an assumed reinsurance agreement with Reliance Insurance Company, a major stockholder of Zenith. Three of Zenith's directors are also directors of Reliance Insurance Company. Reimbursed estimated costs paid to Reliance relating to this arrangement amounted to $370,078, $578,000 and $420,000 for 1994, 1993 and 1992, respectively. Zenith's reinsurance arrangements provide protection against claims in excess of between $200,000 and $700,000 per occurrence depending upon the type of coverage. Zenith's catastrophe reinsurance provides protection against aggregate losses per event on property and workers' compensation coverages with limits ranging from $20,000,000 to $100,000,000. Assumed reinsurance business is not covered by such catastrophe reinsurance.

Note 9
Commitments and Contingent Liabilities

    Zenith and its subsidiaries lease space for some of its offices expiring through 2002, equipment on leases expiring through 1996 and automobiles on two through five year leases. The minimum rentals on these operating leases as of December 31, 1994 are as follows:

- -----------------------------------------------------------------
(Dollars in thousands)
                             EQUIPMENT AND
YEAR                          AUTO FLEET      OFFICES     TOTAL
- -----------------------------------------------------------------
1995                           $     480     $   3,436  $   3,916
1996                                 262         2,895      3,157
1997                                  25         1,536      1,561
1998                                             1,267      1,267
1999                                             1,148      1,148
Thereafter                                       3,496      3,496
- -----------------------------------------------------------------
Total                          $     767     $  13,778  $  14,545
- -----------------------------------------------------------------

    Rental expenses for 1994, 1993, and 1992 amounted to $5,612,000, $5,717,000 and $4,774,000, respectively.
    In November 1994, Zenith Insurance became a corporate underwriting member of Lloyd's through the formation of a 100% wholly owned subsidiary, ZIC Lloyd's Underwriting Limited which has committed funds of $5 million to support the 1995 underwriting year of a certain syndicate.
    Zenith and its subsidiaries are involved in certain litigation. In the opinion of management and legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material effect on the consolidated financial condition of Zenith.

Resolution of Contingencies
Surrounding Certain Litigation and Other Matters
    Other income of $1,210,000 and $2,441,000 was recognized in 1994 and 1993, respectively, relating to certain events which were associated with the non-investment grade securities market and Zenith's related write-downs of investments in 1990. Zenith settled litigation in 1993 which resulted in $1,910,000 and $7,561,000 of income in 1994 and 1993, respectively. Also, CalFarm Life recognized approximately $700,000 in 1994 and $5,120,000 in 1993 for its estimated share of the cost associated with the failure of Executive Life Insurance Company which will be assessed by the California Life Insurance Guarantee Association.

Resolution of Contingencies
Surrounding Proposition 103
    In January 1993, Zenith reached an agreement with the California Department of Insurance to resolve the rollback refund issue with respect to its subsidiaries. Without admitting that Zenith would owe any refunds or that its rates would require a refund under a correct application of the California Supreme Court's directive of May 1989, management came to the conclusion that in the best interests of Zenith's stockholders and customers, a fair settlement would be better than the continued uncertainty and the costs and risks associated with the litigation of this issue. The net cost of the refund, after reinsurance, reduced income in 1992 by $16,078,000 before income taxes.

Note 10
Common Stock
    Under an employee non-qualified stock option plan adopted by the Board of Directors in 1978, as amended, options are issued to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options expire between five and ten years after the date of grant or three months after termination of employment. Zenith makes no charges to earnings in connection with stock options.

    Additional information with respect to stock options is as follows:

- -----------------------------------------------------------------
(SHARES AND TOTAL DOLLARS                      OPTION PRICE
IN THOUSANDS)                  NUMBER     -----------------------
OPTIONS                       OF SHARES    PER SHARE      TOTAL
- -----------------------------------------------------------------
Outstanding at December 31,
  1992                            1,385   $11.94-$21.02 $  24,945
Granted                             332    22.56-28.19      8,198
Exercised                           348    11.94-19.81      6,261
Expired or cancelled                 65    11.94-19.81      1,137
- -----------------------------------------------------------------
Outstanding at December 31,
  1993                            1,304    11.94-28.19     25,745
Granted                             190    21.88-25.06      4,464
Exercised                           124    11.94-19.09      2,093
Expired or cancelled                 75    11.94-23.25      1,415
- -----------------------------------------------------------------
Outstanding at December 31,
  1994                            1,295   $11.94-$28.19 $  26,701
- -----------------------------------------------------------------

    The 1,295,000 outstanding options are exercisable: 1995, 953,000; 1996, 177,000; 1997, 124,000; and 41,000, 1998.
    At December 31, 1994, 1993 and 1992, respectively, 336,000, 454,000 and
721,000 shares were available to be granted. At December 31, 1994 and 1993, respectively, 764,000 and 704,000 options could have been exercised. In 1992, 303,000 options were exercised for a total amount of $4,527,000 with an option price of $11.94-$19.09 per share.
    At December 31, 1994 Zenith had authority from its Board of Directors to purchase 794,000 additional treasury shares at prevailing market prices.

Note 11
Dividend Restrictions
    Under insurance company regulations of the State of California, the maximum dividends that may be paid to Zenith by its insurance company subsidiaries during any 12 month period without prior approval of the Department of Insurance is limited to the greater of 10% of statutory surplus as regards policyholders at the preceding December 31, or 100% of net income for the preceding year for Zenith Insurance, and the greater of 10% of statutory surplus as regards policyholders at the preceding December 31, or statutory net gain from operations for the preceding year for CalFarm Life. In addition, any such dividend can only be paid out of earned surplus. Zenith Insurance's stockholder's equity and CalFarm Life's stockholder's equity in accordance with generally accepted accounting principles amounted to $263,150,000 and $103,862,000, respectively, as of December 31, 1994 of which Zenith Insurance and CalFarm Life can pay $25,643,000 and $9,512,000, respectively, in 1995, to Zenith in dividends without prior approval, leaving a restricted balance of $237,507,000 and $94,350,000, respectively. In addition, in 1995, $7,328,000 can be paid to Zenith Insurance by its insurance subsidiaries which would be available for dividend payments to Zenith in the following year.

Note 12
Statutory Financial Data
    Capital stock and surplus and net income on a statutory basis as reported to regulatory authorities were as follows:

- -----------------------------------------------------
(Dollars in thousands)
YEAR ENDED
DECEMBER 31,            1994       1993       1992
- -----------------------------------------------------
Capital stock and
  surplus:
  Property-casualty,
    consolidated      $ 230,040  $ 228,093  $ 203,479
  Life insurance         66,236     59,241     54,769
Net income:
  Property-casualty,
    consolidated         32,856     49,698      7,562
  Life insurance          9,164      4,966      8,253
- -----------------------------------------------------

Note 13
Unaudited Quarterly Financial Data

- --------------------------------------------------------------------
(Dollars in thousands
except per share data)

YEAR ENDED              MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1994        31         30          30           31
- --------------------------------------------------------------------
Premium income and
  other policy
  charges             $ 113,923  $ 115,906   $ 121,519    $ 111,847
Net investment
  income                 23,143     24,455      25,178       25,266
Realized gains
  (losses) on
  investments             1,816        431        (628)         827
Real estate sales                    8,773       7,079       14,368
Other income (loss),
  net                                1,760          71         (621)
Net income                8,200     10,900      10,100        8,700
Net income per share        .43        .57         .53          .46
- --------------------------------------------------------------------

- ---------------------------------------------------------------------
(Dollars in thousands
except per share data)

YEAR ENDED               MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1993         31         30          30           31
- ---------------------------------------------------------------------
Premium income and
  other policy
  charges              $ 113,935  $ 120,192   $ 119,992    $ 115,703
Net investment
  income                  24,324     23,683      22,872       21,595
Realized gains on
  investments              4,997      5,659       3,841        6,548
Other income, net                                 2,441
Net income                12,600     15,100      13,500       12,000
Net income per share         .66        .78         .70          .63
- ---------------------------------------------------------------------

Note 14
Loss and Loss Adjustment Expense Reserves
    The following table represents a reconciliation of changes in liabilities for unpaid property-casualty losses and loss adjustment expenses for the three years ended December 31, 1994.
- ----------------------------------------------------
(Dollars in
thousands)             1994       1993       1992

- ----------------------------------------------------
Beginning of year,
 net of reinsurance
 recoverable         $ 468,718  $ 464,149  $ 440,180
Incurred claims:
  Current year         273,177    266,137    269,798
  Prior years           (9,720)     9,071     19,934
- ----------------------------------------------------
Total incurred
    claims             263,457    275,208    289,732
- ----------------------------------------------------
Payments:
  Current year        (107,211)   (93,824)   (88,692)
  Prior years         (167,918)  (176,815)  (177,071)
- ----------------------------------------------------
Total payments        (275,129)  (270,639)  (265,763)
- ----------------------------------------------------
End of year, net of
 reinsurance           457,046    468,718    464,149
Reinsurance
 recoverable on
 unpaid losses          47,333     44,552     32,701
- ----------------------------------------------------
End of year          $ 504,379  $ 513,270  $ 496,850
- ----------------------------------------------------

Statutory reserves are not materially different from GAAP reserves, net of reinsurance, presented above.

Note 15
Segment Information

    Zenith's operations are conducted through three business segments. These segments and their respective operations are as follows:

Parent

    Zenith is a holding company owning directly or indirectly all of the capital stock of certain California insurance and insurance related companies. In 1993, Zenith commenced a real estate operation through a newly formed subsidiary, Perma-Bilt.

Property-Casualty Operations

    Zenith's property-casualty insurance operations offer multiple product line insurance and reinsurance. Investments and related income of the property-casualty insurance companies are available for payment of claims and benefits and have not been identified with individual product lines.

Health and Life Insurance Operations

    Zenith's life insurance operations offer individual and group life, annuity and accident and health policies. Identifiable assets for the health and life insurance segment are those assets which are used in the life insurance company.

The following table is a summary of results by major segments:

- ------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
YEAR ENDED DECEMBER 31                                                   1994       1993       1992

- ------------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY
  Net written premiums                                                 $ 411,905  $ 415,947  $ 378,178
  Net earned premiums                                                    401,925    405,901    377,426
  Investment income                                                       37,573     36,643     42,276
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                           9,533     11,251    (20,621)
  Underwriting income (loss)(1)                                            9,533     11,251    (36,699)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(3)(8)                                                 31,097     32,425     16,674
  Income after taxes and before realized gains(3)                         31,097     32,425      6,063
  Income after taxes                                                      31,996     40,939     16,208
  Identifiable assets                                                    935,761    946,219    912,928
- ------------------------------------------------------------------------------------------------------
HEALTH AND LIFE
  Premium income and other policy charges(2)                              61,270     63,921     64,448
  Investment income                                                       60,012     55,339     53,486
  Income after taxes and before realized gains(3)                          8,749      4,096      8,205
  Income after taxes                                                       9,433     12,932     10,354
  Identifiable assets                                                    900,029    897,157    789,664
- ------------------------------------------------------------------------------------------------------
PARENT
  Real estate sales                                                       30,220
  Investment income                                                          457        492        852
  (Loss) after taxes and before realized gains (losses) (3)               (3,536)    (1,253)    (5,779)
  (Loss) after taxes                                                      (3,529)      (671)    (7,226)
  Identifiable assets                                                     29,262     32,409     22,928
- ------------------------------------------------------------------------------------------------------
CONSOLIDATED TOTAL
  Premium income and other policy charges                                463,195    469,822    441,874
  Real estate sales                                                       30,220
  Investment income                                                       98,042     92,474     96,614
  Underwriting income (loss) before Proposition 103 rollback
    refund(1)(8)                                                           9,533     11,251    (20,621)
  Underwriting income (loss)(1)(8)                                         9,533     11,251    (36,699)
  Income after taxes and before realized gains and Proposition 103
    rollback refund(4)(3)(8)                                              35,524     33,682     19,100
    Per share                                                               1.86       1.75       1.01
  Income after taxes and before realized gains(3)                         36,310     35,268      8,489
  Income after taxes                                                      37,900     53,200     19,336
  Net income(5)(6)                                                        37,900     53,200     28,700
    Per share                                                               1.99       2.76       1.52
  Total assets(7)                                                     $1,840,758 $1,857,790 $1,703,553
- ------------------------------------------------------------------------------------------------------

(1) After policyholders' dividends of $17,412,000, $15,175,000 and $2,954,000 for 1994, 1993 and 1992, respectively.
(2) Of total health and life premium income and other policy charges, 59%, 62% and 62% for 1994, 1993 and 1992, respectively, is represented by one group health plan.
(3) Realized gains on investments after taxes were as follows:

                                                                        1994       1993       1992
                                                                      --------------------------------
   Property-Casualty                                                  $      899 $    8,514 $   10,145
   Health and Life                                                           684      8,836      2,149
   Parent                                                                      7        582     (1,447)
                                                                      --------------------------------
   Consolidated Total                                                 $    1,590 $   17,932 $   10,847

   Realized gains in the Health and Life segment reflect $1,786,000, and $1,239,000 tax benefit for capital loss carryover utilized in the consolidated federal income tax return in 1993 and 1992, respectively.
(4) Excludes $786,000 and $1,586,000 in 1994 and 1993, respectively, for net effect of legal settlement and CLIGA assessment.
(5) Net income in 1992 includes an extraordinary item of $1,355,000, net of tax benefit, for debt redemption costs.
(6) Net income in 1992 includes $10,719,000 for the cumulative effect of the change in accounting for income taxes.
(7) Reflects elimination entry of $24,294,000, $17,995,000 and $21,967,000 in
    1994, 1993 and 1992, respectively.
(8) Proposition 103 rollback refund in 1992 was $16,078,000, net of reinsurance, or $10,611,000 ($.56 per share) after tax.

INDEPENDENT ACCOUNTANT'S REPORT

To the Stockholders and Board of Directors of Zenith National Insurance Corp.

    We have audited the accompanying consolidated balance sheet of Zenith National Insurance Corp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zenith National Insurance Corp. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments as of December 31, 1993 and its method of accounting for income taxes in 1992.

                                     Coopers & Lybrand L.L.P.

Los Angeles, California
February 1, 1995

54