Form 10-K, Exhibit 13
period 1995-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1996-03-29
CIK 109261

                        PROPERTY-CASUALTY COMBINED RATIO
--------------------------------------------------------------------------------

                                    [CHART]

      The information in the following table provides estimates of Zenith's incurred losses by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years.

---------------------------------------------------------------------------------------------
                                    Incurred losses and loss adjustment expense
   Years in which                  reported at end of year (dollars in thousands)
     losses were       ----------------------------------------------------------------------
      incurred            1990        1991        1992        1993        1994        1995
---------------------------------------------------------------------------------------------
Prior to 1990          $1,680,414  $1,669,574  $1,675,392  $1,681,907  $1,682,631  $1,683,210
      1990                278,636     290,904     301,869     306,829     307,053     307,705
Cumulative              1,959,050   1,960,478   1,977,261   1,988,736   1,989,684   1,990,915
      1991                            296,825     300,070     306,399     305,882     307,563
Cumulative                          2,257,303   2,277,331   2,295,135   2,295,566   2,298,478
      1992                                        305,525     296,873     298,906     294,691
Cumulative                                      2,582,856   2,592,008   2,594,472   2,593,169
      1993                                                    297,652     285,544     275,591
Cumulative                                                  2,889,660   2,880,016   2,868,760
      1994                                                                303,749     312,953
Cumulative                                                              3,183,765   3,181,713
      1995                                                                            327,503
Ratios:
      1990                  67.23%      70.19%      72.83%      74.03%      74.08%      74.24%
      1991                              70.61       71.39       72.89       72.77       73.17
      1992                                          71.71       69.67       70.15       69.16
      1993                                                      66.20       63.51       61.29
      1994                                                                  68.87       70.95
      1995                                                                              74.67
---------------------------------------------------------------------------------------------

This analysis displays the accident year incurred losses and loss adjustment expense development on a statutory basis for accident years 1990-1995 for all property-casualty business. The total cost for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. Incurred losses and loss ratios prior to 1995 have been restated to include health insurance.

                                    CALFARM
                                   TheZenith                                   9

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                    OF CONSOLIDATED FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                    Overview
    Zenith's principal source of consolidated earnings is the income from operations of its property-casualty insurance businesses. Property-casualty operations are comprised of: Workers' Compensation (46% of 1995 consolidated net premiums earned); Other Property-Casualty, principally automobile, homeowners, farmowners and commercial coverages and health insurance (44% of 1995 consolidated net premiums earned); and Reinsurance (10% of 1995 consolidated net premiums earned). Results of such operations for the three years ended December 31, 1995 are set forth in the table on page 29. Historically, Zenith's Workers' Compensation operation has been focused almost entirely in California. In each of the three years ended December 31, 1995 an increasing volume of business has been generated outside of California. Substantially all of Zenith's Other Property-Casualty business is written in California. Reinsurance business assumed by Zenith provides reinsurance coverage for world-wide exposures with a particular emphasis on catastrophe losses and large property risks. Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Zenith also conducts real estate operations through Perma-Bilt, a Nevada Corporation ("Perma-Bilt"), a wholly-owned subsidiary that develops land and constructs private residences for sale in Las Vegas, Nevada.
    In 1995, Zenith sold its wholly-owned subsidiary, CalFarm Life Insurance Company ("CalFarm Life"), to a subsidiary of SunAmerica Inc. for approximately $120 million in cash, with Zenith retaining the group health insurance business previously written by CalFarm Life. The results of operations and net assets of CalFarm Life's life and annuity business are included as discontinued operations and results of the health insurance operation are included in restated Other Property-Casualty results in the accompanying consolidated financial statements. Net income in 1995 includes a loss of $19.5 million associated with the sale of CalFarm Life.
    The table below sets forth the components of net income for the three years ended December 31, 1995:

-------------------------------------------------------------------------------------------------
(Dollars in thousands)                                              1995       1994       1993
-------------------------------------------------------------------------------------------------
Investment income, after tax                                      $  30,690  $  26,995  $  26,888
Realized gains on investments, after tax                              2,354        929      9,443
-------------------------------------------------------------------------------------------------
Sub-total                                                            33,044     27,924     36,331
-------------------------------------------------------------------------------------------------

Property-casualty underwriting, after tax:
  Income (loss) excluding catastrophes                                 (226)    15,652      8,801
  Catastrophe losses                                                 (8,710)    (9,945)    (1,365)
-------------------------------------------------------------------------------------------------
Property-casualty underwriting income (loss)                         (8,936)     5,707      7,436
-------------------------------------------------------------------------------------------------

Income from real estate operations, after tax                         1,349      1,423
Interest expense, after tax                                          (4,524)    (3,859)    (4,328)
Parent net expenses, after tax                                       (1,211)    (2,638)    (2,176)
Other items, after tax:
  Lawsuit settlement                                                             1,241      4,914
  Income (loss) from discontinued life and annuity operations       (13,122)     8,102     11,023
-------------------------------------------------------------------------------------------------
Net income                                                        $   6,600  $  37,900  $  53,200
-------------------------------------------------------------------------------------------------

                     Property-Casualty Insurance Operations

Premiums earned and underwriting results of Zenith's property-casualty subsidiaries were as follows:

----------------------------------------------------------------------------------
(Dollars in thousands)                                1995       1994       1993
----------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                             $203,252   $216,030   $244,661
  Other Property-Casualty                            192,276    186,661    179,314
  Reinsurance                                         41,985     36,138     23,295
----------------------------------------------------------------------------------
  Total                                             $437,513   $438,829   $447,270
----------------------------------------------------------------------------------
Underwriting income (loss) before taxes
  Workers' Compensation                             $(14,548)  $ 12,151   $ 11,618
  Other Property-Casualty                            (12,007)    (6,966)    (5,474)
  Reinsurance                                         12,955      4,322      5,337
----------------------------------------------------------------------------------
  Total                                             $(13,600)  $  9,507   $ 11,481
----------------------------------------------------------------------------------

    Our key operating goal is to achieve a combined ratio of 100%. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property-casualty insurance business. It is the sum of underwriting expenses, net incurred losses, loss adjustment expenses and policyholders' dividends, expressed as a percentage of net premiums earned. Combined ratios were as follows:

-----------------------------------------------------------------------------------------------
                                                                  1995       1994       1993
-----------------------------------------------------------------------------------------------
Combined loss and expense ratios
  Workers' Compensation
    Losses                                                          48.8%      32.3%       38.9%
    Loss adjustment expenses                                        26.8%      27.6%       28.5%
    Underwriting expenses                                           28.8%      26.4%       21.7%
    Dividends to policyholders                                       2.8%       8.1%        6.2%
-----------------------------------------------------------------------------------------------
      Combined ratio                                               107.2%      94.4%       95.3%
-----------------------------------------------------------------------------------------------
  Other Property-Casualty
    Losses and loss adjustment expenses                             77.9%      74.4%       71.4%
    Underwriting expenses                                           28.3%      29.3%       31.7%
-----------------------------------------------------------------------------------------------
      Combined ratio                                               106.2%     103.7%      103.1%
-----------------------------------------------------------------------------------------------
  Reinsurance
    Losses and loss adjustment expenses                             52.6%      70.7%       58.7%
    Underwriting expenses                                           16.5%      17.3%       18.4%
-----------------------------------------------------------------------------------------------
      Combined ratio                                                69.1%      88.0%       77.1%
-----------------------------------------------------------------------------------------------
  Total combined ratio                                             103.1%      97.8%       97.4%
-----------------------------------------------------------------------------------------------

    The profitability of property-casualty insurance underwriting operations is dependent upon, principally, the adequacy of rates charged to the insured for insurance protection, the frequency and severity of claims, the ability to accurately estimate and accrue reported and unreported losses in the correct period, the level of dividends paid to policyholders, and the ability to service claims, maintain policies and acquire business efficiently.
    The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for losses and loss expenses for the three main lines of property-casualty business:

--------------------------------------------------------------------------------
                          Workers'           Other
(Dollars in thousands)  Compensation   Property-Casualty  Reinsurance    Total
--------------------------------------------------------------------------------
One-year loss
  development in:
  1995                    $    (517)       $   1,337       $  (2,955)  $  (2,135)
  1994                      (12,944)           4,051            (827)     (9,720)
  1993                        4,704            4,657            (290)      9,071
  Favorable development is shown in brackets.
--------------------------------------------------------------------------------

    The exposure of the insurance industry to losses arising out of the cost of pollution damage has been the focus of attention of a number of interested parties in recent years. Zenith's potential exposure to losses arising out of pollution clean-up costs began in 1985 when it commenced the writing of liability coverage under Farmowners' and small commercial policies through CalFarm Insurance and through its reinsurance operation. These policies written or reinsured since 1985 by Zenith's subsidiaries contain exclusion clauses for pollution-related losses and such losses are thereby substantially excluded from all such coverage written by Zenith's subsidiaries. While Zenith has from time to time received claims for damages resulting from pollution, Zenith believes that many of these claims will be excluded from coverage and that these claims will not have a material adverse effect on Zenith's financial condition.
    Some of the factors that continue to impact the environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; the uncertain outlook for economic growth in parts of California; the expansion of Zenith's Workers' Compensation business outside of California; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the effect of any of the foregoing, these trends and uncertainties could have a material effect on Zenith's future operations and financial condition.

                             Workers' Compensation
    Underwriting results in the Workers' Compensation operation deteriorated significantly in 1995 compared to 1994 and 1993. During 1995, 1994 and 1993, approximately 78%, 89% and 97%, respectively, of earned premiums were attributable to Zenith's California Workers' Compensation operations. Premium rate decreases of 7.0% at July 16, 1993, 12.7% at January 1, 1994 and 16.0% at October 1, 1994 applicable through December 31, 1994, in the California minimum statutory rates impacted earned premiums in 1994 and 1995. Effective January 1, 1995, the minimum rate law was repealed and insurers were allowed to charge their own rates for workers' compensation coverage in California. The number of Zenith's policies in force in California was relatively unchanged during 1995 using actuarially-determined rates which were substantially similar to those in effect at the end of 1994, although premiums earned in California declined by 17% in 1995 compared to 1994. Due to the decline in premium revenue, the inability to reduce operating costs proportionately, and additional operating costs associated with a new computer system, underwriting results in the Workers' Compensation operation declined by $26.7 million in 1995 compared to 1994. Notwithstanding the decline in underwriting income, the loss ratio of the Workers' Compensation operation remained low in 1995 and was in line with both the expectations used in establishing rates for 1995 and Zenith's historical experience. The outlook for future profitability in the Workers' Compensation operation is dependent upon a continuation of such historically low loss ratios and the ability to reduce operating expenses in proportion to reduced premium income.
    Underwriting results in California in 1993 and 1994 benefited from favorable loss experience attributable, in part, to reform legislation enacted in 1993 and to private initiatives undertaken by Zenith and others to combat fraud and abuse in the California workers' compensation system. Premium revenues and underwriting results in 1993 and 1994 also benefited from Zenith's ability to selectively underwrite policies at rates above the statutory minimum rates.
    Zenith's non-California Workers' Compensation operations include Texas, Arkansas, Illinois and Utah. Expansion of Workers' Compensation operations outside of California will continue in 1996. National results for workers' compensation insurers in recent years have been favorable by recent historic standards and Zenith's non-California underwriting results in 1995 were more favorable than its California results. However, increased competition, nationally, is expected to follow from these favorable trends and management intends to progress cautiously with its national expansion. Zenith's goal is to become a specialist, risk-oriented national workers' compensation insurer.
    Zenith is continuing to develop integrated workers' compensation, health and disability insurance products in alliances with selected health insurers, health maintenance organizations and UNUM Corporation, the nation's largest disability insurance company. In addition to enhancing the marketability of its workers' compensation policies, Zenith also expects to derive the benefit of applying managed care techniques to the medical component of workers' compensation claims. At this time, it is too early for management to predict the likely outcome of these initiatives on the future results of its operations.

                            Other Property-Casualty
    Results for the Other Property-Casualty operation in 1994 and 1993 have been restated to include group health insurance, previously written by CalFarm Life, which was sold in 1995. Health insurance premiums were $34.1 million, $36.9 million and $41.4 million in 1995, 1994 and 1993, respectively.
    Underwriting results were impacted adversely by catastrophe losses as follows: in 1995, losses of $10.7 million were incurred in conjunction with California storm damage; in 1994, losses of $3.2 million were sustained from claims arising out of the Northridge earthquake; and in 1993, the brush fires in Southern California caused losses of $1.6 million.
    Premiums earned increased in 1995 and 1994 compared to 1993 due primarily to new business and rate increases for Farmowners' and Homeowners' policies. Rate increases are subject to prior approval by the California Department of Insurance ("the Department"). Management is unable to predict whether requests for future rate increases, if any, will be granted by the Department, but failure by the Department to act upon such requests would adversely affect the adequacy of such rates and the profitability of operations in the lines of business so affected.
    CalFarm is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP") and the California Fair Plan. CAARP, CAIP and the California Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. These organizations provide private passenger automobile coverage for bodily injury and property damage, commercial automobile coverage and property coverage to risks that would not otherwise be accepted in the ordinary course of business by private insurance carriers. The California Legislature and the California Insurance Commissioner continue to debate the need to expand insurance coverages, including earthquake, for these organizations. Participation in these organizations by private carriers in California is mandatory. CAARP, CAIP and the California Fair Plan together result in additional involuntary assumptions of insurance premiums and losses which resulted in underwriting losses before taxes of approximately $1.8 million in 1994 and $1.6 million in 1993 and which were break-even in 1995.

                                  Reinsurance
    Zenith's assumed reinsurance operation emphasizes the reinsurance of accumulated losses from catastrophes and the reinsurance of large property risks. Because of the severity of losses, culminating with Hurricane "Andrew" in 1992, rates for such reinsurance increased significantly in 1993. Zenith's premium revenue from reinsurance increased in 1994 with an increase in the number of treaties in which it participated and in 1995, Zenith increased its premium revenues with increased participation in some casualty-oriented treaties.

    Underwriting results were favorable during the last three years even though losses were incurred in 1995 of approximately $2.5 million principally attributable to Hurricane "Marilyn" and in 1994 $9.3 million of losses were incurred attributable to the Northridge earthquake of January 1994.
    The outlook for profitability in the Reinsurance operation is dependent upon, among other things, the level of rates for property and catastrophe reinsurance and the frequency and severity of world-wide property losses. Zenith has observed decreases in catastrophe reinsurance rates for 1996 and, as a result, premium income in 1996 may be reduced compared to 1995.

                                  Investments
    At December 31, 1995, approximately 90% of Zenith's consolidated portfolio of fixed maturity investments were classified as Available-for-Sale under the provisions of Statement of Financial Accounting Standards No. 115 -- Accounting for Certain Investments in Debt and Equity Securities. In 1995, Zenith reclassified certain investments previously classified as "Held-to-Maturity" -- See Note 2 to the Consolidated Financial Statements. The unrealized appreciation or depreciation on investments which are classified as Available-for-Sale is recorded as a separate component of stockholders' equity. The effect on consolidated stockholders' equity of the increase in the value of fixed maturities classified as Available-for-Sale in 1995 compared to 1994 was an increase of $53.4 million, net of deferred taxes. Any future changes in interest rates will impact stockholders' equity through changes in the values of fixed maturity investments which are classified as Available-for-Sale.
    Zenith's principal investment goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation amongst various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.
    The change in the carrying value of Zenith's consolidated investment portfolio in 1995 was as follows:

------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                                    $ 709,030
  Purchases at cost                                                                      366,230
  Maturities and exchanges of investments                                                (24,151)
  Proceeds from sales of investments:
    Available-for-sale                                                      $(293,024)
    Trading portfolio                                                          (2,240)
    Other investments                                                          (5,086)
                                                                            ---------
      Total proceeds from disposal of investments                                       (300,350)
  Realized gains from maturities and exchanges of investments:
    Available-for-sale                                                            134
  Realized gains from sales of investments:
    Available-for-sale                                                          2,557
    Trading portfolio                                                           1,039
    Other investments                                                              23
  Realized losses from writedowns of investments                                 (132)
                                                                            ---------
      Total net realized gains on investments                                              3,621
  Unrealized gains on investments                                                         42,099
  Increase in short-term investments                                                      38,522
  Net amortization of bonds and preferred stocks and other changes                           213
------------------------------------------------------------------------------------------------
Carrying value at end of year                                                          $ 835,214
------------------------------------------------------------------------------------------------

    At December 31, 1995, and December 31, 1994, Zenith's consolidated investment portfolio emphasized high-quality, taxable bonds and short-term investments. Bonds constituted 72% and 74%, and short-term investments constituted 16% and 14%, of the consolidated carrying value of Zenith's consolidated investment portfolio at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, 96% and 98% of the consolidated carrying values of investments in bonds were rated investment grade.
    Investment income during the years ended December 31, was as follows:

--------------------------------------------------
(Dollars in
thousands)           1995       1994       1993
--------------------------------------------------
  Before tax       $  46,150  $  40,068  $  39,309
  After tax           30,690     26,995     26,888
--------------------------------------------------

    The yields on invested assets vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment, and for the years ended December 31 were as follows:

--------------------------------------------------
                     1995       1994       1993
--------------------------------------------------
  Before tax            6.0%       5.2%       5.4%
  After tax             4.0%       3.5%       3.7%
--------------------------------------------------

                                  Real Estate
    Zenith recognized revenue of $31.7 million and $30.2 million in 1995 and 1994, respectively, related to its real estate operations which commenced in 1993. Income from real estate operations before taxes was $2.1 million and $2.2 million in 1995 and 1994, respectively. Construction in progress, including undeveloped land, was $25.5 million at December 31, 1995 compared to $19.9 million at December 31, 1994.

                            Liquidity and Inflation
    Zenith's property-casualty insurance subsidiaries create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 43 in the Consolidated Financial Statements, are invested as described in "Investments" above. Net cash flows from continuing operations were $9.6 million, $15.9 million and $42.5 million, for 1995, 1994 and 1993, respectively.
    Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions of its real estate subsidiary, Perma-Bilt. To meet these requirements, Zenith has been principally dependent upon its lines of credit of up to $50.0 million, all of which was available at December 31, 1995, and dividends from Zenith Insurance. In 1995, Zenith sold CalFarm Life and at year-end had cash and short-term investments amounting to $80 million. In the opinion of management, Zenith's sources of liquidity are sufficient to fund its short-term and long-term requirements for liquidity.
    Zenith's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in Note 10 to the Consolidated Financial Statements. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received dividends from its subsidiaries amounting to $10.5 million in 1995, $15.0 million in 1994 and $25.0 million in 1993. Maximum dividend capability, without prior approval of the Department, of Zenith's subsidiaries in 1996 is $22.3 million. Risk-based capital guidelines issued by the National Association of Insurance Commissioners in 1994 for property-casualty companies are not expected to have any material adverse consequences for Zenith's insurance subsidiaries.
    Perma-Bilt maintains certain bank credit facilities to provide financing for its development and construction of private residences for sale. At December 31, 1995, maximum permitted borrowing under the facilities was $20.6 million, with a balance outstanding of $8.9 million.
    Workers' compensation insurers are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 1995, investments carried at their fair value of $310.1 million were on deposit to comply with such regulations.
    At December 31, 1995, Zenith was authorized to purchase up to 420,000 shares of Zenith common stock pursuant to a resolution from its Board of Directors to purchase up to 1,000,000 such shares under a share repurchase program. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity.
    Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of Zenith's subsidiaries' continuous review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Workers' compensation premium income is determined primarily by applying a rate to payrolls, and as inflation increases, average wage rates are generally adjusted, resulting in decreases in premium rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.
    Social inflation affects the loss reserves for other property-casualty liability claims for which settlements are determined in court proceedings.

             Recent Developments in FASB Accounting Pronouncements
    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"). SFAS No. 121 requires a review of the carrying amounts of long-lived assets and certain identifiable intangibles for possible impairment. If it is determined that the carrying amount of an asset is not recoverable, the impairment loss must be recognized. The accounting standard is effective for fiscal years beginning after December 15, 1995 and Zenith has not yet quantified the impact, if any, of SFAS No. 121.
    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans and is effective for fiscal years beginning after December 15, 1995. Zenith has not yet quantified the impact of SFAS No. 123, nor has it determined how it will implement SFAS No. 123.

                                FINANCIAL RECORD
--------------------------------------------------------------------------------

                                    CALFARM
                                   TheZenith

              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                Zenith National Insurance Corp. and Subsidiaries
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,              Note     1995        1994
-----------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS,
   EXCEPT PER SHARE DATA)
REVENUES                              1
  Property-casualty insurance
    operations
    Premiums earned                        $  437,513  $  438,829
    Investment income                          46,150      40,068
  Realized gains on investments                 3,621       1,428
  Real estate operations                       31,736      30,220
  Income from legal settlement                              1,910
-----------------------------------------------------------------
TOTAL REVENUE                         1       519,020     512,455
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   AFTER TAX AND
   BEFORE REALIZED GAINS             1, 2      17,368      27,628
Per share                            1, 2         .95        1.45
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   AFTER TAX                          10       19,722      29,798
Per share                             10         1.08        1.56
-----------------------------------------------------------------
COMPONENTS OF NET INCOME              1
  Underwriting income (loss)         3, 4
    Excluding catastrophe losses                 (226)     15,652
    Including catastrophe losses               (8,936)      5,707
  Net investment income                        30,690      26,995
  Realized gains on investments       5         2,354         929
  Real estate operations                        1,349       1,423
  Parent operations                            (5,735)     (5,256)
  Income (loss) from discontinued
    life and annuity operations       10      (13,122)      8,102
  Cumulative effect of change in
    accounting and extraordinary
    items                            6, 7
-----------------------------------------------------------------
NET INCOME                                      6,600      37,900
Per share                                         .36        1.99
-----------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
   STOCKHOLDERS                                  1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                 18,364      19,090
-----------------------------------------------------------------
FINANCIAL CONDITION                   1
Total assets                                1,115,433   1,093,675
Investments                                   835,214     709,030
Property-casualty unpaid claims       8       517,552     510,406
Senior notes and bank debt                     83,135      76,582
Total stockholders' equity                    330,432     309,860
Stockholders' equity per share                  18.58       16.35
Stockholders' equity per share,
   excluding effect of SFAS No. 115   9         18.18       18.79
Return on average equity                         2.0%       11.7%
-----------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
   STATISTICS (GAAP)                  1
  Paid loss and loss expense ratio              74.3%       69.6%
  Loss and loss expense ratio                   74.4%       66.9%
  Underwriting expense ratio                    27.4%       26.9%
  Policyholder dividends ratio                   1.3%        4.0%
  Combined ratio before Proposition
    103 rollback refund                        103.1%       97.8%
  Combined ratio after Proposition
    103 rollback refund               3        103.1%       97.8%
  Net premiums earned-to-surplus
    ratio                                         1.4         1.7
  Loss and loss expense
    reserves-to-surplus ratio (net
    of reinsurance)                               1.5         1.7
-----------------------------------------------------------------

--------------------------------------------------------------------------------

                                       1993       1992      1991
----------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS,
  EXCEPT PER SHARE DATA)
REVENUES
  Property-casualty insurance
    operations
    Premiums earned                 $  447,270 $  421,557 $419,202
    Investment income                   39,309     45,478   48,675
  Realized gains on investments         14,272      9,977   10,948
  Real estate operations
  Income from legal settlement           7,561
----------------------------------------------------------------------------------------------------------
TOTAL REVENUE                          508,412    477,012  478,825
----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX AND
  BEFORE REALIZED GAINS                 27,820     13,204   28,064
Per share                                 1.44        .70     1.48
----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX                             42,177     20,749   38,973
Per share                                 2.19       1.10     2.06
----------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME
  Underwriting income (loss)
    Excluding catastrophe losses         8,801    (14,061)   3,408
    Including catastrophe losses         7,436    (23,961)  (3,522)
  Net investment income                 26,888     32,953   37,306
  Realized gains on investments          9,443      8,792    8,309
  Real estate operations
  Parent operations                     (1,590)    (6,399)  (5,720)
  Income (loss) from discontinued
    life and annuity operations         11,023      7,951    6,928
  Cumulative effect of change in
    accounting and extraordinary
    items                                           9,364    2,600
----------------------------------------------------------------------------------------------------------
NET INCOME                              53,200     28,700   45,901
Per share                                 2.76       1.52     2.42
----------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
  STOCKHOLDERS                            1.00       1.00     1.00
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                           19,297     18,918   18,981
----------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                         1,125,211  1,060,545  938,694
Investments                            754,107    713,579  651,123
Property-casualty unpaid claims        519,418    504,902  475,657
Senior notes and bank debt              73,989     73,868   49,799
Total stockholders' equity             349,465    301,598  281,234
Stockholders' equity per share           18.55      16.03    14.93
Stockholders' equity per share,
  excluding effect of SFAS No. 115       17.90      16.03    14.93
Return on average equity                 16.3%       9.7%    17.3%
----------------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
  STATISTICS (GAAP)
  Paid loss and loss expense ratio       67.9%      71.4%    65.1%
  Loss and loss expense ratio            68.5%      77.1%    71.0%
  Underwriting expense ratio             25.5%      26.8%    29.0%
  Policyholder dividends ratio            3.4%       0.7%     1.9%
  Combined ratio before Proposition
    103 rollback refund                  97.4%     104.6%   101.9%
  Combined ratio after Proposition
    103 rollback refund                  97.4%     108.4%   101.9%
  Net premiums earned-to-surplus
    ratio                                  1.6        1.7      1.7
  Loss and loss expense
    reserves-to-surplus ratio (net
    of reinsurance)                        1.7        1.9      1.8
----------------------------------------------------------------------------------------------------------

 (1) All restated for health insurance included in property-casualty operations.
 (2) Excludes extraordinary items and cumulative effect of accounting change. Excludes $1,241,000, or $.06 per share, in 1994 and $4,914,000, or $.26 per share, in 1993 for the effect of legal settlement. In 1992, also excludes $10,611,000, or $.56 per share, for the effect of Proposition 103 rollback refund, after taxes.
 (3) Includes Proposition 103 rollback refund of $16,078,000, net of reinsurance, before tax or $10,611,000 ($.56 per share) after tax in 1992.
 (4) After tax benefit for "fresh start" of $531,000 ($.03 per share) in 1991.
 (5) Taxes on realized gains were reduced in 1992 and 1993 for the tax benefit associated with capital losses carried forward from 1990.
 (6) Debt redemption costs of $1,355,000, net of $698,000 of tax benefit, (or $.07 per share) were recognized as an extraordinary item in 1992. The tax benefit of $2,600,000 (or $.14 per share) associated with capital losses carried forward was recognized as an extraordinary item in 1991.
 (7) Net income in 1992 includes an increase of $10,719,000 for the cumulative effect of adoption of SFAS No. 109, Accounting for Income Taxes.
 (8) Prior year amounts have been restated to reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts which was adopted at December 31, 1992.
 (9) Effective December 31, 1993, Zenith adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), under which the unrealized appreciation or depreciation, net of deferred taxes, on debt securities classified as available-for-sale is recorded in stockholders' equity.
(10) In 1995, Zenith sold CalFarm Life (see Note 14 to the Consolidated Financial Statements).

                       PROPERTY-CASUALTY LOSS DEVELOPMENT
--------------------------------------------------------------------------------

                Zenith National Insurance Corp. and Subsidiaries

    The table that follows shows analysis of development of loss and loss adjustment expense liabilities as originally estimated on a GAAP basis at December 31 of each year presented. The accounting policies used to estimate these liabilities are described in Note 1 to the Consolidated Financial Statements. Amounts represent all property-casualty operations. Information for 1994 and prior years has been restated to include the health insurance business previously written by CalFarm Life Insurance Company.

       Analysis Of Loss And Loss Adjustment Expense Liability Development
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                1995      1994
-------------------------------------------------------
(DOLLARS IN THOUSANDS)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET OF
  REINSURANCE                        $463,123  $462,710
-------------------------------------------------------
PAID NET OF REINSURANCE
  (CUMULATIVE) AS OF:
  One year later                                175,488
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
LIABILITY NET OF REINSURANCE
  RE-ESTIMATED AS OF:
  One year later                                460,575
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT              $  2,135
-------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $463,123  $462,710
Reinsurance recoverables               54,429    47,696
-------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,      $517,552   510,406
Re-estimated liability, net of
  reinsurance                                   460,575
Re-estimated reinsurance
  recoverables                                   44,019
-------------------------------------------------------
Re-estimated liability, gross                   504,594
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                                        $  5,812
-------------------------------------------------------

    The analysis above presents the development of Zenith's balance sheet liabilities for 1985 through 1995. The first line in the table shows the liability for loss and loss adjustment expense as estimated at the end of each calendar year. The first section shows the actual payments of losses and expenses that relate to each year end liability as they are paid during subsequent annual periods. The second section includes revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1995, net of reinsurance. The liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1994 includes an estimate of the amount still due on the 1993 and prior liabilities.
    Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

--------------------------------------------------------------------------------

                                       1993      1992      1991      1990      1989      1988      1987      1986      1985
-----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET OF
  REINSURANCE                        $474,499  $471,832  $447,702  $424,373  $386,445  $347,888  $293,981  $223,011  $159,857
-----------------------------------------------------------------------------------------------------------------------------
PAID NET OF REINSURANCE
  (CUMULATIVE) AS OF:
  One year later                      173,699   184,498   184,593   162,642   129,605   118,332   105,939    89,361    77,099
  Two years later                     272,221   292,914   291,228   264,904   205,132   179,241   159,746   134,848   113,478
  Three years later                             355,710   352,208   323,685   258,632   216,321   189,980   162,555   133,906
  Four years later                                        390,459   357,233   289,963   245,629   207,890   178,111   145,562
  Five years later                                                  380,524   309,524   263,971   225,849   187,558   152,405
  Six years later                                                             323,041   275,983   237,474   199,609   157,266
  Seven years later                                                                     284,877   245,429   207,163   161,253
  Eight years later                                                                               251,801   212,854   164,713
  Nine years later                                                                                          217,881   166,887
  Ten years later                                                                                                     169,152
-----------------------------------------------------------------------------------------------------------------------------
LIABILITY NET OF REINSURANCE
  RE-ESTIMATED AS OF:
  One year later                      464,779   480,903   467,636   427,458   381,096   341,679   293,526   219,734   160,401
  Two years later                     453,497   483,334   485,399   442,332   371,272   332,541   290,002   225,541   163,110
  Three years later                             482,019   485,816   453,802   374,455   327,961   289,074   227,251   167,165
  Four years later                                        488,723   454,744   380,983   325,457   285,801   228,382   170,538
  Five years later                                                  455,971   381,703   328,415   280,860   227,972   170,464
  Six years later                                                             382,280   328,640   281,385   229,472   171,059
  Seven years later                                                                     329,058   282,498   231,909   172,968
  Eight years later                                                                               282,882   234,455   175,382
  Nine years later                                                                                          235,045   178,785
  Ten years later                                                                                                     180,185
-----------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT    $ 21,002  $(10,187) $(41,021) $(31,598) $  4,165  $ 18,830  $ 11,099  $(12,034) $(20,328)
-----------------------------------------------------------------------------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $474,499  $471,832
Reinsurance recoverables               44,919    33,070
-------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,       519,418   504,902
Re-estimated liability, net of
  reinsurance                         453,497   482,019
Re-estimated reinsurance
  recoverables                         49,291    66,659
-------------------------------------------------------
Re-estimated liability, gross         502,788   548,678
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                              $ 16,630  $(43,776)
-------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                               Zenith National Insurance Corp. and Subsidiaries
--------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                      Note     1995        1994
--------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
ASSETS
Investments
 Fixed maturities:
  At amortized cost (fair value $57,816)                                                $   56,674
  At fair value (cost $555,922, 1995 and $573,694, 1994)                                   566,826  $  546,120
 Floating rate preferred stocks, at fair value (cost $14,614, 1995 and $19,618,
 1994)                                                                                      13,588      18,506
 Convertible and non-redeemable preferred stocks, at fair value (cost $250, 1995
   and $8,684, 1994)                                                                           281       8,153
 Common stocks, at fair value (cost $18,937, 1995 and $19,628, 1994)                        22,656      19,355
 Short-term investments (at cost, which approximates market)                               137,083      97,400
 Other investments                                                                          38,106      19,496
--------------------------------------------------------------------------------------------------------------
  Total investments                                                               1, 2     835,214     709,030

Cash                                                                                         6,919       5,358
Accrued investment income                                                                    8,810       8,665
Premiums receivable, less allowance for doubtful accounts of $612 in 1995
  and $912 in 1994                                                                          70,155      66,912
Receivable from reinsurers and prepaid reinsurance premiums                                 64,781      58,613
Deferred policy acquisition costs                                                           20,339      18,506
Properties and equipment, less accumulated depreciation                            3        48,702      48,581
Federal income taxes                                                               6        14,609      31,270
Purchased intangibles and other assets                                             1         5,974       7,550
Excess of cost over net assets acquired                                            1         2,009       2,009
Other assets                                                                       1        37,921      32,809
Net assets of discontinued operations                                              14                  104,372
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $1,115,433  $1,093,675
--------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                              Note        1995           1994
-----------------------------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS)
LIABILITIES
Policy liabilities and accruals
  Unpaid losses and loss expenses                                                          13     $    517,552   $    510,406
  Unearned premiums                                                                                    119,591        121,825
Policyholders' dividends accrued                                                                        12,100         20,522
Other policyholder funds                                                                                15,491         14,605
Reserves on loss portfolio transfers                                                                     9,073          9,972
Payable to banks                                                                           4             8,903          2,471
Senior notes payable, less unamortized issue costs
  of $768, 1995 and $889, 1994                                                             5            74,232         74,111
Other liabilities                                                                                       28,059         29,903
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      785,001        783,815
-----------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities                                                     8
STOCKHOLDERS' EQUITY
Preferred stock, $1 par--shares authorized 1,000; issued and outstanding, none in 1995 and 1994
Common stock, $1 par--shares authorized 50,000; issued 24,310, outstanding 17,784
  1995; issued 24,034, outstanding 18,950, 1994                                            9            24,310         24,034
Additional paid-in capital                                                                             256,083        251,363
Retained earnings                                                                                      155,634        167,025
Net unrealized appreciation (depreciation) on investments, net of $4,752 deferred tax
  expense in 1995 and $3,969 deferred tax benefit in 1994                               1, 2, 14         8,825        (47,460)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       444,852        394,962
Less treasury stock at cost (6,526 shares, 1995 and 5,084 shares, 1994)                    9          (114,420)       (85,102)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                             330,432        309,860
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $  1,115,433   $  1,093,675
-----------------------------------------------------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                        Zenith National Insurance Corp. and Subsidiaries
---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                   Note      1995       1994       1993
---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED REVENUES:
Premium earned                                                                             7      $ 437,513  $ 438,829  $ 447,270
Net investment income                                                                      2         46,150     40,068     39,309
Realized gains on investments                                                              2          3,621      1,428     14,272
Real estate sales                                                                                    31,736     30,220
Income from legal settlement                                                               8                     1,910      7,561
---------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                                      519,020    512,455    508,412
---------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Losses and loss expenses incurred                                                        7, 13      325,589    293,848    306,544
Policy acquisition costs                                                                             81,846     77,253     73,046
Other underwriting and operating expenses                                                            39,882     44,868     44,503
Policyholders' dividends and participation                                                            5,660     17,412     15,175
Real estate construction and operating costs                                                         29,661     28,031
Interest expense                                                                          4, 5        6,960      5,937      6,658
---------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                      489,598    467,349    445,926
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal income tax expense                                  29,422     45,106     62,486
Federal income tax expense                                                                 6          9,700     15,308     20,309
---------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                                    19,722     29,798     42,177
---------------------------------------------------------------------------------------------------------------------------------
Income from life and annuity operations of CalFarm Life (less income tax expense
  (benefit) of $3,463, $4,363 and $(31))                                                   14         6,431      8,102     11,023
Loss on disposal of CalFarm Life, including income tax expense of $4,099                   14       (19,553)
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS                                                          (13,122)     8,102     11,023
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $   6,600  $  37,900  $  53,200
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Income from continuing operations                                                                 $    1.08  $    1.56  $    2.19
Income (loss) from discontinued operations                                                             (.72)       .43        .57
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                                       $     .36  $    1.99  $    2.76
---------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                           18,364     19,090     19,297
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                       Zenith National Insurance Corp. and Subsidiaries
------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                          1995       1994       1993
------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Premiums collected                                                                         $ 457,907  $ 469,151  $ 482,350
    Investment income received                                                                    45,606     37,819     42,044
    Proceeds from sales of real estate                                                            31,736     30,220
    Losses and loss adjustment expenses paid                                                    (325,200)  (305,142)  (303,808)
    Underwriting and other operating expenses paid                                              (120,533)  (111,275)  (104,425)
    Real estate construction costs paid                                                          (34,307)   (36,133)    (7,285)
    Reinsurance premiums paid                                                                    (21,586)   (21,995)   (20,874)
    Dividends paid to policyholders, including Proposition 103 refund in 1993                    (13,744)   (18,171)   (31,419)
    Interest paid                                                                                 (8,390)    (6,949)    (6,914)
    Income taxes paid                                                                             (4,578)   (25,953)    (7,156)
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from continuing operating activities, excluding cash from trading portfolio         6,911     11,572     42,513
Net proceeds from sales of trading portfolio investments                                           2,677      4,363
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from continuing operating activities including cash from trading portfolio          9,588     15,935     42,513
Net cash from discontinued operating activities, including cash from trading portfolio            12,655    118,644     13,333
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                          22,243    134,579     55,846
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investments:
      Debt securities Held-to-Maturity                                                          (141,531)
      Debt and equity securities Available-for-Sale                                             (210,600)  (478,179)
      Other debt and equity securities and other investments                                     (13,885)    (5,571)  (374,302)
    Proceeds from maturities and exchanges of investments:
      Debt securities Held-to-Maturity                                                             4,284
      Debt and equity securities Available-for-Sale                                               16,869     30,556
      Other debt and equity securities and other investments                                       2,085      1,839     64,291
    Proceeds from sales of investments:
      Debt and equity securities Available-for-Sale                                              293,024    333,949
      Other debt and equity securities and other investments                                       5,086        238    413,177
    Proceeds from the sale of CalFarm Life Insurance Company                                     120,000
    Net change in short-term investments                                                         (38,522)   123,055   (121,272)
    Other                                                                                         (6,289)    (7,301)     3,299
    Net cash used in investing activities of discontinued operations                             (30,093)  (144,314)   (73,198)
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                                             428   (145,728)   (88,005)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash advanced from bank line of credit                                                        43,400      2,100      1,000
    Cash repaid on bank line of credit                                                           (43,400)    (2,100)    (1,000)
    Cash advanced from bank construction loans                                                    30,657     11,316
    Cash repaid on bank construction loans                                                       (24,225)    (8,845)
    Cash dividends paid to common stockholders                                                   (18,273)   (18,894)   (19,018)
    Proceeds from exercise of stock options                                                        4,405      2,093      6,261
    Purchase of treasury shares                                                                  (29,318)      (346)    (7,367)
    Net cash provided by financing activities of discontinued operations                          15,644     24,375     58,234
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                                         (21,110)     9,699     38,110
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                                    1,561     (1,450)     5,951
Cash at beginning of year                                                                          5,358      6,808        857
------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                            $   6,919  $   5,358  $   6,808
------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO NET CASH FLOWS
    FROM OPERATING ACTIVITIES:
Income from continuing operations                                                              $  19,722  $  29,798  $  42,177
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
    Depreciation and amortization                                                                  4,975      4,001      6,158
    Realized gains on investments                                                                 (3,621)    (1,428)   (14,272)
    Net cash from trading portfolio                                                                2,677      4,363
    Net cash flow from discontinued operations                                                    12,655    118,644     13,333
    Decrease (increase) in:
      Premiums receivable                                                                         (3,243)    (1,518)     1,657
      Receivable from reinsurers                                                                  (6,168)    (1,980)    (9,769)
      Deferred policy acquisition costs                                                           (1,833)    (1,490)    (1,289)
      Real estate construction in progress                                                        (5,596)   (12,671)    (7,215)
    Increase (decrease) in:
      Unpaid losses and loss expenses                                                              7,416     (8,906)    16,009
      Unearned premiums                                                                            2,234      9,962     10,107
      Policyholders' dividends accrued and accumulated                                            (8,422)       (80)   (16,009)
      Federal income taxes                                                                         4,946    (10,644)    13,154
      Other                                                                                       (3,499)     6,528      1,805
------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                       $  22,243  $ 134,579  $  55,846
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                  Zenith National Insurance Corp. and Subsidiaries
--------------------------------------------------------------------------------------------------------------------
                                                                                           PREFERRED       COMMON
THREE YEARS ENDED DECEMBER 31, 1995                                             NOTE      STOCK $1 PAR  STOCK $1 PAR
--------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT JANUARY 1, 1993                                                                               $   23,562
Net income for 1993
Net unrealized appreciation on investments,
    net of deferred tax expense of $543                                            1, 2
Cumulative effect of change in accounting for investments, net of
    deferred tax expense of $6,550                                                    1
Exercise of 348,000 stock options                                                     9                         348
Tax benefit on options exercised in 1993
Purchase of 320,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                                                                                 23,910
Net income for 1994
Net unrealized (depreciation) on investments,
    net of deferred tax benefit of $11,062                                            2
Exercise of 124,000 stock options                                                     9                         124
Tax benefit on options exercised in 1994
Purchase of 15,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                                                                 24,034
Net income for 1995
Net unrealized appreciation on investments,
    net of deferred tax expense of $8,721                                         2, 14
Exercise of 276,000 stock options                                                     9                         276
Tax benefit on options exercised in 1995
Purchase of 1,442,000 treasury shares at cost
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                                                             $   24,310
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

--------------------------------------------------------------------------------------------------------------------------------

                                                                                  NET UNREALIZED
                                                                                   APPRECIATION
                                                    ADDITIONAL      RETAINED     (DEPRECIATION) ON      TREASURY
                                                  PAID-IN CAPITAL   EARNINGS        INVESTMENTS           STOCK         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT JANUARY 1, 1993                           $ 242,226      $ 113,867       $   (668)          $   (77,389)  $  301,598
Net income for 1993                                                    53,200                                            53,200
Net unrealized appreciation on investments, net of
    deferred tax expense of $543                                                       1,681                              1,681
Cumulative effect of change in accounting for
    investments, net of deferred tax expense of
    $6,550                                                                            12,163                             12,163
Exercise of 348,000 stock options                        5,913                                                            6,261
Tax benefit on options exercised in 1993                   953                                                              953
Purchase of 320,000 treasury shares at cost                                                                 (7,367)      (7,367)
Cash dividends declared to common stockholders
    ($1.00 per share, paid quarterly)                                 (19,024)                                          (19,024)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                           249,092        148,043         13,176               (84,756)     349,465
Net income for 1994                                                    37,900                                            37,900
Net unrealized (depreciation) on investments,
    net of deferred tax benefit of $11,062                                           (60,636)                           (60,636)
Exercise of 124,000 stock options                        1,969                                                            2,093
Tax benefit on options exercised in 1994                   302                                                              302
Purchase of 15,000 treasury shares at cost                                                                    (346)        (346)
Cash dividends declared to common stockholders
    ($1.00 per share, paid quarterly)                                 (18,918)                                          (18,918)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                           251,363        167,025        (47,460)              (85,102)     309,860
Net income for 1995                                                     6,600                                             6,600
Net unrealized appreciation on investments,
    net of deferred tax expense of $8,721                                             56,285                             56,285
Exercise of 276,000 stock options                        4,129                                                            4,405
Tax benefit on options exercised in 1995                   591                                                              591
Purchase of 1,442,000 treasury shares at cost                                                              (29,318)     (29,318)
Cash dividends declared to common stockholders
    ($1.00 per share, paid quarterly)                                 (17,991)                                          (17,991)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                         $ 256,083      $ 155,634       $  8,825           $  (114,420)  $  330,432
--------------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                Zenith National Insurance Corp. and Subsidiaries

                                     Note 1
   Summary of Accounting Policies, Operations and Principles of Consolidation
    Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned property-casualty insurance subsidiaries in the business of writing workers' compensation insurance, approximately 78% of which is in California; reinsurance, principally of world-wide property and catastrophe risks; and auto, homeowners, farmowners, health and other coverages primarily in the rural areas of California. Zenith's subsidiaries sell insurance and reinsurance through agents and brokers and not directly to consumers. The market for insurance products and services is highly competitive. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada, through its wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation ("Perma-Bilt"). In 1995, Zenith sold its wholly-owned life insurance subsidiary, CalFarm Life Insurance Company (See Note 14).
    The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and include Zenith and its subsidiaries. GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures and actual results could differ from those estimates. All significant intercompany transactions and balances have been eliminated in consolidation.

                      Fair Values of Financial Instruments
    Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. Disclosures, included in these notes, regarding the fair value of financial instruments have been derived using external market sources, estimates using present value or other valuation techniques.
    The following summarizes the carrying amounts and fair value of Zenith's financial instruments as of December 31:

--------------------------------------------------------------------------------------
                                                 1995                    1994
                                        ----------------------  ----------------------
                                         CARRYING      FAIR      CARRYING      FAIR
(Dollars in thousands)          NOTE      AMOUNT      VALUE       AMOUNT      VALUE
--------------------------------------------------------------------------------------
ASSETS:
Investments:                      2
  Trading securities                    $   10,944  $   10,944  $   12,555  $   12,555
  Other investments                        824,270     825,412     696,475     696,475
                                        ----------  ----------  ----------  ----------
                                           835,214     836,356     709,030     709,030
LIABILITIES:
Payable to banks                  4          8,903       8,903       2,471       2,471
Senior notes payable              5         74,232      85,853      74,111      75,848
--------------------------------------------------------------------------------------

                                  Investments
    Zenith accounts for its investment portfolio in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115") which requires investments in debt and equity securities to be identified in three categories as follows: held-to-maturity -- those securities, which by their terms must be redeemed by the issuing company and that the enterprise has the positive intent and ability to hold to maturity, are reported at amortized cost; trading securities -- those securities that are held principally for the purpose of selling them in the near term and are reported at fair value with unrealized gains and losses included in earnings; available-for-sale -- those securities not classified as either held-to-maturity or trading securities and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Zenith adopted SFAS No. 115 effective December 31, 1993.
    When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a writedown is necessary.
    The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 37 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service, and analytical pricing methods for issues for which there is no market. These market values are considered fair value.
    The cost of securities sold is determined by the "identified cost" method. Short-term investments include certificates of deposit, commercial paper and U.S. Treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.

                        Recognition of Property-Casualty
                              Revenue and Expense
    Property-casualty premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Premiums earned reflect an estimate for earned but unbilled audit premiums. Workers' compensation insurance premiums are based upon the payroll of the insured.
    Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned.
    Zenith's insurance subsidiaries make provision for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid losses and loss expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims. Estimates for claims incurred but not reported are based on experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.
    An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. Due to deregulation in California, policyholders' dividends are anticipated not to be material in the foreseeable future.
    Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.
    The concentration of Zenith's business in California makes the results of operations highly dependent upon the California economy, social and cultural trends in California, legislative and regulatory changes in California and catastrophic events in California such as windstorms and the Northridge earthquake. In addition, premium revenues for most property-casualty insurance coverages written in California (except workers' compensation) are subject to prior approval of rates by the California Department of Insurance.

                                  Reinsurance
    In accordance with general industry practices, Zenith's insurance subsidiaries annually purchase reinsurance to protect themselves against liabilities in excess of certain limits on insurance risks they have underwritten. Such arrangements are known in the industry as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, unforeseen losses and such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of insurance operations.
    The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivables from reinsurers. Earned premiums are stated in the consolidated financial statements after deduction of amounts ceded to reinsurers. Approximately 69% of amounts recoverable from reinsurers at December 31, 1995 are attributable to reinsurance arrangements with one large United States reinsurance company. No material amounts due from reinsurers have been written off as uncollectible in the three years ended December 31, 1995.

                             Real Estate Operations
    Land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest are capitalized. Such costs, and an estimate of the costs to complete a project, are recognized pro rata against sales of completed units. Such capitalized costs are included in other assets.
    Profitable real estate operations are dependent upon real estate values, interest rates, construction costs, competition and management ability.
                            Properties and Equipment
    Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on a straight-line basis using the following useful lives: buildings, 10 to 40 years; furniture, fixture and equipment, 3 to 10 years.
    Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.
    The cost of purchased software for internal use is capitalized and amortized over the useful life of the software. The cost of internally-developed software for internal use is expensed as incurred.

                     Purchased Intangibles and Other Assets
Purchased intangibles and other assets represent the total amount of the cost in excess of net tangible assets acquired since 1970. This amount has been assigned to various intangibles and other amortizable assets and the assigned values are being amortized on a straight-line basis over 25 years. Amortization expense was $487,000 in 1995, 1994 and 1993, and accumulated amortization was $5,756,000 at December 31, 1995 and $5,269,000 at December 31, 1994.
                    Excess of Cost Over Net Assets Acquired
    The excess of cost over net assets acquired of $2,009,000 represents the unamortized excess of cost over underlying net tangible assets of companies acquired prior to 1970, which is considered to have continuing value, and is not being amortized.

                       Reclassifications and Restatements
    Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 presentation. Financial information with respect to Life and Annuity operations has been restated as discontinued operations (see Note 14). Health insurance has been reclassified to property-casualty operations.

                                     Note 2
                                  Investments
    The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

-------------------------------------------------------------------------
TYPE OF SECURITY
(Dollars in                              GROSS        GROSS
thousands)                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1995           COST         GAINS      (LOSSES)      VALUE
-------------------------------------------------------------------------
HELD-TO-MATURITY
Mortgage-backed           $  56,674    $   1,142                $  57,816
-------------------------------------------------------------------------
    Total, held-to-
      maturity            $  56,674    $   1,142                $  57,816
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries           $ 176,997    $     641    $    (251)  $ 177,387
Corporate debt              231,198       10,485         (126)    241,557
Mortgage-backed             117,876          427         (861)    117,442
Redeemable preferred
  stocks                     19,849          643                   20,492
Equities                     32,910        4,185       (1,566)     35,529
Short-term investments      137,083                               137,083
-------------------------------------------------------------------------
    Total, available-
      for-sale            $ 715,913    $  16,381    $  (2,804)  $ 729,490
-------------------------------------------------------------------------
TRADING
U.S. Treasuries           $   7,044                 $     (17)  $   7,027
Corporate debt                2,958                       (37)      2,921
Equities                        891    $     105                      996
-------------------------------------------------------------------------
    Total, trading        $  10,893    $     105    $     (54)  $  10,944
-------------------------------------------------------------------------

TYPE OF SECURITY
(Dollars in                              GROSS        GROSS
thousands)                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1994           COST         GAINS      (LOSSES)      VALUE
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries           $ 350,946                 $ (14,817)  $ 336,129
Corporate debt              139,811    $     178       (5,769)    134,220
Mortgage-backed              52,825                    (5,842)     46,983
Redeemable preferred
  stocks                     18,918          190         (703)     18,405
Equities                     45,602        1,042       (2,802)     43,842
Short-term investments       97,400                                97,400
-------------------------------------------------------------------------
    Total, available-
      for-sale            $ 705,502    $   1,410    $ (29,933)  $ 676,979
-------------------------------------------------------------------------
TRADING
U.S. Treasuries           $   7,028                 $    (262)  $   6,766
Corporate debt                4,166                      (549)      3,617
Equities                      2,328    $      26         (182)      2,172
-------------------------------------------------------------------------
    Total, trading        $  13,522    $      26    $    (993)  $  12,555
-------------------------------------------------------------------------

    In 1995, Zenith owned certain debt securities issued by ITT Corporation ("ITT") with an amortized cost of $7,302,000 and a market value of $8,089,000. In June of 1995, Zenith received information from ITT and other sources concerning the proposed treatment of its debt securities, including those owned by Zenith, in connection with a plan of reorganization of ITT into three new companies. Management concluded from this information that a significant deterioration in creditworthiness, as described in SFAS No. 115, would occur with respect to Zenith's investments in ITT debt securities upon consummation of the reorganization. Accordingly, these securities were transferred from the held-to-maturity portfolio to the available-for-sale portfolio and unrealized appreciation on these securities amounting to $787,000 was recorded as an adjustment to stockholders' equity in the second quarter of 1995.
    On December 28, 1995, under the guidance of FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities -- Questions and Answers, Zenith re-evaluated its portfolio of held-to-maturity securities. As a result, Zenith reclassified certain held-to-maturity securities, with an amortized cost of $76,029,000 and an unrealized gain of $6,651,000 at the date of transfer, to available-for-sale.
    Debt securities at December 31, 1995, are due as follows:

-----------------------------------------------------
(Dollars in thousands)          AMORTIZED     FAIR
DECEMBER 31, 1995                 COST        VALUE
-----------------------------------------------------
HELD-TO-MATURITY:
  Due after ten years           $  56,674   $  57,816
-----------------------------------------------------
    Total                       $  56,674   $  57,816
-----------------------------------------------------
AVAILABLE-FOR-SALE:
  Due in one year or less       $ 276,003   $ 276,535
  Due after one year through
    five years                    150,447     154,416
  Due after five years
    through ten years              98,375     102,838
  Due after ten years             158,178     160,172
-----------------------------------------------------
    Total                       $ 683,003   $ 693,961
-----------------------------------------------------

    Fluctuating interest rates will impact stockholders' equity, profitability and maturities of certain debt and preferred securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period. During the past three years, Zenith has not incurred any material losses due to the credit quality of its investments and has not included in its financial statements any allowance for possible future losses.
    The gross realized gains on sales of investments classified as available-for-sale during 1995 and 1994 were $4,161,000 and $4,310,000, respectively and the gross realized losses were $1,604,000 and $2,140,000, respectively. Proceeds from sales of debt securities were $342,501,000 during 1993. Gross gains on such sales were $7,434,000 in 1993 and gross losses were $281,000.
    Investment income is summarized as follows:

---------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,      1995         1994         1993
---------------------------------------------------------------
Fixed maturities
  Bonds                    $  37,019    $  29,391    $  27,406
  Redeemable
    preferred stocks           1,143        2,199        3,205
Equity securities
  Floating rate
    preferred stocks           1,229        1,439        2,181
  Convertible and
    nonredeemable
    preferred stocks             281          484          642
  Common stocks                  571          441          315
Short-term investments         6,555        6,931        7,155
Other                          1,703        2,112        1,396
---------------------------------------------------------------
                              48,501       42,997       42,300
Less investment expenses       2,351        2,929        2,991
---------------------------------------------------------------
Net investment income      $  46,150    $  40,068    $  39,309
---------------------------------------------------------------

    Investments carried at their fair value of $310,107,000 at December 31, 1995 and $297,487,000 at December 31, 1994 were on deposit with regulatory authorities in compliance with insurance company regulations.
    At December 31, 1995, Zenith and its subsidiaries owned $3,739,000, at fair value, of securities issued by Reliance Insurance Company, its parent and affiliates. Reliance Insurance Company is a major stockholder of Zenith. At December 31, 1995, Zenith and its subsidiaries owned $12,500,000, at fair value, of securities in Delta Life Corporation. The Chairman, President and Chief Executive Officer of Delta Life Corporation is also a Director of Zenith.

                      NOTE 3
              PROPERTIES AND EQUIPMENT
PROPERTIES AND EQUIPMENT CONSIST OF THE FOLLOWING:

------------------------------------------------------
(Dollars in thousands)
DECEMBER 31,                        1995       1994
------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            31,142     33,806
Furniture, fixtures and
  equipment                          26,218     35,088
------------------------------------------------------
                                     72,196     83,730
Less accumulated depreciation        23,494     35,149
------------------------------------------------------
  Total                           $  48,702  $  48,581
------------------------------------------------------

    Depreciation expense amounted to $4,949,000, $4,267,000 and $4,978,000 in 1995, 1994 and 1993, respectively.

                                     Note 4
                                Payable to Banks
    Zenith has lines of credit available of $50 million. As of December 31, 1995 and 1994, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed through one of these lines of credit is payable at the bank's prime rate, less .55%, or a fixed rate chosen by Zenith, and at the bank's prime rate, less .25%, or a fixed rate chosen by Zenith on the other line of credit.
    Under these agreements, certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.
    The weighted average interest rate for 1995, 1994 and 1993 was 6.8%, 8.5% and 5.5%, respectively. At December 31, 1995 and 1994 the bank's prime interest rate was 8.5%.
    Perma-Bilt has two construction loan agreements, each providing for a subdivision lot development loan and a construction revolving line of credit loan, bearing interest at prime plus 1.5% and prime plus 1.25%, respectively. Each agreement pertains to a separate residential housing project and the maximum that may be borrowed under the two agreements combined is $20,575,000. At December 31, 1995, $8,903,000 was outstanding with respect to these loans. The loans mature between January 1, 1997 and June 20, 1997. The carrying value of these variable-rate loans approximates fair value at December 31, 1995.

                                     Note 5
                              Senior Notes Payable
    Zenith issued $75,000,000 of 9% Senior Notes due 2002 (the "9% Notes") at par in May 1992. Interest on the notes is payable semi-annually. The notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the notes and $121,000, $122,000 and $121,000 of such costs were amortized during 1995, 1994 and 1993, respectively. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12-month period is 30% or more of the fair market value of outstanding Zenith common stock. The fair value at December 31, 1995 of the 9% Notes is $85,853,000 based on a price published by a rating agency.
    Interest incurred on all borrowing is summarized as follows:

---------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                         1995    1994    1993
---------------------------------------------------------------------
Interest capitalized for real estate
 operations                                    $1,572  $1,219  $  407
Interest not related to real estate
  operations                                    6,960   5,937   6,658
---------------------------------------------------------------------
Total interest incurred                        $8,532  $7,156  $7,065
---------------------------------------------------------------------

                                     Note 6
                              Federal Income Taxes
    The components of the provision (benefit) for taxes on income from continuing operations are:

-------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,         1995       1994       1993
-------------------------------------------------------------
Current                       $   5,947  $  16,716  $   8,092
Deferred                          3,753     (1,408)    12,217
-------------------------------------------------------------
Total federal income taxes    $   9,700  $  15,308  $  20,309
-------------------------------------------------------------

    The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income from continuing operations, as reflected in the financial statements, is explained as follows:

-------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                    1995     1994     1993
-------------------------------------------------------------------
Statutory federal income tax              $10,298  $15,787  $21,870
Increase (reduction) in taxes:
  Dividend received
    deduction                                (710)    (944)  (1,332)
  Other                                       112      465     (229)
-------------------------------------------------------------------
  Total federal income taxes              $ 9,700  $15,308  $20,309
-------------------------------------------------------------------

    Deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

-----------------------------------------------------------------------------
                                        1995                    1994
(Dollars in thousands)              DEFERRED TAX            DEFERRED TAX
YEAR ENDED DECEMBER 31,         ASSETS    LIABILITIES   ASSETS    LIABILITIES
-----------------------------------------------------------------------------
Differences between the tax
  basis and carrying value of
  investments, principally
  unrealized appreciation on
  available-for-sale
  investments                              $   6,291   $  10,081
Deferred policy acquisition
  costs                                        7,119               $   6,477
Purchased intangibles                          5,372                   3,731
Properties and equipment                       2,224                   2,592
Property-casualty loss
  reserve discount             $  25,408                  25,663
Limitation on deduction for
  unearned premiums                7,921                   7,775
Policyholders' dividends
  accrued                          4,235                   7,183
Other                              1,711       4,079       2,551       5,964
-----------------------------------------------------------------------------
                                  39,275      25,085      53,253      18,764
Valuation allowance                                       (6,383)
-----------------------------------------------------------------------------
Net deferred tax assets and
  liabilities                  $  14,190               $  28,106
-----------------------------------------------------------------------------

    Deferred tax assets attributable to loss reserves, unearned premiums and accrued policyholder dividends are considered to be fully realizable because of the historic profitability of Zenith's property-casualty operations.
    Property-casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property-casualty loss reserves to be discounted for tax purposes.
    Current taxes receivable (payable) and deferred taxes were as follows:

------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                   1995       1994
------------------------------------------------------------
Current taxes                           $     419  $   3,164
Deferred taxes                             14,190     28,106
------------------------------------------------------------
Federal income taxes                    $  14,609  $  31,270
------------------------------------------------------------

    Zenith files a consolidated federal income tax return. Zenith's insurance subsidiaries pay premium taxes on gross premiums written in lieu of state income or franchise tax.

                                     Note 7
                                  Reinsurance
    Reinsurance transactions reflected in the financial statements are as follows:

-----------------------------------------------------------
(Dollars in thousands)        1995       1994       1993
-----------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year              $  21,112  $  21,521  $  22,301
Ceded reinsurance netted
  against property and
  casualty losses and loss
  adjustment expenses
  incurred                     15,532     17,133     38,716
Net assumed reinsurance
  included in earned
  premiums for the year        45,367     37,787     26,094
-----------------------------------------------------------

    Zenith Insurance has an assumed reinsurance agreement with Reliance Insurance Company, a major stockholder of Zenith. Three of Zenith's directors are also directors of Reliance Insurance Company. Estimated costs paid to Reliance relating to this arrangement amounted to $460,000, $370,000 and $578,000 for 1995, 1994 and 1993, respectively. Zenith's reinsurance arrangements provide protection against claims in excess of between $350,000 and $700,000 per occurrence depending upon the type of coverage. Zenith's catastrophe reinsurance provides protection against aggregate losses per event on property and workers' compensation coverages with limits ranging from $35,000,000 to $100,000,000. Assumed reinsurance business is not covered by such catastrophe reinsurance. Credit quality of reinsurers may impact profitability and stockholders' equity. No losses have been incurred from uncollectible reinsurance during the past three years and no allowances are carried on the financial statements for unrecoverable reinsurance.

                                     Note 8
                     Commitments and Contingent Liabilities
    Zenith and its subsidiaries lease space for some of its offices expiring through 2002, equipment on leases expiring through 1998 and automobiles on two through five-year leases. The minimum rentals on these operating leases as of December 31, 1995 are as follows:

-------------------------------------------------------------
(Dollars in thousands)      EQUIPMENT
                               AND
YEAR                       AUTO FLEET     OFFICES     TOTAL
-------------------------------------------------------------
1996                        $     619    $   2,858  $   3,477
1997                              308        2,054      2,362
1998                               43        1,667      1,710
1999                                         1,535      1,535
2000                                         1,329      1,329
Thereafter                                   2,446      2,446
-------------------------------------------------------------
Total                       $     970    $  11,889  $  12,859
-------------------------------------------------------------

    Rental expenses for 1995, 1994 and 1993 amounted to $5,397,000, $5,033,000 and $5,124,000, respectively.
    Zenith is a corporate underwriting member of Lloyd's and has committed funds of $5 million to support the underwriting of a certain syndicate.
    Zenith and its subsidiaries are involved in certain litigation. In the opinion of management and legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material effect on the consolidated financial condition of Zenith.

                     Contingencies Surrounding Estimates of
                Liabilities for Unpaid Losses and Loss Expenses
    On July 5, 1995, Zenith's new workers' compensation computer system became operational. In addition to enhancing data processing, the new system is designed, among other things, to improve work flow in the workers' compensation claims handling process. Management observed certain unusual claim reserving trends and patterns in 1995, possibly related to disruption of normal work flows due to implementation of the new system. Work flows in the future may continue to be impacted as training and optimization of the new system continues. Management believes that its estimate for liabilities for unpaid workers' compensation losses and loss adjustment expenses (amounting to $297,354,000 of total reserves for unpaid losses and loss adjustment expenses of $517,552,000) at December 31, 1995 included in these financial statements is adequate. However, subsequent re-interpretation of currently available data or any new information that becomes available may change the estimate of such liabilities in future periods and such changes, if any, will be reflected in the financial statements of the period in which they occur.

                    Resolution of Contingencies Surrounding
                               Certain Litigation
    Other income of $1,910,000 and $7,561,000 was recognized in 1994 and 1993, respectively, relating to the settlement in 1993 of litigation associated with Zenith's write-down of non-investment grade securities in 1990.

                                     Note 9
                                  Common Stock
    Under an employee non-qualified stock option plan adopted by the Board of Directors in 1978, as amended, options are issued to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options outstanding at December 31, 1995 expire five years after the date of grant or three months after termination of employment. Zenith makes no charges to earnings in connection with stock options.
    Additional information with respect to stock options is as follows:

----------------------------------------------------------------------
(SHARES AND TOTAL DOLLARS IN                       OPTION PRICE
THOUSANDS)                        NUMBER     -------------------------
OPTIONS                          OF SHARES     PER SHARE       TOTAL
----------------------------------------------------------------------
Outstanding at December 31,
  1993                               1,304    $11.94-$28.19  $  25,745
Granted                                190     21.88- 25.06      4,464
Exercised                              124     11.94- 19.09      2,093
Expired or cancelled                    75     11.94- 23.25      1,415
----------------------------------------------------------------------
Outstanding at December 31,
  1994                               1,295    $11.94-$28.19  $  26,701
Granted                                509     20.94- 23.25     10,952
Exercised                              276     11.94- 20.57      4,405
Expired or cancelled                   394     17.13- 28.19      8,368
----------------------------------------------------------------------
Outstanding at December 31,
  1995                               1,134    $16.13-$28.19  $  24,880
----------------------------------------------------------------------

    The 1,134,000 outstanding options are exercisable: 1996, 618,000; 1997, 238,000; 1998, 157,000 and 1999, 121,000.
    At December 31, 1995, 1994 and 1993, respectively, 221,000, 336,000 and
454,000 shares were available to be granted. At December 31, 1995 and 1994, respectively, 335,000 and 764,000 options could have been exercised. In 1993, 348,000 options were exercised for a total amount of $6,261,000 with an option price of $11.94-$19.81 per share.
    At December 31, 1995, Zenith had authority from its Board of Directors to purchase 420,000 shares at prevailing market prices.

                                    Note 10
                             Dividend Restrictions
    State insurance regulations limit the maximum dividends that may be paid to Zenith by its insurance company subsidiaries during any 12-month period without prior regulatory approval. Stockholder's equity of Zenith's insurance subsidiaries, in accordance with generally accepted accounting principles, amounted to $313,592,000 as of December 31, 1995, of which $22,301,000 can be paid in 1996 to Zenith in dividends without prior approval, leaving a restricted balance of $291,291,000.

                                    Note 11
                            Statutory Financial Data
    Capital stock and surplus and net income of Zenith's insurance subsidiaries on a statutory basis as reported to regulatory authorities were as follows:

-----------------------------------------------------
(Dollars in
thousands)
YEAR ENDED
DECEMBER 31,            1995       1994       1993
-----------------------------------------------------
Capital stock and
  surplus             $ 223,019  $ 230,040  $ 228,093
Net income               17,157     32,856     49,698
-----------------------------------------------------

    The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.
                                    Note 12
                       Unaudited Quarterly Financial Data

------------------------------------------------------------------------
(Dollars in thousands
except per share data)
YEAR ENDED                  MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1995            31         30          30           31
------------------------------------------------------------------------
Premium earned            $ 107,059  $ 106,439   $ 108,401    $ 115,614
Net investment
  income                     11,291     11,949      11,510       11,400
Realized gains on
  investments                   166      1,013       1,548          894
Real estate sales             8,820     11,273       8,859        2,784
Income from continuing
  operations                  4,358      7,511       6,000        1,853
Income from continuing
  operations per share          .23        .40         .34          .10
Net income (loss)             6,900     10,200     (11,800)       1,300
Net income (loss) per
  share                         .36        .54        (.66)         .07
------------------------------------------------------------------------

------------------------------------------------------------------------
(Dollars in thousands
except per share data)
YEAR ENDED                  MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1994            31         30          30           31
------------------------------------------------------------------------
Premium earned            $ 107,490  $ 109,927   $ 115,653    $ 105,759
Net investment
  income                      9,236     10,052      10,450       10,330
Realized gains
  (losses) on
  investments                 1,789        290        (627)         (24)
Real estate sales                        8,773       7,079       14,368
Other income                             1,760          71           79
Income from continuing
  operations                  6,614      9,026       8,104        6,054
Income from continuing
  operations per share          .35        .47         .42          .32
Net income                    8,200     10,900      10,100        8,700
Net income per share            .43        .57         .53          .46
------------------------------------------------------------------------

Amounts for 1994 and the first two quarters of 1995 have been restated to reflect the life and annuity operations of CalFarm Life Insurance Company as discontinued operations.

                                    Note 13
                   Loss and Loss Adjustment Expense Reserves
    The following table represents a reconciliation of changes in liabilities for unpaid property-casualty losses and loss adjustment expenses for the three years ended December 31, 1995.

--------------------------------------------------------------
(Dollars in thousands)         1995        1994        1993
--------------------------------------------------------------
Beginning of year, net of
 reinsurance recoverable    $  462,710  $  474,499  $  471,832
Incurred claims:
  Current year                 327,724     303,568     297,473
  Prior years                   (2,135)     (9,720)      9,071
--------------------------------------------------------------
Total incurred claims          325,589     293,848     306,544
--------------------------------------------------------------
Payments:
  Current year                (149,688)   (131,938)   (119,379)
  Prior years                 (175,488)   (173,699)   (184,498)
--------------------------------------------------------------
Total payments                (325,176)   (305,637)   (303,877)
--------------------------------------------------------------
End of year, net of
 reinsurance                   463,123     462,710     474,499
Reinsurance recoverable on
 unpaid losses                  54,429      47,696      44,919
--------------------------------------------------------------
End of year                 $  517,552  $  510,406  $  519,418
--------------------------------------------------------------

Statutory reserves are not materially different from GAAP reserves, net of reinsurance, presented above.

                                    Note 14
                            Discontinued Operations
    During the fourth quarter of 1995, Zenith completed the sale of its wholly-owned subsidiary, CalFarm Life Insurance Company ("CalFarm Life"), to a subsidiary of SunAmerica, Inc. for approximately $120 million in cash. The group health insurance business of CalFarm Life was retained by Zenith. The sale resulted in a loss of approximately $19.5 million, after tax, which was recognized by Zenith principally in the third quarter of 1995. The life and annuity operations of CalFarm Life are presented as discontinued operations and prior-year financial statements have been restated. Assets and liabilities attributable to discontinued operations at December 31, 1994 have been reclassified as net assets of discontinued operations. The unrealized loss associated with investments classified as available-for-sale in the life and annuity operation at December 31, 1994 was $22,539,000 net of deferred taxes. Group health insurance operations are included in the property-casualty business segment.
    Revenues for the discontinued operation were $88,610,000, $83,357,000 and $82,489,000 for 1995, 1994 and 1993, respectively. After tax income for the discontinued operation from the measurement date to the disposal date was $3,960,000.

                                    Note 15
                              Segment Information
    Zenith's operations are conducted through two business segments. These segments and their respective operations are as follows:
                                     Parent
    Zenith is a holding company owning directly or indirectly all of the capital stock of certain California insurance and insurance-related companies. In 1993, Zenith commenced a real estate operation through a newly formed subsidiary, Perma-Bilt.

                          Property-Casualty Operations
    Zenith's property-casualty insurance operations offer multiple product line direct insurance and reinsurance. Investments and related income of the property-casualty insurance companies are available for payment of claims and benefits and have not been identified with individual product lines.

    The following table is a summary of results by major segments:

-----------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
YEAR ENDED DECEMBER 31                                           1995          1994          1993
-----------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY
    Net written premiums                                      $   439,882   $   448,640   $   456,600
    Net earned premiums                                           437,513       438,829       447,270
    Investment income                                              45,931        39,611        38,817
    Underwriting income (loss)                                    (13,600)        9,507        11,481
    Income from continuing operations after taxes and before
      realized gains(1)                                            21,608        32,405        33,987
    Income from continuing operations after taxes                  23,934        33,327        42,848
    Identifiable assets                                         1,005,133       961,212       972,739
-----------------------------------------------------------------------------------------------------
PARENT
    Real estate sales                                              31,736        30,220
    Investment income                                                 219           457           492
    (Loss) from continuing operations after taxes and before
      realized gains (1)                                           (4,240)       (3,536)       (1,253)
    (Loss) from continuing operations after taxes                  (4,212)       (3,529)         (671)
    Identifiable assets                                           115,429        28,752        32,409
-----------------------------------------------------------------------------------------------------
CONSOLIDATED TOTAL
    Premium income and other policy charges                       437,513       438,829       447,270
    Real estate sales                                              31,736        30,220
    Investment income                                              46,150        40,068        39,309
    Underwriting income (loss)                                    (13,600)        9,507        11,481
    Income from continuing operations after taxes and before
      realized gains(1)(2)                                         17,368        27,628        27,820
    Income from continuing operations                              19,722        29,798        42,177
    Income (loss) from discontinued life and annuity
      operations, net of tax                                      (13,122)        8,102        11,023
    Net income                                                      6,600        37,900        53,200
      Per share                                                       .36          1.99          2.76
    Total assets(3)                                           $ 1,115,433   $ 1,093,675   $ 1,125,211
-----------------------------------------------------------------------------------------------------
(1) Realized gains on investments after taxes were as
    follows:
                                                                 1995          1994          1993
                                                              ---------------------------------------
   Property-Casualty                                          $     2,326   $       922   $     8,861
   Parent                                                              28             7           582
                                                              ---------------------------------------
   Consolidated Total                                         $     2,354   $       929   $     9,443
(2) Excludes $1,241,000 and $4,914,000 in 1994 and 1993, respectively, for effect of legal settlement.
(3) Reflects elimination entry of $5,129,000, $661,000 and $4,547,000 in 1995, 1994 and 1993,
    respectively and net assets of discontinued operations of $104,372,000 and $124,610,000 in 1994 and 1993, respectively.

                        INDEPENDENT ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors of Zenith National Insurance Corp.
    We have audited the accompanying consolidated balance sheet of Zenith National Insurance Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zenith National Insurance Corp. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments as of December 31, 1993.

Coopers & Lybrand L.L.P.
Los Angeles, California, February 14, 1996