Form 10-K, Exhibit 13
period 1996-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1997-03-31
CIK 109261

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW

   Zenith's principal source of consolidated earnings is the income from operations of its property-casualty insurance businesses. Property-casualty operations are comprised of: Workers' Compensation (47% of 1996 consolidated net premiums earned); Other Property-Casualty, principally automobile, homeowners, farmowners and commercial coverages and health insurance (45% of 1996 consolidated net premiums earned); and Reinsurance (8% of 1996 consolidated net premiums earned). Results of such operations for the three years ended December 31, 1996 are set forth in the table on page 22. Historically, Zenith's Workers' Compensation operation has been focused almost entirely in California. In each of the three years ended December 31, 1996 an increasing volume of business has been generated outside of California. Substantially all of Zenith's Other Property-Casualty business is written in California. Reinsurance business assumed by Zenith provides reinsurance coverage for world-wide exposures with a particular emphasis on catastrophe losses and large property risks. Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Zenith also conducts real estate operations through Perma-Bilt, a Nevada Corporation ("Perma-Bilt"), a wholly-owned subsidiary that develops land and constructs private residences for sale in
Las Vegas, Nevada.

   On December 31, 1996, Zenith completed the purchase of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund. AGC-SIF's 1996 earned premium was approximately $43 million.

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

   The table below sets forth the components of net income for the three years ended December 31, 1996:

-----------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                  1996       1995       1994
-----------------------------------------------------------------------------------------------------
Investment income, after tax                                          $  34,069  $  30,690  $  26,995
Realized gains on investments, after tax                                  7,025      2,354        929
-----------------------------------------------------------------------------------------------------
Sub-total                                                                41,094     33,044     27,924
-----------------------------------------------------------------------------------------------------
Property-casualty underwriting, after tax:
  Income (loss) excluding catastrophes                                      356       (226)    15,652
  Catastrophe losses                                                                (8,710)    (9,945)
-----------------------------------------------------------------------------------------------------
Property-casualty underwriting income (loss)                                356     (8,936)     5,707
-----------------------------------------------------------------------------------------------------
Income from real estate operations, after tax                             1,251      1,349      1,423
Interest expense, after tax                                              (3,170)    (4,524)    (3,859)
Parent net expenses, after tax                                           (1,931)    (1,211)    (2,638)
Other items, after tax:
  Lawsuit settlement                                                                            1,241
  Income (loss) from discontinued life and annuity operations                      (13,122)     8,102
-----------------------------------------------------------------------------------------------------
Net income                                                            $  37,600  $   6,600  $  37,900
-----------------------------------------------------------------------------------------------------

 CalFarm

 [THE ZENITH]

PROPERTY-CASUALTY INSURANCE OPERATIONS

   Premiums earned and underwriting results of Zenith's property-casualty subsidiaries were as follows:

----------------------------------------------------------------------------------
(Dollars in thousands)                                1996       1995       1994
----------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                             $210,916   $203,252   $216,030
  Other Property-Casualty                            204,778    192,276    186,661
  Reinsurance                                         37,162     41,985     36,138
----------------------------------------------------------------------------------
  Total                                             $452,856   $437,513   $438,829
----------------------------------------------------------------------------------
Underwriting income (loss) before taxes
  Workers' Compensation                             $(19,462)  $(14,548)  $ 12,151
  Other Property-Casualty                              8,076    (12,007)    (6,966)
  Reinsurance                                         12,479     12,955      4,322
----------------------------------------------------------------------------------
  Total                                             $  1,093   $(13,600)  $  9,507
----------------------------------------------------------------------------------

   Our key operating goal is to achieve a combined ratio of 100%. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property-casualty insurance business. It is the sum of net incurred losses, loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned. Combined ratios were as follows:

-----------------------------------------------------------------------------------------------
                                                                  1996       1995       1994
-----------------------------------------------------------------------------------------------
Combined loss and expense ratios
  Workers' Compensation
    Losses                                                          55.2%      48.8%      32.3%
    Loss adjustment expenses                                        20.2%      26.8%      27.6%
    Underwriting expenses                                           32.6%      28.8%      26.4%
    Dividends to policyholders                                       1.2%       2.8%       8.1%
-----------------------------------------------------------------------------------------------
      Combined ratio                                               109.2%     107.2%      94.4%
-----------------------------------------------------------------------------------------------
  Other Property-Casualty
    Losses and loss adjustment expenses                             67.1%      77.9%      74.4%
    Underwriting expenses                                           29.0%      28.3%      29.3%
-----------------------------------------------------------------------------------------------
      Combined ratio                                                96.1%     106.2%     103.7%
-----------------------------------------------------------------------------------------------
  Reinsurance
    Losses and loss adjustment expenses                             49.0%      52.6%      70.7%
    Underwriting expenses                                           17.4%      16.5%      17.3%
-----------------------------------------------------------------------------------------------
      Combined ratio                                                66.4%      69.1%      88.0%
-----------------------------------------------------------------------------------------------
  Total combined ratio                                              99.8%     103.1%      97.8%
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

   The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for losses and loss expenses for the three main lines of property-casualty business:

---------------------------------------------------------------------------
(Dollars in            Workers'          Other
thousands)           Compensation   Property-Casualty Reinsurance   Total
---------------------------------------------------------------------------
One-year loss
development in:
  1996                 $    (869)      $  (2,716)     $    (224)  $  (3,809)
  1995                      (517)          1,337         (2,955)     (2,135)
  1994                   (12,944)          4,051           (827)     (9,720)
  Favorable development is shown in brackets.
---------------------------------------------------------------------------

   The exposure of the insurance industry to losses arising out of the cost of environmental and asbestos damage has been the focus of attention of a number of interested parties in recent years. The process of evaluating an insurance company's exposure is subject to significant uncertainties. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure and unresolved legal issues regarding policy coverage. The legal issues concerning the interpretations of various insurance policy provisions and whether environmental and asbestos losses are or were ever intended to be covered are complex. Courts have reached different and sometimes inconsistent conclusions regarding such issues as: when the loss occurred and what policies provide coverage, how policy limits are applied and determined, how policy exclusions are applied and interpreted, whether clean-up costs are covered as insured property damage and whether site assessment costs are either indemnity payments or adjusting costs.

   Zenith has exposure to asbestos losses in its Workers' Compensation operation for medical, indemnity and loss adjustment expenses associated with insureds' long-term exposure to asbestos or asbestos-contained materials. Most of these claims date back to the 1970's and early 1980's and Zenith's exposure is generally limited to a pro-rata share of the loss for the period of time coverage was provided. Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its Reinsurance operation and through CalFarm Insurance, which writes liability coverage under farmowners' and small commercial policies, however such losses are substantially excluded from all such coverage. The business reinsured by Zenith contains exclusion clauses for environmental and asbestos losses, and in 1988 an absolute pollution exclusion was incorporated into CalFarm Insurance's policy forms. All claims for damages resulting from environmental or asbestos losses are identified and handled by Zenith's most experienced claims/legal professionals. Environmental and asbestos losses have not been material and Zenith believes that its reserves for environmental and asbestos losses are appropriately established based on currently available facts, technology, laws and regulations. However, due to the long-term nature of these claims, the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate exposure from these claims may vary from the amounts currently reserved.

   Zenith is currently in the process of modifying or replacing its computer systems for year 2000 compliance. This activity is expected to continue through 1999 and the costs of modifications are being expensed as incurred.

   Some of the factors that continue to impact the business and economic environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in parts of California; the expansion of Zenith's Workers' Compensation business outside of California; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the

 CalFarm

 [THE ZENITH]
effect of any of the foregoing, these trends and uncertainties could have a material effect on Zenith's future operations and financial condition.

WORKERS' COMPENSATION

   Underwriting results in the Workers' Compensation operation deteriorated significantly in 1996 and 1995 compared to 1994. In 1996, the decreased results were due to higher severity of reported claims in California as well as continued high operating costs, although somewhat improved from 1995. In 1996, increased claim costs attributable to 1994 and 1995 accident years were offset by improvements in claim handling costs for the same periods. The decline in 1995 is the result of lower premium income and the inability of Zenith to adjust operating expenses commensurate with the decrease in premiums and additional operating costs associated with the computer system which became operational in mid-1995.

   Effective January 1, 1995, the minimum rate law in California was repealed and insurers were allowed to charge their own rates for Workers' Compensation coverage. Competition in the industry based on price became intense, negatively impacting overall industry rates in 1995 and 1996. Zenith began using its own actuarially-determined rates in 1995, which were substantially similar to those in effect at the end of 1994, but raised its rates January 1, 1996, based on increased costs of adjusting claims. The number of California policies in force decreased approximately 8% from 1995 to 1996. Premium income in 1995 was negatively impacted by rate decreases of 12.7% at January 1, 1994 and 16.0% at October 1, 1994, in the California minimum statutory rates.

   Zenith has partially mitigated the impact of decreasing premium and profitability in its California Workers' Compensation business by diversifying outside of the state. Zenith's non-
California Workers' Compensation operations include Texas, Arkansas, Illinois, Pennsylvania, Utah and, effective January 1, 1997, Florida. During 1996, 1995 and 1994, approximately 29%, 22% and 11%, respectively, of earned premiums were attributable to Zenith's non-California Workers' Compensation operations. Zenith expects this percentage to increase beginning in the first quarter of 1997 as a result of the AGC-SIF acquisition. AGC-SIF's 1996 earned premium was approximately $43 million. National results for Workers' Compensation insurers in recent years have been favorable by recent historic standards and Zenith's non-

California underwriting results in 1996 and 1995 were more favorable than its California results. However, increased competition, nationally, is expected to follow from these favorable trends and management intends to proceed cautiously with its national expansion.

   The outlook for future profitability in the Workers' Compensation operation is dependent upon the ability to maintain adequate rates, manage claims costs and to keep operating expenses in line with premium volume.

   Zenith is continuing to develop integrated Workers' Compensation, Health and Disability insurance products in alliances with selected health insurers, health maintenance organizations and UNUM Life Insurance Company of America, one of the nation's largest disability insurance companies, in California and, beginning in 1996, Arkansas. In addition to enhancing the marketability of its Workers' Compensation policies, Zenith also expects to derive the benefit of applying managed care techniques to the medical component of Workers' Compensation claims. Beginning in the second quarter of 1997, Zenith will expand its alliances to include United HealthCare of California, Inc. and MetraHealth Care Plan. At this time, it is too early for management to predict the likely outcome of these initiatives on the future results of its operations.

   Zenith is required to participate in the National Workers' Compensation Reinsurance Pool ("NWCRP"), which is an involuntary assigned risk pool that covers several states in which Zenith conducts business. Zenith's participation in NWCRP premiums earned in 1996 and 1995 was approximately $3.6 million and $1.4 million, respectively. The underwriting results for NWCRP did not materially impact Workers' Compensation underwriting results in 1996 or 1995.

   Florida, as distinguished from other states, has created a trust Fund and assesses workers' compensation insurers to pay for what is commonly referred to as "Second Injuries". Assessments have been inadequate to completely fund obligations of the Fund and the present balance of the Fund is probably insufficient to pay all current Second Injury liabilities. Zenith expects future political changes, the nature of which cannot be determined at this time. Zenith has recorded its receivable from the Fund based on specific Second Injury claims and historical experience, the recoverability of which is dependent upon such political activity, if any.

OTHER PROPERTY-CASUALTY

   Results for the Other Property-Casualty operation in 1994 have been restated to include group health insurance, previously written by CalFarm Life, which was sold in 1995. Health insurance premiums earned were $36.0 million, $34.1 million, and $36.9 million in 1996, 1995 and 1994, respectively.

   The improved 1996 Other Property-Casualty underwriting results were primarily due to favorable loss experience, including the absence of any catastrophes. Underwriting results in 1995 and 1994 were adversely impacted by catastrophe losses as follows: in 1995, losses of $10.7 million were incurred in conjunction with California storm damage; and in 1994, losses of $3.2 million were sustained from claims arising out of the Northridge earthquake.

   Premiums earned increased in 1996 and 1995 compared to 1994 due primarily to new business writings and rate increases for homeowners, earthquake, farmowners and commercial coverages. Rate increases are subject to prior approval by the California Department of Insurance (the "Department"). Management is unable to predict whether requests for future rate increases, if any, will be granted by the Department. Failure by the Department to act upon such requests would adversely affect the adequacy of such rates and the profitability of operations in the associated lines of business.

   The California Legislature passed legislation in September 1996 which created the California Earthquake Authority (CEA). The CEA became operational in December 1996 and is a privately financed, publicly managed state agency, which will provide limited earthquake coverage throughout California. Participation in the CEA is voluntary and Zenith has elected not to participate. Zenith will continue to offer broader earthquake coverages than available through the CEA as long as private reinsurance is available and affordable. Zenith can elect to participate in the CEA at a later date subject to meeting the participation requirements at that time.

   Zenith is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP") and the California Fair Plan. CAARP, CAIP and the California Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. The 1996, 1995 and 1994 underwriting results for CAARP, CAIP and the California Fair Plan together did not materially impact the Other Property-Casualty underwriting results.

   The private passenger automobile insurance market continues to be affected by legislative actions, including the mandatory insurance law and the "Personal Responsibility Act of 1996" created by Proposition 213, both of which were effective in January 1997, and new rating factor regulations with expected implementation in late 1997. The new rating factor regulations pertain to the implementation of Proposition 103 and will further limit the impact of territorial rating on automobile insurance rates. At this time, it is too early for management to predict how these regulations will affect the future results of the private passenger automobile insurance operations and the level of involuntary automobile assignments from CAARP.

   In January, 1997, California experienced wide-spread flooding, primarily in Northern California. Management estimates that losses will not significantly affect results of operations in the first quarter of 1997.

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

 CalFarm

 [THE ZENITH]

   Underwriting results were favorable during the last three years even though losses were incurred in 1995 of approximately $2.5 million principally attributable to Hurricane "Marilyn" and in 1994 losses of $9.3 million were incurred attributable to the Northridge earthquake of January 1994.

   The outlook for profitability in the reinsurance operation is dependent upon, among other things, the level of rates for property and catastrophe reinsurance and the frequency and severity of world-wide property losses. Premium earned in our reinsurance operation decreased in 1996 due to selected non-renewal of certain reinsurance treaties and generally softening of such rates in the industry. If rates do not improve, premiums may continue to decrease in 1997.

INVESTMENTS

   At December 31, 1996, approximately 91% of Zenith's consolidated portfolio of fixed maturity investments were classified as Available-for-Sale under the provisions of Statement of Financial Accounting Standards No. 115 -- Accounting for Certain Investments in Debt and Equity Securities. In 1995, Zenith reclassified certain investments previously classified as "Held-to-Maturity" -- See Note 2 to the Consolidated Financial Statements. The unrealized appreciation or depreciation on investments which are classified as Available-for-Sale is recorded as a separate component of stockholders' equity. The effect on consolidated stockholders' equity of the decrease in the value of fixed maturities classified as Available-for-Sale in 1996 compared to 1995 was a decrease of $9.1 million, net of deferred taxes. Any future changes in interest rates will impact stockholders' equity through changes in the values of fixed maturity investments which are classified as Available-for-Sale.

   Zenith's primary investment goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation amongst various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.

   The change in the carrying value of Zenith's consolidated investment portfolio in 1996 was as follows:

------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                                    $ 835,214
  Purchases at cost                                                                      465,888
  Investments acquired in AGC-SIF merger                                                  44,528
  Maturities and exchanges of investments                                               (188,797)
  Proceeds from sales of investments:
    Available-for-sale                                                      $(261,410)
    Other investments                                                          (9,656)
                                                                            ---------
      Total proceeds from disposal of investments                                       (271,066)
  Realized losses from maturities and exchanges of investments:
    Available-for-sale                                                            (10)
  Realized gains from sales of investments:
    Available-for-sale                                                          6,209
    Trading portfolio                                                             242
    Other investments                                                           4,445
  Realized losses from writedowns of investments                                  (79)
                                                                            ---------
      Total net realized gains on investments                                             10,807
  Unrealized losses on investments                                                       (12,765)
  Decrease in short-term investments                                                     (34,716)
  Net amortization of bonds and preferred stocks and other changes                         3,706
------------------------------------------------------------------------------------------------
Carrying value at end of year                                                          $ 852,799
------------------------------------------------------------------------------------------------

   At December 31, 1996, and 1995, Zenith's consolidated investment portfolio emphasized high-quality, taxable bonds and short-term investments. Bonds constituted 75% and 72%, and short-term investments constituted 13% and 16%, of the carrying value of Zenith's consolidated investment portfolio at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, 97% and 96% of the consolidated carrying values of investments in bonds were rated investment grade.

   Investment income during the years ended December 31, was as follows:

----------------------------------------------------
(Dollars in
thousands)             1996       1995       1994
----------------------------------------------------
  Before tax         $  51,154  $  46,150  $  40,068
  After tax             34,069     30,690     26,995
----------------------------------------------------

   The yields on invested assets vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment, and for the years ended December 31 were as follows:

----------------------------------------------------
                       1996       1995       1994
----------------------------------------------------
  Before tax              6.1%       6.0%       5.2%
  After tax               4.0%       4.0%       3.5%
----------------------------------------------------

REAL ESTATE

   Zenith recognized revenue of $41.6 million, $31.7 million and $30.2 million in 1996, 1995 and 1994, respectively, related to its real estate operations which commenced in 1993. Income from real estate operations before taxes was $1.9 million, $2.1 million and $2.2 million in 1996, 1995 and 1994, respectively. Construction in progress, including undeveloped land, was $45.1 million at December 31, 1996 compared to $25.5 million at December 31, 1995. In addition to its continuing home construction, land presently owned may be used for some commercial construction.

LIQUIDITY AND INFLATION

   Zenith's property-casualty insurance subsidiaries create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 37 in the Consolidated Financial Statements, are invested as described in "Investments" above. Net cash flows from continuing operating activities were $9.7 million, $9.6 million and $15.9 million, for 1996, 1995 and 1994, respectively.

   Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions of its real estate subsidiary, Perma-Bilt. To meet these requirements, Zenith has been principally dependent upon its lines of credit of up to $50.0 million, all of which was available at December 31, 1996, and dividends from Zenith Insurance. In the opinion of management, Zenith's sources of liquidity are sufficient to fund its short-term and long-term requirements for liquidity.

   Zenith's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in Note 10 to the Consolidated Financial Statements. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received dividends from its subsidiaries amounting to $15.0 million in 1996, $10.5 million in 1995 and $15.0 million in 1994. Maximum dividend capability, without prior approval of the Department, of Zenith's subsidiaries in 1997 is $26.5 million. Risk-based capital guidelines issued by the National Association of Insurance Commissioners in 1994 for property-casualty companies are not expected to have any material adverse consequences for Zenith's insurance subsidiaries.

   Perma-Bilt maintains certain bank credit facilities to provide financing for its development and construction of private residences for sale. At December 31, 1996, maximum permitted borrowing under the facilities was $20.0 million, with a balance outstanding of $11.1 million. Perma-Bilt is obligated under various notes arising from its purchase of several parcels of land. The amount outstanding for such notes at December 31, 1996 was $3.4 million.

   Workers' compensation insurers are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 1996, investments carried at their fair value of $305.4 million were on deposit to comply with such regulations.

 CalFarm

 [THE ZENITH]

   At December 31, 1996, Zenith was authorized to purchase up to 1,104,000 shares of Zenith common stock pursuant to resolutions from its Board of Directors under a share repurchase program. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity.

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

RECENT DEVELOPMENTS IN FASB ACCOUNTING PRONOUNCEMENTS

   In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 Earnings per Share ("SFAS No. 128").
SFAS No. 128 requires dual presentation of newly defined basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. The accounting standard is effective for fiscal years ending after December 15, 1997, including interim periods, and Zenith has not yet determined the impact of SFAS No. 128.

FINANCIAL RECORD

 CalFarm

[THE ZENITH]

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,              Note     1996        1995
-----------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
REVENUES                              1
  Property-casualty insurance
   operations
    Premiums earned                        $  452,856  $  437,513
    Investment income                          51,154      46,150
  Realized gains on investments                10,807       3,621
  Real estate operations                       41,554      31,736
  Income from legal settlement
-----------------------------------------------------------------
TOTAL REVENUES                        1       556,371     519,020
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX AND
  BEFORE REALIZED GAINS              1, 2      30,575      17,368
Per share                            1, 2        1.72         .95
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX                           8        37,600      19,722
Per share                             8          2.11        1.08
-----------------------------------------------------------------
COMPONENTS OF NET INCOME              1
  Underwriting income (loss)          3
    Excluding catastrophe losses                  356        (226)
    Including catastrophe losses                  356      (8,936)
  Net investment income                        34,069      30,690
  Realized gains on investments       4         7,025       2,354
  Real estate operations                        1,251       1,349
  Parent operations                            (5,101)     (5,735)
  Income (loss) from discontinued
   life and annuity operations        8                   (13,122)
  Cumulative effect of change in
   accounting and extraordinary
   items                             5, 6
-----------------------------------------------------------------
NET INCOME                                     37,600       6,600
Per share                                        2.11         .36
-----------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
  STOCKHOLDERS                                   1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                                  17,834      18,364
-----------------------------------------------------------------
FINANCIAL CONDITION                   1
Total assets                                1,242,724   1,115,433
Investments                                   852,799     835,214
Property-casualty unpaid claims               620,078     517,552
Senior notes, bank debt and other
  notes payable                                88,861      83,135
Total stockholders' equity                    337,503     330,432
Stockholders' equity per share                  19.17       18.58
Stockholders' equity per share,
  excluding effect of SFAS No. 115    7         19.28       18.18
Return on average equity                        11.4%        2.0%
-----------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
  STATISTICS (GAAP)                   1
  Paid loss and loss expense ratio              69.9%       74.3%
  Loss and loss expense ratio                   69.5%       74.4%
  Underwriting expense ratio                    29.7%       27.4%
  Policyholder dividends ratio                    .6%        1.3%
  Combined ratio before Proposition
   103 rollback refund                          99.8%      103.1%
  Combined ratio after Proposition
   103 rollback refund                3         99.8%      103.1%
  Net premiums earned-to-surplus
   ratio                                          1.4         1.4
  Loss and loss expense
   reserves-to-surplus ratio (net
   of reinsurance)                    9           1.6         1.5
-----------------------------------------------------------------

--------------------------------------------------------------------------------

                                       1994       1993      1992
----------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
REVENUES
  Property-casualty insurance
   operations
    Premiums earned                 $  438,829 $  447,270 $421,557
    Investment income                   40,068     39,309   45,478
  Realized gains on investments          1,428     14,272    9,977
  Real estate operations                30,220
  Income from legal settlement           1,910      7,561
----------------------------------------------------------------------------------------------------------
TOTAL REVENUES                         512,455    508,412  477,012
----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX AND
  BEFORE REALIZED GAINS                 27,628     27,820   13,204
Per share                                 1.45       1.44      .70
----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAX                             29,798     42,177   20,749
Per share                                 1.56       2.19     1.10
----------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME
  Underwriting income (loss)
    Excluding catastrophe losses        15,652      8,801  (14,061)
    Including catastrophe losses         5,707      7,436  (23,961)
  Net investment income                 26,995     26,888   32,953
  Realized gains on investments            929      9,443    8,792
  Real estate operations                 1,423
  Parent operations                     (5,256)     (1,590)   (6,399)
  Income (loss) from discontinued
   life and annuity operations           8,102     11,023    7,951
  Cumulative effect of change in
   accounting and extraordinary
   items                                                     9,364
----------------------------------------------------------------------------------------------------------
NET INCOME                              37,900     53,200   28,700
Per share                                 1.99       2.76     1.52
----------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
  STOCKHOLDERS                            1.00       1.00     1.00
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                           19,090     19,297   18,918
----------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                         1,093,675  1,125,211 1,060,545
Investments                            709,030    754,107  713,579
Property-casualty unpaid claims        510,406    519,418  504,902
Senior notes, bank debt and other
  notes payable                         76,582     73,989   73,868
Total stockholders' equity             309,860    349,465  301,598
Stockholders' equity per share           16.35      18.55    16.03
Stockholders' equity per share,
  excluding effect of SFAS No. 115       18.79      17.90    16.03
Return on average equity                 11.7%      16.3%     9.7%
----------------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
  STATISTICS (GAAP)
  Paid loss and loss expense ratio       69.6%      67.9%    71.4%
  Loss and loss expense ratio            66.9%      68.5%    77.1%
  Underwriting expense ratio             26.9%      25.5%    26.8%
  Policyholder dividends ratio            4.0%       3.4%     0.7%
  Combined ratio before Proposition
   103 rollback refund                   97.8%      97.4%   104.6%
  Combined ratio after Proposition
   103 rollback refund                   97.8%      97.4%   108.4%
  Net premiums earned-to-surplus
   ratio                                   1.7        1.6      1.7
  Loss and loss expense
   reserves-to-surplus ratio (net
   of reinsurance)                         1.7        1.7      1.9
----------------------------------------------------------------------------------------------------------

 (1) 1992 through 1994 restated for health insurance included in property-casualty operations.

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

 (4) Taxes on realized gains were reduced in 1992 and 1993 for the tax benefit associated with capital losses carried forward from 1990.

 (5) Debt redemption costs of $1,355,000, net of $698,000 of tax benefit, (or $.07 per share) were recognized as an extraordinary item in 1992.

 (6) Net income in 1992 includes an increase of $10,719,000 for the cumulative effect of adoption of SFAS No. 109, Accounting for Income Taxes.

 (7) Effective December 31, 1993, Zenith adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), under which the unrealized appreciation or depreciation, net of deferred taxes, on debt securities classified as available-for-sale is recorded in stockholders' equity.

 (8) In 1995, Zenith sold CalFarm Life (see Note 15 to the Consolidated Financial Statements).

 (9) Computed including AGC-SIF net reserves of $65,429,000 acquired through merger on December 31, 1996 (see Note 14 to the Consolidated Financial Statements).

 CalFarm

 [THE ZENITH]

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

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,               1996*      1995
-------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET           $526,427  $463,123
-------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                                185,764
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                                459,314
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT              $  3,809
-------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $526,427  $463,123
Receivable from reinsurers and
  state trust funds                    93,651    54,429
-------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,      $620,078   517,552
Re-estimated liability, net of
  reinsurance                                   459,314
Re-estimated receivable from
  reinsurers                                     55,692
-------------------------------------------------------
Re-estimated liability, gross                   515,006
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                                        $  2,546
-------------------------------------------------------

* On December 31, 1996, Zenith acquired through merger the liabilities for unpaid loss and loss adjustment expenses of Associated General Commerce Self-Insurers' Trust Fund (AGC-SIF). The AGC-SIF balances included in the December 31, 1996 amounts were: $65,429,000 net liability for loss and loss adjustment expenses, $37,261,000 receivable from reinsurers and state trust funds and $102,690,000 gross liability for loss and loss adjustment expenses. Zenith's prior year reserves and development have not been restated. All subsequent development of AGC-SIF's acquired reserves will be reflected as development of the 1996 year.
   The analysis above presents the development of Zenith's balance sheet liabilities for 1986 through 1996. The first line in the table shows the liability for loss and loss adjustment expense as estimated at the end of each calendar year. The first section shows the actual payments of losses and expenses that relate to each year end liability as they are paid during subsequent annual periods. The second section includes revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1996, net of reinsurance. This loss reserve development table is cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. Hence, the liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1995 includes an estimate of the amount still due on the 1994 and prior liabilities.

   Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

 CalFarm

 [THE ZENITH]

                                       1994      1993      1992      1991      1990      1989      1988      1987      1986
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
 ADJUSTMENT EXPENSES, NET            $462,710  $474,499  $471,832  $447,702  $424,373  $386,445  $347,888  $293,981  $223,011
-----------------------------------------------------------------------------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                      175,488   173,699   184,498   184,593   162,642   129,605   118,332   105,939    89,361
  Two years later                     274,560   272,221   292,914   291,228   264,904   205,132   179,241   159,746   134,848
  Three years later                             325,916   355,710   352,208   323,685   258,632   216,321   189,980   162,555
  Four years later                                        389,417   390,459   357,233   289,963   245,629   207,890   178,111
  Five years later                                                  412,600   380,524   309,524   263,971   225,849   187,558
  Six years later                                                             394,741   323,041   275,983   237,474   199,609
  Seven years later                                                                     332,239   284,877   245,429   207,163
  Eight years later                                                                               290,126   251,801   212,854
  Nine years later                                                                                          256,423   217,881
  Ten years later                                                                                                     221,142
-----------------------------------------------------------------------------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                      460,575   464,779   480,903   467,636   427,458   381,096   341,679   293,526   219,734
  Two years later                     450,675   453,497   483,334   485,399   442,332   371,272   332,541   290,002   225,541
  Three years later                             452,330   482,019   485,816   453,802   374,455   327,961   289,074   227,251
  Four years later                                        487,447   488,723   454,744   380,983   325,457   285,801   228,382
  Five years later                                                  491,216   455,971   381,703   328,415   280,860   227,972
  Six years later                                                             456,860   382,280   328,640   281,385   229,472
  Seven years later                                                                     382,219   329,058   282,498   231,909
  Eight years later                                                                               328,465   282,882   234,455
  Nine years later                                                                                          282,454   235,045
  Ten years later                                                                                                     236,165
-----------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT    $ 12,035  $ 22,169  $(15,615) $(43,514) $(32,487) $  4,226  $ 19,423  $ 11,527  $(13,154)
-----------------------------------------------------------------------------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $462,710  $474,499  $471,832
Receivable from reinsurers and
 state trust funds                     47,696    44,919    33,070
-----------------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,       510,406   519,418   504,902
Re-estimated liability, net of
 reinsurance                          450,675   452,330   487,447
Re-estimated receivable from
 reinsurers                            46,318    54,487    70,264
-----------------------------------------------------------------
Re-estimated liability, gross         496,993   506,817   557,711
-----------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
 GROSS                               $ 13,413  $ 12,601  $(52,809)
-----------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                                      Note     1996        1995
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS

Investments

 Fixed maturities:

  At amortized cost (fair value $53,113, 1996 and $57,816, 1995)                        $   53,353  $   56,674

  At fair value (cost $608,756, 1996 and $555,922, 1995)                                   605,630     566,826

 Floating rate preferred stocks, at fair value (cost $14,614, 1996 and 1995)                14,071      13,588

 Convertible and non-redeemable preferred stocks, at fair value (cost $750, 1996
   and $250, 1995)                                                                             784         281

 Common stocks, at fair value (cost $18,030, 1996 and $18,937, 1995)                        22,771      22,656

 Short-term investments (at cost, which approximates market)                               106,712     137,083

 Other investments                                                                          49,478      38,106
--------------------------------------------------------------------------------------------------------------

  Total investments                                                               1, 2     852,799     835,214

Cash                                                                                        12,125       6,919

Accrued investment income                                                                   10,973       8,810

Premiums receivable, less allowance for doubtful accounts of $3,725 in 1996
  and $612 in 1995                                                                          80,545      70,155

Receivable from reinsurers, state trust funds and prepaid reinsurance premiums     8       104,748      64,781

Deposit receivable                                                                 14       14,776

Deferred policy acquisition costs                                                           20,752      20,339

Properties and equipment, less accumulated depreciation                            3        49,179      48,702

Federal income taxes                                                               6        29,939      14,609

Other assets                                                                       1        66,888      45,904
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $1,242,724  $1,115,433
--------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                              Note        1996           1995
-----------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands)

LIABILITIES

Policy liabilities and accruals

  Unpaid losses and loss expenses                                                          13     $    620,078   $    517,552

  Unearned premiums                                                                                    127,209        119,591

Policyholders' dividends accrued                                                                         7,670         12,100

Other policyholder funds                                                                                 9,109         15,491

Reserves on loss portfolio transfers                                                                     8,359          9,073

Payable to banks and other notes payable                                                   4            14,508          8,903

Senior notes payable, less unamortized issue costs
  of $647, 1996 and $768, 1995                                                             5            74,353         74,232

Other liabilities                                                                                       43,935         28,059
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      905,221        785,001
-----------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities                                                     8

STOCKHOLDERS' EQUITY

Preferred stock, $1 par -- shares authorized 1,000; issued and outstanding, none in 1996 and 1995

Common stock, $1 par -- shares authorized 50,000; issued 24,447, outstanding 17,604,
  1996; issued 24,310, outstanding 17,784, 1995                                            9            24,447         24,310

Additional paid-in capital                                                                             258,875        256,083

Retained earnings                                                                                      175,684        155,634

Net unrealized appreciation on investments, net of deferred tax expense of $284, 1996
  and $4,752, 1995                                                                        1, 2             528          8,825
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       459,534        444,852
Less treasury stock at cost (6,843 shares, 1996 and 6,526 shares, 1995)                    9          (122,031)      (114,420)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                             337,503        330,432
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $  1,242,724   $  1,115,433
-----------------------------------------------------------------------------------------------------------------------------

 CalFarm

 [THE ZENITH]

CONSOLIDATED STATEMENT OF OPERATIONS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                   Note      1996       1995       1994
---------------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
CONSOLIDATED REVENUES:
Premium earned                                                                             7      $ 452,856  $ 437,513  $ 438,829
Net investment income                                                                      2         51,154     46,150     40,068
Realized gains on investments                                                              2         10,807      3,621      1,428
Real estate sales                                                                                    41,554     31,736     30,220
Income from legal settlement                                                               8                                1,910
---------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                                      556,371    519,020    512,455
---------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Losses and loss expenses incurred                                                        7, 13      314,700    325,589    293,848
Policy acquisition costs                                                                             84,093     81,846     77,253
Other underwriting and operating expenses                                                            53,413     39,882     44,868
Policyholders' dividends and participation                                                            2,526      5,660     17,412
Real estate construction and operating costs                                                         39,645     29,661     28,031
Interest expense                                                                          4, 5        4,877      6,960      5,937
---------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                      499,254    489,598    467,349
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal income tax expense                                  57,117     29,422     45,106
Federal income tax expense                                                                 6         19,517      9,700     15,308
---------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                                    37,600     19,722     29,798
---------------------------------------------------------------------------------------------------------------------------------
Income from life and annuity operations of CalFarm Life (less income tax expense of
  $3,463 and $4,363)                                                                       15                    6,431      8,102
Loss on disposal of CalFarm Life, including income tax expense of $4,099                   15                  (19,553)
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS                                                                     (13,122)     8,102
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $  37,600  $   6,600  $  37,900
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Income from continuing operations                                                                 $    2.11  $    1.08  $    1.56
Income (loss) from discontinued operations                                                                        (.72)       .43
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                                       $    2.11  $     .36  $    1.99
---------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                           17,834     18,364     19,090
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                           1996       1995       1994
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Premiums collected                                                                          $ 474,831  $ 457,907  $ 469,151
    Investment income received                                                                     46,167     45,606     37,819
    Proceeds from sales of real estate                                                             41,554     31,736     30,220
    Losses and loss adjustment expenses paid                                                     (316,949)  (325,200)  (305,142)
    Underwriting and other operating expenses paid                                               (127,975)  (120,533)  (111,275)
    Real estate construction costs paid                                                           (54,480)   (34,307)   (36,133)
    Reinsurance premiums paid                                                                     (23,748)   (21,586)   (21,995)
    Dividends paid to policyholders                                                                (5,985)   (13,744)   (18,171)
    Interest paid                                                                                  (7,626)    (8,390)    (6,949)
    Income taxes paid                                                                             (23,090)    (4,578)   (25,953)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from continuing operating activities, excluding cash from trading portfolio          2,699      6,911     11,572
Net proceeds from sales of trading portfolio investments                                            7,050      2,677      4,363
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from continuing operating activities, including cash from trading portfolio          9,749      9,588     15,935
Net cash from discontinued operating activities, including cash from trading portfolio                        12,655    118,644
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                            9,749     22,243    134,579
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investments:
      Debt securities Held-to-Maturity                                                             (5,342)  (141,531)
      Debt and equity securities Available-for-Sale                                              (447,251)  (210,600)  (478,179)
      Other debt and equity securities and other investments                                      (13,295)   (13,885)    (5,571)
    Proceeds from maturities and exchanges of investments:
      Debt securities Held-to-Maturity                                                              8,460      4,284
      Debt and equity securities Available-for-Sale                                               173,287     16,869     30,556
      Other debt and equity securities and other investments                                                   2,085      1,839
    Proceeds from sales of investments:
      Debt and equity securities Available-for-Sale                                               261,410    293,024    333,949
      Other debt and equity securities and other investments                                        9,656      5,086        238
    Proceeds from the sale of CalFarm Life Insurance Company                                                 120,000
    Net change in short-term investments                                                           34,716    (38,522)   123,055
    Other                                                                                          (5,784)    (6,289)    (7,301)
    Net cash used in investing activities of discontinued operations                                         (30,093)  (144,314)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                                           15,857        428   (145,728)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash advanced from bank line of credit                                                                    43,400      2,100
    Cash repaid on bank line of credit                                                                       (43,400)    (2,100)
    Cash advanced from bank loans and other notes payable                                          27,935     30,657     11,316
    Cash repaid on bank loans and other notes payable                                             (25,691)   (24,225)    (8,845)
    Cash dividends paid to common stockholders                                                    (17,605)   (18,273)   (18,894)
    Proceeds from exercise of stock options                                                         2,572      4,405      2,093
    Purchase of treasury shares                                                                    (7,611)   (29,318)      (346)
    Net cash provided by financing activities of discontinued operations                                      15,644     24,375
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                                          (20,400)   (21,110)     9,699
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                                     5,206      1,561     (1,450)
Cash at beginning of year                                                                           6,919      5,358      6,808
-------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                             $  12,125  $   6,919  $   5,358
-------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO NET CASH FLOWS
    FROM OPERATING ACTIVITIES:
Income from continuing operations                                                               $  37,600  $  19,722  $  29,798
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
    Depreciation and amortization                                                                   3,081      4,975      4,001
    Realized gains on investments                                                                 (10,807)    (3,621)    (1,428)
    Net cash from trading portfolio                                                                 7,050      2,677      4,363
    Net cash flow from discontinued operations                                                                12,655    118,644
    Change in assets and liabilities excluding effects from merger of AGC-SIF on
      December 31, 1996 (See Note 14):
      Decrease (increase) in:
        Premiums receivable                                                                        (3,467)    (3,243)    (1,518)
        Receivable from reinsurers                                                                 (1,824)    (6,168)    (1,980)
        Deferred policy acquisition costs                                                            (413)    (1,833)    (1,490)
        Real estate construction in progress                                                      (19,601)    (5,596)   (12,671)
      Increase (decrease) in:
        Unpaid losses and loss expenses                                                              (164)     7,416     (8,906)
        Unearned premiums                                                                           7,618      2,234      9,962
        Policyholders' dividends accrued and accumulated                                           (5,570)    (8,422)       (80)
        Federal income taxes                                                                       (3,574)     4,946    (10,644)
        Other                                                                                        (180)    (3,499)     6,528
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                        $   9,749  $  22,243  $ 134,579
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

 CalFarm

 [THE ZENITH]

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                 PREFERRED       COMMON
THREE YEARS ENDED DECEMBER 31, 1996    NOTE     STOCK $1 PAR  STOCK $1 PAR
--------------------------------------------------------------------------
(Dollars in thousands, except per
  share data)
BALANCE AT JANUARY 1, 1994                                     $   23,910
Net income for 1994
Net unrealized (depreciation) on
  investments,
  net of deferred tax benefit of
  $11,062                                2
Exercise of 124,000 stock options        9                            124
Tax benefit on options exercised in
  1994
Purchase of 15,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
--------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                       24,034
Net income for 1995
Net unrealized appreciation on
  investments,
  net of deferred tax expense of
  $8,721                                 2
Exercise of 276,000 stock options        9                            276
Tax benefit on options exercised in
  1995
Purchase of 1,442,000 treasury
  shares at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
--------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                       24,310
Net income for 1996
Net unrealized (depreciation) on
  investments,
  net of deferred tax benefit of
  $4,468                                 2
Exercise of 137,000 stock options        9                            137
Tax benefit on options exercised in
  1996
Purchase of 317,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
--------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                   $   24,447
--------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

--------------------------------------------------------------------------------

                                                                   NET UNREALIZED APPRECIATION
                                       ADDITIONAL      RETAINED         (DEPRECIATION) ON        TREASURY
                                     PAID-IN CAPITAL   EARNINGS            INVESTMENTS             STOCK      TOTAL
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per
 share data)
BALANCE AT JANUARY 1, 1994              $ 249,092      $ 148,043            $   13,176           $ (84,756) $ 349,465
Net income for 1994                                       37,900                                               37,900
Net unrealized (depreciation) on
 investments,
 net of deferred tax benefit of
 $11,062                                                                       (60,636)                       (60,636)
Exercise of 124,000 stock options           1,969                                                               2,093
Tax benefit on options exercised in
 1994                                         302                                                                 302
Purchase of 15,000 treasury shares
 at cost                                                                                              (346)      (346)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (18,918)                                             (18,918)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994              251,363        167,025               (47,460)            (85,102)   309,860
Net income for 1995                                        6,600                                                6,600
Net unrealized appreciation on
 investments,
 net of deferred tax expense of
 $8,721                                                                         56,285                         56,285
Exercise of 276,000 stock options           4,129                                                               4,405
Tax benefit on options exercised in
 1995                                         591                                                                 591
Purchase of 1,442,000 treasury
 shares at cost                                                                                    (29,318)   (29,318)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,991)                                             (17,991)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995              256,083        155,634                 8,825            (114,420)   330,432
Net income for 1996                                       37,600                                               37,600
Net unrealized (depreciation) on
 investments,
 net of deferred tax benefit of
 $4,468                                                                         (8,297)                        (8,297)
Exercise of 137,000 stock options           2,435                                                               2,572
Tax benefit on options exercised in
 1996                                         357                                                                 357
Purchase of 317,000 treasury shares
 at cost                                                                                            (7,611)    (7,611)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,550)                                             (17,550)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            $ 258,875      $ 175,684            $      528           $(122,031) $ 337,503
---------------------------------------------------------------------------------------------------------------------

 CalFarm

 [THE ZENITH]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1
SUMMARY OF ACCOUNTING POLICIES, OPERATIONS AND PRINCIPLES OF CONSOLIDATION
   Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned property-casualty insurance subsidiaries in the business of writing workers' compensation insurance, approximately 71% of which is in California; Reinsurance, principally of world-wide property and catastrophe risks; and auto, homeowners, farmowners, health and other coverages primarily in the rural areas of California. Zenith's subsidiaries sell insurance and reinsurance through agents and brokers and not directly to consumers. The market for insurance products and services is highly competitive. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada, through its wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation ("Perma-Bilt"). On December 31, 1996, Zenith acquired through merger the assets and liabilities of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund (See Note 14). In 1995, Zenith sold its wholly-owned life insurance subsidiary, CalFarm Life Insurance Company (See Note 15).

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

   The following summarizes the carrying amounts and fair value of Zenith's financial instruments as of December 31:

--------------------------------------------------------------------------------------
                                                 1996                    1995
                                        ----------------------  ----------------------
                                         CARRYING      FAIR      Carrying      Fair
(Dollars in thousands)          NOTE      AMOUNT      VALUE       amount      value
--------------------------------------------------------------------------------------
ASSETS:
Investments:
  Trading securities              2     $    4,149  $    4,149  $   10,944  $   10,944
  Other investments               2        848,650     848,410     824,270     825,412
                                        ----------  ----------  ----------  ----------
                                           852,799     852,559     835,214     836,356
LIABILITIES:
Other notes payable               4          3,361       3,361
Payable to banks                  4         11,147      11,147       8,903       8,903
Senior notes payable              5         74,353      82,406      74,232      85,853
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

   The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 39 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service, and analytical pricing methods for issues for which there is no market. These market values are considered fair value.

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

   Zenith's insurance subsidiaries make provision for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid losses and loss expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims. Estimates for claims incurred but not reported are based on experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently. Estimates of losses from environmental and asbestos related claims are included in overall loss reserves and to date have not been material. Due to the significant uncertainties inherent in establishing such reserves, the ultimate exposure may vary from the amounts currrently reserved.

   An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. Due to deregulation in California, policyholders' dividends are not anticipated to be material in the foreseeable future.

   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.

   The concentration of Zenith's business in California makes the results of operations highly dependent upon the State's economy, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and the Northridge earthquake. In addition, premium revenues for most property-casualty insurance coverages written in California (except workers' compensation) are subject to prior approval of rates by the California Department of Insurance.

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

   The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivables from reinsurers. Earned premiums are stated in the consolidated financial statements after deduction of amounts ceded to reinsurers. Approximately 53% of amounts recoverable from reinsurers at December 31, 1996 are attributable to reinsurance arrangements with one large United States reinsurance

 CalFarm

 [THE ZENITH]
company. No material amounts due from reinsurers have been written off as uncollectible in the three years ended December 31, 1996.

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

   The cost of purchased software for internal use is capitalized and amortized over the useful life of the software. The cost of internally-developed software for internal use is expensed as incurred. The cost of modifying software for year 2000 compliance is expensed as incurred.
INTANGIBLE ASSETS

   Purchased intangibles and the costs in excess of tangible assets acquired, including those related to the acquisition of AGC-SIF discussed in Note 14, are included in Other Assets. The amounts assigned to such assets acquired since 1970 are being amortized on a straight-line basis over 20 to 25 years. Amortization expense was $412,000 in 1996 and $487,000 in 1995 and 1994, and accumulated amortization was $6,168,000 at December 31, 1996 and $5,756,000 at December 31, 1995. At December 31, 1996, intangible assets were $8,343,000, of which $6,334,000 are amortizable.

RECLASSIFICATIONS AND RESTATEMENTS

   Certain 1995 amounts have been reclassified to conform to the 1996 presentation. Financial information with respect to Life and Annuity operations for 1994 has been restated as discontinued operations (see Note 15). Health insurance for 1994 has been reclassified to property-casualty operations.

NOTE 2
INVESTMENTS

   The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

-------------------------------------------------------------------------
TYPE OF SECURITY
(Dollars in                              GROSS        GROSS
thousands)                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1996           COST         GAINS      (LOSSES)      VALUE
-------------------------------------------------------------------------
HELD-TO-MATURITY
Corporate debt            $   5,339                 $    (270)  $   5,069
Mortgage-backed              48,014    $      36           (6)     48,044
-------------------------------------------------------------------------
    Total,
      held-to-maturity    $  53,353    $      36    $    (276)  $  53,113
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries           $ 173,971    $      57    $    (694)  $ 173,334
Corporate debt              334,448        4,018       (5,036)    333,430
Mortgage-backed              77,906          197       (1,821)     76,282
Redeemable preferred
  stocks                     19,467          449         (196)     19,720
Equities                     32,503        5,027       (1,189)     36,341
Short-term investments      106,712                               106,712
-------------------------------------------------------------------------
    Total, available-
      for-sale            $ 745,007    $   9,748    $  (8,936)  $ 745,819
-------------------------------------------------------------------------
TRADING
Corporate debt            $   2,964                 $    (100)  $   2,864
Equities                        891    $     394                    1,285
-------------------------------------------------------------------------
    Total, trading        $   3,855    $     394    $    (100)  $   4,149
-------------------------------------------------------------------------

-------------------------------------------------------------------------

TYPE OF SECURITY
(Dollars in                              GROSS        GROSS
thousands)                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1995           COST         GAINS      (LOSSES)      VALUE
-------------------------------------------------------------------------
HELD-TO-MATURITY
Mortgage-backed           $  56,674    $   1,142                $  57,816
-------------------------------------------------------------------------
    Total,
      held-to-maturity    $  56,674    $   1,142                $  57,816
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries           $ 176,997    $     641    $    (251)  $ 177,387
Corporate debt              231,198       10,485         (126)    241,557
Mortgage-backed             117,876          427         (861)    117,442
Redeemable preferred
  stocks                     19,849          643                   20,492
Equities                     32,910        4,185       (1,566)     35,529
Short-term investments      137,083                               137,083
-------------------------------------------------------------------------
    Total, available-
      for-sale            $ 715,913    $  16,381    $  (2,804)  $ 729,490
-------------------------------------------------------------------------
TRADING
U.S. Treasuries           $   7,044                 $     (17)  $   7,027
Corporate debt                2,958                       (37)      2,921
Equities                        891    $     105                      996
-------------------------------------------------------------------------
    Total, trading        $  10,893    $     105    $     (54)  $  10,944
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

   Debt securities at December 31, 1996, are due as follows:

------------------------------------------------------
(Dollars in thousands)           AMORTIZED     FAIR
DECEMBER 31, 1996                  COST        VALUE
------------------------------------------------------
HELD-TO-MATURITY:
  Due after ten years            $  53,353   $  53,113
------------------------------------------------------
    Total                        $  53,353   $  53,113
------------------------------------------------------
AVAILABLE-FOR-SALE:
  Due in one year or less        $ 136,372   $ 136,435
  Due after one year through
    five years                     222,680     222,836
  Due after five years through
    ten years                      186,933     187,040
  Due after ten years              166,519     163,167
------------------------------------------------------
    Total                        $ 712,504   $ 709,478
------------------------------------------------------

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

   The gross realized gains on sales of investments classified as available-for-sale during 1996, 1995 and 1994 were $8,564,000, $4,161,000 and
$4,310,000, respectively and the gross realized losses were $2,355,000, $1,604,000 and $2,140,000, respectively.

 CalFarm

 [THE ZENITH]

   Investment income is summarized as follows:

---------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,      1996         1995         1994
---------------------------------------------------------------
Fixed maturities
  Bonds                    $  37,968    $  37,019    $  29,391
  Redeemable
    preferred stocks           1,578        1,143        2,199
Equity securities
  Floating rate
    preferred stocks             876        1,229        1,439
  Convertible and
    nonredeemable
    preferred stocks             402          281          484
  Common stocks                  758          571          441
Short-term investments         9,257        6,555        6,931
Other                          3,608        1,703        2,112
---------------------------------------------------------------
                              54,447       48,501       42,997
Less investment expenses       3,293        2,351        2,929
---------------------------------------------------------------
Net investment income      $  51,154    $  46,150    $  40,068
---------------------------------------------------------------

   Investments carried at their fair value of $305,440,000 at December 31, 1996 and $310,107,000 at December 31, 1995 were on deposit with regulatory authorities in compliance with insurance company regulations.

   At December 31, 1996, Zenith and its subsidiaries owned $5,886,000, at fair value, of securities issued by Reliance Insurance Company, its parent and affiliates. Reliance Insurance Company is a major stockholder of Zenith. At December 31, 1996, Zenith and its subsidiaries owned $12,500,000, at fair value, of securities in Delta Life Corporation. The Chairman, President and Chief Executive Officer of Delta Life Corporation is also a Director of Zenith.

NOTE 3
PROPERTIES AND EQUIPMENT

   Properties and equipment consist of the following:

------------------------------------------------------
(Dollars in thousands)
DECEMBER 31,                        1996       1995
------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            31,642     31,142
Furniture, fixtures and
  equipment                          32,249     26,218
------------------------------------------------------
                                     78,727     72,196
Less accumulated depreciation        29,548     23,494
------------------------------------------------------
  Total                           $  49,179  $  48,702
------------------------------------------------------

   Depreciation expense amounted to $5,503,000, $4,949,000 and $4,267,000 in 1996, 1995 and 1994, respectively.

NOTE 4
PAYABLE TO BANKS AND OTHER NOTES PAYABLE

   Zenith has lines of credit available of $50 million. As of December 31, 1996 and 1995, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed through one of these lines of credit is payable at the bank's prime rate, less .55%, or a fixed rate chosen by Zenith, and at the bank's prime rate, less .50%, or a fixed rate chosen by Zenith on the other line of credit.

   Under these agreements, certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.

   There were no borrowings on the lines of credit in 1996. The weighted average interest rate for 1995 and 1994 was 6.8% and 8.5%, respectively. The prime interest rate was 8.25% and 8.5% at December 31, 1996 and 1995, respectively.

   Perma-Bilt has two construction loan agreements, each providing for a subdivision lot development loan and a construction revolving line of credit loan, bearing interest at prime plus 1.5% and prime plus 1.25%, respectively. Each agreement pertains to a separate residential housing project and the maximum that may be borrowed under the two agreements combined is $20,048,000. At December 31, 1996, $11,147,000 was outstanding with respect to these loans. The loans mature between June 20, 1997 and January 10, 1998. The carrying value of these variable-rate loans approximates fair value at December 31, 1996.

   Perma-Bilt is also obligated under various notes payable arising from its purchase of several parcels of property. Such notes are collateralized by the land parcels and bear interest at rates between 8% and 12%, with a maximum maturity of September 2001. The balance outstanding with respect to these notes was $3,361,000 at December 31, 1996.

NOTE 5
SENIOR NOTES PAYABLE

   Zenith issued $75,000,000 of 9% Senior Notes due 2002 (the "9% Notes") at par in May 1992. Interest on the notes is payable semi-
annually. The notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the notes and $121,000, $121,000 and $122,000 of such costs were amortized during 1996, 1995 and 1994, respectively. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12-month period is 30% or more of the fair market value of outstanding Zenith common stock. The fair value at December 31, 1996 of the 9% Notes is $82,406,000 based on a price published by a rating agency.

   Interest incurred on all borrowing is summarized as follows:

---------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                         1996    1995    1994
---------------------------------------------------------------------
Interest capitalized for real estate
 operations                                    $3,127  $1,572  $1,219
Interest not related to real estate
  operations                                    4,877   6,960   5,937
---------------------------------------------------------------------
Total interest incurred                        $8,004  $8,532  $7,156
---------------------------------------------------------------------

NOTE 6
FEDERAL INCOME TAXES

   The components of the provision (benefit) for taxes on income from continuing operations are:

------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,        1996       1995       1994
------------------------------------------------------------
Current                      $  19,979  $   5,947  $  16,716
Deferred                          (462)     3,753     (1,408)
------------------------------------------------------------
Total federal income taxes   $  19,517  $   9,700  $  15,308
------------------------------------------------------------

   The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income from continuing operations, as reflected in the financial statements, is explained as follows:

-------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                    1996     1995     1994
-------------------------------------------------------------------
Statutory federal income tax              $19,991  $10,298  $15,787
Increase (reduction) in taxes:
  Dividend received
    deduction                                (846)    (710)    (944)
  Other                                       372      112      465
-------------------------------------------------------------------
  Total federal income taxes              $19,517  $ 9,700  $15,308
-------------------------------------------------------------------

   Deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

------------------------------------------------------------------------------

                                         1996                    1995
(Dollars in thousands)               DEFERRED TAX            Deferred Tax
YEAR ENDED DECEMBER 31,          ASSETS    LIABILITIES   Assets    Liabilities
------------------------------------------------------------------------------
Differences between the tax
  basis and carrying value of
  investments, principally
  unrealized appreciation on
  available-for-sale
  investments                               $     602               $   6,291
Deferred policy acquisition
  costs                                         7,263                   7,119
Purchased intangibles                           1,991                   5,372
Properties and equipment                        2,385                   2,224
Property-casualty loss reserve
  discount                      $  28,070               $  25,408
Limitation on deduction for
  unearned premiums                 8,515                   7,921
Policyholders' dividends
  accrued                           2,286                   4,235
Other                               2,272       5,348       1,711       4,079
------------------------------------------------------------------------------
                                   41,143      17,589      39,275      25,085
------------------------------------------------------------------------------
Net deferred tax assets         $  23,554               $  14,190
------------------------------------------------------------------------------

   Zenith's deferred tax assets are considered fully realizable because of the historic profitability of Zenith's property-casualty operations, therefore no valuation allowance was recorded at December 31, 1996 and 1995.

   Property-casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property-casualty loss reserves to be discounted for tax purposes.

   Current taxes receivable and deferred taxes were as follows:

--------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,               1996       1995
--------------------------------------------------------
Current taxes                       $   6,385  $     419
Deferred taxes                         23,554     14,190
--------------------------------------------------------
Federal income taxes                $  29,939  $  14,609
--------------------------------------------------------

 CalFarm

 [THE ZENITH]

   Zenith files a consolidated federal income tax return. Zenith's insurance subsidiaries pay premium taxes on gross premiums written in lieu of state income or franchise tax.

NOTE 7
REINSURANCE

   Reinsurance transactions reflected in the financial statements are as follows:

------------------------------------------------------------
(Dollars in thousands)         1996       1995       1994
------------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year               $  24,642  $  21,112  $  21,521
Ceded reinsurance netted
  against property and
  casualty losses and loss
  adjustment expenses
  incurred                      12,396     15,532     17,133
Net assumed reinsurance
  included in earned
  premiums for the year         41,930     45,367     37,787
------------------------------------------------------------

   Zenith Insurance has an assumed reinsurance agreement with Reliance Insurance Company, a major stockholder of Zenith. Estimated costs paid to Reliance relating to this arrangement amounted to $181,000, $460,000 and $370,000 for 1996, 1995 and 1994, respectively. Such costs are unrelated to the business conducted between AGC-SIF and Reliance Insurance Company discussed in Note 14.

   Zenith maintains excess of loss and catastrophic reinsurance protection which varies based on the type of coverage. Excess of loss reinsurance covers losses per occurrence in excess of $350,000 for property, $550,000 for workers' compensation and $700,000 for liability and umbrella. Zenith's catastrophic reinsurance coverage provides protection against aggregate losses per event up to $45,000,000 for property and $100,000,000 for workers' compensation. Assumed reinsurance business is not covered by such catastrophe reinsurance. Credit quality of reinsurers may impact profitability and stockholders' equity. No losses have been incurred from uncollectible reinsurance during the past three years and no allowances are carried on the financial statements for unrecoverable reinsurance.

NOTE 8
COMMITMENTS AND CONTINGENT LIABILITIES

   Zenith and its subsidiaries lease space for some of its offices expiring through 2002, equipment on leases expiring through 1998 and automobiles on two through five-year leases. The minimum rentals on these operating leases as of December 31, 1996 are as follows:

------------------------------------------------------------
(Dollars in thousands)      EQUIPMENT
                               AND
YEAR                       AUTO FLEET    OFFICES     TOTAL
------------------------------------------------------------
1997                        $     799   $   2,680  $   3,479
1998                              374       2,675      3,049
1999                               64       2,336      2,400
2000                                        1,912      1,912
2001                                        1,437      1,437
Thereafter                                  1,463      1,463
------------------------------------------------------------
Total                       $   1,237   $  12,503  $  13,740
------------------------------------------------------------

   Rental expenses for 1996, 1995 and 1994 amounted to $5,358,000, $5,397,000 and $5,033,000, respectively.

   Zenith is a corporate underwriting member of Lloyd's and has committed funds of $6.4 million to support the underwriting of a certain syndicate.

   Zenith and its subsidiaries are involved in certain litigation. In the opinion of management and legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material effect on the consolidated financial condition of Zenith.

CONTINGENCIES SURROUNDING
RECOVERABILITY OF STATE DISABILITY
TRUST FUND RECEIVABLES

   Florida has created a trust fund ("SDTF") and assesses workers' compensation insurers to pay for what is commonly referred to as "Second Injuries". Assessments, based upon premium written, have been inadequate to completely fund obligations of SDTF. Zenith expects future political changes to affect SDTF, the nature of which cannot be determined at this time. Zenith has recorded a receivable from SDTF at December 31, 1996 based on specific claims identified by AGC-SIF and its historical recovery experience, the recoverability of which is dependent upon such political changes, if any. Zenith has not recorded a liability for any future assessments from SDTF.

CONTINGENCIES SURROUNDING ESTIMATES
OF LIABILITIES FOR UNPAID LOSSES AND
LOSS EXPENSES

   On July 5, 1995, Zenith's new workers' compensation computer system became operational. In addition to enhancing data processing, the new system is designed, among other things, to improve work flow in the workers' compensation claims handling process. Management observed certain unusual claim reserving trends and patterns in 1995 and 1996, possibly related to disruption of normal work flows due to implementation of the new system. Work flows in the future may continue to be impacted as training and optimization of the new system continues. Management believes that its estimate for liabilities for unpaid workers' compensation losses and loss adjustment expenses (amounting to $409,138,000 of total reserves for unpaid losses and loss adjustment expenses of $620,078,000) at December 31, 1996 included in these financial statements is adequate. However, subsequent re-interpretation of currently available data or any new information that becomes available may change the estimate of such liabilities in future periods and such changes, if any, will be reflected in the financial statements of the period in which they occur.

RESOLUTION OF CONTINGENCIES
SURROUNDING CERTAIN LITIGATION

   Other income of $1,910,000 was recognized in 1994 relating to the settlement in 1993 of litigation associated with Zenith's write-down of non-investment grade securities in 1990.

NOTE 9
COMMON STOCK

   Under employee non-qualified stock option plans adopted by the Board of Directors and Stockholders in 1978 and in 1996, options are granted to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options outstanding at December 31, 1996 expire five years after the date of grant or three months after termination of employment. Options granted vest one-fourth per year after the first year. One grant for one million shares is for a term of ten years and vests one-fifth per year after the first year.

   Zenith has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") effective for the year ended December 31, 1996. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Zenith's stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, Zenith's net income and net income per share would have been reduced to the pro-forma amounts indicated below:

---------------------------------------------------------------
(Dollars in thousands except per share
data)                                        1996       1995
---------------------------------------------------------------
Net income -- as reported                  $  37,600  $   6,600
Net income -- pro-forma                       36,647      6,541
Earnings per share -- as reported               2.11        .36
Earnings per share -- pro-forma                 2.00        .36
---------------------------------------------------------------

   The pro-forma effect on net income for 1996 and 1995 is not representative of the pro-forma effect on net income in future years because it does not take into consideration pro-forma compensation expense related to grants made prior to 1995.

   The fair value of each option grant is estimated on the date of grant using the Black-
Scholes option pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of 4.2%; expected volatility of 27.4%; risk-free interest rate of 6.5% and expected lives of 4 years for options with a five-year term and 10 years for options with a ten-year term.

   The weighted average grant date fair value of options granted during 1996 and 1995 was $6.16 and $4.43, respectively.

 CalFarm

 [THE ZENITH]

   Additional information with respect to stock options is as follows:

----------------------------------------------------------------
                                                       WEIGHTED
                                                       AVERAGE
                                           NUMBER      EXERCISE
(Options in thousands)                    OF SHARES     PRICE
----------------------------------------------------------------
Outstanding at January 1, 1994                1,304      $19.74
Granted                                         190       23.49
Exercised                                       124       16.88
Expired or cancelled                             75       18.87
----------------------------------------------------------------
Outstanding at December 31, 1994              1,295       20.62
Granted                                         509       21.52
Exercised                                       276       15.96
Expired or cancelled                            394       21.24
----------------------------------------------------------------
Outstanding at December 31, 1995              1,134       21.94
Granted                                       1,422       24.51
Exercised                                       136       18.90
Expired or cancelled                             72       22.56
----------------------------------------------------------------
Outstanding at December 31, 1996              2,348      $23.65
----------------------------------------------------------------

   The number of shares exercisable and the weighted average exercise price of options outstanding at December 31, 1996, 1995 and 1994 were 474,000 and $22.44, 335,000 and $21.40 and 764,000 and $19.19, respectively.
   The range of exercise price of options outstanding at December 31, 1996 was $16.68-$28.19 per share. The weighted average remaining contractual life of the options with a five-year term was 3.3 years. Such life for the options with a ten-year term was 9.2 years.

   At December 31, 1996, Zenith had authority from its Board of Directors to purchase 1,104,000 common shares at prevailing market prices.
NOTE 10
DIVIDEND RESTRICTIONS
   State insurance regulations limit the maximum dividends that may be paid to Zenith by its insurance company subsidiaries during any 12-month period without prior regulatory approval. Stockholder's equity of Zenith's insurance subsidiaries, in accordance with generally accepted accounting principles, amounted to $327,948,000 as of December 31, 1996, of which $26,534,000 can be paid in 1997 to Zenith in dividends without prior approval, leaving a restricted balance of $301,414,000.

NOTE 11
STATUTORY FINANCIAL DATA

   Capital stock and surplus and net income of Zenith's insurance subsidiaries on a statutory basis as reported to regulatory authorities were as follows:

------------------------------------------------------
(Dollars in
thousands)
YEAR ENDED
DECEMBER 31,             1996       1995       1994
------------------------------------------------------
Capital stock and
  surplus              $ 265,341  $ 223,019  $ 230,040
Net income                33,384     17,157     32,856
------------------------------------------------------

   The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.

NOTE 12
UNAUDITED QUARTERLY FINANCIAL DATA

----------------------------------------------------------------------
(Dollars in thousands
except per share data)
YEAR ENDED                MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1996          31         30          30           31
----------------------------------------------------------------------
Premium earned          $ 112,237  $ 108,255   $ 112,492    $ 119,872
Net investment
  income                   12,054     12,836      12,574       13,690
Realized gains on
  investments               4,272      3,778         178        2,579
Real estate sales           5,985      8,810      11,822       14,937
Net income                 12,400     10,700       9,100        5,400
Net income per share          .70        .60         .51          .30
----------------------------------------------------------------------

-----------------------------------------------------------------
(Dollars in
thousands
except per share
data)
YEAR ENDED           MARCH      JUNE      SEPTEMBER    DECEMBER
DECEMBER 31, 1995     31         30          30           31
-----------------------------------------------------------------
Premium earned     $ 107,059  $ 106,439   $ 108,401    $ 115,614
Net investment
  income              11,291     11,949      11,510       11,400
Realized gains
  on investments         166      1,013       1,548          894
Real estate sales      8,820     11,273       8,859        2,784
Income from continuing
  operations           4,358      7,511       6,000        1,853
Income from
  continuing
  operations per
  share                  .23        .40         .34          .10
Net income (loss)      6,900     10,200     (11,800)       1,300
Net income (loss)
  per share              .36        .54        (.66)         .07
-----------------------------------------------------------------

Amounts for the first two quarters of 1995 have been restated to reflect the life and annuity operations of CalFarm Life Insurance Company as discontinued operations.

NOTE 13
LOSS AND LOSS ADJUSTMENT
EXPENSE RESERVES
   The following table represents a reconciliation of changes in liabilities for unpaid property-casualty losses and loss adjustment expenses for the three years ended December 31, 1996.

---------------------------------------------------------------
(Dollars in thousands)            1996       1995       1994
---------------------------------------------------------------
Beginning of year, net of
 reinsurance recoverable        $ 463,123  $ 462,710  $ 474,499
Incurred claims:
  Current year                    318,509    327,724    303,568
  Prior years                      (3,809)    (2,135)    (9,720)
---------------------------------------------------------------
Total incurred claims             314,700    325,589    293,848
---------------------------------------------------------------
Payments:
  Current year                   (131,061)  (149,688)  (131,938)
  Prior years                    (185,764)  (175,488)  (173,699)
---------------------------------------------------------------
Total payments                   (316,825)  (325,176)  (305,637)
---------------------------------------------------------------
End of year, net of
 reinsurance                      460,998    463,123    462,710
Reinsurance recoverable            56,390     54,429     47,696
---------------------------------------------------------------
End of year, before AGC-SIF       517,388    517,552    510,406
---------------------------------------------------------------
AGC-SIF reserves acquired on
 December 31, 1996, net            65,429
AGC-SIF recoverable from
 reinsurers & state trust
 funds                             37,261
---------------------------------------------------------------
End of year                     $ 620,078  $ 517,552  $ 510,406
---------------------------------------------------------------

Statutory reserves differ from GAAP in 1996 by the amount of the deposit receivable from Reliance, which is treated as reinsurance recoverable for statutory purposes.
NOTE 14
ACQUISITION

   On December 31, 1996, Zenith completed the previously-announced acquisition of AGC-SIF. Under the terms of the acquisition, Zenith acquired by merger all of AGC-SIF's assets and assumed its liabilities, including the liabilities of the insured Members of AGC-SIF for future assessments. Over a three-year period, Zenith will distribute to AGC-SIF's Members a minimum amount of $1.14 million to a maximum amount equal to AGC-SIF's Adjusted GAAP Net Worth, as defined in the Agreement, based on a formula and audited by an independent certified public accounting firm.

   The acquisition was accounted for as a purchase and the assets and liabilities of AGC-SIF at December 31, 1996 were merged into Zenith's wholly-owned subsidiary, Zenith Insurance Company, and are included in Zenith's December 31, 1996 consolidated balance sheet.

   The following table summarizes the fair value of AGC-SIF's assets acquired and liabilities assumed at the date of acquisition.

-----------------------------------------------------------
(Dollars in thousands)                           DECEMBER
31, 1996
-----------------------------------------------------------
Assets
Invested assets, primarily U.S. Government
issues                                            $  44,527
Cash                                                  2,662
Premiums receivable                                   6,923
Receivable from reinsurers and state trust funds     38,143
Deposit receivable                                   14,776
Other assets, including intangible assets             8,137
-----------------------------------------------------------
Total assets                                      $ 115,168
-----------------------------------------------------------
Liabilities
Unpaid losses and loss expenses                   $ 102,690
Other liabilities                                    12,478
-----------------------------------------------------------
Total liabilities                                 $ 115,168
-----------------------------------------------------------

   Intangible assets arising from the merger amounted to approximately $2,889,000 which will be amortized over 20 years. The purchase price allocation has been prepared on a preliminary basis, subject to adjustment should new or additional facts become known.

   The following pro-forma financial information combines Zenith and AGC-SIF's results of operations assuming that the acquisition took place at the beginning of 1995. These pro-forma results are not necessarily indicative of future operations of the combined company.

--------------------------------------------------------
(Dollars in thousands
except per share data)                1996       1995
--------------------------------------------------------
Total revenues                      $ 600,469  $ 564,114
Income from continuing operations      35,932     18,837
Net income                             35,932      5,715
Earnings per share:
  Income from continuing
  operations                             2.01       1.03
  Net income                             2.01        .31
--------------------------------------------------------

   AGC-SIF purchased aggregate excess and specific excess reinsurance for protection against losses in excess of stated retentions in each year of coverage. The maximum coverage varies by year. For the three years ended December 31, 1996, the retention was $750,000 per occurrence and the maximum coverage was the statutory limit. Beginning in 1997, reinsurance for business written in Florida will be combined with Zenith's existing reinsurance arrangements as described in Note 7.

   AGC-SIF maintained certain reinsurance agreements with Reliance Insurance Company, which is a major stockholder of Zenith. On December 31, 1996, Zenith acquired balances relating to these contracts of $20,215,000, of which $14,776,000 is included as a deposit receivable in

 CalFarm

 [THE ZENITH]

Zenith's consolidated balance sheet. The remainder is included in receivable from reinsurers.

NOTE 15
DISCONTINUED OPERATIONS

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

   Revenues for the discontinued operation were $88,610,000 and $83,357,000 for 1995 and 1994, respectively. After tax income for the discontinued operation from the measurement date to the disposal date was $3,960,000.

NOTE 16
SEGMENT INFORMATION

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

   The following table is a summary of results by major segments:

-----------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
YEAR ENDED DECEMBER 31                                           1996          1995          1994
-----------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY
    Net written premiums                                      $   458,061   $   439,882   $   448,640
    Net earned premiums                                           452,856       437,513       438,829
    Investment income                                              48,457        45,931        39,611
    Underwriting income (loss)                                      1,093       (13,600)        9,507
    Income from continuing operations after taxes and before
      realized gains(1)                                            32,629        21,608        32,405
    Income from continuing operations after taxes                  39,654        23,934        33,327
    Identifiable assets                                         1,137,520     1,005,133       961,212
-----------------------------------------------------------------------------------------------------
PARENT
    Real estate sales                                              41,554        31,736        30,220
    Investment income                                               2,697           219           457
    (Loss) from continuing operations after taxes and before
      realized gains(1)                                            (2,054)       (4,240)       (3,536)
    (Loss) from continuing operations after taxes                  (2,054)       (4,212)       (3,529)
    Identifiable assets                                           108,350       115,429        28,752
-----------------------------------------------------------------------------------------------------
CONSOLIDATED TOTAL
    Net earned premiums                                           452,856       437,513       438,829
    Real estate sales                                              41,554        31,736        30,220
    Investment income                                              51,154        46,150        40,068
    Underwriting income (loss)                                      1,093       (13,600)        9,507
    Income from continuing operations after taxes and before
      realized gains(1)(2)                                         30,575        17,368        27,628
    Income from continuing operations                              37,600        19,722        29,798
    Income (loss) from discontinued life and annuity
      operations, net of tax                                                    (13,122)        8,102
    Net income                                                     37,600         6,600        37,900
      Per share                                                      2.11           .36          1.99
    Total assets(3)                                           $ 1,242,724   $ 1,115,433   $ 1,093,675
-----------------------------------------------------------------------------------------------------
(1) Realized gains on investments after taxes were as
    follows:
                                                                 1996          1995          1994
                                                              ---------------------------------------
   Property-Casualty                                          $     7,025   $     2,326   $       922
   Parent                                                                            28             7
                                                              ---------------------------------------
   Consolidated Total                                         $     7,025   $     2,354   $       929
(2) Excludes $1,241,000 in 1994 for effect of legal settlement.
(3) Reflects elimination entry of $3,146,000, $5,129,000 and $661,000 in 1996, 1995 and 1994,
    respectively and net assets of discontinued operations of $104,372,000 in 1994.

NOTE 17
UNAUDITED COMMON STOCK MARKET PRICES

   The following table shows the high and low common stock prices during each quarter for the past two years.

----------------------------------------------------------------------------------
                                             1996                    1995
                                    ----------------------  ----------------------
                                       HIGH        LOW         High        Low
----------------------------------------------------------------------------------
March 31                                   247/8        211/8        223/4        193/8
June 30                                    287/8        237/8        22        20
September 30                               281/2        261/4        241/4        20
December 31                                28          251/4        245/8        20
----------------------------------------------------------------------------------

 CalFarm

 [THE ZENITH]

INDEPENDENT ACCOUNTANT'S REPORT

To the Stockholders and Board of Directors of Zenith National Insurance Corp.

      We have audited the accompanying consolidated balance sheet of Zenith National Insurance Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zenith National Insurance Corp. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Los Angeles, California, February 14, 1997

52