Form 10-K, Exhibit 13
period 1997-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1998-03-20
CIK 109261

                                  ANNUAL REPORT
                                      1997
                        ZENITH NATIONAL INSURANCE CORP.

                                    CalFarm

                                   The Zenith

                         INSURANCE PRODUCTS AND SERVICES

                                   AUTOMOBILE
                                        .

                                    BUSINESS
                                        .

                                   EARTHQUAKE
                                        .

                                   FARMOWNERS
                                        .

                                     HEALTH
                                        .

                                   HOMEOWNERS
                                        .

                                  REINSURANCE
                                        .

                                  SINGLEPOINT
                               INTEGRATED 24-HOUR
                              HEALTH & DISABILITY
                                        .

                             WORKERS' COMPENSATION

                                    CalFarm

                                   The Zenith

                                    CONTENTS

FINANCIAL HIGHLIGHTS.....................................................................          3

LETTER TO STOCKHOLDERS...................................................................          4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................         24

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION......................................         34

PROPERTY-CASUALTY LOSS DEVELOPMENT.......................................................         36

CONSOLIDATED BALANCE SHEET...............................................................         38

CONSOLIDATED STATEMENT OF OPERATIONS.....................................................         40

CONSOLIDATED STATEMENT OF CASH FLOWS.....................................................         41

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY...........................................         42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................         44

INDEPENDENT ACCOUNTANT'S REPORT..........................................................         57

CORPORATE DIRECTORY

    ZENITH NATIONAL INSURANCE CORP.......................................................         59

    ZENITH INSURANCE COMPANY.............................................................         60

    CALFARM INSURANCE COMPANY............................................................         61

    CALFARM INSURANCE AGENCY.............................................................         62

    PERMA-BILT, A NEVADA CORPORATION.....................................................         62

                                    CalFarm
2                                  The Zenith

                              FINANCIAL HIGHLIGHTS

OPERATING RESULTS
PER SHARE DATA
KEY STATISTICS                                             1997      1996      1995
-------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
OPERATING RESULTS

CONSOLIDATED REVENUES                                    $660,480  $556,371  $519,020

INCOME FROM CONTINUING OPERATIONS AFTER
 TAXES AND BEFORE REALIZED GAINS                           19,669    30,575    17,368

REALIZED GAINS ON INVESTMENTS AFTER TAXES                   8,431     7,025     2,354

INCOME FROM CONTINUING OPERATIONS
 AFTER TAXES                                               28,100    37,600    19,722

NET INCOME                                                 28,100    37,600     6,600

PER SHARE DATA

INCOME FROM CONTINUING OPERATIONS AFTER
 TAXES AND BEFORE REALIZED GAINS*                            1.10      1.72       .95

REALIZED GAINS ON INVESTMENTS AFTER TAXES*                    .47       .40       .13

INCOME FROM CONTINUING OPERATIONS*                           1.57      2.12      1.08

NET INCOME*                                                  1.57      2.12       .36

STOCKHOLDERS' DIVIDENDS                                      1.00      1.00      1.00

KEY STATISTICS

COMBINED RATIO

  INCLUDING CATASTROPHES                                   103.4%     99.8%    103.1%

  EXCLUDING CATASTROPHES                                   103.1%     99.8%    100.0%

STATUTORY RISK-BASED CAPITAL RATIO**                         332%      364%      377%

STOCKHOLDERS' EQUITY                                     $361,866  $337,503  $330,432

STOCKHOLDERS' EQUITY PER SHARE***                        $  20.31  $  19.17  $  18.58

CLOSING COMMON STOCK PRICE                               $ 25 3/4  $ 27 3/8  $ 21 3/8
-------------------------------------------------------------------------------------

 *1997 amounts are presented on a diluted basis. 1996 and 1995 amounts are presented on a diluted basis and have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). For further discussion of earnings per share and the impact of SFAS No. 128, see Notes 1 and 16 to the consolidated financial statements on pages 46 and 55.

 **The computation of statutory risk-based capital in 1996 compared to 1995 is different because of phase-in adjustments in the prescribed calculation. On a comparable basis, the risk-based capital ratio in 1995 was 339%.

***Excluding the effect of Statement of Financial Accounting Standards No. 115, stockholders' equity per share was $20.03, $19.28 and $18.18 in 1997, 1996, and 1995, respectively.

                                    CalFarm
                                   The Zenith                                  3

TO OUR STOCKHOLDERS

  DESPITE SOME SIGNIFICANT ACHIEVEMENTS WITH LONG-TERM POTENTIAL BENEFITS, AND EXCELLENT RESULTS IN SEVERAL AREAS OF OUR OPERATIONS, 1997 EARNINGS PER SHARE DECLINED 25.9% FROM 1996 DUE PRIMARILY TO OUR WORKERS' COMPENSATION PERFORMANCE IN CALIFORNIA.

                                KEY ACHIEVEMENTS

1. INCREASED INVESTMENT INCOME AND REALIZED GAINS ON INVESTMENTS.

2. FAVORABLE PERFORMANCE FROM OUR CALFARM, REINSURANCE AND PERMA-BILT
  BUSINESSES.

3. SENIOR MANAGEMENT ADDITIONS AND ORGANIZATIONAL REFINEMENTS IN OUR WORKERS' COMPENSATION DIVISION, INCLUDING A 10% WORKFORCE REDUCTION IN CALIFORNIA.

4. CONTINUING NATIONAL DIVERSIFICATION OF OUR WORKERS' COMPENSATION OPERATIONS, WITH ABOUT 46% OF WORKERS' COMPENSATION PREMIUMS EARNED FROM OPERATIONS CONDUCTED OUTSIDE CALIFORNIA.

5. PENDING RISCORP ACQUISITION TO BOLSTER OUR SOUTHEASTERN WORKERS' COMPENSATION MARKETS IN CONJUNCTION WITH THE 1996 ACQUISITION OF AGC-SIF IN FLORIDA.

                        SUMMARY OF FINANCIAL HIGHLIGHTS

/ /  INCOME FROM CONTINUING OPERATIONS AFTER TAXES AND BEFORE NET REALIZED GAINS
    ON INVESTMENTS WAS $19,669,000, OR $1.10 PER SHARE, COMPARED TO $30,575,000, OR $1.72 PER SHARE, IN 1996.

/ /  INVESTMENT INCOME AFTER TAXES WAS $34,655,000, OR $1.94 PER SHARE, COMPARED
    TO $34,069,000, OR $1.92 PER SHARE, IN 1996.

/ /  NET INCOME WAS $28,100,000, OR $1.57 PER SHARE, COMPARED TO $37,600,000, OR
    $2.12 PER SHARE, IN 1996.

/ /  REALIZED GAINS ON INVESTMENTS AFTER TAXES WERE $8,431,000, OR $.47 PER
    SHARE, COMPARED TO $7,025,000, OR $.40 PER SHARE, IN 1996. UNREALIZED GAINS ON FIXED MATURITIES AFTER TAXES WERE $5,890,000, COMPARED TO AN AFTER TAXES UNREALIZED LOSS OF $2,123,000, IN 1996.

/ /  COMBINED RATIO FOR THE PROPERTY-CASUALTY OPERATIONS WAS 103.4%, COMPARED TO
    99.8%, IN 1996.

/ /  BOOK VALUE PER SHARE AT 1997 YEAR-END WAS $20.31, COMPARED TO $19.17, AT
    1996 YEAR-END.

                                    CalFarm
4                                  The Zenith

   93         94         95         96         97
STOCKHOLDERS' EQUITY PER SHARE
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
$18.55        $16.35     $18.58     $19.17     $20.31

  WE CONTINUE TO FOCUS ON EDUCATION AND LEADERSHIP TRAINING FOR OUR MANAGEMENT AND EMPLOYEES TO POSITION ZENITH FOR THE STRONG ORGANIZATIONAL FOOTING REQUIRED TO FACE THE COMPETITIVE AND COMPLEX CHALLENGES AHEAD. AT THE SAME TIME, WE HAVE STRENGTHENED OUR WORKERS' COMPENSATION MANAGEMENT TEAM WITH PROVEN AND EXPERIENCED PROFESSIONALS.

  AS A STOCKHOLDER-ORIENTED COMPANY, WE ARE MINDFUL THAT OUR COMMON STOCK UNDER-PERFORMED IN THE 1997 MARKET AND WE ARE COMMITTED TO TAKING THE NECESSARY STEPS TO IMPROVE STOCKHOLDER VALUE. TO THIS END, WE REPURCHASED ABOUT 5% OF OUR OUTSTANDING SHARES IN THE FIRST FEW TRADING DAYS OF 1998.

                                    ANALYSIS

  OPERATING EARNINGS CONSIST OF INVESTMENT INCOME AND INSURANCE UNDERWRITING RESULTS; THE FOLLOWING TABLE SUMMARIZES PRE-TAX UNDERWRITING PERFORMANCE DURING THE PAST THREE YEARS:

---------------------------------------------------------------------------------
UNDERWRITING RESULTS                                1997       1996       1995
---------------------------------------------------------------------------------

(Dollars in thousands)

WORKERS' COMPENSATION                             $ (37,157) $ (19,462) $ (14,548)

OTHER PROPERTY-CASUALTY                               6,509      8,076    (12,007)

REINSURANCE                                          14,189     12,479     12,955
---------------------------------------------------------------------------------
UNDERWRITING INCOME (LOSS)                        $ (16,459) $   1,093  $ (13,600)
---------------------------------------------------------------------------------

  OUR RESULTS WERE SIGNIFICANTLY BELOW OUR GOALS, DUE ENTIRELY TO CONTINUED DECLINES IN THE WORKERS' COMPENSATION OPERATIONS. THE COMBINED RATIO FOR WORKERS' COMPENSATION OF 115.3% WAS COMPOSED OF A 57.3% LOSS RATIO FOR THE 1997 ACCIDENT YEAR, A 53.1% LOSS ADJUSTMENT AND UNDERWRITING EXPENSE RATIO, AND 4.9% STRENGTHENING FOR THE 1995 AND 1996 ACCIDENT YEARS LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES. THE EXPENSE RATIO REFLECTS THE LARGE DROP IN THE CALIFORNIA PREMIUM LEVEL SINCE OPEN RATING COMMENCED IN 1995, AND WE CONTINUE TO WORK TO BRING OUR

                                    CalFarm
                                   The Zenith                                  5

PROPERTY-CASUALTY COMBINED RATIO    [CHART]

EXPENSES IN LINE WITH OUR CURRENT PREMIUM LEVEL. HOWEVER, OUR ULTIMATE LOSS RATIOS, EVEN AFTER THE STRENGTHENING FOR THE 1995 AND 1996 YEARS, AND HIGHER INITIAL RESERVES IN THE 1997 YEAR, ARE STILL QUITE ACCEPTABLE. SINCE THE BEGINNING OF OPEN RATING, OUR CALIFORNIA LOSS RATIO HAS AVERAGED 61%, WHILE THE ENTIRE CALIFORNIA INDUSTRY HAS AVERAGED APPROXIMATELY 82%. THIS 21 POINT ADVANTAGE IS CONSISTENT WITH OUR RELATIVE RESULTS PRIOR TO OPEN RATING.

  EXPANSION OF OUR WORKERS' COMPENSATION OPERATIONS OUTSIDE OF CALIFORNIA CONTINUES TO BE A PRIMARY MISSION WITH THE 1996 ACQUISITION OF AGC-SIF IN FLORIDA AND THE PENDING ACQUISITION OF RISCORP. ZENITH IS APPROACHING THE TIME WHEN OUR NON-CALIFORNIA PREMIUMS WILL APPROXIMATE OR EXCEED OUR CALIFORNIA BUSINESS. DESPITE THE INCREASING COMPETITIVENESS OF MANY STATE MARKETS, WE HAVE BEEN ABLE TO GROW AT A REASONABLE COST. WE ESTIMATE OUR 1997 ACCIDENT YEAR LOSS RATIO FOR ALL STATES OUTSIDE OF CALIFORNIA IS 54.0%.

  OUR REINSURANCE OPERATIONS HAD ANOTHER SUCCESSFUL YEAR, THEIR FIFTH CONSECUTIVE. FURTHERMORE, WE CONDUCTED A DETAILED REVIEW OF THE RUNOFF FOR TREATIES 10 YEARS OR OLDER AND DETERMINED THAT OUR HELD RESERVES WERE MODESTLY REDUNDANT AND HAVE REDUCED RESERVES FOR INCURRED BUT NOT REPORTED LOSSES BY APPROXIMATELY $4 MILLION. HOWEVER, WE SHOULD BE MINDFUL THAT THE REINSURANCE RESULTS REFLECT AN ABSENCE OF MAJOR CATASTROPHES AND THE RESULTING CONTINUED DECLINE IN RATES.

  CALFARM HAD OUTSTANDING UNDERWRITING PERFORMANCE FOR THE SECOND CONSECUTIVE YEAR. MANAGEMENT HAS WORKED HARD TO ACHIEVE THESE RESULTS AND IS TO BE CONGRATULATED.

  DURING THE FIVE YEARS ENDED 1997, OUR TOTAL AVERAGE COMBINED RATIO WAS 100.4%, COMPARED TO THE ESTIMATED INDUSTRY AVERAGE OF 105.9%, AND FOR THE PAST 10 YEARS WAS 100.9%. SINCE MANAGEMENT ASSUMED OPERATING RESPONSIBILITY IN 1977, THE COMBINED RATIO HAS AVERAGED 100.7%.

                                    CalFarm
6                                  The Zenith

STOCKHOLDERS' EQUITY PER SHARE REACHED $20.31 AT THE END OF 1997,
AN ALL TIME HIGH, COMPARED TO $19.17 AT DECEMBER 31, 1996.

                     ZENITH COMBINED RATIOS VERSUS INDUSTRY

YEAR        ZENITH    INDUSTRY*
--------------------------------

1993       97.4%      106.9%

1994       97.8       108.5

1995       103.1      106.5

1996       99.8       105.8

1997       103.4      101.8**

AVERAGE    100.4      105.9**
--------------------------------
*Source A.M. Best
Company    **Estimate

  THE ABOVE TABLE CLEARLY SHOWS THAT WE HAVE OUTPERFORMED THE INDUSTRY COMBINED RATIO OVER THE PAST FIVE YEARS, BUT 1997 WAS THE FIRST YEAR WHERE OUR COMBINED RATIO WAS HIGHER THAN INDUSTRY AVERAGES. AS PREVIOUSLY DISCUSSED, THE WORKERS' COMPENSATION RESULTS, PRIMARILY IN CALIFORNIA, ARE THE CAUSE OF THE BELOW-AVERAGE 1997 RESULTS.

  INVESTMENT INCOME AFTER TAXES INCREASED 1.7% FROM $34,069,000, OR $1.92 PER SHARE, IN 1996 TO $34,655,000, OR $1.94 PER SHARE, IN 1997.

  INCOME FROM OPERATIONS AFTER TAXES AND BEFORE NET REALIZED GAINS ON INVESTMENTS IN 1997 WAS $19,669,000, OR $1.10 PER SHARE, COMPARED TO $30,575,000, OR $1.72 PER SHARE, IN 1996. THE DECREASE WAS A RESULT OF A LARGER UNDERWRITING LOSS IN THE WORKERS' COMPENSATION BUSINESS.

  NET INCOME IN 1997 WAS $28,100,000, OR $1.57 PER SHARE, COMPARED TO $37,600,000, OR $2.12 PER SHARE, IN 1996. NET INCOME IN 1997 INCLUDED CAPITAL GAINS AFTER TAXES OF $8,431,000, OR $.47 PER SHARE, COMPARED TO CAPITAL GAINS OF $7,025,000, OR $.40 PER SHARE, FOR THE PRIOR YEAR.

  STOCKHOLDERS' EQUITY AT DECEMBER 31, 1997 WAS $361,866,000, COMPARED TO $337,503,000 AT DECEMBER 31, 1996. STOCKHOLDERS' EQUITY PER SHARE WAS $20.31 AT DECEMBER 31, 1997, AN ALL TIME

                                    CalFarm
                                   The Zenith                                  7

DURING THE PAST 10 YEARS, WE HAVE REPURCHASED 28% OF OUR
OUTSTANDING STOCK AT AN AVERAGE PRICE OF $17.85 PER SHARE.

HIGH, COMPARED TO $19.17 AT DECEMBER 31, 1996. STATUTORY CAPITAL OF OUR INSURANCE COMPANIES INCREASED FROM $265,341,000 AT DECEMBER 31, 1996, TO $279,993,000 AT YEAR-END 1997.

  CASH PROVIDED BY OPERATING ACTIVITIES WAS $26,974,000 IN 1997, COMPARED TO $9,749,000, IN 1996.

  ZENITH REPURCHASED ABOUT 19,000 SHARES OF ZENITH COMMON STOCK DURING 1997, AND 930,000 SHARES IN JANUARY 1998, LEAVING AUTHORITY TO PURCHASE AN ADDITIONAL 1,155,000 SHARES AS OF FEBRUARY 1998. DURING THE PAST 10 YEARS, WE HAVE REPURCHASED 6,862,000 SHARES, OR APPROXIMATELY 28% OF THE TOTAL SHARES ISSUED AT AN AGGREGATE COST OF $122,513,000, OR AN AVERAGE OF $17.85 PER SHARE.

  AT DECEMBER 31, 1997, ZENITH HAD LONG-TERM DEBT OF $74,474,000, WITH A TOTAL DEBT-TO-EQUITY POSITION OF 20% DEBT AND 80% EQUITY. ZENITH HAD $100 MILLION OF BANK LINES OF CREDIT AVAILABLE AT DECEMBER 31, 1997.

  ZENITH INSURANCE, CALFARM INSURANCE, ZNAT INSURANCE AND ZENITH STAR INSURANCE (THE TEXAS-BASED COMPANY) COLLECTIVELY, ARE RATED A+ (SUPERIOR) BY A.M. BEST COMPANY. STANDARD & POOR'S HAS RATED THE CLAIMS-PAYING ABILITY OF THE PROPERTY-CASUALTY OPERATIONS AA- (EXCELLENT). ZENITH IS CURRENTLY UNDER REVIEW BY A.M. BEST COMPANY AND STANDARD & POOR'S.

  RISK-BASED CAPITAL OF THE PROPERTY-CASUALTY GROUP WAS 332% IN 1997, COMPARED TO 364%, IN 1996.

  PROPERTY-CASUALTY INCURRED LOSS AND LOSS ADJUSTMENT EXPENSES FOR THE PRIOR YEARS SHOW NO FURTHER DEVELOPMENT IN 1997. THE UNFAVORABLE DEVELOPMENT IN OUR WORKERS' COMPENSATION BUSINESS WAS OFFSET BY FAVORABLE RESERVE DEVELOPMENT IN OUR REINSURANCE AND OTHER PROPERTY-CASUALTY BUSINESSES. THE TABLE ON PAGE 53 IN
NOTE 13 TO THE CONSOLIDATED FINANCIAL STATEMENTS SETS FORTH DATA CONCERNING OUR PROPERTY-CASUALTY LOSS AND LOSS ADJUSTMENT EXPENSES FOR THREE YEARS ENDED DECEMBER 31, 1997, AND ONE-YEAR LOSS RESERVE DEVELOPMENT BY LINES OF BUSINESS IS SET FORTH ON PAGE 26. LOSS RESERVES ARE NOT DISCOUNTED FOR FINANCIAL STATEMENT PURPOSES.

                                    CalFarm
8                                  The Zenith

STOCK PRICES                     [CHART]

  THE INFORMATION IN THE FOLLOWING TABLE PROVIDES ESTIMATES OF ZENITH'S NET INCURRED LOSS AND LOSS ADJUSTMENT EXPENSES BY ACCIDENT YEAR, EVALUATED IN THE YEAR THEY WERE INCURRED AND AS THEY WERE SUBSEQUENTLY RE-EVALUATED IN SUCCEEDING
YEARS:

ACCIDENT YEAR RESERVE DEVELOPMENT

                      NET INCURRED LOSS AND LOSS ADJUSTMENT EXPENSES REPORTED AT END OF YEAR
YEARS IN WHICH        ----------------------------------------------------------------------
LOSSES WERE INCURRED     1992        1993        1994        1995        1996        1997
--------------------------------------------------------------------------------------------
(Dollars in thousands)
PRIOR TO 1992         $2,277,331  $2,295,135  $2,295,566  $2,298,478  $2,300,972  $2,298,585
1992                     305,525     296,873     298,906     294,691     297,627     295,865
CUMULATIVE             2,582,856   2,592,008   2,594,472   2,593,169   2,598,599   2,594,450
1993                                 297,652     285,544     275,591     269,003     267,576
CUMULATIVE                         2,889,660   2,880,016   2,868,760   2,867,602   2,862,026
1994                                             303,749     312,953     304,246     301,550
CUMULATIVE                                     3,183,765   3,181,713   3,171,848   3,163,576
1995                                                         327,503     333,667     347,501
CUMULATIVE                                                 3,509,216   3,505,515   3,511,077
1996                                                                     318,843     365,908
CUMULATIVE                                                                         3,876,985
1997                                                                                 348,849
RATIOS:
1992                      71.71%      69.67%      70.15%      69.16%      69.85%      69.44%
1993                                  66.20%      63.51%      61.29%      59.83%      59.51%
1994                                              68.87%      70.95%      68.98%      68.37%
1995                                                          74.67%      76.08%      79.23%
1996                                                                      70.48%      72.42%
1997                                                                                  71.67%
--------------------------------------------------------------------------------------------

This analysis displays the accident year net incurred loss and loss adjustment expenses development for accident years 1992-1997 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. Net incurred loss and loss adjustment expenses and loss ratios prior to 1995 have been restated to include health insurance.

On December 31, 1996, Zenith acquired through merger the outstanding reserves for net loss and loss adjustment expenses of Associated General Commerce Self-Insurers' Trust Fund of $65,429,000. The development of these reserves is included in future operating results of Zenith and is reflected as development of the 1996 year.

                                    CalFarm
                                   The Zenith                                  9

INVESTMENT INCOME AFTER TAXES PER SHARE
                                    [CHART]

                                  INVESTMENTS

  INVESTMENT ACTIVITIES ARE A MAJOR PART OF OUR REVENUES AND EARNINGS; WE BELIEVE OUR PORTFOLIOS ARE DIVERSIFIED TO ACHIEVE A REASONABLE BALANCE OF RISK AND A STABLE SOURCE OF EARNINGS. ZENITH PRIMARILY INVESTS IN DEBT SECURITIES AS COMPARED TO EQUITIES AND OUR LARGEST HOLDINGS ARE IN U.S. GOVERNMENT SECURITIES.

/ /  CONSOLIDATED INVESTMENT INCOME, BEFORE TAXES, WAS $52,332,000 IN 1997,
    COMPARED TO $51,154,000, IN 1996.

/ /  CONSOLIDATED INVESTMENT INCOME AFTER TAXES AND AFTER INTEREST EXPENSE WAS
    $32,068,000, OR $1.79 PER SHARE IN 1997, COMPARED TO $30,899,000, OR $1.74
  PER SHARE, IN 1996. AVERAGE YIELDS ON THIS PORTFOLIO IN 1997 WERE 6.0% BEFORE
    TAXES AND 4.0% AFTER TAXES; ABOUT THE SAME AS 1996.

/ /  DURING 1997, WE RECORDED NET REALIZED CAPITAL GAINS BEFORE TAXES FROM OUR
    INVESTMENT PORTFOLIO OF $14,008,000, COMPARED TO $10,807,000, THE PRIOR
    YEAR.

  A SUBSTANTIAL PORTION OF OUR INVESTMENT PORTFOLIO IS RECORDED IN THE FINANCIAL STATEMENTS AT MARKET VALUE WITH OUR CONSOLIDATED INVESTMENT PORTFOLIO CARRYING VALUE TOTALING $879,973,000 AT DECEMBER 31, 1997, COMPARED TO $852,799,000, AT THE END OF 1996. AVERAGE LIFE OF THE PORTFOLIO WAS 4.2 YEARS AT DECEMBER 31, 1997, COMPARED TO 5.1 YEARS AT DECEMBER 31, 1996. OUR PORTFOLIO QUALITY IS HIGH, WITH 96% RATED INVESTMENT GRADE.

  THE MAJOR DEVELOPMENTS IN THE U.S. BOND MARKETS WERE CONTINUED LOW INFLATION AND LOWER INTEREST RATES WITH LONG-TERM GOVERNMENT BONDS TRADING BELOW 6.0%. AS A RESULT, OUR PORTFOLIO OF FIXED MATURITIES INCREASED IN VALUE, RELATIVE TO AMORTIZED COST, BY $9,026,000 BEFORE TAXES FROM 1996 TO 1997.

  SHORT-TERM INVESTMENTS INCREASED IN 1997 IN ORDER TO PROVIDE THE NECESSARY LIQUIDITY TO FUND THE PURCHASE OF RISCORP.

                                    CalFarm
10                                 The Zenith

OUR INVESTMENT PORTFOLIO IS LIQUID AND OF HIGH QUALITY; OUR BOND
PORTFOLIO HAS AN AVERAGE LIFE OF ABOUT FOUR YEARS.

  THE AMORTIZED COST AND FAIR VALUES OF ZENITH'S SECURITIES PORTFOLIO ARE SUMMARIZED IN THE FOLLOWING TABLE:

                                AT DECEMBER 31, 1997    AT DECEMBER 31, 1996
                                ---------------------  ----------------------
                                AMORTIZED      FAIR     AMORTIZED      FAIR
SECURITIES PORTFOLIO              COST*       VALUE       COST*       VALUE
-----------------------------------------------------------------------------
(Dollars in thousands)
SHORT-TERM INVESTMENTS           $209,827    $209,827   $106,712     $106,712
U.S. GOVERNMENT BONDS             243,346     244,921    299,447      297,278
TAXABLE BONDS:
      INVESTMENT GRADE            305,251     311,553    322,182      320,577
      NON-INVESTMENT GRADE         17,083      17,554     21,013       21,168
REDEEMABLE PREFERRED STOCKS        16,040      16,717     19,467       19,720
OTHER PREFERRED STOCKS*            21,286      22,272     15,364       14,855
COMMON STOCKS*                     17,790      23,439     18,030       22,771
-----------------------------------------------------------------------------

*Equity securities at cost

  IN 1993, WE STARTED A HOME-BUILDING SUBSIDIARY (PERMA-BILT) IN ORDER TO PARTICIPATE IN THE GROWTH OF THE LAS VEGAS, NEVADA HOUSING MARKET. DURING 1997, WE CLOSED AND DELIVERED 305 HOMES AT AN AVERAGE SELLING PRICE OF $149,000, COMPARED TO 287 HOMES AT AN AVERAGE SELLING PRICE OF $145,000, THE PRIOR YEAR. AS A RESULT, SALES OF $45,419,000 AND $1,678,000 OF PRE-TAX INCOME WERE RECORDED DURING 1997, COMPARED TO SALES OF $41,554,000 AND $1,909,000 OF PRE-TAX INCOME, THE PREVIOUS YEAR. LAND PRESENTLY OWNED, AT A COST OF ABOUT $33,466,000, WILL SUPPORT THE

                                    CalFarm
                                   The Zenith                                 11

SINCE MANAGEMENT ASSUMED OPERATING RESPONSIBILITY IN 1977, THE
COMBINED RATIO HAS AVERAGED 100.7%.

CONSTRUCTION OF AN ESTIMATED 1,150 HOMES OVER THE NEXT SEVERAL YEARS AND POSSIBLY SOME COMMERCIAL AND/OR APARTMENT DEVELOPMENT. INCREASED INTEREST RATES AND OTHER FACTORS MAY IMPACT THE RATE OF HOME SALES, BUT WE ARE CONFIDENT THE LAND WE HAVE ACQUIRED IS STRATEGICALLY LOCATED AND WILL HAVE LONG-TERM VALUE. FOR EXAMPLE, WE OWN ABOUT 175 ACRES ON LAS VEGAS BOULEVARD SOUTH OF THE AIRPORT, ONE OF THE LARGEST UNDEVELOPED HOLDINGS ON THE STRIP.

                             WORKERS' COMPENSATION

  WORKERS' COMPENSATION BUSINESS REPRESENTS APPROXIMATELY 50% OF OUR PROPERTY-CASUALTY VOLUME. DURING 1997, 54% OF THE BUSINESS WAS IN CALIFORNIA, WITH THE BALANCE IN 29 STATES, THE GREATEST CONCENTRATIONS OF WHICH ARE IN FLORIDA AND TEXAS.

  WORKERS' COMPENSATION OPERATIONS RECORDED AN UNDERWRITING LOSS, BEFORE DIVIDENDS TO POLICYHOLDERS, OF $36,802,000 IN 1997, COMPARED TO A LOSS OF $16,936,000, FOR THE PRIOR YEAR. AFTER POLICYHOLDER DIVIDENDS, RESULTS WERE AN UNDERWRITING LOSS OF $37,157,000 IN 1997, COMPARED TO AN UNDERWRITING LOSS OF $19,462,000, IN THE PRIOR YEAR. OUR WORKERS' COMPENSATION COMBINED RATIO WAS 115.3% IN 1997, COMPARED TO 109.2%, THE PRIOR YEAR.

  DURING 1997, EARNED PREMIUMS INCREASED ABOUT $31,148,000, OR 15%, PRIMARILY DUE TO THE FLORIDA EXPANSION. AT YEAR-END 1997, THERE WERE 26,730 POLICIES IN FORCE COUNTRYWIDE. DURING THE LAST SEVERAL YEARS OUR RESULTS HAVE BEEN SIGNIFICANTLY BELOW OUR 20-YEAR COMBINED RATIO OF ABOUT 100%. SPECIFICALLY, OUR COMBINED RATIO FOR THE LAST THREE YEARS HAS AVERAGED 110.8%.

  THE FOLLOWING TABLE COMPARES THE COMPONENTS OF OUR AVERAGE COMBINED RATIOS FOR THE THREE YEARS ENDED 1997 AND FOR THE 10 YEARS ENDED 1997:

                                    CalFarm
12                                 The Zenith

DURING THE FIVE YEARS ENDED 1996 (THE LATEST PUBLISHED FIGURES)
ZENITH INSURANCE ACHIEVED THE LOWEST AVERAGE LOSS RATIO OF THE
TOP 50 WRITERS OF WORKERS' COMPENSATION IN THE U.S.

                                           THREE-YEAR AVERAGE   10-YEAR AVERAGE
COMBINED RATIO ANALYSIS                     TO DECEMBER 1997    TO DECEMBER 1997
ACCIDENT YEAR LOSS RATIO                          53.4%               50.7%
LOSS RESERVE DEVELOPMENT                           4.7                (0.1)
UNDERWRITING AND LOSS ADJUSTMENT EXPENSES         51.4                45.3
POLICYHOLDER DIVIDENDS                             1.3                 6.0
COMBINED RATIO                                   110.8%              101.9%
--------------------------------------------------------------------------------

  THE TABLE CLEARLY SHOWS THE UNDERWRITING AND LOSS ADJUSTMENT EXPENSE PERCENTAGES MADE UP MOST OF THE DIFFERENCE IN THE COMBINED RATIO. SPECIFICALLY, THE COMBINED RATIO IS 8.9 POINTS HIGHER WITH EXPENSES CONTRIBUTING 6.1 POINTS OF THIS AMOUNT. ALSO, THE ACCIDENT YEAR LOSS RATIO IS 2.7 POINTS HIGHER WHILE THE ESTIMATE OF RESERVE ACCURACY HAS DETERIORATED 4.8 POINTS. FROM AN ANALYTICAL PERSPECTIVE, THE COMBINATION OF ACCIDENT YEAR LOSS RATIO AND POLICYHOLDER DIVIDENDS IS FAVORABLE BY 2.0 POINTS, A GOOD INDICATION THAT WE CONTINUE TO MANAGE RISK REALISTICALLY.

  THERE ARE MANY CHANGING FACTORS CURRENTLY AFFECTING OUR WORKERS' COMPENSATION PERFORMANCE AS SUMMARIZED NUMERICALLY IN THE TABLE. AS WE REPORTED, THE CALIFORNIA SYSTEM CHANGED FROM ADMINISTERED PRICING TO FREE COMPETITION ON JANUARY 1, 1995. THREE YEARS PRIOR, IN ANTICIPATION OF OPEN RATING IN CALIFORNIA, AND TO TAKE ADVANTAGE OF PERCEIVED MARKET OPPORTUNITIES, WE BEGAN GEOGRAPHIC EXPANSION OUTSIDE OF CALIFORNIA. OF INTEREST, OUR NON-CALIFORNIA MARKETS HAVE DELIVERED BETTER RESULTS THAN CALIFORNIA IN SPITE OF DETERIORATING COMBINED RATIOS THROUGHOUT THE COUNTRY. CLEARLY, AS SHOWN IN THE ABOVE TABLE, THE DECLINE IN OUR OVERALL RESULTS IS NOT ASSOCIATED WITH POOR LOSS RATIOS, BUT IS PRIMARILY A REFLECTION OF OUR COST OF DOING BUSINESS IN RELATION TO OUR VOLUME.

                                    CalFarm
                                   The Zenith                                 13

SINCE THE BEGINNING OF OPEN RATING, OUR WORKERS' COMPENSATION
LOSS RATIO IN CALIFORNIA HAS AVERAGED 61% COMPARED TO THE
INDUSTRY AVERAGE OF APPROXIMATELY 82%.

  WITH RESPECT TO THE CALIFORNIA WORKERS' COMPENSATION MARKET, OUR PERFORMANCE IN 1997 REFLECTED A NUMBER OF FACTORS:

1. INTENSE RATE COMPETITION AND A DECLINE IN INDUSTRY PREMIUM VOLUME OF ABOUT 45% SINCE 1995.

2. CONTINUATION OF 17,500 POLICIES IN FORCE COMPARED TO 20,000 AT YEAR-END 1996, WITH LOSS RATIOS DURING THIS PERIOD ABOUT 21 PERCENTAGE POINTS BETTER THAN
    INDUSTRY AVERAGES.

3. ADDITIONAL EXPENSES OR INVESTMENTS TO UPGRADE OUR COMPUTER SYSTEMS AND ADDRESS THE YEAR 2000 CHALLENGE.

4. AGENTS OBTAINING MORE COMPETITIVE BIDS THAN IN THE PAST, RESULTING IN HIGHER COSTS TO WRITE A LOWER DOLLAR VOLUME OF BUSINESS.

5. COMPETITION'S WILLINGNESS TO BUY MARKET SHARE AT INADEQUATE RATES, WITH NEGATIVE FINANCIAL RESULTS.

6. INCREASE IN EXPENSES TO ADJUST CLAIMS DUE TO CHANGES IN THE WORKERS' COMPENSATION SYSTEM.

7. INCREASE IN AVERAGE COSTS PER CLAIM, NOTWITHSTANDING A TREND OF DECLINING CLAIM FREQUENCY FOR OUR COMPANY AND THE INDUSTRY AS A WHOLE.

8. RESERVES FOR ACCIDENT YEARS 1995 AND 1996 WERE STRENGTHENED BY APPROXIMATELY $12 MILLION; THE 1997 ACCIDENT YEAR LOSS RATIO WAS INCREASED.

9. CONTINUED QUALITY SERVICES IN ORDER TO ACHIEVE LOW LOSS RATIOS WITH THE CHALLENGE TO DO SO AT LOWER COSTS.

  WHAT IS THE CURRENT SITUATION? DURING THE PAST SEVERAL MONTHS, WE HAVE REDUCED OUR CALIFORNIA WORKFORCE BY ABOUT 10%, WHICH SHOULD BRING COSTS BETTER IN LINE WITH REVENUES WHILE CONTINUING OUR STRONG SERVICE CAPABILITY. THERE ARE CONFUSING SIGNS IN THE MARKETPLACE. CERTAIN COMPETITORS ARE WITHDRAWING OR ADJUSTING THEIR UNDERWRITING AND PRICING POLICIES AND OTHERS CONTINUE TO SELL AT PRICES SUBSTANTIALLY BELOW APPARENT LOSS COSTS. EMPLOYERS WITH POOR LOSS RESULTS ARE EXPERIENCING INCREASED PRICES. IN VIEW OF OUR RESULTS AND THE TREND OF RISING AVERAGE COSTS PER CLAIM, WE MUST MAINTAIN PRICE AND RATE ADEQUACY AND MORE AGGRESSIVELY MERCHANDISE

                                    CalFarm
14                                 The Zenith

THROUGH OUR GEOGRAPHIC EXPANSION, WE ARE APPROACHING THE TIME
WHEN OUR NON-CALIFORNIA PREMIUMS WILL APPROXIMATE OR EXCEED OUR
CALIFORNIA WORKERS' COMPENSATION BUSINESS.

OUR SPECIALIST CAPABILITIES. AT THE SAME TIME, WE WILL CONTINUE ENHANCING OUR MANAGED CARE, CLAIMS HANDLING, LITIGATION AND RETURN-TO-WORK STRATEGIES TO ASSIST US IN SUPPORTING OUR LONG-STANDING RECORD OF LOW PURE LOSS RATIOS. LASTLY, WE WILL CONTINUE REDUCING OUR OPERATING EXPENSES WHILE PROVIDING THE NECESSARY SERVICES TO OUR CUSTOMERS.

  WE ARE INVESTING IN OUR COMPUTER SYSTEMS SO ALL OPERATIONS ULTIMATELY ARE SERVED BY ONE PLATFORM ON A NATIONAL BASIS. IN THE LONG RUN, THIS WILL PROVIDE THE MOST EFFICIENT AND COST EFFECTIVE OPERATION. UNDER CURRENT ACCOUNTING RULES MOST OF THE INTERNAL COSTS HAVE BEEN EXPENSED AGAINST CURRENT EARNINGS. BASED ON A RECENTLY APPROVED ACCOUNTING STANDARD, IT IS EXPECTED THAT SOME OF THE EXPENDITURES WILL BE CAPITALIZED IN THE FUTURE.

  DURING THE FIVE YEARS ENDED 1996 (THE LATEST PUBLISHED FIGURES), ZENITH ACHIEVED THE LOWEST AVERAGE LOSS RATIO OF THE TOP 50 WRITERS OF WORKERS' COMPENSATION IN THE UNITED STATES. COMPARED TO THE CALIFORNIA MARKET AVERAGE, OUR FIVE-YEAR AVERAGE LOSS RATIO FOR CALIFORNIA WAS BETTER BY 19 POINTS. OUR ENTIRE ORGANIZATION IS PROUD OF THESE ACCOMPLISHMENTS AND IS FOCUSED ON THE NECESSARY ADJUSTMENTS TO CONTINUE THIS FAVORABLE RECORD UNDER CHANGING CONDITIONS.

  THERE ARE PENDING LEGISLATIVE CHANGES THAT MAY INCREASE STATUTORY BENEFITS IN CALIFORNIA AND MAKE OTHER CHANGES TO THE SYSTEM. HOWEVER, WE ARE SKEPTICAL THAT REFORMS NEEDED TO REDUCE THE TREND OF INCREASING CLAIM COSTS WILL BE GIVEN SERIOUS CONSIDERATION. THE TIMING OF ANY CHANGES IS DIFFICULT TO PREDICT DUE TO THE IMPACT OF TERM LIMITS AND POLITICAL ACTIVITY SURROUNDING THE SELECTION OF A NEW GOVERNOR. MANAGED CARE IS UNDER INTENSE POLITICAL SCRUTINY THROUGHOUT THE UNITED STATES, AND IF CHANGES ARE MADE THEY WILL UNDOUBTEDLY IMPACT THE WORKERS' COMPENSATION SYSTEMS. WE BELIEVE THE WORKERS' COMPENSATION INSURANCE INDUSTRY NEEDS TO DEVELOP A FACT-BASED STRATEGY TO DEAL WITH THIS POTENTIAL ISSUE AND, THEREFORE, WE ARE SUPPORTING RESEARCH BEING CONDUCTED BY THE WORKERS' COMPENSATION RESEARCH INSTITUTE OF CAMBRIDGE, MASSACHUSETTS RELATING TO THIS AREA. WE ARE ALSO TRYING TO STIMULATE THE INDUSTRY TO FOCUS ON THIS EMERGING ISSUE.

                                    CalFarm
                                   The Zenith                                 15

OUR CHALLENGE: ENHANCE OUR MANAGED CARE, CLAIMS HANDLING,
LITIGATION AND RETURN-TO-WORK STRATEGIES AT LOWER COSTS.

  CONSIDERING THE EXTREMELY COMPETITIVE MARKET CONDITIONS, OUR FOCUS HAS AND CONTINUES TO BE ON THE TWO SEGMENTS OF THE BUSINESS IN WHICH WE HAVE MANAGED RISK SUCCESSFULLY FOR MANY YEARS: SMALLER EMPLOYERS AND INSUREDS WHERE QUALITY SERVICES IMPACT RESULTS. WE CAN CLEARLY DEMONSTRATE THAT OUR SERVICE CAPABILITIES REDUCE EMPLOYER EXPERIENCE MODIFICATIONS SIGNIFICANTLY AND, THEREFORE, SAVE EMPLOYERS MONEY OVER MANY YEARS. AS WE OBTAIN MORE OPPORTUNITIES TO SERVICE EMPLOYERS AT MORE ADEQUATE PRICES AND CONTINUE TO CONTROL COSTS, WE ARE CONFIDENT THAT OUR OPERATING RESULTS WILL IMPROVE.

                                  SINGLEPOINT

  WE HAVE CONTINUED TO MARKET AN INTEGRATED DISABILITY PROGRAM IN PARTNERSHIP WITH UNUM IN CERTAIN PARTS OF CALIFORNIA AND ARKANSAS. ALTHOUGH THE RESULTS ARE NOT SIGNIFICANT TO DATE, SINGLEPOINT IS EXPERIMENTING AND IMPROVING ITS CAPABILITY IN A MARKET SEGMENT THAT MAY HAVE VALUE FOR CERTAIN EMPLOYERS.

                          PENDING RISCORP ACQUISITION

  ON JUNE 17, 1997, ZENITH ENTERED INTO AN AGREEMENT WITH RISCORP, INC. TO PURCHASE ALL OF THE ASSETS OF RISCORP RELATED TO ITS WORKERS' COMPENSATION BUSINESS, INCLUDING RISCORP'S EXISTING IN-FORCE INSURANCE BUSINESS AS WELL AS THE RIGHT TO ALL NEW AND RENEWAL POLICIES. ZENITH WILL ALSO PURCHASE RISCORP'S "FIRST CALL" MANAGED CARE WORKERS' COMPENSATION SYSTEM. AFTER THE TRANSACTION CLOSES, RISCORP WILL NO LONGER ENGAGE IN ITS EXISTING BUSINESSES.

  ZENITH WILL ASSUME CERTAIN LIABILITIES RELATED TO RISCORP'S INSURANCE BUSINESSES IN CONNECTION WITH THE TRANSACTION. IN ADDITION, ZENITH WILL EITHER ASSUME OR REPAY $15 MILLION IN INDEBTEDNESS OF RISCORP. THE PURCHASE PRICE TO BE PAID BY ZENITH TO RISCORP WILL BE THE DIFFERENCE BETWEEN THE BOOK VALUE OF THE ASSETS PURCHASED AND THE BOOK VALUE OF THE LIABILITIES ASSUMED BY ZENITH ON THE CLOSING DATE, SUBJECT TO A MINIMUM PURCHASE PRICE OF $35 MILLION. AS OF THIS DATE, IT IS NOT POSSIBLE TO ESTIMATE THE PURCHASE PRICE.

                                    CalFarm
16                                 The Zenith

ZENITH CAN CLEARLY DEMONSTRATE THAT OUR SERVICE CAPABILITIES
REDUCE EMPLOYER EXPERIENCE MODIFICATIONS SIGNIFICANTLY AND,
THEREFORE, SAVE EMPLOYERS MONEY OVER MANY YEARS.

  ZENITH AND RISCORP ALSO ENTERED INTO AN AGREEMENT UNDER WHICH ALL RISCORP'S FLORIDA IN-FORCE, AND NEW AND RENEWAL POLICIES ISSUED AFTER JUNE 17, 1997 ARE REINSURED BY ZENITH IN THE EVENT OF RISCORP'S INSOLVENCY PRIOR TO THE CLOSING. IF THE ACQUISITION IS CONSUMMATED, THE EXPOSURE UNDER THE REINSURANCE AGREEMENT WILL BE REPLACED BY THE LIABILITIES ASSUMED.

  ZENITH WILL NOT BE PURCHASING THE STOCK OF RISCORP OR ITS AFFILIATES OR ASSUMING THE LIABILITIES THAT ARE UNRELATED TO THE INSURANCE BUSINESS, INCLUDING LIABILITIES RELATED TO ANY PRESENT OR FUTURE LITIGATION AGAINST THOSE COMPANIES.

  THE CLOSING OF THE PURCHASE IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE REVIEW AND APPROVAL BY APPROPRIATE REGULATORY AGENCIES AND RISCORP'S SHAREHOLDERS, AND COMPLIANCE WITH CONTRACT PROVISIONS. RISCORP HAS OBTAINED THE NECESSARY APPROVALS FROM THE SECURITIES AND EXCHANGE COMMISSION TO SOLICIT ITS SHAREHOLDERS AND THE PROXY SOLICITATION PROCESS IS EXPECTED TO COMMENCE THE FIRST WEEK OF MARCH 1998. WE ANTICIPATE THAT THE TRANSACTION WILL BE CONSUMMATED AS SOON AS PRACTICABLE AFTER ALL APPROVALS ARE OBTAINED.

  WE BELIEVE THE CONSUMMATION OF THIS STRATEGIC ACQUISITION WILL ADD ADDITIONAL WORKERS' COMPENSATION BUSINESS, EXPANDED GEOGRAPHIC DIVERSIFICATION, STATE-OF-THE ART MANAGED CARE AND AGENT INTERNET COMMUNICATION CAPABILITIES TO OUR OPERATION. RISCORP HAD ABOUT 22,000 POLICIES IN FORCE AT DECEMBER 31, 1997.

  UNFORTUNATELY, PROGRESS IN CLOSING THIS TRANSACTION HAS BEEN SLOWER THAN ANTICIPATED WITH NEGATIVE SHORT-TERM IMPACTS ON THE BUSINESS, EMPLOYEES AND AGENCY FORCE OF RISCORP. AS A RESULT, WE RECOGNIZE THE TIME, EFFORT AND COST REQUIRED TO INTEGRATE RISCORP AND ZENITH WILL BE GREATER THAN ANTICIPATED, BUT WE BELIEVE A STRONGER COMPANY OVERALL WILL EMERGE.

                                    CalFarm
                                   The Zenith                                 17

THE PENDING STRATEGIC ACQUISITION OF RISCORP WILL RESULT IN ADDED
WORKERS' COMPENSATION BUSINESS, EXPANDED GEOGRAPHIC DIVERSIFICATION, AND STATE-OF-THE-ART MANAGED CARE CAPABILITIES.

  SELECTED CONSOLIDATED FINANCIAL DATA FOR RISCORP, INC. ARE SHOWN IN THE FOLLOWING TABLE:

------------------------------------------------------------------------------------
                                        NINE MONTHS ENDED           YEAR ENDED
SELECTED FINANCIAL DATA*                  SEPTEMBER 30,            DECEMBER 31,
------------------------------------------------------------------------------------
(Dollars in thousands)                   1997        1996       1996        1995
                                      -----------  ---------  ---------  -----------
OPERATING RESULTS
  PREMIUMS EARNED                      $ 133,882   $ 131,855  $ 173,557   $ 135,887
  FEE AND OTHER INCOME                    17,969      23,079     31,838      23,413
  NET INVESTMENT INCOME                   12,557       7,592     12,194       6,708
  TOTAL REVENUES                         164,408     162,526    217,589     166,008
  NET INCOME                               3,810       9,301      2,398      13,683
BALANCE SHEET
  INVESTED ASSETS                        209,134     241,143    255,656      69,365
  TOTAL ASSETS                           769,276     741,135    828,442     443,242
  TOTAL LIABILITIES                      607,328     579,801    671,134     427,085
  STOCKHOLDERS' EQUITY                   161,948     161,334    157,308      16,157
------------------------------------------------------------------------------------

*The above selected consolidated financial data with respect to RISCORP and its subsidiaries have been excerpted from the information contained in RISCORP'S Annual Report on Form 10-K for the year ended December 31, 1996 and RISCORP'S Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Securities and Exchange Commission. We do not take any responsibility for the accuracy or completeness of this information.

  THE PURCHASE PRICE WILL BE DETERMINED AS OF THE CLOSING DATE BASED UPON AN AUDITED STATEMENT OF TRANSFERRED ASSETS AND LIABILITIES, WITH THE PURCHASE AGREEMENT PROVIDING FOR A DISPUTE RESOLUTION PROCESS IN THE EVENT ZENITH HAS ANY DISAGREEMENTS WITH SUCH STATEMENT. AS OF THIS DATE, WE ARE UNABLE TO ESTIMATE THE PURCHASE PRICE OR THE IMPACT THE CONSUMMATION OF THE TRANSACTION WILL HAVE ON OUR OPERATING RESULTS.

                                    CalFarm
18                                 The Zenith

FOR THE 12 YEARS SINCE CALFARM WAS ACQUIRED BY ZENITH, THE COMBINED RATIO HAS AVERAGED 100.6%, EXCLUDING THE EFFECT OF PROPOSITION 103 ROLLBACK REFUNDS IN 1992.

                               MANAGEMENT CHANGES

  AS PREVIOUSLY ANNOUNCED, WE ADDED SIGNIFICANT MANAGEMENT CAPABILITY TO OUR WORKERS' COMPENSATION OPERATIONS DURING THIS PAST YEAR. JACK MILLER, FORMERLY PRESIDENT OF INDUSTRIAL INDEMNITY, JOINED US AS PRESIDENT DESIGNATE OF THE INSURANCE BUSINESS TO BE ACQUIRED FROM RISCORP AND CHIEF OPERATING OFFICER OF OUR WORKERS' COMPENSATION DIVISION. BOB MEYER, FORMERLY CHIEF ACTUARY OF THE CALIFORNIA WORKERS' COMPENSATION RATING BUREAU AND INDUSTRIAL INDEMNITY, JOINED US AS CHIEF WORKERS' COMPENSATION ACTUARY, AND, COREY INGBER, SENIOR PARTNER OF HIS OWN LAW FIRM, JOINED US TO SUPERVISE ALL WORKERS' COMPENSATION CLAIM LITIGATION. THESE INDIVIDUALS, TOGETHER WITH OUR EXISTING MANAGEMENT, PROVIDE THE NECESSARY CAPABILITIES TO OPERATE AND GROW A NATIONAL SPECIALTY INSURANCE BUSINESS.

  AS 1998 BEGAN, THE OFFICE OF THE CHAIRMAN WAS FORMED CONSISTING OF MYSELF, JIM ROSS AND JACK MILLER TO BETTER SUPERVISE OUR EXPANDING WORKERS' COMPENSATION BUSINESS. THIS COMBINATION OF EXPERIENCE WILL PROVIDE THE NECESSARY LEADERSHIP TO THE ORGANIZATION.

                           CALFARM INSURANCE COMPANY

  CALFARM INSURANCE COMPANY ("CALFARM") IS A SACRAMENTO, CALIFORNIA-BASED PROPERTY-CASUALTY COMPANY THAT OFFERS COMPREHENSIVE COVERAGES WRITTEN FOR INDIVIDUAL AND COMMERCIAL CUSTOMERS, PRIMARILY IN THE RURAL AND SUBURBAN AREAS OF CALIFORNIA. AUTOMOBILE, FARMOWNERS, COMMERCIAL PACKAGE POLICIES AND HOMEOWNERS ARE THE MAJOR LINES OF BUSINESS WITH ABOUT 108,000 POLICIES IN FORCE. CALFARM ALSO OFFERS HEALTH INSURANCE PRODUCTS, PREVIOUSLY WRITTEN BY CALFARM LIFE INSURANCE COMPANY, WITH ABOUT 20,000 POLICIES IN FORCE.

  THROUGHOUT THE YEAR, CALFARM CONTINUED ITS EFFORTS TO STRENGTHEN ITS WORKING RELATIONSHIPS WITH THOSE AGENTS WHO PLAY AN IMPORTANT ROLE IN THE SUCCESSFUL SALE OF ITS PRODUCTS, MAKING AGENT "PARTNERSHIPS" AND SUPERIOR SERVICE ITS HIGHEST PRIORITIES. CALFARM'S CUSTOMERS RELY ON OUR AGENTS TO DEVELOP SPECIALIZED PROTECTION PROGRAMS AND TAILOR COVERAGE TO INDIVIDUAL NEEDS. CALFARM'S GOAL IS TO BE A "FIRST CHOICE" PROVIDER OF INSURANCE PRODUCTS WITHIN THE RURAL AND

                                    CalFarm
                                   The Zenith                                 19

CALFARM IS INVESTING SUBSTANTIAL SUMS IN IMPROVED COMPUTER SYSTEMS IN ORDER TO IMPROVE ITS SERVICE CAPABILITY.

SUBURBAN MARKETPLACE. CALFARM'S SUCCESS IS BASED ON OPERATING THE BUSINESS THROUGH STRONG AGENCY RELATIONSHIPS.

  DURING 1997, CALFARM CONTINUED TO IMPROVE ITS SERVICE PROCESSES FOR REPORTING AND SETTLING CLAIMS. CLAIMS MANAGEMENT PERSONNEL PARTICIPATED IN EXTENSIVE LEADERSHIP DEVELOPMENT PROGRAMS, AND TRAINING WAS INTRODUCED TO IMPROVE THE CLAIMS STAFF'S MEDICAL KNOWLEDGE. CALFARM ADDED MEDICAL ADVISORS, INTRODUCED NEW TOOLS TO ANALYZE MEDICAL INFORMATION, AND ENHANCED THE WORKFLOW AND THE STAFF'S DECISION-MAKING CAPABILITIES.

  IN 1997, CALFARM HIRED ADDITIONAL PROFESSIONAL STAFF AND MADE PROGRESS TOWARD CREATING A CULTURE THAT NURTURES AND SUPPORTS CONTINUOUS, LIFELONG LEARNING FOR ITS EMPLOYEES. CALFARM ALSO MADE SIZEABLE INVESTMENTS IN AND PROGRESS TOWARD ADVANCING ITS SYSTEMS AND INFORMATION CAPABILITIES. MANAGEMENT'S FOCUS IS TO REDUCE ITS LONG-TERM OPERATING COSTS AND TRANSACT BUSINESS WITH ITS AGENTS IN AN EFFICIENT MANNER USING NEWER TECHNOLOGIES AND MARKETING MODERN PRODUCTS.

  CALFARM HAS CONTINUED TO PROVIDE A RELIABLE MARKET FOR HIGHER-QUALITY HOMEOWNERS BY OFFERING TO INCLUDE COMPREHENSIVE EARTHQUAKE COVERAGE AT FULL RATES, IN CONTRAST TO THE SEVERELY RESTRICTED CALIFORNIA EARTHQUAKE AUTHORITY
(CEA) "MINI POLICY" COVERAGE. THE CEA'S FIRST FULL YEAR OF OPERATIONS WAS 1997, AND CALFARM CHOSE NOT TO PARTICIPATE IN THE STATE-RUN CEA (MOST SMALL MARKET SHARE COMPETITORS REACHED THE SAME DECISION). CALFARM ACTIVELY MANAGES ITS CATASTROPHE EXPOSURES AND ENGAGES THE SERVICES OF PROMINENT OUTSIDE EXPERTS TO ASSIST IN GEOGRAPHIC MODELING AND SIMULATION TECHNIQUES TO MITIGATE RISK AND ACHIEVE DESIRED OBJECTIVES. CALFARM ALSO PURCHASES QUALITY REINSURANCE AT LEVELS REASONABLY EXPECTED TO PROTECT OUR CAPITAL FROM LARGE DISASTERS.

  1997 WAS AN ACTIVE YEAR POLITICALLY FOR THE CALIFORNIA PERSONAL AUTOMOBILE MARKET. THE YEAR BEGAN WITH THE IMPLEMENTATION OF THE MANDATORY PROOF OF INSURANCE LAW AND A REQUIREMENT TO CONSIDER THE BENEFICIAL EFFECTS OF PROPOSITION 213, WHICH LIMITS NON-ECONOMIC RECOVERIES BY

                                    CalFarm
20                                 The Zenith

SINCE THE INCEPTION OF OUR REINSURANCE DIVISION IN 1985, THE
CUMULATIVE COMBINED RATIO IS 94.1%.

UNINSURED MOTORISTS IN MOTOR VEHICLE ACCIDENTS. THE VALIDITY OF PROPOSITION 213 WAS CHALLENGED, BUT IT WAS UPHELD BY THE CALIFORNIA COURT OF APPEALS IN OCTOBER 1997. LATER IN THE YEAR, THE CALIFORNIA INSURANCE DEPARTMENT MANDATED THAT COMPANIES FILE AND IMPLEMENT A NEW PERSONAL AUTO CLASS PLAN AND RATES IN ACCORDANCE WITH A REVISED INTERPRETATION OF PROPOSITION 103. PROPOSITION 103 SPECIFIES THAT AN INDIVIDUAL'S DRIVING SAFETY RECORD, ANNUAL MILEAGE, AND YEARS LICENSED ARE TO BE THE THREE PRIMARY DETERMINANTS OF INSURANCE PREMIUMS. CALFARM HAS FILED, RECEIVED APPROVAL FOR, AND IMPLEMENTED ITS PROPOSITIONS 103 AND 213 AUTO RATING PLANS.

  CALFARM IS THE LARGEST WRITER OF FARMOWNERS POLICIES IN CALIFORNIA WITH AN ESTIMATED MARKET SHARE OF 42%. IT HAS FIRST-HAND KNOWLEDGE OF THE DIVERSE BUSINESS AND PERSONAL INSURANCE NEEDS OF THE FARMERS OF CALIFORNIA AND ENJOYS THE SPONSORSHIP OF THE CALIFORNIA FARM BUREAU, THE STATE'S LARGEST GENERAL AGRICULTURE ORGANIZATION. CALFARM IS COMMITTED TO SEEKING NEW AND PROFITABLE OPPORTUNITIES IN CALIFORNIA'S AGRICULTURAL SECTOR, WHICH HAS LED THE NATION IN FARM PRODUCTION AND INCOME FOR 50 YEARS.

  THE LOSS RATIO FOR CALFARM WAS 51.4% IN 1997, COMPARED TO 53.6%, IN 1996, AND THE COMBINED RATIO WAS 96.9% IN 1997, COMPARED TO 96.1%, IN 1996. THE RESULTS FOR 1997 INCLUDE CATASTROPHE LOSSES FROM THE 1997 NEW YEAR'S FLOOD OF $1.5 MILLION, COMPARED WITH NO CATASTROPHES IN 1996, AND $4,500,000 OF INCREASED TECHNOLOGY EXPENDITURES FOR SYSTEM IMPROVEMENTS AND YEAR 2000 COMPLIANCE. FOR THE 12 YEARS SINCE CALFARM WAS ACQUIRED BY ZENITH, THE COMBINED RATIO HAS AVERAGED 100.6%, EXCLUDING THE EFFECT OF PROPOSITION 103 ROLLBACK REFUNDS IN 1992. CALFARM IS PLEASED WITH ITS OPERATING RESULTS GIVEN THE FIERCELY COMPETITIVE CLIMATE AND IS FOCUSED ON MAINTAINING APPROPRIATE UNDERWRITING MARGINS.

  DURING THE FIRST QUARTER OF 1998, CALIFORNIA EXPERIENCED WIDE-SPREAD WIND AND STORM DAMAGE. MANAGEMENT IS NOT ABLE AT THIS TIME TO ESTIMATE THE IMPACT ON OUR OPERATIONS OF THESE STORMS.

                                    CalFarm
                                   The Zenith                                 21

COMPLIANCE WITH YEAR 2000 INTERNAL SOFTWARE ISSUES IS PROCEEDING
ACCORDING TO SCHEDULE AND WE EXPECT SUBSTANTIAL COMPLETION BY
THE END OF 1998.

                                  REINSURANCE

  FOR THE PAST 12 YEARS, ZENITH HAS BEEN SELECTIVELY UNDERWRITING ASSUMED TREATY AND FACULTATIVE REINSURANCE AS WELL AS COMMERCIAL PACKAGE POLICIES FOR TARGETED INDUSTRY GROUPS. REINSURANCE REPRESENTS ABOUT 7% OF OUR PROPERTY-CASUALTY VOLUME WHILE REINSURANCE RESERVES REPRESENT APPROXIMATELY 13% OF OUR TOTAL PROPERTY-CASUALTY RESERVES.

  DURING 1997, THE NET WRITTEN PREMIUM OF THIS OPERATION WAS $29,780,000, COMPARED TO $35,359,000, IN 1996. EARNED PREMIUM WAS $32,251,000, COMPARED TO $37,473,000, IN 1996. UNDERWRITING PROFITS OF $14,189,000 WERE RECORDED IN 1997 RESULTING IN A COMBINED RATIO OF 56.0%, COMPARED TO UNDERWRITING PROFITS OF $12,500,000 AND A COMBINED RATIO OF 66.6%, THE PRIOR YEAR. SINCE THE INCEPTION OF THIS OPERATION IN 1985, THE COMBINED RATIO IS 94.1%. DURING 1997, THE MAJORITY OF WRITTEN PREMIUM WAS WORLD-WIDE PROPERTY CATASTROPHE BUSINESS. WE EXPECT THE TREND OF LOWER PREMIUM VOLUMES TO CONTINUE AS RATES DECLINE DUE TO FAVORABLE EXPERIENCE AND INCREASED CAPITAL AVAILABLE IN THE MARKETPLACE.

  ACCOUNTING FOR THE PROPERTY CATASTROPHE REINSURANCE BUSINESS HAS A DIFFERENT RESULT FROM OUR OTHER PROPERTY-CASUALTY BUSINESSES. AT THE END OF EACH REPORTING PERIOD, INCOME IS RECOGNIZED WITHOUT RESERVES BEING ESTABLISHED IF NO MAJOR CATASTROPHE HAS OCCURRED. IN OUR OTHER BUSINESSES, RESERVES ARE MANDATED BASED UPON ACTUAL EVENTS AS WELL AS EXPECTED LOSS PATTERNS. AS A RESULT, THERE MAY BE LARGE FLUCTUATIONS (POSITIVE OR NEGATIVE) IN UNDERWRITING RESULTS FOR THE PROPERTY CATASTROPHE REINSURANCE BUSINESS IN THE SHORT TERM SINCE ONLY ACTUAL EVENTS ARE CONSIDERED.

  WE BECAME A CORPORATE MEMBER OF LLOYD'S ON JANUARY 1, 1995 SUPPORTING ONE SYNDICATE WHERE WE HAD LONG-TERM TIES AND CONFIDENCE IN THE MANAGEMENT. DURING THE LATTER PART OF 1997, WE SOLD OUR INTEREST AT A PROFIT.

                                    CalFarm
22                                 The Zenith

MANAGEMENT IS FOCUSED ON THE DUAL CHALLENGES OF IMPROVING
OPERATING RESULTS AND THE PRICE OF OUR COMMON STOCK.

                                   YEAR 2000

  WE HAVE MADE SUBSTANTIAL PROGRESS IN PREPARING OUR COMPUTER AND BUSINESS SYSTEMS TO FUNCTION PROPERLY IN VIEW OF THE YEAR 2000 PROBLEM. TO DATE, WE HAVE SPENT $2,500,000, AND WE ESTIMATE THAT WITH AN ADDITIONAL COST OF $1,500,000, WE WILL COMPLETE THE NECESSARY WORK ON OUR INTERNAL COMPUTER AND BUSINESS SYSTEMS BY THE END OF 1998. WITH RESPECT TO THIRD PARTIES WITH WHOM WE DO BUSINESS, A PROCESS AND A SCHEDULE ARE IN PLACE TO MONITOR THEIR TIMELY COMPLIANCE.

                                   CONCLUSION

  CONSUMMATION OF THE PENDING RISCORP TRANSACTION AND PLANNING FOR FUTURE OPERATIONS WILL DOMINATE OUR SHORT-TERM ACTIVITIES. UPON COMPLETION, OUR BUSINESS WILL BE STRENGTHENED AND DIVERSIFIED. WE WILL BE POSITIONED AS A SPECIALTY COMPANY WITH A STRONG BALANCE SHEET, A LONG HISTORY OF EFFECTIVE RISK MANAGEMENT AND APPROPRIATE GEOGRAPHIC DIVERSIFICATION. SIMULTANEOUSLY, WE ARE FOCUSED ON IMPROVING THE PROFITABILITY OF OUR EXISTING OPERATIONS IN A VERY COMPETITIVE ENVIRONMENT. WE BELIEVE THAT POOR FINANCIAL RESULTS IN THE CALIFORNIA WORKERS' COMPENSATION MARKET WILL CAUSE CERTAIN COMPETITORS TO RE-PRICE AND RE-UNDERWRITE THEIR BUSINESS IN THE FORESEEABLE FUTURE.

  OUR CALFARM OPERATIONS CONTINUE TO SERVICE THE AGRICULTURAL AND RURAL REGIONS OF CALIFORNIA WITH NEEDED PRODUCTS AND SERVICES, AND OUR REINSURANCE ACTIVITIES PROVIDE ADDITIONAL WORLD-WIDE PREMIUMS AND UNDERWRITING PROFITS PRIMARILY IN THE PROPERTY CATASTROPHE MARKET.

  MANAGEMENT UNDERSTANDS AND IS FOCUSED ON THE DUAL CHALLENGES OF IMPROVING OUR OPERATING RESULTS AND THE PRICE OF OUR COMMON STOCK. WE APPRECIATE THE ASSISTANCE AND CONFIDENCE OF OUR EMPLOYEES, AGENTS, STOCKHOLDERS AND DIRECTORS AS WE DEAL WITH THE CHALLENGES AND OPPORTUNITIES AHEAD. THE CONTINUED SUPPORT OF OUR POLICYHOLDERS AND EXCEPTIONAL EFFORTS OF OUR PEOPLE PROVIDE CONFIDENCE FOR THE FUTURE.
  [SIG]
STANLEY R. ZAX, CHAIRMAN OF THE BOARD AND PRESIDENT
WOODLAND HILLS, CALIFORNIA, FEBRUARY 1998

                                    CalFarm
                                   The Zenith                                 23

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          FORWARD-LOOKING INFORMATION

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as EXPECT, ANTICIPATE, BELIEVE, or similar words that are used in Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations, in other parts of Zenith's Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1997, in other parts of Zenith's 1997 Annual Report to Stockholders or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition;
(2) adverse state and federal legislation and regulations; (3) changes in interest rates causing a reduction of investment income; (4) general economic and business conditions which are less favorable than expected; (5) unanticipated changes in industry trends; (6) adequacy of loss reserves; (7) catastrophic events or the occurrence of a significant number of storms and wind and hail losses; (8) ability to timely and accurately complete the Year 2000 conversion process; (9) impact of any failure of third parties with whom Zenith does business to be Year 2000 compliant and (10) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

                                    OVERVIEW

   Zenith's principal source of consolidated earnings is the income from operation of its property-casualty insurance businesses. Property-Casualty operations comprise Workers' Compensation (49% of 1997 consolidated net premiums earned); Other Property-Casualty, principally automobile, homeowners, farmowners and commercial coverages and health insurance (44% of 1997 consolidated net premiums earned); and Reinsurance (7% of 1997 consolidated net premiums earned). Results of such operations for the three years ended December 31, 1997 are set forth in the table on page 25. Historically, Zenith's Workers' Compensation operation has been focused almost entirely in California. In each of the three years ended December 31, 1997 an increasing volume of business has been generated outside of California. Substantially all of Zenith's Other Property-Casualty business is written in California. Reinsurance business assumed by Zenith provides reinsurance coverage for world-wide exposures with a particular emphasis on catastrophe losses and large property risks. Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Zenith also conducts real estate operations through Perma-Bilt, a Nevada Corporation ("Perma-Bilt"), a wholly-owned subsidiary that develops land and primarily constructs private residences for sale in Las Vegas, Nevada.

   On December 31, 1996, Zenith completed the purchase of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund, which added earned premium of $47 million to the 1997 operations.

   In 1995, Zenith sold its wholly-owned subsidiary, CalFarm Life Insurance Company ("CalFarm Life"), to a subsidiary of SunAmerica Inc. for approximately $120 million in cash, with Zenith retaining the group health insurance business previously written by CalFarm Life.

                                    CalFarm
24                                 The Zenith

The results of operations and net assets of CalFarm Life's life and annuity business are included as discontinued operations and results of the health insurance operation are included in restated Other Property-Casualty results in the accompanying consolidated financial statements. Net income in 1995 includes a loss of $19.5 million associated with the sale of CalFarm Life.

   The table below sets forth the components of net income for the three years ended December 31, 1997:

--------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               1997       1996       1995
--------------------------------------------------------------------------------------------------
Investment income, after taxes                                     $  34,655  $  34,069  $  30,690
Realized gains on investments, after taxes                             8,431      7,025      2,354
--------------------------------------------------------------------------------------------------
Sub-total                                                             43,086     41,094     33,044
--------------------------------------------------------------------------------------------------
Property-Casualty underwriting results, after taxes:
  Income (loss) excluding catastrophes                               (10,217)       356       (226)
  Catastrophe losses                                                    (975)               (8,710)
--------------------------------------------------------------------------------------------------
Property-Casualty underwriting income (loss), after taxes            (11,192)       356     (8,936)
--------------------------------------------------------------------------------------------------
Income from real estate operations, after taxes                        1,079      1,251      1,349
Interest expense, after taxes                                         (2,587)    (3,170)    (4,524)
Parent net expenses, after taxes                                      (2,286)    (1,931)    (1,211)
Loss from discontinued life and annuity operations, after taxes                            (13,122)
--------------------------------------------------------------------------------------------------
Net income                                                         $  28,100  $  37,600  $   6,600
--------------------------------------------------------------------------------------------------

                     PROPERTY-CASUALTY INSURANCE OPERATIONS

   Premiums earned and underwriting results of Zenith's Property-Casualty subsidiaries for the three years ended December 31, 1997 were as follows:

----------------------------------------------------------------------------------
(Dollars in thousands)                                1997       1996       1995
----------------------------------------------------------------------------------
Premiums earned
  Workers' Compensation                             $242,064   $210,916   $203,252
  Other Property-Casualty                            214,406    204,778    192,276
  Reinsurance                                         32,251     37,162     41,985
----------------------------------------------------------------------------------
  Total                                             $488,721   $452,856   $437,513
----------------------------------------------------------------------------------
Underwriting income (loss), before taxes
  Workers' Compensation                             $(37,157)  $(19,462)  $(14,548)
  Other Property-Casualty                              6,509      8,076    (12,007)
  Reinsurance                                         14,189     12,479     12,955
----------------------------------------------------------------------------------
  Total                                             $(16,459)  $  1,093   $(13,600)
----------------------------------------------------------------------------------

   Zenith's key operating goal is to achieve a combined ratio of 100% or lower. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the Property-Casualty insurance business. It is the sum of net incurred loss and loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned.

                                    CalFarm
                                   The Zenith                                 25

The combined ratios for the three years ended December 31, 1997 were as follows:
------------------------------------------------------------------------------------------------------
                                                                       1997        1996        1995
------------------------------------------------------------------------------------------------------
Combined loss and expense ratios
  Workers' Compensation
    Loss and loss adjustment expenses                                    81.6%       75.4%       75.6%
    Underwriting expenses                                                33.6        32.6        28.8
    Dividends to policyholders                                            0.1         1.2         2.8
------------------------------------------------------------------------------------------------------
      Combined ratio                                                    115.3       109.2       107.2
------------------------------------------------------------------------------------------------------
  Other Property-Casualty
    Loss and loss adjustment expenses                                    65.2        67.1        77.9
    Underwriting expenses                                                31.7        29.0        28.3
------------------------------------------------------------------------------------------------------
      Combined ratio                                                     96.9        96.1       106.2
------------------------------------------------------------------------------------------------------
  Reinsurance
    Loss and loss adjustment expenses                                    33.7        49.0        52.6
    Underwriting expenses                                                22.3        17.4        16.5
------------------------------------------------------------------------------------------------------
      Combined ratio                                                     56.0        66.4        69.1
------------------------------------------------------------------------------------------------------
  Total combined ratio                                                  103.4%       99.8%      103.1%
------------------------------------------------------------------------------------------------------

   The profitability of property-casualty insurance underwriting operations is principally dependent upon the adequacy of rates charged to the insured for insurance protection, the frequency and severity of claims, the ability to accurately estimate and accrue reported and unreported losses in the correct period, the level of dividends paid to policyholders, and the ability to service claims, maintain policies and acquire business efficiently.

   The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as development. This is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for loss and loss adjustment expense for the three main lines of property-casualty business:

-----------------------------------------------------------------------------
                                          Other
(Dollars in              Workers'       Property-
thousands)             Compensation     Casualty      Reinsurance     Total
-----------------------------------------------------------------------------
One-year loss
development in:
  1997                   $  11,837      $  (5,316)     $  (6,870)   $    (349)
  1996                        (869)          (224)        (2,716)      (3,809)
  1995                        (517)         1,337         (2,955)      (2,135)
  Favorable development is shown in brackets.
-----------------------------------------------------------------------------

   The unfavorable development in 1997 for Workers' Compensation operation is due to loss and loss adjustment expense reserve strengthening for prior accident years, principally 1995 and 1996 accident years.

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

                                    CalFarm
26                                 The Zenith

   Zenith has exposure to asbestos losses in its Workers' Compensation operation for medical, indemnity and loss adjustment expenses associated with insureds' long-term exposure to asbestos or asbestos-containing materials. Most of these claims date back to the 1970's and early 1980's and Zenith's exposure is generally limited to a pro-rata share of the loss for the period of time coverage was provided. Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its Reinsurance operation and through CalFarm Insurance, which writes liability coverage under farmowners' and small commercial policies; however, such losses are substantially excluded from all such coverage. The business reinsured by Zenith contains exclusion clauses for environmental and asbestos losses, and in 1988 an absolute pollution exclusion was incorporated into CalFarm Insurance's policy forms. All claims for damages resulting from environmental or asbestos losses are identified and handled by Zenith's most experienced claims/legal professionals. Environmental and asbestos losses have not been material and Zenith believes that its reserves for environmental and asbestos losses are appropriately established based on currently available facts, technology, laws and regulations. However, due to the long-term nature of these claims, the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate exposure from these claims may vary from the amounts currently reserved.

   In the spring of 1996, Zenith began replacing and modifying its computer and business systems to be Year 2000 compliant. Zenith has established a central team to evaluate and implement the changes to computer systems, applications and business processes necessary to achieve Year 2000 conversion with no disruption to business operations. Even though Zenith has been communicating with third parties with whom it does business to assure that they are Year 2000 compliant, Zenith may be adversely impacted if such third parties do not address this issue successfully. Through December 31, 1997, Zenith has incurred about $2.5 million on the Year 2000 efforts and anticipates an additional $2.0 million will be incurred through 1999. All of the significant internal insurance computer systems, applications and business processes are expected to be fully compliant by the end of 1998.

   Some of the factors that continue to impact the business and economic environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in geographic areas where Zenith operates; the expansion itself of Zenith's Workers' Compensation business outside of California; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the effect of any of the foregoing, these factors and related trends and uncertainties could have a material effect on Zenith's future operations and financial condition.

   Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of Zenith's subsidiaries' continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Workers' compensation premium income is determined primarily by applying a rate to payrolls, and as inflation increases, average wage rates are generally adjusted, resulting in decreases in premium rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate. Social inflation affects the loss reserves for other property-casualty liability claims for which settlements are determined in court proceedings.

                                    CalFarm
                                   The Zenith                                 27

                             WORKERS' COMPENSATION

   Underwriting results in the Workers' Compensation operation deteriorated significantly in 1997, 1996 and 1995 compared to prior years. The underwriting losses in 1997, 1996 and 1995, were the result of intense competition, lower premium income, the inability of Zenith to adjust operating expenses commensurate with the decrease in premiums, and additional operating costs associated with a new computer system which became operational in mid-1995. In 1997, Workers' Compensation results were also impacted by loss and loss adjustment expense reserve strengthening of about $12 million for prior accident years, and higher reserves for the current accident year. 1996 results were affected by increased claim costs attributable to 1994 and 1995 accident years which were offset by improvements in claim handling costs for the same periods.

   Effective January 1, 1995, the minimum rate law in California was repealed with the adoption of an open rating system in which insurers were allowed to charge their own rates for Workers' Compensation coverage. Companies must file such rates with the California Department of Insurance, but the use of scheduled rating credits allow companies considerable flexibility in determining the amount of premium to be charged to a policyholder or potential policyholder. Competition in the industry based on price has become intense, negatively impacting overall industry volume. Since open rating began, the interrelationship of Zenith's actuarially-determined rates, underwriting and agents' commission in comparison to the industry has resulted in the loss of some business to competitors. The number of California policies in-force decreased approximately 13% from 1996 to 1997 and 8% from 1995 to 1996.

   The strategic geographic diversification in non-California markets primarily offsets the decreasing premium in the California market. Zenith's non-California Workers' Compensation operations include Texas, Arkansas, Illinois, Pennsylvania, Utah and, effective January 1, 1997, Florida. During 1997, 1996 and 1995, approximately 46%, 29% and 22%, respectively, of earned premiums were attributable to Zenith's non-California Workers' Compensation operations. The increase in 1997 is primarily the result of the AGC-SIF acquisition effective December 31, 1996. AGC-SIF's 1997 earned premiums contributed $47 million to the 1997 operations. National results for Workers' Compensation insurers in recent years continue to be favorable by recent historic standards and Zenith's non-California underwriting results in 1997, 1996, and 1995 were more favorable than its California results. Management will continue to monitor the national expansion of its Workers' Compensation operation.

   The outlook for future profitability in the Workers' Compensation operation is dependent upon the ability to maintain adequate rates, manage claims costs and to keep operating expenses in line with premium volume.

   Zenith continued to market its integrated Workers' Compensation, Health and Disability insurance products in California and Arkansas in alliances with selected health insurers, health maintenance organizations and UNUM Life Insurance Company of America, one of the nation's largest disability insurance companies. In 1997, this program did not have a material impact on Zenith's operations.

   Zenith is required to participate in the National Workers' Compensation Reinsurance Pool ("NWCRP"), which is an involuntary assigned risk pool that covers several states in which Zenith conducts business. Zenith's participation in NWCRP premiums earned in 1997, 1996, and 1995 was approximately $3.3 million, $3.6 million, and $1.4 million, respectively. The underwriting results for NWCRP did not materially impact Workers' Compensation underwriting results in 1997, 1996, or 1995.

   Florida has created the Special Disability Trust Fund ("the Fund") which assesses Workers' Compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. Management believes that the remaining balance of the receivable at December 31, 1997 of $5,094,000 will be recovered.

                                    CalFarm
28                                 The Zenith

   In 1995, Zenith's new workers' compensation computer system ("system") became operational. Management observed certain unusual claim reserving trends and patterns in 1995 and 1996, and to a much lesser degree, during the first three quarters of 1997. Based on currently available data, these claim reserving trends and patterns have stabilized. Any subsequent re-interpretation of new information that becomes available from the system which may change the estimate of such liabilities in future periods is not considered to have a material impact on the financial position or results of operations.

                            OTHER PROPERTY-CASUALTY

   Underwriting results in the Other Property-Casualty operation were favorable for both 1997 and 1996. 1997 underwriting results declined, compared to 1996, due primarily to upgrades to the existing computer systems and computer costs incurred for Year 2000 compliance, partially offset by favorable loss experience in both current and prior accident years. 1997 results include $1.5 million of catastrophe losses attributable to California storm damage.

   The 1996 underwriting results improved significantly compared to 1995 primarily due to the absence of catastrophes in 1996 versus 1995 catastrophe losses of $10.7 million from California storm damage.

   Premiums earned increased in 1997 and 1996 compared to 1995, primarily due to new business and rate increases for homeowners, earthquake, farmowners, commercial coverages and health. The increase in premium was limited by the competitive insurance market and pricing pressures for all lines of business in California. All rate increases, except health, are subject to prior approval by the California Department of Insurance (the "Department"). Management is unable to predict whether requests for future rate increases, if any, will be granted by the Department. Failure by the Department to act upon such requests would adversely affect the adequacy of such rates and the profitability of operations in the associated lines of business.

   The California Legislature passed legislation in September 1996 which created the California Earthquake Authority ("CEA"). The CEA became operational in December 1996 and is a privately financed, publicly managed state agency, which provides limited earthquake coverage throughout California. Participation in the CEA is voluntary and Zenith elected not to participate. Zenith can elect to participate in the CEA at a later date subject to meeting the participation requirements at that time.

   During 1997, Zenith continued to write homeowners and associated earthquake with broader coverages than available through the CEA. Zenith will continue to offer broader earthquake coverage as long as private reinsurance is available and affordable.

   Zenith is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP"), and the California Fair Plan ("Fair Plan"). CAARP, CAIP and the Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. The 1997, 1996, and 1995 underwriting results for CAARP, CAIP and the Fair Plan together did not materially impact the Other Property-Casualty underwriting results.

   The private passenger automobile insurance market continues to be affected by legislative actions. Both the mandatory insurance law and the "Personal Responsibility Act of 1996" created by Proposition 213 were effective January 1997. During 1997, Zenith implemented the new rating factor regulations which further limit the impact of territorial rating on automobile insurance rates. During 1998, the California legislature is expected to continue its debate on providing a low-cost auto policy to the uninsured drivers in California.

   During the first quarter of 1998, California experienced wide-spread wind and storm damage. Management is not able at this time to estimate the impact of the storms on the results of operations of Zenith.

                                  REINSURANCE

   Zenith's assumed reinsurance operation emphasizes the reinsurance of accumulated losses from catastrophes and the reinsurance of large property risks. Whereas the number and severity of losses culminating with Hurricane "Andrew" in 1992 pressured rates up followed by creation of additional industry capacity, the absence of severe catastrophes in 1996 and 1997

                                    CalFarm
                                   The Zenith                                 29
and available capacity have pressured prices down.

   Underwriting results were favorable during 1997 and 1996 as a result of absence of catastrophes. In spite of losses incurred in 1995 of $2.5 million principally attributable to Hurricane "Marilyn", the 1995 underwriting results were profitable. For the past three years, the decrease in loss and loss adjustment expenses was primarily due to favorable development of certain treaties, however, the 1997 underwriting results were partially reduced by contingent profit commission paid as a result of such favorable development.

   The outlook for profitability in the reinsurance operation continues to be dependent upon, among other things, the level of rates for property and catastrophe reinsurance and the frequency and severity of world-wide property losses. Premiums earned in the reinsurance operation decreased in 1996 and 1997 due to selected non-renewal by Zenith of certain reinsurance treaties and generally softening of such rates in the industry. If rates do not improve, premiums may continue to decrease in 1998.

                                  INVESTMENTS

   At December 31, 1997, approximately 92% of Zenith's consolidated portfolio of fixed maturity investments were classified as available-for-sale under the provisions of Statement of Financial Accounting Standards No. 115 -- "Accounting for Certain Investments in Debt and Equity Securities." The unrealized appreciation or depreciation on investments which are classified as available-for-sale is recorded as a separate component of stockholders' equity. The effect on consolidated stockholders' equity of the increase in the value of fixed maturities classified as available-for-sale in 1997 compared to 1996 was an increase of $5.0 million, net of deferred taxes. Any future changes in interest rates will impact stockholders' equity through changes in the values of fixed maturity investments which are classified as available-for-sale.
   Zenith's primary investment goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.

   The change in the carrying value of Zenith's consolidated investment portfolio in 1997 was as follows:

-------------------------------------------------------------------------------------------------
(Dollars in thousands)
-------------------------------------------------------------------------------------------------
Carrying value at beginning of year                                                     $ 852,799
  Purchases at cost                                                                        91,244
  Maturities and redemptions                                                              (70,079)
  Proceeds from sales of investments:
    Available-for-sale                                                       ($104,809)
    Other                                                                      (16,627)
                                                                             ---------
      Total proceeds from sales of investments                                           (121,436)
  Net realized gains:
    Available-for-sale                                                           4,108
    Other                                                                        9,900
                                                                             ---------
      Total net realized gains                                                             14,008
  Unrealized gains                                                                         13,545
  Increase in short-term investments                                                      103,115
  Net amortization of bonds and preferred stocks and other changes                         (3,223)
-------------------------------------------------------------------------------------------------
  Carrying value at end of year                                                         $ 879,973
-------------------------------------------------------------------------------------------------

   At December 31, 1997, and 1996, Zenith's consolidated investment portfolio emphasized high-quality, taxable bonds and short-term investments. Bonds constituted 67% and 77%, and short-term investments constituted 24% and 13%, of the carrying value of Zenith's consolidated investment portfolio at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, 96% and 97%, respectively, of the consolidated carrying values

                                    CalFarm
30                                 The Zenith
of investments in bonds were rated investment grade.

   Investment income during the years ended December 31, was as follows:

----------------------------------------------------
(Dollars in
thousands)             1997       1996       1995
----------------------------------------------------
  Before taxes       $  52,332  $  51,154  $  46,150
  After taxes           34,655     34,069     30,690
----------------------------------------------------

   The yields on invested assets vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment; and for the years ended December 31 were as follows:

----------------------------------------------------
                       1997       1996       1995
----------------------------------------------------
  Before taxes            6.0%       6.1%       6.0%
  After taxes             4.0%       4.0%       4.0%
----------------------------------------------------

                                  REAL ESTATE

   Zenith recognized total revenues of $46.0 million, $41.6 million, and $31.7 million in 1997, 1996, and 1995, respectively, related to its real estate operations which commenced in 1993. Total revenues include other realized gains of $0.5 million in 1997 and none for 1996 and 1995. Income from real estate operations before taxes was $1.7 million, $1.9 million, and $2.1 million in 1997, 1996 and 1995, respectively. Construction in progress, including undeveloped land, was $53.1 million at December 31, 1997 compared to $45.1 million at December 31, 1996. In addition to continuing home construction, Zenith may use some land presently owned for commercial construction.

                          PENDING RISCORP ACQUISITION

   On June 17, 1997, Zenith entered into an agreement with RISCORP Inc. and certain of its subsidiaries (collectively "RISCORP") to purchase all of the assets of RISCORP related to its workers' compensation business, including RISCORP's existing in-force insurance business as well as the right to all new and renewal policies. Zenith will also purchase RISCORP's "First Call" managed care workers' compensation system. After the transaction closes, RISCORP will no longer engage in workers' compensation or managed care businesses.

   Zenith will assume certain liabilities related to RISCORP's insurance business in connection with the transaction. In addition, Zenith will assume or repay $15 million in indebtedness of RISCORP. The purchase price paid by Zenith to RISCORP will be the difference between the book value of the assets purchased and the book value of the liabilities assumed by Zenith on the closing date, subject to a minimum purchase price of $35 million, payable in cash. The ultimate purchase price, however, cannot be determined at this time.

   Zenith and RISCORP also entered into an agreement under which all RISCORP's Florida in-force, and new and renewal policies issued after June 17, 1997 are reinsured by Zenith in the event that RISCORP is declared insolvent prior to the closing, at which time the related liabilities will be assumed.

   The closing of the purchase is subject to certain conditions, including the review and approval by appropriate regulatory agencies, compliance with contract provisions and approval by RISCORP's shareholders. RISCORP has obtained the necessary approvals from the Securities and Exchange Commission to solicit its shareholders. The closing date cannot be determined at this time. However, if closing does not occur by March 31, 1998, either party may terminate the agreement.

   Management of RISCORP has informed Zenith that it is currently in the process of identifying and evaluating its computer and business systems with respect to Year 2000 issues. At this time, however, management of RISCORP has neither informed Zenith of the total cost of achieving Year 2000 compliance for its systems nor presented a plan for doing so. If the transaction closes, Zenith may be adversely impacted if substantial changes are required after the closing for RISCORP's computer and business systems to achieve Year 2000 compliance, and if such changes are not covered by indemnification rights contained in the purchase agreement.

                        LIQUIDITY AND CAPITAL RESOURCES

   Zenith's property-casualty insurance subsidiaries create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 41 in the Consolidated Financial Statements, are invested as described in "Investments" above. Net cash flows from continuing operating activities were

                                    CalFarm
                                   The Zenith                                 31

$27.0 million, $9.7 million and $9.6 million, for 1997, 1996 and 1995, respectively.

   Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions and development of its real estate subsidiary, Perma-Bilt. Zenith is principally dependent upon its portfolio of marketable securities and the investment yields thereon; dividends from its insurance subsidiaries, whose operations are supported by their own cash flows; and available lines of credit to pay its expenses, service debt and pay any cash dividends which may be declared to its stockholders.

   Currently, Zenith has three revolving lines of credit in place. These lines provide Zenith with $100 million of revolving credit, all of which is currently available, along with internal funds, to fund the closing of the pending acquisition of certain assets and liabilities from RISCORP. The closing date and ultimate purchase price cannot be determined at this time, although the purchase agreement calls for a minimum purchase price of $35 million. In the opinion of management, Zenith's sources of funding are sufficient for its short-term and long-term requirements for liquidity.

   Zenith's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in Note 10 to the Consolidated Financial Statements. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received dividends from its insurance subsidiaries amounting to $22.75 million in 1997, $15.0 million in 1996 and $10.5 million in 1995. Maximum dividend capability, without prior approval of the Department, of Zenith's subsidiaries in 1998 is $27.8 million.

   Perma-Bilt maintains certain bank credit facilities to provide financing for its development and construction of private residences for sale. At December 31, 1997, maximum permitted borrowing under the facilities was $25.3 million, with a balance outstanding of $11.4 million. Perma-Bilt is obligated under various notes arising from its purchase of several parcels of land. The amount outstanding for such notes at December 31, 1997 was $2.3 million.

   Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 1997, investments carried at their fair value of $294.3 million were on deposit to comply with such regulations.

   At December 31, 1997, Zenith was authorized to purchase up to 1,085,000 shares of Zenith common stock pursuant to a share purchase program authorized by its Board of Directors. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity. As previously announced, on January 6, 1998, Zenith repurchased 930,000 shares at $25 per share in the open market.

                            PROPOSED CODIFICATION OF
                        STATUTORY ACCOUNTING PRINCIPLES

   The National Association of Insurance Commissioners is in the process of codifying statutory accounting principles to provide a comprehensive basis of statutory accounting and reporting for use by insurance departments, insurers, and auditors. The codified principles have not yet been finalized; therefore, the effective date has not been determined. Implementation of the codified statutory accounting principles may affect the surplus level and the capitalization requirement of Zenith's insurance subsidiaries on a statutory basis. Zenith has not determined the impact of this codification.

                             RECENT DEVELOPMENTS IN
                         FASB ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 is effective for periods beginning after December 15, 1997. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement which would include net income in addition to unrealized appreciation (depreciation) on investments that are currently presented as components of stockholders' equity.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 is effective for periods beginning

                                    CalFarm
32                                 The Zenith
after December 15, 1997. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Zenith has not determined the final presentation impact of SFAS No. 131 but does believe that additional segments will be reported in 1998.

                                    CalFarm
                                   The Zenith                                 33

              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,              Note     1997        1996
-----------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
REVENUES                              1
  Property-Casualty insurance
    operations
    Premiums earned                        $  488,721  $  452,856
    Investment income                          52,332      51,154
  Realized gains on investments                14,008      10,807
  Real estate operations                       45,419      41,554
  Income from legal settlement
-----------------------------------------------------------------
TOTAL REVENUES                        1       600,480     556,371
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAXES AND
  BEFORE REALIZED GAINS              1, 2      19,669      30,575
Per share*                           1, 2        1.10        1.72
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAXES                         5        28,100      37,600
Per share*                            5          1.57        2.12
-----------------------------------------------------------------
COMPONENTS OF NET INCOME              1
  Underwriting income (loss)
    Excluding catastrophe losses              (10,217)        356
    Including catastrophe losses              (11,192)        356
  Net investment income                        34,655      34,069
  Realized gains on investments       3         8,431       7,025
  Real estate operations                        1,079       1,251
  Parent operations                            (4,873)     (5,101)
  Income (loss) from discontinued
    life and annuity operations       5
-----------------------------------------------------------------
NET INCOME                                     28,100      37,600
Per share*                                       1.57        2.12
-----------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
  STOCKHOLDERS                                   1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING*                                 17,886      17,752
-----------------------------------------------------------------
FINANCIAL CONDITION                   1
Total assets                                1,252,156   1,242,724
Investments                                   879,973     852,799
Property-Casualty unpaid claims               613,266     620,078
Senior notes, bank debt and other
  notes payable                                88,216      88,861
Total stockholders' equity                    361,866     337,503
Stockholders' equity per share                  20.31       19.17
Stockholders' equity per share,
  excluding effect of SFAS No. 115    4         20.03       19.28
Return on average equity                         8.3%       11.4%
-----------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
  STATISTICS (GAAP)                   1
  Paid loss and loss adjustment
    expense ratio                               66.9%       69.9%
  Loss and loss adjustment expense
    ratio                                       71.2%       69.5%
  Underwriting expense ratio                    32.1%       29.7%
  Policyholder dividends ratio                   0.1%         .6%
  Combined ratio                               103.4%       99.8%
  Net premiums earned-to-surplus
    ratio                                         1.4         1.4
  Loss and loss adjustment expense
    reserves-to-surplus ratio (net
    of reinsurance)                   6           1.5         1.6
-----------------------------------------------------------------

 *Amounts prior to 1997 have been restated as required to comply with SFAS No.
  128 and represent diluted amounts per share and weighted average shares assuming exercise of stock options. For further discussion of earnings per share and the impact of SFAS No. 128, see Notes 1 and 16 to the consolidated financial statements on pages 46 and 55, respectively.

                                    CalFarm
34                                 The Zenith

--------------------------------------------------------------------------------

                                        1995        1994        1993
---------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands,
 except per share data)
REVENUES
  Property-Casualty insurance
    operations
    Premiums earned                  $  437,513  $  438,829  $  447,270
    Investment income                    46,150      40,068      39,309
  Realized gains on investments           3,621       1,428      14,272
  Real estate operations                 31,736      30,220
  Income from legal settlement                        1,910       7,561
---------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                          519,020     512,455     508,412
---------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
 AFTER TAXES AND
 BEFORE REALIZED GAINS                   17,368      27,628      27,820
Per share*                                  .95        1.45        1.44
---------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
 AFTER TAXES                             19,722      29,798      42,177
Per share*                                 1.08        1.56        2.19
---------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME
  Underwriting income (loss)
    Excluding catastrophe losses           (226)     15,652       8,801
    Including catastrophe losses         (8,936)      5,707       7,436
  Net investment income                  30,690      26,995      26,888
  Realized gains on investments           2,354         929       9,443
  Real estate operations                  1,349       1,423
  Parent operations                      (5,735)     (5,256)     (1,590)
  Income (loss) from discontinued
    life and annuity operations         (13,122)      8,102      11,023
---------------------------------------------------------------------------------------------------------------
NET INCOME                                6,600      37,900      53,200
Per share*                                  .36        1.99        2.77
---------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
 STOCKHOLDERS                              1.00        1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING*                            18,334      19,029      19,196
---------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                          1,115,433   1,093,675   1,125,211
Investments                             835,214     709,030     754,107
Property-Casualty unpaid claims         517,552     510,406     519,418
Senior notes, bank debt and other
 notes payable                           83,135      76,582      73,989
Total stockholders' equity              330,432     309,860     349,465
Stockholders' equity per share            18.58       16.35       18.55
Stockholders' equity per share,
 excluding effect of SFAS No. 115         18.18       18.79       17.90
Return on average equity                   2.0%       11.7%       16.3%
---------------------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
 STATISTICS (GAAP)
  Paid loss and loss adjustment
    expense ratio                         74.3%       69.6%       67.9%
  Loss and loss adjustment expense
    ratio                                 74.4%       66.9%       68.5%
  Underwriting expense ratio              27.4%       26.9%       25.5%
  Policyholder dividends ratio             1.3%        4.0%        3.4%
  Combined ratio                         103.1%       97.8%       97.4%
  Net premiums earned-to-surplus
    ratio                                   1.4         1.7         1.6
  Loss and loss adjustment expense
    reserves-to-surplus ratio (net
    of reinsurance)                         1.5         1.7         1.7
---------------------------------------------------------------------------------------------------------------

(1) 1993 and 1994 have been restated to include health insurance included in property-casualty insurance operations.
(2)Excludes $1,241,000, or $.06 per share, in 1994 and $4,914,000, or $.26 per share, in 1993 for the effect of legal settlement.
(3) Taxes on realized gains were reduced in 1993 for the tax benefit associated with capital losses carried forward from 1990.
(4) Effective December 31, 1993, Zenith adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), under which the unrealized appreciation or depreciation, net of deferred taxes, on debt securities classified as available-for-sale is recorded in stockholders' equity.
(5) In 1995, Zenith sold CalFarm Life (see Note 15 to the Consolidated Financial Statements).
(6) Computed including AGC-SIF net reserves of $65,429,000 acquired through merger on December 31, 1996 (See Note 14 to the Consolidated Financial Statements).

                                    CalFarm
                                   The Zenith                                 35

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

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                1997      1996
-------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET           $525,601  $526,427
-------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                                209,346
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                                526,078
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT                  $349
-------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $525,601  $526,427
Receivable from reinsurers and
  state trust funds                    87,665    93,651
-------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,      $613,266   620,078
Re-estimated liability, net of
  reinsurance                                   526,078
Re-estimated receivable from
  reinsurers                                     95,570
-------------------------------------------------------
Re-estimated liability, gross                   621,648
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                                        $(1,570)
-------------------------------------------------------

   The analysis above presents the development of Zenith's balance sheet liabilities for 1987 through 1997. The first line in the table shows the liability for loss and loss adjustment expense as estimated at the end of each calendar year. The first section shows the actual payments of loss and loss adjustment expenses that relate to each year-end liability as they are paid during subsequent annual periods. The second section includes revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1997, net of reinsurance. This loss reserve development table is cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. Hence, the liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1996 includes an estimate of the amount still due on the 1995 and prior liabilities. The loss and loss adjustment expense data prior to 1995 have been restated to include health insurance.

   Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

                                    CalFarm
36                                 The Zenith

--------------------------------------------------------------------------------

                                       1995      1994      1993      1992      1991      1990      1989      1988      1987
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
 ADJUSTMENT EXPENSES, NET            $463,123  $462,710  $474,499  $471,832  $447,702  $424,373  $386,445  $347,888  $293,981
-----------------------------------------------------------------------------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                      185,764   175,488   173,699   184,498   184,593   162,642   129,605   118,332   105,939
  Two years later                     295,872   274,560   272,221   292,914   291,228   264,904   205,132   179,241   159,746
  Three years later                             331,532   325,916   355,710   352,208   323,685   258,632   216,321   189,980
  Four years later                                        364,420   389,417   390,459   357,233   289,963   245,629   207,890
  Five years later                                                  416,297   412,600   380,524   309,524   263,971   225,849
  Six years later                                                             433,322   394,741   323,041   275,983   237,474
  Seven years later                                                                     409,190   332,239   284,877   245,429
  Eight years later                                                                               341,520   290,126   251,801
  Nine years later                                                                                          295,039   256,423
  Ten years later                                                                                                     260,196
-----------------------------------------------------------------------------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                      459,314   460,575   464,779   480,903   467,636   427,458   381,096   341,679   293,526
  Two years later                     464,830   450,675   453,497   483,334   485,399   442,332   371,272   332,541   290,002
  Three years later                             442,391   452,330   482,019   485,816   453,802   374,455   327,961   289,074
  Four years later                                        446,746   487,447   488,723   454,744   380,983   325,457   285,801
  Five years later                                                  483,294   491,216   455,971   381,703   328,415   280,860
  Six years later                                                             488,826   456,860   382,280   328,640   281,385
  Seven years later                                                                     453,475   382,219   329,058   282,498
  Eight years later                                                                               377,410   328,465   282,882
  Nine years later                                                                                          322,236   282,454
  Ten years later                                                                                                     279,103
-----------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT    $ (1,707) $ 20,319  $ 27,753  $(11,462) $(41,124) $(29,102) $  9,035  $ 25,652  $ 14,878
-----------------------------------------------------------------------------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $463,123  $462,710  $474,499  $471,832
Receivable from reinsurers and
 state trust funds                     54,429    47,696    44,919    33,070
---------------------------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,       517,552   510,406   519,418   504,902
Re-estimated liability, net of
 reinsurance                          464,830   442,391   446,746   483,294
Re-estimated receivable from
 reinsurers                            54,725    45,045    54,280    70,526
---------------------------------------------------------------------------
Re-estimated liability, gross         519,555   487,436   501,026   553,820
---------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
 GROSS                               $ (2,003) $ 22,970  $ 18,392  $(48,918)
---------------------------------------------------------------------------

                                    CalFarm
                                   The Zenith                                 37

                           CONSOLIDATED BALANCE SHEET

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                                      Note     1997        1996
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS

Investments

 Fixed maturities:

  At amortized cost (fair value $48,266, 1997 and $53,113, 1996)                        $   46,948  $   53,353

  At fair value (cost $534,771, 1997 and $608,756, 1996)                                   542,479     605,630

 Floating rate preferred stocks, at fair value (cost $14,614, 1997 and 1996)                15,670      14,071

 Convertible and non-redeemable preferred stocks, at fair value (cost $6,672,
 1997 and $750, 1996)                                                                        6,602         784

 Common stocks, at fair value (cost $17,790, 1997 and $18,030, 1996)                        23,439      22,771

 Short-term investments (at cost, which approximates fair value)                           209,827     106,712

 Other investments                                                                          35,008      49,478
--------------------------------------------------------------------------------------------------------------

  Total investments                                                               1, 2     879,973     852,799

Cash                                                                                        12,504      12,125

Accrued investment income                                                                    9,523      10,973

Premiums receivable, less allowance for doubtful accounts of $1,575 in 1997
  and $3,725 in 1996                                                                        72,813      80,545

Receivable from reinsurers, state trust funds and prepaid reinsurance premiums     8       106,067     119,524

Deferred policy acquisition costs                                                           20,840      20,752

Properties and equipment, less accumulated depreciation                            3        54,531      49,179

Federal income taxes                                                               6        19,940      29,939

Other assets                                                                       1        75,965      66,888
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $1,252,156  $1,242,724
--------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                    CalFarm
38                                 The Zenith

-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                              Note        1997           1996
-----------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands)

LIABILITIES

Policy liabilities and accruals

  Unpaid loss and loss adjustment expenses                                                 13     $    613,266   $    620,078

  Unearned premiums                                                                                    128,469        127,209

Policyholders' dividends accrued                                                                         5,360          7,670

Other policyholder funds                                                                                 6,407          9,109

Reserves on loss portfolio transfers                                                                    11,054          8,359

Payable to banks and other notes payable                                                   4            13,742         14,508

Senior notes payable, less unamortized issue costs
  of $526, 1997 and $647, 1996                                                             5            74,474         74,353

Other liabilities                                                                                       37,518         43,935
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      890,290        905,221
-----------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities                                                     8

STOCKHOLDERS' EQUITY

Preferred stock, $1 par -- shares authorized 1,000; issued and outstanding, none in 1997 and 1996

Common stock, $1 par -- shares authorized 50,000; issued 24,681, outstanding 17,819,
  1997; issued 24,447, outstanding 17,604, 1996                                            9            24,681         24,447

Additional paid-in capital                                                                             264,098        258,875

Retained earnings                                                                                      186,268        175,684

Net unrealized appreciation on investments, net of deferred tax expense of $5,025,
  1997 and $284, 1996                                                                     1, 2           9,332            528
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       484,379        459,534
Less treasury stock at cost (6,862 shares, 1997 and 6,843 shares, 1996)                    9          (122,513)      (122,031)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                             361,866        337,503
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $  1,252,156   $  1,242,724
-----------------------------------------------------------------------------------------------------------------------------

                                    CalFarm
                                   The Zenith                                 39

                      CONSOLIDATED STATEMENT OF OPERATIONS

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                   Note      1997       1996       1995
---------------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
CONSOLIDATED REVENUES:
Premiums earned                                                                            7      $ 488,721  $ 452,856  $ 437,513
Net investment income                                                                      2         52,332     51,154     46,150
Realized gains on investments                                                              2         14,008     10,807      3,621
Real estate sales                                                                                    45,419     41,554     31,736
---------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                                      600,480    556,371    519,020
---------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Loss and loss adjustment expenses incurred                                               7, 13      348,165    314,700    325,589
Policy acquisition costs                                                                             92,213     84,093     81,846
Other underwriting and operating expenses                                                            68,003     53,413     39,882
Policyholders' dividends and participation                                                              355      2,526      5,660
Real estate construction and operating costs                                                         44,286     39,645     29,661
Interest expense                                                                          4, 5        3,980      4,877      6,960
---------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                      557,002    499,254    489,598
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal income tax expense                                  43,478     57,117     29,422
Federal income tax expense                                                                 6         15,378     19,517      9,700
---------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                                    28,100     37,600     19,722
---------------------------------------------------------------------------------------------------------------------------------
Income from life and annuity operations of CalFarm Life (less income tax
  expense of $3,463)                                                                       15                               6,431
Loss on disposal of CalFarm Life, including income tax expense of $4,099                   15                             (19,553)
---------------------------------------------------------------------------------------------------------------------------------
LOSS FROM DISCONTINUED OPERATIONS                                                                                         (13,122)
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $  28,100  $  37,600  $   6,600
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Income from continuing operations                                                          16     $    1.59  $    2.14  $    1.08
Loss from discontinued operations                                                                                            (.72)
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                                       $    1.59  $    2.14  $    0.36
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE - ASSUMING DILUTION:
Income from continuing operations                                                          16     $    1.57  $    2.12  $    1.08
Loss from discontinued operations                                                                                            (.72)
---------------------------------------------------------------------------------------------------------------------------------
Net income per common share - assuming dilution                                                   $    1.57  $    2.12  $     .36
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                    CalFarm
40                                 The Zenith

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                             1997       1996       1995
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Premiums collected                                                                            $ 521,588  $ 474,831  $ 457,907
    Investment income received                                                                       52,242     46,167     45,606
    Proceeds from sales of real estate                                                               45,964     41,554     31,736
    Loss and loss adjustment expenses paid                                                         (342,461)  (316,949)  (325,200)
    Underwriting and other operating expenses paid                                                 (160,438)  (127,975)  (120,533)
    Real estate construction costs paid                                                             (47,565)   (54,480)   (34,307)
    Reinsurance premiums paid                                                                       (27,336)   (23,748)   (21,586)
    Dividends paid to policyholders                                                                  (1,284)    (5,985)   (13,744)
    Interest paid                                                                                    (6,910)    (7,626)    (8,390)
    Income taxes paid                                                                                (8,242)   (23,090)    (4,578)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operating activities, excluding cash from trading portfolio          25,558      2,699      6,911
Net proceeds from sales of trading portfolio investments                                              1,416      7,050      2,677
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operating activities, including cash from trading portfolio          26,974      9,749      9,588
Net cash from discontinued operating activities, including cash from trading portfolio                                     12,655
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                            26,974      9,749     22,243
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investments:
      Debt securities held-to-maturity                                                                          (5,342)  (141,531)
      Debt and equity securities available-for-sale                                                 (82,734)  (447,251)  (210,600)
      Other debt and equity securities and other investments                                         (8,510)   (13,295)   (13,885)
    Proceeds from maturities and exchanges of investments:
      Debt securities held-to-maturity                                                                6,258      8,460      4,284
      Debt and equity securities available-for-sale                                                  48,338    173,287     16,869
      Other debt and equity securities and other investments                                         15,483                 2,085
    Proceeds from sales of investments:
      Debt and equity securities available-for-sale                                                 104,809    261,410    293,024
      Other debt and equity securities and other investments                                         15,211      9,656      5,086
    Proceeds from the sale of CalFarm Life Insurance Company                                                              120,000
    Net change in short-term investments                                                           (103,115)    34,716    (38,522)
    Other                                                                                            (8,108)    (5,784)    (6,289)
    Net cash used in investing activities of discontinued operations                                                      (30,093)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                                                 (12,368)    15,857        428
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash advanced from bank line of credit                                                                                 43,400
    Cash repaid on bank line of credit                                                                                    (43,400)
    Cash advanced from bank loans and other notes payable                                            39,729     27,935     30,657
    Cash repaid on bank loans and other notes payable                                               (40,719)   (25,691)   (24,225)
    Cash dividends paid to common stockholders                                                      (17,695)   (17,605)   (18,273)
    Proceeds from exercise of stock options                                                           4,940      2,572      4,405
    Purchase of treasury shares                                                                        (482)    (7,611)   (29,318)
    Net cash provided by financing activities of discontinued operations                                                   15,644
---------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                               (14,227)   (20,400)   (21,110)
---------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                                    379      5,206      1,561
Cash at beginning of year                                                                            12,125      6,919      5,358
---------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                               $  12,504  $  12,125  $   6,919
---------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO NET CASH FLOWS
    FROM OPERATING ACTIVITIES:
Income from continuing operations                                                                 $  28,100  $  37,600  $  19,722
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
    Depreciation and amortization                                                                     5,716      3,081      4,975
    Realized gains on investments                                                                   (14,008)   (10,807)    (3,621)
    Net cash from trading portfolio                                                                   1,416      7,050      2,677
    Net cash flow from discontinued operations                                                                             12,655
    Decrease (increase) in:
        Premiums receivable                                                                           7,732     (3,467)    (3,243)
        Receivable from reinsurers                                                                   13,457     (1,824)    (6,168)
        Deferred policy acquisition costs                                                               (88)      (413)    (1,833)
        Real estate construction in progress and land held for development                           (8,038)   (19,601)    (5,596)
    Increase (decrease) in:
        Unpaid loss and loss adjustment expenses                                                     (6,812)      (164)     7,416
        Unearned premiums                                                                             1,260      7,618      2,234
        Policyholders' dividends accrued                                                             (2,310)    (5,570)    (8,422)
        Federal income taxes                                                                          6,385     (3,574)     4,946
        Other                                                                                        (5,836)      (180)    (3,499)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                         $  26,974  $   9,749  $  22,243
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                    CalFarm
                                   The Zenith                                 41

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                 PREFERRED       COMMON
THREE YEARS ENDED DECEMBER 31, 1997    NOTE     STOCK $1 PAR  STOCK $1 PAR
---------------------------------------------------------------------------
(Dollars in thousands, except per
  share data)
BALANCE AT JANUARY 1, 1995                                      $  24,034
Net income for 1995
Net unrealized appreciation on
  investments,
  net of deferred tax expense of
  $8,721                                 2
Exercise of 276,000 stock options        9                            276
Tax benefit on options exercised in
  1995
Purchase of 1,442,000 treasury
  shares at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                       24,310
Net income for 1996
Net unrealized (depreciation) on
  investments, net of deferred tax
  benefit of $4,468                      2
Exercise of 137,000 stock options        9                            137
Tax benefit on options exercised in
  1996
Purchase of 317,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                       24,447
Net income for 1997
Net unrealized appreciation on
  investments, net of deferred tax
  expense of $4,741                      2
Exercise of 234,000 stock options        9                            234
Tax benefit on options exercised in
  1997
Purchase of 19,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                    $  24,681
---------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                    CalFarm
42                                 The Zenith

--------------------------------------------------------------------------------

                                                                   NET UNREALIZED APPRECIATION
                                       ADDITIONAL      RETAINED         (DEPRECIATION) ON        TREASURY
                                     PAID-IN CAPITAL   EARNINGS            INVESTMENTS             STOCK      TOTAL
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per
 share data)
BALANCE AT JANUARY 1, 1995              $ 251,363      $ 167,025            $  (47,460)          $ (85,102) $ 309,860
Net income for 1995                                        6,600                                                6,600
Net unrealized appreciation on
 investments,
 net of deferred tax expense of
 $8,721                                                                         56,285                         56,285
Exercise of 276,000 stock options           4,129                                                               4,405
Tax benefit on options exercised in
 1995                                         591                                                                 591
Purchase of 1,442,000 treasury
 shares at cost                                                                                    (29,318)   (29,318)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,991)                                             (17,991)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995              256,083        155,634                 8,825            (114,420)   330,432
Net income for 1996                                       37,600                                               37,600
Net unrealized (depreciation) on
 investments, net of deferred tax
 benefit of $4,468                                                              (8,297)                        (8,297)
Exercise of 137,000 stock options           2,435                                                               2,572
Tax benefit on options exercised in
 1996                                         357                                                                 357
Purchase of 317,000 treasury shares
 at cost                                                                                            (7,611)    (7,611)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,550)                                             (17,550)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              258,875        175,684                   528            (122,031)   337,503
Net income for 1997                                       28,100                                               28,100
Net unrealized appreciation on
 investments, net of deferred tax
 expense of $4,741                                                               8,804                          8,804
Exercise of 234,000 stock options           4,706                                                               4,940
Tax benefit on options exercised in
 1997                                         517                                                                 517
Purchase of 19,000 treasury shares
 at cost                                                                                              (482)      (482)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,516)                                             (17,516)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            $ 264,098      $ 186,268            $    9,332           $(122,513) $ 361,866
---------------------------------------------------------------------------------------------------------------------

                                    CalFarm
                                   The Zenith                                 43

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

                                     NOTE 1
                        SUMMARY OF ACCOUNTING POLICIES,
                   OPERATIONS AND PRINCIPLES OF CONSOLIDATION
   Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned property-casualty insurance subsidiaries in the business of writing workers' compensation insurance, approximately 54% of which is in California; reinsurance, principally of world-wide property and catastrophe risks; and automobile, homeowners, farmowners, commercial coverages and health insurance and other coverages primarily in the rural and suburban areas of California. Zenith's subsidiaries sell insurance and reinsurance through agents and brokers and not directly to consumers. The market for insurance products and services is highly competitive. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada, through its wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation ("Perma-Bilt"). On December 31, 1996, Zenith acquired through merger the assets and liabilities of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund (See Note 14). In 1995, Zenith sold its wholly-owned life insurance subsidiary, CalFarm Life Insurance Company (See Note
15).

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

   The following summarizes the carrying amounts and fair value of Zenith's financial instruments as of December 31:

--------------------------------------------------------------------------------------
                                                 1997                    1996
                                        ----------------------  ----------------------
                                         CARRYING      FAIR      Carrying      Fair
(Dollars in thousands)          NOTE      AMOUNT      VALUE       amount      value
--------------------------------------------------------------------------------------
ASSETS:
Investments:
  Trading securities              2     $   2,982   $    2,982  $   4,149   $    4,149
  Other investments               2       876,991      878,309    848,650      848,410
                                        ----------  ----------  ----------  ----------
                                          879,973      881,291    852,799      852,559
LIABILITIES:
Other notes payable               4         2,334        2,334      3,361        3,361
Payable to banks                  4        11,408       11,408     11,147       11,147
Senior notes payable              5        74,474       82,365     74,353       82,406
--------------------------------------------------------------------------------------

                                  INVESTMENTS

   Zenith accounts for its investment portfolio in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") which requires investments in debt and equity securities to be identified in three categories as follows: held-to-maturity -- those securities, which by their terms must be redeemed by the issuing company and that the enterprise has the positive intent and ability to hold to maturity, are reported at amortized cost; trading securities -- those securities that are held principally for the purpose of selling them in the near term and are reported at fair value with unrealized gains and losses included in earnings; available-for-sale -- those securities not classified as either held-to-maturity or trading securities and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred taxes.

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

   The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 32 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service, and analytical pricing

                                    CalFarm
44                                 The Zenith
methods for issues for which there is no market. These market values are considered fair value.

   The cost of securities sold is determined by the "identified cost" method. Short-term investments include certificates of deposit, commercial paper and debt securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.

                                      CASH

   Cash includes currency on hand and demand deposits with financial institutions.

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

   Zenith's insurance subsidiaries make provision for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid loss and loss adjustment expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims. Estimates for claims incurred but not reported are based on experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently. Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material. Due to the significant uncertainties inherent in establishing such reserves, the ultimate exposure may vary from the amounts currently reserved.

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

   The concentration of Zenith's business in California makes the results of operations highly dependent upon the State's economy, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes. In addition, premium revenues for most property and casualty insurance coverages written in California (except workers' compensation and health) are subject to prior approval of rates by the California Department of Insurance.

                                  REINSURANCE

   In accordance with general industry practices, Zenith's insurance subsidiaries annually purchase reinsurance to protect themselves against liabilities in excess of certain limits on insurance risks they have underwritten.
Such arrangements are known in the industry as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, unforeseen losses and such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization supporting insurance operations.

   The ceding of reinsurance does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivables from reinsurers. Earned premiums are stated in the consolidated financial statements after deduction of amounts ceded to reinsurers. Approximately 52% of amounts recoverable from reinsurers at December 31, 1997

                                    CalFarm
                                   The Zenith                                 45
are attributable to reinsurance arrangements with one large United States reinsurance company. No material amounts due from reinsurers have been written off as uncollectable in the three years ended December 31, 1997.

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

   The cost of purchased software for internal use is capitalized and amortized over the useful life of the software. The cost of internally-developed software for internal use is expensed as incurred. Beginning in 1998, certain costs of computer software developed or obtained for internal use will be capitalized and amortized over the useful life of the software. The cost of modifying software for Year 2000 compliance is expensed as incurred.

                               INTANGIBLE ASSETS

   Purchased intangibles and the costs in excess of tangible assets acquired, including those related to the acquisition of AGC-SIF discussed in Note 14, are included in Other Assets. The amounts assigned to such assets acquired since 1970 are being amortized on a straight-line basis over 20 to 25 years. Amortization expense was $405,000 in 1997, $412,000 in 1996 and $487,000 in
1995, and accumulated amortization was $6,573,000 at December 31, 1997 and $6,168,000 at December 31, 1996. At December 31, 1997, intangible assets were $7,001,000, of which $4,992,000 are amortizable.

                               EARNINGS PER SHARE

   In 1997, the FASB issued Statement No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 is effective for periods beginning after December 15, 1997. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement which would include net income in addition to unrealized appreciation (depreciation) on available-for-sale securities that are currently presented as components of stockholders' equity.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 is effective for periods beginning after December 15, 1997. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Zenith has not determined the final presentation impact of SFAS No. 131 but does believe that additional segments will be reported in 1998.

            PROPOSED CODIFICATION OF STATUTORY ACCOUNTING PRINCIPLES

   The National Association of Insurance Commissioners is in the process of codifying statutory accounting principles to provide a comprehensive basis of statutory accounting and reporting for use by insurance departments,

                                    CalFarm
46                                 The Zenith
insurers, and auditors. The codified principles have not yet been finalized; therefore, the effective date has not been determined. Implementation of the codified statutory accounting principles may affect the surplus level and the capitalization requirement of Zenith's insurance subsidiaries on a statutory basis. Zenith has not determined the impact of the codification.

                       RECLASSIFICATIONS AND RESTATEMENTS

   Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

   All 1996 and 1995 earnings per share data have been restated in accordance with SFAS No. 128. See EARNINGS PER SHARE above and Note 16.

                                     NOTE 2
                                  INVESTMENTS
   The amortized cost and fair values of investments held-to-maturity, available-for-sale and trading securities were as follows:

--------------------------------------------------------------------------
TYPE OF SECURITY
(Dollars in                               GROSS        GROSS
thousands)                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1997            COST         GAINS      (LOSSES)      VALUE
--------------------------------------------------------------------------
HELD-TO-MATURITY
Corporate debt             $   5,335    $     371                $   5,706
Mortgage-backed               41,613          947                   42,560
--------------------------------------------------------------------------
    Total, held-to-
      maturity             $  46,948    $   1,318                $  48,266
--------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries            $ 131,929    $     424                $ 132,353
Corporate debt               313,641        7,443    $    (954)    320,130
Mortgage-backed               70,190          788         (634)     70,344
Redeemable preferred
  stocks                      16,040          729          (52)     16,717
Equities                      39,051        7,012         (399)     45,664
Short-term investments       209,827                               209,827
--------------------------------------------------------------------------
    Total, available-
      for-sale             $ 780,678    $  16,396    $  (2,039)  $ 795,035
--------------------------------------------------------------------------
TRADING
Corporate debt             $   2,971                 $     (36)  $   2,935
Equities                          25    $      22                       47
--------------------------------------------------------------------------
    Total, trading         $   2,996    $      22    $     (36)  $   2,982
--------------------------------------------------------------------------

--------------------------------------------------------------------------

TYPE OF SECURITY
(Dollars in                               GROSS        GROSS
thousands)                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1996            COST         GAINS      (LOSSES)      VALUE
--------------------------------------------------------------------------
HELD-TO-MATURITY
Corporate debt             $   5,339                 $    (270)  $   5,069
Mortgage-backed               48,014    $      36           (6)     48,044
--------------------------------------------------------------------------
    Total, held-to-
      maturity             $  53,353    $      36    $    (276)  $  53,113
--------------------------------------------------------------------------
AVAILABLE-FOR-SALE
U.S. Treasuries            $ 173,971    $      57    $    (694)  $ 173,334
Corporate debt               334,448        4,018       (5,036)    333,430
Mortgage-backed               77,906          197       (1,821)     76,282
Redeemable preferred
  stocks                      19,467          449         (196)     19,720
Equities                      32,503        5,027       (1,189)     36,341
Short-term investments       106,712                               106,712
--------------------------------------------------------------------------
    Total, available-
      for-sale             $ 745,007    $   9,748    $  (8,936)  $ 745,819
--------------------------------------------------------------------------
TRADING
Corporate debt             $   2,964                 $    (100)  $   2,864
Equities                         891    $     394                    1,285
--------------------------------------------------------------------------
    Total, trading         $   3,855    $     394    $    (100)  $   4,149
--------------------------------------------------------------------------

   Debt securities at December 31, 1997, are due as follows:

------------------------------------------------------
(Dollars in thousands)           AMORTIZED     FAIR
DECEMBER 31, 1997                  COST        VALUE
------------------------------------------------------
HELD-TO-MATURITY:
  Due after ten years            $  46,948   $  48,266
------------------------------------------------------
    Total                        $  46,948   $  48,266
------------------------------------------------------
AVAILABLE-FOR-SALE:
  Due in one year or less        $ 267,594   $ 267,630
  Due after one year through
    five years                     221,609     224,428
  Due after five years through
    ten years                      136,128     138,853
  Due after ten years              116,296     118,460
------------------------------------------------------
    Total                        $ 741,627   $ 749,371
------------------------------------------------------
TRADING:
  Due after one year through
    five years                   $   2,971   $   2,935
------------------------------------------------------
    Total                        $   2,971   $   2,935
------------------------------------------------------

                                    CalFarm
                                   The Zenith                                 47

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

   The gross realized gains on sales of investments classified as available-for-sale during 1997, 1996 and 1995 were $5,067,000, $8,564,000, and
$4,161,000, respectively and the gross realized losses were $959,000, $2,355,000, and $1,604,000, respectively.

   Investment income is summarized as follows:

-------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,          1997         1996         1995
-------------------------------------------------------------------
Fixed maturities
  Bonds                        $  42,837    $  37,968    $  37,019
  Redeemable
    preferred stocks               1,289        1,578        1,143
Equity securities
  Floating rate
    preferred stocks                 872          876        1,229
  Convertible and
    nonredeemable preferred
    stocks                           337          402          281
  Common stocks                      595          758          571
Short-term investments             8,090        9,257        6,555
Other                              1,489        3,608        1,703
-------------------------------------------------------------------
                                  55,509       54,447       48,501
Less investment expenses           3,177        3,293        2,351
-------------------------------------------------------------------
Net investment income          $  52,332    $  51,154    $  46,150
-------------------------------------------------------------------

   Investments carried at their fair value of $294,309,000 at December 31, 1997 and $305,440,000 at December 31, 1996 were on deposit with regulatory authorities in compliance with insurance company regulations.

   At December 31, 1997, Zenith and its subsidiaries owned $6,370,000, at fair value, of securities issued by Reliance Insurance

Company, its parent and affiliates. Reliance Insurance Company is a major stockholder of Zenith. During the fourth quarter of 1997, Zenith and its subsidiaries sold $12,500,000 of securities in Delta Life Corporation for $17,944,000 in cash resulting in $5,444,000 pretax realized gain. The former Chairman, President and Chief Executive Officer of Delta Life Corporation is also a Director of Zenith.

                                     NOTE 3
                            PROPERTIES AND EQUIPMENT

   Properties and equipment consist of the following:

------------------------------------------------------
(Dollars in thousands)
DECEMBER 31,                        1997       1996
------------------------------------------------------
Land                              $  14,836  $  14,836
Buildings                            31,852     31,642
Furniture, fixtures and
  equipment                          37,627     32,249
------------------------------------------------------
                                     84,315     78,727
Less accumulated depreciation        29,784     29,548
------------------------------------------------------
  Total                           $  54,531  $  49,179
------------------------------------------------------

   Depreciation expense amounted to $5,788,000, $5,503,000, and $4,949,000 in 1997, 1996 and 1995, respectively.

                                     NOTE 4
                    PAYABLE TO BANKS AND OTHER NOTES PAYABLE

   Zenith has three lines of credit available with aggregate availability of $100 million. As of December 31, 1997 and 1996, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed through these three lines of credit is payable at the bank's prime rate, less .55%, or a fixed rate chosen by Zenith; at the bank's prime rate, less .50%, or a fixed rate chosen by Zenith; and at the bank's prime rate or IBOR plus a margin of 0.375%.

   Under these agreements, certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.

   There were no borrowings on the lines of credit in 1997 and 1996. The prime interest rate was 8.50% and 8.25% at December 31, 1997 and 1996, respectively.

   Perma-Bilt has two construction loan agreements, each providing for a subdivision lot

                                    CalFarm
48                                 The Zenith
development loan and a construction revolving line of credit loan, bearing interest at prime plus 1.0% and prime plus 0.75%, respectively. Each agreement pertains to a separate residential housing project and the maximum that may be borrowed under the two agreements combined is $25,275,000. At December 31, 1997, $11,408,000 was outstanding with respect to these loans. The loans mature between April 20, 1998 and June 5, 1999. The carrying value of these variable-rate loans approximates fair value at December 31, 1997.
   Perma-Bilt is also obligated under various notes payable arising from its purchase of several parcels of property. Such notes are collateralized by the land parcels and bear interest at rates between 8% and 12%, with a maximum maturity of August 2004. The balance outstanding with respect to these notes was $2,334,000 at December 31, 1997.

                                     NOTE 5
                              SENIOR NOTES PAYABLE
   Zenith issued $75,000,000 of 9% Senior Notes due 2002 (the "9% Notes") at par in May 1992. Interest on the notes is payable semi-annually. The notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the notes and $121,000 of such costs were amortized each year for the three years ended December 31, 1997. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12-month period is 30% or more of the fair market value of outstanding Zenith common stock. The fair value at December 31, 1997 of the 9% Notes is $82,365,000 based on a price published by a rating agency.

   Interest incurred on all borrowing is summarized as follows:

---------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                         1997    1996    1995
---------------------------------------------------------------------
Interest capitalized for real estate
 operations                                    $3,755  $3,127  $1,572
Interest not related to real estate
  operations                                    3,980   4,877   6,960
---------------------------------------------------------------------
Total interest incurred                        $7,735  $8,004  $8,532
---------------------------------------------------------------------

                                     NOTE 6
                              FEDERAL INCOME TAXES

   The components of the provision (benefit) for taxes on income from continuing operations are:

------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,        1997       1996       1995
------------------------------------------------------------
Current                      $  10,989  $  19,979     $5,947
Deferred                         4,389       (462)     3,753
------------------------------------------------------------
Total federal income taxes   $  15,378  $  19,517     $9,700
------------------------------------------------------------

   The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income from continuing operations, as reflected in the financial statements, is explained as follows:

-------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                    1997     1996     1995
-------------------------------------------------------------------
Statutory federal income tax              $15,217  $19,991  $10,298
Increase (reduction) in taxes:
  Dividend received
    deduction and tax-
    exempt interest                          (693)    (846)    (710)
  Other                                       854      372      112
-------------------------------------------------------------------
Total federal income taxes                $15,378  $19,517  $ 9,700
-------------------------------------------------------------------

                                    CalFarm
                                   The Zenith                                 49

   Deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the net deferred tax assets and liabilities were as follows:

------------------------------------------------------------------------------

                                         1997                    1996
(Dollars in thousands)               DEFERRED TAX            Deferred Tax
YEAR ENDED DECEMBER 31,          ASSETS    LIABILITIES   Assets    Liabilities
------------------------------------------------------------------------------
Differences between the tax
  basis and carrying value of
  investments, principally
  unrealized appreciation on
  available-for-sale
  investments                               $   5,521               $     602
Deferred policy acquisition
  costs                                         7,294                   7,263
Purchased intangibles                           1,747                   1,991
Properties and equipment                        4,371                   2,385
Property-Casualty loss reserve
  discount                      $  27,039               $  28,070
Limitation on deduction for
  unearned premiums                 8,513                   8,515
Policyholders' dividends
  accrued                           1,876                   2,286
Other                               2,538       5,230       2,272       5,348
------------------------------------------------------------------------------
                                   39,966      24,163      41,143      17,589
------------------------------------------------------------------------------
Net deferred tax assets         $  15,803               $  23,554
------------------------------------------------------------------------------

   Zenith's deferred tax assets will be fully realized because all future deductible amounts can be offset by future taxable amounts or recovery of federal income taxes paid within the statutory carryback period.

   Property-Casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.

   Current taxes receivable and deferred taxes were as follows:

--------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,               1997       1996
--------------------------------------------------------
Current taxes receivable            $   4,137  $   6,385
Net deferred tax asset                 15,803     23,554
--------------------------------------------------------
Federal income taxes                $  19,940  $  29,939
--------------------------------------------------------

   Zenith files a consolidated federal income tax return. Zenith's insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

                                     NOTE 7
                                  REINSURANCE

   Reinsurance transactions reflected in the financial statements are as follows:

------------------------------------------------------------
(Dollars in thousands)         1997       1996       1995
------------------------------------------------------------
Ceded reinsurance netted
  against earned premiums
  for the year               $  26,191  $  24,642  $  21,112
Ceded reinsurance netted
  against property and
  casualty loss and loss
  adjustment expenses
  incurred                      10,491     12,396     15,532
Net assumed reinsurance
  included in earned
  premiums for the year         37,385     41,930     45,367
------------------------------------------------------------

   Zenith Insurance has an assumed reinsurance agreement with Reliance Insurance Company, a major stockholder of Zenith. Estimated costs paid to Reliance relating to this arrangement amounted to $97,000, $181,000, and $460,000 for 1997, 1996 and 1995, respectively. Zenith Insurance (through AGC-SIF) also maintains aggregate and specific excess of loss reinsurance agreements with Reliance Insurance Company. Included in receivable from reinsurers is $14,872,000 relating to this reinsurance arrangement.

   Zenith maintains excess of loss and catastrophic reinsurance protection which varies based on the type of coverage. Excess of loss reinsurance covers losses per occurrence in excess of $350,000 for property, $550,000 for workers' compensation and $700,000 for liability and umbrella. Zenith's catastrophic reinsurance coverage provides protection against aggregate losses per event up to $80,000,000 for property and $100,000,000 for workers' compensation. Assumed reinsurance business is not covered by such catastrophe reinsurance. Credit quality of reinsurers may impact profitability and stockholders' equity. No losses have been incurred from uncollectible reinsurance during the past three years and no allowances are carried on the financial statements for unrecoverable reinsurance.

                                    CalFarm
50                                 The Zenith

                                     NOTE 8
                     COMMITMENTS AND CONTINGENT LIABILITIES

   Zenith and its subsidiaries lease space for some of its offices expiring through 2003, equipment on leases expiring through 1998 and automobiles on two through five-year leases. The minimum rentals on these operating leases as of December 31, 1997 are as follows:

---------------------------------------------------------------
(Dollars in thousands)       EQUIPMENT
                                AND
YEAR                        AUTO FLEET     OFFICES      TOTAL
---------------------------------------------------------------
1998                         $     939    $   3,026   $   3,965
1999                               474        2,237       2,711
2000                               114        1,771       1,885
2001                                          1,388       1,388
2002                                          1,156       1,156
Thereafter                                      352         352
---------------------------------------------------------------
Total                        $   1,527    $   9,930   $  11,457
---------------------------------------------------------------

   Rental expenses for 1997, 1996 and 1995 amounted to $5,925,000, $5,358,000, and $5,397,000, respectively.

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

                           CONTINGENCIES SURROUNDING
                       RECOVERABILITY OF STATE DISABILITY
                             TRUST FUND RECEIVABLES

   Florida has created the Special Disability Trust Fund ("the Fund") which assesses Workers' Compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998.

   Zenith has recorded its receivable from the fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. Management believes that this receivable will be substantially recovered.

   At December 31, 1997 and 1996, the receivable from the Fund was $5,094,000 and $8,096,000, respectively. During 1997, $3,053,000 was collected.

                     CONTINGENCIES SURROUNDING ESTIMATES OF
                        LIABILITIES FOR UNPAID LOSS AND
                            LOSS ADJUSTMENT EXPENSES

   In 1995, Zenith's new workers' compensation computer system ("system") became operational. Management observed certain unusual claim reserving trends and patterns in 1995 and 1996, and to a much lesser degree, during the first three quarters of 1997. Based on currently available data, these claim reserving trends and patterns have stabilized. Any subsequent re-interpretation of new information that becomes available from the system which may change the estimate of such liabilities in future periods is not considered to have a material impact on the financial position or results of operations.

                                     NOTE 9
                                  COMMON STOCK

   Under employee non-qualified stock option plans adopted by the Board of Directors and Stockholders in 1978 and in 1996, options are granted to officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The options outstanding at December 31, 1997 expire five years after the date of grant or three months after termination of employment. Options granted vest one-fourth per year after the first year. One grant for one million shares is for a term of ten years and vests one-fifth per year after the first year.

   Zenith has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") effective for the year ended December 31, 1996. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Zenith's stock option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, Zenith's net income and net income per share would have been reduced to the pro-forma amounts indicated as follows:

                                    CalFarm
                                   The Zenith                                 51

------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)                           1997                    1996                    1995
------------------------------------------------------------------------------------------------------------------------------------
                                                              AS REPORTED  PRO FORMA  As Reported  Pro forma  As Reported  Pro forma
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                     $  28,100   $  26,583   $  37,600   $  36,647   $   6,600   $   6,541
Net income per common share                                         1.59        1.50        2.14        2.08        0.36        0.36
Net income per common share - assuming dilution                     1.57        1.49        2.12        2.06        0.36        0.36
------------------------------------------------------------------------------------------------------------------------------------

1996 and 1995 earnings per share data have been restated in accordance with SFAS No. 128.

   The pro-forma effect on net income for 1997, 1996 and 1995 is not representative of the pro-forma effect on net income in future years because it does not take into consideration pro-forma compensation expense related to grants made prior to 1995.
   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

--------------------------------------------------------------------------------------
                                                       1997        1996        1995
                                                      GRANTS      Grants      Grants
--------------------------------------------------------------------------------------
Risk-free interest rates                                5.70%       6.50%       6.20%
Dividend yields                                         4.10%       4.20%       4.20%
Volatility factors                                     16.94%      27.40%      27.40%
Weighted average expected life
  Five-year term options                              5 YEARS     4 years     4 years
  Ten-year term options                                    --    10 years          --
Weighted average fair value per share                   $4.07       $6.16       $4.43
--------------------------------------------------------------------------------------

   Additional information with respect to stock options is as follows:

-------------------------------------------------------------------
                                                            WEIGHTED
                                                    NUMBER  AVERAGE
                                                      OF    EXERCISE
(Options in thousands)                              SHARES   PRICE
-------------------------------------------------------------------
Outstanding at January 1, 1995                      1,295   $20.62
Granted                                               509    21.52
Exercised                                             276    15.96
Expired or cancelled                                  394    21.24
-------------------------------------------------------------------
Outstanding at December 31, 1995                    1,134    21.94
Granted                                             1,422    24.51
Exercised                                             136    18.90
Expired or cancelled                                   72    22.56
-------------------------------------------------------------------
Outstanding at December 31, 1996                    2,348    23.65
Granted                                               590    26.95
Exercised                                             234    21.12
Expired or cancelled                                   74    25.31
-------------------------------------------------------------------
Outstanding at December 31, 1997                    2,630   $24.58
-------------------------------------------------------------------

   Options exercisable at December 31, 1997, 1996, and 1995 were 737,000, 474,000 and 335,000, respectively.

   Certain information on outstanding options is as follows:

------------------------------------------------------------------
(Options in
thousands)                       WEIGHTED
RANGE OF                          AVERAGE      OUTSTANDING OPTIONS
EXERCISE          NUMBER      REMAINING LIFE    WEIGHTED AVERAGE
PRICE           OUTSTANDING      IN YEARS        EXERCISE PRICE
------------------------------------------------------------------
   $23.63            1,000             8.2          $   23.63
  $20.94 -
   $28.19            1,630             3.4              25.16
------------------------------------------------------------------

   Certain information on exercisable options is as follows:

------------------------------------------------
(Options in                       EXERCISABLE
thousands)                     OPTIONS WEIGHTED
RANGE OF            NUMBER     AVERAGE EXERCISE
EXERCISE PRICES   EXERCISABLE        PRICE
------------------------------------------------
     $23.63              200       $   23.63
$20.94 - $28.19          537           23.96
------------------------------------------------

   At December 31, 1997, Zenith had authority from its Board of Directors to repurchase 1,085,000 common shares at prevailing market prices.

                                    NOTE 10
                             DIVIDEND RESTRICTIONS

   State insurance regulations limit the maximum dividends that may be paid to Zenith by its insurance company subsidiaries during any 12-month period without prior regulatory approval. Stockholder's equity of Zenith's insurance subsidiaries, in accordance with generally accepted accounting principles, amounted to $346,097,000 as of December 31, 1997, of which $27,841,000 can be paid in 1998 to Zenith in dividends without prior approval, leaving a restricted balance of $318,256,000.

                                    NOTE 11
                            STATUTORY FINANCIAL DATA

   Capital stock and surplus and net income of Zenith's insurance subsidiaries on a statutory

                                    CalFarm
52                                 The Zenith
basis as reported to regulatory authorities were as follows:

------------------------------------------------------
(Dollars in
thousands)
YEAR ENDED
DECEMBER 31,             1997       1996       1995
------------------------------------------------------
Capital stock and
  surplus              $ 279,993  $ 265,341  $ 223,019
Net income                31,820     33,384     17,157
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

                                    NOTE 12
                       UNAUDITED QUARTERLY FINANCIAL DATA

-----------------------------------------------------------------------
(Dollars in
thousands
except per share
data)
YEAR ENDED              MARCH        JUNE       SEPTEMBER    DECEMBER
DECEMBER 31, 1997        31           30           30           31
-----------------------------------------------------------------------
Premium earned        $ 122,363    $ 125,831    $ 120,475    $ 120,052
Net investment
  income                 12,448       13,406       13,272       13,206
Realized gains
  on investments          1,876        1,996        1,861        8,275
Real estate sales         9,963       11,174       11,480       12,802
Net income                7,100        7,900        8,000        5,100
Net income per
  common share              .40          .45          .45          .29
Net income per
  common share --
  assuming dilution         .40          .44          .45          .28
-----------------------------------------------------------------------

The first three quarters of 1997 have been restated in accordance with SFAS No. 128.

The fourth quarter of 1997 net income reflects an approximate $12,000,000 loss and expense reserve strengthening for prior accident years.

---------------------------------------------------------------------------------
(Dollars in thousands
except per share data)
YEAR ENDED                    MARCH          JUNE       SEPTEMBER      DECEMBER
DECEMBER 31, 1996               31            30            30            31
---------------------------------------------------------------------------------
Premium earned              $  112,237    $  108,255    $  112,492    $  119,872
Net investment
  income                        12,054        12,836        12,574        13,690
Realized gains on
  investments                    4,272         3,778           178         2,579
Real estate sales                5,985         8,810        11,822        14,937
Net income                      12,400        10,700         9,100         5,400
Net income per common
  share                            .70           .61           .52           .31
Net income per common
  share -- assuming
  dilution                         .70           .60           .51           .30
---------------------------------------------------------------------------------

The 1996 quarterly earnings per share amounts have been restated to comply with SFAS No. 128.

                                    NOTE 13
                            LOSS AND LOSS ADJUSTMENT
                                EXPENSE RESERVES

   The following table represents a reconciliation of changes in liabilities for unpaid property-casualty loss and loss adjustment expenses for the three years ended December 31, 1997.

---------------------------------------------------------------
(Dollars in thousands)            1997       1996       1995
---------------------------------------------------------------
Beginning of year, net of
 reinsurance recoverable         $526,427   $463,123   $462,710
Incurred claims:
  Current year                    348,514    318,509    327,724
  Prior years                        (349)    (3,809)    (2,135)
---------------------------------------------------------------
Total incurred claims             348,165    314,700    325,589
---------------------------------------------------------------
Payments:
  Current year                   (138,393)  (131,061)  (149,688)
  Prior years                    (209,346)  (185,764)  (175,488)
---------------------------------------------------------------
Total payments                   (347,739)  (316,825)  (325,176)
---------------------------------------------------------------
End of year, net of
 reinsurance                      526,853    460,998    463,123
Reinsurance recoverable            87,665     56,390     54,429
---------------------------------------------------------------
End of year, before AGC-SIF                  517,388    517,552
---------------------------------------------------------------
AGC-SIF December 31, 1996
 balances acquired:
  Reserves, net                               65,429
  Recoverable from reinsurers
    and state trust funds                     37,261
  Change in net reserves and
    recoverables from
    reinsurers and state trust
    funds                          (1,252)
---------------------------------------------------------------
End of year, after AGC-SIF       $613,266   $620,078   $517,552
---------------------------------------------------------------

Statutory reserves differ from GAAP in 1997 and 1996 by the amount of the deposit receivable from Reliance, which is treated as reinsurance recoverable for statutory purposes.

   Subsequent development of AGC-SIF net reserves acquired at December 31, 1996 is included in the Member distribution formula under the terms of the acquisition. (See Note 14).

                                    NOTE 14
                                  ACQUISITIONS
                             ACQUISITION OF AGC-SIF

   On December 31, 1996, Zenith completed the acquisition of AGC-SIF. Under the terms of the acquisition, Zenith acquired by merger all of AGC-SIF's assets and assumed its liabilities, including the liabilities of the insured Members of AGC-SIF for future assessments. Over a three-year period, Zenith will distribute to AGC-SIF's

                                    CalFarm
                                   The Zenith                                 53

Members a minimum amount of $1.14 million to a maximum amount equal to AGC-SIF's Adjusted GAAP Net Worth, as defined in the acquisition agreement, based on a formula and audited by an independent certified public accounting firm.

   The acquisition was accounted for as a purchase and the assets and liabilities of AGC-SIF at December 31, 1996 were merged into Zenith's wholly-owned subsidiary, Zenith Insurance Company, and are included in Zenith's December 31, 1996 consolidated balance sheet.

                         PENDING ACQUISITION OF RISCORP

   On June 17, 1997, Zenith announced that its wholly-owned subsidiary, Zenith Insurance Company ("Zenith Insurance"), had entered into an agreement with RISCORP, Inc. ("RISCORP") to purchase all of the assets of RISCORP related to its workers' compensation business, including RISCORP's existing in-force business, as well as the right to all new and renewal policies. Zenith Insurance will also purchase RISCORP's "First Call" managed care workers' compensation system. After the transaction closes, RISCORP will no longer engage in the workers' compensation or managed care businesses. In connection with the transaction, Zenith Insurance will assume certain liabilities related to RISCORP's insurance businesses. In addition, Zenith Insurance will assume or repay $15 million in indebtedness of RISCORP. The purchase price, which will be in cash, will be the difference between the book value of the assets purchased and the book value of the liabilities assumed by Zenith Insurance on the closing date, subject to a minimum purchase price of $35 million. Zenith intends to fund the closing of this transaction with bank financing and internal funds.

   Effective June 18, 1997, Zenith Insurance entered into a reinsurance agreement with RISCORP. Under the reinsurance agreement,

Zenith Insurance has reinsured all of RISCORP's liabilities on or after June 18, 1997 in respect of new, renewal, and in-force Florida workers' compensation policies in the event RISCORP is declared insolvent under applicable insurance law pursuant to court order prior to the closing. RISCORP has assigned to Zenith Insurance its right to receive certain payments from other reinsurers in respect of the business Zenith Insurance has reinsured. In addition, RISCORP has established a trust account of approximately $50 million to reimburse Zenith Insurance for any amounts paid under the reinsurance agreement. The assets in such RISCORP trust account are not included in Zenith's consolidated balance sheet. Although there can be no assurance that such amount ultimately would be sufficient to reimburse Zenith fully for such payments, Zenith believes that any contingent liability under this agreement as of December 31, 1997 would not be material.

   The closing of the purchase of RISCORP's assets and liabilities is subject to certain conditions, including compliance with contract provisions, the review and approval by appropriate regulatory agencies and approval by RISCORP's shareholders. The agreement has been approved by the Boards of Directors of Zenith, Zenith Insurance, and RISCORP.

   The purchase price will be determined based on an audited statement of transferred assets and liabilities of the business as of the closing date, after agreement by Zenith or, if necessary, determination by neutral auditors and actuaries of any disputed items in the statement. As a result, management is currently unable to determine the purchase price.

   Zenith will not be purchasing the stock of RISCORP or its affiliates or assuming the liabilities that are unrelated to the insurance business, including liabilities related to any present or future litigation against those companies.

                                    CalFarm
54                                 The Zenith

   Set forth below is certain summary consolidated financial information with respect to RISCORP and its subsidiaries excerpted from the information contained in RISCORP's Annual Report on Form 10-K for the year ended December 31, 1996 and RISCORP's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. Neither Zenith nor its independent accountants take any responsibility for the accuracy or completeness of this information.

             Selected Consolidated Financial Information of RISCORP

----------------------------------------------------------------
                       Nine Months Ended         Year Ended
(Dollars in              September 30,          December 31,
thousands)              1997       1996       1996       1995
----------------------------------------------------------------
Operating results:
  Premiums earned     $ 133,882  $ 131,855  $ 173,557  $ 135,887
  Fee and other
    income               17,969     23,079     31,838     23,413
  Net investment
    income               12,557      7,592     12,194      6,708
  Total revenues        164,408    162,526    217,589    166,008
  Net income              3,810      9,301      2,398     13,683
Balance sheet:
  Invested assets       209,134    241,143    255,656     69,365
  Receivable from
    reinsurers,
    state trust
    funds and other     349,105    320,378    363,957    257,013
  Total assets          769,276    741,135    828,442    443,242
  Unpaid loss and
    loss adjustment
    expenses            460,428    406,354    458,239    261,700
  Total liabilities     607,328    579,801    671,134    427,085
  Stockholders'
    equity              161,948    161,334    157,308     16,157
----------------------------------------------------------------

Audits of RISCORP's financial statements were performed by an independent accounting firm, other than Zenith's independent accounting firm, whose 1996 report included an explanatory paragraph describing several adverse developments and uncertainties.

                                    NOTE 15
                            DISCONTINUED OPERATIONS

   During 1995, Zenith completed the sale of its wholly-owned subsidiary, CalFarm Life Insurance Company ("CalFarm Life"), to a subsidiary of SunAmerica, Inc. for approximately $120 million in cash. The group health insurance business of CalFarm Life was retained by Zenith. The sale resulted in a loss of approximately $19.5 million, after taxes. The life and annuity operations of CalFarm Life are presented as discontinued operations in the financial statements. Group health insurance operations are included in the property-casualty business segment.

   Revenues for the discontinued operation were $88,610,000 for 1995.

                                    NOTE 16
                               EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per share.

---------------------------------------------------------------
(In thousands, except per
share data)                       1997       1996       1995
---------------------------------------------------------------
(A)Income from continuing
   operations                   $  28,100  $  37,600  $  19,722
---------------------------------------------------------------
(B)Weighted average
   outstanding shares during
   the period                      17,716     17,594     18,273
 Additional common shares
 issuable under employee stock
 option plans using the
 treasury stock method                170        158         61
---------------------------------------------------------------
(C)Weighted average number of
   common shares outstanding
   assuming exercise of stock
   options                         17,886     17,752     18,334
---------------------------------------------------------------
(A)/(B) Income from continuing
    operations per share        $    1.59  $    2.14  $    1.08
(A)/(C) Income from continuing
    operations per share
    assuming dilution           $    1.57  $    2.12  $    1.08
---------------------------------------------------------------

   Options to purchase 407,000 shares of common stock at an average price of $28 per share were outstanding as of December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be antidilutive.

                                    NOTE 17
                              SEGMENT INFORMATION

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

                          PROPERTY-CASUALTY OPERATIONS

   Zenith's property and casualty insurance operations offer multiple product line direct insurance and reinsurance. Investments and related income of the property and casualty insurance companies are available for payment of claims and benefits and have not been identified with individual product lines.

                                    CalFarm
                                   The Zenith                                 55

   The following table is a summary of results by major segments:

-----------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
YEAR ENDED DECEMBER 31                                           1997          1996          1995
-----------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY
    Net written premiums                                      $   487,113   $   458,061   $   439,882
    Net earned premiums                                           488,721       452,856       437,513
    Investment income                                              51,136        48,457        45,931
    Underwriting income (loss)                                    (16,459)        1,093       (13,600)
    Income from continuing operations after taxes and before
      realized gains(1)                                            24,929        32,629        21,608
    Income from continuing operations after taxes                  33,296        39,654        23,934
    Identifiable assets                                         1,137,385     1,137,520     1,005,133
-----------------------------------------------------------------------------------------------------
PARENT
    Real estate sales                                              45,419        41,554        31,736
    Investment income                                               1,196         2,697           219
    (Loss) from continuing operations after taxes and before
      realized gains(1)                                            (5,260)       (2,054)       (4,240)
    (Loss) from continuing operations after taxes                  (5,196)       (2,054)       (4,212)
    Identifiable assets                                           117,877       108,350       115,429
-----------------------------------------------------------------------------------------------------
CONSOLIDATED TOTAL
    Net earned premiums                                           488,721       452,856       437,513
    Real estate sales                                              45,419        41,554        31,736
    Investment income                                              52,332        51,154        46,150
    Underwriting income (loss)                                    (16,459)        1,093       (13,600)
    Income from continuing operations after taxes and before
      realized gains(1)                                            19,669        30,575        17,368
    Income from continuing operations                              28,100        37,600        19,722
    Loss from discontinued life and annuity operations, net
      of taxes                                                                                (13,122)
    Net income(2)                                                  28,100        37,600         6,600
      Per share                                                      1.59          2.14           .36
      Per share-assuming dilution                                    1.57          2.12           .36
    Total assets(3)                                           $ 1,252,156   $ 1,242,724   $ 1,115,433
-----------------------------------------------------------------------------------------------------
(1) Realized gains on investments after taxes were as
    follows:
                                                                 1997          1996          1995
                                                              ---------------------------------------
   Property-Casualty                                          $     8,367   $     7,025   $     2,326
   Parent                                                              64                          28
                                                              ---------------------------------------
   Consolidated Total                                         $     8,431   $     7,025   $     2,354
(2) 1996 and 1995 amounts have been restated in accordance with SFAS No. 128.
(3) Reflects elimination entry of $3,106,000, $3,146,000, and $5,129,000 in 1997, 1996 and 1995,
    respectively.

                                    NOTE 18
                      UNAUDITED COMMON STOCK MARKET PRICES

   The following table shows the high and low common stock prices during each quarter for the past two years.

-----------------------------------------------------------------------------------
                                                  1997                  1996
                                           ------------------    ------------------
                                            HIGH        LOW       High        Low
-----------------------------------------------------------------------------------
March 31                                    27 7/8     25 7/8     24 7/8     21 1/8
June 30                                     27 1/2     24 5/8     28 7/8     23 7/8
September 30                                28 5/8     26 5/16    28 1/2     26 1/4
December 31                                 28 3/4     25 7/16    28         25 1/4
-----------------------------------------------------------------------------------

                                    NOTE 19
                                SUBSEQUENT EVENT

   As previously announced, on January 6, 1998, Zenith repurchased 930,000 shares of its common stock on the open market at $25 per share, reducing the outstanding shares to 16,889,000.

                                    CalFarm
56                                 The Zenith

                        INDEPENDENT ACCOUNTANT'S REPORT

                   TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
                       OF ZENITH NATIONAL INSURANCE CORP.

  WE HAVE AUDITED THE ACCOMPANYING CONSOLIDATED BALANCE SHEET OF ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES AS OF DECEMBER 31, 1997 AND 1996, AND THE RELATED CONSOLIDATED STATEMENTS OF OPERATIONS, CASH FLOWS, AND STOCKHOLDERS' EQUITY FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDITS.

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

  IN OUR OPINION, THE FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE CONSOLIDATED FINANCIAL POSITION OF ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES AS OF DECEMBER 31, 1997 AND 1996, AND THE CONSOLIDATED RESULTS OF THEIR OPERATIONS AND THEIR CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997, IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

COOPERS & LYBRAND L.L.P.
LOS ANGELES, CALIFORNIA, FEBRUARY 4, 1998

                                    CalFarm
                                   The Zenith                                 57

                              CORPORATE DIRECTORY

                                    CalFarm
                                   The Zenith

                              CORPORATE DIRECTORY
                        ZENITH NATIONAL INSURANCE CORP.

                                   DIRECTORS
                            Also Directors of Zenith
                               Insurance Company

                                GEORGE E. BELLO
                            Executive Vice President
                           and Controller of Reliance
                              Group Holdings, Inc.

                                MAX M. KAMPELMAN
                             Attorney, Of Counsel,
                             Fried, Frank, Harris,
                               Shriver & Jacobson

                                 JACK M. OSTROW
                             Attorney and Certified
                               Public Accountant

                              WILLIAM S. SESSIONS
                                    Attorney
                           Sessions & Sessions, L.C.,
                              Security Consultant

                               HARVEY L. SILBERT
                             Attorney, Of Counsel,
                                Loeb & Loeb LLP

                              ROBERT M. STEINBERG
                              President and Chief
                               Operating Officer
                               of Reliance Group
                                 Holdings, Inc.

                               SAUL P. STEINBERG
                                Chairman of the
                                Board and Chief
                               Executive Officer
                                  of Reliance
                              Group Holdings, Inc.

                                GERALD TSAI, JR.
                                 Management of
                              Private Investments

                                 STANLEY R. ZAX
                                Chairman of the
                              Board and President

                                    OFFICERS

                                 STANLEY R. ZAX
                                Chairman of the
                              Board and President

                               FREDRICKA TAUBITZ
                            Executive Vice President
                           & Chief Financial Officer

                               WESTLEY M. HEYWARD
                             Senior Vice President

                              MICHAEL W. JACOBSON
                             Senior Vice President

                                 JAMES P. ROSS
                             Senior Vice President

                                JOHN J. TICKNER
                             Senior Vice President
                                 and Secretary

                               HYMAN J. LEE, JR.
                                 Vice President

                                TRANSFER AGENT-
                                  COMMON STOCK
                    ChaseMellon Shareholder Services, L.L.C.
                                Los Angeles, CA
                               Internet Address:
                              www.chasemellon.com

                                TRANSFER AGENT-
                                  SENIOR NOTES
                                  Norwest Bank
                                Minnesota, N.A.
                                Minneapolis, MN

                                   CORPORATE
                                  HEADQUARTERS
                              21255 Califa Street
                         Woodland Hills, CA 91367-5021
                               Internet Address:
                             www.zenithnational.com

                              NYSE TRADING SYMBOL
                              Common stock -- ZNT

                                  INDEPENDENT
                                   ACCOUNTANT
                            Coopers & Lybrand L.L.P.
                                Los Angeles, CA

                               THE ANNUAL REPORT
                               on Form 10-K, for
                             the fiscal year ended
                               December 31, 1997
                                may be obtained
                              free of charge upon
                              written request to:
                            Chief Financial Officer
                                Zenith National
                                Insurance Corp.
                              21255 Califa Street
                         Woodland Hills, CA 91367-5021

                                    CalFarm
                                   The Zenith                                 59

                              CORPORATE DIRECTORY
                            ZENITH INSURANCE COMPANY

                                    OFFICERS

                                 STANLEY R. ZAX
                                Chairman of the
                              Board and President

                               FREDRICKA TAUBITZ
                           Executive Vice President &
                            Chief Financial Officer

                                 JACK D. MILLER
                            Executive Vice President

                                 JAMES P. ROSS
                             Senior Vice President,
                             President of Workers'
                             Compensation Division

                               STEPHEN J. ALBERS
                             Senior Vice President

                               JOHN E. BRODERICK
                             Senior Vice President

                                JOHN V. D'ALUSIO
                             Senior Vice President

                                  DAN M. HAIR
                             Senior Vice President

                               JOHN C. HASBROUCK
                             Senior Vice President

                               WESTLEY M. HEYWARD
                             Senior Vice President

                                 PHILIP R. HUNT
                             Senior Vice President

                                COREY A. INGBER
                             Senior Vice President

                              MICHAEL W. JACOBSON
                             Senior Vice President

                                EDWARD G. KRISAK
                             Senior Vice President

                                ROBERT E. MEYER
                             Senior Vice President
                                  and Actuary

                                 TERRY D. MOORE
                             Senior Vice President

                                WILLIAM J. SAAKE
                             Senior Vice President

                                DOUGLAS L. SYMES
                             Senior Vice President

                                JOHN J. TICKNER
                             Senior Vice President,
                               General Regulatory
                             Counsel and Secretary

                                KEITH E. TROTMAN
                             Senior Vice President

                                CHRIS L. USELTON
                             Senior Vice President

                                GLEN R. ZEPNICK
                             Senior Vice President

                               BRYAN A. ANDERSON
                                 Vice President

                                NORMAN H. BAKER
                                 Vice President

                              JEFFREY J. BEAUDOIN
                                 Vice President

                                 JOHN P. BENSON
                                 Vice President

                               SUZANNE M. CHAPAN
                                 Vice President

                               RONALD W. CRABTREE
                                 Vice President

                             CHARLES R. CRONIN, JR.
                                 Vice President

                                GERALD D. CURTIN
                                 Vice President

                               F. STEPHEN FETCHET
                                 Vice President

                              ROBERT L. HERNANDEZ
                                 Vice President

                                 CAROLYN HINSON
                                 Vice President

                                DAVID G. HOPPEN
                                 Vice President

                                  FRED A. HUNT
                                 Vice President

                                 MARK M. JANSEN
                                 Vice President

                               HYMAN J. LEE, JR.
                                 Vice President

                                 ALLAN T. LENO
                                 Vice President

                                LINDA K. MANGONE
                                 Vice President

                               COLIN S. MITCHELL
                                 Vice President

                               DORIS M. OBERHARDT
                                 Vice President

                               DAVID A. O'CONNOR
                                 Vice President

                                WILLIAM J. OWEN
                                 Vice President

                              MICHAEL J. PALADINO
                                 Vice President

                                ANGELA PARMALEE
                                 Vice President

                               STEPHEN D. PETRULA
                                 Vice President

                                S. ROBIN REEVES
                                 Vice President

                               DIANE E. SCHAEFER
                                 Vice President

                               ALAN I. STEINHARDT
                                 Vice President

                                 JOHN A. SWIFT
                                 Vice President

                               TERRY B. THOMPSON
                                 Vice President

                              JESSICA ANN VASQUEZ
                                 Vice President

                                DAVID A. WEISMAN
                                 Vice President

                                PAUL M. WILLIAMS
                                 Vice President

                               NORMAN C. WINTERS
                                 Vice President

                               LAURA F. YAMANAKA
                                 Vice President

                                    CalFarm
60                                 The Zenith

                              CORPORATE DIRECTORY
              THEZENITH MARKETING, UNDERWRITING AND CLAIMS OFFICES

                                  LOS ANGELES
                             Corporate Headquarters
                              21255 Califa Street
                            Woodland Hills, CA 91367
                                  818/713-1000
                               Internet Address:
                               www.thezenith.com
                                 PLEASANTON, CA
                            (San Francisco Bay Area)
                              4309 Hacienda Drive
                                   Suite 200
                              Pleasanton, CA 94588
                                  510/460-0600

                                   FRESNO, CA
                              575 E. Locust Avenue
                                   Suite 101
                                Fresno, CA 93720
                                  209/432-6660
                                 SAN DIEGO, CA
                           1660 N. Hotel Circle Drive
                                   Suite 400
                              San Diego, CA 92108
                                  619/299-6252
                                   AUSTIN, TX
                             1101 Capital of Texas
                              Hwy, South, Bldg. J
                                Austin, TX 78746
                                  512/306-1700

                                   DALLAS, TX
                                5430 LBJ Freeway
                                   Suite 270
                                Dallas, TX 75240
                                  972/701-5700
                                 HARRISBURG, PA
                               4400 Deer Path Way
                                   Suite 200
                              Harrisburg, PA 17110
                                  717/221-7000
                                  ORLANDO, FL
                             3504 Lake Lynda Drive
                               Orlando, FL 32817
                                  407/380-9144

                               SALT LAKE CITY, UT
                                 4 Triad Center
                                   Suite 150
                            Salt Lake City, UT 84180
                                  801/741-4900
                                SPRINGFIELD, IL
                           2105 West White Oaks Drive
                             Springfield, IL 62704
                                  217/726-2900
                                   CONWAY, AR
                                824 Front Street
                                Conway, AR 72032
                                  501/450-6884

                           CALFARM INSURANCE COMPANY

                                    OFFICERS
                               WESTLEY M. HEYWARD
                                   President
                               FRANKLIN V. ADAMS
                            Executive Vice President
                                PHILIP M. JOFFE
                            Executive Vice President
                                   and Chief
                               Operating Officer
                                JOHN P. O'BRIEN
                            Executive Vice President
                               KARI L. VAN GUNDY
                         Senior Vice President, Finance
                                 and Treasurer
                              MICHAEL W. JACOBSON
                             Senior Vice President
                               SUSAN J. MCGINNESS
                             Senior Vice President

                                ROBERT E. MEYER
                             Senior Vice President
                                STANLEY K. MIYAO
                             Senior Vice President
                                  and Actuary
                                 JAMES P. ROSS
                             Senior Vice President
                               FREDRICKA TAUBITZ
                             Senior Vice President
                                JOHN J. TICKNER
                             Senior Vice President,
                               General Regulatory
                             Counsel and Secretary
                                KEITH E. TROTMAN
                             Senior Vice President
                                 JAMES R. ZUEHL
                             Senior Vice President
                                LARRY W. BROGAN
                                 Vice President

                               THOMAS F. CARROLL
                                 Vice President
                               SUZANNE M. CHAPAN
                                 Vice President
                                 PHILIP S. COLE
                                 Vice President
                                DIANE F. HARVELL
                                 Vice President
                                WALTER P. KRAUSE
                                 Vice President
                               RICHARD J. KRUGMAN
                                 Vice President
                               HYMAN J. LEE, JR.
                                 Vice President
                               DONALD C. MARSHALL
                                 Vice President
                                 SARA E. MARTIN
                                 Vice President

                               CRAIG G. MCINTOSH
                                 Vice President
                              PETER M. OCCHIALINI
                                 Vice President
                               STEPHEN D. PETRULA
                                 Vice President
                                CRAIG C. THOMSON
                                 Vice President
                                PAUL M. WILLIAMS
                                 Vice President
                                  HEADQUARTERS
                           CalFarm Insurance Company
                           1601 Exposition Boulevard
                              Sacramento, CA 95815
                                  916/924-4000
                               Internet Address:
                                www.calfarm.com
                              CLAIMS/LEGAL OFFICES
                                     Fresno
                                   Sacramento
                                   Santa Ana

                                    CalFarm
                                   The Zenith                                 61

                              CORPORATE DIRECTORY
                            CALFARM INSURANCE AGENCY

                                    OFFICERS
                               WESTLEY M. HEYWARD
                             Chairman of the Board
                                 and President
                                KELLY S. MILLER
                            Executive Vice President

                               FREDRICKA TAUBITZ
                             Senior Vice President
                                JOHN J. TICKNER
                             Senior Vice President,
                               General Regulatory
                             Counsel and Secretary

                                PHILIP M. JOFFE
                                 Vice President
                               WILLIAM S. TAYLOR
                                 Vice President

                               JOHN P. VALENTINE
                                 Vice President
                               KARI L. VAN GUNDY
                           Vice President, Treasurer
                            and Assistant Secretary
                                GARY L. WOOLSEY
                                 Vice President

                        PERMA-BILT, A NEVADA CORPORATION

                                    OFFICERS
                                DANIEL SCHWARTZ
                                   President

                               JOHN M. LOBROVICH
                            Executive Vice President
                                FRED W. LESSMAN
                                 Vice President

                                 RUTH E. OCHOA
                                 Vice President

                                  HEADQUARTERS
                               7150 Pollock Drive
                                   Suite 104
                              Las Vegas, NV 89119
                                  702/896-9100

                                    CalFarm
62                                 The Zenith