Form 10-K405, Exhibit 13
period 1998-12-31
ZENITH NATIONAL INSURANCE CORP
filed 1999-04-09
CIK 109261

ANNUAL REPORT 1998

             ZENITH NATIONAL INSURANCE CORP.

                                    CALFARM
                                   THEZENITH

INSURANCE PRODUCTS AND SERVICES

             Automobile

             Business
             Earthquake
             Farmowners
             Health
             Homeowners
             Reinsurance
             SinglePoint
             Integrated 24-Hour Health & Disability
             Workers' Compensation

                                    CALFARM
                                   THEZENITH

CONTENTS

Financial Highlights.......................................................          3

Letter to Stockholders.....................................................          4
Management's Discussion and Analysis of
  Consolidated Financial Condition and Results of Operations...............         30
Five-Year Summary of Selected Financial Information........................         44
Property-Casualty Loss Development.........................................         46
Consolidated Balance Sheet.................................................         48
Consolidated Statement of Operations.......................................         50
Consolidated Statement of Cash Flows.......................................         51
Consolidated Statement of Stockholders' Equity.............................         52
Notes to Consolidated Financial Statements.................................         54
Report of Independent Accountants..........................................         71
Corporate Directory
  Zenith National Insurance Corp...........................................         72
  Zenith Insurance Company.................................................         73
  TheZenith Marketing, Underwriting and Claims Offices.....................         74
  CalFarm Insurance Company................................................         75
  Perma-Bilt, a Nevada Corporation.........................................         76

FINANCIAL HIGHLIGHTS

                                                           1998      1997      1996
                                                         ----------------------------

                                                            (Dollars in thousands,
OPERATING RESULTS                                           except per share data)

              Revenues                                   $636,779  $600,480  $556,371

              Income after taxes and before realized
                gains                                      11,559    19,669    30,575

              Realized gains on investments after taxes     7,541     8,431     7,025

              Net income                                   19,100    28,100    37,600

PER SHARE DATA

              Income after taxes and before realized
                gains*                                   $   0.67  $   1.10  $   1.72

              Realized gains on investments after
                taxes*                                       0.44      0.47      0.40

              Net income*                                    1.11      1.57      2.12

              Stockholders' dividends                        1.00      1.00      1.00

KEY STATISTICS
              Combined ratio

                Including catastrophes                     105.3%    103.4%     99.8%

                Excluding catastrophes                     103.1%    103.1%     99.8%

              Statutory risk-based capital ratio**                     332%      364%

              Stockholders' equity                       $346,952  $361,866  $337,503

              Stockholders' equity per share***          $  20.23  $  20.31  $  19.17

              Closing common stock price                 $ 23 1/8  $ 25 3/4  $ 27 3/8

              *Amounts are presented on a diluted basis. 1996 amounts have been restated as required to comply with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". See
               Note 16 to the consolidated financial statements on page 68.
              **The computation of the statutory risk-based capital ("RBC")
                ratio for 1998 has not yet been completed. The previously filed statutory financial information of Zenith's insurance subsidiaries is being re-stated following the determination of the RISCORP purchase price on March 19, 1999. Although the RBC ratio for 1998 is expected to be lower than the 1997 RBC ratio, it is expected that such ratio will substantially exceed the Company and Regulatory Action Levels.
             ***Excluding the effect of SFAS No. 115, "Accounting for Certain
                Investments in Debt and Equity Securities," stockholders' equity per share was $19.86, $20.03 and $19.28 in 1998, 1997 and 1996, respectively. See Notes 1 and 2 to the consolidated financial statements on pages 54-59.

                                    CALFARM
                                   THEZENITH                                   3

TO OUR STOCKHOLDERS

             Two significant events occurred during the first quarter of 1999: the sale of our CalFarm Insurance operations in California and the decision with respect to the final purchase price to be paid for the acquisition of substantially all of the assets and certain liabilities of the RISCORP Florida-based Workers' Compensation business acquired on April 1, 1998.

SALE OF CALFARM
             Effective March 31, 1999 we completed the sale of CalFarm Insurance, including the health business, to Nationwide Mutual Insurance Company. The price is $275 million in cash, subject to post-closing adjustment in certain circumstances. We estimate a gain of approximately $100 million from the transaction. Investable assets will not change materially.
                    CalFarm is an excellent company with expertise in the
             California agricultural industry, the most important in the United States. We received an attractive offer from Nationwide, also a company rooted with agricultural involvement, and considered what would be in the best interest of our company, CalFarm and its employees, agents and policyholders, and our shareholders. Specifically, we believe this transaction will provide attractive opportunities to agricultural and rural insurance customers in California and a broader market for insurance agents. As a result of the transaction, our book value will increase by about $5.84 per share, or 28.9%, thereby strengthening the company as we search for profitable insurance niches.

WE ARE HOPEFUL THE FINAL PURCHASE PRICE

OF THE RISCORP ACQUISITION REPRESENTS

A FAIR COMPUTATION OF BOOK VALUE.

RISCORP PURCHASE PRICE
             On March 19, 1999 we received a report determining the final purchase price of the RISCORP Acquisition. This report, prepared by a nationally recognized accounting firm, indicated that the GAAP net book value of the assets transferred over the liabilities assumed as of April 1, 1998 in the RISCORP Acquisition was $92,336,000. On March 26, 1999 we paid $53,688,000 to RISCORP, the balance of the purchase price payable including interest from April 1, 1998, less an amount for assets not transferred by RISCORP.
                    The report indicated that there was considerable value in
             the former RISCORP operations. We are hopeful that the final purchase price represents a fair computation of book value. Reinsurance acquired in 1998 will provide protection for adverse loss reserve development for up to $50,000,000 in excess of the reserves originally booked by RISCORP at April 1, 1998. After recognizing additional reserves in line with the final purchase price we have approximately $24,500,000 of this reinsurance protection that will cover future adverse development, if any.

                                    CALFARM
                                   THEZENITH                                   5

STOCKHOLDERS' EQUITY PER SHARE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

'94           $16.35
'95           $18.58
'96           $19.17
'97           $20.31
'98           $20.23

1998 ANNUAL REPORT
             Despite less than satisfactory underwriting performance, investment results continue to be positive. The sale of CalFarm will enhance our financial strength and flexibility. Also, the determination of the RISCORP purchase price removes a major uncertainty from our balance sheet. Our management has focused their efforts to improve the underwriting profitability of our nationally-diversified Workers' Compensation operations with California now representing less than half our business for the first time.

SUMMARY OF FINANCIAL HIGHLIGHTS
             - Premiums increased 8.4% to $529,855,000.
             - Income after tax before net realized gains on investments was
               $11,559,000, or $0.67 per share, compared to $19,669,000, or
               $1.10 per share in 1997.
             - Investment income after tax was $35,907,000, or $2.09 per share, compared to $34,655,000, or $1.94 per share in 1997.
             - Net income was $19,100,000, or $1.11 per share, compared to
               $28,100,000, or $1.57 per share in 1997.
             - Realized capital gains on investments after taxes were
               $7,541,000, or $0.44 per share, compared to $8,431,000, or $0.47 per share in 1997. Unrealized gains on fixed maturities after taxes were $7,431,000, compared to $5,890,000 in 1997.
             - The combined ratio for the property-casualty insurance operations was 105.3%, compared to 103.4% in 1997.
             - Book value per share at 1998 year-end was $20.23, compared to
               $20.31 at 1997 year-end.

THE CALFARM SALE WILL RESULT IN A GAIN OF

ABOUT $100 MILLION AND AN INCREASE IN

BOOK VALUE OF ABOUT $5.84 PER SHARE.

ANALYSIS
             Operating earnings, which consist of investment income and insurance underwriting results, after taxes were $17,202,000, or $1.00 per share in 1998, compared to $23,463,000, or $1.31 per share the prior year. The RISCORP Acquisition reduced 1998 operating earnings after taxes by an estimated $7,542,000, or $0.44 per share.
                    The following table summarizes pre-tax underwriting
             performance during the past three years.

   -------------------------------------------------------------------------------

                  UNDERWRITING RESULTS                     1998      1997      1996
                                                         ----------------------------
                                                            (Dollars in thousands)

              Workers' Compensation                      $(42,638) $(37,157) $(19,462)

              CalFarm Health                               (2,991)      125        42

              CalFarm Property-Casualty                     7,401     6,384     8,034

              Reinsurance                                  10,268    14,189    12,479
              -----------------------------------------------------------------------

              Underwriting (Loss) Income                 $(27,960) $(16,459) $  1,093
              -----------------------------------------------------------------------

                    1998 results were significantly below our goals, due
             primarily to continuing substantial underwriting losses in the Workers' Compensation operations, losses in the CalFarm health business and reduced reinsurance profits due to Hurricane Georges.

                                    CALFARM
                                   THEZENITH                                   7

1998 SHAREHOLDERS' EQUITY PER SHARE WAS

$20.23, COMPARED TO $20.31 THE PRIOR YEAR.
                    The combined ratio for Workers' Compensation of 115.3% was composed of a 61.5% loss ratio, and a 53.8% loss adjustment and underwriting expense ratio. Prior accident years' loss and loss adjustment expense remained unchanged during 1998. Significantly, $15,018,000 of the total underwriting loss was related to the RISCORP Acquisition while the California underwriting loss was reduced. Since the beginning of California open rating in 1995, our California loss ratio has averaged 61%, while the entire California industry has averaged approximately 87%. This 26-point advantage is consistent with our relative results prior to open rating and demonstrates the rationality of our pricing and underwriting strategy, and the absence of creative reinsurance.
                    Expansion of our national Workers' Compensation operations through the RISCORP Acquisition resulted in California premiums being less than 50% of our total Workers' Compensation business for the first time. Despite the increasing competition in many state markets, we expanded and built important relationships at a reasonable cost. Our 1998 loss ratio estimate for all states outside of California is 62.7% compared to 55.6% the prior year. The loss ratio related to the business acquired from RISCORP commencing April 1, 1998 is estimated at 70.0%. Our expense ratio reflects volume reductions due to the competitive climate, costs for Year 2000 compliance and other expenses related to the RISCORP Acquisition and integration.
                    Our Reinsurance operations had another successful year,
             their sixth since 1992, despite $4,500,000 of losses from Hurricane Georges.

OUR REINSURANCE OPERATION RECORDED ITS

SIXTH CONSECUTIVE SUCCESSFUL YEAR.
                    CalFarm delivered outstanding underwriting performance for the third consecutive year in the property-casualty business, but incurred significant losses for the first time in the health business. The combined ratio in the health business was 105.7% in 1998, compared to 99.7% the prior year.
                    During the five years ended 1998, our average combined ratio was 102.0%, compared to the industry average of 105.5%, and for the past 10 years was 101.7%. Since management assumed operating responsibility in 1977, the combined ratio has averaged 101.0%, an excellent result, however slightly higher than our goal of 100%.

       ZENITH COMBINED RATIOS VERSUS INDUSTRY
              ---------------------------------------
     Year             Zenith            Industry*
              ---------------------------------------
     1994                 97.8%                108.5%
     1995                103.1                 106.5
     1996                 99.8                 105.8
     1997                103.4                 101.6
     1998                105.3                 105.0
    AVERAGE              102.0%                105.5%
              ---------------------------------------
                        * Source A.M. Best Company

                    The above table clearly shows we have outperformed the
             industry combined ratio over the past five years.
                    Investment income after tax increased 3.6% from $34,655,000, or $1.94 per share in 1997, to $35,907,000, or $2.09 per share in
             1998.

                                    CALFARM
                                   THEZENITH                                   9

SINCE MANAGEMENT ASSUMED OPERATING

RESPONSIBILITY IN 1977, THE COMBINED

RATIO HAS AVERAGED 101.0%, SLIGHTLY

HIGHER THAN OUR GOAL OF 100%.
                    Net income in 1998 was $19,100,000, or $1.11 per share,
             compared to $28,100,000, or $1.57 per share in 1997. Net income in 1998 included capital gains after taxes of $7,541,000, or $0.44 per share, compared to capital gains of $8,431,000, or $0.47 per share for the prior year.
                    Stockholders' equity at December 31, 1998 was $346,952,000, compared to $361,866,000 at December 31, 1997. The decline was due to the repurchase of $24,023,000 worth of Zenith Common Stock. Stockholders' equity per share was $20.23, compared to $20.31 at December 31, 1997. Estimated statutory capital of our insurance companies increased to approximately $350,000,000 at year-end 1998 from $279,993,000 at December 31, 1997.
                    Cash used in operating activities was $47,138,000 in 1998, compared to cash provided of $26,974,000 in 1997. The increased use of cash was due primarily to payment of claim liabilities acquired from the former RISCORP operations.
                    We repurchased about 960,000 shares of Zenith Common Stock during 1998 and 33,000 shares in March 1999, leaving authority to purchase an additional 1,092,000 shares as of March 1999. During the 10 years through 1998, we repurchased 6,188,000 shares, or an estimated 24.8% of the total shares then issued for an aggregate cost of $119,069,000, or an average of $19.19 per share.

STOCK PRICES

              EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          '94        '95        '96        '97        '98
First Qtr. High        24 1/4     22 3/4     24 7/8     27 7/8    29 1/16
First Qtr. Low         20 3/4     19 3/8     21 1/8     25 7/8     24 1/2
Second Qtr. High       25 1/2         22     28 7/8     27 1/2     30 1/2
Second Qtr. Low        20 5/8         20     23 7/8     24 5/8         28
Third Qtr. High        27 3/8     24 1/4     28 1/2     28 5/8     28 1/2
Third Qtr. Low             22         20     26 1/4    26 5/16    23 9/16
Fourth Qtr. High       24 1/2     24 5/8         28     28 3/4     25 7/8
Fourth Qtr. Low        20 3/4         20     25 1/4    25 7/16     22 7/8

                    At December 31, 1998, Zenith had long-term debt of
             $74,596,000, with a total debt-to-equity position of 21.3% debt and 78.7% equity. Also outstanding was $75,000,000 of 8.55% Capital Securities issued in July 1998 and maturing in 30 years. Zenith had $100,000,000 of bank lines of credit with aggregate availability at December 31, 1998 of $95,000,000.
                    Zenith Insurance, CalFarm Insurance, ZNAT Insurance and
             Zenith Star (the Texas-based company) collectively are rated A+ (Superior) by A.M. Best Company. Moody's Investors Service has assigned insurance financial strength ratings of A3 (Good) to Zenith Insurance, CalFarm Insurance, ZNAT Insurance and Zenith Star. Standard & Poor's has rated the financial strength of the property-casualty operations AA- (Very Strong).
                    The information in the following table provides estimates of
             Zenith's net incurred losses and loss adjustment expenses by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. The information set forth in this table is of critical importance in judging the accuracy of reserve estimates as well as providing a guide to the setting of fair prices and rates.

                                    CALFARM
                                   THEZENITH                                  11

RESERVING ACCURACY IS A CRUCIAL SKILL IN

ACHIEVING OUR GOAL OF A COMBINED RATIO

OF 100%.

                                       ACCIDENT YEAR RESERVE DEVELOPMENT
            ----------------------------------------------------------------------------------------
                                        Net incurred losses and loss adjustment expenses reported at end of year
            ----------------------------------------------------------------------------------------
                  Years in which
          losses were incurred               1993        1994        1995        1996        1997        1998
                                               -----------------------------------------------------------
                        (Dollars in                                                                    without
                           thousands)                                                                  RISCORP

                Prior to 1993             $2,592,008  $2,594,472  $2,593,169  $2,598,599  $2,594,450  $2,588,802
                1993                         297,652     285,544     275,591     269,003     267,576     268,535
                Cumulative                 2,889,660   2,880,016   2,868,760   2,867,602   2,862,026   2,857,337
                1994                                     303,749     312,953     304,246     301,550     301,068
                Cumulative                             3,183,765   3,181,713   3,171,848   3,163,576   3,158,405
                1995                                                 327,503     333,667     347,501     348,629
                Cumulative                                         3,509,216   3,505,515   3,511,077   3,507,034
                1996                                                             318,843     365,908     365,006
                Cumulative                                                     3,824,358   3,876,985   3,872,040
                1997                                                                         348,849     342,343
                Cumulative                                                                 4,225,834   4,214,383
                1998                                                                                     336,245
                Ratios:
                1993                          66.20%      63.51%      61.29%      59.83%      59.51%      59.72%
                1994                                      68.87%      70.95%      68.98%      68.37%      68.26%
                1995                                                  74.67%      76.08%      79.23%      79.13%
                1996                                                              70.48%      72.42%      72.24%
                1997                                                                          71.67%      70.33%
                1998                                                                                      73.46%
        --------------------------------------------------------------------------------------------------------
                        -  This analysis displays the accident year net incurred losses and loss adjustment expenses development on a statutory basis for accident years 1993-1998 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. Net incurred loss and loss adjustment expenses and loss ratios prior to 1995 have been restated to include health insurance.
                        -  Effective April 1, 1998, Zenith acquired substantially all of the assets and certain liabilities, including unpaid loss and loss adjustment expenses, of RISCORP's workers' compensation business. To facilitate comparison between years, estimates of net incurred losses and loss adjustment expenses at the end of 1998 are presented with the business acquired in the RISCORP
             Acquisition excluded.
                        -  On December 31, 1996, Zenith acquired through merger the outstanding reserves for net loss and loss adjustment expenses of the Associated General Commerce Self-Insurers' Trust Fund of
             $65,429,000. The development of these reserves will be included in future operating results of
             Zenith and will be reflected as development of the 1996 year.

INVESTMENT INCOME AFTER TAXES PER SHARE

             EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  94         95         96         97         98
               $1.42      $1.67      $1.92      $1.94      $2.09

INVESTMENTS
             Investment activities are a major part of our revenues and earnings; we believe our portfolios are diversified to achieve a reasonable balance of risk and a stable source of earnings. Zenith primarily invests in debt securities as compared to equities and our largest holdings are U.S. Government securities.
                    Our portfolio increased this year as a result of the RISCORP
             Acquisition and the proceeds from the sale of $75,000,000 of 8.55% Capital Securities.
             - Consolidated investment income before tax was $53,593,000 in
               1998, compared to $52,332,000 in 1997. The increase in investment income is primarily due to the investment of the assets acquired in the RISCORP Acquisition and the proceeds of the sale of 8.55% Capital Securities.
             - Consolidated investment income after taxes and after interest expense was $32,083,000, or $1.87 per share in 1998, compared to $32,068,000, or $1.79 per share in 1997. Average yields on this portfolio in 1998 were 5.7% before taxes and 3.8% after taxes, compared to 6.0% and 3.9%, respectively in 1997.
             - During 1998, we recorded net realized capital gains before taxes from our investment portfolio of $11,602,000, compared to $14,008,000 the prior year.
                    A substantial portion of our investment portfolio is now
             recorded in the financial statements at market value, with our consolidated investment portfolio carrying value totaling $1,048,681,000 at December 31, 1998, compared to
             $879,973,000 at the end of 1997. Average life of the bond portfolio was 5.7 years at
             December 31, 1998, compared to 5.3 years at December 31, 1997. Our portfolio quality is high with 96% rated investment grade.

                                    CALFARM
                                   THEZENITH                                  13

OUR PORTFOLIO INCREASED THIS YEAR AS A

RESULT OF THE RISCORP ACQUISITION AND THE

PROCEEDS FROM THE SALE OF CAPITAL SECURITIES.
                    The major development in the U.S. bond markets was continued
             low inflation and reduced interest rates with long-term government bonds often trading below 5%. Also, spreads between corporate and government bonds fluctuated significantly. As a result, our portfolio of fixed maturities increased in value, relative to amortized cost, by $2,430,000 before taxes from 1997 to 1998.
                    Short-term investments remained high to provide the
             necessary liquidity for funding any additional consideration in connection with the RISCORP Acquisition.

SECURITIES PORTFOLIO                     AT DECEMBER 31, 1998          At December 31, 1997
                                        -----------------------------------------------------
                                        -----------------------------------------------------
                                       AMORTIZED                     Amortized
                                         COST*       MARKET VALUE      Cost*       Market Value
                                        -----------------------------------------------------
                                                       (Dollars in thousands)
Short-term investments                $  187,123     $  187,123     $  209,827     $  209,827
U.S. Government bonds                    180,064        181,466        243,346        244,921
Taxable bonds:
  Investment grade                       537,176        546,448        305,250        311,553
  Non-investment grade                    29,255         29,735         17,083         17,554
Redeemable preferred stocks               14,045         14,347         16,040         16,717
Other preferred stocks*                   24,293         24,674         21,286         22,272
Common stocks*                            22,402         26,935         17,790         23,439
-------------------------------------------------------------------------------
*Equity securities at cost

                    In 1993, we started a home-building subsidiary (Perma-Bilt), in order to participate in the growth of the Las Vegas, Nevada housing market. During 1998, we closed and delivered 275 homes at an average selling price of $137,000, compared to 305 homes at an average selling price of $149,000 the prior year. As a result, sales of

CALIFORNIA REPRESENTED LESS THAN 50% OF

WORKERS' COMPENSATION PREMIUMS FOR THE

FIRST TIME.
             $37,737,000 and $1,363,000 of pre-tax income were recorded during 1998, compared to sales of $45,419,000 and $1,678,000 of pre-tax income the previous year. Land presently owned at a cost of about $42,142,000 will support the construction of an estimated 1,125 homes over the next several years and possibly some commercial and/or apartment development. Increased interest rates and other factors may impact the volume of home sales, but we are confident the land we have acquired is strategically located and will have long-term value. For example, we own about 170 acres on Las Vegas Boulevard south-west of the airport, one of the largest undeveloped holdings on The Strip.

WORKERS' COMPENSATION
             Workers' Compensation business represents 52.6% of our property-casualty volume. During 1998, 44.2% of this business was in California and the balance in 36 states, with the greatest concentrations in Florida and Texas.
                    Workers' Compensation operations recorded an underwriting
             loss, after dividends to policyholders, of $42,638,000 in 1998, compared to a loss of $37,157,000 for the prior year. Our Workers' Compensation combined ratio was 115.3% in both 1998 and 1997.
                    During 1998, as compared to the prior year, earned premium increased $36,596,000, or 15.1%, primarily due to the RISCORP Acquisition. There were about 38,600 policies in force nation-wide at year-end 1998, compared to about 26,700 the prior year. During the last several years, our underwriting results have been significantly below our 20-year combined ratio of 102.8%. Specifically, our combined ratio for the last three years has averaged 113.6%.

                                    CALFARM
                                   THEZENITH                                  15

LOW LOSS RATIOS WITHOUT CREATIVE REINSURANCE

PROVIDE CUSTOMER CONFIDENCE IN OUR SERVICES

AND PRICING STABILITY.
                    We estimate our underwriting loss during the past two years on a geographic basis as follows:

              Underwriting Loss                            1998       1997
                                                         --------------------
                                                             (Dollars in
                                                              thousands)

              California                                 $ (18,536) $ (27,218)

              RISCORP Acquisition                          (15,018)

              Other states                                  (9,084)    (9,939)

                    As the above chart indicates, we are beginning to work
             effectively to improve our California underwriting results, despite poor market conditions. Although loss ratios outside of Florida in the Southeast were unsatisfactory, the RISCORP Acquisition data is more a reflection of our substantial investment in strengthened management and systems, than it is in underwriting performance.
                    The following table compares the components of our combined ratio for the three years ended 1998 to the prior 10 years ended 1998:

                                          Three-Year Average      10-Year Average
              Combined Ratio Analysis      to December 1998      to December 1998
                                           --------------------------------------
              Accident year loss ratio            57.0%                 52.1%
              Loss reserve and expense
                development                        5.0                  (0.1)
              Underwriting and loss
                adjustment expenses               51.1                  47.3
              Policyholder dividends               0.5                   4.7
                                                 -----                 -----
              Combined ratio                     113.6%                104.0%
              ---------------------------------------------------------------------

                    The table shows that underwriting and loss adjustment
             expense percentages made up a significant part of the difference in the combined ratio. Specifically, the combined ratio is 9.6 points higher with expenses accounting for 3.8 points of this

CHANGING CIRCUMSTANCES MOTIVATE OUR

EMPLOYEES TO PARTICIPATE IN CONTINUING

EDUCATION TO IMPROVE SERVICES AND SKILLS.
             amount. Also, reserving was less accurate than over the prior 10 years. From an analytical perspective, the combination of accident year loss ratio and policyholder dividends is about the same, a good indication that we are managing risks realistically and effectively. Management of controllable expenses is a high priority, and during 1998 we reduced the number of employees by about 12%.
                    There are many factors currently affecting our Workers'
             Compensation performance:
             1. Intense rate and price competition affecting our volume but not our loss ratios in areas other than the business from the RISCORP Acquisition outside of Florida.
             2. Increased rates and prices for insureds with high loss ratios and high experience
                modifications.
             3. Additional expenses or investments to upgrade our computer systems and address the Year 2000 challenge while focusing on managing controllable expenses.
             4. Additional expenses incurred in connection with the RISCORP
                Acquisition and in order to upgrade the quality of their operations, hire and train new claims personnel and integrate with TheZenith.
             5. Unsatisfactory underwriting results in former RISCORP operations outside of Florida.
             6. Increases in expenses to adjust claims due to changes in the
                Workers' Compensation systems.
             7. Higher average costs per claim, including increases in health care costs.
             8. Declining claim frequencies.
             9. Creative reinsurance supporting competitors' low-ball pricing strategies; this form of reinsurance will probably be short-term.

                                    CALFARM
                                   THEZENITH                                  17

WE ARE COMMITTED TO PROVIDING VALUE-ADDED

POLICYHOLDER SERVICES TO REDUCE CUSTOMER

LOSS RATIOS, AND TO DO SO AT LOWER COST.
             10. Our commitment to continue delivering value-added services to our policyholders, helping them reduce their loss ratios, and the challenge to provide these services at a lower cost.
                    Considering the persistence of the extremely competitive
             market conditions, our focus is on the two segments of the business where we have managed risk successfully for many years: smaller employers and insureds where quality services impact results. We can clearly demonstrate our service capabilities reduce employer experience modifications significantly and, therefore, lower policyholder net costs over many years. As we obtain more opportunities to service employers at adequate prices, and continue to control costs, we are confident our operating results will improve. In the meantime, we are unwilling to reduce prices or underwriting standards to the unrealistic levels of certain competitors and we will continue to focus on managing controllable expenses.
                    When we published our annual report last year, we clearly
             expected improvement in market conditions by this time, primarily in California. Unfortunately, this has not been the case; the latest estimates project a 93% accident year loss ratio and an accident year combined ratio of 131% for the California industry. Zenith's Workers' Compensation accident year loss ratio is 61.5% and combined ratio is 115.3%, demonstrating we outperform the industry in these most critical areas. Also, our underwriting loss improved significantly in California despite the environment. Average costs for indemnity claims continue to increase as a result of growing health

WE HAVE MANAGED WORKERS' COMPENSATION

RISK SUCCESSFULLY IN TWO SEGMENTS: SMALLER

EMPLOYERS AND INSUREDS WHERE QUALITY

SERVICES IMPACT RESULTS.
             care costs and other factors. Investment income is declining due to lower interest rates, although capital gains augment returns. Some competitors have already left the marketplace due to poor results, and many of the remaining insurers have a low pricing strategy based on creative reinsurance. We do not participate in creative reinsurance. We believe that any changes in the market will be directly related to circumstances surrounding this type of reinsurance. Also, we expect continued opportunities to obtain reasonable prices on policies with a history of unfavorable results, as we are focused on continuing to improve our underwriting results.
                    With the recent change of political leadership in
             California, we expect comprehensive legislative reform of the Workers' Compensation system to be a major topic in 1999. Labor interests will advocate benefit increases, while our agenda will be focused on simplifying and speeding up the system while correcting certain abuses inherent in the last round of reforms. Achieving a balanced program will be a challenge, but we are hopeful the needs of the California economy and fairness to all parties involved will prevail over short-term political strategies.
                    In Florida, there is discussion of the potential for
             reducing the role government plays in pricing Workers' Compensation insurance. Minimum rates increased 1.6% in 1999 and decreased 3.2% and 11.3% during 1998 and 1997, respectively. During this period, the Florida residual market share has shrunk significantly and today represents less than 1% of the total market. We are not able to predict legislative changes, if any, to the various state Workers' Compensation systems; this is one of the risks inherent in our operations.

                                    CALFARM
                                   THEZENITH                                  19

WE DO NOT PARTICIPATE IN CREATIVE

REINSURANCE.

SINGLEPOINT
             We continue to market an integrated disability program in partnership with UNUM in Arkansas, but have ceased this operation in California due to poor performance. Although the results are not meaningful to date, SinglePoint is experimenting and improving its capabilities in a market segment that may have future value for certain employers.

RISCORP ACQUISITION
             On June 17, 1997, Zenith entered into an agreement with RISCORP, Inc. to purchase substantially all of the assets of RISCORP related to its Workers' Compensation business, including RISCORP's existing in-force insurance business as well as the rights to all new and renewal policies. Zenith also purchased RISCORP's "First Call" managed care Workers' Compensation system.
                    Zenith assumed certain liabilities related to RISCORP's
             insurance business in connection with the transaction, including $15 million in indebtedness of RISCORP which Zenith immediately repaid. The transaction closed on April 1, 1998, and the final purchase price was paid by Zenith to RISCORP on March 26, 1999. There is litigation pending with respect to compliance with the purchase agreement. The RISCORP Acquisition reduced 1998 operating earnings after taxes by an estimated $7,542,000, or $0.44 per share. Underwriting losses from the business acquired from RISCORP were about $15,018,000. We view these losses in the context of the acquisition as a part of the purchase price even though not permitted by accounting rules.

WE ARE UNWILLING TO REDUCE OUR PRICES OR

UNDERWRITING STANDARDS TO THE UNREALISTIC

LEVELS OF CERTAIN COMPETITORS.
                    Unfortunately, progress in closing the transaction was
             slower than anticipated with negative short-term impacts on the business, employees and RISCORP's agency force. As a result, significant time, effort and cost have been required to integrate RISCORP and TheZenith, and rebuild certain aspects of the business that were not up to professional standards. The purchased in-force business consisted of about 17,600 policies, 82% of which were in Florida. To date, the Florida policies appear to produce loss ratios as anticipated, but the business outside of Florida is producing unsatisfactory results. We purchased $50 million of reinsurance to protect against adverse development of the acquired loss reserves and no benefit has yet been recognized in results of operations. The number of employees has been reduced from about 550 as of the closing to about 440 at the present time. Under the able leadership of Jack Miller, we continue to build a professional specialty operation and a profit culture that we believe will produce long-term favorable results.

CALFARM INSURANCE COMPANY
             CalFarm Insurance Company is a Sacramento, California-based property-casualty company that offers comprehensive coverages written for individual and commercial customers, primarily in the rural and suburban areas of California. Automobile, Farmowners, Commercial coverages and Homeowners are the major lines of business with about 105,000 policies in-force. CalFarm also offers group health insurance products previously written by CalFarm Life Insurance Company with about 24,000 certificates in-force.
                    In 1998, CalFarm continued its focus on building better
             relationships with those agents who play an important role in the successful sale of its products.

                                    CALFARM
                                   THEZENITH                                  21

WE ARE FOCUSED ON CONTINUING TO IMPROVE

OUR WORKERS' COMPENSATION UNDERWRITING

PERFORMANCE.
             Numerous initiatives and programs were delivered to our agents including aggressive field support and training, more efficient and automated interfaces, new competitive products, and financial support to assist agents in expanding their CalFarm business.
                    CalFarm is strategically working to be a "First Choice"
             provider of insurance products within the rural and suburban marketplace. CalFarm's customers rely on our agents to develop specialized protection programs and tailor coverage to individual needs. In the highly competitive California marketplace, CalFarm was able to achieve profitable underwriting results by establishing agent "partnerships" and making it easy for such agents to do business with CalFarm. Responsive customer service is our highest priority.
                    During 1998, CalFarm continued to improve its service
             processes for reporting and settling claims. Through ongoing investments in claims leadership and training programs, CalFarm has been able to reduce the time between claim reporting and settlement. The benefits of an early claim management intervention and resolution program are demonstrated by CalFarm's low inventory of open claims. In addition to an expedient settlement process, CalFarm continued to emphasize fraud prevention by committing the resources of its Special Investigation Unit to the rapid identification of questionable cases and immediate response to major losses. CalFarm also expanded the use of medical advisors in its three regional claims locations to enhance the staff's decision-making capabilities.
                    In 1998, CalFarm progressed toward creating a culture that nurtures and supports lifelong learning for its employees with underwriting and claims management personnel participating in extensive leadership development courses.

IN 1998, OUR CALIFORNIA WORKERS'

COMPENSATION UNDERWRITING LOSS IMPROVED

SIGNIFICANTLY, DESPITE THE ENVIRONMENT.
             CalFarm also supported sizable investments in, and progress toward, advancing its information systems and service capabilities. Examples of such investments are a flexible billing system implemented in 1998, emphasis on e-commerce strategies, including the further development of a data warehouse and an Agency intranet to meet our customers' and CalFarm's information needs, and the installation of a new processing system for our Home and Auto programs. CalFarm's Farmowners package product was improved, and two programs targeted at small food service and auto service employers were expanded. These small employer programs were developed with coverages necessary and unique to these segments, with competitive prices, simplified pricing, and new promotional materials. As an example, the "Country Lifestyle" program was introduced to offer a convenient, comprehensive package policy for rural customers who appreciate an agricultural way of life but do not make their principal source of income from farming. CalFarm's success depends on its ability to develop its people and systems, and to transact business with agents in an easy and efficient manner using newer technologies and by marketing modern products.
                    CalFarm actively manages its earthquake catastrophe
             exposures and engages the services of prominent outside experts to assist in geographic modeling and simulation techniques to mitigate risk and achieve desired objectives. In 1998, CalFarm expanded the scope of its catastrophe management efforts outside of earthquake peril to include an analysis of brush fire exposures. With the use of specialized mapping software, CalFarm is able to monitor aggregations of exposures in areas of potential conflagration. CalFarm also purchases quality reinsurance at levels expected to protect our capital from large disasters.

                                    CALFARM
                                   THEZENITH                                  23

IN FLORIDA, WE CONTINUE TO BUILD A

PROFESSIONAL SPECIALTY OPERATION WE

BELIEVE WILL PRODUCE LONG-TERM

FAVORABLE RESULTS.
                    CalFarm is the largest writer of Farmowners policies in
             California with an estimated market share of 41%. Its specialists have first-hand knowledge of the diverse business and personal insurance needs of California farmers. CalFarm enjoys the sponsorship of the California Farm Bureau Federation, the state's largest general agricultural organization. The Farm Bureau relationship has existed since 1985, although either party has six months contractual termination rights. CalFarm is committed to seeking new and profitable opportunities in the California agricultural sector, which has led the nation in farm production and income for 50 years.
                    CalFarm's loss ratio was 53.9% in 1998, compared to 51.4% in
             1997, and the combined ratio was 98.0% in 1998, compared to 96.9% in 1997. Results for 1998 include $5,000,000 of catastrophe losses from El Nino-related wind and storm damage in February 1998, compared with $1,500,000 catastrophe losses from the 1997 New Year's flood, and $3,500,000 of technology expenditures for system improvements and Year 2000 compliance.
                    CalFarm's Health insurance results, written under a plan
             sponsored by the California Farm Bureau Federation, were adversely affected by higher medical costs and greater utilization. For the year ended December 31, 1998, pre-tax losses amounted to $2.6 million, compared to pre-tax income of $1.2 million the prior year. Most of the losses were incurred in the fourth quarter and reserves were increased by $2.4 million. This is the first year since the acquisition of CalFarm by Zenith in 1985 that the health operations were significantly unprofitable. A new health management team was put into place in December 1998 charged with the mission to improve network containment controls, medical management, and operating results. Also, rates were increased about 24% to offset the abrupt industry-wide increase in health care costs.

SINCE THE INCEPTION OF OUR REINSURANCE

OPERATIONS, THE COMBINED RATIO HAS

AVERAGED 92.3%.
                    For the 13 years since CalFarm was acquired by Zenith, the combined ratio has averaged 100.1%, excluding the effect of Proposition 103 rollback refunds in 1992. Management of CalFarm is pleased with its 1998 operating results in view of the fiercely competitive climate, and is committed to maintaining appropriate underwriting margins, including a rapid turnaround in the results of the Health operations.

REINSURANCE
             For the past 13 years, Zenith Insurance has been selectively underwriting assumed treaty and facultative reinsurance as well as commercial package policies for targeted industry groups. Reinsurance represents 5.5% of our property-casualty volume, while reinsurance reserves represent 10.0% of our total property-casualty reserves.
                    During 1998, the net written premium of this operation was
             $29,856,000, compared to $29,780,000 in 1997. Earned premium was $29,150,000, compared to $32,251,000 in 1997. Underwriting profits of $10,268,000 were recorded in 1998, resulting in a combined ratio of 64.8%, compared to underwriting profits of $14,189,000 and a combined ratio of 56.0% the prior year. Since the inception of this operation in 1985, the combined ratio has averaged 92.3%. During 1997 and 1998, the majority of written premium was derived from world-wide property catastrophe business.
                    Accounting for the property catastrophe reinsurance business has a different result from our other property-casualty businesses. At the end of each reporting period, income is recognized without reserves being established if no major catastrophe has occurred. In our other businesses, reserves are mandated based upon actual events as well as expected loss patterns. As a result, there may be large

                                    CALFARM
                                   THEZENITH                                  25

ZENITH HAS MADE SUBSTANTIAL PROGRESS

IN PREPARING AND TESTING OUR SYSTEMS

TO FUNCTION PROPERLY IN THE YEAR 2000.
             fluctuations (positive or negative) in underwriting results for the property catastrophe reinsurance business in the short-term since only actual events are considered. The major event in 1998 was Hurricane Georges where we have estimated our loss at $4,500,000. Industry experts indicate 1998 was the third worst storm year on record.

YEAR 2000
             Zenith has made substantial progress in preparing and testing its computer and business systems to function properly in view of the Year 2000 problem. To date, we have spent $4,522,000, and we estimate an additional cost of $1,100,000 will complete the necessary work and testing of our internal computer and business systems. In addition to the remediation and testing of our systems, we will purchase $3,724,000 of new PCs and related equipment which are Y2K compliant and spend an additional $500,000 to upgrade and make our Florida imaging system Y2K compliant. Lastly, a process and schedule are in place to monitor timely compliance of third parties with whom we conduct business.
                    Although we do not have all contingency plans in place to
             address the possibility that either we or third parties may not be Y2K ready, we have started a process to develop such plans and expect such plans to evolve throughout this year. We also have hired outside lawyers and consultants to advise and critique all our activities in the Y2K area.

DIRECTORS
             During this past year, our friend, Jack Ostrow, Director and Chairman of the Audit Committee for 20 years, passed away. We miss the judgment and integrity of our learned colleague and continue to adhere to the principles he stood for and taught us at every opportunity.

WE HAVE A HIGH-QUALITY, LIQUID INVESTMENT

PORTFOLIO THAT CONTRIBUTES A STEADY STREAM

OF INVESTMENT INCOME.
                    As previously announced, Michael Wm. Zavis, a founding and
             Co-Managing Partner of the national law firm of Katten, Muchen & Zavis, Chicago, Illinois, was elected to the Board and as Chairman of the Audit Committee.
                    On March 1, 1999, we also announced the election to the
             Board of Robert J. Miller, former Governor of Nevada and Senior Partner of Jones Vargas, a law firm with offices in Las Vegas and Reno, Nevada.

CONCLUSION
             With the closing of the sale of CalFarm, our financial condition will be strengthened with a substantial estimated increase in book value of $100,000,000, or $5.84 per share. We have not made any decisions as to the use of the proceeds, although we continue with an active stock repurchase program. Our focus will be as a specialty Workers' Compensation insurer with geographic diversification and a long history of effective risk management and as a selective reinsurance underwriter. Also, our high-quality, liquid investment portfolio will provide a steady stream of investment income.
                    We continue to focus on internal growth of our operations at appropriate actuarial prices to maintain reasonable loss ratios and to provide quality services to our customers. From time to time, acquisition opportunities present themselves as in the case of CalFarm in 1985 and RISCORP in 1997. Both acquisitions were available due to serious business or financial problems created by prior managements and required an investment of time and money to improve results. We are always looking for other intelligent transactions and believe that our improved financial strength will provide assistance in this regard.

                                    CALFARM
                                   THEZENITH                                  27

THE CONSUMMATION OF THE CALFARM SALE

HAS IMPROVED OUR FINANCIAL STRENGTH

AND FLEXIBILITY.
                    Continued integration and further strengthening of
             operations acquired from RISCORP will dominate our short-term activities. Managing controllable expenses continues to be a high priority.
                    We continue to focus on stockholder value in a
             property-casualty insurance world of inadequate pricing and profits, and increasing excess capacity. In our judgment, the best strategies under these circumstances are to improve our management, customer services and operational capabilities; integrate our Southeast operations; refine our underwriting, pricing and claim disciplines; reduce expenses; and continue to build professional relationships with our customers. Although short-term profitability has been impacted by the RISCORP Acquisition, Year 2000 expenses and Workers' Compensation underwriting losses, we believe long-term investors will benefit from our strategies, financial strength and experience in managing insurance risk successfully over a long period of time. The recent disclosure of substantial losses in the Workers' Compensation reinsurance market should improve market conditions.
                    Predicting losses and charging premiums proportionate to the exposures is a difficult task. It is one thing to understand what risks are, and quite another to persuade customers of the need to pay appropriate premiums in an extremely competitive environment. However, we are fortunate to have many knowledgeable policyholders, employees and agents who recognize the value of what we deliver; we intend to amplify this message to an expanding customer base.

WE CONTINUE TO FOCUS ON STOCKHOLDERS'

VALUE IN A WORLD OF INADEQUATE PRICING

AND INCREASING EXCESS CAPACITY.
                    We appreciate the assistance and confidence of our
             employees, agents, stockholders and directors as we deal with the challenges and opportunities ahead. The continued support of our policyholders and exceptional efforts of our people provide confidence for the future. In closing, we believe our people are Zenith's most important asset, for which no number on our balance sheet can begin to quantify their value to the company and our customers.

             /s/ Stanley R. Zax

             Stanley R. Zax

             Chairman of the Board and President

             Woodland Hills, California, March 1999

             Note: While it has never been our policy to produce "slick" Annual Reports, regular readers of this document will no doubt be aware of the de-engineered production values compared to prior years. Our objective was to cover all of the information of interest which was not fully available until late in March, and therefore, we fast-tracked this year's production.

                                    CALFARM
                                   THEZENITH                                  29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION
   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as EXPECT, ANTICIPATE, BELIEVE, or similar words that are used in the Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations, in other parts of the Zenith National Insurance Corp. ("Zenith") Annual Report on Form 10-K pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1998, in other parts of Zenith's 1998 Annual Report to Stockholders or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing a reduction of investment income; (4) general economic and business conditions which are less favorable than expected; (5) unanticipated changes in industry trends; (6) adequacy of loss reserves; (7) catastrophic events or the occurrence of a significant number of storms and wind and hail losses; (8) ability to timely and accurately complete the Year 2000 conversion process; (9) impact of any failure of third parties with whom Zenith does business to be Year 2000 compliant; (10) uncertainties related to the acquisition of substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP") related to RISCORP's workers' compensation business, including (a) the ability of Zenith to integrate on a profitable basis the business acquired from RISCORP, (b) the value of transferred assets and transferred liabilities, (c) the ability of Zenith to recover any amounts from RISCORP for breaches of representations, warranties and covenants under the Asset Purchase Agreement and (d) whether RISCORP will contest the determination of the Final Purchase Price for the RISCORP Acquisition and, if so, the ability of RISCORP, to prevail on any such attempt, as well as to recover any amount from Zenith Insurance for the alleged failure to comply with certain indemnification provisions of the Asset Purchase Agreement; (11) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; and (12) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

OVERVIEW
   Zenith's principal source of consolidated earnings is the income, including investment income, from the operations of its property-casualty insurance businesses and its investment portfolio. Property-casualty operations comprise Workers' Compensation (52.6% of 1998 consolidated net premiums earned); Other Property-Casualty, principally automobile, homeowners, farmowners and commercial coverages and group health insurance (41.9% of 1998 consolidated net premiums earned); and Reinsurance (5.5% of 1998 consolidated net premiums earned). Results of such operations for the three years ended December 31, 1998 are set forth in the table on page 32. The Workers' Compensation business has grown over the past three years with an expanding presence in Florida through the acquisition of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund, in 1996 and the acquisition of substantially all of the assets and certain liabilities of RISCORP related to its worker's compensation business (see RISCORP Acquisition on pages 31-32) in 1998. During 1998, approximately 44.2% of the Workers' Compensation business was in California and the balance in 36 states, with the greatest concentration in Florida and Texas. Substantially all of Zenith's Other Property-Casualty business is written in California. Reinsurance business assumed by Zenith provides insurance coverage for world-wide exposures with a particular emphasis on catastrophe losses and large property risks. Zenith's Real Estate Operations develop land and primarily construct private residences for sale in Las Vegas, Nevada. Zenith, as a holding company, owns directly or indirectly all of the capital stock of its subsidiaries.
   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Zenith manages its exposure to the risk of catastrophe losses through a combination of the purchase of reinsurance and the application of underwriting and actuarial techniques to control the amount and number of risks that are underwritten with an exposure to possible catastrophe losses.
   Effective March 31, 1999, Zenith Insurance Company ("Zenith Insurance"), a wholly-owned subsidiary of Zenith, sold its wholly-owned subsidiary, CalFarm Insurance Company ("CalFarm"), for $275,000,000 in cash, subject to post-closing adjustment in certain circumstances to Nationwide Mutual Insurance Company. The net change in Zenith's consolidated invested assets as a result of the transaction is estimated to be a decrease of approximately $15,000,000. The transaction will result in an estimated after-tax gain of $100,000,000, or $5.84 per share. CalFarm writes Zenith's Other Property-Casualty business principally in California.

The table below sets forth the components of net income for the three years ended December 31, 1998:

--------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               1998       1997       1996
--------------------------------------------------------------------------------------------------
Net investment income, after taxes                                 $  35,907  $  34,655  $  34,069
Realized gains on investments, after taxes                             7,541      8,431      7,025
--------------------------------------------------------------------------------------------------
Sub-total                                                             43,448     43,086     41,094
--------------------------------------------------------------------------------------------------
Property-casualty underwriting results, after taxes:
  (Loss) income excluding catastrophes                               (11,230)   (10,217)       356
  Catastrophe losses                                                  (7,475)      (975)
--------------------------------------------------------------------------------------------------
Property-casualty underwriting (loss) income, after taxes            (18,705)   (11,192)       356
--------------------------------------------------------------------------------------------------
Income from real estate operations, after taxes                          868      1,079      1,251
Interest expense, after taxes                                         (3,824)    (2,587)    (3,170)
Parent net expenses, after taxes                                      (2,687)    (2,286)    (1,931)
--------------------------------------------------------------------------------------------------
Net income                                                         $  19,100  $  28,100  $  37,600
--------------------------------------------------------------------------------------------------

RISCORP ACQUISITION
   On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (as amended from time to time, the "Asset Purchase Agreement") between Zenith Insurance and RISCORP, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition").
   See Note 15 to the Consolidated Financial Statements on pages 66-67 ("Note 15") for a full discussion of the RISCORP Acquisition which note is herein incorporated by reference. The RISCORP Acquisition was accounted for as a purchase and the fair values of the assets acquired and liabilities assumed are set forth in Note 15. The total purchase price for such assets acquired and liabilities assumed is the difference between the generally accepted accounting principles ("GAAP") book value of assets purchased and the GAAP book value of the liabilities assumed by Zenith Insurance as of April 1, 1998, or $92,336,000. Such amount was determined by a three step process in which RISCORP; Zenith Insurance and its external accounting and actuarial consultants; and a third party, acting as a Neutral Auditor and Neutral Actuary, made certain estimates of the GAAP values of the assets and liabilities acquired by

                                    CALFARM
                                   THEZENITH                                  31

Zenith Insurance. Such estimates varied considerably, particularly with respect to the value of premiums receivable and the liability for unpaid losses and loss adjustment expenses.
   The carrying values of premiums receivable and the liability for unpaid losses and loss adjustment expenses at December 31, 1998 reflect management's estimates using available current information. Different actuarial assumptions, particularly assumptions about long-lived workers' compensation claims, suggest that the ultimate liability for unpaid losses and loss adjustment expenses could be higher than Zenith's carrying value of liabilities for such claims at December 31, 1998. Also, Zenith's claims handling practices vary in certain respects from those employed by RISCORP. The ultimate amount of premiums receivable for retrospectively-rated policies is determined, in part, by the amount and timing of losses sustained under such policies. Also, certain of Zenith's billing and collections procedures differ from those employed by RISCORP and Zenith is continuing to ascertain the impact such differences may have on the collectibility of premiums receivable. Subsequent re-interpretation of currently available data or any new information that becomes available with respect to premiums receivable and liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP may change the estimates of the carrying values of such amounts and such changes, if any, will be reflected in the results of operations of the period in which they occur.
   Zenith Insurance has purchased ceded reinsurance protection relating to development of the loss and loss adjustment expense reserves assumed from RISCORP. Such reinsurance would allow Zenith Insurance to recover up to $50,000,000 in excess of $182,000,000 for net unpaid losses and allocated loss adjustment expenses acquired from RISCORP. After deducting reinsurance premiums of $16,000,000, Zenith has recorded reinsurance recoverable of $24,510,000 and a deferred benefit of $8,510,000 at December 31, 1998. Future adverse loss development, if any, of the reserves acquired from RISCORP would be recoverable up to the $50,000,000 limit, although the benefit of such reinsurance recoverable would be deferred and recognized over the recovery period of such reinsurance.

PROPERTY-CASUALTY INSURANCE OPERATIONS
   Premiums earned and underwriting results of Zenith's property-casualty subsidiaries for the three years ended December 31, 1998, 1997 and 1996 were as follows:

----------------------------------------------------------------------------------
(Dollars in thousands)                                1998       1997       1996
----------------------------------------------------------------------------------
Premiums earned:
  Workers' Compensation                             $278,660   $242,064   $210,916
  Other Property-Casualty                            222,045    214,406    204,778
  Reinsurance                                         29,150     32,251     37,162
----------------------------------------------------------------------------------
  Total                                             $529,855   $488,721   $452,856
----------------------------------------------------------------------------------
Underwriting (loss) income, before taxes:
  Workers' Compensation                             $(42,638)  $(37,157)  $(19,462)
  Other Property-Casualty                              4,410      6,509      8,076
  Reinsurance                                         10,268     14,189     12,479
----------------------------------------------------------------------------------
  Total                                             $(27,960)  $(16,459)  $  1,093
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

The combined ratios for the three years ended December 31, 1998 were as follows:
------------------------------------------------------------------------------------------------------
                                                                       1998        1997        1996
------------------------------------------------------------------------------------------------------
Combined loss and expense ratios:
  Workers' Compensation:
    Loss and loss adjustment expenses                                    79.3%       81.6%       75.4%
    Underwriting expenses                                                35.8        33.6        32.6
    Dividends to policyholders                                            0.2         0.1         1.2
------------------------------------------------------------------------------------------------------
  Combined ratio                                                        115.3       115.3       109.2
------------------------------------------------------------------------------------------------------
  Other Property-Casualty:
    Loss and loss adjustment expenses                                    67.0        65.2        67.1
    Underwriting expenses                                                31.0        31.7        29.0
------------------------------------------------------------------------------------------------------
  Combined ratio                                                         98.0        96.9        96.1
------------------------------------------------------------------------------------------------------
  Reinsurance:
    Loss and loss adjustment expenses                                    45.3        33.7        49.0
    Underwriting expenses                                                19.5        22.3        17.4
------------------------------------------------------------------------------------------------------
  Combined ratio                                                         64.8        56.0        66.4
------------------------------------------------------------------------------------------------------
Total combined ratio                                                    105.3%      103.4%       99.8%
------------------------------------------------------------------------------------------------------

   The profitability of property-casualty insurance operations is principally dependent upon the adequacy of rates charged to the insured for insurance protection; the frequency and severity of claims; the ability to accurately estimate and accrue reported and unreported losses in the correct period; the level of dividends paid to policyholders; the ability to manage claim costs and keep operating expenses in line with premium volume; and the ability to service claims, maintain policies and acquire business efficiently.
   The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development". Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for loss and loss adjustment expense for the three segments of property-casualty business:

----------------------------------------------------------------------------
                                      Other
(Dollars in        Workers'         Property-
thousands)       Compensation       Casualty        Reinsurance      Total
----------------------------------------------------------------------------
One-year loss
development
in:
  1998             $     (75)       $  (3,754)       $  (7,538)    $ (11,367)
  1997                11,837           (5,316)          (6,870)         (349)
  1996                  (869)            (224)          (2,716)       (3,809)
----------------------------------------------------------------------------
Favorable development is shown in brackets.

   The unfavorable development in 1997 for the Workers' Compensation operation is due to loss and loss adjustment expense reserve strengthening for the 1995 and 1996 accident years.
   The process of evaluating an insurance company's exposure to the cost of environmental and asbestos damage is subject to significant uncertainties. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure and unresolved legal issues regarding policy coverage. The legal issues concerning the interpretations of various insurance policy provisions and whether environmental and asbestos losses are, or were ever intended to be, covered are complex. Courts have reached different and sometimes inconsistent conclusions regarding such issues as: when the loss occurred

                                    CALFARM
                                   THEZENITH                                  33
and which policies provide coverage, how policy limits are applied and determined, how policy exclusions are applied and interpreted, whether clean-up costs are covered as insured property damage and whether site assessment costs are either indemnity payments or adjusting costs.
   Zenith has exposure to asbestos losses in its Workers' Compensation operation for medical, indemnity and loss adjustment expenses associated with covered workers' long-term exposure to asbestos or asbestos-containing materials. Most of these claims date back to the 1970's and early 1980's and Zenith's exposure is generally limited to a pro rata share of the loss for the period of time coverage was provided. Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its Reinsurance operation and through CalFarm, which writes liability coverage under farmowners' and small commercial policies, however such losses are substantially excluded from all such coverage. The business reinsured by Zenith contains exclusion clauses for environmental and asbestos losses, and in 1988 an absolute pollution exclusion was incorporated into CalFarm's policy forms. All claims for damages resulting from environmental or asbestos losses are identified and handled by Zenith's most experienced claims/legal professionals. Environmental and asbestos losses have not been material and Zenith believes that its reserves for environmental and asbestos losses are appropriately established based on currently available facts, technology, laws and regulations. However, due to the long-term nature of these claims, the inconsistencies of court decisions on coverage, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate exposure from these claims may vary from the amounts currently reserved.
   Some of the factors that continue to impact the business and economic environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in geographic areas where Zenith operates; the expansion of Zenith's Workers' Compensation business outside of California; the use in the industry of creative reinsurance by competitors; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the effect of any of the foregoing, these factors and related trends and uncertainties could have a material effect on Zenith's future operations and financial condition.
   Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of Zenith's subsidiaries' continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate. Social inflation affects the loss reserves for other property-casualty liability claims for which settlements are determined in court proceedings.

WORKERS' COMPENSATION
   Premiums earned in the Workers' Compensation operation increased in 1998 and 1997 compared to their respective prior years. The RISCORP Acquisition added $73,828,000 of earned premiums in 1998 and the AGC-SIF acquisition added $26,144,000 and $47,214,000 of earned premiums in 1998 and 1997, respectively. Excluding the impact of the RISCORP and AGC-SIF acquisitions, Zenith's workers' compensation premiums earned decreased in 1998 and 1997 compared to their respective prior years, principally as a result of intense competition in the national workers' compensation insurance industry.

   Underwriting losses in the Workers' Compensation operation increased in 1998 and 1997 compared to their respective prior years principally as a result of approximately $2,000,000 of catastrophic workers' compensation losses incurred in 1998, the 1998 RISCORP Acquisition and reduced premium income acting in conjunction with fixed expenses for underwriting and loss adjusting that have not been reduced commensurably with premium income in 1998 and 1997. The 1997 underwriting loss in Workers' Compensation also includes $11.8 million of adverse development on prior years loss and loss adjustment expense reserves in the fourth quarter. Fixed expenses increased significantly in 1998 with the RISCORP Acquisition and such expenses will continue to impact Zenith's Workers' Compensation operations adversely until the former RISCORP operations are integrated into Zenith's other Workers' Compensation operations. In 1998, the underwriting loss from the former RISCORP operation was $15,018,000.
   Competition in the national workers' compensation insurance industry continues to be intense. In 1998 and 1997 Zenith continued its geographic diversification through the RISCORP and AGC-SIF acquisitions, thereby reducing Zenith's former concentration in the California workers' compensation insurance market. Zenith continues to adhere to its underwriting philosophy of requiring adequate pricing for the risks that are being underwritten. Although earned premiums have declined through some resulting loss of business, Zenith's workers compensation loss ratios, which were 61.5%, 68.4% and 55.2% in 1998, 1997 and 1996, respectively, indicate that it has maintained its disciplined approach in spite of the pressures to underprice.
   The outlook for future profitability in the Workers' Compensation operation is dependent upon the ability to maintain adequate rates, manage claims costs and to keep operating expenses in line with premium volume. Zenith is unable to predict when its Workers' Compensation operation will return to underwriting profitability that is consistent with Zenith's historical experience.
   Zenith is required to participate in the National Workers' Compensation Reinsurance Pool ("NWCRP"), which is an involuntary assigned risk pool that covers several states in which Zenith conducts business. Zenith's participation in NWCRP premiums earned in 1998, 1997 and 1996 was $1.9 million, $3.3 million and $3.6 million, respectively. The underwriting results for NWCRP did not materially impact Workers' Compensation underwriting results in 1998, 1997 or 1996.
   Florida has created the Special Disability Trust Fund (the "Fund") which assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. The receivable at December 31, 1998 of $39,077,000, which relates to pre-January 1, 1998 claims, is primarily related to the RISCORP Acquisition.

OTHER PROPERTY-CASUALTY
   Other Property-Casualty reflects the results of the property-casualty business written through CalFarm for individual and commercial customers, primarily in the rural and suburban areas of California. The major lines of business are automobile, farmowners, commercial coverages and homeowners, with about 105,000 policies in-force. Other Property-Casualty also includes the results of the health line of business which offers individually underwritten comprehensive medical coverage to California Farm Bureau members with about 24,000 certificates in-force.
   The business of CalFarm is closely tied to the California farm economy. CalFarm benefits from the endorsement of the California Farm Bureau Federation and is the largest writer of farmowner policies in California with an estimated market share of 41%. Farm Bureau membership is a prerequisite to the purchase of farmowners, automobile insurance at discounted rates (preferred), and health insurance coverages from CalFarm.

                                    CALFARM
                                   THEZENITH                                  35

   Underwriting results in the Other Property-Casualty operation were profitable for 1998, 1997 and 1996 as a result of favorable loss and loss adjustment expense ratios for both current and prior accident years. Underwriting results for 1998 and 1997 were impacted by catastrophe losses, intense competition, increased expenses primarily due to computer costs for Year 2000 compliance and the continuing investment to upgrade existing computer systems. Both 1998 and 1997 results include catastrophe losses attributable to California storm damage, amounting to $5,000,000 in 1998 and $1,500,000 in 1997. The 1996 results benefited from the absence of catastrophe losses. Underwriting results in 1998 were adversely impacted by the health line of business because of higher health care costs and increased utilization. Underwriting losses attributable to the health line of business were $2,991,000 in 1998, including $2,361,000 in the fourth quarter, as compared to income of $125,000 in 1997 and $42,000 in 1996.
   Premiums earned increased in 1998 and 1997 as compared to their respective prior years primarily due to new business writings and rate increases in the health line of business. Premium growth in other property-casualty lines of business was limited by the intense pricing pressures and rate decreases in automobile insurance. All rate changes, except for the health line of business, are subject to prior approval by the state of California Department of Insurance (the "Department of Insurance"). Management is unable to predict whether requests for future rate increases, if any, will be granted by the Department of Insurance. Failure by the Department of Insurance to act upon such requests would adversely affect the adequacy of such rates and the profitability of operations in the associated lines of business.
   The California Legislature passed legislation in September 1996 which created the California Earthquake Authority ("CEA"). The CEA, which became operational in December 1996, is a privately financed, publicly managed state agency, which provides limited earthquake coverage throughout California. Participation in the CEA is voluntary and CalFarm elected not to participate. CalFarm can elect to participate in the CEA at a later date subject to meeting the participation requirements at that time.
   CalFarm continues to write homeowners and associated earthquake insurance with broader coverages than available through the CEA. CalFarm expects to continue offering earthquake coverage as long as private reinsurance is available and affordable. Earthquake exposure is closely monitored through the use of earthquake modeling software and simulation techniques and through the use of industry experts. In 1998, CalFarm expanded the scope of its catastrophe management efforts to include an analysis of brush fire exposures. Catastrophe reinsurance is used to protect CalFarm from excessive catastrophe losses.
   CalFarm is required to participate in involuntary market plans, including the California Automobile Assigned Risk Plan ("CAARP"), the Commercial Automobile Insurance Procedure ("CAIP") and the California Fair Plan ("Fair Plan"). The CAARP, the CAIP and the Fair Plan are organizations that were established by statute in California but are serviced by the insurance industry. The 1998, 1997 and 1996 underwriting results for the CAARP, the CAIP, and the Fair Plan together did not materially impact the Other Property-Casualty underwriting results.
   The private passenger automobile insurance market continues to be affected by legislative actions. Both the mandatory proof of insurance law and the "Personal Responsibility Act of 1996" created by Proposition 213 were effective January 1997. During 1997, CalFarm implemented the new rating factor regulations which further limit the impact of territorial rating on automobile insurance rates. During 1999, the legislature is expected to continue their debate on a way to provide a low-cost auto policy to the uninsured drivers in California.

REINSURANCE
   Zenith's assumed reinsurance operation emphasizes the reinsurance of accumulated losses from catastrophes and the reinsurance of large property risks.
   The underwriting results for the year ended December 31, 1998 include catastrophe losses related to Hurricane Georges of $4,500,000, including $2,000,000 in the fourth quarter. Underwriting results were favorable during 1997 and 1996 as a result of absence of catastrophes.

   The outlook for profitability in the reinsurance operation continues to be dependent upon, among other things, the level of rates for property and catastrophe reinsurance and the frequency and severity of world-wide property losses. Premiums earned in the reinsurance operation decreased in 1998 and 1997 due to selected non-renewal by Zenith of certain reinsurance treaties and general softening of such rates in the industry. If rates do not improve, premiums may continue to decrease in 1999.

REAL ESTATE OPERATIONS
   Zenith's Real Estate Operations develop land and primarily construct private residences for sale in Las Vegas, Nevada. Zenith recognized total revenues of $37,737,000, $45,419,000 and $41,554,000 in 1998, 1997, and 1996, respectively, related to its Real Estate Operations. Income from Real Estate Operations before taxes was $1,363,000, $1,678,000 and $1,909,000 in 1998, 1997 and 1996,
respectively. Construction in progress, including undeveloped land, was $42,142,000 at December 31, 1998 compared to $53,121,000 at December 31, 1997.
In addition to continuing home construction, Zenith may use some land presently owned for commercial construction. Increased interest rates or other factors could affect the rate of home sales.

INVESTMENTS
   At December 31, 1998, 96% of Zenith's consolidated portfolio of fixed maturity investments were classified as available-for-sale with the unrealized appreciation or depreciation recorded as a separate component of stockholders' equity. The effect on consolidated stockholders' equity of the change in the value of fixed maturities classified as available-for-sale in 1998 compared to 1997 was an increase of $1,378,000, net of deferred taxes, as compared to an increase of $7,001,000 from 1996 to 1997.
   Zenith's primary investment goal is to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.

   The change in the carrying value of Zenith's consolidated investment portfolio in 1998 was as follows:

-----------------------------------------------------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------------------------------------------------
Carrying value at beginning of year                                                   $ 879,973
  Purchases at cost                                                                     403,267
  Investments acquired in RISCORP Acquisition                                           190,460
  Maturities and redemptions                                                           (107,945)
  Proceeds from sales of investments:
    Available-for-sale                                                      (302,648)
    Other                                                                    (13,145)
                                                                           ---------
      Total proceeds from sales of investments                                         (315,793)
  Net realized gains:
    Available-for-sale                                                         6,817
    Other                                                                      4,785
                                                                           ---------
      Total net realized gains                                                           11,602
  Change in unrealized gains                                                                406
  Change in short-term investments                                                      (14,916)
  Net amortization of bonds and preferred stocks and other changes                        1,627
-----------------------------------------------------------------------------------------------
Carrying value at end of year                                                         $1,048,681
-----------------------------------------------------------------------------------------------

                                    CALFARM
                                   THEZENITH                                  37

   At December 31, 1998 and 1997, Zenith's consolidated investment portfolio emphasized high quality, liquid bonds and short-term investments. Bonds constituted 72% and 67%, and short-term investments constituted 18% and 24%, of the carrying value of Zenith's consolidated investment portfolio at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, 96% of the consolidated carrying values of investments in bonds were rated investment grade. The average maturity of the investment portfolio was 4.2 years at December 31, 1998 and 4.2 years at December 31, 1997.
   Zenith's invested assets and cash increased as a result of the RISCORP Acquisition. The investment portfolio acquired in the RISCORP Acquisition consists of investment grade U.S. treasury notes, corporate debt and municipal debt.

   Investment income during the three years ended December 31, 1998 was as follows:

-------------------------------------------------------
(Dollars in thousands)    1998       1997       1996
-------------------------------------------------------
Before taxes            $  53,593  $  52,332  $  51,154
After taxes                35,907     34,655     34,069
-------------------------------------------------------

   The yields on invested assets vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment. Such yields for the three years ended December 31, 1998 were as follows:

---------------------------------------------------------
                          1998        1997        1996
---------------------------------------------------------
Before taxes                 5.7%        6.0%        6.1%
After taxes                  3.8         3.9         4.0
---------------------------------------------------------

   The total fair value of fixed maturity investments, and the unrealized gain on held-to-maturity and available-for-sale fixed maturity investments, were as follows:

----------------------------------------------------------------------------------------------------
                                                             Unrealized Gain on Fixed Maturities
                                                         -------------------------------------------
                                      Total Fair Value   Held-to-Maturity      Available-for-Sale
                                          of Fixed       -----------------  ------------------------
(Dollars in thousands)                   Maturities*        Before Tax      Before Tax    After Tax
----------------------------------------------------------------------------------------------------
DECEMBER 31, 1998                         $ 959,119          $   1,569       $   9,864    $   6,412
December 31, 1997                         $ 800,572          $   1,318       $   7,744    $   5,034
----------------------------------------------------------------------------------------------------

* Includes short-term investments

   Stockholders' equity will continue to be affected by volatility in the fixed maturity securities market and changes in interest rates through changes in the values of fixed maturity investments which are classified as available-for-sale.

MARKET RISK OF FINANCIAL INSTRUMENTS
   Approximately 96% of the carrying value of fixed maturity investments are categorized as available-for-sale, for which category changes in fair value are reflected in stockholders' equity. The fair value of the fixed income investment portfolio is exposed to interest rate risk -- the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. In addition, certain mortgage-backed securities are exposed to accelerated prepayment risk in that a decline in interest rates could prompt mortgage holders to refinance existing mortgages at lower rates. However, Zenith has the ability to hold fixed income investments to maturity.
   Zenith relies on the experience and judgment of senior management to monitor and control interest rate risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or options contracts, but will attempt to mitigate its exposure through active portfolio management. Allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. In addition, Zenith places the majority of its investments in high quality, liquid securities and limits the amount of credit exposure to any one issuer.

   The table below provides information about Zenith's financial instruments as of December 31, 1998 for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair value of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include sinking fund preferreds, redeemable preferreds, corporate bonds, municipal bonds, government bonds and mortgage-backed securities. For debt obligations, the table presents principal cash flows by expected maturity dates.

                                                                          Expected Maturity Date
                                               -----------------------------------------------------------------------------
(Dollars in thousands)                           1999       2000       2001       2002       2003     Thereafter     Total
----------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
Held-to-maturity and available-for-sale
 securities:
  Fixed rate                                   $  92,213  $ 105,376  $  83,529  $  72,838  $  52,425   $ 362,614   $ 768,995
  Weighted average interest rate                     4.9%       4.9%       5.3%       5.8%       6.3%        6.7%
Trading securities:
  Fixed rate                                                         $   3,001                                     $   3,001
  Weighted average interest rate                                           5.6%
Short-term investments                         $ 187,123                                                           $ 187,123
Debt obligations:
  9% senior notes payable                          6,750  $   6,750  $   6,750  $  77,250                             97,500
  8.55% redeemable securities                      6,413      6,413      6,413      6,413  $   6,413   $ 232,638     264,703
  Payable to banks and other notes payable        14,817      5,123        130         34         34         406      20,544
----------------------------------------------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES
   Zenith's property-casualty insurance subsidiaries create liquidity because insurance premiums are generally collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 51 in the Consolidated Financial Statements, are invested as described in "Investments" above. Net cash used in operations was $47,138,000 in 1998. Such cash was used principally to pay loss and loss adjustment expense reserves in the former RISCORP operation. Net cash flows from operations will continue to be adversely affected by the payment of such acquired reserves.
   Net cash flows from operating activities were $26,974,000 and $9,749,000 for 1997 and 1996, respectively.
   Zenith's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions and development by its real estate operations. Zenith is principally dependent upon its portfolio of marketable securities and the investment yields thereon; dividends from its insurance subsidiaries, whose operations are supported by their own cash flows; and available lines of credit to pay its expenses, service debt and pay any cash dividends which may be declared to its stockholders.
   Zenith has three revolving, unsecured lines of credit amounting to $100,000,000 with aggregate availability at December 31, 1998 of $95,000,000.
   Zenith's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in Note 11 to the Consolidated Financial Statements on page 64. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith received no dividends from its insurance subsidiaries in 1998 and received dividends from its insurance subsidiaries amounting to $22,750,000 and $15,000,000 in 1997 and 1996, respectively. Maximum dividend capability, without prior approval of the Department, of Zenith's insurance subsidiary in 1999 is $32,975,000, of which $30,000,000 was paid to Zenith on March 12, 1999.
   Zenith's Real Estate Operations maintain certain bank credit facilities to provide financing for development and construction of private residences for sale. At December 31, 1998, maximum permitted borrowing under the facilities was $32,315,000, with a balance outstanding of $12,245,000 and $11,408,000 as of
December 31, 1998 and 1997, respectively.

                                    CALFARM
                                   THEZENITH                                  39

Although a maximum of $32,315,000 is available to be borrowed, in practice, such amount will not be outstanding. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. Zenith's Real Estate Operations are obligated under various notes arising from its purchase of several parcels of land. The amount outstanding for such notes at December 31, 1998 and 1997 was $2,010,000 and $2,334,000, respectively.
   Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 1998 and 1997, investments carried at their fair value of $261,986,000 and $294,309,000, respectively, were on deposit to comply with such regulations.
   At December 31, 1998, Zenith was authorized to repurchase up to 1,125,000 shares of Zenith common stock pursuant to a share purchase program authorized by its Board of Directors. These purchases, which are made at prevailing market prices, are discretionary and can be adequately funded from Zenith's existing sources of liquidity.
   In 1998, Zenith repurchased 960,000 shares on the open market for a total purchase price of $24,023,000. On March 3, 1999, Zenith repurchased 33,000 shares on the open market for a total purchase price of $811,000.
   On July 30, 1998, Zenith issued $75,000,000 of 8.55% Capital Securities at a price of $996.24 per security through Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith. Each Capital Security pays semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.
   The Trust used the proceeds from its offering to purchase $75,000,000 of Zenith's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures"), which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith used $65,000,000 from the net proceeds to make a capital contribution to Zenith Insurance. The remaining net proceeds were used for general corporate purposes.
   The net proceeds from the Capital Securities were primarily invested by Zenith in various short-term securities which, in the aggregate, yield less than the interest cost of the Subordinated Debenture.
   On April 1, 1998, in connection with the closing of the RISCORP Acquisition, Zenith Insurance paid $35,000,000 to RISCORP and repaid $15,000,000 in indebtedness assumed from RISCORP, Inc. On March 26, 1999, Zenith Insurance paid the balance of the purchase price payable, plus interest, of $53,689,000, after deducting $6,765,000 for assets not transferred by RISCORP.

CODIFICATION OF
STATUTORY ACCOUNTING PRINCIPLES
   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting (statutory accounting is a comprehensive basis of accounting based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC). The NAIC is now considering amendments to the Codification that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.

   It is not known whether the Department of Insurance will adopt the Codification, and whether the Department of Insurance will make any changes to that guidance. Implementation of the Codification may affect the surplus level and capitalization requirements of Zenith's insurance subsidiaries on a statutory basis. Zenith has not determined the potential impact of the Codification.

RECENT DEVELOPMENTS IN
ACCOUNTING PRONOUNCEMENTS
   On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for Zenith for all fiscal quarters of all fiscal years beginning after January 1, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Zenith does not invest in derivative instruments, and therefore adoption of SFAS No. 133 is not expected to have any effect on Zenith's results of operations or its financial position.

YEAR 2000
   The Year 2000 Problem refers to the inability of information technology ("IT") and non-information technology ("non-IT") systems to accurately process dates during and after 1999. IT systems include computer hardware and software. Non-IT systems include equipment that incorporates embedded micro controllers such as elevators, security systems and HVAC systems. If not corrected, the processes of IT and non-IT systems that are date sensitive could fail or miscalculate data resulting in disruptions of operations such as a temporary inability to process transactions, send and receive electronic data with third parties or otherwise engage in normal business activities. There may also be a negative impact on the economic and social infrastructure on which Zenith depends.
   In early 1996, Zenith formed a Year 2000 team consisting of staff familiar with Zenith's IT and non-IT systems to coordinate the elimination, to the extent possible, of Zenith's exposure to the Year 2000 Problem. Reports of the Year 2000 team's efforts are presented to Zenith's Board of Directors periodically.
   Since 1996, Zenith has been systematically replacing and modifying its internal systems to function correctly with dates from 1999 forward, thereby rendering them "Year 2000 Compliant." Internal systems ("Internal Systems") consist of (1) core information technology systems supporting corporate level accounting and financial reporting processes ("Core Corporate IT Systems"); (2) core information technology systems supporting operational processes involving
(a) underwriting, premium collection and claims processes in Zenith's insurance operations (including those systems acquired in the RISCORP Acquisition) and (b) land acquisitions, development, construction, sales and escrow tracking/monitoring in the real estate operations ("Core Operational IT Systems"); (3) computer networks and communications infrastructure ("IT Infrastructure"); (4) personal and laptop computers including applications ("Other IT Equipment"); and (5) owned facility systems which rely on non-computer equipment incorporating embedded microprocessors, such as elevators, HVAC and security as well as office equipment such as facsimile and copy machines and postage meters ("Facilities and Other Non-IT Systems"). The majority of Zenith's Year 2000 compliance efforts have been staffed internally, although Zenith has engaged and will continue to engage technical consultants to assist its internal staff, as well as to assist Zenith in reviewing its progress.
   The Internal Systems are being corrected through a process with five phases, some of which are concurrent: (1) Inventory (listing IT and non-IT systems and their components); (2) Assessment (identifying possible Year 2000-related failures and developing strategies to repair, replace, or eliminate them); (3) Remediation (creating or acquiring corrections to identified deficiencies); (4) Validation (confirming whether corrections would be successful); and (5) Implementation (installing corrections into the business operations for general use).

                                    CALFARM
                                   THEZENITH                                  41

   The status and scheduled completion dates of efforts to make the Internal Systems supporting Zenith's operations Year 2000 Compliant are as follows:

                            Inventory   Assessment   Remediation   Validation  Implementation
----------------------------------------------------------------------------------------------
Core Corporate IT Systems   Completed    Completed    Completed    Completed      Completed
----------------------------------------------------------------------------------------------
Core Operational IT
 Systems:
  Workers' Compensation     Completed    Completed     4/30/99      5/31/99        5/31/99
  Other Property-Casualty   Completed    Completed    Completed     4/30/99        4/30/99
  Reinsurance               Completed    Completed    Completed    Completed      Completed
  Real Estate Operations    Completed    Completed    Completed     5/31/99        5/31/99
----------------------------------------------------------------------------------------------
IT Infrastructure:
  Workers' Compensation     Completed    Completed     6/30/99      7/31/99        7/31/99
  Other Property-Casualty   Completed    Completed     6/30/99      7/31/99        7/31/99
  Reinsurance               Completed    Completed     6/30/99      7/31/99        7/31/99
  Real Estate Operations    Completed    Completed    Completed    Completed      Completed
----------------------------------------------------------------------------------------------
Other IT Equipment:
  Workers' Compensation     Completed    Completed     5/31/99      7/31/99        7/31/99
  Other Property-Casualty   Completed    Completed     5/31/99      7/31/99        7/31/99
  Reinsurance               Completed    Completed     5/31/99      7/31/99        7/31/99
  Real Estate Operations    Completed    Completed    Completed    Completed      Completed
----------------------------------------------------------------------------------------------
Facilities and Other
 Non-IT Systems:
  Woodland Hills, CA        Completed    Completed    Completed    Completed      Completed
  Sarasota, FL              Completed    Completed     5/31/99      8/31/99        8/31/99
  Sacramento, CA            Completed    Completed    Completed    Completed      Completed
----------------------------------------------------------------------------------------------

   Zenith plans to further test and refine the Internal Systems during the second half of 1999, to assure that they all function in Zenith's operating environment on an interconnected basis.
   Zenith's Year 2000 efforts also include a systematic assessment of the Year 2000 Compliant status of third parties upon which Zenith relies in its business operations, including major suppliers of services and products, owners of its leased facilities and principal business partners (collectively, "Key External Dependencies"). Zenith has used letters, questionnaires, surveys and interviews to determine whether these Key External Dependencies will achieve Year 2000 Compliant status. To date, Zenith has been unable, in most cases, to obtain reliable information, and is therefore uncertain about the state of readiness of many of its Key External Dependencies. Although none of the Key External Dependencies has informed Zenith that it has a Year 2000 issue that would have a material impact on Zenith, few have provided definitive statements, written assurances or warranties that they will be Year 2000 Compliant. Zenith intends to continue its systematic assessment, including follow-ups of its Key External Dependencies.
   All companies are faced with certain unknown risks arising from Year 2000 issues that may impact them negatively. Zenith's Year 2000 efforts have been designed to mitigate to the extent possible its risks from Year 2000-related failures faced by Zenith. Despite Zenith's Year 2000-related efforts, Zenith recognizes the possibility of some negative impact on its operations resulting from Year 2000-related failures. Zenith believes that the most reasonably likely worst-case, Year 2000 scenarios could include failures of Zenith's Internal Systems, a failure of one or more of its critical Key External Dependencies, such as financial institutions, agents/brokers or reinsurers, and/or the contamination of Zenith's IT systems due to receipt of corrupted data. Such a scenario could result in a disruption of Zenith's normal business activities and could have a material adverse impact on its financial condition and results of operations. In the quarter ended September 30, 1998, Zenith began developing contingency plans to substantially reduce material business disruptions from such risks. Zenith intends such plans to include measures, such as 1) acceleration into the last quarter of 1999 the performance of obligations and duties otherwise owed in the first quarter of 2000; 2) identification of alternatives to Key External Dependencies that may not be Year 2000 Compliant and therefore unable to meet Zenith's needs; and 3) certain activities in Zenith's pre-existing Business Recovery/ Resumption Plan designed for Zenith to operate during, and to recover from, catastrophes. All contingency plans are expected to be in place by September 30, 1999.
   Zenith has been planning to upgrade its IT Infrastructure and its other IT equipment for some time; however, because of the Year 2000 Problem, certain components of those plans will be accelerated and completed by mid-1999. The table below sets out the costs for either repairing Zenith's IT systems ("IT Repair Costs") or for replacing them ("IT Replacement Costs").

                                  Expenditures      Percent Expended    Estimate       Total
                                      as of               as of            to        Estimated
(Dollars in thousands)          December 31, 1998   December 31, 1998   Complete   IT Expenditure
-------------------------------------------------------------------------------------------------
IT Repair Costs                      $4,522                80%           $1,100       $ 5,622
IT Replacement Costs:
  Software                              197                13%            1,277         1,474
  Hardware                              191                 8%            2,125         2,316
  Related Expenditures                  341                51%              322           663
-------------------------------------------------------------------------------------------------
    Total                            $5,251                52%           $4,824       $10,075
-------------------------------------------------------------------------------------------------

   IT Repair Costs and IT Replacement Costs include external costs and the cost of dedicated information technology personnel. IT Repair Costs are expensed as they are incurred; IT Replacement Costs are capitalized in accordance with Statement of Position 98-1. (See Note 1 to the Consolidated Financial Statements on pages 54-57.) The internal cost of user participation in acceptance testing has not been measured and is not included in the foregoing estimates. Although not quantified at this time, costs associated with non-IT systems and contingency planning are not expected to be significant. All Year 2000-related costs have been, and will continue to be, funded from internal sources. No planned information technology projects were deferred because of Year 2000-related efforts.
   The reader is directed to the section of this Report entitled "Forward-Looking Information" on page 30 and cautioned that the foregoing discussion on the Year 2000 Problem must be read in conjunction with such section. The forward looking information on the Year 2000 Problem, including its impact on Zenith, future costs, scheduled completion dates, and the success of Zenith's efforts in preparing for it are based on management's best estimates of future events. Such estimates, however, are subject to the inherent uncertainty of the ultimate effect and the extent of the Year 2000 Problem and the availability of technical resources and hardware.

                                    CALFARM
                                   THEZENITH                                  43

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,              Note     1998        1997
-----------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
REVENUES:                             1
  Property-Casualty insurance
    operations:
    Premiums earned                        $  529,855  $  488,721
    Investment income                          53,593      52,332
  Realized gains on investments                11,602      14,008
  Real estate operations                       37,737      45,419
  Service fee income                            3,992
  Income from legal settlement
-----------------------------------------------------------------
TOTAL REVENUES                                636,779     600,480
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAXES AND BEFORE REALIZED
  GAINS                              1, 2      11,559      19,669
Per common share*                    1, 2        0.67        1.10
-----------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  AFTER TAXES                                  19,100      28,100
Per common share*                                1.11        1.57
-----------------------------------------------------------------
COMPONENTS OF NET INCOME:             1
  Underwriting (loss) income:
    Excluding catastrophe losses              (11,230)    (10,217)
    Including catastrophe losses              (18,705)    (11,192)
  Net investment income                        35,907      34,655
  Realized gains on investments                 7,541       8,431
  Real estate operations                          868       1,079
  Parent operations                            (6,511)     (4,873)
  Income (loss) from discontinued
    life and annuity operations       3
-----------------------------------------------------------------
NET INCOME                                     19,100      28,100
Per common share*                                1.11        1.57
-----------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
  STOCKHOLDERS                                   1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING*                                 17,158      17,886
-----------------------------------------------------------------
FINANCIAL CONDITION:                  1
Total assets                                1,818,726   1,252,156
Investments                                 1,048,681     879,973
Property-casualty unpaid claims               997,647     613,266
Senior notes, bank debt and other
  notes payable                                93,851      88,216
Redeemable securities                          73,341
Total stockholders' equity                    346,952     361,866
Stockholders' equity per share                  20.23       20.31
Stockholders' equity per share,
  excluding effect of SFAS No. 115              19.86       20.03
Return on average equity                         5.4%        8.3%
-----------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
  STATISTICS (GAAP):                  1
  Paid loss and loss adjustment
    expense ratio                               82.9%       66.9%
  Loss and loss adjustment expense
    ratio                                       72.3%       71.2%
  Underwriting expense ratio                    32.9%       32.1%
  Policyholder dividends ratio                   0.1%        0.1%
                                           ---------   ---------
  Combined ratio                               105.3%      103.4%
  Net premiums earned-to-surplus
    ratio                                         1.2         1.4
  Loss and loss adjustment expense
    reserves-to-surplus ratio (net
    of reinsurance)                   4           1.6         1.5
-----------------------------------------------------------------

*Amounts prior to 1997 have been restated as required to comply with SFAS No.
 128 and represent diluted amounts per share and weighted average shares assuming exercise of stock options. For further discussion of earnings per share and the impact of SFAS No. 128, see Note 16 to the Consolidated Financial Statements on page 68.

--------------------------------------------------------------------------------

                                        1996        1995        1994
---------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands,
 except per share data)
REVENUES:
  Property-Casualty insurance
    operations:
    Premiums earned                  $  452,856  $  437,513  $  438,829
    Investment income                    51,154      46,150      40,068
  Realized gains on investments          10,807       3,621       1,428
  Real estate operations                 41,554      31,736      30,220
  Service fee income
  Income from legal settlement                                    1,910
---------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                          556,371     519,020     512,455
---------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
 AFTER TAXES AND BEFORE REALIZED
 GAINS                                   30,575      17,368      27,628
Per common share*                          1.72        0.95        1.45
---------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
 AFTER TAXES                             37,600      19,722      29,798
Per common share*                          2.12        1.08        1.56
---------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INCOME:
  Underwriting (loss) income:
    Excluding catastrophe losses            356        (226)     15,652
    Including catastrophe losses            356      (8,936)      5,707
  Net investment income                  34,069      30,690      26,995
  Realized gains on investments           7,025       2,354         929
  Real estate operations                  1,251       1,349       1,423
  Parent operations                      (5,101)     (5,735)     (5,256)
  Income (loss) from discontinued
    life and annuity operations                     (13,122)      8,102
---------------------------------------------------------------------------------------------------------------
NET INCOME                               37,600       6,600      37,900
Per common share*                          2.12        0.36        1.99
---------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE TO COMMON
 STOCKHOLDERS                              1.00        1.00        1.00
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING*                            17,752      18,334      19,029
---------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION:
Total assets                          1,242,724   1,115,433   1,093,675
Investments                             852,799     835,214     709,030
Property-casualty unpaid claims         620,078     517,552     510,406
Senior notes, bank debt and other
 notes payable                           88,861      83,135      76,582
Redeemable securities
Total stockholders' equity              337,503     330,432     309,860
Stockholders' equity per share            19.17       18.58       16.35
Stockholders' equity per share,
 excluding effect of SFAS No. 115         19.28       18.18       18.79
Return on average equity                  11.4%        2.0%       11.7%
---------------------------------------------------------------------------------------------------------------
PROPERTY-CASUALTY INSURANCE
 STATISTICS (GAAP):
  Paid loss and loss adjustment
    expense ratio                         69.9%       74.3%       69.6%
  Loss and loss adjustment expense
    ratio                                 69.5%       74.4%       66.9%
  Underwriting expense ratio              29.7%       27.4%       26.9%
  Policyholder dividends ratio             0.6%        1.3%        4.0%
                                     ---------   ---------   ---------
  Combined ratio                          99.8%      103.1%       97.8%
  Net premiums earned-to-surplus
    ratio                                   1.4         1.4         1.7
  Loss and loss adjustment expense
    reserves-to-surplus ratio (net
    of reinsurance)                         1.6         1.5         1.7
---------------------------------------------------------------------------------------------------------------

(1) 1994 has been restated to include health insurance in property-casualty insurance operations. 1998 amounts include the assets acquired and liabilities assumed from RISCORP on April 1, 1998 and the results of operations of RISCORP for the nine months ended December 31, 1998 (See Note 15 to the Consolidated Financial Statements on pages 66-67).
(2) Excludes $1,241,000, or $0.06 per share, in 1994 for the effect of legal settlement.

(3) In 1995, Zenith sold CalFarm Life.
(4) Computed including AGC-SIF net reserves of $65,429,000 acquired through merger on December 31, 1996 (See Note 15 to the Consolidated Financial Statements on page 67).

                                    CALFARM
                                   THEZENITH                                  45

PROPERTY-CASUALTY LOSS DEVELOPMENT

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
   The table that follows shows analysis of development of loss and loss adjustment expense liabilities as originally estimated on a generally accepted accounting principles basis at December 31 of each year presented. The accounting policies used to estimate these liabilities are described in Note 1 to the Consolidated Financial Statements on page 54. Amounts represent all property-casualty operations.

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                1998      1997
-------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET           $708,684  $525,601
-------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                                195,596
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                                514,234
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT               $11,367
-------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $708,684  $525,601
Receivable from reinsurers and
  state trust funds                   288,963    87,665
-------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,       997,647   613,266
Re-estimated liability, net of
  reinsurance                                   514,234
Re-estimated receivable from
  reinsurers                                     84,541
-------------------------------------------------------
Re-estimated liability, gross                   598,775
-------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                                         $14,491
-------------------------------------------------------

   The analysis above presents the development of Zenith's balance sheet liabilities for 1988 through 1998. The first line in the table shows the liability for unpaid loss and loss adjustment expense, net of reinsurance, as estimated at the end of each calendar year. The first section shows the actual payments of loss and loss adjustment expenses that relate to each year-end liability as they are paid during subsequent annual periods. The second section includes revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1998, net of reinsurance. This loss reserve development table is cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. Hence, the liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1997 includes an estimate of the amount still due on the 1996 and prior liabilities. The loss and loss adjustment expense data prior to 1995 have been restated to include health insurance business previously written by CalFarm Life Insurance Company. 1996 and subsequent includes the AGC-SIF net reserves acquired through merger on December 31, 1996 as described in Note 15 to the Consolidated Financial Statements on page 66. Information for 1998 includes the results of the acquisition of RISCORP as described in Note 15 to the Consolidated Financial Statements on pages 66-67.
   Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

--------------------------------------------------------------------------------

                                       1996      1995      1994      1993      1992      1991      1990      1989      1988
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
LIABILITY FOR UNPAID LOSS AND LOSS
  ADJUSTMENT EXPENSES, NET           $526,427  $463,123  $462,710  $474,499  $471,832  $447,702  $424,373  $386,445  $347,888
-----------------------------------------------------------------------------------------------------------------------------
PAID, NET (CUMULATIVE) AS OF:
  One year later                      209,346   185,764   175,488   173,699   184,498   184,593   162,642   129,605   118,332
  Two years later                     322,519   295,872   274,560   272,221   292,914   291,228   264,904   205,132   179,241
  Three years later                             350,279   331,532   325,916   355,710   352,208   323,685   258,632   216,321
  Four years later                                        362,287   364,420   389,417   390,459   357,233   289,963   245,629
  Five years later                                                  384,303   416,297   412,600   380,524   309,524   263,971
  Six years later                                                             429,715   433,322   394,741   323,041   275,983
  Seven years later                                                                     442,258   409,190   332,239   284,877
  Eight years later                                                                               415,176   341,520   290,126
  Nine years later                                                                                          345,971   295,039
  Ten years later                                                                                                     297,945
-----------------------------------------------------------------------------------------------------------------------------
LIABILITY, NET RE-ESTIMATED AS OF:
  One year later                      526,078   459,314   460,575   464,779   480,903   467,636   427,458   381,096   341,679
  Two years later                     520,114   464,830   450,675   453,497   483,334   485,399   442,332   371,272   332,541
  Three years later                             460,782   442,391   452,330   482,019   485,816   453,802   374,455   327,961
  Four years later                                        437,216   446,746   487,447   488,723   454,744   380,983   325,457
  Five years later                                                  442,053   483,294   491,216   455,971   381,703   328,415
  Six years later                                                             477,642   488,826   456,860   382,280   328,640
  Seven years later                                                                     483,433   453,475   382,219   329,058
  Eight years later                                                                               448,191   377,410   328,465
  Nine years later                                                                                          372,415   322,236
  Ten years later                                                                                                     317,581
-----------------------------------------------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT    $  6,313  $  2,341  $ 25,494  $ 32,446  $ (5,810) $(35,731) $(23,818) $ 14,030  $ 30,307
-----------------------------------------------------------------------------------------------------------------------------
NET LIABILITY -- DECEMBER 31,        $526,427  $463,123  $462,710  $474,499  $471,832
Receivable from reinsurers and
  state trust funds                    93,651    54,429    47,696    44,919    33,070
-------------------------------------------------------------------------------------
GROSS LIABILITY -- DECEMBER 31,       620,078   517,552   510,406   519,418   504,902
Re-estimated liability, net of
  reinsurance                         520,114   460,782   437,216   442,053   477,642
Re-estimated receivable from
  reinsurers                           91,256    52,764    43,607    51,186    68,084
-------------------------------------------------------------------------------------
Re-estimated liability, gross         611,370   513,546   480,823   493,239   545,726
-------------------------------------------------------------------------------------
FAVORABLE (DEFICIENT) DEVELOPMENT,
  GROSS                              $  8,708  $  4,006  $ 29,583  $ 26,179  $(40,824)
-------------------------------------------------------------------------------------

                                    CALFARM
                                   THEZENITH                                  47

CONSOLIDATED BALANCE SHEET

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                        Note       1998          1997
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS:

Investments

 Fixed maturities:

  At amortized cost (fair value $36,712 in 1998 and $48,266 in 1997)                        $    35,143   $    46,948

  At fair value (cost $725,397 in 1998 and $534,771 in 1997)                                    735,284       542,479

 Floating rate preferred stocks, at fair value (cost $16,614 in 1998 and $14,614
 in 1997)                                                                                        17,324        15,670

 Convertible and non-redeemable preferred stocks, at fair value (cost $7,679 in
 1998
   and $6,672 in 1997)                                                                            7,350         6,602

 Common stocks, at fair value (cost $22,402 in 1998 and $17,790 in 1997)                         26,935        23,439

 Short-term investments (at cost, which approximates fair value)                                187,123       209,827

 Other investments                                                                               39,522        35,008
---------------------------------------------------------------------------------------------------------------------
Total investments                                                                   1, 2      1,048,681       879,973

Cash                                                                                              1,998        12,504

Accrued investment income                                                                        13,646         9,523

Premiums receivable, less allowance for doubtful accounts of $9,760 in 1998
  and $1,575 in 1997                                                                            133,631        72,813

Receivable from reinsurers, state trust funds and prepaid reinsurance premiums     1, 15        373,045       106,067

Deferred policy acquisition costs                                                                23,941        20,840

Properties and equipment, less accumulated depreciation                              3           79,908        54,531

Federal income taxes                                                                 7           25,351        19,940

Intangible assets                                                                  1, 15         25,744        11,609

Other assets                                                                         1           92,781        64,356
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                $ 1,818,726   $ 1,252,156
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                              Note        1998           1997
-----------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands)

LIABILITIES:

Policy liabilities and accruals

  Unpaid loss and loss adjustment expenses                                               14, 15   $    997,647   $    613,266

  Unearned premiums                                                                                    157,965        128,469

Policyholders' dividends accrued                                                                         4,763          5,360

Other policyholder funds                                                                                                6,407

Reserves on loss portfolio transfers                                                                     9,689         11,054

Payable to banks and other notes payable                                                   4            19,255         13,742

Senior notes payable, less unamortized issue costs of $404 in 1998 and $526 in 1997        5            74,596         74,474

Payable to RISCORP                                                                         15           52,952

Other liabilities                                                                          15           81,566         37,518
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                    1,398,433        890,290
-----------------------------------------------------------------------------------------------------------------------------

REDEEMABLE SECURITIES:

Company-obligated, mandatorily redeemable capital securities of Zenith National
  Insurance Capital Trust I, holding solely 8.55% Subordinated Deferrable Interest
  Debentures due 2028, of Zenith National Insurance Corp., less unamortized issue cost
  and discount of $1,659 in 1998                                                           6            73,341
-----------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities                                                     9

STOCKHOLDERS' EQUITY:

Preferred stock, $1 par -- shares authorized 1,000; issued and outstanding, none in 1998 and 1997

Common stock, $1 par -- shares authorized 50,000; issued 24,970, outstanding 17,148 in
  1998; issued 24,681, outstanding 17,819 in 1997                                          10           24,970         24,681

Additional paid-in capital                                                                             270,679        264,098

Retained earnings                                                                                      188,243        186,268

Accumulated other comprehensive income -- net unrealized appreciation on investments,
  net of deferred tax expense of $5,167 in 1998 and $5,025 in 1997                        1, 2           9,596          9,332
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       493,488        484,379
Less treasury stock at cost (7,822 shares in 1998 and 6,862 shares in 1997)                10         (146,536)      (122,513)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                             346,952        361,866
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS' EQUITY                                 $  1,818,726   $  1,252,156
-----------------------------------------------------------------------------------------------------------------------------

                                    CALFARM
                                   THEZENITH                                  49

CONSOLIDATED STATEMENT OF OPERATIONS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                   Note       1998         1997         1996
----------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
REVENUES:
Premiums earned                                                            8      $  529,855   $  488,721   $  452,856
Net investment income                                                      2          53,593       52,332       51,154
Realized gains on investments                                              2          11,602       14,008       10,807
Real estate sales                                                                     37,737       45,419       41,554
Service fee income                                                                     3,992
----------------------------------------------------------------------------------------------------------------------
Total revenues                                                                       636,779      600,480      556,371
----------------------------------------------------------------------------------------------------------------------
EXPENSES:
Loss and loss adjustment expenses incurred                               8, 14       382,890      348,165      314,700
Policy acquisition costs                                                              96,937       92,213       84,093
Other underwriting and operating expenses                                             85,299       68,003       53,413
Policyholders' dividends and participation                                               516          355        2,526
Real estate construction and operating costs                                          36,374       44,286       39,645
Interest expense                                                        4, 5, 6        5,928        3,980        4,877
----------------------------------------------------------------------------------------------------------------------
Total expenses                                                                       607,944      557,002      499,254
----------------------------------------------------------------------------------------------------------------------
Income before federal income tax expense                                              28,835       43,478       57,117
Federal income tax expense                                                 7           9,735       15,378       19,517
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        $   19,100   $   28,100   $   37,600
----------------------------------------------------------------------------------------------------------------------
Net income per common share -- basic                                       16     $     1.12   $     1.59   $     2.14
----------------------------------------------------------------------------------------------------------------------
Net income per common share -- diluted                                     16     $     1.11   $     1.57   $     2.12
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                      Note       1998       1997       1996
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Premiums and service fee income collected                                         $ 580,945  $ 521,588  $ 474,831
    Investment income received                                                           54,970     52,242     46,167
    Proceeds from sales of real estate                                                   37,737     45,964     41,554
    Loss and loss adjustment expenses paid                                             (434,610)  (342,461)  (316,949)
    Underwriting and other operating expenses paid                                     (181,877)  (160,438)  (127,975)
    Real estate construction costs paid                                                 (47,423)   (47,565)   (54,480)
    Reinsurance premiums paid                                                           (41,429)   (27,336)   (23,748)
    Dividends paid to policyholders                                                        (358)    (1,284)    (5,985)
    Interest paid                                                                       (10,513)    (6,910)    (7,626)
    Income taxes paid                                                                    (4,580)    (8,242)   (23,090)
    Net proceeds from sales of trading portfolio investments                                         1,416      7,050
---------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                                     (47,138)    26,974      9,749
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investments:
      Debt securities held-to-maturity                                                                         (5,342)
      Debt and equity securities available-for-sale                                    (390,373)   (82,734)  (447,251)
      Other debt and equity securities and other investments                            (12,894)    (8,510)   (13,295)
    Proceeds from maturities and exchanges of investments:
      Debt securities held-to-maturity                                                   11,583      6,258      8,460
      Debt and equity securities available-for-sale                                      96,362     48,338    173,287
      Other debt and equity securities and other investments                                        15,483
    Proceeds from sales of investments:
      Debt and equity securities available-for-sale                                     302,648    104,809    261,410
      Other debt and equity securities and other investments                             13,145     15,211      9,656
    Net change in short-term investments                                                 14,916   (103,115)    34,716
    Capital expenditures and other, net                                                 (11,356)    (5,304)    (5,784)
    Cash payment to RISCORP                                                       15    (35,000)
    RISCORP acquisition costs                                                     15    (11,035)    (2,804)
    Cash acquired in RISCORP Acquisition                                          15     29,309
---------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                                       7,305    (12,368)    15,857
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of note assumed from RISCORP                                        15    (15,000)
    Net cash received from the sale of Zenith National Insurance Capital
      Trust I
      8.55% Capital Securities                                                     6     73,320
    Cash advanced from bank line of credit                                         4      7,000
    Cash repaid on bank line of credit                                             4     (2,000)
    Cash advanced from bank loans and other notes payable                                35,431     39,729     27,935
    Cash repaid on bank loans and other notes payable                                   (34,918)   (40,719)   (25,691)
    Cash dividends paid to common stockholders                                          (17,010)   (17,695)   (17,605)
    Proceeds from exercise of stock options                                               6,527      4,940      2,572
    Purchase of treasury shares                                                         (24,023)      (482)    (7,611)
---------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                      29,327    (14,227)   (20,400)
---------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                                         (10,506)       379      5,206
Cash at beginning of year                                                                12,504     12,125      6,919
---------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                   $   1,998  $  12,504  $  12,125
---------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                            $  19,100  $  28,100  $  37,600
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
    Depreciation and amortization                                                         9,096      5,716      3,081
    Realized gains on investments                                                       (11,602)   (14,008)   (10,807)
    Net cash from trading portfolio                                                                  1,416      7,050
    Decrease (increase) in:
        Premiums receivable                                                              25,757      7,732     (3,467)
        Receivable from reinsurers, state trust funds and prepaid
          reinsurance premiums                                                           22,039     13,457     (1,824)
        Deferred policy acquisition costs                                                (3,101)       (88)      (413)
        Real estate construction in progress and land held for
        development                                                                     (16,266)    (8,038)   (19,601)
    Increase (decrease) in:
        Unpaid loss and loss adjustment expenses                                        (97,601)    (6,812)      (164)
        Unearned premiums                                                               (13,681)     1,260      7,618
        Policyholders' dividends accrued                                                   (597)    (2,310)    (5,570)
        Federal income taxes                                                              5,019      6,385     (3,574)
        Deferred credit on reinsurance                                            15      8,510
        Other                                                                             6,189     (5,836)      (180)
---------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                                   $ (47,138) $  26,974  $   9,749
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.
See Note 15 to the Consolidated Financial Statements on pages 66-67 for non-cash activities related to the RISCORP Acquisition.

                                    CALFARM
                                   THEZENITH                                  51

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                 PREFERRED       COMMON
THREE YEARS ENDED DECEMBER 31, 1998    NOTE     STOCK $1 PAR  STOCK $1 PAR
---------------------------------------------------------------------------
(Dollars in thousands, except per
  share data)
BALANCE AT DECEMBER 31, 1995                                    $  24,310
  Net income for 1996
  Other comprehensive income -- net
    unrealized (depreciation) on
    investments, net of deferred
    tax benefit of $4,468                2
Comprehensive income
Exercise of 137,000 stock options       10                            137
Tax benefit on options exercised in
  1996
Purchase of 317,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                       24,447
  Net income for 1997
  Other comprehensive income -- net
    unrealized appreciation on
    investments, net of deferred
    tax expense of $4,741                2
Comprehensive income
Exercise of 234,000 stock options       10                            234
Tax benefit on options exercised in
  1997
Purchase of 19,000 treasury shares
  at cost
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                       24,681
  NET INCOME FOR 1998
  OTHER COMPREHENSIVE INCOME -- NET
    UNREALIZED APPRECIATION
    ON INVESTMENTS, NET OF DEFERRED
    TAX EXPENSE OF $142                  2
COMPREHENSIVE INCOME
EXERCISE OF 289,000 STOCK OPTIONS       10                            289
TAX BENEFIT ON OPTIONS EXERCISED IN
  1998
PURCHASE OF 960,000 TREASURY SHARES
  AT COST
CASH DIVIDENDS DECLARED TO COMMON
  STOCKHOLDERS ($1.00 PER SHARE,
  PAID QUARTERLY)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                    $  24,970
---------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

--------------------------------------------------------------------------------

                                                                         ACCUMULATED OTHER
                                                                      COMPREHENSIVE INCOME -
                                       ADDITIONAL      RETAINED     NET UNREALIZED APPRECIATION   TREASURY
                                     PAID-IN CAPITAL   EARNINGS    (DEPRECIATION) ON INVESTMENTS    STOCK      TOTAL
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per
 share data)
BALANCE AT DECEMBER 31, 1995            $ 256,083      $ 155,634             $   8,825            $(114,420) $ 330,432
  Net income for 1996                                     37,600                                                37,600
  Other comprehensive income -- net
    unrealized (depreciation) on
    investments, net of deferred
    tax benefit of $4,468                                                       (8,297)                         (8,297)

                                                                                                              -------
Comprehensive income                                                                                            29,303
Exercise of 137,000 stock options           2,435                                                                2,572
Tax benefit on options exercised in
 1996                                         357                                                                  357
Purchase of 317,000 treasury shares
 at cost                                                                                             (7,611)    (7,611)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,550)                                              (17,550)
----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              258,875        175,684                   528             (122,031)   337,503
  Net income for 1997                                     28,100                                                28,100
  Other comprehensive income -- net
    unrealized appreciation on
    investments, net of deferred
    tax expense of $4,741                                                        8,804                           8,804

                                                                                                              -------
Comprehensive income                                                                                            36,904
Exercise of 234,000 stock options           4,706                                                                4,940
Tax benefit on options exercised in
 1997                                         517                                                                  517
Purchase of 19,000 treasury shares
 at cost                                                                                               (482)      (482)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                         (17,516)                                              (17,516)
----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997              264,098        186,268                 9,332             (122,513)   361,866
  NET INCOME FOR 1998                                     19,100                                                19,100
  OTHER COMPREHENSIVE INCOME -- NET
    UNREALIZED APPRECIATION
    ON INVESTMENTS, NET OF DEFERRED
    TAX EXPENSE OF $142                                                            264                             264

                                                                                                              -------
COMPREHENSIVE INCOME                                                                                            19,364
EXERCISE OF 289,000 STOCK OPTIONS           6,238                                                                6,527
TAX BENEFIT ON OPTIONS EXERCISED IN
 1998                                         343                                                                  343
PURCHASE OF 960,000 TREASURY SHARES
 AT COST                                                                                            (24,023)   (24,023)
CASH DIVIDENDS DECLARED TO COMMON
 STOCKHOLDERS ($1.00 PER SHARE,
 PAID QUARTERLY)                                         (17,125)                                              (17,125)
----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998            $ 270,679      $ 188,243             $   9,596            $(146,536) $ 346,952
----------------------------------------------------------------------------------------------------------------------

                                    CALFARM
                                   THEZENITH                                  53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1
SUMMARY OF ACCOUNTING POLICIES,
OPERATIONS AND PRINCIPLES OF CONSOLIDATION
   Zenith National Insurance Corp. ("Zenith") is engaged through its wholly-owned property-casualty insurance subsidiaries in the business of writing Workers' Compensation insurance, 44.2% of which is in California; Reinsurance, principally of world-wide property and catastrophe risks; and Other Property-Casualty, principally automobile, homeowners, farmowners, commercial coverages and health insurance and other coverages primarily in the rural and suburban areas of California. Zenith's subsidiaries sell insurance and reinsurance through agents and brokers and not directly to consumers. Zenith also conducts real estate operations, developing private residences for sale in Las Vegas, Nevada. On April 1, 1998, Zenith Insurance Company ("Zenith Insurance"), a wholly owned subsidiary of Zenith, acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP"), related to RISCORP's workers' compensation business (see Note 15). On December 31, 1996, Zenith acquired through merger the assets and liabilities of Associated General Commerce Self-Insurers' Trust Fund ("AGC-SIF"), a Florida workers' compensation self-insurers' fund (See Note 15).
   The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and include Zenith and its subsidiaries. GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures and actual results could differ from those estimates. All significant intercompany transactions and balances have been eliminated in consolidation.

FAIR VALUES OF FINANCIAL INSTRUMENTS
   Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. Disclosures included in these notes regarding the fair value of financial instruments have been derived using external market sources, estimates using present value or other valuation techniques.
   The following summarizes the carrying amounts and fair value of Zenith's financial instruments as of December 31:

--------------------------------------------------------------------------------------
                                                 1998                    1997
                                        ----------------------  ----------------------
                                         CARRYING      FAIR      Carrying      Fair
(Dollars in thousands)          NOTE      AMOUNT      VALUE       amount      value
--------------------------------------------------------------------------------------
ASSETS:
Investments:
  Trading securities              2     $    3,041  $    3,041  $   2,982   $    2,982
  Other investments               2      1,045,640   1,047,209    876,991      878,309
                                        ----------  ----------  ----------  ----------
                                         1,048,681   1,050,250    879,973      881,291
LIABILITIES:
Other notes payable               4          2,010       2,010      2,334        2,334
Payable to banks                  4         17,245      17,245     11,408       11,408
Senior notes payable              5         74,596      80,881     74,474       82,365
Redeemable securities             6         73,341      66,312
--------------------------------------------------------------------------------------

INVESTMENTS
   Zenith's investments in debt and equity securities are identified in three categories as follows: held-to-maturity -- those securities, which by their terms must be redeemed by the issuing company and that the enterprise has the positive intent and ability to hold to maturity, and are reported at amortized cost; trading -- those securities that are held principally for the purpose of selling them in the near term and are reported at fair value with unrealized gains and losses included in earnings; and available-for-sale -- those securities not classified as either held-to-maturity or trading and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred taxes.
   Other investments and receivables, which are classified as other investments, are carried at cost.
   When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a writedown is necessary.
   The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 43 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service and the use of analytical pricing methods for issues for which there is no ready market. The pricing for municipal bonds is provided by Muller Data. These market values are considered fair value.
   The cost of securities sold is determined by the "identified cost" method. Short-term investments include debt securities such as corporate, municipal and treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.

CASH
   Cash includes currency on hand and demand deposits with financial institutions.

RECOGNITION OF PROPERTY-CASUALTY
REVENUE AND EXPENSE
   Property-casualty premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Included with premiums earned is an estimate for earned but unbilled audit premiums. Workers' compensation insurance premiums are determined based upon the payroll of the insured and applicable premium rates. Premiums for retrospectively-rated policies are also determined by the loss experience incurred by the policyholder.
   Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned.
   Zenith's insurance subsidiaries make provisions for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid loss and loss adjustment expenses are estimates for the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims and amounts reported by ceding companies. Estimates for claims incurred but not reported are based on experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently. Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material. Due to the significant uncertainties inherent in establishing such reserves, the ultimate exposure may vary from the amounts currently reserved.
   An estimated provision for Workers' Compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. California policyholders' dividends are not anticipated to be material in the foreseeable future due to deregulation, Florida policyholders' dividends are also immaterial.
   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.
   Zenith's business, although concentrated in California, has expanded to other states, primarily Florida and Texas. However, the concentration of Zenith's business in California makes the results of operations highly dependent upon the state's economy, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes. In addition, premium revenues for most property and casualty insurance coverages written in California (except workers' compensation and health) are subject to prior approval of rates by the State of California Department of Insurance (the "Department of Insurance").

REINSURANCE
   In accordance with general industry practices, Zenith's insurance subsidiaries annually purchase reinsurance to protect against liabilities in excess of certain limits on insurance risks they have underwritten. Such arrangements are known in the industry as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, unforeseen losses. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization supporting insurance operations.

                                    CALFARM
                                   THEZENITH                                  55

   The ceding of insurance liabilities does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivables from reinsurers. The unearned portion of premiums due to reinsurers is also included in receivable from reinsurers. In connection with the RISCORP Acquisition (see Note 15), Zenith acquired approximately $244,305,000 of reinsurance recoverables associated with ceded reinsurance arrangements entered into by RISCORP. All of such reinsurance is recoverable from large United States reinsurers. Earned premiums and loss and loss adjustment expenses incurred are stated in the Consolidated Statement of Operations after deduction of amounts ceded to reinsurers. Of amounts recoverable from reinsurers at December 31, 1998, 62.2% is attributable to reinsurance arrangements with four large United States reinsurance companies. No material amounts due from reinsurers have been written off as uncollectable in the three years ended December 31, 1998.

REAL ESTATE OPERATIONS
   Land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest, are capitalized. Such costs, and an estimate of the costs to complete a project, are recognized pro rata against sales of completed units (see Note 5). Such capitalized costs are included in other assets.
   Profitable real estate operations are dependent upon real estate values, interest rates, construction costs, competition and management ability.
   Included in other assets is land carried at a cost of $42,142,000 which is held to support future construction by the Real Estate Operations.

PROPERTIES AND EQUIPMENT
   Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on a straight-line basis using the following useful lives: buildings, 10 to 40 years; furniture, fixture and equipment, 3 to 10 years.
   Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated over the useful lives of the properties and equipment. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.

INTANGIBLE ASSETS
   Intangible assets include purchased intangibles and the costs in excess of tangible assets acquired, including those related to the acquisitions of RISCORP and AGC-SIF discussed in Note 15. The amounts assigned to such assets acquired since 1970 are being amortized on a straight-line basis over 20 to 25 years. Amortization expense was $1,058,000, $405,000 and $412,000 in 1998, 1997 and
1996, respectively. Accumulated amortization was $7,631,000 and $6,573,000 at December 31, 1998 and 1997, respectively. Intangible assets were $25,744,000 and $11,609,000 at December 31, 1998 and 1997, respectively, of which $23,735,000 and $9,600,000, respectively, are amortizable. Management periodically assesses the recoverability of these purchased intangibles based on a review of projected, undiscounted cash flows of the operations acquired.

COMPREHENSIVE INCOME
   As of January 1, 1998, Zenith adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and presenting comprehensive income and its components in a full set of financial statements. Comprehensive income includes net income and all changes in stockholders' equity (except those arising from transactions with stockholders) including changes in net unrealized appreciation (depreciation) on investments. The new standard requires only additional disclosures in the consolidated financial statements; it does not affect the financial position or results of operations.

COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE
   Zenith adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective January 1, 1998. SOP 98-1 requires capitalization of certain internal and external costs associated with computer software developed or obtained for internal use. For the year ended December 31, 1998, capitalized costs under SOP 98-1 were $6,404,000. During the year ended December 31, 1998, $86,000 of such costs were amortized.
   The cost of purchased software for internal use is capitalized and amortized over the useful life of the software. The cost of software developed or obtained for internal use is either capitalized and amortized over the useful life of the software or expensed as incurred, depending on the type of software and the work performed to develop the software. The cost of modifying software for Year 2000 compliance is expensed as incurred.

INSURANCE-RELATED ASSESSMENTS
   On January 1, 1998, Zenith adopted SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for the determination of when a liability for insurance-related assessments should be recognized and how to measure that liability. As of December 31, 1998 the impact of adoption of the SOP was immaterial to the accrual for guaranty fund and other insurance-related assessments and to the results of operations, which reflects the cumulative effect of this accounting change.

RECENTLY ISSUED ACCOUNTING STANDARDS
   On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for Zenith for all fiscal quarters of all fiscal years beginning after January 1, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Zenith does not invest in derivative instruments, and therefore adoption of SFAS No. 133 is not expected to have any effect on Zenith's results of operations or its financial position.

CODIFICATION OF STATUTORY ACCOUNTING PRINCIPLES
   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting (statutory accounting is a comprehensive basis of accounting based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC). The NAIC is now considering amendments to the Codification that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas.
   It is not known whether the Department of Insurance will adopt the Codification, and whether the Department of Insurance will make any changes to that guidance. Implementation of the Codification may affect the surplus level and capitalization requirements of Zenith's insurance subsidiaries on a statutory basis. Zenith has not determined the potential impact of the Codification.

RECLASSIFICATIONS AND RESTATEMENTS
   Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.
   All 1996 earnings per share data have been restated in accordance with SFAS No. 128, "Earnings per Share" (See Note 16).

                                    CALFARM
                                   THEZENITH                                  57

NOTE 2
INVESTMENTS
   The amortized cost and fair values of investments were as follows:

-------------------------------------------------------------------------
TYPE OF SECURITY
(DOLLARS IN                              GROSS        GROSS
THOUSANDS)                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
DECEMBER 31, 1998           COST         GAINS      (LOSSES)      VALUE
-------------------------------------------------------------------------
HELD-TO-MATURITY:
CORPORATE DEBT            $   5,330    $     740                $   6,070
MORTGAGE-BACKED              29,813          829                   30,642
-------------------------------------------------------------------------
    TOTAL, HELD-TO-
      MATURITY            $  35,143    $   1,569                $  36,712
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. TREASURIES           $ 161,548    $     962    $    (295)  $ 162,215
CORPORATE DEBT              529,888       12,904       (3,924)    538,868
MORTGAGE-BACKED              16,938           45         (130)     16,853
REDEEMABLE PREFERRED
  STOCKS                     14,045          332          (30)     14,347
EQUITIES                     46,670        6,771       (1,872)     51,569
SHORT-TERM INVESTMENTS      187,123                               187,123
-------------------------------------------------------------------------
    TOTAL, AVAILABLE-
      FOR-SALE            $ 956,212    $  21,014    $  (6,251)  $ 970,975
-------------------------------------------------------------------------
TRADING:
CORPORATE DEBT            $   2,978    $      23                $   3,001
EQUITIES                         25           15                       40
-------------------------------------------------------------------------
    TOTAL, TRADING        $   3,003    $      38                $   3,041
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Type of Security
(Dollars in                              Gross        Gross
thousands)                Amortized   unrealized   unrealized     Fair
December 31, 1997           cost         gains      (losses)      value
-------------------------------------------------------------------------
Held-to-maturity:
Corporate debt            $   5,335    $     371                $   5,706
Mortgage-backed              41,613          947                   42,560
-------------------------------------------------------------------------
    Total, held-to-
      maturity            $  46,948    $   1,318                $  48,266
-------------------------------------------------------------------------
Available-for-sale:
U.S. Treasuries           $ 131,929    $     424                $ 132,353
Corporate debt              313,641        7,443    $    (954)    320,130
Mortgage-backed              70,190          788         (634)     70,344
Redeemable preferred
  stocks                     16,040          729          (52)     16,717
Equities                     39,051        7,012         (399)     45,664
Short-term investments      209,827                               209,827
-------------------------------------------------------------------------
    Total, available-
      for-sale            $ 780,678    $  16,396    $  (2,039)  $ 795,035
-------------------------------------------------------------------------
Trading:
Corporate debt            $   2,971                 $     (36)  $   2,935
Equities                         25    $      22                       47
-------------------------------------------------------------------------
    Total, trading        $   2,996    $      22    $     (36)  $   2,982
-------------------------------------------------------------------------

   Debt securities, including short-term investments, at December 31, 1998 by contractual maturity were as follows:

-----------------------------------------------------
(Dollars in thousands)          AMORTIZED     FAIR
DECEMBER 31, 1998                 COST        VALUE
-----------------------------------------------------
HELD-TO-MATURITY:
Due after ten years             $  35,143   $  36,712
-----------------------------------------------------
Total, held-to-maturity         $  35,143   $  36,712
-----------------------------------------------------
AVAILABLE-FOR-SALE:
Due in one year or less         $ 270,526   $ 270,973
Due after one year through
  five years                      301,681     307,295
Due after five years through
  ten years                       226,516     229,460
Due after ten years               110,819     111,678
-----------------------------------------------------
Total, available-for-sale       $ 909,542   $ 919,406
-----------------------------------------------------
TRADING:
Due after one year through
  five years                    $   2,978   $   3,001
-----------------------------------------------------
Total, trading                  $   2,978   $   3,001
-----------------------------------------------------

   Fluctuating interest rates will impact stockholders' equity, profitability and maturities of certain debt and preferred securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period. During the past three years, Zenith has not incurred any material losses due to the credit quality of its investments and has not included in its financial statements any allowance for possible future losses.
   The gross realized gains on sales of investments classified as available-for-sale during 1998, 1997 and 1996 were $9,863,000, $5,067,000, and
$8,564,000, respectively, and the gross realized losses were $3,046,000, $959,000, and $2,355,000, respectively.
   The effect on consolidated stockholders' equity of the increase in the value of fixed maturity securities classified as available-for-sale in 1998 compared to 1997 was an increase of $1,378,000, net of deferred taxes, as compared to an increase of $7,001,000 from 1996 to 1997.

   Investment income is summarized as follows:

---------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,      1998         1997         1996
---------------------------------------------------------------
Fixed maturities:
  Bonds                    $  44,460    $  42,837    $  37,968
  Redeemable
    preferred stocks           1,113        1,289        1,578
Equity securities:
  Floating rate
    preferred stocks             977          872          876
  Convertible and
    nonredeemable
    preferred stocks             477          337          402
  Common stocks                  717          595          758
Short-term investments         8,265        8,090        9,257
Other                          1,088        1,489        3,608
---------------------------------------------------------------
                              57,097       55,509       54,447
Less investment expenses       3,504        3,177        3,293
---------------------------------------------------------------
Net investment income      $  53,593    $  52,332    $  51,154
---------------------------------------------------------------

   Investments carried at their fair value of $261,986,000 at December 31, 1998 and $294,309,000 at December 31, 1997 were on deposit with regulatory authorities in compliance with insurance company regulations.
   At December 31, 1998 and 1997, Zenith and its subsidiaries owned $6,185,000 and $6,370,000, respectively, at fair value, of securities issued by Reliance Group Holdings Inc. Reliance Insurance Company ("Reliance"), a subsidiary of Reliance Group Holdings Inc., is a major stockholder of Zenith.

NOTE 3
PROPERTIES AND EQUIPMENT
   Properties and equipment consist of the following:

------------------------------------------------------
(Dollars in thousands)
DECEMBER 31,                        1998       1997
------------------------------------------------------
Land                              $  16,536  $  14,836
Buildings                            44,203     31,852
Furniture, fixtures and
  equipment                          57,368     37,627
------------------------------------------------------
                                    118,107     84,315
Less accumulated depreciation        38,199     29,784
------------------------------------------------------
Total                             $  79,908  $  54,531
------------------------------------------------------

   Depreciation expense amounted to $8,804,000, $5,788,000, and $5,503,000 in 1998, 1997 and 1996, respectively.

NOTE 4
PAYABLE TO BANKS AND OTHER NOTES PAYABLE
   Zenith has three revolving, unsecured lines of credit amounting to $100,000,000 with aggregate availability at December 31, 1998 of $95,000,000. As of December 31, 1997, there were no outstanding balances on these unsecured lines of credit. Interest on funds borrowed on each of these three lines of credit is payable, respectively, at: (1) either (a) the bank's reference rate less 0.55% OR (b) LIBOR plus 0.40%; (2) either (a) the bank's reference rate, OR
(b) the Federal Funds Rate plus 0.40% OR (c) the Eurodollar Rate plus .40%; and
(3) either (a) the higher of the bank's reference rate or the Federal Funds Rate plus 0.50% OR (b) the bank's offered rate to prime international banks in the offshore dollar market plus either 0.375% or 0.475%.
   Under these agreements, certain restrictive covenants apply including the maintenance of a specific level of net worth for Zenith and its insurance subsidiaries.
   Zenith drew down $7,000,000 and repaid $2,000,000 on the lines of credit during 1998. There were no borrowings on the lines of credit in 1997 and 1996. The prime interest rate was 7.75%, 8.50% and 8.25% at December 31, 1998, 1997 and 1996, respectively.
   Zenith's Real Estate Operations have seven development and construction loan agreements outstanding as of December 31, 1998, each providing for either subdivision lot development or construction. These loans bear interest at prime plus 1.0% and prime plus 0.75% and mature between June 1999 and April 2000. Each agreement pertains to a separate residential housing project and the maximum that may be borrowed under the seven agreements combined is $32,315,000. Although a maximum of $32,315,000 is available to be borrowed, in practice, such amount will not be outstanding. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. At December 31, 1998 and 1997, $12,244,000 and $11,408,000, respectively, was outstanding with

                                    CALFARM
                                   THEZENITH                                  59
respect to the development and construction loans.
   Zenith's Real Estate Operations are obligated under various notes payable arising from the purchase of several parcels of property. Such notes are collateralized by the land parcels and bear interest at rates between 8% and 12%, with a maximum maturity of August 2004. The balance outstanding with respect to these notes was $2,011,000 and $2,334,000 at December 31, 1998 and 1997, respectively.

NOTE 5
SENIOR NOTES PAYABLE
   Zenith has $75,000,000 of its 9% Senior Notes due 2002 (the "9% Notes") issued and outstanding at December 31, 1998 and 1997. Interest on the 9% Notes is payable semi-annually. The 9% Notes are general unsecured obligations of Zenith. Issue costs of $1,213,000 are being amortized over the term of the 9% Notes. In each of the three years ended December 31, 1998, 1997 and 1996, $6,871,000 of interest and issue costs were expended. Covenants contained in the indenture include restrictions on the ability of Zenith and its subsidiaries to incur secured debt and the right of holders of the 9% Notes to require Zenith to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith common stock; (b) 10% or more of Zenith common stock is acquired by Zenith within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith common stock by Zenith during a 12-month period is 30% or more of the fair market value of outstanding Zenith common stock.
   Interest incurred on borrowings is summarized as follows:

---------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                         1998    1997    1996
---------------------------------------------------------------------
Interest capitalized for real estate
 operations                                    $3,971  $3,755  $3,127
Interest expense not related to real estate
  operations                                    5,928   3,980   4,877
---------------------------------------------------------------------
Total interest incurred                        $9,899  $7,735  $8,004
---------------------------------------------------------------------

NOTE 6
REDEEMABLE SECURITIES
   On July 30, 1998, Zenith issued $75,000,000 of 8.55% Capital Securities at a price of $996.24 per security through Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith. Each Capital Security pays semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.
   The Trust used the proceeds from its offering to purchase $75,000,000 of Zenith's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures"), which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith used $65,000,000 from the net proceeds to make a capital contribution to Zenith Insurance. The remaining net proceeds were used for general corporate purposes. The issue cost and discount on the Subordinated Debentures of $1,680,000 are being amortized over the term of the Subordinated Debentures. During the year ended December 31, 1998, $2,695,000 of interest, issue costs and discount were expensed.
   Zenith fully and unconditionally guaranteed the distributions on, and the liquidation amount generally of, the Capital Securities to the extent the Trust has funds legally available therefore. Zenith's guarantee of the Capital Securities, as well as the Subordinated Debentures, are subordinated to all other indebtedness of Zenith.

NOTE 7
FEDERAL INCOME TAXES
   The components of the provision (benefit) for taxes on net income are:

-------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,         1998       1997       1996
-------------------------------------------------------------
Current                       $   6,458  $  10,989  $  19,979
Deferred                          3,277      4,389       (462)
-------------------------------------------------------------
Federal income tax expense    $   9,735  $  15,378  $  19,517
-------------------------------------------------------------

   The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income, as reflected in the financial statements, is explained as follows:

-------------------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,                    1998     1997     1996
-------------------------------------------------------------------
Statutory federal income tax expense      $10,092  $15,217  $19,991
Increase (reduction) in taxes:
  Dividend received
    deduction and tax-
    exempt interest                        (1,062)    (693)    (846)
  Other                                       705      854      372
-------------------------------------------------------------------
Federal income tax expense                $ 9,735  $15,378  $19,517
-------------------------------------------------------------------

   Deferred taxes are provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

------------------------------------------------------------------------------
                                         1998                    1997
(Dollars in thousands)               DEFERRED TAX            Deferred Tax
YEAR ENDED DECEMBER 31,          ASSETS    LIABILITIES   Assets    Liabilities
------------------------------------------------------------------------------
Differences between the tax
  basis and carrying value of
  investments*                              $   6,116               $   5,521
Deferred policy acquisition
  costs                                         8,379                   7,294
Purchased intangibles                           1,658                   1,747
Properties and equipment                        8,409                   4,371
Property-casualty loss reserve
  discount                      $  32,159               $  27,039
Limitation on deduction for
  unearned premiums                10,190                   8,513
Policyholders' dividends
  accrued                           1,667                   1,876
Deferred income on ceded
  reinsurance                       2,979
Other                               3,091       2,913       2,538       5,230
------------------------------------------------------------------------------
                                   50,086      27,475      39,966      24,163
------------------------------------------------------------------------------
Net deferred tax asset          $  22,611               $  15,803
------------------------------------------------------------------------------
*principally unrealized appreciation on available-for-sale investments

   Zenith's net deferred tax asset will be fully recoverable because all future deductible amounts can be offset by future taxable amounts or recovery of federal income taxes paid within the statutory carryback period.
   Property-Casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.
   Federal income taxes receivable was as follows:

--------------------------------------------------------
(Dollars in thousands)
YEAR ENDED DECEMBER 31,               1998       1997
--------------------------------------------------------
Current taxes receivable            $   2,740  $   4,137
Net deferred tax asset                 22,611     15,803
--------------------------------------------------------
Federal income taxes                $  25,351  $  19,940
--------------------------------------------------------

   Zenith files a consolidated federal income tax return. Zenith's insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

NOTE 8
REINSURANCE
   Reinsurance transactions reflected in the financial statements are as follows:

-----------------------------------------------------------
(Dollars in thousands)
Year ended December 31,       1998       1997       1996
-----------------------------------------------------------
Direct premiums earned      $ 545,573  $ 477,527  $ 435,568
Assumed premiums earned        38,769     37,385     41,930
Ceded premiums earned          54,487     26,191     24,642
-----------------------------------------------------------
Net premiums earned         $ 529,855  $ 488,721  $ 452,856
-----------------------------------------------------------
Ceded loss and loss
  adjustment expenses
  incurred                  $  26,456  $  10,491  $  12,396
-----------------------------------------------------------

   Zenith Insurance has an assumed reinsurance agreement with Reliance. Estimated costs paid to Reliance relating to this arrangement amounted to $53,000, $97,000, and $181,000 for 1998, 1997 and 1996, respectively. Zenith
Insurance (through AGC-SIF) also maintains aggregate and specific excess of loss reinsurance agreements with Reliance. Included in receivable from reinsurers as of December 31, 1998 and 1997 is $14,461,000 and $14,872,000, respectively, relating to this reinsurance arrangement.
   Zenith maintains excess of loss and catastrophic reinsurance protection which varies based on the type of coverage. Excess of loss reinsurance covers losses per occurrence in excess of $350,000 for property, $550,000 for workers' compensation, $500,000 for liability and $200,000 for umbrella (20% of the first $1,000,000). CalFarm Insurance Company ("CalFarm"), an indirect, wholly-owned subsidiary of Zenith, has property catastrophe reinsurance that provides for recovery of 95% of $105,000,000, excess of a retention of $5,000,000. Zenith's catastrophe reinsurance coverage provides protection against aggregate losses per event up to $100,000,000 for workers' compensation. Assumed reinsurance business is not covered by such catastrophe reinsurance. Credit quality of reinsurers may impact profitability and stockholders' equity. No losses have been incurred from uncollectible reinsurance during the past three years and no allowances are carried on the financial statements for unrecoverable reinsurance.

                                    CALFARM
                                   THEZENITH                                  61

NOTE 9
COMMITMENTS AND CONTINGENT LIABILITIES
   Zenith and its subsidiaries have office space on leases expiring through 2003, equipment on leases expiring through 2003 and automobiles on two through three-year leases. The minimum rentals on these operating leases as of December 31, 1998 were as follows:

------------------------------------------------------------
(Dollars in thousands)      EQUIPMENT
                               AND
YEAR                       AUTO FLEET    OFFICES     TOTAL
------------------------------------------------------------
1999                        $   1,341   $   3,329  $   4,670
2000                              799       2,791      3,590
2001                              534       2,104      2,638
2002                              139       1,342      1,481
2003                               58         352        410
Thereafter
------------------------------------------------------------
Total                       $   2,871   $   9,918  $  12,789
------------------------------------------------------------

   Rental expenses for 1998, 1997 and 1996 amounted to $5,765,000, $5,925,000 and $5,358,000, respectively.
   See Note 15 for litigation concerning the RISCORP Acquisition.
   Zenith and its subsidiaries are defendants in various other litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material adverse effect on the consolidated financial condition or results of operations of Zenith.

CONTINGENCIES SURROUNDING FAIR VALUES OF CERTAIN ASSETS ACQUIRED AND
LIABILITIES ASSUMED FROM RISCORP
   On April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). See Note 15 for a full discussion of the RISCORP Acquisition. The RISCORP Acquisition was accounted for as a purchase and the fair values of the assets and liabilities acquired are set forth in Note 15. The total purchase price for such acquired assets and liabilities was determined by a three step process in which RISCORP; Zenith Insurance and its external accounting and actuarial consultants; and a third party, acting as a Neutral Auditor and Neutral Actuary, made certain estimates of the GAAP values of the assets and liabilities acquired by Zenith Insurance. Such estimates varied considerably, particularly with respect to the value of premiums receivable and the liability for unpaid losses and loss adjustment expenses.
   The carrying values of premiums receivable and the liability for unpaid losses and loss adjustment expenses at December 31, 1998 reflect management's estimates using available current information. Different actuarial assumptions, particularly assumptions about long-lived workers' compensation claims, suggest that the ultimate liability for unpaid losses and loss adjustment expenses could be higher than Zenith's carrying value of reserves for such claims at December 31, 1998. Also, Zenith's claims handling practices vary in certain respects from those employed by RISCORP. The ultimate amount of premiums receivable for retrospectively-rated policies is determined, in part, by the amount and timing of losses sustained under such policies. Also, certain of Zenith's billing and collections procedures differ from those employed by RISCORP and Zenith is continuing to ascertain the impact such differences may have on the collectibility of premiums receivable. Subsequent re-interpretation of currently available data or any new information that becomes available with respect to premiums receivable and liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP may change the estimates of the carrying values of such amounts and such changes, if any, will be reflected in the results of operations of the period in which they occur.
   Zenith Insurance has purchased reinsurance protection relating to development of the loss and loss adjustment expense reserves assumed from RISCORP. Such reinsurance would allow Zenith Insurance to recover up to $50,000,000 in excess of $182,000,000 for net unpaid losses and allocated loss adjustment expenses acquired from RISCORP. After deducting reinsurance premiums of $16,000,000, Zenith has recorded reinsurance recoverable of $24,510,000 and a deferred benefit of $8,510,000 at December 31, 1998. Future adverse loss development, if any, of the reserves acquired from RISCORP would be recoverable up to the $50,000,000 limit although, the benefit of such reinsurance recoverable would be deferred and recognized over the recovery period of such reinsurance.

CONTINGENCIES SURROUNDING
RECOVERABILITY OF STATE DISABILITY
TRUST FUND RECEIVABLES
   Florida has created the Special Disability Trust Fund (the "Fund") which assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998.
   Zenith has recorded its receivable from the fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998.
   At December 31, 1998 and 1997, the receivable from the Fund was $39,077,000 and $5,094,000, respectively, related to pre-January 1, 1998 claims. The December 31, 1998 receivable includes $34,709,000 from the RISCORP Acquisition of which $3,287,000 was collected in 1998.
NOTE 10
COMMON STOCK
   Under employee non-qualified stock option plans adopted by the Board of Directors and Stockholders in 1978 and in 1996, options are granted to certain officers and key employees for the purchase of Zenith's common stock at 100% of the market price at the date of grant. The majority of options outstanding at December 31, 1998 expire five years after the date of grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,000,000 shares is for a term of ten years and vests one-fifth per year after the first year.
   Zenith has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Zenith's stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, Zenith's net income and net income per share would have been reduced to the pro-forma amounts indicated as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                     1998                    1997                    1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                           PRO-                    Pro-                    Pro-
(Dollars in thousands, except per share data)               AS REPORTED    FORMA    As Reported    forma    As Reported    forma
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                   $  19,100   $  17,703   $  28,100   $  26,583   $  37,600   $  36,647
Net income per common share -- basic                              1.12        1.04        1.59        1.50        2.14        2.08
Net income per common share -- diluted                            1.11        1.03        1.57        1.49        2.12        2.06
----------------------------------------------------------------------------------------------------------------------------------

1996 earnings per share data have been restated in accordance with SFAS No. 128.

   The pro-forma effect on net income for 1998, 1997 and 1996 is not representative of the pro-forma effect on net income in future years because the presented disclosure does not take into consideration pro-forma compensation expense related to grants made prior to 1995.
   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

-----------------------------------------------------------------------------------------
                                                                      1997        1996
                                                     1998 GRANTS     Grants      Grants
-----------------------------------------------------------------------------------------
Risk-free interest rates                            4.52% - 5.66%      5.70%       6.50%
Dividend yields                                             3.75%      4.10%       4.20%
Volatility factors                                         19.83%     16.94%      27.40%
Weighted average expected life
    Five-year term options                               4.5 YRS.     5 yrs.      4 yrs.
    Ten-year term options                                      --         --     10 yrs.
Weighted average fair value per share                       $4.40      $4.07       $6.16
-----------------------------------------------------------------------------------------

                                    CALFARM
                                   THEZENITH                                  63

   Additional information with respect to stock options is as follows:

-------------------------------------------------------------------
                                                            WEIGHTED
                                                    NUMBER  AVERAGE
                                                      OF    EXERCISE
(Options in thousands)                              SHARES   PRICE
-------------------------------------------------------------------
Outstanding at December 31, 1995                    1,134   $21.94
Granted                                             1,422    24.51
Exercised                                             136    18.90
Expired or cancelled                                   72    22.56
-------------------------------------------------------------------
Outstanding at December 31, 1996                    2,348    23.65
Granted                                               590    26.95
Exercised                                             234    21.12
Expired or cancelled                                   74    25.31
-------------------------------------------------------------------
Outstanding at December 31, 1997                    2,630    24.58
GRANTED                                               460    26.74
EXERCISED                                             289    22.56
EXPIRED OR CANCELLED                                  268    26.43
-------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1998                    2,533   $25.00
-------------------------------------------------------------------

   Options exercisable at December 31, 1998, 1997, and 1996 were 877,000, 737,000 and 474,000, respectively.
   Certain information on outstanding options is as follows:

-------------------------------------------------------------------
(Options in                       WEIGHTED
thousands)                         AVERAGE      OUTSTANDING OPTIONS
RANGE OF           NUMBER      REMAINING LIFE    WEIGHTED AVERAGE
EXERCISE PRICE   OUTSTANDING      IN YEARS        EXERCISE PRICE
-------------------------------------------------------------------
    $23.63            1,000             7.2          $   23.63
   $20.94 -
    $28.34            1,533             1.8              25.90
-------------------------------------------------------------------

   Certain information on exercisable options is as follows:

------------------------------------------------
(Options in                       EXERCISABLE
thousands)                     OPTIONS WEIGHTED
RANGE OF            NUMBER     AVERAGE EXERCISE
EXERCISE PRICES   EXERCISABLE        PRICE
------------------------------------------------
     $23.63              400       $   23.63
$20.94 - $28.34          477           24.89
------------------------------------------------

   At December 31, 1998, Zenith had authority from its Board of Directors to repurchase up to 1,125,000 of Zenith's common shares at prevailing market prices.

NOTE 11
DIVIDEND RESTRICTIONS
   State insurance regulations limit the maximum dividends that may be paid to Zenith by its insurance subsidiary during any 12-month period without prior regulatory approval. Stockholder's equity of Zenith's insurance subsidiaries, in accordance with generally accepted accounting principles, amounted to $448,765,000 as of December 31, 1998, of which $32,974,000 can be paid in 1999 to Zenith in dividends without prior approval.

NOTE 12
STATUTORY FINANCIAL DATA
   Capital stock and surplus and net income of Zenith's insurance subsidiaries on a statutory basis as reported, except for 1998, to regulatory authorities, were as follows:

------------------------------------------------------
(Dollars in
thousands)
YEAR ENDED              1998
DECEMBER 31,         (ESTIMATED)    1997       1996
------------------------------------------------------
Capital stock and
  surplus             $ 350,000   $ 279,993  $ 265,341
Net income               22,100      31,820     33,384
------------------------------------------------------

   Capital stock and surplus and net income for 1998, previously filed with regulatory authorities will be restated to incorporate the determination of the RISCORP purchase price included in the above estimate.
   The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.

NOTE 13
UNAUDITED QUARTERLY FINANCIAL DATA

----------------------------------------------------------------------
                                    1998 PERIOD ENDED
(DOLLARS IN         --------------------------------------------------
THOUSANDS,                          JUNE       SEPTEMBER
EXCEPT PER SHARE       MARCH         30           30        DECEMBER
DATA)                   31       (RESTATED)   (RESTATED)       31
----------------------------------------------------------------------
PREMIUMS EARNED      $ 118,784    $ 137,554    $ 136,151    $ 137,366
NET INVESTMENT
  INCOME                12,343       13,583       14,198       13,469
REALIZED GAINS
  ON INVESTMENTS         2,420        3,754        2,164        3,264
REAL ESTATE SALES       11,748        8,684        8,398        8,907
SERVICE FEE INCOME                    1,392        1,206        1,394
NET INCOME               7,100        7,300        3,400        1,300
NET INCOME PER
  COMMON SHARE --
  BASIC                   0.42         0.43         0.20         0.08
NET INCOME PER
  COMMON SHARE --
  DILUTED                 0.42         0.42         0.20         0.08

------------------------------------------------------------------------
    (Dollars in                       1997 Period Ended
     thousands,       --------------------------------------------------
  except per share       March        June       September    December
       data)              31           30           30           31
------------------------------------------------------------------------
Premiums earned        $ 122,363    $ 125,831    $ 120,475    $ 120,052
Net investment
  income                  12,448       13,406       13,272       13,206
Realized gains
  on investments           1,876        1,996        1,861        8,275
Real estate sales          9,963       11,174       11,480       12,802
Net income                 7,100        7,900        8,000        5,100
Net income per
  common share --
  basic                     0.40         0.45         0.45         0.29
Net income per
  common share --
  diluted                   0.40         0.44         0.45         0.28
------------------------------------------------------------------------

--The second and third quarters of 1998 have been restated to reflect the determination of the final RISCORP purchase price which changed from that originally used to record the acquisition in the second quarter (see Note 15). As a result of this restatement, the previously reported net income for the second and third quarters of 1998 decreased by $0.3 million, or $0.02 per share, and $0.1 million, or $.00 per share, respectively, primarily due to additional interest on the balance of the purchase price and a reduction in the amortization of intangible assets.

--The first three quarters of 1997 earnings per share have been restated in accordance with SFAS No. 128.

--The fourth quarter of 1998 net income includes catastrophe losses of $1.6 million and underwriting losses of $1.5 million in the group health business.

--The fourth quarter of 1997 net income reflects a $7.8 million loss and expense reserve strengthening for prior accident years.

NOTE 14
LOSS AND LOSS ADJUSTMENT
EXPENSE RESERVES
   The following table represents a reconciliation of changes in liabilities for unpaid property-casualty loss and loss adjustment expenses for the three years ended December 31, 1998.

--------------------------------------------------------------
(Dollars in thousands)           1998       1997       1996
--------------------------------------------------------------
Beginning of year, net of
 reinsurance recoverable        $525,601   $526,427   $463,123
Acquisition of RISCORP as of
 April 1, 1998                   242,760
Incurred claims:
Current year                     394,257    348,514    318,509
Prior years                      (11,367)      (349)    (3,809)
--------------------------------------------------------------
Total incurred claims            382,890    348,165    314,700
--------------------------------------------------------------
Payments:
Current year                    (176,678)  (138,393)  (131,061)
Prior years                     (262,361)  (209,346)  (185,764)
--------------------------------------------------------------
Total payments                  (439,039)  (347,739)  (316,825)
--------------------------------------------------------------
End of year, net of
 reinsurance                     712,212    526,853    460,998
Reinsurance recoverable          288,963     87,665     56,390
AGC-SIF December 31, 1996
 balances acquired:
  Reserves, net                                         65,429
  Recoverable from reinsurers
    and state trust funds                               37,261
  Change in net reserves and
    recoverables from
    reinsurers and state
    trust funds                   (3,528)    (1,252)
--------------------------------------------------------------
End of year                     $997,647   $613,266   $620,078
--------------------------------------------------------------

Statutory reserves differ from GAAP by the amount of the deposit receivable from Reliance, which is treated as reinsurance recoverable for statutory purposes.

   Subsequent development of AGC-SIF net reserves acquired at December 31, 1996 is included in the Member distribution formula under the terms of the acquisition for three years. (See Note 15).

                                    CALFARM
                                   THEZENITH                                  65

NOTE 15
ACQUISITIONS
ACQUISITION OF RISCORP
   On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (as amended from time to time, the "Asset Purchase Agreement") between Zenith Insurance and RISCORP, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). At the closing, Zenith Insurance paid $35 million in cash, of which $10 million was paid into an escrow account, and assumed and repaid $15 million of indebtedness of RISCORP, Inc. The final purchase price, which was subject to a three-step determination process, is the difference between the GAAP book value of assets purchased and the GAAP book value of the liabilities assumed by Zenith Insurance as of April 1, 1998.
   As the first step of the three-step process to determine the final purchase price, on June 9, 1998, RISCORP provided Zenith Insurance with an audited "Proposed Business Balance Sheet" indicating that RISCORP's determination of the final purchase price would be approximately $141 million. As the second step of this process, on July 9, 1998, Zenith Insurance provided RISCORP with proposed adjustments to the Proposed Business Balance Sheet, which adjustments were prepared with assistance from Zenith Insurance's external accounting and actuarial consultants. These proposed adjustments resulted in large part from differences in the estimation of loss and loss adjustment expense reserves, primarily related to differences in actuarial methodology and assumptions, including anticipated loss development. Such adjustments indicated that the value of the liabilities assumed by Zenith Insurance exceeded the value of the assets transferred to Zenith Insurance by as much as $71 million, and that the final purchase price would be no greater than the $35 million already paid by Zenith Insurance at closing. As the final step of the price determination process, RISCORP and Zenith Insurance submitted all items in dispute concerning the Proposed Business Balance Sheet to a nationally recognized independent accounting firm which served as the Neutral Auditor and Neutral Actuary to resolve all such disputes.
   On March 19, 1999, Zenith received the report of the Neutral Auditor and Neutral Actuary which indicated that the value of the assets transferred to Zenith Insurance exceeded the value of the liabilities assumed by Zenith Insurance by $92,336,000 and that Zenith Insurance owed an additional $57,336,000 above the $35,000,000 already paid to RISCORP. On March 26, 1999, after deducting $6,765,000 for the value of assets not transferred to Zenith Insurance by RISCORP, Zenith Insurance paid $53,689,000 to RISCORP including interest in the amount of $3,118,000 computed from April 1, 1998. Of this amount, $50,853,000 was paid directly to RISCORP and $2,836,000 was paid into an escrow account. The escrow account has a balance of $12,836,000 and is available to satisfy RISCORP's indemnification obligations to Zenith under the Asset Purchase Agreement. Although the determination of "Final Purchase Price" by the Neutral Auditor and Neutral Actuary is to be final, binding, and conclusive under the Asset Purchase Agreement, it is uncertain whether RISCORP will contest the determination.
   The RISCORP Acquisition was accounted for as a purchase by Zenith Insurance and the assets acquired, liabilities assumed and the results of operations from RISCORP at April 1, 1998 are included in Zenith's consolidated financial statements as of and for the year ended December 31, 1998.
   The excess of the purchase price, including acquisition expenses, over the estimated fair value of net assets acquired is $19,851,000, which is net of a deferred tax asset of $10,228,000, and is being amortized over 25 years. Amortization expense from April 1, 1998 through December 31, 1998 was $595,000.
   Zenith Insurance has provided notice to RISCORP of certain breaches of representations, warranties and covenants made by RISCORP in the Asset Purchase Agreement. These breaches may result in recovery by Zenith Insurance of a portion of the purchase price paid by Zenith Insurance.
   On January 11, 1999, Zenith Insurance served RISCORP with a complaint filed in the United States District Court in the Southern District of New York. The complaint against

RISCORP asserts various claims arising from the RISCORP Acquisition, including claims seeking recovery of assets that were not transferred to Zenith Insurance at the closing, as well as damages for breaches of representations, warranties, and covenants in the Asset Purchase Agreement. On January 22, 1999, RISCORP served Zenith Insurance with a complaint in an action that RISCORP had filed against Zenith Insurance in the United States District Court in the Middle District of Florida. In that action, RISCORP is seeking damages based on the alleged failure of Zenith Insurance to comply with certain indemnification provisions of the Asset Purchase Agreement, as well as damages relating to the allegedly improper acquisition of certain assets. Zenith is unable to predict the outcome of these litigations.
   The following table summarizes the estimated fair value of assets acquired and liabilities assumed from RISCORP at April 1, 1998.

---------------------------------------------------------
                                               APRIL 1,
(Dollars in thousands)                           1998
---------------------------------------------------------
Assets:
Invested assets*                               $ 190,460
Cash                                              29,309
Premiums receivable                               86,575
Receivable from reinsurers and state trust
  funds                                          288,483
Intangible assets                                  7,707
Other assets                                      46,962
---------------------------------------------------------
  Total assets                                   649,496
---------------------------------------------------------
Liabilities:
Unpaid loss and loss adjustment expense          482,518
Unearned premium reserve                          43,177
Other liabilities                                 31,465
---------------------------------------------------------
  Total liabilities                              557,160
---------------------------------------------------------
Purchase price                                 $  92,336
---------------------------------------------------------
*primarily U.S. Government issues

   Included in intangible assets is $1,694,000 of costs associated with termination of employees from the former RISCORP operations.
   Pro forma total revenues for Zenith (after giving effect to the RISCORP Acquisition as if it had been consummated at the beginning of the respective periods) were $669,155,000 and $808,339,000, respectively, for years ended December 31, 1998 and 1997. Pro forma net income was $11,100,000 and $37,200,000, respectively, for years ended December 31, 1998 and 1997. Net income per common share was $0.65 (basic) and $0.65 (diluted) and $2.19 (basic) and $2.17 (diluted), respectively, for years ended December 31, 1998 and 1997.
   Such pro forma data has been derived in part from the historical statement of operations data of RISCORP, Inc. as reported by RISCORP, Inc. for the three months ended March 31, 1998 and year ended December 31, 1997. Zenith specifically disclaims any responsibility for the accuracy or completeness of such historical RISCORP, Inc. data or such pro forma data to the extent it is based on such historical data. Further, such pro forma data may not necessarily be indicative of future total revenues or future net income or what they might have been if the RISCORP Acquisition had been consummated at the beginning of each of the respective periods.

ACQUISITION OF AGC-SIF
   On December 31, 1996, Zenith Insurance completed the acquisition of AGC-SIF. Under the terms of the acquisition, Zenith Insurance acquired by merger all of AGC-SIF's assets and assumed its liabilities, including the liabilities of the insured policyholders (members) of AGC-SIF for future assessments. The acquisition was accounted for as a purchase. Over a three-year period, Zenith Insurance will distribute to AGC-SIF's members a minimum amount of $1,140,000 to a maximum amount equal to AGC-SIF's adjusted GAAP "Net Worth," as defined in the acquisition agreement, based on a formula and audited by an independent certified public accounting firm. As of December 31, 1998 and 1997, the payable to the AGC-SIF members was $1,495,000 and zero, respectively.

                                    CALFARM
                                   THEZENITH                                  67

NOTE 16
EARNINGS AND DIVIDENDS PER SHARE
   The following table sets forth the computation of basic and diluted net income per common share.

--------------------------------------------------------------
(In thousands, except per
share data)                      1998       1997       1996
--------------------------------------------------------------
(A) Net income                 $  19,100  $  28,100  $  37,600
--------------------------------------------------------------
(B) Weighted average
     outstanding shares
     during the period            17,035     17,716     17,594

  Additional common shares
     issuable under employee
     stock option plans using
     the treasury stock
method                               123        170        158
--------------------------------------------------------------
(C) Weighted average number
    of common shares
    outstanding assuming
    exercise of stock options     17,158     17,886     17,752
--------------------------------------------------------------
Net income per common share:
(A)/(B) -- basic               $    1.12  $    1.59  $    2.14
(A)/(C) -- diluted                  1.11       1.57       2.12
--------------------------------------------------------------
Dividends per common share     $    1.00  $    1.00  $    1.00
--------------------------------------------------------------

   Options to purchase 1,290,000 shares and 407,000 shares, respectively, of common stock at an average price of $26.69 and $28.00, respectively, per share were outstanding as of December 31, 1998 and 1997 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

NOTE 17
SEGMENT INFORMATION
   Effective January 1, 1998, Zenith adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes standards for disclosures by public companies about operating segments.
   Zenith classifies its business into six segments: Workers' Compensation, Reinsurance, Other Property-Casualty, Real Estate Operations, Investment and Parent. Segments are designated based on the types of products and services provided and based on the risks associated with the products and services. Workers' Compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Reinsurance represents the book of assumed reinsurance of accumulated losses from catastrophes and the reinsurance of large property risks. Other Property-Casualty represents multiple product line direct insurance other than workers' compensation, primarily in California. Real Estate Operations develop land and primarily construct private residences in Las Vegas, Nevada. Investment provides investment income and realized gains on investments, primarily from investments in debt securities. Parent represents the holding company operations of Zenith owning directly or indirectly all of the capital stock of the property and casualty insurance and non-insurance companies.
   The accounting policies of the segments are the same as those described in
Note 1. Zenith evaluates insurance segment performance based on the combined ratios and income or loss from operations before income taxes, and not including investment income or realized gains or losses.
   The operating results of the Workers' Compensation segment include the results of operations of RISCORP for the nine months ended December 31, 1998.
   Information as to the operations of the segments is set forth on page 70.

NOTE 18
UNAUDITED COMMON STOCK MARKET PRICES
   The following table shows the high and low common stock prices during each quarter for the past two years.

-----------------------------------------------------------------------------------
                                                  1998                  1997
                                           ------------------    ------------------
                                            HIGH        LOW       High        Low
-----------------------------------------------------------------------------------
March 31                                    29 1/16    24 1/2     27 7/8     25 7/8
June 30                                     30 1/2     28         27 1/2     24 5/8
September 30                                28 1/2     23 9/16    28 5/8     26 5/16
December 31                                 25 7/8     22 7/8     28 3/4     25 7/16
-----------------------------------------------------------------------------------

NOTE 19
SUBSEQUENT EVENT (UNAUDITED)
   Effective March 31, 1999, Zenith Insurance completed its sale of CalFarm Insurance Company for $275,000,000 in cash, subject to post-closing adjustment in certain circumstances, to Nationwide Mutual Insurance Company. CalFarm contributed $221,814,000, $214,128,000 and $204,467,000 of premiums earned and
$4,410,000, $6,506,000 and $8,055,000 of net underwriting income before taxes in 1998, 1997 and 1996, respectively. The net change in Zenith's consolidated invested assets as a result of the transaction is estimated to be a decrease of approximately $15,000,000.
   The transaction will result in an estimated after tax gain of approximately $100,000,000, or $5.84 per share.

                                    CALFARM
                                   THEZENITH                                  69

Information as to the operations of the segments is set forth below:

---------------------------------------------------------------------------------------------------------------------------
                                                                   OTHER
                                   WORKERS'                      PROPERTY-   REAL ESTATE
(DOLLARS IN THOUSANDS)           COMPENSATION     REINSURANCE    CASUALTY    OPERATIONS   INVESTMENT    PARENT      TOTAL
---------------------------------------------------------------------------------------------------------------------------
                                                           FOR THE YEAR ENDED DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------------------
REVENUES:
PREMIUMS EARNED                    $ 278,660       $  29,150     $ 222,045                                        $ 529,855
NET INVESTMENT INCOME                                                                      $  53,593                 53,593
REALIZED GAINS ON INVESTMENTS                                                                 11,602                 11,602
REAL ESTATE SALES                                                             $  37,737                              37,737
SERVICE FEE INCOME                     3,992                                                                          3,992
---------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                       282,652          29,150       222,045       37,737       65,195                636,779
---------------------------------------------------------------------------------------------------------------------------
SEGMENT (LOSS) INCOME, BEFORE
  TAXES                              (42,638)         10,268         4,410        1,363       65,195   $  (9,763)    28,835
COMBINED RATIOS                       115.3%           64.8%         98.0%                                           105.3%
INTEREST EXPENSE                                                                                          (5,928)    (5,928)
INCOME TAX BENEFIT (EXPENSE)          14,003          (3,322)       (1,426)        (495)     (21,747)      3,252     (9,735)
---------------------------------------------------------------------------------------------------------------------------
SEGMENT ASSETS                       554,650          20,484       102,667       66,098    1,064,325      10,502  1,818,726
---------------------------------------------------------------------------------------------------------------------------

                                                           For the Year Ended December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                    $ 242,064       $  32,251     $ 214,406                                        $ 488,721
Net investment income                                                                      $  52,332                 52,332
Realized gains on investments                                                 $     545       13,463                 14,008
Real estate sales                                                                45,419                              45,419
---------------------------------------------------------------------------------------------------------------------------
Total revenues                       242,064          32,251       214,406       45,964       65,795                600,480
---------------------------------------------------------------------------------------------------------------------------
Segment (loss) income, before
  taxes                              (37,157)         14,189         6,509        1,678       65,795   $  (7,536)    43,478
Combined ratios                       115.3%           56.0%         96.9%                                           103.4%
Interest expense                                                                                          (3,980)    (3,980)
Income tax benefit (expense)          11,891          (4,541)       (2,083)        (599)     (22,709)      2,663    (15,378)
---------------------------------------------------------------------------------------------------------------------------
Segment assets                       164,236          20,591        98,628       53,593      902,000      13,108  1,252,156
---------------------------------------------------------------------------------------------------------------------------
                                                           For the Year Ended December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                    $ 210,916       $  37,162     $ 204,778                                        $ 452,856
Net investment income                                                                      $  51,154                 51,154
Realized gains on investments                                                                 10,807                 10,807
Real estate sales                                                             $  41,554                              41,554
---------------------------------------------------------------------------------------------------------------------------
Total revenues                       210,916          37,162       204,778       41,554       61,961                556,371
---------------------------------------------------------------------------------------------------------------------------
Segment (loss) income, before
  taxes                              (19,462)         12,479         8,076        1,909       61,961   $  (7,846)    57,117
Combined ratios                       109.2%           66.4%         96.1%                                            99.8%
Interest expense                                                                                          (4,877)    (4,877)
Income tax benefit (expense)          13,142          (8,426)       (5,453)        (658)     (20,867)      2,745    (19,517)
---------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS
             To the Stockholders and Board of Directors of Zenith National Insurance Corp.:
             In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and stockholders' equity present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                      PricewaterhouseCoopers LLP
             Los Angeles, California
             March 26, 1999

                                    CALFARM
                                   THEZENITH                                  71

CORPORATE DIRECTORY
                    ZENITH NATIONAL INSURANCE CORP.

Directors
Also Directors of Zenith
Insurance Company

George E. Bello
Executive Vice President
and Controller of Reliance
Group Holdings, Inc.

Max M. Kampelman
Attorney, Of Counsel,
Fried, Frank, Harris,
Shriver & Jacobson

Robert J. Miller
Attorney, Senior Partner,
Jones Vargas

William S. Sessions
Attorney
Sessions & Sessions, L.C.,
Security Consultant

Harvey L. Silbert
Attorney, Of Counsel,
Loeb & Loeb LLP

Robert M. Steinberg
President and Chief
Operating Officer
of Reliance Group
Holdings, Inc.

Saul P. Steinberg
Chairman of the
Board and Chief
Executive Officer
of Reliance
Group Holdings, Inc.

Gerald Tsai, Jr.
Management of
Private Investments

Michael Wm. Zavis
Attorney
Katten, Muchin & Zavis

Stanley R. Zax
Chairman of the
Board and President

Officers

Stanley R. Zax
Chairman of the
Board and President

Fredricka Taubitz
Executive Vice President
& Chief Financial Officer

Westley M. Heyward
Senior Vice President

Michael W. Jacobson
Senior Vice President

James P. Ross
Senior Vice President

John J. Tickner
Senior Vice President
and Secretary

Hyman J. Lee, Jr.
Vice President

Transfer Agent-
Common Stock
ChaseMellon Shareholder Services, L.L.C.
Los Angeles, CA
www.chasemellon.com

Transfer Agent-
9% Senior Notes and
Redeemable Securities
(8.55% Capital Securities)
Norwest Bank
Minnesota, N.A.
Minneapolis, MN

Corporate
Headquarters
21255 Califa Street
Woodland Hills, CA
91367-5021
www.zenithnational.com

NYSE Trading Symbol
Common stock -- ZNT

Independent
Accountants
PricewaterhouseCoopers LLP
Los Angeles, CA

The Annual Report
on Form 10-K, for
the fiscal year ended
December 31, 1998
may be obtained
free of charge upon
written request to:
Chief Financial Officer
Zenith National
Insurance Corp.
21255 Califa Street
Woodland Hills, CA
91367-5021

CORPORATE DIRECTORY
                    ZENITH INSURANCE COMPANY

Officers

Stanley R. Zax
Chairman of the
Board and President

Fredricka Taubitz
Executive Vice President &
Chief Financial Officer

Jack D. Miller
Executive Vice President,
President of Southeast Division

James P. Ross
Senior Vice President,
President of Workers'
Compensation Division

Stephen J. Albers
Senior Vice President

John V. D'Alusio
Senior Vice President

Gary J. Ferguson
Senior Vice President

Dan M. Hair
Senior Vice President

John C. Hasbrouck
Senior Vice President

Westley M. Heyward
Senior Vice President

Fred A. Hunt
Senior Vice President

Corey A. Ingber
Senior Vice President

Michael W. Jacobson
Senior Vice President

Edward G. Krisak
Senior Vice President

Robert E. Meyer
Senior Vice President
and Actuary

William J. Saake
Senior Vice President

Douglas L. Symes
Senior Vice President

John J. Tickner
Senior Vice President,
General Regulatory
Counsel and Secretary

Keith E. Trotman
Senior Vice President

Chris L. Uselton
Senior Vice President

Kenneth L. Wuelfing
Senior Vice President

Glen R. Zepnick
Senior Vice President

Bryan A. Anderson
Vice President

Norman H. Baker
Vice President

Jeffrey J. Beaudoin
Vice President

Steen Brydum
Vice President

Richard V. Caligiuri
Vice President

Suzanne M. Chapan
Vice President

Duane H. Chernow
Vice President

Ronald W. Crabtree
Vice President

Gerald D. Curtin
Vice President

Charles J. Davis
Vice President

Bradley C. Eastwood
Vice President

F. Stephen Fetchet
Vice President

Robert L. Hernandez
Vice President

Carolyn N. Hinson
Vice President

David G. Hoppen
Vice President

Mark M. Jansen
Vice President

Diane L. Kinney
Vice President

Hyman J. Lee, Jr.
Vice President

Jonathan W. Lindsay
Vice President

Andrew M. Lyman
Vice President

Linda K. Mangone
Vice President

Richard H. McMurry
Vice President

Colin S. Mitchell
Vice President

Doris M. Oberhardt
Vice President

David A. O'Connor
Vice President

William J. Owen
Vice President

Michael J. Paladino
Vice President

Angela Parmelee
Vice President

Stephen D. Petrula
Vice President

S. Robin Reeves
Vice President

Diane E. Schaefer
Vice President

Alan I. Steinhardt
Vice President

John A. Swift
Vice President

Jessica Ann Vasquez
Vice President

Paul M. Williams
Vice President

Philip S. Wilson
Vice President

Norman C. Winters
Vice President

Laura F. Yamanaka
Vice President

William M. Zachry
Vice President

                                    CALFARM
                                   THEZENITH                                  73

CORPORATE DIRECTORY
                    THEZENITH MARKETING, UNDERWRITING AND CLAIMS OFFICES

Los Angeles, CA
Corporate Headquarters
21255 Califa Street
Woodland Hills, CA 91367
818/713-1000
www.thezenith.com

Pleasanton, CA
(San Francisco Bay Area)
4309 Hacienda Drive
Suite 200
Pleasanton, CA 94588
925/460-0600

Fresno, CA
575 E. Locust Avenue
Suite 101
Fresno, CA 93720
209/432-6660

San Diego, CA
1660 Hotel Circle Drive North
Suite 400
San Diego, CA 92108
619/299-6252

Austin, TX
1101 Capital of Texas
Hwy, South, Bldg. J
Austin, TX 78746
512/306-1700

Dallas, TX
5430 LBJ Freeway
Suite 270
Dallas, TX 75240
972/701-5700

Conway, AR
824 Front Street
Conway, AR 72032
501/450-6884

Harrisburg, PA
4400 Deer Path Way
Suite 200
Harrisburg, PA 17110
717/221-7000

Springfield, IL
2105 West White Oaks Drive
Springfield, IL 62704
217/726-2900

Salt Lake City, UT
4 Triad Center
Suite 150
Salt Lake City, UT 84180
801/741-4900

Orlando, FL
3504 Lake Lynda Drive Ste 400
Orlando, FL 32817
407/380-9144

Sarasota, FL
South East Region
Sarasota Office
1390 Main St.
Sarasota, FL 34236-5642
800/226-2324

Charlotte, NC
5832 Farm Pond Lane
Suite 300
Charlotte, NC 28212
800/200-2667

Birmingham, AL
10 Iverness Center Parkway
Suite 220
Birmingham, AL 35242
800/355-0708

CORPORATE DIRECTORY
                    CALFARM INSURANCE COMPANY

Officers

Westley M. Heyward
President
and Chief
Executive Officer

Franklin V. Adams
Executive Vice President

Philip M. Joffe
Executive Vice President
and Chief
Operating Officer

Frank J. Kotarba
President,
Property & Casualty
Division

John P. O'Brien
Executive Vice President

James H. Townsend
Executive Vice President,
Health Division

Kari L. Van Gundy
Senior Vice President, Finance
and Treasurer

Michael W. Jacobson
Senior Vice President

Susan J. McGinness
Senior Vice President

Robert E. Meyer
Senior Vice President

Stanley K. Miyao
Senior Vice President
and Actuary

James P. Ross
Senior Vice President

Fredricka Taubitz
Senior Vice President

John J. Tickner
Senior Vice President,
General Regulatory
Counsel and Secretary

Keith E. Trotman
Senior Vice President

James R. Zuehl
Senior Vice President

Larry W. Brogan
Vice President

Thomas F. Carroll
Vice President

Suzanne M. Chapan
Vice President

Philip S. Cole
Vice President

Nancy J. Friedhoff
Vice President

Diane F. Harvell
Vice President

Walter P. Krause
Vice President

Hyman J. Lee, Jr.
Vice President

Donald C. Marshall
Vice President

Sara E. Martin
Vice President

Craig G. McIntosh
Vice President

Peter M. Occhialini
Vice President

Stephen D. Petrula
Vice President

Craig C. Thomson
Vice President

James J. Tiffany
Vice President

Paul M. Williams
Vice President

Headquarters
CalFarm Insurance Company
1601 Exposition Boulevard
Sacramento, CA 95815
916/924-4000
www.calfarm.com

Claims/Legal Offices
Fresno
Sacramento
Santa Ana

                                    CALFARM
                                   THEZENITH                                  75

CORPORATE DIRECTORY
                    PERMA-BILT, A NEVADA CORPORATION

Officers

Daniel Schwartz
President

David Durant
Vice President

Craig A. Hardy
Vice President

Fred W. Lessman
Vice President

Ruth E. Ochoa
Vice President
Headquarters
7150 Pollock Drive
Suite 104
Las Vegas, NV 89119
702/896-9100

76