Form 10-K, Exhibit 13
period 1999-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2000-03-27
CIK 109261

                                                                                    ANNUAL REPORT / 1999
                                                                     -----------------------------------
                                                                         ZENITH NATIONAL INSURANCE CORP.
                                              ----------------------------------------------------------

                      ----------------------------------------------------------
                                   TheZenith

                                                            FINANCIAL HIGHLIGHTS
                                           -------------------------------------

                                                        1999               1998               1997
--------------------------------------------------------------------------------------------------
Operating Results:                                  (Dollars in thousands, except per share data)
   Revenues                                         $492,108           $636,779           $600,480
                                                    ========           ========           ========
   (Loss) income after tax and before realized
       gains and RISCORP-Related Adjustment          (22,728)            11,559             19,669
   RISCORP-Related Adjustment after tax**            (32,500)
   Realized gains after tax:
       On investments                                  4,993              7,541              8,431
       On sale of CalFarm Insurance Company***       104,335
                                                    --------           --------           --------
   Net income                                       $ 54,100           $ 19,100           $ 28,100
                                                    ========           ========           ========
Per Share Data:
   (Loss) income after tax and before realized
       gains and RISCORP-Related Adjustment         $  (1.33)          $   0.67           $   1.10
   RISCORP-Related Adjustment after tax**              (1.89)
   Realized gains after tax:
       On investments                                   0.29               0.44               0.47
       On sale of CalFarm Insurance Company***          6.08
                                                    --------           --------           --------
   Net income                                       $   3.15           $   1.11           $   1.57
                                                    ========           ========           ========
   Stockholders' dividends                          $   1.00           $   1.00           $   1.00
Key Statistics:
   Combined ratio:
       Including catastrophes and RISCORP-Related
          Adjustment                                  135.2%             105.3%             103.4%
       Excluding RISCORP-Related Adjustment           122.0%             105.3%             103.4%
       Excluding catastrophes and RISCORP-Related
          Adjustment                                  116.8%             103.1%             103.1%
   Stockholders' equity                             $354,559           $346,952           $361,866
   Stockholders' equity per share*                     20.67              20.23              20.31
   Closing common stock price                         20 5/8             23 1/8             25 3/4
--------------------------------------------------------------------------------------------------

* Excluding the effect of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," stockholders' equity per share was $21.80, $19.86 and $20.03 in 1999, 1998 and 1997, respectively. See Note 1 to the consolidated financial statements on pages 48-49.

  ** Results of operations for the year ended December 31, 1999 include
 $50.0 million before tax ($32.5 million after tax, or
   $1.89 per share) of net charges in the third quarter associated with an increase in the net liabilities for unpaid losses and loss adjustment expenses in the Southeast Operations, which principally consists of the operations acquired from RISCORP (the "RISCORP-Related Adjustment").

 *** Zenith completed the sale of CalFarm Insurance Company to Nationwide Mutual
     Insurance Company effective March 31, 1999 resulting in a gain of $104.3 million after tax, or $6.08 per share, in the first quarter of 1999.
                                   TheZenith

CONTENTS
---------------

     Financial Highlights                                            1

     Letter to Stockholders                                          3

     Management's Discussion and Analysis of Consolidated
       Financial Condition and Results of Operations                24

     5-Year Summary of Selected Financial Information               38

     Property-Casualty Loss Development                             40

     Consolidated Balance Sheet                                     42

     Consolidated Statement of Operations                           44

     Consolidated Statement of Cash Flows                           45

     Consolidated Statement of Stockholders' Equity                 46

     Notes to Consolidated Financial Statements                     48

     Report of Independent Accountants                              66

     Corporate Directory

     Zenith National Insurance Corp.                                67

     Zenith Insurance Company                                       68

     Perma-Bilt, a Nevada Corporation                               69

                                   TheZenith

                                                             TO OUR STOCKHOLDERS
                                           -------------------------------------

   The beginning of a new century is a good time to look back at what we have accomplished and to focus on the future.
   Current management assumed leadership of Zenith Insurance Company in 1977 when the company was exclusively in the California Workers' Compensation market. Today, two decades later, we sell Workers' Compensation insurance in 40 states, participate in the worldwide reinsurance business, and operate a homebuilding operation in Las Vegas, Nevada. Other insurance operations during this period were the purchase of CalFarm Life and CalFarm Insurance in 1985, which we sold in 1995 and 1999, respectively, at a substantial profit.
   Financial comparisons from 1977 to 1999 are summarized as follows:

---------------------------------------------------------------------------------
                                                               1977        1999
---------------------------------------------------------------------------------
                                                                  (Dollars in
                                                                  thousands)

Revenues                                                      $68,143    $492,108

Net income                                                      4,990      54,100

Stockholders' equity                                           12,663     354,559

Stockholders' equity per share                                   1.28       20.67
---------------------------------------------------------------------------------

   During the 23-year period, our combined ratio has averaged 102.2% and stockholder equity per share has grown at a rate of 17.7% including dividends paid to our common shareholders of $284.2 million. We have repurchased 8,007,000 shares of our common stock at a cost of $150.7 million, or an average of $18.82 per share. At the end of the 20th century, we are in excellent financial condition with $96.0 million of cash equivalents on hand in the holding company.
                                   TheZenith

DURING THE PAST 23 YEARS, OUR COMBINED RATIO HAS
--------------------------------------------------------------------------------
AVERAGED 102.2% COMPARED TO 107.1% FOR THE INDUSTRY.
--------------------------------------------------------------------------------

   Historic accomplishments notwithstanding, our investors and management are unsatisfied with TheZenith's current operating results, however all recognize a risk business does not always deliver short-term results consistent with long-term goals in a timely fashion. Current operations are losing money, with Zenith common stock selling below book value. This report will discuss the changing marketplace, and our strategies to improve our results while continuing to add value for long-term investors.
Summary of Financial Highlights:
 Premiums declined 30.3% to $369.4 million.
 Operating losses after tax and before net realized gains and the RISCORP-Related Adjustment were $22.7 million, or $1.33 per share, in 1999 compared to income of $11.6 million, or $0.67 per share, in 1998.
 Investment income after tax was $35.6 million, or $2.07 per share, in 1999 compared to $35.9 million, or $2.09 per share, in 1998.
 The RISCORP-Related Adjustment, which represents net charges in 1999 associated with an increase in net liabilities in the operations acquired from RISCORP, was a loss of $32.5 million after tax, or $1.89 per share. The adjustment was principally due to a difference of opinion between our experts and the expert who determined the final purchase price. (See RISCORP-Related Adjustment on page 18).
 Realized capital gains on investments after tax were $5.0 million, or $0.29 per share, compared to $7.5 million, or $0.44 per share, in 1998. The gain on the sale of CalFarm Insurance after tax was $104.3 million, or $6.08 per share. Unrealized losses on fixed maturities and equity securities recorded as a reduction of
                                   TheZenith

                                                  STOCKHOLDERS' EQUITY PER SHARE
                        --------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

'95  $18.58

'96  $19.17

'97  $20.31

'98  $20.23

'99  $20.67

  stockholder's equity after tax were $20.0 million, compared to $9.6 million of unrealized gains in 1998.
 Net income was a record $54.1 million, or $3.15 per share, compared to $19.1 million, or $1.11 per share, in 1998.
 The combined ratio for the property casualty operations was 122.0% for 1999, excluding the RISCORP-Related Adjustment, compared to 105.3% in 1998. Stockholders' equity per share at December 31, 1999 was $20.67, compared to $20.23 at December 31, 1998. At December 31, 1999, book value was reduced by $19.3 million, or $1.13 per share, of unrealized losses on fixed maturity investments (we can hold the bonds to maturity) and will be increased by $15.0 million, or $0.87 per share, of reinsurance recoverable in the next approximately four years.
     In summary, we are financially strong, but currently operating unprofitably. Charles Dickens in "A Tale of Two Cities" expressed it well: "It was the best of times, it was the worst of times, it was the age of wisdom, it was the age of foolishness..." Our mission for the new century is to leverage our wisdom and financial strength, and continue to build long-term shareholder value.
Analysis
       Net income was a record $54.1 million, or $3.15 per share, in 1999 despite the poorest operating results in our history.
   Operating results consisting of investment income and insurance underwriting results combined after tax and excluding the RISCORP-Related Adjustment were a loss of $17.1 million, or $0.99 per share, in 1999, compared to a profit of $17.2 million, or $1.00 per share, the prior year.
                                   TheZenith

OUR STOCKHOLDERS' EQUITY PER SHARE HAS INCREASED
--------------------------------------------------------------------------------
FROM $1.28 TO $20.67 PER SHARE DURING THE PAST 23 YEARS,
--------------------------------------------------------------------------------
A GROWTH RATE OF 17.7% INCLUDING DIVIDENDS.
-----------------------------------------------------------------------

   The following table summarizes pre-tax underwriting performance during the past three years.

--------------------------------------------------------------------------------------------------
Underwriting Results                                 1997               1998               1999
--------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Workers' Compensation                              $(37,157)          $(42,638)          $ (72,543)
RISCORP-Related Adjustment                                                                 (50,000)
Other Property-Casualty                               6,509              4,410                 (22)
Reinsurance                                          14,189             10,268              (7,324)
--------------------------------------------------------------------------------------------------
Underwriting loss                                  $(16,459)          $(27,960)          $(129,889)
--------------------------------------------------------------------------------------------------

   The 1999 results were significantly below our goals, due primarily to continuing substantial underwriting losses in the Workers' Compensation operations, and Reinsurance losses due to a number of large non-U.S. catastrophes. Industry results were also poor in these lines of business.
   The combined ratio for the Workers' Compensation operations, excluding the RISCORP-Related Adjustment, was composed of a 67.0% accident year loss ratio, and a 59.6% loss adjustment and underwriting expense ratio. Of note, $27.7 million of the total underwriting loss excluding the RISCORP-Related Adjustment was
                                   TheZenith

                                                                    STOCK PRICES
                                                          ----------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     '95     '96       '97       '98       '99
First Qtr. High   22 3/4  24 7/8    27 7/8   29 1/16        26
First Qtr. Low    19 3/8  21 1/8    25 7/8    24 1/2   20 5/16
Second Qtr. High      22  28 7/8    27 1/2    30 1/2  26 11/16
Second Qtr. Low       20  23 7/8    24 5/8        28    22 1/4
Third Qtr. High   24 1/4  28 1/2    28 5/8    28 1/2        26
Third Qtr. Low        20  26 1/4   26 5/16   23 9/16    21 1/8
Fourth Qtr. High  24 5/8      28    28 3/4    25 7/8  22 13/16
Fourth Qtr. Low       20  25 1/4   25 7/16    22 7/8    19 1/4

'95    24 5/8
'96    28 7/8
'97    28 3/4
'98    30 1/2
'99  26 11/16

related to the operating results in the Southeast region, which mainly comprises the business acquired from RISCORP. Since the beginning of California's open-rating in 1995, our California loss ratio has averaged 64.0%, compared to 84.2% for California industry. Our 20.2-point advantage is consistent with TheZenith's comparative results prior to open rating and demonstrates the discipline of our pricing and underwriting strategy during a period of significant market turmoil.
   Continuing expansion of our national operations resulted in California and Florida premiums being 71.9% of our total Workers' Compensation business. Despite increasing competition and inadequate pricing in many states, we expanded and built important relationships at a reasonable cost. Our 1999 accident year loss ratio was 67.0%, excluding the RISCORP-Related Adjustment, compared to 63.6% the prior year. These are excellent results considering the market conditions. Our high expense ratio of 59.6% for 1999 reflects volume reductions due to the competitive climate, costs for Year 2000 compliance and other RISCORP Acquisition and integration expenses. Also we kept our services fully operational while we awaited the anticipated turn in market conditions.
   Our Reinsurance operations were impacted by hurricane losses in the Carribean, earthquakes in Turkey and Taiwan, and French windstorm losses on December 26, 27 and 28, 1999.
                                   TheZenith

AT THE END OF THE 20TH CENTURY, WE ARE IN EXCELLENT
--------------------------------------------------------------------------------
FINANCIAL CONDITION WITH $96.0 MILLION OF CASH
-----------------------------------------------------------------------------
EQUIVALENTS IN THE HOLDING COMPANY.
-------------------------------------------------------------

   During the five years ended 1999, our average combined ratio for all operations excluding the RISCORP-Related Adjustment was 106.7% (as evidenced in the following table), compared to the industry average of 105.4%. Our average combined ratio for all operations for the past 10 years excluding the RISCORP-Related Adjustment was 103.7%.

---------------------------
  Zenith Combined Ratios
      Versus Industry
---------------------------
 Year    Zenith   Industry*
---------------------------
 1995    103.1%     106.4%
 1996     99.8      105.8
 1997    103.4      101.6
 1998    105.3      105.6
 1999    122.0      107.5**
Average  106.7%     105.4%
---------------------------

*Source: A.M. Best
Company                                             **Estimated

   The above table shows a deteriorating combined ratio over the past five years due primarily to unprecedented poor Workers' Compensation industry results and 1999 reinsurance losses.
   Investment income after tax decreased slightly to $35.6 million, or $2.07 per share, in 1999 from $35.9 million, or $2.09 per share, in 1998.
   Net income in 1999 was $54.1 million, or $3.15 per share, compared to $19.1 million, or $1.11 per share, in 1998. Net income in 1999 included capital gains on investments after tax of $5.0 million, or $0.29 per share, compared to capital gains on investments of $7.5 million, or $0.44 per share, for the prior year. Also, the gain on the sale of CalFarm Insurance of $104.3 million, or $6.08 per share, was recorded in 1999 net income.
                                   TheZenith

                                           INVESTMENT INCOME AFTER TAX PER SHARE
          ----------------------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

'95  $1.67
'96  $1.92
'97  $1.94
'98  $2.09
'99  $2.07

   Stockholders' equity at December 31, 1999 was a record $354.6 million, compared to $347.0 million at December 31, 1998. The increase was primarily due to the gain on the sale of CalFarm Insurance reduced by unrealized losses (due to market declines in the fixed maturity portion of our investment portfolio) and our operating losses.
   Cash used in operating activities was $51.6 million in 1999 compared to $47.1 million in 1998; this was due primarily to payment of claim liabilities acquired from the former RISCORP operations and declining new business.
   We repurchased 186,000 shares of Zenith common stock during 1999, leaving authority to purchase an additional 940,000 shares. Since 1987, we have repurchased 8,007,000 shares, or an estimated 38.1% of the total shares then issued for an aggregate cost of $150.7 million, or an average of $18.82 per share. Share repurchases have been accomplished patiently and without jeopardizing our various high-quality ratings.
   At December 31, 1999, Zenith had long-term debt of $74.7 million compared to $74.6 million at December 31, 1998, with a total debt-to-equity position of 21.1% compared to 21.3% at December 31, 1998. Also outstanding was
$75.0 million of 8.55% Capital Trust Securities issued in July 1998, maturing in 29 years. Zenith had $70.0 million of bank lines of credit available and $96.0 million of cash equivalents.
   Zenith's subsidiaries are rated A+ (superior) by A.M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Baa1 (adequate) to the insurance operations. Standard & Poor's has assigned an insurer financial strength rating to the insurance operations of A (strong).
                                   TheZenith

STOCKHOLDERS' EQUITY PER SHARE AT DECEMBER 31, 1999
--------------------------------------------------------------------------------
WAS $20.67, COMPARED TO $20.23 AT DECEMBER 31, 1998.
-------------------------------------------------------------------------------

   The information in the following table provides estimates of Zenith's net incurred losses and loss adjustment expenses by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. The information set forth in this table is of critical importance in judging the accuracy of our reserve estimates as well as providing a guide to the setting of fair prices and rates. The increase in estimated incurred losses between 1997 and 1998 is mainly attributable to the business acquired from RISCORP and the increase from 1998 to 1999 is mainly attributable to the reserve increase that was part of the RISCORP-Related Adjustment.

-----------------------------------------------------------------------------------------------------------------------
                                   Accident Year Reserve Development From Operations
-----------------------------------------------------------------------------------------------------------------------
                                               Net incurred losses and loss adjustment expenses reported at end of year
-----------------------------------------------------------------------------------------------------------------------
Years in which losses were incurred               1994         1995         1996         1997         1998         1999
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Prior to 1994                               $1,876,649   $1,865,388   $1,862,648   $1,855,543   $2,256,746   $2,256,637
1994                                           170,999      177,819      169,222      168,016      345,006      348,121
Cumulative                                   2,047,648    2,043,207    2,031,870    2,023,559    2,601,752    2,604,758
1995                                                        180,170      187,517      196,335      341,708      351,292
Cumulative                                                2,223,377    2,219,387    2,219,894    2,943,460    2,956,050
1996                                                                     181,844      238,635      429,335      443,443
Cumulative                                                             2,401,231    2,458,529    3,372,795    3,399,493
1997                                                                                  204,502      333,818      339,907
Cumulative                                                                          2,663,031    3,706,613    3,739,400
1998                                                                                               258,000      271,317
Cumulative                                                                                       3,964,613    4,010,717
1999                                                                                                            278,054
Ratios:
1994                                            66.92%       69.59%       66.22%       65.75%       65.95%       66.55%
1995                                                         73.12%       76.10%       79.68%       73.11%       75.16%
1996                                                                      73.36%       79.35%       80.08%       82.71%
1997                                                                                   75.04%       72.56%       73.88%
1998                                                                                                74.76%       78.62%
1999                                                                                                             86.91%
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
-This analysis displays the accident year net incurred losses and loss adjustment expenses development on a statutory basis for accident years 1994-1999 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change.
-The data prior to 1999 has been restated to exclude the results of CalFarm Insurance Company, which was sold effective
March 31, 1999.

                                   TheZenith

OUR MISSION FOR THE NEW CENTURY IS TO APPLY
--------------------------------------------------------------------------------
OUR PROVEN EXPERTISE AND FINANCIAL STRENGTH
--------------------------------------------------------------------------------
TO BUILD LONG-TERM SHAREHOLDER VALUE.
-----------------------------------------------------------------------

Investments
       Investment activities are a major part of our revenues and earnings; we believe our portfolio is diversified to achieve a reasonable balance of risk and a stable source of earnings. Zenith primarily invests in debt securities as compared to equities and our largest holdings are U.S. Government securities.
 Consolidated investment income after tax and after interest expense was $30.3 million, or $1.76 per share, in 1999, compared to $32.1 million, or $1.87 per share, in 1998. Average yields on this portfolio in 1999 were 5.5% before tax and 3.7% after tax, respectively, compared to 5.7% and 3.8% respectively, in 1998.
 During 1999, we recorded net realized capital gains before tax from our investment portfolio of $7.7 million, compared to $11.6 million the prior year. Pre-tax income during 1999 from our real estate activities was $3.6 million compared to $1.4 million the prior year.
 Unrealized losses in our portfolio of fixed maturity investments were $30.1 million before tax in 1999, compared to gains of $11.5 million before tax the prior year.
   Our investment portfolio is recorded in the financial statements primarily at market value. Average life of the bond portfolio was 6.2 years at December 31, 1999, compared to 5.7 years at December 31, 1998. Our portfolio quality is high with 95% and 96% rated investment grade at December 31, 1999 and 1998, respectively.
                                   TheZenith

SINCE THE BEGINNING OF CALIFORNIA OPEN-RATING IN
--------------------------------------------------------------------------------
1995, OUR CALIFORNIA LOSS RATIO HAS AVERAGED 64.0%
--------------------------------------------------------------------------------
COMPARED TO 84.2% FOR THE CALIFORNIA INDUSTRY.
--------------------------------------------------------------------------------

   The major developments in the U.S. bond markets were continued low inflation and increased interest rates with 30-year Treasury Bonds declining in market value by about 15%. In comparison, our portfolio of fixed maturities excluding short-terms declined in value by about 5%. Since we are capable of holding these investments to maturity and the average maturities are relatively short, fluctuations in bond values do not significantly impact our operations.
   Short-term investments remained high as we search for intelligent investment opportunities. At the very least, new note or bond investments will provide increased yields compared to those available a year ago.

Securities Portfolio                      At December 31, 1998             At December 31, 1999
                                            --------------------------------------------------------
                                     Amortized Cost*   Market Value   Amortized Cost*   Market Value
                                        --------------------------------------------------------
                                                         (Dollars in thousands)
Short-term investments                  $187,123         $187,123        $179,748         $179,748
U.S. Government Bonds                    180,064          181,466         218,158          215,936
Taxable Bonds:
  Investment grade                       537,176          546,448         411,674          389,512
  Non-investment grade                    29,255           29,735          40,944           36,711
Redeemable preferred stocks               14,045           14,347          13,879           12,402
Other preferred stocks                    24,293           24,674          11,099            9,825
Common stocks                             22,402           26,935          25,428           25,634
----------------------------------------------------------------------------------------------------

* Equity securities at cost

                                   TheZenith

CONTINUING EXPANSION OF OUR NATIONAL OPERATIONS
--------------------------------------------------------------------------------
RESULTED IN CALIFORNIA AND FLORIDA PREMIUMS BEING
--------------------------------------------------------------------------------
71.9% OF OUR TOTAL WORKERS' COMPENSATION BUSINESS.
--------------------------------------------------------------------------------

   In 1993, we started a home-building operation in order to participate in the growth of the Las Vegas, Nevada housing market. During 1999, we closed and delivered 366 homes at an average selling price of $158,000, compared to 275 homes at an average selling price of $137,000 the prior year. Sales of $58.7 million and $3.6 million of pre-tax income were recorded during 1999, compared to sales of $37.7 million and $1.4 million of pre-tax income the previous year. Land presently owned at a cost of $29.7 million will support the construction of an estimated 1,025 homes over the next several years and potentially commercial and/or apartment development. Changes in interest rates or other factors could affect future home sales (we have not seen any impact so far), but we believe the land we have acquired is strategically located and will have long-term value. For example, we own about 170 acres on Las Vegas Boulevard south-west of the airport, one of the largest undeveloped holdings on The Strip.
Insurance Operations
       During 1999 we concluded the sale of CalFarm Insurance, which we owned since 1985. This business provided excellent results over a long period, however the price we were offered was extremely attractive and motivated our decision to sell. As previously mentioned, we reported a gain of $104.3 million after tax and dividended $100.0 million to the holding company with the prior approval of the Insurance Commissioner of California. As a result, we have significantly improved our financial strength and refocused our emphasis on our Workers' Compensation and Reinsurance operations. Absent CalFarm, we are less diversified, however we can obtain diversification by investing in high quality insurance equities, if we
                                   TheZenith

ZENITH PRIMARILY INVESTS IN DEBT SECURITIES
------------------------------------------------------------------------------
AS COMPARED TO EQUITIES AND OUR LARGEST
--------------------------------------------------------------------------
HOLDINGS ARE U.S. GOVERNMENT SECURITIES.
--------------------------------------------------------------------------

choose. Furthermore, we benefit from less insurance exposure at possibly inadequate rates and no exposure to reserve deficiencies, if any.
   With respect to our insurance operations, we recognize we are in the risk business competing against larger companies with significant amounts of capital. We do not write business with a view of distributing the risk to others, rather we are disciplined underwriters and purchase reinsurance in the traditional sense to protect against large losses. Our objective is to make underwriting profits by delivering quality services at fair prices.
Workers' Compensation
       TheZenith is a specialty insurer with primary operations in California, Florida, Texas and 37 other states. Premiums written in 1999 were $268.7 million, about the same as the prior year. Underwriting losses, excluding the RISCORP-Related Adjustment, were $72.5 million in 1999 and $42.6 million in 1998. At year-end, there were 33,000 policies in force.
   During the last several years, our underwriting results have been significantly below our 23-year combined ratio of 104.3% (excluding the RISCORP-Related Adjustment). Specifically, our combined ratio for the last three years has averaged 119.2% (excluding the RISCORP-Related Adjustment). Although better than the industry in the areas where we compete, we are committed to substantially improving our results.
   The primary factors leading to our operating performance are:
   1.  Intense rate and price competition affecting our volume.
   2. Additional expenses and investment to upgrade our computer systems and address the Year 2000 challenge.
                                   TheZenith

IN 1999 WE CONCLUDED THE SALE OF CALFARM INSURANCE
--------------------------------------------------------------------------------
AND REPORTED A GAIN OF $104.3 MILLION AFTER TAX.
-------------------------------------------------------------------------------

   3. Costs incurred in connection with the RISCORP Acquisition, including costs to upgrade the quality of their operations, recruit and train new claims personnel and integrate operations with TheZenith.
   4. Unsatisfactory underwriting results of inforce business outside of Florida acquired as a part of the former RISCORP operations.
   5. Increases in expenses to adjust claims due to inflationary changes in many Workers' Compensation jurisdictions.
   6. Higher average costs per claim, including increases in health care expense.
   7. Creative reinsurance supporting competitors' low-ball pricing strategies. Our prediction last year of the short-term consequences of creative reinsurance has turned out to be correct. Although we are not familiar with the details, it appears all participants will pay a price in dollars or stock price reductions and a decline in underwriting discipline from participation in these transactions. Litigation, arbitration and amounts involved are unprecedented and whether all of the disputes are resolved promptly or not, the important point is premiums are no longer ceded to these plans or any others at perceived losses. In other words, underwriting losses or artificially low selling prices of competitors are not being subsidized by others. As a result, competitors, particularly in California, are raising rates, sometimes significantly, to restore profitability on an accident year net basis. Even though TheZenith did not purchase this type of reinsurance, we also suffered from predatory pricing resulting in our prices being undercut and customers shopping elsewhere. However, we maintained our financial strength and intellectual capability by continuing to operate in a consistent and professional manner, which will serve us well in the long-term. With respect to our own
                                   TheZenith

OUR OBJECTIVE IS TO MAKE UNDERWRITING PROFITS
--------------------------------------------------------------------------------
BY DELIVERING QUALITY SERVICES AT FAIR PRICES.
--------------------------------------------------------------------------------

reinsurance, we have excellent, long-standing relationships with many reinsurers where we purchase coverage to protect against losses in excess of $550,000 up to $100,000,000.
   Despite continued declines in loss claim frequency, average Workers' Compensation claim costs continue to increase. California and U.S. results indicate combined ratios in the 150% and 125% ranges, respectively. As a result, we are modestly raising our rates (8% in California and differing amounts in other states) as we endeavor to maintain a responsible market and to continue charging the proper premium for the risk insured. In addition to rate changes, changes in experience modification factors, credits for excellent loss results and changes in wages, all will impact new and renewal selling prices, account by account. Obviously, accounts with unsatisfactory experience will receive higher than average increases. Many of our competitors will adjust prices and underwriting more significantly than TheZenith in order to restore financial strength. There is evidence these changes have begun (large price increases and refusals to write particular types of businesses in certain geographic areas), and we expect these changes will gain momentum, allowing TheZenith to write more business at the proper prices.
   We are positioned to service new and existing customers responsibly while delivering quality services. With our concentration on California, Florida and Texas, we will participate in three of the states with the greatest projected job growth in the U.S.
   Of interest, we have received more business submissions and written more new policies in January, 2000 than in the prior several years; tangible evidence of
                                   TheZenith

WE ARE MODESTLY RAISING OUR RATES TO MAINTAIN
--------------------------------------------------------------------------------
A RESPONSIBLE MARKET AND TO CONTINUE CHARGING
--------------------------------------------------------------------------------
FAIR AND PROPER PREMIUMS FOR THE RISK INSURED.
--------------------------------------------------------------------------------

changing market conditions. Further indication: we are renewing a large percentage of our maturing policies at average increases of 18% in California. Recently, one of the largest Workers' Compensation insurers in California was taken over by the California Insurance Commissioner. Improvement to TheZenith's combined ratio will be a result of more total business, modest rate adjustments already implemented, and continued control of expenses.
   Quality services that reduce loss ratios and ultimately the long-term cost of insurance for our policyholders are our hallmark. Value-added services consist of expert Claims, Medical and Disability Management; Special Investigation Unit and Legal Services; and Premium Audit for the proper classifications of payrolls. All of which function on a partnership basis with the employer. For example, returning an injured employee to transitional duty during recovery, which improves morale and productivity while containing costs. Protection of Zenith's capital is another dimension of the partnership.
   With respect to the RISCORP Acquisition, we have made progress in improving management, underwriting and quality of service to customers and reducing expenses. The Southeast operations continue with favorable loss ratios and there are indications of additional business development opportunity, despite aggressive competition in the region.
   Politically, there were not many significant changes affecting our operations. In California, a major benefit increase bill was vetoed by the Governor and it is likely any changes to be enacted will be modest and fair to all parties concerned. Although this outcome was contrary to the conventional political wisdom of a year ago, we believe the result will aid in growing the California economy. Certain
                                   TheZenith

MANY OF OUR COMPETITORS WILL ADJUST PRICES AND
--------------------------------------------------------------------------------
UNDERWRITING MORE SIGNIFICANTLY THAN THEZENITH
--------------------------------------------------------------------------------
IN ORDER TO RESTORE FINANCIAL STRENGTH.
-------------------------------------------------------------------------

desirable system reforms were contained in the bill, such as management for the Workers' Compensation Appeals Board and modification of the treating physician presumption; these reforms are essential to speeding up benefit payments and improving equity for all concerned. Additional reforms may be desired by employers or insurers, but they may not be obtainable without massive benefit increases which are politically unacceptable.
   In California, litigation for third party bad faith was restored, excluding Workers' Compensation. Interestingly, a major initiative referendum will be voted on March 7, 2000 to determine whether this legislation becomes effective. The initiative is a well-funded campaign primarily between lawyers and auto insurers. Depending on the outcome, the politics of future insurance issues may be affected, including Workers' Compensation matters.
RISCORP-Related Adjustment
       As we announced during the year, after receiving the report from the Neutral Auditor and Neutral Actuary who determined the RISCORP purchase price, we reviewed this result with three independent actuaries. The result of this review indicated a pre-tax charge of $50.0 million was necessary and appropriate to properly record the liabilities for losses and loss adjustment expenses acquired from RISCORP. We, of course, are disappointed that the Neutral Auditor and Neutral Actuary opinion proved materially wrong in such a short period of time, but we are hopeful the current estimates prove realistic in the years ahead. In this connection, a $34.0 million benefit of the reinsurance purchased has been recorded including a deferred benefit of $23.0 million before tax that will be recognized over the next approximately four years.
                                   TheZenith

CALIFORNIA, FLORIDA AND TEXAS ARE THREE STATES WITH
--------------------------------------------------------------------------------
THE GREATEST PROJECTED JOB GROWTH IN THE U.S. AND
--------------------------------------------------------------------------------
WHERE ZENITH INSURANCE HAS SIZEABLE OPERATIONS.
--------------------------------------------------------------------------------

Accident Year Loss Ratios
       The following is a four-year comparison of our current estimates of our Workers' Compensation accident year loss ratios, excluding the RISCORP-Related
Adjustment:

-----------------------------------------------------------------------------------------------
                                                             1996      1997      1998      1999
-----------------------------------------------------------------------------------------------
California                                                   61.4%     63.0%     65.0%     68.9%
Southeast states (Florida and others)                                  53.0      63.4      63.5
Texas and states other than Southeast                        46.6      48.9      60.7      71.8
-----------------------------------------------------------------------------------------------

Accident year loss ratios                                    57.1      57.3      63.6      67.0
-----------------------------------------------------------------------------------------------

   As is apparent from the table, our loss ratios have been increasing, but they are still excellent results, considering market conditions.
Reinsurance
       For the past 14 years, Zenith Insurance has been selectively underwriting assumed treaty and facultative reinsurance. Reinsurance represents 10.0% of our property-casualty volume, while reinsurance reserves represent 14.6% of our total property-casualty reserves.
   During 1999, the net written premium of this operation was $35.9 million compared to $29.9 million in 1998. Earned premium was $36.4 million compared to $29.2 million in 1998. Underwriting losses of $7.3 million were recorded in 1999, resulting in a combined ratio of 120.1% compared to underwriting profits of $10.3 million and a combined ratio of 64.8% the prior year. Since the inception of this operation in 1985, the combined ratio has averaged 94.3%. During 1998
                                   TheZenith

WITH RESPECT TO THE RISCORP ACQUISITION, WE HAVE
--------------------------------------------------------------------------------
MADE PROGRESS IN IMPROVING MANAGEMENT, UNDERWRITING,
--------------------------------------------------------------------------------
QUALITY CUSTOMER SERVICES AND EXPENSE REDUCTION.
--------------------------------------------------------------------------------

and 1999, the majority of written premium was derived from world-wide property catastrophe business.
   Accounting for the property catastrophe reinsurance business has a different result from our other property-casualty business. At the end of each reporting period, income is recognized without reserves being established if no major catastrophe has occurred. In our other businesses, reserves are mandated based upon actual events as well as expected loss patterns. As a result, there may be large fluctuations (positive or negative) in underwriting results for the property catastrophe reinsurance business in the short-term since only actual events are considered. The major event in 1998 was Hurricane Georges where we have estimated our pre-tax loss to date at $10.2 million, of which $5.7 million was incurred in 1999. In 1999, the largest storm impacts were Oklahoma tornadoes, Typhoon Bart in Japan, and French windstorm losses on December 26, 27 and 28, 1999. We expect gradual premium increases and more favorable terms to result from these losses, particularly in the retrocession market where we are active.
Information Technology
       So far we have not experienced major difficulty from Y2K. We spent a lot of time and money on planning, testing and remediating our systems in order to achieve this objective at an estimated a total cost of $11.1 million, of which $5.9 million was expended in 1999. Contrary to certain published reports relating to industry in general we had no reasonable alternative to undertaking this effort.
   TheZenith's information technology challenges relate to two areas: expanding our internet, extranet and intranet capabilities; and further integration of our
                                   TheZenith

IN JANUARY 2000 ZENITH INSURANCE HAS RECEIVED
--------------------------------------------------------------------------------
MORE BUSINESS SUBMISSIONS AND WRITTEN MORE
--------------------------------------------------------------------------------
NEW POLICIES THAN IN THE PRIOR SEVERAL YEARS.
--------------------------------------------------------------------------------

business platforms on a national basis. Since we are in the planning stages for these initiatives, we are unable to estimate the cost or time requirements. However, we will proceed intelligently and incrementally to make sure we are competitive and are able to improve our productivity. Internet distribution of Workers' Compensation policies may assist sales, however we are not convinced profitability is a reasonable prospect. Therefore, we will experiment judiciously.
Directors and Officers
       Our board of directors was reduced by the resignation of three members, Messrs. Saul Steinberg, Robert Steinberg and George Bello, upon consummation of the sale of Reliance Insurance Company's investment in Zenith. We wish to thank these individuals for about 20 years of service during which they made many contributions to the growth and profitability of our business.
   Two long-time officers, Jim Ross and Fredricka Taubitz, have retired. They both contributed significantly to our long-term results, but we are fortunate that additional talent within the corporation is available to carry on their activities.
Conclusion
       We have emphasized to our employees and shareholders that our company is run for the long-term. Our shareholders' return from the business has compounded at 17.7% for the past 23 years. Although our recent operating earnings have been poor due to market conditions and the RISCORP Acquisition, we are optimistic about our long-term prospects for the following reasons:
 Zenith's financial position is the strongest in our history; excess capital continues to be returned to shareholders through dividends and stock repurchases.
                                   TheZenith

WE CONTINUE TO RENEW A LARGE PERCENTAGE OF OUR
--------------------------------------------------------------------------------
MATURING POLICIES.
---------------------------------

 Excellent management consists of long-term insurance professionals, focused on pricing and underwriting discipline, claims fundamentals, quality customer service, and most importantly, reaching our goal of a 100% combined ratio. Continuing education and the pursuit of excellence support our reputation as the Workers' Compensation specialist of choice.
 Customers number 33,000, many of whom are long-term; all benefiting from the value we add through our specialist services.
 Geographic diversification has been achieved; California premiums earned now represent 38.7% of our total Workers' Compensation operations, compared to 53.6% two years ago.
 Market conditions, including unbelievable predatory pricing, are gradually beginning to change which will permit premium growth at our prices in many regions of the U.S.
 Information technology is enhancing the quality and accessibility of our data, assisting the claims process, and delivering cost efficiencies.
 Zenith's investment portfolio consists largely of high-quality bonds, buffering us from the speculative frenzy in the U.S. equity markets. We can invest additional funds in equities if and when valuations become more attractive.
 Acquisition opportunities are being evaluated regularly, however we are mindful many seemingly desirable candidates are suspect due to substantial unrecorded liabilities on their balance sheets.
                                   TheZenith

QUALITY SERVICES THAT REDUCE LOSS RATIOS AND
--------------------------------------------------------------------------------
ULTIMATELY THE LONG-TERM COST OF INSURANCE FOR
--------------------------------------------------------------------------------
THEZENITH'S POLICYHOLDERS ARE OUR HALLMARK.
--------------------------------------------------------------------------------

 Internet sales and service potentials, and private label relationships may well open new markets for TheZenith.
 Confidence in our future was demonstrated by a Canadian domiciled insurance group who purchased 38.4% of our then outstanding common stock at $28 per share, above market at that time and today.
 Long-term shareholders will continue to benefit as we repurchase our common stock at below book value and improve our operating results.
We appreciate the assistance and confidence of our stockholders, directors and reinsurers as we pursue change necessary to restore operating profitability and enhance shareholder value.

/s/ Stanley R. Zax

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, March, 2000
                                   TheZenith

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
--------------------------------------------------------------------------------
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

Forward-Looking Information
   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as EXPECT, ANTICIPATE, BELIEVE, or similar words that are used in Management's Discussion and Analysis of Financial Condition and Results of Operations, in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith National Insurance Corp. and subsidiaries (collectively, "Zenith") are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition;
(2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophic events; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; and (7) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

Overview
   Zenith's principal source of consolidated earnings is the income, including investment income, from the operations of its property-casualty insurance businesses and its investment portfolio. Property-casualty operations
("P&C Operations") comprise Workers' Compensation, Other Property-Casualty (through March 31, 1999) and Reinsurance. Effective March 31, 1999, Zenith sold CalFarm Insurance Company ("CalFarm"), formerly a wholly-owned subsidiary of Zenith Insurance Company ("Zenith Insurance"), a wholly-owned subsidiary of Zenith National Insurance Corp. ("Zenith National"), which operated Zenith's Other Property-Casualty Operations, principally in California. Results of the P&C Operations for the three years ended December 31, 1999 are set forth in the table on page 26. In 1998, Zenith expanded its Workers' Compensation business in Florida through the acquisition of substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP") related to RISCORP's workers' compensation business (the "RISCORP Acquisition") (see page 29). During 1999, 38.7% and 33.2%, respectively, of the Workers' Compensation premiums earned were in California and Florida. The balance of the Workers Compensation premiums earned was in 38 states, with the greatest concentration in Texas. Reinsurance business assumed by Zenith provides principally property insurance coverage for world-wide exposures with a particular emphasis on catastrophe losses and large property risks. Zenith's Real Estate Operations develop land and primarily construct private residences for sale in Las Vegas, Nevada. Zenith National owns directly or indirectly all of the capital stock of its subsidiaries.

                                   TheZenith

   Results of operations of Zenith's Workers' Compensation Operations are being adversely impacted by severe competition and inadequate pricing. Industry results in California are at historic unprofitable levels and national results are poor and deteriorating. Except in its Southeast Operations, which principally consists of the former operations of RISCORP, Zenith's Workers' Compensation premium revenues declined in each of the three years ended
December 31, 1999 as the company endeavored to maintain rate adequacy. However, as a result of the sale of CalFarm, the capitalization of the P&C Operations improved significantly and an extraordinary dividend of $100.0 million to Zenith National added considerably to the invested assets of Zenith National. Zenith's investment portfolio is conservative, consisting principally of investment-grade, fixed maturity securities. Early in November of 1999, the Insurance Commissioner of the State of California (the "Insurance Commissioner") adopted an average 18.4% increase in the pure premium advisory rates recommended by the Workers' Compensation Insurance Rating

Bureau of California -- a preliminary indication of possible changes in the California workers' compensation market. Zenith has raised its rates by an appropriate amount, together with other actions, with a goal to improve its profitability. Results of January 2000 renewals and new business applications in California were favorable with Zenith renewing a substantial percentage of its maturing policies at higher rates and writing some new business.
   The comparability of the results of operations for the year ended
December 31, 1999 compared to the corresponding periods in 1998 and 1997 is affected by (a) the RISCORP Acquisition effective April 1, 1998; (b) net charges in the third quarter of 1999 of $50.0 million before tax ($32.5 million after tax, or $1.89 per share) associated with an increase in the net liabilities for unpaid losses and loss adjustment expenses in the Southeast Operations, which principally consists of the operations acquired from RISCORP (the "RISCORP-Related Adjustment"); and (c) the sale of CalFarm to Nationwide Mutual Insurance Company effective
March 31, 1999.

The comparative results of the P&C Operations after tax are set forth in the following table:

----------------------------------------------------------------------------------------------
(Dollars in thousands)                                        1999         1998         1997
----------------------------------------------------------------------------------------------
Net investment income                                        $35,632      $35,907      $34,655
Realized gains on investments                                  4,993        7,541        8,431
----------------------------------------------------------------------------------------------
Subtotal                                                      40,625       43,448       43,086
Property-casualty underwriting results:
  Loss excluding catastrophes and RISCORP-Related Adjustment (40,404)     (11,230)     (10,217)
  Catastrophe losses                                         (12,285)      (7,475)        (975)
  RISCORP-Related Adjustment                                 (32,500)
----------------------------------------------------------------------------------------------
Property-casualty underwriting loss                          (85,189)     (18,705)     (11,192)
Income from Real Estate Operations                             2,372          868        1,079
Interest expense                                              (5,342)      (3,824)      (2,587)
Parent expenses                                               (2,701)      (2,687)      (2,286)
----------------------------------------------------------------------------------------------
Net (loss) income before gain on sale of CalFarm             (50,235)      19,100       28,100
Gain on sale of CalFarm                                      104,335
----------------------------------------------------------------------------------------------
Net income                                                   $54,100      $19,100      $28,100
----------------------------------------------------------------------------------------------

                                   TheZenith

Premiums earned and underwriting results of the P&C Operations for the three years ended December 31, 1999 were as follows:

--------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     1999*      1999**       1998       1997
--------------------------------------------------------------------------------------------------
Premiums earned:
  Workers' Compensation                                 $272,254   $ 278,854   $278,660   $242,064
  Other Property-Casualty                                 54,108      54,108    222,045    214,406
  Reinsurance                                             36,441      36,441     29,150     32,251
--------------------------------------------------------------------------------------------------
Total                                                   $362,803   $ 369,403   $529,855   $488,721
--------------------------------------------------------------------------------------------------
Underwriting (loss) income before tax:
  Workers' Compensation                                 $(72,543)  $(122,543)  $(42,638)  $(37,157)
  Other Property-Casualty                                    (22)        (22)     4,410      6,509
  Reinsurance                                             (7,324)     (7,324)    10,268     14,189
--------------------------------------------------------------------------------------------------
Total                                                   $(79,889)  $(129,889)  $(27,960)  $(16,459)
--------------------------------------------------------------------------------------------------

*Excluding RISCORP-Related Adjustment
**Including RISCORP-Related Adjustment

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

The combined ratios for the three years ended December 31, 1999 were as follows:
---------------------------------------------------------------------------------------------------
                                                               1999*      1999**     1998     1997
---------------------------------------------------------------------------------------------------
Combined loss and expense ratios:
  Workers' Compensation:
    Loss and loss adjustment expenses                           89.2%     102.5%     79.3%    81.6%
    Underwriting expenses                                       37.4       41.4      36.0     33.7
---------------------------------------------------------------------------------------------------
  Combined ratio                                               126.6%     143.9%    115.3%   115.3%
---------------------------------------------------------------------------------------------------
  Other Property-Casualty:
    Loss and loss adjustment expenses                           66.5%      66.5%     67.0%    65.2%
    Underwriting expenses                                       33.5       33.5      31.0     31.7
---------------------------------------------------------------------------------------------------
  Combined ratio                                               100.0%     100.0%     98.0%    96.9%
---------------------------------------------------------------------------------------------------
  Reinsurance:
    Loss and loss adjustment expenses                          105.0%     105.0%     45.3%    33.7%
    Underwriting expenses                                       15.1       15.1      19.5     22.3
---------------------------------------------------------------------------------------------------
  Combined ratio                                               120.1%     120.1%     64.8%    56.0%
---------------------------------------------------------------------------------------------------
Total combined ratio                                           122.0%     135.2%    105.3%   103.4%
---------------------------------------------------------------------------------------------------

*Excluding RISCORP-Related Adjustment
**Including RISCORP-Related Adjustment

                                   TheZenith

   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. These catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Zenith manages its exposure to the risk of catastrophe losses through a combination of the purchase of reinsurance and the application of underwriting and actuarial techniques to control the amount and number of risks that are underwritten with an exposure to possible catastrophes.
   The profitability of the P&C Operations is principally dependent upon the adequacy of rates charged to the insured for insurance protection; the frequency and severity of claims and catastrophes; the ability to accurately estimate and accrue reported and unreported losses in the correct period; the level of dividends paid to policyholders; the ability to manage claim costs and keep operating expenses in line with premium volume; and the ability to service claims, maintain policies and acquire business efficiently. Some of the factors that continue to impact the business and economic environment in which Zenith operates include: an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in geographic areas where Zenith operates; the frequency and severity of claims and catastrophes; the expansion of the Workers' Compensation Operations outside of California; the resolution by others in the industry of creative reinsurance arrangements; a highly competitive insurance industry; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Although management is currently unable to predict the effect of any of the foregoing, these factors, related trends and uncertainties could have a material effect on Zenith's future operations and financial condition.
   The amount by which losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development". Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for loss and loss adjustment expense for the three segments of the P&C Operations:

----------------------------------------------------------------------------
                                        Other
(Dollars in            Workers'       Property-
thousands)             Compensation   Casualty       Reinsurance     Total
----------------------------------------------------------------------------
One-year loss
development in:
  1999                   $38,767        $(1,279)       $ 7,336      $ 44,824
  1998                       (75)        (3,754)        (7,538)      (11,367)
  1997                    11,837         (5,316)        (6,870)         (349)
----------------------------------------------------------------------------
Favorable development is shown in brackets.

   The unfavorable development in 1997 for the Workers' Compensation Operations is due to loss and loss adjustment expense reserve strengthening for the 1995 and 1996 accident years. The reserve strengthening in 1999 is attributable to the RISCORP-Related Adjustment. Adverse development in 1999 in the Reinsurance Operations is attributable to increases during 1999 of estimates for catastrophes that occurred in 1998, principally estimates of the loss attributable to hurricane "Georges."
   The process of evaluating an insurance company's exposure to the cost of environmental and asbestos damage is subject to significant uncertainties. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure and unresolved legal issues regarding policy coverage. The legal issues concerning the interpretations of various insurance policy provisions and whether environmental and asbestos losses are, or were ever intended to be, covered are complex. Courts have reached different and sometimes inconsistent conclusions regarding such issues as: when the loss occurred

                                   TheZenith
and which policies provide coverage, how policy limits are applied and determined, how policy exclusions are applied and interpreted, whether clean-up costs are covered as insured property damage and whether site assessment costs are either indemnity payments or adjusting costs.
   Zenith has exposure to asbestos losses in its Workers' Compensation Operations for medical, indemnity and loss adjustment expenses associated with covered workers' long-term exposure to asbestos or asbestos-containing materials. Most of these claims date back to the 1970's and early 1980's and Zenith's exposure is generally limited to a pro rata share of the loss for the period of time coverage was provided. Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its Reinsurance operation and through CalFarm (through March 31, 1999), which wrote liability coverage under farmowners' and small commercial policies, however such losses are substantially excluded from all such coverage. Any such liabilities associated with CalFarm were retained by CalFarm when it was sold in 1999 and Zenith retains no exposure to any such liabilities. The business reinsured by Zenith contains exclusion clauses for environmental and asbestos losses, and in 1988 an absolute pollution exclusion was incorporated into CalFarm's policy forms. All claims for damages resulting from environmental or asbestos losses are identified and handled by Zenith's most experienced claims/legal professionals. Environmental and asbestos losses have not been material and Zenith believes that its reserves for environmental and asbestos losses are appropriately established based on currently available facts, technology, laws and regulations. However, due to the long-term nature of these claims, the inconsistencies of court decisions on coverage, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate exposure from these claims may vary from the amounts currently reserved.
   Inflation rates impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of the P&C Operations' continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health insurance area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

Sale of CalFarm Insurance Company
   Effective March 31, 1999, Zenith Insurance completed the sale of all of the issued and outstanding capital stock of CalFarm for $273.0 million in cash to Nationwide Mutual Insurance Company. The gain on the sale after tax was $104.3 million. After accounting for applicable taxes, expenses, and intercompany transactions, the net proceeds from the sale that were available to Zenith Insurance for investment were $211.0 million, compared to cash and investments of $226.4 million that were excluded from Zenith's Consolidated Balance Sheet upon the sale of CalFarm.

                                   TheZenith

Acquisition of Zenith National's Common Stock by Fairfax Financial Holdings Limited
   Pursuant to a Stock Purchase Agreement, dated June 25, 1999 (the "Stock Purchase Agreement"), between Fairfax Financial Holdings Limited, a Canada corporation ("Fairfax"), and Reliance Insurance Company ("Reliance"), Fairfax agreed to purchase the 6,574,000 shares of common stock of Zenith National owned by Reliance and its affiliates for $28 per share (the "Transaction"). In an amendment to its Statement on Schedule 13D, dated October 25, 1999 and filed with the Securities and Exchange Commission, Reliance Financial Services Corporation reported that the consummation of the Transaction occurred on October 25, 1999. Effective upon consummation of the Transaction, Saul P. Steinberg, Robert M. Steinberg and George E. Bello resigned from Zenith's Board of Directors.

Resolution of Contingencies Surrounding Fair Values of RISCORP Assets Acquired and Liabilities Assumed and the RISCORP-Related Adjustment
   In October of 1999, Zenith Insurance completed a review of the liabilities for unpaid losses and loss adjustment expenses in its Southeast Operations, which principally consists of the operations acquired from RISCORP. The review was conducted with assistance from independent actuarial consultants. As a result of the review, Zenith Insurance recorded, in the third quarter of 1999, the RISCORP-Related Adjustment, which mainly comprises an increase of $46.0 million before tax ($29.9 million after tax) in the estimated net liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP. The increase results primarily from the adjustments to reserves for the years 1994 through 1997. As a result, certain related receivables, principally contingent commissions receivable under reinsurance contracts assumed from RISCORP, were reduced by $19.0 million. As previously reported, Zenith Insurance purchased reinsurance protection relating to development of the unpaid loss and loss adjustment expense reserves acquired from RISCORP.
   Note 11 to the Consolidated Financial Statements on pages 58-59 describes certain litigation between Zenith Insurance and RISCORP, including a settlement agreement, dated July 7, 1999 (the "Settlement Agreement"), providing for the resolution of certain claims arising out of the RISCORP Acquisition. Under the Settlement Agreement, Zenith Insurance received $6.0 million from the escrow account.
   The adjustments associated with the increase in the liabilities for unpaid loss and loss adjustment expenses acquired from RISCORP, net of the benefit of reinsurance protection and the effect of the Settlement Agreement, in the aggregate, reduced income by $32.5 million after tax, or $1.89 per share. Deferred reinsurance benefits will be recognized over approximately the next four years and net income is expected to increase by $15.0 million.
   The foregoing RISCORP-Related Adjustment, after the benefit of the reinsurance protection for adverse development of the unpaid loss and loss adjustment expense reserves acquired from RISCORP, decreased the statutory surplus of Zenith Insurance by $25.0 million after tax in 1999.

Workers' Compensation
   The following is a discussion of results of the Workers' Compensation Operations as set forth on page 26 excluding the impact of the RISCORP-Related Adjustment.
   Competition in the national workers' compensation insurance industry continues to be intense. In 1998 and 1997, Zenith continued its geographic diversification through the RISCORP Acquisition, thereby reducing Zenith's former concentration in the California workers' compensation insurance market. Zenith continues to adhere to its underwriting philosophy of requiring adequate pricing for the risks that are being underwritten. Although earned premiums have declined through some resulting loss of business, the loss ratio of Zenith's Workers' Compensation Operations,

                                   TheZenith
which were 64.6%, 61.5% and 68.4% in 1999, 1998 and 1997, respectively, indicate that it has maintained its disciplined approach to pricing in spite of the competitive pressures.
   Premiums earned in the Workers' Compensation Operations remained relatively constant in 1999 compared to 1998 and increased in 1998 compared to 1997, principally as a result of the RISCORP Acquisition. Excluding the impact of the RISCORP Acquisition, premiums earned in the Workers' Compensation Operations decreased in the years ended December 31, 1999 and 1998 compared to the corresponding periods in 1998 and 1997, principally as a result of Zenith's endeavors to maintain rate adequacy in the face of intense competition in the national workers' compensation insurance industry.
   Underwriting losses in the Workers' Compensation Operations increased in the years ended December 31, 1999 and 1998 compared to the corresponding periods in 1998 and 1997. The increase in such underwriting losses was attributable, principally, to an increase in the severity of claims and to the claims operating expenses that have not been reduced commensurately with premium revenues. The underwriting results for the year ended December 31, 1998 included $2.0 million of losses before tax related to catastrophic workers' compensation claims. Included in 1999 and 1998 underwriting results were increased expenses from the RISCORP Acquisition. The 1997 underwriting loss in the Workers' Compensation Operations includes $11.8 million of adverse development on prior years loss and loss adjustment expense reserves in the fourth quarter.
   Excluding the impact of the RISCORP Acquisition, Zenith has reduced expenses during 1999 and 1998 throughout its Workers' Compensation Operations, principally through reductions in the number of employees. However, the effects of such reductions have been mitigated by a reduction of premium income for the year ended December 31, 1999 compared to the corresponding periods in 1998 and 1997.
   In Florida, the Special Disability Trust Fund (the "Fund") assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. At December 31, 1999 and 1998, the receivable from the Fund was $37.0 million and $39.1 million, respectively, related to the pre-January 1, 1998 claims, of which $5.6 million was collected in 1999.
   The outlook for the future profitability of the Workers' Compensation Operations is dependent upon the ability to maintain adequate rates and to write business at such rates, manage claims costs and to keep operating expenses in line with premium volume. Zenith is unable to predict when its Workers' Compensation Operations will return to underwriting profitability.

Other Property-Casualty
   Zenith's Other Property-Casualty Operations were operated primarily by CalFarm, which was sold effective March 31, 1999. Other Property-Casualty Operations served individual and commercial customers, primarily in the rural and suburban areas of California. The major lines of business were automobile, farmowners, commercial coverages, homeowners and group health.
   Underwriting results for 1999, 1998 and 1997 were impacted by catastrophe losses; intense competition; increased expenses, primarily due to computer costs for Year 2000 compliance; and the continuing investment to upgrade existing computer systems. Catastrophe losses attributable to California storm damage were

                                   TheZenith

$5.0 million and $1.5 million before tax in 1998 and 1997, respectively. The Other Property-Casualty Operations underwriting results in 1999 and 1998 were also adversely impacted by losses in the Health line of business because of higher health care costs and increased utilization.

Reinsurance
   Zenith's Reinsurance Operations emphasize the asssumption of world-wide reinsurance of property losses from catastrophes and the reinsurance of large property risks.
   Reinsurance premiums earned increased in the year ended December 31, 1999, compared to the corresponding period in 1998, due principally to additional premiums in 1999 for reinstatement of treaties impacted by catastrophes during 1999 and 1998. Premiums earned in the Reinsurance Operations decreased in the year ended December 31, 1998 as compared to the corresponding period in 1997 due to selected non-renewal by Zenith of certain reinsurance treaties and a general softening of such rates in the industry.
   The underwriting results for the years ended December 31, 1999 and 1998 were adversely impacted by $18.9 million and $4.5 million, respectively, of catastrophe losses before tax. Of the 1999 catastrophe losses, $8.0 million before tax was incurred in the fourth quarter of 1999. The principal events impacting 1999 and 1998 were hurricane "Georges" and other Carribean storms, earthquakes in Turkey and Taiwan, and French storms in December of 1999. Underwriting results were favorable during 1997 as a result of the absence of catastrophes.
Real Estate Operations
   Zenith's Real Estate Operations develop land and primarily construct single-family residences for sale in Las Vegas, Nevada.
   Zenith recognized total revenues from its Real Estate Operations of $58.7 million, $37.7 million and $45.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The results of operations for the year ended December 31, 1999 benefited from an increase in home sales compared to the corresponding periods in 1998 and 1997 (number of closings were 366, 275 and 305 for the years ended December 31, 1999, 1998 and 1997, respectively). Construction in progress, including undeveloped land, was $87.9 million and $69.4 million at December 31, 1999 and 1998, respectively. In addition to continuing home construction, the Real Estate Operations may use some land presently owned for commercial and multi-family dwelling construction. Changes in interest rates or other factors could affect future home sales (we have not seen any impact so far), but Zenith believes the land it has acquired is strategically located and will have long-term value.

Investments
   At December 31, 1999 and 1998, Zenith's consolidated investment portfolio emphasized high quality, liquid bonds and short-term investments. Bonds constituted 71% and 73%, and short-term investments constituted 20% and 18% of the carrying value of Zenith's consolidated investment portfolio at December 31, 1999 and 1998, respectively. Bonds with an investment grade rating represented 95% and 96% of the consolidated carrying values of fixed maturities at December 31, 1999 and 1998, respectively. The average maturity of the investment portfolio was 5.7 years and 4.2 years at December 31, 1999 and 1998, respectively.
   Investment income during the three years ended December 31, 1999 was as follows:

---------------------------------------------------
(Dollars in thousands)  1999       1998      1997
---------------------------------------------------
Before tax             $53,662    $53,593   $52,332
After tax               35,632     35,907    34,655
---------------------------------------------------

                                   TheZenith

   The yields on invested assets, which vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment, for the three years ended December 31, 1999 were as follows:

--------------------------------------------------------
                           1999        1998       1997
--------------------------------------------------------
Before tax                   5.5%        5.7%       6.0%
After tax                    3.7         3.8        3.9
--------------------------------------------------------

   The total fair value of fixed maturity investments, including short-term investments, was $834.3 million and $959.1 million at December 31, 1999 and 1998, repectively. The unrealized (loss) gain on held-to-maturity and available-for-sale fixed maturity investments, were as follows:

--------------------------------------------------------
                          Held-to-
                          Maturity   Available-for-Sale
                          --------   -------------------
                          Before      Before     After
(Dollars in thousands)      Tax        Tax        Tax
--------------------------------------------------------
December 31, 1999          $ (340)   $(29,698)  $(19,304)
December 31, 1998           1,569       9,864      6,412
--------------------------------------------------------

   At December 31, 1999 and 1998, 96% of Zenith's consolidated portfolio of fixed maturity investments were classified as available-for-sale with the unrealized appreciation or depreciation recorded as a separate component of stockholders' equity. The change in fair value of fixed maturity investments classified as available-for-sale resulted in a decrease in stockholders' equity of $25.7 million after deferred tax from December 31, 1998 to December 31, 1999 compared to an increase of $1.4 million from 1997 to 1998.
   Zenith's primary investment goals are to maintain safety and liquidity, enhance principal values and achieve increased rates of return consistent with regulatory constraints. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors.

   The change in the carrying value of Zenith's consolidated investment portfolio in 1999 was as follows:

------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------
Carrying value at beginning of year                                       $1,048,681
  Purchases at cost                                                          375,899
  Investments of CalFarm at date of sale                                    (170,050)
  Maturities and redemptions                                                (103,168)
  Proceeds from sales of investments:
    Debt and equity securities available-for-sale              (233,742)
    Other investments                                           (21,922)
                                                              ---------
      Total proceeds from sales of investments                              (255,664)
  Net realized gains:
    Debt and equity securities available-for-sale                 2,651
    Other investments                                             5,031
                                                              ---------
      Total net realized gains                                                 7,682
  Change in unrealized gains and losses, net                                 (45,529)
  Net change in short-term investments                                        41,746
  Net accretion of bonds and preferred stocks and other
  changes                                                                      2,137
------------------------------------------------------------------------------------
Carrying value at end of year                                             $  901,734
------------------------------------------------------------------------------------

   Stockholders' equity will continue to be affected by volatility in the fixed maturity securities market and changes in interest rates through changes in the values of fixed maturity investments which are classified as available-for-sale.

                                   TheZenith

   When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a writedown is necessary. During the fourth quarter and for the year ended December 31, 1999, there were writedowns of $1.0 million and $1.7 million, respectively.

Market Risk of Financial Instruments
   The fair value of the fixed income investment portfolio is exposed to interest rate risk -- the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. In addition, certain mortgage-backed securities are exposed to accelerated prepayment risk in that a decline in interest rates could prompt mortgage holders to refinance existing mortgages at lower rates. However, Zenith has the ability to hold fixed income investments to maturity.
   Zenith relies on the experience and judgment of senior management to monitor and mitigate the effects of market risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or options contracts, but will attempt to mitigate its exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. In addition, Zenith places the majority of its investments in high quality, liquid securities and limits the amount of credit exposure to any one issuer.
   The table below provides information about Zenith's financial instruments as of December 31, 1999 for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair value of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include redeemable preferred stocks, corporate bonds, municipal bonds, government bonds and mortgage-backed securities. For debt obligations, the table presents principal cash flows by expected maturity dates (including interest).

------------------------------------------------------------------------------------------------------------------------
                                                                        Expected Maturity Date
                                               -------------------------------------------------------------------------
(Dollars in thousands)                           2000       2001      2002      2003      2004     Thereafter    Total
------------------------------------------------------------------------------------------------------------------------
Fixed maturity investments:
  Held-to-maturity and available-for-sale
    securities:
      Fixed rate                               $ 60,140   $160,525   $36,881   $49,629   $35,132    $309,325    $651,632
      Weighted average interest rate               6.0%       6.2%      6.8%      9.6%      7.8%        8.5%        7.6%
  Trading securities:
      Fixed rate                                          $  2,929                                              $  2,929
      Weighted average interest rate                          7.0%                                                  7.0%
Short-term investments                         $179,748                                                         $179,748
Debt and interest obligations:
  Payable to banks and other notes payable
  9% senior notes payable                         6,750   $  6,750   $78,375                                      91,875
  8.55% redeemable securities                     6,413      6,413     6,413   $ 6,413   $ 6,413    $228,912     260,977
------------------------------------------------------------------------------------------------------------------------

                                   TheZenith

Liquidity and Capital Resources
   The P&C Operations generally create liquidity because insurance premiums are collected prior to disbursements for claims and benefits. These net cash flows, as set forth on page 45 in the Consolidated Financial Statements, are invested as described in "Investments" on pages 31-33. However, in the years ended December 31, 1999 and 1998, net cash was used in operations of $51.6 million and $47.1 million, respectively, to pay loss and loss adjustment expenses related to previous years, including loss reserves from the RISCORP Acquisition. Also, Zenith had less cash due to reduced premium revenues. Net cash flows from operations will be affected by fluctuations in premium income.
   Net cash flows provided by operating activities were $27.0 million for 1997. Zenith National's principal liquidity requirements in the long-term and the short-term are the funds needed to pay its expenses, service its outstanding debt, pay any cash dividends which may be declared to its stockholders and fund the land acquisitions and development by its Real Estate Operations. Zenith is principally dependent upon its portfolio of marketable securities and the investment yields thereon; dividends from its insurance subsidiaries, whose operations are supported by their own cash flows; and available lines of credit to fund its liquidity requirements.
   On April 1, 1998, in connection with the closing of the RISCORP Acquisition, Zenith Insurance paid $35.0 million to RISCORP and repaid $15.0 million of indebtedness assumed from RISCORP. On March 26, 1999, Zenith Insurance paid the remaining balance of $53.7 million, including interest, due to RISCORP pursuant to the RISCORP Acquisition.
   On April 1, 1999, Zenith Insurance received net proceeds of $213.8 million from Nationwide Mutual Insurance Company in connection with the sale of the capital stock of CalFarm.
   At December 31, 1999, Zenith National had two revolving, unsecured lines of credit in an aggregate amount of $70.0 million, all of which was available at December 31, 1999. A $30.0 million line of credit was not renewed when it expired November 30, 1999. Under these agreements certain restrictive covenants apply including the maintence of a specific level of net worth.
   At December 31, 1999, Zenith National was authorized to repurchase up to 940,000 shares of its common stock pursuant to a share purchase program authorized by its Board of Directors. These purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity. In 1999 and 1998, respectively, Zenith National repurchased 185,000 and
960,000 shares on the open market for a total purchase price of $4.2 million and $24.0 million.
   Zenith's Real Estate Operations maintain certain bank credit facilities to provide financing for development and construction of single-family residences for sale. These loans bear interest at the rates of prime plus 1.0% and prime plus 0.75% and mature between February 2000 and November 2001. Each agreement pertains to a separate residential housing project and the maximum credit available was $27.1 million and $32.3 million at December 31, 1999 and 1998, respectively. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. At December 31, 1999 and 1998, $19.1 million and $12.3 million, respectively, was outstanding with respect to the borrowing.
   In July of 1999, Zenith Insurance paid a dividend of $100.0 million to Zenith National. The dividend was approved by the California

                                   TheZenith

Department of Insurance on June 24, 1999. Zenith National added such funds to, and invested them as part of, its investment portfolio. Zenith has been informed by A.M. Best Company ("Best") that the payment of the dividend may result in a downgrade of Best's rating of the P&C Operations from A+ to A.
   The P&C Operations are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in
Note 13 to the Consolidated Financial Statements on page 61. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. Zenith National received $130.0 million of dividends from Zenith Insurance in 1999, including the extraordinary dividend of $100.0 million. Zenith National received no dividends from Zenith Insurance in 1998 and received dividends from Zenith Insurance amounting to $22.8 million in 1997. The maximum dividend which can be paid to Zenith National without prior approval of the California Department of Insurance in 2000 is $29.8 million.
   Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 1999 and 1998, investments carried at their fair value of $205.5 million and $262.0 million, respectively, were on deposit to comply with such regulations.
   On July 30, 1998, Zenith National issued $75.0 million of 8.55% Capital Securities at a price of $996.24 per security through Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith National. Each Capital Security pays semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.
   The Trust used the proceeds from its offering to purchase $75.0 million of Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures"), which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith National at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National used $65.0 million from the net proceeds to make a capital contribution to Zenith Insurance. The remaining net proceeds were used for general corporate purposes.
   On February 25, 2000, Zenith National paid $18.8 million to repurchase $12.5 million aggregate principal amount of the outstanding 9% Senior Notes due 2002 and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities issued by the Trust. Zenith National used its available cash balances to fund these purchases.

Codification of Statutory Accounting Principles
   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. (Statutory accounting is a comprehensive basis of accounting based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC.) The Codification provides guidance for the areas where statutory accounting has been silent and changes current statutory accounting in some areas. The NAIC is now considering amendments to the Codification that would also be effective upon implementation. The NAIC has established January 1, 2001 as the effective date of the Codification.

                                   TheZenith

   The California Department of Insurance has adopted the Codification. Implementation of the Codification may affect the surplus level and the capitalization requirements of the P&C Operations on a statutory basis. Zenith has not determined the impact of the Codification.

Year 2000
   The Year 2000 Problem refers to the inability of information technology ("IT") systems and non-information technology ("non-IT") systems to accurately process dates during and after 1999. IT systems include computer hardware and software. Non-IT systems include equipment, such as elevators, security systems and HVAC systems that incorporate embedded micro controllers. If not corrected, the processes of IT and non-IT systems that are date sensitive could fail or miscalculate data resulting in disruptions of operations, such as a temporary inability to process transactions, send and receive electronic data with third parties or otherwise engage in normal business activities. There could also be a negative impact on the economic and social infrastructure on which Zenith depends.
   At the end of 1999, Zenith was prepared for the date change from 1999 to 2000. Zenith systematically replaced and modified its internal non-IT and IT systems to function correctly with dates from 1999 forward, thereby rendering them "Year 2000 Compliant." Zenith also had in place contingency plans to substantially reduce material business disruptions from failures of Zenith's internal systems, a failure of one or more critical third parties upon which Zenith relies in its business operations ("Key External Dependencies") and/or the contamination of Zenith's IT systems due to receipt of corrupted data.
   Zenith did not suffer any disruption of its business due to any impact of the date change from 1999 to 2000 on its internal non-IT systems, its internal IT systems or its Key External Dependencies. However, at the end of 1999, Zenith was cautious about the state of readiness of its Key External Dependencies and also recognized that despite its Year 2000-related efforts negative impact on its operations from Year 2000-related failures was possible. Accordingly, as a precaution, Zenith did implement elements of its contingency plans prior to the end of 1999. Those elements are no longer in effect.
   Although the date change from 1999 to 2000 occurred without disruption to Zenith's business, Zenith remains alert both as to potential issues in its internal systems and the state of readiness of its Key External Dependencies. All companies were, and to a lesser extent are still, faced with unknown risks arising from Year 2000 issues that may impact them negatively. Zenith believes, at this time, that the most reasonably-likely, worst-case, Year 2000 scenarios could include a failure of a part of Zenith's internal IT systems, the isolated inability of one or more of its critial Key External Dependencies, such as financial institutions, agents/brokers or reinsurers, to respond to Zenith's needs, and/or the contamination of Zenith's IT systems due to receipt of corrupted data. Such a scenario could result in a disruption of Zenith's normal business activities and could have a material adverse effect on its financial condition and results of operations. However, nothing has come to Zenith's attention leading it to conclude that there would be future Year 2000-related failures having a material adverse impact on Zenith. Further, because of the general nature of the Year 2000 Problem and how it may manifest itself, Zenith will continue to monitor its internal systems and its Key External Dependencies for Year 2000-related anomalies.

                                   TheZenith

Monitoring of some situations will extend into 2001, so as to cover twelve months of Year 2000 processes. However, it is expected that substantially all monitoring will decrease over the next few months and end by the second quarter of 2000. Contingency plans remain in place, ready to be implemented.
   The majority of Zenith's Year 2000 compliance efforts were staffed internally, although Zenith engaged technical consultants to assist its internal staff, as well as to assist Zenith in reviewing its progress. All
Year 2000-related costs were funded from internal sources. The costs associated with non-IT systems and contingency planning were not significant. The costs associated with IT systems (namely, core information technology systems; computer network and communications infrastructure; and personal and laptop computers, including applications) were $11.1 million, of which $5.9 million, $2.7 million and $2.5 million were expended in 1999, 1998 and 1997, respectively. This following table shows the portions of the $11.1 million, that were expended for repairing Zenith's IT systems ("IT Repair Costs") and replacing them ("IT Replacement Costs").

----------------------------------------------------------
(Dollars in thousands)                Total IT Expenditure
----------------------------------------------------------
IT Repair Costs                             $ 7,562
IT Replacement Costs:
  Software                                      881
  Hardware                                    2,234
  Related Expenditures                          417
----------------------------------------------------------
    Total                                   $11,094
----------------------------------------------------------

The above table includes $1.8 million incurred for the Other Property-Casualty Operations through March 31, 1999, the date on which such operations were disposed of through the sale of the capital stock of CalFarm.

   IT Repair Costs and IT Replacement Costs include external costs and the cost of dedicated information technology personnel. IT Repair Costs are expensed as they are incurred; IT Replacement Costs are capitalized in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The internal cost of user participation in acceptance testing was not measured and is not included. In addition to the amounts shown in the table, Zenith will be expending funds in the first quarter of 2000 to close out and refine its Year 2000 efforts. This amount is not expected to be material. Zenith had been planning to upgrade its computer network and communications infrastructure, as well as its personal and laptop computers (including applications), for some time; however, because of the Year 2000 problem, certain components of those plans were accelerated and completed by mid-1999. No planned information technology projects were deferred because of Year 2000-related efforts.

Recently Issued Accounting Standards
   On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for Zenith for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that companies record all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Zenith does not invest in derivative instruments, and therefore adoption of SFAS No. 133 is not expected to have any effect on Zenith's results of operations or its financial position.

                                   TheZenith

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
Zenith National Insurance Corp. and Subsidiaries
--------------------------------------------------------------------------------

Year ended December 31,               Note       1999        1998
--------------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
Revenues:                             2, 6
  Premiums earned                             $  369,403  $  529,855
  Investment income                               53,662      53,593
  Realized gains on investments                    7,682      11,602
  Real estate sales                               58,670      37,737
  Service fee income                               2,691       3,992
--------------------------------------------------------------------
Total revenues                                   492,108     636,779
--------------------------------------------------------------------
(Loss) income from continuing
  operations after tax, and before
  RISCORP-Related Adjustment and
  before realized gains              2, 3, 6     (22,728)     11,559
Per common share                        1          (1.33)       0.67
--------------------------------------------------------------------
RISCORP-Related Adjustment after
  tax                                   5        (32,500)
Per common share                                   (1.89)
--------------------------------------------------------------------
Gain on sale of CalFarm after tax       6        104,335
Per common share                                    6.08
--------------------------------------------------------------------
Components of net (loss) income:      2, 6
  Underwriting (loss) income:
    (Loss) income excluding
     catastrophe losses and
     RISCORP-Related Adjustment         5        (40,404)    (11,230)
    Catastrophe losses                           (12,285)     (7,475)
    RISCORP-Related Adjustment          5        (32,500)
  Net investment income                           35,632      35,907
  Realized gains on investments                    4,993       7,541
  Income from real estate
    operations                                     2,372         868
  Parent expenses and interest
    expense                                       (8,043)     (6,511)
  Gain on sale of CalFarm               6        104,335
  (Loss) from discontinued life and
    annuity operations                  3
--------------------------------------------------------------------
Net income                                        54,100      19,100
Per common share                        1           3.15        1.11
--------------------------------------------------------------------
Cash dividends per share to common
  stockholders                                      1.00        1.00
--------------------------------------------------------------------
Weighted average common shares
  outstanding                                     17,172      17,158
--------------------------------------------------------------------
Financial condition:                  2, 6
Total assets                                  $1,573,786  $1,818,726
Investments                                      901,734   1,048,681
Unpaid loss and loss adjustment
  expenses                                       880,929     997,647
Senior notes, bank debt and other
  notes payable                                   94,955      93,851
Redeemable securities                             73,397      73,341
Total stockholders' equity                       354,559     346,952
Stockholders' equity per share                     20.67       20.23
Stockholders' equity per share,
  excluding effect of Statement of
  Financial Accounting Standards
  No. 115                                          21.80       19.86
Return on average equity                           13.9%        5.4%
--------------------------------------------------------------------
Property-casualty insurance
  statistics (GAAP):                  2, 6
Paid loss and loss adjustment
  expense ratio                                    96.0%       82.9%
Combined ratio including
  RISCORP-Related Adjustment:           5
  Loss and loss adjustment expense
    ratio                                          97.5%       72.3%
  Underwriting expense ratio                       37.7%       33.0%
                                              ---------   ---------
  Combined ratio                                  135.2%      105.3%
Combined ratio excluding
  RISCORP-Related Adjustment:           5
  Loss and loss adjustment expense
    ratio                                          87.4%       72.3%
  Underwriting expense ratio                       34.6%       33.0%
                                              ---------   ---------
  Combined ratio                                  122.0%      105.3%
Net premiums earned-to-surplus
  ratio                                              1.1         1.2
Loss and loss adjustment expense
  reserves-to-surplus ratio (net of
  reinsurance)                          4            1.8         1.6
--------------------------------------------------------------------

(1) Amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128 "Earnings per Share" and represent diluted amounts per share and weighted average shares assuming exercise of stock options.
(2) On April 1, 1998, Zenith acquired substantially all assets and certain liabilities from RISCORP, Inc and subsidiaries (collectively, "RISCORP") (See Notes 9 and 11 to the Consolidated Financial Statements on pages 56-57 and 58-59)
(3) In 1995, Zenith sold CalFarm Life.
(4) Includes Associated General Commerce Self-Insurers' Trust Fund net reserves of $65.4 million acquired through merger on December 31, 1996.
                                   TheZenith

--------------------------------------------------------------------------------

                                        1997        1996        1995
-----------------------------------------------------------------------------
(Dollars and shares in thousands,
 except per share data)
Revenues:
  Premiums earned                    $  488,721  $  452,856  $  437,513
  Investment income                      52,332      51,154      46,150
  Realized gains on investments          14,008      10,807       3,621
  Real estate sales                      45,419      41,554      31,736
  Service fee income
-----------------------------------------------------------------------------
Total revenues                          600,480     556,371     519,020
-----------------------------------------------------------------------------
(Loss) income from continuing
 operations after tax, and before
 RISCORP-Related Adjustment and
 before realized gains                   19,669      30,575      17,368
Per common share                           1.10        1.72        0.95
-----------------------------------------------------------------------------
RISCORP-Related Adjustment after
 tax
Per common share
-----------------------------------------------------------------------------
Gain on sale of CalFarm after tax
Per common share
-----------------------------------------------------------------------------
Components of net (loss) income:
  Underwriting (loss) income:
    (Loss) income excluding
     catastrophe losses and
     RISCORP-Related Adjustment         (10,217)        356        (226)
    Catastrophe losses                     (975)                 (8,710)
    RISCORP-Related Adjustment
  Net investment income                  34,655      34,069      30,690
  Realized gains on investments           8,431       7,025       2,354
  Income from real estate
    operations                            1,079       1,251       1,349
  Parent expenses and interest
    expense                              (4,873)     (5,101)     (5,735)
  Gain on sale of CalFarm
  (Loss) from discontinued life and
    annuity operations                                          (13,122)
-----------------------------------------------------------------------------
Net income                               28,100      37,600       6,600
Per common share                           1.57        2.12        0.36
-----------------------------------------------------------------------------
Cash dividends per share to common
 stockholders                              1.00        1.00        1.00
-----------------------------------------------------------------------------
Weighted average common shares
 outstanding                             17,886      17,752      18,334
-----------------------------------------------------------------------------
Financial condition:
Total assets                         $1,252,156  $1,242,724  $1,115,433
Investments                             879,973     852,799     835,214
Unpaid loss and loss adjustment
 expenses                               613,266     620,078     517,552
Senior notes, bank debt and other
 notes payable                           88,216      88,861      83,135
Redeemable securities
Total stockholders' equity              361,866     337,503     330,432
Stockholders' equity per share            20.31       19.17       18.58
Stockholders' equity per share,
 excluding effect of Statement of
 Financial Accounting Standards No.
 115                                      20.03       19.28       18.18
Return on average equity                   8.3%       11.4%        2.0%
-----------------------------------------------------------------------------
Property-casualty insurance
 statistics (GAAP):
Paid loss and loss adjustment
 expense ratio                            66.9%       69.9%       74.3%
Combined ratio including
 RISCORP-Related Adjustment:
  Loss and loss adjustment expense
    ratio                                 71.2%       69.5%       74.4%
  Underwriting expense ratio              32.2%       30.3%       28.7%
                                     ---------   ---------   ---------
  Combined ratio                         103.4%       99.8%      103.1%
Combined ratio excluding
 RISCORP-Related Adjustment:
  Loss and loss adjustment expense
    ratio                                 71.2%       69.5%       74.4%
  Underwriting expense ratio              32.2%       30.3%       28.7%
                                     ---------   ---------   ---------
  Combined ratio                         103.4%       99.8%      103.1%
Net premiums earned-to-surplus
 ratio                                      1.4         1.4         1.4
Loss and loss adjustment expense
 reserves-to-surplus ratio (net of
 reinsurance)                               1.5         1.6         1.5
-----------------------------------------------------------------------------

(5) The RISCORP-Related Adjustment represents net charges of $50.0 million before tax ($32.5 million after tax, or $1.89 per share) associated with an increase in the net liabilities for unpaid losses and loss adjustment expenses in the Southeast Operations, which principally consists of the operations acquired from RISCORP, recorded in the third quarter of 1999. (See Note 11 to the Consolidated Financial Statements on pages 58-59)
(6) Zenith completed the sale of CalFarm Insurance Company to Nationwide Mutual Insurance Company effective March 31, 1999 resulting in a gain of $104.3 million after tax, or $6.08 per share, in the first quarter of 1999. (See Note 10 to the Consolidated Financial Statements on page 57.)
                                   TheZenith

PROPERTY-CASUALTY LOSS DEVELOPMENT
-----------------------------------------------------------------
Zenith National Insurance Corp. and Subsidiaries
       The table that follows shows development of loss and loss adjustment expense liabilities as originally estimated on a generally accepted accounting principles basis at December 31 of each year presented. The accounting policies used to estimate these liabilities are described in Note 1 to the Consolidated Financial Statements on pages 49-50.

Analysis of Loss and Loss Adjustment Expense Liability Development
--------------------------------------------------------------------------------

Year ended December 31,                                            1999            1998
-----------------------------------------------------------------------------------------
(Dollars in thousands)
Liability for unpaid loss and loss adjustment expenses, net       $605,250       $599,357
-----------------------------------------------------------------------------------------
Paid, net (cumulative) as of:
  One year later                                                                  244,402
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-----------------------------------------------------------------------------------------
Liability, net re-estimated as of:
  One year later                                                                  645,460
  Two years later
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
-----------------------------------------------------------------------------------------
Favorable (deficient) development                                                $(46,103)
-----------------------------------------------------------------------------------------
Net Liability -- December 31,                                     $605,250       $599,357
Receivable from reinsurers and state trust funds
  on paid and unpaid losses                                        275,679        276,526
-----------------------------------------------------------------------------------------
Gross liability -- December 31,                                    880,929        875,883
Re-estimated liability, net of reinsurance                                        645,460
Re-estimated receivable from reinsurers and state
  trust funds on paid and unpaid losses                                           307,088
-----------------------------------------------------------------------------------------
Re-estimated liability, gross                                                     952,548
-----------------------------------------------------------------------------------------
Favorable (deficient) development, gross                                         $(76,665)
-----------------------------------------------------------------------------------------

   The analysis above presents the development of Zenith National Insurance Corp. and subsidiaries' balance sheet liabilities for 1989 through 1999. The first line in the table shows the liability for unpaid loss and loss adjustment expense, net of reinsurance, as estimated at the end of each calendar year. The first section shows the actual payments of loss and loss adjustment expenses that relate to each year-end liability as they were paid during subsequent annual periods. The second section shows revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year through 1999, net of reinsurance. This loss reserve development table is cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. The liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1997 includes an estimate of the amount still due on the 1996 and prior liabilities. Information for 1998 includes the results of the acquisition of substantially all assets and certain liabilities from RISCORP, Inc. and subsidiaries (See Notes 9 and 11 to the Consolidated Financial Statements on pages 56-57 and 58-59). The data prior to 1999 has been restated to exclude the results of CalFarm Insurance Company, which was sold effective March 31, 1999 (See Note 10 to the Consolidated financial statements on page 57).
   Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.
                                   TheZenith

--------------------------------------------------------------------------------

      1997       1996       1995       1994       1993       1992       1991       1990       1989
----------------------------------------------------------------------------------------------------
(Dollars
  in
  thousands)
Liability
  for
  unpaid
  loss
  and
  loss
  adjustment
  expenses,
  net $418,529 $419,451   $357,652   $365,296   $385,629   $380,388   $354,789   $330,678   $303,069
----------------------------------------------------------------------------------------------------
Paid,
  net
  (cumulative)
  as of:
One
year
later  137,681  149,195    127,428    116,193    119,158    124,303    124,186    108,230     82,180
Two
years
later  226,165  238,809    208,452    189,086    193,815    206,332    202,060    181,610    138,113
  Three
  years
  later         289,673    250,865    236,623    238,268    257,922    252,011    225,615    177,029
  Four
 years
 later                     278,760    262,775    271,090    288,034    284,734    253,841    200,887
  Five
 years
 later                                280,005    287,806    312,352    304,198    273,078    217,474
Six
years
later                                            298,976    323,555    323,213    286,033    228,997
  Seven
  years
  later                                                     331,914    330,371    299,507    237,366
  Eight
  years
  later                                                                336,626    304,090    246,018
  Nine
 years
 later                                                                            308,691    249,197
Ten
years
later                                                                                        252,419
----------------------------------------------------------------------------------------------------
Liability,
  net
  re-estimated
  as of:
One
year
later  402,551  423,327    358,249    359,658    371,537    381,758    369,480    335,588    299,166
Two
years
later  399,660  414,854    358,264    347,845    359,665    380,057    378,978    342,180    287,823
  Three
  years
  later         410,924    351,831    339,076    356,475    378,383    377,713    347,537    285,188
  Four
 years
 later                     348,226    332,834    348,916    382,382    379,440    347,146    288,579
  Five
 years
 later                                330,097    342,608    376,917    380,672    346,558    288,265
Six
years
later                                            340,001    370,165    377,166    347,087    287,190
  Seven
  years
  later                                                     368,173    370,720    342,728    286,577
  Eight
  years
  later                                                                368,921    336,467    281,047
  Nine
 years
 later                                                                            334,437    275,047
Ten
years
later                                                                                        273,091
----------------------------------------------------------------------------------------------------
Favorable
(deficient)
development $ 18,869 $  8,527 $  9,426 $ 35,199 $ 45,628   $ 12,215   $(14,132)  $ (3,759)  $ 29,978
----------------------------------------------------------------------------------------------------
Net
Liability
  --
 December
  31, $418,529 $419,451   $357,652   $365,296   $385,629   $380,388
Receivable
  from
reinsurers
  and
  state
  trust
  funds
 on
 paid
  and
  unpaid
  losses   74,313   82,869   40,419    37,561     38,543     26,822
-------------------------------------------------------------------
Gross
liability
  --
 December
  31,  492,842  502,320    398,071    402,857    424,172    407,210
Re-estimated
  liability,
  net of
 reinsurance  399,660  410,924  348,226  330,097  340,001   368,173
Re-estimated
  receivable
  from
  reinsurers
  and state
  trust
  funds
  on
  paid
  and
 unpaid
 losses   80,099   88,922   44,189     40,121     48,963     63,018
-------------------------------------------------------------------
Re-estimated
  liability,
  gross  479,759  499,846  392,415    370,218    388,964    431,191
-------------------------------------------------------------------
Favorable
(deficient)
development,
  gross $ 13,083 $  2,474 $  5,656   $ 32,639   $ 35,208   $(23,981)
-------------------------------------------------------------------

                                   TheZenith

CONSOLIDATED BALANCE SHEET
--------------------------------------------------

Zenith National Insurance Corp. and Subsidiaries

-----------------------------------------------------------------------------------------------
December 31,                                                    Note       1999         1998
-----------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets:

Investments
 Fixed maturities:
  At amortized cost (fair value $27,186 in 1999 and $36,712
    in 1998)                                                            $   27,526   $   35,143
  At fair value (cost $657,129 in 1999 and $725,397 in 1998)               627,375      735,284
 Floating rate preferred stocks, at fair value (cost $6,799
 in 1999 and $16,614 in 1998)                                                6,420       17,324
 Convertible and non-redeemable preferred stocks, at fair
 value (cost $4,300 in 1999
   and $7,679 in 1998)                                                       3,405        7,350
 Common stocks, at fair value (cost $25,428 in 1999 and
 $22,402 in 1998)                                                           25,634       26,935
 Short-term investments (at cost, which approximates fair
 value)                                                                    179,748      187,123
 Other investments                                                          31,626       39,522
-----------------------------------------------------------------------------------------------
Total investments                                               1, 2       901,734    1,048,681

Cash                                                                        15,714        1,998
Accrued investment income                                                   11,832       13,646
Premiums receivable, less allowance for doubtful accounts of
  $10,172 in 1999
  and $9,760 in 1998                                                        74,586      133,631
Receivable from reinsurers and state trust funds on paid and
  unpaid losses and prepaid reinsurance premiums                 1         343,671      373,045
Deferred policy acquisition costs                                            7,892       23,941
Properties and equipment, less accumulated depreciation          3          54,981       79,908
Net deferred tax asset                                           7          34,601       22,611
Federal income tax receivable                                    7                        2,740
Intangible assets                                               1, 9        23,207       25,744
Other assets                                                     1         105,568       92,781
-----------------------------------------------------------------------------------------------
Total assets                                                            $1,573,786   $1,818,726
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.
                                   TheZenith

----------------------------------------------------------------------------------------------------
December 31,                                                      Note         1999          1998
----------------------------------------------------------------------------------------------------
(Dollars and shares in thousands)
Liabilities:
Policy liabilities and accruals:
  Unpaid loss and loss adjustment expenses                         16       $  880,929    $  997,647
  Unearned premiums                                                             50,906       157,965
Policyholders' dividends accrued                                                 3,375         4,763
Reserves on loss portfolio transfers                                            17,658         9,689
Payable to banks and other notes payable                           4            20,238        19,255
Senior notes payable, less unamortized issue costs of $283
  in 1999 and $404 in 1998                                       5, 22          74,717        74,596
Federal income tax payable                                         7            23,793
Payable to RISCORP                                                                            52,952
Other liabilities                                                  11           74,214        81,566
----------------------------------------------------------------------------------------------------
Total liabilities                                                            1,145,830     1,398,433
----------------------------------------------------------------------------------------------------

Redeemable securities:
Company-obligated, mandatorily redeemable capital securities of Zenith National Insurance Capital Trust I, holding
  solely 8.55% Subordinated Deferrable Interest Debentures
  due 2028, of Zenith National Insurance Corp., less
  unamortized issue cost and discount of $1,603 in 1999 and
  $1,659 in 1998                                                 6, 22          73,397        73,341
----------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                             11
Stockholders' equity:
Preferred stock, $1 par -- shares authorized 1,000; issued
  and outstanding,
  none in 1999 and 1998
Common stock, $1 par -- shares authorized 50,000; issued
  25,157, outstanding 17,150 in 1999; issued 24,970,
  outstanding 17,148 in 1998                                                    25,157        24,970
Additional paid-in capital                                                     274,897       270,679
Retained earnings                                                              225,229       188,243
Accumulated other comprehensive (loss) income -- net
  unrealized (depreciation) appreciation on investments, net of deferred tax (benefit) expense of $(10,768) in 1999 and
  $5,167 in 1998                                                  1, 2         (19,998)        9,596
----------------------------------------------------------------------------------------------------
                                                                               505,285       493,488
Less treasury stock at cost (8,007 shares in 1999 and 7,822
  shares in 1998)                                                  12         (150,726)     (146,536)
----------------------------------------------------------------------------------------------------
Total stockholders' equity                                                     354,559       346,952
----------------------------------------------------------------------------------------------------
Total liabilities, redeemable securities and stockholders'
  equity                                                                    $1,573,786    $1,818,726
----------------------------------------------------------------------------------------------------

                                   TheZenith

CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------

Zenith National Insurance Corp. and Subsidiaries

------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                           Note        1999           1998           1997
------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned                                                    8        $369,403       $529,855       $488,721
Net investment income                                              2          53,662         53,593         52,332
Realized gains on investments                                      2           7,682         11,602         14,008
Real estate sales                                                             58,670         37,737         45,419
Service fee income                                                             2,691          3,992
------------------------------------------------------------------------------------------------------------------
Total revenues                                                               492,108        636,779        600,480
------------------------------------------------------------------------------------------------------------------
Expenses:
Loss and loss adjustment expenses incurred                       8, 16       360,172        382,890        348,165
Policy acquisition costs                                                      65,266         96,937         92,213
Other underwriting and operating expenses                                     80,090         85,299         68,003
Policyholders' dividends and participation                                       610            516            355
Real estate construction and operating costs                                  55,020         36,374         44,286
Interest expense                                                4, 5, 6        8,218          5,928          3,980
------------------------------------------------------------------------------------------------------------------
Total expenses                                                               569,376        607,944        557,002
------------------------------------------------------------------------------------------------------------------
Gain on sale of CalFarm Insurance Company                          10        160,335
------------------------------------------------------------------------------------------------------------------
Income before federal income tax expense                                      83,067         28,835         43,478
Federal income tax expense, including expense of $56,000
  related to the sale of CalFarm Insurance Company in 1999       7, 10        28,967          9,735         15,378
------------------------------------------------------------------------------------------------------------------
Net income                                                                  $ 54,100       $ 19,100       $ 28,100
------------------------------------------------------------------------------------------------------------------
Net income per common share -- basic                               17       $   3.15       $   1.12       $   1.59
------------------------------------------------------------------------------------------------------------------
Net income per common share -- diluted                             17       $   3.15       $   1.11       $   1.57
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.
                                   TheZenith

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
          ----------------------------------------------------------------------
Zenith National Insurance Corp. and Subsidiaries

-------------------------------------------------------------------------------------------------------------
Year ended December 31,                                         Note       1999          1998          1997
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Cash flows from operating activities:
    Premiums and service fee income collected                            $394,564      $580,945      $521,588
    Investment income received                                             51,170        54,970        52,242
    Proceeds from sales of real estate                                     58,670        37,737        45,964
    Loss and loss adjustment expenses paid                               (321,510)     (434,610)     (342,461)
    Underwriting and other operating expenses paid                       (132,505)     (182,235)     (161,722)
    Real estate construction costs paid                                   (66,462)      (47,423)      (47,565)
    Reinsurance premiums paid                                             (24,126)      (41,429)      (27,336)
    Interest paid                                                         (13,467)      (10,513)       (6,910)
    Income taxes recovered (paid)                                           2,084        (4,580)       (8,242)
    Net proceeds from sales of trading portfolio investments                                            1,416
-------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                       (51,582)      (47,138)       26,974
-------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of investments:
      Debt and equity securities available-for-sale                      (366,567)     (390,373)      (82,734)
      Other investments                                                    (9,332)      (12,894)       (8,510)
    Proceeds from maturities and exchanges of investments:
      Fixed maturities held-to-maturity                                     7,500        11,583         6,258
      Debt and equity securities available-for-sale                        95,668        96,362        48,338
      Other investments                                                                                15,483
    Proceeds from sales of investments:
      Debt and equity securities available-for-sale                       233,742       302,648       104,809
      Other investments                                                    21,922        13,145        15,211
    Net change in short-term investments                                  (41,746)       14,916      (103,115)
    Capital expenditures and other, net                                   (15,189)      (11,356)       (5,304)
    Cash payment to RISCORP                                          9    (54,308)      (35,000)
    RISCORP acquisition costs                                        9                  (11,035)       (2,804)
    Cash acquired in RISCORP Acquisition                             9                   29,309
    Net proceeds from sale of CalFarm Insurance Company             10    211,068
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                        82,758         7,305       (12,368)
-------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Repayment of note assumed from RISCORP                                              (15,000)
    Net cash received from the sale of Zenith National
     Insurance Capital Trust I
      8.55% Capital Securities                                       6                   73,320
    Cash advanced from bank line of credit                           4      7,400         7,000
    Cash repaid on bank line of credit                               4    (12,400)       (2,000)
    Cash advanced from bank loans and other notes payable                  56,970        35,431        39,729
    Cash repaid on bank loans and other notes payable                     (52,397)      (34,918)      (40,719)
    Cash dividends paid to common stockholders                            (17,165)      (17,010)      (17,695)
    Proceeds from exercise of stock options                                 4,322         6,527         4,940
    Purchase of treasury shares                                            (4,190)      (24,023)         (482)
-------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                       (17,460)       29,327       (14,227)
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                            13,716       (10,506)          379
Cash at beginning of year                                                   1,998        12,504        12,125
-------------------------------------------------------------------------------------------------------------
Cash at end of year                                                      $ 15,714      $  1,998      $ 12,504
-------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from
    operating activities:
Net income                                                               $ 54,100      $ 19,100      $ 28,100
Adjustments to reconcile net income to net cash flows (used
    in) provided by operating activities:
    Depreciation and amortization                                           8,369         9,096         5,716
    Realized gain on sale of CalFarm Insurance Company                   (160,335)
    Realized gains on investments                                          (7,682)      (11,602)      (14,008)
    Net cash from trading portfolio                                                                     1,416
    Amortization of deferred credit on reinsurance                   9    (11,000)
    Decrease (increase) in:
        Premiums receivable                                                22,528        25,757         7,732
        Receivable from reinsurers and state trust funds and
        prepaid reinsurance premiums                                       44,507        30,549        13,457
        Real estate construction in progress and land held
       for development                                                    (20,041)      (16,266)       (8,038)
    Increase (decrease) in:
        Unpaid loss and loss adjustment expenses                            8,823       (97,601)       (6,812)
        Unearned premiums                                                 (16,095)      (13,681)        1,260
        Policyholders' dividends accrued                                   (1,388)         (597)       (2,310)
        Federal income tax                                                 31,062         5,019         6,385
        Other                                                              (4,430)        3,088        (5,924)
-------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                      $(51,582)     $(47,138)     $ 26,974
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.
                                   TheZenith

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Zenith National Insurance Corp. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                 Common
                                                                                 shares           Preferred
Three years ended December 31, 1999                               Note         outstanding       stock $1 par
-------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
Balance at December 31, 1996                                                     17,604
  Net income for 1997
  Other comprehensive income -- net unrealized appreciation
    on investments, net of deferred tax expense of $4,741          2
Comprehensive income
Exercise of stock options                                          12               234
Tax benefit on options exercised in 1997
Purchase of treasury shares at cost                                                 (19)
Cash dividends declared to common stockholders ($1.00 per
  share,
  paid quarterly)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                     17,819
  Net income for 1998
  Other comprehensive income -- net unrealized appreciation
    on investments, net of deferred tax expense of $142            2
Comprehensive income
Exercise of stock options                                          12               289
Tax benefit on options exercised in 1998
Purchase of treasury shares at cost                                                (960)
Cash dividends declared to common stockholders ($1.00 per
  share,
  paid quarterly)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                                     17,148
  Net income for 1999
  Other comprehensive (loss) income -- net unrealized
    depreciation on investments, net of deferred tax benefit
    of $15,935                                                     2
Comprehensive income
Exercise of stock options                                          12               187
Tax benefit on options exercised in 1999
Purchase of treasury shares at cost                                                (185)
Cash dividends declared to common stockholders ($1.00 per
  share,
  paid quarterly)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                     17,150
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.
                                   TheZenith

--------------------------------------------------------------------------------

                                                      Accumulated other
       Common                                   comprehensive (loss) income -
      stock $1       Additional      Retained   net unrealized (depreciation)   Treasury
         par       paid-in capital   earnings    appreciation on investments      stock      Total
----------------------------------------------------------------------------------------------------
(Dollars
  and
  shares
  in
  thousands,
  except per
  share
  data)
Balance
  at
  December 31,
  1996  $ 24,447      $258,875       $175,684              $    528             $(122,031)  $337,503
Net
income
   for
  1997                                28,100                                                  28,100
  Other
  comprehensive
    income --
    net
    unrealized
   appreciation
 on
 investments,
    net of
    deferred
    tax
    expense
    of $4,741                                                 8,804                            8,804

                                                                                            -------
Comprehensive
  income                                                                                      36,904
Exercise
  of
  stock
 options       234       4,706                                                                 4,940
Tax
benefit
  on
options
exercised
  in 1997                  517                                                                   517
Purchase
  of
treasury
  shares
  at
  cost                                                                               (482)      (482)
Cash
dividends
 declared
  to
  common
  stockholders
  ($1.00 per
  share,
  paid
  quarterly)                         (17,516)                                                (17,516)
----------------------------------------------------------------------------------------------------
Balance
  at
  December 31,
  1997    24,681       264,098       186,268                  9,332              (122,513)   361,866
Net
income
   for
  1998                                19,100                                                  19,100
  Other
  comprehensive
    income --
    net
    unrealized
   appreciation
 on
 investments,
    net of
    deferred
    tax
    expense
    of $142                                                     264                              264

                                                                                            -------
Comprehensive
  income                                                                                      19,364
Exercise
  of
  stock
 options       289       6,238                                                                 6,527
Tax
benefit
  on
options
exercised
  in 1998                  343                                                                   343
Purchase
  of
treasury
  shares
  at
  cost                                                                            (24,023)   (24,023)
Cash
dividends
 declared
  to
  common
  stockholders
  ($1.00 per
  share,
  paid
  quarterly)                         (17,125)                                                (17,125)
----------------------------------------------------------------------------------------------------
Balance
  at
  December
  31, 1998    24,970     270,679     188,243                  9,596              (146,536)   346,952
  Net
income
  for
  1999                                54,100                                                  54,100
  Other
  comprehensive
    (loss)
    income --
    net
    unrealized
   depreciation
    on
    investments,
    net of
    deferred tax
    benefit of
    $15,935                                                 (29,594)                         (29,594)

                                                                                            -------
Comprehensive
  income                                                                                      24,506
Exercise
  of
  stock
 options       187       4,135                                                                 4,322
Tax
benefit
  on
options
exercised
  in 1999                   83                                                                    83
Purchase
  of
treasury
  shares
  at
  cost                                                                             (4,190)    (4,190)
Cash
dividends
 declared
  to
  common
  stockholders
  ($1.00 per
  share,
  paid
  quarterly)                         (17,114)                                                (17,114)
----------------------------------------------------------------------------------------------------
Balance
  at
  December
  31, 1999  $ 25,157    $274,897     $225,229              $(19,998)            $(150,726)  $354,559
----------------------------------------------------------------------------------------------------

                                   TheZenith

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Zenith National Insurance Corp. and Subsidiaries

Note 1

Summary of Accounting Policies,
Operations and Principles of Consolidation
   Zenith National Insurance Corp. ("Zenith National") is engaged through its wholly-owned property-casualty insurance subsidiaries (the "P&C Operations") in Workers' Compensation insurance; Other Property-Casualty insurance (through March 31, 1999, the date of sale of CalFarm Insurance Company ("CalFarm"), and Reinsurance, principally of world-wide property and catastrophe risks. The P&C Operations sell insurance and reinsurance through agents and brokers and not directly to consumers. Other Property-Casualty, principally automobile, homeowners, farmowners, commercial coverages and health insurance and other coverages written primarily in the rural and suburban areas of California, was operated primarily by CalFarm, formerly a wholly-owned subsidiary of Zenith Insurance Company ("Zenith Insurance"), a wholly owned subsidiary of Zenith National. The Real Estate Operations develop single-family residences for sale in Las Vegas, Nevada. On April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP"), related to RISCORP's workers' compensation business (the "RISCORP Acquisition") (see Note 9).
   The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and include Zenith National and its subsidiaries (collectively, "Zenith"). GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures and actual results could differ from those estimates. All significant intercompany transactions and balances have been eliminated in consolidation. The comparability of the results of operations for the year ended December 31, 1999 compared to the corresponding periods in 1998 and 1997 is affected by (a) the RISCORP Acquisition effective April 1, 1998; (b) net charges in the third quarter of 1999 of $50.0 million before tax ($32.5 million after tax, or $1.89 per share) associated with an increase in the net liabilities for unpaid losses and loss adjustment expenses in the Southeast Operations, which principally consists of the operations acquired from RISCORP (the "RISCORP-Related Adjustment"); and (c) the sale of CalFarm to Nationwide Mutual Insurance Company effective March 31, 1999 (see Note 10).

Fair Values of Financial Instruments
   Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. Disclosures regarding the fair value of financial instruments have been derived using external market sources or estimates using present value and other valuation techniques.
   The following summarizes the carrying amounts and fair value of Zenith's financial instruments:

-----------------------------------------------------------------------------------
                                           1999                      1998
December 31,                      -----------------------   -----------------------
(Dollars in                        Carrying       Fair       Carrying       Fair
thousands)               Note       amount       value        amount       value
-----------------------------------------------------------------------------------
Assets:
Investments:
  Trading securities      2       $    2,955   $    2,955   $    3,041   $    3,041
  Other investments       2          898,779      898,439    1,045,640    1,047,209
                                  ----------   ----------   ----------   ----------
                                     901,734      901,394    1,048,681    1,050,250
Liabilities:
Payable to banks and
 other
 notes payable            4           20,238       20,238       19,255       19,255
Senior notes payable      5           74,717       76,082       74,596       80,881
Redeemable securities     6           73,397       69,055       73,341       66,312
-----------------------------------------------------------------------------------

                                   TheZenith

Investments
   Zenith's investments in debt and equity securities are identified in three categories as follows: held-to-maturity -- those securities, which by their terms must be redeemed by the issuing company and that Zenith has the positive intent and ability to hold to maturity, and are reported at amortized cost; trading -- those securities that are held principally for the purpose of selling in the near term and are reported at fair value with unrealized gains and losses included in earnings; and available-for-sale -- those securities not classified as either held-to-maturity or trading and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred tax. Other investments are carried at cost.
   When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investments are written down to their net realizable value. The determination of "other than temporary" includes, in addition to consideration of other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a writedown is necessary. During the fourth quarter and for the year ended December 31, 1999, there were writedowns of $1.0 million and $1.7 million, respectively.
   The market value of investments was supplied by the Merrill Lynch pricing service, with the exception of 43 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service and the use of analytical pricing methods for issues for which there is no ready market. The pricing for municipal bonds is provided by Muller Data. These market values are considered fair value.
   The cost of securities sold is determined by the "identified cost" method. Short-term investments include debt securities such as corporate, municipal and treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the carrying amount is a reasonable estimate of fair value.
Cash
   Cash includes currency on hand and demand deposits with financial institutions.

Recognition of Property-Casualty
Revenue and Expense
   Property-casualty premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Included with premiums earned is an estimate for earned but unbilled audit premiums. Workers' compensation insurance premiums are determined based upon the payroll of the insured and applicable premium rates. Premiums for retrospectively-rated policies are also determined by the loss experience incurred by the policyholder.
   Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned.
   The P&C Operations make provisions for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid loss and loss adjustment expenses are estimates of the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Estimates for reported claims are primarily determined by evaluation of individual reported claims and amounts reported by ceding companies. Estimates for claims incurred but not reported are based on experience with respect to the probable number and nature of such claims. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently. Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material. Due to the significant uncertainties inherent in

                                   TheZenith
establishing such reserves, the ultimate exposure may vary from the amounts currently reserved.
   An estimated provision for Workers' Compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. California policyholders' dividends are not anticipated to be material in the foreseeable future due to deregulation, Florida policyholders' dividends are also immaterial.
   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.
   Approximately 38.7% and 33.2% of Zenith's Workers' Compensation business is written in California and Florida, respectively. The concentration of Zenith's business in these states makes the results of operations highly dependent upon the states' economies, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes.

Reinsurance
   In accordance with general industry practices, the P&C Operations annually purchase reinsurance to protect against liabilities in excess of certain limits on insurance risks they have underwritten. Such arrangements are known in the industry as "excess of loss" protection. The purpose of such reinsurance is to protect Zenith from the impact of large, irregularly occurring losses. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization supporting insurance operations.
   The ceding of insurance liabilities does not discharge the original insurer from primary liability to its policyholder. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid losses are not recoverable from the reinsurer until such losses are paid. The unearned portion of premiums due to reinsurers is also included in receivable from reinsurers. In connection with the RISCORP Acquisition (see Note 11), Zenith Insurance acquired $244.3 million of recoverable from reinsurers on paid and unpaid losses from reinsurance arrangements entered into by RISCORP. All of such reinsurance is recoverable from large United States reinsurers. Earned premiums and loss and loss adjustment expenses incurred are stated in the Consolidated Statement of Operations after deduction of amounts ceded to reinsurers. Of amounts recoverable from reinsurers at December 31, 1999, 51.3% is attributable to reinsurance arrangements with three large United States reinsurance companies. No material amounts due from reinsurers have been written off as uncollectable in the three years ended December 31, 1999.

Real Estate Operations
   Land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest, are capitalized. Such costs, and an estimate of the costs to complete a project, are recognized pro rata against sales of completed units. Such capitalized costs are included in other assets (see Note 5).
   Profitable Real Estate Operations are dependent upon real estate values, interest rates, construction costs, competition and management ability.
   Included in other assets is land and real estate construction in progress carried at a cost of $87.9 million and $69.4 million at December 31, 1999 and 1998, respectively.

                                   TheZenith

Properties and Equipment
   Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on a straight-line basis using the following useful lives: buildings, 10 to 40 years; and furniture, fixtures and equipment, 3 to 10 years.
   Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated over the useful lives of the properties and equipment. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.

Intangible Assets
   Intangible assets include purchased intangibles and the costs in excess of tangible assets acquired, including those related to the RISCORP Acquisition discussed in Note 9. The amounts assigned to assets acquired since 1970 are being amortized on a straight-line basis over 20 to 25 years. Amortization expense was $0.9 million, $1.1 million and $0.4 million in 1999, 1998 and 1997, respectively. Accumulated amortization was $1.9 million and $7.6 million at December 31, 1999 and 1998, respectively. Of the intangible assets at December 31, 1999 and 1998, $21.2 million and $23.7 million, respectively, were amortizable. Management periodically assesses the recoverability of these intangible assets based on a review of projected, undiscounted cash flows of the operations acquired.

Codification of Statutory Accounting Principles
   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. (Statutory accounting is a comprehensive basis of accounting based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC.) The Codification provides guidance for the areas where statutory accounting has been silent and changes current statutory accounting in some areas. The NAIC is now considering amendments to the Codification that would also be effective upon implementation. The NAIC has established January 1, 2001 as the effective date of the Codification.
   The California Department of Insurance has adopted the Codification. Implementation of the Codification may affect the surplus level and the capitalization requirements of the P&C Operations on a statutory basis. Zenith has not determined the impact of the Codification.

Recently Issued Accounting Standards
   On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for Zenith for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that companies record all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Zenith does not invest in derivative instruments, and therefore adoption of SFAS No. 133 is not expected to have any effect on Zenith's results of operations or its financial position.

Reclassifications and Restatements
   Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

                                   TheZenith

Note 2

Investments
   The amortized cost and fair values of investments were as follows:

---------------------------------------------------------------------------
                                    Gross unrealized
December 31, 1999
(Dollars in           Amortized     -----------------     Fair     Carrying
thousands)              cost        gains    (losses)    value      value
---------------------------------------------------------------------------
Held-to-maturity:
Corporate debt         $  5,325              $   (127)  $  5,198   $  5,325
Mortgage-backed          22,201                  (213)    21,988     22,201
---------------------------------------------------------------------------
Total
  held-to-maturity     $ 27,526              $   (340)  $ 27,186   $ 27,526
---------------------------------------------------------------------------
Available-for-sale:
U.S. Treasuries        $190,466              $ (1,985)  $188,481   $188,481
Corporate debt          444,308     $1,054    (27,266)   418,096    418,096
Mortgage-backed           5,491                   (24)     5,467      5,467
Redeemable preferred
  stocks                 13,879                (1,477)    12,402     12,402
Equities                 36,501      3,601     (4,669)    35,433     35,433
Short-term
  investments           179,748                          179,748    179,748
---------------------------------------------------------------------------
Total available-
  for-sale             $870,393     $4,655   $(35,421)  $839,627   $839,627
---------------------------------------------------------------------------
Trading:
Corporate debt         $  2,985              $    (56)  $  2,929   $  2,929
Equities                     26                               26         26
---------------------------------------------------------------------------
Total trading          $  3,011              $    (56)  $  2,955   $  2,955
---------------------------------------------------------------------------

----------------------------------------------------------------------------
                                     Gross unrealized
December 31, 1998
(Dollars in           Amortized     ------------------     Fair     Carrying
thousands)              cost         gains    (losses)    value      value
----------------------------------------------------------------------------
Held-to-maturity:
Corporate debt         $  5,330     $   740              $  6,070   $  5,330
Mortgage-backed          29,813         829                30,642     29,813
----------------------------------------------------------------------------
Total
  held-to-maturity     $ 35,143     $ 1,569              $ 36,712   $ 35,143
----------------------------------------------------------------------------
Available-for-sale:
U.S. Treasuries        $161,548     $   962   $  (295)   $162,215   $162,215
Corporate debt          529,888      12,904    (3,924)    538,868    538,868
Mortgage-backed          16,938          45      (130)     16,853     16,853
Redeemable preferred
  stocks                 14,045         332       (30)     14,347     14,347
Equities                 46,670       6,771    (1,872)     51,569     51,569
Short-term
  investments           187,123                           187,123    187,123
----------------------------------------------------------------------------
Total available-
  for-sale             $956,212     $21,014   $(6,251)   $970,975   $970,975
----------------------------------------------------------------------------
Trading:
Corporate debt         $  2,978     $    23              $  3,001   $  3,001
Equities                     25          15                    40         40
----------------------------------------------------------------------------
Total trading          $  3,003     $    38              $  3,041   $  3,041
----------------------------------------------------------------------------

   Debt securities, including short-term investments, at December 31, 1999 by contractual maturity were as follows:

----------------------------------------------------------
December 31, 1999                  Amortized        Fair
(Dollars in thousands)               cost          value
----------------------------------------------------------
Held-to-maturity:
Due after ten years                $ 27,526       $ 27,186
----------------------------------------------------------
Total held-to-maturity             $ 27,526       $ 27,186
----------------------------------------------------------
Available-for-sale:
Due in one year or less            $240,068       $239,888
Due after one year through
  five years                        288,217        282,168
Due after five years through
  ten years                         204,862        190,256
Due after ten years                 100,745         91,882
----------------------------------------------------------
Total available-for-sale           $833,892       $804,194
----------------------------------------------------------
Trading:
Due after one year through
  five years                       $  2,985       $  2,929
----------------------------------------------------------
Total trading                      $  2,985       $  2,929
----------------------------------------------------------

   Fluctuating interest rates will impact stockholders' equity, profitability and maturities of certain debt and preferred securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period. During the past three years, Zenith has not incurred any material losses due to the credit quality of its investments and has not included in its financial statements any allowance for possible future losses.
   The gross realized gains on sales of investments classified as available-for-sale during 1999, 1998 and 1997 were $8.2 million, $9.9 million and $5.1 million, respectively, and the gross realized losses were $5.5 million, $3.0 million and $1.0 million, respectively.
   At December 31, 1999 and 1998, 96% and 95%, respectively, of Zenith's consolidated portfolio of fixed maturity investments were
                                   TheZenith
classified as available-for-sale with the unrealized appreciation or depreciation recorded as a separate component of stockholders' equity. The change in fair value of fixed maturity investments classified as available-for-sale resulted in a decrease in stockholders' equity of $25.7 million after deferred tax from December 31, 1998 to December 31, 1999, compared to an increase of $1.4 million from 1997 to 1998.
   Investment income is summarized as follows:

-------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)     1999         1998         1997
-------------------------------------------------------------
Fixed maturities:
  Bonds                   $45,080      $44,460      $42,837
  Redeemable
    preferred stocks        1,362        1,113        1,289
Equity securities:
  Floating rate
    preferred stocks          777          977          872
  Convertible and
    nonredeemable
    preferred stocks          350          477          337
  Common stocks               984          717          595
Short-term investments      8,327        8,265        8,090
Other                         756        1,088        1,489
-------------------------------------------------------------
                           57,636       57,097       55,509
Less investment expenses    3,974        3,504        3,177
-------------------------------------------------------------
Net investment income     $53,662      $53,593      $52,332
-------------------------------------------------------------

   Investments carried at their fair value of $205.5 million and $262.0 million at December 31, 1999 and 1998, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.
   The change in holding (losses) gains on trading securities, which is included in realized gains, was $(56,000), $39,000 and $(15,000) for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 3

Properties and Equipment
   Properties and equipment consist of the following:

----------------------------------------------------
December 31,
(Dollars in thousands)              1999      1998
----------------------------------------------------
Land                               $ 9,650   $16,536
Buildings                           31,103    44,203
Furniture, fixtures and equipment   45,430    57,368
----------------------------------------------------
                                    86,183   118,107
Accumulated depreciation           (31,202)  (38,199)
----------------------------------------------------
Total                              $54,981   $79,908
----------------------------------------------------

   Depreciation expense amounted to $9.9 million, $8.8 million and $5.8 million in 1999, 1998 and 1997, respectively.

Note 4

Payable to Banks and Other Notes Payable
   At December 31, 1999, Zenith National had two revolving, unsecured lines of credit in an aggregate amount of $70.0 million, all of which was available at December 31, 1999. A $30.0 million line of credit was not renewed when it expired November 30, 1999. Interest on funds borrowed under one of these lines of credit is payable at either (a) the bank's reference rate less 0.55% OR
(b) LIBOR plus 0.40%. Interest under the other line of credit is payable at either (a) the higher of the bank's reference rate or the Federal Funds Rate plus 0.50% OR (b) the bank's offered rate to prime international banks in the offshore dollar market plus 0.475%. The prime interest rates were 8.50%, 7.75% and 8.50% at December 31, 1999, 1998 and 1997, respectively.
   Under these agreements, certain restrictive covenants apply including the maintenance of a specific level of net worth.
   Zenith's Real Estate Operations maintain certain bank credit facilities to provide financing for development and construction of single-family residences for sale. These loans bear interest at the rates of prime plus 1.0% and prime plus 0.75% and mature between February

                                   TheZenith

2000 and November 2001. Each agreement pertains to a separate residential housing project and the maximum credit available was $27.1 million and $32.3 million at December 31, 1999 and 1998, respectively. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. At December 31, 1999 and 1998, $19.1 million and $12.3 million, respectively, was outstanding with respect to the borrowing.
   The Real Estate Operations are obligated under various notes payable arising from the purchase of several parcels of property. Such notes are collateralized by the land parcels and bear interest at rates between 8% and 10%, with a maximum maturity of August 2004. The balance outstanding with respect to these notes was $1.1 million and $2.0 million at December 31, 1999 and 1998, respectively.

Note 5

Senior Notes Payable
   Zenith National has $75.0 million of its 9% Senior Notes due 2002 (the "9% Notes") issued and outstanding at December 31, 1999 and 1998. Interest on the 9% Notes is payable semi-annually. The 9% Notes are general unsecured obligations of Zenith National. Issue costs of $1.2 million are being amortized over the term of the 9% Notes. In each of the years ended December 31, 1999, 1998 and 1997, $6.9 million of interest and issue costs were expended. Covenants contained in the indenture include restrictions on the ability of Zenith National to incur secured debt and the right of holders of the 9% Notes to require Zenith National to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith National common stock; (b) 10% or more of Zenith National common stock is acquired by Zenith National within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith National common stock by Zenith National during a 12-month period is 30% or more of the fair market value of outstanding Zenith National common stock.
   Interest incurred on borrowings is summarized as follows:

----------------------------------------------------------
Year ended December 31,
(Dollars in thousands)          1999      1998      1997
----------------------------------------------------------
Interest capitalized for
 Real Estate Operations         $7,048    $4,922    $4,343
Interest expense not related
  to Real Estate Operations      8,218     5,784     3,755
----------------------------------------------------------
Total interest incurred        $15,266   $10,706    $8,098
----------------------------------------------------------

   Interest expense not related to Real Estate Operations includes $6.4 million and $2.7 million of interest on the Redeemable Securities (see Note 6) for the years ended December 31, 1999 and 1998, respectively.

Note 6

Redeemable Securities
   On July 30, 1998, Zenith issued $75.0 million of 8.55% Capital Securities at a price of $996.24 per security through Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith National. Each Capital Security pays semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.
   The Trust used the proceeds from its offering to purchase $75.0 million of Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures"), which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The

                                   TheZenith

Subordinated Debentures are redeemable at any time by Zenith National at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National used $65.0 million from the net proceeds to make a capital contribution to Zenith Insurance. The remaining net proceeds were used for general corporate purposes. The issue cost and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During the years ended December 31, 1999 and 1998, $6.5 million and $2.7 million, respectively, of interest, issue costs and discount were expensed.
   Zenith National fully and unconditionally guaranteed the distributions on, and the liquidation amount generally of, the Capital Securities to the extent the Trust has funds legally available therefore. Zenith National's guarantee of the Capital Securities, as well as the Subordinated Debentures, are subordinated to all other indebtedness of Zenith National.

Note 7

Federal Income Tax
   The components of the provision (benefit) for tax on income are:

-----------------------------------------------------------
Year ended December 31,
(Dollars in thousands)         1999       1998       1997
-----------------------------------------------------------
Current                       $29,488    $ 6,458    $10,989
Deferred                         (521)     3,277      4,389
-----------------------------------------------------------
Federal income tax expense    $28,967    $ 9,735    $15,378
-----------------------------------------------------------

   The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income, as reflected in the financial statements, is explained as follows:

---------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)          1999        1998        1997
---------------------------------------------------------------
Statutory federal income
  tax expense                  $29,074     $10,092     $15,217
Increase (reduction) in
  tax:
  Dividend received
    deduction and tax-
    exempt interest               (765)     (1,062)       (693)
  Other                            658         705         854
---------------------------------------------------------------
Federal income tax expense     $28,967     $ 9,735     $15,378
---------------------------------------------------------------

   Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

----------------------------------------------------------------------
Year ended                      1999
December 31,                Deferred Tax                 1998
(Dollars in                                          Deferred Tax
thousands)             Assets    Liabilities    Assets    Liabilities
----------------------------------------------------------------------
Investments*           $10,768                              $ 6,116
Deferred policy
  acquisition costs                $ 2,762                    8,379
Purchased intangibles                3,133                    1,658
Properties and
  equipment                          5,658                    8,409
Earned but unbilled
  premiums                           1,570                    1,772
Property-casualty
  loss reserve
  discount              27,536                  $32,159
Limitation on
  deduction for
  unearned premiums      3,782                   10,190
Policyholders'
  dividends accrued      1,181                    1,667
Deferred income on
  ceded reinsurance      8,050                    2,979
Other                    2,508       6,101        3,091       1,141
----------------------------------------------------------------------
                        53,825      19,224       50,086      27,475
----------------------------------------------------------------------
Net deferred tax
  asset                $34,601                  $22,611
----------------------------------------------------------------------
*Differences between the tax basis and carrying value of investments, principally unrealized depreciation/appreciation of available-for-sale investments.

   Zenith's net deferred tax asset is expected to be fully recoverable because all future deductible amounts can be offset by reversing deferred tax liabilities or recovery of federal income taxes paid within the statutory carryback period.

                                   TheZenith

   Property-casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.
   Zenith files a consolidated federal income tax return. The P&C Operations pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

Note 8

Reinsurance
   Reinsurance transactions reflected in the financial statements were as follows:

------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)        1999        1998        1997
------------------------------------------------------------
Direct premiums earned      $345,085    $545,573    $477,527
Assumed premiums earned       40,667      38,769      37,385
Ceded premiums earned        (16,349)    (54,487)    (26,191)
------------------------------------------------------------
Net premiums earned         $369,403    $529,855    $488,721
------------------------------------------------------------
Ceded loss and loss
  adjustment expenses
  incurred                  $ 58,948    $ 26,456    $ 10,491
------------------------------------------------------------

   Zenith Insurance (in its Workers' Compensation Operations) maintains excess of loss and catastrophic reinsurance protection, which varies based on the type of coverage, as follows: excess of loss reinsurance per occurrence in excess of $550,000 and catastrophe reinsurance coverage against aggregate losses per event up to $100,000,000. Assumed reinsurance is covered by approximately $20,000,000 in excess of approximately $4,000,000 for non-United States catastrophes. Credit quality of reinsurers may impact profitability and stockholders' equity. No losses have been incurred from uncollectible reinsurance during the past three years and no allowances are carried on the financial statements for unrecoverable reinsurance.

Note 9

Acquisition of RISCORP
   On April 1, 1998 Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition").
   The excess of the purchase price, including acquisition expenses, over the estimated fair value of net assets acquired was $20.4 million, which is net of a deferred tax asset of $10.2 million, and is being amortized over 25 years. Amortization expense was $0.8 million in 1999 and $0.6 million from April 1, 1998 through December 31, 1998.
   The following table summarizes the estimated fair value of assets acquired and liabilities assumed from RISCORP at April 1, 1998 and the final purchase price determined by the Neutral Auditor and Neutral Actuary at the end of the three-step determination process described in Note 11.

---------------------------------------------------------
                                              April 1,
(Dollars in thousands)                          1998
---------------------------------------------------------
Assets:
Invested assets                                $190,460
Cash                                             29,309
Premiums receivable                              86,575
Receivable from reinsurers and state trust
  funds on paid and unpaid losses and
  prepaid reinsurance premiums                  288,483
Intangible assets                                 7,707
Other assets                                     46,962
---------------------------------------------------------
  Total assets                                  649,496
---------------------------------------------------------
Liabilities:
Unpaid loss and loss adjustment expense         482,518
Unearned premium reserve                         43,177
Other liabilities                                31,465
---------------------------------------------------------
  Total liabilities                             557,160
---------------------------------------------------------
Purchase price                                 $ 92,336
---------------------------------------------------------

   In the third quarter of 1999, as described in Note 11, Zenith Insurance decreased the fair values of the net assets acquired from RISCORP by approximately $65.0 million. Such decrease was partially offset by (a) the net benefit of $34.0 million associated with reinsurance protection for adverse loss development included in other liabilities and (b) $6.0 million

                                   TheZenith
recovered from RISCORP to settle certain litigation.

Note 10

Sale of CalFarm Insurance Company
   Effective March 31, 1999, Zenith Insurance completed the sale of all of the issued and outstanding capital stock of CalFarm for $273.0 million in cash to Nationwide Mutual Insurance Company. CalFarm wrote Zenith's Other Property-Casualty business, principally in California. The gain on the sale after tax was $104.3 million. After accounting for applicable taxes, expenses and certain intercompany transactions, the net proceeds from the sale that were available to Zenith Insurance for investment were $211.0 million, compared to cash and investments of $226.4 million that were excluded from Zenith's Consolidated Balance Sheet upon the sale of CalFarm.
   The following table summarizes the assets and liabilities of CalFarm at March 31, 1999:

---------------------------------------------------------
                                            March 31,
(Dollars in thousands)                         1999
---------------------------------------------------------
Assets:
Investments                                   $170,050
Cash                                             1,904
Receivable from Zenith Insurance                59,256
Premiums receivable                             36,517
Receivable from reinsurers on paid and
  unpaid losses and prepaid reinsurance
  premiums                                      23,002
Deferred policy acquisition costs               15,620
Properties and equipment                        20,505
Other assets                                     6,874
---------------------------------------------------------
  Total assets                                $333,728
---------------------------------------------------------
Liabilities:
Unpaid loss and loss adjustment expenses      $125,589
Unearned premiums                               90,964
Other liabilities                               10,617
---------------------------------------------------------
  Total liabilities                           $227,170
---------------------------------------------------------

   Pro forma total revenues for Zenith for the year ended December 31, 1999 and 1998 (after giving effect to the sale of CalFarm as if it had been consummated at the beginning of the respective periods) would have been $435.0 million and $402.0 million, respectively. Pro forma results of operations after tax for such periods would have been a net loss of $52.2 million and net income of $7.9 million, respectively. Pro forma earnings per share for such periods would have been a net loss of $3.04 (basic and diluted) and net income of $0.46 (basic and diluted), respectively.
   Since CalFarm was acquired by Zenith Insurance in 1985, CalFarm's cumulative combined ratio was 100.1% and its cumulative underwriting income was approximately zero. In addition to the loss of any underwriting income and cash flow provided by CalFarm, Zenith's annual consolidated net income would be reduced by the investment income associated with the net reduction of approximately $15.0 million of consolidated investments caused by the sale of CalFarm. Estimated investment income after tax on such decrease would have been $0.2 million and $0.6 million for the years ended December 31, 1999 and 1998, respectively. Using such change in investment income, the underwriting income previously reported by CalFarm and the gain on the sale of CalFarm, pro forma net (loss) income would be as follows:

-----------------------------------------------------
Year Ended December 31,
(Dollars in thousands)                1999       1998
-----------------------------------------------------
Net income as reported           $  54,100   $ 19,100
Less after tax adjustments:
  Underwriting (income) loss of
    CalFarm                             74     (2,844)
  Gain on sale of CalFarm         (104,335)
  Change in investment income         (139)      (556)
-----------------------------------------------------
Pro forma net (loss) income      $ (50,300)  $ 15,700
-----------------------------------------------------
Pro forma net (loss) income per
  common share (basic and
  diluted)                       $   (2.93)  $   0.92
-----------------------------------------------------

Note 11

Commitments and Contingent Liabilities
   Zenith has office space leases, equipment leases and automobile leases expiring through

                                   TheZenith

2004. The minimum rentals on these operating leases as of December 31, 1999 were as follows:

------------------------------------------------------------
                             Equipment
(Dollars in thousands)         and
                              auto
Year                          fleet       Offices     Total
------------------------------------------------------------
2000                          $  829      $3,532     $ 4,361
2001                             665       2,805       3,470
2002                             327       1,762       2,089
2003                              82         564         646
2004                              16         107         123
Thereafter
------------------------------------------------------------
Total                         $1,919      $8,770     $10,689
------------------------------------------------------------

   Rental expenses for 1999, 1998 and 1997 amounted to $5.7 million, $5.8 million and $5.9 million, respectively.
   Other than the RISCORP litigation described below, Zenith National and its subsidiaries are defendants in various other litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material adverse effect on the consolidated financial condition or results of operations of Zenith.

Resolution of Contingencies Surrounding Fair Values of RISCORP Assets Acquired and Liabilities Assumed and the RISCORP-Related Adjustment
   On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (as amended from time to time, the "Asset Purchase Agreement") between Zenith Insurance and RISCORP, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). The total purchase price for such acquired assets and liabilities was determined by a three-step process in which RISCORP and its external accounting and actuarial consultants and Zenith Insurance and its external accounting and actuarial consultants made and presented their estimates of the GAAP values of the assets and liabilities acquired by Zenith Insurance to an independent third-party, acting as a Neutral Auditor and Neutral Actuary. Such estimates varied considerably, particularly with respect to the value of premiums receivable and the liability for unpaid losses and loss adjustment expenses. On March 19, 1999, the Neutral Auditor and Neutral Actuary issued its report determining the disputes between the parties. As previously announced, Zenith Insurance recorded the assets and liabilities acquired from RISCORP at their estimated fair values consistent with the values determined by the Neutral Auditor and Neutral Actuary. Previously reported consolidated financial statements for June 30, 1998 and September 30, 1998 were restated to reflect the resolution of the disputes between the parties. Zenith Insurance indicated that any new information that might become available with respect to certain assets and liabilities acquired from RISCORP may change the estimates of the carrying values of such amounts and such changes, if any, would be reflected in the results of operations for the period in which they occur.
   In October of 1999, Zenith Insurance completed a review of the liabilities for unpaid losses and loss adjustment expenses in its Southeast Operations, which principally consists of the operations acquired from RISCORP. The review was conducted with assistance from independent actuarial consultants. As a result of the review, Zenith Insurance recorded, in the third quarter of 1999 the RISCORP-Related Adjustment, which mainly comprises an increase of $46.0 million before tax ($29.9 million after tax) in the estimated net liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP. The increase results primarily from the adjustments to reserves for the years 1994 through 1997. Certain related receivables, principally contingent commissions receivable under reinsurance contracts assumed from RISCORP, were reduced by $19.0 million net ($12.4 million after tax) as a result of such increase in net liabilities. As previously reported, Zenith Insurance purchased reinsurance protection relating to development of the unpaid loss and loss adjustment expense reserves acquired from RISCORP. Such

                                   TheZenith
reinsurance allows Zenith Insurance to recover up to $50.0 million in excess of $182.0 million for net unpaid losses and allocated loss adjustment expenses acquired from RISCORP. In the third quarter of 1999, Zenith Insurance recorded an increase in the amount recoverable to $50.0 million and a benefit of $9.0 million ($5.9 million after tax) associated with such reinsurance. An additional benefit of $23.0 million ($15.0 million after tax) included in other liabilities associated with such reinsurance has been deferred and will be recognized over approximately the next four years, the settlement period of the reinsurance recoverable.
   The adjustments associated with the increase in the liabilities for unpaid loss and loss adjustment expenses acquired from RISCORP, net of the benefit of reinsurance protection and the effect of the "settlement agreement" (see "RISCORP Litigation" below), in the aggregate, reduced income by $50.0 million ($32.5 million after tax, or $1.89 per share), in 1999.
   The foregoing RISCORP-Related Adjustment, after the benefit of the reinsurance protection for adverse development of the unpaid loss and loss adjustment expense reserves acquired from RISCORP, decreased the statutory surplus of Zenith Insurance by $25.0 million after tax in 1999.

RISCORP Litigation
   Zenith Insurance and RISCORP entered into a settlement agreement, dated
July 7, 1999 (the "Settlement Agreement"), providing for the resolution of certain claims arising out of the RISCORP Acquisition. Pursuant to the Settlement Agreement, Zenith Insurance and RISCORP (i) dismissed litigation pending between them in the United States District Courts for the Middle District of Florida, Tampa Division, and the Southern District of New York;
(ii) agreed that RISCORP may request that the Neutral Auditor and Neutral Actuary (a) review an alleged error concerning the proper treatment of certain reinsurance treaties in its determinations with respect to the purchase price for the RISCORP Acquisition, without waiving whatever rights RISCORP may have to litigation of such issue, (b) determine whether the issue was properly in dispute before the Neutral Auditor and Neutral Actuary and (c), if so, determine the merits of the issue and whether a correction is appropriate; (iii) agreed that any other disputes arising under the Asset Purchase Agreement or the Settlement Agreement, including any future claims for indemnification by either Zenith Insurance or RISCORP, are to be resolved by binding arbitration;
(iv) agreed that Zenith Insurance receives $6.0 million from an escrow account established pursuant to the Asset Purchase Agreement, and RISCORP receives the balance of the escrow account; and (v) agreed to an allocation between them of any recovery received as a result of refund claims that RISCORP has made to the Florida Department of Labor and Employment Security, Division of Workers' Compensation. In a submission made to the Neutral Auditor and Neutral Actuary, RISCORP claimed that the purchase price for the RISCORP Acquisition should be adjusted by either $5.9 million or $23.4 million as a result of alleged errors in the original determination of the Neutral Auditor and Neutral Actuary with respect to the purchase price. On October 7, 1999, the Neutral Auditor and Neutral Actuary advised Zenith and RISCORP that they would not consider the additional issue raised by RISCORP because the issue had not previously been raised as a dispute pursuant to the procedures set forth in their engagement letter. On January 13, 2000, RISCORP filed a complaint against Zenith Insurance and the Neutral Auditor and Neutral Actuary in the Superior Court of Fulton County in the State of Georgia. The complaint alleges breach of contract against both Zenith Insurance and the Neutral Auditor and Neutral Actuary and seeks recovery of the amounts previously described to have resulted from the alleged errors by the Neutral Auditor and Neutral Actuary. Zenith is unable to predict the outcome of this litigation.

                                   TheZenith

Contingencies Surrounding
Recoverability of State Disability
Trust Fund Receivables
   In Florida, the Special Disability Trust Fund (the "Fund") assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries". Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. The following table details the change in the receivable from the Fund, which was included in receivable from reinsurers and state trust funds:

-----------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------
Balance as of December 31, 1998        $39,078
  Cash recoveries                       (5,584)
  Change in estimate                     3,539
-----------------------------------------------------
Balance as of December 31, 1999        $37,033
-----------------------------------------------------

Note 12

Common Stock
   Under employee non-qualified stock option plans adopted by the Board of Directors and Stockholders in 1978 and in 1996, options are granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. The majority of options outstanding at December 31, 1999 and 1998 expire five years after the date of grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,000,000 shares is for a term of ten years and vests one-fifth per year after the first year.
   Zenith has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Zenith's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, Zenith's net income and net income per share would have been reduced to the pro-forma amounts indicated as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                   1999                  1998                  1997
                                                            -------------------   -------------------   -------------------
Year ended December 31,                                       As        Pro-        As        Pro-        As        Pro-
(Dollars in thousands, except per share data)               Reported    forma     Reported    forma     Reported    forma
---------------------------------------------------------------------------------------------------------------------------
Net income                                                  $54,100    $52,600    $19,100    $17,703    $28,100    $26,583
Net income per common share
  -- basic                                                     3.15       3.06       1.12       1.04       1.59       1.50
  -- diluted                                                   3.15       3.06       1.11       1.03       1.57       1.49
---------------------------------------------------------------------------------------------------------------------------

   The pro-forma effect on net income for 1999, 1998 and 1997 is not representative of the pro-forma effect on net income in future years because the presented disclosure does not take into consideration pro-forma compensation expense related to grants made prior to 1995.

                                   TheZenith

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

--------------------------------------------------------------------
                         1999 Grants      1998 Grants    1997 Grants
--------------------------------------------------------------------
Risk-free interest
  rates                 5.36% - 6.30%    4.52% - 5.66%      5.70%
Dividend yields         4.34% - 5.08%            3.75%      4.10%
Volatility factors     20.30% - 20.56%          19.83%     16.94%
Weighted average
  expected life (five-
  year term options)     4.5 yrs.             4.5 yrs.     5 yrs.
Weighted average
  fair value
  per share               $3.49                  $4.40      $4.07
--------------------------------------------------------------------

   Additional information with respect to stock options was as follows:

-----------------------------------------------------------
                                                   Weighted
                                                   average
                                    Number         exercise
(Shares in thousands)               of shares       price
-----------------------------------------------------------
Outstanding at December 31, 1996      2,348         $23.65
Granted                                 590          26.95
Exercised                              (234)         21.12
Expired or cancelled                    (74)         25.31
                                      -----
Outstanding at December 31, 1997      2,630          24.58
Granted                                 460          26.74
Exercised                              (289)         22.56
Expired or cancelled                   (268)         26.43
                                      -----
Outstanding at December 31, 1998      2,533          25.00
Granted                                 154          21.95
Exercised                              (187)         23.11
Expired or cancelled                   (385)         26.02
                                      -----
Outstanding at December 31, 1999      2,115          24.76
-----------------------------------------------------------

   Certain information on outstanding options at December 31, 1999 was as follows:

----------------------------------------------------------------
Range of                       Weighted         Outstanding
exercise price                  average         options weighted
(Shares in        Number       remaining life   average exercise
thousands)       outstanding   in years            price
----------------------------------------------------------------
    $23.63          1,000            6.2             $23.63
 19.72 - 28.34      1,115            2.8              25.77
----------------------------------------------------------------

   Options exercisable at December 31, 1999, 1998, and 1997 were 1,127,000, 877,000 and 737,000, respectively. Certain information on exercisable options at December 31, 1999 was as follows:

-----------------------------------------------------
                                     Exercisable
Range of exercise                    options weighted
prices                 Number        average exercise
(Shares in thousands)  exercisable      price
-----------------------------------------------------
       $23.63              600            $23.63
    19.72 - 28.34          527             25.72
-----------------------------------------------------

   At December 31, 1999, Zenith had authority from its Board of Directors to repurchase up to 940,000 of Zenith National's common shares at prevailing market prices.

Note 13

Dividend Restrictions
   State insurance regulations limit the maximum dividends that may be paid to Zenith National by its insurance subsidiary during any 12-month period without prior regulatory approval. Stockholder's equity of the P&C Operations, in accordance with GAAP, amounted to $334.6 million as of December 31, 1999, of which $29.8 million can be paid in 2000 to Zenith National in dividends without prior approval.

Note 14

Statutory Financial Data
   Capital stock and surplus and net income of the P&C Operations on a statutory basis, as reported to regulatory authorities, were as follows:

--------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)         1999          1998       1997
--------------------------------------------------------------
Capital stock and surplus     $297,969     $345,042   $279,993
Net income                      74,310       21,959     31,820
--------------------------------------------------------------

   The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.

                                   TheZenith

Note 15

Quarterly Financial Data (Unaudited)

-------------------------------------------------------------------
(Dollars in                         1999 Period Ended
thousands,            ---------------------------------------------
except per share       March        June      September   December
data)                    31          30          30          31
-------------------------------------------------------------------
Premiums earned       $135,577    $ 75,977    $ 87,110    $ 70,739
Net investment
  income                13,325      12,946      14,229      13,162
Realized gains
  on investments         1,534       2,531       2,322       1,295
Real estate sales       10,768      14,438      14,034      19,430
Service fee income         959         585         802         345
Gain on sale of
  CalFarm              160,335
Net income (loss)      104,400      (3,400)    (37,300)     (9,600)
Net income per common
  share
  -- basic                6.09       (0.20)      (2.17)      (0.56)
  -- diluted              6.09       (0.20)      (2.17)      (0.56)
-------------------------------------------------------------------

-------------------------------------------------------------------
(Dollars in                         1998 Period Ended
thousands,            ---------------------------------------------
except per share       March        June      September   December
data)                    31          30          30          31
-------------------------------------------------------------------
Premiums earned       $118,784    $137,554    $136,151    $137,366
Net investment
  income                12,343      13,583      14,198      13,469
Realized gains
  on investments         2,420       3,754       2,164       3,264
Real estate sales       11,748       8,684       8,398       8,907
Service fee income                   1,392       1,206       1,394
Net income               7,100       7,300       3,400       1,300
Net income per common
  share
  -- basic                0.42        0.43        0.20        0.08
  -- diluted              0.42        0.42        0.20        0.08
-------------------------------------------------------------------

   Underwriting results for the year ended December 31, 1999 include catastrophe losses of $12.3 million after tax, or $0.72 per share, of which $1.3 million, $2.7 million, $3.1 million and $5.2 million were incurred in the first, second, third and fourth quarters, respectively. Underwriting results for the year ended December 31, 1998 include catastrophe losses of $7.5 million after tax, or $0.44 per share, of which $3.3 million, $2.6 million and $1.6 million were incurred in the first, third and fourth quarters, respectively.

Note 16

Loss and Loss Adjustment
Expense Reserves
   The following table represents a reconciliation of changes in liabilities for unpaid property-casualty loss and loss adjustment expenses:

------------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)            1999         1998        1997
------------------------------------------------------------------
Beginning of year, net of
 reinsurance recoverable          $708,684    $525,601    $526,427
Acquisition of RISCORP as of
 April 1, 1998                                 242,760
Sale of CalFarm as of
 March 31, 1999                   (109,150)
Incurred claims:
Current year                       315,348     394,257     348,514
Prior years                         44,824     (11,367)       (349)
------------------------------------------------------------------
Total incurred claims              360,172     382,890     348,165
------------------------------------------------------------------
Payments:
Current year                       (83,437)   (176,678)   (138,393)
Prior years                       (271,019)   (265,889)   (210,598)
------------------------------------------------------------------
Total payments                    (354,456)   (442,567)   (348,991)
------------------------------------------------------------------
End of year, net of
 reinsurance                       605,250     708,684     525,601
Recoverable from reinsurers
 and state trust funds on
 paid and unpaid losses            275,679     288,963      87,665
------------------------------------------------------------------
End of year                       $880,929    $997,647    $613,266
------------------------------------------------------------------

Statutory reserves differ from GAAP by the amount of the deposit receivable from Reliance, which is treated as reinsurance recoverable for statutory purposes.

                                   TheZenith

Note 17

Earnings and Dividends Per Share
   The following table sets forth the computation of basic and diluted net income per common share.

------------------------------------------------------------
(Dollars In thousands, except
per share data)                  1999       1998      1997
------------------------------------------------------------
(A) Net income                  $54,100    $19,100   $28,100
------------------------------------------------------------
(B) Weighted average
     outstanding shares
     during the period           17,161     17,035    17,716
  Additional common shares
     issuable under employee
     stock option plans using
     the treasury stock method       11        123       170
------------------------------------------------------------
(C) Weighted average number of
    common shares outstanding
    assuming exercise of stock
    options                      17,172     17,158    17,886
------------------------------------------------------------
Net income per common share:
(A)/(B) -- basic                $  3.15    $  1.12   $  1.59
(A)/(C) -- diluted                 3.15       1.11      1.57
------------------------------------------------------------
Dividends per common share      $  1.00    $  1.00   $  1.00
------------------------------------------------------------

   Options to purchase 2,053,000 shares and 1,290,000 shares, respectively, of common stock at an average price of $24.90 and $26.69, respectively, per share were outstanding as of December 31, 1999 and 1998 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

Note 18

Segment Information
   Effective January 1, 1998, Zenith adopted Statement of Financial Accounting Standards No. 131. ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information." The statement establishes standards for disclosures by public companies about operating segments.
   Zenith classifies its business into six segments: Workers' Compensation, Other Property-Casualty (through March 31, 1999, the date of the sale of CalFarm), Reinsurance, Real Estate, Investment and Parent. Segments are designated based on the types of products and services provided and based on the risks associated with the products and services. Workers' Compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Other Property-Casualty represents multiple product line direct insurance other than workers' compensation, primarily in California which was operated primarily by CalFarm. Reinsurance represents the book of assumed, world-wide reinsurance of losses from catastrophes and the reinsurance of large property risks. Real Estate Operations develop land and primarily construct single-family residences in Las Vegas, Nevada. Investment provides investment income and realized gains on investments, primarily from investments in debt securities. Parent represents Zenith National owning directly or indirectly all of the capital stock of the P&C Operations and non-insurance companies.
   The accounting policies of the segments are the same as those described in
Note 1. Zenith evaluates insurance segment performance based on the combined ratios and income or loss from operations before income tax, and not including investment income or realized gains or losses.

                                   TheZenith

Information as to the operations of the segments is set forth below:

-----------------------------------------------------------------------------------------------------------------------------
                                                     Other
                                     Workers'      Property-                    Real
(Dollars in thousands)              Compensation   Casualty     Reinsurance    Estate      Investment    Parent      Total
-----------------------------------------------------------------------------------------------------------------------------
                                                              For the Year Ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                      $ 278,854      $ 54,108      $36,441                                          $  369,403
Net investment income                                                                      $  53,662                   53,662
Realized gains on investments                                                                  7,682                    7,682
Real estate sales                                                              $58,670                                 58,670
Service fee income                       2,691                                                                          2,691
-----------------------------------------------------------------------------------------------------------------------------
Total revenues                       $ 281,545      $ 54,108      $36,441      $58,670     $  61,344               $  492,108
-----------------------------------------------------------------------------------------------------------------------------
Segment (loss) income before tax     $(122,543)     $    (22)     $(7,324)     $ 3,649     $  61,344    $(12,372)  $  (77,268)
Gain on sale of CalFarm before tax                   160,335                                                          160,335
Combined ratios                         143.9%        100.0%       120.1%                                              135.2%
Interest expense before tax                                                                               (8,218)      (8,218)
Income tax benefit (expense)         $  42,199      $(55,993)     $ 2,494      $(1,277)    $ (20,719)   $  4,329   $  (28,967)
-----------------------------------------------------------------------------------------------------------------------------
Segment assets                       $ 520,544                    $27,701      $85,731     $ 929,280    $ 10,530   $1,573,786
-----------------------------------------------------------------------------------------------------------------------------
                                                              For the Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                      $ 278,660      $222,045      $29,150                                          $  529,855
Net investment income                                                                      $  53,593                   53,593
Realized gains on investments                                                                 11,602                   11,602
Real estate sales                                                              $37,737                                 37,737
Service fee income                       3,992                                                                          3,992
-----------------------------------------------------------------------------------------------------------------------------
Total revenues                       $ 282,652      $222,045      $29,150      $37,737     $  65,195               $  636,779
-----------------------------------------------------------------------------------------------------------------------------
Segment (loss) income before tax     $ (42,638)     $  4,410      $10,268      $ 1,363     $  65,195    $ (9,763)  $   28,835
Combined ratios                         115.3%         98.0%        64.8%                                              105.3%
Interest expense before tax                                                                               (5,928)      (5,928)
Income tax benefit (expense)         $  14,003      $ (1,426)     $(3,322)     $  (495)    $ (21,747)      3,252   $   (9,735)
-----------------------------------------------------------------------------------------------------------------------------
Segment assets                       $ 554,650      $102,667      $20,484      $66,098     $1,064,325   $ 10,502   $1,818,726
-----------------------------------------------------------------------------------------------------------------------------
                                                              For the Year Ended December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                      $ 242,064      $214,406      $32,251                                          $  488,721
Net investment income                                                                      $  52,332                   52,332
Realized gains on investments                                                  $   545        13,463                   14,008
Real estate sales                                                               45,419                                 45,419
-----------------------------------------------------------------------------------------------------------------------------
Total revenues                       $ 242,064      $214,406      $32,251      $45,964     $  65,795               $  600,480
-----------------------------------------------------------------------------------------------------------------------------
Segment (loss) income before tax     $ (37,157)     $  6,509      $14,189      $ 1,678     $  65,795    $ (7,536)  $   43,478
Combined ratios                         115.3%         96.9%        56.0%                                              103.4%
Interest expense before tax                                                                               (3,980)  $   (3,980)
Income tax benefit (expense)         $  11,891      $ (2,083)     $(4,541)     $  (599)    $ (22,709)      2,663      (15,378)
-----------------------------------------------------------------------------------------------------------------------------

Note 19

Employee Benefit and Retirement Plans
   Zenith offers a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all of its subsidiaries' eligible employees who have been employed for at least one year. Zenith matches up to one third of the first 6% of employee contributions on a current basis and is not liable for any future payments under the plan. For the years ended December 31, 1999, 1998 and 1997, Zenith contributed $1.2 million, $1.1 million and $0.6 million, respectively.
   Zenith also offers a stock purchase plan, under which all employees are able to purchase

                                   TheZenith
shares of Zenith National common stock at market value. Zenith matches 25% of all employee purchases. For the years ended December 31, 1999, 1998 and 1997, Zenith contributed $0.3 million, $0.4 million and $0.4 million, respectively.

Note 20

Related Parties
   Pursuant to a Stock Purchase Agreement, dated June 25, 1999 (the "Stock Purchase Agreement"), between Fairfax Financial Holdings Limited, a Canada corporation ("Fairfax"), and Reliance Insurance Company ("Reliance"), Fairfax agreed to purchase the 6,574,000 shares of common stock of Zenith National owned by Reliance and its affiliates for $28 per share (the "Transaction"). In an amendment to its Statement on Schedule 13D, dated October 25, 1999 and filed with the Securities and Exchange Commission, Reliance Financial Services Corporation reported that the consummation of the Transaction occurred on October 25, 1999.
   The P&C Operations conduct assumed and ceded reinsurance transactions with subsidiaries of Fairfax. The following table summarizes the reinsurance transactions with the subsidiaries of Fairfax:

------------------------------------------------------------
(Dollars in thousands)                               1999
------------------------------------------------------------
Assumed Reinsurance:
  Premiums earned                                    $  177
  Other underwriting and operating expenses             277
  Premiums receivable                                     8
  Unpaid loss and loss adjustment expenses              220
Ceded Reinsurance:
  Receivable from reinsurers on paid and unpaid
    losses                                              388
  Unpaid losses and loss adjustment expenses          2,019
  Unearned premiums                                      37
------------------------------------------------------------

   At December 31, 1999, Zenith owned $5.1 million at fair value of securities issued by Fairfax. In addition, at December 31, 1999, Zenith owned $4.5 million at fair value of securities issued by TIG Capital Trust 1, a subsidiary of Fairfax.
   At December 31, 1998, Zenith owned $6.2 million at fair value of securities issued by Reliance Group Holdings Inc., which owned Reliance.
   Zenith Insurance has an assumed reinsurance agreement with Reliance. Estimated costs paid to Reliance relating to this arrangement amounted to $53,000 and $97,000 for the years ended December 31, 1998 and 1997, respectively. Zenith Insurance also maintains aggregate and specific excess of loss reinsurance agreements with Reliance. Included in receivable from reinsurers and state trust and prepaid reinsurance premiums as of December 31, 1998 was $14.5 million relating to this reinsurance arrangement.

Note 21

Common Stock Market Prices (Unaudited)
   The following table shows the high and low common stock prices during each quarter for the past two years.

----------------------------------------------------------------------------------
                                    1999                          1998
                         ---------------------------   ---------------------------
                             High           Low            High           Low
----------------------------------------------------------------------------------
March 31                 $ 26           $ 20 5/16      $ 29 1/16      $ 24 1/2
June 30                    26 11/16       22 1/4         30 1/2         28
September 30               26             21 1/8         28 1/2         23 9/16
December 31                22 13/16       19 1/4         25 7/8         22 7/8
----------------------------------------------------------------------------------

Note 22

Subsequent Event (Unaudited)
   On February 25, 2000, Zenith National paid $18.8 million to repurchase $12.5 million aggregate principal amount of the outstanding 9% Notes and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities. Zenith National used its available cash balances to fund these purchases.

                                   TheZenith

REPORT OF INDEPENDENT ACCOUNTANTS
----------------------------------------------------------------

To the Stockholders and Board of Directors of Zenith National Insurance Corp.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and stockholders' equity present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                      PricewaterhouseCoopers LLP
Los Angeles, California
February 10, 2000
                                   TheZenith

                                                             CORPORATE DIRECTORY
                                           -------------------------------------

Zenith National Insurance Corp.

Directors
Also Directors of Zenith
Insurance Company

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

Michael Wm. Zavis
Attorney
Katten, Muchin & Zavis

Stanley R. Zax
Chairman of the
Board and President

Officers

Stanley R. Zax
Chairman of the
Board and President

Michael W. Jacobson
Senior Vice President

William J. Owen
Senior Vice President
& Chief Financial Officer

John J. Tickner
Senior Vice President
and Secretary

Hyman J. Lee Jr.
Vice President

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

Transfer Agent-
9% Senior Notes and
Redeemable Securities
(8.55% Capital Securities)
Norwest Bank
Minnesota, N.A.
Minneapolis, MN

Corporate
Headquarters
21255 Califa Street
Woodland Hills, CA
91367-5021
www.zenithnational.com

NYSE Trading Symbol
Common stock -- ZNT

Independent
Accountants
PricewaterhouseCoopers LLP
Los Angeles, CA

The Annual Report
on Form 10-K, for
the year ended
December 31, 1999
and our quarterly reports
may be obtained
at our website or
free of charge upon
written request to:
Chief Financial Officer
Zenith National
Insurance Corp.
21255 Califa Street
Woodland Hills, CA
91367-5021

                                   TheZenith

CORPORATE DIRECTORY
-------------------------------------

Zenith Insurance Company

Officers

Stanley R. Zax
Chairman of the
Board and President

Jack D. Miller
Executive Vice President,
and Chief Operating Officer

William J. Owen
Senior Vice President &
Chief Financial Officer
John J. Tickner
Senior Vice President,
General Counsel and Secretary

Stephen J. Albers
Senior Vice President

James T. Braun
Senior Vice President

Dan M. Hair
Senior Vice President

John C. Hasbrouck
Senior Vice President

Robert L. Hernandez
Senior Vice President

Fred A. Hunt
Senior Vice President

Corey A. Ingber
Senior Vice President

Michael W. Jacobson
Senior Vice President

Edward G. Krisak
Senior Vice President

Robert E. Meyer
Senior Vice President
and Actuary

William J. Saake
Senior Vice President

Kenneth R. Solomon
Senior Vice President

Keith E. Trotman
Senior Vice President

Chris L. Uselton
Senior Vice President

Kenneth L. Wuelfing
Senior Vice President

Glen R. Zepnick
Senior Vice President

Bryan A. Anderson
Vice President

Jeffrey J. Beaudoin
Vice President

Steen Brydum
Vice President

Richard V. Caligiuri
Vice President

Suzanne M. Chapan
Vice President

Duane H. Chernow
Vice President

Ronald W. Crabtree
Vice President

Ron Cordova
Vice President

Mark T. Cross
Vice President

Gerald D. Curtin
Vice President

Charles J. Davis
Vice President

Bradley C. Eastwood
Vice President

Jesse R. Farese
Vice President

F. Stephen Fetchet
Vice President

Carolyn N. Hinson
Vice President

David G. Hoppen
Vice President

Mark M. Jansen
Vice President

Diane L. Kinney
Vice President

Lisa A. Krouse
Vice President and General
Counsel-Southeast

Hyman J. Lee Jr.
Vice President and Assistant Secretary

Jonathan W. Lindsay
Vice President

Andrew M. Lyman
Vice President

Linda K. Mangone
Vice President

Colin S. Mitchell
Vice President

David A. O'Connor
Vice President

Michael J. Paladino
Vice President

Angela Parmelee
Vice President

Stephen D. Petrula
Vice President

Diane E. Schaefer
Vice President

Alan I. Steinhardt
Vice President

John A. Swift
Vice President

Jessica Ann Vasquez
Vice President

John H. Weber
Vice President

Norman C. Winters
Vice President

Laura F. Yamanaka
Vice President

William M. Zachry
Vice President

                                   TheZenith

                                                             CORPORATE DIRECTORY
                                           -------------------------------------

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

Orlando, FL
3504 Lake Lynda Drive Ste 400
Orlando, FL 32817
407/380-9144

Sarasota, FL
South East Region
Sarasota Office
1390 Main St.
Sarasota, FL 34236-5642
800/226-2324

Charlotte, NC
5832 Farm Pond Lane
Suite 300
Charlotte, NC 28212
800/200-2667

Birmingham, AL
10 Iverness Center Parkway
Suite 220
Birmingham, AL 35242
800/355-0708

Perma-Bilt, a Nevada Corporation

Officers

Daniel Schwartz
President

Robert M. Beville
Executive Vice President

David R. Durant
Vice President

Craig A. Hardy
Vice President

Fred W. Lessman
Vice President

Ruth E. Ochoa
Vice President
Headquarters
7150 Pollock Drive
Suite 104
Las Vegas, NV 89119
702/896-9100

                                   TheZenith
                                       69