Form 10-K, Exhibit 13
period 2000-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2001-03-27
CIK 109261

                                  [THEZENITH]

--------------------------------------------------------------------------------

                        ZENITH NATIONAL INSURANCE CORP.

                                              A N N U A L 2 0 0 0 R E P O R T

                                                            FINANCIAL HIGHLIGHTS

Years ended December 31,                                  2000           1999           1998
--------------------------------------------------------------------------------------------
OPERATING RESULTS:
                                                        (Dollars in thousands, except per
                                                                   share data)
       Revenues(1)                                    $459,569       $492,108       $636,779
                                                      ========       ========       ========
       Operating (loss) income after tax(2)            (37,739)       (55,228)        11,559
       Realized (losses) gains after tax:
          On investments                               (10,054)         4,993          7,541
          On sale of CalFarm Insurance Company(1)                     104,335
                                                      --------       --------       --------
       (Loss) income before extraordinary item         (47,793)        54,100         19,100
       Extraordinary item -- gain on extinguishment
          of debt after tax(3)                             993
                                                      --------       --------       --------
       Net (loss) income                              $(46,800)      $ 54,100       $ 19,100
                                                      ========       ========       ========
PER SHARE DATA:
       Operating (loss) income after tax(2)           $  (2.19)      $  (3.22)      $   0.67
       Realized (losses) gains after tax:
          On investments                                 (0.58)          0.29           0.44
          On sale of CalFarm Insurance Company(1)                        6.08
                                                      --------       --------       --------
       (Loss) income before extraordinary item           (2.77)          3.15           1.11
       Extraordinary item -- gain on extinguishment
          of debt after tax(3)                            0.06
                                                      --------       --------       --------
       Net (loss) income                              $  (2.71)      $   3.15       $   1.11
                                                      ========       ========       ========
       Stockholders' dividends                        $   1.00       $   1.00       $   1.00

KEY STATISTICS:
       Combined ratio:
          Including catastrophes(2)                     130.2%         135.2%         105.3%
          Excluding catastrophes(2)                     123.6%         130.0%         103.1%
       Stockholders' equity                           $309,776       $354,559       $346,952
       Stockholders' equity per share(4)                 17.76          20.67          20.23
       Closing common stock price                       29 3/8         20 5/8         23 1/8
--------------------------------------------------------------------------------------------

(1) Zenith completed the sale of CalFarm Insurance Company effective March 31, 1999 for a gain of $104.3 million after tax, or $6.08 per share.

(2) The year ended December 31, 1999 includes $50.0 million before tax
    ($32.5 million after tax, or $1.89 per share) of net charges associated with an increase in the purchase price of RISCORP.

(3) In 2000, Zenith repurchased a total of $16.5 million aggregate principal amount of the outstanding 9% Senior Notes due 2002 and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital
    Securities.

(4) Excluding the effect of Statement of Financial Accounting Standards
    No. 115, stockholders' equity per share was $18.31, $21.80 and $19.86 at December 31, 2000, 1999 and 1998, respectively.

                                                                    TheZenith

   TABLE OF CONTENTS

/ /    Financial Highlights                                            1

/ /    Letter to Stockholders                                          3

/ /    Management's Discussion and Analysis of Consolidated
       Financial Condition and Results of Operations                  25

/ /    5-Year Summary of Selected Financial Information               38

/ /    Property-Casualty Loss Development                             40

/ /    Consolidated Balance Sheet                                     42

/ /    Consolidated Statement of Operations                           44

/ /    Consolidated Statement of Cash Flows                           45

/ /    Consolidated Statement of Stockholders' Equity                 46

/ /    Notes to Consolidated Financial Statements                     48

/ /    Report of Independent Accountants                              66

/ /    Corporate Directory                                            67

       Zenith National Insurance Corp.                                68

       Zenith Insurance Company                                       69

       TheZenith Marketing, Underwriting and Claims Offices           70

       Perma-Bilt, a Nevada Corporation                               70

                                                             TO OUR STOCKHOLDERS

   Workers' Compensation markets nationally, and specifically in California (where we write approximately half our business), have been an industry pricing, expense and reserving disaster for the past several years. Even though our strategy has been significantly different from most of our competitors, we have been impacted to some extent. However, we began experiencing positive change in 2000 which has continued into 2001; our operating losses not withstanding.

   As a transaction-based Company, we have never believed in growth for growth's sake, rather we have held steadfast to our customer service and profit culture. And, throughout this difficult period, we have never wavered in our resolve to support our four fundamental business objectives:

   1. Deliver value-added Workers' Compensation services with underwriting discipline and at adequate rates to help our policyholders protect the safety and health of their employees, and to reduce their ultimate cost of insurance. Consistently-favorable loss ratios, regularly out-performing the industry, and a high rate of renewal customers are evidence of meeting this goal.

   2. Attract and train a professionally managed employee team, with an understanding of our strategies, and the resolve and courage to execute our plan.

   3. Maintain financial strength, documented by an excellent balance sheet and cash and securities in the holding company, and high quality ratings from rating agencies.

                                                                    TheZenith

   THE LONG PERIOD OF INADEQUATE PRICING IS APPARENTLY COMING TO AN END; WE HAVE EXPERIENCED AN INCREASE IN BUSINESS FOR THE FIRST TIME IN SEVEN YEARS AT OUR ACTUARIAL PRICES.

   4. Provide long-term investor value as reflected by growth in our stock price and stockholders' equity.

A PERIOD OF CHARACTER BUILDING

   The current period of adverse industry results has its roots in the Workers' Compensation markets of the early 1990's. On the one hand, there was a degree of positive legislative reform, some rate improvement in various states and reserve adequacy. Plus, the industry's and employers' surprisingly effective assault on fraud and abuse in the system saved hundreds of millions of dollars, resulting in favorable frequency trends and underwriting results. On the other hand, there was the advent of open rating in California in 1995, and adverse insurer pricing trends elsewhere, resulting in plunging employer costs and unsatisfactory insurer results. As I reported last year, it was the best of times and the worst of times.

   But, the major trend of inadequate pricing was escalating and the foreseeable catastrophic damage to insurers was becoming evident.

   Operating as if oblivious to escalating benefits and increased healthcare and claims costs, masked, in part, by declines in claim frequency, numerous opportunistic competitors attacked the market with selling prices below cost as if there was no tomorrow. Market shares were built with inadequate pricing, de-engineered policyholder services, naive reinsurance and unrealistic reserving. It was growth for growth's sake at the expense of solvency and financial strength, with adverse ramifications, as well, to

                                                  STOCKHOLDERS' EQUITY PER SHARE

                                                                         [GRAPH]

carriers committed to customer service and profitability like TheZenith. As could reasonably be anticipated, the competitors' strategies did not work, and negative financial and regulatory consequences have become apparent.

   More specifically:

- Industry combined ratios grew to 130-135%; more than 150% in California.

- Healthcare and claims management costs increased at a rate of 5%-6%; double-digit in California.

- California's "treating physician presumption," for example, was intended to reduce the number of medical reports required to evaluate an injury. Unintended result: we are now limited in our ability to rebut a medical analysis that may not be accurate, leading to substantial increases in the cost of an average claim.

- Industry has estimated under-reserving of $18 billion; $5 billion in California as prior-period loss development continues to escalate.

- Unprecedented underwriting losses and diminishing balance sheets forced the California regulators to takeover a large competitor, require the sale of another, and restrict operations of others.

- Competitors, fighting to survive their sins of the past, answered with pricing and reserving increases significantly in excess of ours; especially in the California marketplace.

                                                                    TheZenith

   AS A TRANSACTION-BASED COMPANY, WE HAVE NEVER BELIEVED IN GROWTH FOR GROWTH'S SAKE, RATHER WE HAVE HELD STEADFAST TO OUR CUSTOMER SERVICE AND PROFIT CULTURE.

   During this period, we responded with acquisition and geographic diversification, the sale of CalFarm at an attractive profit, recruiting an improved management team, and substantial investment in information technology to cost-reduce our G&A (primarily in claims management where the majority of premium is spent). Tough-minded value propositions were applied to every expense factor throughout our operations. We gradually reduced our employee census, held firm to transaction-based pricing, and maintained underwriting and reserving discipline. Of interest, we were the only company to reduce premiums in California for six consecutive years.

   To say it was a time of character building is an understatement. With tens of thousand of applications submitted to us throughout our national network of offices over the years, can you imagine the frustration of our people almost always having to say "no?" No to unprofitable pricing. No to unrealistic underwriting. No to inadequate reserving. No to dismantling our policyholder services. In essence, "no" to a substantial percentage of our new business development and renewal opportunities, but in a professional manner so that agents and employers would continue to do business with us when markets changed. As a result, we reduced premium volume and market share. Our expenses, as expected, were disproportionate to our revenues resulting in operating losses. But, what if we had followed the unrealistic pricing of the market? Our operating losses would have been far more serious and our underwriting discipline would have been damaged. As

                                                                    STOCK PRICES

   [GRAPH]                                                                         [GRAPH]

a result, our loss ratios continue to be substantially better than industry averages, and now provide a favorable starting point for future performance.

   In summary, there are indications the long period of inadequate pricing is apparently coming to an end. During 2000, and so far in 2001, TheZenith has experienced an increase in business for the first time in seven years at our actuarial prices. Of significance, our value-added service strategy is more in demand at appropriate prices in several regions of the country. Although unrealistic pricing and underwriting continues in various markets, it is to a lesser extent than in the past.

   Lastly, we hold firmly to our fundamental belief that operating with an eye to the long term is the correct strategy. TheZenith is stronger in many ways than at any time during this Management's 23-year tenure. Our 2000 Report will discuss in detail the major issues impacting our current and future operations, and our efforts to return to profitability.

SUMMARY OF FINANCIAL HIGHLIGHTS:

- Workers' Compensation premiums earned increased 10% to $300.8 million.

- Operating losses after tax were $37.7 million, or $2.19 per share in 2000, compared to $55.2 million, or $3.22 per share in 1999.

- Investment income after tax was $34.2 million, or $1.98 per share in 2000, compared to $35.6 million, or $2.07 per share in 1999.

- Realized losses on investments after tax were $10.1 million, or $0.58 per share, compared to gains of $5.0 million, or $0.29 per share in 1999.

                                                                    TheZenith

   OUR RECENT RESULTS ARE UNSATISFACTORY, BUT IF WE HAD FOLLOWED THE UNREALISTIC PRICING OF THE MARKET, OUR OPERATING LOSSES WOULD HAVE BEEN FAR MORE SERIOUS.

   Unrealized losses on fixed maturities and equity securities, recorded as a reduction of stockholders' equity after tax, were $8.2 million, compared to $20.0 million in 1999. Also, we have a deferred gain after tax of $3.3 million, or $0.19 per share, in connection with an installment sale of real estate.

- Net loss was $46.8 million, or $2.71 per share in 2000, compared to net income of $54.1 million, or $3.15 per share for 1999.

- The combined ratio for the property-casualty operations was 130.2% for 2000, compared to 135.2% for 1999.

- Stockholders' equity per share at December 31, 2000 was $17.76, compared to $20.67 at December 31, 1999.

ANALYSIS

   Net loss was $46.8 million, or $2.71 per share in 2000, compared to net income of $54.1 million, or $3.15 per share the prior year.

   The following table summarizes pre-tax underwriting performance during the past three years.

-------------------------------------------------------------------------------------------
                                               1998                1999                2000
UNDERWRITING RESULTS
-------------------------------------------------------------------------------------------
                                                        (Dollars in thousands)

Workers' Compensation                      $(42,638)          $(122,543)          $ (87,854)

Other Property-Casualty                       4,410                 (22)

Reinsurance                                  10,268              (7,324)            (14,536)
-------------------------------------------------------------------------------------------

Underwriting loss                          $(27,960)          $(129,889)          $(102,390)
-------------------------------------------------------------------------------------------

                                           INVESTMENT INCOME AFTER TAX PER SHARE

                                                                         [GRAPH]

   2000 results were significantly below our goals, due primarily to continuing underwriting losses in the Workers' Compensation operations, and adverse reserve development of 1999 reinsurance losses. The 1999 results were impacted by the $50.0 million purchase price adjustment in connection with the RISCORP acquisition coupled with underwriting losses in the Workers' Compensation operations.

   Our combined ratio for the Workers' Compensation operations was 129%, composed of a 70% accident year loss ratio (compared to 71% for the current estimate of last year), a 57% loss adjustment and underwriting expense ratio and a 2% ratio of prior years' reserve strengthening. Since the beginning of California's open-rating in 1995, our California loss ratio has averaged 68%, compared to 101% for the California industry. Our 33-point advantage is better than TheZenith's comparative results prior to open rating, and demonstrates the discipline of our pricing and underwriting strategy during a period of significant market turmoil.

   2000 accident year Reinsurance operations were excellent, but were impacted by adverse loss development on the large losses of prior years.

   Investment income after tax decreased slightly to $34.2 million, or $1.98 per share in 2000, from $35.6 million, or $2.07 per share in 1999.

   Stockholders' equity at December 31, 2000 was $309.8 million, compared to $354.6 million at December 31, 1999.

   Cash used in operating activities was $47.0 million in 2000, compared to $51.6 million in 1999; primarily due to payment of claim liabilities.

                                                                    TheZenith

   QUARTERLY RESERVING REVIEWS AND RATE ADJUSTMENTS WILL
   KEEP US FOCUSED ON CHANGING TRENDS.

   We purchased 2,000 shares of Zenith common stock during 2000, leaving authority to purchase an additional 938,000 shares. Since 1987, we have repurchased 8,009,000 shares, or an estimated 38% of the shares then issued, for an aggregate cost of $150.8 million, or an average of $18.82 per share.

   At December 31, 2000, Zenith had long-term debt of $58.4 million, compared to $74.7 million at December 31, 1999, with a total debt-to-equity position of 19.3%, compared to 21.1% at December 31, 1999. Also outstanding was $65.6 million of 8.55% Capital Trust Securities issued in July 1998, maturing in 28 years. We repurchased $24.5 million of debt securities in 2000. TheZenith's parent company had $70.0 million of bank lines of credit available, and $135.7 million of investments. In order to maintain the financial strength of our insurance subsidiaries, we contributed $25.0 million to capital in the fourth quarter of 2000.

   Zenith's subsidiaries are rated A (Excellent) by A.M. Best Company. Moody's Investor's Service and Standard & Poor's have assigned an insurance financial strength rating of Baa1 (Adequate) and A (Strong), respectively.

   Information in the following table provides estimates of Zenith's net incurred losses and loss adjustment expenses by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. These data are of critical importance in judging the

   LOSS RESERVE DEVELOPMENT MEASURES THE ACCURACY OF
   OUR ESTIMATES.

accuracy of our reserve estimates, as well as providing a guide to the setting of fair prices and rates. The increase in estimated incurred losses between 1997 and 1998 is mainly attributable to the business acquired from RISCORP and the increase from 1998 to 1999 is primarily a result of the reserve increase that was part of the RISCORP purchase price adjustment referred to in prior reports. Our reserves are not discounted.

-----------------------------------------------------------------------------------------------------------------------------
                                      ACCIDENT YEAR RESERVE DEVELOPMENT FROM OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
                                                     Net incurred losses and loss adjustment expenses reported at end of year
-----------------------------------------------------------------------------------------------------------------------------
Years in which losses were incurred        1994         1995         1996         1997         1998         1999         2000
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Prior to 1994                        $1,876,649   $1,865,388   $1,862,648   $1,855,543   $2,256,746   $2,256,637   $2,261,370
1994                                    170,999      177,819      169,222      168,016      345,006      348,121      349,071
Cumulative                            2,047,648    2,043,207    2,031,870    2,023,559    2,601,752    2,604,758    2,610,441
1995                                                 180,170      187,517      196,335      341,708      351,292      342,839
Cumulative                                         2,223,377    2,219,387    2,219,894    2,943,460    2,956,050    2,953,280
1996                                                              181,844      238,635      429,335      443,443      434,315
Cumulative                                                      2,401,231    2,458,529    3,372,795    3,399,493    3,387,595
1997                                                                           204,502      333,818      339,907      346,276
Cumulative                                                                   2,663,031    3,706,613    3,739,400    3,733,871
1998                                                                                        258,000      271,317      276,768
Cumulative                                                                                3,964,613    4,010,717    4,010,639
1999                                                                                                     278,054      309,012
Cumulative                                                                                             4,288,771    4,319,651
2000                                                                                                                  306,082
Ratios:
1994                                     66.92%       69.59%       66.22%       65.75%       65.95%       66.55%       66.73%
1995                                                  73.12%       76.10%       79.68%       73.11%       75.16%       73.35%
1996                                                               73.36%       79.35%       80.08%       82.71%       81.01%
1997                                                                            75.04%       72.56%       73.88%       75.26%
1998                                                                                         74.76%       78.62%       80.20%
1999                                                                                                      86.91%       96.58%
2000                                                                                                                   88.76%
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
-This analysis displays the accident year net incurred losses and loss adjustment expenses development for accident years
1994-2000 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change.
-The data prior to 1999 has been restated to exclude the results of CalFarm, which was sold effective March 31, 1999.

                                                                    TheZenith

   ZENITH'S SUBSIDIARIES ARE RATED A (EXCELLENT) BY A.M. BEST; MOODY'S AND S&P HAVE ASSIGNED INSURANCE FINANCIAL STRENGTH RATINGS OF Baa1 (ADEQUATE) AND A (STRONG), RESPECTIVELY.

INVESTMENTS

   Investment activities are a major part of our revenues and earnings; we believe our portfolio is diversified to achieve a reasonable balance of risk and a stable source of earnings. Zenith primarily invests in debt securities, as compared to equities, and our largest holdings are U.S. Government securities. In comparison to other insurers, we believe that our portfolio contains a smaller percentage of equities to total assets and a larger percentage of cash or short-term securities.

- Consolidated investment income after tax and after interest expense was $30.6 million, or $1.77 per share in 2000, compared to $30.3 million, or $1.76 per share in 1999. Average yields on this portfolio in 2000 were 5.9% before tax and 3.9% after tax, respectively, compared to 5.5% and 3.7%, respectively, in 1999.

- During 2000, we recorded net losses before tax from our investment portfolio of $15.5 million, compared to $7.7 million of gains the prior year. The losses were primarily a result of write downs of bonds originally acquired as investment grade securities, most of which continue to pay interest.

- Pre-tax income during 2000 from our real estate activities was $5.5 million, compared to $3.6 million the prior year.

   THEZENITH IS POSITIONED TO PROVIDE COVERAGE FOR NEW AND EXISTING CUSTOMERS, RESPONSIBLY AND PROFITABLY, WHILE DELIVERING QUALITY, VALUE-ADDED POLICYHOLDER SERVICES.

- Unrealized losses in our portfolio of fixed maturity investments were $14.5 million before tax in 2000, compared to $30.1 million before tax the prior year.

   Our investment portfolio is recorded in the financial statements primarily at market value. Average life of the bond portfolio was 5.3 years at December 31, 2000, compared to 6.2 years at December 31, 1999. Portfolio quality is high with 94% and 95% rated investment grade at December 31, 2000 and 1999, respectively.

   The major developments in the U.S. bond markets were continued low inflation and declining interest rates on Treasury Securities. Corporate bond spreads in relation to Treasury Securities increased, notwithstanding most high-quality corporate categories gained in price. Since we are capable of holding these investments to maturity, and the average maturities are relatively short, fluctuations in bond values do not significantly impact our operations.

   Short-term investments and liquidity remained high as we searched for intelligent investment opportunities, and avoided large losses in certain equity markets.

                                                                    TheZenith

   SHORT-TERM INVESTMENTS AND LIQUIDITY REMAINED HIGH AS WE SEARCHED FOR INTELLIGENT INVESTMENT OPPORTUNITIES, AND AVOIDED LARGE LOSSES IN CERTAIN EQUITY MARKETS.

----------------------------------------------------------------------------------------
SECURITIES PORTFOLIO
                                    At December 31, 1999        At December 31, 2000
----------------------------------------------------------------------------------------

                                 Amortized Cost*  Market Value  Amortized Cost*  Market Value
----------------------------------------------------------------------------------------
                                                 (Dollars in thousands)

Short-term investments             $ 179,748     $ 179,748     $ 158,438     $ 158,438
U.S. Government bonds                218,158       215,936       161,796       162,262
Taxable bonds:
  Investment grade                   411,674       389,512       392,218       385,044
  Non-investment grade                40,944        36,711        42,216        35,284
Redeemable preferred stocks           13,879        12,402        13,644        12,752
Other preferred stocks*               11,099         9,825        10,532         9,090
Common stocks*                        25,428        25,634        23,630        27,301
----------------------------------------------------------------------------------------

*Equity securities at cost

   In 1993, we started a home-building operation in order to participate in the growth of the Las Vegas, Nevada housing market. During 2000, we closed and delivered 469 homes at an average selling price of $177,000, compared to 366 homes at an average selling price of $158,000 the prior year. Sales of $84.5 million and $5.5 million of pre-tax income were recorded during 2000, compared to sales of $58.7 million and $3.6 million of pre-tax income the previous year. Land presently owned at a cost of $34.5 million will support the construction of an estimated 1,300 homes over the next several years.

   OUR VALUE-ADDED SERVICE STRATEGY IS MORE IN DEMAND AT APPROPRIATE PRICES IN SEVERAL REGIONS OF THE COUNTRY.

   Changes in interest rates or other factors could affect future home sales (we have not seen any impact so far), but we believe the land we have acquired is strategically located and has long-term value.

   An agreement was consummated to sell our Las Vegas strip property for a gain of $6.0 million, of which $5.1 million will be deferred until additional payments are received. At the closing we received $7.3 million in cash and first mortgage notes for the balance, of which $7.7 million has been adequately guaranteed. We will own a 25% interest in the joint venture owner of the property which will be managed by a successful developer.

WORKERS' COMPENSATION

   TheZenith is a specialty insurer with primary operations in California, Florida, Texas and 40 other states. Premiums written in 2000 were $308.1 million, an increase of 15% from the prior year. Underwriting losses were $87.9 million in 2000 and $122.5 million in 1999. At year-end 2000, there were 32,400 policies in force.

   Even though our underwriting losses are significant and unacceptable, they are not a result of either inadequate rates or a lack of underwriting discipline. In our case, TheZenith's strategy, compared to the competition, resulted in less revenue than needed to achieve a reasonable expense ratio.

                                                                    TheZenith

   OUR ACCIDENT YEAR LOSS RATIOS ARE SUBSTANTIALLY BELOW INDUSTRY AVERAGES AND WILL ASSIST COMBINED RATIO IMPROVEMENT AS VOLUME INCREASES.

   Our accident year loss ratios, as currently estimated, continue to be substantially below industry averages, as follows:

---------------------------------------------------------------------------------------------------
                                         California                     Outside of California
ACCIDENT YEAR                 ---------------------------------   ---------------------------------
LOSS RATIOS                      TheZenith         Industry          TheZenith         Industry
---------------------------------------------------------------------------------------------------
1996                                 63%               94%               46%               63%

1997                                 67%              101%               49%               72%

1998                                 67%              110%               59%               80%
1999                                 76%              118%               67%               81%

2000                                 74%               --                66%               --

   One of the many reasons why our loss ratios outperform the industry is that we rely upon our actuaries to establish adequate rates. Except in Florida, where minimum rates are established by the Insurance Commissioner, most of our business is written at rates we establish and adjust based upon sound actuarial data and judgment which includes estimates of future cost trends. This strategy penalizes volume when competitors ignore data and trends, and price for growth, but assists us in producing low loss ratios and maintaining our discipline.

   As we wrote in last year's Report, competitors (particularly in California) began raising rates and adjusting underwriting to improve their profitability at substantially higher prices than TheZenith. We expected these changes to gain momentum and allow us to write more business. Our predictions were

   REDUCING EMPLOYER LOSS RATIOS, EXPERIENCE MODIFICATIONS, AND ULTIMATELY THE LONG-TERM COST OF THEIR INSURANCE IS OUR HALLMARK AND OUR MISSION.

correct, with our 2000 inforce California volume increasing 50%, from $98.1 million to $146.7 million. Markets outside California were not as favorable, however, we increased premium from $145.8 million to $162.4 million.

   Along with the pricing changes, the most significant development last year was the continued deterioration in the estimated 1999 results of the industry. At the beginning of last year, California and U.S. indications were combined ratios in the 150% and 125% ranges, respectively, for 1999. Today these estimates have been increased to 156% and 135%, respectively. From a historical point of view, these are large changes in a very short period of time and are the worst combined ratio increases on record. As a result, continuing and significant price increases will be required to restore the industry's financial health, and individual companies will need to be vigilant as to pricing, underwriting and loss reserve adequacy. Firmer pricing will also be supported by lower interest rates.

   Pricing wars, naive reinsurance capacity, and escalating claims costs of recent years have taken their toll. Substantial increases in estimating prior-accident-year loss reserves are commonplace. California regulators have initiated the following actions against three large Workers' Compensation carriers: a take-over, restrictions and reduced mandated writings, and pricing activity intervention. Two other California competitors have ceased business, as well as Reliance Insurance Co., a large writer in the marketplace. But, soft-market problems may be far from over. Continuing

                                                                    TheZenith

   WE ARE WORKING ON LEGISLATIVE REFORM OF CALIFORNIA'S "TREATING PHYSICIAN PRESUMPTION" IN ORDER TO IMPACT
   CLAIM COSTS.

price increases, upward loss reserve adjustments, and financial difficulties will persist. Add to this a major unknown: claim frequency trends. While they were favorable during the first nine months of 2000, what if they increase before the industry returns to financial stability?

   We are not aware of any definitive data as to why claim frequency trends have been favorable for the last several years. It is possible that the positive economy is one of the reasons. If so, we are mindful that it is slowing and, in California, current energy problems may impact jobs and the economy.
   TheZenith is positioned to provide coverage for new and existing customers, responsibly and profitably, while delivering quality, value-added policyholder services. Compare January 2001 with 2000: we wrote approximately $40.0 million of new business, compared to approximately $18.0 million the prior year, and renewed a large percentage of existing policies at our actuarial prices. In California, where pricing flexibility exists, we increased our sales in all regions of the state at prices averaging 25% more than the prior year. Combined ratio improvement will be a result of volume and price increases in concert with continuing expense control. Profit improvement should be augmented by increases in cash flow and investable assets. Quarterly reserving reviews and rate adjustments (versus annual reviews as practiced by many competitors), will keep us focused on rising healthcare and indemnity claims costs. Again, the frequency and severity of new claims, along with reserve adequacy estimates, will determine the timing and magnitude of our on-going performance improvement.

   EMPLOYERS WANT TO KEEP THEIR COSTS TO A MINIMUM AND OUR SERVICES, TOGETHER WITH SAFETY PRACTICES, ARE ESSENTIAL.

   Incredibly, there are still a number of competitors significantly under-pricing accounts, with managing general agents, reinsurers and not-for-profit companies the major discounters. While their impact will be far less than in recent years, one would think the "message" would have been received by now. Unfortunately, it is easy to predict the discounters will continue to erode their financial performance, and their ability to provide needed services to assist employers in controlling their costs.

   Reducing employer loss ratios, experience modifications, and ultimately the long-term cost of their insurance is our hallmark and our mission. TheZenith's value-added services, implemented in partnership with our policyholders, have an excellent record of delivering against these objectives, and constitute the Company's most valuable asset along with our highly-professional staff.

- Expert Safety and Health programs assist with accident and illness prevention, incident investigation and remediation, and safe-work practices education for management and employees.

- Claims and Medical/Disability Management procedures facilitate prompt injury reporting, the use of recommended physicians (where permitted state-by-state), nurse case management of serious claims, analysis and negotiation of hospital and medical bills, and continuing communications and reviews to monitor and manage recoveries, costs and reserving.

- Special Investigation Unit and specialized Workers' Compensation Legal personnel protect employers from fraud and abuse, negotiate settlements where prudent, and represent policyholders throughout the litigation process as appropriate.

                                                                    TheZenith

   WE DO NOT FORECAST FUTURE FINANCIAL RESULTS AS A MATTER OF POLICY, BUT IT WOULD APPEAR REASONABLE TO SEE IMPROVED OPERATING RESULTS IN THE SHORT TERM.

- Return to Work programs place recovering employees in transitional duties with physician approval, improving employer morale and productivity, while containing costs.

- Premium Auditors provide proper payroll classifications to assure accuracy and avoid unanticipated retroactive billing.

   Politically, significant changes affecting our operations were minimal. In California, a major benefit increase bill with sorely needed reforms was understandably vetoed by the Governor for the second year in a row. Future efforts towards reform of the system will be made this year, hopefully with the cooperation of the Governor. We are mindful this task has been made more difficult by the enactment of musculoskeletal regulations and ergonomic standards by the Occupational Safety and Health Association (OSHA) in Washington. These regulations add significant costs to employers over and above the price of Workers' Compensation, and it is anticipated until the legality and costs of these regulations is determined, it may be difficult for labor and business to negotiate with the politicians for needed Workers' Compensation changes. Obviously, employers are sensitive to the cost of any benefit package; we too are concerned with the need for a gradual phase-in of benefits and its equitable distribution among disability ratings in order that claim frequency not be increased. We continue to be active in these negotiations because it is essential to eliminate the treating physician presumption from the California system in order to control

   THEZENITH'S VALUE-ADDED SERVICES AND OUR PEOPLE CONSTITUTE THE COMPANY'S MOST VALUABLE ASSETS.

escalating costs. Also, we desire changes that will speed up the dispute resolution process and make it less costly.

   Lastly, legislative consideration should be given to the role played by the State Fund in the California marketplace. The State Fund is the largest writer, a fierce competitor in certain risks, and during this past year, seems to be the most growth-oriented participant. Since the spread between their rates and the general market rates is so large, it is quite likely they are not in compliance with statutes requiring them to be "fairly competitive." These statutes predate open rating in California, and at the least the Legislature should provide some objective criteria of "fairly competitive," since it is the legislative intent that the State Fund "become neither more nor less than self-supporting." At present the State Fund continues to report operating losses, and if this continues or escalates, there will be an adverse impact on the California market. Our concerns are not about competing with the State Fund, but about the rules under which they operate and are regulated.

   As a result of the large insolvency of one of the competitors, it is expected that the California Insurance Guarantee Association will be required to fund hundreds of millions of dollars of losses. Each of our policyholders (all policyholders in the State) will be assessed, under current law, at 1% of their premiums for these losses. Furthermore, we expect there will be efforts to obtain an increase in the assessment amount. Obviously, if other companies become insolvent there will be additional serious financial and political problems.

                                                                    TheZenith

   REINSURANCE PREMIUM INCREASES AND MORE FAVORABLE TERMS ARE OCCURRING FROM
   THE 1999 LOSSES, PARTICULARLY IN THE RETROCESSION MARKET WHERE WE ARE ACTIVE.

REINSURANCE

   For the past 15 years, Zenith Insurance has been selectively underwriting assumed treaty and facultative reinsurance. Reinsurance represents 11% of our property-casualty volume, while Reinsurance reserves represent 15% of our total property-casualty reserves.

   During 2000, the net written premium of this operation was $39.3 million, compared to $35.9 million in 1999. Earned premium was $37.9 million, compared to $36.4 million in 1999. Underwriting losses of $14.5 million were recorded in 2000, resulting in a combined ratio of 138.3%, compared to an underwriting loss of $7.3 million and a combined ratio of 120.1% the prior year. Since the inception of this operation in 1985, the combined ratio has averaged 97.4%. During 2000 and 1999, the majority of written premium was derived from worldwide property catastrophe business.

   Accounting for the property catastrophe reinsurance business has a different result from our other property-casualty business. At the end of each reporting period, income is recognized without reserves being established if no major catastrophe has occurred. In our other businesses, reserves are mandated based upon actual events as well as expected loss patterns. As a result, there may be large fluctuations (positive or negative) in underwriting results for the property catastrophe reinsurance business in the short-term, since only actual events are considered. In 1999, the largest storm impacts were Hurricanes Floyd and Anatol, Typhoon Bart in Japan,

   TECHNOLOGY INVESTMENTS IMPROVE PRODUCTIVITY AND THE QUALITY OF OUR SERVICES.

and French windstorm losses on December 26, 27 and 28, 1999. It was difficult to evaluate our losses from these events in 1999 and, therefore, additional losses were recorded this past year. Fortunately in 2000, there do not appear to have been significant events causing losses. Nevertheless, premium increases and more favorable terms are occurring from the 1999 losses, particularly in the retrocession market where we are active.

INFORMATION TECHNOLOGY

   We focused on two areas this past year: first, improving the functionality of our claims systems with technology and second, our Intranet capability. Additionally, we are making progress toward consolidating our three separate systems into a single national network. Work in all these areas will continue in 2001 and beyond as we insist on improving productivity.

DIRECTORS AND OFFICERS

   Significant strength was added to our Board of Directors and management team this past year. Leon Panetta, Founder and Director of the Leon & Sylvia Panetta Institute for Public Policy, and formerly White House Chief of Staff, joined our Board. His wisdom and judgement, along with all of our Directors, have already made valuable contributions.

   Wes Heyward and Kari Van Gundy, formerly President and Financial Senior Vice President, respectively, of CalFarm Insurance, have re-joined us in senior management positions. Also, Steve Pratt was appointed as Senior Vice President, Claims to supervise our claims operation nationwide.

                                                                    TheZenith

   WE HAVE THE FINANCIAL AND INTELLECTUAL STRENGTH TO TAKE ADVANTAGE OF THE CURRENT MORE POSITIVE PRICING TRENDS.

CONCLUSION

   We are optimistic about the opportunities available in the Workers' Compensation market at our actuarial prices after many years of significantly inadequate pricing and turmoil. Our intellectual and financial strengths are excellent and we are benefiting from the patience and discipline we demonstrated during the last several years. And, we are constantly focused on improving the quality of the services provided to our customers and improving our productivity, since both are essential to our continued success.

   While it is not our policy to forecast future financial results, it would appear reasonable to predict improved operating results in the short term.

   We appreciate the confidence of our long-term investors and welcome our new Shareholders as we navigate through the more favorable market conditions to restore profitability. The support, guidance and good judgment of our distinguished Directors provide assistance and confidence to our management team in our efforts to enhance Shareholder value.

/s/ Stanley R. Zax

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, March 2001

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND
                                                           RESULTS OF OPERATIONS

FORWARD-LOOKING
INFORMATION

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as EXPECT, ANTICIPATE, BELIEVE, or similar words that are used in the Management's Discussion and Analysis of Financial Condition and Results of Operations, in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith National Insurance Corp. and subsidiaries (collectively, "Zenith") are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition;
(2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; and (7) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

OVERVIEW

   Zenith's long-term source of consolidated earnings is principally the income and investment income from the operation of its property-casualty insurance businesses ("P&C Operations") and its investment portfolio. The P&C Operations comprise Workers' Compensation, Reinsurance and Other Property-Casualty (through March 31, 1999). Workers' Compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. During 2000, the P&C Operations wrote workers' compensation insurance in 43 states but the largest concentrations, 45.7% and 28.2% of the Workers' Compensation premiums earned during 2000, were in California and Florida, respectively. Reinsurance principally consists of world-wide, assumed reinsurance of property losses from catastrophes and large property risks. Results of the Reinsurance Operations can be adversely impacted in periods that sustain large catastrophe losses. Other Property-Casualty, which was operated by CalFarm Insurance Company ("CalFarm"), formerly a wholly-owned subsidiary of Zenith Insurance Company ("Zenith Insurance"), a wholly-owned subsidiary of Zenith National Insurance Corp. ("Zenith National"), represents multiple product line direct insurance other than workers' compensation, principally in California. Effective March 31, 1999, Zenith sold CalFarm. Results of the P&C Operations for the three years ended December 31, 2000 are set forth in the table on page 27. The Real Estate Operations develop land and primarily construct single-family residences in Las Vegas, Nevada. Investment operations provide income and realized gains on investments, primarily in debt securities. The Parent operations represent Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of

                                                                    TheZenith 25
the P&C Operations, non-insurance companies and securities.

   The comparability of the results of operations between each of the three years ended December 31, 2000, 1999 and 1998 is affected by several items. First, on April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP") related to RISCORP's workers' compensation business (the "RISCORP Acquisition"-- for a full description of the RISCORP Acquisition, see Note 14 to the Consolidated Financial Statements on pages 58-59). Second, in the third quarter of 1999, Zenith recorded net charges of $50.0 million before tax ($32.5 million after tax, or $1.89 per share) associated with an increase in the estimated net liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP (the "RISCORP Purchase Adjustment"-- for a full description of the RISCORP Purchase Adjustment, see Note 14 to the Consolidated Financial Statements on pages 58-59). Third, effective March 31, 1999, Zenith sold CalFarm which had previously operated Zenith's Other Property-Casualty Operations. The sale of CalFarm resulted in a gain of $104.3 million after tax (see Note 13 to the Consolidated Financial Statements on pages 57-58).

   The comparative components of net (loss) income after tax for the three years ended December 31, 2000 are set forth in the following table:

-------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                 2000          1999          1998
-------------------------------------------------------------------------------------------------
Net investment income                                        $ 34,243      $ 35,632      $ 35,907
Realized (losses) gains on investments                        (10,054)        4,993         7,541
-------------------------------------------------------------------------------------------------
Subtotal                                                       24,189        40,625        43,448
Property-casualty underwriting results:
  Loss excluding catastrophes and RISCORP Purchase
    Adjustment                                                (53,251)      (40,404)      (11,230)
  Catastrophe losses                                          (14,690)      (12,285)       (7,475)
  RISCORP Purchase Adjustment                                               (32,500)
-------------------------------------------------------------------------------------------------
Property-casualty underwriting loss                           (67,941)      (85,189)      (18,705)
Income from Real Estate Operations                              3,552         2,372           868
Interest expense                                               (3,666)       (5,342)       (3,824)
Parent expenses                                                (3,927)       (2,701)       (2,687)
-------------------------------------------------------------------------------------------------
(Loss) income before gain on sale of CalFarm and
  extraordinary item                                          (47,793)      (50,235)       19,100
Gain on sale of CalFarm                                                     104,335
Extraordinary item-gain on extinguishment of debt                 993
-------------------------------------------------------------------------------------------------
Net (loss) income                                            $(46,800)     $ 54,100      $ 19,100
-------------------------------------------------------------------------------------------------

   The comparative results of the P&C Operations before tax and combined ratios for the three years ended December 31, 2000 are set forth in the table below. 1999 is presented both including and excluding the RISCORP Purchase Adjustment.

------------------------------------------------------------------------------------------------
(Dollars in thousands)                           2000       1999(1)        1999(2)          1998
------------------------------------------------------------------------------------------------
Premiums earned:
  Workers' Compensation:
    California                              $ 137,497      $107,929      $ 107,929      $123,173
    Outside California                        163,336       164,325        170,925       155,487
------------------------------------------------------------------------------------------------
  Total Workers' Compensation                 300,833       272,254        278,854       278,660
  Reinsurance                                  37,919        36,441         36,441        29,150
  Other Property-Casualty(3)                                 54,108         54,108       222,045
------------------------------------------------------------------------------------------------
Total                                       $ 338,752      $362,803      $ 369,403      $529,855
------------------------------------------------------------------------------------------------
Underwriting (loss) income before tax:
  Workers' Compensation                     $ (87,854)     $(72,543)     $(122,543)     $(42,638)
  Reinsurance                                 (14,536)       (7,324)        (7,324)       10,268
  Other Property-Casualty(3)                                    (22)           (22)        4,410
------------------------------------------------------------------------------------------------
Total                                       $(102,390)     $(79,889)     $(129,889)     $(27,960)
------------------------------------------------------------------------------------------------
Combined loss and expense ratios:
  Workers' Compensation:
    Loss and loss adjustment expenses           96.4%         89.2%         102.5%         79.3%
    Underwriting expenses                        32.8          37.4           41.4          36.0
------------------------------------------------------------------------------------------------
Combined ratio                                 129.2%        126.6%         143.9%        115.3%
------------------------------------------------------------------------------------------------
  Reinsurance:
    Loss and loss adjustment expenses          124.0%        105.0%         105.0%         45.3%
    Underwriting expenses                        14.3          15.1           15.1          19.5
------------------------------------------------------------------------------------------------
Combined ratio                                 138.3%        120.1%         120.1%         64.8%
------------------------------------------------------------------------------------------------
  Other Property-Casualty(3):
    Loss and loss adjustment expenses                         66.5%          66.5%         67.0%
    Underwriting expenses                                      33.5           33.5          31.0
------------------------------------------------------------------------------------------------
Combined ratio                                               100.0%         100.0%         98.0%
------------------------------------------------------------------------------------------------
Total:
    Loss and loss adjustment expenses           99.4%         87.4%          97.5%         72.3%
    Underwriting expenses                        30.8          34.6           37.7          33.0
------------------------------------------------------------------------------------------------
Combined ratio                                 130.2%        122.0%         135.2%        105.3%
------------------------------------------------------------------------------------------------

(1) Excluding RISCORP Purchase Adjustment
(2) Including RISCORP Purchase Adjustment
(3) CalFarm was sold effective March 31, 1999

   Zenith's key operating goal for the P&C Operations is to achieve a combined ratio of 100% or lower. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property-casualty insurance business. It is the sum of net incurred loss and loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned.

   The profitability of the P&C Operations is principally dependent upon the adequacy of rates charged to the insured for insurance protection; the frequency and severity of claims and catastrophes; the ability to accurately estimate and accrue reported and

                                                                    TheZenith 27
unreported losses in the correct period; and the ability to manage claim costs and keep operating expenses in line with premium volume. Some of the factors that continue to impact the business and economic environment in which Zenith operates include: intense price competition; poor operating results and reports of substantial under estimation of reported loss reserves in the national workers' compensation insurance industry; an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in geographic areas where Zenith operates; the frequency and severity of claims and catastrophes; and the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse. Fluctuations in interest rates cause fluctuations in Zenith's investment income and the fair values of its investments. Although management is currently unable to predict the effect of any of the foregoing, these factors, related trends and uncertainties could have a material effect on Zenith's future operations and financial condition.

   The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing reserves on open claims. The following shows the one-year loss reserve development for loss and loss adjustment expense for the P&C Operations:

----------------------------------------------------------------------
                                                  Other
(Dollars in        Workers'                     Property-
thousands)       Compensation   Reinsurance    Casualty(1)     Total
----------------------------------------------------------------------
One-year loss
development in:
  2000             $ 8,251        $ 22,629                    $ 30,880
  1999              38,767           7,336       $(1,279)       44,824
  1998                 (75)         (7,538)       (3,754)      (11,367)
----------------------------------------------------------------------
Favorable development is shown in brackets.

(1) CalFarm was sold effective March 31, 1999

   Zenith continually monitors loss development trends and data to establish adequate premium rates and loss reserves. In 2000, Zenith increased its estimate of unpaid Workers' Compensation losses for principally the 1999 accident year by about $8.0 million. The Workers' Compensation reserve strengthening in 1999 is attributable to the RISCORP Purchase Adjustment. Adverse development in 2000 in the Reinsurance Operations is attributable to additional estimates of the impact of the events in 1999 but there do not appear to be any major catastrophic events in 2000. Adverse development in the Reinsurance Operations in 1999 was principally attributable to increased estimates in 1999 of the loss associated with Hurricane Georges, the principal catastrophe in 1998.

   The process of evaluating an insurance company's exposure to the cost of environmental and asbestos damage is subject to significant uncertainties. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure and unresolved legal issues regarding policy coverage. The legal issues concerning the interpretations of various insurance policy provisions and whether environmental and asbestos losses are, or were ever intended to be, covered are complex. Courts have reached different and sometimes inconsistent conclusions regarding such issues as: when the loss occurred and which policies provide coverage, how policy limits and exclusions are applied and determined, whether clean-up costs are covered as insured property damage and whether site assessment costs are either indemnity payments or adjusting costs.

   Zenith has exposure to asbestos losses in the Workers' Compensation Operations for medical, indemnity and loss adjustment expenses associated with covered workers' long-term exposure to asbestos or asbestos-containing materials. Most of these claims date back to the 1970's and early 1980's and Zenith's exposure is generally limited to a pro rata share of the workers' compensation-related loss for the period of time coverage was provided. Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its Reinsurance Operations but the business reinsured by Zenith in its Reinsurance Operations contains exclusion clauses for environmental and asbestos losses. CalFarm (through March 31, 1999) wrote liability coverage under farmowners' and small commercial policies, however any such liabilities associated with CalFarm were retained by CalFarm when it was sold and Zenith retains no exposure to any such liabilities. All claims for damages resulting from asbestos losses are identified and handled by Zenith's most experienced claims/ legal professionals. Environmental and asbestos losses have not been material and Zenith believes that its reserves for environmental and asbestos losses are appropriately established based on currently available facts, technology, laws and regulations. However, due to the long-term nature of these claims, the inconsistencies of court decisions on coverage, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate exposure from these claims may vary from the amounts currently reserved.

   Inflation rates may impact the financial statements and operating results in several areas. Fluctuations in inflation rates impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of the P&C Operations' continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

WORKERS' COMPENSATION

   The following is a discussion of results of the Workers' Compensation Operations as set forth on page 27 excluding the impact of the RISCORP Purchase Adjustment in 1999.

   In the three years ended December 31, 2000, intense competition and inadequate premium rates adversely affected the national workers' compensation industry. Industry data indicates a national trend of increasing claims severity, and premium rates have not kept pace with the trend of increasing severity. Industry organizations such as the National Council on Compensation Insurance, Inc. and the California Workers' Compensation Insurance Rating Bureau have reported that their analyses of the data show that the liabilities for unpaid loss and loss adjustment expenses as estimated and reported by the industry are significantly inadequate. The estimated accident year combined ratio in 1999 was about 135% for the national workers' compensation industry and about 156% for the California workers' compensation industry, including a 1999 accident year loss ratio of about 118%.

                                                                    TheZenith 29

   Zenith's inforce Workers' Compensation premiums decreased consistently in the several years ended December 31, 1999 as a result of Zenith's endeavors during that period to maintain rate adequacy in the face of intense competition in the national workers' compensation insurance industry and, as a result, premiums earned in the Workers' Compensation Operations decreased in 1999 compared to 1998. In the year ended December 31, 2000, competitive pricing conditions improved somewhat in California and Zenith increased its inforce premiums in California by about 50% at December 31, 2000 compared to December 31, 1999. Outside of California, where competition and pricing are improving only moderately and only in certain states, Zenith's inforce premiums increased by about 11% at December 31, 2000 compared to December 31, 1999. As a result, Zenith's Workers' Compensation premiums earned increased in 2000 compared to 1999. In January 2001, Zenith continued to increase its inforce premiums in California and other selected states.

   Zenith increased its premium rates in California by about 8% effective January 1, 2000 and by about 9% effective September 1, 2000. Rates were increased again in California by about 8% effective January 1, 2001 and Zenith implemented other rate increases in most of the states in which it does business. Minimum rates in Florida, which are set by the Department of Insurance, were unchanged at January 1, 2001.

   Underwriting losses in the Workers' Compensation Operations increased in 2000 compared to 1999 principally because of a higher loss ratio in 2000. The increase in the loss ratio is due to the trend of increasing severity of claims in Zenith's Workers' Compensation Operations offset partially by a decrease in frequency of claims and by rate increases in California. Zenith continually monitors loss development trends and data to establish adequate rates and loss reserves. Zenith also increased its estimate of California losses for prior years, principally for 1999, and about $8.0 million of reserve strengthening is included in the loss ratio and underwriting loss in 2000. Underwriting losses in the Workers' Compensation Operations increased in 1999 compared to 1998 principally because of a higher loss ratio in 1999 and the impact of reduced premium volumes in 1999 relative to operating expenses.

   Zenith expects that the profitability of its Workers' Compensation Operations will be dependent upon general levels of competition, industry pricing and management's ability to estimate the impact of claim frequency and severity trends on the adequacy of loss reserves and premium rates. Zenith is unable to predict when its Workers' Compensation Operations will return to underwriting profitability, although it anticipates improvement in the short-run with increases in volume and prices.

   In Florida, the Special Disability Trust Fund (the "Fund") assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries." Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith Insurance has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. At December 31, 2000 and 1999, the receivable from the Fund was $31.1 million and $37.0 million, respectively, related to the pre-January 1, 1998 claims.

REINSURANCE

   Results of the Reinsurance Operations may be adversely impacted in years when large catastrophes occur. However, since its inception in 1985, the combined ratio of the Reinsurance Operations through December 31, 2000 was 97.4%. In the three years ended December 31, 2000, the Reinsurance Operations were adversely impacted by catastrophe losses. Catastrophe losses were $22.6 million, $18.9 million and $11.5 million before tax in 2000, 1999 and 1998, respectively. Catastrophe losses in 2000 were attributable to additional estimates of the impact of the events in 1999, but there do not appear to have been any major catastrophes in 2000. There were frequent catastrophes of a moderate size culminating in severe storms in Europe at the end of 1999. Catastrophe losses in 1998 were attributable principally to a single large event--Hurricane Georges. Estimates of the impact of catastrophes on the Reinsurance Operations are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

OTHER PROPERTY-CASUALTY

   The Other Property-Casualty Operations, through CalFarm, offered automobile, farmowners, commercial coverages, group health and homeowners coverage, primarily in California. CalFarm was sold, effective March 31, 1999, to Nationwide Mutual Insurance Company resulting in a gain of $104.3 million after tax.

   Underwriting results for 1999 and 1998 were impacted by intense competition and increased expenses, primarily due to computer upgrade costs. In 1998, CalFarm sustained catastrophe losses before tax of $5.0 million in conjunction with California wind and storm damage. The Other Property-Casualty Operations underwriting results in 1999 and 1998 were also adversely impacted by losses in the group health line of business because of higher health care costs and increased utilization.

REAL ESTATE OPERATIONS

   Total revenues recognized in the Real Estate Operations in 2000, 1999 and 1998 were $84.5 million, $58.7 million and $37.7 million, respectively, and pre-tax income was $5.5 million, $3.6 million and $1.4 million, respectively. Revenues and operating income increased in 2000 compared to 1999 and in 1999 compared to 1998 due to an increase in the number of home sales (number of sales were 469, 366 and 275 for the years ended December 31, 2000, 1999 and 1998, respectively). Revenues also increased in 2000 compared to 1999 and in 1999 compared to 1998 because of an increase in the average selling price per home (average selling price was $177,000, $158,000 and $137,000 for the years ended December 31, 2000, 1999 and 1998, respectively). Land presently owned at a cost of $34.5 million will support the construction of an estimated 1,300 homes over the next several years. Changes in interest rates and other factors could affect future home sales (we have not seen any impact so far), but Zenith believes the land it has acquired is strategically located and will have long term value.

INVESTMENTS

   At December 31, 2000 and 1999, Zenith's consolidated investment portfolio emphasized high quality, taxable bonds and short-term investments, supplemented by smaller portfolios of redeemable and other preferred and common stocks. Bonds constituted 68% and 71%, and short-term investments constituted 19% and 20% of the carrying value of Zenith's consolidated investment portfolio at December 31, 2000 and 1999, respectively. Bonds with an investment grade rating represented 94% and 95% of the consolidated carrying values of bonds at December 31, 2000 and 1999, respectively. The average life of the consolidated portfolio was 5.1 and 5.7 years at December 31, 2000 and 1999, respectively.

                                                                    TheZenith 31

   The change in the carrying value of Zenith's consolidated investment portfolio in 2000 was as follows:

----------------------------------------------------------------------------------
(Dollars in thousands)
----------------------------------------------------------------------------------
Carrying value at beginning of year                                       $901,734
  Purchases at cost                                                        168,737
  Maturities and redemptions                                               (51,281)
  Proceeds from sales of investments                                      (182,297)
  Net realized losses                                                      (15,467)
  Change in unrealized gains and losses, net                                18,141
  Net change in short-term investments                                     (25,026)
  Net accretion of bonds and preferred stocks and other
  changes                                                                   38,193
----------------------------------------------------------------------------------
Carrying value at end of year                                             $852,734
----------------------------------------------------------------------------------

   Zenith's investment portfolio decreased in the year ended December 31, 2000 principally to fund the use of cash in operations and the repurchases of outstanding debt described in the Liquidity and Capital Resources section on page 35.
   Zenith has identified certain securities, amounting to 96% of the investments in debt securities at December 31, 2000 and 1999, as "available-for-sale." Stockholders' equity increased by $9.6 million after deferred tax from December 31, 1999 to December 31, 2000 and decreased by $25.7 million after deferred tax from December 31, 1998 to December 31, 1999 as a result of changes in the fair values of such investments. Stockholders' equity will fluctuate with changes in the fair values of "available-for-sale" securities. The total fair value of fixed maturity investments, including short-term investments, was $753.8 million and $834.3 million at December 31, 2000 and 1999, repectively. The unrealized gain (loss) on held-to-maturity and available-for-sale fixed maturity investments were as follows:

------------------------------------------------------------
                              Held-to-
                              Maturity   Available-for-Sale
                              --------   -------------------
(Dollars in thousands)         Before     Before     After
                                Tax        Tax        Tax
------------------------------------------------------------
December 31, 2000              $  368    $(14,877)  $ (9,670)
December 31, 1999                (340)    (29,698)   (19,304)
------------------------------------------------------------

   The yields on invested assets, which vary with the general level of interest rates, the average life of invested assets and the amount of funds available for investment, for the three years ended December 31, 2000 were as follows:

---------------------------------------------------
                       2000       1999       1998
---------------------------------------------------
Investment yield:
  Before tax             5.9%       5.5%       5.7%
  After tax              3.9        3.7        3.8
---------------------------------------------------

   When, in the opinion of management, a decline in market value of investments is considered to be "other than temporary," such investment is written down to its net realizable value. The determination of "other than temporary" includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write down is necessary. During the years ended December 31, 2000 and 1999, there were $22.5 million and $1.7 million, respectively, of such write downs, including $7.3 million during the fourth quarter of 2000.

   In December 2000, Zenith sold approximately 183 acres of land located in Las Vegas, Nevada. The gain on the sale was $6.0 million, of which $5.1 million was deferred at December 31, 2000.

PARENT

   Parent expenses in 2000 include $1.8 million before tax of severance costs associated with the termination provisions of an employment contract of a company officer.

MARKET RISK OF FINANCIAL INSTRUMENTS

   The fair value of the fixed maturity investment portfolio is exposed to interest rate risk -- the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, Zenith has the ability to hold fixed maturity investments to maturity. Zenith relies on the experience and judgment of senior management to monitor and mitigate the effects of market risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or options contracts, but will attempt to mitigate its exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. In addition, Zenith places the majority of its investments in high quality, liquid securities and limits the amount of credit exposure to any one issuer.

   The table below provides information about Zenith's financial instruments as of December 31, 2000 for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair value of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include redeemable preferred stock, corporate bonds, municipal bonds, government bonds and mortgage-backed securities. For debt obligations, the table presents principal cash flows by expected maturity dates (including interest).

-----------------------------------------------------------------------------------------------------------------------------
                                                                              Expected Maturity Date
(Dollars in thousands)                               ------------------------------------------------------------------------
                                                       2001      2002      2003      2004      2005     Thereafter    Total
-----------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
  Held-to-maturity and available-for-sale
    securities:
      Fixed rate                                     $120,642   $63,715   $35,902   $35,928   $34,498    $301,687    $592,372
      Weighted average interest rate                     5.8%      5.9%      7.9%      7.1%      7.0%        8.5%        7.4%
  Trading securities:
      Fixed rate                                     $  2,970                                                        $  2,970
      Weighted average interest rate                     6.9%                                                            6.9%

Short-term investments                               $158,438                                                        $158,438

Debt and interest obligations:
  Payable to banks and other notes payable           $  9,480   $ 7,556                                              $ 17,036
  Senior notes payable                                  5,265    61,133                                                66,398
  Redeemable securities                                 5,729     5,729   $ 5,729   $ 5,729   $ 5,729    $198,767     227,412
-----------------------------------------------------------------------------------------------------------------------------

                                                                    TheZenith 33

LIQUIDITY AND CAPITAL RESOURCES

   The P&C Operations generally create liquidity because insurance premiums are collected prior to disbursements for claims and other policy benefits. Collected premiums may be invested, principally in fixed maturity securities, prior to their use in such disbursements, and investment income provides additional cash receipts. Claim payments may take place many years after the collection of premiums. In periods in which disbursements for claims and benefits, current acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The P&C Operations maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At December 31, 2000 and 1999, cash and short-term investments in the P&C Operations amounted to $112.6 million and $92.1 million, respectively.

   In the year ended December 31, 2000, payment of income taxes for 1999, including $56.0 million associated with the gain on sale of CalFarm, reduced cash flow from operations. In the year ended December 31, 1999, $54.3 million of cash was used to pay the balance of the purchase price for the RISCORP Acquisition and net proceeds of approximately $211.0 million were received in connection with the sale of CalFarm.

   Zenith National requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations and fund its operating expenses. Such cash requirements are generally funded in the long run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Investment income from its investment portfolio also provides a current source of cash to Zenith National.

   The P&C Operations are subject to insurance regulations which restrict their ability to distribute dividends. Such dividend capabilities are set forth in
Note 17 to the Consolidated Financial Statements on page 62. Such restrictions have not had, and under current regulations are not expected to have, a material adverse impact on Zenith. The maximum dividend which can be paid to Zenith National without prior approval of the California Department of Insurance in 2001 is $26.2 million. In 2000, Zenith National received $10.0 million of dividend payments from Zenith Insurance. In 1999, Zenith National received $130.0 million of such dividend payments, including a dividend of $100.0 million paid from the gain on the sale of CalFarm and with the prior approval of the California Department of Insurance. Zenith National has available cash, short-term investments and other investments, which currently significantly exceed its short-term cash requirements. Cash, short-term investments and other investments in Zenith National amounted to $135.7 million and $171.7 million at December 31, 2000 and 1999, respectively.

   At December 31, 2000, Zenith National had two revolving, unsecured lines of credit in an aggregate amount of $70.0 million, all of which was available at December 31, 2000. Under these agreements certain restrictive covenants apply including the maintenance of certain financial ratios.

   The amount of capital in the P&C Operations is maintained relative to standardized capital adequacy measures such as risk based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk based capital is used by regulators for regulatory financial surveillance purposes and by rating agencies to assign financial strength ratings to the P&C Operations and ratings for the debt issued by Zenith National. From time to time, the level of capitalization of the P&C Operations may be increased by contributions from Zenith National. Zenith National made contributions of $25.0 million and $65.0 million in 2000 and 1998, respectively, to the capital and surplus of Zenith Insurance.

   In the first quarter of 2000, Zenith's financial strength and debt ratings were reduced by Moody's Investors Service ("Moody's") and by Standard & Poor's ("S&P"), principally over concerns about continuing operating losses in the P&C Operations. In August 2000, S&P affirmed its ratings of Zenith, but changed its outlook for Zenith to "negative" and Moody's also changed its outlook for Zenith to "negative" at the same time making no changes to Zenith's ratings. Both rating agencies cited continuing concerns about the operating performance of the P&C Operations. In the second quarter of 2000, A. M. Best Company reduced the rating of the P&C Operations from A+ (Superior) to A (Excellent). The actions of such rating agencies have had no material impact on Zenith's operations. Because of the available invested assets and available lines of credit in Zenith National, Zenith National has the flexibility, if necessary, to contribute capital to the P&C Operations.

   From time to time, Zenith may make repurchases of its outstanding common shares or outstanding debt. At December 31, 2000, Zenith National was authorized to repurchase up to 938,000 shares of its common stock at prevailing market prices pursuant to a share purchase program authorized by its Board of Directors. These purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity. In 2000, Zenith National paid $22.8 million to repurchase $16.5 million aggregate principal amount of the outstanding 9% Senior Notes due 2002 and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of the Zenith National Insurance Capital Trust I, a Delaware statutory business trust, all of the voting securities of which are owned by Zenith National (the "Trust"). The repurchases resulted in an extraordinary gain before tax of $1.5 million. Zenith National used its available cash balances to fund these purchases.

   The Real Estate Operations maintain certain bank credit facilities to provide financing for development and construction of single-family residences for sale. Each agreement pertains to a separate residential housing project. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. At December 31, 2000 and 1999, the maximum credit available was $29.7 million and $37.1 million, respectively. At December 31, 2000 and 1999, $15.7 million and $19.1 million, respectively, was outstanding under these facilities. Zenith National also finances the land acquisitions of its Real Estate Operations through inter-company loans.

   Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 2000 and 1999, investments carried at their fair value of $235.9 million and $205.5 million, respectively, were on deposit to comply with such regulations.

   On July 30, 1998, Zenith National issued $75.0 million of 8.55% Capital Securities at a price of $996.24 per security through the Trust. (See Note 10 to the Consolidated Financial Statements on pages 56-57 for a full description of the Capital Securities).

                                                                    TheZenith 35

CODIFICATION OF STATUTORY ACCOUNTING PRINCIPLES

   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. (Statutory accounting is a comprehensive basis of accounting for insurance companies based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC.) The Codification provides guidance for the areas where statutory accounting has been silent and changes current statutory accounting in some areas. The NAIC established January 1, 2001 as the effective date of the Codification and the California and Texas Departments of Insurance have adopted the Codification. Zenith believes that the Codification, as currently constituted, will not have a material impact on the statutory capital and surplus of the P&C Operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

   On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 requires, among other things, that companies record all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives will be required to be recorded each period in current earnings or other comprehensive income, depending on the nature of the derivative. Zenith believes that adoption of SFAS No. 133 will not have a material effect on its results of operations or its financial position.

                                                            FINANCIAL STATEMENTS

                                                                    TheZenith

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

Years ended December 31,              Note          2000        1999
--------------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
Revenues:                             1, 2
  Premiums earned                             $  338,752  $  369,403
  Net investment income                           51,766      53,662
  Realized (losses) gains on
    investments                                  (15,467)      7,682
  Real estate sales                               84,518      58,670
  Service fee income                                           2,691
--------------------------------------------------------------------
Total revenues                                   459,569     492,108
--------------------------------------------------------------------
(Loss) income after tax and before
  realized (losses) gains and
  extraordinary item                  1, 2       (37,739)    (55,228)
Per common share                        3          (2.19)      (3.22)
--------------------------------------------------------------------
Components of net (loss) income:
  Underwriting (loss) income:
    (Loss) income excluding
      catastrophes                    1, 2       (53,251)    (72,904)
    Catastrophe losses                           (14,690)    (12,285)
  Net investment income                           34,243      35,632
  Realized (losses) gains on
    investments                                  (10,054)      4,993
  Income from real estate
    operations                                     3,552       2,372
  Parent expenses and interest
    expense                                       (7,593)     (8,043)
  Gain on sale of CalFarm               2                    104,335
  Extraordinary item-gain on
    extinguishment of debt              4            993
--------------------------------------------------------------------
Net (loss) income                                (46,800)     54,100
Per common share                        3          (2.71)       3.15
--------------------------------------------------------------------
Cash dividends per share to common
  stockholders                                      1.00        1.00
--------------------------------------------------------------------
Weighted average common shares
  outstanding                                     17,269      17,172
--------------------------------------------------------------------
Financial condition:                  1, 2
Total assets                                  $1,472,190  $1,573,786
Investments                                      852,734     901,734
Unpaid loss and loss adjustment
  expenses                                       877,883     880,929
Senior notes, bank debt and other
  notes payable                         4         74,048      94,955
Redeemable securities                   4         65,618      73,397
Total stockholders' equity                       309,776     354,559
Stockholders' equity per share          5          17.76       20.67
Return on average equity                         (14.3)%       13.9%
--------------------------------------------------------------------
Insurance statistics (GAAP):          1, 2
Paid loss and loss adjustment
  expense ratio                                    90.9%       96.0%
Combined ratio:
  Loss and loss adjustment expense
    ratio                                          99.4%       97.5%
  Underwriting expense ratio                       30.8%       37.7%
                                              ----------  ----------
  Combined ratio                                  130.2%      135.2%
Net premiums earned-to-surplus
  ratio                                              1.1         1.1
Loss and loss adjustment expense
  reserves-to-surplus ratio (net
  of reinsurance)                                    2.0         1.8
--------------------------------------------------------------------

(1) On April 1, 1998, Zenith acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and subsidiaries (collectively, "RISCORP"). In 1999, Zenith recorded $50.0 million before tax
    ($32.5 million after tax, or $1.89 per share) of net charges associated with an increase in the purchase price of RISCORP (See Note 14 to the Consolidated Financial Statements on pages 58-59).
(2) Zenith completed the sale of CalFarm Insurance Company ("CalFarm") effective March 31, 1999 resulting in a gain of $104.3 million after tax, or $6.08 per share, in the first quarter of 1999. (See Note 13 to the Consolidated Financial Statements on pages 57-58.)
(3) Amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128 "Earnings per Share" and represent diluted amounts per share and weighted average shares assuming exercise of stock options.

--------------------------------------------------------------------------------

                                              1998           1997           1996
--------------------------------------------------------------------------------------
(Dollars and shares in thousands,
 except per share data)
Revenues:
  Premiums earned                    $     529,855  $     488,721  $     452,856
  Net investment income                     53,593         52,332         51,154
  Realized (losses) gains on
    investments                             11,602         14,008         10,807
  Real estate sales                         37,737         45,419         41,554
  Service fee income                         3,992
--------------------------------------------------------------------------------------
Total revenues                             636,779        600,480        556,371
--------------------------------------------------------------------------------------
(Loss) income after tax and before
 realized (losses) gains and
 extraordinary item                         11,559         19,669         30,575
Per common share                              0.67           1.10           1.72
--------------------------------------------------------------------------------------
Components of net (loss) income:
  Underwriting (loss) income:
    (Loss) income excluding
      catastrophes                         (11,230)       (10,217)           356
    Catastrophe losses                      (7,475)          (975)
  Net investment income                     35,907         34,655         34,069
  Realized (losses) gains on
    investments                              7,541          8,431          7,025
  Income from real estate
    operations                                 868          1,079          1,251
  Parent expenses and interest
    expense                                 (6,511)        (4,873)        (5,101)
  Gain on sale of CalFarm
  Extraordinary item-gain on
    extinguishment of debt
--------------------------------------------------------------------------------------
Net (loss) income                           19,100         28,100         37,600
Per common share                              1.11           1.57           2.12
--------------------------------------------------------------------------------------
Cash dividends per share to common
 stockholders                                 1.00           1.00           1.00
--------------------------------------------------------------------------------------
Weighted average common shares
 outstanding                                17,158         17,886         17,752
--------------------------------------------------------------------------------------
Financial condition:
Total assets                         $   1,818,726  $   1,252,156  $   1,242,724
Investments                              1,048,681        879,973        852,799
Unpaid loss and loss adjustment
 expenses                                  997,647        613,266        620,078
Senior notes, bank debt and other
 notes payable                              93,851         88,216         88,861
Redeemable securities                       73,341
Total stockholders' equity                 346,952        361,866        337,503
Stockholders' equity per share               20.23          20.31          19.17
Return on average equity                      5.4%           8.3%          11.4%
--------------------------------------------------------------------------------------
Insurance statistics (GAAP):
Paid loss and loss adjustment
 expense ratio                               82.9%          66.9%          69.9%
Combined ratio:
  Loss and loss adjustment expense
    ratio                                    72.3%          71.2%          69.5%
  Underwriting expense ratio                 33.0%          32.2%          30.3%
                                      -----------    -----------    -----------
  Combined ratio                            105.3%         103.4%          99.8%
Net premiums earned-to-surplus
 ratio                                         1.2            1.4            1.4
Loss and loss adjustment expense
 reserves-to-surplus ratio (net of
 reinsurance)                                  1.6            1.5            1.6
--------------------------------------------------------------------------------------

(4) In 2000, Zenith repurchased a total of $16.5 million aggregate principal amount of the outstanding 9% Senior Notes due 2002 and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities.
(5) Excluding the effect of Statement of Financial Accounting Standards
    No. 115, stockholders' equity per share was $18.31, $21.80, $19.86, $20.03 and $19.28 at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

                                                                    TheZenith

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

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE LIABILITY DEVELOPMENT
--------------------------------------------------------------------------------

Years ended December 31,                   2000       1999       1998
---------------------------------------------------------------------
(Dollars in thousands)
Liability for unpaid loss and loss
  adjustment expenses, net           $  634,172  $ 605,250  $ 599,357
---------------------------------------------------------------------
Paid, net (cumulative) as of:
  One year later                                   235,968    244,402
  Two years later                                             387,815
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
---------------------------------------------------------------------
Liability, net re-estimated as of:
  One year later                                   636,130    645,460
  Two years later                                             645,463
  Three years later
  Four years later
  Five years later
  Six years later
  Seven years later
  Eight years later
  Nine years later
  Ten years later
---------------------------------------------------------------------
Favorable (deficient) development                $ (30,880) $ (46,106)
---------------------------------------------------------------------
Net Liability -- December 31,        $  634,172  $ 605,250  $ 599,357
Receivable from reinsurers and
  state trust funds
  on paid and unpaid losses             243,711    275,679    276,526
---------------------------------------------------------------------
Gross liability -- December 31,         877,883    880,929    875,883
Re-estimated liability, net of
  reinsurance                                      636,130    645,463
Re-estimated receivable from
  reinsurers and state
  trust funds on paid and unpaid
  losses                                           269,395    299,589
---------------------------------------------------------------------
Re-estimated liability, gross                      905,525    945,052
---------------------------------------------------------------------
Favorable (deficient) development,
  gross                                          $ (24,596) $ (69,169)
---------------------------------------------------------------------

   The analysis above presents the development of Zenith National Insurance Corp. and subsidiaries' balance sheet liabilities for 1990 through 2000. The first line in the table shows the liability for unpaid loss and loss adjustment expense, net of reinsurance, as estimated at the end of each calendar year. The first section shows the actual payments of loss and loss adjustment expenses that relate to each year-end liability as they were paid during subsequent annual periods. The second section shows revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments. The next line shows the favorable or deficient developments of the original estimates for each year, net of reinsurance. This loss reserve development table is cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. The liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 1997 includes an estimate of the amount still due on the 1996 and prior liabilities. Information for 1998 includes the results of the acquisition of substantially all assets and certain liabilities from RISCORP, Inc. and subsidiaries (See Note 14 to the Consolidated Financial Statements on pages 58-59). The data prior to 1999 has been restated to exclude the results of CalFarm Insurance Company, which was sold effective March 31, 1999 (See Note 13 to the Consolidated Financial Statements on pages 57-58).
Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.
   Adverse development in 2000 on the reserves established at December 31, 1999 is attributable, principally, to additional estimates of 1999 catastrophe losses. Adverse development in 1999 on the reserves established at December 31, 1998 is attributable, principally, to an increase in the reserves acquired from RISCORP (see Note 14 to the Consolidated Financial Statements on pages 58-59).

--------------------------------------------------------------------------------

                                           1997        1996        1995        1994        1993        1992        1991        1990
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Liability for unpaid loss and loss
  adjustment expenses, net           $  418,529  $  419,451  $  357,652  $  365,296  $  385,629  $  380,388  $  354,789  $  330,678
-----------------------------------------------------------------------------------------------------------------------------------
Paid, net (cumulative) as of:
  One year later                        137,681     149,195     127,428     116,193     119,158     124,303     124,186     108,230
  Two years later                       226,165     238,809     208,452     189,086     193,815     206,332     202,060     181,610
  Three years later                     280,615     289,673     250,865     236,623     238,268     257,922     252,011     225,615
  Four years later                                  322,887     278,760     262,775     271,090     288,034     284,734     253,841
  Five years later                                              299,537     280,005     287,806     312,352     304,198     273,078
  Six years later                                                           294,969     298,976     323,555     323,213     286,033
  Seven years later                                                                     309,829     331,914     330,371     299,507
  Eight years later                                                                                 340,990     336,626     304,090
  Nine years later                                                                                              349,155     308,691
  Ten years later                                                                                                           314,181
-----------------------------------------------------------------------------------------------------------------------------------
Liability, net re-estimated as of:
  One year later                        402,551     423,327     358,249     359,658     371,537     381,758     369,480     335,588
  Two years later                       399,660     414,854     358,264     347,845     359,665     380,057     378,978     342,180
  Three years later                     392,001     410,924     351,831     339,076     356,475     378,383     377,713     347,537
  Four years later                                  398,561     348,226     332,834     348,916     382,382     379,440     347,146
  Five years later                                              345,132     330,097     342,608     376,917     380,672     346,558
  Six years later                                                           335,489     340,001     370,165     377,166     347,087
  Seven years later                                                                     344,442     368,173     370,720     342,728
  Eight years later                                                                                 372,922     368,921     336,467
  Nine years later                                                                                              372,834     334,437
  Ten years later                                                                                                           337,365
-----------------------------------------------------------------------------------------------------------------------------------
Favorable (deficient) development    $   26,528  $   20,890  $   12,520  $   29,807  $   41,187  $    7,466  $  (18,045) $   (6,687)
-----------------------------------------------------------------------------------------------------------------------------------
Net Liability -- December 31,        $  418,529  $  419,451  $  357,652  $  365,296  $  385,629  $  380,388
Receivable from reinsurers and
  state trust funds
  on paid and unpaid losses              74,313      82,869      40,419      37,561      38,543      26,822
-----------------------------------------------------------------------------------------------------------
Gross liability -- December 31,         492,842     502,320     398,071     402,857     424,172     407,210
Re-estimated liability, net of
  reinsurance                           392,001     398,561     345,132     335,489     344,442     372,922
Re-estimated receivable from
  reinsurers and state
  trust funds on paid and unpaid
  losses                                 82,082      89,783      47,398      43,006      51,698      65,984
-----------------------------------------------------------------------------------------------------------
Re-estimated liability, gross           474,083     488,344     392,530     378,495     396,140     438,906
-----------------------------------------------------------------------------------------------------------
Favorable (deficient) development,
  gross                              $   18,759  $   13,976  $    5,541  $   24,362  $   28,032  $  (31,696)
-----------------------------------------------------------------------------------------------------------

                                                                    TheZenith

CONSOLIDATED BALANCE SHEET

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------
December 31,                                                    Note          2000         1999
-----------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets:
Investments:
 Fixed maturities:
  At amortized cost (fair value $24,891 in 2000 and
    $27,186 in 1999)                                                    $   24,523   $   27,526
  At fair value (cost $585,351 in 2000 and $657,129 in 1999)               570,451      627,375
Floating rate preferred stocks, at fair value (cost $6,799
  in 2000 and 1999)                                                          5,699        6,420
Convertible and non-redeemable preferred stocks, at fair
  value (cost $3,733 in 2000 and $4,300 in 1999)                             3,391        3,405
Common stocks, at fair value (cost $23,630 in 2000 and
  $25,428 in 1999)                                                          27,301       25,634
Short-term investments (at cost, which approximates fair
  value)                                                                   158,438      179,748
Other investments                                                           62,931       31,626
-----------------------------------------------------------------------------------------------
Total investments                                               2, 3       852,734      901,734

Cash                                                                        16,026       15,714
Accrued investment income                                                   11,883       11,832
Premiums receivable, less allowance for doubtful accounts of
  $7,596 in 2000 and $10,172 in 1999                                        76,405       74,586
Receivable from reinsurers and state trust funds for paid
  and unpaid losses                                              6         305,341      343,671
Deferred policy acquisition costs                                           10,310        7,892
Properties and equipment, less accumulated depreciation          4          49,827       54,981
Deferred tax asset                                               5          35,123       34,601
Current federal income tax receivable                            5          17,746
Intangible assets                                                1          22,410       23,207
Other assets                                                     1          74,385      105,568
-----------------------------------------------------------------------------------------------
Total assets                                                            $1,472,190   $1,573,786
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

-------------------------------------------------------------------------------------------------------
December 31,                                                      Note             2000           1999
-------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands)
Liabilities:
Policy liabilities and accruals:
  Unpaid loss and loss adjustment expenses                          6        $  877,883     $  880,929
  Unearned premiums                                                              58,907         50,906
Policyholders' dividends accrued                                                  2,773          3,375
Reserves on loss portfolio transfers                                             14,471         17,658
Payable to banks and other notes payable                          3, 7           15,674         20,238
Senior notes payable, less unamortized issue costs of $126
  in 2000 and $283 in 1999                                      3, 8, 11         58,374         74,717
Current federal income tax payable                                  5                           23,793
Other liabilities                                                                68,714         74,214
-------------------------------------------------------------------------------------------------------
Total liabilities                                                             1,096,796      1,145,830
-------------------------------------------------------------------------------------------------------

Redeemable securities:
Company-obligated, mandatorily redeemable 8.55% Capital
  Securities of Zenith National Insurance Capital Trust I,
  holding solely 8.55% Subordinated Deferrable Interest
  Debentures due 2028 of Zenith National Insurance Corp.,
  less unamortized issue cost and discount of $1,382 in
  2000 and $1,603 in 1999                                       3, 10, 11        65,618         73,397
-------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                             15
Stockholders' equity:
Preferred stock, $1 par -- shares authorized 1,000; issued
  and outstanding, none in 2000 and 1999
Common stock, $1 par -- shares authorized 50,000; issued
  25,452, outstanding 17,443 in 2000; issued 25,157,
  outstanding 17,150 in 1999                                                     25,452         25,157
Additional paid-in capital                                                      282,120        274,897
Retained earnings                                                               161,174        225,229
Accumulated other comprehensive loss -- net unrealized
  depreciation on investments, net of deferred tax benefit
  of $4,419 in 2000 and $10,768 in 1999                             2            (8,206)       (19,998)
-------------------------------------------------------------------------------------------------------
                                                                                460,540        505,285
Treasury stock, at cost (8,009 shares in 2000 and
  8,007 shares in 1999)                                            16          (150,764)      (150,726)
-------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                      309,776        354,559
-------------------------------------------------------------------------------------------------------
Total liabilities, redeemable securities and stockholders'
  equity                                                                     $1,472,190     $1,573,786
-------------------------------------------------------------------------------------------------------

                                                                    TheZenith

CONSOLIDATED STATEMENT OF OPERATIONS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                        Note            2000           1999           1998
------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned                                                  12         $338,752       $369,403       $529,855
Net investment income                                            2            51,766         53,662         53,593
Realized (losses) gains on investments                           2           (15,467)         7,682         11,602
Real estate sales                                                             84,518         58,670         37,737
Service fee income                                                                            2,691          3,992
------------------------------------------------------------------------------------------------------------------
Total revenues                                                               459,569        492,108        636,779
------------------------------------------------------------------------------------------------------------------
Expenses:
Loss and loss adjustment expenses incurred                     6, 12         336,962        360,172        382,890
Policy acquisition costs                                                      62,891         65,266         96,937
Other underwriting and operating expenses                                     45,787         80,090         85,299
Policyholders' dividends and participation                                     1,544            610            516
Real estate construction and operating costs                                  79,054         55,020         36,374
Interest expense                                            7, 8, 9, 10        5,640          8,218          5,928
------------------------------------------------------------------------------------------------------------------
Total expenses                                                               531,878        569,376        607,944
------------------------------------------------------------------------------------------------------------------
Gain on sale of CalFarm Insurance Company                        13                         160,335
------------------------------------------------------------------------------------------------------------------
(Loss) income before federal income tax (benefit)
  expense and extraordinary item                                             (72,309)        83,067         28,835
Federal income tax (benefit) expense, including expense
  of $56,000 related to the sale of CalFarm Insurance
  Company in 1999                                              5, 13         (24,516)        28,967          9,735
------------------------------------------------------------------------------------------------------------------
(Loss) income before extraordinary item                                      (47,793)        54,100         19,100
Extraordinary item -- gain on extinguishment of debt,
  net of federal income tax expense of $534                      11              993
------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                           $(46,800)      $ 54,100       $ 19,100
------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share:
Basic:
(Loss) income before extraordinary item                          19         $  (2.78)      $   3.15       $   1.12
Extraordinary item -- gain on extinguishment of debt,
  net of federal income tax expense                              11             0.06
------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                19         $  (2.72)      $   3.15       $   1.12
------------------------------------------------------------------------------------------------------------------
Diluted:
(Loss) income before extraordinary item                          19         $  (2.77)      $   3.15       $   1.11
Extraordinary item -- gain on extinguishment of debt,
  net of federal income tax expense                              11             0.06
------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                19         $  (2.71)      $   3.15       $   1.11
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------
Years ended December 31,                                       Note          2000           1999           1998
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Cash flows from operating activities:
    Premiums and service fee income collected                           $ 355,538      $ 394,564      $ 580,945
    Investment income received                                             48,802         51,170         54,970
    Proceeds from sales of real estate                                     84,518         58,670         37,737
    Loss and loss adjustment expenses paid                               (298,777)      (321,510)      (434,610)
    Underwriting and other operating expenses paid                       (114,790)      (132,505)      (182,235)
    Real estate construction costs paid                                   (74,524)       (66,462)       (47,423)
    Reinsurance premiums paid                                             (10,138)       (24,126)       (41,429)
    Interest paid                                                         (13,512)       (13,467)       (10,513)
    Income taxes (paid) recovered                                   5     (24,155)         2,084         (4,580)
---------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                     (47,038)       (51,582)       (47,138)
---------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of investments:
      Debt and equity securities available-for-sale                      (164,485)      (366,567)      (390,373)
      Other investments                                                    (4,252)        (9,332)       (12,894)
    Proceeds from maturities and redemptions of investments:
      Fixed maturities held-to-maturity                                     2,962          7,500         11,583
      Debt and equity securities available-for-sale                        48,319         95,668         96,362
    Proceeds from sales of investments:
      Debt and equity securities available-for-sale                       173,490        233,742        302,648
      Other investments                                                     8,807         21,922         13,145
    Net change in short-term investments                                   25,026        (41,746)        14,916
    Cash payment to RISCORP                                        14                    (54,308)       (35,000)
    RISCORP acquisition costs                                      14                                   (11,035)
    Cash acquired in RISCORP Acquisition                           14                                    29,309
    Net proceeds from sale of CalFarm Insurance Company            13                    211,068
    Capital expenditures and other, net                                    (5,789)       (15,189)       (11,356)
---------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                  84,078         82,758          7,305
---------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Repurchase of redeemable securities                            11      (6,164)
    Repurchase of 9% Notes                                         11     (16,585)
    Repayment of note assumed from RISCORP                         14                                   (15,000)
    Net cash received from the sale of Zenith National
      Insurance Capital Trust I 8.55% Capital Securities           10                                    73,320
    Cash advanced from bank lines of credit                         7                      7,400          7,000
    Cash repaid on bank lines of credit                             7                    (12,400)        (2,000)
    Cash advanced from bank construction loans                      7      73,988         56,970         35,431
    Cash repaid on bank construction loans                          7     (77,992)       (52,397)       (34,918)
    Cash dividends paid to common stockholders                            (17,183)       (17,165)       (17,010)
    Proceeds from exercise of stock options                        16       7,246          4,322          6,527
    Purchase of treasury shares                                    16         (38)        (4,190)       (24,023)
---------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                       (36,728)       (17,460)        29,327
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                               312         13,716        (10,506)
Cash at beginning of year                                                  15,714          1,998         12,504
---------------------------------------------------------------------------------------------------------------
Cash at end of year                                                     $  16,026      $  15,714      $   1,998
---------------------------------------------------------------------------------------------------------------
Reconciliation of net (loss) income to net cash flows from
    operating activities:
Net (loss) income                                                       $ (46,800)     $  54,100      $  19,100
Adjustments to reconcile net (loss) income to net cash flows
    (used in) provided by operating activities:
    Depreciation and amortization                                           5,588          8,369          9,096
    Realized gain on sale of CalFarm Insurance Company             13                   (160,335)
    Realized losses (gains) on investments                          2      15,467         (7,682)       (11,602)
    Gain on extinguishment of debt                                 11      (1,527)
    Amortization of deferred gain on retroactive reinsurance
      contract                                                     14      (8,340)       (11,000)
    Decrease (increase) in:
        Premiums receivable                                                (1,819)        22,528         25,757
        Receivable from reinsurers and state trust funds for
          paid and unpaid losses                                           36,184         44,507         30,549
        Real estate construction in progress and land held
          for development                                                  (4,408)       (20,041)       (16,266)
    Increase (decrease) in:
        Unpaid loss and loss adjustment expenses                           (3,046)         8,823        (97,601)
        Unearned premiums                                                   8,001        (16,095)       (13,681)
        Policyholders' dividends accrued                                     (602)        (1,388)          (597)
        Federal income tax                                          5     (48,136)        31,062          5,019
        Other                                                               2,400         (4,430)         3,088
---------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                   $ (47,038)     $ (51,582)     $ (47,138)
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

                                                                    TheZenith

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                       Common
                                                       shares           Preferred
Three years ended December 31, 2000      Note         outstanding       stock $1 par
------------------------------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
Balance at December 31, 1997                            17,819
  Net income for 1998
  Other comprehensive income --
    net unrealized appreciation on
    investments, net of deferred
    tax expense of $142                   2
Comprehensive income
Exercise of stock options                 16               289
Tax benefit on options exercised
  in 1998
Purchase of treasury shares at cost       16              (960)
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
------------------------------------------------------------------------------------
Balance at December 31, 1998                            17,148
  Net income for 1999
  Other comprehensive loss -- net
    unrealized depreciation on
    investments, net of deferred
    tax benefit of $15,935                2
Comprehensive income
Exercise of stock options                 16               187
Tax benefit on options exercised
  in 1999
Purchase of treasury shares at cost       16              (185)
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
------------------------------------------------------------------------------------
Balance at December 31, 1999                            17,150
  Net loss for 2000
  Other comprehensive income --
    net unrealized appreciation on
    investments, net of deferred
    tax expense of $6,349                 2
Comprehensive loss
Exercise of stock options                 16               295
Tax benefit on options exercised
  in 2000
Purchase of treasury shares at cost       16                (2)
Cash dividends declared to common
  stockholders ($1.00 per share,
  paid quarterly)
------------------------------------------------------------------------------------
Balance at December 31, 2000                            17,443
------------------------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

--------------------------------------------------------------------------------

                                                                                  Accumulated other
                                                                                    comprehensive
                                                                                 income (loss) - net
                                                                                     unrealized
                                                                                    appreciation
                                        Common       Additional      Retained      (depreciation)      Treasury
                                     stock $1 par  paid-in capital   earnings      on investments        stock        Total
------------------------------------------------------------------------------------------------------------------------------
(Dollars and shares in thousands,
  except per share data)
Balance at December 31, 1997          $   24,681      $  264,098    $  186,268         $    9,332     $  (122,513) $  361,866
  Net income for 1998                                                   19,100                                         19,100
  Other comprehensive income --
    net unrealized appreciation on
    investments, net of deferred
    tax expense of $142                                                                       264                         264

                                                                                                                   ----------
Comprehensive income                                                                                                   19,364
Exercise of stock options                    289           6,238                                                        6,527
Tax benefit on options exercised
 in 1998                                                     343                                                          343
Purchase of treasury shares at cost                                                                       (24,023)    (24,023)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                                       (17,125)                                       (17,125)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998              24,970         270,679       188,243              9,596        (146,536)    346,952
  Net income for 1999                                                   54,100                                         54,100
  Other comprehensive loss -- net
    unrealized depreciation on
    investments, net of deferred
    tax benefit of $15,935                                                                (29,594)                    (29,594)

                                                                                                                   ----------
Comprehensive income                                                                                                   24,506
Exercise of stock options                    187           4,135                                                        4,322
Tax benefit on options exercised
 in 1999                                                      83                                                           83
Purchase of treasury shares at cost                                                                        (4,190)     (4,190)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                                       (17,114)                                       (17,114)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999              25,157         274,897       225,229            (19,998)       (150,726)    354,559
  Net loss for 2000                                                    (46,800)                                       (46,800)
  Other comprehensive income --
    net unrealized appreciation on
    investments, net of deferred
    tax expense of $6,349                                                                  11,792                      11,792

                                                                                                                   ----------
Comprehensive loss                                                                                                    (35,008)
Exercise of stock options                    295           6,951                                                        7,246
Tax benefit on options exercised
 in 2000                                                     272                                                          272
Purchase of treasury shares at cost                                                                           (38)        (38)
Cash dividends declared to common
 stockholders ($1.00 per share,
 paid quarterly)                                                       (17,255)                                       (17,255)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000          $   25,452      $  282,120    $  161,174         $   (8,206)    $  (150,764) $  309,776
------------------------------------------------------------------------------------------------------------------------------

                                                                    TheZenith

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1

SUMMARY OF ACCOUNTING POLICIES, OPERATIONS AND PRINCIPLES OF CONSOLIDATION

   Zenith National Insurance Corp. ("Zenith National") is engaged through its wholly-owned property-casualty insurance subsidiaries (the "P&C Operations") in Workers' Compensation insurance; Reinsurance, principally of world-wide, assumed reinsurance of property losses from catastrophes and large property risks; and Other Property-Casualty insurance, consisting of automobile, farmowners, commercial coverages, group health and homeowners coverage, primarily in California, operated by CalFarm Insurance Company ("CalFarm"), which was sold effective March 31, 1999 by Zenith Insurance Company ("Zenith Insurance"), a wholly owned subsidiary of Zenith National. The P&C Operations sell insurance and reinsurance through agents and brokers and not directly to consumers. The Real Estate Operations develop land and primarily construct single-family residences in Las Vegas, Nevada. Investment operations provide income and realized gains on investments, primarily from debt securities. The Parent operations represent Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of the P&C Operations, non-insurance companies and securities.

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

   The comparability of the results of operations between each of the three years ended December 31, 2000, 1999, 1998 is affected by several items. First, on April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP"), related to RISCORP's workers' compensation business (the "RISCORP Acquisition"-- see Note 14). Second, in the third quarter of 1999, Zenith recorded net charges of $50.0 million before tax ($32.5 million after tax or $1.89 per share) associated with an increase in the estimated net liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP (the "RISCORP Purchase Adjustment"-- see Note 14). Third, effective March 31, 1999, Zenith sold CalFarm which had previously operated Zenith's Other Property-Casualty Operations (see Note 13). The sale of CalFarm resulted in a gain of $104.3 million after tax.

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

   Short-term investments include debt securities such as corporate, municipal and treasury securities with maturities of less than one year at the time of purchase. For these short-term investments, the amortized cost is a reasonable estimate of fair value. Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold, which is determined by the "identified cost" method.

Cash

   Cash includes currency on hand and demand deposits with financial institutions.

Recognition of Property-Casualty
Revenue and Expense

   Premiums are earned on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in force are recorded as unearned premiums. Included with premiums earned is an estimate for earned but unbilled audit premiums. Workers' Compensation premiums are determined based upon the payroll of the insured and applicable premium rates and are recorded as written when billed. Premiums for retrospectively-rated policies are also determined by the loss experience incurred by the policyholder.

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

   An estimated provision for Workers' Compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. Zenith's policyholder dividends have not been material in the three years ended December 31, 2000 due to competitive conditions in the workers' compensation industry.

   Property insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major adverse natural phenomena, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.

   Approximately 45.7% and 28.2% of the premiums earned in the Workers' Compensation Operations in 2000 was in California and Florida, respectively. The concentration of Zenith's business in these states makes the results of operations highly dependent upon the states' economies, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes.

                                                                    TheZenith 49

Reinsurance

   In accordance with general industry practices, the P&C Operations annually purchase, principally from large United States reinsurance companies, excess of loss reinsurance to protect Zenith against the impact of large, irregularly occurring losses. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of the P&C Operations. Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance treaty. Zenith monitors the financial condition of its reinsurers and does not believe that it is exposed to any material credit risk through its ceded reinsurance arrangements. Historically, no material amounts due from reinsurers have been written off as uncollectable. At December 31, 2000, Reliance Insurance Company ("Reliance") owed Zenith Insurance approximately $6.3 million in reinsurance recoverables for paid and unpaid losses in connection with reinsurance arrangements assumed by Zenith Insurance in the 1996 acquisition of the Associated General Contractors Self-Insurance Fund. On January 29, 2001, Reliance entered into an Order of Supervision with the Pennsylvania Insurance Department under which its business and operations will be monitored and reviewed by the Department. Zenith Insurance considered its receivables from Reliance in the normal course of assessing the collectibility of reinsurance recoverables. Zenith Insurance believes this matter will not have a material adverse effect on its financial condition or results of operations.

   Earned premiums and loss and loss adjustment expenses incurred are stated in the Consolidated Statement of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid losses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid losses amounted to $264.6 million and $292.8 million at December 31, 2000 and 1999, respectively, of which approximately $185.4 million and $216.2 million, respectively, were reinsurance recoverables relating to reinsurance arrangements entered into by RISCORP. Such RISCORP-related amounts are primarily recoverable from large United States reinsurance companies. Also included in reinsurance recoverable on unpaid losses is $50.0 million of reinsurance recoverable under reinsurance entered into by Zenith Insurance in connection with the RISCORP Acquisition (see
Note 14). Such reinsurance recoverable is secured by a trust account and an irrevocable letter of credit.

Real Estate Operations

   Land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest, are capitalized. Such costs, and an estimate of the costs to complete a project, are recognized pro rata against sales of completed units (see Note 9). Such capitalized costs are included in other assets. The profitability of the Real Estate Operations is dependent upon real estate values, interest rates, construction costs, competition and management ability.

   Included in other assets is land and real estate construction in progress carried at a cost of $61.1 million and $87.9 million at December 31, 2000 and 1999, respectively.

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

Intangible Assets

   Intangible assets include the costs in excess of tangible assets acquired, including those related to the RISCORP Acquisition discussed in Note 14. The amounts assigned to assets acquired since 1970 are being amortized on a straight-line basis over 25 years. Amortization expense was $0.8 million, $0.9 million and $1.1 million in 2000, 1999 and 1998, respectively. Accumulated amortization was $2.7 million and $1.9 million at December 31, 2000 and 1999, respectively. Of the intangible assets at December 31, 2000 and 1999, $20.4 million and $21.2 million, respectively, were amortizable. Management periodically assesses the recoverability of these intangible assets based on a review of projected, undiscounted cash flows of the operations acquired.

Codification of Statutory
Accounting Principles

   In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance (the "Codification"), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. (Statutory accounting is a comprehensive basis of accounting for insurance companies based on prescribed accounting practices, which include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC.) The Codification provides guidance for the areas where statutory accounting has been silent and changes current statutory accounting in some areas. The NAIC established January 1, 2001 as the effective date of the Codification and the California and Texas Departments of Insurance have adopted the Codification. Zenith believes that the Codification, as currently constituted, will not have a material impact on the statutory capital and surplus of the P&C Operations.

Recently Issued Accounting Standards

   On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 requires, among other things, that companies record all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives will be required to be recorded each period in current earnings or other comprehensive income, depending on the nature of the derivative. Zenith believes that adoption of SFAS No. 133 will not have a material effect on its results of operations or its financial position.

                                                                    TheZenith 51

NOTE 2

INVESTMENTS

   The amortized cost and fair values of investments were as follows:

-----------------------------------------------------------------------------
                                            Gross
                                         unrealized
December 31, 2000         Amortized   -----------------     Fair     Carrying
(Dollars in thousands)      cost      gains    (losses)    value      value
-----------------------------------------------------------------------------
Held-to-maturity:
  Corporate debt          $  5,320    $   95              $  5,415   $  5,320
  Mortgage-backed           19,203       273                19,476     19,203
-----------------------------------------------------------------------------
Total held-to-maturity    $ 24,523    $  368              $ 24,891   $ 24,523
-----------------------------------------------------------------------------
Available-for-sale:
  U.S. government debt    $128,423    $  346   $    (63)  $128,706   $128,706
  State and local
    government debt         14,170                  (90)    14,080     14,080
  Corporate debt           402,523     2,758    (16,932)   388,349    388,349
  Mortgage-backed           23,598                   (4)    23,594     23,594
  Redeemable preferred
    stocks                  13,644                 (892)    12,752     12,752
  Equities                  34,137     5,307     (3,055)    36,389     36,389
  Short-term investments   158,438                         158,438    158,438
-----------------------------------------------------------------------------
Total available-
  for-sale                $774,933    $8,411   $(21,036)  $762,308   $762,308
-----------------------------------------------------------------------------
Trading:
  Corporate debt          $  2,993             $    (23)  $  2,970   $  2,970
  Equities                      25                  (23)         2          2
-----------------------------------------------------------------------------
Total trading             $  3,018             $    (46)  $  2,972   $  2,972
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                            Gross
                                         unrealized
December 31, 1999         Amortized   -----------------     Fair     Carrying
(Dollars in thousands)      cost      gains    (losses)    value      value
-----------------------------------------------------------------------------
Held-to-maturity:
  Corporate debt          $  5,325             $   (127)  $  5,198   $  5,325
  Mortgage-backed           22,201                 (213)    21,988     22,201
-----------------------------------------------------------------------------
Total held-to-maturity    $ 27,526             $   (340)  $ 27,186   $ 27,526
-----------------------------------------------------------------------------
Available-for-sale:
  U.S. government debt    $163,971             $ (1,660)  $162,311   $162,311
  State and local
    government debt         26,495                 (325)    26,170     26,170
  Corporate debt           444,308    $1,054    (27,266)   418,096    418,096
  Mortgage-backed            5,491                  (24)     5,467      5,467
  Redeemable preferred
    stocks                  13,879               (1,477)    12,402     12,402
  Equities                  36,501     3,601     (4,669)    35,433     35,433
  Short-term investments   179,748                         179,748    179,748
-----------------------------------------------------------------------------
Total available-
  for-sale                $870,393    $4,655   $(35,421)  $839,627   $839,627
-----------------------------------------------------------------------------
Trading:
  Corporate debt          $  2,985             $    (56)  $  2,929   $  2,929
  Equities                      26                              26         26
-----------------------------------------------------------------------------
Total trading             $  3,011             $    (56)  $  2,955   $  2,955
-----------------------------------------------------------------------------

   Debt securities, including short-term investments, by contractual maturity were as follows:

-----------------------------------------------------
December 31, 2000                Amortized     Fair
(Dollars in thousands)             cost       value
-----------------------------------------------------
Held-to-maturity:
  Due after ten years            $ 24,523    $ 24,891
-----------------------------------------------------
Total held-to-maturity           $ 24,523    $ 24,891
-----------------------------------------------------
Available-for-sale:
  Due in one year or less        $279,156    $279,080
  Due after one year through
    five years                    172,226     170,043
  Due after five years through
    ten years                     187,913     178,328
  Due after ten years             101,501      98,468
-----------------------------------------------------
Total available-for-sale         $740,796    $725,919
-----------------------------------------------------
Trading:
  Due in one year or less        $  2,993    $  2,970
-----------------------------------------------------
Total trading                    $  2,993    $  2,970
-----------------------------------------------------

   Fluctuating interest rates will impact stockholders' equity, profitability and maturities of certain debt and preferred securities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates. Redeemable preferred stocks with sinking fund redemption periods are shown as being due at the mid-point of the sinking fund period.

   When, in the opinion of management, a decline in market value of an investment is considered to be "other than temporary," such investment is written down to its net realizable value. The determination of "other than temporary" includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write down is necessary. Such write downs are reflected as a reduction of net realized gains on investments. During the years ended December 31, 2000 and 1999, there were $22.5 million and $1.7 million, respectively, of such write downs.

   The gross realized gains on sales of investments classified as available-for-sale during 2000, 1999 and 1998 were $8.7 million, $8.2 million and $9.9 million, respectively, and the gross realized losses were $2.4 million, $5.5 million and $3.0 million, respectively. The change in net unrealized holding (losses) gains on trading securities, which is included in realized gains, was $10,000, $(96,000) and $54,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

   At December 31, 2000 and 1999, 96% of Zenith's consolidated portfolio of fixed maturity investments were classified as available-for-sale with the unrealized appreciation or depreciation recorded as a separate component of stockholders' equity. The change in fair value of fixed maturity investments classified as available-for-sale resulted in an increase in stockholders' equity of $9.6 million after deferred tax from December 31, 1999 to December 31, 2000, compared to a decrease of $25.7 million from 1998 to 1999.

   Realized and unrealized investment gains and losses on fixed maturity investments and equity securities are summarized as follows:

-----------------------------------------------------------
Years ended December 31,
(Dollars in thousands)            2000       1999      1998
-----------------------------------------------------------
Realized (losses) gains:
    Fixed maturities          $(19,063)  $   (503)  $ 4,355
    Equity securities            2,733      3,059     2,568
Change in fair value over
  (under) cost:
    Fixed maturities            15,562    (41,549)    2,429
    Equity securities            3,297     (5,984)   (1,719)
-----------------------------------------------------------

   Net investment income is detailed as follows:

----------------------------------------------------------
Years ended December 31,
(Dollars in thousands)            2000      1999      1998
----------------------------------------------------------
Fixed maturities:
  Bonds                        $43,415   $45,080   $44,460
  Redeemable preferred stocks    1,165     1,362     1,113
Equity securities:
  Floating rate preferred
    stocks                         401       777       977
  Convertible and non-
    redeemable preferred
    stocks                         254       350       477
  Common stocks                    862       984       717
Short-term investments           9,355     8,327     8,265
Other                              677       756     1,088
----------------------------------------------------------
Subtotal                        56,129    57,636    57,097
Investment expenses             (4,363)   (3,974)   (3,504)
----------------------------------------------------------
Net investment income          $51,766   $53,662   $53,593
----------------------------------------------------------

   Investments carried at their fair value of $235.9 million and $205.5 million at December 31, 2000 and 1999, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

                                                                    TheZenith 53

NOTE 3

FAIR VALUES OF FINANCIAL INSTRUMENTS

   Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. Disclosures regarding the fair value of financial instruments have been derived using external market sources or estimates using present value and other valuation techniques.

   The following summarizes the carrying amounts and fair value of Zenith's financial instruments. For financial instruments not discussed below, the carrying amount is a reasonable estimate of the fair value.

-----------------------------------------------------------------------
                                     2000                  1999
December 31,                  -------------------   -------------------
(Dollars in                   Carrying     Fair     Carrying     Fair
thousands)             Note    amount     value      amount     value
-----------------------------------------------------------------------
Assets:
Investments:
  Trading securities     2    $  2,972   $  2,972   $  2,955   $  2,955
  Other investments      2     849,762    850,130    898,779    898,439
                              --------   --------   --------   --------
                               852,734    853,102    901,734    901,394
Liabilities:
Payable to banks and
  other notes payable    7      15,674     15,674     20,238     20,238
Senior notes payable     8      58,374     58,374     74,717     76,082
Redeemable securities   10      65,618     45,518     73,397     69,055
-----------------------------------------------------------------------

   Fair values of investments are further detailed in Note 2.

   The fair values for investments were supplied by the Merrill Lynch pricing service, with the exception of 44 items whose values were obtained from other brokers making a market in the investment, the Bloomberg financial news service and the use of analytical pricing methods for issues for which there is no ready market. The pricing for municipal bonds is provided by Muller Data.

NOTE 4

PROPERTIES AND EQUIPMENT

   Properties and equipment consist of the following:

-------------------------------------------------------
December 31,
(Dollars in thousands)                   2000      1999
-------------------------------------------------------
Land                                 $ 9,650    $ 9,650
Buildings                             31,751     31,103
Furniture, fixtures and equipment     46,688     45,430
-------------------------------------------------------
Subtotal                              88,089     86,183
Accumulated depreciation             (38,262)   (31,202)
-------------------------------------------------------
Total                                $49,827    $54,981
-------------------------------------------------------

   Depreciation expense amounted to $7.8 million, $9.9 million and $8.8 million in 2000, 1999 and 1998, respectively.

NOTE 5

FEDERAL INCOME TAX

   The components of the (benefit) provision for tax on income are:

-------------------------------------------------------
Years ended December 31,
(Dollars in thousands)         2000      1999      1998
-------------------------------------------------------
Current                    $(18,007)  $29,488   $ 6,458
Deferred                     (6,509)     (521)    3,277
-------------------------------------------------------
Federal income tax
  (benefit) expense        $(24,516)  $28,967   $ 9,735
-------------------------------------------------------

   The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on income, as reflected in the financial statements, is explained as follows:

-------------------------------------------------------
Years ended December 31,
(Dollars in thousands)         2000      1999      1998
-------------------------------------------------------
Statutory federal income
  tax (benefit) expense    $(25,308)  $29,074   $10,092
Increase (reduction) in
  tax:
  Dividend received
    deduction and tax-
    exempt interest            (596)     (765)   (1,062)
  Other                       1,388       658       705
-------------------------------------------------------
Federal income tax
  (benefit) expense        $(24,516)  $28,967   $ 9,735
-------------------------------------------------------

   Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

---------------------------------------------------------------------------
                                    2000                      1999
Years ended December 31,        Deferred Tax              Deferred Tax
(Dollars in thousands)      Assets    Liabilities    Assets    Liabilities
---------------------------------------------------------------------------
Investments                $ 12,701                  $10,768
Deferred policy
  acquisition costs                     $ 3,609                  $ 2,762
Intangible assets                         2,199                    3,133
Properties and equipment                  3,742                    5,658
Property-casualty loss
  reserve discount           26,501                   27,536
Limitation on deduction
  for unearned premiums       4,583                    3,782
Policyholders' dividends
  accrued                       971                    1,181
Deferred income on
  retroactive reinsurance     5,131                    8,050
Other                         1,686       6,900        2,508       7,671
---------------------------------------------------------------------------
                             51,573      16,450       53,825      19,224
---------------------------------------------------------------------------
Net deferred tax asset     $ 35,123                  $34,601
---------------------------------------------------------------------------

   Zenith's net deferred tax asset is expected to be fully recoverable because all future deductible amounts can be offset by reversing deferred tax liabilities, recovery of federal income taxes paid within the statutory carryback period or anticipated future taxable income, including investment income. Property-casualty loss reserves are not discounted for book purposes, however the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.

   Zenith files a consolidated federal income tax return. The P&C Operations pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

NOTE 6

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

   The following table represents a reconciliation of changes in liabilities for unpaid loss and loss adjustment expenses:

---------------------------------------------------------------
Years ended December 31,
(Dollars in thousands)             2000        1999        1998
---------------------------------------------------------------
Beginning of year, net of
  reinsurance recoverable   $   605,250   $ 708,684   $ 525,601
Acquisition of RISCORP as
  of April 1, 1998                                      242,760
Sale of CalFarm as of
  March 31, 1999                           (109,150)
Incurred claims:
  Current year                  306,082     315,348     394,257
  Prior years                    30,880      44,824     (11,367)
---------------------------------------------------------------
  Total incurred claims         336,962     360,172     382,890
---------------------------------------------------------------
Payments:
  Current year                  (72,072)    (83,437)   (176,678)
  Prior years                  (235,968)   (271,019)   (265,889)
---------------------------------------------------------------
Total payments                 (308,040)   (354,456)   (442,567)
---------------------------------------------------------------
End of year, net of
  reinsurance                   634,172     605,250     708,684
Receivable from reinsurers
  and state trust funds
  for paid and unpaid
  losses                        243,711     275,679     288,963
---------------------------------------------------------------
End of year                 $   877,883   $ 880,929   $ 997,647
---------------------------------------------------------------

NOTE 7

PAYABLE TO BANKS

   At December 31, 2000, Zenith National had two revolving, unsecured lines of credit in an aggregate amount of $70.0 million, all of which was available at December 31, 2000. Under these agreements, certain restrictive covenants apply including the maintenance of certain financial ratios.

   The Real Estate Operations maintain certain bank credit facilities to provide financing for development and construction of single-family residences for sale. At December 31, 2000, these loans bear interest at the rates of prime plus 0.75% or prime plus 1.0% and mature between June 2001 and April

                                                                    TheZenith 55

2002. Each agreement pertains to a separate residential housing project and the maximum credit available was $29.7 million and $27.1 million at December 31, 2000 and 1999, respectively. The agreements provide that funding and repayment of development and construction loans are made in tandem for each project. A development loan will always precede a construction loan for a project and the proceeds of the construction loan are required to first be used to pay off the respective development loan. At December 31, 2000 and 1999, $15.7 million and $19.1 million, respectively, was outstanding under these facilities.

   Zenith National also finances the land acquisitions of its Real Estate Operations through inter-company loans.
NOTE 8
SENIOR NOTES PAYABLE

   Zenith National had $58.5 million and $75.0 million of the $75.0 million issued of its 9% Senior Notes due 2002 (the "9% Notes") at December 31, 2000 and 1999, respectively (see Note 11). Interest on the 9% Notes is payable semi-annually. The 9% Notes are general unsecured obligations of Zenith National. Issue costs of $1.2 million are being amortized over the term of the 9% Notes. In the years ended December 31, 2000, 1999 and 1998, $5.8 million, $6.9 million and $6.9 million, respectively, of interest and issue costs were expended. Covenants contained in the indenture include restrictions on the ability of Zenith National to incur secured debt and the right of holders of the 9% Notes to require Zenith National to repurchase the 9% Notes upon a decline in the rating of the 9% Notes within ninety days after the occurrence of certain events. Those events are: (a) a person or group becomes the beneficial owner of more than 50% of Zenith National common stock; (b) 10% or more of Zenith National common stock is acquired by Zenith National within any 12-month period; or (c) the sum of the fair market value of distributions (other than regular dividends or distributions of capital stock) and the consideration for purchases of Zenith National common stock by Zenith National during a 12-month period is 30% or more of the fair market value of outstanding Zenith National common stock.

NOTE 9

INTEREST INCURRED

   Interest incurred on borrowings was as follows:

---------------------------------------------------------
Years ended December 31,
(Dollars in thousands)           2000      1999      1998
---------------------------------------------------------
Interest capitalized for
  Real Estate Operations
                              $ 8,364   $ 7,048   $ 4,922
Interest expense not
  related to Real Estate
  Operations                    5,640     8,218     5,784
---------------------------------------------------------
Total interest incurred       $14,004   $15,266   $10,706
---------------------------------------------------------

NOTE 10

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

   The Trust used the proceeds from its offering to purchase $75.0 million of Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures"), which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith National at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National used $65.0 million from the net proceeds to make a capital contribution to Zenith Insurance. The remaining net proceeds were used for general corporate purposes. Zenith National fully and unconditionally guaranteed the distributions on, and the liquidation amount generally of, the Capital Securities to the extent the Trust has funds legally available therefor. Zenith National's guarantee of the Capital Securities, as well as the Subordinated Debentures, are subordinated to all other indebtedness of Zenith National. At December 31, 2000 and 1999, $67.0 million and
$75.0 million, respectively, was outstanding (see Note 11).

   The issue cost and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During the years ended December 31, 2000, 1999 and 1998, $5.9 million, $6.5 million and $2.7 million, respectively, of interest, issue costs and discount were expensed.

NOTE 11

EXTRAORDINARY ITEM--GAIN ON EXTINGUISHMENT OF DEBT

   In 2000, Zenith National paid $22.8 million to repurchase $16.5 million aggregate principal amount of the outstanding 9% Notes and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities. The repurchases resulted in an extraordinary gain before tax of $1.5 million. Zenith National used its available cash balances to fund these purchases.

NOTE 12

REINSURANCE
   Reinsurance transactions reflected in the financial statements were as follows:

---------------------------------------------------------
Years ended December 31,
(Dollars in thousands)         2000       1999       1998
---------------------------------------------------------
Direct premiums earned     $307,514   $345,085   $545,573
Assumed premiums earned      41,848     40,667     38,769
Ceded premiums earned       (10,610)   (16,349)   (54,487)
---------------------------------------------------------
Net premiums earned        $338,752   $369,403   $529,855
---------------------------------------------------------
Ceded loss and loss
  adjustment expenses
  incurred                 $  8,186   $ 58,948   $ 26,456
---------------------------------------------------------

   Zenith Insurance (in its Workers' Compensation Operations) maintains excess of loss and catastrophe reinsurance protection, which varies based on the type of coverage, as follows: excess of loss reinsurance per occurrence in excess of $0.6 million and catastrophe reinsurance coverage against aggregate losses per event up to $100.0 million.

NOTE 13

SALE OF CALFARM INSURANCE COMPANY

   Effective March 31, 1999, Zenith Insurance completed the sale of CalFarm for $273.0 million in cash to Nationwide Mutual Insurance Company. CalFarm wrote Zenith's Other Property-Casualty business, principally in California. The gain on the sale after tax was $104.3 million. After accounting for applicable taxes, expenses and certain intercompany transactions, the net proceeds from the sale that were available to Zenith Insurance for investment were $211.0 million, compared to cash and investments of $226.4 million that were excluded from Zenith's Consolidated Balance Sheet upon the sale of CalFarm.

                                                                    TheZenith 57

   The following table summarizes the assets and liabilities of CalFarm at March 31, 1999:

-----------------------------------------------
(Dollars in thousands)          March 31, 1999
-----------------------------------------------
Assets:
  Investments                         $170,050
  Cash                                   1,904
  Receivable from Zenith
    Insurance                           59,256
  Premiums receivable                   36,517
  Receivable from reinsurers
    on paid and unpaid losses
    and prepaid reinsurance
    premiums                            23,002
  Deferred policy acquisition
    costs                               15,620
  Properties and equipment              20,505
  Other assets                           6,874
-----------------------------------------------
Total assets                          $333,728
-----------------------------------------------
Liabilities:
  Unpaid loss and loss
    adjustment expenses               $125,589
  Unearned premiums                     90,964
  Other liabilities                     10,617
-----------------------------------------------
Total liabilities                     $227,170
-----------------------------------------------

NOTE 14

RISCORP ACQUISITION AND THE RISCORP PURCHASE ADJUSTMENT

   On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (as amended from time to time, the "Asset Purchase Agreement") between Zenith Insurance and RISCORP, Zenith Insurance completed the RISCORP Acquisition. The total purchase price for such acquired assets and liabilities was determined by a three-step process in which RISCORP and its external accounting and actuarial consultants and Zenith Insurance and its external accounting and actuarial consultants made and presented their estimates of the GAAP values of the assets and liabilities acquired by Zenith Insurance to an independent third-party, acting as a Neutral Auditor and Neutral Actuary. Such estimates varied considerably, particularly with respect to the value of premiums receivable and the liability for unpaid losses and loss adjustment expenses. On March 19, 1999, the Neutral Auditor and Neutral Actuary issued its report determining the disputes between the parties. Zenith Insurance recorded the assets and liabilities acquired from RISCORP at their estimated fair values consistent with the values determined by the Neutral Auditor and Neutral Actuary. Zenith Insurance indicated that any new information that might become available with respect to certain assets and liabilities acquired from RISCORP may change the estimates of the carrying values of such amounts and such changes, if any, would be reflected in the results of operations for the period in which they occur.

   In October of 1999, Zenith Insurance completed a review of the liabilities for unpaid losses and loss adjustment expenses in its Southeast Operations, which principally consists of the operations acquired from RISCORP. The review was conducted with assistance from independent actuarial consultants. As a result of the review, Zenith Insurance recorded, in the third quarter of 1999, the RISCORP Purchase Adjustment, which mainly comprises an increase of $46.0 million before tax ($29.9 million after tax) in the estimated net liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP. The increase resulted primarily from adjustments to reserves for the years 1994 through 1997. Certain related receivables, principally contingent commissions receivable under reinsurance contracts assumed from RISCORP, were reduced by $19.0 million net ($12.4 million after tax) as a result of such increase in net liabilities. Zenith Insurance purchased reinsurance protection relating to adverse development of the unpaid loss and loss adjustment expense reserves acquired from RISCORP. Such reinsurance allows Zenith Insurance to recover up to $50.0 million in excess of $182.0 million for net unpaid losses and allocated loss adjustment expenses acquired from RISCORP. In the third quarter of 1999, Zenith Insurance recorded an increase in the amount recoverable to $50.0 million and a benefit of $9.0 million ($5.9 million after tax) associated with such reinsurance.

   The RISCORP Purchase Adjustment, net of the benefit of reinsurance protection and the recovery of $6.0 million pursuant to the "settlement agreement" (see "RISCORP Litigation" in Note 15), in the aggregate, reduced income by $50.0 million ($32.5 million after tax, or $1.89 per share) in 1999.

   The remaining deferred benefit associated with the reinsurance relating to the RISCORP reserves before tax was $14.7 million and $23.0 million at December 31, 2000 and 1999, respectively.

NOTE 15

COMMITMENTS AND CONTINGENT LIABILITIES

   Zenith has office space leases, equipment leases and automobile leases expiring through 2005. The minimum rentals on these operating leases as of December 31, 2000 were as follows:

------------------------------------------------------
                        Equipment
(Dollars in thousands)     and
Years                   auto fleet   Offices    Total
------------------------------------------------------
2001                      $  925     $3,317    $ 4,242
2002                         620      2,232      2,852
2003                         292      1,054      1,346
2004                         157        603        760
2005 and thereafter           60        469        529
------------------------------------------------------
Total                     $2,054     $7,675    $ 9,729
------------------------------------------------------

   Rental expenses for 2000, 1999 and 1998 amounted to $5.2 million, $5.7 million and $5.8 million, respectively.

   Other than the RISCORP litigation described below, Zenith National and its subsidiaries are defendants in various other litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, will not have a material adverse effect on the consolidated financial condition or results of operations of Zenith.

RISCORP Litigation
   Zenith Insurance and RISCORP entered into a settlement agreement, dated
July 7, 1999 (the "Settlement Agreement"), providing for the resolution of certain claims arising out of the RISCORP Acquisition. Pursuant to the Settlement Agreement, Zenith Insurance and RISCORP agreed, among other things, that RISCORP may request that the Neutral Auditor and Neutral Actuary
(a) review an alleged error concerning the proper treatment of certain reinsurance treaties in its determinations with respect to the purchase price for the RISCORP Acquisition, without waiving whatever rights RISCORP may have to litigation of such issue, (b) determine whether the issue was properly in dispute before the Neutral Auditor and Neutral Actuary and (c), if so, determine the merits of the issue and whether a correction is appropriate. Zenith Insurance and RISCORP also agreed that Zenith Insurance would receive
$6.0 million from an escrow account established pursuant to the Asset Purchase Agreement, and RISCORP would receive the balance of the escrow account. In a submission made to the Neutral Auditor and Neutral Actuary, RISCORP claimed that the purchase price for the RISCORP Acquisition should be adjusted by either
$5.9 million or $23.4 million as a result of alleged errors in the original determination of the Neutral Auditor and Neutral Actuary with respect to the purchase price. On October 7, 1999, the Neutral Auditor and Neutral Actuary informed Zenith Insurance and RISCORP that it would not consider the issue raised by RISCORP because the issue had not previously been raised as a dispute pursuant to the procedures set forth in the engagement letter. On January 13, 2000, RISCORP filed a complaint against Zenith Insurance and the Neutral Auditor and Neutral Actuary in the Superior Court of Fulton County in the State of Georgia. On October 9, 2000, RISCORP filed a First Amended Complaint in the Superior Court of

                                                                    TheZenith 59

Fulton County. RISCORP's First Amended Complaint alleges causes of action for breach of contract against the Neutral Auditor and Neutral Actuary and, in conjunction, seeks a declaration that could have the effect of requiring Zenith to pay either $18.1 million (and related charges) or $5.9 million. RISCORP also has asserted causes of action for professional negligence solely against the Neutral Auditor and Neutral Actuary in which it seeks damages of either
$18.1 million (and related charges) or $5.9 million. Zenith is unable to predict the outcome of this litigation.

Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable

   In Florida, the Special Disability Trust Fund (the "Fund") assesses workers' compensation insurers to pay for what are commonly referred to as "Second Injuries." Historic assessments have been inadequate to completely fund obligations of the Fund. In late 1997, the Florida statute was amended so that the Fund will not be liable for and will not reimburse employers or carriers for Second Injuries occurring on or after January 1, 1998. Zenith Insurance has recorded its receivable from the Fund for Second Injuries based on specific claims and historical experience prior to January 1, 1998. At December 31, 2000 and 1999, the receivable from the Fund was $31.1 million and $37.0 million, respectively, related to the pre-January 1, 1998 claims.
NOTE 16

COMMON STOCK
   Under employee non-qualified stock option plans adopted by the Board of Directors and Stockholders of Zenith National in 1978 and in 1996, options are granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. The majority of the options outstanding at December 31, 2000 and 1999 expire five years after the date of the grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,000,000 shares is for a term of ten years and vests one-fifth per year after the first year.

   Zenith has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Zenith's stock option plans been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, Zenith's net (loss) income and per share amounts would have been reduced to the pro-forma amounts indicated as follows:

--------------------------------------------------------------------------------------------------------------------
                                                              2000                  1999                 1998
                                                      --------------------   ------------------   ------------------
Years ended December 31,                                 As         Pro-        As       Pro-        As       Pro-
(Dollars in thousands, except per share data)         Reported     forma     Reported    forma    Reported    forma
--------------------------------------------------------------------------------------------------------------------
Net (loss) income                                     $(46,800)   $(48,300)  $54,100    $52,600   $19,100    $17,700
Net (loss) income per common share
  -- basic                                               (2.72)      (2.80)     3.15       3.06      1.12       1.04
  -- diluted                                             (2.71)      (2.80)     3.15       3.06      1.11       1.03
--------------------------------------------------------------------------------------------------------------------

   The pro-forma effect on net income for 2000, 1999 and 1998 is not representative of the pro-forma effect on net income in future years because the presented disclosure does not take into consideration pro-forma compensation expense related to grants made prior to 1995.

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

-----------------------------------------------------------------------------------------------------------------
                                                                2000 Grants       1999 Grants       1998 Grants
-----------------------------------------------------------------------------------------------------------------
Risk-free interest rates                                       5.45% -  6.85%    5.36% -  6.30%     4.52% - 5.66%
Dividend yields                                                         3.55%    4.34% -  5.08%             3.75%
Volatility factors                                            20.87% - 22.97%   20.30% - 20.56%            19.83%
Weighted average expected life (five-year term options)              4.5 yrs.          4.5 yrs.          4.5 yrs.
Weighted average fair value per share                                   $4.44             $3.49             $4.40
-----------------------------------------------------------------------------------------------------------------

   Additional information with respect to stock options was as follows:

----------------------------------------------------------
                                                  Weighted
                                                  average
                                       Number     exercise
(Shares in thousands)                 of shares    price
----------------------------------------------------------
Outstanding at December 31, 1997        2,630      $24.58
Granted                                   460       26.74
Exercised                                (289)      22.56
Expired or cancelled                     (268)      26.43
                                        -----
Outstanding at December 31, 1998        2,533       25.00
Granted                                   154       21.95
Exercised                                (187)      23.11
Expired or cancelled                     (385)      26.02
                                        -----
Outstanding at December 31, 1999        2,115       24.76
Granted                                   537       21.15
Exercised                                (295)      24.54
Expired or cancelled                     (209)      25.76
                                        -----
Outstanding at December 31, 2000        2,148       24.03
----------------------------------------------------------

   Certain information on outstanding options at December 31, 2000 was as follows:

----------------------------------------------------------------
Range of                          Weighted        Outstanding
exercise price                    average       options weighted
(Shares in         Number      remaining life   average exercise
thousands)       outstanding      in years           price
----------------------------------------------------------------
    $23.63          1,000            4.8             $23.63
 19.16 - 29.47      1,148            3.1              24.39
----------------------------------------------------------------

   Options exercisable at December 31, 2000, 1999 and 1998 were 1,205,000, 1,127,000 and 877,000, respectively. Certain information on exercisable options at December 31, 2000 was as follows:

--------------------------------------------------------
                                          Exercisable
                                        options weighted
Range of exercise prices    Number      average exercise
(Shares in thousands)     exercisable        price
--------------------------------------------------------
         $23.63               800            $23.63
     19.16 - 29.47            405             24.30
--------------------------------------------------------

   From time to time, Zenith may make repurchases of its outstanding common shares or outstanding debt. At December 31, 2000, Zenith National was authorized to repurchase up to 938,000 shares of its common stock at prevailing market prices pursuant to a share purchase program authorized by its Board of Directors. These purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

                                                                    TheZenith 61

NOTE 17

DIVIDEND RESTRICTIONS

   The California and Texas Insurance Holding Company System Regulatory Acts limit the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiaries of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the states of California and Texas must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. During 2000, Zenith Insurance paid $10.0 million of dividends to Zenith National. During 1999, Zenith Insurance paid $130.0 million of dividends to Zenith National, including a $100.0 million dividend from the proceeds of the sale of CalFarm for which it received prior approval from the California Department of Insurance. Stockholder's equity of the P&C Operations, in accordance with GAAP, amounted to $315.0 million as of December 31, 2000, of which $26.2 million can be paid in 2001 to Zenith National in dividends without prior approval.
NOTE 18

STATUTORY FINANCIAL DATA

   Capital stock and surplus and net (loss) income of the P&C Operations on a statutory basis, as reported to regulatory authorities, were as follows:

------------------------------------------------------------------
Years ended December 31,
(Dollars in thousands)                  2000       1999       1998
------------------------------------------------------------------
Capital stock and surplus           $262,315   $297,969   $345,041
Net (loss) income                    (60,737)    68,507     21,959
------------------------------------------------------------------

   The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.

NOTE 19

EARNINGS AND DIVIDENDS PER SHARE

   The following table sets forth the computation of basic and diluted net
(loss) income per common share.

----------------------------------------------------------
Years Ended December 31,
(Dollars in thousands,
except per share data)            2000      1999      1998
----------------------------------------------------------
(A) Net (loss) income         $(46,800)  $54,100   $19,100
----------------------------------------------------------
(B) Weighted average
    outstanding shares
    during the period           17,212    17,161    17,035
  Additional common shares
    issuable under employee
    stock option plans using
    the treasury stock
    method                          57        11       123
----------------------------------------------------------
(C) Weighted average number
    of common shares
    outstanding assuming
    exercise of stock
    options                     17,269    17,172    17,158
----------------------------------------------------------
Net (loss) income per common
  share:
(A)/(B) -- basic              $  (2.72)  $  3.15   $  1.12
(A)/(C) -- diluted               (2.71)     3.15      1.11
----------------------------------------------------------
Dividends per common share    $   1.00   $  1.00   $  1.00
----------------------------------------------------------

   Options to purchase 589,000 shares and 2,053,000 shares, respectively, of common stock at an average price of $27.64 and $24.90 per share, respectively, were outstanding as of December 31, 2000 and 1999 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

NOTE 20

SEGMENT INFORMATION

   Zenith classifies its business into the following segments: Workers' Compensation, Reinsurance, Other Property-Casualty (through March 31, 1999, the date of the sale of CalFarm), Real Estate, Investment and Parent. Segments are designated based on the types of products and services provided. Workers' Compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Reinsurance principally consists of world-wide, assumed reinsurance of property losses from catastrophes and large property risks. Other Property-Casualty, which was operated by CalFarm and was sold effective
March 31, 1999, represented multiple product line direct insurance other than workers' compensation primarily in California. The Real Estate Operations develop land and primarily construct single-family residences in Las Vegas, Nevada. Investment operations provide income and realized gains on investments, primarily from debt securities. The Parent operations represent Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of the P&C Operations, non-insurance companies and securities.
   The accounting policies of the segments are the same as those described in
Note 1. Zenith evaluates insurance segment performance based on the combined ratios and income or loss from operations before income tax, and not including investment income or realized gains or losses.

Information as to the operations of the segments is set forth below:

------------------------------------------------------------------------------------------------------------------------------
                                                                   Other
                                   Workers'                      Property-       Real
(Dollars in thousands)           Compensation    Reinsurance    Casualty(1)     Estate     Investment     Parent      Total
------------------------------------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31, 2000
------------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                   $ 300,833        $37,919                                                          $  338,752
Net investment income                                                                      $   51,766                   51,766
Realized losses on investments                                                                (15,467)                 (15,467)
Real estate sales                                                              $84,518                                  84,518
------------------------------------------------------------------------------------------------------------------------------
Total revenues                    $ 300,833        $37,919                     $84,518     $   36,299               $  459,569
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                                         $ (5,640)  $   (5,640)
------------------------------------------------------------------------------------------------------------------------------
(Loss) income before tax and
  extraordinary item              $ (87,854)       $(14,536)                   $ 5,464     $   36,299    $(11,682)  $  (72,309)
Federal income tax (benefit)
  expense                           (29,558)        (4,891)                      1,912         12,110      (4,089)     (24,516)
------------------------------------------------------------------------------------------------------------------------------
(Loss) income before
  extraordinary item                (58,296)        (9,645)                      3,552         24,189      (7,593)     (47,793)
Extraordinary item(2)                                                                                         993          993
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                 $ (58,296)       $(9,645)                    $ 3,552     $   24,189    $ (6,600)  $  (46,800)
------------------------------------------------------------------------------------------------------------------------------
Combined ratios                      129.2%         138.3%                                                              130.2%
------------------------------------------------------------------------------------------------------------------------------
Total assets                      $ 500,167        $30,733                     $59,133     $  880,643    $  1,514   $1,472,190
------------------------------------------------------------------------------------------------------------------------------
(1) CalFarm was sold effective March 31, 1999
(2) Gain on extinguishment of debt (net of income tax)

                                                                    TheZenith 63

------------------------------------------------------------------------------------------------------------------------------
                                                                   Other
                                   Workers'                      Property-       Real
(Dollars in thousands)           Compensation    Reinsurance    Casualty(1)     Estate     Investment     Parent      Total
------------------------------------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31, 1999
------------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                   $ 278,854        $36,441       $ 54,108                                           $  369,403
Net investment income                                                                      $   53,662                   53,662
Realized gains on investments                                                                   7,682                    7,682
Real estate sales                                                              $58,670                                  58,670
Service fee income                    2,691                                                                              2,691
------------------------------------------------------------------------------------------------------------------------------
Total revenues                    $ 281,545        $36,441       $ 54,108      $58,670     $   61,344               $  492,108
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                                         $ (8,218)  $   (8,218)
------------------------------------------------------------------------------------------------------------------------------
(Loss) income before tax          $(122,543)       $(7,324)      $    (22)     $ 3,649     $   61,344    $(12,372)  $  (77,268)
Gain on sale of CalFarm before
  tax                                                             160,335                                              160,335
Federal income tax (benefit)
  expense                           (42,199)        (2,494)        55,993        1,277         20,719      (4,329)      28,967
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                 $ (80,344)       $(4,830)      $104,320      $ 2,372     $   40,625    $ (8,043)  $   54,100
------------------------------------------------------------------------------------------------------------------------------
Combined ratios                      143.9%         120.1%         100.0%                                               135.2%
------------------------------------------------------------------------------------------------------------------------------
Total assets                      $ 520,544        $27,701                     $85,731     $  929,280    $ 10,530   $1,573,786
------------------------------------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------------
Revenues:
Premiums earned                   $ 278,660        $29,150       $222,045                                           $  529,855
Net investment income                                                                      $   53,593                   53,593
Realized gains on investments                                                                  11,602                   11,602
Real estate sales                                                              $37,737                                  37,737
Service fee income                    3,992                                                                              3,992
------------------------------------------------------------------------------------------------------------------------------
Total revenues                    $ 282,652        $29,150       $222,045      $37,737     $   65,195               $  636,779
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                                         $ (5,928)  $   (5,928)
------------------------------------------------------------------------------------------------------------------------------
(Loss) income before tax          $ (42,638)       $10,268       $  4,410      $ 1,363     $   65,195    $ (9,763)  $   28,835
Federal income tax (benefit)
  expense                           (14,003)         3,322          1,426          495         21,747      (3,252)       9,735
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                 $ (28,635)       $ 6,946       $  2,984      $   868     $   43,448    $ (6,511)  $   19,100
------------------------------------------------------------------------------------------------------------------------------
Combined ratios                      115.3%          64.8%          98.0%                                               105.3%
------------------------------------------------------------------------------------------------------------------------------

NOTE 21

EMPLOYEE BENEFIT AND RETIREMENT PLANS

   Zenith offers a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all of its subsidiaries' eligible employees. Zenith matches up to one third of the first 6% of employee contributions on a current basis and is not liable for any future payments under the plan. For the years ended December 31, 2000, 1999 and 1998, Zenith contributed $0.8 million, $1.2 million and $1.1 million, respectively.

   Zenith also offers a stock purchase plan, under which all employees are able to purchase shares of Zenith National common stock at market value. Zenith matches 25% of all employee purchases. For the years ended December 31, 2000, 1999 and 1998, Zenith contributed $0.3 million, $0.3 million and $0.4 million, respectively.

NOTE 22

RELATED PARTIES

   Pursuant to a Stock Purchase Agreement, dated June 25, 1999 (the "Stock Purchase Agreement"), between Fairfax Financial Holdings Limited, a Canada corporation ("Fairfax"), and Reliance, Fairfax agreed to purchase the 6,574,000 shares of common stock of Zenith National owned by Reliance and its affiliates for $28 per share. At December 31,

2000, Fairfax, through its subsidiaries, owned 6,816,000 shares of common stock of Zenith National.
   The P&C Operations conduct assumed and ceded reinsurance transactions with subsidiaries of Fairfax. The following table summarizes the reinsurance transactions with the subsidiaries of Fairfax:

----------------------------------------------------------
Years ended December 31,
(Dollars in thousands)                       2000     1999
----------------------------------------------------------
Assumed Reinsurance:
  Premiums earned                                   $  177
  Other underwriting and operating
    expenses                                           277
  Premiums receivable                                    8
  Unpaid loss and loss adjustment
    expenses                              $  118       220

Ceded Reinsurance:
  Receivable from reinsurers on paid
    and unpaid losses                      4,480     2,407
  Unearned premiums                                     37
----------------------------------------------------------

   At December 31, 2000 and 1999, Zenith owned $12.8 million and $5.1 million, respectively, at fair value of securities issued by Fairfax. In addition, at December 31, 2000 and 1999, Zenith owned $3.0 million and $4.5 million, respectively, at fair value of securities issued by TIG Capital Trust 1, a subsidiary of Fairfax.

NOTE 23

QUARTERLY FINANCIAL DATA (UNAUDITED)

--------------------------------------------------------------------
                                      2000 Quarter Ended
                           -----------------------------------------
(Dollars in thousands,      March      June     September   December
except per share data)       31         30         30          31
--------------------------------------------------------------------
Premiums earned            $77,139   $ 78,306   $ 87,692    $ 95,615
Net investment income       13,561     13,000     12,861      12,344
Realized gains (losses) on
  investments                3,255     (2,589)   (10,913)     (5,220)
Real estate sales           16,434     22,099     23,278      22,707
Extraordinary item(1)          973                    20
Net loss                    (4,400)   (19,600)   (12,200)    (10,600)
Net loss per common share
  -- basic                   (0.26)     (1.14)     (0.71)      (0.61)
  -- diluted                 (0.26)     (1.14)     (0.71)      (0.61)
--------------------------------------------------------------------

(1) Gain on extinguishment of debt after tax (see Note 11)

-------------------------------------------------------------------
                                     1999 Quarter Ended
                         ------------------------------------------
(Dollars in thousands,    March       June     September   December
except per share data)      31         30         30          31
-------------------------------------------------------------------
Premiums earned          $135,577   $ 75,977   $ 87,110    $ 70,739
Net investment income      13,325     12,946     14,229      13,162
Realized gains on
  investments               1,534      2,531      2,322       1,295
Real estate sales          10,768     14,438     14,034      19,430
Service fee income            959        585        802         345
Gain on sale of CalFarm   160,335
Net income (loss)         104,400     (3,400)   (37,300)     (9,600)
Net income (loss) per
  common share
  -- basic                   6.09      (0.20)     (2.17)      (0.56)
  -- diluted                 6.09      (0.20)     (2.17)      (0.56)
-------------------------------------------------------------------

   The net loss for the year ended December 31, 2000 includes catastrophe losses of $14.7 million after tax, or $0.85 per share, of which $3.6 million, $8.5 million, $1.3 million and $1.4 million were incurred in the first, second, third and fourth quarters, respectively. Net income for the year ended December 31, 1999 includes catastrophe losses of $12.3 million after tax, or $0.72 per share, of which $1.3 million, $2.7 million, $3.1 million and $5.2 million were incurred in the first, second, third and fourth quarters, respectively. During the quarter ended December 31, 2000, there were write downs for "other than temporary" declines in market value of investments (see Note 2) of $4.7 million after tax.

NOTE 24

COMMON STOCK MARKET PRICES (UNAUDITED)

   The following table shows the high and low common stock prices during each quarter for the past two years.

--------------------------------------------------------------------------------
                                  2000                          1999
                       ---------------------------   ---------------------------
Quarter ended              High           Low            High           Low
--------------------------------------------------------------------------------
March 31               $ 22 3/16      $ 18 3/4       $ 26           $ 20 5/16
June 30                  24 15/16       20 1/2         26 11/16       22 1/4
September 30             23 7/8         20 13/16       26             21 1/8
December 31              29 3/4         20             22 13/16       19 1/4
--------------------------------------------------------------------------------

   As of March 7, 2001, there were 267 registered holders of record of Zenith National common stock.

                                                                    TheZenith 65

   REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Zenith National Insurance Corp.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and stockholders' equity present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                      PricewaterhouseCoopers LLP

Los Angeles, California
February 7, 2001

                                                             CORPORATE DIRECTORY

                                                                    TheZenith

   CORPORATE DIRECTORY

ZENITH NATIONAL INSURANCE CORP.

Directors
Also Directors of Zenith
Insurance Company

Max M. Kampelman
Attorney, Of Counsel,
Fried, Frank, Harris,
Shriver & Jacobson

Robert J. Miller
Attorney, Senior Partner,
Jones Vargas

Leon E. Panetta
Founder and Director,
The Leon and Sylvia Panetta
Institute for Public Policy

William S. Sessions
Attorney,
Holland & Knight LLP
and Security Consultant

Harvey L. Silbert
Attorney, Of Counsel,
Christensen, Miller, Fink, Jacobs,
Glazer, Weil & Shapiro LLP

Gerald Tsai, Jr.
Management of
Private Investments

Michael Wm. Zavis
Attorney, Co-Managing Partner,
Katten, Muchin & Zavis

Stanley R. Zax
Chairman of the Board
and President

Executive Officers

Stanley R. Zax
Chairman of the
Board and President

Jack D. Miller
Executive Vice President

Robert E. Meyer
Senior Vice President

William J. Owen
Senior Vice President &
Chief Financial Officer

John J. Tickner
Senior Vice President
and Secretary

Officer

Hyman J. Lee Jr.
Vice President

Transfer Agent-
Common Stock
Mellon Investor
Services LLC
Los Angeles, CA
www.mellon-investor.com

Transfer Agent-
9% Senior Notes and
8.55% Capital Securities
Wells Fargo Corporate
Trust Services
Wells Fargo Bank Minnesota, N.A.
Minneapolis, MN

Corporate
Headquarters
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000
www.thezenith.com

NYSE Trading Symbol
Common Stock -- ZNT

Independent
Accountants
PricewaterhouseCoopers LLP
Los Angeles, CA

The Annual Report
on Form 10-K, for the year ended December 31, 2000 and our quarterly reports may be obtained at our website or free of charge upon written request to:
Chief Financial Officer
Zenith National
Insurance Corp.
21255 Califa Street
Woodland Hills, CA 91367

                                                             CORPORATE DIRECTORY

   ZENITH INSURANCE COMPANY

Officers

Stanley R. Zax
Chairman of the
Board and President

Jack D. Miller
Executive Vice President,
and Chief Operating Officer

William J. Owen
Senior Vice President
Chief Financial Officer and Treasurer
John J. Tickner
Senior Vice President,
General Counsel and Secretary

Stephen J. Albers
Senior Vice President

James T. Braun
Senior Vice President
Ron R. Cordova
Senior Vice President

Dan M. Hair
Senior Vice President

John C. Hasbrouck
Senior Vice President

Robert L. Hernandez
Senior Vice President

Westley M. Heyward
Senior Vice President

Fred A. Hunt
Senior Vice President

Corey A. Ingber
Senior Vice President

Michael W. Jacobson
Senior Vice President

Edward G. Krisak
Senior Vice President

Robert E. Meyer
Senior Vice President
and Actuary

Stephen M. Pratt
Senior Vice President

William J. Saake
Senior Vice President

Keith E. Trotman
Senior Vice President

Chris L. Uselton
Senior Vice President
Kari L. Van Gundy
Senior Vice President

Glen R. Zepnick
Senior Vice President

Bryan A. Anderson
Vice President

Jeffrey J. Beaudoin
Vice President

Everett M. Brookhart
Vice President

Richard V. Caligiuri
Vice President

Suzanne M. Chapan
Vice President

Duane H. Chernow
Vice President

Douglas A. Claman
Vice President

Ronald W. Crabtree
Vice President

Mark T. Cross
Vice President

Gerald D. Curtin
Vice President

Charles J. Davis
Vice President

Bradley C. Eastwood
Vice President

Jesse R. Farese
Vice President

Eden C. Feder
Vice President

F. Stephen Fetchet
Vice President

James C. Guidos
Vice President

Diane H. Heidenreich
Vice President and Assistant General Counsel

Carolyn N. Hinson
Vice President

David G. Hoppen
Vice President

Mark M. Jansen
Vice President

Lisa A. Krouse
Vice President and General
Counsel-Southeast

Hyman J. Lee Jr.
Vice President and Assistant Secretary

Jonathan W. Lindsay
Vice President

Michael R. McFadden
Vice President

Colin S. Mitchell
Vice President

David A. O'Connor
Vice President

Michael J. Paladino
Vice President

Stephen D. Petrula
Vice President

Alan I. Steinhardt
Vice President

John A. Swift
Vice President

Jesse J. Thomas
Vice President

John H. Weber
Vice President

Norman C. Winters
Vice President

                                                                    TheZenith 69

   CORPORATE DIRECTORY

THEZENITH MARKETING, UNDERWRITING AND CLAIMS OFFICES

Los Angeles, CA
Corporate Headquarters
21255 Califa Street
Woodland Hills, CA 91367
818/713-1000
www.thezenith.com

San Francisco, CA
425 California Street
Suite 1010
San Francisco, CA 94104
415/646-0230

Pleasanton, CA
4309 Hacienda Drive
Suite 200
Pleasanton, CA 94588
925/460-0600

Fresno, CA
575 E. Locust Avenue
Suite 101
Fresno, CA 93720
209/432-6660
San Diego, CA
1660 N. Hotel Circle Drive
Suite 400
San Diego, CA 92108
619/299-6252

Salt Lake City, UT
3 Triad Center
345 W. North Temple
Suite 175
Salt Lake City, UT 84180
801/741-4900

Austin, TX
1101 Capital of Texas
Hwy South Bldg. J
Austin, TX 78746
512/306-1700

Dallas, TX
17304 Preston Rd.
8th floor
Dallas, TX 75252
972/701-5700

Little Rock, AR
900 S. Shackleford Rd.
Suite 300
Little Rock, AR 72211
877/200-8600

Harrisburg, PA
4400 Deer Path Way
Suite 200
Harrisburg, PA 17110
717/221-7000

Springfield, IL
2105 W. White Oaks Drive
Springfield, IL 62704
217/726-2900

Sarasota, FL
1390 Main St.
Sarasota, FL 34236
941/906-2000

Orlando, FL
3504 Lake Lynda Drive Ste 400
Orlando, FL 32817
407/206-8200

Charlotte, NC
5832 Farm Pond Lane
Suite 300
Charlotte, NC 28212
800/200-2667

Birmingham, AL
10 Iverness Center Parkway
Suite 220
Birmingham, AL 35242
800/355-0708

PERMA-BILT, A NEVADA CORPORATION

Officers

Daniel Schwartz
President

Robert M. Beville
Executive Vice President

David R. Durant
Vice President

Craig A. Hardy
Vice President

Fred W. Lessman
Vice President

Ruth E. Ochoa
Vice President
Headquarters
7150 Pollock Drive
Suite 104
Las Vegas, NV 89119
702/896-9100
www.permabilthomes.com

70