Form 10-K/A, Exhibit 13
period 2002-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2003-06-30
CIK 109261

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

       Our own Investments Department manages our investment portfolio, and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than- temporary declines in fair values. This process includes reviewing historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2002 and that our remaining unrealized losses are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities as described above and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for eleven years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity. In some cases, securities that we have written-down to their fair values have subsequently recovered some of their values and we have recognized gains when we sold them.

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

       Zenith National requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations and fund its operating expenses. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments and other available assets in Zenith National were $8.2 million and $131.0 million at December 31, 2002 and 2001, respectively. On May 1, 2002, Zenith National used $57.2 million of its available short-term investments to pay the principal of its 9% Senior Notes due 2002 ("9% Notes"). As a result of the repayment of the 9% Notes, interest expense was lower in 2002 compared to 2001. On September 6, 2002, Zenith National contributed $47.5 million to the capital of Zenith Insurance. Zenith National used $22.5 million of its available invested assets and borrowed $25.0 million under one of its available bank lines of credit to fund the contribution. On October 11, 2002, Zenith National repaid in full the $25.0 million borrowed under one of its bank lines of credit by using the $28.4 million received in repayment of intercompany loans from Perma- Bilt. (See "Discontinued Real Estate Operations" for information concerning the sale of the home-building business and related real estate assets.)

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

Note 2 is continued on page 84.

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

NOTE 2

Investments (continued from page 68)

       The tables that follow contain additional summary information with respect to Advent Capital's results of operations for each of the twelve months ended September 30, 2002 and 2001, and with respect to Advent Capital's financial position as of September 30, 2002, after adjustments to reflect GAAP in the United States:

Twelve months ended September 30, (Dollars in thousands)	2002	2001

Revenues	$197,655	$194,118
Claims incurred net of reinsurance	146,950	206,056
Profit (loss) on ordinary activities before taxation	6,205	(72,444)
Profit (loss) on ordinary activities after taxation	4,539	(50,990)

As of September 30, (Dollars in thousands)	2002

Assets:
Investments	$185,882
Deferred acquisition costs	33,691
Reinsurance recoverable on paid and unpaid losses	859,538
Liabilities:
Provision for unearned premiums	$214,627
Provision for outstanding claims	1,069,346

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