Form 10-K/A, Exhibit 13
period 2003-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2004-07-21
CIK 109261

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

TABLE OF CONTENTS

•	Financial Highlights	1
•	Letter to Stockholders	3
•	Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations	28
•	5-Year Summary of Selected Financial Information	54
•	Consolidated Balance Sheet	58
•	Consolidated Statement of Operations	59
•	Consolidated Statement of Cash Flows	60
•	Consolidated Statement of Stockholders' Equity and Consolidated Statement of Comprehensive Income	62
•	Notes to Consolidated Financial Statements	63
•	Report of Independent Registered Public Accounting Firm	94
•	Corporate Directory
	Zenith National Insurance Corp.	96
	Zenith Insurance Company	97
	TheZenith Marketing, Underwriting and Claims Offices	98

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

This analysis displays the accident year net incurred losses and loss adjustment expenses on a GAAP basis for accident years prior to 1997 and for each of the accident years 1997-2003 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. Data for 2002 and prior have been restated to reclassify certain expenses previously classified as unallocated loss adjustment expenses (See Note 25 on page 91). The data prior to 1999 have been restated to exclude the results of CalFarm Insurance Company, which was sold effective March 31, 1999.

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

       2) Income (loss) from Workers' Compensation Operations.    For many years, we have recorded losses in our workers' compensation business but in 2003 we made substantial progress against this trend and recorded income from our Workers' Compensation operations. We expect to continue to record income from our Workers' Compensation operations because our rate increases are higher than our current estimates of increases in loss costs.

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

       4) Financial condition.    At the end of 2003, the capital adequacy of our insurance operations has improved, after several years of declines and ratings downgrades. In addition to net income in 2003, our capital resources were further enhanced when we sold $125.0 million of 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes"). If we continue to record income from operations in our Workers' Compensation and Reinsurance Businesses, we expect that our financial condition will improve further.

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

       6) Stockholders' equity.    Our stockholders' equity declined for several years after 1999 because of losses in our workers' compensation business and catastrophe losses in our reinsurance business. In 2002, stockholders' equity increased modestly and in 2003, we increased stockholders' equity per share from $16.89 at December 31, 2002 to $20.27 at December 31, 2003, principally as a result of net income which represented a return on average equity of 18.8% in 2003.

       More information about these key elements of our performance follows below.

Results of Operations

       Summary Results by Segment.    The comparative components of net income (loss) for the three years ended December 31, 2003 are set forth in the following table. Our business is comprised of the following segments: Investments; Workers' Compensation; Reinsurance; and Parent. Results of the Investments segment include investment income and realized gains and losses on investments and we do not allocate investment income to our Workers' Compensation or Reinsurance segments. Income (loss) from operations of the Workers' Compensation and Reinsurance segments is determined solely by deducting from net premiums earned, net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred. The results of the Parent segment include interest expense and the general operating expenses of Zenith National.

(Dollars in thousands)	2003	2002	2001

Net investment income	$56,103	$48,811	$51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Income from Investment operations	75,536	45,180	60,347
Income (loss) from operations of:
Workers' Compensation	29,260	(43,848)	(58,329)
Reinsurance	9,562	7,644	(31,918)
Parent	(17,694)	(10,237)	(11,402)

Income (loss) from continuing operations before tax and before equity in earnings of investee	96,664	(1,261)	(41,302)
Income tax expense (benefit)	33,664	(914)	(13,756)

Income (loss) from continuing operations before equity in earnings of investee	63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax	2,846	1,363	(2,060)

Income (loss) from continuing operations after tax	65,846	1,016	(29,606)
Income from discontinued operations after tax	1,154	9,184	3,746

Net income (loss)	$67,000	$10,200	$(25,860)

       Results of continuing operations improved in 2003 compared to 2002 and in 2002 compared to 2001 principally as a result of improved results of operations in the Workers' Compensation segment and because the results of the Reinsurance segment in 2001 included approximately $37.6 million for our share of losses associated with the World Trade Center.

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

(Dollars in thousands)	2003	2002	2001

Premiums earned:
Workers' compensation:
California	$458,312	$277,120	$205,835
Outside California	254,484	226,739	210,013

Total workers' compensation	712,796	503,859	415,848
Reinsurance	61,003	53,196	61,028

Total	$773,799	$557,055	$476,876

Income (loss) from operations before tax:
Workers' compensation	$29,260	$(43,848)	$(58,329)
Reinsurance	$9,562	$7,644	$(31,918)

Combined loss and expense ratios:	2003	2002	2001

Workers' compensation:
Loss and loss adjustment expenses(1)	69.9%	76.7%	79.4%
Underwriting and other operating expenses(1)	26.0	32.0	34.6

Combined ratio	95.9%	108.7%	114.0%

Reinsurance:
Loss and loss adjustment expenses	65.5%	64.7%	136.9%
Underwriting and other operating expenses	18.8	20.9	15.4

Combined ratio	84.3%	85.6%	152.3%

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

       Our actuaries produce a point estimate using the results of various methods of estimation. However, these various methods do not produce separate point estimates. The point estimate is prepared as follows: Our actuaries prepare reserve estimates based upon paid loss patterns, incurred loss patterns and claim count methods for all accident years. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates and our actuarial point selections are based upon an average of these methods. For the more recent accident years, our actuarial estimate is based on both the paid loss patterns and assumed rates of inflation. Since the number of claims is relatively certain, the inflation assumption is the key assumption in establishing loss reserve estimates for these years. Management establishes loss reserve estimates in the financial statements that provide for substantial rates of inflation and at December 31, 2003 the loss reserves, net of reinsurance ceded, recorded in the financial statements were $991.0 million compared to the actuarial point estimate of loss reserves, of $978.0 million. We believe that this difference is not significant in the context of the amounts being estimated, because the difference is less than the difference that a change of 1% in the assumed inflation rate would produce. We discuss our inflation assumptions in detail below under Workers' Compensation Loss Reserves.

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

       The $29.3 million adverse reserve development in 2002 was driven entirely by increased paid loss inflation rates for the 2000 and 2001 years in California workers' compensation. Specifically, the compound inflation rate for medical payments for these two years increased from 12% to 17% in the paid loss data during the third and fourth quarters of 2002. The compound indemnity inflation rate increased from 3% to 9% in the paid loss data during the third and fourth quarters of 2002. The $13.9 million adverse loss reserve development during 2003 reflects another approximate 2% increase in the paid loss inflation rates for the 2000 and 2001 accident years in the first two quarters of 2003.

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

       In 2003 and 2002, there was adverse loss reserve development of $14.0 million and $30.0 million, respectively. If this had been recognized in the prior periods, our workers' compensation reserves, net of reinsurance, at December 31, 2002 and 2001 would have been higher by approximately 2% and 7%, respectively. As a percentage of workers' compensation premiums earned, adverse development was 2.0% and 6.0% in 2003 and 2002, respectively. The adverse reserve development in 2002 was driven entirely by increased paid loss inflation rates for the 2000 and 2001 years in California workers' compensation. Specifically, the compound inflation rate for medical payments for these two years increased from 12% to 17% in the paid loss data during the third and fourth quarters of 2002. The compound indemnity inflation rate increased from 3% to 9% in the paid loss data during the third and fourth quarters of 2002. The adverse loss reserve development during 2003 reflects another approximate 2% increase in the paid loss inflation rates for the 2000 and 2001 accident years in the first two quarters of 2003.

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

       Liquidity.    Zenith's insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums may be invested, prior to their use in such disbursements, and investment income provides additional cash receipts. In periods in which disbursements for claims and benefits, current policy acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At December 31, 2003 and 2002, cash and short-term investments in the insurance subsidiaries amounted to $275.6 million and $167.4 million, respectively. In addition to these short-term investments at December 31, 2003, we had $445.8 million, at fair value, of available-for-sale debt securities maturing within five years. These securities, in conjunction with our short term investments and positive cash flow from operations provide adequate sources of liquidity for the expected payment of our loss reserves in the near future. We do not expect to have sell securities or use our credit facilities to pay our policy liabilities as they come due. The current trend of favorable cash flow from operations is attributable to the trend of increasing workers' compensation rates and premiums and is expected to continue in 2004.

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

       Our loss reserves do not have contractual maturity dates. However, based on historical payment patterns, we have included an estimate of when we expect our loss reserves to be paid in the following table. The exact timing of the payment of claims cannot be predicted with certainty. We maintain a portfolio of investments with varying maturities and a substantial amount of short-term investments to provide adequate cash flows for the payment of claims.

       The table below sets forth the amounts of Zenith's contractual obligations, including interest payable, at December 31, 2003:

	Payments Due by Period
December 31, 2003 (Dollars in thousands)
	Redeemable Securities	Convertible Notes	Operating Lease Commitments	Loss Reserves	Total

Less than 1 year	$5,729	$128,594	$6,294	$302,869	$443,486
1-3 years	11,458		9,078	351,729	372,265
3-5 years	11,458		4,929	170,386	186,773
More than 5 years	181,580		820	395,765	578,165

Total	$210,225	$128,594	$21,121	$1,220,749	$1,580,689

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

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION
AND FINANCIAL STATEMENTS

(This page has been left blank intentionally.)

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

Zenith National Insurance Corp. and Subsidiaries

Years Ended December 31,
	Note(s)	2003	2002	2001

(Dollars and shares in thousands, except per share data)
Revenues:	2,3,6
Premiums earned	1	$773,799	$557,055	$476,876
Net investment income		56,103	48,811	51,178
Realized gains (losses) on investments		19,433	(3,631)	9,169
Service fee income

Total revenues		849,335	602,235	537,223

Components of net income (loss):	2,6
Income (loss) from operations of Workers' Compensation	5,6	$29,260	$(43,848)	$(58,329)
Reinsurance	4	9,562	7,644	(31,918)
Other Property-Casualty	2
Net investment income		56,103	48,811	51,178
Realized gains (losses) on investments		19,433	(3,631)	9,169
Parent expenses and interest expense	7,8	(17,694)	(10,237)	(11,402)
Gain on sale of CalFarm	2

Income (loss) from continuing operations before tax and before equity in earnings of investee		96,664	(1,261)	(41,302)
Income tax expense (benefit)		33,664	(914)	(13,756)

Income (loss) from continuing operations before equity in earnings of investee		63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax		2,846	1,363	(2,060)

Income (loss) from continuing operations after tax		65,846	1,016	(29,606)
Income from discontinued operations after tax	3	1,154	9,184	3,746

Net income (loss)		$67,000	$10,200	$(25,860)

Per common share:
Income (loss) from continuing operations	7	$3.33	$0.05	$(1.68)
Net income (loss)	7	3.38	0.54	(1.47)

Cash dividends per share to common stockholders		1.00	1.00	1.00

Weighted average common shares outstanding	7	20,183	18,895	17,593

Financial condition:	2
Total assets		$2,023,704	$1,615,113	$1,537,999
Investments		1,530,494	1,098,284	941,527
Unpaid losses and loss adjustment expenses		1,220,749	1,041,532	946,822
Senior notes	8			57,203
Convertible senior notes	7	120,436
Redeemable securities	8	65,769	65,719	65,669
Stockholders' equity		383,246	317,024	300,551
Stockholders' equity per share		20.27	16.89	16.20
Return on average equity		18.8%	3.3%	(8.5)%

Insurance statistics (GAAP):
Combined ratio:
Workers' Compensation	5,6	95.9%	108.7%	114.0%
Reinsurance	4	84.3%	85.6%	152.3%
Net premiums earned-to-surplus ratio		1.5	1.5	1.6
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		2.0	2.2	2.5

(7)	On March 21, 2003, Zenith issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") and received net proceeds of approximately $120.0 million. 2003 includes interest expense of $6.0 million before tax ($3.9 million after tax) on the Convertible Notes. Diluted average outstanding shares and earnings per share for the year ended December 31, 2003 reflects the impact of additional shares issuable as a result of the convertibility of the Notes as of the fourth quarter. If the convertibility of the Notes had been included for the entire year in 2003, diluted net income per share would have been $2.96 for the year ended December 31, 2003 (see Notes 10, 20 and 26 to the Consolidated Financial Statements).
(8)	In 2001 and 2000, Zenith repurchased $1.3 million and $16.5 million, respectively, aggregate principal amount of the outstanding 9% Senior Notes due 2002. In 2000, Zenith repurchased $8.0 millon aggregate liquidation amount of outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith. A gain of $1.6 million before tax ($1.0 million after tax) was recorded on repurchases in 2000. The gain was previously recorded as an extraordinary item and has been reclassified to reduce interest expense in conformity with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13 and Technical Corrections." In 2002, Zenith paid the outstanding principal of $57.2 million of its 9% Senior Notes due May 1, 2002.
(9)	Certain prior period workers' compensation operating expenses have been reclassified to conform to the current presentation (see Note 25 to the Consolidated Financial Statements).

Years Ended December 31,	2000	1999

(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned	$338,752	$369,403
Net investment income	51,766	53,662
Realized gains (losses) on investments	(15,467)	7,682
Service fee income		2,691

Total revenues	375,051	433,438

Components of net income (loss):
Income (loss) from operations of Workers' Compensation	$(87,854)	$(122,543)
Reinsurance	(14,536)	(7,324)
Other Property-Casualty		(22)
Net investment income	51,766	53,662
Realized gains (losses) on investments	(15,467)	7,682
Parent expenses and interest expense	(10,155)	(12,372)
Gain on sale of CalFarm		160,335

Income (loss) from continuing operations before tax and before equity in earnings of investee	(76,246)	79,418
Income tax expense (benefit)	(25,894)	27,690

Income (loss) from continuing operations before equity in earnings of investee	(50,352)	51,728
Equity in earnings (losses) of investee after tax

Income (loss) from continuing operations after tax	(50,352)	51,728
Income from discontinued operations after tax	3,552	2,372

Net income (loss)	$(46,800)	$54,100

Per common share:
Income (loss) from continuing operations	$(2.93)	$3.01
Net income (loss)	(2.72)	3.15

Cash dividends per share to common stockholders	1.00	1.00

Weighted average common shares outstanding	17,212	17,172

Financial condition:
Total assets	$1,472,190	$1,573,786
Investments	852,734	901,734
Unpaid losses and loss adjustment expenses	877,883	880,929
Senior notes	58,374	74,717
Convertible senior notes
Redeemable securities	65,618	73,397
Stockholders' equity	309,776	354,559
Stockholders' equity per share	17.76	20.67
Return on average equity	(14.3)%	13.9%

Insurance statistics (GAAP):
Combined ratio:
Workers' Compensation	129.2%	143.9%
Reinsurance	138.3%	120.1%
Net premiums earned-to-surplus ratio	1.1	1.1
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.0	1.8

(1)	Net premiums earned in 2003 and 2002 are net of $78.5 million and $36.8 million, respectively, of ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement effective January 1, 2002 for policies effective on or after January 1, 2002.
(2)	Zenith completed the sale of CalFarm Insurance Company ("CalFarm") effective March 31, 1999, resulting in a gain of $104.3 million after tax, or $6.08 per share, in the first quarter of 1999.
(3)	The real estate assets and home-building business of Perma-Bilt, a Nevada Corporation were sold in 2002. Income from discontinued operations in 2002 includes the gain on the sale of $6.3 million after tax. In the fourth quarter of 2003, we received a payment of $1.8 million before tax ($1.2 million after tax) of additional sales proceeds under the earn-out provision of the sale.
(4)	2002, 2001, 2000 and 1999 include catastrophe losses before tax of $0.4 million, $41.7 million, $22.6 million and $18.9 million, respectively.
(5)	2002 includes a charge of $30.0 million before tax ($19.5 million after tax, or $1.04 per share) for increased workers' compensation loss reserves in the fourth quarter of 2002.
(6)	On April 1, 1998, Zenith acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and subsidiaries (collectively, "RISCORP"). In 1999, Zenith recorded $50.0 million before tax ($32.5 million after tax, or $1.89 per share) of net charges associated with an increase in the purchase price of RISCORP.

CONSOLIDATED BALANCE SHEET

Zenith National Insurance Corp. and Subsidiaries

December 31, (Dollars and shares in thousands)	2003	2002

Assets:
Fixed maturity investments:
At amortized cost (fair value $124,778 in 2003 and $108,732 in 2002)	$122,966	$104,964
At fair value (amortized cost $930,876 in 2003 and $675,075 in 2002)	956,584	704,896
Equity securities, at fair value (cost $44,452 in 2003 and $51,686 in 2002)	62,961	48,634
Mortgage loans (at unpaid principal balance)	39,123	26,924
Short-term investments (at cost or amortized cost, which approximates fair value)	285,760	158,078
Investment in Advent Capital (Holdings) PLC	25,188	18,319
Other investments	37,912	36,469

Total investments	1,530,494	1,098,284
Cash	8,006	17,452
Accrued investment income	13,119	10,990
Premiums receivable, less bad debt allowance of $578 in 2003 and $2,300 in 2002	70,044	77,298
Receivable from reinsurers and state trust funds for paid and unpaid losses and prepaid reinsurance premiums	269,530	272,013
Deferred policy acquisition costs	11,922	13,374
Deferred tax asset	28,022	32,398
Current income tax receivable		3,422
Goodwill	20,985	20,985
Other assets	71,582	68,897

Total assets	$2,023,704	$1,615,113

Liabilities:
Policy liabilities and accruals:
Unpaid loss and loss adjustment expenses	$1,220,749	$1,041,532
Unearned premiums	111,250	97,387
Policyholders' dividends accrued	3,033	3,362
Convertible senior notes payable, less unamortized issue costs of $4,564 in 2003	120,436
Redeemable securities, less unamortized issue costs of $1,231 in 2003 and $1,281 in 2002	65,769	65,719
Current income tax payable	14,062
Other liabilities	105,159	90,089

Total liabilities	1,640,458	1,298,089

Commitments and contingent liabilities (See Note 16)
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2003 or 2002
Common stock, $1 par 50,000 shares authorized; issued 25,928 in 2003 and 25,786 in 2002, outstanding 18,910 in 2003 and 18,768 in 2002	25,928	25,786
Additional paid-in capital	300,448	296,974
Retained earnings	157,191	109,008
Accumulated other comprehensive income	31,821	17,398

	515,388	449,166
Treasury stock, at cost (7,018 shares in 2003 and 2002)	(132,142)	(132,142)

Total stockholders' equity	383,246	317,024

Total liabilities and stockholders' equity	$2,023,704	$1,615,113

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF OPERATIONS

Zenith National Insurance Corp. and Subsidiaries

Years Ended December 31, (Dollars and shares in thousands, except per share data)	2003	2002	2001

Revenues:
Premiums earned	$773,799	$557,055	$476,876
Net investment income	56,103	48,811	51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Total revenues	849,335	602,235	537,223

Expenses:
Loss and loss adjustment expenses incurred	537,922	421,128	413,933
Policy acquisition costs	107,792	92,202	87,823
Underwriting and other operating expenses	92,122	82,061	67,215
Policyholders' dividends	2,485	3,003	1,978
Interest expense	12,350	5,102	7,576

Total expenses	752,671	603,496	578,525

Income (loss) from continuing operations before tax and equity in earnings of investee	96,664	(1,261)	(41,302)
Income tax expense (benefit)	33,664	(914)	(13,756)

Income (loss) from continuing operations after tax and before equity in earnings of investee	63,000	(347)	(27,546)
Equity in earnings (losses) of investee, net of income tax expense (benefit) of $1,532 in 2003, $734 in 2002 and $(1,110) in 2001	2,846	1,363	(2,060)

Income (loss) from continuing operations	65,846	1,016	(29,606)

Income from discontinued real estate operations, net of income tax expense of $1,547 in 2002 and $2,017 in 2001		2,872	3,746
Gain on sale of real estate operations, net of income tax expense of $621 in 2003 and $3,399 in 2002	1,154	6,312

Total income from discontinued operations	1,154	9,184	3,746

Net income (loss)	$67,000	$10,200	$(25,860)

Net income (loss) per common share:
Basic:
Continuing operations	$3.50	$0.05	$(1.68)
Discontinued operations	0.06	0.50	0.21

Net income (loss)	$3.56	$0.55	$(1.47)

Diluted:
Continuing operations	$3.33	$0.05	$(1.68)
Discontinued operations	0.05	0.49	0.21

Net income (loss)	$3.38	$0.54	$(1.47)

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Zenith National Insurance Corp. and Subsidiaries

Years Ended December 31, (Dollars in thousands)	2003	2002	2001

Cash flows from operating activities:
Premiums collected	$912,400	$650,407	$493,021
Investment income received	56,343	49,439	50,319
Net proceeds from trading portfolio investments			3,000
Loss and loss adjustment expenses paid	(368,989)	(330,477)	(302,495)
Underwriting and other operating expenses paid	(284,604)	(223,080)	(170,561)
Interest paid	(10,058)	(6,078)	(7,647)
Income taxes (paid) refunded	(21,320)	(740)	14,662

Net cash provided by continuing operating activities	283,772	139,471	80,299
Net cash provided by discontinued operating activities		3,703	4,308

Net cash provided by operating activities	283,772	143,174	84,607

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity	(54,270)	(90,207)	(9,956)
Fixed maturity securities available-for-sale	(1,100,628)	(356,961)	(1,295,508)
Equity securities available-for-sale	(61,948)	(48,301)	(67,395)
Other investments	(24,435)	(22,722)	(10,487)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	36,034	13,704	5,780
Fixed maturity securities available-for-sale	27,984	42,660	60,430
Other investments	8,992	284
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	831,707	334,506	1,117,116
Equity securities available-for-sale	72,410	36,168	63,552
Other investments	2,790	636	16,354
Net (increase) decrease in short-term investments	(127,129)	(38,167)	41,966
Net proceeds from sale of real estate operations	1,775	54,246
Capital expenditures and other, net	(10,857)	(6,353)	(7,036)

Net cash used in continuing investing activities	(397,575)	(80,507)	(85,184)
Net cash used in discontinued investing activities		(11)	(99)

Net cash used in investing activities	(397,575)	(80,518)	(85,283)

Cash flows from financing activities:
Net proceeds from issuance of convertible senior notes	119,990
Repayment of 9% Senior Notes		(57,235)
Repurchase of 9% Senior Notes			(1,265)
Sale of treasury shares			25,000
Cash advanced from bank lines of credit	46,500	25,000
Cash repaid on bank lines of credit	(46,500)	(25,000)
Cash dividends paid to common stockholders	(18,786)	(18,677)	(17,502)
Proceeds from exercise of stock options	3,153	5,431	3,022
Purchase of treasury shares			(207)

Net cash provided by (used in) continuing financing activities	104,357	(70,481)	9,048
Net cash provided by discontinued financing activities		367	512

Net cash provided by (used in) financing activities	104,357	(70,114)	9,560

Net (decrease) increase in cash	(9,446)	(7,458)	8,884
Net change in cash reclassified to real estate assets held for sale		2,098	283
Cash at beginning of year	17,452	22,812	13,645

Cash at end of year	$8,006	$17,452	$22,812

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

       The accounting policies of the segments are the same as those described in Note 2. Income (loss) from operations of the Workers' Compensation and Reinsurance segments is determined solely by deducting from net premiums earned, net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred. The combined ratio is the sum of net incurred losses and loss adjustment expenses and underwriting and other operating expenses expressed as a percentage of net premiums earned. Results of the Investments segment include investment income and realized gains and losses on investments and we do not allocate investment income to our Workers' Compensation or Reinsurance segments. The results of the Parent segment include interest expense and the general operating expenses of Zenith National.

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

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate(1)	Investment	Parent	Total

Year Ended December 31, 2002

Revenues:
Premiums earned	$503,859	$53,196				$557,055
Net investment income				$48,811		48,811
Realized losses on investments				(3,631)		(3,631)

Total revenues	503,859	53,196		45,180		602,235

Interest expense					$(5,102)	(5,102)

(Loss) income from continuing operations before tax and equity in earnings of investee	(43,848)	7,644		45,180	(10,237)	(1,261)
Income tax (benefit) expense	(15,058)	2,675		15,051	(3,582)	(914)

(Loss) income from continuing operations after tax and before equity in earnings of investee	(28,790)	4,969		30,129	(6,655)	(347)
Equity in earnings of investee, net of tax expense of $734				1,363		1,363

(Loss) income from continuing operations	(28,790)	4,969		31,492	(6,655)	1,016

Income from discontinued real estate operations, net of tax expense of $1,547			$2,872			2,872
Gain on sale of real estate operations, net of tax expense of $3,399			6,312			6,312

Total income from discontinued operations			9,184			9,184

Net (loss) income	$(28,790)	$4,969	$9,184	$31,492	$(6,655)	$10,200

Combined ratios	108.7%	85.6%

Investment in Advent Capital				18,319		$18,319

Total assets	$443,982	$41,704		1,126,726	2,701	1,615,113

Year Ended December 31, 2001

Revenues:
Premiums earned	$415,848	$61,028				$476,876
Net investment income				$51,178		51,178
Realized gains on investments				9,169		9,169

Total revenues	415,848	61,028		60,347		537,223

Interest expense					$(7,576)	(7,576)

(Loss) income from continuing operations before tax and equity in losses of investee	(58,329)	(31,918)		60,347	(11,402)	(41,302)
Income tax (benefit) expense	(19,595)	(10,716)		20,546	(3,991)	(13,756)

(Loss) income from continuing operations after tax and before equity in losses of investee	(38,734)	(21,202)		39,801	(7,411)	(27,546)
Equity in loss of investee, net of tax benefit of $1,110				(2,060)		(2,060)

(Loss) income from continuing operations	(38,734)	(21,202)		37,741	(7,411)	(29,606)
Income from discontinued real estate operations, net of tax expense of $2,017			$3,746			3,746

Net (loss) income	$(38,734)	$(21,202)	$3,746	$37,741	$(7,411)	$(25,860)

Combined ratios	114.0%	152.3%

(1) Discontinued real estate operations — see Note 2 and Note 8.

       The following table is a reconciliation of our segment results to our Consolidated Statement of Operations:

Year ended December 31, (Dollars in thousands)	2003	2002	2001

Income (loss) from operations of:
Workers' compensation	$29,260	$(43,848)	$(58,329)
Reinsurance	9,562	7,644	(31,918)
Parent	(17,694)	(10,237)	(11,402)
Net investment income	56,103	48,811	51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Income (loss) from continuing operations before tax and before equity in earnings of investee	96,664	(1,261)	(41,302)
Income tax expense (benefit)	33,664	(914)	(13,756)

Income (loss) from continuing operations after tax and before equity in earnings of investee	63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax	2,846	1,363	(2,060)

Income (loss) from continuing operations	65,846	1,016	(29,606)
Income from discontinued operations after tax	1,154	9,184	3,746

Net income (loss)	$67,000	$10,200	$(25,860)

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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

Independent Registered
Public Accounting Firm
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