Form 10-K, Exhibit 13
period 2004-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2005-02-17
CIK 109261

ANNUAL REPORT 2004

ZENITH NATIONAL INSURANCE CORP.

FINANCIAL HIGHLIGHTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Year Ended December 31,	2004	2003	2002

RESULTS OF OPERATIONS:	(Dollars in thousands, except per share data)
Total revenues	$1,044,880	$849,335	$602,235
Net investment income after tax	42,265	37,966	32,489
Realized gains (losses) on investments after tax	24,726	12,631	(2,360)
Income from continuing operations after tax	$117,714	$65,846	$1,016
Income from discontinued operations after tax (1)	1,286	1,154	9,184

Net income	$119,000	$67,000	$10,200

PER SHARE DATA:
Income from continuing operations after tax (2)	$5.02	$3.06	$0.05
Income from discontinued operations after tax (1)(2)	0.05	0.05	0.49

Net income (2)	$5.07	$3.11	$0.54

Cash dividends declared per common share	$1.12	$1.00	$1.00
KEY STATISTICS:
Combined ratios:
Workers' compensation	88.5%	95.9%	108.7%
Reinsurance	128.2%	84.3%	85.6%
Stockholders' equity	$502,147	$383,246	$317,024
Stockholders' equity per share	25.92	20.27	16.89
Closing common stock price	49.84	32.55	23.52

(1) In October 2002, we sold our home-building business and related real estate assets and the results of the discontinued real estate segment are presented as discontinued operations. The gain on the sale in 2002 was $6.3 million after tax, or $0.34 per share. Gains of $2.0 million and $1.8 million before tax ($1.3 million and $1.2 million after tax) were recorded from additional sales proceeds received in 2004 and 2003, respectively, under the earn-out provision of the sale.

(2) Diluted per share amounts for the years ended December 31, 2004 and 2003 reflect the impact of additional shares issuable in connection with Zenith's 5.75% Convertible Senior Notes. Diluted per share amounts for the year ended December 31, 2003 have been restated to include such additional shares (see Note 14 to the Consolidated Financial Statements).

TABLE OF CONTENTS

•	Letter to Stockholders	3
•	Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations	28
•	5-Year Summary of Selected Financial Information	56
•	Consolidated Balance Sheets	58
•	Consolidated Statements of Operations	59
•	Consolidated Statements of Cash Flows	60
•	Consolidated Statements of Stockholders' Equity and Consolidated Statements of Comprehensive Income	62
•	Notes to Consolidated Financial Statements	63
•	Report of Independent Registered Public Accounting Firm	92
•	Certifications and Management's Report on Internal Controls over Financial Reporting	94
•	Corporate Directory
	Zenith National Insurance Corp.	98
	Zenith Insurance Company	99
	TheZenith Marketing, Underwriting and Claims Offices	100

TheZenith and Zenith are registered U.S. trademarks.

TO OUR STOCKHOLDERS

       TheZenith generated record revenues, earnings and operating cash flow during 2004.

       We operate in two insurance business segments: workers' compensation and reinsurance. Workers' compensation trends continued favorable with growth in revenues and income, moderate inflation trends compared to our estimates, and stable indemnity claim frequency resulting in a combined ratio of 88.5%. Reinsurance operations lost money due to the Florida hurricanes.

       Zenith's investment portfolio increased from $1.5 billion to $1.9 billion, including cash, treasury bills and United States government securities maturing in two years or less in the amount of approximately $900 million at year-end. We believe that this liquidity will provide opportunities for additional investment income due to the trend of increasing short-term interest rates by the Federal Reserve Board.

       We approach the new year with optimism that the combination of our human capital, profit culture, customer service strategy, quality information and financial strength will continue to support favorable results for our insureds, claimants, and shareholders alike. California and Florida, the two states that provide about 86% of our workers' compensation business, are profitable and growing, and operating trends and market conditions are attractive for TheZenith's strategy.

       Management's challenge is to continue to outperform the industry under changing conditions as we have accomplished in the past. We are focused on our opportunities with the goal of increasing income while servicing a growing customer base. In a world where diminished expectations of service quality seem to be the norm, our employees are focused on customer-responsive performance and the improvement of our already high service standards. This report will discuss our challenges and opportunities along with current trends.

NET INCOME IN 2004 WAS $119.0 MILLION, OR $5.07 PER SHARE, COMPARED TO $67.0 MILLION, OR $3.11 PER SHARE, IN 2003.

FINANCIAL SUMMARY

1.    Workers' Compensation Segment:

•
Income was $104.1 million compared to $29.3 million in 2003.
•
Combined ratio improved to 88.5% from 95.9% in 2003.
•
Premiums written increased 27% to $1,079.0 million.
•
Premiums in-force increased 20.4% to about $1,042.3 million.
•
Rates are adequate with inflation trends moderating.
•
Industry combined ratio for 2004 estimated at 106.6% by A.M. Best Company.

2.    Additional Financial Stability:

•
Cash flow from operating activities was $345.9 million in 2004 compared to $283.8 million the prior year.
•
Statutory capital of the insurance business increased by $113.5 million to $573.3 million.
•
Shareholders' equity increased by $118.9 million to $502.1 million.
•
$125 million of 5.75% Convertible Senior Notes are presently convertible into 5 million shares of Zenith National common stock.
•
Market capitalization of TheZenith at year-end was $1,214.6 million, including 5.0 million shares issuable in connection with the Convertible Senior Notes, compared to $778.3 million at December 31, 2003 on the same basis.

3.    Net Income:

•
Net income was $119.0 million compared to $67.0 million in 2003.
•
Net income per diluted share was $5.07 compared to $3.11 the prior year.
•
Reinsurance losses due to Florida hurricanes, including Advent, reduced net income by $18.4 million, or $0.75 per share.
•
Return on average equity was 27.2% compared to 18.8% the prior year.

STOCKHOLDERS' EQUITY PER SHARE

4.    Investments:

•
Investment income before tax was $61.9 million in 2004 compared with $56.1 million the prior year.
•
Reduced average yield was due to lower interest rates.
•
Investment portfolio increased from $1.5 billion in 2003 to $1.9 billion in 2004.
•
Capital gains before tax in 2004 were $38.6 million compared to $19.4 million the prior year.
•
Unrealized portfolio gains were $65.0 million before tax compared to $46.0 million the prior year.

ANALYSIS

       The following table summarizes pre-tax workers' compensation and reinsurance results during the past three years.

Segment Income (Loss)	2004	2003	2002

	(Dollars in thousands)
Workers' Compensation	$104,098	$29,260	$(43,848)
Reinsurance	(11,956)	9,562	7,644
Catastrophe losses included in Reinsurance segment*	(21,100)	0	(400)

*Additional catastrophe losses in 2004 from Advent Capital were $7.3 million before tax.

2004 results improved significantly:

•
2004 combined ratio for the workers' compensation segment was 88.5% compared to 95.9% in 2003.
•
Accident year combined ratios for the workers' compensation operations were 86.3%, 89.1%, and 106.6% for 2004, 2003 and 2002, respectively.
•
Combined ratio for the reinsurance segment was 128.2% in 2004 compared to 84.3% in 2003.

STOCKHOLDERS' EQUITY INCREASED TO $502.1 MILLION COMPARED TO $383.2 MILLION AT DECEMBER 31, 2003.

•
Gross written insurance premiums were $1,119.7 million in 2004 compared to $900.0 million the prior year, an increase of 24.4%. The 10% quota share on our workers' compensation business terminated December 31, 2004.
•
Investment income after tax was $42.3 million, or $1.73 per share, in 2004 compared to $38.0 million, or $1.66 per share, in 2003.
•
Stockholders' equity at December 31, 2004 was $502.1 million compared to $383.2 million at December 31, 2003.
•
Net cash flow from operating activities was $345.9 million in 2004 compared to $283.8 million in 2003.
•
At December 31, 2004, Zenith had debt of $125 million due to the sale of the 5.75% Convertible Senior Notes in March 2003. These notes are convertible into Zenith common stock until March 31, 2005 with future conversion dependent upon the price of Zenith common stock. There were also $59 million outstanding of our 8.55% Capital Trust Securities issued in July 1998, maturing in 24 years. TheZenith's parent company had $63.9 million of cash and investments and bank lines of credit of $50.0 million available at year-end, which can be utilized to provide statutory capital for our insurance subsidiaries or for general corporate purposes.
•
Zenith's subsidiaries are rated A- (Excellent) by A.M. Best Company. Moody's Investors Service and Standard & Poor's have assigned insurance financial strength ratings of Baa1 (Adequate) and BBB+ (Good), respectively.
•
Dividends to shareholders were $21.5 million in 2004 compared to $18.8 million in 2003.

NET INCOME (LOSS) PER COMMON SHARE

RESERVES

       Information in the following table provides estimates of Zenith's net incurred losses and loss adjustment expenses for our workers' compensation and reinsurance segments by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. These data are of critical importance in judging the historical accuracy of our reserve estimates, as well as providing a guide to setting fair prices and rates. The accuracy of reserve estimates is one of our major business risks which we endeavor to manage professionally. Loss reserve estimates are refined continually in an ongoing process as experience develops, new information is obtained and evaluated, and claims are reported and paid. The inflation trend of paid claim costs compared to the inflation assumptions included in the loss reserve estimates is the most important factor in understanding reserve adequacy. Data from 2004 indicate that inflation trends for the current and recent accident years are moderating thereby adding to our confidence in our loss reserve estimates while enhancing current profitability and providing the basis for possible additional rate decreases in the future. Adverse loss development was lower in 2004 than in the prior year. For additional information on reserving and inflation trends, the reader should turn to pages 36 to 41 of this report.

       Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability to pay losses. There remains uncertainty as to the nature and amount of monetary losses associated with the Florida hurricanes in 2004, although many of our treaties already are reflecting maximum losses.

THEZENITH 2004 RESULTS WERE EXCELLENT DUE TO CONTINUED FAVORABLE TRENDS IN OUR WORKERS' COMPENSATION BUSINESS.

Accident Year Reserve Development from Operations

	Net incurred losses and loss adjustment expenses reported at end of year

Years in which losses were incurred	1998	1999	2000	2001	2002	2003	2004

(Dollars in thousands)
Prior to 1998	$3,616,182	$3,648,969	$3,643,440	$3,623,542	$3,633,991	$3,628,924	$3,652,979
1998	250,657	263,974	269,425	276,370	276,909	282,469	284,919
Cumulative	3,866,839	3,912,943	3,912,865	3,899,912	3,910,900	3,911,393	3,937,898
1999		262,932	293,890	306,462	298,644	310,080	306,654
Cumulative		4,175,875	4,206,755	4,206,374	4,209,544	4,221,473	4,244,552
2000			289,946	294,674	304,251	311,853	321,447
Cumulative			4,496,701	4,501,048	4,513,795	4,533,326	4,565,999
2001				409,586	426,007	437,452	447,619
Cumulative				4,910,634	4,939,802	4,970,778	5,013,618
2002					391,960	375,199	397,817
Cumulative					5,331,762	5,345,977	5,411,435
2003						523,707	471,615
Cumulative						5,869,684	5,883,050
2004							615,397
Cumulative							6,498,447
Loss and loss adjustment expense ratios:
1998	72.6%	76.5%	78.1%	80.1%	80.2%	81.9%	82.6%
1999		83.4%	93.2%	97.2%	94.7%	98.3%	97.3%
2000			85.6%	87.0%	89.8%	92.1%	94.9%
2001				85.9%	89.3%	91.7%	93.9%
2002					70.4%	67.4%	71.4%
2003						67.7%	60.9%
2004							65.2%

This analysis displays the accident year net incurred losses and loss adjustment expenses on a GAAP basis for accident years prior to 1998 and for each of the accident years 1998-2004 for all property-casualty business. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. The data prior to 1999 have been restated to exclude the results of CalFarm Insurance Company, which was sold effective March 31, 1999.

Adverse loss reserve development in recent years has been attributable to higher than expected workers' compensation claim severity, adverse development of catastrophe losses and an increase in the loss reserves assumed in the purchase of RISCORP.

INVESTMENT INCOME AFTER TAX PER SHARE

INVESTMENTS

       Investment activities are a major part of our revenues and earnings; we believe our portfolio is diversified to achieve a reasonable balance of risk and a stable source of earnings. Zenith primarily invests in debt securities, as compared to equity securities, and our largest holdings are cash and short-term U.S. Government securities. In comparison to other insurers, we believe our portfolio contains a smaller percentage of equity securities to total assets, a larger percentage of cash or short-term securities, and no derivative securities or credit enhancement exposure.

•
Consolidated investment income after tax and after interest expense was $33.8 million, or $1.59 per share, in 2004 compared to $29.9 million, or $1.49 per share, in 2003. Average yields on this portfolio in 2004 were 3.8% before tax and 2.5% after tax compared to 4.4% and 2.9%, respectively, in 2003.
•
During 2004, Zenith recorded capital gains before tax of $38.6 million compared to $19.4 million the prior year.
•
Zenith's investment portfolio increased $369.5 million, or 24.1%, in 2004 to $1.9 billion.
•
Net unrealized gains in our portfolio were $65.0 million before tax in 2004 compared to $46.0 million before tax the prior year.
•
Zenith's investment portfolio is recorded in the financial statements primarily at market value. Average life of the portfolio was 4.6 years at December 31, 2004 compared to 5.7 years at December 31, 2003. The portfolio quality is high, with 95% and 94% of fixed maturity securities rated investment grade at December 31, 2004 and 2003, respectively.

       The major developments affecting the U.S. bond markets were continued low inflation and fluctuating interest rates with the Federal Reserve Board increasing short rates. Long rates ended the year about unchanged from the prior year. Since we are capable of holding bonds to maturity, and the

CAPITAL GAINS IN 2004 WERE SIGNIFICANT — $24.7 MILLION, OR $1.01 PER SHARE, COMPARED TO $12.6 MILLION, OR $0.55 PER SHARE, IN 2003.

average maturities are relatively short, fluctuations in bond values do not significantly impact our operations.

       Short-term investments and liquidity remained high as we searched for investment opportunities. We have invested only a small amount of our capital in common stocks, since we believe the volatility in the market could impact our ability to expand our insurance business. Our largest common stock holding, Wynn Resorts, of which I am a Director, has performed well since our purchase of one million shares at $13.00 in October, 2002. We realized a gain of $14.1 million before tax in 2004 and retain 750,000 shares with an unrealized gain of $40.4 million at year-end. We believe Wynn Resorts has excellent opportunities in Las Vegas and Macao, however, we sold some shares to prevent an over concentration in one security due to the substantial increase in market value.

Securities Portfolio	At December 31, 2004		At December 31, 2003

	Amortized Cost*	Market Value	Amortized Cost*	Market Value

	(Dollars in Thousands)
Short-term investments, U.S. Govt. and other securities maturing within 2 years	$ 901,820	$ 901,296	$ 418,058	$ 420,405
Other fixed maturity securities:
Taxable, investment grade	621,014	638,927	748,543	770,215
Taxable, non-investment grade	46,886	48,711	27,739	28,925
Municipal bonds	127,378	127,242	123,510	122,827
Redeemable preferred stocks	24,741	27,553	21,752	24,750
Mortgage loans*	12,645	12,645	39,123	39,123
Other preferred stocks*	4,732	4,857	10,241	10,772
Common stocks*	58,230	101,205	34,211	52,189
Other*	40,146	40,146	63,100	63,100

Total	$1,837,592	$1,902,582	$1,486,277	$1,532,306

*Equity securities and other investments at cost. Mortgage loans at unpaid principal balance.

WORKERS' COMPENSATION PREMIUM EARNED (000)

       From time to time, on a selective basis, we find excellent real estate investment opportunities. During 2003 we pursued two investments, as follows:

•
Development of a 3.2 acre site near our Sarasota, Florida office with a partner: The project includes a Whole Foods Market, a parking structure, 23,000 square feet of commercial property and 95 condominium residences. Whole Foods opened in December 2004 and the balance of the project will be completed in the summer of 2005. The condominiums have been sold and we expect a good return on our investment.
•
Land development financing in California on a first mortgage basis with a bonus interest based on the profitable sale of the development: The loan was for $15.0 million for two years with interest and a profit participation. The land development is fully entitled for 494 family homes and 231 condominiums, and a contract was entered into in the fourth quarter of 2004 to sell the property. The sale was consummated in January 2005 and we have received the repayment of our loan and $2.7 million of bonus interest.

       During 2004, we received distributions from real estate investment partnerships entered into several years ago, recording capital gains from these partnerships in the amount of $15.6 million. Zenith also received $2.0 million additional proceeds from the sale of our Las Vegas home-building business which is recorded as discontinued operations. At present, except for the above-mentioned Sarasota development where we have $2.8 million invested, we are not involved in any commercial real estate investments.

OUR WORKERS' COMPENSATION PREMIUMS EXCEEDED $1.0 BILLION AND THE COMBINED RATIO WAS 88.5% IN 2004.

WORKERS' COMPENSATION

       TheZenith is a workers' compensation specialist with primary operations in California and Florida and 43 other states. We believe TheZenith ranks among the top five underwriters in California and Florida, the two states in which we write 86% of our business. We do not have any planned goals as to size, market share or ranking, but are focused on providing quality services to our insureds and a fair return to our shareholders.

       Gross premiums written in 2004 were $1,079.0 million, an increase of 27.1% from the prior year. California premiums were 69% of the total. Profits before tax in this segment were a record $104.1 million in 2004 compared to $29.3 million in the prior year. During the past five years, our loss from this segment was $56.7 million, or 2.0% of earned premium. We are focused on improving our five-year average in the current year.

       TheZenith's combined ratio improved to 88.5% in 2004 from 95.9% the prior year. Industry combined ratios for workers' compensation are estimated at 106.6% and 108.2%, respectively, for 2004 and 2003. We are pleased with our strategy and culture which have produced results substantially better than industry averages over a long period of time. These results provide the financial strength to continue and enhance our customer service strategy, to support capital for growth, and enhance our ability to assume risk.

       Premium growth of about 27% and 46% these past two years was a result of the interaction of an increase in the number of policies and a change in net rates, experience modifications and payrolls. We estimate that the majority of the growth in premiums was due to rate changes and the balance is from our growth in payroll and policies. At year-end 2004, there were 43,400 policies in-force, up 4.6% from the prior year. We have a very diversified group of policies; by size, geography and classes of

WORKERS' COMPENSATION COMBINED RATIO

business, including charities and not-for-profit employers. TheZenith offers guaranteed cost (the vast majority of our policies), deductible, dividend and retro plans. Restaurants represent the largest premium class of insureds.

       Rates are estimated to have increased 2.3% in 2004 and are expected to decrease in 2005 due to reductions in cost trends primarily related to reform legislation discussed later in this report. California increases were larger and amounted to about 3.7% in 2004. California 2005 rates are expected to be lower than in the past two years due to the recently enacted reform legislation and favorable inflation trends, but at amounts still sufficient to cover the estimated loss cost trends and to provide a reasonable underwriting profit. Specifically, policyholders in the first half of the year will receive rate decreases instituted in July 2004 and January 2005 which approximate 12%. The precise rate may be more or less than 12% depending upon individual risk characteristics. Additional rate changes may be advisable depending on developments, including specific trends caused by the new benefit and reform legislation, healthcare inflation, interest rate levels and loss development. These decisions will be made as new data are available.

       Our workers' compensation segment profits are a result of premium growth, moderate indemnity frequency trends and high severity trends on certain types of claims coupled with our consistently focused customer service strategy. Specifically, rate levels continue to exceed short-term estimated loss costs. Our current pricing will continue until we receive additional data as to the comparison of estimated loss cost trends to actual experience. These data are received and analyzed thoroughly after each quarter. Reserve adequacy continues and we have a high degree of comfort that we are dealing prudently with the comparison of inflation trends in paid claim costs compared to the estimated impact of those trends on our reserves and rates. This is crucial with respect to the recent accident

OPERATING CASH FLOW INCREASED TO $345.9 MILLION COMPARED TO $283.8 MILLION IN THE PRIOR YEAR.

years where data are more speculative and estimates are more significant. Our accident year loss ratios remain substantially below industry averages, as set forth in the following table:

	California		Outside of California
Accident Year Loss Ratios
	Zenith	Industry	Zenith	Industry

1998	80%	130%	50%	81%
1999	91%	138%	55%	88%
2000	87%	124%	56%	90%
2001	81%	107%	53%	80%
2002	65%	86%	50%	71%
2003	48%	57%	48%	67%
2004	43%	—	53%	—

       The favorable comparisons set forth above are due to a number of factors: actuarial rates, agency relationships, reasonable (not perfect) reserving accuracy, disciplined underwriting, reform legislation and our commitment to quality customer services. Most importantly, the excellent performance of our people makes the difference. At present, continuing improved industry results in California compared to the U.S. workers' compensation results, and favorable reform legislation, are providing a more positive operating environment. As a result, there is healthy competition in the California marketplace, including employers' increased appetite for retaining insurance risk. We also expect a few new specialty competitors in the market actively pursuing business. Plus, Berkshire Hathaway who made a deal to take over another insurer's book of business. And, national multi-line companies that have been relatively inactive in California are now testing the waters on a selective basis. The need to generate an adequate return on capital in a low interest rate environment prevents some irresponsible competition to some degree. However, from time to time, there always seems to be a few aggressive

OUR COST-BASED PRICING IS TRENDING DOWNWARD, CONSISTENT WITH THE DECLINE IN INFLATION TRENDS.

discounters in certain areas pursuing selected risks. The California State Fund is reporting improved financial results and is probably reducing its market share. TheZenith is a beneficiary of the State Fund strategy and as a result we are expanding our number of policies in-force and premium volume.

       We adhere to disciplined and consistent underwriting and service principles and we are dedicated to pricing strategies anticipated to generate an underwriting profit. Significantly, our agents and brokers offer us numerous opportunities, however, we are successful in writing only a small proportion of the business. Based on current market conditions, we expect California to continue to be our most important state representing more than one half of our volume.

       At present, California is about a $24 billion market and our California in-force premium at year-end was $731.3 million compared to $587.9 million at the end of 2003. As reported, our total national in-force premium at year-end was $1,042.3 million, an increase of 20.4% from the prior year. (In-force premiums differ from the accounting statement terminology of written and earned premium and are estimates of the premium to be received on all policies prior to their expirations.) Early 2005 results reflect additional growth in premium and policies primarily in California and Florida. Specifically, California in-force premium and total in-force premium were $769.5 million and $1,094.3 million, respectively, at the end of January 2005.

       Claim frequency trends in 2004 remained favorable despite the increase in business and the changing economy; severity trends continue in recent years at reduced levels; and our ultimate estimates reflect history and uncertainty as to the long-term outcome of the reform legislation. Severity trends are caused primarily by significant increases in health care and drug costs, now in excess of 50% of our total loss costs, in the duration and amount of temporary disability, and in benefit levels and disability ratings. The frequency of medical-only cases in California seems to be growing due, perhaps, to the new $10,000 legislated benefit. Disputes relating to utilization guidelines are frequent

REFORMS APPEAR FAVORABLE, BUT TIME AND DATA ARE ESSENTIAL TO VALIDATE SHORT-TERM TRENDS.

and it is too early to reach any conclusion as to the financial impact. With this in mind, we continue our efforts to protect our financial strength and our policyholders by establishing adequate rates, by challenging excessive health care services/charges and other questionable aspects of the claim process, and by improving our customer service strategy.

       TheZenith is mindful that many of our policyholders are experiencing difficult times due to the economy and increases in insurance costs, including workers' compensation premiums, which are difficult to absorb. This is particularly the case with charities and not-for-profit philanthropic organizations. It is also the case for self-insureds and cities, counties and governmental entities due to the cost drivers in the system. There is no alternative to cost-based pricing designed to achieve reasonable profits. We need not apologize to our customers or anyone else for being in business to make profits, particularly after the long period of losses. During 2004 we witnessed the beginnings of moderation in paid claims cost trends and reduced rates accordingly. We will continue to monitor our data and adjust rates, if appropriate, based upon additional information, but we will also remain focused on supporting our recent underwriting profitability and reserve adequacy. Profitability provides capital for expansion and the confidence to assume risk, including the risks involved in reducing rates. Many of our customers received renewal prices substantially lower than rate changes due to favorable history and lower experience modifications — a good sign that our service strategy and the system are working as intended.

       Certain small policyholders who rarely have claims cannot comprehend, however, the reason their insurance costs are at relatively high levels. Although we can appreciate the problem, the basic principle of insurance requires that all policyholders contribute to create a larger pool to pay for the cost trends of all claims, even though each insured's claim history varies from zero claims to one or more in any year. Small policyholders frequently have large claims that cost from hundreds of

WORKERS' COMPENSATION RESERVE TRANSPARENCY AND ADEQUACY IS APPARENT BY STUDYING OUR INFLATION TRENDS ON PAGE 38.

thousands of dollars to more than a million dollars. If everyone did not contribute to these costs, insurance would not be available. There is no evidence that loss ratios on small policies as a group are lower than our overall loss ratio and, therefore, lower rates are not justified by the facts.

       As a result of large insurance company insolvencies, it is expected the California Insurance Guarantee Association will be required to fund hundreds of millions of dollars in losses. Under current law, each of our policyholders (and all policyholders in the state) will be assessed up to 2% of their premiums annually to cover these losses for the foreseeable future.

       Our catastrophe management strategies are designed to mitigate our exposure to earthquakes and terrorism. Through a combination of reinsurance and carefully tracking our exposures with technology, we are focused on controlling our risks.

THEZENITH'S MISSION

       Reducing employer loss ratios, experience modifications and ultimately the long-term cost of their insurance is our hallmark and our mission. We have specialized for many years in providing necessary services and information to assist employers and their agents or brokers. TheZenith's value-added services, implemented in partnership with our policyholders, agents and brokers, have an excellent record of reducing the net cost of insurance to many of our customers.

•
Expert Safety and Health professionals and programs assist with accident and illness prevention, incident investigation and remediation, and safe work practices education and motivation for management and employees.
•
Claims and Medical/Disability Management procedures facilitate prompt injury reporting, the use of recommended physicians (where permitted state-by-state), nurse case management of serious claims, analysis and negotiation of hospital and medical bills, and ongoing communications and reviews to monitor and manage recoveries, costs and reserving. We attempt to minimize claims

THEZENITH'S 2004 WORKERS' COMPENSATION COMBINED RATIO WAS 88.5% COMPARED TO INDUSTRY ESTIMATES OF 106.6%.

       costs by primarily utilizing the services of our internal claim staff, including claim, health and legal professionals.

•
Fraud experts, coupled with healthcare professionals and specialized workers' compensation legal personnel, protect employers from fraud and abuse, cooperate with law enforcement agencies, negotiate settlements where prudent, and represent policyholders and our Company throughout the litigation process as appropriate.
•
Return-to-Work programs place recovering employees in transitional duties with physician approval, improving employer morale and productivity, while containing costs. We have intensified our efforts to work with employers in this important area.
•
Premium auditors provide proper payroll classifications to assure accuracy and avoid unanticipated retroactive billing.
•
E-Commerce on the Internet provides valuable current information to our agents and insureds. Also, some agents obtain quotes and write business through our technology.

       Quality services require a substantial infrastructure investment in experienced employees and technology. Change continues at a rapid pace and, therefore, we have a long-term commitment to invest in the continuous training and development of our people. TheZenith's objective is a stable, self-motivated workforce. Teamwork in concert with technology among the different disciplines provides an above average result. As our business has grown and its complexity increased, we have hired and trained additional employees to support our quality services. At year-end 2004, there were 1,600 employees serving our customers compared to 1,400 at the end of 2003. We are confident in the abilities of our staff and management to build upon, and continue to improve, our services and their effectiveness in a fast changing environment. Our people are our most important asset. Training, teamwork and technology, along with specialization, are providing major improvements in our focus

TEAMWORK, TALENTED PEOPLE AND TRAINING FOCUSED ON PERFORMANCE MAKE A DIFFERENCE.

and capabilities resulting in benefits to our customers and shareholders. We strongly believe that this strategy is superior to outsourced services used by competitors.

CALIFORNIA AND FLORIDA REFORMS

       California and Florida passed reform legislation in 2003 and California did it again in 2004. The approach to reform was different in each state, but coincidentally the estimated impact reduced rates in 2004 and further in 2005.

       In Florida, the primary changes related to compensability of claims, disability benefits and attorney fees. In California, the primary changes related to medical costs and in 2005 the calculation of disability ratings and use of medical networks.

       California critics of the reform legislation and the Governor continue to charge that rate reduction has not been meaningful. We disagree. Our rates would be about 30% higher today but for the reforms.

       The following is a summary of major items that will impact costs in both states:

FLORIDA

  1.
  Requires physicians to treat only objective, relevant medical findings.
  2.
  Clear and convincing evidence needed to prove causation.
  3.
  Work-related accidents must be more than 50% responsible for injury and subsequent disability.
  4.
  Permanent disability benefits only available until the beneficiary reaches the age of 75 and if the employee is unable to engage in at least sedentary employment within a 50-mile radius of home.
  5.
  Hourly fees for employee's attorneys eliminated.

OUR SERVICE STRATEGY IS FOCUSED ON REDUCING EMPLOYER LOSS RATIOS, EXPERIENCE MODIFICATIONS AND ULTIMATELY THE LONG-TERM COST OF THEIR INSURANCE.

CALIFORNIA

  1.
  Vocational rehabilitation benefit eliminated.
  2.
  Chiropractic and physical therapy benefits limited to 24 visits per injury.
  3.
  Out-patient fee schedule adopted and set at 120% of Medicare fee schedule.
  4.
  Treating physician presumption eliminated retroactively (previously eliminated for injuries after January 1, 2003).
  5.
  Medical treatment utilization guidelines.
  6.
  Spinal surgery dispute procedure adopted.
  7.
  Pharmaceutical fee schedule adopted at 100% of the Medi-Cal reimbursement rate.
  8.
  Medical networks controlling treatments effective January 1, 2005.
  9.
  Apportionment of disabilities between work-related and non-work related causes.
  10.
  Limits on temporary disability payments of 104 weeks, with certain exceptions.
  11.
  Permanent disability ratings to be based on new, more objective factors.
  12.
  Increased benefits for serious injuries (disability ratings higher than 70%) and up to $10,000 of medical benefits for a denied claim.

       Clearly there are opportunities and challenges presented by these reforms. The opportunities are containing costs, reducing inflation trends, improving the predictability of underwriting profitability and adequate reserving, and lowering employer premiums. The challenges are to train our people on the new laws and regulations, implement new systems, measure outcomes, detect changes in trends, identify the most qualified doctors within networks, deal with new types of litigation, and make sure rate changes are related to cost changes on a fair basis. We are optimistic that our seasoned leadership and experienced personnel will respond favorably to the changing conditions.

OUR CONSTANTLY EVOLVING INFORMATION TECHNOLOGY IS ESSENTIAL TO SUPPORTING OUR CUSTOMER SERVICE STRATEGY.

       As is always the case with complex workers' compensation legislation, it is necessary to study carefully the impact of changes to discern whether there may be unanticipated consequences. With this caution in mind, we believe California and Florida have made favorable changes to their respective systems and the politicians involved should be congratulated for a job well done. In California, there are major changes effective January 1, 2005 which may provide additional benefits in the future, although it will take some time before the financial impact becomes clear. Unfortunately, we think this latter point has been ignored due to political rhetoric desiring to claim immediate credit for the largest amount of short-term savings. It is difficult, if not impossible, to predict the outcome of complex workers' compensation reform legislation. We will change rates based upon our best judgment of actual cost trends and believe that our commercial customers would follow the same approach in their operations. To use a baseball analogy, we are in the early innings and we will not know all the answers as to the effects of the legislation until we get more data and move closer to the ninth inning.

       Assuming California claim inflation trends continue to moderate (rate of increase slows), our customers will receive lower rates and our shareholders will receive adequate returns. The major factor impacting claim inflation trends, other than healthcare inflation itself, will be the effect of medical networks on healthcare cost trends and revised permanent disability rules, both of which commenced January 1, 2005. Medical networks, in conjunction with utilization guidelines, are an experiment designed to reduce fraud and over-utilization. The hope is the selected doctors will have a reputation for the best outcomes and injured workers will receive quality medical care permitting a speedy return-to-work without "doctor shopping" or litigation. It should be obvious that until we have sufficient experience to determine whether these changes work as intended, after anticipated legal challenges and/or legislative modifications, we will be unable to estimate their impact on our

REINSURANCE CATASTROPHE LOSSES IN 2004, INCLUDING ADVENT, REDUCED NET INCOME BY $18.4 MILLION, OR $0.75 PER SHARE.

operations. The same can be said about new disability guidelines which are based upon American Medical Association guides for evaluating impairment, adjusted for diminished earning capability, age and occupation. Our cautious view of these changes contrasts with the critics who argue that injured workers will receive unintended lower payments thereby benefiting employers and insurers.

REINSURANCE ASSUMED BUSINESS

       Since 1985, TheZenith has been selectively underwriting assumed treaty and facultative reinsurance and our combined ratio has averaged 101.9%. Reinsurance represents 4.5% of our property-casualty net premiums earned, while reinsurance loss reserves represent 11.4% of our total property-casualty loss reserves. We believe this business will continue to provide long-term profitable diversification to our basic workers' compensation operations.

       The year 2004 was adversely impacted by the Florida hurricanes, offset, in part, by $5.7 million of favorable development from the previously recorded World Trade Center losses.

       During 2004, net written premium of this operation was $40.4 million compared to $51.2 million in 2003. Earned premium was $42.4 million compared to $61.0 million the prior year. Losses were $12.0 million in 2004 in this segment compared to profits of $9.6 million the prior year. During the past two years, the majority of written premium was derived from worldwide catastrophe business.

       Accounting for the property catastrophe reinsurance business has a different result from our other property-casualty business. At the end of each reporting period, income is recognized without reserves being established if no major catastrophe has occurred. In our other businesses, reserves are mandated based upon actual events as well as expected loss patterns. As a result, there may be large fluctuations (positive or negative) in the results of the reinsurance segment in the short-term since only actual events are considered and estimates are then established.

OUR DIRECTORS ARE FOCUSED ON THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE.

       As previously reported, we now own 20.9% of Advent Capital (Holdings) PLC, a Lloyd's reinsurance vehicle, which operates Lloyd's Syndicate 780. Our investment is $28.1 million and we are accounting for it under the equity method with a quarter lag. Although the equity method does not record our percentage share of Advent Capital premium in our revenues, from an analytical point of view, our 20.9% ownership of Advent Capital would approximate about $27 million of additional annual reinsurance premium in 2004. Advent Capital specializes in worldwide property catastrophe reinsurance and certain other coverages and our 2004 financial statements include $1.4 million after tax for our proportionate share of Advent Capital's net income. Advent's results were also impacted by the Florida hurricanes.

CORPORATE GOVERNANCE

       Our management and Audit Committee spent considerable time and resources during 2004 to comply with Sarbanes-Oxley and Section 404 requirements. Section 404 relates to management's responsibilities to establish and maintain adequate internal controls over financial reporting and the effectiveness of these controls at year-end. We believe that we have always had effective controls, but Sarbanes-Oxley legislation requires that we document these controls in a more formal and professional manner. Our external auditors have attached the requisite opinion certifying the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004.

       During the year, we scrutinized all of our business practices relating to the Spitzer investigations and allegations with the assistance of outside experts. Contingent commissions and their required disclosure, if any, appear at the center of the matter coupled with charges of price-fixing and market-rigging. Price-fixing and market-rigging are clearly improper. Contingent commissions have long been part of industry practice and should be considered separately. Our business model has been built

OUR INTERNAL FINANCIAL CONTROLS ARE EFFECTIVE AND CONSISTENT WITH SARBANES-OXLEY.

around services and not contingent commissions. We have very few "contingent commission" arrangements (ten involving the payment of 0.1% of our earned premiums in 2004). We are unaware of any legal requirements that apply to us relating to such agreements or marketing practices which may present problems. We believe in transparency and have requested our agents or brokers to review their disclosure obligations, if any, relating to contingent commissions. We have received an inquiry from the California Insurance Department relating to our marketing practices and commission arrangements and we have responded fully to all information requested. We anticipate new rules, regulations or statutes in this area, but do not believe that based upon various proposals being discussed, they will have a material impact on our business.

       Our Audit, Compensation, and Corporate Governance Committees have conducted numerous meetings and reviews to make certain our Corporation is in the forefront of compliance with the highest standards of corporate governance. Our Directors should be complimented for their service and commitment to continuing education to assure we are among the leaders in this important area.

INFORMATION TECHNOLOGY

       Improving the functionality of our claims systems and delivering services via web-based technologies remain our two priorities. We have continued to build our systems around an architecture that will support rapid changes in our business environment, including the ability to interface with multiple business partners, as well as provide streamlined "real time" critical information and the standardization of workflows around best practices. An important priority has been our focus on consolidating our three separate systems into a single national platform. Significant progress toward that end was accomplished in 2004. All of our policies are now issued from one single system and we are currently in the process of moving all claims to that system as well.

OUR RETURN ON AVERAGE EQUITY WAS 27.2% IN 2004 COMPARED TO 18.8% THE PRIOR YEAR.

       A significant effort was put forth this year to ensure that our IT security and controls are effective and consistent with Sarbanes-Oxley. To accomplish this, we employed the services of Science Application International Corporation ("SAIC"), a highly regarded expert in the area of IT systems security.

       We continued to expand our E-commerce operations beyond our California and Florida offices. In addition, we have begun the process of upgrading our E-commerce technology to the next generation that is designed to improve efficiencies and lower costs.

       We continue to be pleased with the interest in, and access to, our website: www.thezenith.com. During 2004, there were in excess of 500,000 visits and we anticipate more in the coming year as we embed new and valuable content that has been recommended by our customers.

ACCOUNTING DISCLOSURE

       Regular readers of our Annual Report will notice a change in some of the terminology we are using to report the results of our insurance businesses this year. Throughout this report we are using the terms "income or (loss) from the workers' compensation segment" or "income or (loss) from the reinsurance segment" instead of the term "underwriting income or loss." We have made the change to be in strict compliance with the accounting rules that govern the reporting of business segments. These rules also require that we not add the income or loss of these two segments together and report the result as single item of income or loss as we have done in previous reports, or report an item entitled either "operating income" or "underwriting income."

       We continue to report the combined ratio for the workers' compensation and reinsurance segments but, in accordance with the rules, we have discontinued the practice of presenting a single combined ratio to describe the result of our insurance operations. A comprehensive description of our business segment reporting is on pages 83 and 84.

STRONG REVENUE AND EARNINGS FLOWS, COUPLED WITH FAVORABLE SHORT-TERM CLAIM INFLATION TRENDS, HAVE IMPROVED OUR BALANCE SHEET.

       Our financial statements include full disclosure of the accounting policies, estimates and assumptions used in their preparation. As we have discussed earlier in this report, estimating our workers' compensation loss costs is one of our major business risks. Our loss costs or cost of goods sold are not quantifiable with a high degree of certainty for several years until a large percentage of the claims for a given year are resolved.

       TheZenith's actuaries perform a comprehensive actuarial analysis of our loss reserves every quarter. Assumptions are required to make estimates of loss costs and loss reserves and the key assumption, presently, is the rate of inflation in the most recent accident years of our workers' compensation loss reserves. In the table on page 38, we show the available data concerning paid loss inflation rates for the past several accident years and the inflation rates that we have assumed in our loss reserve estimates. We also provide a discussion of the long-term uncertainty surrounding the inflation trends of our workers' compensation loss costs.

CONCLUSION

       Our improved operating performance provides the financial strength and optimism to believe that we can continue to produce excellent results for our agents, insureds and shareholders.

       California, our largest market representing 69% of our business, has legislated numerous reforms during the past two years, the most significant of which take effect in 2005. The reforms are designed to reduce claim costs and make the system more fair. Preliminary data are favorable, but it will take time, training and investment to understand and achieve the intended impact. In the meantime, political critics argue that insurers are pocketing savings at the expense of injured workers and rate regulation is the answer. We disagree. Profits are essential to provide capital and to continue to assume risk especially after a long period of poor results. Most important, the uncertainties

OUR SPECIALIST BUSINESS MODEL, CUSTOMER SERVICE STRATEGY AND TALENTED EMPLOYEES PRODUCE ABOVE-AVERAGE RESULTS.

surrounding the long-term outcome of the reform legislation are not knowable at this time. Competition and favorable cost trends without rate regulation will provide the best outcomes for all participants.

       TheZenith is motivated to take advantage of the opportunities and to meet the challenges ahead. Furthermore, we believe that our business model as a specialist focused on our customer service strategy will continue to provide above-average results. Our goal is to treat all of our constituencies with fairness, at all times with quality and transparency.

       We appreciate the confidence and support of our agents, brokers, policyholders, reinsurers, investors, lenders and shareholders. The contributions of our distinguished Board of Directors serve as an inspiration to us all. We also would be remiss in not acknowledging the contributions to our current success from many of our friends and partners who are no longer involved in our business, but whose advice and guidance continues to influence our current activities.

       In conclusion, we are financially and operationally strong and are well positioned to pursue future opportunities and enhance shareholder value.

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, February 2005

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

       Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the property and casualty insurance business. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," the "Company" or similar terms refer to Zenith National together with its subsidiaries.

       The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations ("MD&A"), in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith, are intended to identify forward-looking statements. The Company undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers' compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission ("SEC").

OVERVIEW

       Zenith is in the business of managing insurance and investment risk with the major risk factors set forth in the preceding paragraph. Our main business activity is the workers' compensation insurance business and we also operate a small assumed reinsurance business. We measure our performance by our ability to increase stockholders' equity over the long-term. Following is a summary of our recent business performance and how we expect the trends to continue for the foreseeable future:

       1) Revenues.    Our revenues are comprised of the net premiums earned from our workers' compensation and reinsurance segments and the investment income and realized gains from our investments segment. The most significant trend in our revenues in the last three years was that our workers' compensation net premiums earned increased in each of the three years ended December 31, 2004 as a result of rate increases and additional policies. Effective January 1, 2005, there will be a favorable impact on our workers' compensation net premiums earned because we will no longer cede 10% of our workers' compensation earned premiums under the quota share reinsurance agreement which reduced net earned premiums in 2002 through 2004. Competition will be the principal factor determining the future trend of our workers' compensation earned premiums.

       2) Income (loss) from the workers' compensation and reinsurance segments.    The results of our workers' compensation and

reinsurance segments may fluctuate from time to time.

  (a)
  Workers' Compensation.    Income from our workers' compensation segment increased in each of the three years ended December 31, 2004.
  (b)
  Reinsurance.    The results of the reinsurance segment were a loss in 2004 due to the Florida hurricanes, compared to profits in 2003 and 2002.

       3) Investments segment.    We have increased our investment portfolio and investment income in each of the last three years as a result of favorable net cash flow from operations, but the increases in investment income were moderated by lower interest rates. We expect favorable net cash flow from operations will continue to increase our investment portfolio in 2005. At December 31, 2004, $901.3 million of our investments, including short-term investments, were in maturities of two years or less. Short-term interest rates have recently increased from their historically low levels. Any future increases in short-term rates or reinvestment of our short maturities, in conjunction with favorable cash flow, would result in relative changes in our investment income in the future that are greater than the relative changes of the last three years. In 2004 and 2003, we also generated significant realized net capital gains, but we cannot predict future capital gains with any reasonable certainty.

       4) Loss reserves.    In 2004, we revised the accident year allocation of our workers' compensation loss reserve estimates as we observed additional information about paid loss inflation data during the year. In 2003 and 2002, we recognized small amounts of additions to prior year loss reserves. As of the end of 2004, we believe our workers' compensation loss reserve estimates have a lower risk of adverse development in the future because of the assumptions we have made in estimating losses in the most recent accident years relative to the current data on paid loss inflation trends.

       5) Stockholders' equity.    During the last three years, consolidated stockholders' equity increased from $317.0 million ($16.89 per share) at December 31, 2002 to $383.2 million ($20.27 per share) at December 31, 2003 to $502.1 million ($25.92 per share) at December 31, 2004. Stockholders' equity will depend upon the future level of net income and any fluctuations in the values of our investments.

       More information about the key elements of our performance follows below.

RESULTS OF OPERATIONS

       Summary Results by Segment.    Our business is classified into the following segments: investments; workers' compensation; reinsurance; and parent. Our real estate segment was discontinued in 2002. Income from operations of the investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income (loss) from the workers' compensation and reinsurance segments is determined solely by deducting net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned. Loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National. The comparative components of net income

(loss) for the three years ended December 31, 2004 are set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Net investment income	$61,876	$56,103	$48,811
Realized gains (losses) on investments	38,579	19,433	(3,631)

Income before tax from investments segment	100,455	75,536	45,180
Income (loss) before tax from:
Workers' compensation segment	104,098	29,260	(43,848)
Reinsurance segment	(11,956)	9,562	7,644
Parent segment	(19,051)	(17,694)	(10,237)

Income (loss) from continuing operations before tax and equity in earnings of investee	173,546	96,664	(1,261)
Income tax expense (benefit)	57,213	33,664	(914)

Income (loss) from continuing operations after tax and before equity in earnings of investee	116,333	63,000	(347)
Equity in earnings of investee after tax	1,381	2,846	1,363

Income from continuing operations after tax	117,714	65,846	1,016
Income from discontinued operations after tax	1,286	1,154	9,184

Net income	$119,000	$67,000	$10,200

       Net income improved in 2004 compared to 2003, and in 2003 compared to 2002, principally as a result of improved results in the workers' compensation segment and realized gains in the investments segment offset by catastrophe losses in the reinsurance segment in 2004.

       The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance industry. The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our insurance segments is to achieve a combined ratio of 100% or lower. The combined ratios of the workers' compensation and reinsurance segments for the three years ended December 31, 2004 are set forth in the following table:

	Year Ended December 31,
	2004	2003	2002

Workers' compensation:
Loss and loss adjustment expenses	64.6%	69.9%	76.7%
Underwriting and other operating expenses	23.9%	26.0%	32.0%

Combined ratio	88.5%	95.9%	108.7%

Reinsurance:
Loss and loss adjustment expenses	107.6%	65.5%	64.7%
Underwriting and other operating expenses	20.6%	18.8%	20.9%

Combined ratio	128.2%	84.3%	85.6%

       Workers' Compensation Segment.    In the workers' compensation segment, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. We establish our prices (in those states in which we are not required by regulation to use mandated rates) with the goal of achieving a combined ratio under 100%. We continually analyze data and use our best judgment about loss trends, particularly inflation, to set adequate premium rates and loss reserves. Our underwriters identify and assess risks, determine appropriate policy prices and strive to sell our policies in the face of competition. In regulated states, principally Florida, they seek out opportunities to write policies where the mandated rates (which are based on aggregate loss experience) afford an opportunity for us to provide our services at a profit. Using our claims servicing infrastructure, we strive to control the cost of delivering appropriate benefits in an environment which includes significant regulation, periodic legislative changes, fraud and abuse. We use this claim service strategy as a selling proposition to service-oriented employers.

       Rising loss costs in recent years have necessitated significant rate increases, particularly in California. Overall premium rate increases were 35% in 2003 and 19% in 2002, including 46% in California in 2003 and 27% in 2002. However, effective for new and renewal policies on January 1, 2004, we left our California rates unchanged and we reduced our California rates by 10% for new and renewal policies effective July 1, 2004, after a second round of reform legislation (discussed in the "Workers' Compensation Reform Legislation" section following) was enacted in California.

       The combined ratio of our workers' compensation segment improved in the year ended December 31, 2004 compared to 2003, and in 2003 compared to 2002, because premium rate increases have exceeded the estimated increases in loss costs leading to a lower loss ratio and the increase in premium revenues lowered the expense ratio.

       Premiums in-force and number of policies in-force in California and outside of California were as follows (premiums in-force are a measure of the amount of premiums billed or to be billed on all un-expired policies at the date shown):

	California		Outside of California
(Dollars in millions)	Premiums in-force	Policies in-force	Premiums in-force	Policies in-force

December 31,
2004	$731.3	27,200	$311.0	16,200
2003	587.9	25,900	277.8	15,600
2002	350.2	22,600	259.2	16,900

       We believe that the insureds' payroll is our best indicator of exposure. We estimate that the underlying payroll associated with our policies in-force increased during the same periods as follows:

	Annual Increase in Insured Payroll
Policies in-force at December 31,	California Only	Total Company

2004	25%	20%
2003	13	9
2002	19	17

       We increased our workers' compensation net premiums earned in each of the years from 2002 to 2004 as a result of the increases in rates and policies:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Net premiums earned:
Workers' compensation:
California	$621,284	$458,312	$277,120
Outside California	280,763	254,484	226,739

Total workers' compensation	$902,047	$712,796	$503,859

       Net premiums earned in 2004, 2003 and 2002 are net of $98.7 million, $78.5 million and $36.8 million, respectively, of ceded earned premiums under a 10% quota share reinsurance agreement with Odyssey America Reinsurance Corporation ("Odyssey America"), a subsidiary of Fairfax Financial Holdings Limited ("Fairfax"), a Toronto based financial services holding company, effective for policies written on or after January 1, 2002. This quota share agreement ended on December 31, 2004. The effect of this quota share agreement is discussed further in the "Liquidity and Capital Resources" section following. At December 31, 2004, companies controlled by Fairfax owned approximately 24% of the outstanding common stock of Zenith National (not including shares issuable upon conversion of Zenith's 5.75%

Convertible Senior Notes ("Convertible Notes") held by affiliates of Fairfax). Net premiums earned will increase in 2005 as a result of the termination of this quota share contract at December 31, 2004.

       So far in 2005, California continues to present profitable opportunities. Although we have increased our workers' compensation net premiums earned in each of the last three years, revenue growth is not an independent objective. We will continue to focus on premium rate adequacy, attractive returns to our stockholders and the delivery of quality services to our policyholders.

       Workers' Compensation Reform Legislation.    During 2004, Zenith wrote workers' compensation insurance in 45 states, but the largest concentrations, 69% and 17% of the workers' compensation net premiums earned during 2004, were in California and Florida, respectively. The concentration of Zenith's workers' compensation business in these states makes the results of our operations dependent on trends that are characteristic of these states as compared to national trends, for example, state legislation, competition and workers' compensation inflation trends.

       In California, workers' compensation reform legislation was enacted in October 2003 and April 2004 with the principal objectives of lowering the trend of increasing costs and improving fairness in the system. The principal changes in the legislation of October 2003 are as follows: 1) a reduction in the reimbursable amount for certain physician fees, outpatient surgeries, pharmaceutical products and certain durable medical equipment; 2) a limitation on the number of chiropractor or physical therapy office visits; 3) the introduction of medical utilization guidelines; 4) a requirement for second opinions on certain spinal surgeries; 5) a repeal of the presumption of correctness afforded to the treating physician, except where the employee has pre-designated a treating physician; and 6) a presumption of correctness is to be afforded to the evidence-based medical utilization guidelines developed by the American College of Occupational and Environmental Medicine.

       The principal changes in the legislation of 2004 are as follows:  1) employers and insurers are authorized, beginning in 2005, to establish networks of medical providers within which injured workers are required to be treated (an independent medical review would be allowed if the claimant disputes the treatment recommended in the network only after obtaining the opinions of three network physicians); 2) within one working day of filing a claim form, a claimant must be afforded necessary treatment for up to $10,000 in medical fees (however, employers and insurers still have up to 90 days to investigate the compensability of a claim); 3) a methodology for apportioning disabilities between work-related and non-work related causes was created and employers will only be liable for the portion of permanent disability that is directly work-related; 4) Temporary Disability ("TD") benefits are not to exceed 104 weeks within 2 years of the first TD payment, but cases with certain specified injuries will be allowed up to 240 weeks of TD benefits within 5 years of the date of injury; 5) Permanent Disability ("PD") ratings are based on a new, objective disability rating schedule effective January 1, 2005 (and for some injuries prior to January 1, 2005) as well as upon the injured workers' diminished future earning capacity, rather than their ability to compete in the open labor market (PD benefits were revised to make available higher benefits to more severely injured workers and lower benefits to less severely injured workers); 6) incentives were created to encourage employers to offer return-to-work programs; and 7) new medical-legal processes for resolving disputed medical issues were created.

       In Florida, legislation was enacted effective October 1, 2003, which provides changes to the workers' compensation system. Such changes are designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures. One of the intended outcomes of the legislation is a reduction in the overall costs associated with delivering workers' compensation benefits in the state of Florida. The premium rates that we and other insurance companies use for workers' compensation insurance in Florida are set by the Florida Department of Insurance ("Florida DOI"). The Florida DOI decreased premium rates by an average of 14%, effective October 1, 2003, which offsets a previous 13.7% average increase in premium rates as of April 1, 2003. Effective January 1, 2005, the Florida DOI decreased premium rates by an average of 5.1%.

       In both California and Florida, the major risk factor associated with these recent legislative changes is the impact the changes will have on the operation of the workers' compensation system, including the trend of loss costs. In California, where we file and use our own premium rates, we believe that a measured and gradualistic response is appropriate to estimating the future impact of the California workers' compensation legislation because there is considerable uncertainty as to how some of the provisions will impact the behavior of the various participants in the California workers' compensation system and because some of the provisions did not become effective until January 1, 2005. Although we expect that, when fully implemented, the legislation should result in a lower trend of cost increases than we had experienced prior to the legislation, we cannot currently estimate the amount or the timing of the effects of such legislation. We reduced our California rates by 10% for new and renewal policies effective July 1, 2004. As provided for by legislation enacted in California in 2002, changes in indemnity benefits increased total costs by 2.8% effective January 1, 2005 (and will further increase total costs by 2.7% on January 1, 2006) and we filed premium rates in California for use on or after January 1, 2005 that reflect an overall decrease of 1.5% from the rates in effect since July 1, 2004. After we have obtained further data about our loss cost trends, we will decide what changes, if any, are appropriate for our California workers' compensation rates.

       Our insurance company subsidiaries are subject to taxes on their gross premium revenue in lieu of most state income taxes. In California, the premium tax rate is 2.35%. A proposed ballot initiative has been received by the California Attorney General's Office in California which, among other things, would increase the California premium tax rate to 7.0%. We cannot predict if the proposed initiative will receive the required number of signatures for inclusion on a statewide ballot or, if included on such a ballot, whether the initiative would be approved by the California electorate.

       Regulatory investigations in the insurance industry.    In 2004, New York State Attorney General Elliot Spitzer announced that he was investigating various alleged inappropriate solicitation practices between insurance companies and agents and brokers, including "contingent commissions" under which brokers receive additional payments from insurance companies for placing with them an increased volume of business. Regulators in various other states have also announced similar investigations into these alleged inappropriate practices. In December 2004, we received a letter of inquiry from the California Department of Insurance ("California DOI") requesting information about Zenith's arrangements and dealings with its agents and brokers. We have responded fully to the California DOI's inquiry, and believe that our arrangements and dealings with agents and brokers are in compliance with all applicable statutes and regulations.

       Reinsurance Segment.    In assumed reinsurance, we provide coverage that protects other insurance and reinsurance companies from the accumulation of large losses from major loss events, known as "catastrophes." Results of the reinsurance segment will be favorable in the absence of catastrophes and may be unfavorable in periods when they occur. Consequently, the results of this segment will fluctuate and this business should be evaluated over the long-run. Since its inception in 1985, the combined ratio of the reinsurance segment through December 31, 2004 was 101.9%.

       The results of the reinsurance segment for the year ended December 31, 2004 were a loss of $12.0 million before tax due to estimated catastrophe losses of $21.1 million before tax ($13.7 million after tax, or $0.56 per share). Catastrophe losses in 2004 were attributable to $26.8 million from the Florida hurricanes offset by $5.7 million reduction of previously estimated loss reserves for the 2001 World Trade Center loss. In 2002, estimated catastrophe losses were $0.4 million before tax attributable to European floods otherwise, there were no major catastrophe losses that impacted the reinsurance treaties we wrote in the years ended December 31, 2003 and 2002 and results of the reinsurance segment were a profit of $9.6 million and $7.6 million, respectively.

       Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Estimates of the impact of catastrophes on the reinsurance segment are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information. We describe in more detail the uncertainty surrounding catastrophe loss reserve estimates in the "Loss Reserves" section following.

       Our assumed reinsurance business is written so that the exposure to reinsurance losses from any one catastrophic event in a worst-case scenario, after the benefit of the applicable premium and reinstatement premium and income taxes, is not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity (or about $25 million at December 31, 2004).

       Investments Segment.    Investment income and realized gains and losses are discussed in the "Investments" section following.

       Parent Segment.    The parent segment loss reflects the holding company activities of Zenith National. Parent segment loss before tax for the three years ended December 31, 2004 was as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Interest expense	$(13,051)	$(12,350)	$(5,102)
Parent expenses	(6,000)	(5,344)	(5,135)

Parent segment loss	$(19,051)	$(17,694)	$(10,237)

       Interest expense in the years ended December 31, 2004 and 2003 was higher than 2002 because of the interest on the Convertible Notes which were issued in March of 2003. Interest on the Convertible Notes is added back to net income in the computation of diluted earnings per share (see Note 14 to the Consolidated Financial Statements).

       Income Taxes.    In 2004, legislation was enacted in California to clarify the taxation of dividends received from insurance subsidiaries in the determination of taxable income for the California Franchise Tax. As a result, we reduced a provision for prior years' taxes by $2.6 million in 2004.

       Equity Investee — Advent Capital.    We also participate in the worldwide reinsurance business through an investment in a company that operates in the property and casualty insurance business in the United Kingdom. We own 22.1 million shares, or 20.9%, of the outstanding shares of Advent Capital (Holdings) PLC ("Advent Capital"). Advent Capital and its subsidiaries provide corporate capital to support the underwriting of certain Lloyd's of London syndicates and manage those syndicates. The syndicates operate in the global insurance and reinsurance business with an emphasis on property catastrophe reinsurance.

       We account for our investment in Advent Capital using the equity method of accounting, on a one quarter lag to allow sufficient time for Advent Capital to prepare its financial statements. The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. The carrying value at December 31, 2004 and 2003 was $28.1 million and $25.2 million, respectively, including goodwill of approximately $11 million.

       Our share of Advent Capital's net income included in our Consolidated Statements of Operations was as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Zenith's share of Advent Capital's net income, after tax	$1,381	$2,846	$1,363

       Our share of Advent Capital's net income in 2004 includes $4.7 million for catastrophe losses from the Florida hurricanes and in 2003 about $0.9 million of adverse development of the 2001 World Trade Center losses.

       Our share of Advent Capital's net income could be subject to fluctuations in the future caused by catastrophe losses. Our exposure to any losses associated with our investment in Advent Capital is limited to the carrying value of our investment.

       Fairfax also owns approximately 47% of the outstanding shares of Advent Capital as of December 31, 2004.

       Discontinued Real Estate Segment.    On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets to Meritage Corporation ("Meritage"). The business had been operated by Zenith National's indirect wholly-owned subsidiary, Zenith of Nevada, Inc. (formerly, Perma-Bilt, A Nevada Corporation ("Perma-Bilt")). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements (collectively, the "Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans made by Zenith National to Perma-Bilt, and recorded a gain on the sale in 2002 of $6.3 million after tax.

       In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We recorded additional gains on this sale of $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax) in 2004 and 2003, respectively. These gains represent our share of MTH Nevada's profits for the twelve months ended September 30, 2004 and 2003, respectively, under the earn-out provision of the Agreement. We expect to receive a final payment in 2005, but we are unable to estimate the amount.

LOSS RESERVES

       Accounting for the workers' compensation and reinsurance segments requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. Our loss reserves were as follows:

	December 31,
(Dollars in millions)	2004	2003

Workers' compensation segment:
Unpaid losses and loss adjustment expenses	$1,344	$1,086
Less: Receivable from reinsurers and state trust funds for unpaid losses	270	230

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,074	$856

Reinsurance segment:
Unpaid losses and loss adjustment expenses	$138	$135
Less: Receivable from reinsurers for unpaid losses

Unpaid losses and loss adjustment expenses, net of reinsurance	$138	$135

Total:
Unpaid losses and loss adjustment expenses	$1,482	$1,221
Less: Receivable from reinsurers and state trust funds for unpaid losses	270	230

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,212	$991

       Loss reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Accordingly, our loss reserves may prove to be inadequate to cover our actual losses or they may prove to exceed the ultimate amount of our actual losses. The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable developments of loss reserves are reflected in our Consolidated Statements of Operations in the period the changes are made.

       The following table shows the adverse (favorable) one-year loss reserve development for loss reserves in each of the three years ended December 31, 2004. The one-year loss reserve development is the change recorded in the current year for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to all estimates made in prior years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Total

One-year loss development in:
2004	$20,249	$(6,883)	$13,366
2003	13,923	292	14,215
2002	29,346	(178)	29,168

       Actuarial techniques and methods are utilized to establish the most reasonably accurate estimate of loss reserves and we perform a comprehensive review of our loss reserves at the end of every quarter. Our actuaries produce a point estimate using the results of various methods of estimation. However, these various methods do not produce separate point estimates. The point estimate is prepared as follows: Our actuaries prepare reserve estimates based upon paid loss patterns, incurred loss patterns and claim count methods for all accident years. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates and our actuarial point selections are based upon incurred methods. For the more recent accident years, our actuarial estimate is based on both the paid loss patterns and assumed rates of inflation. Since the number of claims is relatively certain, the inflation assumption is the key assumption in establishing loss reserve estimates for these recent accident years. Management establishes loss reserve estimates in the financial statements that provide for substantial rates of inflation and at December 31, 2004 the loss reserves, net of reinsurance ceded, recorded in the financial statements were $1,212.0 million compared to the actuarial point estimate of loss reserves, of $1,193.5 million. We believe that this difference is not significant in the context of the amounts being estimated, because the difference is less than the difference that a change of 1% in the assumed inflation rate would produce. We discuss our inflation assumptions in detail in the "Workers' Compensation Loss Reserves" section following.

       When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. Our actuaries use this information about reported claims in some of their estimation techniques. In estimating our total loss reserves, we have to make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as IBNR claims. In addition to this provision for late reported claims, we also have to estimate the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as bulk reserves. As described above, our actuarial techniques for estimating our loss reserves make provision for both IBNR and bulk reserves in total, but not separately. We are required to file exhibits with state insurance departments which state the amount which is the sum of our IBNR and bulk reserves. At December 31, 2004 and 2003, net of reinsurance, these were as follows:

	December 31,
(Dollars in millions)	2004	2003

Workers' compensation	$239	$143
Reinsurance	41	46

Total IBNR & Bulk reserves	$280	$189

Workers' Compensation Loss Reserves

       In our workers' compensation business, we attempt to mitigate the risk of loss reserve development as follows:

(1) Through pricing: We attempt to estimate our loss costs as accurately as possible, not only to establish reasonable loss reserve estimates but also to provide a basis upon which to establish premium rates that are adequate to cover such loss costs and our operating expenses, and to provide a reasonable return to us. Our workers' compensation premium rate increases have been substantial in recent years due to the trend of increasing costs, particularly in California. Recent data indicate a short-term favorable change in the trend of loss costs and recent legislative reforms in California and Florida are intended to lower the trend of increasing costs. We reduced our California rates in 2004, to be commensurate with our current estimates of the trend of underlying loss costs. However, we will not know the actual cost trends with a high degree of confidence for several years.

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

       We have also observed a decline in the number of certain claims reported over the last several years. The declining frequency of claims contributes to the increasing severity trend because the frequency decline has been concentrated in less expensive claims (claims involving less time-off from work and less severe injuries). We have observed this continuing inflationary trend in the amounts we have paid for claims in recent accident years and we have assumed that our estimate of the ultimate cost of claims, and, therefore, our loss reserve estimates, must reflect substantial rates of inflation.

       When we estimate our loss reserves, one important way we look at information is by accident year. This allows us to look at the year-over-year change in claim severity, or inflation — our most important assumption in establishing adequate loss reserve estimates. By making assumptions about the annual rate of inflation, we produce an estimate for total loss reserves and an allocation of the loss reserve estimate by accident year. Any changes in our assumptions about inflation rates will cause a change in our loss reserve estimates, although our view of the adequacy of the total loss reserve estimate may be unchanged if the effect of the change in the inflation assumptions has the effect of reallocating the loss reserve estimate among accident years. At December 31, 2004, the accident year paid loss inflation rates in our paid loss data and the assumptions of accident year inflation rates in our estimates of ultimate losses were as follows:

	Average Paid Loss per Claim Annual Inflation Evaluated After (Number of Months)							Assumed Inflation in Selected Ultimate Loss Estimate
Accident Year	12	24	36	48	60	72	84	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004

1998	15%	9%	9%	9%	9%	11%	13%	13%	13%	13%	13%
1999	14	14	15	14	15	15		16	16	16	16
2000	2	10	11	13	13			15	15	15	14
2001	18	16	16	15				18	18	18	19
2002	(2)	2	4					6	6	6	6
2003	11	2						16	17	18	21
2004	(7)							13	13	16	22

       In the short-run, we have observed paid loss data that suggest lower inflation rates for accident years 2002 through 2004 compared to the preceding accident years. However, quantifying the long-term impact of the recent workers' compensation reform legislation is subject to considerable uncertainty due to many factors, among which are: the role of government in operating the system and its efforts to fight fraud; the relative insensitivity of the California system to cost reductions; the experimental nature of many of the reforms; the fact that some of the reforms may increase operating costs or loss costs; the fact that several key reforms did not become effective until January 1, 2005; the long learning curve, which will be necessary for all participants in the system, to implement the changes; and the risk and cost of litigation. Because of the uncertainty surrounding the long-term outcome of inflation trends, we have made inflation assumptions for the 2003 and 2004 accident years as of December 31, 2004 that leave considerable room for the long-term outcome to exhibit significant inflation. We will continue to monitor the data as it transpires and update our assumptions, as we have done throughout 2004.

       Our inflation assumptions at December 31, 2004 resulted in a reallocation of loss reserve estimates by accident year primarily from 2004 and 2003 to older accident years. The net increase in loss reserves during the year ended December 31, 2004 for accident years 2003 and prior was $20 million, or 2% of our estimated workers' compensation reserves at December 31, 2003. As a percentage of workers' compensation net premiums earned in 2004, the net increase in workers' compensation loss reserves for accident years 2003 and prior was 2%.

       Different assumptions about the inflation rates would change our workers' compensation loss reserve estimates. If the average annual inflation rates for each of the accident years 2001 through 2004 were increased or decreased by 1 percentage point in each year, our loss reserve estimates at December 31, 2004 would increase or decrease by about $35 million.

       In 2003 and 2002, there was adverse workers' compensation loss reserve development of $13.9 million and $29.3 million, respectively. If these amounts had been recognized in the prior periods, our workers' compensation reserves, net of reinsurance, at December 31, 2002 and 2001 would have been higher by approximately 2% and 7%, respectively. As a percentage of workers' compensation net premiums earned, the adverse workers' compensation loss reserve development was 2% and 6% in 2003 and 2002, respectively. The adverse loss reserve development in 2002 was driven entirely by increased paid loss inflation rates for the 2000 and 2001 years in California workers' compensation. Specifically, the compound inflation rate for medical payments for these two years increased from 12% to 17% in the paid loss data during the third and fourth quarters of 2002. The compound indemnity inflation rate increased from 3% to 9% in the paid loss data during the third and fourth quarters of 2002. The adverse loss reserve development during 2003 reflects another approximate 2% increase in the paid loss inflation rates for the 2000 and 2001 accident years in the first two quarters of 2003.

(3) Through our operations: Our medical management, claims and legal departments provide the following services:

       Bill review and negotiation.    A substantial portion of the treatments for which we provide reimbursement are governed by a fee schedule in most of the states in which we do business. These fee schedules do not impact utilization of services and do not cover all medical costs. Fee schedules and preferred provider networks provide a basic constraint on unit medical costs. However, providers are not required to bill us according to the fee schedule or based on a contractual network rate. We review all medical bills for appropriate coding and adjust the amount we pay to the lower of the fee schedule or the contractual network amount. Bills received in 2004 were approximately $183 million above the fee schedule and were reduced to the fee schedule by our efforts which include the use of technology provided by an independent bill review company. Disputes are resolved by negotiation or litigation.

       Utilization controls.    We have seen significant variation among claims in the number and frequency of office visits for items such as physical therapy and chiropractic treatment; the number and cost of MRI's and other sophisticated tests; and the appropriateness of various surgeries, primarily related to back injuries. We utilize medical experts' peer review, nurses, protocols and guidelines and, where appropriate, litigation to control excess utilization. Effective January 1, 2005 in California, we have established a network of providers in accordance with the recent legislation. The intention of the legislation is that by directing claimants into the network, and through the use of the medical utilization guidelines, we will be able to provide quality medical services while controlling costs associated with over-utilization and abuse. In addition, we hope to improve the quality of the medical care being delivered by including in our network those providers that have achieved consistently favorable outcomes. It is currently too early in this process for us to predict the impact of these changes.

       Pharmacy.    Our principal control over the cost of drugs is through the use of pharmacy networks and, after the recent California legislation, a pharmacy fee schedule. We also monitor prescription patterns to identify outliers.

       Settlements.    In California and Florida and many of the others states in which we conduct our workers' compensation business, we are able to settle and close workers' compensation claims in exchange for lump sum payments. In some California claim settlements, only the indemnity component of the claim may be settled and future medical costs will continue. Our ability to execute successful settlement strategies is a significant determinant of our average medical or indemnity cost per claim.

       Return-to-work strategies.    The number of weeks for which temporary disability payments will be made can be mitigated by returning injured workers to their employment. Our return-to-work specialists focus their efforts on return-to-work, including return to modified duties or alternative employment.

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

       The inflation trend that we have experienced and which we are currently trying to estimate in our workers' compensation loss reserves may be a result of some of or all of the foregoing matters and our initiatives and recent legislative changes could mitigate the trend. However, there may be other causes that we have not yet identified or the initiatives we have undertaken may be ineffective, in which case we could experience rates of inflation that exceed our current estimates, resulting in future adverse loss development.

Reinsurance Loss Reserves

       Loss reserve estimates in our reinsurance segment are subject to uncertainties that are inherent to the reinsurance business. As a reinsurer, we are further removed from original loss events than we would be as a primary insurer. Therefore, we are subject to longer reporting lags. We are also subject to the estimates that ceding companies make before they determine when, if and how much to report to us. When we are estimating losses for catastrophes, our estimates are highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability.

       In the third quarter of 2004, there were four hurricanes (Charley, Frances, Ivan and Jeanne) that impacted the Southeastern United States of America and certain parts of the Caribbean. There is considerable uncertainty regarding the amount of monetary loss that will be borne by reinsurance companies as a result of these hurricanes. Among the uncertainties surrounding these events is the determination of which event may have caused particular losses in areas that were impacted by more than one of the hurricanes, given the unusually short period of time in which these events occurred. We have estimated our losses from these hurricanes by examining each of our reinsurance contracts and estimating the potential impact from each event. We have arrived at our estimate of the impact using reported losses and estimated losses provided by the companies we reinsure. In the fourth quarter of 2004, we increased our estimate of the impact of the Florida hurricanes from $18.5 million to $26.8 million, net of reinstatement premiums, principally as a result of reported losses and additional estimates of IBNR losses for excess of loss contracts that we had previously believed would not be impacted by losses from the hurricanes. In the fourth quarter of 2004 we also revised our estimate of losses from the World Trade Center Loss ("WTC") in 2001. In view of the time that has elapsed from the date of the loss and an absence of additional reported losses, we reduced our WTC estimate by $5.7 million — the amount of outstanding IBNR, net of reinstatement premiums.

       Estimates of the impact of catastrophe losses are based on the information that is currently available and such estimates could change based on any new information that becomes available or based upon any reinterpretation of existing information. There were no major catastrophes that impacted the reinsurance treaties we have written in 2003 and 2002.

Asbestos and Environmental Loss Reserves

       Zenith has exposure to asbestos losses in its workers' compensation segment which have not been material to results of operations or financial condition in any year or in the aggregate. In our history, we have paid and closed approximately 3,700 such asbestos-related workers' compensation claims for a total of $9.7 million, or approximately $2,600 per claim. At December 31, 2004, we had approximately 500 such claims open with loss reserves of approximately $3.6 million compared to our total workers' compensation loss reserves of $1,074 million.

       Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its reinsurance segment, but the business reinsured by Zenith in this segment contains exclusion clauses for such losses. Zenith believes that its reserves for environmental and asbestos losses are currently appropriately established.

INVESTMENTS

       We invest the cash from our capital and from our operations primarily in fixed maturity securities with investment grade ratings. We do this because these investments provide a stable source of income over the long-run, although interest rates for this type of investment have been low for the last few years. When we grow our workers' compensation premiums, we are able to generate more investment income because our investment portfolio increases with favorable cash flow. Recently, we have maintained a high proportion of investments with short maturities.

       The increase in investment income during each of the three years ending December 31, 2004 was the result of the increase in our investment portfolio offset by declining interest rates. Investment income in 2004 also includes $2.7 million of contingent interest on a mortgage loan. The average yields on the investment portfolio in each of the three years ended December 31, 2004 were as follows:

	Year Ended December 31,
	2004	2003	2002

Before tax(1)	3.8%	4.4%	4.9%
After tax	2.5	2.9	3.3

(1) Reflects the pre-tax equivalent yield on tax-exempt securities.

       Realized gains on investments were higher in 2004 compared to 2003 because we realized $14.1 million of gain from the sale of 250,000 common shares of Wynn Resorts, Limited (we still own 750,000 shares at December 31, 2004) and we realized $15.6 million of gains from real estate partnerships. In 2002, write-downs of $11.1 million contributed to net realized losses of $3.6 million.

       At December 31, 2004, our investment portfolio was comprised of 66% fixed maturity securities, 26% short-term investments, 6% equity securities and 2% other investments including mortgage loans and our investment in Advent Capital. Fixed maturity securities include primarily corporate bonds, U.S. Government bonds, municipal bonds and mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"). Of the fixed maturity portfolio, including short-term investments, 95% were rated investment grade at December 31, 2004 compared to 94% at December 31, 2003. The average maturity of the fixed maturity portfolio, including short-term investments, was 4.6 years and 5.7 years at December 31, 2004 and 2003, respectively. Other investments on the accompanying Consolidated Balance Sheets in the amount of $12.1 million and $37.9 million at December 31, 2004 and December 31, 2003, respectively, are comprised of investments in limited partnerships and real estate joint ventures. The limited partnerships make long-term strategic investments in corporations, many of which are not publicly traded, with a view to exiting the investment position, sometimes after many years. The long-term value of some of these underlying investments are subject to uncertainties, including, in some cases, the impact of foreign economic and political developments. In 2004, we recognized a gain of $11.6 million from one these partnerships. Our real estate joint ventures include projects on Las Vegas Boulevard in Las Vegas, Nevada and in downtown Sarasota, Florida. The Las Vegas project is substantially completed and in 2004 we received a return of all of our capital investment and $4.0 million for our share of the profits from the venture. Although we cannot predict gains with any certainty, there are sales contracts for all of the 95 condominiums which comprise the residential component of our Sarasota venture and we expect to receive our share of the profits during 2005 as these sales are closed. The commercial component of the Sarasota venture is completed and the principal retail tenant opened for business in December 2004.

       At December 31, 2004 and 2003, 92% and 91%, respectively, of the investments in fixed maturity securities and short-term investments were classified as available-for-sale. Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities. Stockholders' equity decreased by $4.2 million after deferred taxes from December 31, 2003 to December 31, 2004 and decreased by $2.7 million after deferred taxes from December 31, 2002 to December 31, 2003 as a result of changes in the fair values of fixed maturity investments classified as available-for-sale.

       The unrealized net gains on held-to-maturity and available-for-sale fixed maturity investments were as follows:

	Held-to-Maturity	Available-for-Sale
(Dollars in thousands)
	Before Tax	Before Tax	After Tax

December 31,
2004	$2,568	$19,322	$12,559
2003	1,812	25,708	16,710

       The fair values of investment securities are generally obtained from market sources. However, the fair values of non-traded fixed maturity securities of $48.5 million at December 31, 2004 were estimated using quantitative analytical techniques to arrive at an estimate of fair value. Such techniques include a comparison of the security to traded securities with similar maturity and credit rating characteristics. The underlying assumption in this methodology is that fair values of non-traded securities can be reasonably estimated because if they were traded, our non-traded securities would probably have market yields similar to traded securities with similar credit and maturity characteristics. The $23.1 million fair value of a non-traded common stock investment at December 31, 2004 was estimated using the consolidated stockholders' equity reported in the financial statements of the investment. We believe this is a reasonable estimate of the fair value because the net assets of the company are comprised principally of real estate holdings at their estimated fair values.

       We diversify our corporate debt investments across a number of industries. The largest concentration of corporate debt investments is in insurance companies (approximately $107.2 million fair value at December 31, 2004). Investments in corporate debt expose us to the risk of loss of principal in the event of default by the issuer. Also, market prices of both corporate debt and equity investments can fall significantly below the prices at which we acquired the investment. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be "other-than-temporary," such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. For the three years ended December 31, 2004, investment write-downs reduced realized gains on investments as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Write-downs	$68	$2,928	$11,110

       The write-downs in 2003 were principally attributable to the impaired performance of two limited partnership investments. Corporate bankruptcies (including WorldCom and Global Crossing) of the issuer accounted for $5.5 million of the write-downs in 2002. The remaining write-downs in 2002 were attributable to the amount and length of time for which fair value of the investment was below cost.

       Our internal investments department manages our investment portfolio and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2004 and that our remaining unrealized losses are considered temporary. We base this conclusion on our current understanding of the issuers of these securities, as described above, and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for thirteen years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

       Investments that we currently own could be subject to default by the issuer or could suffer future declines in value that become other-than-temporary. The table below sets forth information about unrealized gains and losses in our investment portfolio at December 31, 2004:

	Securities with
(Dollars in thousands)	Unrealized Losses	Unrealized Gains

Fixed maturity securities:
Fair value	$518,092	$733,511
Amortized cost	522,911	706,802
Unrealized (loss) gain	(4,819)	26,709
Fair value as a percentage of amortized cost	99.1%	103.8%
Number of security positions held	65	220
Number individually exceeding $0.5 million (loss) gain	2	6

Concentration of unrealized (losses) or gains by type or industry:
U.S. Treasury bonds	$(2,380)	$61
Municipal bonds	(1,375)	1,239
Machinery, equipment and furniture	(245)	1,469
Hotels	(218)	239
Insurance	(192)	6,939
Other	(409)	16,762

Total	$(4,819)	$26,709

Investment grade:
Fair value	$507,799	$663,955
Amortized cost	512,430	642,359
Fair value as a percentage of amortized cost	99.1%	103.4%
Non-investment grade:
Fair value	$10,293	$69,556
Amortized cost	10,481	64,443
Fair value as a percentage of amortized cost	98.2%	107.9%

Equity securities:
Fair value	$7,952	$98,110
Cost	8,541	54,421
Unrealized (loss) gain	(589)	43,689
Fair value as a percentage of cost	93.1%	180.3%
Number of security positions held	6	20
Number individually exceeding $0.5 million (loss) gain	0	2

       At December 31, 2004, $40.4 million of the unrealized gain on equity securities was attributable to an investment in 750,000 shares of common stock of Wynn Resorts, Limited with a cost basis of $9.8 million.

       The table below sets forth the fair value of fixed maturity securities at December 31, 2004 based on their scheduled maturities:

	Securities with
(Dollars in thousands)	Unrealized Losses	Unrealized Gains

1 year or less	$133,648	$29,152
After 1 year through 5 years	249,119	251,609
After 5 years through 10 years	120,286	360,717
After 10 years	15,039	92,033

Total	$518,092	$733,511

       The table below sets forth information about fixed maturity securities with unrealized losses at December 31, 2004:

(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value as a % of Cost Basis

Fixed maturity securities with unrealized losses:
Individually exceeding $0.1 million at December 31, 2004 and for:
Less than 3 months (2 issues)	$114,218	$(873)	99.2%
6-12 months (6 issues)	137,032	(1,928)	98.6
Greater than 18 months (3 issues)	12,104	(488)	96.1
Less than $0.1 million at December 31, 2004 (54 issues)	254,738	(1,530)	99.4

Total	$518,092	$(4,819)	99.1%

       The aging of unrealized losses on equity securities at December 31, 2004 is not presented because such unrealized losses are not material to Zenith's consolidated financial condition, results of operations or cash flows. At December 31, 2004, there were no investments in fixed maturity or equity securities with individually material unrealized losses.

       Following is a summary of securities sold at a loss during each of the three years ended December 31, 2004:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Fixed maturity securities:
Realized losses on sales	$(2,648)	$(7,768)	$(3,476)
Fair value at the date of sale	309,254	247,061	88,890
Number of securities sold	18	42	19
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,748)	$(2,898)	$(799)
3-6 months	(213)	(2,775)	(1,976)
6-12 months	(686)	(181)	(58)
Greater than 12 months	(1)	(1,914)	(643)

Equity securities:
Realized losses on sales	$(2,099)	$(3,406)	$(2,945)
Fair value at the date of sale	20,334	19,315	13,597
Number of securities sold	23	23	83
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,891)	$(145)	$(1,126)
3-6 months	(208)	(1,103)	(1,230)
6-12 months		(857)	(282)
Greater than 12 months		(1,301)	(307)

       At the time we sold these investments at a loss, we had the ability to hold them for the long-term and the sales were not related to any liquidity needs. However, our intent to hold them changed because we changed our conclusion about the outlook for the performance of the issuer or its industry. In some cases, we may have decided that our overall exposure to a particular issue or type of security or concentration within an industry should be reduced as part of our ongoing portfolio management and asset allocation. At December 31, 2004, those securities which we are holding in our portfolio with an unrealized loss were compatible with our current view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

       Under the criteria of Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," certain of our investments meet the definition of investments in related parties. However, these investments were made in the ordinary course of business, in which we make investment and reinvestment decisions, and were purchased at prevailing market prices at the time of purchase. The table below sets forth the fair value of Zenith's investments in related parties:

	December 31,
(Dollars in thousands)	2004	2003

Fairfax & subsidiaries:
Fairfax	$20,924	$17,209
Odyssey Re Holdings Corp	5,515	27,246
Crum & Forster Holding Corp	2,788	2,778
Wynn Resorts, Limited	50,190	28,010

       Two of Zenith's Directors are also Directors of Wynn Resorts, Limited.

TERRORISM EXPOSURE AND THE TERRORISM RISK INSURANCE ACT OF 2002

       Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

       For 2005 Zenith has purchased reinsurance for acts of terrorism. The limit for domestic acts of terrorism is $150.0 million, in excess of a $1.0 million retention; and, the limit for foreign acts of terrorism is $75.0 million, in excess of a $1.0 million retention. Both of these coverages exclude nuclear, biological and chemical attacks for losses in excess of $10.0 million.

       In November 2002, the Terrorism Risk Insurance Act of 2002 (the "Act") became effective and is effective for the period from November 26, 2002 until December 31, 2005. It is unclear at this time whether or not the Act or a modified version will be extended beyond December 31, 2005. The Act may also provide us with reinsurance protection under certain circumstances and subject to certain limitations. The Secretary of the U.S. Treasury Department must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by U.S. Congress. Losses arising from an act of terrorism must exceed $5.0 million to qualify for reimbursement. If an event is certified, the U.S. Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the U.S. Federal Government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

       The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of December 31, 2003, companies controlled by Fairfax owned approximately 41% of our outstanding common stock (not including shares issuable upon conversion of Convertible Notes held by affiliates of Fairfax). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries in proportion to the voting of all other Zenith National stockholders. In January 2004, we received a final determination from the U.S. Treasury Department in which it determined that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") are required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. Including the Fairfax direct earned premiums with ours, our deductible for 2005 is approximately $351.1 million. As a result of the sale of 3.1 million shares of Zenith National common stock by subsidiaries of Fairfax during 2004, Fairfax now owns less than 25% of our outstanding common stock at December 31, 2004 (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax). We have sought a determination from the U.S. Treasury Department as to whether the Fairfax direct earned premiums will continue to be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. If the U.S. Treasury Department determines that the Fairfax direct earned premiums are no longer required to be combined with our direct earned premiums, then our deductible in 2005 would be approximately $155.2 million.

       Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition.

       In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. In our reinsurance business, any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses from a single event of greater than about $25 million after deducting applicable premium income and after tax.

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

       Liquidity.    Zenith's insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums may be invested, prior to their use in such disbursements, and investment income provides additional cash receipts. In periods in which disbursements for claims and benefits, current policy acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At December 31, 2004, short-term investments and fixed maturity investments maturing within two years in the insurance subsidiaries were $870.6 million. These securities, in conjunction with our positive cash flow from operations, provide adequate sources of liquidity for the expected payment of our loss reserves in the near future. We do not expect to sell securities or use our credit facilities to pay our policy liabilities as they come due. The current trend of favorable cash flow from operations is attributable to the trend of increasing workers' compensation premium and is expected to continue in 2005.

       Zenith's insurance subsidiaries are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 2004 and 2003, investments with a fair value of $677.4 million and $442.3 million, respectively, were on deposit to comply with such regulations.

       Zenith National requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations, fund its operating expenses, and, from time to time, to make capital contributions to Zenith Insurance. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments and other investments in Zenith National were $63.9 million and $72.4 million at December 31, 2004 and 2003, respectively. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short and long-term.

       Zenith National's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in Note 13 to the Consolidated Financial Statements. In 2005, Zenith Insurance would be able to pay up to $91.5 million of dividends to Zenith National without the prior approval of the California DOI. Zenith Insurance paid $20.0 million and $10.0 million in dividends to Zenith National in 2004 and 2003, respectively. No dividends were paid to Zenith National in 2002. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends.

       On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.0 million (see Note 9 to the Consolidated Financial Statements for a full description of the Convertible Notes). The Convertible Notes are convertible during the period beginning on January 1, 2005 and ending on March 31, 2005 (the maximum number of shares that could be required to be issued is 5.0 million). Whether the Convertible Notes will be convertible after March 31, 2005 will depend upon the occurrence of the events specified in the Indenture governing the Convertible Notes, including the sale price of Zenith National's common stock. In March 2004, $5,000 aggregate principal amount was converted into 200 shares of Zenith National's common stock.

       In March 2004, Zenith National paid $7.6 million to repurchase $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith National ("Redeemable Securities"). Zenith National used its available cash balances to fund these purchases.

       At December 31, 2004, Zenith National had two unsecured lines of credit in the aggregate amount of $50.0 million, all of which was available. One of these lines of credit, in the amount of $20.0 million, is a one-year revolving line of credit with a bank, expiring August 1, 2005. Interest is payable at the bank's prime rate on any borrowings under the line, and the agreement does not subject Zenith to any financial covenants. The other line of credit is a $30.0 million revolving credit agreement with a bank expiring October 31, 2007. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith National's credit rating. This credit agreement, as amended, contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2004. There were no outstanding borrowings under the two bank lines of credit at December 31, 2004. We currently do not anticipate the need to draw on our available lines of credit because Zenith National's current cash, available invested assets and other sources of liquidity are sufficient for any foreseeable requirements at this time.

       Capital Resources.    In our insurance subsidiaries, cash and liquid investments are required to pay claims and expenses, but the amount of capital in our insurance subsidiaries influences how much premium we can write. Sources of capital for the insurance subsidiaries include: the earnings generated by the workers' compensation, reinsurance and investments segments; contributions of capital by Zenith National; and quota share ceded reinsurance. The amount of capital in Zenith's insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to Zenith's insurance subsidiaries and ratings for the debt issued by Zenith National. Insurance regulations require insurance companies to maintain capital at a minimum of 200% of regulatory risk-based capital. At December 31, 2004, Zenith Insurance's statutory capital was 377% of such minimum compared to 330% at December 31, 2003.

       In 2004, A.M. Best Company ("A.M. Best") affirmed the financial strength rating of Zenith's insurance subsidiaries at A- (Excellent), Standard & Poor's Rating Services ("S&P") affirmed the rating at BBB+ (Good), Moody's Investors Service ("Moody's") affirmed the rating at Baa1 (Adequate) and, in 2005, Fitch Ratings ("Fitch") affirmed the financial strength rating at A- (Strong). The ratings assigned by these agencies are primarily concerned with the ability of our insurance subsidiaries to pay the claims of policyholders and are therefore of interest to our agents and policyholders (and potential policyholders). Our competitive position is partly determined by these financial strength ratings and therefore we could be adversely affected by a reduction in these ratings. We currently believe that the most influential of these ratings is the rating assigned by A.M. Best. In the A.M. Best rating scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable." However, we believe that any reduction in our A.M. Best rating below A- could cause a reduction in the number of policies we write in both our workers' compensation and reinsurance segments and this could have a material adverse effect on our results of operations and our financial position. In addition to the assigned rating, these rating agencies also provide an accompanying rating outlook for the company. The rating outlook is currently "stable" for the A.M. Best, S&P, Moody's and Fitch ratings.

       From time to time, the level of capitalization of Zenith Insurance may be increased by contributions from Zenith National. No capital contributions were made to Zenith Insurance in 2004. In January 2003, Zenith National borrowed $45.0 million under its bank lines of credit to make a capital contribution to Zenith Insurance. All of the borrowing was repaid out of the net proceeds from the issuance of the Convertible Notes on March 21, 2003. On September 6, 2002, Zenith National contributed $47.5 million to the capital and surplus of Zenith Insurance. Zenith National used $22.5 million of its available invested assets and borrowed $25.0 million under one of its available bank lines of credit to fund the contribution. On October 11, 2002, Zenith National repaid the $25.0 million in full by using funds received in repayment of intercompany loans from Perma-Bilt after the sale of the home-building business and related real estate assets.

       Since January 1, 2002, we have ceded 10% of our new and renewal workers' compensation premiums pursuant to a quota share reinsurance agreement with Odyssey America. Quota share reinsurance enables the ceding company (Zenith Insurance) to increase the amount of business it writes by sharing the premiums and associated risks with the assuming company (Odyssey America). The effect of the quota share reinsurance is similar to providing capital to Zenith Insurance. Other sources of capital for Zenith Insurance are the earnings generated from its workers' compensation, reinsurance and investments segments and, from time to time, contributions of capital from Zenith National. We believe that these other sources of capital are sufficient to support the operations of Zenith Insurance for the foreseeable future and we have therefore elected to terminate, effective December 31, 2004, the quota share contract with Odyssey America. In connection with the termination, Zenith Insurance also elected to reassume the ceded unearned premiums in-force as of December 31, 2004. Other than the effect on net premiums earned (which will be higher because 10% of the premium will no longer be ceded), the termination of the quota share agreement is not expected to have a material impact on our consolidated financial condition or results of operations.

       From time to time, Zenith National may make repurchases of its outstanding common shares or outstanding debt. At December 31, 2004, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

INFLATION

       Inflation rates may impact the financial statements and operating results in several areas. Fluctuations in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of losses and loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of losses and loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are included as part of the continual review of loss reserve estimates. Actuarial account of increased costs is considered in setting adequate premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

CONTRACTUAL OBLIGATIONS AND
CONTINGENT LIABILITIES

       All of Zenith's outstanding financing obligations are included in the Consolidated Financial Statements and the accompanying Notes. There are no liquidity or financing arrangements with unconsolidated entities or any off-balance sheet arrangements. Zenith

National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short and long-term.

       The table below sets forth the amounts of Zenith's contractual obligations, including interest payable, at December 31, 2004:

	Payments Due by Period
(Dollars in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Redeemable securities	$5,045	$10,090	$10,090	$154,843	$180,068
Convertible notes	128,589				128,589
Operating lease commitments	6,757	9,901	4,041	321	21,020
Loss reserves	300,723	364,785	182,714	634,097	1,482,319

Total	$441,114	$384,776	$196,845	$789,261	$1,811,996

       Our loss reserves do not have contractual maturity dates and the exact timing of the payment of claims cannot be predicted with certainty. However, based upon historical payment patterns, we have included an estimate of when we expect our loss reserves (without the benefit of any reinsurance recoveries) to be paid in the preceding table. We maintain a portfolio of investments with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. We do not expect to have to sell securities or use our credit facilities to pay claims.

       Our contractual obligations under the outstanding Redeemable Securities are comprised of $121.1 million of interest payments over the next 24 years and $59.0 million of principal payable in 2028. Our contractual obligations under the outstanding Convertible Notes are comprised of $125.0 million of principal that may be due in 2005 because the holders of the Convertible Notes currently have the right to convert their notes into our common stock during the first quarter of 2005 as a result of the triggering of the contingent conversion condition relative to our stock price at the end of the fourth quarter of 2004. Whether the notes will be convertible after March 31, 2005 will depend upon the occurrence of events specified in the Indenture governing the Convertible Notes, including the sale price of our common stock. If the Convertible Notes are not converted or redeemed prior to the scheduled maturity in 2023, the total interest obligation over the remaining term would be $133.0 million. In addition, Zenith may be required to pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes. See Note 9 to the Consolidated Financial Statements for more information concerning the Convertible Notes.

       Zenith's commitments and contingencies are discussed in Note 11 to the Consolidated Financial Statements. Accrued guarantee fund assessments would be payable within approximately one year, if they are ultimately assessed. We cannot currently predict the timing or the outcome of the contingencies surrounding reinsurance recoverable from Reliance Insurance Company or the contingencies surrounding recoveries from the Florida Special Disability Trust Fund.

       In addition to the foregoing commitments and contingencies, we have issued letters of credit in the amount of $8.0 million in favor of a Lloyd's syndicate that we reinsure to secure losses payable to the syndicate and a $5.0 million guarantee in connection with a construction loan to our Sarasota real estate joint venture.

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

	Expected Maturity Date
(Dollars in thousands)	2005	2006	2007	2008	2009	Thereafter	Total

December 31, 2004
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$162,800	$246,370	$89,326	$79,488	$85,544	$588,075	$1,251,603
Weighted average interest rate	2.8%	3.1%	3.5%	3.9%	3.8%	5.0%	4.1%
Short-term investments	$492,126						$492,126
Debt and interest obligations of Zenith:
Convertible notes payable(1)	128,589						128,589
Redeemable securities	5,045	$5,045	$5,045	$5,045	$5,045	$154,843	180,068

	Expected Maturity Date
(Dollars in thousands)	2004	2005	2006	2007	2008	Thereafter	Total

December 31, 2003
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$90,711	$43,934	$195,209	$80,195	$59,669	$611,644	$1,081,362
Weighted average interest rate	1.7%	1.9%	2.6%	3.5%	3.9%	5.1%	4.1%
Short-term investments	$285,760						$285,760
Debt and interest obligations of Zenith:
Convertible notes payable(1)	128,594						128,594
Redeemable securities	5,729	$5,729	$5,729	$5,729	$5,729	$181,580	210,225

(1) The Convertible notes payable are shown with an expected maturity date in 2005 at December 31, 2004 and in 2004 at December 31, 2003 because the note holders have the right to convert their notes into our common stock in the first quarter of 2005 and had the same right in the first quarter of 2004 (see discussion of the Convertible Notes under "Contractual Obligations and Contingent Liabilities" in the preceding section).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In December 2004, the Financial Accounting Standards Board ("FASB") issued statement No. 123-R, "Share-Based Payment" ("SFAS No. 123-R"). This statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments by estimating the fair value of the award which is then recognized as an expense over the vesting period of the award. Starting in the fourth quarter of 2002, we have been expensing the fair value of all stock options granted since January 1, 2002 under the prospective method. Zenith will adopt SFAS No. 123-R using the modified prospective method. Under this method, all employee stock option grants outstanding at the date of adoption will be expensed over the stock option vesting period based on the fair value at the date the options were granted. SFAS No. 123-R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of SFAS No. 123-R is not expected to have a material impact on our results of operations or financial condition. The compensation cost associated with awards granted prior to 2002 that remain unvested at December 31, 2004 is $31,000, which will be reflected in earnings ratably through 2005. There will be no change in the accounting for Zenith's Restricted Stock Plan based upon the adoption of SFAS No. 123-R.

       In December 2004, the FASB issued statement No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). This statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We believe that SFAS No. 153 will not have a material effect on our results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

       The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires both the use of estimates and judgment relative to the application of appropriate accounting policies. Zenith's accounting policies are described in the Notes to Consolidated Financial Statements, but we believe that the following matters are particularly important to an understanding of Zenith's financial statements because changes in these estimates or changes in the assumptions used to make them could have a material impact on the results of operations, financial condition and cash flows.

       Loss Reserve Estimation.    The adequacy of loss reserve estimates are inherently uncertain because the ultimate amount we pay under many of the claims we have incurred as of the balance sheet date will not be known for many years. The impact of loss reserve developments on the results of operations in each of the three years ended December 31, 2004, is discussed in the preceding "Loss Reserves" section. Also included is a discussion of the key assumptions underlying our loss reserve estimates and the sensitivity of our loss reserve estimates to our important assumptions.

       Investment Write-Downs.    When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be "other-than-temporary," such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. Notwithstanding this presumption, the determination of other-than-temporary impairment requires judgment about future prospects for an investment and is therefore a matter of inherent uncertainty. We describe investment write-downs in more detail in the preceding "Investments" section.

       Deferred Policy Acquisition Costs.    Certain direct policy acquisition costs consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the underlying policy premiums are earned. At December 31, 2004 and 2003, deferred policy acquisition costs in our workers' compensation business were $17.8 million and $14.0 million, respectively, related to workers' compensation unearned premiums of $130.3 million and $97.9 million, respectively. If the expected claims costs and other policy-related costs related to the unearned premiums exceeded those unearned premiums, a premium deficiency would exist and policy acquisition costs that otherwise were deferred would be expensed. At December 31, 2004 and 2003, our estimates indicated that there was no premium deficiency and a premium deficiency would not occur until our estimated workers' compensation loss and loss adjustment expense ratio in 2004 was increased by about 35 percentage points. Because our loss ratios are dependent upon our estimates of loss reserves, the same inherent uncertainty that is present in our loss reserve estimates could impact our deferred acquisition costs.

       Deferred Income Taxes.    The temporary differences between the tax and book bases of assets and liabilities are recorded as deferred income taxes. At December 31, 2004 and 2003, Zenith recorded net deferred tax assets of $29.2 million and $28.0 million, respectively, including deferred tax assets of $49.1 million and $42.1 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by taxes previously paid and by anticipated future taxable income, including investment income. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION AND
FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Years Ended December 31,	Note	2004	2003

(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned	1	$944,425	$773,799
Net investment income		61,876	56,103
Realized gains (losses) on investments		38,579	19,433

Total revenues		1,044,880	849,335

Results of operations by segment:
Net investment income		$61,876	$56,103
Realized gains (losses) on investments		38,579	19,433

Income before tax from investments segment		100,455	75,536
Income (loss) before tax from:
Workers' compensation segment		104,098	29,260
Reinsurance segment	2	(11,956)	9,562
Parent segment	3	(19,051)	(17,694)

Income (loss) from continuing operations before tax and before equity in earnings of investee		173,546	96,664
Income tax expense (benefit)		57,213	33,664

Income (loss) from continuing operations after tax and before equity in earnings of investee		116,333	63,000
Equity in earnings (losses) of investee after tax		1,381	2,846

Income (loss) from continuing operations after tax		117,714	65,846
Income from discontinued operations after tax	4	1,286	1,154

Net income (loss)		$119,000	$67,000

Per common share:
Income (loss) from continuing operations	5	$5.02	$3.06
Net income (loss)	5	5.07	3.11

Cash dividends declared per common share		1.12	1.00

Weighted average common shares outstanding	5	24,464	22,837

Financial condition:
Total assets		$2,414,655	$2,023,704
Investments		1,900,014	1,530,494
Unpaid losses and loss adjustment expenses		1,482,319	1,220,749
Senior notes payable	6
Convertible senior notes payable	5	121,548	121,019
Redeemable securities payable	6	58,825	66,794
Stockholders' equity		502,147	383,246
Stockholders' equity per share		25.92	20.27
Return on average equity		27.2%	18.8%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment		88.5%	95.9%
Reinsurance segment	2	128.2%	84.3%
Net premiums earned-to-surplus ratio		1.5	1.5
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		1.9	2.0

(1)	Net premiums earned in 2004, 2003 and 2002 are net of $98.7 million, $78.5 million and $36.8 million, respectively, of ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement for policies effective on or after January 1, 2002. This agreement was terminated effective December 31, 2004 (see Note 10 to the Consolidated Financial Statements).
(2)	2004, 2002, 2001 and 2000 include catastrophe losses before tax of $21.1 million, $0.4 million, $41.7 million and $22.6 million, respectively.
(3)	Includes interest expense before tax of $13.1 million, $12.4 million, $5.1 million, $7.6 million and $5.6 million in 2004, 2003, 2002, 2001 and 2000, respectively.
(4)	The real estate assets and home-building business of Perma-Bilt, A Nevada Corporation were sold in 2002. Income from discontinued operations in 2002 includes the gain on the sale of $6.3 million after tax. In 2004 and 2003, we received a payment of $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax), respectively, of additional sales proceeds under the earn-out provision of the sale.

Years Ended December 31,
	2002	2001	2000

(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned	$557,055	$476,876	$338,752
Net investment income	48,811	51,178	51,766
Realized gains (losses) on investments	(3,631)	9,169	(15,467)

Total revenues	602,235	537,223	375,051

Results of operations by segment:
Net investment income	$48,811	$51,178	$51,766
Realized gains (losses) on investments	(3,631)	9,169	(15,467)

Income before tax from investments segment	45,180	60,347	36,299
Income (loss) before tax from:
Workers' compensation segment	(43,848)	(58,329)	(87,854)
Reinsurance segment	7,644	(31,918)	(14,536)
Parent segment	(10,237)	(11,402)	(10,155)

Income (loss) from continuing operations before tax and before equity in earnings of investee	(1,261)	(41,302)	(76,246)
Income tax expense (benefit)	(914)	(13,756)	(25,894)

Income (loss) from continuing operations after tax and before equity in earnings of investee	(347)	(27,546)	(50,352)
Equity in earnings (losses) of investee after tax	1,363	(2,060)

Income (loss) from continuing operations after tax	1,016	(29,606)	(50,352)
Income from discontinued operations after tax	9,184	3,746	3,552

Net income (loss)	$10,200	$(25,860)	$(46,800)

Per common share:
Income (loss) from continuing operations	$0.05	$(1.68)	$(2.93)
Net income (loss)	0.54	(1.47)	(2.72)

Cash dividends declared per common share	1.00	1.00	1.00

Weighted average common shares outstanding	18,895	17,593	17,212

Financial condition:
Total assets	$1,615,113	$1,537,999	$1,472,190
Investments	1,098,284	941,527	852,734
Unpaid losses and loss adjustment expenses	1,041,532	946,822	877,883
Senior notes payable		57,203	58,374
Convertible senior notes payable
Redeemable securities payable	65,719	65,669	65,618
Stockholders' equity	317,024	300,551	309,776
Stockholders' equity per share	16.89	16.20	17.76
Return on average equity	3.3%	(8.5)%	(14.3)%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment	108.7%	114.0%	129.2%
Reinsurance segment	85.6%	152.3%	138.3%
Net premiums earned-to-surplus ratio	1.5	1.6	1.1
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.2	2.5	2.0

(5)	On March 21, 2003, Zenith issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") and received net proceeds of approximately $120.0 million. Diluted per share amounts for the years ended December 31, 2004 and 2003 reflect the impact of the additional shares issuable in connection with the Convertible Notes. Weighted average common shares outstanding and diluted per share amounts for the year ended December 31, 2003 have been restated in accordance with recently issued accounting guidance (see Note 14 to the Consolidated Financial Statements).
(6)	In 2001 and 2000, Zenith repurchased $1.3 million and $16.5 million, respectively, aggregate principal amount of the outstanding 9% Senior Notes due 2002. In each of 2004 and 2000, Zenith repurchased $8.0 million aggregate liquidation amount of outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith. A gain of $0.3 million before tax ($0.2 million after tax) and $1.6 million before tax ($1.0 million after tax) was recorded on repurchases in 2004 and 2000, respectively. In 2002, Zenith paid the outstanding principal of $57.2 million of its 9% Senior Notes due May 1, 2002.

CONSOLIDATED BALANCE SHEETS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	December 31,
(Dollars and shares in thousands)	2004	2003

Assets:
Investments:
Fixed maturity investments:
At amortized cost (fair value $140,828 in 2004 and $124,778 in 2003)	$138,260	$122,966
At fair value (amortized cost $1,091,453 in 2004 and $930,876 in 2003)	1,110,775	956,584
Equity securities, at fair value (cost $62,962 in 2004 and $44,452 in 2003)	106,062	62,961
Mortgage loans (at unpaid principal balance)	12,645	39,123
Short-term investments (at cost or amortized cost, which approximates fair value)	492,126	285,760
Investment in Advent Capital (Holdings) PLC	28,066	25,188
Other investments	12,080	37,912

Total investments	1,900,014	1,530,494
Cash	10,322	8,006
Accrued investment income	15,312	13,119
Premiums receivable, less bad debt allowance of $192 in 2004 and $578 in 2003	58,161	70,044
Receivable from reinsurers and state trust funds for paid and unpaid losses and prepaid reinsurance premiums	293,572	269,530
Deferred policy acquisition costs	18,664	11,922
Deferred tax asset	29,152	28,022
Goodwill	20,985	20,985
Other assets	68,473	71,582

Total assets	$2,414,655	$2,023,704

Liabilities:
Policy liabilities:
Unpaid losses and loss adjustment expenses	$1,482,319	$1,220,749
Unearned premiums	142,219	111,250
Policyholders' dividends accrued	6,001	3,033
Convertible senior notes payable, less unamortized discount of $3,447 in 2004 and $3,981 in 2003	121,548	121,019
Redeemable securities, less unamortized discount of $175 in 2004 and $206 in 2003	58,825	66,794
Current income tax payable	8,269	14,062
Other liabilities	93,327	103,551

Total liabilities	1,912,508	1,640,458

Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2004 and 2003
Common stock, $1 par, 50,000 shares authorized; issued 26,510 in 2004 and 25,928 in 2003; outstanding 19,371 in 2004 and 18,910 in 2003	26,510	25,928
Additional paid-in capital	318,850	300,448
Retained earnings	254,682	157,191
Unearned compensation (Note 12)	(4,588)
Accumulated other comprehensive income	43,583	31,821

	639,037	515,388
Treasury stock, at cost (7,139 shares in 2004 and 7,018 shares in 2003)	(136,890)	(132,142)

Total stockholders' equity	502,147	383,246

Total liabilities and stockholders' equity	$2,414,655	$2,023,704

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2004	2003	2002

Revenues:
Premiums earned	$944,425	$773,799	$557,055
Net investment income	61,876	56,103	48,811
Realized gains (losses) on investments	38,579	19,433	(3,631)

Total revenues	1,044,880	849,335	602,235

Expenses:
Loss and loss adjustment expenses incurred	628,763	537,922	421,128
Policy acquisition costs	117,265	107,792	92,202
Underwriting and other operating expenses	106,513	92,122	82,061
Policyholders' dividends	5,742	2,485	3,003
Interest expense	13,051	12,350	5,102

Total expenses	871,334	752,671	603,496

Income (loss) from continuing operations before tax and equity in earnings of investee	173,546	96,664	(1,261)
Income tax expense (benefit)	57,213	33,664	(914)

Income (loss) from continuing operations after tax and before equity in earnings of investee	116,333	63,000	(347)
Equity in earnings of investee, net of income tax expense of $743 in 2004, $1,532 in 2003 and $734 in 2002	1,381	2,846	1,363

Income from continuing operations	117,714	65,846	1,016

Income from discontinued real estate segment, net of income tax expense of $1,547 in 2002			2,872
Gain on sale of discontinued real estate segment, net of income tax expense of $692 in 2004, $621 in 2003, and $3,399 in 2002	1,286	1,154	6,312

Income from discontinued operations	1,286	1,154	9,184

Net income	$119,000	$67,000	$10,200

Net income per common share:
Basic:
Continuing operations	$6.14	$3.50	$0.05
Discontinued operations	0.07	0.06	0.50

Net income	$6.21	$3.56	$0.55

Diluted (2003 is restated, see Note 14):
Continuing operations	$5.02	$3.06	$0.05
Discontinued operations	0.05	0.05	0.49

Net income	$5.07	$3.11	$0.54

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Cash flows from operating activities:
Premiums collected	$1,130,188	$912,400	$650,407
Investment income received	62,337	56,343	49,439
Loss and loss adjustment expenses paid	(402,432)	(368,989)	(330,477)
Underwriting and other operating expenses paid	(362,140)	(284,604)	(223,080)
Interest paid	(12,934)	(10,058)	(6,078)
Income taxes paid	(69,128)	(21,320)	(740)

Net cash provided by continuing operating activities	345,891	283,772	139,471
Net cash provided by discontinued operating activities			3,703

Net cash provided by operating activities	345,891	283,772	143,174

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity	(45,030)	(54,270)	(90,207)
Fixed maturity securities available-for-sale	(965,956)	(1,100,628)	(356,961)
Equity securities available-for-sale	(69,197)	(61,948)	(48,301)
Other investments	(10,865)	(24,435)	(22,722)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	29,357	36,034	13,704
Fixed maturity securities available-for-sale	47,665	27,984	42,660
Other investments	48,004	8,992	284
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	760,370	831,707	334,506
Equity securities available-for-sale	94,571	72,410	36,168
Other investments	2,893	2,790	636
Net increase in short-term investments	(205,064)	(127,129)	(38,167)
Net proceeds from sale of discontinued real estate segment	1,978	1,775	54,246
Capital expenditures and other, net	(9,747)	(10,857)	(6,353)

Net cash used in continuing investing activities	(321,021)	(397,575)	(80,507)
Net cash used in discontinued investing activities			(11)

Net cash used in investing activities	(321,021)	(397,575)	(80,518)

Cash flows from financing activities:
Repurchase of redeemable securities	(7,600)
Net proceeds from issuance of convertible senior notes		119,990
Repayment of 9% Senior Notes			(57,235)
Cash advanced from bank lines of credit		46,500	25,000
Cash repaid on bank lines of credit		(46,500)	(25,000)
Cash dividends paid to common stockholders	(20,849)	(18,786)	(18,677)
Proceeds from exercise of stock options	5,895	3,153	5,431

Net cash (used in) provided by continuing financing activities	(22,554)	104,357	(70,481)
Net cash provided by discontinued financing activities			367

Net cash (used in) provided by financing activities	(22,554)	104,357	(70,114)

Net increase (decrease) in cash	2,316	(9,446)	(7,458)
Net change in cash reclassified to real estate assets held for sale			2,098
Cash at beginning of year	8,006	17,452	22,812

Cash at end of year	$10,322	$8,006	$17,452

The accompanying notes are an integral part of these statements.

Continued

CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Reconciliation of net income to net cash flows provided by operating activities:
Net income	$119,000	$67,000	$10,200
Adjustments to reconcile net income to net cash flows provided by operating activities:
Income from discontinued operations	(1,286)	(1,154)	(9,184)
Net depreciation, amortization and accretion	11,085	9,320	6,003
Realized (gains) losses on investments	(38,579)	(19,433)	3,631
Equity in earnings of investee	(1,381)	(2,846)	(1,363)
(Increase) decrease in:
Accrued investment income	(2,193)	(2,129)	669
Premiums receivable	10,534	12,419	9,525
Receivable from reinsurers and state trust funds for paid and unpaid losses and prepaid reinsurance premiums	(25,445)	(2,808)	(9,048)
Deferred policy acquisition costs	(6,742)	1,452	(695)
Increase (decrease) in:
Unpaid losses and loss adjustment expenses	261,570	179,217	94,710
Unearned premiums	30,969	13,863	26,074
Net income tax payable	(11,915)	12,344	(1,654)
Accrued expenses	(5,476)	13,220	13,594
Other	5,750	3,307	(2,991)

Net cash provided by continuing operating activities	345,891	283,772	139,471
Net cash provided by discontinued operating activities			3,703

Net cash provided by operating activities	$345,891	$283,772	$143,174

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2004	2003	2002

Preferred stock, $1 par:
Beginning of year	none	none	none

End of year	none	none	none

Common stock, $1 par:
Beginning of year	$25,928	$25,786	$25,571
Exercise of stock options	462	142	215
Restricted stock awards granted	122
Restricted stock awards forfeited	(2)

End of year	$26,510	$25,928	$25,786

Additional paid-in capital:
Beginning of year	$300,448	$296,974	$291,348
Exercise of stock options	10,182	3,011	5,216
Tax benefit on options exercised	2,778	403	373
Recognition of stock-based compensation on stock options	60	60	37
Conversion of convertible senior notes	5
Restricted stock awards granted	5,488
Restricted stock awards forfeited	(111)

End of year	$318,850	$300,448	$296,974

Retained earnings:
Beginning of year	$157,191	$109,008	$117,540
Net income	119,000	67,000	10,200
Cash dividends declared to common stockholders	(21,509)	(18,817)	(18,732)

End of year	$254,682	$157,191	$109,008

Unearned compensation (Note 12):
Beginning of year
Restricted stock awards granted	$(5,488)
Amortization to compensation expense	900

End of year	$(4,588)

Accumulated other comprehensive income (loss):
Beginning of year	$31,821	$17,398	$(1,766)
Net change in unrealized appreciation on investments, net of deferred tax expense and reclassification adjustment	11,833	11,341	19,166
Change in foreign currency translation adjustment, net of deferred tax expense (benefit)	(71)	3,082	(2)

End of year	$43,583	$31,821	$17,398

Treasury stock, at cost:
Beginning of year	$(132,142)	$(132,142)	$(132,142)
Acquisition of treasury shares	(4,748)

End of year	$(136,890)	$(132,142)	$(132,142)

Total stockholders' equity	$502,147	$383,246	$317,024

Cash dividends declared per common share	$1.12	$1.00	$1.00

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Net income	$119,000	$67,000	$10,200
Other comprehensive income (loss), net of tax:
Net change in unrealized appreciation on investments	11,833	11,341	19,166
Net change in foreign currency translation adjustment	(71)	3,082	(2)

Comprehensive income	$130,762	$81,423	$29,364

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1

SUMMARY OF OPERATIONS AND
PRINCIPLES OF CONSOLIDATION

       The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include Zenith National Insurance Corp. ("Zenith National") and its subsidiaries (collectively, "Zenith"). All significant intercompany transactions and balances have been eliminated in consolidation. Zenith National is engaged through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")) in the workers' compensation insurance business, nationally, and the assumed reinsurance business. In addition to the workers' compensation insurance and assumed reinsurance segments, Zenith's other business segments include investments and parent (see Note 16). Zenith's home-building business and related real estate assets were sold in 2002. The results of the discontinued real estate segment and cash flows from the discontinued real estate segment are presented as discontinued operations (see Note 20). Results of operations of Zenith's investment in Advent Capital (Holdings) PLC ("Advent Capital") are presented as equity in earnings of investee (see Note 4).

       GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

NOTE 2

SUMMARY OF ACCOUNTING POLICIES

INVESTMENTS

       Zenith's investments in debt and equity securities are classified into the following three categories: (1) held-to-maturity — those securities which by their terms must be redeemed by the issuing company and that Zenith has the positive intent and ability to hold to maturity are reported at amortized cost; (2) trading — those securities that are held principally for the purpose of selling in the near term are reported at fair value with unrealized gains and losses included in earnings; and (3) available-for-sale — those securities not classified as either held-to-maturity or trading are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of deferred tax. There were no investments classified as trading at December 31, 2004 or 2003. The majority of held-to-maturity investments are mortgage-backed securities issued by the Government National Mortgage Association ("GNMA") and Zenith receives periodic returns of principal on these securities in addition to interest income.

       Short-term investments include debt securities such as corporate, municipal and U.S. Treasury securities with maturities of less than one year at the date of purchase. For these short-term investments, the cost or amortized cost is a reasonable estimate of fair value.

       Mortgage loans are carried at unpaid principal balance. All of the unpaid principal on Zenith's mortgage loans is considered to be collectible and there is no provision for uncollectible amounts. Other investments include: investments in real estate joint ventures and investments in limited partnerships. If our share of a partnership's capital is greater than 3%, we account for the investment on the equity method, and the carrying value of our investment is adjusted to reflect our share of the underlying equity of the partnership. If our share of the partnership capital is less than 3%, we account for the investment at cost, which is also a reasonable estimate of fair value. The investment in Advent Capital is accounted for under the equity method (see Note 4).

       When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be

"other-than-temporary" such investment is written-down to its fair value and the amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. The amount of any write-downs are determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. During the years ended December 31, 2004, 2003 and 2002, there were $0.1 million, $2.9 million and $11.1 million, respectively, of such write-downs.

       Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold, which is determined by the "identified cost" method.

CASH

       Cash includes currency on hand and demand deposits with financial institutions.

RECOGNITION OF PROPERTY-CASUALTY REVENUE AND EXPENSE

       Revenue recognition.    The consideration paid for an insurance policy or reinsurance contract is generally known as a "premium." Premiums billed to and paid by our policyholders and reinsured companies are the revenue stream attributable to our property-casualty insurance operations. Premiums are billed and collected according to policy terms, predominantly in the form of installments during the policy period. Premiums are earned pro-rata over the terms of the policies. Billed premiums applicable to the unexpired terms of policies in-force are recorded as unearned premiums. Workers' compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience based modification factor. An audit of the policyholders' records is conducted after policy expiration, usually within about 90 days, to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. We can estimate earned but unbilled premiums because we keep track, by policy, of how much additional premium is billed in final audit invoices as a percentage of the original estimated amount that was billed. We use the historical percentage to estimate the probable additional amount that we have earned but not yet billed as of the balance sheet date. Estimated earned but not billed premiums included in premiums receivable were $12.9 million and $13.0 million at December 31, 2004 and 2003, respectively.

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

       We have written a relatively small number of workers' compensation policies that are retrospectively-rated. Under this type of policy, at a date subsequent to policy expiration, the policyholder may be entitled to a refund or may owe additional premium based on the amount of losses sustained under the policy. These retrospective premium adjustments are confined to a limited amount plus or minus the standard amount of premium applicable to the policy. We can estimate these retrospective premium adjustments because we know the underlying loss experience of the policies involved. The estimated liability for return of premiums under retrospectively-rated workers' compensation policies included in unearned premiums was $6.2 million at December 31, 2004 and

$4.0 million at December 31, 2003. The estimated amount receivable for additional premiums receivable under retrospectively-rated workers' compensation policies included in premiums receivable was $1.1 million and $4.6 million at December 31, 2004 and 2003, respectively.

       Catastrophe reinsurance contracts are customarily written to provide reinsurance for losses associated with one catastrophic event with a provision to reinstate the contract for the unexpired term of the original contract. An additional premium, called a reinstatement premium, is due in consideration of the reinstatement. If a catastrophe loss is reported and we accrue an estimate for loss, any unearned premium associated with the contract at that time becomes fully earned. The reinstatement premium is then earned over the remaining term of the contract. Additional premiums earned attributable to original and reinstatement premiums for catastrophe reinsurance contracts were $3.5 million, none, and $1.4 million in 2004, 2003 and 2002, respectively.

       Deferred policy acquisition costs.    Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs that vary with, and are primarily related to, the production of new or renewal business, are deferred and amortized as the related premiums are earned. Unearned ceding commissions on ceded reinsurance are reported as a reduction of deferred policy acquisition costs. At December 31, 2003, the deferred policy acquisition costs of $11.9 million were net of unearned ceding commissions of $3.7 million. At December 31, 2004, all ceding commissions were earned upon the termination of a quota share reinsurance contract (see Note 10).

       A premium deficiency is recognized if the sum of expected claims costs, claims adjustment expenses, expected dividends to policyholders, unamortized acquisition costs and maintenance costs exceed the related unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. We do not consider anticipated investment income when determining if a premium deficiency exists. Our estimates indicate that there was no premium deficiency at December 31, 2004 and 2003.

       Claims expense.    Zenith makes provisions for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid losses and loss adjustment expenses are estimates of the eventual costs of claims incurred but not settled. Actuarial techniques and estimation methods are utilized to establish the most reasonably accurate estimate of loss reserves at a point in time including an estimate of the probable amount for unreported claims arising from accidents which have not yet been reported to the Company, commonly known in the insurance industry as "incurred but not reported" or "IBNR." Estimates for reported claims are also determined by evaluation of individual reported claims and amounts reported by ceding companies. In addition to the provision for IBNR claims, we also project the extent to which estimates for reported claims may develop. Estimates of loss reserves are continually reviewed and updated, and any resulting adjustments are reflected in earnings currently. Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material.

       Catastrophes.    Insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major loss events, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Our assumed reinsurance business is written so that the exposure to reinsurance losses from any one catastrophic event in a worst-case scenario, after the benefit of the applicable premium and reinstatement premium and income taxes, is not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity (or about $25 million at December 31, 2004).

       Estimates of the impact of the 2004 Florida hurricanes and other catastrophes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

       Policyholders' dividends.    We write a relatively small amount of workers' compensation policies, for which the policyholder may participate in favorable claims experience through a dividend. An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. The dividend to which a policyholder may be entitled is set forth in the policy and is related to the amount of losses sustained under the policy. Dividends are calculated after policy expiration (usually at 9 months and at 21 months after such expiration). We are able to estimate any liability we may have because we know the underlying loss experience of the policies we have written with dividend provisions and can estimate future dividend payments from the policy terms.

REINSURANCE CEDED

       In accordance with general insurance industry practices, we purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses in the workers' compensation segment. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of Zenith Insurance. Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance agreement. We monitor the financial condition of our reinsurers and do not believe that Zenith is currently exposed to any material credit risk through its ceded reinsurance arrangements other than in connection with Reliance Insurance Company ("Reliance"). Historically, no material amounts due from reinsurers have been written-off as uncollectible because most of our reinsurance is recoverable from large, well-capitalized reinsurance companies. In 2001, Zenith recognized an impairment for certain reinsurance recoverable from Reliance which relates to reinsurance recoverable that we acquired through an acquisition in 1996 (see Note 11).

       Earned premiums and loss and loss adjustment expenses incurred are stated in the accompanying Consolidated Statements of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid loss and loss adjustment expenses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid losses and loss adjustment expenses amounted to $270.9 million and $228.3 million at December 31, 2004 and 2003, respectively. In connection with the acquisition of RISCORP in 1998, Zenith entered into an aggregate excess of loss reinsurance agreement which provides ceded reinsurance for unpaid losses assumed by Zenith from RISCORP up to $50.0 million in excess of $182.0 million. Receivable from reinsurers on unpaid losses and loss adjustment expenses at December 31, 2004 and 2003 includes $12.5 million and $16.2 million, respectively, recoverable under such reinsurance and is secured by assets held in a trust account. The deferred benefit associated with such reinsurance was $4.3 million and $5.2 million at December 31, 2004 and 2003, respectively.

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

INTANGIBLE ASSETS

       Goodwill from acquisitions was $21.0 million at December 31, 2004 and 2003 net of accumulated amortization of $3.6 million and is included in assets of the workers' compensation segment. Zenith evaluated this goodwill at December 31, 2004 and 2003 and determined that such goodwill was not impaired. Other than goodwill, Zenith had no intangible assets at December 31, 2004 or 2003.

EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK

       Employee Stock Options.    Under an employee non-qualified stock option plan adopted by the Board of Directors and stockholders of Zenith National in 1996 (the "Stock Option Plan"), options are granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. The majority of the options outstanding at December 31, 2004 and 2003 expire five years after the date of the grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,000,000 shares (with 799,000 shares outstanding at December 31, 2004) is for a term of ten years and vests one-fifth per year after the first year and expires on March 14, 2006.

       Effective in the fourth quarter of 2002, Zenith began to expense the cost of employee stock options using the fair value based method of recording stock options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and accounted for the change in accounting principle using the prospective method in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure." Under the prospective method, all employee stock options granted since January 2002 are being expensed over the stock option vesting period based on the fair value at the date the options were granted. Prior to the fourth quarter of 2002, Zenith applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), in accounting for stock options issued prior to January 2002. Under the intrinsic value method of APB No. 25, Zenith was not required to recognize compensation expense for stock option grants.

       Restricted Stock Awards.    Under a restricted stock plan approved by our stockholders in May 2004 (the "Restricted Stock Plan"), key employees are awarded shares of Zenith National's common stock with restricted ownership rights. Of the shares subject to the award, 50% vest two years from the grant date. The remaining 50% of the shares vest four years from the grant date. The fair value of Restricted Stock Awards is recognized as additional paid in capital and unearned compensation at the grant date. Unearned compensation is recognized as an expense over the vesting period of the awards. The effect of any forfeitures are accounted for as they occur.

       Effect of Stock-Based Employee Compensation.    The following table sets forth the effect of all stock-based employee compensation included in net income and the pro forma effect of all stock-based employee compensation if the fair value of stock options accounted for under the intrinsic value method of APB No. 25 were included in net income for the periods presented:

	Year Ended December 31,
(Dollars in thousands, except per share data)
	2004	2003	2002

Net income as reported	$119,000	$67,000	$10,200
Stock-based employee compensation expense included in reported net income, net of income tax benefit (1)	677	39	24
Total stock-based employee compensation expense determined under fair value method for all awards, net of income tax benefit	(808)	(300)	(424)

Pro forma net income	$118,869	$66,739	$9,800

Net income per share — basic:
Net income per share as reported	$6.21	$3.56	$0.55
Net income per share — pro forma	6.20	3.55	0.52
Net income per share — diluted (2):
Net income per share as reported	5.07	3.11	0.54
Net income per share — pro forma	5.07	3.09	0.52

(1) Represents compensation expense on all restricted stock grants and on stock option awards granted after January 1, 2002.

(2) Restated in 2003 — see Note 14.

FOREIGN CURRENCY TRANSLATION

       Translation gains or losses, net of applicable tax, associated with foreign currency investments accounted for under the equity method are credited or charged directly to a separate component of other comprehensive income.

RECLASSIFICATIONS

       Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In September 2004, the Emerging Issues Task Force reached consensus on Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF Issue No. 04-08"). The guidance requires companies to include shares issuable under convertible debt in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. EITF Issue No. 04-08 is effective for reporting periods ending after December 15, 2004. We adopted EITF Issue No. 04-08 as of December 31, 2004. The initial adoption of EITF Issue No. 04-08 did not have an impact on the way we reported 2004 results of operations of the Company because our calculation of diluted earnings per share already includes shares issuable under our Convertible Notes (see Note 9). We restated the 2003 diluted earnings per share amounts presented for comparative purposes (see Note 14).

       In December 2004, the Financial Accounting Standards Board ("FASB") issued statement No. 123-R, "Share-Based Payment" ("SFAS No. 123-R"). This statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments by estimating the fair value of the award which is then recognized as an expense over the vesting period of the award. Starting in the fourth quarter of 2002, we have been expensing the fair value of all stock options granted since January 1, 2002 under the prospective method. Zenith will adopt SFAS No. 123-R using the modified prospective method. Under this method, all employee stock option grants outstanding at the date of adoption will be expensed over the stock option vesting period based on the fair value at the date the options were granted. SFAS No. 123-R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of SFAS No. 123-R is not expected to have a material impact on our results of operations or financial condition. The compensation cost associated with awards granted prior to 2002 that remain unvested at December 31, 2004 is $31,000, which will be reflected in earnings ratably through 2005. There will be no change in the accounting for Zenith's Restricted Stock Plan based upon the adoption of SFAS No. 123-R.

       In December 2004, the FASB issued statement No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). This statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We believe that SFAS No. 153 will not have a material effect on our results of operations.

NOTE 3

INVESTMENTS

       The amortized cost, fair value and carrying value of investments were as follows:

		Gross Unrealized
December 31, 2004 (Dollars in thousands)	Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$5,294	$975		$6,269	$5,294
Mortgage-backed securities	103,998	2,349		106,347	103,998
State and local government debt	23,968		$(783)	23,185	23,968
Foreign government debt	5,000	27		5,027	5,000

Total held-to-maturity	$138,260	$3,351	$(783)	$140,828	$138,260

Available-for-sale:
U.S. government debt	$332,276	$61	$(2,380)	$329,957	$329,957
State and local government debt	103,410	1,239	(592)	104,057	104,057
Corporate debt	611,403	18,129	(1,050)	628,482	628,482
Mortgage-backed securities	19,623	1,103		20,726	20,726
Redeemable preferred stocks	24,741	2,826	(14)	27,553	27,553
Equity securities	62,962	43,689	(589)	106,062	106,062
Short-term investments	492,126			492,126	492,126

Total available-for-sale	$1,646,541	$67,047	$(4,625)	$1,708,963	$1,708,963

		Gross Unrealized
December 31, 2003 (Dollars in thousands)	Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$5,301	$895		$6,196	$5,301
Mortgage-backed securities	93,382	1,986	$(93)	95,275	93,382
State and local government debt	24,283		(976)	23,307	24,283

Total held-to-maturity	$122,966	$2,881	$(1,069)	$124,778	$122,966

Available-for-sale:
U.S. government debt	$203,184	$473	$(42)	$203,615	$203,615
State and local government debt	99,227	1,028	(735)	99,520	99,520
Corporate debt	586,246	24,519	(3,686)	607,079	607,079
Mortgage-backed securities	20,467	1,155	(2)	21,620	21,620
Redeemable preferred stocks	21,752	3,049	(51)	24,750	24,750
Equity securities	44,452	18,539	(30)	62,961	62,961
Short-term investments	285,760			285,760	285,760

Total available-for-sale	$1,261,088	$48,763	$(4,546)	$1,305,305	$1,305,305

       Fixed maturity securities, including short-term investments, by contractual maturity were as follows at December 31, 2004:

(Dollars in thousands)	Amortized Cost	Fair Value

Held-to-maturity:
Due in 1 year or less
Due after 1 year through 5 years	$20,352	$21,165
Due after 5 years through 10 years	112,614	113,394
Due after 10 years	5,294	6,269

Total held-to-maturity	$138,260	$140,828

Available-for-sale:
Due in 1 year or less	$655,834	$654,926
Due after 1 year through 5 years	471,361	479,563
Due after 5 years through 10 years	357,759	367,609
Due after 10 years	98,625	100,803

Total available-for-sale	$1,583,579	$1,602,901

       Mortgage-backed securities are shown as being due at their average expected maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       The table below sets forth information about fixed maturity securities with unrealized losses at December 31, 2004:

(Dollars in thousands)	Fair Value	Unrealized Losses	Number of issues

Less than 12 months:
U.S. government debt	$324,842	$(2,380)	10
Municipal bonds	55,273	(1,112)	20
Corporate debt	125,405	(838)	31

Total	505,520	(4,330)	61

Greater than 12 months:
Corporate debt	5,923	(226)	2
Municipal bonds	6,649	(263)	2

Total	12,572	(489)	4

Total fixed maturity securities:
U.S. government debt	324,842	(2,380)	10
Municipal bonds	61,922	(1,375)	22
Corporate debt	131,328	(1,064)	33

Total fixed maturity securities	$518,092	$(4,819)	65

       The aging of unrealized losses on equity securities at December 31, 2004 is not presented because such unrealized losses are not material to Zenith's consolidated financial condition, results of operations or cash flows. At December 31, 2004, there were no investments in fixed maturity or equity securities with individually material unrealized losses.

       At December 31, 2004 and 2003, 92% and 91%, respectively, of Zenith's consolidated portfolio of fixed maturity investments and short-term investments were classified as available-for-sale. The change in fair value of fixed maturity investments classified as available-for-sale resulted in a decrease in stockholders' equity of $2.7 million after deferred tax from December 31, 2002 to December 31, 2003 and a decrease of $4.2 million from December 31, 2003 to December 31, 2004. Fluctuating interest rates will impact stockholders' equity, realized gains and maturities of certain debt and preferred securities.

       The gross realized gains on sales of investments classified as available-for-sale during 2004, 2003 and 2002 were $28.0 million, $31.7 million and $11.8 million, respectively, and the gross realized losses were $4.7 million, $11.2 million and $6.4 million, respectively.

       Net realized and unrealized investment gains and losses on fixed maturity and equity securities were as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Net realized gains (losses):
Fixed maturity securities	$6,473	$17,442	$(3,245)
Equity securities	16,909	3,035	(2,140)
Change in fair value over (under) cost:
Fixed maturity securities	(5,630)	(6,069)	34,199
Equity securities	24,591	21,561	(1,636)

       Net investment income was as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Fixed maturities:
Bonds	$50,930	$50,634	$44,421
Redeemable preferred stocks	2,197	2,165	2,410
Equity securities:
Common stocks	986	842	663
Floating rate preferred stocks		401	401
Convertible and non-redeemable preferred stocks	127	126	257
Mortgage loans	5,652	2,955	1,903
Short-term investments	5,353	2,309	3,017
Other	642	438	549

Subtotal	65,887	59,870	53,621
Investment expenses	(4,011)	(3,767)	(4,810)

Net investment income	$61,876	$56,103	$48,811

       Investments with a fair value of $677.4 million and $442.3 million at December 31, 2004 and 2003, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

       In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities ("VIE") — an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements"' ("FIN No. 46-R"). A VIE is an entity for which the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any party, including equity holders, or in which equity investors as a group do not have the characteristics of a controlling financial interest. Among other things, FIN No. 46-R requires the consolidation of the assets, liabilities and results of operations of a VIE by the primary beneficiary. FIN No. 46-R also requires the disclosure of information concerning a VIE by an entity that holds a significant variable interest but is not the primary beneficiary. In the normal course of our investing activities, we have made investments in three real estate development ventures that we believe meet the definition of a significant variable interest in a VIE but for which we are not the primary beneficiary.

       First, in July 2003, Zenith Insurance extended a $15.0 million loan bearing an interest rate of 12% maturing on June 30, 2005, with the possibility of an extension, to a real estate joint venture, that was developing approximately 590 acres of land that is fully entitled for 494 family homes and 231 condominiums and is located in Santa Barbara County, California. The loan balance was $12.0 million at December 31, 2004. Under the loan agreement, we are entitled to 20% of certain of the development company's net profit on any sale of the land. In the fourth quarter of 2004, the development company entered into an agreement to sell the approximately 590 acres of land at a profit and repaid the loan in full in January 2005. In addition, we recorded investment income before tax of $2.7 million in 2004 which represents our 20% share of the development company's net profits on the sale of the land.

       Second, in March 2003, Zenith Insurance formed a real estate joint venture with a partner to develop a 3.2 acre site in Sarasota, Florida. The project includes a parking structure, 23,000 square feet of commercial property and 95 condominium residences. The principal tenant of the commercial property opened for business in December 2004. Sales contracts have been executed for all of the condominiums. Zenith Insurance and the partner originally each invested $1.8 million in the joint venture in exchange for a 50% equity interest each. At December 31, 2004, Zenith's investment is carried at our share of the venture's equity of $2.8 million. Our maximum exposure to any losses as a result of our investment in this joint venture is limited to the amount of our investment and a $5.0 million guarantee to a third party which provided the construction loan for the condominiums.

       Third, Zenith has an investment in a joint venture that developed what was originally approximately 183 acres of land located on Las Vegas Boulevard in Las Vegas, Nevada. As of December 31, 2004, all mortgage loans that we previously made to this venture have been repaid in full. In 2004, we received the $5.0 million capital contribution that we originally invested in this joint venture in December 2000. We also received $4.0 million which represents our share of the profits from the investment.

NOTE 4

EQUITY INVESTMENT IN ADVENT CAPITAL

       Zenith Insurance owns 22.1 million shares, or approximately 20.9% of the outstanding shares, of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support the underwriting of certain Lloyd's of London syndicates and by managing those syndicates. The syndicates operate in the global insurance and reinsurance business with an emphasis on property catastrophe reinsurance.

       The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital, which at December 31, 2004 and 2003 was $28.1 million and $25.2 million, respectively, including goodwill of approximately $11 million. The amount of Zenith's stockholders' equity which represents undistributed earnings of Advent Capital is $2.4 million and $2.1 million at December 31, 2004 and 2003, respectively. In 2004, Zenith received a dividend payment from Advent Capital of $1.1 million. Our exposure to any losses associated with our investment in Advent Capital is limited to the carrying value of our investment.

       At December 31, 2004 and 2003, Zenith has accounted for its investment in Advent Capital using Advent Capital's September 30, 2004 and 2003 financial statements, respectively. Results for 2004, 2003 and 2002 are for the 12 month periods ended September 30, 2004, 2003 and 2002, respectively. Zenith will continue to report its share of Advent Capital's income and net assets on a one quarter lag to allow sufficient time for Advent Capital to prepare its financial statements.

       The tables that follow contain summary information with respect to Advent Capital's results of operations for each of the twelve months ended September 30, 2003 and 2002 and Advent Capital's financial position as of September 30, 2003, after adjustments to reflect GAAP in the United States:

	Twelve Months Ended September 30,
(Dollars in thousands)	2003	2002

Revenues	$179,661	$197,655
Claims incurred net of reinsurance	89,538	146,950
Profit on ordinary activities before taxation	30,716	6,205
Profit on ordinary activities after taxation	21,358	4,539

September 30,
(Dollars in thousands)	2003

Assets:
Investments	$176,613
Deferred acquisition costs	12,995
Reinsurance recoverable on paid and unpaid losses	869,871
Debtors	187,008
Liabilities:
Provision for unearned premiums	85,758
Provision for outstanding claims	1,148,483
Stockholders' equity	83,480

       At December 31, 2004, Advent Capital is not a significant subsidiary, as defined in Regulation S-X Rule 1-02(w) by the Securities and Exchange Commission of the United States. Therefore, summarized financial information is not presented at December 31, 2004 and for the 12 months ended September 30, 2004.

       Fairfax Financial Holdings Limited ("Fairfax"), through its subsidiaries, owns approximately 47% of the outstanding shares of Advent Capital at December 31, 2004. Companies controlled by Fairfax own 24% of the outstanding common stock of Zenith National at December 31, 2004.

NOTE 5

FAIR VALUES OF FINANCIAL INSTRUMENTS

       Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. The following summarizes the carrying value and fair value of Zenith's financial instruments. For financial instruments not discussed below, the carrying amount is a reasonable estimate of the fair value.

	2004		2003
December 31,			Carrying Value
(Dollars in thousands)	Carrying Value	Fair Value		Fair Value

Assets:
Investments	$1,900,014	$1,902,582	$1,530,494	$1,532,306
Liabilities:
Convertible notes	121,548	245,793	121,019	158,769
Redeemable securities	58,825	58,341	66,794	65,119

       Fair values of investments, which are further detailed in Note 3, were determined using bond prices obtained from independent pricing services and various broker-dealers, or the fair value is estimated using analytical methods. The fair values of non-traded fixed maturity securities of $48.5 million and $44.4 million at December 31, 2004 and 2003, respectively, were estimated using quantitative analytical techniques, which compare such securities with the prices of traded securities with similar characteristics, to arrive at an estimate of fair value. The $23.1 million fair value of a non-traded common stock investment at December 31, 2004 was estimated using the consolidated stockholders' equity reported in the financial statements of the investment. The fair values of the 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes") and 8.55% Capital Securities ("Redeemable Securities"), were estimated using quantitative analytical techniques, which compare the Convertible Notes to the price of our common stock, into which they are convertible, and the Redeemable Securities to the price of traded securities with similar characteristics.

NOTE 6

PROPERTIES AND EQUIPMENT

       Properties and equipment, included in other assets, consist of the following:

December 31, (Dollars in thousands)	2004	2003

Land	$9,650	$9,650
Buildings	33,932	32,967
Furniture, fixtures and equipment	59,898	55,178

Subtotal	103,480	97,795
Accumulated depreciation	(50,163)	(45,733)

Total	$53,317	$52,062

       Depreciation expense was $7.8 million, $6.6 million and $6.2 million in the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 7

INCOME TAX

       Zenith files a consolidated federal income tax return. The insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

       The components of the provision (benefit) for tax on the income (loss) from continuing operations before equity in earnings of investee were:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Current	$64,677	$37,457	$2,535
Deferred	(7,464)	(3,793)	(3,449)

Income tax expense (benefit)	$57,213	$33,664	$(914)

       The difference between the statutory income tax rate of 35% and Zenith's effective tax rate on income (loss) from continuing operations before tax and equity in earnings of its investee, as reflected in the Consolidated Statements of Operations, was as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Statutory income tax expense (benefit)	$60,741	$33,832	$(441)
(Reduction) increase in tax:
Dividend received deduction and tax-exempt interest	(2,000)	(1,482)	(780)
Reduction in tax estimate for a prior year	(2,596)		(789)
Non-deductible expenses and other	1,068	1,314	1,096

Income tax expense (benefit)	$57,213	$33,664	$(914)

       In 2004, legislation was enacted in California to clarify the taxation of dividends received from insurance subsidiaries in the determination of taxable income for the California Franchise Tax. As a result, we reduced a provision for prior years' taxes by $2.6 million in 2004.

       Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

December 31,	2004		2003

	Deferred Tax		Deferred Tax

(Dollars in thousands)
	Assets	Liabilities	Assets	Liabilities

Investments		$29,824		$23,334
Deferred policy acquisition costs		6,532		4,173
Properties and equipment		4,722		4,061
Unpaid losses and loss adjustment expenses discount	$49,145		$42,060
Limitation on deduction for unearned premiums	13,882		9,059
Policyholders' dividends accrued	1,977		1,062
Deferred income on retroactive reinsurance	1,516		1,807
Other	5,880	2,170	7,821	2,219

	$72,400	$43,248	$61,809	$33,787

Net deferred tax asset	$29,152		$28,022

       Property-casualty loss reserves are not discounted in our financial statements; however, the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes. Zenith's net deferred tax asset is expected to be fully recoverable because all future deductible amounts associated with deferred tax assets can be offset by recovery of income taxes paid within the statutory carry-back period or anticipated future taxable income, including investment income.

NOTE 8

UNPAID LOSSES AND
LOSS ADJUSTMENT EXPENSES

       The following table represents a reconciliation of changes in the liability for unpaid losses and loss adjustment expenses:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Beginning of year, net	$990,877	$825,869	$742,678
Incurred claims:
Current accident year	615,397	523,707	391,960
Prior accident years	13,366	14,215	29,168

Total incurred claims	628,763	537,922	421,128

Payments:
Current accident year	(108,944)	(91,871)	(98,839)
Prior accident years	(298,664)	(281,043)	(239,098)

Total payments	(407,608)	(372,914)	(337,937)

End of year, net	1,212,032	990,877	825,869
Receivable from reinsurers and state trust funds for unpaid losses	270,287	229,872	215,663

End of year, gross	$1,482,319	$1,220,749	$1,041,532

       Adverse development in 2004, 2003 and 2002 was principally attributable to increases in prior years' workers' compensation loss reserves as a result of increases in the paid loss inflation rates.

NOTE 9

DEBT

Convertible Senior Notes Payable.    On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.0 million. The Convertible Notes are general unsecured obligations of Zenith National and rank equally with Zenith's other unsecured and unsubordinated obligations. Interest on the Convertible Notes is payable semi-annually on March 30 and September 30, beginning September 30, 2003. In addition, Zenith National will pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes. Each $1,000 principal amount of the Convertible Notes is convertible at each holder's option into 40 shares of Zenith National's common stock, par value $1.00 per share, (subject to adjustment as provided in the Indenture dated March 21, 2003, by and between Zenith National and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Indenture")) only if: (i) during any fiscal quarter (beginning with the third quarter of 2003) the sale price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (ii) after the 30th day following the initial issuance of the Convertible Notes, the credit rating assigned to the Convertible Notes by Standard & Poor's Rating Services falls below BB- or is suspended or withdrawn; (iii) Zenith has called the Convertible Notes for redemption; or (iv) certain corporate events have occurred. The initial conversion rate of 40 shares for each $1,000 principal amount of Convertible Notes is equivalent to an initial conversion price of $25.00 per share of Zenith National's common stock. The sale price of Zenith National's common stock exceeded the conversion price of $25.00 per share by at least 120% for 20 trading days during the last 30 trading days of the fourth quarter of 2004. As a result of this event, each holder of the notes has the right to convert their Convertible Notes into Zenith National's common stock at a conversion rate of 40 shares per $1,000 principal amount of Convertible Notes during the period beginning on January 1, 2005 and ending on March 31, 2005 (maximum number of shares that could be required to be issued is 5.0 million). Whether the Convertible Notes will be convertible after March 31, 2005 will depend upon the occurrence of the events specified in the Indenture, including the sale price of Zenith National's common stock.

       In March 2004, $5,000 aggregate principal amount of Convertible Notes were converted into 200 shares of Zenith National's common stock at the election of the holders thereof.

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

       Issue costs and discount of $5.0 million are being amortized using the effective interest method over the time from issuance to March 30, 2010. During the years ended December 31, 2004 and 2003, $7.8 million and $6.0 million, respectively, of interest, issue costs and discount were expensed.

       An affiliate of Fairfax purchased $30.0 million aggregate principal amount of the Convertible Notes. Interest incurred and paid on the $30.0 million of Convertible Notes was

$1.7 million and $1.7 million, respectively, in 2004 and was $1.3 million and $0.9 million, respectively, in 2003.

Redeemable Securities.    Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith National, had $59.0 million and $67.0 million outstanding of the $75.0 million issued of the Redeemable Securities at December 31, 2004 and 2003, respectively. The Redeemable Securities pay semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.

       The Trust had invested $77.3 million in Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures") at December 31, 2004 and 2003, which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at 100% of the principal amount of the Subordinated Debentures plus a "make-whole premium," if any, together with accrued and unpaid interest. The make-whole premium is the excess of the then present value of the remaining scheduled payments of principal and interest over 100% of the principal amount. Payments on the Redeemable Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National fully and unconditionally guarantees the distributions on, and the liquidation amount generally of, the Redeemable Securities to the extent the Trust has funds legally available therefor. Zenith National's guarantee of the Redeemable Securities, as well as the Subordinated Debentures, is subordinated to all other indebtedness of Zenith National.

       The issue costs and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During each of the years ended December 31, 2004, 2003 and 2002, $5.2 million, $5.8 million and $5.8 million, respectively, of interest, issue costs and discount were expensed.

       In March 2004, Zenith National repurchased $8.0 million aggregate liquidation amount of the outstanding Redeemable Securities which resulted in a gain of $0.3 million before tax ($0.2 million after tax). The gain has been recorded as a reduction of interest expense in the year ended December 31, 2004. Zenith National used its available cash balances to fund these purchases.

Aggregate Maturities.    At December 31, 2004, the aggregate maturities for all of Zenith's long-term borrowings for each of the five years and thereafter were as follows:

(Dollars in thousands)	Convertible Notes	Redeemable Securities	Total

Maturing in:
2005	$124,995		$124,995
2006
2007
2008
2009
Thereafter		$59,000	59,000

Total	$124,995	$59,000	$183,995

       The maturity of the outstanding Convertible Notes is presented as being due in 2005 because the holders of our Convertible Notes have the right to convert their notes into our common stock during the first quarter of 2005 since the contingent conversion condition relative to our stock price was met as of December 31, 2004. If any holder requires Zenith National to repurchase its Convertible Notes, Zenith National may choose to pay the repurchase price in cash or shares of its common stock or a combination thereof. Whether the notes will be convertible after March 31, 2005 will depend upon the occurrence of events specified in the Indenture governing the Convertible Notes, including the sale price of Zenith National's common stock. If the Convertible Notes are not converted or redeemed, their scheduled maturity is March 2023.

Redemption of Senior Notes Payable.    On May 1, 2002, Zenith National used $57.2 million of its available short-term investments to pay the principal of its 9% Senior Notes due May 1, 2002 (the "9% Senior Notes").

       Interest on the 9% Senior Notes was payable semi-annually. In the year ended December 31, 2002, $1.7 million of interest and issue costs were expensed.

Bank Lines of Credit.    At December 31, 2004, Zenith National had two unsecured lines of credit in the aggregate amount of $50.0 million, all of which was available. One of these lines of credit, in the amount of $20.0 million, is a one-year revolving line of credit with a bank, expiring August 1, 2005. Interest is payable at the bank's prime rate on any borrowings under the line, and the agreement does not subject Zenith to any financial covenants. The other line of credit is a $30.0 million revolving credit agreement with a bank expiring October 31, 2007. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith National's credit rating. This credit agreement, as amended, contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2004.

       In January 2003, we borrowed $45.0 million under our two bank lines of credit to make a capital contribution to Zenith Insurance. All of the borrowing was repaid from the net proceeds from the issuance of the Convertible Notes on March 21, 2003. In 2002, we borrowed $25.0 million to make a capital contribution to Zenith Insurance and repaid the borrowing from the proceeds of the sale of the real estate business segment. There were no outstanding borrowings under the two bank lines of credit at December 31, 2004 and 2003.

       We currently do not anticipate any need to draw on our bank lines of credit because Zenith National's current cash and available invested assets are sufficient for any foreseeable requirements at this time.

Interest Incurred.    Interest, including the amortization of issuance costs and discounts, incurred on borrowings was as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Interest capitalized for discontinued real estate segment			$3,356
Interest expense not related to discontinued real estate segment	$13,051	$12,350	5,102

Total interest incurred	$13,051	$12,350	$8,458

NOTE 10

REINSURANCE CEDED

       Zenith maintains excess of loss and catastrophe reinsurance protection which provides protection for workers' compensation losses in excess of $1.0 million up to $150.0 million. In 2004 only, we retained one third of the exposure for any losses between $75.0 million and $150.0 million.

       Effective January 1, 2002, we ceded 10% of our new and renewal workers' compensation premiums written by Zenith Insurance pursuant to a quota share reinsurance agreement with Odyssey America Reinsurance Corporation ("Odyssey America"), a subsidiary of Fairfax. Quota share reinsurance allows the ceding company (Zenith Insurance) to increase the amount of business it writes while sharing the premiums and associated risks with the assuming company (Odyssey America). The effect of the quota share reinsurance is similar to providing capital to Zenith Insurance. Other sources of capital for Zenith Insurance are the earnings generated from its workers' compensation, reinsurance and investments segments and, from time to time, contributions of capital from Zenith National. We believe that these other sources of capital are sufficient to support the operations of Zenith Insurance for the foreseeable future and we have therefore elected to terminate, effective December 31, 2004, the quota share contract with Odyssey America. In connection with the termination, Zenith Insurance also elected to reassume the ceded unearned premiums in-force as of December 31, 2004. Other than the effect on net premiums earned (which will be higher because 10% of the premiums will no longer be ceded), the termination of the quota share agreement is not expected to have a material impact on our consolidated financial condition or results of operations.

       Reinsurance transactions reflected in the accompanying Consolidated Statements of Operations were as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Direct premiums earned	$1,034,903	$815,446	$555,023
Assumed premiums earned	53,782	70,684	59,771
Ceded premiums earned	(144,260)	(112,331)	(57,739)

Net premiums earned	$944,425	$773,799	$557,055

Ceded loss and loss adjustment expenses incurred	$78,229	$26,645	$24,704

NOTE 11

COMMITMENTS AND CONTINGENCIES

Leases.    Zenith has office space, equipment and automobile leases expiring through 2010. The minimum lease payments for the next five years and thereafter on these non-cancelable operating leases at December 31, 2004 were as follows:

(Dollars in thousands)	Equipment and Auto Fleet	Offices	Total

2005	$1,604	$5,153	$6,757
2006	1,007	4,376	5,383
2007	497	4,021	4,518
2008	260	2,521	2,781
2009	22	1,238	1,260
Thereafter		321	321

Total	$3,390	$17,630	$21,020

       Rent expense for the years ended December 31, 2004, 2003 and 2002 was $7.5 million, $5.9 million and $5.0 million, respectively.

Contingencies Surrounding Reinsurance Receivable from Reliance Insurance Company.    At December 31, 2004 and 2003, Reliance owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

       In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the

Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at December 31, 2004 and 2003. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

Contingencies Surrounding State Guarantee Fund Assessments.    State guarantee funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of the insolvent company's liabilities to policyholders. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at December 31, 2004.

       Zenith recorded an estimate of $7.7 million (net of expected recoveries of $2.6 million recoverable before the end of 2004) for its expected liability at December 31, 2004 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at December 31, 2004. The estimated expense for Guarantee Fund assessments was $5.4 million, $3.4 million and $4.1 million in 2004, 2003 and 2002, respectively. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable.    The Florida Special Disability Trust Fund ("SDTF") was established to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF promotes the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. At December 31, 2004, approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $7.6 million, net of amounts due to reinsurers. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by currently assessing a fee of 4.52% of workers' compensation premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect recoveries for second injury claims from the SDTF and although the SDTF is currently about 48 months behind schedule in reimbursing claims, we expect to fully recover the remaining amount receivable.

Litigation.    Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

NOTE 12

STOCK-BASED COMPENSATION PLANS

       Employee Stock Options.    The fair value of all employee stock options granted since 2002 are being expensed over the stock option vesting period. The total cost of Zenith's stock option grants (no options were granted in 2004 or 2003), which will be reflected in earnings ratably through 2006, is estimated to be approximately $0.1 million before tax.

       The fair value of each option granted in 2002 was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Risk-free interest rates	4.16% - 4.29%
Dividend yields	4.21%
Volatility factors	24.00% - 24.09%
Weighted average expected life (five-year term options)	4.5 yrs.
Weighted average fair value per share	$5.23

       The following table provides certain information regarding the shares authorized and outstanding under the Stock Option Plan at December 31, 2004:

(Shares in thousands)

Number of shares to be issued upon exercise of outstanding options	992
Number of shares authorized for option grants	2,676
Number of shares remaining available for future issuance	469
Weighted-average exercise price of outstanding options	$24.01

       Changes in stock options for the three years ended December 31, 2004 were as follows:

(Shares in thousands)	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2001	2,064	$24.03
Granted	90	31.19
Exercised	(215)	25.34
Expired	(151)	27.48
Forfeited	(50)	24.48

Outstanding at December 31, 2002	1,738	23.93
Exercised	(143)	22.08
Expired	(88)	27.98
Forfeited	(37)	30.31

Outstanding at December 31, 2003	1,470	23.71
Exercised	(462)	23.05
Expired	(3)	22.75
Forfeited	(13)	23.70

Outstanding at December 31, 2004	992	24.01

       Certain information on outstanding options at December 31, 2004 was as follows:

Range of Exercise Price (Shares in thousands)	Number Outstanding	Remaining Life in Years (A)	Outstanding Options Exercise Price (A)

$23.63	799	1.2	$23.63
19.16 - 31.32	193	1.0	25.62

(A) Weighted Average

       Options exercisable at December 31, 2004, 2003 and 2002 were 941,100, 1,312,000 and 1,378,000, respectively. Certain information on exercisable options at December 31, 2004 was as follows:

Range of Exercise Prices (Shares in thousands)	Number Exercisable	Exercisable Options Exercise Price (A)

$23.63	799	$23.63
19.16 - 29.47	142	24.11

(A) Weighted Average

       Restricted Stock.    Pursuant to the Restricted Stock Plan in 2004, we granted 122,000 restricted stock awards (of which 2,500 shares were forfeited in 2004), with a weighted average grant price of $45.99, based upon the closing price of Zenith National's common stock on the grant date. In connection with these restricted stock awards, stockholders' equity was increased in 2004 when we recorded $5.5 million of additional paid-in capital and reduced by $5.5 million of unearned compensation. The unearned compensation represents the fair value of the restricted stock awards on the grant date and is being amortized to compensation expense over the vesting period of the awards. Compensation expense recognized in the year ended December 31, 2004 was $0.6 million after tax.

       The following table provides certain information regarding the shares authorized and outstanding under the Restricted Stock Plan at December 31, 2004:

(Shares in thousands)

Number of shares authorized for grants	250
Number of shares outstanding	120
Number of shares available for future grants	130
Weighted-average grant price	$46.00

       Changes in restricted stock for the year ended December 31, 2004 were as follows:

(Shares in thousands)	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2003
Granted	122	$45.99
Forfeited	(2)	45.25

Outstanding at December 31, 2004	120	46.00

NOTE 13

STOCKHOLDERS' EQUITY
AND STATUTORY FINANCIAL
INFORMATION

       Common Stock.    From time to time, Zenith National may make repurchases of its outstanding common shares. At December 31, 2004, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors on February 24, 1998. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

       Dividend Restrictions.    The California and Texas Insurance Holding Company System Regulatory Acts limit the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiaries of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the states of California and Texas must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. Such restrictions on dividends are not cumulative. Zenith Insurance paid $20.0 million and $10.0 million in dividends to Zenith National in 2004 and 2003, respectively. No such dividends were paid in 2002. In 2005, $91.5 million can be paid to Zenith National in dividends without prior approval of the California Department of Insurance. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends.

       Statutory Financial Data.    Statutory capital stock and surplus and net income of Zenith's insurance subsidiaries, as reported to regulatory authorities, were as follows:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Capital stock and surplus	$573,270	$459,805	$309,810
Net income	112,824	72,127	19,220

       The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation changes frequently. Compliance is essential and is an inherent risk of the business.

NOTE 14

EARNINGS AND DIVIDENDS PER SHARE

       The following table sets forth the computation of basic and diluted net income per common share.

	Year Ended December 31,
(In thousands, except per share data)
	2004	2003	2002

(A) Income from continuing operations	$117,714	$65,846	$1,016
(B) Income from discontinued operations	1,286	1,154	9,184

(C) Net income	$119,000	$67,000	$10,200

(D) Interest expense on the Convertible Notes, net of tax (2)	$5,070	$3,911

(E) Weighted average shares outstanding	19,158	18,806	18,702
Common shares issuable under the Stock Option Plan (treasury stock method) (1)	300	127	193
Common shares issuable under the Restricted Stock Plan (treasury stock method)	6
Common shares issuable upon conversion of the Convertible Notes (2)	5,000	3,904

(F) Weighted average shares outstanding — diluted	24,464	22,837	18,895

Net income per common share:
Basic:
(A)/(E) Continuing operations	$6.14	$3.50	$0.05
(B)/(E) Discontinued operations	0.07	0.06	0.50

(C)/(E) Net income	$6.21	$3.56	$0.55

Diluted:
((A)+(D))/(F) Continuing operations	$5.02	$3.06	$0.05
(B)/(F) Discontinued operations	0.05	0.05	0.49

((C)+(D))/(F) Net income	$5.07	$3.11	$0.54

Cash dividends declared per common share	$1.12	$1.00	$1.00

(1) Employee stock options to purchase 55,000 shares of common stock at an average price of $31.32 per share were outstanding as of December 31, 2003, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

(2) Convertible Notes — diluted average outstanding shares in 2004 includes an additional 5.0 million shares that would be issuable in connection with Convertible Notes that could have been converted in 2004. After tax interest expense related to the Convertible Notes of $5.1 million for 2004 is added back to earnings in computing diluted earnings per share. Diluted shares outstanding and earnings per share in 2003 have been restated in accordance with EITF Issue No. 04-08. In accordance with EITF Issue No. 04-08, 3.9 million shares associated with the Convertible Notes are included in diluted shares outstanding in 2003 and after tax interest expense of $3.9 million in 2003 is added back to earnings in the computation of earnings per share. We previously reported 2003 diluted average shares outstanding of 20,183,000, including 1,250,000 associated with the Convertible Notes. Diluted income from continuing operations for 2003 as previously reported was $3.33 and diluted net income per share for 2003 as previously reported was $3.38. After tax interest expense of $1.3 million was added back to previously reported earnings per share for 2003. EITF Issue No. 04-08 had no impact on earnings per share for 2002.

NOTE 15

OTHER COMPREHENSIVE INCOME

       Other comprehensive income is comprised of changes in unrealized appreciation on investments and changes in foreign currency translation adjustments. The following table summarizes the components of accumulated other comprehensive income:

	December 31,
(Dollars in thousands)	2004	2003

Net unrealized appreciation on investments, before tax	$62,422	$44,217
Deferred tax expense	21,848	15,476

Net unrealized appreciation on investments, net of tax	40,574	28,741

Foreign currency translation adjustment, before tax	4,629	4,739
Deferred tax expense	1,620	1,659

Foreign currency translation adjustment, net of tax	3,009	3,080

Total accumulated other comprehensive income	$43,583	$31,821

       The following table summarizes the components of our other comprehensive income, other than net income, for the three years ended December 31, 2004:

(Dollars in thousands)	Pre-Tax	Income Tax Effect	After-Tax

Year Ended December 31, 2004

Net unrealized appreciation arising during the year	$40,973	$14,341	$26,632
Less: reclassification adjustment for realized gains included in net income	(22,768)	(7,969)	(14,799)

Net change in unrealized appreciation on investments	18,205	6,372	11,833

Increase in foreign currency translation arising during the year	3,017	1,055	1,962
Less: reclassification adjustment for realized foreign currency gains included in net income	(3,127)	(1,094)	(2,033)

Net change in foreign currency translation	(110)	(39)	(71)

Total other comprehensive income	$18,095	$6,333	$11,762

Year Ended December 31, 2003

Net unrealized appreciation arising during year	$19,492	$6,823	$12,669
Less: reclassification adjustment for realized gains included in net income	(2,044)	(716)	(1,328)

Net change in unrealized appreciation on investments	17,448	6,107	11,341
Net change in foreign currency translation	4,742	1,660	3,082

Total other comprehensive income	$22,190	$7,767	$14,423

Year Ended December 31, 2002

Net unrealized appreciation arising during year	$23,596	$8,259	$15,337
Plus: reclassification adjustment for realized losses included in net income	5,890	2,061	3,829

Net change in unrealized appreciation on investments	29,486	10,320	19,166
Net change in foreign currency translation	(3)	(1)	(2)

Total other comprehensive income	$29,483	$10,319	$19,164

NOTE 16

SEGMENT INFORMATION

       Our business is comprised of the following segments: workers' compensation; reinsurance; investments; and parent. Our real estate segment was discontinued in 2002. Segments are designated based on the types of products and services provided. Workers' compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees injured in the course of employment. Reinsurance principally consists of assumed reinsurance of property losses from worldwide catastrophes and large property risks. Income from operations of the investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income (loss) from operations of the workers' compensation and reinsurance segments is determined solely by deducting net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned. Loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of its insurance subsidiaries (other than Advent Capital) and other investment securities. The real estate segment developed land and primarily constructed single-family residences in Las Vegas, Nevada (see Note 20).

       In 2004, we wrote workers' compensation premiums in 45 states, but the largest concentrations, 69% and 17%, respectively, of our workers' compensation premiums, were in California and Florida. The concentration of our business in these states makes the results of our operations dependent upon trends that are characteristic of these states as compared to national trends, for example, state legislation, competition and workers' compensation inflation trends.

       The accounting policies of the segments are the same as those described in Note 2.

       The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance industry. The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our insurance businesses is to achieve a combined ratio of 100% or lower.

       Segment information is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate (1)	Investments	Parent	Total

Year Ended December 31, 2004

Revenues:
Premiums earned	$902,047	$42,378				$944,425
Net investment income				$61,876		61,876
Realized gains on investments				38,579		38,579

Total revenues	902,047	42,378		100,455		1,044,880

Interest expense					$(13,051)	(13,051)

Income (loss) from continuing operations before tax and equity in earnings of investee	104,098	(11,956)		100,455	(19,051)	173,546
Income tax expense (benefit)(2)	37,354	(4,185)		33,464	(9,420)	57,213

Income (loss) from continuing operations after tax and before equity in earnings of investee	66,744	(7,771)		66,991	(9,631)	116,333
Equity in earnings of investee, net of income tax expense of $743				1,381		1,381

Income (loss) from continuing operations	66,744	(7,771)		68,372	(9,631)	117,714

Gain on sale of discontinued real estate segment, net of income tax expense of $692			$1,286			1,286

Net income (loss)	$66,744	$(7,771)	$1,286	$68,372	$(9,631)	$119,000

Combined ratios	88.5%	128.2%

Investment in Advent Capital				$28,066		$28,066

Total assets	$477,028	$29,014		$1,902,180	$6,433	$2,414,655

(1) Gain on sale of discontinued real estate segment represents a payment received in 2004 of additional sales proceeds under the earn-out provision of the sale of Zenith's home-building business and related real estate assets in October 2002 (See Notes 2 and 20).

(2) Parent segment includes $2.6 million in reduced income tax expense for a reduction of an estimated tax liability for prior years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate (1)	Investments	Parent	Total

Year Ended December 31, 2003

Revenues:
Premiums earned	$712,796	$61,003				$773,799
Net investment income				$56,103		56,103
Realized gains on investments				19,433		19,433

Total revenues	712,796	61,003		75,536		849,335

Interest expense					$(12,350)	(12,350)

Income (loss) from continuing operations before tax and equity in earnings of investee	29,260	9,562		75,536	(17,694)	96,664
Income tax expense (benefit)	11,570	3,347		24,939	(6,192)	33,664

Income (loss) from continuing operations after tax and before equity in earnings of investee	17,690	6,215		50,597	(11,502)	63,000
Equity in earnings of investee, net of income tax expense of $1,532				2,846		2,846

Income (loss) from continuing operations	17,690	6,215		53,443	(11,502)	65,846
Gain on sale of discontinued real estate segment, net of income tax expense of $621			$1,154			1,154

Net income (loss)	$17,690	$6,215	$1,154	$53,443	$(11,502)	$67,000

Combined ratios	95.9%	84.3%

Investment in Advent Capital				$25,188		$25,188

Total assets	$447,950	$34,586		$1,534,487	$6,681	$2,023,704

(1) Gain on sale of discontinued real estate segment represents a payment received in 2003 of additional sales proceeds under the earn-out provision of the sale of Zenith's home-building business and related real estate assets in October 2002 (see Notes 2 and 20).

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate (1)	Investments	Parent	Total

Year Ended December 31, 2002

Revenues:
Premiums earned	$503,859	$53,196				$557,055
Net investment income				$48,811		48,811
Realized losses on investments				(3,631)		(3,631)

Total revenues	503,859	53,196		45,180		602,235

Interest expense					$(5,102)	(5,102)

(Loss) income from continuing operations before tax and equity in earnings of investee	(43,848)	7,644		45,180	(10,237)	(1,261)
Income tax (benefit) expense	(15,058)	2,675		15,051	(3,582)	(914)

(Loss) income from continuing operations after tax and before equity in earnings of investee	(28,790)	4,969		30,129	(6,655)	(347)
Equity in earnings of investee, net of income tax expense of $734				1,363		1,363

(Loss) income from continuing operations	(28,790)	4,969		31,492	(6,655)	1,016

Income from discontinued real estate segment, net of income tax expense of $1,547			$2,872			2,872
Gain on sale of discontinued real estate segment, net of income tax expense of $3,399			6,312			6,312

Total income from discontinued operations			9,184			9,184

Net (loss) income	$(28,790)	$4,969	$9,184	$31,492	$(6,655)	$10,200

Combined ratios	108.7%	85.6%

Investment in Advent Capital				$18,319		$18,319

Total assets	$443,982	$41,704		$1,126,726	$2,701	$1,615,113

(1) Zenith's home-building business and related real estate assets were sold in October 2002 (see Notes 2 and 20).

       The following table is a reconciliation of our segment results to the accompanying Consolidated Statement of Operations:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002

Net investment income	$61,876	$56,103	$48,811
Realized gains (losses) on investments	38,579	19,433	(3,631)

Income before tax from investments segment	100,455	75,536	45,180
Income (loss) before tax from:
Workers' compensation segment	104,098	29,260	(43,848)
Reinsurance segment	(11,956)	9,562	7,644
Parent segment	(19,051)	(17,694)	(10,237)

Income (loss) from continuing operations before tax and before equity in earnings of investee	173,546	96,664	(1,261)
Income tax expense (benefit)	57,213	33,664	(914)

Income (loss) from continuing operations after tax and before equity in earnings of investee	116,333	63,000	(347)
Equity in earnings of investee after tax	1,381	2,846	1,363

Income from continuing operations after tax	117,714	65,846	1,016
Income from discontinued real estate segment after tax	1,286	1,154	9,184

Net income	$119,000	$67,000	$10,200

NOTE 17

EMPLOYEE BENEFIT AND RETIREMENT PLANS

       Zenith offers a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all of its subsidiaries' eligible employees. Zenith matches 50% of employee contributions that are 6% or less of salary on a current basis and is not liable for any future payments under the plan. For the years ended December 31, 2004, 2003 and 2002, Zenith contributed $2.3 million, $1.9 million and $1.7 million, respectively.

       Zenith also offers a stock purchase plan, under which all employees are able to purchase shares of Zenith National's common stock at market value. Zenith matches 25% of all employee purchases. For the years ended December 31, 2004, 2003 and 2002, Zenith contributed $0.5 million, $0.4 million and $0.4 million, respectively.

NOTE 18

RELATED PARTIES

       At December 31, 2004, companies controlled by Fairfax owned 4.7 million shares, or 24%, of the total outstanding shares of common stock of Zenith National (not including shares issuable upon the conversion of the Convertible Notes held by affiliates of Fairfax). Fairfax has disclaimed control of Zenith National in separate filings with the departments of insurance in California, Texas and New York. Fairfax has also granted a proxy covering all its shares of Zenith National to an individual trustee with instructions to vote the shares in proportion to the voting of all other Zenith National shareholders, subject to limited exceptions. Fairfax and Zenith have no common directors, management, employees or business infrastructure.

       In June 2004, at the request of Fairfax, Zenith National filed a registration statement with the Securities and Exchange Commission relating to the sale of up to 3.5 million shares of its common stock by certain subsidiaries of Fairfax. Under this registration statement, on July 30, 2004, Fairfax and its subsidiaries sold 3.1 million shares of Zenith National's common stock. Prior to the sale, Fairfax and its subsidiaries owned approximately 7.8 million shares, or 41% of the total outstanding shares of Zenith National's common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax). After the sale, Fairfax and its subsidiaries owned 24% of the total outstanding shares of Zenith National's common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax). Zenith National did not sell any shares in the offering. In addition, in connection with the offering, Fairfax and certain of its subsidiaries entered into agreements with the underwriters associated with the sale to prohibit Fairfax and its subsidiaries from directly or indirectly transferring any of their shares of Zenith National's common stock, other than pursuant to the offering, for a period ending on January 23, 2005.

       The following table shows Zenith's investment in its related parties, at fair value:

December 31, (Dollars in thousands)	2004	2003

Fairfax & subsidiaries:
Fairfax	$20,924	$17,209
Odyssey Re Holdings Corp	5,515	27,246
Crum & Forster Holding Corp	2,788	2,778
Wynn Resorts, Limited	50,190	28,010

       The following table shows Zenith's net investment income from related parties:

December 31, (Dollars in thousands)	2004	2003	2002

Fairfax & subsidiaries:
Fairfax	$972	$860	$680
Odyssey Re Holdings Corp	732	1,921	1,862
Crum & Forster Holding Corp	263	223
TIG Capital Trust I		330	430

       Two of Zenith's Directors are also Directors of Wynn Resorts, Limited.

       Zenith's insurance operations conduct assumed and ceded reinsurance transactions with subsidiaries of Fairfax. Also, for 2002, Zenith entered into an assumed quota share reinsurance contract with a Lloyd's syndicate managed by Advent Capital (the "Lloyd's Syndicate"). The following table summarizes the reinsurance transactions with the subsidiaries of Fairfax and the Lloyd's Syndicate:

	Subsidiaries of Fairfax			Lloyd's Syndicate
Year Ended December 31, (Dollars in thousands)
	2004	2003	2002	2004	2003	2002

Assumed Reinsurance:
Assumed reinsurance premiums earned				$457	$2,569	$2,714
Loss and loss adjustment expenses incurred (recovered)				(860)	1,806	2,205
Underwriting and other operating expenses (recovered)				(527)	455	225
Reinsurance commission payable	$277
Assumed reinsurance premiums receivable				18	9
Unpaid losses and loss adjustment expenses	58	$118		135	3,175
Ceded Reinsurance:
Ceded reinsurance premiums earned	99,059	78,500	$36,772
Loss and loss adjustment expenses incurred	51,477	41,283	22,036
Underwriting and other operating expenses	38,494	31,531	15,846
Reinsurance commission payable	118	214
Reinsurance ceded payable	1,579	7,637
Unpaid losses and loss adjustment expenses	75,962	50,928
Unearned premiums		9,625
Unearned ceded commissions		3,706

       In 2004, an insurance agency affiliate of Fairfax earned $1.6 million in commissions, including commissions payable at December 31, 2004 of $0.1 million, from the sale of workers' compensation insurance policies written by Zenith Insurance.

       An affiliate of Fairfax purchased $30.0 million aggregate principal amount of the Convertible Notes in 2003.

NOTE 19

NON-CASH FINANCING ACTIVITIES

       In March 2004, a Zenith employee exercised his option to purchase from Zenith National 201,000 shares of Zenith National's common stock at the exercise price of $23.63 per share, resulting in an aggregate exercise price of $4.7 million. In lieu of cash payment, 121,015 shares of Zenith National's common stock valued at $4.7 million previously acquired by the employee were tendered to, and accepted by, Zenith in payment of the aggregate exercise price.

       The exercise of the stock options had no net effect on consolidated stockholders' equity because the increase in treasury stock of $4.7 million for the shares tendered was offset by an increase in common stock of $0.2 million and an increase in additional paid-in capital of $4.5 million for the 201,000 shares issued.

NOTE 20

DISCONTINUED OPERATIONS — SALE
OF REAL ESTATE SEGMENT

       On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets to Meritage Corporation ("Meritage"). The business had been operated by Zenith National's indirect wholly-owned subsidiary, Zenith of Nevada, Inc. (formerly, Perma-Bilt, A Nevada Corporation ("Perma-Bilt")). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements (collectively, the "Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans made by Zenith National to Perma-Bilt, and recorded a gain on the sale in 2002 of $6.3 million after tax.

       In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We recorded additional gains on this sale of $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax) in 2004 and 2003, respectively. These gains represent our share of MTH Nevada's profits for the twelve months ended September 30, 2004 and 2003, respectively, under the earn-out provisions of the Agreement. We expect to receive a final payment in 2005, but we are unable to estimate the amount.

       For the year ended December 31, 2002, the results of operations and cash flows for Zenith's real estate business are presented as discontinued operations. The following table summarizes the revenues and income from discontinued real estate operations for the year ended December 31, 2002:

(Dollars in thousands)

Real estate sales	$70,789

Income from discontinued real estate operations before tax	$4,419
Income tax expense	1,547

Income from discontinued real estate operations after tax	$2,872

       Prior to the sale of the real estate operations, we capitalized land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest. Such costs, and an estimate of the costs to complete a project, were recognized pro rata against sales of completed units.

NOTE 21

QUARTERLY FINANCIAL DATA AND COMMON STOCK PRICES (UNAUDITED)

       Quarterly results for the years ended December 31, 2004 and 2003 were as follows:

	2004 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Premiums earned	$224,713	$231,917	$239,716	$248,079
Net investment income	14,875	14,041	14,909	18,051
Realized gains on investments	3,809	1,863	6,690	26,217

Income from continuing operations	25,100	24,800	24,114	43,700
Income from discontinued operations			1,286

Net income	$25,100	$24,800	$25,400	$43,700

Net income per common share:
— basic	$1.32	$1.29	$1.32	$2.27
— diluted	1.09	1.06	1.09	1.83

	2003 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Premiums earned	$173,404	$185,457	$200,712	$214,226
Net investment income	12,567	14,366	14,975	14,195
Realized gains on investments	716	11,207	2,712	4,798

Income from continuing operations	11,700	18,400	16,100	19,646
Income from discontinued operations				1,154

Net income	$11,700	$18,400	$16,100	$20,800

Net income per common share:
— basic	$0.62	$0.98	$0.86	$1.10
— diluted(1)	0.61	0.82	0.72	0.92

(1) Diluted net income per share in the first, second and third quarters of 2003 have been restated to include the additional shares issuable in connection with the Convertible Notes (see Note 14).

       The following table shows the high and low common stock prices during each quarter for the past two years.

	2004		2003
Quarter Ended	High	Low	High	Low

March 31	$40.95	$32.07	$24.22	$19.15
June 30	50.64	38.72	30.23	21.30
September 30	51.29	41.67	29.65	26.00
December 31	51.13	37.20	32.85	27.81

       As of February 14, 2005, there were 214 registered holders of record of Zenith National's common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

       We have completed an integrated audit of Zenith National Insurance Corp.'s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       As discussed in Notes 2 and 14 to the consolidated financial statements, effective December 31, 2004, the Company adopted the Emerging Issues Task Force Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share", and accordingly, restated the diluted earnings per share for the year ended December 31, 2003.

Internal control over financial reporting

       Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)

our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

       A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Los Angeles, California
February 17, 2005

CERTIFICATIONS, EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES AND
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

               For readers of this Annual Report we furnish on the following pages the certifications, the Evaluation of Disclosure Controls and Procedures and Management's Report on Internal Control Over Financial Reporting that we include in our Annual Report on Form 10-K. We also include a statement about our Chief Executive Officer's certification to the New York Stock Exchange.

CERTIFICATION OF CHAIRMAN OF THE BOARD AND PRESIDENT
PURSUANT TO EXCHANGE ACT RULE 13a-14(a) OR RULE 15d-14(a)

I, Stanley R. Zax, certify that:

1.
I have reviewed this Annual Report on Form 10-K of Zenith National Insurance Corp.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: February 17, 2005
Chairman of the Board and President Zenith National Insurance Corp.

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
EXCHANGE ACT RULE 13a-14a(a) OR RULE 15d-14(a)

I, William J. Owen, certify that:

1.
I have reviewed this Annual Report on Form 10-K of Zenith National Insurance Corp.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: February 17, 2005
Senior Vice President & Chief Financial Officer Zenith National Insurance Corp.

CERTIFICATION OF CEO AND CFO PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

               In connection with the Annual Report on Form 10-K of Zenith National Insurance Corp. (the "Company") for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Stanley R. Zax, as Chief Executive Officer of the Company, and William J. Owen, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1)
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 17, 2005

Chairman of the Board and President	Chief Financial Officer

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        Zenith's management, with the participation of Zenith's Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of Zenith's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this report. Based on such evaluation, Zenith's Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, Zenith's disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by Zenith in the reports that it files or submits under the Exchange Act and are effective in ensuring that information required to be disclosed by Zenith in the reports that it files or submits under the Exchange Act is accumulated and communicated to Zenith's management, including Zenith's Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

       Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

       Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

       There have not been any changes in Zenith's internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter that have materially affected, or are reasonably likely to materially affect, Zenith's internal control over financial reporting.

NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE LISTING STANDARDS

       Zenith is listed on the New York Stock Exchange. As required by Section 303A.12(a) of the New York Stock Exchange Listing Company Manual, Mr. Zax, as the Chief Executive Officer of Zenith, certified on May 27, 2004, that he was not aware of any violation by Zenith of NYSE Corporate Governance listing standards.

CORPORATE DIRECTORY

ZENITH NATIONAL INSURANCE CORP.

DIRECTORS
Also Directors of
Zenith Insurance Company

Max M. Kampelman
 Attorney; Of Counsel,
Fried, Frank, Harris,
Shriver & Jacobson LLP

Robert J. Miller
 Attorney; Senior Partner,
Jones Vargas

Leon E. Panetta
 Founder and Director,
The Leon & Sylvia Panetta
Institute for Public Policy

Catherine B. Reynolds
 Chairman and CEO
The Catherine B. Reynolds Foundation

Alan I. Rothenberg
 Attorney; Chairman, First Century Bank;
Retired Partner,
Latham & Watkins LLP

William S. Sessions
 Attorney,
Holland & Knight LLP
and Security Consultant

Gerald Tsai, Jr.
 Management of
Private Investments

Michael Wm. Zavis
 Attorney; Retired Founding Partner,
Katten Muchin Zavis Rosenman

Stanley R. Zax
 Chairman of the Board
and President

EXECUTIVE OFFICERS

Stanley R. Zax
 Chairman of the
Board and President

Jack D. Miller
 Executive Vice President

Keith E. Trotman*
 Executive Vice President

Robert E. Meyer
 Senior Vice President

William J. Owen
 Senior Vice President,
Chief Financial Officer
and Treasurer

John J. Tickner
 Senior Vice President
and Secretary

OFFICERS
Hyman J. Lee Jr.
 Vice President

*Designated in 2005.

TRANSFER AGENT-
COMMON STOCK
Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660
www.melloninvestor.com

TRANSFER AGENT-
8.55% CAPITAL SECURITIES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, National Association
Minneapolis, MN

TRANSFER AGENT-
CONVERTIBLE SENIOR NOTES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, National Association
Minneapolis, MN

CORPORATE
HEADQUARTERS
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000

NYSE TRADING SYMBOL
COMMON STOCK — ZNT

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP
Los Angeles, CA

THE ANNUAL REPORT
on Form 10-K for the year ended December 31, 2004, quarterly reports on Form 10-Q, current
reports on Form 8-K and all
amendments to these reports may
be obtained at our website at www.thezenith.com or free of
charge upon written request to:
Chief Financial Officer
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, CA 91367

WEBSITE
www.thezenith.com

CORPORATE DIRECTORY

ZENITH INSURANCE COMPANY

        OFFICERS

Stanley R. Zax
 Chairman of the
Board

Jack D. Miller
 President
and Chief Operating Officer

Keith E. Trotman
 Executive Vice President

Robert E. Meyer
 Senior Vice President
and Chief Actuary

William J. Owen
 Senior Vice President,
Chief Financial Officer, Treasurer
and Assistant Secretary

John J. Tickner
 Senior Vice President,
General Counsel and Secretary

Stephen J. Albers
 Senior Vice President

Bryan A. Anderson
 Senior Vice President

Linda J. Carmody
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

Richard B. Riddle
 Senior Vice President

William J. Saake
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

Antonio Gaitan
 Vice President

Michael B. Gillikin
 Vice President

Keith M. Hanenian
 Vice President

Diane H. Heidenreich
 Vice President and Assistant
General Counsel

Jackie C. Hilston
 Vice President

Carolyn N. Hinson
 Vice President

Phillip R. Hunt
 Vice President

Mark M. Jansen
 Vice President

Mark A. Koman
 Vice President

Steven M. Larson
 Vice President

Hyman J. Lee Jr.
 Vice President and
Assistant Secretary

Jenny S. Lewis
 Vice President

James S. Lubman
 Vice President

Donald C. Marshall
 Vice President

Thomas M. McCarthy
 Vice President

Michael R. McFadden
 Vice President

Timothy I. Mertz
 Vice President

Colin S. Mitchell
 Vice President

David A. O'Connor
 Vice President

Charlene C. Ossler
 Vice President

Scott G. Perrotty
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