Form 10-K, Exhibit 13
period 2005-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2006-02-16
CIK 109261

ZENITH NATIONAL INSURANCE CORP. 2005

ANNUAL REPORT

2005

FINANCIAL HIGHLIGHTS

Year Ended December 31,	2005	2004	2003

RESULTS OF OPERATIONS:	(Dollars in thousands, except per share data)
Total revenues	$1,280,124	$1,044,880	$849,335
Net investment income after tax	53,358	42,265	37,966
Realized gains on investments after tax	14,446	24,726	12,631
Income from continuing operations after tax	$156,447	$117,714	$65,846
Gain on sale of discontinued real estate segment after tax (1)	1,253	1,286	1,154

Net income	$157,700	$119,000	$67,000

PER SHARE DATA: (2)(3)
Income from continuing operations after tax	$4.29	$3.35	$2.04
Gain on sale of discontinued real estate segment after tax (1)	0.03	0.03	0.03

Net income	$4.32	$3.38	$2.07

Cash dividends declared per common share	$0.94	$0.75	$0.67
KEY STATISTICS:
Underwriting income (loss) before tax (4):
Workers' compensation	$213,244	$104,098	$29,260
Reinsurance	(56,183)	(11,956)	9,562
Combined ratios (5):
Workers' compensation	80.9%	88.5%	95.9%
Reinsurance	187.1%	128.2%	84.3%
Stockholders' equity	$712,795	$502,147	$383,246
Stockholders' equity per share (3)	19.14	17.28	13.51
Closing common stock price (3)	46.12	33.23	21.70

(1) In 2002, we sold our home-building business and related real estate assets. Gains of $1.9 million, $2.0 million and $1.8 million before tax ($1.3 million, $1.3 million and $1.2 million after tax) were recorded from additional sales proceeds received in 2005, 2004 and 2003, respectively, under the earn-out provision of the sale. The last such payment under the earn-out provision was received in 2005.

(2) Diluted per share amounts reflect the impact of additional shares issuable in connection with Zenith's 5.75% Convertible Senior Notes.

(3) All per share amounts and stock prices throughout this annual report reflect the 3-for-2 stock split distributed on October 11, 2005.

(4) Underwriting income (loss) before tax from the workers' compensation and reinsurance segments is determined by deducting net loss and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned.

(5) The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance industry. The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our insurance segments is to achieve a combined ratio of 100% or lower and to achieve a workers' compensation combined ratio that is at least three percentage points lower than the combined ratio of the national workers' compensation industry.

TABLE OF CONTENTS

•	Letter to Stockholders	3
•	Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations	24
•	5-Year Summary of Selected Financial Information	50
•	Consolidated Balance Sheets	52
•	Consolidated Statements of Operations	53
•	Consolidated Statements of Cash Flows	54
•	Consolidated Statements of Stockholders' Equity and Consolidated Statements of Comprehensive Income	56
•	Notes to Consolidated Financial Statements	57
•	Report of Independent Registered Public Accounting Firm	87
•	Certifications and Management's Report on Internal Controls over Financial Reporting	89
•	Corporate Directory
	Zenith National Insurance Corp.	94
	Zenith Insurance Company	95
	Zenith Marketing, Underwriting and Claims Offices	96

TheZenith and Zenith are registered U.S. trademarks.

TO OUR STOCKHOLDERS

        Zenith improved its financial strength and generated record revenues and earnings during 2005, despite the negative impact on our results caused by hurricane losses. Net income was $4.32 per share, including $1.25 of hurricane losses.

        We report in two insurance business segments: workers' compensation and reinsurance. Workers' compensation trends continue favorable with substantial underwriting profits and cash flow for investment. Reinsurance operations lost money due to the hurricanes and as a result, we have exited this business.

        Zenith's investment portfolio increased from $1.9 billion to $2.2 billion, including cash, treasury bills and United States government securities maturing in two years or less in the amount of approximately $1.2 billion at year-end. This liquidity together with our cash flow provides additional investment income opportunities.

        Our financial strength was significantly improved due to our earnings, the conversion of $123.8 million of convertible debt into common stock and our loss reserving data.

        We approach the New Year with optimism because we believe our specialist workers' compensation experience and service strategy will continue to support favorable results for our insureds, claimants and shareholders alike. Zenith's staff is committed to managing risk in a professional manner, and as a new initiative, we plan to implement a major focus on upgrading and providing, where possible, the highest quality healthcare services for seriously injured claimants.

        With regard to corporate governance, we believe our controls are excellent and our disclosures provide full transparency.

        This report will discuss current trends as well as our future challenges and opportunities.

NET INCOME IN 2005 WAS $157.7 MILLION, OR $4.32 PER SHARE, COMPARED TO $119.0 MILLION, OR $3.38 PER SHARE IN 2004.

FINANCIAL SUMMARY

Net income + 33%

Investment income + 28%

Workers' Compensation Combined Ratio 80.9%

Stockholders' Equity + 42%

1.
Workers' Compensation Segment:
•
Income was $213.2 million compared to $104.1 million in 2004.
•
Combined ratio improved to 80.9% from 88.5% in 2004.
•
Industry combined ratio for 2005 estimated at 106.2% by A.M. Best Company.
•
Premiums written increased 6% to $1,139.3 million.
•
Premiums in-force increased 1% to about $1,049.8 million.
•
Rates are adequate and are trending downward as are claim costs.
2.
Reinsurance Segment:
•
Combined ratio 187.1%.
•
Underwriting loss $56.2 million.
•
Discontinued business.
3.
Additional Financial Strength:
•
Cash flow from operating activities was $344.9 million in 2005 compared to $345.9 million the prior year.
•
Debt to debt and equity ratio of 8%.
•
Market capitalization of Zenith at year-end was $1.7 billion compared to $1.2 billion at December 31, 2004.

STOCKHOLDERS' EQUITY PER SHARE

4.
Net income:
•
Net income was $157.7 million compared $119.0 million in 2004.
•
Net income per diluted share was $4.32 compared to $3.38 the prior year.
•
Reinsurance losses due to hurricanes reduced net income by $46.5 million, or $1.25 per share, compared to $18.4 million, or $0.50 per share, the prior year. We have exited this business.
•
Return on average equity was 26.3% compared to 27.2% the prior year.
5.
Investments:
•
Investment income before tax was $79.2 million in 2005 compared with $61.9 million the prior year.
•
Average yield increased due to short portfolio and increases in short-term rates.
•
Investment portfolio increased to $2.2 billion in 2005 compared to $1.9 billion in 2004.
•
Capital gains before tax in 2005 were $22.2 million compared to $38.6 million the prior year.
•
Unrealized portfolio gains were $1.5 million before tax compared to $65.0 million the prior year. The change is due to increased interest rates and realized gains.

ANALYSIS

        The following table summarizes pre-tax workers' compensation and reinsurance results during the past three years.

Segment Income (Loss)	2005	2004	2003

	(Dollars in thousands)
Workers' Compensation	$213,244	$104,098	$29,260
Reinsurance	(56,183)	(11,956)	9,562
Catastrophe losses included in Reinsurance segment*	(69,200)	(21,100)	0

*Additional catastrophe losses in 2005 and 2004 from Advent Capital were $2.3 million and $7.3 million before tax, respectively.

STOCKHOLDERS' EQUITY INCREASED TO $712.8 MILLION COMPARED TO $502.1 MILLION AT DECEMBER 31, 2004.

2005 results improved significantly:

  •
  2005 combined ratio for the workers' compensation segment was 80.9% compared to 88.5% in 2004.
  •
  Accident year combined ratios for the workers' compensation operations were 83.2%, 77.6% and 85.6% for 2005, 2004 and 2003, respectively.
  •
  Combined ratio for the reinsurance segment was 187.1% in 2005 compared to 128.2% in 2004.
  •
  Gross written insurance premiums were $1.2 billion in 2005 compared to $1.1 billion the prior year, an increase of 8%.
  •
  Investment income after tax was $53.4 million, or $1.44 per share, in 2005 compared to $42.3 million, or $1.15 per share, in 2004.
  •
  Stockholders' equity at December 31, 2005 was $712.8 million compared to $502.1 million at December 31, 2004.
  •
  Net cash flow from operating activities was $344.9 million in 2005 compared to $345.9 million in 2004. Workers' compensation increased year over year by $44.0 million.
  •
  At December 31, 2005, Zenith had long-term debt of $60.2 million compared to $184.0 million the prior year. During the year, $123.8 million of convertible debt was converted into 7.4 million shares of common stock resulting in 37.2 million outstanding shares of common stock at year-end. Earnings per share calculations were not affected by the conversions.
  •
  Zenith's subsidiaries are rated A- (Excellent) by A.M.Best Company. Moody's Investors Service and Standard & Poor's have assigned insurance financial strength ratings of Baa1 (Adequate) and BBB+ (Good), respectively.
  •
  Dividends paid to shareholders were $33.4 million in 2005 compared to $21.5 million in 2004.
  •
  Reserve adequacy strengthened.

NET INCOME (LOSS) PER COMMON SHARE

RESERVES

        Information in the following table provides estimates of Zenith's net incurred losses and loss adjustment expenses for our workers' compensation and reinsurance segments by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. These data are of critical importance in judging the historical accuracy of our reserve estimates, as well as providing a guide to setting fair prices and rates. The accuracy of reserve estimates is one of our major business risks which we endeavor to manage professionally. Loss reserve estimates are refined continually in an ongoing process as experience develops, new information is obtained and evaluated, and claims are reported and paid. The inflation or deflation trend of paid claim costs compared to the assumptions included in the loss reserve estimates is the most important factor in understanding reserve adequacy. Data from 2003, 2004 and 2005 indicate deflation for the current and recent accident years compared to substantial inflation in prior years. The primary causes of these developments are the California legislative reforms enacted in 2003 and 2004, Florida reforms enacted in 2003, and the long-term trend of declining claim frequency. Due to the relatively small sample of paid claims to estimated total claim costs for 2003, 2004 and 2005, inflation estimates in loss reserves are higher than short-term paid deflation rates, and as more data become available, estimates will be adjusted, as indicated. To the extent that the data continue at low or declining levels, it will help future earnings and our financial strength. For additional information on reserving and inflation trends, the reader should turn to pages 32 to 38 of this report.

        Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability to pay losses. There remains uncertainty as to the nature and amount of monetary losses associated with the hurricanes in 2005, although many of our treaties are already reflecting maximum losses from Katrina.

RESERVE ADEQUACY IS APPARENT FROM RECENT TRENDS.

Accident Year Reserve Development from Operations

	Net incurred losses and loss adjustment expenses reported at end of year

Years in which losses were incurred	1999	2000	2001	2002	2003	2004	2005

(Dollars in thousands)
Prior to 1999	$3,912,943	$3,912,865	$3,899,912	$3,910,900	$3,911,393	$3,937,898	$3,977,884
1999	262,932	293,890	306,462	298,644	310,080	306,654	316,569
Cumulative	4,175,875	4,206,755	4,206,374	4,209,544	4,221,473	4,244,552	4,294,453
2000		289,946	294,674	304,251	311,853	321,447	326,205
Cumulative		4,496,701	4,501,048	4,513,795	4,533,326	4,565,999	4,620,658
2001			409,586	426,007	437,452	447,619	454,475
Cumulative			4,910,634	4,939,802	4,970,778	5,013,618	5,075,133
2002				391,960	375,199	397,817	413,764
Cumulative				5,331,762	5,345,977	5,411,435	5,488,897
2003					523,707	471,615	443,744
Cumulative					5,869,684	5,883,050	5,932,641
2004						615,397	538,906
Cumulative						6,498,447	6,471,547
2005							730,770
Cumulative							7,202,317
Loss and loss adjustment expense ratios:
1999	83.4%	93.2%	97.2%	94.7%	98.3%	97.3%	100.4%
2000		85.6%	87.0%	89.8%	92.1%	94.9%	96.3%
2001			85.9%	89.3%	91.7%	93.9%	95.3%
2002				70.4%	67.4%	71.4%	74.3%
2003					67.7%	60.9%	57.3%
2004						65.2%	57.1%
2005							62.0%

This analysis displays the accident year net incurred losses and loss adjustment expenses on a GAAP basis for accident years prior to 1999 and for each of the accident years 1999-2005 for our workers' compensation and reinsurance businesses, together. The total of net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change. The data prior to 1999 exclude the results of CalFarm Insurance Company, which was sold effective March 31, 1999.

The total change in our incurred loss estimates for all accident years during 2000 through 2005 was a net increase of about $65.1 million, comprised of $19.8 million for our reinsurance loss reserves and $45.3 million for our workers' compensation loss reserves. We recorded small amounts of adverse development of our workers' compensation loss reserves in each of 2001 through 2004 offset by net favorable development of $26.3 million in 2005 which resulted from a reallocation of our workers' compensation loss reserves by accident year to better reflect the paid claim cost deflation and inflation trends. Net adverse development of incurred losses in our reinsurance business was attributable to increased loss reserve estimates for catastrophe losses in 2000 and 2001, offset by favorable development of $6.9 million in 2004 due to a reduction of our 2001 World Trade Center loss.

INVESTMENT INCOME AFTER TAX PER SHARE

INVESTMENTS

        Investment activities are a major part of our revenues and earnings; we believe our portfolio is diversified to achieve a reasonable balance of risk and a stable source of earnings. Zenith primarily invests in debt securities, as compared to equity securities, due to regulations, and our largest holdings are cash and short-term U.S. Government securities. In comparison to other insurers, we believe our portfolio consists of a smaller percentage of equity securities to total assets and a larger percentage of cash or short-term securities, with no derivative securities or credit enhancement exposure.

  •
  Zenith's investment portfolio increased $267.0 million, or 14%, in 2005 to $2.2 billion.
  •
  Consolidated investment income after tax and after interest expense was $47.7 million, or $1.35 per share, in 2005 compared to $33.8 million, or $1.06 per share, in 2004. Average yields on this portfolio in 2005 were 3.9% before tax and 2.6% after tax compared to 3.8% and 2.5%, respectively, in 2004.
  •
  During 2005, Zenith recorded capital gains before tax of $22.2 million compared to $38.6 million the prior year.
  •
  Net unrealized gains in our portfolio were $1.5 million before tax in 2005 compared to unrealized gains of $65.0 million before tax in 2004. The decline is due to realized gains and increases in interest rates.
  •
  Zenith's investment portfolio is recorded in the financial statements primarily at market value. Average life of the portfolio was 3.8 years at December 31, 2005 compared to 4.6 years at December 31, 2004. The portfolio quality is high, with 95% of fixed maturity securities rated investment grade at December 31, 2005 and 2004.

INVESTMENT INCOME AFTER TAX INCREASED 26% OVER THE PRIOR YEAR.

        The major developments affecting the U.S. bond markets were continued low core inflation and fluctuating interest rates with the Federal Reserve Board increasing short rates. Long rates ended the year at a 4.54% yield for 30-year U.S. Government bonds. Since we are capable of holding bonds to maturity, and the average maturities are relatively short, fluctuations in bond values do not significantly impact our operations.

        Short-term investments and liquidity remained high as we searched for investment opportunities. We have invested only a small amount of our capital in common stocks, since we believe the volatility in the market could impact our ability to expand our insurance business.

Securities Portfolio	At December 31, 2005		At December 31, 2004

	Amortized Cost*	Market Value	Amortized Cost*	Market Value

	(Dollars in Thousands)
Short-term investments U.S. Govt. and other securities maturing within 2 years	$1,153,516	$1,151,982	$ 901,820	$ 901,296
Other fixed maturity securities:
Taxable, investment grade	706,382	706,746	621,014	638,927
Taxable, non-investment grade	78,457	76,582	46,886	48,711
Municipal bonds	125,926	124,001	127,378	127,242
Redeemable preferred stocks	25,436	26,685	24,741	27,553
Mortgage loans*			12,645	12,645
Other preferred stocks*	3,317	3,328	4,732	4,857
Common stocks*	64,731	69,976	58,230	101,205
Other*	7,402	7,402	40,146	40,146

Total	$2,165,167	$2,166,702	$1,837,592	$1,902,582

*Equity securities and other investments at cost. Mortgage loans at unpaid principal balance.

WORKERS' COMPENSATION PREMIUM EARNED (IN MILLIONS)

        From time to time, on a selective basis, we find excellent real estate investment opportunities. As previously reported, during 2003 we pursued development of a 3.2 acre site near our Sarasota, Florida office building with a partner. The project includes a Whole Foods Market, a parking structure, 23,000 square feet of commercial property and 95 condominium residences. Our interest in the commercial portion of the project was sold in the fourth quarter of 2005 resulting in a capital gain of $2.8 million. During the first quarter of 2006, we anticipate a distribution representing our share of the profit on the sale of the condominiums. At present, we are not involved in any real estate development investments.

WORKERS' COMPENSATION

        Zenith is a workers' compensation specialist with 55 years of experience with primary operations in California and Florida. We also operate in 43 other states. We estimate that Zenith ranks among the top five underwriters in California and Florida, the two states in which we conduct 87% of our business. Our business philosophy does not include any planned goals as to size, market share or ranking, but is focused entirely on providing quality services to our insureds and claimants, and delivering a fair return to our shareholders.

        Gross premiums written in 2005 were $1,139.3 million, an increase of 6% from the prior year with California premiums representing 68% of the total. Profits before tax in this segment were a record $213.2 million in 2005 compared to $104.1 million in 2004. During the past five years, our profit from this segment was $244.4 million, or 7% of earned premium.

        Zenith's combined ratio (ratio of losses and expenses to total premiums) improved to 80.9% in 2005 from 88.5% the prior year. Industry combined ratios for workers' compensation are estimated at 106.2% and 106.6%, respectively, for 2005 and 2004. Our strategy and culture have produced

UNDERWRITING PROFITABILITY WAS ENHANCED BY DECLINING LOSS COSTS.

results substantially superior to industry averages over a long period of time. This performance provides the financial wherewithal to refine and strengthen our customer service strategy, to enhance our capital for growth, and improve our ability to assume risk.

        Premium growth for the past two years is a result of the interaction of an increase in the number of policies and a change in net rates, experience modifications and payrolls. Net rates declined during this period as a result of favorable short-term cost trends that are consistent with the goals of the recently enacted California and Florida legislated reforms. Additionally, many policyholders received further price reductions because of lower experience modifications due to favorable claim experience. At year-end 2005, there were 44,400 policies in-force, an increase of 2.3% from the prior year. We have a very diversified group of policies; by size, geography and classes of business, including charities and not-for-profit employers. Zenith offers guaranteed cost (the vast majority of our policies), deductible, dividend and retro plans. Restaurants, dairies and dentists represent the largest policyholder classifications.

        We estimate that rates have decreased 9% in 2005 and further expect them to decrease in 2006 due to reductions in cost trends primarily related to recent reform legislation. California rate decreases were larger and amounted to about 12% in 2005. California 2006 rates are anticipated to be lower than in the past two years by 29% due to the favorable short-term inflation trends, however at amounts reasonably sufficient to cover the estimated loss cost trends and to provide favorable underwriting profits. Additional rate changes may be advisable depending on developments, however it is quite possible that we are coming close to the end of the California rate decrease cycle. This will most definitely be true if reforms are modified in a major way, a circumstance we do not anticipate, although the unions and lawyers can be expected to make efforts to modify the reform legislation. In this regard, we expect an increase in the state minimum wage and it would not be a

WORKERS' COMPENSATION COMBINED RATIO

surprise if cash benefits were modestly increased. Accident year loss ratios, future rate decisions as well as any reserve releases will be determined as new data become available, most particularly, the updated inflation or deflation information.

        Our workers' compensation segment profits are a result of a combination of a number of factors. First, the long-term trend of declining claim frequency relative to our premiums. Second, our pricing, underwriting and reserving strategy. Third, declining California costs in the medical area due to legislation reducing chiropractic and physical therapy visits and providing utilization guidelines and peer review to reduce excessive or unnecessary medical treatments. Fourth, the actuarial indications that our loss reserves are conservatively stated. This is crucial with respect to the recent accident years where only limited data are available, estimates are calculated with more significant assumptions determining the results, and the variance between current estimates and ultimate results could be substantial. Zenith's accident year loss ratios remain substantially below industry averages and have been for many years, except for 2004 in California, as indicated in the following table:

	California		Outside of California
Accident Year Loss Ratios
	Zenith	Industry	Zenith	Industry

1999	94%	139%	57%	85%
2000	87%	124%	57%	89%
2001	78%	107%	58%	79%
2002	66%	85%	51%	70%
2003	45%	54%	43%	64%
2004	38%	36%	40%	64%
2005	38%	—	44%	—

        We believe that the 2004 results in California may be temporary and caused primarily by the more conservative assumptions in our loss reserve estimates compared to the industry. As time passes and actual data replace estimates, we expect the traditional relationships to reappear.

OUR 2005 PERFORMANCE PROVIDES THE FINANCIAL STRENGTH TO CONTINUE REFINING OUR CUSTOMER SERVICE STRATEGY, SUPPORTING CAPITAL FOR GROWTH AND ENHANCING OUR ABILITY TO ASSUME RISK.

        The favorable long-term comparisons set forth on the previous page are due to a number of factors: workers' compensation specialization, application of our own actuarial rates in California, well-established agency relationships, reasonable (not perfect) reserving accuracy, disciplined underwriting, and our commitment to quality customer services. Most importantly, the excellent performance of our experienced people working together over a long period of time makes a significant difference. Profitable industry results in California and a growing economy continue to provide an attractive operating environment. Legislative reforms have resulted in dramatic initial short-term benefits to our customers to a greater extent than could have been reasonably anticipated when they were enacted. Industry results projecting a 2004 accident year combined ratio of 59% are unbelievable and unprecedented. We doubt these estimates are reasonable or that current year results will be comparable, and we do not use these data to set adequate future rates or reserves. From 1995-2002, in comparison, combined ratios ranged between 116% and 184%. As a result of the current estimated results, competition in the California marketplace is more aggressive and from time to time a few competitors buy business at prices that make little sense.

        Zenith adheres to disciplined and consistent underwriting and customer service principles and a commitment to pricing strategies based on realistic assumptions anticipated to generate an underwriting profit. Significantly, our agents and brokers offer us numerous opportunities for business, however, we are successful in writing only a small proportion of the prospective new accounts. We do, however, write a substantial percentage of renewal accounts. Based on current market conditions, we expect California to continue to be our most important and profitable market although price decreases and competitive pressures will most likely curtail premium growth. As previously discussed, underwriting profit margins will be primarily dependent upon data relating to inflation or deflation trends and the frequency of expensive claims in relation to payroll and premium.

        At year-end 2005, California was an estimated $21.2 billion workers' compensation market. Our California in-force premium at year-end 2005 was $722.9 million compared to $731.3 million at the end of 2004. Zenith's total national in-force premium at year-end was $1,049.8 million, an increase

WE ADHERE TO DISCIPLINED UNDERWRITING AND SERVICE PRINCIPLES.

of 1% from the prior year. (In-force premiums differ from the accounting statement terminology of written and earned premium and are estimates of the premium to be received on all policies prior to their expirations.) Our insureds' payrolls have grown 7% in 2005 compared to the prior year.

        Claim frequency trends in 2005 remained favorable as they have for a number of years. Severity trends in recent years have continued at reduced levels; and our ultimate loss estimates reflect caution regarding the long-term outcome of the reform legislation. Severity impact is caused primarily by health care and pharmacy cost trends, the duration and amount of temporary disability, and in benefit levels and permanent disability ratings. California reforms have required that we become more effective in dealing with healthcare issues than in the past. Healthcare inflation, in general, continues to increase in the 8-9% range per year. In contrast, California workers' compensation healthcare costs have declined from 2002-2004. It is unclear whether this short-term trend will continue or materially modify the long-term pattern of increases. Historically, long-term trends tend to be interrupted for relatively short periods, but the current situation may prove different due to medical networks, utilization guidelines and peer review. It should be obvious, but it is worth saying, that the longer that the healthcare costs for our business remain at reduced levels, the more beneficial it will be for our customers and shareholders.

        We believe that quality healthcare and improved medical management from claim inception to outcome is essential to helping our injured workers return to work and productivity while recovering from job-related injuries. Highly experienced healthcare experts are in consultation with us in designing and implementing improved medical management practices and systems. Employers tend to believe that over-treatment is the norm; while labor argues that under-treatment of injured workers is prevalent. We believe that these different views can only be balanced with quality medical treatment, based upon best practices and outcome data. As a result, we are working to change our business practices to upgrade the quality of medical care around medical best practices supported by data and outcome measures.

QUALITY HEALTH CARE AND IMPROVED MEDICAL MANAGEMENT FROM CLAIM INCEPTION TO OUTCOME ARE ESSENTIAL SERVICES FOR HELPING INJURED WORKERS.

        As a result of large insurance company insolvencies several years ago, it is expected that the California Insurance Guarantee Association will continue funding hundreds of millions of dollars in losses. Under current law, each of our policyholders (and all policyholders in the State) will continue to be assessed up to 2% of their premiums annually to cover these losses for the foreseeable future.

        Our catastrophe management strategies are designed to mitigate our exposure to earthquakes and terrorism. Through a combination of reinsurance and careful tracking of our exposures with technology, we are focused on controlling our risks. During the fourth quarter of 2005, a modified version of the Terrorism Risk Insurance Act (TRIA) was extended for two years. Deductibles applicable to workers' compensation are 17.5% of direct premiums earned provided the total industry loss is more than $50 million in 2006.

        Workers' compensation and California politics are inseparable. Changes are always being lobbied and discussed. The success of the recent reforms has reduced employer costs and acted as a stimulant to the economy greater than could have been accomplished by a large tax decrease. Since growth of tax revenue is essential to the State of California, we are optimistic that the reforms will continue despite occasional rhetoric to the contrary.

        One of the most controversial aspects of the reforms is a change in the permanent disability rating system. The goal of the rating schedule was to give consideration to diminished future earning capacity in place of diminished ability to compete in the labor market. AMA guides were to be used as in many other states as compared to subjective considerations unique to California. The legislature delegated to the Administrative Director the implementation of the changes. Critics and so-called experts without real data are already pressing for changes. We believe changes should not be made until proper data has been obtained and evaluated, but this issue is being politicized and we do not know what may happen at this time.

TEAMWORK, IN CONCERT WITH TECHNOLOGY PROVIDES THE BASIS FOR ABOVE-AVERAGE RESULTS.

ZENITH'S MISSION

        Reducing employer loss ratios, experience modifications and ultimately the long-term cost of their insurance while providing for the quality care and treatment for injured workers is our hallmark and our mission. We have specialized for many years in providing the necessary services and information to assist employers, their agents or brokers and employees in the realization and delivery of this mission. Accident and illness prevention improve productivity and morale. We are proud of Zenith's value-added specialist services, implemented in partnership with our policyholders, agents and brokers. Reducing job-related accidents, and in turn, the net cost of insurance and mitigating risk to many of our customers while providing for the quality care and treatment of injured workers, is our fundamental goal.

  •
  Expert Safety and Health professionals armed with state-of-the-art programs assist with accident and illness prevention, incident investigation and remediation, and safe work practices education and motivation for managers, supervisors and employees. Our concentration is on identifying exposures and assisting policyholders in reducing risk.
  •
  Claims and Medical/Disability Management procedures facilitate prompt injury reporting, the use of recommended physicians and medical facilities (where permitted state-by-state), nurse case management of serious claims, analysis and negotiation of hospital and medical bills, and ongoing communications and reviews to monitor and manage recoveries, costs and reserving. Claims costs are minimized by primarily utilizing the services of our internal claim staff, including claim, health and legal professionals, supported, where appropriate, by utilization guidelines and independent peer review of medical procedures. Our health care specialists are in consultation with experts to improve quality medical services and outcomes.

ZENITH'S RETURN ON AVERAGE EQUITY WAS 26.3% IN 2005 COMPARED TO 27.2% THE PRIOR YEAR.

  •
  Fraud experts, in concert with healthcare professionals and specialized workers' compensation legal personnel, protect employers from fraud and abuse, cooperate with law enforcement agencies, negotiate settlements where prudent and represent policyholders and our Company throughout the dispute resolution process as required.
  •
  Fair reserving is essential so that employers are treated properly with respect to the computation of their experience modifications, where applicable.
  •
  Intensified Return-to-Work programs place recovering employees in transitional duties with physician approval, improving morale and productivity, while containing costs and contributing significantly to long-term premium reduction.
  •
  Premium auditors provide proper payroll classifications to assure accuracy and avoid unanticipated retroactive billing.
  •
  E-Commerce on the Internet provides valuable current information to our agents and insureds, with some agents obtaining quotes and writing business through our technology.

        Quality services require a substantial infrastructure investment in experienced employees and information technology. In this regard, change continues at a rapid pace at Zenith and, therefore, we have a long-term commitment to investing in the ongoing training and development of our people and the improvement of our systems and services. Zenith's objective is a stable, self-motivated workforce focused on continuing education and self-improvement. Teamwork in concert with technology among the various departmental disciplines provides the basis for above average results. As our business has grown and its complexity increased, we have hired and trained additional employees to support our quality services. At year-end 2005, there were 1,800 employees serving our customers compared to 1,600 at the end of 2004. We are confident in the abilities of our staff and management to build upon and continue to improve our services and their effectiveness in a fast changing environment. Our people are our most important asset. Training, teamwork and technology, along with specialization, are providing major improvements in our focus and capabilities resulting in benefits to our customers and shareholders.

OUR DECISION TO EXIT THE REINSURANCE MARKET REDUCES THE RISK AND VOLATILITY OF OUR EARNINGS.

REINSURANCE

        Zenith has been engaged in the reinsurance business for 20 years and, despite large hurricane losses in the last two years, has made a profit over the period, including investment income. Our combined ratio for the 20 years was about 109%. Even so, we have decided to discontinue the business for several reasons:

  1.
  Zenith is a small player in a business dominated by giants.
  2.
  The frequency and severity of storms may be increasing.
  3.
  Long-term profitability may not be possible due to the pricing inadequacy relative to risk and the reckless, "bet-the-bank" behavior of certain participants.
  4.
  Our earnings volatility should be reduced and, therefore, capital utilized will be available for our main business.

        At December 31, 2005, our reinsurance loss reserves were $179.5 million and we will continue to earn investment income until they are fully paid.

        During 2005, written premiums were $67.2 million compared to $40.7 million in 2004. Earned premiums were $64.5 million compared to $42.4 million the prior year. (The increase in premiums is due to additional premiums resulting from the hurricane losses.) Segment losses were $56.2 million and $12.0 million, respectively, in 2005 and 2004.

        Even though we will not write new or renewal business, we will have certain contracts that will not expire in accordance with their terms until September 2006.

        Since we will have eliminated California earthquake reinsurance exposure by exiting this business, we will restructure the reinsurance we purchase for our workers' compensation business, assume some risk and save some premiums.

ZENITH'S INTERNAL FINANCIAL CONTROLS ARE EFFECTIVE AND CONSISTENT WITH SARBANES-OXLEY COMPLIANCE.

CORPORATE GOVERNANCE

        Zenith's management and Audit Committee have spent considerable time and resources during 2005 to comply with Sarbanes-Oxley and Section 404 requirements. Section 404 relates to management's responsibilities to establish and maintain adequate internal controls over financial reporting and the effectiveness of these controls at year-end. We believe that we have maintained effective controls, however, Sarbanes-Oxley legislation requires that we continue to document these controls in a more formal and professional manner. Internal auditors, including consultants, review our results and our management committees provide supervision and oversight on a regular basis. External auditors have attached to this report the requisite opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005.

        Zenith's Audit, Compensation, and Nominating and Corporate Governance Committees have conducted numerous meetings and oversight reviews to make certain our company is in the forefront of compliance with the highest standards of corporate governance. Our Directors should be complimented for their service and commitment to continuing corporate governance education to assure we are among the leaders in this important area.

INFORMATION TECHNOLOGY

        The utilization of technology to enable new work processes and to provide "real time" information to our claims, claims legal and medical specialists is our highest priority. As we continue on the path of standardizing workflows around "best practices," we have built our systems utilizing an architecture that supports rapid changes in our business environment, including the ability to interface with multiple external partners.

        We completed our integration to one national claims and policy system in 2005.

SHAREHOLDER DIVIDENDS WERE INCREASED IN THE PAST TWO YEARS.

        As we continue to grow our electronic commerce operation beyond California and Florida, we are in the process of upgrading our E-commerce technology to the next generation that is designed to improve our efficiencies and lower operating costs.

        During 2005, we added new and valuable content to our website: www.thezenith.com. We are gratified that there were over 500,000 visits to our site and we anticipate that number to increase in the coming year as more customers look to us for knowledge and support.

ACCOUNTING DISCLOSURE

        Our financial statements include full disclosure of the accounting policies, estimates and assumptions used in their preparation. As we have discussed earlier in this report, estimating our workers' compensation loss costs and loss reserves is one of our major business risks. Our loss costs, or cost of goods sold, are not quantifiable with a high degree of certainty for several years until a large percentage of the claims for a given year are closed. This is particularly true in light of the California and Florida reforms where it is difficult to know whether the initial trends will continue over the long-term.

        Zenith's actuaries perform comprehensive analyses of our loss reserves on a quarterly basis. Assumptions are required to project estimates of loss costs and loss reserves, with the key assumption being the rate of inflation in the most recent accident years of our workers' compensation loss reserves. In the table on page 35, we show the available data concerning paid loss inflation rates for the past several accident years and the inflation rates that we have assumed in our loss reserve estimate. We also provide a discussion of the long-term uncertainty surrounding the inflation trends of our workers' compensation loss costs.

OUR MANAGEMENT TEAM IS FOCUSED ON DELIVERING VALUE TO OUR CUSTOMERS AND ABOVE-AVERAGE RETURNS TO OUR SHAREHOLDERS, MANY OF WHOM ARE EMPLOYEES OF OUR COMPANY.

CONCLUSION

        Our improved operating performance and financial strength provide optimism to believe that we can continue to produce excellent results for our agents, insureds and shareholders. Deflationary loss cost trends during the past three accident years are providing robust workers' compensation profitability.

        Zenith is motivated to take advantage of opportunities and to meet the challenges ahead. Our business model as a specialist focused on an effective, customer-sensitive service strategy will continue to deliver above-average performance. Rate decreases in California are responsive to our cautious view of favorable short-term cost trends, and we anticipate our current rates are adequate to continue generating favorable returns. Also, our concentration on quality healthcare and medical outcomes is a long-term initiative that will enhance our specialist capabilities and benefit each of our constituencies.

        Zenith's financial strength is better than is recognized by the rating agencies in light of the small amount of debt outstanding in relation to our equity. We believe we are being penalized as a specialist for lack of diversification. Under the circumstances, we would rather have a business model as a specialist that outperforms the industry over the long-run regardless of ratings. As a result, we should always be strongly capitalized.

        Shareholder dividends were increased during 2005 and again on February 7, 2006. Our Board of Directors will continue to evaluate future dividends in relation to our performance.

        The contributions of our distinguished Board of Directors serve as an inspiration to us all. We appreciate the confidence and support of our agents, brokers, policyholders, reinsurers, investors,

DEFLATIONARY LOSS COST TRENDS PROVIDE OPTIMISM FOR RESERVE ADEQUACY AND PROFITABILITY.

lenders and shareholders. In conclusion, we are financially and operationally strong and are well positioned to manage risk professionally and enhance shareholder value. Our management team consists of professionals with ambition, intelligence and motivation focused on delivering value to our customers and above average returns to our shareholders, many of whom are employees of our Company.

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, February 2006

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

        Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the workers' compensation insurance business, nationally, and in the assumed reinsurance business. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," the "Company" or similar terms refer to Zenith National together with its subsidiaries.

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations ("MD&A"), in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith, are intended to identify forward-looking statements. The Company undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers' compensation business in excess of our reinsurance protection; (8) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (9) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission ("SEC").

OVERVIEW

        Zenith is in the business of managing insurance and investment risk with the major risk factors set forth in the preceding paragraph. Our main business activity is the workers' compensation insurance business. We measure our performance by our ability to increase stockholders' equity over the long-term. Following is a summary of our recent business performance and how we expect the trends to continue for the foreseeable future:

        1) Revenues.    Our revenues are comprised of the net premiums earned from our workers' compensation and reinsurance segments and the net investment income and realized gains from our investments segment. Total revenues increased in each of the three years ended December 31, 2005 principally because our workers' compensation premium revenues increased in each of the three years ended December 31, 2005. In the twelve months ended December 31, 2005, there is a favorable impact on our workers' compensation net premiums earned because we no longer ceded 10% of our workers' compensation earned premiums under a quota share reinsurance agreement which reduced net premiums earned in the corresponding periods of 2004 and 2003.

        Our operating goals do not include objectives for revenues or market share. As a result of premium rate decreases in California, our largest state of operations, we expect that the growth in our workers' compensation net premiums earned will not continue into 2006. Our workers' compensation premiums are discussed further below under "Results of Operations—Workers' Compensation Segment" on pages 27 through 30.

        2) Income (loss) from the workers' compensation and reinsurance segments.    The results of our workers' compensation and reinsurance segments may fluctuate from time to time.

        Workers' compensation.    Income in 2005 increased compared to 2004, and in 2004 compared to 2003 as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Income before tax from workers' compensation segment	$213,244	$104,098	$29,260

        Reinsurance.    The losses in 2005 and 2004 were due to catastrophe losses which reduced the results for the twelve months ended December 31, 2005 by $69.2 million, or $45.0 million after tax ($1.21 per share), and reduced the results for the twelve months ended December 31, 2004 by $21.1 million, or $13.7 million after tax ($0.37 per share).

        In September 2005, we announced that we will exit the assumed reinsurance business.

        3) Loss reserves.    At December 31, 2005, we re-allocated our workers' compensation loss reserves by accident year compared to the allocation at December 31, 2004 to better reflect the facts and trends based on our current knowledge. In this regard, we recognized $26.3 million of net favorable development on prior year loss reserves during the year ended December 31, 2005.

        4) Investments segment.    We increased our investment portfolio by $267.0 million in the year ended December 31, 2005, principally as a result of favorable net cash flow from operations. We expect favorable net cash flow from operations to continue in 2006. Investment income increased in each of the three years ended December 31, 2005 because of increases in the investment portfolio in each of these years and higher short-term interest rates in 2005. At December 31, 2005, $1.2 billion of the investment portfolio was in fixed maturities of two years or less compared to $0.9 billion at December 31, 2004.

        We recorded substantial realized gains from investments in each of the last three years, but we cannot predict future realized gains from investments.

        5) Outstanding debt.    In 2005, we reduced our outstanding debt because $123.8 million principal amount of our 5.75% Convertible Senior Notes due 2023 ("Convertible Notes") was converted into Zenith National's common stock, par value $1.00 per share ("Zenith National's common stock"). As a result of these conversions, the ratio of outstanding debt (the remaining balance of the Convertible Notes plus the balance of our redeemable securities) was 8% of the sum of all outstanding debt and stockholders' equity at December 31, 2005, compared to 27% at December 31, 2004. We do not expect to incur any additional debt in the foreseeable future.

        6) Stockholders' equity.    During the last three years, our consolidated stockholders' equity increased from $383.2 million ($13.51 per share) at December 31, 2003 to $502.1 million ($17.28 per share) at December 31, 2004 and to $712.8 million ($19.14 per share) at December 31, 2005. These per share amounts reflect the 3-for-2 stock split distributed on October 11, 2005. Stockholders' equity will depend upon the future level of net income and any fluctuations in the values of our investments.

        More information about the key elements of our performance follows below.

RESULTS OF OPERATIONS

        Summary Results by Segment.    Our business is classified into the following segments: investments; workers' compensation; reinsurance; and parent. Our real estate segment was discontinued in 2002. Income from operations of the investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income (loss) from the workers' compensation and reinsurance segments is determined solely by deducting net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned. The loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National. The comparative components of net income for the three years ended December 31, 2005 are set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Net investment income	$79,200	$61,876	$56,103
Realized gains on investments	22,224	38,579	19,433

Income before tax from investments segment	101,424	100,455	75,536
Income (loss) before tax from:
Workers' compensation segment	213,244	104,098	29,260
Reinsurance segment	(56,183)	(11,956)	9,562
Parent segment	(20,938)	(19,051)	(17,694)

Income from continuing operations before tax and equity in earnings of investee	237,547	173,546	96,664
Income tax expense	81,894	57,213	33,664

Income from continuing operations after tax and before equity in earnings of investee	155,653	116,333	63,000
Equity in earnings of investee after tax	794	1,381	2,846

Income from continuing operations after tax	156,447	117,714	65,846
Gain on sale of discontinued real estate segment after tax	1,253	1,286	1,154

Net income	$157,700	$119,000	$67,000

        Net income improved in 2005 compared to 2004, and in 2004 compared to 2003, principally as a result of improved results in the workers' compensation segment, offset by catastrophe losses in the reinsurance segment in 2005 and 2004.

        The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance industry. The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our insurance segments is to achieve a combined ratio of 100% or lower and to achieve a workers' compensation combined ratio that is at least three percentage points lower than the combined ratio of the national workers' compensation industry.

        The combined ratios of the workers' compensation and reinsurance segments for the three years ended December 31, 2005 are set forth in the following table:

	Year Ended December 31,
	2005	2004	2003

Workers' compensation:
Loss and loss adjustment expenses	53.0%	64.6%	69.9%
Underwriting and other operating expenses	27.9%	23.9%	26.0%

Combined ratio	80.9%	88.5%	95.9%

Reinsurance:
Loss and loss adjustment expenses	175.4%	107.6%	65.5%
Underwriting and other operating expenses	11.7%	20.6%	18.8%

Combined ratio	187.1%	128.2%	84.3%

        Workers' Compensation Segment.    In the workers' compensation segment, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. We establish our prices (in those states in which we are not required by regulation to use mandated rates) with the goal of achieving a combined ratio under 100%. We continually analyze data and use our best judgment about loss cost trends, particularly claim inflation, to set adequate premium rates and loss reserves.

        The combined ratio of our workers' compensation segment improved in 2005 compared to 2004 and in 2004 compared to 2003, principally because of a lower estimated loss and loss adjustment expense ratio in 2005 compared to 2004 and in 2004 compared to 2003. This favorable trend in our estimated workers' compensation loss costs is attributable to a continuing favorable trend in the frequency of claims relative to premiums and lower rates of claim cost inflation in recent accident years. Our assumptions underlying our loss cost estimates are discussed further under "Loss Reserves" on pages 32 to 38. The lower loss and loss adjustment expenses ratio estimate in 2005 caused us to re-evaluate and increase our estimate for accrued policyholder dividends resulting in an increase in the underwriting and other operating expense ratio in 2005 of about two percentage points.

        Our workers' compensation net premiums earned increased in 2005 compared to 2004 and in 2004 compared to 2003 as shown in the following table:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Net premiums earned:
Workers' compensation:
California	$762,095	$621,284	$458,312
Outside California	352,099	280,763	254,484

Total workers' compensation	$1,114,194	$902,047	$712,796

        Workers' compensation premiums in-force and number of policies in-force in California and outside of California were as follows (premiums in-force is a measure of the amount of premiums billed or to be billed on all un-expired policies at the date shown):

	California		Outside of California
(Dollars in millions)	Premiums in-force	Policies in-force	Premiums in-force	Policies in-force

December 31,
2005	$722.9	27,500	$326.9	16,900
2004	731.3	27,200	311.0	16,200
2003	587.9	25,900	277.8	15,600

        The increase in workers' compensation net premiums earned is a function of the increase in policies, the payrolls of our policyholders, changes in premium rates and changes in our policyholders' experience modification factors. We believe that the insureds' payroll is our best indicator of exposure. We estimate that the underlying payroll associated with our policies in-force increased during the same periods as follows:

	Annual Increase in Insureds' Payroll
Policies in-force at December 31,	California Only	Total Company

2005	7%	7%
2004	25	20
2003	13	9

        In California, the state in which the largest amount of our workers' compensation premium is earned, we set our own rates based upon actuarial analysis of current and anticipated cost trends. In Florida, the state in which the second largest amount of our workers' compensation premiums is earned, rates for workers' compensation insurance are set by the Florida Department of Insurance. Percentage changes in average premium rates in these two states during 2005 and 2004 were as follows (premium rate decreases are shown in parentheses):

Effective date of change	California	Florida

January 1, 2006	(13.1)%	(13.4)%
July 1, 2005	(12.0)	0.0
January 1, 2005	(1.6)	(4.0)
July 1, 2004	(10.0)	0.0
January 1, 2004	0.0	0.0

        Average premium rates do not necessarily indicate charged rates since underwriters are given authority to increase or decrease rates based upon individual risk characteristics. According to published California industry data, Zenith's major competitors also reduced rates January 1, 2006 in a range from 6% to 20% and July 1, 2005 in a range from 12% to 25%.

        Net premiums earned in 2004 and 2003 are net of $98.7 million and $78.5 million, respectively, of ceded premiums earned in connection with a 10% quota share ceded reinsurance agreement which was terminated effective December 31, 2004. The underwriting and other operating expense ratio for the workers' compensation segment is higher in 2005 compared to 2004 and 2003 by approximately two percentage points due to the absence in 2005 of ceding commissions received in 2004 and 2003 on the terminated 10% quota share ceded reinsurance agreement.

        Workers' Compensation Reform Legislation.    During 2005, Zenith wrote workers' compensation insurance in 45 states, but the largest concentrations, 68% and 19% of the workers' compensation net premiums earned during 2005, were in California and Florida, respectively. The concentration of

Zenith's workers' compensation business in these states makes the results of our operations dependent on trends that are characteristic of these states as compared to national trends. For example, state legislation, competition and workers' compensation inflation or deflation trends.

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

        The principal changes in the legislation of 2004 are as follows: 1) employers and insurers are authorized, beginning in 2005, to establish networks of medical providers within which injured workers are required to be treated (an independent medical review would be allowed if the claimant disputes the treatment recommended in the network only after obtaining the opinions of three network physicians); 2) within one working day of filing a claim form, a claimant must be afforded necessary treatment for up to $10,000 in medical fees (however, employers and insurers still have up to 90 days to investigate the compensability of a claim); 3) a methodology for apportioning disabilities between covered, work-related and prior causes was created such that employers are only liable for the portion of permanent disability that accrues from a covered, work-related injury; 4) Temporary Disability ("TD") benefits are not to exceed 104 weeks within 2 years of the first TD payment, but cases with certain specified injuries will be allowed up to 240 weeks of TD benefits within 5 years of the date of injury; 5) Permanent Disability ("PD") ratings are based on a new, objective disability rating schedule effective January 1, 2005 (and for some injuries prior to January 1, 2005) as well as upon the injured workers' diminished future earning capacity, rather than their ability to compete in the open labor market (PD benefits were revised to make available higher benefits to more severely injured workers and lower benefits to less severely injured workers); 6) incentives were created to encourage employers to offer return-to-work programs; and 7) new medical-legal processes for resolving disputed medical issues were created.

        In Florida, legislation was enacted effective October 1, 2003, which provides changes to the workers' compensation system. Such changes are designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures.

        The short-term data for loss costs in recent accident years in California indicate a favorable impact from the reforms. As a result, we have reduced our California premium rates in a manner that deals prudently with the uncertainty about the long-term outcome of loss cost trends for recent accident years. Future California premium rate decisions will be based on the data about loss cost trends or upon any modifications to the workers' compensation system. The uncertainties surrounding the estimation of workers' compensation loss costs are described under "Loss Reserves" on pages 32 to 38.

        Some constituencies in the California workers' compensation system have expressed dissatisfaction with the reforms and these groups may seek changes either to the California workers' compensation reforms or the system itself. Such changes could include changes initiated through the California ballot initiative process. We cannot currently predict if any such changes will occur.

        Reinsurance Segment.    In assumed reinsurance, we provide coverage that protects other insurance and reinsurance companies from the accumulation of large losses from major loss events, known in the insurance industry as "catastrophes." Results of the reinsurance segment will be favorable in the absence of catastrophes and may be unfavorable in periods when they occur and, consequently, the results of this segment will fluctuate. The $56.2 million loss before tax in the reinsurance segment for the year ended December 31, 2005 was due to estimated catastrophe losses of $69.2 million ($45.0 million after tax, or $1.21 per share) net of additional premiums earned from reinstatement premiums. Catastrophe losses in 2005 were attributable to Hurricanes Katrina, Rita and Wilma.

        The $12.0 million loss before tax in the reinsurance segment for the year ended December 31, 2004 was due to estimated catastrophe losses of $21.1 million before tax ($13.7 million after tax, or $0.37 per share). Catastrophe losses in 2004 were attributable to $26.8 million from the Florida hurricanes of 2004 offset by a $5.7 million reduction of previously estimated loss reserves, net of reinstatement premiums, for the 2001 World Trade Center loss. There were no major catastrophe losses that impacted the reinsurance treaties we wrote in the year ended December 31, 2003 and the result of the reinsurance segment was a profit of $9.6 million.

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

        In September 2005, we announced that we will exit the reinsurance business. Zenith will not renew existing assumed reinsurance contracts and has ceased writing any new contracts. We will service our obligations under our existing assumed reinsurance contracts and will receive earned premiums and be subject to continuing exposure to losses until our in-force assumed reinsurance contracts expire. The majority of our excess of loss assumed reinsurance contracts expired on December 31,

2005, and the remainder will be fully expired by the third quarter of 2006. Also, under our quota share assumed reinsurance contracts we will continue to assume premiums through the third quarter of 2006. However, premiums earned from assumed reinsurance contracts in 2006 will be substantially less than in 2005, and the exposure to any losses will be substantially less than the maximum exposure in previous years.

        The results of the Reinsurance segment will continue to be included in the results of continuing operations.

        Investments Segment.    Investment income and realized gains and losses are discussed in the "Investments" section following.

        Parent Segment.    The parent segment loss reflects the holding company activities of Zenith National. The parent segment loss before tax for the three years ended December 31, 2005 was as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Interest expense	$(8,757)	$(13,051)	$(12,350)
Parent expenses	(12,181)	(6,000)	(5,344)

Parent segment loss	$(20,938)	$(19,051)	$(17,694)

        Parent expenses in 2005 include $4.7 million related to certain conversions of the Convertible Notes in 2005 (see Note 9 to the Consolidated Financial Statements). Interest expense on the Convertible Notes is added back to net income in the computation of diluted earnings per share (see Note 14 to the Consolidated Financial Statements).

        Investment in Advent Capital.    Through the second quarter of 2005, we accounted for our investment in Advent Capital (Holdings) PLC ("Advent Capital") under the equity method of accounting.

        Zenith's share of Advent Capital's net income included in our Consolidated Statements of Operations was as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Zenith's share of Advent Capital's net income, after tax	$794	$1,381	$2,846

        Our share of Advent Capital's net income was reduced by $1.5 million, $4.7 million and $0.9 million in 2005, 2004 and 2003, respectively, for our share of Advent Capital's catastrophe losses.

        Advent is no longer accounted for under the equity method since our ownership has been reduced to 10% and we no longer have representation on the board of directors.

        At December 31, 2005 and 2004, Zenith owned 22.1 million shares of Advent Capital common stock. On June 3, 2005, Advent Capital sold 114.3 million shares of its common stock in a public offering at the United States dollar equivalent of $0.64 per share. On the same date, Advent Capital common stock was listed for trading on the Alternative Investments Market of the London Stock Exchange ("AIM") under the symbol ADV LN.

        To reflect the new, publicly traded price of Advent Capital, Zenith reduced the carrying value of this investment to its fair value resulting in a charge of $9.5 million before tax ($6.2 million after tax) in the second quarter of 2005 as a reduction of realized gains on investments. The charge resulted from the difference between the fair value of our investment in Advent Capital, based upon the offering price for Advent Capital's common stock, and the carrying value of the investment under the equity method as of the date of the public offering.

        At December 31, 2005, our investment in Advent Capital is included in equity securities classified as "available for sale." The fair value of the investment is the publicly traded price for Advent Capital's common stock obtained from the AIM and reflected in United States dollars. Changes in the fair value of the investment since the date of the public offering are recorded as a component of other comprehensive income. We do not presently intend to sell any of our shares of Advent Capital common stock.

        Discontinued Real Estate Segment.    In 2002, Zenith sold its home-building business and related real estate assets to MTH-Homes Nevada, Inc. ("MTH Nevada"), a subsidiary of Meritage Corporation.

        In addition to the consideration received in 2002, we were entitled to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We recorded additional gains on this sale of $1.9 million ($1.3 million after tax), $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax) in 2005, 2004 and 2003, respectively. These gains represent our share of MTH Nevada's profits for the twelve months ended September 30, 2005, 2004 and 2003, respectively, under the earn-out provision of the sale agreement. The last such payment under the earn-out provision was received in 2005.

LOSS RESERVES

        Accounting for the workers' compensation and reinsurance segments requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses as of the balance sheet date ("loss reserves"). Our loss reserves were as follows:

	December 31,
(Dollars in millions)	2005	2004

Workers' compensation segment:
Unpaid losses and loss adjustment expenses	$1,523	$1,344
Less: Receivable from reinsurers and state trust funds for unpaid losses	243	270

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,280	$1,074

Reinsurance segment:
Unpaid losses and loss adjustment expenses gross and net of reinsurance receivable	$180	$138

Total:
Unpaid losses and loss adjustment expenses	$1,703	$1,482
Less: Receivable from reinsurers and state trust funds for unpaid losses	243	270

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,460	$1,212

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

        The following table shows the (favorable) adverse one-year loss reserve development for loss reserves in each of the three years ended December 31, 2005. The one-year loss reserve development is the change recorded in the current year for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to all estimates made in prior years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Total

One-year loss development in:
2005	$(26,289)	$(611)	$(26,900)
2004	20,249	(6,883)	13,366
2003	13,923	292	14,215

        We utilize actuarial techniques and methods to establish the most reasonably accurate estimate of loss reserves and we perform a comprehensive review of our loss reserves at the end of every quarter. Our actuaries produce a point estimate using the results of various methods of estimation. However, these various methods do not produce separate point estimates. The point estimate is prepared as follows: Our actuaries prepare reserve estimates based upon paid loss patterns, incurred loss patterns and claim count methods for all accident years. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates and our actuarial point selections are based upon incurred methods. For the more recent accident years, with respect to a substantial portion of our actuarial estimate, the estimate is based on a weighted average of the observed and assumed rates of claim cost inflation.

        Since the number of claims is relatively certain, the inflation assumption is the key assumption in establishing loss reserve estimates for these recent accident years. Management establishes loss reserve estimates in the financial statements that provide for fluctuating rates of claim cost inflation depending on the most current data. The loss reserve estimates recorded in the financial statements were higher than the actuarial point estimates by approximately $104 million and $18 million at December 31, 2005 and 2004, respectively. The increase in this difference in 2005 is principally due to the uncertainties associated with the long-term impact of the California reform legislation and we discuss our inflation assumptions in detail in the "Workers' Compensation Loss Reserves" section following.

        When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. Our actuaries use this information about reported claims in some of their estimation techniques. In estimating our total loss reserves, we have to make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as "incurred but not reported" ("IBNR") claims. In addition to this provision for late reported claims, we also have to estimate the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. As described above, our actuarial techniques for estimating our loss reserves make provision for both IBNR and bulk reserves in total, but not separately. We are required to file exhibits with state insurance departments which reflect the amount which is the sum of our IBNR and bulk reserves. At December 31, 2005 and 2004, IBNR and bulk reserves included in unpaid losses and loss adjustment expenses, net of reinsurance, were as follows:

	December 31,
(Dollars in millions)	2005	2004

Workers' compensation	$408	$267
Reinsurance	54	41

Total IBNR & bulk reserves	$462	$308

Workers' Compensation Loss Reserves

        The principal uncertainty in our workers' compensation loss reserve estimates at this time is caused by the trend of increasing severity in the years prior to 2002 compared to the severity trend in more recent years. Severity is the average cost of a claim. The increasing severity trend, or inflation rate, is attributable to changes in medical costs (payments to providers to treat injured workers) and indemnity payments (payments to injured workers for lost wages) per claim. We have observed a favorable change in the inflationary trend in the amounts we have paid for claims in recent accident years compared to payments for 2001 and prior, but there is uncertainty as to whether the recent lower inflation and deflation data will be sustained over the long-term.

        When we estimate our loss reserves, we do so in the aggregate for all years, and then allocate them to each accident year. This allows us to look at the year-over-year change in claim severity, or inflation — our most important concept for understanding the adequacy of our loss reserve estimates. By allocating loss reserves to individual accident years, we produce an implied rate of inflation for each year. Any changes in our assumptions about inflation rates will cause a change in our loss reserve estimates, although our view of the adequacy of the total loss reserve estimate may be unchanged if the effect of the change in the inflation assumptions has the effect of reallocating the loss reserve estimate among accident years.

        At December 31, 2005, the accident year paid loss inflation rates in our paid loss data and the assumptions of accident year inflation rates (negative inflation or deflation rates are shown in parenthesis) in our estimates of ultimate losses were as follows:

(Dollars in thousands)	Estimated Ultimate Losses (A)	Average Paid Loss per Claim Annual Inflation Evaluated After (Number of Months)								Assumed Inflation in Estimated Ultimate Losses
Accident Year		12	24	36	48	60	72	84	96	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004

1998	$218,679	15%	9%	9%	9%	9%	11%	13%	13%	14%	14%	15%	15%	13%
1999	220,265	14	15	15	14	15	15	16		16	16	16	16	16
2000	240,463	2	10	11	13	13	13			14	15	15	15	15
2001	313,400	18	16	16	15	15				17	17	17	17	18
2002	330,621	(2)	2	4	4					8	8	8	8	6
2003	352,958	11	2	(2)						6	8	10	10	16
2004	394,251	(7)	(11)							5	7	9	9	13
2005	507,840	(2)								6	6	6	7

(A)
Estimated ultimate losses for an accident year represent the estimated aggregate amount we expect to pay for all claims that will be reported for that year for losses and allocated loss adjustment expenses. Loss reserves are the liability for the unpaid portion of ultimate losses, computed by subtracting the amount paid from the ultimate loss estimate as of the balance sheet date.

        The principal change in the paid loss inflation trends in 2005 was the reduction of the inflation trend for the 2004 and 2003 accident years, each of which decreased by four percentage points. We responded to these changes in 2005 by adopting more favorable inflation assumptions for these accident years during 2005. As a result, favorable development of $100.8 million was reflected in 2005 for the 2004 and 2003 accident years of which $74.5 million was reallocated to increase reserves for old accident years.

        The net decrease in loss reserves during the year ended December 31, 2005 for accident years 2004 and prior was $26.3 million, or 2.4% of our estimated workers' compensation net loss reserves at December 31, 2004. As a percentage of workers' compensation net premiums earned in 2005, the favorable development of our workers' compensation loss reserves was 2.4%.

        Different assumptions about the inflation rates would change our workers' compensation loss reserve estimates. A change in the assumed inflation rate for any particular accident year would change our estimate of ultimate losses for that accident year by an amount equal to the change in the inflation rate multiplied by the estimated ultimate loss for that year. Such a change in the inflation rate for a particular accident year would also change the estimated ultimate loss for each subsequent accident year. For example, if the average annual inflation rate for each of the accident years 2001 through 2005 were decreased by one percentage point in each year, our loss reserve estimates at December 31, 2005 would decrease by about $56.2 million as illustrated in the table that follows:

(Dollars in thousands)	Assumption Currently Used			Revised Assumption
		(a)	(b)		(c)	[(c)/(a)]x(b)
Accident Year	Assumed Inflation Rate	Cumulative Inflation Factor	Estimated Ultimate Losses	Assumed Inflation Rate	Cumulative Inflation Factor	Estimated Ultimate Losses

2001	17%	1.170	$313,400	16%	1.160	$310,721
2002	8%	1.264	330,621	7%	1.241	324,605
2003	6%	1.340	352,958	5%	1.303	343,212
2004	5%	1.407	394,251	4%	1.355	379,680
2005	6%	1.491	507,840	5%	1.423	484,679

			$1,899,070			$1,842,897
					Decrease	$56,173

        The reform legislation of 2003 and 2004 in Florida and California has resulted in short-term cost savings and may reduce or eliminate the long-term trend of increasing costs of claims and the ultimate inflation rate.

        The California Workers' Compensation Insurance Rating Bureau ("WCIRB") recently published its most current estimate of California workers' compensation loss experience. Their analysis contains some specific anticipated savings from the reforms and also relies significantly on the most current paid loss trends. Based upon these assumptions, they estimate that an indemnity claim in 2004 will cost 15% less than in the pre-reform year of 2002. They believe that the 2004 accident year loss reserves for the California workers' compensation industry may be excessive by about $3.6 billion but they have also concluded that the aggregate of loss reserves for all accident years are deficient by $0.5 billion.

        We believe our loss reserve estimates are adequate. However, the actual ultimate inflation rate will not be known with any certainty for several years. We assume that general health care inflation trends will continue and will impact our long-term claim costs and reserves. We will evaluate our best estimate of inflation rates and reserves every quarter to reflect the most current data.

        Claims involving permanent disability comprise 18% of the number of claims in California but contribute nearly 90% of our total California costs. As of December 31, 2005, we have settled only 35% of our 2003 permanent disability cases and 13% of our 2004 permanent disability cases. This sample is too small for us to conclude at this time that the recent decline in the short-term inflation rate will offset the long-term inflation in workers' compensation health care costs which have historically exceeded general health care costs. As a result, we have established current loss reserves based on our best estimate that inflation rates will be higher than predicted by the WCIRB and higher than observed thus far for 2002 - 2005, but lower than the actual inflation rates observed during 1998 - 2001.

        Workers' compensation loss reserve development was favorable in 2005 in the amount of $26.3 million compared to adverse loss development of $20.2 million and $13.9 million in 2004 and 2003, respectively. The net adverse development of our workers' compensation loss reserve estimates over the three years was $7.9 million, which is not material to our consolidated financial condition.

        At December 31, 2004, our inflation assumptions resulted in a reallocation of loss reserve estimates by accident year primarily from 2004 and 2003 to older accident years. The net increase in workers' compensation loss reserves in 2004 for accident years 2003 and prior was $20.2 million, or 2% of our workers' compensation net loss reserves at December 31, 2003. As a percentage of workers' compensation net premiums earned in 2004, this adverse development of our workers' compensation loss reserves was 2%.

        In 2003, there was adverse workers' compensation loss reserve development of $13.9 million, or 2% of our workers' compensation net loss reserves at December 31, 2002. As a percentage of workers' compensation net premiums earned in 2003, this adverse development of our workers' compensation loss reserve was 2%.

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

        Estimated catastrophe losses in 2005 are attributable to losses arising from Hurricanes Katrina, Rita and Wilma. Our estimated loss from Hurricane Katrina in 2005 is $34.3 million after the benefit of reinstatement premiums and after tax. We estimated our loss from Hurricane Katrina by estimating the probable impact to each of our assumed reinsurance contracts based on currently available information, including reports from companies that we reinsure. About 64% of our loss from Hurricane Katrina relates to our excess of loss contracts and represents the maximum loss payable for 98% of our excess of loss assumed reinsurance contracts that provide coverage for catastrophe losses occurring in the United States. The remainder of our Hurricane Katrina loss estimate is attributable to losses from our assumed quota share reinsurance contracts and is based on estimates from the companies that we reinsure. Based on our current information, our estimated loss from Hurricanes Rita and Wilma in 2005 was $10.8 million after tax.

        In 2004, we recorded our estimate of the impact of the Florida hurricanes of $26.8 million, net of reinstatement premiums. In the fourth quarter of 2004, we also revised our estimate of losses from the World Trade Center Loss ("WTC") in 2001. In view of the time that had elapsed from the date of the loss and an absence of additional reported losses, we reduced our WTC estimate by $5.7 million — the amount of outstanding IBNR, net of reinstatement premiums.

        Estimates of the impact of catastrophe losses are based on the information that is currently available and such estimates could change based on any new information that becomes available or based upon any reinterpretation of existing information. There were no major catastrophes that impacted the reinsurance treaties we wrote in 2003.

Asbestos and Environmental Loss Reserves

        Zenith has exposure to asbestos losses in its workers' compensation segment which have not been material to results of operations or financial condition in any year or in the aggregate. In our history, we have paid and closed approximately 3,900 such asbestos-related workers' compensation claims for a total of $10.2 million, or approximately $2,600 per claim. At December 31, 2005, we had approximately 500 such claims open with loss reserves of approximately $3.6 million compared to our total workers' compensation net loss reserves of $1.3 billion.

        Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its reinsurance segment, but the business reinsured by Zenith in this segment contains exclusion clauses for such losses. Zenith believes that its reserves for environmental and asbestos losses are currently appropriately established.

INVESTMENTS

        We invest the net cash flow from our operations and from our capital primarily in fixed maturity securities with investment grade ratings. These investments provide a stable source of income over the long-run, although, in the short-run, changes in interest rates impact the amount of investment income we earn. When we grow our workers' compensation premiums, we are able to generate more investment income because our investment portfolio increases with favorable cash flow. Recently, we have maintained a high proportion of investments with short maturities.

        The increase in investment income during each of the three years ending December 31, 2005 was principally the result of the increase in our investment portfolio during this time and higher short-term interest rates in 2005. The average yields on the investment portfolio in each of the three years ended December 31, 2005 were as follows:

	Year Ended December 31,
	2005	2004(2)	2003

Before tax(1)	3.9%	3.8%	4.4%
After tax	2.6	2.5	2.9

(1) Reflects the pre-tax equivalent yield on tax-exempt securities.

(2) Investment income in 2004 includes $2.7 million of contingent interest on a mortgage loan.

        Net realized gains from sales of investments were substantial in each of the last three years. Realized gains from real estate partnerships contributed $8.3 million and $15.6 million to net realized gains in 2005 and 2004, respectively. Net realized gains were reduced by a charge of $9.5 million before tax ($6.2 million after tax) in the second quarter of 2005 associated with Advent Capital (see description under "Investment in Advent Capital" on pages 31 and 32).

        At December 31, 2005 and 2004, 93% and 92%, respectively, of the investments in fixed maturity securities and short-term investments were classified as available-for-sale.

        Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities. Stockholders' equity decreased by $14.8 million after deferred taxes from December 31, 2004 to December 31, 2005 and by $4.2 million after deferred taxes from December 31, 2003 to December 31, 2004 as a result of changes in the fair values of fixed maturity investments classified as available-for-sale.

        The unrealized net (losses) gains on held-to-maturity and available-for-sale fixed maturity investments were as follows:

	Held-to-Maturity	Available-for-Sale
(Dollars in thousands)
	Before Tax	Before Tax	After Tax

December 31,
2005	$(298)	$(3,423)	$(2,225)
2004	2,568	19,322	12,559

        The fair values of investment securities are generally obtained from market sources. However, the fair values of non-traded fixed maturity securities of $41.0 million at December 31, 2005 were estimated using quantitative analytical techniques to arrive at an estimate of fair value. Such techniques include a comparison of the security to traded securities with similar maturity and credit rating characteristics. The underlying assumption in this methodology is that fair values of non-traded securities can be reasonably estimated because if they were traded, our non-traded securities would probably have market yields similar to traded securities with similar credit and maturity characteristics. The fair value of a non-traded common stock investment at December 31, 2005 was estimated based on the net asset value of the company which is comprised principally of real estate holdings. Translated into United States dollars, the estimated fair value was $23.7 million.

        We diversify our corporate debt investments across a number of industries. The largest concentration of corporate debt investments is in insurance companies (fair values of approximately $120.2 million and $107.2 million at December 31, 2005 and 2004, respectively). Investments in corporate debt expose us to the risk of loss of principal in the event of default by the issuer. Also, market prices of both corporate debt and equity investments can fall significantly below the prices at which we acquired the investment. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be "other-than-temporary," such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. For the three years ended December 31, 2005, investment write-downs reduced realized gains on investments as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Write-downs	$9,547	$68	$2,928

        The write down in 2005 was attributable to our investment in Advent Capital (see description under "Investment in Advent Capital" on pages 31 and 32.) The write-downs in 2003 were principally attributable to the impaired performance of two limited partnership investments.

        Our internal investments department manages our investment portfolio and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2005 and that our remaining unrealized losses are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities, as described above, and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for fourteen years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

        Investments that we currently own could be subject to default by the issuer or could suffer future declines in value that become other-than-temporary. Unrealized losses on fixed maturity securities at December 31, 2005 are principally attributable to increases in short-term interest rates in 2005. Unrealized losses at December 31, 2005 on equity securities includes $3.9 million of unrealized losses attributable to the foreign currency translation adjustment component of the fair value of two securities between United States dollars and British pounds. The table below sets forth information about unrealized gains and losses in our investment portfolio at December 31, 2005:

	Securities with Unrealized
(Dollars in thousands)	Losses	Gains

Fixed maturity securities:
Fair value	$739,960	$441,943
Amortized cost	753,103	432,521
Unrealized (loss) gain	(13,143)	9,422
Fair value as a percentage of amortized cost	98.3%	102.2%
Number of security positions held	139	128

Concentration of unrealized (losses) or gains by type or industry:
Municipal bonds	$(2,219)	$294
U.S. Treasury notes	(1,364)
Hotels	(1,246)	90
Insurance companies	(1,151)	3,159
Financial institutions	(810)	219
Pharmaceuticals	(714)	226
Food and beverage	(667)	266
Other	(4,972)	5,168

Total	$(13,143)	$9,422

Investment grade:
Fair value	$686,562	$393,777
Amortized cost	697,975	386,676
Fair value as a percentage of amortized cost	98.4%	101.8%
Non-investment grade:
Fair value	$53,398	$48,166
Amortized cost	55,128	45,845
Fair value as a percentage of amortized cost	96.9%	105.1%

Equity securities:
Fair value	$46,998	$26,306
Cost	53,041	15,007
Unrealized (loss) gain	(6,043)	11,299
Fair value as a percentage of cost	88.6%	175.3%
Number of security positions held	11	16

        The tables below sets forth the fair value of fixed maturity securities at December 31, 2005 based on their scheduled maturities:

	Securities with Unrealized
(Dollars in thousands)	Losses	Gains

1 year or less	$32,096	$27,015
After 1 year through 5 years	290,535	107,767
After 5 years through 10 years	391,690	218,519
After 10 years	25,639	88,642

Total	$739,960	$441,943

        The tables below set forth information about fixed maturity and equity securities with unrealized losses at December 31, 2005:

(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value as a % of Cost Basis

Fixed maturity securities with unrealized losses:
Individually exceeding $0.1 million at December 31, 2005 and for:
Less than 3 months (9 issues)	$82,381	$(1,821)	97.8%
3-6 months (17 issues)	224,163	(3,891)	98.3%
6-12 months (13 issues)	70,035	(2,454)	96.6%
Greater than 12 months (5 issues)	19,013	(723)	96.3%
Less than $0.1 million at December 31, 2005 (95 issues)	344,368	(4,254)	98.8%

Total	$739,960	$(13,143)	98.3%

(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value as a % of Cost Basis

Equity securities with unrealized losses:
Individually exceeding $0.1 million at December 31, 2005 and for:
Less than 3 months (1 issue)	$576	$(159)	78.4%
3-6 months (2 issues)	15,277	(2,699)	85.0%
6-12 months (2 issues)	24,721	(2,994)	89.2%
Less than $0.1 million at December 31, 2005 (6 issues)	6,424	(191)	97.1%

Total	$46,998	$(6,043)	88.6%

        The following is a summary of securities sold at a loss during each of the three years ended December 31, 2005:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Fixed maturity securities:
Realized losses on sales	$(10,248)	$(2,648)	$(7,768)
Fair value at the date of sale	2,236,432	309,254	247,061
Number of securities sold	48	18	42
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(2,388)	$(1,748)	$(2,898)
3-6 months	(2,839)	(213)	(2,775)
6-12 months	(4,324)	(686)	(181)
Greater than 12 months	(697)	(1)	(1,914)

Equity securities:
Realized losses on sales	$(2,031)	$(2,099)	$(3,406)
Fair value at the date of sale	17,271	20,334	19,315
Number of securities sold	17	23	23
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(699)	$(1,891)	$(145)
3-6 months	(602)	(208)	(1,103)
6-12 months	(730)		(857)
Greater than 12 months			(1,301)

        Sales of investments at a loss result from ongoing portfolio management, for example, in response to changes in interest rates, changes in our view of the prospects for an issuer or its industry and changes in our views about appropriate asset concentrations and allocation. At the time we sold these investments at a loss, we had the ability to hold them for the long-term and the sales were not related to any liquidity needs. At December 31, 2005, those securities which we are holding in our portfolio with an unrealized loss were compatible with our current view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

        Under the criteria of Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," one of our investments meets the definition of investments in related parties. However, this investment was made in the ordinary course of business, in which we make investment and reinvestment decisions, and was purchased at prevailing market prices at the time of purchase. The table below sets forth the fair value of Zenith's investment in this related party, part of which we sold in 2005:

	December 31,
(Dollars in thousands)	2005	2004

Wynn Resorts, Limited	$13,713	$50,190

        Two of Zenith's Directors are also Directors of Wynn Resorts, Limited.

TERRORISM EXPOSURE AND THE TERRORISM RISK INSURANCE ACT OF 2002

        Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could have a material adverse affect on our business and financial condition.

        For 2006, Zenith has purchased reinsurance for acts of terrorism. The limit for domestic acts of terrorism is $150.0 million in excess of a $1.0 million retention. The limit for foreign acts of terrorism is $75.0 million in excess of a $1.0 million retention. Both of these coverages exclude losses from nuclear, biological and chemical attacks for losses in excess of $10.0 million and we retain 50% of any losses between $10.0 million and $20.0 million.

        In 2005, the Terrorism Risk Insurance Act of 2002 (the "Act"), was extended through December 31, 2007. The Act, as modified in 2005, may provide us with reinsurance protection for losses arising out of terrorist acts under certain circumstances and subject to certain limitations. The U.S. Treasury Secretary must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by the U.S. Congress. The losses arising from an act of terrorism must exceed a threshold amount to qualify for reimbursement. The threshold is $5.0 million through March 31, 2006; $50.0 million thereafter through December 31, 2006; and $100.0 million in 2007. If an event is certified, the U.S. Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company is responsible for a deductible based on a percentage of its direct earned premiums in the previous calendar year. In 2006, our deductible is $201.0 million and in 2007 it will be equal to 20% of our 2006 direct earned premiums. For losses in excess of the deductible in 2006, the U.S. Federal Government will reimburse 90% (85% in 2007)

of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

        Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to us from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. Also, an act of terrorism may impact the business community at large, impacting our ability to conduct business, even if any losses we sustain are covered by our reinsurance or any protection provided by the Act. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition.

        In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. In our reinsurance business, any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses from a single event of greater than about $25 million after deducting the benefit of applicable premium and reinstatement premium income and income tax.

LIQUIDITY AND CAPITAL RESOURCES

        The primary concerns in managing our liquidity are (a) in the insurance subsidiaries, the need to ensure that there is adequate cash available to pay claims, and (b) in the holding company, Zenith National, which has no operating revenues, the need to ensure that there is adequate cash to service debt obligations and pay any dividends declared to our stockholders. The management of capital resources is primarily concerned with ensuring that there is adequate capital to operate our insurance business within the criteria imposed by regulatory requirements and within the criteria used by rating agencies to assign financial strength ratings.

        Liquidity.    Zenith's insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums may be invested, prior to their use in such disbursements, and investment income provides additional cash receipts. In periods in which disbursements for claims and benefits, current policy acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At December 31, 2005, short-term investments and fixed maturity investments maturing within two years owned by the insurance subsidiaries were $1.1 billion. These securities, in conjunction with our positive cash flow from operations, provide adequate sources of liquidity for the expected payment of our loss reserves in the near future. We do not expect to sell securities or use our credit facilities to pay our policy liabilities as they come due. The current trend of favorable cash flow from operations is attributable to our workers' compensation segment. We expect favorable cash flow from operations to continue in 2006 but at reduced levels due to workers' compensation premium rate decreases.

        Zenith's insurance subsidiaries are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 2005 and 2004, investments with a fair value of $923.2 million and $677.4 million, respectively, were on deposit to comply with such regulations.

        Zenith National requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations, fund its operating expenses, and, from time to time, to make capital contributions to Zenith Insurance. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments and other marketable investments in Zenith National were $65.1 million and $63.9 million at December 31, 2005 and 2004, respectively. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short- and long-term.

        Zenith National's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in Note 13 to the Consolidated Financial Statements. In 2006, Zenith Insurance would be able to pay up to $133.2 million of dividends to Zenith National without the prior approval of the California Department of Insurance. Zenith Insurance paid dividends to Zenith National of $30.0 million, $20.0 million and $10.0 million in 2005, 2004 and 2003, respectively. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends.

        On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.0 million (see Note 9 to the Consolidated Financial Statements for a full description of the Convertible Notes). Zenith's Convertible Notes are convertible at each holder's option into shares of Zenith National's common stock under certain circumstances including if the price of Zenith National's common stock reaches specified thresholds. In 2005, holders of the Convertible Notes converted $123.8 million aggregate principal amount into shares of Zenith National's common stock. Each holder of the remaining $1.2 million of Convertible Notes has the right to convert the Convertible Notes into Zenith National's common stock at a conversion rate of 59.988 shares per $1,000 principal amount of Convertible Notes during the period beginning on January 1, 2006 and ending on March 31, 2006. Whether the Convertible Notes will be convertible after March 31, 2006 will depend upon the occurrence of the events specified in the Indenture governing the Convertible Notes, including the sale price of Zenith National's common stock. At December 31, 2005, the maximum number of shares that could be required to be issued upon conversion of the remaining Convertible Notes is approximately 69,000.

        In March 2004, Zenith National paid $7.6 million to repurchase $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith National ("Redeemable Securities"). Zenith National used its available cash balances to fund these purchases.

        At December 31, 2005, Zenith National had a $30.0 million revolving credit agreement,

expiring October 31, 2007, with a bank. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith National's credit rating. This credit agreement, as amended, contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2005. Zenith National did not renew another one-year revolving line of credit in the amount of $20.0 million which expired on August 1, 2005 because Zenith National's current cash, investments and other sources of liquidity are sufficient for any foreseeable requirements at this time. There were no amounts drawn under these lines of credit in 2005 or 2004 nor do we currently anticipate the need to draw on the remaining line of credit for the foreseeable future.

        Capital Resources.    In our insurance subsidiaries, cash and liquid investments are required to pay claims and expenses, but the amount of capital in our insurance subsidiaries influences how much premium we can write. The principal sources of capital for the insurance subsidiaries are the earnings generated by the workers' compensation, reinsurance and investments segments and contributions of capital by Zenith National. The amount of capital in Zenith's insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to Zenith's insurance subsidiaries and ratings for the debt issued by Zenith National. Insurance regulations require insurance companies to maintain capital at a minimum of 200% of regulatory risk-based capital. At December 31, 2005, Zenith Insurance's statutory capital was 284% of such minimum.

        In 2005, A.M. Best Company ("A.M. Best") affirmed the financial strength rating of Zenith's insurance subsidiaries at A- (Excellent), Standard & Poor's Rating Services ("S&P") affirmed the rating at BBB+ (Good), Moody's Investors Service ("Moody's") affirmed the rating at Baa1 (Adequate) and Fitch Ratings ("Fitch") affirmed the financial strength rating at A- (Strong). The ratings assigned by these agencies are primarily concerned with the ability of our insurance subsidiaries to pay the claims of policyholders and are therefore of interest to our agents and policyholders (and potential policyholders). Our competitive position is partly determined by these financial strength ratings and therefore we could be adversely affected by a reduction in these ratings. We currently believe that the most influential of these ratings is the rating assigned by A.M. Best. In the A.M. Best rating scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable." However, we believe that any reduction in our A.M. Best rating below A- could cause a reduction in the number of policies we write in our workers' compensation segment and this could have a material adverse effect on our results of operations and our financial position. In addition to the assigned rating, these rating agencies also provide an accompanying rating outlook for the company. The rating outlook is currently "stable" for the A.M. Best and Fitch ratings, and "positive" for the S&P and Moody's ratings.

        From time to time, Zenith National may make repurchases of its outstanding common stock shares or outstanding debt. At December 31, 2005, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

INFLATION

        Inflation rates may impact the financial statements and operating results in several areas. Changes in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of losses and loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses but not the portion of losses and loss reserves that relates to workers' compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary impacts are included as part of the continual review of loss reserve estimates. Actuarial account of increases or decreases in costs is considered in setting adequate workers' compensation premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

CONTRACTUAL OBLIGATIONS AND CONTINGENT LIABILITIES

        All of Zenith's outstanding financing obligations are included in the Consolidated Financial Statements and the accompanying Notes. There are no liquidity or financing arrangements with unconsolidated entities or any off-balance sheet arrangements. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short- and long-term.

        The table below sets forth the amounts of Zenith's contractual obligations, including interest payable, at December 31, 2005:

	Payments Due by Period
(Dollars in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Loss reserves	$362,805	$411,408	$201,886	$727,346	$1,703,445
Redeemable securities	5,045	10,090	10,090	149,799	175,024
Convertible notes	1,216				1,216
Operating lease commitments	7,985	13,052	5,932	645	27,614

Total	$377,051	$434,550	$217,908	$877,790	$1,907,299

        Our loss reserves do not have contractual maturity dates and the exact timing of the payment of claims cannot be predicted with certainty. However, based upon historical payment patterns, we have included an estimate of when we expect our loss reserves (without the benefit of any reinsurance recoveries) to be paid. We maintain a portfolio of investments with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. We do not expect to have to sell securities or use our credit facilities to pay claims.

        Our contractual obligations under the outstanding Redeemable Securities are comprised of $116.0 million of interest payments over the next 23 years and $59.0 million of principal payable in 2028. Our contractual obligations under the outstanding Convertible Notes are comprised of $1.2 million of principal that may be due in 2006 because the holders of the Convertible Notes currently have the right to convert their notes into our common stock during the first quarter of 2006 as a result of the triggering of the contingent conversion condition relative to our stock price at the end of the fourth quarter of 2005. Whether the notes will be convertible after March 31, 2006 will depend upon the occurrence of events specified in the Indenture governing the Convertible Notes, including the sale price of our common stock. If the Convertible Notes are not converted or redeemed prior to the scheduled maturity in 2023, the total interest obligation over the remaining term would be $1.2 million. In addition, Zenith may be required to pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes. See Note 9 to the Consolidated Financial Statements for more information concerning the Convertible Notes.

        Zenith's commitments and contingencies are discussed in Note 11 to the Consolidated Financial Statements. Accrued guarantee fund assessments would be payable within approximately one year, if they are ultimately assessed. We cannot currently predict the timing or the outcome of the contingencies surrounding recoveries from the Florida Special Disability Trust Fund.

        In addition to the foregoing commitments and contingencies, we have issued letters of credit in the amount of $8.0 million in favor of a Lloyd's syndicate that we reinsure to secure losses payable to the syndicate.

MARKET RISK OF FINANCIAL INSTRUMENTS

        The fair value of the fixed maturity investment portfolio is exposed to interest rate risk — the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, Zenith has the ability to hold fixed maturity investments to maturity. Zenith relies on the experience and judgment of senior management to monitor and mitigate the effects of market risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or option contracts, but will attempt to mitigate its exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, changes in interest rates and other factors. In addition, Zenith places the majority of its investments in high-quality, liquid securities and limits the amount of credit exposure to any one issuer.

        The table below provides information about Zenith's financial instruments for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair values of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include corporate bonds, municipal bonds, government bonds, redeemable preferred stock and mortgage-backed securities. For Zenith's debt obligations, the table presents principal cash flows by expected maturity dates (including interest).

	Expected Maturity Date
(Dollars in thousands)	2006	2007	2008	2009	2010	Thereafter	Total

December 31, 2005
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$59,111	$190,319	$70,724	$74,823	$62,436	$724,490	$1,181,903
Weighted average interest rate	4.8%	4.7%	5.2%	4.7%	5.0%	5.4%	5.2%
Short-term investments	$904,093						$904,093
Debt and interest obligations of Zenith:
Convertible notes payable(1)	1,216						1,216
Redeemable securities	5,045	$5,045	$5,045	$5,045	$5,045	$149,799	175,024

	Expected Maturity Date
(Dollars in thousands)	2005	2006	2007	2008	2009	Thereafter	Total

December 31, 2004
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$162,800	$246,370	$89,326	$79,488	$85,544	$588,075	$1,251,603
Weighted average interest rate	2.8%	3.1%	3.5%	3.9%	3.8%	5.0%	4.1%
Short-term investments	$492,126						$492,126
Debt and interest obligations of Zenith:
Convertible notes payable(1)	128,589						128,589
Redeemable securities	5,045	$5,045	$5,045	$5,045	$5,045	$154,843	180,068

(1) The Convertible notes payable are shown with an expected maturity date in 2006 at December 31, 2005 and in 2005 at December 31, 2004 because the note holders have the right to convert their notes into our common stock in the first quarter of 2006 and had the same right in the first quarter of 2005 (see discussion of the Convertible Notes under "Contractual Obligations and Contingent Liabilities" in the preceding section).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In December 2004, the Financial Accounting Standards Board ("FASB") issued statement No. 123-R, "Share-Based Payment" ("SFAS No. 123-R"). This statement requires that new, modified, and unvested share-based payment transactions, such as stock options and restricted stock, be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period of the award. Starting in the fourth quarter of 2002, we have been expensing the fair value of all stock options granted since January 1, 2002 under the prospective method. Zenith will adopt SFAS No. 123-R using the modified prospective method. Under this method, all employee stock option grants outstanding at the date of adoption will be expensed over the stock option vesting period based on the fair value at the date the options were granted. SFAS No. 123-R is effective as of January 1, 2006. The adoption of SFAS No. 123-R is not expected to have a material impact on our results of operations or financial condition because, as of December 31, 2005, there is no remaining unamortized compensation cost associated with stock option awards granted prior to 2002. There will be no material change in the accounting for Zenith's Restricted Stock Plan based upon the adoption of SFAS No. 123-R.

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

        Loss Reserve Estimation.    Loss reserve estimates are inherently uncertain because the ultimate amount we pay under many of the claims we have incurred as of the balance sheet date will not be known for many years. The impact of loss reserve developments on the results of operations in each of the three years ended December 31, 2005, is discussed in the preceding "Loss Reserves" section. Also included is a discussion of the key assumptions underlying our loss reserve estimates and the sensitivity of our loss reserve estimates to our important assumptions.

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

        Deferred Income Taxes.    The temporary differences between the tax and book bases of assets and liabilities are recorded as deferred income taxes. At December 31, 2005 and 2004, Zenith recorded net deferred tax assets of $67.7 million and $29.2 million, respectively, including deferred tax assets of $55.7 million and $49.1 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by taxes previously paid and by anticipated future taxable income, including investment income. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Years Ended December 31,	Note	2005	2004

(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned	1	$1,178,700	$944,425
Net investment income		79,200	61,876
Realized gains (losses) on investments		22,224	38,579

Total revenues		1,280,124	1,044,880

Results of operations by segment:
Net investment income		$79,200	$61,876
Realized gains (losses) on investments		22,224	38,579

Income before tax from investments segment		101,424	100,455
Income (loss) before tax from:
Workers' compensation segment		213,244	104,098
Reinsurance segment	2	(56,183)	(11,956)
Parent segment	3,5	(20,938)	(19,051)

Income (loss) from continuing operations before tax and before equity in earnings of investee		237,547	173,546
Income tax expense (benefit)		81,894	57,213

Income (loss) from continuing operations after tax and before equity in earnings of investee		155,653	116,333
Equity in earnings (losses) of investee after tax		794	1,381

Income (loss) from continuing operations after tax		156,447	117,714
Income from discontinued operations after tax	4	1,253	1,286

Net income (loss)		$157,700	$119,000

Per common share:
Income (loss) from continuing operations	5,7	$4.29	$3.35
Net income (loss)	5,7	4.32	3.38

Cash dividends declared per common share	7	0.94	0.75

Weighted average common shares outstanding	5,7	37,249	36,696

Financial condition:
Total assets		$2,717,456	$2,414,655
Investments		2,167,000	1,900,014
Unpaid losses and loss adjustment expenses		1,703,445	1,482,319
Senior notes payable	6
Convertible senior notes payable	5	1,124	121,548
Redeemable securities payable	6	58,833	58,825
Stockholders' equity		712,795	502,147
Stockholders' equity per share	7	19.14	17.28
Return on average equity		26.3%	27.2%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment		80.9%	88.5%
Reinsurance segment	2	187.1%	128.2%
Net premiums earned-to-surplus ratio		1.6	1.5
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		2.0	1.9

(1)
Net premiums earned in 2004, 2003 and 2002 are net of $98.7 million, $78.5 million and $36.8 million, respectively, of workers' compensation ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement. This agreement was terminated effective December 31, 2004.
(2)	2005, 2004, 2002 and 2001 include catastrophe losses before tax of $69.2 million, $21.1 million, $0.4 million and $41.7 million, respectively.
(3)	Includes interest expense before tax of $8.8 million, $13.1 million, $12.4 million, $5.1 million and $7.6 million in 2005, 2004, 2003, 2002 and 2001, respectively.
(4)
In 2002, we sold our home-building business and related real estate assets. Income from discontinued real estate operations in 2002 includes the gain on the sale of $6.3 million after tax. In 2005, 2004 and 2003, we received a payment of $1.9 million before tax ($1.3 million after tax), $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax), respectively, of additional sales proceeds under the earn-out provision of the sale.

Years Ended December 31,
	2003	2002	2001

(Dollars and shares in thousands, except per share data)
Revenues:
Premiums earned	$773,799	$557,055	$476,876
Net investment income	56,103	48,811	51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Total revenues	849,335	602,235	537,223

Results of operations by segment:
Net investment income	$56,103	$48,811	$51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Income before tax from investments segment	75,536	45,180	60,347
Income (loss) before tax from:
Workers' compensation segment	29,260	(43,848)	(58,329)
Reinsurance segment	9,562	7,644	(31,918)
Parent segment	(17,694)	(10,237)	(11,402)

Income (loss) from continuing operations before tax and before equity in earnings of investee	96,664	(1,261)	(41,302)
Income tax expense (benefit)	33,664	(914)	(13,756)

Income (loss) from continuing operations after tax and before equity in earnings of investee	63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax	2,846	1,363	(2,060)

Income (loss) from continuing operations after tax	65,846	1,016	(29,606)
Income from discontinued operations after tax	1,154	9,184	3,746

Net income (loss)	$67,000	$10,200	$(25,860)

Per common share:
Income (loss) from continuing operations	$2.04	$0.03	$(1.12)
Net income (loss)	2.07	0.36	(0.98)

Cash dividends declared per common share	0.67	0.67	0.67

Weighted average common shares outstanding	34,256	28,343	26,390

Financial condition:
Total assets	$2,023,704	$1,615,113	$1,537,999
Investments	1,530,494	1,098,284	941,527
Unpaid losses and loss adjustment expenses	1,220,749	1,041,532	946,822
Senior notes payable			57,203
Convertible senior notes payable	121,019
Redeemable securities payable	66,794	65,719	65,669
Stockholders' equity	383,246	317,024	300,551
Stockholders' equity per share	13.51	11.26	10.80
Return on average equity	18.8%	3.3%	(8.5)%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment	95.9%	108.7%	114.0%
Reinsurance segment	84.3%	85.6%	152.3%
Net premiums earned-to-surplus ratio	1.5	1.5	1.6
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.0	2.2	2.5

(5)
On March 21, 2003, Zenith issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") and received net proceeds of approximately $120.0 million. Diluted per share amounts for the years ended December 31, 2005, 2004 and 2003 reflect the impact of the additional shares issued or issuable in connection with the Convertible Notes. In 2005, $123.8 million of the Convertible Notes were converted into shares of our common stock. In connection with certain of these conversions we paid a cash incentive of $4.7 million in 2005.
(6)
In 2004, Zenith repurchased $8.0 million aggregate liquidation amount of outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith. A gain of $0.3 million before tax ($0.2 million after tax) was recorded on the repurchase. In 2002, Zenith paid the outstanding principal of $57.2 million of its 9% Senior Notes due May 1, 2002.
(7)
Diluted per share amounts, weighted average shares outstanding, dividends per share and stockholders' equity per share in the current and prior years reflect the 3-for-2 stock split distributed on October 11, 2005.

CONSOLIDATED BALANCE SHEETS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	December 31,
(Dollars and shares in thousands)	2005	2004

Assets:
Investments:
Fixed maturity investments:
At amortized cost (fair value $137,237 in 2005 and $140,828 in 2004)	$137,535	$138,260
At fair value (amortized cost $1,048,089 in 2005 and $1,091,453 in 2004)	1,044,666	1,110,775
Equity securities, at fair value (cost $68,048 in 2005 and $62,962 in 2004)	73,304	106,062
Mortgage loans (at unpaid principal balance)		12,645
Short-term investments (at cost or amortized cost, which approximates fair value)	904,093	492,126
Investment in Advent Capital (Holdings) PLC (See Note 4)		28,066
Other investments	7,402	12,080

Total investments	2,167,000	1,900,014
Cash	7,469	10,322
Accrued investment income	14,165	15,312
Premiums receivable, less bad debt allowance of $77 in 2005 and $192 in 2004	64,749	58,161
Receivable from reinsurers and state trust funds for paid and unpaid losses	259,076	293,572
Deferred policy acquisition costs	16,674	18,664
Deferred tax asset	67,674	29,152
Goodwill	20,985	20,985
Other assets	99,664	68,473

Total assets	$2,717,456	$2,414,655

Liabilities:
Policy liabilities:
Unpaid losses and loss adjustment expenses	$1,703,445	$1,482,319
Unearned premiums	123,473	142,219
Policyholders' dividends accrued	30,576	6,001
Convertible senior notes payable, less unamortized discount of $26 in 2005 and $3,447 in 2004	1,124	121,548
Redeemable securities, less unamortized discount of $167 in 2005 and $175 in 2004	58,833	58,825
Current income tax payable	2,543	8,269
Other liabilities	84,667	93,327

Total liabilities	2,004,661	1,912,508

Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2005 and 2004
Common stock, $1 par, 50,000 shares authorized; issued 44,944 (including 11,520 shares issued on October 11, 2005 as a 3-for-2 stock split) in 2005 and 26,510 in 2004; outstanding 37,249 in 2005 and 19,371 in 2004 (See Note 1)	44,944	26,510
Additional paid-in capital	462,590	318,850
Retained earnings	379,031	254,682
Unearned compensation	(8,309)	(4,588)
Accumulated other comprehensive income	1,191	43,583

	879,447	639,037
Treasury stock, at cost (7,695 shares in 2005 and 7,139 shares in 2004)	(166,652)	(136,890)

Total stockholders' equity	712,795	502,147

Total liabilities and stockholders' equity	$2,717,456	$2,414,655

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2005	2004	2003

Revenues:
Premiums earned	$1,178,700	$944,425	$773,799
Net investment income	79,200	61,876	56,103
Realized gains on investments	22,224	38,579	19,433

Total revenues	1,280,124	1,044,880	849,335

Expenses:
Loss and loss adjustment expenses incurred	703,870	628,763	537,922
Policy acquisition costs	171,135	117,265	107,792
Underwriting and other operating expenses	125,095	106,513	92,122
Policyholders' dividends	29,010	5,742	2,485
Interest expense	8,757	13,051	12,350
Payment regarding conversion of convertible senior notes (See Note 9)	4,710

Total expenses	1,042,577	871,334	752,671

Income from continuing operations before tax and equity in earnings of investee	237,547	173,546	96,664
Income tax expense	81,894	57,213	33,664

Income from continuing operations after tax and before equity in earnings of investee	155,653	116,333	63,000
Equity in earnings of investee, net of income tax expense of $428 in 2005, $743 in 2004 and $1,532 in 2003 (See Note 4)	794	1,381	2,846

Income from continuing operations	156,447	117,714	65,846

Gain on sale of discontinued real estate segment, net of income tax expense of $675 in 2005, $692 in 2004 and $621 in 2003	1,253	1,286	1,154

Net income	$157,700	$119,000	$67,000

Net income per common share (2004 and 2003 are restated for a 3-for-2 stock split, see Notes 1 and 14):
Basic:
Continuing operations	$4.66	$4.10	$2.33
Discontinued operations	0.04	0.04	0.04

Net income	$4.70	$4.14	$2.37

Diluted:
Continuing operations	$4.29	$3.35	$2.04
Discontinued operations	0.03	0.03	0.03

Net income	$4.32	$3.38	$2.07

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Cash flows from operating activities:
Premiums collected	$1,200,424	$1,130,188	$912,400
Investment income received	72,066	62,337	56,343
Loss and loss adjustment expenses paid	(455,420)	(402,432)	(368,989)
Underwriting and other operating expenses paid	(365,107)	(362,140)	(284,604)
Interest paid	(10,101)	(12,934)	(10,058)
Income taxes paid	(92,292)	(69,128)	(21,320)
Cash paid regarding conversion of convertible senior notes	(4,710)

Net cash provided by operating activities	344,860	345,891	283,772

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity	(31,179)	(45,030)	(54,270)
Fixed maturity securities available-for-sale	(1,664,184)	(965,956)	(1,100,628)
Equity securities available-for-sale	(71,966)	(69,197)	(61,948)
Other investments	(862)	(10,865)	(24,435)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	31,571	29,357	36,034
Fixed maturity securities available-for-sale	53,458	47,665	27,984
Other investments	24,893	48,004	8,992
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	1,644,659	760,370	831,707
Equity securities available-for-sale	114,308	94,571	72,410
Other investments		2,893	2,790
Net increase in short-term investments	(401,419)	(205,064)	(127,129)
Net proceeds from sale of discontinued real estate segment	1,928	1,978	1,775
Capital expenditures and other, net	(12,858)	(9,747)	(10,857)

Net cash used in investing activities	(311,651)	(321,021)	(397,575)

Cash flows from financing activities:
Cash dividends paid to common stockholders	(29,472)	(20,849)	(18,786)
Proceeds from exercise of stock options	4,296	5,895	3,153
Purchase of treasury shares	(10,886)
Repurchase of redeemable securities		(7,600)
Net proceeds from issuance of convertible senior notes			119,990
Cash advanced from bank lines of credit			46,500
Cash repaid on bank lines of credit			(46,500)

Net cash (used in) provided by financing activities	(36,062)	(22,554)	104,357

Net (decrease) increase in cash	(2,853)	2,316	(9,446)
Cash at beginning of year	10,322	8,006	17,452

Cash at end of year	$7,469	$10,322	$8,006

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Reconciliation of net income to net cash flows provided by operating activities:
Net income	$157,700	$119,000	$67,000
Adjustments to reconcile net income to net cash flows provided by operating activities:
Gain on sale of discontinued real estate segment	(1,253)	(1,286)	(1,154)
Net depreciation, amortization and accretion	859	11,085	9,320
Realized gains on investments	(22,224)	(38,579)	(19,433)
Equity in earnings of investee	(794)	(1,381)	(2,846)
(Increase) decrease in:
Accrued investment income	1,147	(2,193)	(2,129)
Premiums receivable	(6,110)	10,534	12,419
Receivable from reinsurers and state trust funds for paid and unpaid losses	29,977	(25,445)	(2,808)
Deferred policy acquisition costs	1,990	(6,742)	1,452
Increase (decrease) in:
Unpaid losses and loss adjustment expenses	221,126	261,570	179,217
Unearned premiums	(18,746)	30,969	13,863
Net income tax payable	(20,646)	(14,693)	11,941
Tax benefit on options exercised	10,248	2,778	403
Accrued expenses	(5,175)	(5,476)	13,220
Other	(3,239)	5,750	3,307

Net cash provided by operating activities	$344,860	$345,891	$283,772

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2005	2004	2003

Preferred stock, $1 par:
Beginning of year	none	none	none

End of year	none	none	none

Common stock, $1 par:
Beginning of year	$26,510	$25,928	$25,786
Exercise of stock options	985	462	142
Conversion of convertible senior notes (See Note 9)	5,806
3-for-2 stock split (See Note 1)	11,520
Restricted stock awards granted	127	122
Restricted stock awards forfeited	(4)	(2)

End of year	$44,944	$26,510	$25,928

Additional paid-in capital:
Beginning of year	$318,850	$300,448	$296,974
Exercise of stock options	22,186	10,182	3,011
Tax benefit on options exercised	10,248	2,778	403
Recognition of stock-based compensation on stock options	61	60	60
Conversion of convertible senior notes (See Note 9)	116,391	5
3-for-2 stock split (See Note 1)	(11,520)
Restricted stock awards granted	6,551	5,488
Restricted stock awards forfeited	(177)	(111)

End of year	$462,590	$318,850	$300,448

Retained earnings:
Beginning of year	$254,682	$157,191	$109,008
Net income	157,700	119,000	67,000
Cash dividends declared to common stockholders	(33,351)	(21,509)	(18,817)

End of year	$379,031	$254,682	$157,191

Unearned compensation (See Note 12):
Beginning of year	$(4,588)
Restricted stock awards granted	(6,551)	$(5,488)
Amortization to compensation expense	2,830	900

End of year	$(8,309)	$(4,588)

Accumulated other comprehensive income:
Beginning of year	$43,583	$31,821	$17,398
Net change in unrealized appreciation on investments, net of deferred tax expense and reclassification adjustment	(39,383)	11,833	11,341
Change in foreign currency translation adjustment, net of deferred tax	(3,009)	(71)	3,082

End of year	$1,191	$43,583	$31,821

Treasury stock, at cost:
Beginning of year	$(136,890)	$(132,142)	$(132,142)
Acquisition of treasury shares	(29,762)	(4,748)

End of year	$(166,652)	$(136,890)	$(132,142)

Total stockholders' equity	$712,795	$502,147	$383,246

Cash dividends declared per common share (2004 and 2003 are restated, see Note 1)	$0.94	$0.75	$0.67

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Net income	$157,700	$119,000	$67,000
Other comprehensive (loss) income, net of tax:
Net change in unrealized appreciation on investments	(39,383)	11,833	11,341
Change in foreign currency translation adjustment	(3,009)	(71)	3,082

Comprehensive income	$115,308	$130,762	$81,423

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1

BASIS OF PRESENTATION AND
SUMMARY OF OPERATIONS

        Basis of Presentation.    The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include Zenith National Insurance Corp. ("Zenith National") and its subsidiaries (collectively, "Zenith"). All intercompany transactions and balances have been eliminated in consolidation.

        Organization and Operations.    Zenith National is engaged through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")) in the workers' compensation insurance business, nationally, and the assumed reinsurance business. In September 2005 we announced that we will exit the assumed reinsurance business. Zenith will not renew existing assumed reinsurance contracts and has ceased writing any new contracts. We will service our obligations under our existing assumed reinsurance contracts and will receive earned premiums and be subject to continuing exposure to losses until our in-force assumed reinsurance contracts expire. The results of the Reinsurance segment will continue to be included in the results of continuing operations. In addition to the workers' compensation insurance and assumed reinsurance segments, Zenith's other business segments include investments and parent (see Note 16). Zenith's home-building business and related real estate assets were sold in 2002. The results of the discontinued real estate segment are presented as discontinued operations (see Note 20). Results of operations of Zenith's investment in Advent Capital (Holdings) PLC ("Advent Capital") are presented as equity in earnings of investee through the second quarter of 2005 (see Note 4).

        Use of Estimates.    GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

        3-for-2 Stock Split.    On September 7, 2005, Zenith National's Board of Directors declared a 3-for-2 stock split which was paid in the form of a 50% stock dividend. The additional shares of Zenith National's common stock were distributed on October 11, 2005 to shareholders of record as of September 19, 2005. The 3-for-2 stock split was recorded in the third quarter of 2005 as an increase to common stock and a decrease to additional paid-in capital. Issued and outstanding shares in the consolidated balance sheets for prior periods were not restated. Dividends, earnings per share amounts and common stock shares and prices in the current and prior periods reflect the 3-for-2 stock split.

NOTE 2

SUMMARY OF ACCOUNTING POLICIES

INVESTMENTS

        Zenith's investments in debt and equity securities are classified into the following three categories: (1) held-to-maturity — those securities which by their terms must be redeemed by the issuing company and that Zenith has the positive intent and ability to hold to maturity are reported at amortized cost; (2) trading — those securities that are held principally for the purpose of selling in the near term are reported at fair value with unrealized gains and losses included in earnings; and (3) available-for-sale — those securities not classified as either held-to-maturity or trading are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of deferred tax. There were no investments classified as trading at December 31, 2005 or 2004. The majority of held-to-maturity investments are mortgage-backed securities issued by the Government National Mortgage Association ("GNMA") and Zenith receives periodic returns of principal on these securities in addition to interest income.

        Short-term investments include debt securities such as corporate, municipal and U.S. Treasury securities with maturities of less than one year at the date of purchase. For these short-term investments, the cost or amortized cost is a reasonable estimate of fair value.

        Mortgage loans were carried at unpaid principal balance. All of the principal on Zenith's mortgage loans was collected in 2005.

        Other investments are comprised of investments in limited partnerships. If our share of a partnership's capital is greater than 3%, we account for the investment on the equity method, and the carrying value of our investment is adjusted to reflect our share of the underlying equity of the partnership. If our share of the partnership capital is less than 3%, we account for the investment at cost, which is also a reasonable estimate of fair value.

        The investment in Advent Capital was accounted for under the equity method through the second quarter of 2005 (see Note 4).

        When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be "other-than-temporary" such investment is written-down to its fair value and the amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. The amount of any write-downs are determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. During the years ended December 31, 2005, 2004 and 2003, there were $9.5 million, $0.1 million and $2.9 million, respectively, of such write-downs.

        Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold, which is determined by the "identified cost" method.

CASH

        Cash includes currency on hand and demand deposits with financial institutions.

RECOGNITION OF PROPERTY-CASUALTY REVENUE AND EXPENSE

        Revenue recognition.    The consideration paid for an insurance policy or reinsurance contract is generally known as a "premium." Premiums billed to and paid by our policyholders and reinsured companies are the revenues attributable to our workers' compensation and reinsurance segments. Premiums are billed and collected according to policy terms, predominantly in the form of installments during the policy period. Premiums are earned pro-rata over the terms of the policies. Billed premiums applicable to the unexpired terms of policies in-force are recorded in the accompanying consolidated balance sheets as a liability for unearned premiums.

        Workers' compensation premiums.    Workers' compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience-based modification factor. An audit of the policyholders' records is conducted after policy expiration to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. We can estimate earned but unbilled premiums because we keep track, by policy, of how much additional premium is billed in final audit invoices as a percentage of the original estimated amount that was billed. We use the historical percentage to estimate the probable additional amount that we have earned but not yet billed as of the balance sheet date. Estimated earned but not billed premiums included in premiums receivable were $11.0 million and $12.9 million at December 31, 2005 and 2004, respectively.

        Any amounts receivable for billed premiums are charged-off if they are submitted to our in-house legal collections department. An estimate of amounts that are likely to be charged-off is established as an allowance for doubtful accounts as of the balance sheet date. The estimate is comprised of any specific accounts that are past due and are considered probable to be charged-off and a provision against remaining accounts receivable based on historical charge-off data.

        We have written a relatively small number of workers' compensation policies that are retrospectively-rated. Under this type of policy, subsequent to policy expiration, the policyholder may be entitled to a refund or may owe additional premium based on the amount of losses sustained under the policy. These retrospective premium adjustments are limited in the amount by which they increase or decrease the standard amount of premium applicable to the policy. We can estimate these retrospective premium adjustments because we know the underlying loss experience of the policies involved. The estimated liability for return of premiums under retrospectively-rated workers' compensation policies included in unearned premiums was $8.9 million and $6.2 million at December 31, 2005 and 2004, respectively.

        Assumed reinsurance premiums.    Reinsurance contracts covering catastrophe losses are customarily written to provide reinsurance for losses associated with one catastrophic event with a provision to reinstate the contract for the unexpired term of the original contract. An additional premium, called a reinstatement premium, is due in consideration of the reinstatement. If a catastrophe loss is reported and we accrue an estimate for loss, any unearned premium associated with the contract at that time becomes fully earned. The reinstatement premium is then earned over the remaining term of the contract. Additional premiums earned attributable to reinstatement premiums for catastrophe reinsurance contracts were $20.7 million, $3.5 million and none in 2005, 2004 and 2003, respectively.

        Losses and loss adjustment expenses incurred.    Losses and loss adjustment expenses incurred in the accompanying consolidated statements of operations include provisions for the amount we expect to ultimately pay for all reported and unreported claims for the applicable periods. Loss adjustment expenses are the expenses applicable to the process of administering, settling and investigating claims, including legal expenses.

        Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material.

        Unpaid losses and loss adjustment expenses.    The liabilities for unpaid losses and loss adjustment expenses in the accompanying consolidated balance sheets ("loss reserves") are estimates of the unpaid amounts that we expect to pay for the ultimate cost of reported and unreported claims as of the balance sheet date. Loss reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Actuarial techniques and methods are utilized to establish the most reasonably accurate estimate of loss reserves and we perform a comprehensive review of our loss reserves every quarter. Any resulting adjustments to loss reserves are reflected in our Consolidated Statements of Operations in the period the changes are made.

        When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. Our actuaries use this information about reported claims in some of their estimation techniques. In estimating our total loss reserves, we make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as IBNR claims. In addition to this provision for later reported claims, we also have to estimate the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. Our actuarial estimation techniques for estimating our loss reserves make provision for both IBNR and bulk reserves in total, but not separately.

        The principal uncertainty in our workers' compensation loss reserve estimates at this time is caused by the trend of increasing severity in the years prior to 2002 compared to the severity trend in more recent years. Severity is the average cost of a claim. The increasing severity trend, or inflation rate, is attributable to changes in medical costs (payments to providers to treat injured workers) and indemnity payments (payments to injured workers for lost wages) per claim. We have observed a favorable change in the inflationary trend in the amounts we have paid for claims in recent accident years compared to payments for 2001 and prior, but there is uncertainty as to whether the recent lower inflation data will be sustained over the long term. We believe our loss reserve estimates are adequate. However, the actual ultimate inflation rate will not be known with any certainty for several years. We assume that general healthcare inflation trends will continue and will impact our long term claim costs and reserves. We will evaluate our best estimate of inflation rates and reserves every quarter to reflect the most current data.

        Catastrophes.    Insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major loss events, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Our assumed reinsurance business was written so that the exposure to reinsurance losses from any one catastrophic event in a worst-case scenario, after the benefit of the applicable premium and reinstatement premium and income taxes, was not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity.

        Estimates of the impact of the 2005 and 2004 hurricanes and other catastrophes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

        Deferred policy acquisition costs.    Policy acquisition costs, consisting of commissions,

premium taxes and certain other underwriting costs that vary with, and are primarily related to, the production of new or renewal business are deferred and amortized as the related premiums are earned.

        A premium deficiency is recognized if the sum of expected claims costs, claims adjustment expenses, expected dividends to policyholders, unamortized acquisition costs and policy maintenance costs exceed the related unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. We do not consider anticipated investment income when determining if a premium deficiency exists. Our estimates indicate that there was no premium deficiency at December 31, 2005 and 2004.

        Policyholders' dividends.    We write workers' compensation policies for which the policyholder may participate in favorable claims experience through a dividend. An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. The dividend to which a policyholder may be entitled is set forth in the policy and is related to the amount of losses sustained under the policy. Dividends are calculated after policy expiration (usually at 9 months and at 21 months after such expiration). We are able to estimate any liability we may have because we know the underlying loss experience of the policies we have written with dividend provisions and can estimate future dividend payments from the policy terms.

REINSURANCE CEDED

        In the ordinary course of business and in accordance with general insurance industry practices, we purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses in the workers' compensation segment. Such reinsurance reduces the magnitude of such losses on net income and the capital of Zenith Insurance. Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance agreement. We monitor the financial condition of our reinsurers and do not believe that Zenith is currently exposed to any material credit risk through its ceded reinsurance arrangements because most of our reinsurance is recoverable from large, well-capitalized reinsurance companies. Historically, no material amounts due from reinsurers have been written-off as uncollectible other than in connection with Reliance Insurance Company ("Reliance") (see Note 11).

        Earned premiums and loss and loss adjustment expenses incurred are stated in the accompanying Consolidated Statements of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid loss and loss adjustment expenses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid losses and loss adjustment expenses amounted to $243.3 million and $270.9 million at December 31, 2005 and 2004, respectively. In

1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively "RISCORP") related to RISCORP's workers' compensation business. Also, in 1998, Zenith entered into an aggregate excess of loss reinsurance agreement which provides ceded reinsurance for unpaid losses assumed by Zenith Insurance from RISCORP up to $50.0 million in excess of $182.0 million. Receivable from reinsurers on unpaid losses and loss adjustment expenses at December 31, 2005 and 2004 includes $10.7 million and $12.5 million, respectively, recoverable under such reinsurance and is secured by assets held in a trust account. The deferred benefit associated with such reinsurance was $3.4 million and $4.3 million at December 31, 2005 and 2004, respectively.

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

INTANGIBLE ASSETS

        Goodwill from acquisitions was $21.0 million at December 31, 2005 and 2004 net of accumulated amortization of $3.6 million and is included in assets of the workers' compensation segment. Zenith evaluated this goodwill at December 31, 2005 and 2004 and determined that such goodwill was not impaired. Other than goodwill, Zenith had no intangible assets at December 31, 2005 or 2004.

EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK

        Employee Stock Options.    Under an employee non-qualified stock option plan adopted by the Board of Directors and stockholders of Zenith National in 1996 (the "Stock Option Plan"), options are granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. All of the options outstanding at December 31, 2005 expire five years after the date of the grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,500,000 shares (with 1,198,500 shares outstanding at December 31, 2004 and none outstanding at December 31, 2005) was for a term of ten years and vested one-fifth per year after the first year and would have expired on March 14, 2006.

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

        Restricted Stock Awards.    Under a restricted stock plan approved by our stockholders in May 2004, as amended in May 2005 (the "Restricted Stock Plan"), non-employee Directors and key employees are awarded shares of Zenith National's common stock with restricted ownership rights. Of the shares of stock granted to employees, 50% vest two years from the grant date. The remaining 50% of the shares vest four years from the grant date. Shares granted to non-employee Directors vest in equal amounts of one third of the amount granted over three years. The fair value of Restricted Stock Awards is recognized as additional paid-in capital and unearned compensation at the grant date. Unearned compensation is recognized as an expense over the vesting period of the awards. The effect of any forfeitures are accounted for as they occur.

        Effect of Stock-Based Compensation.    The following table sets forth the effect of all stock-based compensation included in net income and the pro forma effect of all stock-based compensation if the fair value of stock options accounted for under the intrinsic value method of APB No. 25 were included in net income for the periods presented:

	Year Ended December 31,
(Dollars in thousands, except per share data)
	2005	2004	2003

Net income as reported	$157,700	$119,000	$67,000
Stock-based compensation expense included in reported net income, net of income tax benefit (1)	1,986	677	39
Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefit	(2,007)	(808)	(300)

Pro forma net income	$157,679	$118,869	$66,739

Net income per share — basic (2):
Net income per share as reported	$4.70	$4.14	$2.37
Net income per share — pro forma	4.70	4.14	2.37
Net income per share — diluted (2):
Net income per share as reported	4.32	3.38	2.07
Net income per share — pro forma	4.32	3.38	2.06

(1) Represents compensation expense on all restricted stock grants and on stock option awards granted after January 1, 2002.

(2) 2004 and 2003 amounts restated to reflect the 3-for-2 stock split in 2005 — see Note 1.

RECLASSIFICATIONS

        Certain prior year cash flow amounts have been reclassified to conform to the current year presentation.

FOREIGN CURRENCY TRANSLATION

        Translation gains or losses, net of applicable tax, associated with foreign currency investments accounted for under the equity method were credited or charged directly to a separate component of other comprehensive income.

        The fair value of any foreign investments in our investment portfolio includes a component to reflect the fair value in United States dollars.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In December 2004, the Financial Accounting Standards Board ("FASB") issued statement No. 123-R, "Share-Based Payment" ("SFAS No. 123-R"). This statement requires that new, modified, and unvested share-based payment transactions, such as stock options and restricted stock, be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period of the award. Starting in the fourth quarter of 2002, we have been expensing the fair value of all stock options granted since January 1, 2002 under the prospective method. Zenith will adopt SFAS No. 123-R using the modified prospective method. Under this method, all employee stock option grants outstanding at the date of adoption will be expensed over the stock option vesting period based on the fair value at the date the options were granted. SFAS No. 123-R is effective as of January 1, 2006. The adoption of SFAS No. 123-R is not expected to have a material impact on our results of operations or financial condition because as of December 31, 2005, there is no remaining unamortized compensation cost associated with awards granted prior to 2002. There will be no material change in the accounting for Zenith's Restricted Stock Plan based upon the adoption of SFAS No. 123-R.

NOTE 3

INVESTMENTS

        The amortized cost, fair value and carrying value of investments were as follows:

		Gross Unrealized
December 31, 2005 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$11,575		$(12)	$11,563	$11,575
Mortgage-backed securities	97,315	$994	(177)	98,132	97,315
State and local government debt	23,645		(994)	22,651	23,645
Foreign government debt	5,000		(109)	4,891	5,000

Total held-to-maturity	$137,535	$994	$(1,292)	$137,237	$137,535

Available-for-sale:
U.S. government debt	$168,645		$(1,364)	$167,281	$167,281
State and local government debt	102,281	$294	(1,225)	101,350	101,350
Corporate debt	732,958	5,900	(9,085)	729,773	729,773
Mortgage-backed securities	18,769	808		19,577	19,577
Redeemable preferred stocks	25,436	1,426	(177)	26,685	26,685
Equity securities	68,048	11,299	(6,043)	73,304	73,304
Short-term investments	904,093			904,093	904,093

Total available-for-sale	$2,020,230	$19,727	$(17,894)	$2,022,063	$2,022,063

		Gross Unrealized
December 31, 2004 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$5,294	$975		$6,269	$5,294
Mortgage-backed securities	103,998	2,349		106,347	103,998
State and local government debt	23,968		$(783)	23,185	23,968
Foreign government debt	5,000	27		5,027	5,000

Total held-to-maturity	$138,260	$3,351	$(783)	$140,828	$138,260

Available-for-sale:
U.S. government debt	$332,276	$61	$(2,380)	$329,957	$329,957
State and local government debt	103,410	1,239	(592)	104,057	104,057
Corporate debt	611,403	18,129	(1,050)	628,482	628,482
Mortgage-backed securities	19,623	1,103		20,726	20,726
Redeemable preferred stocks	24,741	2,826	(14)	27,553	27,553
Equity securities	62,962	43,689	(589)	106,062	106,062
Short-term investments	492,126			492,126	492,126

Total available-for-sale	$1,646,541	$67,047	$(4,625)	$1,708,963	$1,708,963

        Fixed maturity securities, including short-term investments, by contractual maturity were as follows at December 31, 2005:

(Dollars in thousands)	Amortized Cost	Fair Value

Held-to-maturity:
Due after 1 year through 5 years	$5,438	$5,350
Due after 5 years through 10 years	120,522	120,324
Due after 10 years	11,575	11,563

Total held-to-maturity	$137,535	$137,237

Available-for-sale:
Due in 1 year or less	$963,153	$963,204
Due after 1 year through 5 years	394,300	392,952
Due after 5 years through 10 years	512,642	509,462
Due after 10 years	82,087	83,141

Total available-for-sale	$1,952,182	$1,948,759

        Mortgage-backed securities are shown as being due at their average expected maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Fixed maturity securities classified as held-to-maturity with unrealized losses at December 31, 2005 and 2004 were as follows:

December 31, 2005 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Municipal bonds	$16,192	$(665)	5
Corporate debt	40,150	(298)	8

Total	56,342	(963)	13

Greater than 12 months:
Municipal bonds	6,459	(329)	2

Total	6,459	(329)	2

Total held-to-maturity:
Municipal bonds	22,651	(994)	7
Corporate debt	40,150	(298)	8

Total held-to-maturity	$62,801	$(1,292)	15

December 31, 2004 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Municipal bonds	$16,536	$(520)	5

Total	16,536	(520)	5

Greater than 12 months:
Municipal bonds	6,649	(263)	2

Total	6,649	(263)	2

Total held-to-maturity:
Municipal bonds	23,185	(783)	7

Total held-to-maturity	$23,185	$(783)	7

        Securities classified as available-for-sale with unrealized losses at December 31, 2005 and 2004 were as follows:

December 31, 2005 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
U.S. government debt	$167,281	$(1,364)	8
Municipal bonds	61,187	(1,225)	19
Corporate debt	428,164	(8,546)	89
Redeemable preferred stocks	3,170	(177)	3
Equity securities	46,998	(6,043)	11

Total	706,800	(17,355)	130

Greater than 12 months:
Corporate debt	17,357	(539)	5

Total	17,357	(539)	5

Total available-for-sale:
U.S. government debt	167,281	(1,364)	8
Municipal bonds	61,187	(1,225)	19
Corporate debt	445,521	(9,085)	94
Redeemable preferred stocks	3,170	(177)	3
Equity securities	46,998	(6,043)	11

Total available-for-sale	$724,157	$(17,894)	135

December 31, 2004 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
U.S. government debt	$324,842	$(2,380)	10
Municipal bonds	38,737	(592)	15
Corporate debt	124,132	(825)	30
Redeemable preferred stocks	1,273	(13)	1
Equity securities	7,952	(589)	6

Total	496,936	(4,399)	62

Greater than 12 months:
Corporate debt	5,455	(225)	1
Redeemable preferred stock	468	(1)	1

Total	5,923	(226)	2

Total available-for-sale:
U.S. government debt	324,842	(2,380)	10
Municipal bonds	38,737	(592)	15
Corporate debt	129,587	(1,050)	31
Redeemable preferred stocks	1,741	(14)	2
Equity securities	7,952	(589)	6

Total available-for-sale	$502,859	$(4,625)	64

        Unrealized losses on fixed maturity securities at December 31, 2005 are principally attributable to increases in short-term interest rates in 2005. Unrealized losses at December 31, 2005 on equity securities includes $3.9 million of unrealized losses attributable to the foreign currency translation adjustment component of the fair value of two securities between United States dollars and British pounds. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2005 and that our remaining unrealized losses are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities, as described above, and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for fourteen years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

        At December 31, 2005 and 2004, 93% and 92%, respectively, of Zenith's consolidated portfolio of fixed maturity investments and short-term investments were classified as available-for-sale. The change in fair value of fixed maturity investments classified as available-for-sale resulted in a decrease in stockholders' equity of $14.8 million after deferred tax from December 31, 2004 to December 31, 2005 and a decrease of $4.2 million from December 31, 2003 to December 31, 2004. Fluctuating interest rates will impact stockholders' equity, realized gains and maturities of certain debt securities.

        The gross realized gains on sales of investments classified as available-for-sale during 2005, 2004 and 2003 were $34.7 million, $28.0 million and $31.7 million, respectively, and the gross realized losses were $12.3 million, $4.7 million and $11.2 million, respectively.

        Net realized and unrealized investment (losses) gains on fixed maturity and equity securities were as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Net realized (losses) gains:
Fixed maturity securities	$(7,665)	$6,473	$17,442
Equity securities	30,067	16,909	3,035
Change in fair value over (under) cost:
Fixed maturity securities	(25,611)	(5,630)	(6,069)
Equity securities	(37,844)	24,591	21,561

        Net investment income was as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Fixed maturity securities:
Bonds	$64,750	$50,930	$50,634
Redeemable preferred stocks	2,287	2,197	2,165
Equity securities:
Common stocks	1,162	986	842
Floating rate preferred stocks			401
Convertible and non-redeemable preferred stocks	85	127	126
Mortgage loans	362	5,652	2,955
Short-term investments	14,766	5,353	2,309
Other	361	642	438

Subtotal	83,773	65,887	59,870
Investment expenses	(4,573)	(4,011)	(3,767)

Net investment income	$79,200	$61,876	$56,103

        Investments with a fair value of $923.2 million and $677.4 million at December 31, 2005 and 2004, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

NOTE 4

INVESTMENT IN ADVENT CAPITAL

        At December 31, 2005 and 2004, Zenith owned 22.1 million shares of Advent Capital common stock. On June 3, 2005, Advent Capital sold 114.3 million shares of its common stock in a public offering at the United States dollar equivalent of $0.64 per share. On the same date, Advent Capital common stock was listed for trading on the Alternative Investments Market of the London Stock Exchange ("AIM"). Prior to Advent Capital's listing on the AIM, there was no public market for such shares. Prior to the public offering, Zenith owned approximately 20.9% of the outstanding shares of Advent Capital and recorded its investment in Advent Capital under the equity method of accounting. Under the equity method, we recognized our share of the earnings or losses of Advent Capital on a one-quarter lag to allow sufficient time for Advent Capital to prepare its financial statements. After the sale of additional shares of common stock by Advent Capital, Zenith owns 10.0% of the outstanding shares of Advent Capital and accounts for its investment in Advent Capital under the cost method and reports this investment in the Consolidated Balance Sheet at fair value.

        To reflect the new, publicly traded price of Advent Capital, Zenith reduced the carrying value of this investment to its fair value resulting in a charge of $9.5 million before tax ($6.2 million after tax) in the second quarter of 2005 as a reduction of realized gains on investments. The charge resulted from the difference between the fair value of our investment in Advent Capital, based upon the offering price for Advent Capital's common stock, and the carrying value of the investment under the equity method as of the date of the public offering. The carrying value under the equity method as of the date of the public offering included our share of Advent Capital's loss for the first quarter of 2005, the most recent period for which such financial information was available. We were unable to estimate our share of Advent Capital's earnings or losses for the period between the end of the first quarter of 2005 and the date of the public offering. However, the amount of any such share would have no impact on our consolidated net income in the second quarter of 2005 because the charge required to reduce our investment in Advent Capital to its fair value would have increased or decreased by the amount of any such share of earnings or losses recorded under the equity method of accounting.

        At December 31, 2005, our investment in Advent Capital is included in equity securities classified as available-for-sale. The fair value of the investment is the publicly traded price for Advent Capital's common stock obtained from the AIM and reflected in United States dollars. Changes in the fair value of the investment since the date of the public offering are recorded as a component of other comprehensive income. We do not presently intend to sell any of our shares of Advent Capital common stock.

        In each of the second quarters of 2005 and 2004, we received a dividend payment from Advent Capital of $1.1 million.

        The table that follows contains summary information with respect to Advent Capital's results of operations for the twelve months ended September 30, 2003, after adjustments to reflect GAAP in the United States:

(Dollars in thousands)

Revenues	$179,661
Claims incurred net of reinsurance	89,538
Profit on ordinary activities before taxation	30,716
Profit on ordinary activities after taxation	21,358

        At December 31, 2005 and 2004, Advent Capital is not a "significant subsidiary", as defined in Regulation S-X Rule 1-02(w) issued by the Securities and Exchange Commission of the United States. Therefore, summarized financial information is not presented at December 31, 2005 and 2004 or for the 12 months ended September 30, 2005 and 2004.

NOTE 5

FAIR VALUES OF FINANCIAL INSTRUMENTS

        Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. The following summarizes the carrying value and fair value of Zenith's financial instruments. For financial instruments not discussed below, the carrying amount is a reasonable estimate of the fair value.

	2005		2004
December 31,			Carrying Value
(Dollars in thousands)	Carrying Value	Fair Value		Fair Value

Assets:
Investments	$2,167,000	$2,166,702	$1,900,014	$1,902,582
Liabilities:
Convertible notes	1,124	3,156	121,548	245,793
Redeemable securities	58,833	58,632	58,825	58,341

        Fair values of investments, which are further detailed in Note 3, were determined using market prices obtained from independent pricing services and various broker-dealers, or the fair value is estimated using analytical methods. The fair values of non-traded fixed maturity securities of $41.0 million and $48.5 million at December 31, 2005 and 2004, respectively, were estimated using quantitative analytical techniques, which compare such securities with the prices of traded securities with similar characteristics, to arrive at an estimate of fair value. The $23.7 million fair value of a non-traded common stock investment at December 31, 2005 was estimated based on the net asset value of the company. The fair values of the 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes") and 8.55% Capital Securities ("Redeemable Securities"), were estimated using quantitative analytical techniques, which compare the Convertible Notes to the price of our common stock, into which they are convertible, and the Redeemable Securities to the price of traded securities with similar characteristics.

NOTE 6

PROPERTIES AND EQUIPMENT

        Properties and equipment, included in other assets, consist of the following:

December 31, (Dollars in thousands)	2005	2004

Land	$9,650	$9,650
Buildings	34,700	33,932
Furniture, fixtures and equipment	70,146	59,898

Subtotal	114,496	103,480
Accumulated depreciation	(57,316)	(50,163)

Total	$57,180	$53,317

        Depreciation expense in the years ended December 31, 2005, 2004 and 2003 was $8.9 million, $7.8 million and $6.6 million, respectively.

NOTE 7

INCOME TAX

        Zenith files a consolidated federal income tax return. The insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

        The components of the provision for tax on the income from continuing operations before equity in earnings of investee were:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Current	$96,141	$64,677	$37,457
Deferred	(14,247)	(7,464)	(3,793)

Income tax expense	$81,894	$57,213	$33,664

        The difference between the statutory income tax rate of 35% and Zenith's effective tax rate on income from continuing operations before tax and equity in earnings of its investee, as reflected in the Consolidated Statements of Operations, was as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Statutory income tax expense	$83,141	$60,741	$33,832
(Reduction) increase in tax:
Dividend received deduction and tax-exempt interest	(1,866)	(2,000)	(1,482)
Reduction in tax estimate for a prior year	(1,105)	(2,596)
Non-deductible expenses and other	1,724	1,068	1,314

Income tax expense	$81,894	$57,213	$33,664

        Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

December 31,	2005		2004

	Deferred Tax		Deferred Tax

(Dollars in thousands)	Assets	Liabilities	Assets	Liabilities

Investments		$5,989		$29,824
Deferred policy acquisition costs		5,836		6,532
Properties and equipment		5,008		4,722
Unpaid losses and loss adjustment expenses discount	$55,697		$49,145
Limitation on deduction for unearned premiums	11,676		13,882
Policyholders' dividends accrued	10,702		1,977
Deferred income on retroactive reinsurance	1,204		1,516
Other	6,510	1,282	5,880	2,170

	$85,789	$18,115	$72,400	$43,248

Net deferred tax asset	$67,674		$29,152

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

NOTE 8

UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

        The following table represents a reconciliation of changes in the liability for unpaid losses and loss adjustment expenses:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Beginning of year, net	$1,212,032	$990,877	$825,869
Incurred claims:
Current accident year	730,770	615,397	523,707
Prior accident years	(26,900)	13,366	14,215

Total incurred claims	703,870	628,763	537,922

Payments:
Current accident year	(147,926)	(108,944)	(91,871)
Prior accident years	(308,179)	(298,664)	(281,043)

Total payments	(456,105)	(407,608)	(372,914)

End of year, net	1,459,797	1,212,032	990,877
Receivable from reinsurers and state trust funds for unpaid losses	243,648	270,287	229,872

End of year, gross	$1,703,445	$1,482,319	$1,220,749

        The net $26.9 million favorable development in 2005 was principally due to a net decrease in workers' compensation loss reserves for prior years. Net adverse development in 2004 and 2003 was due to net increases in workers' compensation loss reserves for prior years, offset by a decrease in assumed reinsurance loss reserves for prior years in 2004.

NOTE 9

DEBT

        Convertible Senior Notes Payable.    On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.0 million. In 2005, a total $123.8 million of aggregate principal amount of the Convertible Notes were converted into shares of Zenith National's common stock. Zenith entered into privately negotiated transactions with the holders of $81.2 million of the aggregate principal amount pursuant to which the holders converted their Convertible Notes in accordance with the Indenture governing the Convertible Notes ("the Indenture") and received a total of $4.7 million in cash as an incentive for such conversion. An additional $42.6 million aggregate principal amount of the Convertible Notes were converted into shares of Zenith National's common stock and no cash incentive was paid in connection with these conversions.

        No commission or other remuneration was paid or given directly or indirectly for soliciting these transactions. The cash incentive paid in connection with the foregoing conversions is included in the results of the Parent segment.

        The remaining $1.2 million aggregate principal amount of Convertible Notes outstanding at December 31, 2005 are general unsecured obligations of Zenith National and rank equally with Zenith's other unsecured and unsubordinated obligations. Interest on the Convertible Notes is payable semi-annually on March 30 and September 30, beginning September 30, 2003. In addition, Zenith National will pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes. Each $1,000 principal amount of the Convertible Notes is convertible at each holder's option into 59.988 shares of Zenith National's common stock, par value $1.00 per share (subject to adjustment as provided in the Indenture) only if: (i) during any fiscal quarter the sale price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (ii) after the 30th day following the initial issuance of the Convertible Notes, the credit rating assigned to the Convertible Notes by Standard & Poor's Rating Services falls below BB- or is suspended or withdrawn; (iii) Zenith has called the Convertible Notes for redemption; or (iv) certain corporate events have occurred. The conversion rate of 59.988 shares for each $1,000 principal amount of Convertible Notes is equivalent to a conversion price of $16.67 per share of Zenith National's common stock. The sale price of Zenith National's common stock exceeded 120% of the conversion price of $16.67 per share for 20 trading days during the last 30 trading days of the fourth quarter of 2005. As a result of this event, each holder of the remaining $1.2 million aggregate principal amount of the notes has the right to convert their Convertible Notes into Zenith National's common stock at a conversion rate of 59.988 shares per $1,000 principal amount of Convertible Notes during the period beginning on January 1, 2006 and ending on

March 31, 2006 (maximum number of shares that could be required to be issued is approximately 69,000). Whether the Convertible Notes will be convertible after March 31, 2006 will depend upon the occurrence of the events specified in the Indenture, including the sale price of Zenith National's common stock.

        Zenith may redeem some or all of the remaining $1.2 million aggregate principal amount of Convertible Notes for cash on or after March 30, 2008 at the prices specified in the Indenture. Each holder may require Zenith to repurchase all or a portion of its Convertible Notes on March 30, 2010, March 30, 2013, March 30, 2018, or, subject to certain exceptions, upon a change of control of Zenith. If any holder requires Zenith to repurchase its Convertible Notes in any of these events, Zenith may choose to pay the repurchase price in cash or shares of its common stock or a combination of cash and shares of its common stock.

        In March 2004, $5,000 aggregate principal amount of Convertible Notes were converted into 200 shares of Zenith National's common stock at the election of the holders thereof.

        Issue costs and discount of $5.0 million are being amortized using the effective interest method over the time from issuance to March 30, 2010. During the years ended December 31, 2005, 2004 and 2003, $3.5 million, $7.8 million and $6.0 million, respectively, of interest, issue costs and discount were expensed.

        Redeemable Securities.    At December 31, 2005 and 2004, Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith National, had $59.0 million outstanding of the $75.0 million Redeemable Securities originally issued. The Redeemable Securities pay semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.

        The Trust had invested $77.3 million in Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures") at December 31, 2005 and 2004, which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at 100% of the principal amount of the Subordinated Debentures plus a "make-whole premium," if any, together with accrued and unpaid interest. The make-whole premium is the excess of the then present value of the remaining scheduled payments of principal and interest over 100% of the principal amount. Payments on the Redeemable Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National fully and unconditionally guarantees the distributions on, and the liquidation amount generally of, the Redeemable Securities to the extent the Trust has funds legally available therefor. Zenith National's guarantee of the Redeemable Securities, as well as the Subordinated Debentures, is subordinated to all other indebtedness of Zenith National.

        The issue costs and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During each of the years ended December 31, 2005, 2004 and 2003, $5.1 million, $5.2 million and $5.8 million, respectively, of interest, issue costs and discount were expensed.

        In March 2004, Zenith National repurchased $8.0 million aggregate liquidation amount of the outstanding Redeemable Securities which resulted in a gain of $0.3 million before tax ($0.2 million after tax). The gain has been recorded as a reduction of interest expense in the year ended December 31, 2004. Zenith National used its available cash balances to fund these purchases.

        Aggregate Maturities.    At December 31, 2005, the aggregate maturities for all of Zenith's long-term borrowings for each of the five years and thereafter were as follows:

(Dollars in thousands)	Convertible Notes	Redeemable Securities	Total

Maturing in:
2006	$1,150		$1,150
2007
2008
2009
2010
Thereafter		$59,000	59,000

Total	$1,150	$59,000	$60,150

        The maturity of the remaining outstanding Convertible Notes is presented as being due in 2006 because the holders of our Convertible Notes have the right to convert their notes into our common stock during the first quarter of 2006 since the contingent conversion condition relative to our stock price was met as of December 31, 2005. If the remaining Convertible Notes are not converted or redeemed, their scheduled maturity is March 2023.

        Bank Line of Credit.    At December 31, 2005, Zenith National had a $30.0 million revolving credit agreement, expiring October 31, 2007, with a bank. Interest is payable on any outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith National's credit rating. This credit agreement, as amended, contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2005.

        In January 2003, we borrowed $45.0 million under our bank lines of credit to make a capital contribution to Zenith Insurance. All of the borrowing was repaid from the net proceeds from the issuance of the Convertible Notes on March 21, 2003. There were no outstanding borrowings under bank lines of credit at December 31, 2005 and 2004.

        We currently do not anticipate any need to draw on our bank line of credit because Zenith National's current cash and available invested assets are sufficient for any foreseeable requirements at this time.

NOTE 10

REINSURANCE CEDED

        Zenith maintains excess of loss and catastrophe reinsurance which provided protection for workers' compensation losses in excess of $1.0 million up to $150.0 million in 2005. In 2006, we added an additional $50.0 million of catastrophe reinsurance protection for losses arising out of a California earthquake in excess of $150.0 million up to $200.0 million. We will also retain 50% of any losses between $10.0 million and $20.0 million in 2006.

        Also, from January 1, 2002 through December 31, 2004, we ceded 10% of our workers' compensation premiums under a quota share reinsurance agreement. Quota share reinsurance allows the ceding company (Zenith Insurance) to increase the amount of business it writes while sharing the premiums and associated risks with the assuming company. The effect of the quota share reinsurance is similar to providing capital to Zenith Insurance. Other sources of capital for Zenith Insurance are the earnings generated from its workers' compensation, reinsurance and investments segments and, from time to time, contributions of capital from Zenith National. We believe that these other sources of capital are sufficient to support the operations of Zenith Insurance for the foreseeable future and we terminated the quota share contract effective December 31, 2004.

        Reinsurance transactions reflected in the accompanying Consolidated Statements of Operations were as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Direct premiums earned	$1,148,775	$1,034,903	$815,446
Assumed premiums earned	76,505	53,782	70,684
Ceded premiums earned	(46,580)	(144,260)	(112,331)

Net premiums earned	$1,178,700	$944,425	$773,799

Ceded loss and loss adjustment expenses incurred	$12,294	$78,229	$26,645

NOTE 11

COMMITMENTS AND CONTINGENCIES

        Leases.    Zenith has office space, equipment and automobile leases expiring through 2011. The minimum lease payments for the next five years and thereafter on these non-cancelable operating leases at December 31, 2005 were as follows:

(Dollars in thousands)	Equipment and Auto Fleet	Offices	Total

2006	$1,520	$6,465	$7,985
2007	926	6,632	7,558
2008	531	4,963	5,494
2009	35	3,536	3,571
2010		2,361	2,361
Thereafter		645	645

Total	$3,012	$24,602	$27,614

        Rent expense for the years ended December 31, 2005, 2004 and 2003 was $8.7 million, $7.5 million and $5.9 million, respectively.

        Contingencies Surrounding Reinsurance Receivable from Reliance.    At December 31, 2005 and 2004, Reliance owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

        On October 3, 2001, the Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. In 2001, we recorded an impairment provision of $3.0 million for our receivable from Reliance based on the information available at the time about the assets and liabilities of Reliance. In 2005, we wrote-off the remaining $3.0 million net receivable from Reliance.

        Contingencies Surrounding State Guarantee Fund Assessments.    State guarantee funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of the insolvent company's liabilities to policyholders. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at December 31, 2005.

        Zenith recorded an estimate of $6.4 million (net of expected recoveries of $2.0 million recoverable before the end of 2006) for its expected liability at December 31, 2005 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at December 31, 2005. The estimated expense for Guarantee Fund assessments was $5.4 million, $5.4 million and $3.4 million in 2005, 2004 and 2003, respectively. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

        Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable.    The Florida Special Disability Trust Fund ("SDTF") was established to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF promotes the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. At December 31, 2005, approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $5.8 million, net of amounts due to reinsurers. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by currently assessing a fee of 4.52% of workers' compensation premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect recoveries for second injury claims from the SDTF and although the SDTF is currently about 42 months behind schedule in reimbursing claims, we expect to fully recover the remaining amount receivable.

        Litigation.    Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

NOTE 12

STOCK-BASED COMPENSATION PLANS

        Employee Stock Options.    The fair value of all employee stock options granted since 2002 are being expensed over the stock option vesting period. The total cost of Zenith's stock option grants (no options were granted in 2005, 2004 or 2003), which will be reflected in earnings ratably through 2006, is estimated to be approximately $23,000 before tax.

        The following table provides certain information regarding the shares authorized and outstanding under the Stock Option Plan at December 31, 2005:

(Shares in thousands)

Number of shares to be issued upon exercise of outstanding options	21
Number of shares authorized for option grants	4,014
Number of shares remaining available for future issuance	714
Weighted-average exercise price of outstanding options	$20.51

        Changes in stock options for the three years ended December 31, 2005 were as follows:

(Shares in thousands)	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2002	2,607	$15.95
Exercised	(214)	14.72
Expired	(132)	18.65
Forfeited	(56)	20.21

Outstanding at December 31, 2003	2,205	15.81
Exercised	(691)	15.37
Expired	(5)	15.17
Forfeited	(20)	15.80

Outstanding at December 31, 2004	1,489	16.01
Exercised	(1,457)	18.47
Forfeited	(11)	20.88

Outstanding at December 31, 2005	21	20.51

        Certain information on outstanding options at December 31, 2005 was as follows:

		Weighted Average
Range of Exercise Price (Shares in thousands)	Number Outstanding	Remaining Life in Years	Outstanding Options Exercise Price

$19.60 - 20.88	21	1.21	$20.51

        Options exercisable at December 31, 2005, 2004 and 2003 were 3,750, 1,412,000 and 1,968,000, respectively. Certain information on exercisable options at December 31, 2005 was as follows:

Exercise Price (Shares in thousands)	Number Exercisable	Exercisable Options Weighted Average Exercise Price

$19.60	4	$19.60

        Common stock prices and number of shares in all of the preceding tables describing stock options have been adjusted to reflect the 3-for-2 stock split in 2005.

        Restricted Stock.    Pursuant to the Restricted Stock Plan, we granted restricted stock awards with weighted average grant prices of $44.74 in 2005 and $30.66 in 2004, based upon the closing prices of Zenith National's common stock on the grant dates. In connection with these restricted stock awards, stockholders' equity was increased when we recorded $6.6 million and $5.5 million, in 2005 and 2004, respectively, of additional paid-in capital and reduced when we recorded $6.6 million and $5.5 million, in 2005 and 2004 respectively, of unearned compensation. The unearned compensation represents the fair value of the restricted stock awards on the grant date and is being amortized to compensation expense over the vesting period of the awards. Compensation expense recognized in the years ended December 31, 2005 and 2004 was

$1.8 million and $0.6 million after tax, respectively.

        The following table provides certain information regarding the shares authorized and outstanding under the Restricted Stock Plan at December 31, 2005:

(Shares in thousands)

Number of shares authorized for grants	375
Number of shares outstanding	320
Number of shares available for future grants	55
Weighted-average grant price of outstanding shares	$36.37

        Changes in restricted stock for three years ended December 31, 2005 were as follows:

(Shares in thousands)	Number of Shares	Weighted Average Grant Price

Outstanding at December 31, 2003
Granted	183	$30.66
Forfeited	(4)	30.17

Outstanding at December 31, 2004	179	30.67
Granted	147	44.74
Forfeited	(6)	30.17

Outstanding at December 31, 2005	320	36.37

        Common stock prices and number of shares in all of the preceding tables describing shares under the Restricted Stock Plan have been adjusted to reflect the 3-for-2 stock split in 2005.

NOTE 13

STOCKHOLDERS' EQUITY AND
STATUTORY FINANCIAL INFORMATION

        Common Stock.    From time to time, Zenith National may make repurchases of its outstanding common shares. At December 31, 2005, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors on February 24, 1998. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

        Dividend Restrictions.    The California Insurance Holding Company System Regulatory Act limits the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiary of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the state of California must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. Such restrictions on dividends are not cumulative. Zenith Insurance paid dividends to Zenith National of $30.0 million, $20.0 million and $10.0 million in 2005, 2004 and 2003, respectively. In 2006, $133.2 million can be paid to Zenith National in dividends without prior approval of the California Department of Insurance ("California DOI"). The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends.

        Statutory Financial Data.    The capital stock and surplus and net income of Zenith's insurance subsidiaries, prepared in accordance with the statutory accounting practices of the

National Association of Insurance Commissioners ("NAIC") were as follows:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Capital stock and surplus	$685,511	$573,270	$459,805
Net income	162,158	112,824	72,127

        The California DOI (the domiciliary state of our insurance subsidiaries) requires that in addition to applying the NAIC's statutory accounting practices, insurance companies must record, under certain circumstances, an additional liability, called an "excess statutory reserve." If the workers' compensation loss and loss adjustment expense ratio is less than 65% in each of the three most recent accident years, the difference is recorded as an excess statutory reserve. The excess statutory reserves required by the California DOI reduced surplus by $244.7 million to $440.8 million and by $41.0 million to $573.3 million at December 31, 2005 and 2004, respectively, as filed and reported to regulators. Excess statutory reserves do not impact statutory net income and we do not expect they will have any material impact on the operation of our business.

        The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation changes frequently. Compliance is essential and is an inherent risk of the business.

NOTE 14

EARNINGS AND DIVIDENDS PER SHARE

        The following table sets forth the computation of basic and diluted net income per common share.

	Year Ended December 31,
(In thousands, except per share data)
	2005	2004	2003

(A) Income from continuing operations	$156,447	$117,714	$65,846
(B) Income from discontinued operations	1,253	1,286	1,154

(C) Net income	$157,700	$119,000	$67,000

(D) Interest expense on the Convertible Notes, net of tax	$2,254	$5,070	$3,911

(E) Weighted average shares outstanding	33,555	28,737	28,209
Common shares issuable under the Stock Option Plan (treasury stock method)	124	450	191
Common shares issuable under the Restricted Stock Plan (treasury stock method)	92	9
Common shares issuable upon conversion of the Convertible Notes	3,281	7,500	5,856

(F) Weighted average shares outstanding — diluted	37,052	36,696	34,256

Net income per common share:
Basic:
(A)/(E) Continuing operations	$4.66	$4.10	$2.33
(B)/(E) Discontinued operations	0.04	0.04	0.04

(C)/(E) Net income	$4.70	$4.14	$2.37

Diluted:
((A)+(D))/(F) Continuing operations	$4.29	$3.35	$2.04
(B)/(F) Discontinued operations	0.03	0.03	0.03

((C)+(D))/(F) Net income	$4.32	$3.38	$2.07

Cash dividends declared per common share	$0.94	$0.75	$0.67

        Weighted average shares outstanding and shares issuable under the employee stock option plan, restricted stock plan and upon conversion of the Convertible Notes have been adjusted to reflect the 3-for-2 stock split distributed on October 11, 2005.

        Basic weighted average shares outstanding for the year ended December 31, 2005 includes shares issued in 2005 in connection with the conversions of $123.8 million aggregate principal amount of our Convertible Notes. Diluted weighted average shares outstanding include the impact of all additional shares that would be issuable in connection with conversion of all of the Convertible Notes. This represents an additional 3.3 million, 7.5 million and 5.9 million shares for the years ended December 31, 2005, 2004 and 2003, respectively. After tax interest expense associated with the Convertible Notes of $2.3 million, $5.1 million and $3.9 million for the years ended December 31, 2005, 2004 and 2003, respectively, was added back to net income in computing diluted earnings per share.

        Employee stock options to purchase 82,500 shares of common stock at an average price of $20.88 per share were outstanding as of December 31, 2003, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

NOTE 15

OTHER COMPREHENSIVE INCOME

        Other comprehensive income is comprised of changes in unrealized appreciation on investments classified as available-for-sale and changes in foreign currency translation adjustments on investments accounted for under the equity method. The following table summarizes the components of accumulated other comprehensive income:

	December 31,
(Dollars in thousands)	2005	2004

Net unrealized appreciation on investments, before tax	$1,833	$62,422
Deferred tax expense	642	21,848

Net unrealized appreciation on investments, net of tax	1,191	40,574

Foreign currency translation adjustment, before tax		4,629
Deferred tax expense		1,620

Foreign currency translation adjustment, net of tax		3,009

Total accumulated other comprehensive income	$1,191	$43,583

        The following table summarizes the components of our other comprehensive (loss) income, other than net income, for the three years ended December 31, 2005:

(Dollars in thousands)	Pre-Tax	Income Tax Effect	After-Tax

Year Ended December 31, 2005

Net unrealized depreciation arising during the year	$(34,346)	$(12,021)	$(22,325)
Less: reclassification adjustment for realized gains included in net income	(26,243)	(9,185)	(17,058)

Net change in unrealized appreciation on investments	(60,589)	(21,206)	(39,383)

Change in foreign currency translation arising during the year
Less: reclassification adjustment for realized foreign currency gains included in net income	(4,629)	(1,620)	(3,009)

Net change in foreign currency translation	(4,629)	(1,620)	(3,009)

Total other comprehensive (loss)	$(65,218)	$(22,826)	$(42,392)

Year Ended December 31, 2004

Net unrealized appreciation arising during the year	$40,973	$14,341	$26,632
Less: reclassification adjustment for realized gains included in net income	(22,768)	(7,969)	(14,799)

Net change in unrealized appreciation on investments	18,205	6,372	11,833

Increase in foreign currency translation arising during the year	3,017	1,055	1,962
Less: reclassification adjustment for realized foreign currency gains included in net income	(3,127)	(1,094)	(2,033)

Net change in foreign currency translation	(110)	(39)	(71)

Total other comprehensive income	$18,095	$6,333	$11,762

Year Ended December 31, 2003

Net unrealized appreciation arising during year	$19,492	$6,823	$12,669
Plus: reclassification adjustment for realized losses included in net income	(2,044)	(716)	(1,328)

Net change in unrealized appreciation on investments	17,448	6,107	11,341
Net change in foreign currency translation	4,742	1,660	3,082

Total other comprehensive income	$22,190	$7,767	$14,423

NOTE 16

SEGMENT INFORMATION

        Our business is comprised of the following segments: workers' compensation; reinsurance; investments; and parent. Our real estate segment was discontinued in 2002. Segments are designated based on the types of products and services provided. Workers' compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees injured in the course of employment. Reinsurance principally consists of assumed reinsurance of property losses from worldwide catastrophes and large property risks. Income from operations of the investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income (loss) from operations of the workers' compensation and reinsurance segments is determined solely by deducting net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned. Loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of its insurance subsidiaries and other investment securities.

        In September 2005, we announced that we will exit the reinsurance business. Zenith will not renew existing assumed reinsurance contracts and has ceased writing any new contracts. We will service our obligations under our existing assumed reinsurance contracts and will receive earned premiums and be subject to continuing exposure to losses until our in-force assumed reinsurance contracts expire. The results of the reinsurance segment will continue to be included in the results of continuing operations.

        In 2005, we wrote workers' compensation premiums in 45 states, but the largest concentrations, 68% and 19%, respectively, of our workers' compensation premiums, were in California and Florida. The concentration of our business in these states makes the results of our operations dependent upon trends that are characteristic of these states as compared to national trends, for example, state legislation, competition and workers' compensation inflation trends.

        The accounting policies of the segments are the same as those described in Note 2.

        The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance industry. The combined ratio is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net incurred loss and loss adjustment expenses to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our insurance businesses is to achieve a combined ratio of 100% or lower and to achieve a workers' compensation combined ratio that is at least three percentage points lower than the combined ratio of the national workers' compensation industry.

        Segment information is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate (1)	Investments	Parent	Total

Year Ended December 31, 2005

Revenues:
Premiums earned	$1,114,194	$64,506				$1,178,700
Net investment income				$79,200		79,200
Realized gains on investments				22,224		22,224

Total revenues	1,114,194	64,506		101,424		1,280,124

Interest expense					$(8,757)	(8,757)

Income (loss) from continuing operations before tax and equity in earnings of investee	213,244	(56,183)		101,424	(20,938)	237,547
Income tax expense (benefit)	74,990	(19,664)		33,620	(7,052)	81,894

Income (loss) from continuing operations after tax and before equity in earnings of investee	138,254	(36,519)		67,804	(13,886)	155,653
Equity in earnings of investee, net of income tax expense of $428				794		794

Income (loss) from continuing operations	138,254	(36,519)		68,598	(13,886)	156,447

Gain on sale of discontinued real estate segment, net of income tax expense of $675			$1,253			1,253

Net income (loss)	$138,254	$(36,519)	$1,253	$68,598	$(13,886)	$157,700

Combined ratios	80.9%	187.1%

Total assets	$464,194	$59,398		$2,187,993	$5,871	$2,717,456

(1) Gain on sale of discontinued real estate segment represents a payment received in 2005 of additional sales proceeds under the earn-out provision of the sale of Zenith's home-building business and related real estate assets in October 2002 (See Notes 1 and 20).

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

(1) Gain on sale of discontinued real estate segment represents a payment received in 2004 of additional sales proceeds under the earn-out provision of the sale of Zenith's home-building business and related real estate assets in October 2002 (See Notes 1 and 20).

(2) Parent segment includes $2.6 million in reduced income tax expense for a reduction of an estimated tax liability for prior years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate (1)	Investments	Parent	Total

Year Ended December 31, 2003

Revenues:
Premiums earned	$712,796	$61,003				$773,799
Net investment income				$56,103		56,103
Realized losses on investments				19,433		19,433

Total revenues	712,796	61,003		75,536		849,335

Interest expense					$(12,350)	(12,350)

Income (loss) from continuing operations before tax and equity in earnings of investee	29,260	9,562		75,536	(17,694)	96,664
Income tax expense (benefit)	11,570	3,347		24,939	(6,192)	33,664

Income (loss) from continuing operations after tax and before equity in earnings of investee	17,690	6,215		50,597	(11,502)	63,000
Equity in earnings of investee, net of income tax expense of $1,532				2,846		2,846

Income (loss) from continuing operations	17,690	6,215		53,443	(11,502)	65,846

Gain on sale of discontinued real estate segment, net of income tax expense of $621			$1,154			1,154

Net income (loss)	$17,690	$6,215	$1,154	$53,443	$(11,502)	$67,000

Combined ratios	95.9%	84.3%

Investment in Advent Capital				$25,188		$25,188

Total assets	$447,950	$34,586		$1,534,487	$6,681	$2,023,704

(1) Gain on sale of discontinued real estate segment represents a payment received in 2003 of additional sales proceeds under the earn-out provision of the sale of Zenith's home-building business and related real estate assets in October 2002 (see Notes 1 and 20).

        The following table is a reconciliation of our segment results to the accompanying Consolidated Statement of Operations:

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Income before tax from investment segment:
Net investment income	$79,200	$61,876	$56,103
Realized gains on investments	22,224	38,579	19,433

Income before tax from investments segment	101,424	100,455	75,536
Income (loss) before tax from:
Workers' compensation segment	213,244	104,098	29,260
Reinsurance segment	(56,183)	(11,956)	9,562
Parent segment	(20,938)	(19,051)	(17,694)

Income from continuing operations before tax and before equity in earnings of investee	237,547	173,546	96,664
Income tax expense	81,894	57,213	33,664

Income from continuing operations after tax and before equity in earnings of investee	155,653	116,333	63,000
Equity in earnings of investee after tax	794	1,381	2,846

Income from continuing operations after tax	156,447	117,714	65,846
Gain on sale of discontinued real estate segment after tax	1,253	1,286	1,154

Net income	$157,700	$119,000	$67,000

NOTE 17

EMPLOYEE BENEFIT AND RETIREMENT PLANS

        Zenith offers a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all of its subsidiaries' eligible employees. Zenith matches 50% of employee contributions that are 6% or less of salary on a current basis and is not liable for any future payments under the plan. For the years ended December 31, 2005, 2004 and 2003, Zenith contributed $2.7 million, $2.3 million, and $1.9 million, respectively.

        Zenith also offers a stock purchase plan, under which all employees are able to purchase shares of Zenith National's common stock at market value. Zenith matches 25% of all employee purchases. For the years ended December 31, 2005, 2004 and 2003, Zenith contributed $0.9 million, $0.5 million and $0.4 million, respectively.

NOTE 18

RELATED PARTIES

        The following table shows Zenith's investment in its related parties, at fair value:

	December 31,
(Dollars in thousands)	2005	2004

Wynn Resorts, Limited	$13,713	$50,190

        Two of Zenith's Directors are also Directors of Wynn Resorts, Limited.

NOTE 19

EXERCISE OF STOCK OPTIONS USING PREVIOUSLY ACQUIRED SHARES

        A Zenith employee exercised his option to purchase from Zenith National a total of 1,198,500 shares of Zenith National's common stock in 2005 and 301,500 shares in 2004 at an exercise price of $15.75 per share (all shares and the exercise price reflect the 3-for-2 stock split) using previously owned shares to pay the purchase price. In connection with the exercises in 2005, the employee arranged with Zenith for it to withhold shares from the option shares being used as reimbursement of withholding taxes due.

        The following table sets forth these transactions:

(Dollars and shares in thousands, except per share data)	Sept. 2005	Feb. 2005	Mar. 2004

Shares of common stock purchased	268	931	301
Exercise price per share	$15.75	$15.75	$15.75
Aggregate exercise price	4,219	14,657	4,748
Number of shares tendered by employee in lieu of cash payment of aggregate exercise price	99	432	182
Number of shares withheld for withholding taxes due	78	225
Value of shares tendered by employee in lieu of cash payment of aggregate exercise price	$4,219	$14,657	$4,748
Value of shares withheld for withholding taxes due	3,341	7,545

        These exercises of stock options had no net effect on cash or stockholders' equity in 2005 or 2004 because the increase in treasury stock for the shares tendered was offset by an increase in common stock and an increase in additional paid-in capital for the shares issued. The shares withheld by Zenith in lieu of cash payment from him to reimburse Zenith for withholding taxes decreased stockholders' equity by increasing treasury stock and decreasing cash.

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

        In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We recorded additional gains on this sale of $1.9 million ($1.3 million after tax), $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax) in 2005, 2004 and 2003, respectively. These gains represent our share of MTH Nevada's profits for the twelve months ended September 30, 2005, 2004 and 2003, respectively, under the earn-out provision of the sale. The last such payment under the earn-out provision was received in 2005.

NOTE 21

QUARTERLY FINANCIAL DATA AND COMMON STOCK PRICES (UNAUDITED)

        Quarterly results for the years ended December 31, 2005 and 2004 were as follows:

	2005 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Premiums earned	$285,717	$296,780	$301,302	$294,901
Net investment income	17,131	19,051	20,550	22,468
Realized gains on investments	2,870	16,352	2,043	959

Income from continuing operations	39,300	46,400	21,747	49,000
Gain on sale of discontinued real estate segment			1,253

Net income	$39,300	$46,400	$23,000	$49,000

Net income per common share(1):
— basic	$1.35	$1.36	$0.67	$1.34
— diluted	1.10	1.26	0.63	1.32

(1) Income per share amounts in the first and second quarters of 2005 have been restated to reflect the 3-for-2 stock split distributed on October 11, 2005 (see Note 1).

	2004 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Premiums earned	$224,713	$231,917	$239,716	$248,079
Net investment income	14,875	14,041	14,909	18,051
Realized gains on investments	3,809	1,863	6,690	26,217

Income from continuing operations	25,100	24,800	24,114	43,700
Gain on sale of discontinued real estate segment			1,286

Net income	$25,100	$24,800	$25,400	$43,700

Net income per common share(1):
— basic	$0.88	$0.86	$0.88	$1.51
— diluted	0.73	0.71	0.72	1.22

(1) Income per share amounts in all quarters of 2004 have been restated to reflect the 3-for-2 stock split distributed on October 11, 2005 (see Note 1).

        The following table shows the high and low common stock prices as reported by the New York Stock Exchange during each quarter for the past two years.

	2005		2004
Quarter Ended	High	Low	High	Low

March 31	$34.87	$30.65	$27.30	$21.38
June 30	46.00	34.17	33.76	25.81
September 30	48.99	40.90	34.19	27.78
December 31	48.90	41.00	34.09	24.80

        Stock prices prior to the stock split have been restated to reflect the 3-for-2 stock split distributed on October 11, 2005 (see Note 1).

        As of February 14, 2006, there were 188 registered holders of record of Zenith National's common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

        We have completed integrated audits of Zenith National Insurance Corp.'s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)

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
February 16, 2006

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

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO EXCHANGE ACT RULE 13a-14(a) OR RULE 15d-14(a)

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

Date: February 16, 2006
Chairman of the Board and President (Chief Executive Officer) Zenith National Insurance Corp.

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

Date: February 16, 2006
Senior Vice President & Chief Financial Officer Zenith National Insurance Corp.

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

                 In connection with the Annual Report on Form 10-K of Zenith National Insurance Corp. (the "Company") for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Stanley R. Zax, as Chief Executive Officer of the Company, and William J. Owen, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1)
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 16, 2006

Chairman of the Board and President (Chief Executive Officer)	Chief Financial Officer

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

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

                 Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2005.

        Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

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

NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE LISTING STANDARDS

                 Zenith is listed on the New York Stock Exchange. As required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, Mr. Zax, as the Chief Executive Officer of Zenith, certified on May 19, 2005, that he was not aware of any violation by Zenith of NYSE Corporate Governance listing standards.

CORPORATE DIRECTORY
ZENITH NATIONAL INSURANCE CORP.
ZENITH INSURANCE COMPANY

CORPORATE DIRECTORY
ZENITH NATIONAL INSURANCE CORP.

DIRECTORS
Also Directors of
Zenith Insurance Company

Max M. Kampelman
 Attorney; Of Counsel,
Fried, Frank, Harris,
Shriver & Jacobson LLP

Robert J. Miller
 Attorney; Principal,
Dutko Worldwide

Leon E. Panetta
 Founder and Director,
The Leon & Sylvia Panetta
Institute for Public Policy

Catherine B. Reynolds
 Chairman and CEO
The Catherine B. Reynolds Foundation

Alan I. Rothenberg
 Attorney; Chairman, First Century Bank N.A.;
Retired Partner,
Latham & Watkins LLP

William S. Sessions
 Attorney,
Holland & Knight LLP
and Security Consultant

Gerald Tsai, Jr.
 Management of
Private Investments

Michael Wm. Zavis
 Attorney; Retired Founding Partner,
Katten Muchin Zavis Rosenman

Stanley R. Zax
 Chairman of the Board
and President

EXECUTIVE OFFICERS

Stanley R. Zax
 Chairman of the
Board and President

Michael E. Jansen*
 Executive Vice President
and General Counsel

Jack D. Miller
 Executive Vice President

Davidson M. Pattiz*
 Executive Vice President

Keith E. Trotman
 Executive Vice President

Robert E. Meyer
 Senior Vice President

William J. Owen
 Senior Vice President,
Chief Financial Officer
and Treasurer

OFFICER
Hyman J. Lee Jr.
 Vice President and Secretary

*Designated in 2006.

TRANSFER AGENT-
COMMON STOCK
Mellon Investor Services LLC
Newport Office Center VII
480 Washington Blvd.
Jersey City, NJ 07310
www.melloninvestor.com

TRANSFER AGENT-
8.55% CAPITAL SECURITIES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, National Association
Minneapolis, MN

TRANSFER AGENT-
5.75% CONVERTIBLE SENIOR NOTES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, National Association
Minneapolis, MN

CORPORATE
HEADQUARTERS
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000

NYSE TRADING SYMBOL
COMMON STOCK — ZNT

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP
Los Angeles, CA

THE ANNUAL REPORT
on Form 10-K for the year ended December 31, 2005, quarterly reports on Form 10-Q, current
reports on Form 8-K and all
amendments to these reports may
be obtained at our website at www.thezenith.com or free of
charge upon written request to:
Chief Financial Officer
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, CA 91367

WEBSITE
www.thezenith.com

CORPORATE DIRECTORY
ZENITH INSURANCE COMPANY

OFFICERS

Stanley R. Zax
 Chairman of the
Board

Jack D. Miller
 President
and Chief Operating Officer

Michael E. Jansen
 Executive Vice President and
General Counsel

Davidson M. Pattiz
 Executive Vice President

Keith E. Trotman
 Executive Vice President

Robert E. Meyer
 Senior Vice President
and Chief Actuary

William J. Owen
 Senior Vice President,
Chief Financial Officer, Treasurer
and Assistant Secretary

Stephen J. Albers
 Senior Vice President

A. Mary Ames
 Senior Vice President

Bryan A. Anderson
 Senior Vice President

Linda J. Carmody
 Senior Vice President

Anita Devan
 Senior Vice President

Eden M. Feder
 Senior Vice President

John C. Hasbrouck
 Senior Vice President

Robert L. Hernandez
 Senior Vice President

Westley M. Heyward
 Senior Vice President

Fred A. Hunt
 Senior Vice President

Corey A. Ingber
 Senior Vice President

Matthew A. Jacobson
 Senior Vice President

Edward G. Krisak
 Senior Vice President

Jonathan W. Lindsay
 Senior Vice President

Robert J. Peters
 Senior Vice President

Richard B. Riddle
 Senior Vice President

William J. Saake
 Senior Vice President

Chris L. Uselton
 Senior Vice President

John H. Weber
 Senior Vice President

Glen R. Zepnick
 Senior Vice President

Rhen C. Bass
 Vice President

Brian R. Beams
 Vice President

Jeffrey J. Beaudoin
 Vice President

Kathleen M. Burns
 Vice President

Suzanne M. Chapan
 Vice President

Duane H. Chernow
 Vice President

Douglas A. Claman
 Vice President

Jason T. Clarke
 Vice President

Ronald W. Crabtree
 Vice President

Mark T. Cross
 Vice President

Gerald D. Curtin
 Vice President

Charles J. Davis
 Vice President

Bradley C. Eastwood
 Vice President

J. Rae Farese
 Vice President

F. Stephen Fetchet
 Vice President

Stephen T. Frye
 Vice President

Antonio Gaitan
 Vice President

Michael B. Gillikin
 Vice President

Diane D. Heidenreich
 Vice President and Assistant
General Counsel

Jackie C. Hilston
 Vice President

Carolyn N. Hinson
 Vice President

Phillip R. Hunt
 Vice President

Mark M. Jansen
 Vice President

Mark A. Koman
 Vice President

Steven M. Larson
 Vice President

Hyman J. Lee Jr.
 Vice President and
Secretary

Jenny S. Lewis
 Vice President

James S. Lubman
 Vice President

Donald C. Marshall
 Vice President

Thomas M. McCarthy
 Vice President

Michael R. McFadden
 Vice President

Timothy I. Mertz
 Vice President

Colin S. Mitchell
 Vice President

David A. O'Connor
 Vice President

Charlene C. Ossler
 Vice President

Scott G. Perrotty
 Vice President

S. Daniel Petrula
 Vice President

Tracy S. Pletcher
 Vice President

Steven M. Rothman
 Vice President

Marcia T. Shafer
 Vice President

Alan I. Steinhardt
 Vice President

John A. Swift
 Vice President

Norman C. Winters
 Vice President

CORPORATE DIRECTORY
ZENITH MARKETING, UNDERWRITING AND CLAIMS OFFICES

LOS ANGELES, CA
Corporate Headquarters
and Los Angeles Regional Office
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000
www.thezenith.com

SAN DIEGO, CA
1660 N. Hotel Circle Drive
Suite 400
San Diego, CA 92108
(800) 533-6212

SAN FRANCISCO, CA
425 California Street
Suite 1010
San Francisco, CA 94104
(415) 986-0187

PLEASANTON, CA
4309 Hacienda Drive
Suite 200
Pleasanton, CA 94588
(925) 460-0600

SACRAMENTO, CA
1601 Response Road
Suite 200
Sacramento, CA 95815
(916) 614-3140

FRESNO, CA
7440 N. Palm Avenue
Suite 103
Fresno, CA 93711
(800) 508-9910

AUSTIN, TX
1101 Capitol of Texas Hwy.
South Bldg. J
Austin, TX 78746
(512) 306-1700

BLUE BELL, PA
2 Valley Square
Suite 301
Blue Bell, PA 19422
(877) 311-0703

SPRINGFIELD, IL
2105 W. White Oaks Drive
Springfield, IL 62704
(217) 726-2900

LISLE, IL
701 Warrenville Road
Suite 300
Lisle, IL 60532
(630) 353-7300

SARASOTA, FL
1390 Main Street
Sarasota, FL 34236
(800) 226-2324

ORLANDO, FL
3504 Lake Lynda Drive
Suite 200
Orlando, FL 32817
(800) 999-3242

CHARLOTTE, NC
900 W. Trade Street
900 Building, 6th Floor
Charlotte, NC 28202
(800) 200-2667

BIRMINGHAM, AL
10 Inverness Center Parkway
Suite 220
Birmingham, AL 35242
(800) 355-0708