Form 10-K, Exhibit 13
period 2007-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2008-02-21
CIK 109261

2007 ANNUAL REPORT

ZENITH NATIONAL INSURANCE CORP.

FINANCIAL HIGHLIGHTS

Year Ended December 31,	2007	2006	2005

RESULTS OF OPERATIONS:	(Dollars in thousands, except per share data)
Total revenues	$873,748	$1,063,888	$1,280,124
Net investment income after tax	76,501	70,926	53,358
Realized gains on investments after tax	13,229	8,695	14,446
Income from continuing operations after tax	$233,900	$258,700	$156,447
Gain on sale of discontinued real estate segment after tax (1)			1,253

Net income	$233,900	$258,700	$157,700

PER SHARE DATA (2):
Income from continuing operations after tax	$6.27	$6.96	$4.29
Gain on sale of discontinued real estate segment after tax (1)			0.03

Net income	$6.27	$6.96	$4.32

Cash dividends declared per common share (3)	$2.84	$1.26	$0.94
KEY STATISTICS:
Underwriting income (loss) before tax (4):
Workers' compensation	$243,832	$313,576	$213,244
Reinsurance (5)	(3,661)	(20,508)	(56,183)
Combined ratios (6):
Workers' compensation	67.0%	66.3%	80.9%
Reinsurance (5)	NM	264.4%	187.1%
Stockholders' equity	$1,073,357	$940,720	$712,795
Stockholders' equity per share	28.93	25.41	19.14
Closing common stock price	44.73	46.91	46.12

NM=	Not Meaningful
(1)	In 2002, we sold our home-building business and related real estate assets. In 2005, the last payment under the earn-out provision of the sale agreement was received resulting in a gain of $1.9 million before tax ($1.3 million after tax).
(2)	Diluted per share amounts reflect the impact of additional shares issuable in connection with our 5.75% Convertible Senior Notes.
(3)	Includes an extra dividend of $1.00 per common share declared and paid in December 2007.
(4)	Underwriting income (loss) before tax from the workers' compensation and reinsurance segments is determined by deducting loss and loss adjustment expenses incurred and underwriting and other operating expenses from net premiums earned.
(5)	In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts, with all contracts fully expired at the end of 2006. The results of the reinsurance segment in 2007 consist primarily of changes to loss reserve estimates for the 2005 hurricanes.
(6)	The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net loss and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our workers' compensation segment is to achieve substantial underwriting profits and significantly out-perform the national workers' compensation industry.

TABLE OF CONTENTS

•	Letter to Stockholders	3
•	Accident Year Reserve Development From Operations	19
•	Stock Price Performance	20
•	Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations	21
•	5-Year Summary of Selected Financial Information	44
•	Consolidated Balance Sheets	46
•	Consolidated Statements of Operations	47
•	Consolidated Statements of Cash Flows	48
•	Consolidated Statements of Stockholders' Equity and Consolidated Statements of Comprehensive Income	50
•	Notes to Consolidated Financial Statements	51
•	Report of Independent Registered Public Accounting Firm	73
•	Certifications and Management's Report on Internal Controls over Financial Reporting	74
•	Corporate Directory
	Zenith National Insurance Corp.	78
	Zenith Insurance Company	79
	Zenith Office Locations	80

TheZenith and Zenith are registered U.S. trademarks.

TO OUR STOCKHOLDERS

       It is a pleasure to report that we achieved another year of excellent results in 2007. Workers' compensation underwriting performance was superb with a combined ratio of 67.0%, compared to 66.3% the prior year. TheZenith continues to out-perform the industry's combined ratios of 98.5% and 95.0% for 2007 and 2006, respectively.

       Net income was $233.9 million or $6.27 per share compared to $258.7 million or $6.96 per share the prior year. Investment income after tax grew 8% to $76.5 million and our net worth exceeded $1 billion for the first time. Most important, we have a conservative investment portfolio without exposure to sub-prime or other securities which have caused problems for many financial institutions.

       Stockholders' dividends were increased twice in 2007 to an annual rate of $2.00 per share. Our financial strength provides the ability to continue to invest in improving our service strategy for all of our policyholders and provides the financial flexibility to operate in the long-term best interests of our stockholders. In this regard, it is possible that we have "excess capital" as some have suggested. If so, it is appropriate to consider this issue gradually over time in order to better evaluate our opportunities and choices. In the meantime, for the first time our Board paid an extra cash dividend of $1.00 per share to all stockholders in December 2007.

       Declining claim frequency and modest claim severity have created deflation and/or a sharp slowdown in the level of claim inflation in recent workers' compensation accident years. These favorable short-term trends have been caused by the California and Florida legislative reforms and have resulted in low combined ratios and substantial underwriting profitability. Hindsight indicates that we were conservative in recognizing the full impact of these benefits and therefore favorable reserve development has added significantly to net income during the past two years. Future reserve development, favorable or unfavorable, will be dependent upon new data relating to the frequency of serious claims for prior accident years and long-term inflation/deflation trends. In addition to favorable reserve development, current profit margins from underwriting are substantial.

       Pricing is down significantly as a result of the favorable trends and industry earnings, particularly in California and Florida, resulting in reduced premiums. Though we feel very good about our risk management practices, we are not immune to competition. We compete against many firms, both larger and smaller, with diverse game plans regarding profit and service. During the past three years, our policy count is down 12% and our premiums in-force are down 36%, however, our insured payroll increased 2%. In comparison, the number of expensive claims (those involving permanent disability) is down about 13% and severity has also declined. The result is that during this

STOCKHOLDERS' EQUITY, PLUS STOCKHOLDERS' DIVIDENDS, HAS GROWN AT AN ANNUAL RATE OF 32.6% FOR FIVE YEARS.

period our claim costs have declined to a greater extent than premiums, resulting in favorable earnings and return on equity.

       Our specialist strategy, including our underwriting discipline, has resulted in a long-term record of significantly out-performing our competitors. We intend to continue this focus as we search for opportunities to enhance long-term stockholder value. There is no crystal ball to predict when industry pricing will change, but common sense suggests pricing has reached near bottom and will trend upward in the not too distant future, particularly in California.

       Zenith's talented, qualified employees are our greatest asset and the source of our responsive customer service, record low loss ratios, financial stability and future growth. Management appreciates their contribution and supports our employee partners through ongoing training and career development, advancement from within from among the most promising, and competitive compensation and benefits. Likewise, testimony to their confidence in Zenith, 1,085 or 68% of our 1,600 employees own stock in the Company.

FIVE YEAR SUMMARY — 2003 TO 2007

December 31	Total Assets	Stockholders' Equity	Stockholders' Equity Per Share	Return on Average Equity

		(Dollars in thousands, except per share)
2003	$2,023,704	$383,246	$13.51	18.8%
2004	2,414,655	502,147	17.28	27.2
2005	2,717,456	712,795	19.14	26.3
2006	2,767,553	940,720	25.41	31.8
2007	2,772,980	1,073,357	28.93	22.9

FINANCIAL PERFORMANCE — 2007 & 2006

  •
  Net Income Per Share:  $6.27 v. $6.96
  •
  Net Investment Income:  +8.1%
  •
  Workers' Compensation Underwriting Income:  $243.8 million v. $313.6 million
  •
  Workers' Compensation Combined Ratio:  67.0% v. 66.3%
  •
  Stockholders' Equity:  +14.1%
  •
  Return on Average Equity:  22.9% v. 31.8%
  •
  Stockholders' Dividends Declared:  +125.4%

STOCKHOLDERS' EQUITY PER SHARE

FINANCIAL SUMMARY

       The following table summarizes pre-tax workers' compensation segment income and reinsurance segment loss during the past three years:

Segment Income (Loss)	2007	2006	2005

	(Dollars in thousands)
Workers' Compensation	$243,832	$313,576	$213,244
Reinsurance*	(3,661)	(20,508)	(56,183)

*We exited the reinsurance business in 2005.

2007 results compared to 2006 in several key areas were as follows:

1.     Net Income:

  •
  Net income decreased by $24.8 million in 2007 to $233.9 million, but was our second most profitable year. Only 2006 was higher at $258.7 million.

2.     Investments:

  •
  Consolidated net investment income after tax and after interest expense was $73.1 million, or $1.96 per share, in 2007 compared to $67.5 million, or $1.82 per share, in 2006. Average yields on our investment portfolio in 2007 were 5.2% before tax and 3.4% after tax compared to 4.8% and 3.2%, respectively, in 2006.
  •
  During 2007, Zenith recognized capital gains before tax of $20.4 million compared to $13.4 million the prior year.
  •
  Net unrealized gains in our investment portfolio were $22.2 million before tax at year-end 2007 compared to $19.1 million before tax at year-end 2006.
  •
  Zenith's investment portfolio is recorded in the financial statements primarily at fair value and was $2.2 billion at year-end. Average maturity of the fixed maturity portfolio was 3.9 years at December 31, 2007 compared to 3.7 years at December 31, 2006. The portfolio quality is high, with 94% and 93% of fixed maturity securities rated investment grade at December 31, 2007 and 2006, respectively.
  •
  Investment income before tax increased by $8.6 million in 2007 to $114.9 million.

OUR SPECIALIST STRATEGY, INCLUDING OUR UNDERWRITING DISCIPLINE, HAS RESULTED IN A LONG-TERM RECORD OF SIGNIFICANTLY OUT-PERFORMING OUR COMPETITORS.

3.     Workers' Compensation:

  •
  Workers' compensation underwriting results decreased by $69.7 million in 2007, but continued at a very profitable level of $243.8 million.
  •
  Workers' compensation 2007 calendar year combined ratio was 67.0% compared to 66.3% the prior year, significantly out-performing the industry.
  •
  Favorable workers' compensation prior accident year loss reserve development was $113.4 million in 2007 compared to $161.3 million the prior year.
  •
  Workers' compensation accident year combined ratio was 84.4% in 2007 compared to 80.0% the prior year (excludes reserve development and changes in policyholders' dividends for prior accident years).

4.     Financial Strength:

  •
  Zenith has a very low level of debt compared to the industry.
  •
  Stockholders' equity at December 31, 2007 was $1.1 billion compared to $940.7 million at December 31, 2006, a 14.1% increase.
  •
  Stockholders' equity, plus stockholders' dividends, has grown at an annual rate of 25.4% for one year, 35.9% for three years and 32.6% for five years.
  •
  Stockholders' equity per share was $28.93 at December 31, 2007 compared to $25.41 at December 31, 2006.
  •
  Dividends declared to stockholders, including a year-end extra cash dividend of $1.00 per share, were $106.4 million in 2007 compared to $47.0 million for the prior year. Our payout ratio as a percentage of net income is among the highest in the property-casualty industry.

RESERVES

       Information in the table on page 19 provides estimates of Zenith's net incurred loss and loss adjustment expenses for our workers' compensation and reinsurance segments by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. These data are of critical importance in judging the historical accuracy of our reserve estimates as well as providing a guide to setting fair prices and rates. The accuracy of reserve estimates is one of our major business risks which we endeavor to manage professionally. It is not realistic to believe that 100% accuracy is achievable when forecasting the future. As a result, loss reserve estimates are refined continually in an ongoing process as experience develops, new information is obtained and evaluated, and claims are reported and paid.

NET INCOME PER COMMON SHARE

       Inflation or deflation trends of paid claim costs in recent years, compared to the assumptions included in the workers' compensation loss reserves estimates for each accident year, are important factors at this time in understanding our reserve situation. Paid loss data for 2003, 2004 and 2005 indicate deflation compared to substantial inflation in years prior to 2002. The primary causes of these developments are the California legislative reforms enacted in 2003 and 2004, the Florida reforms enacted in 2003, and the trend of declining frequency of costly claims. Due to the long period of time over which costly claims are settled and paid, we continue to carry ultimate inflation factors in excess of the paid loss trends for accident years prior to 2005 to allow for the late emergence of long-term health care cost inflation on open expensive claims. As a result of a change in the California permanent disability rating system effective January 1, 2005, we are seeing a reduction in California expensive claims, as discussed further on pages 14 and 15. We are also seeing a faster rate of settlement of these expensive claims for the 2006 accident year, which we believe will favorably impact the ultimate loss costs. Therefore, we ultimately expect deflationary trends to continue for the 2005, 2006 and 2007 accident years in estimating our workers' compensation loss reserves.

       During the past three years we have reduced workers' compensation loss reserves for favorable development of prior accident years and increased pre-tax earnings by $300.9 million, compared to the preceding three-year period where we increased loss reserves for unfavorable development of prior accident years and decreased pre-tax earnings by $63.5 million. Future reserve changes will be dependent on new data as more cases are settled for the 2003-2007 period. Due to the long-tail nature of the business, we continue to be conservative in predicting the long-term consequences of recent years based upon the short-term data that is available. At this time, we cannot predict the amount or timing of future reserve changes. For additional information about reserving and inflation trends, please turn to pages 28 to 34 of this report.

       As previously announced, we are no longer engaged in the assumed reinsurance business, however we will be paying our assumed reinsurance claims for several years. As of December 31, 2007, we held $62.6 million of reserves to pay our estimated liabilities compared to $106.1 million at year-end 2006.

OUR INVESTMENT PORTFOLIO HAS NO EXPOSURE TO SUB-PRIME OR OTHER SECURITIES WHICH HAVE CAUSED PROBLEMS FOR MANY FINANCIAL INSTITUTIONS.

INVESTMENTS

       Investment activities are a major part of our revenues and earnings. We believe our portfolio is diversified to achieve a reasonable balance of risk and a stable source of earnings. Regulations require Zenith to primarily invest its reserves in high quality debt securities, as compared to equity securities, and our largest holdings are cash and short-term U.S. Government securities. Compared to other insurers we believe our portfolio consists of a smaller percentage of equity securities to total assets and a larger percentage of cash or short-term securities, with no derivative securities or credit enhancement exposure. Our strategy helped us avoid the large losses recognized by other financial firms from mortgages, sub-prime and other derivative securities this past year.

       The major developments affecting the U.S. bond markets were liquidity issues related to sub-prime and non-U.S. Government securities, wider spreads between corporate and government bonds and fluctuating interest rates with the Federal Reserve Board lowering short-term rates with concerns about the U.S. economy. Long-term rates ended the year at a 4.45% yield for 30-year U.S. Government bonds compared to 4.81% the prior year. Since we are capable of holding bonds to maturity, and the average maturities are relatively short, fluctuations in bond values do not significantly impact our operations.

       Short-term investments and liquidity remain high as we search for investment opportunities and continue to study the issue of "excess capital." Even though the returns on cash are low, they result in a better outcome than the alternative of risk-taking with an uncertain and volatile outcome. Most of our cash is held by our insurance subsidiaries and is not available to our holding company (the parent), except under the rules relating to dividends for insurance companies. Concerns about the economy, tight lending policy by banks, domestic politics, inflation pressures, the overhang of an unknown amount of securities with large unrealized losses held by financial institutions, and geopolitical issues suggest a continuation of higher cash holdings than would otherwise be the case. The value of the dollar is a concern, along with high oil prices and the unprecedented decline in home prices. We have invested only a small amount of our capital in common stocks since we believe the volatility in the market could impact our capital and our ability to expand our insurance business when desirable. We believe that opportunities to invest at attractive returns will take place in the future, and, therefore holding above-average amounts of cash is temporary. In this regard, it should be obvious that "excess capital" allows us to pursue a more diversified and opportunistic investment approach.

INVESTMENT INCOME AFTER TAX PER SHARE

Securities Portfolio	At December 31, 2007		At December 31, 2006

	Amortized Cost*	Market Value	Amortized Cost*	Market Value

	(Dollars in thousands)
Short-term investments: U.S. Govt. and other securities maturing within 2 years	$708,496	$710,525	$944,796	$943,720
Other fixed maturity securities:
Taxable, investment grade	1,108,529	1,119,360	915,888	909,468
Taxable, non-investment grade	141,005	132,958	156,619	154,749
Municipal bonds	128,361	128,960	133,887	132,414
Redeemable preferred stocks	5,600	4,946	26,094	26,727
Equity securities	60,226	77,669	69,014	98,318
Other	19,688	19,688	7,616	7,616

Total	$2,171,905	$2,194,106	$2,253,914	$2,273,012

*Equity securities and other investments at cost.

WORKERS' COMPENSATION UNDERWRITING INCOME WAS 20.6% OF NET PREMIUMS EARNED THE PAST FIVE YEARS.

WORKERS' COMPENSATION

       Zenith is a workers' compensation specialist with 57 years of experience and has primary operations in California and Florida, with business in 43 additional states. We estimate that Zenith ranks among the top five underwriters in California and Florida, the two states in which we conduct approximately 81% of our business. Our philosophy does not include any planned goals as to size, market share or ranking, but is focused entirely on providing quality services to our insureds and claimants, generating underwriting profits and delivering an above-average return to our stockholders over time.

       Gross premiums written in 2007 were $740.2 million, a decrease of 21.2% from the prior year, with California premiums representing 54.6% of the total. The decrease in premiums is due primarily to rate reductions in California and Florida, and our pricing and underwriting strategy compared to our competition. Underwriting income before tax in this segment was $243.8 million in 2007 compared to $313.6 million in 2006. During the past five years, our underwriting income from this segment was $904.0 million or 20.6% of net premiums earned.

       Zenith's combined ratios (ratios of losses and expenses incurred to total net premiums earned) on a calendar year and accident year basis as recorded in our financial statements for the past five years were as follows:

Combined Ratios	Calendar Year	Accident Year

2003	95.9%	93.9%
2004	88.5	86.3
2005	80.9	81.8
2006	66.3	80.0
2007	67.0	84.4

WORKERS' COMPENSATION PREMIUM EARNED

(in millions)

       The primary difference between calendar and accident year is the impact of prior accident year reserve adjustments recorded in the calendar year figures. Prior year pre-tax workers' compensation reserve adjustments, favorable (unfavorable), during the past five years were as follows:

Loss Reserve Adjustments

(Dollars in thousands)
2003	$(13,923)
2004	(20,249)
2005	26,289
2006	161,252
2007	113,355

       As a result of the loss reserve adjustments, the following is the comparison of accident year loss ratios and combined ratios as originally reported and as estimated at December 31, 2007:

	Loss Ratios		Combined Ratios

Accident Year	Originally Reported	As of December 31, 2007	Originally Reported	As of December 31, 2007

2003	53.5%	41.9%	93.9%	84.1%
2004	46.0	31.4	86.3	69.0
2005	39.8	27.5	81.8	66.5
2006	33.6	30.6	80.0	76.2
2007	33.9	33.9	84.4	84.4

       Improved profitability has been shared with our customers in California and Florida as indicated by the rate reductions in the following table:

Effective Date of Rate Reductions	California	Florida

January 1, 2004	0.0%	0.0%
July 1, 2004	(10.0)
January 1, 2005	(2.0)	(4.0)
July 1, 2005	(12.0)
January 1, 2006	(13.0)	(13.4)
July 1, 2006	(5.0)
January 1, 2007	(4.4)	(12.5)
July 1, 2007	0.0
January 1, 2008	0.0	(18.4)

DECLINING CLAIM FREQUENCY AND SEVERITY, REDUCED RATES TO OUR CUSTOMERS AND IMPROVED PROFITABILITY ARE THE MAJOR BUSINESS TRENDS DURING THE PAST FEW YEARS.

       In addition to the data in the prior table, further price reductions have resulted from lower experience modifications and individual pricing adjustments which are measured retroactively, and therefore, changes in filed rates alone do not provide a complete picture. We have also paid dividends to our policyholders of $16.5 million, $24.9 million and $4.4 million in 2007, 2006 and 2005, respectively.

       Declining claim frequency and severity, reduced rates to our customers and improved profitability are the major business trends during the past few years. These factors have resulted in lower accident year combined ratios, strengthened reserve performance, increased stockholder dividends and improved financial strength. Deflation relating to claim costs is clearly evident in the schedule on page 31 as are the assumptions used to establish loss reserves in our financial statements. Our California rate changes have lagged short-term cost decreases and our competitors' pricing, consistent with our long-term strategy of maintaining underwriting and pricing discipline.

       Workers' compensation accident year loss ratios, both within and outside California, compared to rating bureau estimated loss ratios as estimated at December 31, 2007, are set forth in the following table:

			Outside California
	California
Accident Year Loss Ratios
	Zenith	Industry	Zenith	Industry

2001	78%	106%	58%	78%
2002	61	82	53	70
2003	42	52	42	63
2004	28	32	38	61
2005	25	29	33	58
2006	28	36	34	59
2007	33	—	35	—

       The table above indicates that during 2001 to 2006 we have loss ratios substantially below industry averages. As you may recall in prior years' Annual Reports, our results appeared to be not as favorable in 2004 and 2005 in relation to the industry as they do at present. This change is due to the favorable reserve development we have reflected during the past two years. In other words, we were more conservative in our reserving during earlier years, primarily due to the uncertainties of how the reforms would develop.

WORKERS' COMPENSATION COMBINED RATIO

       Zenith adheres to disciplined and consistent underwriting and customer service principles, and a commitment to pricing strategies based on realistic assumptions anticipated to generate an underwriting profit. Significantly, our agents offer numerous opportunities for business, however, we are selective and successful in writing only a small proportion of the prospective new accounts. We do, however, write a substantial percentage of renewal accounts; testimony to our mission of customer satisfaction. Underwriting profit margins will be primarily dependent upon new data relating to claim cost trends and the frequency of the more costly claims, offset by Florida rate decreases and complicated by an acceleration in the settlement of 2006 cases. In California, rates should stabilize and trend upward as additional industry data are received and as some of the reforms are revised to improve the fairness of the system. In this regard, it is interesting to look at the most recent report of the largest writer of workers' compensation in California, the State Compensation Insurance Fund ("SCIF"). They reported combined ratios for nine months ended September 30, 2007 on an accident year and calendar year basis of 102.5% and 118.6%, respectively. Since SCIF is reporting unfavorable reserve development of 16.1 percentage points, it adds support to the possibility that profits reported for the industry have been overstated and the likelihood of rate increases in the near future.

INSURED PAYROLLS GREW 32% IN FIVE YEARS, PRIMARILY FROM MARKETS OUTSIDE OF CALIFORNIA.

       We measure our progress based on insured payroll trends which we believe is a more accurate assessment of size and exposure, rather than premiums or policy counts. The following table compares premiums, policy counts and insured payrolls, both within and outside of California.

	California			Outside California			Total
December 31,	Premiums In-Force	Policies In-Force(1)	Insured Payrolls(1)	Premiums In-Force	Policies In-Force(1)	Insured Payrolls(1)	Premiums In-Force	Policies In-Force(1)	Insured Payrolls(1)

	(Dollars in millions)
2002	$350.2	22,600	$6,860.4	$259.2	16,900	$8,308.2	$609.4	39,500	$15,168.6
2003	587.9	25,900	7,752.2	277.8	15,600	8,699.4	865.7	41,500	16,451.6
2004	731.3	27,200	9,701.2	311.0	16,200	9,993.5	1,042.3	43,400	19,694.7
2005	722.9	27,500	10,280.9	326.9	16,900	10,833.6	1,049.8	44,400	21,114.5
2006	501.2	24,600	9,487.4	332.8	16,600	11,744.4	834.0	41,200	21,231.8
2007	359.3	22,100	7,770.8	310.8	16,200	12,213.7	670.1	38,300	19,984.5

(1)
Prior period policies in-force and insured payroll amounts have been adjusted as a result of a refinement in our databases and to more accurately align with the premium and policy in-force amounts.

       Our five-year growth in insured payrolls was 32%, primarily from outside of California where we have more payrolls than within California. Our payrolls within California grew 13% during the five years, although they did decrease year over year in 2006 and 2007 as a result of our pricing and underwriting strategy compared to our competition.

       Our 38,000 policyholders are widely diversified across a number of industries thereby reducing our exposure to an economic downturn. Our largest exposures are to California agriculture, restaurants, dentists, auto dealers, building maintenance and retail stores.

       Claim frequency trends in 2007 remained favorable as they have for a number of years. We observed a continued significant drop in the frequency of our highest-cost California claims, and should this trend continue it will bode well for the ongoing deflation of our claim costs.

ZENITH IS FOCUSED ON DISCIPLINED AND CONSISTENT UNDERWRITING AND CUSTOMER SERVICE PRINCIPLES.

Unfortunately, we need to be patient for additional data to emerge. The following table shows the trends in the number of California permanent partial disability ("PPD") claims (our highest cost claims) at various dates:

	Number of California PPD Claims Reported after Number of Months
Accident Year	12	24	36	48	60	72

2002	3,320	2,820	2,735	2,715	2,683	2,665
2003	4,091	3,117	2,912	2,861	2,844
2004	3,972	2,862	2,668	2,617
2005	3,346	2,641	2,573
2006	2,236	2,295
2007	1,812

       We also analyze claim frequency in relation to our exposure, as measured by insured payroll. The following table shows the California PPD claims from the previous table in relation to insured payroll:

	California PPD Claims per $10 million of Insured Payroll After Number of Months
Accident Year	12	24	36	48	60	72

2002	5.08	4.31	4.18	4.15	4.10	4.07
2003	5.39	4.11	3.84	3.77	3.75
2004	4.43	3.19	2.98	2.92
2005	3.16	2.50	2.43
2006	2.25	2.30
2007	2.14

       As shown, there is a sharply decreasing trend in the frequency of PPD claims compared to payroll exposure. Even though payroll exposure grew during the five-year period, the number of PPD claims is down producing a nearly 50% reduction in PPD claims per $10 million of payroll. A comparison of the statistics from 2002 - 2003 to subsequent years illustrates the benefits of the reforms. The continuation of the favorable trends each year beginning in 2004 is significant and demonstrates underwriting discipline in a competitive environment and enhances profitability.

       Also evident from the two previous tables, the ultimate number of PPD claims is not apparent until about 36 months have elapsed. This is due to the fact that the final assessment of a person's permanent disability cannot be made until they have reached a permanent and stationary medical status. Prior to this, the level of permanent disability is estimated based upon the available medical

OUR QUALITY CLAIMS SERVICES ASSIST INJURED WORKERS AND REDUCE COSTS TO EMPLOYERS.

information at the time. The reduction of reported claims for the 2006 and 2007 accident years at 12 and 24 months will be monitored closely. Since the average cost of these types of claims is approximately $75,000, the confirmation over time of the reduction in the frequency will materially affect our ultimate average claim inflation and our financial results.

       Our current priorities in the claims operations are on speeding up the claims settlement process and improving the quality of our medical networks. We use technology to assist in these endeavors. These efforts are focused on reducing costs over time and improving medical care to injured workers.

       Our catastrophe management strategies are designed to mitigate our exposure to earthquakes, floods and terrorism. Through a combination of reinsurance, underwriting controls and careful tracking of our exposures, supported by technology, we are focused on effectively managing our risks. Since we do not routinely insure employers with large concentrations of employees or companies located in perceived target areas, we are in a good position to minimize the impact of possible terrorist acts.

       When we step back from the short-term numbers and look at the long-term trends that exist in our business, we would identify the following:

  1.
  Lost-time claim frequency has declined significantly over many years.
  2.
  Medical expenses as a percentage of workers' compensation costs have increased from about 40% to 60% of claim costs.
  3.
  Legislation, judicial interpretations and medical developments have broadened exposure.
  4.
  From time to time legislative reforms have improved various state systems, resulting in improved profitability and decreased premiums.
  5.
  Reserving accuracy and pricing have been made more difficult by these trends and the lengthening of the average claim duration, or tail.

68% OF OUR EMPLOYEES OWN STOCK IN THE COMPANY.

CONCLUSION

Workers' compensation profitability during the past few years has been substantially above average primarily due to the short-term impact of legislative reforms in Florida and California. It is clear that competitive pricing pressures will reduce growth and profitability in all aspects of the property and casualty business, including workers' compensation. The sub-prime debacle clearly indicates what happens when underwriting standards and risk management are ignored. Our financial strength is our best ever and we intend to continue our high underwriting standards irrespective of the impact on our volume or profits. Our service strategy provides long-term benefits to our policyholders and our profitability over time should continue to outperform the competition.

       Common sense indicates that large reserve releases adding substantially to earnings in 2006 and 2007 cannot continue indefinitely. Despite the downward long-term trend in the number of the more expensive claims in California and due to the long-tail nature of this business, we must await additional data from the settlement of claims and the ultimate number of expensive claims before the precise impact becomes clear. We cannot predict the timing or magnitude of future reserve releases, but we do believe the possibility exists for such releases on a more irregular basis than in the past two years as the data emerges. Remember, reserving involves estimates based upon data and judgment.

       Our business model operates well despite the ups and downs of the economic and competitive cycles provided that we maintain underwriting discipline and continue to improve our services to claimants, policyholders and agents. The 2007 results indicate substantial underwriting profit margins without reserve releases, and a strong balance sheet with a conservative investment portfolio, including large amounts of cash available for investment opportunities. These factors, along with our investment income, provide an encouraging starting point to continue building additional long-term stockholder value.

FINANCIAL STRENGTH IS OUR BEST EVER.

       Stockholder dividends were increased again this year to an annual rate of $2.00 per share. Also, due to our financial strength, we declared and paid an extra cash dividend at year-end of $1.00 per share. This extra cash dividend benefits all stockholders equally (which may not necessarily be the case with share repurchases). We continue to study the subject of "excess capital" and to evaluate our opportunities and choices. Consideration must be given to short-term premium, reserve and profitability trends and the possibility of acquisitions, among other factors.

       Our success would not be possible without the long-term relationships established with our agents and the leadership demonstrated by our employees. We are deeply indebted to the wisdom and guidance provided by our distinguished Board of Directors and our stockholders.

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, February 2008

ACCIDENT YEAR RESERVE DEVELOPMENT FROM OPERATIONS

	Net incurred loss and loss adjustment expenses reported at end of year
Years in which losses were incurred
	2001	2002	2003	2004	2005	2006	2007

	(Dollars in thousands)
Prior to 2002	$4,910,634	$4,939,802	$4,970,778	$5,013,618	$5,075,133	$5,085,430	$5,102,346
2002		391,960	375,199	397,817	413,764	419,553	421,279
2003			523,707	471,615	443,744	440,190	423,524
2004				615,397	538,906	490,530	455,377
2005					730,770	625,292	593,668
2006						464,106	419,106
2007							362,645
Calendar Year (Unfavorable) Favorable Prior Period Development		(29,168)	(14,215)	(13,366)	26,900	141,322	109,801
Loss and loss adjustment expense ratios:
2001	85.9%	89.3%	91.7%	93.9%	95.3%	96.0%	97.1%
2002		70.4	67.4	71.4	74.3	75.3	75.6
2003			67.7	60.9	57.3	56.9	54.7
2004				65.2	57.1	51.9	48.2
2005					62.0	53.0	50.4
2006						49.2	44.4
2007							49.2

This analysis displays the accident year net incurred loss and loss adjustment expenses on a GAAP basis in total for accident years prior to 2002 and for each of the accident years 2002-2007 for our workers' compensation and reinsurance businesses, together. The total of estimated net loss and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change.

The total change in our incurred loss estimates for all prior accident years in 2007 was a net decrease, or favorable development, of approximately $109.8 million, comprised of $113.4 million for our workers' compensation loss reserves, partially offset by an increase, or unfavorable development, of $3.6 million for our reinsurance loss reserves. The favorable development of our workers' compensation loss reserves during 2007 reflects a reduction of estimated losses for the 2003 through 2006 accident years.

STOCK PRICE PERFORMANCE

       The Stock Price Performance Graph below compares the cumulative total returns of the Common Stock, par value $1.00 per share, of Zenith National Insurance Corp., ticker symbol ZNT ("Zenith"), the Standard and Poor's 500 Stock Index ("S&P") and the Standard and Poor's 500 Property-Casualty Insurance Index ("S&P PC") for a five year period. Stock price performance is based on historical results and is not necessarily indicative of future stock price performance. The following graph assumes $100 was invested at the close of trading on the last trading day preceding the first day of the fifth preceding year in Zenith, the S&P 500 and the S&P PC. The calculation of cumulative total return assumes the reinvestment of dividends. The graph was prepared by Standard and Poor's Investment Services, which obtained factual materials from sources believed by it to be reliable, but which disclaims responsibility for any errors or omissions contained in such data.

Comparative Five-Year Total Returns
Zenith, S&P 500, and S&P PC
(Performance Results Through December 31, 2007)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

       Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the workers' compensation insurance business, nationally. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," the "Company" or similar terms refer to Zenith National together with its subsidiaries.

       The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations ("MD&A"), in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith, are intended to identify forward-looking statements. The Company undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) payroll levels of our customers; (3) weakening economy; (4) adverse state and federal legislation and regulation; (5) changes in interest rates causing fluctuations of investment income and fair values of investments; (6) changes in the frequency and severity of claims and catastrophes; (7) adequacy of loss reserves; (8) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (9) losses associated with any terrorist attacks that impact our workers' compensation business in excess of our reinsurance protection; (10) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (11) other risks detailed herein and from time to time in Zenith's reports and filings with the Securities and Exchange Commission ("SEC").

OVERVIEW

       We are in the business of managing insurance and investment risk with the major risk factors set forth in the preceding paragraph. Our main business activity is the workers' compensation insurance business. We measure our performance by our ability to increase stockholders' equity over the long-term. Following is a summary of our recent business performance and how we expect the trends to continue for the foreseeable future.

       Revenues.    Our revenues are comprised of the net premiums earned from our workers' compensation and reinsurance segments and the net investment income and realized gains from our investments segment. Total revenues in the year ended December 31, 2007 decreased compared to the corresponding period of 2006 principally because of decreased workers' compensation premium revenues in California, partially offset by increases in net investment income and realized gains on investments. The 2007 decline in California workers' compensation premiums principally reflects rate decreases as a result of favorable loss costs trends originating from the 2003 and 2004 legislative reforms combined with a decline in insured payrolls and policies in-force as a result of our pricing and underwriting strategy compared to our competition.

       Our operating goals do not include objectives for revenues or market share but rather emphasize pricing and underwriting discipline to maintain profitability. We expect that workers' compensation rates in California should stabilize and possibly trend higher during 2008, however, our actual premium trend in 2008 will be principally determined by competition. Our workers' compensation premiums are discussed further under "Results of Operations — Workers' Compensation Segment" on pages 23 to 26.

       Income (Loss) from Workers' Compensation and Reinsurance Segments.

       (a) Workers' Compensation.    Income before tax from our workers' compensation segment for the three years ended December 31 was as follows (dollars in thousands):

2007	$243,832
2006	313,576
2005	213,244

       Workers' compensation underwriting income decreased in 2007 compared to 2006 because of decreased premium revenue and lower favorable development of prior accident year loss reserve estimates. Workers' compensation underwriting income increased in 2006 compared to 2005 due to higher favorable development on prior accident year loss reserve estimates, partially offset by decreased premium revenue.

       (b) Reinsurance.    Losses before tax from our reinsurance segment for the three years ended December 31 were as follows (dollars in thousands):

2007	$(3,661)
2006	(20,508)
2005	(56,183)

       In both 2007 and 2006, we recognized additional estimated losses attributable to the 2005 hurricanes (Rita and Wilma) of $3.0 million and $19.9 million, respectively. In 2005, we recognized catastrophe losses of $69.2 million attributable to the 2005 hurricanes (Katrina, Rita and Wilma). We exited the reinsurance business in September 2005.

       Loss Reserves.    We recognized pre-tax favorable development on prior accident year workers' compensation loss reserve estimates for the three years ended December 31 as follows (dollars in thousands):

2007	$113,355
2006	161,252
2005	26,289

       The favorable development is a result of our estimates of loss reserves following the 2003 and 2004 legislative reforms in California and the 2003 legislative reforms in Florida. With the passage of time, more claims for the 2003 - 2006 accident years have been paid and closed and, with the benefit of this data, our estimates of prior year reserves have proven to be redundant. At this time, we do not currently expect the magnitude of favorable development that occurred over the past two years to continue and we cannot predict the amount or timing of future reserve changes, whether favorable or unfavorable.

       Investments Segment.    Investment income before tax for the three years ended December 31 was as follows (dollars in thousands):

2007	$114,863
2006	106,294
2005	79,200

       The increase in investment income in 2007 compared to 2006 principally reflects a $7.3 million cash dividend received from a common stock investment and higher interest rates on fixed maturity investments. The increase in investment income in 2006 compared to 2005 reflects the increase in our investment portfolio from the favorable net cash flow from operations and higher interest rates on fixed maturity investments. We expect that investment income in 2008 will be affected by declining interest rates.

       At December 31, 2007, $0.7 billion of the investment portfolio was in fixed maturities of two years or less compared to $0.9 billion at December 31, 2006.

       We recorded realized gains from investments in each of the last three years, but we cannot predict future realized gains from investments.

       Stockholders' Equity.    Consolidated stockholders' equity per share increased each of the three years ended December 31 as follows:

2007	$28.93
2006	25.41
2005	19.14

       Stockholders' equity will primarily depend upon the future level of net income, payment of dividends and any fluctuations in the fair values of our investments. We will continue to evaluate whether we have excess capital, including consideration over time of the level of dividends.

       More information about the key elements of our performance follows below.

RESULTS OF OPERATIONS

       Summary Results by Segment.    Our business is classified into the following segments: investments, workers' compensation, reinsurance, and parent. Income from operations of the investments segment includes investment income and realized gains and losses on investments, and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income (loss) from operations of the workers' compensation and reinsurance segments is determined by deducting net loss and loss adjustment expenses incurred and underwriting and other operating expenses from net premiums earned. In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts, with all contracts fully expired at the end of 2006. The loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National. The comparative components of net income are set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Net investment income	$114,863	$106,294	$79,200
Realized gains on investments	20,353	13,377	22,224

Income before tax from investments segment	135,216	119,671	101,424
Income (loss) before tax from:
Workers' compensation segment	243,832	313,576	213,244
Reinsurance segment	(3,661)	(20,508)	(56,183)
Parent segment	(12,506)	(11,927)	(20,938)

Income from continuing operations before tax and equity in earnings of investee	362,881	400,812	237,547
Income tax expense	128,981	142,112	81,894

Income from continuing operations after tax and before equity in earnings of investee	233,900	258,700	155,653
Equity in earnings of investee after tax			794

Income from continuing operations after tax	233,900	258,700	156,447
Gain on sale of discontinued real estate segment after tax			1,253

Net income	$233,900	$258,700	$157,700

       Net premiums earned in the workers' compensation and reinsurance segments were as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Workers' compensation:
California	$407,105	$582,282	$762,095
Outside California	331,091	349,457	352,099

Total workers' compensation	738,196	931,739	1,114,194
Reinsurance	336	12,478	64,506

Net premiums earned	$738,532	$944,217	$1,178,700

       Workers' Compensation Segment.    In the workers' compensation segment, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. Except in those states, primarily Florida, where we are required by regulation to use mandated rates, we set our own rates based upon actuarial analysis of current and anticipated cost trends with the goal of achieving underwriting profits. We continually analyze data and use our best judgment about loss cost trends, particularly claim inflation, to set adequate premium rates and loss reserves.

       The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of loss and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. When the calendar year combined ratio is adjusted to exclude prior period items, such as loss reserve development and policyholders' dividends, it becomes the "accident year combined ratio," a non-GAAP financial measure.

       The key operating goal for our workers' compensation segment is to achieve substantial underwriting profits and significantly out-perform the national workers' compensation industry. Historically, a combined ratio of 100% or lower was considered an excellent result, however in recent years we have achieved combined ratios significantly better than this target.

       Workers' compensation calendar year combined ratios, along with a reconciliation to the accident year combined ratios, were as follows:

	Year Ended December 31,
	2007	2006	2005

Calendar Year Combined Ratios	67.0%	66.3%	80.9%
Prior Accident Year Items:
Favorable loss reserve development	15.4	17.3	2.4
Decrease (increase) in policyholders' dividends	2.0	(3.6)	(1.5)

Total Prior Accident Year	17.4	13.7	0.9

Accident Year Combined Ratios	84.4%	80.0%	81.8%

       Income before tax from the workers' compensation segment decreased by $69.7 million to $243.8 million for year ended December 31, 2007, compared to the same period in 2006 due to the following:

  •
  Net premiums earned decreased 20.8%, primarily as a result of the 30.1% decrease in California.
  •
  Favorable prior accident year loss development in 2007 was $113.4 million, but $47.9 million less than in 2006.
  •
  Policy acquisition costs are generally variable to net earned premiums. However, underwriting and other operating expenses are more fixed in nature and, although lower in 2007 compared to 2006, are a larger percent of net earned premiums.

Offset in part by:

  •
  A reduction of $15.1 million in estimated policyholders' dividends for prior accident years, compared to a $34.1 million increase in 2006.

       Income before tax from the workers' compensation segment increased by $100.3 million to $313.6 million for the year ended December 31, 2006, compared to the same period in 2005 due to the following:

  •
  Higher favorable prior accident year loss reserve development in 2006 of $161.3 million, compared to $26.3 million in 2005

Offset in part by:

  •
  Net premiums earned decreased 16.4%, primarily as a result of the 23.6% decrease in California.
  •
  Estimated policyholders' dividends for prior accident years increased by $34.1 million, compared to $16.0 million in 2005.

       For a discussion of the favorable development of prior accident year loss reserves, see "Loss Reserves" on pages 28 to 34.

       Workers' compensation premiums in-force, number of policies in-force, and insured payrolls in California and outside of California are shown in the following table. Premiums in-force is a measure of the amount of premiums billed or to be billed on all un-expired policies at the date shown and insured payroll is our best indicator of exposure.

(Dollars in millions)	Premiums in-force	Policies in-force (1)	Insured Payrolls (1)

California
December 31, 2002	$350.2	22,600	$6,860.4
December 31, 2003	587.9	25,900	7,752.2
December 31, 2004	731.3	27,200	9,701.2
December 31, 2005	722.9	27,500	10,280.9
December 31, 2006	501.2	24,600	9,487.4
December 31, 2007	359.3	22,100	7,770.8
Outside California
December 31, 2002	$259.2	16,900	$8,308.2
December 31, 2003	277.8	15,600	8,699.4
December 31, 2004	311.0	16,200	9,993.5
December 31, 2005	326.9	16,900	10,833.6
December 31, 2006	332.8	16,600	11,744.4
December 31, 2007	310.8	16,200	12,213.7
Total
December 31, 2002	$609.4	39,500	$15,168.6
December 31, 2003	865.7	41,500	16,451.6
December 31, 2004	1,042.3	43,400	19,694.7
December 31, 2005	1,049.8	44,400	21,114.5
December 31, 2006	834.0	41,200	21,231.8
December 31, 2007	670.1	38,300	19,984.5

(1) Prior period policies in-force and insured payroll amounts have been adjusted as a result of a refinement in our databases and to more accurately align with the premium and policy in-force amounts.

       California premiums in-force decreased in each of the last three years ended December 31, 2007 as a result of premium rate changes due to favorable loss cost trends from the 2003 and 2004 legislative reforms, combined with our pricing and underwriting strategy compared to our competition as reflected in the decline in insured payrolls and policies in-force in 2006 and 2007. Premiums in-force outside California also declined as of December 31, 2007 compared to December 31, 2006 and 2005, however rate decreases were to a large extent offset by growth in insured payrolls.

       In California, the state in which the largest amount of our workers' compensation premiums are earned, we set our own rates based upon our actuarial analysis of current and anticipated cost trends. As a result of favorable loss cost trends originating from the 2003 and 2004 legislative reforms, we have reduced our California premium rates in a manner that we believe deals prudently with the uncertainty about the long-term outcome of loss costs trends for recent accident years. These manual rates do not necessarily indicate the rates charged to our policyholders because employers' experience modification factors are subject to revision annually; and our underwriters are given authority to increase (debit) or decrease (credit) rates based upon individual risk characteristics. The following table sets forth the manual rate change percentages in California, as well as the change in the average rates charged in California on renewal business for each period. The change in the average renewal rate takes into consideration changes in manual rates as well as the changes in experience modification factors and net credits or debits applied by our underwriters (decreases are shown in parentheses):

Effective date of change	Manual Rate Change	Average Renewal Charged Rate Change

January 1, 2004	0.0%	(4.0)%
July 1, 2004	(10.0)	(12.0)
January 1, 2005	(2.0)	0.0
July 1, 2005	(12.0)	(19.0)
January 1, 2006	(13.0)	(15.0)
July 1, 2006	(5.0)	(13.0)
January 1, 2007	(4.4)	0.0
July 1, 2007	0.0	(15.0)
January 1, 2008	0.0

       Future California premium rate decisions will be based on data about loss costs trends and upon any modification to the workers' compensation system while maintaining our goal of achieving underwriting profits and out-performing the industry.

       In Florida, the state in which the second largest amount of our workers' compensation premium is earned, premium rates for workers' compensation insurance are set by the Florida Department of Insurance ("Florida DOI"). Manual rate change percentages in Florida were as follows:

Effective date of change	Manual Rate Change

January 1, 2004	0.0%
January 1, 2005	(4.0)
January 1, 2006	(13.4)
January 1, 2007	(12.5)
January 1, 2008	(18.4)

       Most of our workers' compensation policies are non-participating, but we issue certain policies for which the policyholder may participate in favorable claims experience through a dividend. An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. In addition, Florida statutes require payment of additional policyholders' dividends to Florida policyholders pursuant to a formula based on underwriting results ("Florida Dividends"). We accrued $19.0 million and $34.1 million for estimated Florida Dividends as of December 31, 2007 and 2006, respectively. During 2007, we reduced our accrual for estimated Florida Dividends by $15.1 million, to reflect the impact of changes in our estimated direct loss reserves, as well as the impact of the recently enacted legislation in California (the domiciliary state of our insurance subsidiaries) which eliminates the excess statutory reserves effective January 1, 2008. Our ultimate obligation for Florida Dividends is dependent on our filings with the Florida Department of Insurance and on our prescribed loss reserves included in our annual statutory financial statements.

       Workers' Compensation Reform Legislation.    During 2007, we wrote workers' compensation insurance in 45 states, but the largest concentrations, 55.1% and 26.1% of our workers' compensation net premiums earned during 2007, were in California and Florida, respectively. The concentration of our workers' compensation business in these states makes the results of our operations dependent on trends that are characteristic of these states as compared to national trends, e.g., state legislation, competition, and workers' compensation loss costs inflation or deflation trends.

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

       In Florida, legislation was enacted effective October 1, 2003, which provides changes to the workers' compensation system. Such changes were designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures. One of the intended outcomes of the legislation is a reduction in the overall cost associated with delivering workers' compensation benefits in the state of Florida.

       There have been no subsequent legislative changes which have materially impacted our workers' compensation business. However, California legislative changes during 2007 extended the time period for which the 104 weeks of temporary disability payments may be taken.

       During 2008, we anticipate on-going legislative and judicial consideration of the determination of disability and the level of benefits for injured workers with permanent disability. In addition, there are renewed discussions in California around integrating workers' compensation and group health benefits into "24-hour" coverage. We cannot currently predict if substantial changes will occur.

       Reinsurance Segment.    In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts. All contracts fully expired at the end of 2006; however, we will be paying our assumed reinsurance claims for several years. The results of the reinsurance segment will continue to be included in the results of continuing operations, primarily consisting of changes to loss reserve estimates.

       In assumed reinsurance, we provided coverage that protected other insurance and reinsurance companies from the accumulation of large losses from major loss events, known in the insurance industry as "catastrophes." Results of the reinsurance segment were favorable in the absence of catastrophes and unfavorable in periods when they occurred and, consequently, the results of this segment fluctuated. Results of the reinsurance segment for the year ended December 31, 2007 were reduced by catastrophe losses of $3.0 million ($2.0 million after tax, or $0.05 per share) compared to catastrophe losses of $19.9 million ($12.9 million after tax, or $0.35 per share) for the year ended December 31, 2006. The catastrophe losses are primarily attributable to loss development on Hurricanes Wilma and Rita, which occurred in 2005.

       The $56.2 million loss before tax in the reinsurance segment for the year ended December 31, 2005 was due to estimated catastrophe losses of $69.2 million ($45.0 million after tax, or $1.21 per share) net of additional premiums earned from reinstatement premiums. Catastrophe losses in 2005 were attributable to Hurricanes Katrina, Rita, and Wilma.

       Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability to pay losses. Estimates of the impact of catastrophes on the reinsurance segment are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information. We describe in more detail the uncertainty surrounding catastrophe loss reserve estimates in the "Loss Reserves" section below.

       Investments Segment.    Investment income and realized gains and losses are discussed in the "Investments" section below.

       Parent Segment.    The parent segment loss reflects the holding company activities of Zenith National, as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Interest expense	$5,245	$5,275	$8,757
Parent expenses	7,261	6,652	12,181

Parent segment loss	$12,506	$11,927	$20,938

       Interest expense was less in 2007 and 2006 compared to 2005 because $123.8 million aggregate principal amount of our 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") was converted into our common stock during 2005. Interest expense on the Convertible Notes is added back to net income in the computation of diluted earnings per share (see Note 14 to the Consolidated Financial Statements).

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

LOSS RESERVES

       Accounting for the workers' compensation and reinsurance segments requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses as of the balance sheet date ("loss reserves"). Our loss reserves were as follows:

	December 31,
(Dollars in millions)	2007	2006

Workers' compensation segment:
Unpaid losses and loss adjustment expenses	$1,390	$1,416
Less: Receivable from reinsurers for unpaid losses	326	221

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,064	$1,195

Reinsurance segment:
Unpaid losses and loss adjustment expenses gross and net of reinsurance receivable	$63	$106

Total:
Unpaid losses and loss adjustment expenses	$1,453	$1,522
Less: Receivable from reinsurers for unpaid losses	326	221

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,127	$1,301

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

       The following table shows the favorable (unfavorable) one-year loss reserve development for loss reserves in each of the three years ended December 31, 2007. The one-year loss reserve development is the change recorded in the current year for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to estimates for all accident years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Total

One-year loss development in:
2007	$113,355	$(3,554)	$109,801
2006	161,252	(19,930)	141,322
2005	26,289	611	26,900

       When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. In estimating our total loss reserves, we have to make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as incurred but not reported ("IBNR") claims and our loss reserves contain an estimate for IBNR claims. In addition to this provision for late reported claims, we also have to estimate, and make provision for, the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. Our loss reserves make provision for both IBNR and bulk reserves in total, but not separately.

       At December 31, 2007 and 2006, IBNR and bulk reserves included in unpaid losses and loss adjustment expenses, net of reinsurance, were as follows:

	December 31,
(Dollars in thousands)	2007	2006

Workers' compensation	$294,105	$381,891
Reinsurance	10,266	18,655

Total IBNR & bulk reserves	$304,371	$400,546

       We perform a comprehensive review of our loss reserves at the end of every quarter. Estimating loss reserves is an uncertain and complex process which involves a combination of actuarial techniques and management judgment. Because we have a long history in the workers' compensation business, particularly in California, we give weight to our own data as well as external information in determining our loss reserve estimates.

       In the third quarter 2007, we reviewed our workers' compensation losses in excess of our reinsurance retention (ceded losses), a small population of high-value claims which remain open for several years. We determined it is prudent to incorporate industry-wide loss development factors in addition to using our own historical claims data to estimate our ceded loss reserves. As of December 31, 2007, our estimate of ceded losses included in unpaid losses and loss adjustment expenses was increased by approximately $97.3 million as compared to December 31, 2006, offset in full by the resulting increase in receivable from reinsurers.

       Favorable development of our workers' compensation loss reserves in 2007, 2006 and 2005 reflects management's assessment of ultimate loss trends and loss reserves after considering all relevant data, including continuing favorable paid loss trends as a result of the California and Florida legislative reforms and the reduction in the number of California expensive claims relative to the total number of claims in recent accident years. The loss reserve estimates recorded in the financial statements were higher than the actuarial point estimates by approximately $41 million and $109 million at December 31, 2007 and 2006, respectively. Management considered the carried reserves to be within an acceptable range of the actuarial point estimates at each reporting period after considering the additional factors and uncertainties discussed below. The differences between the actuarial point estimate and management's loss reserve estimates as recorded in the financial statements were principally caused by the differences in the assumptions used by management for workers' compensation claim cost inflation (deflation) as compared to the inflation (deflation) assumptions produced using actuarial methods. Although early indications from the workers' compensation paid claim data for the accident years affected by the legislative reforms pointed to stronger deflationary trends than we used in early estimates of the ultimate cost of claims; management's assessment of the ultimate cost of claims incorporated other factors including the uncertainty surrounding the long-term outcome of inflation trends, the assumption that it would take several years for enough data about the expensive claims to be known, the trend of increasing severity (inflation) in the accident years prior to the reforms, and the fact that in certain years prior to the legislative reforms our loss reserves proved to be inadequate. As the data for these accident years has matured, uncertainty surrounding the ultimate outcome of the workers' compensation claim costs diminished, and therefore the difference between our financial statement loss reserves and our actuarial point estimates decreased. We believe our loss reserve estimates as of December 31, 2007 are adequate and we do not currently expect the magnitude of favorable development that occurred over the past two years to continue. However, we cannot predict the amount or timing of future loss reserve development, whether favorable or unfavorable.

       Discussed below are the principal uncertainties considered, the actuarial estimation process used, the role of management, and the inflation (deflation) assumptions selected in determining workers' compensation loss reserve estimates, as well as the impact of different inflation assumptions on workers' compensation loss reserve estimates.

       Principal Uncertainties.    In our workers' compensation business, the large majority of claims are reported to us promptly and therefore, as of the balance sheet date, the number of IBNR claims is relatively insignificant. The greater part of the challenge in estimating loss reserves is associated with estimating ultimate loss costs across a population of claims for each accident year. The principal uncertainty in our workers' compensation loss reserve estimates is caused by changes in the inflation (severity) or deflation trends. Severity is the average cost of a claim as measured by the total cost of claims for a year divided by the number of claims in that year. The annual rate of claim cost inflation (or deflation) is the year over year percentage change in claim severity. Inflation or deflation is attributable to several factors which include changes in health care costs, legislative reforms to the workers' compensation system and the number of expensive claims relative to the total number of claims in a year. Expensive claims are those involving permanent disability of an injured worker and are paid over several years. The ultimate costs of expensive claims are difficult to estimate because of such factors as the on-going and possibly increasing need for medical care, length of disability, life expectancy, and benefits for dependents. Historically in California, the expensive claims have contributed about 20% of the number of claims and 90% of the cost of all claims.

       We believe the weakening economy to be an emerging risk and it is not yet known how it may affect our business and our open claims, if at all.

       Actuarial Estimation Process.    Our actuaries produce a point estimate for workers' compensation loss reserves using the results of various methods of estimation. However, these various methods do not produce separate point estimates. Our actuaries prepare reserve estimates for all accident years using our own historical claims data and many of the common actuarial methodologies for estimating loss reserves, such as paid development methods, incurred development methods, Bornhuetter-Ferguson indications, and claim count methods. A customized method is used for more recent accident years related to business written in California to focus on the impacts of the legislative reforms in determining loss reserves. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates and our actuarial point selections are based upon incurred loss development methods because our actuaries believe this most accurately reflects the required reserves for the relatively few claims that remain open. For recent accident years related to business written outside of California, our actuarial point selections are also based on the incurred loss development methods because our actuaries believe this method most accurately reflects the required reserves based on their analysis of the data and understanding of the claim environments in which we operate. For the more recent accident years related to business written in California, our actuaries use a loss reserving model which estimates the differing affects of the 2003 and 2004 legislative reforms on the following five categories of benefit types: (1) temporary disability indemnity, (2) vocational rehabilitation, (3) permanent disability indemnity, (4) medical costs, and (5) allocated expense. For each of these types of benefits, our actuaries review the historical paid trends and make adjustments to reflect the known effects of the reforms (e.g., limitations on temporary disability indemnity benefits and eliminating vocational rehabilitation benefits). Our actuaries then use judgment to forecast ultimate inflation rates for each benefit type allowing for the late emergence of costs for the most serious cases based on historical trends. The selected inflation rate produces an estimate of loss reserves for each benefit type. This method responds gradually to each quarter's actual paid loss information. The actuarial point estimate is then determined by weighting this customized method with the paid loss methods to give some weight to the methodology used by the California Workers' Compensation Insurance Rating Board ("WCIRB") in estimating ultimate losses for the entire California industry.

       Role of management.    Management reviews the actuarial point estimate each quarter and establishes loss reserve estimates in the financial statements that primarily gives weight to the actuarial estimates, but also incorporates judgment regarding the inherent uncertainties of ultimate loss costs. These uncertainties include the length of time required to settle long-term, expensive cases, combined with the effects of medical care inflation, and uncertainties in the long-term outcome of the legislative reforms including the ultimate number of expensive cases. We do not believe it is appropriate to extrapolate the trends on early claim payments to the entire population of claims because sufficient data is not yet known about the more costly claims.

       Inflation Assumptions.    Considerable judgment is used in determining our inflation assumptions and each quarter we consider and evaluate the most recent trends, new information and the payment of additional claims, as well as the inherent uncertainties discussed previously. In 2007, we received the following information:

  •
  We paid and closed additional claims and the paid loss trends for years prior to 2006 have not changed significantly from year-end 2006.
  •
  The frequency of California permanent disability claims (expensive claims) continues to decline.
  •
  For the 2006 accident year, we have settled almost twice as many California permanent disability claims as we had at this same time for the 2005 accident year, which is contributing to the current 24 month paid loss inflation factor of 9%.
  •
  The WCIRB recently published its current estimate of California workers' compensation loss experience based on data through September 30, 2007. The WCIRB continues to confirm the historically low loss ratio estimates for the California workers' compensation industry for accident years 2006, 2005 and 2004 of 36%, 29% and 32%, respectively, with four consecutive years of combined ratios estimated to be below 100%. The WCIRB's estimate of the reserve redundancy for all accident years is $6.5 billion.
  •
  However, the California State Compensation Fund ("SCIF") reported a calendar year combined ratio of 118.6% for the nine months ended September 30, 2007, including a significant 16.1 percentage points of unfavorable development on prior accident year loss reserves. As the largest writer of workers' compensation in California, SCIF's result runs contrary to the WCIRB's analysis of the industry reserve redundancy.
  •
  In October 2007, the WCIRB released its fourth annual update on the key cost components impacted by the 2003 and 2004 legislative reforms based on their analysis of the post-reform costs that have emerged through the middle of 2007. The WCIRB currently estimates total savings of approximately 70%, or $14.5 billion, primarily from (1) a reduction in indemnity claim frequency, (2) the January 1, 2005 change in the Permanent Disability Rating Schedule and (3) changes in medical utilization provisions.

       At December 31, 2007, the workers' compensation accident year paid loss inflation rates in our paid loss data and the assumptions of accident year inflation rates (deflation rates are shown in parentheses) in our estimates of ultimate losses were as follows:

											Assumed Inflation (Deflation) in Estimated Ultimate Losses
(Dollars in thousands)	Estimated Ultimate Losses (A)	Average Paid Loss per Claim Annual Inflation (Deflation) Evaluated After Number of Months
													June 30, 2007
Accident Year		12	24	36	48	60	72	84	96	108	December 31, 2007	September 30, 2007		March 31, 2007	December 31, 2006

1999	$221,287	14%	15%	15%	14%	15%	15%	16%	15%	15%	16%	16%	16%	16%	16%
2000	242,531	2	10	11	13	13	13	12	12		14	14	14	14	14
2001	313,946	18	16	16	15	15	14	15			16	16	16	17	17
2002	326,345	(2)	2	4	4	3	5				6	6	6	7	7
2003	337,952	11	2	(2)	(4)	(3)					2	2	2	3	5
2004	324,110	(7)	(11)	(15)	(15)						(10)	(9)	(7)	(5)	(5)
2005	352,624	(2)	(8)	(6)							(11)	(11)	(11)	(11)	(11)
2006	323,709	7	9								(4)	(4)	(4)	(4)	(4)
2007	282,319	4									(3)	(3)	(3)	(3)

(A)
Estimated ultimate losses for an accident year represent the estimated aggregate amount we expect to pay for all claims that will be reported for that year for losses and allocated loss adjustment expenses. Loss reserves are the liability for the unpaid portion of ultimate losses, computed by subtracting the amount paid from the ultimate loss estimate as of the balance sheet date.

       When we estimate our loss reserves, we do so in the aggregate for all years, and then allocate them to each accident year. This allows us to look at the year-over-year change in claim severity, or inflation—our most important concept for understanding adequate loss reserve estimates. By allocating loss reserves to individual accident years, we produce an implied rate of inflation for each year. The allocation of loss reserves between accident years is less certain for more recent accident years, for which there is less paid loss data and greater uncertainty regarding the ultimate cost of claims. Any changes in our assumptions about inflation rates will cause a change in our loss reserve estimates, although our view of the adequacy of the total loss reserve estimate may be unchanged if the effect of the change in the inflation assumptions has the effect of reallocating the loss reserve estimate among accident years.

       Year Ended December 31, 2007.    During 2007, we reduced our inflation assumption used in estimating ultimate losses by 1, 1, 3 and 5 percentage points for the 2001, 2002, 2003 and 2004 accident years, respectively, because with the passage of time more of our expensive claims have settled and the observed paid loss trends continue to be stable. These reductions to the inflation assumptions for accident years 2001 through 2004 also changed the ultimate loss estimate for each subsequent accident year, resulting in net favorable development of prior accident year workers' compensation loss reserves of $113.4 million during 2007, representing 9.5% of our estimated workers' compensation net loss reserves at December 31, 2006, and 15.4% of our workers' compensation net premiums earned for the year ended December 31, 2007. During the fourth quarter of 2007, we only changed the inflation assumption for the 2004 accident year by 1 percentage point, resulting in favorable development of $10.3 million. This reduced amount of favorable development compared to the amounts recognized during previous quarters was the result of the lack of any significant new data, concerns about the potential effects of the weakening economy on our open claims, and the apparent inconsistency between the WCIRB's data and the SCIF's results as discussed above.

       Historical trends show that the ultimate number of expensive claims for each accident year is not apparent until 36 months has elapsed because the level of permanent disability is initially estimated early in the claim based upon the available medical information. The final assessment of a claimant's permanent disability occurs when they have reached a permanent and stationary medical status. The following table shows the trend in the number of California permanent partial disability ("PPD") claims (expensive claims) at various dates:

Number of California PPD Claims Reported after Number of Months
Accident Year	12	24	36	48	60	72

2002	3,320	2,820	2,735	2,715	2,683	2,665
2003	4,091	3,117	2,912	2,861	2,844
2004	3,972	2,862	2,668	2,617
2005	3,346	2,641	2,573
2006	2,236	2,295
2007	1,812

       The following table shows the California PPD claims from the previous table in relation to insured payroll:

California PPD Claims per $10 million of Insured Payroll After Number of Months
Accident Year	12	24	36	48	60	72

2002	5.08	4.31	4.18	4.15	4.10	4.07
2003	5.39	4.11	3.84	3.77	3.75
2004	4.43	3.19	2.98	2.92
2005	3.16	2.50	2.43
2006	2.25	2.30
2007	2.14

       As shown, there is a sharply decreasing trend in the frequency of PPD claims compared to the payroll exposure. Even though payroll exposure grew during the five-year period (see table on page 25), the number of PPD claims is down, producing a nearly 50% reduction in PPD claims per $10 million of payroll. A comparison of the statistics from 2002 - 2003 to subsequent years illustrates the benefits of the reforms.

       This reduction in expensive claims for the 2005, 2006 and 2007 accident years will ultimately have a deflationary effect on total claim severity. However, the impact on paid loss trends for the most recent accident years is not yet material due to the longer time lag in settling and paying these claims.

       In addition, these expensive claims often result in some form of a settlement with the injured worker which generally takes place many years after the injury. At December 31, 2007, we have settled 24% of the 2006 accident year California permanent disability claims. This compares to 13% for accident year 2005 at December 31, 2006. While we believe that faster settlement of these claims will favorably impact the ultimate loss costs for the 2006 accident year (current assumptions of -4%), we believe it is temporarily contributing to the 9% paid inflation factor at 24 months.

       We have incorporated the trends and information discussed above in establishing the assumptions used in estimating ultimate losses for the 2005, 2006 and 2007 accident years, for which we ultimately expect deflationary trends to continue.

       The favorable development of prior accident year loss reserve estimates, as well as fewer expensive claims in the most recent accident years had a favorable impact on our ultimate loss estimate for the 2007 accident year. Our 2007 accident year loss and loss adjustment expense ratio and combined ratio estimates are 49.2% and 84.4%.

       We cannot predict the timing or amount of future reserve changes (which could be increases or decreases) as they will be dependent on new information concerning the continuation of the paid loss trends. With the passage of time, we gain more certainty regarding the paid loss trends and this information will be evaluated at each reporting period.

       Year Ended December 31, 2006.    During 2006, we decreased the inflation assumption 10 percentage points for the 2004 accident year to reflect changes in paid loss deflation trends for this accident year, as well as attributing more weight to the paid loss trends because of the passage of time and because more claims were closed. We also reduced our inflation assumptions in estimated losses for the 2005 accident year by 17 percentage points to reflect both the change in the paid loss deflation during 2006 and the observed change in the mix of claims to fewer expensive claims. These lower inflation assumptions resulted in net favorable development of prior accident year workers' compensation loss reserves of $161.3 million during 2006, representing 12.6% of our estimated workers' compensation net loss reserves at December 31, 2005, and 17.3% of our workers' compensation net premiums earned for the year ended December 31, 2006.

       The favorable development in the 2004 and 2005 accident years, as well as the observed change in the mix of claims to fewer expensive claims for the 2005 and 2006 accident years, had a favorable impact on our ultimate loss estimate for the 2006 accident year. Our 2006 accident year loss and loss adjustment expense ratio and combined ratio estimates as of December 31, 2006 were 48.7% and 80.0%, respectively.

       Year Ended December 31, 2005.    During 2005, we reduced our inflation assumptions in estimated losses for each of the 2003 and 2004 accident years as compared to December 31, 2004 to reflect the favorable paid loss deflation trends. The lower inflation assumptions resulted in net favorable development of $100.8 million in 2005 for the 2004 and 2003 accident years, of which $74.5 million was reallocated to increase reserves for older accident years. The net favorable development of prior accident year workers' compensation loss reserves was $26.3 million during 2005, representing 2.4% of our estimated workers' compensation net loss reserves at December 31, 2004, and 2.4% of our workers' compensation net premium earned for the year ended December 31, 2005.

       Impact of Different Inflation Assumptions.    Different assumptions about the inflation or deflation rates would change our workers' compensation loss reserve estimates, and a material change is reasonably possible although we cannot predict if and to what extent such a change will occur. A change in the assumed inflation rate for any particular accident year would change our estimate of ultimate losses for that accident year by an amount equal to the change in the inflation rate multiplied by the estimated loss for that year. Such a change in the inflation rate for a particular accident year would also change the estimated ultimate loss for each subsequent accident year. As illustrated in the following table, if the average annual inflation rate for each of the accident years 2001 through 2007 were decreased by one percentage point in each year, our loss reserve estimates at December 31, 2007 would decrease by approximately $87 million; and if the average annual inflation rate for each of the accident years 2001 through 2007 were increased by one percentage point in each year, our loss reserve estimates at December 31, 2007 would increase by approximately $89 million.

(Dollars in thousands)	Assumption Currently Used			1% Decrease			1% Increase

Accident Year	Assumed Inflation (Deflation) Rate	(a) Cumulative Inflation Factor	(b) Estimated Ultimate Losses	Assumed Inflation (Deflation) Rate	(c) Cumulative Inflation Factor	[[(c)/(a)]x(b)] Estimated Ultimate Losses	Assumed Inflation (Deflation) Rate	(c) Cumulative Inflation Factor	[[(c)/(a)]x(b)] Estimated Ultimate Losses

2001	16%	1.160	$313,946	15%	1.150	$311,240	17%	1.170	$316,652
2002	6	1.230	326,345	5	1.208	320,508	7	1.252	332,182
2003	2	1.255	337,952	1	1.220	328,527	3	1.290	347,377
2004	(10)	1.130	324,110	(11)	1.086	311,490	(9)	1.174	336,730
2005	(11)	1.006	352,624	(12)	0.956	335,098	(10)	1.057	370,501
2006	(4)	0.966	323,709	(5)	0.908	304,273	(3)	1.025	343,480
2007	(3)	0.937	282,319	(4)	0.872	262,734	(2)	1.005	302,807

			$2,261,005			$2,173,870			$2,349,729
					Change	$(87,135)		Change	$88,724

       We believe our loss reserve estimates are adequate. However, the actual ultimate inflation (or deflation) rate will not be known with any certainty for several years. We assume that general health care inflation trends will continue and will impact our long-term claims costs and loss reserves. The extent to which this may be offset by continuing benefits from the reform legislation and recently observed reduction in the number of California expensive claims is uncertain. We will continue to evaluate our best estimate of inflation (or deflation) rates and loss reserves every quarter to reflect the most current data.

       Reinsurance Loss Reserves.    Loss reserve estimates in our reinsurance segment are subject to uncertainties that are inherent to the reinsurance business. As a reinsurer, we are further removed from the original loss events than we would be as a primary insurer. Therefore, we are subject to longer reporting lags. We are also subject to the estimates that ceding companies make before they determine when, if and how much to report to us. When we estimate losses for catastrophes, our estimates are highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability. In September 2005, we exited the reinsurance business and ceased writing and renewing assumed reinsurance, with all contracts fully expired at the end of 2006. Our continuing exposure is limited to loss reserve development, if any, on prior accident years and resulting adjustments to contractual premium.

       Estimated catastrophe losses in 2007 and 2006 reflect $3 million and $19.9 million of increased estimated losses primarily attributable to Hurricanes Wilma and Rita, which occurred in 2005, based on claims and information we received in 2007 and 2006.

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

       Asbestos and Environmental Loss Reserves.    We have exposure to asbestos losses in our workers' compensation segment which have not been material to results of operations or financial condition in any year or in the aggregate. In our history, we have paid and closed approximately 4,000 such asbestos-related workers' compensation claims for a total of $11.5 million. At December 31, 2007, we had approximately 400 such claims open with loss reserves of $3.7 million compared to our total workers' compensation net loss reserves of $1.1 billion.

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

       The increase in investment income during the year ended December 31, 2007, compared to the corresponding period in 2006 was principally due to a $7.3 million cash dividend, before tax, or $4.9 million after tax, received from a common stock investment and higher interest rates on fixed maturity investments.

       The increase in investment income for the year ending December 31, 2006 compared to 2005 reflects the increase in our investment portfolio from the favorable net cash flow from operations and higher interest rates on fixed maturity investments.

       The average yields on the investment portfolio were as follows:

	Year Ended December 31,
	2007	2006	2005

Before tax(1)	5.2%	4.8%	3.9%
After tax	3.4	3.2	2.6

(1) Reflects the pre-tax equivalent yield on tax-exempt securities.

       Net realized gains from sales of investments vary each year based on market performance and opportunities. The increase in realized gains on investments during the year ended December 31, 2007 compared to 2006 reflects higher gains from sales of common stock investments in 2007. Realized gains were higher in 2005 than 2006, principally because of higher gains from real estate and common stock in 2005, offset, in part, by a charge of $9.5 million before tax ($6.2 million after tax) in the second quarter of 2005 associated with the write-down of Advent Capital (Holdings) PLC, ("Advent Capital"), a common stock investment.

       Our investment portfolio was comprised as follows:

	December 31,
	2007	2006

Fixed Maturity Securities	73%	65%
Short-term Investments	22	30
Equity Securities	4	4
Other Investments	1	1

	100%	100%

       Fixed maturity securities consist of the following:

	December 31,
	2007	2006

Corporate bonds	71%	70%
U. S. Government bonds	5	6
Municipal bonds	9	9
GNMA securities*	14	13
Other securities	1	2

	100%	100%

* GNMA securities are mortgage-backed securities issued by the Government National Mortgage Association and are guaranteed by the U. S. Government.

        As of December 31, 2007, we do not have any sub-prime mortgages, derivative securities or other credit-enhancement exposures. Mortgage securities are limited only to those guaranteed by the U. S. Government.

       The average credit quality of our municipal bond portfolio at December 31, 2007 is show in the table below. We do not expect a material impact to our financial condition relating to the financial condition of the monoline bond insurers.

(Dollars in thousands)	Average Credit Rating (Moody's)	Market Value	Net Unrealized Gain

Uninsured Bonds	Aa2	$55,615	$140
Insured Bonds	Aaa	90,700	484
Underlying Issuers Rating	A1 to Aa3

Total Municipal Bonds	Aa1	$146,315	$624
Underlying Issuers Rating	Aa3

       Of the fixed maturity portfolio, including short-term investments, 94% and 93% were rated investment grade at December 31, 2007 and 2006, respectively. The average maturity of the fixed maturity portfolio, including short-term investments, was 3.9 years and 3.7 years at December 31, 2007 and 2006, respectively. The duration of the fixed maturity portfolio including short-term investments was 3.2 years and 2.8 years at December 31, 2007 and 2006, respectively.

       At December 31, 2007 and 2006, 88% and 90%, respectively, of the investments in fixed maturity securities and short-term investments were classified as available-for-sale securities. Total unrealized net gains in our fixed maturity securities at December 31, 2007 were

$4.8 million compared to unrealized losses of $10.2 million at December 31, 2006. Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities. Stockholders' equity increased by $7.0 million after deferred tax from December 31, 2006 to December 31, 2007 and decreased by $4.0 million after deferred tax from December 31, 2005 to December 31, 2006 as a result of changes in the fair values of fixed maturity investments classified as available-for-sale.

       The unrealized net gains (losses) on available-for-sale investments were as follows:

	Fixed Maturity		Equity
(Dollars in thousands)	Before Tax	After Tax	Before Tax	After Tax

December 31,
2007	$1,171	$762	$17,443	$11,338
2006	(9,562)	(6,215)	29,304	19,047
2005	(3,423)	(2,225)	5,296	3,416

       The fair values of investment securities are generally obtained from quoted market sources. However, the fair value of a non-traded fixed maturity security of $20.6 million at December 31, 2006 (no longer owned at December 31, 2007) was estimated using a quantitative analytical technique to arrive at an estimate of fair value. This technique compares the security to traded securities with similar maturity and credit rating characteristics. The underlying assumption in this methodology is that fair values of non-traded securities can be reasonably estimated because if they were traded, our non-traded securities would probably have market yields similar to traded securities with similar credit and maturity characteristics. The fair value of a non-traded common stock investment at December 31, 2007 and 2006 was estimated based on the net asset value of the company which is comprised principally of real estate holdings, and was consistent with price to book value ratios of securities in similar companies which are traded. Translated into United States dollars, the estimated fair value was $37.8 million and $37.3 million at December 31, 2007 and December 31, 2006, respectively.

       We diversify our corporate debt investments across a number of industries. The largest concentrations of corporate debt investments are in insurance companies (fair values of $190.5 million and $183.9 million at December 31, 2007 and 2006, respectively) and in financial institutions (fair values of $181.7 million and $142.7 million at December 31, 2007 and 2006, respectively). Investments in corporate debt expose us to the risk of loss of principal in the event of default by the issuer. Also, market prices of both corporate debt and equity investments can fall significantly below the prices at which we acquired the investment. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be other-than-temporary, such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the fair value is below cost by a significant amount for a period of time, a write-down is necessary. Investment write-downs reduced realized gains on investments as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Write-downs	none	none	$9,547

       The write-down in 2005 was attributable to our investment in Advent Capital, a common stock investment.

       Our internal investments department manages our investment portfolio and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings, and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2007, and that our remaining unrealized losses at December 31, 2007 are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities, as described above, and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for sixteen years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

       Investments that we currently own could be subject to default by the issuer or could suffer future declines in value that become other-than-temporary. Unrealized losses on fixed maturity securities at December 31, 2007 are principally attributable to increases in interest rates in 2007 and 2006 rather than declines in the credit quality of these investments.

       At December 31, 2007, gross unrealized gains and losses in our fixed maturity and equity investment portfolios were as follows:

	Unrealized
(Dollars in thousands)	Gains	Losses

Fixed maturity securities	$19,873	$(15,115)
Equity securities	21,526	(4,083)

Total unrealized gains (losses)	$41,399	$(19,198)

Percent of total investment portfolio (Fair Value)	1.9%	0.1%

       The tables below set forth information about securities with unrealized losses at December 31, 2007:

(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value as a % of Cost Basis

Fixed maturity securities with unrealized losses:
Individually exceeding $0.5 million and for:
3-6 months (1 issue)	$4,689	$(731)	86.5%
6-12 months (3 issues)	16,812	(2,371)	87.6%
Greater than 12 months (3 issues)	51,213	(5,674)	90.0%
Individually less than $0.5 million (85 issues)	377,449	(6,339)	98.3%

Total	$450,163	$(15,115)	96.8%

Equity securities with unrealized losses:
Individually exceeding $0.5 million and for:
Greater than 12 months (1 issue)	$10,728	$(3,285)	76.6%
Individually less than $0.5 million (7 issues)	11,711	(798)	93.6%

Total	$22,439	$(4,083)	84.6%

       The scheduled maturity dates for fixed maturity securities with unrealized losses at December 31, 2007 are shown below. Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

(Dollars in thousands)	Unrealized Loss	Fair Value

1 year or less	$(98)	$19,589
After 1 year through 10 years	(1,449)	104,328
After 5 years through 10 years	(11,466)	296,316
After 10 years	(2,102)	29,930

Total	$(15,115)	$450,163

       The following is a summary of securities sold at a loss:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Fixed maturity securities:
Realized losses on sales	$(4,289)	$(3,163)	$(10,248)
Fair value at the date of sale	608,325	1,721,649	2,236,432
Number of securities sold	26	23	48
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,201)	$(826)	$(2,388)
3-6 months			(2,839)
6-12 months	(1,006)	(1,103)	(4,324)
Greater than 12 months	(2,082)	(1,234)	(697)

Equity securities:
Realized losses on sales	$(2,252)	$(560)	$(2,031)
Fair value at the date of sale	31,743	5,768	17,271
Number of securities sold	13	3	17
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,715)	$(407)	$(699)
3-6 months	(375)		(602)
6-12 months	(162)	(153)	(730)

       Sales of investments at a loss result from ongoing portfolio management, for example, in response to changes in interest rates, changes in our view of the prospects for an issuer or its industry and changes in our views about appropriate asset concentrations and allocation. At the time we sold these investments at a loss, we had the ability to hold them for the long-term and the sales were not related to any liquidity needs. At December 31, 2007, those securities which we are holding in our portfolio with an unrealized loss were compatible with our view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

TERRORISM EXPOSURE AND THE TERRORISM RISK INSURANCE ACT OF 2002

       Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location, and timing of such an act. Any such impact on us could have a material adverse affect on our business and financial condition.

       We have purchased reinsurance for domestic acts of terrorism up to $150 million in excess of a $5 million retention and we retain 50% of any losses between $10 million and $20 million. The reinsurance protection for foreign acts of terrorism is up to $75 million in excess of a $5 million retention and we retain 50% of any losses between $10 million and $20 million. Coverage for nuclear, biological and chemical attacks is limited to 100% of any losses between $10 million and $30 million.

       In 2007, the Terrorism Risk Insurance Act of 2002 ("TRIA"), was extended through December 31, 2014. TRIA, as modified in 2007, may provide us with reinsurance protection for losses arising out of terrorist acts under certain circumstances and subject to certain limitations. The U.S. Treasury Secretary must certify an act for it to constitute an act of terrorism. Effective January 1, 2008, the definition of terrorism includes domestic acts of terrorism and continues to exclude acts of terrorism committed in the course of a war declared by the U.S. Congress. The losses arising from an act of terrorism must exceed $100 million to qualify for reimbursement under TRIA. If an event is certified, the U.S. Federal Government will reimburse losses not to exceed $100 billion in any year. Each insurance company is responsible for a deductible based on 20% of its direct premiums earned in the previous calendar year. Our deductible is $151.4 million for a covered loss incurring in 2008. For losses in excess of the deductible, the U.S. Federal Government will reimburse 85% of the insurer's loss, up to the insurer's proportionate share of the $100 billion aggregate limit.

       Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by TRIA, the risk of severe losses to us from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. Also, an act of terrorism may impact the business community at large, impacting our ability to conduct business, even if any losses we sustain are covered by our reinsurance or any protection provided by TRIA. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition.

       In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts and other catastrophes. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations.

LIQUIDITY AND CAPITAL RESOURCES

       The primary needs in managing our liquidity are (a) to ensure that there is adequate cash available in the insurance subsidiaries to pay claims and (b) to ensure the holding company, Zenith National, has adequate cash to service our debt obligations and pay any dividends declared to our stockholders. The management of capital resources ensures that there is adequate capital to operate our insurance business within the applicable requirements.

       Liquidity.    Our insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums are invested, prior to their use in such disbursements, and investment income provides additional cash receipts. At December 31, 2007, short-term investments and fixed maturity investments maturing within two years in the insurance subsidiaries amounted to $0.6 billion. We expect to pay our obligations as they become due from our liquidity, and from our assets, if needed.

       Net cash flow (used in) provided by operating activities for each of the three years ended December 31, 2007 was as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Net cash flow from workers' compensation business	$81,688	$228,882	$419,634
Net cash used in reinsurance business	(38,558)	(73,536)	(35,219)
Investment income received	91,993	73,818	72,066
Interest and other expenses paid by parent	(7,025)	(6,170)	(19,329)
Income taxes paid	(138,282)	(124,004)	(92,292)

Net cash (used in) provided by operating activities	$(10,184)	$98,990	$344,860

       Net cash flow from operations in 2007 decreased as compared to 2006 and in 2006 compared to 2005 due primarily to lower workers' compensation premiums. Cash flow from operations in 2008 will be affected by our actual premium trends and the impact of declining interest rates on our investment income.

       Our excess of loss and catastrophe reinsurance provides protection for workers' compensation losses up to $150.0 million, with catastrophe losses arising out of California earthquakes up to $200.0 million. Effective May 1, 2007, we increased our retention of workers' compensation losses from $1.0 million to $5.0 million, with an annual aggregate limit of $25.0 million in the layer of $5.0 million in excess of the $5.0 million retention. We also retain 50% of any losses between $10.0 million and $20.0 million. We do not believe that this change in retention will have a material impact on our liquidity or capital resources.

       Our insurance subsidiaries are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 2007 and 2006, investments with a fair value of $1.5 billion and $1.3 billion, respectively, were on deposit to comply with such regulations.

       Zenith National requires cash to pay any dividends declared to our stockholders, make interest and principal payments on our outstanding debt obligations, fund our operating expenses, and, from time to time, to make capital contributions to Zenith Insurance. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments, and other marketable investments in Zenith National were $83.6 million and $69.4 million at December 31, 2007 and 2006, respectively. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short-term and long-term.

       Our insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in Note 13 to the Consolidated Financial Statements. In 2008, Zenith Insurance expects to be able to pay up to $122.1 million of dividends to Zenith National without the prior approval of the California Department of Insurance. Zenith Insurance paid dividends to Zenith National of $115.0 million, $50.0 million and $30.0 million in 2007, 2006, and 2005, respectively. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends.

       At December 31, 2007, we had a $30.0 million revolving credit agreement with a bank with an expiration date of February 16, 2010. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on our credit rating. This credit agreement contains covenants that require, among other things, we maintain certain financial ratios, including a minimum amount of capital in our insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2007. There was no amount drawn under the line of credit in 2007 or 2006 nor do we currently anticipate the need to draw on the line of credit for the foreseeable future.

       Capital Resources.    In our insurance subsidiaries, cash and liquid investments are required to pay claims and expenses and the amount of capital in our insurance subsidiaries can determine how much premium we can write. The principal sources of capital for the insurance subsidiaries are the earnings generated by the workers' compensation and investments segments and contributions of capital by Zenith National. The amount of capital in our insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to our insurance subsidiaries and ratings for the debt issued by Zenith National. Insurance regulations require insurance companies to maintain capital at a minimum of 200% of regulatory risk-based capital. At December 31, 2007, our statutory capital of $451.1 million was 507% of such minimum. Statutory capital at December 31, 2007 has been reduced by $582.1 million for the excess statutory reserves required solely because we are domiciled in California (see Note 13 to the Consolidated Financial Statements). Excluding this excess statutory reserve (which, under California statutes is required as of December 31, 2007, but has been eliminated effective January 1, 2008), our statutory capital at December 31, 2007 would be $1.0 billion, which is 1,160% of regulatory risk-based capital and on a comparable basis to the methodology used by other insurers who are subject to industry rules promulgated by the National Association of Insurance Commissioners, and also on the basis that our statutory capital will be determined beginning in 2008.

       In 2007, A.M. Best Company ("A.M. Best") raised the financial strength rating of our insurance subsidiaries to A (Excellent), Standard & Poor's Rating Services ("S&P") affirmed the rating at A- (strong), Moody's Investors Service ("Moody's") affirmed the rating at A3 (Good) and Fitch Ratings ("Fitch") affirmed the financial strength rating at A (Strong). Our competitive position is partly determined by these financial strength ratings and therefore we could be affected by a reduction in these ratings. We currently believe that the most influential of these ratings is the rating assigned by A.M. Best. In the A.M. Best rating scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable." We believe that a reduction in our A.M. Best rating could impact the amount of business we could write in our workers' compensation segment. In addition to the assigned rating, these rating agencies also provide an accompanying rating outlook for the company. The rating outlook is currently "stable" for the A.M. Best, S&P, Moody's and Fitch ratings.

       From time to time, we may make repurchases of our outstanding common stock shares or outstanding debt. At December 31, 2007, we were authorized to repurchase up to 929,000 shares of our common stock at prevailing market prices pursuant to a share repurchase program authorized by our Board of Directors. Any purchases are discretionary and can be adequately funded from our existing sources of liquidity. We have not repurchased any material amounts of our common stock under this repurchase program since 2001 and do not expect to repurchase common stock shares during 2008.

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

       The table below sets forth the amounts of our contractual obligations, including interest payable, at December 31, 2007:

	Payments Due by Period
(Dollars in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Loss reserves	$294,647	$310,313	$154,273	$694,137	$1,453,370
Policyholders' dividends accrued	8,643	30,857			39,500
Redeemable securities	5,002	10,004	10,004	138,527	163,537
Convertible notes	1,216				1,216
Operating lease commitments	8,175	13,539	6,683	1,887	30,284

Total	$317,683	$364,713	$170,960	$834,551	$1,687,907

       Our loss reserves do not have contractual maturity dates and the exact timing of the payment of claims cannot be predicted with certainty. However, based upon historical payment patterns, we have included an estimate of when we expect our loss reserves (without the benefit of any reinsurance recoveries) to be paid. We maintain a portfolio of investments with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. We expect to pay our obligations as they become due from our liquidity, and from our assets, if needed.

       Our contractual obligations under the outstanding Redeemable Securities are comprised of $105.0 million of interest payments over the next 21 years and $58.5 million of principal payable in 2028. Our contractual obligations under the outstanding Convertible Notes are comprised of $1.2 million of principal which we have called for redemption on March 31, 2008 to be paid in cash at a price of $1,016.429 per $1,000.00 principal amount of each note, plus accrued interest. The holders of the Convertible Notes may, at their option, convert their notes into shares of our common stock at a conversion rate of 59.888 shares per $1,000 principal amount of notes at any time prior to 5:00 pm, New York City time, on March 27, 2008. The maximum number of shares that could be issued upon conversion of the remaining Convertible Notes is approximately 69,000. See Note 9 to the Consolidated Financial Statements for more information concerning the Convertible Notes.

       Our commitments and contingencies are disclosed in Note 11 to the Consolidated Financial Statements.

MARKET RISK OF FINANCIAL INSTRUMENTS

       The fair value of the fixed maturity investment portfolio is exposed to interest rate risk—the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, we have the ability to hold fixed maturity investments to maturity. We rely on the experience and judgment of senior management to monitor and mitigate the effects of market risk. We do not utilize financial instrument hedges or derivative financial instruments to manage risks, nor do we enter into any swap, forward or option contracts, but will attempt to mitigate our exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, changes in interest rates, and other factors. In addition, we place the majority of our investments in high-quality, liquid securities and limit the amount of credit exposure to any one issuer. Our investments in mortgage securities are limited only to those guaranteed by the United States Government. At December 31, 2007, we do not have sub-prime mortgages, derivative securities or other credit enhancement exposures. Due to the average credit quality of our municipal bond portfolio based on the underlying issuers' ratings, we do not expect a material impact to our financial condition relating to the financial condition of the monoline bond insurers.

       The table on page 42 provides information about our financial instruments for which fair values are subject to changes in interest rates. For fixed maturity investments, which include held-to-maturity and available for-sale securities, the table presents fair values of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include corporate bonds, municipal bonds, U.S. Government bonds and mortgage-backed securities. For our debt obligations, the table presents cash flows by expected maturity dates (including interest).

	Expected Maturity Date
(Dollars in thousands)
	2008	2009	2010	2011	2012	Thereafter	Total

December 31, 2007
Fixed Maturity Investments:
Fixed rate	$134,897	$89,714	$93,470	$104,094	$370,166	$818,494	$1,610,835
Weighted average interest rate	4.1%	4.3%	4.8%	4.7%	5.1%	5.6%	5.2%
Short-term investments	$485,914						$485,914
Debt and interest obligations:
Convertible notes payable(1)	1,216						1,216
Redeemable securities payable	5,002	$5,002	$5,002	$5,002	$5,002	$138,527	163,537

	Expected Maturity Date
	2007	2008	2009	2010	2011	Thereafter	Total

December 31, 2006
Fixed Maturity Investments:
Fixed rate	$115,904	$147,827	$84,666	$93,933	$197,193	$847,566	$1,487,089
Weighted average interest rate	5.4%	5.2%	5.2%	5.3%	6.0%	5.6%	5.6%
Short-term investments	$679,989						$679,989
Debt and interest obligations:
Convertible notes payable(1)	1,216						1,216
Redeemable securities payable	5,002	$5,002	$5,002	$5,002	$5,002	$143,529	168,539

(1) The Convertible Notes payable are shown with an expected maturity date in 2008 at December 31, 2007 because we have called the Convertible Notes for redemption in the first quarter 2008. Notes payable are shown with an expected maturity date in 2007 at December 31, 2006 because the note holders had the right to convert their notes into our common stock in the first quarter of 2007 (see Note 9 to the Consolidated Financial Statements).

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

       The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires both the use of estimates and judgment relative to the application of appropriate accounting policies. Our accounting policies are described in the Notes to the Consolidated Financial Statements, but we believe that the following matters are particularly important to an understanding of our financial statements because changes in these estimates or changes in the assumptions used to make them could have a material impact on the results of operations, financial condition and cash flows.

       Loss Reserve Estimation.    Loss reserve estimates are inherently uncertain because the ultimate amount we pay under many of the claims we have incurred as of the balance sheet date will not be known for many years. The impact of loss reserve developments on the results of operations in each of the three years ended December 31, 2007 is discussed in the preceding "Loss Reserves" section. Also included is a discussion of the principal uncertainties considered, the actuarial estimation processes used, the role of management, and the inflation assumptions selected in determining loss reserve estimates, as well as the impact of different inflation assumptions on loss reserves estimates.

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

       Deferred Income Taxes.    The temporary differences between the tax and book bases of assets and liabilities are recorded as deferred income taxes. At December 31, 2007 and 2006, Zenith recorded net deferred tax assets of $45.7 million and $54.8 million, respectively, including deferred tax assets of $41.5 million and $43.7 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by taxes previously paid and by anticipated future taxable income, including investment income. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

RECENTLY ISSUED ACCOUNTING PRONOUCEMENTS

       As of December 31, 2007, there are several recently issued accounting pronouncements that we either implemented during the year or will implement in future periods. None of these pronouncements had a material effect on our consolidated financial condition or results of operations. See Note 2 to the Consolidated Financial Statements for a more complete summary.

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Years Ended December 31,	Note	2007	2006

(Dollars and shares in thousands, except per share data)
Revenues:
Net premiums earned	1	$738,532	$944,217
Net investment income		114,863	106,294
Realized gains on investments		20,353	13,377

Total revenues		873,748	1,063,888

Results of operations by segment:
Net investment income		$114,863	$106,294
Realized gains on investments		20,353	13,377

Income before tax from investments segment		135,216	119,671
Income (loss) before tax from:
Workers' compensation segment		243,832	313,576
Reinsurance segment	2	(3,661)	(20,508)
Parent segment	3,5	(12,506)	(11,927)

Income from continuing operations before tax and equity in earnings of investee		362,881	400,812
Income tax expense		128,981	142,112

Income from continuing operations after tax and before equity in earnings of investee		233,900	258,700
Equity in earnings of investee after tax

Income from continuing operations after tax		233,900	258,700
Gain on sale of discontinued operations after tax	4

Net income		$233,900	$258,700

Per common share — diluted:
Income from continuing operations after tax	5	$6.27	$6.96
Net income	5	6.27	6.96

Cash dividends declared per common share	6	2.84	1.26

Weighted average common shares outstanding — diluted	5	37,284	37,174

Financial condition:
Total assets		$2,772,980	$2,767,553
Investments		2,190,519	2,273,656
Unpaid losses and loss adjustment expenses		1,453,370	1,522,280
Convertible senior notes payable	5	1,135	1,129
Redeemable securities payable	7	58,350	58,342
Stockholders' equity		1,073,357	940,720
Stockholders' equity per share		28.93	25.41
Return on average equity		22.9%	31.8%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment		67.0%	66.3%
Reinsurance segment	2	NM	264.4%
Net premiums earned-to-surplus ratio		0.7	1.0
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		1.0	1.4

NM=	Not meaningful
(1)
Net premiums earned in 2004 and 2003 are net of $98.7 million and $78.5 million, respectively, of workers' compensation ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement. This agreement was terminated effective December 31, 2004.
(2)	2007, 2006, 2005 and 2004 include catastrophe losses before tax of $3.0 million, $19.9 million, $69.2 million and $21.1 million, respectively.
(3)	Includes interest expense before tax of $5.2 million, $5.3 million, $8.8 million, $13.1 million and $12.4 million in 2007, 2006, 2005, 2004, and 2003, respectively.
(4)
In 2002, we sold our home-building business and related real estate assets. In 2005, 2004, and 2003, we received payments of $1.9 million before tax ($1.3 million after tax), $2.0 million before tax ($1.3 million after tax) and $1.8 million before tax ($1.2 million after tax), respectively, of additional sales proceeds under the earn-out provision of the sale agreement. The last such payment under the earn-out provision was received in 2005.

Years Ended December 31,
	2005	2004	2003

(Dollars and shares in thousands, except per share data)
Revenues:
Net premiums earned	$1,178,700	$944,425	$773,799
Net investment income	79,200	61,876	56,103
Realized gains on investments	22,224	38,579	19,433

Total revenues	1,280,124	1,044,880	849,335

Results of operations by segment:
Net investment income	$79,200	$61,876	$56,103
Realized gains on investments	22,224	38,579	19,433

Income before tax from investments segment	101,424	100,455	75,536
Income (loss) before tax from:
Workers' compensation segment	213,244	104,098	29,260
Reinsurance segment	(56,183)	(11,956)	9,562
Parent segment	(20,938)	(19,051)	(17,694)

Income from continuing operations before tax and equity in earnings of investee	237,547	173,546	99,664
Income tax expense	81,894	57,213	33,664

Income from continuing operations after tax and before equity in earnings of investee	155,653	116,333	63,000
Equity in earnings of investee after tax	794	1,381	2,846

Income from continuing operations after tax	156,447	117,714	65,846
Gain on sale of discontinued operations after tax	1,253	1,286	1,154

Net income	$157,700	$119,000	$67,000

Per common share — diluted:
Income from continuing operations after tax	$4.29	$3.35	$2.04
Net income	4.32	3.38	2.07

Cash dividends declared per common share	0.94	0.75	0.67

Weighted average common shares outstanding — diluted	37,052	36,696	34,256

Financial condition:
Total assets	$2,717,456	$2,414,655	$2,023,704
Investments	2,167,000	1,900,014	1,530,494
Unpaid losses and loss adjustment expenses	1,703,445	1,482,319	1,220,749
Convertible senior notes payable	1,124	121,548	121,019
Redeemable securities payable	58,833	58,825	66,794
Stockholders' equity	712,795	502,147	383,246
Stockholders' equity per share	19.14	17.28	13.51
Return on average equity	26.3%	27.2%	18.8%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment	80.9%	88.5%	95.9%
Reinsurance segment	187.1%	128.2%	84.3%
Net premiums earned-to-surplus ratio	1.6	1.5	1.5
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.0	1.9	2.0

(5)
On March 21, 2003, Zenith issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") and received net proceeds of approximately $120.0 million. Diluted per share amounts for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 reflect the impact of the additional shares issued or issuable in connection with the Convertible Notes. In 2005, $123.8 million of the Convertible Notes were converted into shares of our common stock. In connection with certain of these conversions we paid a cash incentive of $4.7 million in 2005 which was included in the parent segment. On January 31, 2008 we called the remaining $1.2 million of outstanding Convertible Notes for redemption on March 31, 2008.
(6)	Includes an extra dividend of $1.00 per common share declared and paid in December 2007.
(7)
In 2006 and 2004, we paid $0.5 million to repurchase $0.5 million of aggregate principal amount and paid $7.6 million to repurchase $8.0 million of aggregate principal amount, respectively, of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all voting securities of which are owned by Zenith.

CONSOLIDATED BALANCE SHEETS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	December 31,
(Dollars and shares in thousands)	2007	2006

Assets:
Investments:
Fixed maturity investments:
At amortized cost (fair value $244,537 in 2007 and $215,902 in 2006)	$240,950	$216,546
At fair value (amortized cost $1,365,127 in 2007 and $1,280,749 in 2006)	1,366,298	1,271,187
Equity securities, at fair value (cost $60,226 in 2007 and $69,014 in 2006)	77,669	98,318
Short-term investments (at cost or amortized cost, which approximates fair value)	485,914	679,989
Other investments	19,688	7,616

Total investments	2,190,519	2,273,656
Cash	6,933	7,310
Accrued investment income	21,415	19,209
Premiums receivable	17,627	32,413
Receivable from reinsurers for paid and unpaid losses	346,082	235,802
Deferred policy acquisition costs	9,538	12,617
Deferred tax asset	45,719	54,753
Income tax receivable	8,654
Goodwill	20,985	20,985
Other assets	105,508	110,808

Total assets	$2,772,980	$2,767,553

Liabilities:
Policy liabilities:
Unpaid losses and loss adjustment expenses	$1,453,370	$1,522,280
Unearned premiums	61,950	82,992
Policyholders' dividends accrued	39,500	57,072
Convertible senior notes payable	1,135	1,129
Redeemable securities payable	58,350	58,342
Income tax payable		13,936
Other liabilities	85,318	91,082

Total liabilities	1,699,623	1,826,833

Commitments and contingencies (see Note 11)
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2007 and 2006
Common stock, $1 par, 100,000 shares authorized; issued 44,802 in 2007 and 44,722 in 2006; outstanding 37,107 in 2007 and 37,027 in 2006	44,802	44,722
Additional paid-in capital	464,932	459,103
Retained earnings	718,175	590,715
Accumulated other comprehensive income	12,100	12,832

	1,240,009	1,107,372
Treasury stock, at cost (7,695 shares in 2007 and 2006)	(166,652)	(166,652)

Total stockholders' equity	1,073,357	940,720

Total liabilities and stockholders' equity	$2,772,980	$2,767,553

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005

Revenues:
Net premiums earned	$738,532	$944,217	$1,178,700
Net investment income	114,863	106,294	79,200
Realized gains on investments	20,353	13,377	22,224

Total revenues	873,748	1,063,888	1,280,124

Expenses:
Loss and loss adjustment expenses incurred	252,844	322,784	703,870
Policy acquisition costs	123,092	147,153	171,135
Underwriting and other operating expenses	130,776	136,464	125,095
Policyholders' dividends	(1,090)	51,400	29,010
Interest expense	5,245	5,275	8,757
Payment regarding conversion of convertible senior notes			4,710

Total expenses	510,867	663,076	1,042,577

Income from continuing operations before tax and equity in earnings of investee	362,881	400,812	237,547
Income tax expense	128,981	142,112	81,894

Income from continuing operations after tax and before equity in earnings of investee	233,900	258,700	155,653
Equity in earnings of investee, net of income tax expense of $428			794

Income from continuing operations after tax	233,900	258,700	156,447

Gain on sale of discontinued real estate segment, net of income tax expense of $675			1,253

Net income	$233,900	$258,700	$157,700

Net income per common share:
Basic:
Continuing operations	$6.31	$7.00	$4.66
Discontinued operations			0.04

Net income	$6.31	$7.00	$4.70

Diluted:
Continuing operations	$6.27	$6.96	$4.29
Discontinued operations			0.03

Net income	$6.27	$6.96	$4.32

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Cash flows from operating activities:
Premiums collected	$756,123	$973,416	$1,200,424
Investment income received	91,993	73,818	72,066
Loss and loss adjustment expenses paid	(435,409)	(478,607)	(455,420)
Policy acquisition, underwriting and other operating expenses paid	(279,415)	(340,399)	(365,107)
Interest paid	(5,194)	(5,234)	(10,101)
Income taxes paid	(138,282)	(124,004)	(92,292)
Cash paid regarding conversion of Convertible Notes			(4,710)

Net cash (used in) provided by operating activities	(10,184)	98,990	344,860

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity	(48,602)	(99,760)	(31,179)
Fixed maturity securities available-for-sale	(493,906)	(786,166)	(1,664,184)
Equity securities available-for-sale	(96,304)	(51,364)	(71,966)
Other investments	(14,069)	(2,823)	(862)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	23,852	20,365	31,571
Fixed maturity securities available-for-sale	131,969	69,289	53,458
Other investments	3,885	5,343	24,893
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	276,103	469,474	1,644,659
Equity securities available-for-sale	122,730	59,955	114,308
Net decrease (increase) in short-term investments	217,275	265,764	(401,419)
Net proceeds from sale of discontinued real estate segment			1,928
Capital expenditures and other, net	(12,929)	(5,985)	(12,858)

Net cash provided by (used in) investing activities	110,004	(55,908)	(311,651)

Cash flows from financing activities:
Cash dividends paid to common stockholders	(100,734)	(43,241)	(29,472)
Proceeds from exercise of stock options	196	227	4,296
Purchase of treasury stock			(10,886)
Repurchase of redeemable securities		(500)
Excess tax benefit on stock-based compensation	341	273

Net cash used in financing activities	(100,197)	(43,241)	(36,062)

Net decrease in cash	(377)	(159)	(2,853)
Cash at beginning of year	7,310	7,469	10,322

Cash at end of year	$6,933	$7,310	$7,469

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Reconciliation of net income to net cash provided by operating activities:
Net income	$233,900	$258,700	$157,700
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on sale of discontinued real estate segment			(1,253)
Depreciation expense	9,451	10,152	8,887
Net accretion	(20,912)	(28,762)	(8,028)
Realized gains on investments	(20,353)	(13,377)	(22,224)
Equity in earnings of investee			(794)
(Increase) decrease in:
Accrued investment income	(1,989)	(3,748)	1,147
Premiums receivable	15,310	31,205	(6,110)
Receivable from reinsurers for paid and unpaid losses	(110,394)	23,329	29,977
Prepaid expenses	(1,827)	(13,898)	(641)
Deferred policy acquisition costs	3,079	4,057	1,990
(Decrease) increase in:
Unpaid losses and loss adjustment expenses	(68,910)	(181,165)	221,126
Unearned premiums	(21,042)	(40,481)	(18,746)
Policyholders' dividends accrued	(17,572)	26,496	24,575
Net income taxes payable	(9,301)	18,108	(10,398)
Accrued expenses	(12,827)	4,397	(5,175)
Other	13,203	3,977	(27,173)

Net cash (used in) provided by operating activities	$(10,184)	$98,990	$344,860

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005

Preferred stock, $1 par:
Beginning of year	none	none	none

End of year	none	none	none

Common stock, $1 par:
Beginning of year	$44,722	$44,944	$26,510
Exercise of stock options	9	11	985
Conversion of convertible senior notes			5,806
3-for-2 stock split			11,520
Restricted stock awards granted			127
Restricted stock awards not yet vested		(320)
Restricted stock vested	71	87
Restricted stock awards forfeited			(4)

End of year	$44,802	$44,722	$44,944

Additional paid-in capital:
Beginning of year	$459,103	$454,281	$314,262
Exercise of stock options	187	216	22,186
Excess tax benefit on stock-based compensation	419	337	10,248
Recognition of stock-based compensation expense	5,223	4,269	2,714
Conversion of convertible senior notes			116,391
3-for-2 stock split			(11,520)

End of year	$464,932	$459,103	$454,281

Retained earnings:
Beginning of year	$590,715	$379,031	$254,682
Net income	233,900	258,700	157,700
Cash dividends declared to common stockholders	(106,440)	(47,016)	(33,351)

End of year	$718,175	$590,715	$379,031

Accumulated other comprehensive income:
Beginning of year	$12,832	$1,191	$43,583
Net change in unrealized appreciation of investments during the year, net of deferred tax and reclassification adjustment	(732)	11,641	(39,383)
Change in foreign currency translation adjustment, net of deferred tax			(3,009)

End of year	$12,100	$12,832	$1,191

Treasury stock, at cost:
Beginning of year	$(166,652)	$(166,652)	$(136,890)
Acquisition of treasury stock			(29,762)

End of year	$(166,652)	$(166,652)	$(166,652)

Total stockholders' equity	$1,073,357	$940,720	$712,795

Cash dividends declared per common share	$2.84	$1.26	$0.94

Stockholders' equity per outstanding common share	$28.93	$25.41	$19.14

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Net income	$233,900	$258,700	$157,700
Other comprehensive (loss) income, net of tax:
Net change in unrealized (depreciation) appreciation on investments	(732)	11,641	(39,383)
Net change in foreign currency translation adjustment			(3,009)

Comprehensive income	$233,168	$270,341	$115,308

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

       Organization and operations.    Zenith National is a holding company, engaged through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")) in the workers' compensation insurance business, nationally. In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts. All assumed reinsurance contracts expired at the end of 2006, however we will be paying our assumed reinsurance claims for several years. The results of the reinsurance segment, principally consisting of any changes to loss reserve estimates and resulting adjustments to contractual premium, will continue to be included in the results of continuing operations. In addition to the workers' compensation insurance and assumed reinsurance segments, our other business segments include investments and parent (see Note 16). Our home-building business and related real estate assets were sold in 2002. The results of the discontinued real estate segment are presented as discontinued operations (see Note 19). Results of operations of our investment in Advent Capital (Holdings) PLC ("Advent Capital") are presented as equity in earnings of investee through the second quarter of 2005 (see Note 4).

       Use of Estimates.    GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

       3-for-2 Stock Split.    On September 7, 2005, Zenith National's Board of Directors declared a 3-for-2 stock split which was paid in the form of a 50% stock dividend. The additional shares of Zenith National's common stock were distributed on October 11, 2005 to shareholders of record as of September 19, 2005. The 3-for-2 stock split was recorded in the third quarter of 2005 as an increase to common stock and a decrease to additional paid-in capital. Dividends, earnings per share amounts, and common stock shares and prices in the current and prior periods reflect the 3-for-2 stock split.

NOTE 2

SUMMARY OF ACCOUNTING POLICIES

INVESTMENTS

       Our investments in debt and equity securities are classified into the following three categories: (1) held-to-maturity—those securities which by their terms must be redeemed by the issuing company and that we have the positive intent and ability to hold to maturity are reported at amortized cost; (2) trading—those securities that are held principally for the purpose of selling in the near term are reported at fair value with unrealized gains and losses included in earnings; and (3) available-for-sale—those securities not classified as either held-to-maturity or trading are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of deferred tax. There were no investments classified as trading at December 31, 2007 or 2006. The majority of held-to-maturity investments are mortgage-backed securities issued by the Government National Mortgage Association ("GNMA") (which are guaranteed by the U. S. Government) and we receive periodic returns of principal on these securities in addition to interest income.

       Short-term investments include fixed income securities such as corporate, municipal, and U.S. Treasury securities with maturities of less than one year at the date of purchase. For these short-term investments, the cost or amortized cost is a reasonable estimate of fair value.

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

       When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be "other-than-temporary," such investment is written-down to its fair value and the amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. The amount of any write-down is determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. There were no such write-downs in 2007 and 2006. During the year ended December 31, 2005, there was a $9.5 million write-down (See Note 4).

       Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold which is determined by the "identified cost" method.

CASH

       Cash includes currency on hand and demand deposits with financial institutions.

RECOGNITION OF PROPERTY-CASUALTY REVENUE AND EXPENSE

       Revenue Recognition.    The consideration paid for an insurance policy or reinsurance contract is generally known as a "premium." Premiums billed to and paid by our policyholders and reinsured companies are the revenues attributable to our workers' compensation and reinsurance segments. Premiums are billed and collected according to policy terms, predominantly in the form of installments during the policy period. Premiums are earned pro-rata over the terms of the policies. Billed premiums applicable to the unexpired terms of policies in-force are recorded in the accompanying consolidated balance sheets as a liability for unearned premiums. Premiums exclude policyholder surcharges primarily attributable to California business, which generally represent state insolvency fund assessments. These insolvency fund assessments are generally paid in advance to the various state agencies and subsequently collected from policyholders in the form of a surcharge, and do not affect our results of operations.

       Workers' Compensation Premiums.    Workers' compensation premiums are determined based upon the payroll of the insured, the applicable premium rates, and, where applicable, an experience-based modification factor. An audit of the policyholders' records is conducted after policy expiration to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. We can estimate earned but unbilled premiums because we keep track, by policy, of how much additional premium is billed in final audit invoices as a percentage of the original estimated amount that was billed. We use the historical percentage to estimate the probable additional amount that we have earned but not yet billed as of the balance sheet date. Estimated earned but not billed premiums included in premiums receivable were $5.1 million and $9.1 million at December 31, 2007 and 2006, respectively.

       Any amounts receivable for billed premiums are charged-off if they are submitted to our in-house legal collections department. An estimate of amounts that are likely to be charged-off is established as an allowance for doubtful accounts as of the balance sheet date. The estimate is comprised of any specific accounts that are past due and are considered probable to be charged-off and a provision against remaining accounts receivable based on historical charge-off data. Premium receivables are reported net of an allowance for estimated uncollectible premium amounts which were $150,000 and $0 at December 31, 2007 and 2006, respectively.

       We have written a relatively small number of workers' compensation policies that are retrospectively-rated. Under this type of policy, subsequent to policy expiration, the policyholder may be entitled to a refund or may owe additional premium based on the amount of losses sustained under the policy. These retrospective premium adjustments are limited in the amount by which they increase or decrease the standard amount of premium applicable to the policy. We can estimate these retrospective premium adjustments because we know the underlying loss experience of the policies involved. The estimated liability for return of premiums under retrospectively-rated workers' compensation policies included in unearned premiums was $6.1 million and $8.6 million at December 31, 2007 and 2006, respectively.

       Assumed Reinsurance Premiums.    Reinsurance contracts covering catastrophe losses are customarily written to provide reinsurance for losses associated with one catastrophic event with a provision to reinstate the contract for the unexpired term of the original contract. An additional premium, called a reinstatement premium, was due in consideration of the reinstatement. If a catastrophe loss was reported and we accrued an estimate for loss, any unearned premium associated with the contract at that time became fully earned. The reinstatement premium was then earned over the remaining term of the contract. Additional premiums earned attributable to reinstatement premiums for catastrophe reinsurance contracts were $0, $0, $20.7 million in 2007, 2006 and 2005, respectively.

       Loss and Loss Adjustment Expenses Incurred.    Loss and loss adjustment expenses incurred in the accompanying consolidated statements of operations include provisions for the amount we expect to ultimately pay for all reported and unreported claims for the applicable periods. Loss adjustment expenses are the expenses applicable to the process of administering, settling, and investigating claims, including legal expenses.

       Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material.

       Unpaid Losses and Loss Adjustment Expenses.    The liabilities for unpaid losses and loss adjustment expenses in the accompanying consolidated balance sheets ("loss reserves") are estimates of the unpaid amounts that we expect to pay for the ultimate cost of reported and unreported claims as of the balance sheet date. Loss reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of ultimate liability. We perform a comprehensive review of our loss reserves at the end of every quarter, and we employ a combination of actuarial techniques and methods, and management judgment to establish the most reasonable estimate of loss reserves based on the most recent relevant data. Any resulting adjustments to loss reserves are reflected in our Consolidated Statements of Operations in the period the changes are made.

       When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. Our actuaries use this information about reported claims in some of their estimation techniques. In estimating our total loss reserves, we make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as incurred but not reported ("IBNR") claims and our loss reserves contain an estimate for IBNR claims. In addition to this provision for late reported claims, we also have to estimate, and make provision for, the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. Our loss reserves make provision for both IBNR and bulk reserves in total, but not separately.

       The principal uncertainty in our workers' compensation loss reserve estimates is caused by changes in the inflation (severity) or deflation trends. Severity is the average cost of a claim as measured by the total cost of claims for a year divided by the number of claims in that year. The annual rate of claim cost inflation (or deflation) is the year over year percentage change in claim severity. Inflation or deflation is attributable to several factors which include changes in health care costs, legislative reforms to the workers' compensation system and the number of expensive claims relative to the total number of claims in a year. Expensive claims are those involving permanent disability of an injured worker and are paid over several years. We believe our loss reserve estimates are adequate. However, the actual ultimate inflation (or deflation) rate will not be known with any certainty for several years. We assume that general healthcare inflation trends will continue and will impact our long-term claim costs and loss reserves. The extent to which this may be offset by benefits from the reform legislation and recently observed reduction in the number of California expensive claims is uncertain. We will continue to evaluate our best estimate of inflation (or deflation) rates and reserves every quarter to reflect the most current data.

       Catastrophes.    We are exposed to the risk of significant loss in the event of major loss events, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event.

       In our reinsurance segment, which we exited in 2005, estimates of the impact of the 2005 hurricanes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

       Deferred Policy Acquisition Costs.    Policy acquisition costs, consisting of agent commissions, premium taxes, and certain other underwriting costs that vary with, and are primarily related to, the production of new or renewal business are deferred and amortized as the related premiums are earned.

       A premium deficiency is recognized if the sum of expected claims costs, claims adjustment expenses, expected dividends to policyholders, unamortized acquisition costs and policy maintenance costs exceeds the related unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. We do not consider anticipated investment income when determining if a premium deficiency exists. Our estimates indicate that there was no premium deficiency at December 31, 2007 and 2006.

       Policyholders' Dividends.    Most of our workers' compensation policies are non-participating but we issue certain policies in which the policyholder may participate in favorable claims experience through a dividend. An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of our insurance subsidiaries. The dividend to which a policyholder may be entitled is set forth in the policy and is related to the amount of losses sustained under the policy. Dividends are calculated after policy expiration (usually at 6 months and at 18 months after such expiration). We are able to estimate any liability we may have because we know the underlying loss experience of the policies we have written with dividend provisions and can estimate future dividend payments from the policy terms.

       In addition, Florida statutes require payment of additional policyholders' dividends to Florida policyholders pursuant to a formula based on underwriting results "Florida Dividends." As of December 31, 2007 and 2006, we accrued $19.0 million and $34.1 million, respectively, for Florida Dividends payable for prior accident years. During the year ended December 31, 2007, we reduced our accrual for estimated Florida Dividends by $15.1 million to reflect the impact of changes in our direct loss reserves, as well as the impact of the recently enacted legislation in California (the domiciliary state of our insurance subsidiaries), which eliminated the excess statutory reserves effective January 1, 2008. Our ultimate obligation for Florida Dividends is dependent on our filings with the Florida Department of Insurance and on our prescribed loss reserves included in our annual statutory financial statements.

       State Guarantee Fund Assessments.    State guarantee funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of the insolvent company's liabilities to policyholders. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. We write workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and have received, and expect to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums we have already earned at December 31, 2007.

       We recorded an estimate of $6.2 million (net of expected recoveries of $1.3 million recoverable before the end of 2008) for our expected liability at December 31, 2007 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at December 31, 2007. The estimated expense for Guarantee Fund assessments was $33,000, $2.0 million and $5.4 million in 2007, 2006 and 2005, respectively. We expect that we will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which we are entitled.

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

       Premiums earned and loss and loss adjustment expenses incurred are stated in the accompanying Consolidated Statements of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for IBNR losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid loss and loss adjustment expenses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid losses and loss adjustment expenses amounted to $336.6 million and $225.8 million at December 31, 2007 and 2006, respectively.

       In 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively "RISCORP") related to RISCORP's workers' compensation business. Also, in 1998, we entered into an aggregate excess of loss reinsurance agreement which provides ceded reinsurance for unpaid losses assumed by Zenith Insurance from RISCORP up to $50.0 million in excess of $182.0 million. Receivable from reinsurers on unpaid losses and loss adjustment expenses at December 31, 2007 and 2006 includes $14.2 million and $10.5 million, respectively, recoverable under such reinsurance and is secured by assets held in a trust account. The deferred benefit associated with such reinsurance was $5.2 million and $2.9 million at December 31, 2007 and 2006, respectively.

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

INTANGIBLE ASSETS

       Goodwill from acquisitions was $21.0 million at December 31, 2007 and 2006 and is included in assets of the workers' compensation segment. We evaluated this goodwill at December 31, 2007 and 2006 and determined that such goodwill was not impaired. Other than goodwill, we had no intangible assets at December 31, 2007 or 2006.

RESTRICTED STOCK AND STOCK OPTIONS

       Restricted Stock.    Under a restricted stock plan approved by our stockholders in May 2004, as subsequently amended ("Restricted Stock Plan"), non-employee Directors and key employees are awarded shares of Zenith National's common stock with restricted ownership rights. Of the shares of stock granted to employees, 50% vest two years after the grant date and the remaining 50% of the shares vest four years after the grant date. Shares granted to non-employee Directors vest on each of the first three anniversaries of the grant date in equal amounts of one-third of the amount granted. The fair value of restricted stock awards is measured using the closing price of Zenith National's common stock on the grant date and is recognized as an expense, net of estimated forfeitures, over the vesting period of the awards. The tax savings resulting from tax deductions in excess of compensation expense ("excess tax benefits") is reflected as a cash inflow from financing activities in our statement of cash flows.

       Stock options.    Under an employee non-qualified stock option plan adopted by the Board of Directors and stockholders of Zenith National in 1996 ("Stock Option Plan"), options were granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. The Stock Option Plan expired according to its terms in May 2006 and all options were fully exercised or expired as of December 31, 2007.

RECLASSIFICATIONS

       Certain prior year amounts in the Consolidated Statements of Cash Flows have been reclassified to conform to the current year presentation.

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

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement No. 157, "Fair Value Measurements" ("SFAS No. 157"), which provides a common definition of fair value and establishes a framework to make the measurement of fair value more consistent and comparable. SFAS No. 157 also requires expanded disclosures about (1) the extent to which companies measure assets and liabilities at fair value, (2) the methods and assumptions used to measure fair value and (3) the effect of fair value measures on earnings. The Company will adopt SFAS No. 157 on January 1, 2008, and we do not believe it will have a material impact on our consolidated financial condition or results of operations.

       In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), which permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. An entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option (1) may be applied instrument by instrument, with a few exceptions such as investments accounted for by the equity method, (2) is irrevocable (unless a new election date occurs) and (3) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective as of January 1, 2008. We are currently evaluating SFAS No. 159; however, we do not believe it will have a material impact on our consolidated financial condition or results of operations.

       In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 141(R) on our consolidated results of operations and financial condition.

       In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on our consolidated results of operations and financial condition.

       We also adopted the following accounting standards in 2006 and 2007, none of which had a material effect on our consolidated financial condition or results of operations:

  •
  American Institute of Certified Public Accountants Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts;"
  •
  SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments;"
  •
  FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109;"
  •
  Securities and Exchange Commission Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;" and
  •
  FASB EITF 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards."

NOTE 3

INVESTMENTS

       The amortized cost, fair value and carrying value of investments were as follows:

		Gross Unrealized
December 31, 2007 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$11,465	$314		$11,779	$11,465
Mortgage-backed securities	201,518	3,691	$(123)	205,086	201,518
State and local government debt	22,967		(342)	22,625	22,967
Foreign government debt	5,000	47		5,047	5,000

Total held-to-maturity	$240,950	$4,052	$(465)	$244,537	$240,950

Available-for-sale:
U.S. government debt	$80,063	$687		$80,750	$80,750
State and local government debt	122,724	1,111	$(145)	123,690	123,690
Corporate debt	1,139,783	13,714	(13,851)	1,139,646	1,139,646
Mortgage-backed securities	16,957	309		17,266	17,266
Redeemable preferred stocks	5,600		(654)	4,946	4,946
Equity securities	60,226	21,526	(4,083)	77,669	77,669
Short-term investments	485,914			485,914	485,914

Total available-for-sale	$1,911,267	$37,347	$(18,733)	$1,929,881	$1,929,881

		Gross Unrealized
December 31, 2006 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$11,522	$210		$11,732	$11,522
Mortgage-backed securities	176,713	759	$(687)	176,785	176,713
State and local government debt	23,311		(801)	22,510	23,311
Foreign government debt	5,000		(125)	4,875	5,000

Total held-to-maturity	$216,546	$969	$(1,613)	$215,902	$216,546

Available-for-sale:
U.S. government debt	$90,564		$(255)	$90,309	$90,309
State and local government debt	110,576	$354	(1,026)	109,904	109,904
Corporate debt	1,033,123	5,938	(15,253)	1,023,808	1,023,808
Mortgage-backed securities	19,139	122	(4)	19,257	19,257
Redeemable preferred stocks	27,347	634	(72)	27,909	27,909
Equity securities	69,014	29,318	(14)	98,318	98,318
Short-term investments	679,989			679,989	679,989

Total available-for-sale	$2,029,752	$36,366	$(16,624)	$2,049,494	$2,049,494

       Fixed maturity securities, including short-term investments, by contractual maturity were as follows at December 31, 2007:

(Dollars in thousands)	Amortized Cost	Fair Value

Held-to-maturity:
Due after 1 year through 5 years	$119,646	$121,105
Due after 5 years through 10 years	109,839	111,653
Due after 10 years	11,465	11,779

Total held-to-maturity	$240,950	$244,537

Available-for-sale:
Due in 1 year or less	$620,041	$620,811
Due after 1 year through 5 years	489,678	494,380
Due after 5 years through 10 years	709,290	707,091
Due after 10 years	32,032	29,930

Total available-for-sale	$1,851,041	$1,852,212

       Mortgage-backed securities are shown as being due at their average expected maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Fixed maturity securities classified as held-to-maturity with unrealized losses were as follows:

December 31, 2007 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
State and local government debt	$3,248	$(11)	1
Mortgage-backed securities	16,082	(123)	6

Total less than 12 months	$19,330	$(134)	7

Greater than 12 months:
State and local government debt	$19,377	$(331)	6

Total greater than 12 months	$19,377	$(331)	6

Total held-to-maturity:
State and local government debt	$22,625	$(342)	7
Mortgage-backed securities	16,082	(123)	6

Total held-to-maturity	$38,707	$(465)	13

December 31, 2006 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Mortgage-backed securities	$90,322	$(357)	16

Total less than 12 months	90,322	(357)	16

Greater than 12 months:
State and local government debt	22,510	(801)	7
Mortgage-backed securities	15,721	(330)	4
Foreign government debt	4,875	(125)	1

Total greater than 12 months	43,106	(1,256)	12

Total held-to-maturity:
State and local government debt	22,510	(801)	7
Mortgage-backed securities	106,043	(687)	20
Foreign government debt	4,875	(125)	1

Total held-to-maturity	$133,428	$(1,613)	28

       Securities classified as available-for-sale with unrealized losses were as follows:

December 31, 2007 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Corporate debt	$298,926	$(8,022)	53
Equity securities	11,711	(798)	7
Redeemable preferred stocks	4,946	(654)	2
State and local government debt	28,359	(102)	13

Total less than 12 months	$343,942	$(9,576)	75

Greater than 12 months:
Corporate debt	$72,804	$(5,829)	9
Equity securities	10,728	(3,285)	1
State and local government debt	6,421	(43)	2

Total greater than 12 months	$89,953	$(9,157)	12

Total available-for-sale:
Corporate debt	$371,730	$(13,851)	62
Equity securities	22,439	(4,083)	8
Redeemable preferred stocks	4,946	(654)	2
State and local government debt	34,780	(145)	15

Total available-for-sale	$433,895	$(18,733)	87

December 31, 2006 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Corporate debt	$268,094	$(3,949)	59
State and local government debt	15,927	(118)	7
U.S. government debt	74,916	(162)	2
Equity securities	3,463	(14)	3
Redeemable preferred stocks	400	(1)	1
Mortgage-backed securities	4,929	(4)	1

Total less than 12 months	$367,729	$(4,248)	73

Greater than 12 months:
Corporate debt	$423,533	$(11,304)	68
State and local government debt	54,077	(908)	17
U.S. government debt	15,393	(93)	3
Redeemable preferred stocks	1,182	(71)	1

Total greater than 12 months	$494,185	$(12,376)	89

Total available-for-sale:
Corporate debt	$691,627	$(15,253)	127
State and local government debt	70,004	(1,026)	24
U.S. government debt	90,309	(255)	5
Equity securities	3,463	(14)	3
Redeemable preferred stocks	1,582	(72)	2
Mortgage-backed securities	4,929	(4)	1

Total available-for-sale	$861,914	$(16,624)	162

       Unrealized losses on fixed maturity securities at December 31, 2007 are principally attributable to increases in interest rates in 2007 and 2006. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings, and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2007, and that our remaining unrealized losses at December 31, 2007 are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities, as described above, and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for sixteen years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

       At December 31, 2007 and 2006, 88% and 90%, respectively, of the investments in fixed maturity securities and short-term investments were classified as available-for-sale securities. The change in fair value of fixed maturity investments classified as available-for-sale resulted in an increase in stockholders' equity of $7.0 million after deferred tax from December 31, 2006 to December 31, 2007 and in a decrease of $4.0 million after deferred tax from December 31, 2005 to December 31, 2006. Fluctuating interest rates will impact stockholders' equity, realized gains and maturities of certain debt securities.

       The gross realized gains on sales of investments classified as available-for-sale, including short-term investments, during 2007, 2006, and 2005 were $24.9 million, $12.3 million and $34.7 million, respectively, and the gross realized losses were $6.5 million, $3.7 million and $12.3 million, respectively.

       Net realized investment gains and the change in unrealized investment gains (losses) before tax were as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Net realized gains (losses):
Equity securities	$17,642	$9,532	$30,067
Fixed maturity securities	667	(975)	(7,560)
Real estate investments	42	1,664	8,255
WorldCom settlement		2,076
Advent Capital write-down (see Note 4)			(9,547)
Other	2,002	1,080	1,009

Net realized gains	$20,353	$13,377	$22,224

Change in fair value (under) over cost:
Equity securities	$(11,861)	$24,048	$(37,844)
Fixed maturity securities	14,964	(6,485)	(25,611)

       Net investment income before tax was as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Fixed maturity securities	$82,417	$71,891	$67,037
Equity securities	8,045	1,659	1,247
Short-term investments	29,716	37,246	14,766
Other	508	978	723

Subtotal	120,686	111,774	83,773
Investment expenses	(5,823)	(5,480)	(4,573)

Net investment income	$114,863	$106,294	$79,200

       Net investment income from equity securities in the year ended December 31, 2007 includes a $7.3 million cash dividend received from a common stock investment.

       Investments with a fair value of $1.5 billion and $1.3 billion at December 31, 2007 and 2006, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

NOTE 4

EQUITY IN EARNINGS OF INVESTEE

       At December 31, 2007 and 2006, we owned 22.1 million shares of Advent Capital common stock. On June 3, 2005, Advent Capital sold 114.3 million shares of its common stock in a public offering at the United States dollar equivalent of $0.64 per share. On the same date, Advent Capital common stock was listed for trading on the Alternative Investments Market of the London Stock Exchange ("AIM"). Prior to Advent Capital's listing on the AIM, there was no public market for such shares. Prior to the public offering, we owned approximately 20.9% of the outstanding shares of Advent Capital and recorded our investment in Advent Capital under the equity method of accounting, recognizing our share of the earnings or losses of Advent Capital. After the sale of additional shares of common stock by Advent Capital in 2005, we own less than 10.0% of the outstanding shares of Advent Capital and no longer have representation on the board of directors. We therefore account for our investment in Advent Capital under the cost method of accounting and report this investment as an equity security in the Consolidated Balance Sheets at fair value using the quoted price of Advent Capital's common stock from AIM, translated into United States dollars.

       In 2005, we reduced the carrying value of this investment to its fair value resulting in a charge of $9.5 million before tax ($6.2 million after tax) recorded as a reduction of realized gains on investments. The charge resulted from the difference between the fair value of our investment in Advent Capital, based upon the offering price for Advent Capital's common stock, and the carrying value of the investment under the equity method as of the date of the public offering.

       In the second quarter of 2005, we received a dividend payment from Advent Capital of $1.1 million. No such dividends were received during 2007 and 2006.

NOTE 5

FAIR VALUES OF FINANCIAL INSTRUMENTS

       Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. The following summarizes the carrying value and fair value of our financial instruments. For financial instruments not discussed below, the carrying amount is a reasonable estimate of the fair value.

	2007		2006
December 31,			Carrying Value
(Dollars in thousands)	Carrying Value	Fair Value		Fair Value

Assets:
Investments	$2,190,519	$2,194,106	$2,273,656	$2,273,012
Liabilities:
Convertible Notes	1,135	3,071	1,129	3,215
Redeemable Securities	58,350	55,893	58,342	61,987

       Fair values of investments, which are further detailed in Note 3, were determined using market prices obtained from independent pricing services and various broker-dealers, or were estimated using analytical methods. The fair value of a non-traded fixed maturity security of $20.6 million at December 31, 2006 (no longer owned at December 31, 2007) was estimated using a quantitative analytical technique, which compares such security with the prices of traded securities with similar characteristics, to arrive at an estimate of fair value. The fair value of a non-traded common stock investment of $37.8 million and $37.3 million at December 31, 2007 and 2006, respectively, was estimated based on the net asset value of the company, which was consistent with the price to book value ratios of securities in similar companies which are traded. The fair values of the 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes") and 8.55% Capital Securities ("Redeemable Securities") were estimated using quantitative analytical techniques, which compare the Convertible Notes to the price of our common stock, into which they are convertible, and the Redeemable Securities to the price of traded securities with similar characteristics.

NOTE 6

PROPERTIES AND EQUIPMENT

       Properties and equipment, included in other assets, consist of the following:

December 31, (Dollars in thousands)	2007	2006

Land	$9,650	$9,650
Buildings	36,018	35,550
Furniture, fixtures and equipment	81,281	75,119

Subtotal	126,949	120,319
Accumulated depreciation	(69,097)	(64,874)

Total	$57,852	$55,445

       Depreciation expense in the years ended December 31, 2007, 2006 and 2005 was $9.4 million, $10.2 million and $8.9 million, respectively.

NOTE 7

INCOME TAX

       Zenith files a consolidated federal income tax return. The insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

       The components of the provision for tax on the income from continuing operations before equity in earnings of investee were:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Current	$119,552	$135,460	$96,141
Deferred	9,429	6,652	(14,247)

Income tax expense	$128,981	$142,112	$81,894

       The difference between the statutory income tax rate of 35% and our effective tax rate on income from continuing operations before tax and equity in earnings of investee, as reflected in the Consolidated Statements of Operations, was as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Statutory income tax expense	$127,008	$140,284	$83,141
(Reduction) increase in tax:
Dividend received deduction and tax-exempt interest	(1,828)	(1,839)	(1,866)
Reduction in tax estimate for a prior year			(1,105)
Non-deductible expenses and other	3,801	3,667	1,724

Income tax expense	$128,981	$142,112	$81,894

       Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

December 31,	2007		2006

	Deferred Tax		Deferred Tax

(Dollars in thousands)	Assets	Liabilities	Assets	Liabilities

Investments		$14,330		$14,141
Deferred policy acquisition costs		3,338		4,416
Properties and equipment		4,695		3,791
Unpaid losses and loss adjustment expenses discount	$41,469		$43,723
Limitation on deduction for unearned premiums	5,639		7,711
Policyholders' dividends accrued	13,825		19,975
Other	8,322	1,173	6,957	1,265

	$69,255	$23,536	$78,366	$23,613

Net deferred tax asset	$45,719		$54,753

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

       At December 31, 2007, we had no material unrecognized tax benefits. We recognize any interest and penalties related to uncertain tax positions in income tax expense, however there were none for the year ended December 31, 2007.

       Tax years 2004 through 2007 and 2003 through 2007 are subject to examination by the federal and state taxing authorities, respectively. There are no income tax examinations currently in process.

NOTE 8

UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       The following table represents a reconciliation of changes in the liability for unpaid losses and loss adjustment expenses:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Beginning of year, net	$1,301,076	$1,459,797	$1,212,032
Incurred claims:
Current accident year	362,645	464,106	730,770
Prior accident years	(109,801)	(141,322)	(26,900)

Total incurred claims	252,844	322,784	703,870

Payments:
Current accident year	(116,642)	(131,595)	(147,926)
Prior accident years	(310,470)	(349,910)	(308,179)

Total payments	(427,112)	(481,505)	(456,105)

End of year, net	1,126,808	1,301,076	1,459,797
Receivable from reinsurers for unpaid losses	326,562	221,204	243,648

End of year, gross	$1,453,370	$1,522,280	$1,703,445

       The net favorable development of $109.8 million in 2007 is principally related to a reduction in estimated workers' compensation losses for the 2003 through 2006 accident years.

       The net favorable development of $141.3 million in 2006 is principally related to a reduction in estimated workers' compensation losses for the 2004 and 2005 accident years offset, in part, by unfavorable development of reinsurance reserves for the 2005 hurricanes. The net $26.9 million favorable development in 2005 principally related to a reduction in estimated workers' compensation losses for the 2003 and 2004 accident years, partially offset by a re-allocation of loss reserves to older accident years.

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

       On January 31, 2008 we called the remaining $1.2 million of Convertible Notes for redemption on March 31, 2008, to be paid in cash at a price of $1,016.429 per $1,000.00 principal amount of each note, plus accrued interest. The holders of the Convertible Notes may, at their option, convert their notes into shares of our common stock at a conversion rate of 59.988 shares per $1,000 principal amount of notes at any time prior to 5:00 pm, New York City time, on March 27, 2008. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock. The maximum number of shares that could be issued upon conversion of the remaining Convertible Notes is approximately 69,000.

       Issue costs and discount of $5.0 million are being amortized using the effective interest method over the time from issuance to March 30, 2010, the first date that a holder of a Convertible Note could elect to have the notes repurchased by us. During the years ended December 31, 2007, 2006, and 2005, $0.1 million, $0.1 million, and $3.5 million, respectively, of interest, issue costs and discount were expensed.

       Redeemable securities.    At December 31, 2007 and 2006, Zenith National Insurance Capital Trust I, a Delaware statutory business trust ("Trust"), all of the voting securities of which are owned by Zenith National, had $58.5 million outstanding of the $75.0 million Redeemable Securities originally issued. The Redeemable Securities pay semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.

       The Trust had invested $77.3 million in Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 ("Subordinated Debentures") at December 31, 2007 and 2006, which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at 100% of the principal amount of the Subordinated Debentures plus a "make-whole premium," if any, together with accrued and unpaid interest. The make-whole premium is the excess of the then present value of the remaining scheduled payments of principal and interest over 100% of the principal amount. Payments on the Redeemable Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National fully and unconditionally guarantees the distributions on, and the liquidation amount generally of, the Redeemable Securities to the extent the Trust has funds legally available therefore. Zenith National's guarantee of the Redeemable Securities, as well as the Subordinated Debentures, is subordinated to all other indebtedness of Zenith National.

       The issue costs and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During each of the years ended December 31, 2007, 2006, and 2005, $5.0 million, $5.1 million, and $5.1 million, respectively, of interest, issue costs and discount were expensed.

       In the first quarter of 2006, Zenith National paid $0.5 million to repurchase $0.5 million aggregate principal amount of the outstanding Redeemable Securities.

       Aggregate Maturities.    At December 31, 2007, the aggregate maturities for all of our long-term borrowings for each of the five years and thereafter were as follows:

(Dollars in thousands)	Convertible Notes	Redeemable Securities	Total

Maturing in:
2008	$1,150		$1,150
2009
2010
2011
2012
Thereafter		$58,500	58,500

Total	$1,150	$58,500	$59,650

       The maturity of the remaining outstanding Convertible Notes is presented as being due in 2008 because we have called the Convertible Notes for redemption in the first quarter 2008.

       Bank Line of Credit.    At December 31, 2007, we had a $30.0 million revolving credit agreement with a bank with an expiration date of February 16, 2010. Interest is payable on any outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on our credit rating. This credit agreement contains covenants that require, among other things, that we maintain certain financial ratios, including a minimum amount of capital in our insurance subsidiaries, a maximum debt-to-total capitalization ratio, and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2007. There were no outstanding borrowings under the bank line of credit in 2007 and 2006. We currently do not anticipate any need to draw on our bank line of credit because our current cash and available invested assets are sufficient for any foreseeable requirements.

NOTE 10

REINSURANCE CEDED

       We maintain excess of loss and catastrophe reinsurance which provides protection for workers' compensation losses in excess of an established retention up to $150 million, with catastrophe losses arising out of a California earthquake up to $200 million. The established retention was $1 million through April 30, 2007 and was increased to $5 million effective May 1, 2007, with an annual aggregate limit of $25 million in the layer of $5 million in excess of the $5 million retention. We also retain 50% of any losses between $10 million and $20 million.

       Our reinsurance also provides protection for acts of terrorism. The limit for domestic acts of terrorism is $150 million in excess of a $5 million retention and we retain 50% of any losses between $10 million and $20 million. The limit for foreign acts of terrorism is $75 million in excess of a $5 million retention and we retain 50% of any losses between $10 million and $20 million. Coverage for nuclear, biological and chemical attacks is limited to 100% of any losses between $10 million and $30 million.

       In the third quarter of 2007, we reviewed our workers' compensation losses in excess of our reinsurance retention (ceded losses), a small population of high-value claims which remain open for several years. We determined it is prudent to incorporate industry-wide loss development factors in addition to using our own historical claims data to estimate our ceded loss reserves. As of December 31, 2007, our estimate of ceded losses included in unpaid losses and loss adjustment expenses were increased by approximately $97.3 million as compared to December 31, 2006, offset in full by the resulting increase in receivable from reinsurers.

       Reinsurance transactions reflected in the accompanying Consolidated Statements of Operations were as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Direct premiums earned	$756,965	$964,131	$1,148,775
Assumed premiums earned	4,890	18,533	76,505
Ceded premiums earned	(23,323)	(38,447)	(46,580)

Net premiums earned	$738,532	$944,217	$1,178,700

Ceded loss and loss adjustment expenses incurred	$123,757	$4,402	$12,294

NOTE 11

COMMITMENTS AND CONTINGENCIES

       Leases.    We have office space, equipment and automobile leases expiring through 2014. The minimum lease payments for the next five years on these non-cancelable operating leases at December 31, 2007 were as follows:

(Dollars in thousands)	Equipment and Auto Fleet	Offices	Total

2008	$1,557	$6,618	$8,175
2009	580	6,970	7,550
2010	44	5,945	5,989
2011		4,123	4,123
2012		2,560	2,560
Thereafter		1,887	1,887

Total	$2,181	$28,103	$30,284

       Rent expense for the years ended December 31, 2007, 2006 and 2005 was $10.7 million, $10.6 million, and $8.7 million, respectively.

       Litigation.    We are involved in various litigation proceedings that arise in the ordinary course of our business. Disputes adjudicated in the workers' compensation administrative systems may be appealed to review boards or civil courts, depending on the issues and local jurisdictions involved. From time to time plaintiffs also sue us on theories falling outside of the exclusive jurisdiction and remedies of the workers' compensation claims adjudication systems. Certain of these legal proceedings seek injunctive relief or substantial monetary damages, including claims for punitive damages, that may not be covered by our third party reinsurance agreements. Historically the Company has not experienced any material exposure or damages from any of these legal proceedings. In addition, in the opinion of management, after consultation with legal counsel, all of our currently outstanding litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

NOTE 12

STOCK-BASED COMPENSATION PLANS

       The total compensation cost recognized for stock-based awards was $3.4 million (net of $1.9 million tax benefit), $2.6 million (net of $1.4 million tax benefit), and $1.8 million (net of $1.0 million tax benefit) for the years ended December 31, 2007, 2006, and 2005, respectively.

       Restricted Stock Awards.    The following table provides certain information regarding the shares available for future grants under the Restricted Stock Plan at December 31, 2007:

Number of shares authorized for grants	625,000
Number of shares restricted	(453,000)
Number of shares vested	(158,000)

Number of shares available for future grants	14,000

       Changes in restricted stock for the three years ended December 31, 2007 were as follows:

	Number of Shares	Weighted Average Grant Date Fair Value

Restricted shares at December 31, 2004	179,000	$30.67
Granted	147,000	44.74
Forfeited	(6,000)	30.17

Restricted shares at December 31, 2005	320,000	37.13
Granted	137,000	45.06
Vested	(87,000)	31.55
Forfeited	(40,000)	37.15

Restricted shares at December 31, 2006	330,000	41.88
Granted	196,000	41.90
Vested	(71,000)	43.53
Forfeited	(2,000)	30.17

Restricted shares at December 31, 2007	453,000	41.68

       Compensation expense recognized for the years ended December 31, 2007, 2006, and 2005 was $3.4 million, $2.6 million and $1.8 million after tax, respectively. Unrecognized compensation expense before tax under the Restricted Stock Plan was $11.5 million and $8.9 million at December 31, 2007 and December 31, 2006, respectively.

       Employee Stock Options.    At December 31, 2007, no stock options remained outstanding under any stock option plan and all compensation expense related to previously outstanding options had been recognized. Compensation expense after tax was $0, $15,000, and $39,000 for the years ended December 31, 2007, 2006, and 2005, respectively. The 9,500 options outstanding at December 31, 2006 were fully exercised during 2007. The last stock option plan expired according to its terms in May 2006.

NOTE 13

STOCKHOLDERS' EQUITY AND
STATUTORY FINANCIAL INFORMATION

       Common Stock.    From time to time, Zenith National may make repurchases of its outstanding common shares. At December 31, 2007, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by our Board of Directors on February 24, 1998. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity. No shares were repurchased under the share repurchase program during the three years ended December 31, 2007.

       Dividend Restrictions.    The California Insurance Holding Company System Regulatory Act limits the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiary of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the state of California must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. Such restrictions on dividends are not cumulative. Zenith Insurance paid dividends to Zenith National of $115.0 million, $50.0 million, and $30.0 million in 2007, 2006, and 2005, respectively. In 2008, $122.1 million can be paid to Zenith National in dividends without prior approval of the California Department of Insurance ("California DOI"). The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends.

       Statutory Financial Data.    The capital stock and surplus and net income of our insurance subsidiaries, prepared in accordance with the statutory accounting practices of the National Association of Insurance Commissioners ("NAIC") were as follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Capital stock and surplus	$1,033,190	$919,835	$685,511
Net income	243,840	278,163	162,158

       Through December 31, 2007, California statutes (the domiciliary state of our insurance subsidiaries) required that in addition to applying the NAIC's statutory accounting practices, insurance companies must record, under certain circumstances, an additional liability, called an "excess statutory reserve." The excess statutory reserve formula established a 65% loss and loss adjustment expense ratio for the current and prior two years. Excess statutory reserves reduced statutory surplus but did not impact statutory net income.

       At December 31, 2007, we reported statutory surplus of $451.1 million which reflects a reduction of $582.1 million for the excess statutory reserves as determined under the formula. Reported statutory surplus in future periods will not be reduced for excess statutory reserves because effective January 1, 2008 it is no longer required under California law.

       At December 31, 2006 and 2005, we reported statutory surplus of $559.5 million and $440.8 million, respectively.

       The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria, and other areas. Such regulation and legislation changes frequently. Compliance is essential and is an inherent risk of the business.

NOTE 14

EARNINGS AND DIVIDENDS PER SHARE

       The following table sets forth the computation of basic and diluted net income per common share:

		Year Ended December 31,
(Dollars and shares in thousands, except per share data)
		2007	2006	2005

(A)	Income from continuing operations	$233,900	$258,700	$156,447
(B)	Gain on sale of discontinued real estate segment			1,253

(C)	Net income	$233,900	$258,700	$157,700

(D)	Interest expense on the Convertible Notes, net of tax	$48	$48	$2,254

(E)	Weighted average shares outstanding—basic	37,056	36,974	33,555
	Common shares issuable under the Stock Option Plan (treasury stock method)		4	124
	Common shares issued under the Restricted Stock Plan (treasury stock method)	159	127	92
	Common shares issuable upon conversion of the Convertible Notes	69	69	3,281

(F)	Weighted average shares outstanding—diluted	37,284	37,174	37,052

Net income per common share:
Basic:
(A)/(E)	Continuing operations	$6.31	$7.00	$4.66
(B)/(E)	Gain on sale of discontinued real estate segment			0.04

(C)/(E)	Net income	$6.31	$7.00	$4.70

Diluted:
((A)+(D))/(F) Continuing operations		$6.27	$6.96	$4.29
(B)/(F)	Gain on sale of discontinued real estate segment			0.03

((C)+(D))/(F) Net income		$6.27	$6.96	$4.32

Cash dividends declared per common share		$2.84	$1.26	$0.94

NOTE 15

OTHER COMPREHENSIVE INCOME

       Other comprehensive income is comprised of changes in unrealized appreciation on investments classified as available-for-sale and changes, for the applicable period, in foreign currency translation adjustments on investments accounted for under the equity method. The following table summarizes the components of accumulated other comprehensive income:

	December 31,
(Dollars in thousands)	2007	2006

Net unrealized appreciation on investments, before tax	$18,614	$19,742
Deferred tax expense	(6,514)	(6,910)

Total accumulated other comprehensive income	$12,100	$12,832

       The following table summarizes the components of our other comprehensive income (loss), other than net income, for the three years ended December 31, 2007:

(Dollars in thousands)		Pre-Tax	Income Tax Effect	After-Tax

Year Ended December 31, 2007

Net unrealized appreciation arising during the year		$12,099	$4,235	$7,864
Less:	reclassification adjustment for realized gains included in net income	(13,227)	(4,631)	(8,596)

Total other comprehensive loss		$(1,128)	$(396)	$(732)

Year Ended December 31, 2006

Net unrealized appreciation arising during the year		$24,190	$8,467	$15,723
Less:	reclassification adjustment for realized gains included in net income	(6,281)	(2,199)	(4,082)

Total other comprehensive income		$17,909	$6,268	$11,641

Year Ended December 31, 2005

Net unrealized depreciation arising during the year		$(34,346)	$(12,021)	$(22,325)
Less:	reclassification adjustment for realized gains included in net income	(26,243)	(9,185)	(17,058)

Net change in unrealized appreciation on investments		(60,589)	(21,206)	(39,383)

Reclassification adjustment for realized foreign currency gains included in net income during the year		(4,629)	(1,620)	(3,009)

Net change in foreign currency translation		(4,629)	(1,620)	(3,009)

Total other comprehensive loss		$(65,218)	$(22,826)	$(42,392)

NOTE 16

SEGMENT INFORMATION

       Our business is comprised of the following segments: workers' compensation, reinsurance, investments, and parent. Our real estate segment was discontinued in 2002. Segments are designated based on the types of products and services provided. Workers' compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. Reinsurance principally consisted of assumed reinsurance of property losses from worldwide catastrophes and large property risks. In September 2005, we exited the reinsurance business and we ceased writing and renewing assumed reinsurance contracts with all contracts fully expired at the end of 2006, however we will be paying our assumed reinsurance claims for several years. The results of the reinsurance segment in 2007 consist primarily of changes to loss reserve estimates for the 2005 hurricanes. Income from operations of the investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our workers' compensation and reinsurance segments. Income from the workers' compensation and reinsurance segments is determined by deducting net loss and loss adjustment expenses incurred and underwriting and other operating expenses from net premiums earned. Loss from operations of the parent segment includes interest expense and the general operating expenses of Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of its insurance subsidiaries and other investment securities.

       In 2007, we wrote workers' compensation premiums in 45 states, but the largest concentrations, 55.1% and 26.1% of our workers' compensation earned premium, were in California and Florida, respectively. The concentration of our business in these states makes the results of our operations dependent upon trends that are characteristic of these states as compared to national trends, for example, state legislation, competition, and workers' compensation inflation trends.

       The accounting policies of the segments are the same as those described in Note 2.

       The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio. The loss and loss adjustment expense ratio is the percentage of net loss and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our workers' compensation segment is to achieve substantial underwriting profits and significantly out-perform the national workers' compensation industry. Historically, a combined ratio of 100% or lower was considered an excellent result, however in recent years we have achieved combined ratios significantly better than this target.

       Segment information is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total

Year Ended December 31, 2007

Revenues:
Net premiums earned	$738,196	$336			$738,532
Net investment income			$114,863		114,863
Realized gains on investments			20,353		20,353

Total revenues	738,196	336	135,216		873,748

Interest expense				$(5,245)	(5,245)

Income (loss) before tax	243,832	(3,661)	135,216	(12,506)	362,881
Income tax expense (benefit)	89,164	(1,292)	45,486	(4,377)	128,981

Net income (loss)	$154,668	$(2,369)	$89,730	$(8,129)	$233,900

Combined ratios	67.0%	NM

Total assets	$547,460	$10,618	$2,212,352	$2,550	$2,772,980

NM = Not meaningful

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total

Year Ended December 31, 2006

Revenues:
Net premiums earned	$931,739	$12,478			$944,217
Net investment income			$106,294		106,294
Realized gains on investments			13,377		13,377

Total revenues	931,739	12,478	119,671		1,063,888

Interest expense				$(5,275)	(5,275)

Income (loss) before tax	313,576	(20,508)	119,671	(11,927)	400,812
Income tax expense (benefit)	113,414	(7,178)	40,050	(4,174)	142,112

Net income (loss)	$200,162	$(13,330)	$79,621	$(7,753)	$258,700

Combined ratios	66.3%	264.4%

Total assets	$447,756	$24,144	$2,293,265	$2,388	$2,767,553

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate(1)	Investments	Parent	Total

Year Ended December 31, 2005

Revenues:
Net premiums earned	$1,114,194	$64,506				$1,178,700
Net investment income				$79,200		79,200
Realized gains on investments				22,224		22,224

Total revenues	1,114,194	64,506		101,424		1,280,124

Interest expense					$(8,757)	(8,757)

Income (loss) from continuing operations before tax and equity in earnings of investee	213,244	(56,183)		101,424	(20,938)	237,547
Income tax expense (benefit)	74,990	(19,664)		33,620	(7,052)	81,894

Income (loss) from continuing operations after tax and before equity in earnings of investee	138,254	(36,519)		67,804	(13,886)	155,653
Equity in earnings of investee, net of income tax expense of $428				794		794

Income (loss) from continuing operations	138,254	(36,519)		68,598	(13,886)	156,447

Gain on sale of discontinued real estate segment, net of income tax expense of $675			$1,253			1,253

Net income (loss)	$138,254	$(36,519)	$1,253	$68,598	$(13,886)	$157,700

Combined ratios	80.9%	187.1%

Total assets	$464,194	$59,398		$2,187,993	$5,871	$2,717,456

(1) Gain on sale of discontinued real estate segment represents a payment received in 2005 of additional sales proceeds under the earn-out provision of the sale of our home-building business and related real estate assets in October 2002 (see Notes 1 and 19). The amount received in 2005 was the last such payment under the earn-out provision.

       The following table is a reconciliation of our segment results to the accompanying Consolidated Statements of Operations:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Income before tax from investments segment:
Net investment income	$114,863	$106,294	$79,200
Realized gains on investments	20,353	13,377	22,224

Income before tax from investments segment	135,216	119,671	101,424
Income (loss) before tax from:
Workers' compensation segment	243,832	313,576	213,244
Reinsurance segment	(3,661)	(20,508)	(56,183)
Parent segment	(12,506)	(11,927)	(20,938)

Income from continuing operations before tax and equity in earnings of investee	362,881	400,812	237,547
Income tax expense	128,981	142,112	81,894

Income from continuing operations after tax and before equity in earnings of investee	233,900	258,700	155,653
Equity in earnings of investee, net of tax			794

Income from continuing operations	233,900	258,700	156,447
Gain on sale of discontinued real estate segment, net of tax			1,253

Net income	$233,900	$258,700	$157,700

NOTE 17

EMPLOYEE BENEFIT AND RETIREMENT PLANS

       We offer a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all eligible employees. We match 50% of employee contributions that are 6% or less of salary on a current basis and we are not liable for any future payments under the plan. For the years ended December 31, 2007, 2006, and 2005, we contributed $2.7 million, $2.6 million, and $2.7 million, respectively.

       We also offer a stock purchase plan, under which we match 25% of employees' contributions to purchase shares of our common stock at market value. For the years ended December 31, 2007, 2006, and 2005, we contributed $0.4 million, $1.3 million, and $0.9 million, respectively. In September 2006, we suspended the stock purchase plan in order to comply with certain applicable stock exchange listing standards. An amended and restated stock purchase plan was approved by our stockholders in May 2007, which provides a Company match limited to $1.0 million in each calendar year.

NOTE 18

EXERCISE OF STOCK OPTIONS USING PREVIOUSLY ACQUIRED SHARES

       An employee exercised his option to purchase from Zenith National a total of 1,198,500 shares of Zenith National's common stock in 2005 at an exercise price of $15.75 per share using previously owned shares to pay the purchase price. In connection with the exercises in 2005, the employee arranged with us to withhold shares from the shares acquired upon exercise of the option as reimbursement of withholding taxes due.

       The following table sets forth these transactions:

(Dollars and shares in thousands, except per share data)	Sept. 2005	Feb. 2005

Shares of common stock purchased	268	931
Exercise price per share	$15.75	$15.75
Aggregate exercise price	$4,219	$14,657
Number of shares tendered by employee in lieu of cash payment of aggregate exercise price	99	432
Number of shares withheld for withholding taxes due	78	225
Value of shares tendered by employee in lieu of cash payment of aggregate exercise price	$4,219	$14,657
Value of shares withheld for withholding taxes due	3,341	7,545

       These exercises of stock options had no net effect on cash or stockholders' equity in 2005 because the increase in treasury stock for the shares tendered was offset by an increase in common stock and an increase in additional paid-in capital for the shares issued.

       The shares withheld by us in lieu of cash payment to reimburse us for withholding taxes decreased stockholders' equity by increasing treasury stock and decreasing cash.

NOTE 19

DISCONTINUED OPERATIONS—GAIN ON SALE OF REAL ESTATE SEGMENT

       In 2002, we sold our home-building business and related real estate assets in Las Vegas, Nevada to MTH-Homes Nevada, Inc. ("MTH Nevada"), a wholly-owned subsidiary of Meritage Corporation.

       In addition to the consideration received in 2002, we were entitled to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, 2004, and 2005. We recorded additional gains for all three twelve month periods, including $1.9 million ($1.3 million after tax) in 2005 upon receipt of the last payment under the earn-out provision of the sale agreement.

NOTE 20

QUARTERLY FINANCIAL DATA AND COMMON STOCK PRICES (UNAUDITED)

       Quarterly results for the years ended December 31, 2007 and 2006 were as follows:

	2007 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Net premiums earned	$194,082	$186,345	$184,612	$173,493
Net investment income	35,486	27,551	26,056	25,770
Realized gains on investments	5,958	5,201	4,701	4,493

Net income	$64,500	$65,300	$64,500	$39,600

Net income per common share:
— basic	$1.74	$1.76	$1.74	$1.07
— diluted	1.73	1.75	1.73	1.06

Cash dividends declared per common share	$0.42	$0.42	$0.50	$1.50

	2006 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Net premiums earned	$254,426	$239,484	$229,636	$220,671
Net investment income	24,732	26,273	27,494	27,795
Realized gains on investments	1,610	1,113	833	9,821

Net income	$57,500	$54,100	$72,200	$74,900

Net income per common share:
— basic	$1.56	$1.46	$1.95	$2.02
— diluted	1.55	1.46	1.94	2.01

Cash dividends declared per common share	$0.28	$0.28	$0.35	$0.35

       The following table shows the high and low common stock prices as reported by the New York Stock Exchange during each quarter for the past two years:

	2007		2006
Quarter Ended	High	Low	High	Low

March 31	$50.94	$45.02	$55.30	$45.11
June 30	51.44	45.89	48.90	37.93
September 30	49.56	38.80	41.73	36.14
December 31	46.98	37.90	47.91	39.13

       As of January 31, 2008, there were 222 registered holders of record of our common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and its subsidiaries (the "Company") at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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
February 13, 2008

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

Date: February 21, 2008

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

Date: February 21, 2008

Senior Vice President & Chief Financial Officer Zenith National Insurance Corp.

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES OXLEY ACT OF 2002

        In connection with the Annual Report on Form 10-K of Zenith National Insurance Corp. ("Company") for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on the date hereof ("Report"), Stanley R. Zax, as Chief Executive Officer of the Company, and Kari L. Van Gundy, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. Section1350, as adopted pursuant to Section906 of the Sarbanes Oxley Act of 2002, that, to the best of his or her knowledge:

(1)
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 21, 2008

Chairman of the Board and President (Chief Executive Officer)	Chief Financial Officer

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2007.

       The effectiveness of the Company's internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report.

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

NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE LISTING STANDARDS

        Zenith National is listed on the New York Stock Exchange. As required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, Mr. Zax, as the Chief Executive Officer of Zenith, certified on May 24, 2007, that he was not aware of any violation by Zenith of NYSE Corporate Governance listing standards as of such date.

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
 Attorney; Chairman and CEO,
1st Century Bancshares, Inc.
Chairman, 1st Century Bank N.A.;
Retired Partner,
Latham & Watkins LLP

William S. Sessions
 Attorney,
Holland & Knight LLP
and Security Consultant

Gerald Tsai, Jr.
 Management of
Private Investments

Michael Wm. Zavis
 Attorney; Retired Founding Partner,
Katten Muchin Rosenman LLP

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

Robert E. Meyer
 Senior Vice President

Kari L. Van Gundy
 Senior Vice President,
Chief Financial Officer and
Treasurer

OFFICERS

William J. Owen
 Senior Vice President,
Investor Relations

Hyman J. Lee Jr.
 Vice President, Assistant General Counsel and Secretary

TRANSFER AGENT-
COMMON STOCK
Computershare Investor Services
250 Royall St.
Canton, MA 02021
www.computershare.com

TRANSFER AGENT-
8.55% CAPITAL SECURITIES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, N. A.
Minneapolis, MN

TRANSFER AGENT-
5.75% CONVERTIBLE SENIOR NOTES
Wells Fargo Corporate Trust Services
Wells Fargo Bank, N. A.
Minneapolis, MN

CORPORATE
HEADQUARTERS
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000

NYSE TRADING SYMBOL
COMMON STOCK—ZNT
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP
Los Angeles, CA

THE ANNUAL REPORT
on Form 10-K for the year ended
December 31, 2007, quarterly
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

Westley M. Heyward
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

Norman H. Burdick
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

Vernon L. Steiner
 Senior Vice President

Chris L. Uselton
 Senior Vice President

John H. Weber
 Senior Vice President

Glen R. Zepnick
 Senior Vice President

Rhen C. Bass
 Vice President

Brian R. Beams
 Vice President

Suzanne M. Chapan
 Vice President

Duane H. Chernow
 Vice President

Douglas A. Claman
 Vice President

Gerald D. Curtin
 Vice President

Robert R. Drevlow
 Vice President

Bradley C. Eastwood
 Vice President

Gary P. Fore
 Vice President

Stephen T. Frye
 Vice President

Antonio Gaitan
 Vice President

Michael B. Gillikin
 Vice President

Jackie C. Hilston
 Vice President

Carolyn N. Hinson
 Vice President

Sharon L. Hulbert
 Vice President

Mark M. Jansen
 Vice President

Kathleen T. Jenkins
 Vice President

Mark A. Koman
 Vice President

Sandra M. Kuhlman
 Vice President

Steven M. Larson
 Vice President

Hyman J. Lee Jr.
 Vice President, Assistant General
Counsel and Secretary

Jenny S. Lewis
 Vice President

Kerri L. Lierman
 Vice President

Donald C. Marshall
 Vice President

Thomas M. McCarthy
 Vice President

Michael R. McFadden
 Vice President

Timothy I. Mertz
 Vice President

Mahtab Moayedi
 Vice President

David J. Oberg
 Vice President

David A. O'Connor
 Vice President

Charlene C. Ossler
 Vice President

David C. Park
 Vice President and Assistant
General Counsel

Karen E. Parker
 Vice President

Scott G. Perrotty
 Vice President

S. Daniel Petrula
 Vice President

Steven M. Rothman
 Vice President

Scott M. Sandler
 Vice President

Jay S. Schwanz
 Vice President

Marcia T. Shafer
 Vice President

Alan I. Steinhardt
 Vice President

Michael J. Walbeck
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
420 Stevens Avenue
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