Form 10-K, Exhibit 13
period 2008-12-31
ZENITH NATIONAL INSURANCE CORP
filed 2009-02-13
CIK 109261

                 ZENITH NATIONAL INSURANCE CORP.    2008

ANNUAL REPORT
 2008

FINANCIAL HIGHLIGHTS

Year Ended December 31,	2008	2007	2006

RESULTS OF OPERATIONS:	(Dollars in thousands, except per share data)
Total revenues	$682,847	$873,748	$1,063,888
Net investment income after tax	63,602	76,501	70,926
Net realized (losses) gains on investments after tax	(12,030)	13,229	8,695
Net income	95,300	233,900	258,700
PER SHARE DATA:
Net income	$2.55	$6.27	$6.96
Cash dividends declared (1)	2.40	2.84	1.26
KEY STATISTICS:
Underwriting income (loss) before tax (2):
Workers' compensation	$84,658	$243,832	$313,576
Reinsurance (3)	(192)	(3,661)	(20,508)
Workers' compensation combined ratio (4)	86.0%	67.0%	66.3%
Stockholders' equity	$1,023,437	$1,073,357	$940,720
Stockholders' equity per share:
Excluding unrealized (losses) gains on investments, net of tax (5)	$28.77	$28.60	$25.06
Unrealized (losses) gains on investments, net of tax	(1.35)	0.33	0.35

Stockholders' equity per share	$27.42	$28.93	$25.41

Closing stock price	$31.57	$44.73	$46.91

(1)	Includes an extra dividend of $0.40 and $1.00 per common share declared and paid in December 2008 and 2007, respectively.
(2)	Underwriting income (loss) before tax from the workers' compensation and reinsurance segments is determined by deducting losses and loss adjustment expenses incurred and underwriting and other operating expenses from net premiums earned.
(3)	In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts, with all contracts fully expired at the end of 2006. The results of the reinsurance segment in 2007 and 2006 consist primarily of changes to loss reserve estimates for the 2005 hurricanes.
(4)	The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the losses and loss adjustment expense ratio and the underwriting and other operating expense ratio. The losses and loss adjustment expense ratio is the percentage of net losses and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. The key operating goal for our workers' compensation segment is to achieve underwriting profits and significantly outperform the national workers' compensation industry.
(5)	Stockholders' equity excluding unrealized (losses) gains on investments per share is a non-GAAP financial measure that represents stockholders' equity per share after tax, but excludes the after tax impact of unrealized (losses) gains on investments classified as available-for-sale. We provide this measure to assist in understanding the impact of the unprecedented volatility of the financial markets on our stockholders' equity per share. Stockholders' equity per share is the most comparable GAAP financial measure.

TABLE OF CONTENTS

3	Letter to Stockholders
20	Accident Year Reserve Development From Operations
21	Stock Price Performance
22	Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations
48	5-Year Summary of Selected Financial Information
50	Consolidated Balance Sheets
51	Consolidated Statements of Operations
52	Consolidated Statements of Cash Flows
54	Consolidated Statements of Stockholders' Equity and Consolidated Statements of Comprehensive Income
55	Notes to Consolidated Financial Statements
76	Report of Independent Registered Public Accounting Firm
78	Certifications, Evaluation of Disclosure Controls and Procedures and Management's Report on Internal Control over Financial Reporting
Corporate Directory
82	Zenith National Insurance Corp.
83	Zenith Insurance Company
84	Zenith Office Locations

      TheZenith and Zenith are registered U.S. trademarks.

TO OUR STOCKHOLDERS

       Our strategy focused on managing risk (both insurance and investment) with underwriting discipline, low leverage, large amounts of liquidity, and perhaps having excess capital, served us well during a year of unprecedented turmoil in the worldwide financial system. The year 2008 witnessed massive and controversial government bailouts, aggressive Federal Reserve intervention resulting in historically low U.S. Government interest rates, volatile and declining equity markets, an economic downturn in the U.S. resulting in a serious recession of unknown duration, unprecedented declines in consumer wealth and spending, and a lack of stability and confidence in our financial institutions.

       Zenith's record of outperforming the workers' compensation industry continued with a combined ratio of 86% compared to industry estimates of 106%. The combination of low loss ratios and high expense ratios is not ideal, but it does demonstrate the importance of capable risk management and is the best option until market conditions present attractive growth opportunities. Premium volume, investment income and net income declined. We continued our stockholders' dividend at $2.00 per share and paid an extra dividend at year-end of $0.40 per share. We have paid dividends for the past 31 years in the aggregate amount of $637 million, which represents an annual dividend yield of 4.1%.

       Premiums have grown over the long term, but have declined during the past several years. Premium declines are primarily due to rate decreases, underwriting discipline, competition and the recession in 2008. Long-term performance requires continual disciplined risk management practices (sound underwriting judgment) which is demonstrated by our extremely low loss ratios. Expense ratios have increased due to our premium declines and commitment to service our customers with quality.

       The combined effect of the economic crisis, unemployment trends and the competitive environment caused our business to decline with insured payrolls down 10%. Claim trends are mixed: frequency continues favorable but to a lesser extent than in the past few years, while continued pressures on severity persist because of increasing health care cost trends. California's emerging claim trends caused rate increases of about 4%, effective January 1, 2009.

STOCKHOLDERS' EQUITY AS A PERCENTAGE OF TOTAL ASSETS IS AMONG THE HIGHEST IN THE INDUSTRY.

       Our investment portfolio reflects our philosophy of diversification and high quality assets with a focus on compounding interest over time. Our portfolio was valued at 97% of cost at year-end and values improved by approximately $14 million through February 6, 2009. Most of the decline is due to record spreads between U.S. Government and investment grade securities which seem to be moderating due to Federal Reserve policy. During 2008, we incurred portfolio losses of $12 million after tax, about the same as gains realized in 2007. Stockholders' equity per share, with our investment portfolio marked to market, was $27.42 per share at December 31, 2008 compared to $28.93 at prior year-end.

       In summary, a strong balance sheet with low leverage, and underwriting discipline coupled with a strong service strategy, provide the basis for our optimism about our long-term success. In the final analysis, our human capital is our most important asset and is not included on our balance sheet. Continuous improvement in our aggregate knowledge and curiosity coupled with adequate compensation and incentives for our team is essential for us to continue to prosper in the current challenging environment. Despite the recession, we must continue to invest in our people and service strategy while curtailing unnecessary expenses. We will discuss these matters in more detail in the balance of this report.

FIVE YEAR SUMMARY — 2004 TO 2008

December 31,	Total Assets	Stockholders' Equity	Stockholders' Equity Per Share	Return on Average Equity

	(Dollars in thousands, except per share)
2004	$2,414,655	$ 502,147	$17.28	27.2%
2005	2,717,456	712,795	19.14	26.3
2006	2,767,553	940,720	25.41	31.8
2007	2,772,980	1,073,357	28.93	22.9
2008	2,520,783	1,023,437	27.42	8.9

FINANCIAL PERFORMANCE — 2008 & 2007

•
Net Income Per Share:  $2.55 v. $6.27
•
Net Investment Income:  -18.1%
•
Workers' Compensation Underwriting Income:  $84.7 million v. $243.8 million
•
Workers' Compensation Combined Ratio:  86% v. 67%
•
Return on Average Equity:  8.9% v. 22.9%
•
Growth in tangible book value plus dividends per share: 3.2% in 2008, 22.4% over five years

STOCKHOLDERS' EQUITY PER SHARE

FINANCIAL SUMMARY

       The following table summarizes pre-tax workers' compensation segment income and reinsurance segment loss during the past three years:

Segment Income (Loss)	2008	2007	2006

	(Dollars in thousands)
Workers' Compensation	$84,658	$243,832	$313,576
Reinsurance*	(192)	(3,661)	(20,508)

*We exited the reinsurance business in 2005.

2008 results compared to 2007 in several key areas were as follows:

1. Net Income:

•
Net income decreased by $138.6 million in 2008 to $95.3 million.

2. Investments:

•
Net investment income after interest expense and after tax was $60.3 million, or $1.61 per share, in 2008 compared to $73.1 million, or $1.96 per share, in 2007. Average yields on our investment portfolio in 2008 were 4.6% before tax and 3.0% after tax compared to 5.2% and 3.4%, respectively, in 2007.
•
Net investment income before tax decreased by $20.8 million in 2008 to $94.0 million.
•
During 2008, Zenith recognized capital losses before tax of $18.5 million compared to capital gains of $20.4 million the prior year.
•
Net unrealized losses in our investment portfolio were $69.5 million before tax at year-end 2008 compared to net unrealized gains of $22.2 million before tax at year-end 2007.
•
Zenith's investment portfolio is recorded in the financial statements primarily at fair value and was approximately $2.0 billion at year-end. Average maturity of the fixed maturity portfolio was approximately 5 years at December 31, 2008 compared to 4 years at December 31, 2007. The portfolio quality is high, with approximately 93% of fixed maturity securities, including short-term investments, rated investment grade at December 31, 2008 and 2007.

STOCKHOLDERS' EQUITY WAS RELATIVELY UNCHANGED EXCEPT FOR THE DECLINE IN THE VALUE OF OUR INVESTMENT PORTFOLIO.

3. Workers' Compensation:

•
Workers' compensation underwriting results decreased by $159.2 million in 2008, but continued at a very profitable level of $84.7 million.
•
Workers' compensation 2008 calendar year combined ratio was 86.0% compared to 67.0% the prior year, significantly out performing the industry combined ratio estimate of 106%.
•
Favorable workers' compensation prior accident year loss reserve development was $78.9 million in 2008 compared to $113.4 million the prior year.
•
Workers' compensation accident year combined ratio was 99.0% in 2008 compared to 84.4% the prior year (excludes reserve development and changes in policyholders' dividends for prior accident years).
•
Workers' compensation accident year loss ratio was 43.0% in 2008, compared to 33.9% the prior year, a superb result in both years.

4. Financial Strength:

•
Zenith has a very low level of debt compared to the industry.
•
Stockholders' equity at December 31, 2008 was $1.0 billion compared to $1.1 billion at December 31, 2007. Stockholders' equity as a percentage of total assets is among the highest in the industry. This is also true when comparing stockholders' equity to loss reserves.
•
Stockholders' equity, plus stockholders' dividends, has grown at an annual rate of 21.1% for three years and 28.1% for five years.
•
Stockholders' equity per share was $27.42 at December 31, 2008 compared to $28.93 at December 31, 2007. The decline in stockholders' equity per share substantially consists of the decline in the market value of our investment portfolio. Excluding fluctuations in the value of our investment portfolio, stockholders' equity per share was $28.77 per share at December 31, 2008 compared to $28.60 per share for the prior year.
•
Dividends declared to stockholders, including the year-end extra cash dividend of $0.40 and $1.00 per share for 2008 and 2007, respectively, were $90.5 million in 2008 compared to $106.4 million for the prior year. Our payout ratio as a percentage of net income is among the highest in the property-casualty industry.
•
Based on year-end stock prices, the dividend yield was 7.6% in 2008 compared to 6.3% in 2007.

NET INCOME PER COMMON SHARE

RESERVES

       Information in the table on page 20 provides estimates of Zenith's net incurred losses and loss adjustment expenses for our workers' compensation and reinsurance segments by accident year, evaluated in the year they were incurred and as they were subsequently evaluated in succeeding years. These data are of critical importance in judging the historical accuracy of our reserve estimates as well as providing a guide to setting fair prices and rates. The accuracy of reserve estimates is one of our major business risks which we endeavor to manage professionally. It is not realistic to believe that 100% accuracy is achievable when forecasting the future. As a result, loss reserve estimates are refined continually in an ongoing process as experience develops, new information is obtained and evaluated, and claims are reported and paid.

       During the past three years we have reduced workers' compensation loss reserves to reflect the favorable development of prior accident years and increased pre-tax earnings by $353.5 million. In hindsight, our initial estimates of the benefits of the legislative reforms in California in 2003 and 2004 and in Florida in 2003 were conservative, resulting in favorable development as the paid loss data for these accident years evolved and the reduction in the frequency of expensive claims became apparent. As the data for these accident years have matured, the uncertainty surrounding the ultimate impact of these reforms on ultimate loss costs has diminished and our loss reserve estimate at year-end reflects the point estimate of our actuaries. Obviously, loss reserves in the most recent years contain a greater degree of uncertainty even though the actuarial estimates are based on the best available data. For additional information about reserving and inflation trends, please turn to pages 30 to 35 of this report.

       We are no longer engaged in the assumed reinsurance business; however, we will be paying our assumed reinsurance claims for several years. As of December 31, 2008, we held $45 million of reserves to pay our estimated liabilities compared to $63 million at year-end 2007.

OUR INVESTMENT PORTFOLIO WAS VALUED AT 97% OF COST AND FOCUSES ON COMPOUNDING INTEREST OVER TIME.

INVESTMENTS

       Investment activities are a major part of our revenues and earnings. We believe our portfolio is diversified to achieve a reasonable balance of risk and stable source of earnings. Regulations require Zenith to primarily invest its reserves in high quality debt securities, as compared to equity securities, with large holdings in cash and short-term U.S. Government securities. Our strategy is to focus on the benefits of compound interest over time. Compared to other insurers we believe our portfolio consists of a smaller percentage of equity securities to total assets and a larger percentage of cash and short-term securities, with no derivative securities or credit enhancement exposure.

       Investment income pre-tax was $94.0 million compared to $114.9 million in the prior year. Fourth quarter investment income was about 12% higher than the prior quarter, providing a good start for the current year.

       Our strategy helped us avoid the large losses recognized by other financial firms from equities, mortgages, sub-prime and other derivative securities this past year, but on a mark-to-market basis we have recorded declines in market value as have others. During 2008 we started with an unrealized gain and ended with an unrealized loss; the change in market value was a decline of $91.7 million pre-tax or 4.2% of the investment portfolio, and $62.3 million or 5.8% of stockholders' equity after tax. Volatility in the debt markets was unprecedented, with the beginning modest unrealized gain, ranging up to an unrealized loss of $156 million or 7.8% on $2 billion, and ending with an unrealized loss of $69.5 million. We have also realized net losses of $18.5 million primarily due to losses on the common stocks of AIG and Advent (Lloyd's reinsurer) and the bonds of Lehman and Harrah's. In certain instances we realized losses in order to take advantage of tax loss carrybacks.

       Under our accounting principles, in addition to issuer-specific events, a decline of more than 20% for six months requires an impairment charge. At December 31, 2008, we had 23 issues with a decline of more than 20%, but for less than six months. If there is no change in the value of these securities by March 31, 2009, impairment charges of about $17 million may be required. Impairment charges will reduce current earnings, but have already been reflected in stockholders' equity at year-end 2008.

INVESTMENT INCOME AFTER TAX PER SHARE

       The major developments affecting the U.S. financial markets were the global financial meltdown, liquidity issues, significantly wider spreads between municipal and corporate and government bonds and substantially reduced short-term interest rates to stimulate a weakened economy. Against this background, the decline in value of our portfolio, including realized and unrealized losses of $110.2 million, was offset almost entirely by investment income of $94.0 million. We are encouraged by this result during one of the most difficult investment environments of our time.

       Our short-term investments and liquidity remain high as we search for investment opportunities. Cash and short-term government securities are not the preferred choices compared to a year ago due to the unprecedented low yields resulting from excess liquidity and a flight to safety. Concerns about the economy (the length and depth of the recession), tight lending policy by banks, domestic politics, the lack of transparency in balance sheets and the long-term implications of the government abandoning any pretense of financial discipline suggest that short-term high-quality corporate debt with unprecedented spreads to government securities provides an attractive risk-reward choice at this time. It is, of course, possible that the default risk of corporate securities has increased, but we are being paid to assume this risk along with the liquidity risk with higher investment income. Our corporate bond and short-term investment portfolio consists of 70% of securities rated A or above, 21% of securities rated BBB and 9% of securities rated non-investment grade. We have invested only a small amount of our capital in common stocks since we believe the volatility in the market could impact our capital and our ability to expand our insurance business when desirable. In this regard, it should be obvious that "excess capital" allows us to pursue a more diversified and opportunistic investment approach, and provided a cushion for the declines in market value of the portfolio caused by the unanticipated increase in credit spreads and the losses caused by defaults during 2008.

WORKERS' COMPENSATION PREMIUM EARNED

(in millions)

Securities Portfolio	At December 31, 2008		At December 31, 2007

	Amortized Cost*	Market Value	Amortized Cost*	Market Value

	(Dollars in thousands)
Securities maturing within two years:
U.S. Treasury bills and notes	$ 136,495	$ 136,524	$ 488,526	$ 489,213
Commercial paper	82,817	82,817
Short-term corporates	197,212	195,456	202,640	203,957
Municipal bonds	2,000	2,001	17,330	17,355

	418,524	416,798	708,496	710,525
Other fixed maturity securities:
Taxable, investment grade	954,032	918,489	890,054	897,008
Taxable, non-investment grade	160,304	125,467	141,005	132,958
GNMAs**	190,603	198,526	218,475	222,352
Municipal bonds	196,128	196,841	128,361	128,960
Redeemable preferred stocks	4,505	3,613	5,600	4,946
Equity securities	52,888	47,742	60,226	77,669
Other investments	58,297	58,297	19,688	19,688

Total	$2,035,281	$1,965,773	$2,171,905	$2,194,106

  *Equity securities and other investments at cost.
**Mortgage-backed securities that carry the full faith and credit guaranty of the U.S. Government.

WORKERS' COMPENSATION

       Zenith is a workers' compensation specialist with 58 years of experience and has primary operations in California and Florida, with business in 43 additional states. California and Florida represent 80% of our business. Our philosophy does not include any planned goals as to size, market share or ranking, but is focused entirely on providing quality services to our insureds and claimants, generating underwriting profits and delivering an above-average return to our stockholders over time.

       Gross premiums written in 2008 were $608.2 million, a decrease of 17.8% from the prior year, with California premiums representing 54.9% of the total. The decrease in premiums is due primarily to rate reductions in California and Florida, and our pricing and underwriting strategy compared to our competition, as well as the recession. Underwriting income before tax in this segment was $84.7 million in 2008 compared to $243.8 million in 2007. During the past five years, our underwriting income from this segment was $959.4 million or 22.4% of net premiums earned.

WORKERS' COMPENSATION COMBINED RATIO

       Zenith's combined ratios (ratios of losses and expenses incurred to total net premiums earned) on a calendar year and accident year basis as recorded in our financial statements for the past five years were as follows:

Combined Ratios	Calendar Year	Accident Year

2004	88.5%	86.3%
2005	80.9	81.8
2006	66.3	80.0
2007	67.0	84.4
2008	86.0	99.0

       The primary difference between calendar and accident year is the impact of prior accident year reserve adjustments recorded in the calendar year figures. Prior accident year net, favorable (unfavorable), pre-tax workers' compensation reserve adjustments during the past five years were as follows:

Loss Reserve Adjustments

(Dollars in thousands)
2004	$(20,249)
2005	26,289
2006	161,252
2007	113,355
2008	78,896

       As a result of substantial loss reserve adjustments in the past few years, the following is the comparison of accident year loss ratios and combined ratios as originally reported and as estimated at December 31, 2008:

	Loss Ratios		Combined Ratios

Accident Year	Originally Reported	As of December 31, 2008	Originally Reported	As of December 31, 2008

2004	46.0%	27.1%	86.3%	64.2%
2005	39.8	26.6	81.8	65.4
2006	33.6	32.3	80.0	77.8
2007	33.9	37.9	84.4	88.9
2008	43.0		99.0

WE ARE FOCUSED ON PROVIDING QUALITY SERVICES AND GENERATING UNDERWRITING PROFITS OVER TIME.

       As can readily be seen in the prior tables, the major contributor to the underwriting profitability during the past several years has been the relatively large favorable reserve adjustments. Also, the above table shows the declining profitability of the accident years primarily due to increasing expense ratios. Although we do not have a crystal ball about premium levels in a recessionary environment, we are focused on improving the expense ratio.

       Improved profitability has been shared with our customers in California and Florida, as indicated by the premium rate reductions in the following table:

Effective Date of Rate (Reductions) Increases	California	Florida

January 1, 2005	(2.0)%	(4.0)%
July 1, 2005	(12.0)
January 1, 2006	(13.0)	(13.4)
July 1, 2006	(5.0)
January 1, 2007	(4.4)	(12.5)
January 1, 2008		(18.4)
January 1, 2009	4.0	(18.6)
April 1, 2009		6.4

       In addition to the data in the prior table, further price reductions have resulted from lower experience modifications and individual pricing adjustments which are measured retroactively, and therefore, changes in filed rates alone do not provide a complete picture. We have also incurred dividends to our policyholders of $91.4 million for the years 2005 to 2008. We believe that our service strategy provides the lowest net cost to our long-term customers.

       Effective January 1, 2009, premium rates in California increased 4.0% and in Florida decreased 18.6%. Due to the weak California economy, we have taken steps to ensure that no renewal policyholder's price will increase by more than 8%, except due to a growth in payrolls. In Florida, the January rate decline will be muted to some degree by a reduction in policyholders' dividends. In addition, effective April 1, 2009, Florida rates are expected to increase 6.4% as a result of the Florida Supreme Court decision related to increased claimant attorney fees.

OUR CONTINUED LOW LOSS RATIOS INDICATE OUR SUCCESSFUL UNDERWRITING RISK MANAGEMENT.

       Risk-reward issues concerning the financial service industry have received a significant amount of attention recently. Traditional insurance risk can be measured by the loss ratio. The following table shows our workers' compensation accident year loss ratios for California, outside California and in total compared to estimated industry loss ratios as of December 31, 2008:

			Outside California
	California				Total
Accident Year Loss Ratios
	Zenith	Industry	Zenith	Industry	Zenith	Industry*

2002	59%	83%	49%	70%	55%	77%
2003	37	52	39	64	37	56
2004	23	33	36	61	27	42
2005	24	29	33	58	27	38
2006	31	38	34	58	32	46
2007	38	52	38	60	38	56
2008	46		39		43

*Based on Zenith's premium distribution.

       The comparisons above show that during 2002 to 2007 we have loss ratios substantially below industry averages and demonstrate that we are managing risk successfully. As you may recall from prior years' Annual Reports, our results appeared not as favorable in 2004 and 2005 in relation to the industry as they do at present. This change is due to the favorable reserve development we have reflected during the past three years which has resulted in a revision of the accident year loss ratios to reflect our current estimates. We now have more confidence in our estimates of the accident year loss ratios because they are based on more data.

       Zenith adheres to disciplined and consistent underwriting and customer service principles, and a commitment to pricing strategies based on realistic assumptions anticipated to generate an underwriting profit. Significantly, our agents offer numerous opportunities for business; however, we are selective and successful in writing only a small proportion of the prospective new accounts. We do, however, write a substantial percentage of renewal accounts, testimony to our mission of customer satisfaction.

CLAIM FREQUENCY TRENDS REMAINED FAVORABLE ALTHOUGH
AT A RATE LESS THAN THE REDUCTION IN PREMIUMS.

       We measure our sales progress based on insured payroll trends which we believe is a more accurate assessment of size and exposure, rather than premiums or policy counts. The following table compares premiums, policy counts and insured payrolls, both within and outside of California.

	California			Outside California			Total
December 31,	Premiums in-force	Policies in-force	Insured payrolls	Premiums in-force	Policies in-force	Insured payrolls	Premiums in-force	Policies in-force	Insured payrolls

	(Dollars in millions)
2003	$587.9	25,900	$7,752.2	$277.8	15,600	$8,699.4	$865.7	41,500	$16,451.6
2004	731.3	27,200	9,701.2	311.0	16,200	9,993.5	1,042.3	43,400	19,694.7
2005	722.9	27,500	10,280.9	326.9	16,900	10,833.6	1,049.8	44,400	21,114.5
2006	501.2	24,600	9,487.4	332.8	16,600	11,744.4	834.0	41,200	21,231.8
2007	359.3	22,100	8,108.8	310.8	16,200	11,875.7	670.1	38,300	19,984.5
2008	304.5	19,600	7,133.2	251.7	14,900	10,838.9	556.2	34,500	17,972.1

       Our 34,500 policyholders are widely diversified across a number of industries thereby reducing our exposure to an economic downturn. Our largest exposures are to California agriculture, restaurants, dentists, auto dealers, building maintenance and retail stores.

       Claim frequency trends in 2008 remained favorable as they have for a number of years, with a continuing reduction in the frequency of our highest-cost California claims. The reduction, however, was less than the reduction in premiums.

       The following table shows the trends in the number of California permanent partial disability ("PPD") claims (our highest cost claims) at various dates:

	Number of California PPD Claims Reported After Number of Months
Accident Year	12	24	36	48	60	72	84

2002	3,320	2,820	2,735	2,715	2,683	2,665	2,666
2003	4,091	3,117	2,912	2,861	2,844	2,830
2004	3,972	2,862	2,668	2,617	2,608
2005	3,346	2,641	2,573	2,514
2006	2,236	2,295	2,243
2007	1,812	2,030
2008	1,766

LONG-TERM MEDICAL INFLATION IS A MAJOR CONTRIBUTOR TO SEVERITY IN OUR WORKERS' COMPENSATION CLAIMS.

       We also analyze claim frequency in relation to our exposure, as measured by insured payroll. The following table shows the California PPD claims from the previous table in relation to insured payroll:

	California PPD Claims per $10 million of Insured Payroll After Number of Months
Accident Year	12	24	36	48	60	72	84

2002	5.1	4.3	4.2	4.2	4.1	4.1	4.1
2003	5.4	4.1	3.8	3.8	3.7	3.7
2004	4.4	3.2	3.0	2.9	2.9
2005	3.2	2.5	2.4	2.4
2006	2.2	2.3	2.3
2007	2.1	2.4
2008	2.4

       As shown, there is a sharply decreasing trend in the frequency of PPD claims compared to payroll exposure as a result of the benefits of the reforms between accident years 2002 and 2005. The frequency has stabilized in subsequent accident years, 2006 through 2008.

       Estimating the severity trend (the year over year change in the average ultimate cost) of workers' compensation claims is one of our principal business risks. The ultimate costs of expensive claims (those involving PPD awards) are difficult to estimate due to the uncertainties associated with such factors as the on-going and possibly increasing need for medical care, the long-term trend of medical inflation, the duration of disability, life expectancy and benefits for dependants.

       In the short run, legislative changes to the workers' compensation system may cause favorable changes in severity trends such as we observed in California (in 2003 and 2004) and in Florida (in 2003). In the long run, we typically expect to experience an upward severity trend in our workers' compensation claims. Because medical expenses now constitute about 60% of total workers' compensation benefits, long-term medical inflation is a major contributor to this trend. Health care reform in Washington, D.C. or in California, if it occurs, may impact this trend.

WE ACTIVATED OUR OWN MEDICAL NETWORKS IN CALIFORNIA WHICH SHOULD REDUCE COSTS OVER TIME AND IMPROVE MEDICAL CARE TO INJURED WORKERS.

       We are currently estimating an average medical inflation trend of 7% for accident years 2005 through 2008 which compares with an average medical deflation trend of 6% for accident years 2003 and 2004 and double-digit inflation rates in the years just preceding the reforms (1998 to 2002). In addition to what we believe are prudent reserving assumptions, our risk management infrastructure includes significant resources directed towards the medical component of claims.

       During this past year we activated our own medical networks in California. The focus of these networks is quality medical care which should reduce costs over time and improve medical care to injured workers. We are working on Florida medical networks with a similar focus during 2009. Monitoring the performance of the networks and the quality of treatment and outcomes will be a continuous challenge, but will be made easier by Dr. Anne Searcy, former head of the California Division of Workers' Compensation medical unit who has joined us as Assistant Chief Medical Officer to assist Dr. Bernyce Peplowski, our National Medical Director.

       Our catastrophe management strategies are designed to mitigate our exposure to earthquakes, floods and terrorism. Through a combination of reinsurance, underwriting controls and careful tracking of our exposures, supported by technology, we are focused on effectively managing our risks. We do not routinely insure employers with large concentrations of employees or companies located in perceived target areas; therefore we are in a good position to minimize the impact of possible terrorist acts.

       With respect to reinsurance, we do business with highly rated reinsurers. When losses are incurred, reinsurers are required to place on deposit with the State of California securities equal to the losses on the same basis that we are required to do so. These requirements are in place to protect injured workers due to the fact that some losses are paid over many years.

       We are frequently asked the question: how will a long and deep recession impact our underwriting business? Obviously, payrolls of some insureds will decline and the financial condition of many of our customers may weaken. On the claim side, will claim frequency increase or decrease compared to the change in our exposure? Will settlement patterns or amounts be impacted? Unfortunately, we have no crystal ball and will watch our data as it emerges for the answer. All businesses will not be impacted similarly. Since the recession has existed for at least one year we can report no evidence of a material impact on claim frequency to date.

RISK VERSUS REWARD IS CONTINUALLY RE-ASSESSED IN ALL DIMENSIONS OF OUR BUSINESS.

CONCLUSION

       Considering the unprecedented turmoil in financial markets, we are pleased with the performance of our business during this past year. Stockholders' equity, excluding the fluctuation in our investment portfolio was about the same in the past year, but including the portfolio, stockholders' equity per share declined about $1.50 or 5%. On the other hand, tangible book value plus dividends per share increased by 3.2% in 2008.

       Workers' compensation profitability during the past few years has been substantially above average primarily due to the short-term impact of legislative reforms in Florida and California resulting in favorable reserve development, and our risk management discipline. It is clear that competitive pricing pressures have reduced growth and profitability in all aspects of the property and casualty business, including workers' compensation. The sub-prime debacle and resulting banking crisis clearly indicate what happens when underwriting standards and risk management are ignored. Our risk management has produced low loss ratios in our insurance business that have outperformed the competition over long periods, and a conservative investment portfolio diversified with high quality securities. We continue to re-assess risk in all dimensions of our business in order to avoid the danger of excessive risk-taking under ever changing circumstances.

       Perhaps the substantial investment losses by insurers and the difficulty in obtaining credit will lead to a change in the competitive climate. Our financial strength is intact (even with modest mark-to-market portfolio declines) and we intend to continue our high underwriting standards irrespective of the short-term impact on our volume or profits. The continuation of extremely low loss ratios is evidence that we are succeeding with sound underwriting in our insurance business, but we must continue to be disciplined due to the challenging environment presented by the recession. Our service strategy provides long-term benefits to our policyholders and investors.

       Our business model operates well despite the ups and down of the economic and competitive cycles provided that we maintain underwriting discipline and continue to improve our services to claimants, policyholders and agents. The 2008 results reflect lower underwriting profits than in prior years, consisting of continued low loss ratios and high expense ratios. We are taking certain actions to reduce our administrative costs, but not at

THE RECESSION PROVIDES BOTH CHALLENGES AND OPPORTUNITIES.

the expense of weakened underwriting discipline or reduced services to our customers. We prefer growth coupled with underwriting discipline when market conditions permit. Our strong balance sheet, human capital and recent unprecedented investment opportunities in short-term high-quality corporate securities provide encouragement for the future. During the past year there has been unprecedented volatility in our investment portfolio, but as of year-end we are pleased to report that market value reflects a modest loss of 3%. The portfolio value improved by approximately $14 million through February 6, 2009.

       Stockholder dividends continued at an annual rate of $2.00 per share; in addition, we paid a $0.40 extra dividend at year-end. Our stock price declined this year from $44.73 to $31.57 or 29%. Many insurers declined by large amounts, some even to a greater extent than Zenith. The future is clouded by a recession of unknown dimensions despite considerable government intervention. Against this background, our financial and operational strength is not only intact, but to some extent stronger than ever relative to some of our large competitors. We are searching for opportunities while carefully considering the financial strength of our customers. We are managing our expenses while making sure we enhance our human capital for the long term.

       President Obama has made one of his high priorities the revamping of the nation's health care system. Since health care costs are the largest component of our loss ratio, we may be impacted by any legislation that results. Also, regulatory change will be discussed due to the financial chaos, including the possibility of federal regulation of insurance. At this time we have no details, but we will closely follow the developments.

       I am saddened to record in this report the previously announced death of our esteemed director Gerald Tsai, Jr. Jerry was a Zenith director for 17 years and his advice and guidance were instrumental in our success. He always reminded us of the conflict between danger and opportunity which is an important lesson during these difficult and challenging times. Jerry is deeply missed, but his guidance continues to impact our decisions.

       We announced in December the election of a new director, Fabian Nuñez, Speaker Emeritus of the California Assembly. Fabian brings a wealth of experience and judgment to our Board coupled with a record of achievement at a relatively young age which should serve as a source of inspiration to our entire workforce.

WE CONTINUE TO FOCUS ON LONG-TERM RESULTS.

       I have mixed emotions in acknowledging that our esteemed director Leon Panetta has resigned from our Board effective February 2, 2009 to become the Director of the CIA. Leon has made invaluable contributions to our Company during the past eight and a half years. We are pleased that Leon will take over this important responsibility for President Obama and contribute his unique talents for the benefit of all of our citizens. In this case, Washington's gain is Zenith and California's loss, but we are confident that all Americans will benefit from Leon's abilities.

       On February 5, 2009, Jerome L. Coben, formerly managing partner of the law offices of Skadden, Arps in Los Angeles was appointed to our Board. Jerry has been our principal outside corporate counsel for about 25 years and has a strong familiarity with our business, officers and directors. We look forward to having the benefit of Jerry's advice and guidance in this new capacity.

       In conclusion, we are fortunate to have an extremely qualified and collegial board of directors to help us deal with the challenging environment and to operate the business with a focus on long-term results, legal and ethical compliance and high standards of corporate conduct. Our disclosures in this report demonstrate continuing commitment to maximum transparency so that all of our constituencies are fully informed.

Stanley R. Zax
Chairman of the Board and President
Woodland Hills, California, February 13, 2009

ACCIDENT YEAR RESERVE DEVELOPMENT FROM OPERATIONS

	Net incurred losses and loss adjustment expenses reported at end of year
Years in which losses were incurred	2002	2003	2004	2005	2006	2007	2008

	(Dollars in thousands)
Prior to 2003	$5,331,762	$5,345,977	$5,411,435	$5,488,897	$5,504,983	$5,523,625	$5,491,808
2003		523,707	471,615	443,744	440,190	423,524	387,302
2004			615,397	538,906	490,530	455,377	410,814
2005				730,770	625,292	593,668	578,593
2006					464,106	419,106	435,335
2007						362,645	395,985
2008							358,016
Prior Period Development (Unfavorable) Favorable		(14,215)	(13,366)	26,900	141,322	109,801	78,108
	Losses and loss adjustment expense ratios
2003		67.7%	60.9%	57.3%	56.9%	54.7%	50.1%
2004			65.2	57.1	51.9	48.2	43.5
2005				62.0	53.0	50.4	49.1
2006					49.2	44.4	46.1
2007						49.2	53.6
2008							59.0

This analysis displays the accident year net incurred losses and loss adjustment expenses on a GAAP basis in total for accident years prior to 2003 and for each of the accident years 2003-2008 for our workers' compensation and reinsurance businesses together. The total of estimated net losses and loss adjustment expenses for all claims occurring within each annual period is shown first at the end of that year and then annually thereafter. The total cost includes both payments made and the estimate of future payments as of each year-end. Past development may not be an accurate indicator of future development since trends and conditions change.

The total change in our incurred losses estimates for all prior accident years in 2008 was a net decrease, or favorable development, of $78.9 million in our workers' compensation loss reserves reflecting a reduction of estimated losses for the 1999 through 2005 accident years, partially offset by increases for the 2006 and 2007 accident years.

STOCK PRICE PERFORMANCE

        The Stock Price Performance Graph below compares the cumulative total returns of the Common Stock, par value $1.00 per share, of Zenith National Insurance Corp., ticker symbol ZNT ("Zenith"), the Standard and Poor's 500 Stock Index ("S&P") and the Standard and Poor's 500 Property-Casualty Insurance Index ("S&P PC") for a five-year period. Stock price performance is based on historical results and is not necessarily indicative of future stock price performance. The following graph assumes $100 was invested at the close of trading on the last trading day preceding the first day of the fifth preceding year in Zenith, the S&P 500 and the S&P PC. The calculation of cumulative total return assumes the reinvestment of dividends. The graph was prepared by Standard and Poor's Financial Services, LLC, which obtained factual materials from sources believed by it to be reliable, but which disclaims responsibility for any errors or omissions contained in such data.

Comparative Five-Year Total Returns
Zenith, S&P 500, and S&P PC
(Performance Results Through December 31, 2008)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Zenith National Insurance Corp. and Subsidiaries

        Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the workers' compensation insurance business, nationally. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," "Company" or similar terms refer to Zenith National together with its subsidiaries.

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, likely, or similar words that are used in this Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations ("MD&A"), in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith, are intended to identify forward-looking statements. The Company undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: 1) impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and effectiveness of governmental solutions; 2) current recession; 3) competition; 4) payroll levels of our customers; 5) adverse state and federal legislation and regulation; 6) changes in interest rates causing fluctuations of investment income and fair values of investments; 7) changes in the frequency and severity of claims and catastrophes; 8) adequacy of loss reserves; 9) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; 10) losses associated with any terrorist attacks that impact our workers' compensation business in excess of our reinsurance protection; 11) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and 12) other risks detailed herein and from time to time in our reports and filings with the Securities and Exchange Commission.

OVERVIEW

        We are in the business of managing insurance and investment risk with the major risk factors set forth in the preceding paragraph. Our main business activity is the workers' compensation insurance business. We measure our performance by our ability to increase stockholders' equity, including dividends, over the long term. Following is a summary of our recent business performance and how we expect the trends to continue for the foreseeable future.

        Revenues.    Our revenues are comprised of the net premiums earned primarily from our workers' compensation segment, and net investment income and realized (losses) gains from our investments segment. Total revenues, as well as workers' compensation net premium earned, decreased in the year ended December 31, 2008 compared to 2007, and also decreased in the year ended December 31, 2007 compared to 2006. The decline in workers'

compensation net premium earned reflects the reduction in premium rates, the impact of competition and, in 2008, the recession. Revenues in 2008 also reflect decreased net investment income compared to 2007 and net realized losses in 2008 compared to net realized gains in 2007.

        Premium revenues in 2009 will reflect the 4% increase in California premium rates and the 18.6% decrease in Florida premium rates, both effective January 1, 2009; as well as the impact of competition and the recession. The Florida rate decrease will be partially offset by a 6.4% rate increase effective April 1, 2009 for new and renewal business as a result of a Supreme Court decision expected to increase claimant attorney fees.

        Our risk reward strategy emphasizes pricing and underwriting discipline to maintain profitability rather than focusing on revenue or market share. Our workers' compensation premiums are discussed further under "Results of Operations—Workers' Compensation Segment" beginning on page 25.

        Workers' Compensation Segment.    Underwriting income before tax from our workers' compensation segment for each of the three years ended December 31, 2008 was as follows (dollars in thousands):

2008	$84,658
2007	243,832
2006	313,576

        Workers' compensation underwriting income reflects a decreasing trend but continued at very profitable levels, resulting in combined ratios that outperformed the workers' compensation industry in all three years. Underwriting income includes favorable development on prior accident year loss reserve estimates, but at decreasing amounts as shown below. In addition, underwriting income reflects the impact of increasing accident year combined ratios primarily due to the decline in premium combined with fixed expenses. Additional information about our workers' compensation segment results are discussed further under "Results of Operations—Workers' Compensation Segment" beginning on page 25.

        The pre-tax favorable development on prior accident year workers' compensation loss reserve estimates recognized for each of the three years ended December 31, 2008 follows (dollars in thousands):

2008	$78,896
2007	113,355
2006	161,252

        The favorable development is a result of our estimates of loss reserves following the legislative reforms in California and Florida. With the passage of time, more claims for the 2003 - 2006 accident years have been paid and closed and, with the benefit of this data, our estimates of prior year reserves have proven to be redundant. At this time, we do not currently expect the favorable development that occurred over the past three years to continue and we cannot predict the amount or timing of future reserve changes, whether favorable or unfavorable.

        Investments Segment.    Net investment income and net realized (losses) gains on investments before tax were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net investment income	$94,027	$114,863	$106,294
Net realized (losses) gains on investments	(18,507)	20,353	13,377

Income before tax from investments segment	$75,520	$135,216	$119,671

        Investment income in 2008 compared to 2007 reflects lower earnings on short-term investments during 2008. In addition, 2008 and 2007 include a $1.1 million and a $7.3 million cash dividend on a common stock investment, before tax, respectively.

        Net realized losses during 2008 are primarily attributable to the common stock of American International Group, Inc. ("AIG") and Advent Capital (Holdings) PLC (Lloyd's reinsurer) ("Advent") and the bonds of Lehman Brothers Holdings Inc. ("Lehman") and Harrah's Entertainment, Inc. ("Harrah's"), partially offset by realized gains. During the fourth quarter 2008, we sold certain securities in order to generate tax capital losses that can be carried back and used to offset taxes paid on net realized capital gains in 2005.

        Our investment portfolio reflects our philosophy of diversification and high quality assets with a focus on compounding interest over time. Investment income in the short term will be affected by changing interest rates and our ability to invest in attractive risk reward opportunities provided by the current financial markets.

        At December 31, 2008, $0.4 billion of our investment portfolio was in fixed maturities of two years or less compared to $0.7 billion at December 31, 2007.

        Stockholders' Equity.    The following table provides a reconciliation of stockholders' equity per share to reflect the impact of net unrealized investment (losses) gains after tax:

	December 31,
(Per outstanding common share)
	2008	2007	2006

Stockholders' equity:
Excluding unrealized (losses) gains on investments	$28.77	$28.60	$25.06
Unrealized (losses) gains on investments	(1.35)	0.33	0.35

Stockholders' equity	$27.42	$28.93	$25.41

Cash dividends declared:
Regular	$2.00	$1.84	$1.26
Extra	0.40	1.00

Total	$2.40	$2.84	$1.26

        Stockholders' equity excluding unrealized (losses) gains on investments per share is a non-GAAP financial measure that represents stockholders' equity per share after tax, but excludes the after tax impact of unrealized (losses) gains on investments classified as available-for-sale. We provide this measure to assist in understanding the impact of the unprecedented volatility of the financial markets on our stockholders' equity per share. Stockholders' equity per share is the most comparable GAAP financial measure.

        The decline in stockholders' equity per share substantially consists of the decline in the market value of our investment portfolio. The decline in fair values in our investment portfolio in 2008 is primarily attributable to widening credit spreads between U. S. Government and investment grade securities. It is possible that we could recognize impairment losses on some securities we own at December 31, 2008 if future events, information and the passage of time cause us to determine that a decline in value is other-than-temporary. If there is no change in the value of certain securities by March 31, 2009, impairment charges of approximately $17 million may be required based on December 31, 2008 valuations.

        Stockholders' equity will primarily depend upon the future level of net income, payment of dividends and any fluctuations in the fair values of our investments. We will continue to evaluate whether we have excess capital, including consideration over time of the level of dividends.

        More information about the key elements of our performance is provided in the following pages.

RESULTS OF OPERATIONS

        Summary Results by Segment.    Our business is comprised of the following segments: workers' compensation, reinsurance and investments. Income from operations of the investments segment includes net investment income and net realized gains and losses on investments, and we do not allocate investment income to the results of our other segments. Income (loss) from operations of the workers' compensation and reinsurance segments is determined by deducting losses and loss adjustment expenses incurred, and underwriting and other operating expenses incurred, from net premiums earned (this result is also known as underwriting income or loss). In September 2005, we exited the assumed reinsurance business. The losses from the parent include interest expense and the general operating expenses of Zenith National. The comparative components of net income are set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net investment income	$94,027	$114,863	$106,294
Net realized (losses) gains on investments	(18,507)	20,353	13,377

Income before tax from investments segment	75,520	135,216	119,671
Income (loss) from:
Workers' compensation segment	84,658	243,832	313,576
Reinsurance segment	(192)	(3,661)	(20,508)
Parent	(12,790)	(12,506)	(11,927)

Income before tax	147,196	362,881	400,812
Income tax expense	51,896	128,981	142,112

Net income	$95,300	$233,900	$258,700

        Workers' Compensation Segment.    In the workers' compensation segment, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. Except in those states, primarily Florida, where we are required by regulation to use mandated rates, we set our own rates based upon actuarial analysis of current and anticipated cost trends with the goal of achieving underwriting profits. We continually analyze data and use our best judgment about loss cost trends, particularly medical inflation, to set adequate premium rates and loss reserves.

        Each quarter, we re-estimate our loss reserves for prior accident years and our loss ratio for the current accident year as we receive more information. Changes in estimates for prior accident years are reflected in the Statement of Operations in the period in which the changes are made. We discuss our loss reserve estimates beginning on page 30.

        The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the losses and loss adjustment expense ratio and the underwriting and other operating expense ratio. The losses and loss adjustment expense ratio is the percentage of losses and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. When the calendar year combined ratio is adjusted to exclude prior period items, such as loss reserve development and policyholders' dividends, it becomes the "accident year combined ratio," a non-GAAP financial measure.

        The key operating goal for our workers' compensation segment is to achieve underwriting profits and significantly outperform the national workers' compensation industry. Historically, a combined ratio of 100% or lower was considered an excellent result, however, in recent years we have achieved combined ratios significantly better than this target.

        Workers' compensation calendar year combined ratios, along with a reconciliation to the accident year combined ratios, were as follows:

	Calendar Year	Favorable (Unfavorable) Prior Period Development	Accident Year

Year Ended December 31, 2008

Losses	31.9%	11.1%	43.0%
Loss adjustment expenses	14.1	1.9	16.0
Underwriting and other operating expenses	40.0		40.0

Combined ratio	86.0%	13.0%	99.0%

Year Ended December 31, 2007

Losses	20.7%	13.2%	33.9%
Loss adjustment expenses	13.1	2.2	15.3
Underwriting and other operating expenses (1)	33.2	2.0	35.2

Combined ratio	67.0%	17.4%	84.4%

Year Ended December 31, 2006

Losses	16.9%	16.7%	33.6%
Loss adjustment expenses	14.5	0.6	15.1
Underwriting and other operating expenses (1)	34.9	(3.6)	31.3

Combined ratio	66.3%	13.7%	80.0%

(1) Prior period development for underwriting and other operating expenses represents changes in estimated policyholders' dividends for prior accident years.

        The table above reflects increasing combined ratios year over year on both a calendar year and accident year basis, resulting in lower profitability, however, prior period development has had approximately the same effect on the ratios each year.

        Net premiums earned in the workers' compensation segment were as follows:

	Year Ended December 31,
(Dollars in thousands)
	2008	2007	2006

California	$332,196	$407,105	$582,282
Outside California	274,088	331,091	349,457

Total net premiums earned	$606,284	$738,196	$931,739

        Calendar year workers' compensation underwriting income before tax was $84.7 million for the year ended December 31, 2008, compared to $243.8 million and $313.6 million for 2007 and 2006, respectively. The following provides additional information related to the decrease in workers' compensation underwriting income:

•
Workers' compensation net premiums earned decreased 17.9% and 20.8% for the year ended December 31, 2008 compared to 2007, and for the year ended December 31, 2007 compared to 2006, respectively. These decreases reflect the reduction in premium rates due to favorable loss costs trends from the California and Florida legislative reforms; as well as our risk reward strategy, which emphasizes pricing and underwriting discipline to maintain profitability in a highly competitive environment; and the impact of the recession in 2008.
•
Favorable development on prior accident years' loss reserve estimates was $78.9 million in 2008, compared to $113.4 million in 2007 and $161.3 million in 2006.
•
Estimated policyholders' dividends for prior accident years did not change as of December 31, 2008 compared to 2007, and decreased by $15.1 million in 2007 compared to an increase of $34.1 million in 2006.
•
Our accident year estimated loss ratio recorded in 2008 increased to 43.0% compared to 33.9% and 33.6% recorded in 2007 and 2006, respectively. The higher 2008 accident year loss ratio reflects lower claim frequency, however, this reduction was less than the reduction in premium, combined with increasing medical costs in California.

•
Policy acquisition costs are generally variable in proportion to net premiums earned. However, underwriting and other costs are more fixed in nature and become a larger percentage of net premiums earned as premiums trend lower. We are streamlining our administrative cost structure and anticipate a one-time charge of approximately $5 million ($3.3 million after tax) in the first quarter 2009. We anticipate these actions will result in over $10 million ($6.5 million after tax) of annualized expense savings.

        Workers' compensation premiums in-force, number of policies in-force, and insured payrolls in California and outside of California are shown in the following table. Premiums in-force is a measure of the amount of premiums billed or to be billed on all un-expired policies at the date shown and insured payroll is our best indicator of exposure.

(Dollars in millions)	Premiums in-force	Policies in-force	Insured payrolls

California
December 31, 2008	$304.5	19,600	$7,133.2
December 31, 2007	359.3	22,100	8,108.8
December 31, 2006	501.2	24,600	9,487.4
December 31, 2005	722.9	27,500	10,280.9
December 31, 2004	731.3	27,200	9,701.2
December 31, 2003	587.9	25,900	7,752.2
Outside California
December 31, 2008	$251.7	14,900	$10,838.9
December 31, 2007	310.8	16,200	11,875.7
December 31, 2006	332.8	16,600	11,744.4
December 31, 2005	326.9	16,900	10,833.6
December 31, 2004	311.0	16,200	9,993.5
December 31, 2003	277.8	15,600	8,699.4
Total
December 31, 2008	$556.2	34,500	$17,972.1
December 31, 2007	670.1	38,300	19,984.5
December 31, 2006	834.0	41,200	21,231.8
December 31, 2005	1,049.8	44,400	21,114.5
December 31, 2004	1,042.3	43,400	19,694.7
December 31, 2003	865.7	41,500	16,451.6

        The table above reflects the following trends in our workers' compensation business over the last three years: 1) the reduction in premiums in-force reflects the impact of premium rate reductions due to favorable loss cost trends originating from the legislative reforms in California and Florida, as well as the impact of competition; 2) the impact of competition is also reflected in the reduction in policies in-force; and 3) the reduction in insured payrolls is caused by the reduction in policies in-force (competition), as well as the current recession in 2008.

        In California, the Workers' Compensation Insurance Rating Bureau ("WCIRB") recommends Claims Cost Benchmarks (previously called the advisory pure premium rates) to be used by companies in determining their premium rates. The California Department of Insurance ("California DOI") also adopts and publishes their own recommended Claims Cost Benchmarks. The benchmark rates cover expected loss costs, but do not contain an element to cover operating expenses or profit. In September 2008, the WCIRB proposed a 16% increase in the January 1, 2009 Claims Cost Benchmarks; and the California DOI adopted and published a Claims Cost Benchmark increase of 5% for January 1, 2009. Notwithstanding the foregoing, we set our own California premium rates based upon actuarial analysis of current and anticipated cost trends, including any modification to the workers' compensation system, while maintaining our goal of achieving underwriting profits and outperforming the industry. Due to increasing medical costs in California, we increased our manual rates 4% effective January 1, 2009. The manual rates do not necessarily indicate the rates charged to our policyholders because employers' experience modification factors are subject to revision annually and our underwriters are given authority to increase (debit) or decrease (credit) rates based upon individual risk characteristics. We also made provisions that renewal rates are limited to an 8% increase due to the combined impact of changes in rates and rating factors effective January 1, 2009. The following table sets forth the manual rate change percentages in California, as well as the change in the average rate charged on renewal business for each period presented, after taking into consideration all of the factors discussed above.

Policy Renewal Date	Manual Rate Change	Average Renewal Charged Rate Change

January 1, 2004 - December 31, 2004	(10.0)%	(15.0)%
January 1, 2005 - December 31, 2005	(13.0)	(17.0)
January 1, 2006 - December 31, 2006	(17.0)	(26.0)
January 1, 2007 - December 31, 2007	(4.0)	(11.0)
January 1, 2008 - December 31, 2008		(6.0)
January 1, 2009	4.0	NA

NA = Not yet available.

        In Florida, the state in which the second largest amount of our workers' compensation premium is earned, premium rates for workers' compensation insurance are set by the Florida Department of Insurance ("Florida DOI"). Manual rate change percentages in Florida were as follows:

Effective date of change	Manual Rate Change

January 1, 2004	0.0%
January 1, 2005	(4.0)
January 1, 2006	(13.4)
January 1, 2007	(12.5)
January 1, 2008	(18.4)
January 1, 2009	(18.6)
April 1, 2009	6.4

        The January 1, 2009 premium rate decline in Florida will be partially offset by a reduction in policyholders' dividends. The National Council on Compensation Insurance, Inc. ("NCCI") has estimated that premium rates will need to increase 8.9% in March 2009 and another 8.9% in January 2010 due to the fourth quarter 2008 Florida Supreme Court decision, expected to increase claimant attorney fees, discussed in the "Workers' Compensation Reform Legislation" section below. In February 2009, the Florida Insurance Commissioner approved a premium rate increase of 6.4% effective April 1, 2009 for new and renewal business.

        Most of our workers' compensation policies are non-participating but we issue certain policies in which the policyholder may participate in favorable claims experience through a dividend. An estimated provision for workers' compensation policyholders' dividends is accrued as the related premiums are earned. In addition, Florida statutes require payment of additional policyholders' dividends to Florida policyholders pursuant to a formula based on underwriting results ("Florida Dividends"). As of December 31, 2008 and 2007, we accrued approximately $20 million for Florida Dividends payable for prior accident years. We reduced our estimate for Florida Dividends at December 31, 2008 from the estimate made at September 30, 2008 to reflect the impact of the fourth quarter 2008 Florida Supreme Court decision expected to increase claimant attorney fees. During 2007, we reduced our accrual for estimated Florida Dividends by $15.1 million to reflect the impact of changes in our direct loss reserves. Our ultimate obligation for Florida Dividends is dependent on our filings with the Florida DOI and on our prescribed loss reserves included in our annual statutory financial statements.

        Workers' Compensation Reform Legislation.    During 2008, we wrote workers' compensation insurance in 45 states, but the largest concentrations, 54.8% and 25.1% of our workers' compensation net premiums earned during 2008, were in California and Florida, respectively. The concentration of our workers' compensation business in these states makes the results of our operations dependent on trends that are characteristic of these states as compared to national trends, e.g., state legislation, competition, economic and employment trends, and workers' compensation medical inflation trends.

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

        The principal changes in the legislation of 2004 included: 1) employers and insurers are authorized, beginning in 2005, to establish networks of medical providers within which injured workers are required to be treated (an independent medical review would be allowed if the claimant disputes the treatment recommended in the network only after obtaining the opinions of three network physicians); 2) within one working day of filing a claim form, a claimant must be afforded necessary treatment for up to $10,000 in medical fees (however, employers and insurers still have up to 90 days to investigate the compensability of a claim); 3) a methodology for apportioning disabilities between covered, work-related and prior causes was created such that employers are only liable for the portion of permanent disability that accrues from a covered, work-related injury; 4) Temporary Disability ("TD") benefits are not to exceed 104 weeks within 2 years of the first TD payment, but cases with certain specified injuries will be allowed up to 240 weeks of TD benefits within 5 years of the date of injury; 5) Permanent Disability ("PD") ratings are based on a new, objective disability rating schedule effective January 1, 2005 (and for some injuries prior to January 1, 2005) as well as upon the injured workers' diminished future earnings capacity, rather than their ability to compete in the open labor market (PD benefits were revised to make available higher benefits to more severely injured workers and lower benefits to less severely injured workers); 6) incentives were created to encourage employers to offer return-to-work programs; and 7) new medical-legal processes for resolving disputed medical issues were created.

        During 2007, the California Legislature extended the time period for which the 104 weeks of temporary disability payments may be taken. This change did not materially impact our workers' compensation business.

        In Florida, legislation was enacted effective October 1, 2003, which provided changes to the workers' compensation system. Such changes were designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures. In addition, the reforms limited attorney awards to a maximum percentage of the injured worker award, and precluded attorneys from earning an hourly fee on litigated benefit issues.

        During the fourth quarter 2008, the Florida Supreme Court reached a decision in the Emma Murray vs. Mariner Health, Inc. case which reverses an element of the 2003 reforms limiting attorney awards and precluding attorneys from earning an hourly fee on litigated benefit issues. We have incorporated the estimated impact of this decision in our estimate of ultimate losses for open claims in Florida as well as our estimate for Florida Dividends as of December 31, 2008.

        Reinsurance Segment.    In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts with all contracts fully expired at the end of 2006; however, we will be paying our assumed reinsurance claims for several years. The results of the reinsurance segment will continue to be included in the results of continuing operations, primarily consisting of changes to loss reserves.

        In assumed reinsurance, we provided coverage that protected other insurance and reinsurance companies from the accumulation of large losses from major loss events, known in the insurance industry as "catastrophes." Results of the reinsurance segment were favorable in the absence of catastrophes and unfavorable in periods when catastrophes occurred and, consequently, the results of this segment fluctuated. There were no catastrophe losses recorded in the reinsurance segment for the year ended December 31, 2008. Results of the reinsurance segment for the year ended December 31, 2007 were reduced by catastrophe losses of $3.0 million ($2.0 million after tax, or $0.05 per share) compared to catastrophe losses of $19.9 million ($12.9 million after tax, or $0.35 per share) for the year ended December 31, 2006, primarily attributable to loss development on Hurricanes Wilma and Rita, which occurred in 2005.

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

        Investments Segment.    Investment income and realized gains and losses are discussed in the "Investments" section below.

        Parent.    The parent loss reflects the holding company activities of Zenith National, as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Interest expense	$5,154	$5,245	$5,275
Parent expenses	7,636	7,261	6,652

Parent loss	$12,790	$12,506	$11,927

LOSS RESERVES

        Accounting for the workers' compensation and reinsurance segments requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. Our loss reserves were as follows:

	December 31,
(Dollars in millions)	2008	2007

Workers' compensation segment:
Unpaid losses and loss adjustment expenses	$1,230	$1,390
Less: Receivable from reinsurers for unpaid losses	269	326

Unpaid losses and loss adjustment expenses, net of reinsurance	$961	$1,064

Reinsurance segment:
Unpaid losses and loss adjustment expenses	$45	$63

Total:
Unpaid losses and loss adjustment expenses	$1,275	$1,453
Less: Receivable from reinsurers for unpaid losses	269	326

Unpaid losses and loss adjustment expenses, net of reinsurance	$1,006	$1,127

        Loss reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of ultimate liability. Accordingly, as we receive new information and update our assumptions over time regarding the ultimate liability, our loss reserves may prove to be inadequate to cover our actual losses or they may prove to exceed the ultimate amount of our actual losses. The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Favorable or unfavorable development of loss reserves is reflected in our Consolidated Statements of Operations in the period in which the change is made.

        The following table shows the favorable (unfavorable) one-year loss reserve development for loss reserves for each of the three years ended December 31, 2008. The one-year loss reserve development is the change recorded in the current year for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to estimates for all accident years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Total

One-year loss development in:
2008	$78,896	$(788)	$78,108
2007	113,355	(3,554)	109,801
2006	161,252	(19,930)	141,322

        When losses are reported to us, we establish, individually, estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. In estimating our total loss reserves, we have to make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported, but will arise out of accidents that have already occurred. These are referred to in the insurance industry as incurred but not reported ("IBNR") claims, and our loss reserves contain an estimate for IBNR claims. In addition to this provision for late reported claims, we also have to estimate, and make provision for, the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. Our loss reserves make provision for both IBNR and bulk reserves in total, but not separately.

        At December 31, 2008 and 2007, IBNR and bulk reserves included in loss reserves, net of reinsurance recoverables, were as follows:

	December 31,
(Dollars in thousands)	2008	2007

Workers' compensation	$212,651	$294,105
Reinsurance	10,276	10,266

Total IBNR & bulk reserves	$222,927	$304,371

        We perform a comprehensive review of our loss reserves at the end of every quarter. Estimating loss reserves is a complex process which involves a combination of actuarial techniques and management judgment. Because we have a long history in the workers' compensation business, particularly in California, we give weight to our own data as well as external information in determining our loss reserve estimates.

        Favorable development of our workers' compensation loss reserves in 2008, 2007 and 2006 reflects management's assessment of ultimate loss trends and loss reserve estimates after considering all relevant data, including favorable paid loss trends as a result of the California and Florida legislative reforms, as well as the reduction in the number of California expensive claims relative to the total number of claims in recent accident years. The loss reserve estimates recorded in the financial statements ("carried reserves") at December 31, 2008 reflect the actuarial point estimate. In prior periods the carried reserves have been higher than the actuarial point estimate, including as of December 31, 2007, when our carried reserves were $41 million higher than the actuarial estimate. The differences between the actuarial point estimate and the carried reserves in prior periods were principally caused by the differences in the assumptions used by management for workers' compensation claim cost inflation (deflation) as compared to the inflation (deflation) assumptions produced using actuarial methods. Due to the long-tail nature of the business and the uncertainties in estimating ultimate loss costs caused by the significant uncertainties of the 2003 and 2004 legislative reforms on ultimate loss costs, management's assessment of the ultimate benefits of the reforms lagged those produced by actuarial techniques. As the data for these accident years has matured, the uncertainty surrounding the ultimate outcome of the workers' compensation claim costs has diminished, and management believes the actuarial point estimate reflects the best estimate for loss reserves at December 31, 2008. We believe our loss reserve estimates as of December 31, 2008 are adequate; however, we cannot predict the amount or timing of future loss reserve development, whether favorable or unfavorable.

        In prior periods we presented paid loss inflation (deflation) by accident year as well as our assumptions for accident year inflation (deflation) rates used in our estimates of ultimate losses. This information was presented to provide insight into the significant changes occurring as a result of the legislative reforms, as well as management's ongoing assessment of the ultimate benefits of these reforms in estimating loss reserves. We are no longer providing the annual inflation table because with the passage of time and as the data have matured, the differences between the paid and carried inflation factors over several years is minimal.

        In determining our loss reserve estimates, our actuaries consider medical inflation by evaluating longer term trends. During the accident years just prior to the legislative reforms (1998 - 2002), we experienced double digit medical inflation. During 2003 and 2004, legislative reforms enacted in Florida and California provided both immediate medical cost reductions and more control over future medical costs. These reforms included reductions in the medical fee schedules, provision for medical networks, and medical treatment guidelines. Our loss estimates for these two years reflect an average 6% per year deflation in medical costs. For the accident years following the reforms, we are experiencing a return to inflation and our loss reserve estimates reflect an average 7% per year medical inflation rate for 2005 through 2008. Our premium rates are established based on our forecast of future medical inflation. During the reform years, we reduced our premium rates in California based on the expected decrease in medical costs, combined with the other benefits of the reforms. Because we are expecting future medical inflation to be greater than that of recent years, we increased premium rates in California by 4% effective January 1, 2009.

        Discussed below are the principal uncertainties considered, the actuarial estimation process used, the role of management, recent trends and new information received, and the impact of different medical inflation assumptions on workers' compensation loss reserve estimates.

        Principal Uncertainties.    In our workers' compensation business the large majority of claims are reported to us promptly and therefore, as of the balance sheet date, the number of IBNR claims is relatively insignificant. The greater part of the challenge in estimating our loss reserves is associated with estimating ultimate loss costs across a population of claims for each accident year. The uncertainties considered include the ultimate number of expensive cases and the length of time required to settle long-term, expensive cases, combined with the effects of medical inflation. Expensive claims are those involving permanent partial disability ("PPD") of an injured worker and are paid over several years. The ultimate costs of expensive claims are difficult to estimate because of such factors as the on-going and possibly increasing need for medical care, length of disability, life expectancy and benefits for dependents. Historically in California, the expensive claims have comprised about 20% of the number of claims and 90% of the cost of all claims.

        Although we believe the current recession is a risk to the claims operations, we do not have any data that suggest that it may have a material impact on our business.

        Actuarial Estimation Process.    Our actuaries produce a point estimate for workers' compensation loss reserves using the results of various methods of estimation. However, these various methods do not produce separate point estimates. Our actuaries prepare reserve estimates for all accident years using our own historical claims data and many of the common actuarial methodologies for estimating loss reserves, such as paid loss development methods, incurred loss development methods, Bornhuetter-Ferguson indications and claim count methods. A customized method is used for more recent accident years related to business written in California to focus on the impacts of the legislative reforms in determining loss reserves. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates, and our actuarial point selections are based upon incurred loss development methods because our actuaries believe this most accurately reflects the required reserves for the relatively few claims that remain open. For recent accident years related to business written outside of California, our actuarial point selections are also based on the incurred loss development methods because our actuaries believe this method most accurately reflects the required reserves based on their analysis of the data and understanding of the claim environments in which we operate. For the more recent accident years related to business written in California, our actuaries use a loss reserving model which estimates the differing effects of the 2003 and 2004 legislative reforms on the following five categories of benefit types: 1) temporary disability indemnity, 2) vocational rehabilitation, 3) permanent disability indemnity, 4) medical costs, and 5) allocated loss adjustment expense. For each of these types of benefits, our actuaries review the historical paid trends and make adjustments to reflect the known effects of the reforms (e.g., limitations on temporary disability indemnity benefits and eliminating vocational rehabilitation benefits). Our actuaries then use judgment to forecast ultimate inflation rates for each benefit type allowing for the late emergence of costs for the most serious cases based on historical trends. The selected inflation rate produces an estimate of loss reserves for each benefit type. This method responds gradually to each quarter's actual paid loss information.

        Role of Management.    Management reviews the actuarial point estimate each quarter as well as all relevant information regarding recent legislative reforms, claim payment trends and settlement practices of the Company. Because the uncertainties of the effects of the reforms have diminished, management has established a loss reserve estimate in the financial statements that reflects the actuarial point estimate as its best estimate for loss reserves at December 31, 2008.

        Recent Trends and New Information.    The recent trends and the new information received during 2008 are discussed below.

        In previous reports, we discussed the favorable impact of declining claim frequency on our estimates of ultimate loss costs, particularly for the California PPD claims (expensive claims). Historical trends show that the ultimate number of expensive claims for each accident year is not apparent until 36 months has elapsed because the level of permanent disability is initially estimated early in the claim process based upon the available medical information. The final assessment of a claimant's permanent disability occurs when the claimant has reached a permanent and stationary medical status.

        The following table shows the trend in the number of California PPD claims at various dates:

Number of California PPD Claims Reported After Number of Months
Accident Year	12	24	36	48	60	72	84

2002	3,320	2,820	2,735	2,715	2,683	2,665	2,666
2003	4,091	3,117	2,912	2,861	2,844	2,830
2004	3,972	2,862	2,668	2,617	2,608
2005	3,346	2,641	2,573	2,514
2006	2,236	2,295	2,243
2007	1,812	2,030
2008	1,766

        The following table shows the California PPD claims from the previous table in relation to insured payroll:

California PPD Claims per $10 million of Insured Payroll After Number of Months
Accident Year	12	24	36	48	60	72	84

2002	5.1	4.3	4.2	4.2	4.1	4.1	4.1
2003	5.4	4.1	3.8	3.8	3.7	3.7
2004	4.4	3.2	3.0	2.9	2.9
2005	3.2	2.5	2.4	2.4
2006	2.2	2.3	2.3
2007	2.1	2.4
2008	2.4

        As shown in the table above, the frequency of California PPD claims compared to the payroll exposure has decreased sharply as a result of the benefits of the reforms between accident years 2002 and 2005. The frequency of California PPD claims compared to payroll exposure has stabilized in subsequent accident years, 2006 through 2008.

        In previous reports, we also discussed the impact of settlements on the recent paid loss trends, as well as on our estimates of ultimate loss costs. Expensive claims often result in some form of a settlement with the injured worker which generally takes place many years after the injury. As the percentage of settlements increases for the expensive claims, the uncertainty in our estimates of the ultimate loss costs for these accident years diminishes. During 2007 and 2008, the rate of settlement of the California PPD claims has increased. For the 2006 accident year, we have settled 57.2% of the California PPD claims as of December 31, 2008 compared to 44.5% for accident year 2005 as of December 31, 2007. We believe that more rapid settlement of these claims will favorably impact our ultimate loss costs.

        We also evaluate loss information for the entire California industry in estimating our ultimate loss costs for each accident year. In December 2008, the WCIRB released its current estimate of California workers' compensation loss experience based on data through September 30, 2008. The WCIRB projects an ultimate accident year loss ratio of 52% for the 2007 accident year, which is a 14 percentage point increase over its estimated 2006 ultimate accident year loss ratio of 38% and a 23 percentage point increase over its estimated 2005 ultimate accident year loss ratio of 29%. The WCIRB's estimate of the amount by which the California workers' compensation industry's reported loss reserves are redundant for all accident years was increased to $7.5 billion from the $6.9 billion previous estimate. We do not believe that the WCIRB's estimate of reserve redundancy is representative of our situation, and therefore we do not believe this information should be used to estimate redundancies in our loss reserves.

        During the fourth quarter 2008, the Florida Supreme Court reached a decision in the Emma Murray vs. Mariner Health, Inc. case expected to increase claimant attorney fees. The NCCI estimated that this legal decision results in a $400 million unfunded liability for the Florida workers' compensation industry. Utilizing NCCI's methodology, we have estimated our liability at $9.5 million, which partially offsets the continuing favorable development on prior accident year loss reserves that we recognized from the legislative reforms during 2008.

        Year ended December 31, 2008.    During 2008, we decreased our estimated ultimate losses for prior accident years to reflect the actuarial point estimate and recognized net favorable development of $78.9 million, representing 7.4% of our estimated workers' compensation loss reserves, net of reinsurance, at December 31, 2007 and 13.0% of our workers' compensation net premiums earned for the year ended December 31, 2008.

        Our 2008 accident year loss ratio increased to 43.0% for the year ended December 31, 2008 compared to 33.9% for the year ended December 31, 2007. The higher 2008 accident year loss ratio reflects lower claim frequency, however this reduction was less than the reduction in premium, combined with increasing medical costs in California.

        Year Ended December 31, 2007.    During 2007, we recognized net favorable development of prior accident year workers' compensation loss reserves of $113.4 million during 2007, representing 9.5% of our estimated workers' compensation net loss reserves at December 31, 2006, and 15.4% of our workers' compensation net premiums earned for the year ended December 31, 2007.

        Year Ended December 31, 2006.    During 2006, we recognized net favorable development of prior accident year workers' compensation loss reserves of $161.3 million, representing 12.6% of our estimated workers' compensation net loss reserves at December 31, 2005, and 17.3% of our workers' compensation net premiums earned for the year ended December 31, 2006.

        Impact of Different Medical Inflation Assumptions.    As previously discussed, medical inflation rates are used in estimating ultimate losses. Our loss estimates for the 2003 and 2004 accident years reflect an average 6% per year medical deflation rate, and for the 2005 to 2008 accident years reflect an average 7% per year medical inflation rate. If the average annual medical inflation rate for each of the accident years 2005 through 2008 were changed by one, two and three percentage points in each year, our loss reserve estimates at December 31, 2008 would change by approximately $20 million, $40 million and $60 million, respectively.

        We believe our loss reserve estimates are adequate. However, the ultimate losses will not be known with any certainty for several years. We assume that medical inflation trends will continue and will impact our long-term claims costs and loss reserves. The extent to which this may be affected by changes in the number of California expensive claims is uncertain. Additionally, the impact, if any, of the current recession on our claim costs is not yet known. We will continue to evaluate our best estimate of loss reserves every quarter to reflect the most current data and judgments.

        Asbestos and Environmental Loss Reserves.    We have exposure to asbestos losses in our workers' compensation segment which have not been material to results of operations or financial condition in any year or in the aggregate. In our history, we have paid and closed approximately 4,200 such asbestos-related workers' compensation claims for a total of $12.6 million. At December 31, 2008, we had approximately 340 such claims open with loss reserves of $3.2 million compared to our total workers' compensation net loss reserves of $1.0 billion.

INVESTMENTS

        We invest the net cash flow from our operations and from our capital primarily in fixed maturity securities. These investments provide a stable source of income over the long run, although, in the short run, changes in interest rates impact the amount of investment income we earn.

        Net investment income and net realized (losses) gains on investments before tax were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net investment income	$94,027	$114,863	$106,294
Net realized (losses) gains on investments	(18,507)	20,353	13,377

Income before tax from investments segment	$75,520	$135,216	$119,671

        Investment income in 2008 compared to 2007 reflects lower earnings on short-term investments during 2008. In addition, 2008 and 2007 include a cash dividend on a common stock investment of $1.1 million and $7.3 million, before tax, respectively.

        The average yields on the investment portfolio were as follows:

	Year Ended December 31,
	2008	2007	2006

Before tax(1)	4.6%	5.2%	4.8%
After tax	3.0	3.4	3.2

(1) Reflects the pre-tax equivalent yield on tax-exempt securities.

        Net realized (losses) gains from sales of investments vary each year based on market performance and opportunities. Net realized losses during 2008 are primarily attributable to the common stock of AIG and Advent and the bonds of Lehman and Harrah's, partially offset by realized gains. We sold certain securities in order to generate tax capital losses that can be carried back and used to offset the taxes paid on the net realized capital gains in 2005. The realized gains on investments during the year ended December 31, 2007 reflect higher gains from sales of common stock investments compared to 2006.

        Our investment portfolio was comprised as follows:

	December 31,
	2008	2007

Fixed maturity securities	82%	73%
Short-term investments	12	22
Equity securities	2	4
Other investments	4	1

	100%	100%

        Our fixed maturity and short-term investment portfolio was comprised of the following:

	December 31,
	2008	2007

Corporate bonds	66%	54%
Municipal bonds	11	7
GNMA securities*	10	11
U. S. Treasury bills and notes	7	24
Commercial paper	5
Other securities	1	4

	100%	100%

* GNMA securities are mortgage-backed securities issued by the Government National Mortgage Association and carry the full faith and credit guaranty of the U.S. Government.

        Other investments are comprised of $58.3 million invested in limited partnerships and limited liability companies ("LLC") as of December 31, 2008 compared to $19.7 million as of December 31, 2007. We have additional commitments to these investments of $13.5 million as of December 31, 2008. For partnerships and LLCs where our share of capital is less than 5%, we account for the investment at cost, which we believe is also a reasonable estimate of fair value. When our share of capital is in excess of 5%, the carrying value of our investment is adjusted to reflect our share of the underlying equity of the limited partnership or LLC.

        As of December 31, 2008 and 2007, we did not have sub-prime mortgages, derivative securities or other credit-enhancement exposures. We only invest in mortgage-backed securities that carry the full faith and credit guaranty of the U.S. Government ("GNMAs"). We do not engage in securities lending.

        The average maturity of the fixed maturity portfolio, including short-term investments, was approximately 5 and 4 years at December 31, 2008 and 2007, respectively. The duration of the fixed maturity portfolio, including short-term investments, was approximately 3.6 years and 3.2 years at December 31, 2008 and 2007, respectively.

        Our available-for-sale investment portfolio consists of fixed maturity and equity securities and short-term investments, and is recorded at fair value in our Consolidated Balance Sheets, with changes in fair value recorded as a component of other comprehensive (loss) income. At both December 31, 2008 and 2007, approximately 90% of the investments in fixed maturity securities and short-term investments were classified as available-for-sale securities.

        Our internal investments department manages our investment portfolio, and we do not rely on external portfolio managers. We review the appropriateness and consistency of the fair values, which are affected primarily by changes in interest rates, as well as changes in the credit quality and liquidity of the companies in which we have invested, or changes in general economic and market conditions. Changes in the fair values of investments classified as available-for-sale resulted in decreases to stockholders' equity of $62.3 million, after deferred tax, for the year ended December 31, 2008 compared to decreases to stockholders' equity of $0.7 million, after deferred tax, for the year ended December 31, 2007. The unrealized net (losses) gains on available-for-sale investments reported as a separate component of stockholders' equity were as follows:

	Fixed Maturity, Including Short-term Investments
(Dollars in thousands)	Before Tax	After Tax

December 31,
2008	$(72,141)	$(46,893)
2007	1,171	762
2006	(9,562)	(6,215)

	Equity Investments
	Before Tax	After Tax

December 31,
2008	$(5,146)	$(3,345)
2007	17,443	11,338
2006	29,304	19,047

	Total
	Before Tax	After Tax

December 31,
2008	$(77,287)	$(50,238)
2007	18,614	12,100
2006	19,742	12,832

        Approximately 93% of our consolidated fixed maturity investment portfolio, including short-term investments, was rated investment grade at December 31, 2008 and 2007. The amortized cost and fair value for each of the following components of our fixed maturity investment portfolio are set forth below by credit rating categories based on ratings provided by a nationally recognized rating organization: 1) corporate bonds and short-term investments, 2) municipal bonds and 3) GNMAs.

        The following table identifies our corporate bond and short-term investment portfolio by credit rating categories as of December 31, 2008 and 2007.

Corporate Bond and Short-term Investments by Credit Rating Category
(Dollars in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value

December 31, 2008
AAA (1)	$161,877	$161,628	11%
AA	254,025	255,948	18
A	609,387	591,768	41
BBB	324,484	303,978	21
Non-investment grade (2)	172,033	136,325	9

Total	$1,521,806	$1,449,647	100%

December 31, 2007
AAA (1)	$549,477	$551,462	34%
AA	246,994	250,335	15
A	460,283	462,620	28
BBB	234,670	234,942	14
Non-investment grade (2)	145,738	137,980	9

Total	$1,637,162	$1,637,339	100%

(1)
Includes highly liquid cash management funds and short-term certificates of deposit that were rated internally.
(2)
Based on ratings by the National Association of Insurance Commissioners, Inc. ("NAIC").

        Our municipal bond portfolio at December 31, 2008 was comprised of the following:

(Dollars in thousands)	Average Credit Rating	Amortized Cost	Fair Value

Municipal bonds:
Insured by Berkshire Hathaway, Inc.	AAA	$48,623	$46,163
Insured by other bond insurers (1)	AA	81,863	82,475
Pre-refunded (2)	AA	14,894	15,696
Uninsured	AA	52,748	54,508

Total municipal bonds	AA	$198,128	$198,842

(1)
Average credit rating of underlying issuers is AA.
(2)
Pre-refunded municipal bonds in our portfolio are collateralized by investments in U.S. Government securities.

        Our fixed maturity portfolio also included GNMAs which were rated AAA, representing $190.6 million at amortized cost and $198.5 million at fair value at December 31, 2008.

        We diversify our fixed maturity portfolio across a number of industries. The table below sets forth the amortized cost and fair values of fixed maturity securities, including short-term investments, by industry at December 31, 2008:

(Dollars in thousands)	Amortized Cost		Fair Value

Insurance	$234,722	12%	$208,647	11%
Financial	207,874	11	194,826	11
Municipal bonds	198,128	10	198,842	11
GNMA	190,603	10	198,526	11
Food and beverage	141,845	7	145,033	8
U.S. Government	136,495	7	136,524	7
Personal goods	78,364	4	78,801	4
Hotels and Casinos	71,599	4	55,631	3
Machinery	70,703	4	69,393	4
Pharmaceuticals	69,372	4	72,531	4
Communications	68,199	4	66,561	4
Utilities	60,664	3	60,040	3
Petroleum	60,029	3	59,061	3
Technology	39,494	2	40,534	2
Chemicals	29,031	2	28,925	2
Homebuilding	24,241	1	16,575	1
Other (1)	242,733	12	229,284	11

Total	$1,924,096	100%	$1,859,734	100%

(1)
Represents industries comprising less than 1% of our fixed income portfolio.

        The fair values of our available-for-sale investments are determined using the market approach, which is based on prices and other relevant information generated by market transactions involving identical or comparable assets. We use an independent pricing service as the primary source of our fair value measures. This pricing service is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. For equity securities traded in active markets, the independent pricing service obtains closing prices from major stock markets. For the majority of our fixed income securities, the independent pricing service provides values generated by valuation models which use observable market inputs from various industry sources, including traded prices for both identical and comparable assets as reported by an over-the-counter corporate bond market real-time price dissemination service. Considerable judgment is required in making assumptions used in such models, including the selection of interest rates, default risk and recovery rates and volatility risk assumptions. Periodically, we independently select a sample of securities and validate the inputs and outputs of the valuation models used by the independent pricing service using well recognized market information sources. In addition, when prices provided by the independent pricing service for some securities vary significantly from week to week, we review and revalidate such prices for each security with other recognized market information sources or independent broker-dealers. Valuations of securities in the current market environment have become more complex and reflect more volatility due to record spreads and lack of liquidity. The valuations on certain securities may or may not reflect the values obtained on actual trades at any point in time.

        We use mid-market quotes from well recognized market information sources as the basis for the fair value of highly liquid U.S. Government securities (including U.S. Government Treasury Notes and Bills and GNMAs). We also use market information sources and broker-dealers to determine the fair value of a small number of our securities that are not priced by our independent pricing service.

        The fair value of certain privately held or thinly traded securities are determined using internal analytical methods based on the best information available. At December 31, 2008, the fair value of these securities classified as Level 3 under SFAS No. 157 was $37.8 million or approximately 1.9% of total investments. The estimated fair value of Level 3 equity securities primarily consists of the following: 1) The net asset value of a company based in the United Kingdom, with a significant portion of the net asset value of this equity investment, excluding cash balances, comprised principally of real estate holdings supported by independent appraisals. The estimated fair value for this investment also includes foreign currency fluctuations. 2) A fixed maturity security we invested in during 2008 representing our participation in a commercial senior secured term loan. We determined that the estimated fair value of this fixed maturity security approximates amortized cost as of December 31, 2008.

        Investments that we currently own could be subject to default by the issuer or could suffer declines in fair value that become other-than-temporary. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. When, in the opinion of management, a decline in the fair value of an investment is considered to be other-than-temporary, such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments.

        We continuously assess the prospects for individual securities as part of our ongoing portfolio management, including the identification of other-than-temporary declines in fair values. We have established a presumption that an unrealized loss of 20% or more continuously for six months or more is other-than-temporary, in addition to issuer- specific events. We have consistently applied this presumption for seventeen years. Our other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the seniority and duration of the securities, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that our unrealized losses at December 31, 2008 are temporary, and we base this conclusion on our current understanding of the issuers of these securities, as described above, and because we also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

        The unprecedented events in the capital and credit markets have resulted in extreme volatility and disruption to the financial markets. Several factors are contributing to the decrease in fair values of our investment portfolio as of December 31, 2008 including the tightening/freezing of credit markets, significant failures of large financial institutions, uncertainty regarding the effectiveness of governmental solutions, as well as the current recession. Unrealized losses on fixed maturity securities at December 31, 2008 are principally attributable to widening credit spreads between U.S. Government and investment grade corporate securities. It is possible that we could recognize future impairment losses on some securities we owned at December 31, 2008 if future events, information and the passage of time cause us to determine that a decline in value is other-than-temporary. If there is no change in the value of certain securities by March 31, 2009, impairment charges of approximately $17.0 million may be required based on December 31, 2008 valuations. Impairment charges will reduce 2009 earnings, but have already been reflected in stockholders' equity at December 31, 2008.

        At December 31, 2008, gross unrealized gains and losses in our investment portfolio were as follows:

	Unrealized
(Dollars in thousands)	Gains	Losses

Fixed maturity securities, including short-term investments	$30,277	$(94,639)
Equity securities	1,680	(6,826)

Total unrealized gains (losses)	$31,957	$(101,465)

Percent of total investment portfolio at fair value	1.6%	5.2%

        The table below sets forth information about securities with unrealized losses at December 31, 2008:

(Dollars in thousands)	Fixed Maturity Securities (1)	Equity Securities	Total

Securities with unrealized losses less than 20% of cost:
Number of issues	135	6	141
Fair value	$817,110	$4,980	$822,090
Unrealized losses	(47,972)	(408)	(48,380)
Securities with unrealized losses greater than 20% of cost for a continuous period of less than six months:
Number of issues	20	3	23
Fair value	$117,449	$11,183	$128,632
Unrealized losses	(46,667)	(6,418)	(53,085)
Securities with unrealized losses greater than 20% of cost for a continuous period of six months or more:	none	none	none

Total:
Number of issues	155	9	164
Fair value	$934,559	$16,163	$950,722
Unrealized losses	(94,639)	(6,826)	(101,465)

(1)
For fixed maturity securities, cost represents amortized cost.

        The scheduled maturity dates for fixed maturity securities, including short-term investments, with unrealized losses at December 31, 2008 are shown below. Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

(Dollars in thousands)	Unrealized Losses	Fair Value

Due in 1 year or less	$(163)	$128,351
Due after 1 year through 5 years	(31,164)	382,655
Due after 5 years through 10 years	(50,333)	301,159
Due after 10 years	(12,979)	122,394

Total	$(94,639)	$934,559

        The following is a summary of losses realized on the sale of securities for each of the three years ended December 31, 2008 reflecting the period of time that the security had been continuously in an unrealized loss position preceding the sale:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Fixed maturity securities:
Realized losses on sales	$(12,662)	$(4,289)	$(3,163)
Fair value at the date of sale	499,831	608,325	1,721,649
Number of securities sold	30	26	23
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,743)	$(1,201)	$(826)
3-6 months	(5,552)
6-12 months	(2,042)	(1,006)	(1,103)
Greater than 12 months	(3,325)	(2,082)	(1,234)

Equity securities:
Realized losses on sales	$(8,888)	$(2,252)	$(560)
Fair value at the date of sale	36,385	31,743	5,768
Number of securities sold	22	13	3
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(2,697)	$(1,715)	$(407)
3-6 months	(2,849)	(375)
6-12 months	(2,921)	(162)	(153)
Greater than 12 months	(421)

        In addition to the losses realized on the sale of securities during 2008 shown in the table above, we initially recognized $13.2 million and $10.6 million of impairment losses on certain fixed maturity and equity securities, respectively, due to the amount and duration of the decline in fair value on those securities, as well as issuer-specific credit and equity events, consistent with our criteria for recognizing other-than-temporary declines in fair values. All of the initially impaired securities were sold in the fourth quarter 2008, and there were no impairment write-downs on securities we owned as of December 31, 2008. In addition, there were no impairment write-downs in 2007 and 2006.

        Sales of investments at a loss result from ongoing portfolio management, for example, in response to changes in interest rates, changes in our view of the prospects for an issuer or its industry and changes in our views about appropriate asset concentrations and allocation. In the fourth quarter 2008, we sold certain securities, classified as available-for-sale, in order to generate tax capital losses that can be carried back and used to offset taxes paid on net realized capital gains in 2005. At the time we sold these investments at a loss, we had the ability to hold them for the long term and the sales were not related to any liquidity needs. At December 31, 2008, those securities which we are holding in our portfolio with an unrealized loss were compatible with our view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

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

        We maintain excess of loss and catastrophe reinsurance which provides protection up to $20 million for acts of terrorism including nuclear, biological and chemical attacks. We retain the first $5 million of each loss. We retain any losses in the $5 million excess $5 million layer which exceed our annual aggregate of $5 million. We also retain 50% of any loss other than nuclear, biological or chemical in the $10 million excess $10 million layer. We retain none of the loss in the $10 million excess $10 million layer in events of nuclear, biological or chemical attacks.

        In 2007, the Terrorism Risk Insurance Act of 2002 ("TRIA"), was extended through December 31, 2014. TRIA, as modified in 2007, may provide us with reinsurance protection for losses arising out of terrorist acts under certain circumstances and subject to certain limitations. The U.S. Treasury Secretary must certify an act for it to constitute an act of terrorism. Effective January 1, 2008, the definition of terrorism includes domestic acts of terrorism and continues to exclude acts of terrorism committed in the course of a war declared by the U.S. Congress. The losses arising from an act of terrorism must exceed $100 million to qualify for reimbursement under TRIA. If an event is certified, the U.S. Government will reimburse losses not to exceed $100 billion in any year. Each insurance company is responsible for a deductible based on 20% of its direct premiums earned in the previous calendar year. Our deductible is $124.4 million for a covered loss incurring in 2009. For losses in excess of the deductible, the U.S. Government will reimburse 85% of the insurer's loss, up to the insurer's proportionate share of the $100 billion aggregate limit.

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

LIQUIDITY AND CAPITAL RESOURCES

        The primary needs in managing our liquidity are to ensure that there is adequate cash available in the insurance subsidiaries to pay claims; and to ensure the holding company, Zenith National, has adequate cash to service our debt obligations and pay any dividends declared to our stockholders. The management of capital resources ensures that there is adequate capital to operate our insurance business within the applicable requirements.

        Liquidity.    Our insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums are invested prior to their use in such disbursements, and investment income provides additional cash receipts. At December 31, 2008 and 2007, short-term investments and fixed maturity investments maturing within two years in the insurance subsidiaries were $0.3 billion and $0.6 billion, respectively. We expect to pay our obligations as they become due from our liquid assets.

        Net cash (used in) provided by operating activities for each of the three years ended December 31, 2008 was as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net cash flow from workers' compensation operations	$(17,516)	$81,688	$228,882
Net cash used in reinsurance operations	(14,256)	(38,558)	(73,536)
Investment income received	84,283	91,993	73,818
Interest and other expenses paid by parent	(11,328)	(7,025)	(6,170)
Income taxes paid	(66,729)	(138,282)	(124,004)

Net cash (used in) provided by operating activities	$(25,546)	$(10,184)	$98,990

        Net cash flow from our workers' compensation and reinsurance operations is a non-GAAP financial measure that represents the following on a pre-tax basis: premiums collected less losses, loss adjustment expenses, underwriting and other operating expenses paid. The net cash flows from the insurance operations, in addition to investment income received, interest and other expenses paid by our parent company, and income taxes paid are included in net cash used in operating activities, the most comparable GAAP financial measure.

        Net cash flow from operations in 2008 decreased as compared to 2007 and in 2007 compared to 2006 primarily due to lower workers' compensation premiums. In periods in which net cash flow from operating activities is negative, such cash flow is offset by cash flow from investing activities, principally from short-term investments and maturities of longer-term investments. We maintain a portfolio of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate liquidity.

        Our excess of loss and catastrophe reinsurance provides protection for workers' compensation losses up to $150 million, and up to $200 million for catastrophe losses arising out of California earthquakes. Effective May 1, 2007, we increased our retention of workers' compensation losses from $1 million to $5 million, with an annual aggregate limit of $25 million in the layer of $5 million in excess of the $5 million retention. We also retain 50% of any losses in the layer of $10 million excess of $10 million. We do not believe that this change in retention will have a material impact on our liquidity or capital resources.

        Our insurance subsidiaries are required to have securities on deposit for the protection of injured workers in accordance with various states' regulations. At December 31, 2008 and 2007, investments with a fair value of $1.3 billion and $1.5 billion, respectively, were on deposit to comply with such regulations.

        Zenith National requires cash to pay any dividends declared to our stockholders, make interest and principal payments on our outstanding debt obligations, fund our operating expenses, and, from time to time, to make capital contributions to Zenith Insurance. Such cash requirements are generally funded in the long run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments, and other marketable investments in Zenith National were $82.4 million and $83.6 million at December 31, 2008 and 2007, respectively. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short term and long term.

        Our insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in Note 12 to the Consolidated Financial Statements. In 2009, Zenith Insurance expects to be able to pay up to $111.5 million of dividends to Zenith National without the prior approval of the California Department of Insurance. Zenith Insurance paid dividends to Zenith National of $95.0 million, $115.0 million and $50.0 million in 2008, 2007, and 2006, respectively. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends.

        At December 31, 2008, we had a $30.0 million revolving credit agreement with Bank of America, N. A. expiring February 16, 2010. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on our credit rating. This credit agreement contains covenants that require, among other things, that we maintain certain financial ratios, including a minimum amount of capital in our insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2008. There was no amount drawn under the line of credit in 2008 or 2007 nor do we currently anticipate any need to draw on the line of credit because our current liquidity is sufficient for foreseeable requirements.

        Capital Resources.    In our insurance subsidiaries, cash and liquid investments are required to pay claims and expenses and the amount of capital in our insurance subsidiaries can determine how much premium we can write. The principal sources of capital for the insurance subsidiaries are the earnings generated by the workers' compensation and investments segments and contributions of capital by Zenith National. The amount of capital in our insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to our insurance subsidiaries and ratings for the debt issued by Zenith National. Insurance regulations require insurance companies to maintain capital at a minimum of 200% of regulatory risk-based capital. At December 31, 2008, our statutory capital of $1.0 billion was 1,365% of regulatory risk-based capital.

        In 2008, the rating agencies affirmed our financial strength as follows: A.M. Best Company ("A.M. Best") at A (Excellent), Standard & Poor's Rating Services ("S&P") at A- (Strong), Moody's Investors Service ("Moody's") at A3 (Good) and Fitch Ratings ("Fitch") at A (Strong). Our competitive position is partly determined by these financial strength ratings and therefore we could be affected by a reduction in these ratings. We currently believe that the most influential of these ratings is the rating assigned by A.M. Best. In the A.M. Best rating scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable". If a reduction in our A.M. Best rating were to occur, we believe it could impact the amount of business we could write in our workers' compensation segment. In addition to the assigned rating, these rating agencies also provide an accompanying rating outlook for the company. The rating outlook is currently "stable" for the A.M. Best, S&P, Moody's and Fitch ratings.

        From time to time, we may make repurchases of our outstanding shares of common stock or outstanding debt. At December 31, 2008, we were authorized to repurchase up to 929,000 shares of our common stock at prevailing market prices pursuant to a share repurchase program authorized by our Board of Directors. Any purchases are discretionary and can be adequately funded from our existing sources of liquidity. We have not repurchased any material amounts of our common stock under this repurchase program since 2001 and do not expect to repurchase common stock during 2009.

INFLATION

        Inflation rates may impact the financial statements and operating results in several areas. Changes in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of losses and loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses but not the portion of losses and loss reserves that relates to workers' compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary impacts are included as part of the continual review of loss reserve estimates. Actuarial account of increases or decreases in costs is considered in setting adequate workers' compensation premium rates, and this is particularly important in the health care area, where hospital and medical inflation rates have historically exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

CONTRACTUAL OBLIGATIONS AND CONTINGENT LIABILITIES

        All of our outstanding financing obligations are included in the Consolidated Financial Statements and the accompanying Notes. There are no liquidity or financing arrangements with unconsolidated entities or any off-balance sheet arrangements. Our available invested assets and other sources of liquidity are currently expected to be sufficient to meet our requirements for liquidity in the short term and long term.

        The table below sets forth the amounts of our contractual obligations, including interest payable, at December 31, 2008:

	Payments Due by Period
(Dollars in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Loss reserves	$304,347	$332,052	$174,470	$463,717	$1,274,586
Policyholders' dividends accrued	28,721	8,532			37,253
Redeemable securities	5,002	10,004	10,004	133,525	158,535
Operating lease commitments	9,420	13,381	5,604	739	29,144

Total	$347,490	$363,969	$190,078	$597,981	$1,499,518

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

        Our contractual obligations under the outstanding Redeemable Securities are comprised of $100.0 million of interest payments over the next 20 years and $58.5 million of principal payable in 2028.

        Our commitments and contingencies are disclosed in Note 10 to the Consolidated Financial Statements.

MARKET RISK OF FINANCIAL INSTRUMENTS

        The fair value of the fixed maturity investment portfolio is exposed to interest rate risk—the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, we have the ability to hold fixed maturity investments to maturity. We rely on the experience and judgment of senior management to monitor and mitigate the effects of market risk. We do not utilize financial instrument hedges or derivative financial instruments to manage risks, nor do we enter into any swap, forward or option contracts, but will attempt to mitigate our exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit and liquidity conditions, tax policy, changes in interest rates, and other factors. In addition, we place the majority of our investments in high-quality, liquid securities and limit the amount of credit exposure to any one issuer. We only invest in mortgage-backed securities that carry the full faith and credit guaranty of the U.S. Government. We do not engage in securities lending. At December 31, 2008, we do not have sub-prime mortgages, derivative securities or other credit-enhancement exposures.

        The table following provides information about our financial instruments for which fair values are subject to changes in interest rates. For fixed maturity investments, which include held-to-maturity and available-for-sale securities, the table presents fair values of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include corporate bonds, municipal bonds, U.S. Government bonds and GNMAs. For our debt obligations, the table presents cash flows by expected maturity dates (including interest).

	Expected Maturity Date
(Dollars in thousands)
	2009	2010	2011	2012	2013	Thereafter	Total

December 31, 2008
Fixed maturity securities:
Fixed rate	$83,553	$91,530	$299,753	$277,147	$307,015	$559,021	$1,618,019
Weighted average interest rate	3.4%	6.6%	4.9%	6.3%	5.6%	7.6%	6.2%
Short-term investments	$241,715						$241,715
Redeemable securities payable	5,002	$5,002	$5,002	$5,002	$5,002	$133,525	158,535

	Expected Maturity Date
(Dollars in thousands)
	2008	2009	2010	2011	2012	Thereafter	Total

December 31, 2007
Fixed maturity securities:
Fixed rate	$134,897	$89,714	$93,470	$104,094	$370,166	$818,494	$1,610,835
Weighted average interest rate	4.1%	4.3%	4.8%	4.7%	5.1%	5.6%	5.2%
Short-term investments	$485,914						$485,914
Debt and interest obligations:
Convertible senior notes payable (1)	1,216						1,216
Redeemable securities payable	5,002	$5,002	$5,002	$5,002	$5,002	$138,527	163,537

(1)
The convertible senior notes payable are shown with an expected maturity date in 2008 at December 31, 2007 because we called the convertible senior notes for redemption in the first quarter 2008.

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

        Loss Reserve Estimation.    Loss reserve estimates are inherently uncertain because the ultimate amount we pay for many of the claims we have incurred as of the balance sheet date will not be known for many years. The impact of loss reserve developments on the results of operations in each of the three years ended December 31, 2008 is discussed in the preceding "Loss Reserves" section. Also included is a discussion of the principal uncertainties considered, the actuarial estimation processes used, the role of management, recent trends and new information received as well as the impact of different medical inflation assumptions on workers' compensation loss reserves estimates.

        Deferred Income Taxes.    The temporary differences between the tax and book bases of assets and liabilities are recorded as deferred income taxes. At December 31, 2008 and 2007,

Zenith recorded net deferred tax assets of $70.5 million and $45.7 million, respectively, including deferred tax assets of $35.9 million and $41.5 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by taxes previously paid and by anticipated future taxable income, including investment income. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

        Investment Fair Value.    Our available-for-sale investment portfolio consists of fixed maturity and equity securities and short-term investments, and is recorded at fair value. Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. The fair value of fixed maturity and equity securities and short-term investments were primarily based on the following:

•
Unadjusted quoted prices that are readily and regularly available in an active market.
•
Market values obtained from independent pricing services that were evaluated using pricing models that vary by asset class and incorporate observable market inputs, including trade, bid and other market information and price quotes from well-established independent broker-dealers. The independent pricing services monitor market indicators, industry and economic events, and for broker-quoted only securities, obtain quotes from market makers or broker-dealers that they recognize to be market participants. Considerable judgment is required in making assumptions used in such models, including the selection of interest rates, default risk and recovery rates and volatility risk assumptions.
•
Our own assumptions regarding unobservable inputs because there is little, if any, market activity in certain assets or related observable inputs that can be corroborated at the measurement date.

See Notes 2 and 3 to the Consolidated Financial Statements for further information on fair value and our adoption of Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," as of January 1, 2008.

        Investment Write-Downs.    When, in the opinion of management, a decline in the fair value of an investment is considered to be other-than-temporary, such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. The determination of other-than-temporary includes a presumption that an unrealized loss of 20% or more continuously for six months or more is other-than-temporary, in addition to issuer- specific events, and a write-down is necessary. Notwithstanding this presumption, the determination of other-than-temporary impairment requires judgment about future prospects for an investment and is therefore a matter of inherent uncertainty. We describe investment write-downs in more detail in the preceding "Investments" section.

RECENTLY ISSUED ACCOUNTING PRONOUCEMENTS

        As of December 31, 2008, there are several recently issued accounting pronouncements that we either implemented during the year or will implement in future periods. None of these pronouncements had or is expected to have a material effect on our consolidated financial condition or results of operations. See Note 2 to the Consolidated Financial Statements for a more complete summary.

5-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

Zenith National Insurance Corp. and Subsidiaries

Years Ended December 31,	Note	2008	2007

(Dollars and shares in thousands, except per share data)
Revenues:
Net premiums earned	1	$607,327	$738,532
Net investment income		94,027	114,863
Net realized (losses) gains on investments		(18,507)	20,353

Total revenues		682,847	873,748

Results of operations by segment:
Net investment income		$94,027	$114,863
Net realized (losses) gains on investments		(18,507)	20,353

Income before tax from investments segment		75,520	135,216
Income (loss) before tax from:
Workers' compensation segment		84,658	243,832
Reinsurance segment	2	(192)	(3,661)
Parent	3,5	(12,790)	(12,506)

Income from continuing operations before tax and equity in earnings of investee		147,196	362,881
Income tax expense		51,896	128,981

Income from continuing operations after tax and before equity in earnings of investee		95,300	233,900
Equity in earnings of investee after tax

Income from continuing operations after tax		95,300	233,900
Gain on sale of discontinued operations after tax	4

Net income		$95,300	$233,900

Per common share — diluted:
Income from continuing operations after tax	5	$2.55	$6.27
Net income	5	2.55	6.27

Cash dividends declared per common share	6	2.40	2.84

Weighted average common shares outstanding — diluted	5	37,399	37,284

Financial condition:
Total assets		$2,520,783	$2,772,980
Investments		1,957,994	2,190,519
Unpaid losses and loss adjustment expenses		1,274,586	1,453,370
Convertible senior notes payable	5		1,135
Redeemable securities payable	7	58,357	58,350
Stockholders' equity		1,023,437	1,073,357
Stockholders' equity per share		27.42	28.93
Return on average equity		8.9%	22.9%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment		86.0%	67.0%
Reinsurance segment	2	NM	NM
Net premiums earned-to-surplus ratio		0.6	0.7
Losses and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		1.0	1.0

NM=	Not meaningful
(1)
Net premiums earned in 2004 are net of $98.7 million of workers' compensation ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement. This agreement was terminated effective December 31, 2004.
(2)	Includes catastrophe losses before tax of $3.0 million, $19.9 million, $69.2 million and $21.1 million in 2007, 2006, 2005 and 2004, respectively.
(3)	Includes interest expense before tax of $5.2 million, $5.2 million, $5.3 million, $8.8 million and $13.1 million in 2008, 2007, 2006, 2005 and 2004, respectively.
(4)
In 2002, we sold our home-building business and related real estate assets. In 2005 and 2004, we received payments of $1.9 million before tax ($1.3 million after tax) and $2.0 million before tax ($1.3 million after tax), respectively, of additional sales proceeds under the earn-out provision of the sale agreement. The last such payment under the earn-out provision was received in 2005.

Years Ended December 31,	2006	2005	2004

(Dollars and shares in thousands, except per share data)
Revenues:
Net premiums earned	$944,217	$1,178,700	$944,425
Net investment income	106,294	79,200	61,876
Net realized (losses) gains on investments	13,377	22,224	38,579

Total revenues	1,063,888	1,280,124	1,044,880

Results of operations by segment:
Net investment income	$106,294	$79,200	$61,876
Net realized (losses) gains on investments	13,377	22,224	38,579

Income before tax from investments segment	119,671	101,424	100,455
Income (loss) before tax from:
Workers' compensation segment	313,576	213,244	104,098
Reinsurance segment	(20,508)	(56,183)	(11,956)
Parent	(11,927)	(20,938)	(19,051)

Income from continuing operations before tax and equity in earnings of investee	400,812	237,547	173,546
Income tax expense	142,112	81,894	57,213

Income from continuing operations after tax and before equity in earnings of investee	258,700	155,653	116,333
Equity in earnings of investee after tax		794	1,381

Income from continuing operations after tax	258,700	156,447	117,714
Gain on sale of discontinued operations after tax		1,253	1,286

Net income	$258,700	$157,700	$119,000

Per common share — diluted:
Income from continuing operations after tax	$6.96	$4.29	$3.35
Net income	6.96	4.32	3.38

Cash dividends declared per common share	1.26	0.94	0.75

Weighted average common shares outstanding — diluted	37,174	37,052	36,696

Financial condition:
Total assets	$2,767,553	$2,717,456	$2,414,655
Investments	2,273,656	2,167,000	1,900,014
Unpaid losses and loss adjustment expenses	1,522,280	1,703,445	1,482,319
Convertible senior notes payable	1,129	1,124	121,548
Redeemable securities payable	58,342	58,833	58,825
Stockholders' equity	940,720	712,795	502,147
Stockholders' equity per share	25.41	19.14	17.28
Return on average equity	31.8%	26.3%	27.2%

Insurance statistics (GAAP):
Combined ratio:
Workers' compensation segment	66.3%	80.9%	88.5%
Reinsurance segment	264.4%	187.1%	128.2%
Net premiums earned-to-surplus ratio	1.0	1.6	1.5
Losses and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	1.4	2.0	1.9

(5)
On March 21, 2003, Zenith issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 30, 2023 ("Convertible Notes") and received net proceeds of approximately $120.0 million. Diluted per share amounts for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 reflect the impact of the additional shares issued or issuable in connection with the Convertible Notes. In 2005, $123.8 million of the Convertible Notes were converted into shares of our common stock. In connection with certain of these conversions we paid a cash incentive of $4.7 million in 2005 which was included in the parent expenses. The remaining $1.1 million of outstanding Convertible Notes were converted in March 2008.
(6)	Includes an extra dividend of $0.40 and $1.00 per common share declared and paid in December 2008 and 2007, respectively.
(7)
In 2006 and 2004, we paid $0.5 million to repurchase $0.5 million of aggregate principal amount and paid $7.6 million to repurchase $8.0 million of aggregate principal amount, respectively, of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all voting securities of which are owned by Zenith.

CONSOLIDATED BALANCE SHEETS

Zenith National Insurance Corp. and Subsidiaries

	December 31,
(Dollars and shares in thousands)	2008	2007

Assets:
Investments:
Fixed maturity securities:
At amortized cost (fair value $211,128 in 2008 and $244,537 in 2007)	$203,349	$240,950
At fair value (amortized cost $1,479,295 in 2008 and $1,365,127 in 2007)	1,406,891	1,366,298
Equity securities, at fair value (cost $52,888 in 2008 and $60,226 in 2007)	47,742	77,669
Short-term investments, at fair value (amortized cost $241,452 in 2008 and $485,914 in 2007)	241,715	485,914
Other investments	58,297	19,688

Total investments	1,957,994	2,190,519
Cash	10,478	6,933
Accrued investment income	23,147	21,415
Premiums receivable	9,576	17,627
Reinsurance recoverables	285,269	346,082
Deferred policy acquisition costs	7,274	9,538
Deferred tax asset	70,469	45,719
Income tax receivable	33,448	8,654
Goodwill	20,985	20,985
Other assets	102,143	105,508

Total assets	$2,520,783	$2,772,980

Liabilities:
Unpaid losses and loss adjustment expenses	$1,274,586	$1,453,370
Unearned premiums	45,226	61,950
Policyholders' dividends accrued	37,253	39,500
Convertible senior notes payable		1,135
Redeemable securities payable	58,357	58,350
Other liabilities	81,924	85,318

Total liabilities	1,497,346	1,699,623

Commitments and contingencies (see Note 10)
Stockholders' equity:
Preferred stock, $1 par value, 1,000 shares authorized; none issued or outstanding in 2008 and 2007
Common stock, $1 par value, 100,000 shares authorized; issued 45,019 in 2008 and 44,802 in 2007; outstanding 37,324 in 2008 and 37,107 in 2007	45,019	44,802
Additional paid-in capital	472,312	464,932
Retained earnings	722,996	718,175
Accumulated other comprehensive (loss) income	(50,238)	12,100
Treasury stock, at cost (7,695 shares in 2008 and 2007)	(166,652)	(166,652)

Total stockholders' equity	1,023,437	1,073,357

Total liabilities and stockholders' equity	$2,520,783	$2,772,980

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Zenith National Insurance Corp. and Subsidiaries

	Year Ended December 31,
(Dollars in thousands, except per share data)	2008	2007	2006

Revenues:
Net premiums earned	$607,327	$738,532	$944,217
Net investment income	94,027	114,863	106,294
Net realized (losses) gains on investments	(18,507)	20,353	13,377

Total revenues	682,847	873,748	1,063,888

Expenses:
Losses and loss adjustment expenses incurred	279,908	252,844	322,784
Underwriting and other operating expenses:
Policy acquisition costs	111,106	123,092	147,153
Underwriting and other costs	127,353	130,776	136,464
Policyholders' dividends	12,130	(1,090)	51,400
Interest expense	5,154	5,245	5,275

Total expenses	535,651	510,867	663,076

Income before tax	147,196	362,881	400,812
Income tax expense	51,896	128,981	142,112

Net income	$95,300	$233,900	$258,700

Net income per common share:
Basic	$2.56	$6.31	$7.00
Diluted	2.55	6.27	6.96

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Zenith National Insurance Corp. and Subsidiaries

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Cash flows from operating activities:
Premiums collected	$615,993	$756,123	$973,416
Investment income received	84,283	91,993	73,818
Losses and loss adjustment expenses paid	(398,162)	(435,409)	(478,607)
Underwriting and other operating expenses paid	(255,804)	(279,415)	(340,399)
Interest paid	(5,127)	(5,194)	(5,234)
Income taxes paid	(66,729)	(138,282)	(124,004)

Net cash (used in) provided by operating activities	(25,546)	(10,184)	98,990

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity		(48,602)	(99,760)
Fixed maturity securities available-for-sale	(982,269)	(493,906)	(786,166)
Equity securities available-for-sale	(114,505)	(96,304)	(51,364)
Other investments	(38,090)	(14,069)	(2,823)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	26,000	23,852	20,365
Fixed maturity securities available-for-sale	95,386	131,969	69,289
Other investments	1,528	3,885	5,343
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	768,957	276,103	469,474
Equity securities available-for-sale	116,270	122,730	59,955
Net decrease in short-term investments	252,842	217,275	265,764
Capital expenditures and other	(7,043)	(12,929)	(5,985)

Net cash provided by (used in) investing activities	119,076	110,004	(55,908)

Cash flows from financing activities:
Cash dividends paid to common stockholders	(90,361)	(100,734)	(43,241)
Excess tax benefit on stock-based compensation	376	341	273
Proceeds from exercise of stock options		196	227
Repurchase of redeemable securities			(500)

Net cash used in financing activities	(89,985)	(100,197)	(43,241)

Net increase (decrease) in cash	3,545	(377)	(159)
Cash at beginning of year	6,933	7,310	7,469

Cash at end of year	$10,478	$6,933	$7,310

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)

Zenith National Insurance Corp. and Subsidiaries

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Reconciliation of net income to net cash (used in) provided by operating activities:
Net income	$95,300	$233,900	$258,700
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	8,376	9,451	10,152
Net accretion	(6,634)	(20,912)	(28,762)
Net realized losses (gains) on investments	18,507	(20,353)	(13,377)
(Increase) decrease in:
Accrued investment income	(1,706)	(1,989)	(3,748)
Premiums receivable	6,755	15,310	31,205
Reinsurance recoverables	60,795	(110,394)	23,329
Prepaid expenses	(1,894)	(1,827)	(13,898)
Deferred policy acquisition costs	2,264	3,079	4,057
Net income taxes receivable	(16,034)	(9,301)	18,108
(Decrease) increase in:
Unpaid losses and loss adjustment expenses	(178,784)	(68,910)	(181,165)
Unearned premiums	(16,724)	(21,042)	(40,481)
Policyholders' dividends accrued	(2,247)	(17,572)	26,496
Accrued expenses	(2,276)	(12,827)	4,397
Other	8,756	13,203	3,977

Net cash (used in) provided by operating activities	$(25,546)	$(10,184)	$98,990

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Zenith National Insurance Corp. and Subsidiaries

	Year Ended December 31,
(Dollars in thousands, except per share data)	2008	2007	2006

Preferred stock, $1 par value:
Beginning of year	none	none	none

End of year	none	none	none

Common stock, $1 par value:
Beginning of year	$44,802	$44,722	$44,944
Restricted stock vested	148	71	87
Conversion of Convertible Notes	69
Exercise of stock options		9	11
Restricted stock awards not yet vested			(320)

End of year	$45,019	$44,802	$44,722

Additional paid-in capital:
Beginning of year	$464,932	$459,103	$454,281
Recognition of stock-based compensation expense	5,995	5,223	4,269
Conversion of Convertible Notes	1,223
Exercise of stock options		187	216
Excess tax benefit on stock-based compensation	162	419	337

End of year	$472,312	$464,932	$459,103

Retained earnings:
Beginning of year	$718,175	$590,715	$379,031
Net income	95,300	233,900	258,700
Cash dividends declared to common stockholders	(90,479)	(106,440)	(47,016)

End of year	$722,996	$718,175	$590,715

Accumulated other comprehensive income (loss):
Beginning of year	$12,100	$12,832	$1,191
Net change in unrealized gains on investments, net of deferred tax and reclassification adjustment	(62,338)	(732)	11,641

End of year	$(50,238)	$12,100	$12,832

Treasury stock, at cost	$(166,652)	$(166,652)	$(166,652)

Total stockholders' equity	$1,023,437	$1,073,357	$940,720

Cash dividends declared per common share	$2.40	$2.84	$1.26

Stockholders' equity per outstanding common share	$27.42	$28.93	$25.41

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Zenith National Insurance Corp. and Subsidiaries

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net income	$95,300	$233,900	$258,700
Other comprehensive (loss) income, net of tax:
Net change in unrealized gains on investments, net of tax	(62,338)	(732)	11,641

Comprehensive income	$32,962	$233,168	$270,341

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

        Organization and operations.    Zenith National is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the workers' compensation insurance business, nationally. In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts with all contracts fully expired at the end of 2006; however, we will be paying our assumed reinsurance claims for several years. The results of the reinsurance segment, principally consisting of any changes to loss reserve estimates and resulting adjustments to contractual premium, will continue to be included in the results of continuing operations. In addition to the workers' compensation and assumed reinsurance segments, we have an investments segment (see Note 15).

        Use of Estimates.    GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

NOTE 2

SUMMARY OF ACCOUNTING POLICIES

INVESTMENTS

        Our investments in debt and equity securities and short-term investments are classified into the following three categories: 1) held-to-maturity—those securities which by their terms must be redeemed by the issuing company and that we have the positive intent and ability to hold to maturity are reported at amortized cost; 2) trading—those securities that are held principally for the purpose of selling in the near term are reported at fair value with unrealized gains and losses included in earnings; and 3) available-for-sale—those securities not classified as either held-to-maturity or trading are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of deferred tax. There were no investments classified as trading at December 31, 2008 or 2007. The majority of held-to-maturity investments are mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"), which carry the full faith and credit guaranty of the U.S. Government, and we receive periodic returns of principal on these securities in addition to interest income.

        Other investments are comprised of investments in limited partnerships and limited liability companies ("LLC"). If our share of a partnership's capital or LLC is greater than 5%, we account for the investment on the equity method, and the carrying value of our investment is adjusted to reflect our share of the underlying equity of the partnership or LLC. If our share of a partnership's capital or LLC is no more than 5%, we account for the investment at cost, which we believe is a reasonable estimate of fair value.

        When, in the opinion of management, a decline in the fair value of an investment is considered to be "other-than-temporary," such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. We continuously assess the prospects for individual securities as part of our portfolio management, including the identification of other-than-temporary decline in fair values. We have established a presumption that an unrealized loss of 20% or more continuously for six months or more is other-than-temporary, in addition to issuer-specific events. We have consistently applied this presumption for seventeen years. The amount of any write-down is determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified.

        Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold which is determined by the "identified cost" method.

CASH

        Cash includes currency on hand and demand deposits with financial institutions.

RECOGNITION OF PROPERTY-CASUALTY REVENUE AND EXPENSE

        Revenue Recognition.    The consideration paid for an insurance policy is generally known as a "premium." Premiums billed to and paid by our policyholders are the revenues attributable to our workers' compensation segment. Premiums are billed and collected according to policy terms, predominantly in the form of installments during the policy period. Premiums are earned pro-rata over the terms of the policies. Billed premiums applicable to the unexpired terms of policies in-force are recorded in the accompanying consolidated balance sheets as a liability for unearned premiums. Premiums exclude policyholder surcharges primarily attributable to California business, which generally represent state insolvency fund assessments. These insolvency fund assessments are generally paid in advance to the various state agencies and subsequently collected from policyholders in the form of a surcharge, and do not affect our results of operations.

        Workers' Compensation Premiums.    Workers' compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience-based modification factor and a debit or credit applied by our underwriters based upon individual risk characteristics. An audit of the policyholders' records is conducted after policy expiration to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. We can estimate earned but unbilled premiums because we keep track, by policy, of how much additional premium is billed in final audit invoices as a percentage of the original estimated amount that was billed. We use the historical percentage to estimate the probable additional amount that we have earned but not yet billed as of the balance sheet date. Estimated earned but not billed premiums included in premiums receivable were $2.2 million and $5.1 million at December 31, 2008 and 2007, respectively.

        Any amounts receivable for billed premiums are charged-off if they are submitted to our in-house legal collections department. An estimate of amounts that are likely to be charged-off is established as an allowance for doubtful accounts as of the balance sheet date. The estimate is comprised of any specific accounts that are past due and are considered probable to be charged-off and a provision against remaining accounts receivable based on historical charge-off data. Premium receivables are reported net of an allowance for estimated uncollectible premium amounts which were $550,000 and $150,000 at December 31, 2008 and 2007, respectively.

        We have written a relatively small number of workers' compensation policies that are retrospectively rated. Under this type of policy, subsequent to policy expiration, the policyholder may be entitled to a refund or may owe additional premium based on the amount of losses sustained under the policy. These retrospective premium adjustments are limited in the amount by which they increase or decrease the standard amount of premium applicable to the policy. We can estimate these retrospective premium adjustments because we know the underlying loss experience of the policies involved. The estimated liability for return of premiums under retrospectively rated workers' compensation policies included in unearned premiums was $4.1 million and $6.1 million at December 31, 2008 and 2007, respectively.

        Assumed Reinsurance Premiums.    Reinsurance contracts covering catastrophe losses were customarily written to provide reinsurance for losses associated with one catastrophic event with a provision to reinstate the contract for the unexpired term of the original contract. An additional premium, called a reinstatement premium, was due in consideration of the reinstatement which gets adjusted and earned as losses develop over time.

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

        Unpaid Losses and Loss Adjustment Expenses.    The liabilities for unpaid losses and loss adjustment expenses ("loss reserves") in the accompanying consolidated balance sheets are estimates of the unpaid amounts that we expect to pay for the ultimate cost of reported and unreported claims as of the balance sheet date. Loss reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of ultimate liability. We perform a comprehensive review of our loss reserves at the end of every quarter, and we employ a combination of actuarial techniques and methods and management judgment to establish the most reasonable estimate of loss reserves based on the most recent relevant data. Any resulting adjustments to loss reserves are reflected in our Consolidated Statements of Operations in the period in which the change is made.

        When losses are reported to us, we establish individual estimates of the ultimate cost of the claims, known as "case reserves." These case reserves are continually monitored and revised in response to new information and for amounts paid. Our actuaries use this information about reported claims in some of their estimation techniques. In estimating our total loss reserves, we make provision for two types of loss development. At the end of any calendar period, there are a number of claims that have not yet been reported but will arise out of accidents that have already occurred. These are referred to in the insurance industry as incurred but not reported ("IBNR") claims and our loss reserves contain an estimate for IBNR claims. In addition to this provision for late reported claims, we also have to estimate, and make provision for, the extent to which the case reserves on known claims may also develop. These types of reserves are referred to in the insurance industry as "bulk" reserves. Our loss reserves make provision for both IBNR and bulk reserves in total, but not separately.

        The principal uncertainties in our workers' compensation loss reserve estimates include the ultimate number of expensive cases and the length of time required to settle long-term expensive cases, combined with the effects of medical inflation. Expensive claims are those involving permanent disability of an injured worker and are paid over several years. The ultimate costs of expensive claims are difficult to estimate because of such factors as the on-going and possibly increasing need for medical care, length of disability, life expectancy and benefits for dependents. Historically in California, the expensive claims have constituted about 20% of the number of claims and 90% of the cost of all claims.

        We believe our loss reserve estimates are adequate. However, the ultimate losses will not be known with any certainty for several years. We assume that medical inflation trends will continue and will impact our long-term claim costs and loss reserves. The extent to which this may be affected by changes in the number of California permanent partial disability (expensive) claims is uncertain. Additionally, the impact, if any, of the current recession on our claim costs is not yet known. We will continue to evaluate our best estimate of loss reserves every quarter to reflect the most current data and judgments.

        Catastrophes.    In our reinsurance segment, which we exited in 2005, we were exposed to the risk of significant loss in the event of major loss events, known in the insurance industry as catastrophes. Estimates of the impact of the prior catastrophes, including the 2005 hurricanes, are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

        Deferred Policy Acquisition Costs.    Policy acquisition costs, consisting of agent commissions, premium taxes and certain other underwriting costs that vary with, and are primarily related to, the production of new or renewal business are deferred and amortized as the related premiums are earned.

        A premium deficiency is recognized if the sum of expected claims costs, claims adjustment expenses, expected dividends to policyholders, unamortized acquisition costs and policy maintenance costs exceeds the related unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. We do not consider anticipated investment income when determining if a premium deficiency exists. Our estimates indicate that there was no premium deficiency at December 31, 2008 and 2007.

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

        In addition, Florida statutes require payment of additional policyholders' dividends to Florida policyholders pursuant to a formula based on underwriting results ("Florida Dividends"). As of December 31, 2008 and 2007, we accrued approximately $20 million for Florida Dividends payable for prior accident years. We reduced our estimate for Florida Dividends at December 31, 2008 from the estimate made at September 30, 2008 to reflect the impact of the fourth quarter 2008 Florida Supreme Court decision expected to increase claimant attorney fees. During 2007, we reduced our accrual for estimated Florida Dividends by $15.1 million to reflect the impact of changes in our direct loss reserves. Our ultimate obligation for Florida Dividends is dependent on our filings with the Florida Department of Insurance and on our prescribed loss reserves included in our annual statutory financial statements.

        State Guarantee Fund Assessments.    State guarantee funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The

Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of the insolvent company's liabilities to policyholders. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. We write workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and have received, and expect to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums we have already earned as of December 31, 2008.

        We recorded an estimate of $6.6 million (net of expected recoveries of $1.3 million recoverable before the end of 2009) for our expected liability at December 31, 2008 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned as of December 31, 2008. The estimated expense for Guarantee Fund assessments was $142,000, $33,000 and $2.0 million in 2008, 2007 and 2006, respectively. We expect that we will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which we are entitled.

REINSURANCE CEDED

        In the ordinary course of business and in accordance with general insurance industry practices, we purchase excess of loss reinsurance to protect us against the impact of large, irregularly occurring losses in the workers' compensation segment. Such reinsurance reduces the magnitude of such losses on net income and the capital of Zenith Insurance. Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance agreement. We monitor the financial condition of our reinsurers and do not believe that we are currently exposed to any material credit risk through our ceded reinsurance arrangements because most of our reinsurance is recoverable from large, well-capitalized reinsurance companies.

        Premiums earned and losses and loss adjustment expenses incurred are stated in the accompanying Consolidated Statements of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for IBNR losses, are reported as assets and are included in reinsurance recoverables even though amounts due on unpaid losses and loss adjustment expenses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid losses and loss adjustment expenses amounted to $279.4 million and $336.6 million at December 31, 2008 and 2007, respectively.

        In 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP") related to RISCORP's workers' compensation business. Also, in 1998, we entered into an aggregate excess of loss reinsurance agreement which provides ceded reinsurance for unpaid losses assumed by Zenith Insurance from RISCORP up to $50.0 million in excess of $182.0 million. Receivable from reinsurers on unpaid losses and loss adjustment expenses at December 31, 2008 and 2007 includes $13.0 million and

$14.2 million, respectively, recoverable under such reinsurance and is secured by assets held in a trust account. The deferred benefit associated with such reinsurance was $4.5 million and $5.2 million at December 31, 2008 and 2007, respectively.

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

INTANGIBLE ASSETS

        At December 31, 2008 and 2007, goodwill from acquisitions was $21.0 million, of which $19.0 million is included in assets of the workers' compensation segment with the remaining $2.0 million included in parent assets. Other than goodwill, we had no intangible assets at December 31, 2008 or 2007. Goodwill is tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We tested goodwill impairment at the reporting unit level by comparing the fair value of the reporting unit with its carrying amount, including goodwill. The fair value, estimated based on Zenith National's common stock price and present value techniques, of the reporting unit exceeded its carrying amount as of December 31, 2008, therefore, goodwill of the reporting unit is not considered impaired.

RESTRICTED STOCK

        Under a restricted stock plan approved by our stockholders ("Restricted Stock Plan"), non-employee Directors and key employees are awarded shares of Zenith National's common stock with restricted ownership rights. Of the shares of stock granted to key employees, 50% vest on the second anniversary of the grant date and the remaining 50% vest on the fourth anniversary of the grant date. Shares granted to non-employee Directors vest on each of the first three anniversaries of the grant date in equal amounts. The fair value of restricted stock awards is measured using the closing price of Zenith National's common stock on the grant date and is recognized as an expense, net of estimated forfeitures, over the vesting period of the awards. The tax savings resulting from tax deductions in excess of compensation expense ("excess tax benefits") is reflected as a cash inflow from financing activities in our statement of cash flows.

FOREIGN CURRENCY TRANSLATION

        The fair value of any foreign investments in our investment portfolio includes a component to reflect the fair value in United States dollars.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquiring company recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed and any noncontrolling interest in the acquired company. It also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. We do not expect its adoption to have a material impact, if any, on our consolidated financial condition or results of operations.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in

Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. It also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We currently do not expect its adoption to have a material impact, if any, on our consolidated financial condition or results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect its adoption to have any impact on our disclosures since we do not engage in derivative or hedging activities.

        In June 2008, the FASB issued FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting. Such participating securities must be included in the computation of earnings per share under the two-class method as described in SFAS No. 128, "Earnings per Share." FSP EITF 03-6-01 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and requires a company to retrospectively adjust its earnings per share data. Early adoption is not permitted. We do not expect its adoption to have a material effect on our consolidated results of operations or earnings per share.

        We also adopted the following accounting standards in 2007 and 2008, none of which had a material effect on our consolidated financial condition or results of operations:

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
•
SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments;"
•
FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109;"
•
FASB EITF 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards;"
•
SFAS No. 157, "Fair Value Measurements" ("SFAS 157");
•
SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities;"
•
FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active;" and
•
FSP EITF 99-20-1, "Amendment to the Impairment Guidance of EITF Issue No. 99-20."

NOTE 3

FAIR VALUE MEASUREMENTS

        Our available-for-sale investment portfolio consists of fixed maturity and equity securities and short-term investments, and is recorded at fair value in the accompanying Consolidated Balance Sheets in accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The change in the fair value of these investments is recorded as a component of other comprehensive income.

        Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. In determining fair value, we primarily use prices and other relevant information generated by market transactions involving identical or comparable assets ("market approach").

        SFAS 157 established a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity ("observable inputs") and the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances ("unobservable inputs"). The hierarchy level assigned to each security in our available-for-sale portfolio is based on our assessment of the transparency and reliability of the inputs used in the valuation of each instrument at the measurement date. The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three hierarchy levels are defined as follows:

  Level 1—Valuations based on unadjusted quoted market prices in active markets for identical securities. The fair value of fixed maturity and equity securities and short-term investments included in the Level 1 category were based on quoted prices that are readily and regularly available in an active market. The Level 1 category includes publicly traded equity securities; highly liquid U.S. Government short-term notes and treasury bills, mortgage-backed securities issued by the Government National Mortgage Association; highly liquid cash management funds; and short-term certificates of deposit.

  Level 2—Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. The fair value of fixed maturity and equity securities included in the Level 2 category were based on market values obtained from independent pricing services that were evaluated using pricing models that vary by asset class and incorporate available trade, bid and other market information and price quotes from well-established independent broker-dealers. The independent pricing services monitor market indicators, industry and economic events, and for broker-quoted only securities, obtain quotes from market makers or broker-dealers that they recognize to be market participants. The Level 2 category includes corporate bonds, foreign government bonds, municipal bonds, short-term commercial paper, redeemable preferred stocks and certain publicly traded common stocks with no trades on the measurement date.

  Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The fair value of certain privately held or thinly traded securities is determined using internal analytical methods based on the best information available. The estimated fair value of Level 3 equity securities consists primarily of the following: 1) The net asset value of a company based in the United Kingdom with a significant portion of the net asset value of this equity investment, excluding cash balances, comprised principally of real estate holdings supported by independent appraisals. The estimated fair value for this investment also includes foreign currency fluctuations. 2) A fixed maturity security we invested in during 2008 representing our participation in a commercial senior secured term loan. The fair value of this fixed maturity security was based on estimated future cash flows.

        The following table presents our available-for-sale investments measured at fair value on a recurring basis as of December 31, 2008 classified by the SFAS 157 valuation hierarchy (as discussed above):

	Fair Value Measurements
(Dollars in thousands)	Level 1	Level 2	Level 3	Total

Available-for-sale investments:
Fixed maturity securities	$19,594	$1,377,866	$9,431	$1,406,891
Equity securities	19,394		28,348	47,742
Short-term investments	145,883	95,832		241,715

Total	$184,871	$1,473,698	$37,779	$1,696,348

        The following table presents changes in Level 3 equity and fixed maturity securities measured at fair value on a recurring basis for the year ended December 31, 2008.

(Dollars in thousands)	Fixed Maturity Securities	Equity Securities

Balance at December 31, 2007		$38,350
Purchases	$9,404
Accretion of discount included in investment income	27
Change in unrealized gains included in other comprehensive income (1)		(10,002)

Balance at December 31, 2008	$9,431	$28,348

(1)
Changes in unrealized gains represent foreign currency fluctuation.

NOTE 4

INVESTMENTS

        The amortized cost, fair value and carrying value of held-to-maturity and available-for-sale investments were as follows:

		Gross Unrealized
December 31, 2008 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Mortgage-backed securities	$175,737	$7,285		$183,022	$175,737
State and local government debt	22,612	521	$(43)	23,090	22,612
Foreign government debt	5,000	16		5,016	5,000

Total held-to-maturity	$203,349	$7,822	$(43)	$211,128	$203,349

Available-for-sale:
U.S. government debt	$4,054	$36		$4,090	$4,090
State and local government debt	175,516	3,450	$(3,214)	175,752	175,752
Corporate debt	1,280,354	18,058	(90,480)	1,207,932	1,207,932
Mortgage-backed securities	14,866	638		15,504	15,504
Redeemable preferred stocks	4,505		(892)	3,613	3,613
Equity securities	52,888	1,680	(6,826)	47,742	47,742
Short-term investments	241,452	273	(10)	241,715	241,715

Total available-for-sale	$1,773,635	$24,135	$(101,422)	$1,696,348	$1,696,348

		Gross Unrealized
December 31, 2007 (Dollars in thousands)	Cost or Amortized Cost			Fair Value	Carrying Value
		Gains	(Losses)

Held-to-maturity:
Corporate debt	$11,465	$314		$11,779	$11,465
Mortgage-backed securities	201,518	3,691	$(123)	205,086	201,518
State and local government debt	22,967		(342)	22,625	22,967
Foreign government debt	5,000	47		5,047	5,000

Total held-to-maturity	$240,950	$4,052	$(465)	$244,537	$240,950

Available-for-sale:
U.S. government debt	$80,063	$687		$80,750	$80,750
State and local government debt	122,724	1,111	$(145)	123,690	123,690
Corporate debt	1,139,783	13,714	(13,851)	1,139,646	1,139,646
Mortgage-backed securities	16,957	309		17,266	17,266
Redeemable preferred stocks	5,600		(654)	4,946	4,946
Equity securities	60,226	21,526	(4,083)	77,669	77,669
Short-term investments	485,914			485,914	485,914

Total available-for-sale	$1,911,267	$37,347	$(18,733)	$1,929,881	$1,929,881

        Fixed maturity securities, including short-term investments, by contractual maturity were as follows at December 31, 2008:

(Dollars in thousands)	Amortized Cost	Fair Value

Held-to-maturity:
Due in 1 year or less	$5,000	$5,016
Due after 1 year through 5 years	172,732	179,760
Due after 5 years through 10 years	25,617	26,352

Total held-to-maturity	$203,349	$211,128

Available-for-sale:
Due in 1 year or less	$319,107	$320,252
Due after 1 year through 5 years	745,292	725,481
Due after 5 years through 10 years	520,975	480,479
Due after 10 years	135,373	122,394

Total available-for-sale	$1,720,747	$1,648,606

        Mortgage-backed securities are shown as being due at their average expected maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Fixed maturity securities classified as held-to-maturity with unrealized losses were as follows:

December 31, 2008 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
State and local government debt	$3,227	$(43)	1

December 31, 2007 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
State and local government debt	$3,248	$(11)	1
Mortgage-backed securities	16,082	(123)	6

Total less than 12 months	$19,330	$(134)	7

Greater than 12 months:
State and local government debt	$19,377	$(331)	6

Total greater than 12 months	$19,377	$(331)	6

Total held-to-maturity:
State and local government debt	$22,625	$(342)	7
Mortgage-backed securities	16,082	(123)	6

Total held-to-maturity	$38,707	$(465)	13

        Securities classified as available-for-sale with unrealized losses were as follows:

December 31, 2008 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Corporate debt	$640,894	$(57,606)	120
Equity securities	16,163	(6,826)	9
State and local government debt	67,330	(3,214)	18
Redeemable preferred stocks	2,956	(644)	1
Short-term investments	112,435	(10)	1

Total less than 12 months	$839,778	$(68,300)	149

Greater than 12 months:
Corporate debt	$107,060	$(32,874)	13
Redeemable preferred stocks	657	(248)	1

Total greater than 12 months	$107,717	$(33,122)	14

Total available-for-sale:
Corporate debt	$747,954	$(90,480)	133
Equity securities	16,163	(6,826)	9
State and local government debt	67,330	(3,214)	18
Redeemable preferred stocks	3,613	(892)	2
Short-term investments	112,435	(10)	1

Total available-for-sale	$947,495	$(101,422)	163

December 31, 2007 (Dollars in thousands)	Fair Value	Unrealized Losses	Number of Issues

Less than 12 months:
Corporate debt	$298,926	$(8,022)	53
Equity securities	11,711	(798)	7
Redeemable preferred stocks	4,946	(654)	2
State and local government debt	28,359	(102)	13

Total less than 12 months	$343,942	$(9,576)	75

Greater than 12 months:
Corporate debt	$72,804	$(5,829)	9
Equity securities	10,728	(3,285)	1
State and local government debt	6,421	(43)	2

Total greater than 12 months	$89,953	$(9,157)	12

Total available-for-sale:
Corporate debt	$371,730	$(13,851)	62
Equity securities	22,439	(4,083)	8
Redeemable preferred stocks	4,946	(654)	2
State and local government debt	34,780	(145)	15

Total available-for-sale	$433,895	$(18,733)	87

        Investments that we currently own could be subject to default by the issuer or could suffer declines in fair value that become other-than-temporary. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible.

        Our other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the seniority and duration of the securities, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. During 2008, we initially recognized $13.2 million and $10.6 million of impairment losses on certain fixed maturity and equity securities, respectively, due to the amount and duration of the decline in fair value on those securities, as well as issuer-specific credit and equity events, consistent with our criteria for recognizing other-than-temporary declines in fair values. All of the initially impaired securities were sold in the fourth quarter 2008, and there were no impairment write-downs on securities we owned as of December 31, 2008. We believe that our unrealized losses at December 31, 2008 are temporary, and we base this conclusion on our current understanding of the issuers of these securities, as described above, and because we also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity.

        The unprecedented events in the capital and credit markets have resulted in extreme volatility and disruption to the financial markets. Several factors are contributing to the decrease in fair values of our investment portfolio as of December 31, 2008 including the tightening/freezing of credit markets, significant failures of large financial institutions, uncertainty regarding the effectiveness of governmental solutions, as well as the current recession. Unrealized losses on fixed maturity securities at December 31, 2008 are principally attributable to widening credit spreads between U.S. Government and investment grade corporate securities. It is possible that we could recognize impairment losses on some securities we own at December 31, 2008 if future events, information and the passage of time cause us to determine that a decline in value is other-than-temporary. If there is no change in the value of certain securities by March 31, 2009, impairment changes of approximately $17.0 million will be required based on December 31, 2008 valuations.

        At December 31, 2008 and 2007, approximately 90% of the investments in fixed maturity securities and short-term investments were classified as available-for-sale securities. The change in fair value of investments classified as available-for-sale resulted in a decrease in stockholders' equity of $62.3 million after deferred tax for the year ended December 31, 2008 compared to a decrease of $0.7 million after deferred tax for the comparable period in 2007. Our internal investments department manages our investment portfolio and we do not rely on external portfolio managers. We review the appropriateness and consistency of the fair values, which are affected primarily by changes in interest rates, as well as changes in the credit quality and liquidity of the companies in which we have invested or changes in general economic and market conditions.

        Net realized investment (losses) gains and the change in unrealized investment (losses) gains before tax on our consolidated investment portfolio were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net realized (losses) gains:
Fixed maturity securities	$(13,614)	$667	$(975)
Equity securities	(5,571)	17,642	9,532
Partnerships and joint ventures	672	1,922	2,744
WorldCom settlement			2,076
Other	6	122

Net realized (losses) gains	$(18,507)	$20,353	$13,377

Change in fair value (under) over cost:
Equity securities	$(22,589)	$(11,861)	$24,048
Fixed maturity securities, including short-term investments	(69,120)	14,964	(6,485)

        The gross realized gains on sales of investments classified as available-for-sale, including short-term investments, during 2008, 2007, and 2006 were $26.2 million, $24.9 million and $12.3 million, respectively, and the gross realized losses were $21.6 million, $6.5 million and $3.7 million, respectively. During 2008, we initially recognized $23.8 million of impairment losses on certain securities, all of which were sold in the fourth quarter 2008. There were no impairment write-downs on securities we owned at December 31, 2008 and there were no impairment write-downs in 2007 and 2006.

        Net investment income before tax was as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Fixed maturity securities	$85,824	$82,417	$71,891
Short-term investments	8,870	29,716	37,246
Equity securities	2,928	8,045	1,659
Other	3,189	508	978

Subtotal	100,811	120,686	111,774
Investment expenses	(6,784)	(5,823)	(5,480)

Net investment income	$94,027	$114,863	$106,294

        Net investment income from equity securities in the years ended December 31, 2008 and 2007 include a $1.1 million and $7.3 million, respectively, cash dividend on a common stock investment.

        Investments with a fair value of $1.3 billion and $1.5 billion at December 31, 2008 and 2007, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

NOTE 5

PROPERTIES AND EQUIPMENT

        Properties and equipment, included in other assets, consist of the following:

December 31, (Dollars in thousands)	2008	2007

Land	$9,650	$9,650
Buildings	36,607	36,018
Furniture, fixtures and equipment	85,097	81,281

Subtotal	131,354	126,949
Accumulated depreciation	(74,734)	(69,097)

Total	$56,620	$57,852

        Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $8.4 million, $9.4 million and $10.2 million, respectively.

NOTE 6

INCOME TAX

        Zenith files a consolidated federal income tax return. The insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

        The components of the provision for tax on income were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Current	$42,921	$119,552	$135,460
Deferred	8,975	9,429	6,652

Income tax expense	$51,896	$128,981	$142,112

        The difference between the statutory income tax rate of 35% and our effective tax rate on income, as reflected in the Consolidated Statements of Operations, was as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Statutory income tax expense	$51,519	$127,008	$140,284
(Reduction) increase in tax:
Dividend received deduction and tax-exempt interest	(2,470)	(1,828)	(1,839)
Non-deductible expenses and other	2,847	3,801	3,667

Income tax expense	$51,896	$128,981	$142,112

        Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

December 31,	2008		2007

	Deferred Tax		Deferred Tax

(Dollars in thousands)	Assets	Liabilities	Assets	Liabilities

Investments	$16,718			$14,330
Deferred policy acquisition costs		$2,546		3,338
Properties and equipment		4,673		4,695
Unpaid losses and loss adjustment expenses discount	35,894		$41,469
Limitation on deduction for unearned premiums	4,820		5,639
Policyholders' dividends accrued	13,039		13,825
Other	7,851	634	8,322	1,173

	78,322	$7,853	69,255	$23,536

Net deferred tax asset	$70,469		$45,719

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

        At December 31, 2008, we had no material unrecognized tax benefits. We recognize any interest and penalties related to uncertain tax positions in income tax expense, however, there were none for the year ended December 31, 2008.

        Tax years 2004 through 2008 are subject to examination by the state taxing authorities. Tax years 2005 and 2006 are currently being examined by the Internal Revenue Service ("IRS"). It is possible that the IRS audit may result in additional payments, however, it is too early in the process to make an estimate of the amount, if any.

NOTE 7

UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

        The following table represents a reconciliation of changes in the liability for unpaid losses and loss adjustment expenses:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Beginning of year, net	$1,126,808	$1,301,076	$1,459,797
Incurred claims:
Current accident year	358,016	362,645	464,106
Prior accident years	(78,108)	(109,801)	(141,322)

Total incurred claims	279,908	252,844	322,784

Payments:
Current accident year	(102,283)	(116,642)	(131,595)
Prior accident years	(298,843)	(310,470)	(349,910)

Total payments	(401,126)	(427,112)	(481,505)

End of year, net	1,005,590	1,126,808	1,301,076
Receivable from reinsurers for unpaid losses	268,996	326,562	221,204

End of year, gross	$1,274,586	$1,453,370	$1,522,280

        The net favorable development of $78.1 million in 2008 is principally related to a reduction in estimated workers' compensation losses for the 1999 through 2005 accident years, partially offset by increases for the 2006 and 2007 accident years.

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

NOTE 8

DEBT

        Convertible Senior Notes.    On March 21, 2003, we issued $125.0 million aggregate principal amount of 5.75% Convertible Senior Notes due March 2023 ("Convertible Notes") in a private placement, from which we received net proceeds of $120.0 million. In March 2008, the remaining $1.1 million aggregate principal amount of our Convertible Notes was converted, in a non-monetary transaction, into 68,986 shares of our common stock.

        Redeemable securities.    At December 31, 2008 and 2007, Zenith National Insurance Capital Trust I, a Delaware statutory business trust ("Trust"), all of the voting securities of which are owned by Zenith National, had $58.5 million outstanding of the $75.0 million Redeemable Securities originally issued. The Redeemable Securities pay semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security. The fair value of the Redeemable Securities was $47.7 million and $55.9 million at December 31, 2008 and 2007, respectively.

        The Trust had invested $77.3 million in Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 ("Subordinated Debentures") at December 31, 2008 and 2007, which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at 100% of the principal amount of the Subordinated Debentures plus a "make-whole premium," if any, together with accrued and unpaid interest. The make-whole premium is the excess of the then present value of the remaining scheduled payments of principal and interest over 100% of the principal amount. Payments on the Redeemable Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National fully and unconditionally guarantees the distributions on, and the liquidation amount generally of, the Redeemable Securities to the extent the Trust has funds legally available therefor. Zenith National's guarantee of the Redeemable Securities, as well as the Subordinated Debentures, is subordinated to all other indebtedness of Zenith National.

        The issue costs and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During each of the years ended December 31, 2008, 2007, and 2006, $5.0 million, $5.0 million, and $5.1 million, respectively, of interest, issue costs and discount were expensed.

        In the first quarter of 2006, Zenith National paid $0.5 million to repurchase $0.5 million aggregate principal amount of the outstanding Redeemable Securities.

        Bank Line of Credit.    At December 31, 2008, we had a $30.0 million revolving credit agreement with Bank of America, N. A. expiring February 16, 2010. Interest is payable on any outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on our credit rating. This credit agreement contains covenants that require, among other things, that we maintain certain financial ratios, including a minimum amount of capital in our insurance subsidiaries, a maximum debt-to-total capitalization ratio, and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2008. There were no outstanding borrowings under the bank line of credit in 2008 and 2007. We currently do not anticipate any need to draw on the line of credit because our current liquidity is sufficient for any foreseeable requirements.

NOTE 9

REINSURANCE CEDED

        We maintain excess of loss and catastrophe reinsurance which provides protection up to $150 million for workers' compensation losses and up to $200 million for catastrophe losses arising out of California earthquakes. We retain the first $5 million of each loss. In the layer of $5 million in excess of $5 million we retain any losses that exceed our annual aggregate limit of $25 million. In the layer of $10 million excess of $10 million we retain 50%.

        We maintain excess of loss and catastrophe reinsurance which provides protection up to $20 million for acts of terrorism including nuclear, biological and chemical attacks. We retain the first $5 million of each loss. We retain any losses in the $5 million excess $5 million layer which exceed our annual aggregate of $5 million. We also retain 50% of any loss other than nuclear, biological or chemical in the $10 million excess $10 million layer. We retain none of the loss in the $10 million excess $10 million layer in events of nuclear, biological or chemical attacks.

        In the third quarter 2007, we reviewed our workers' compensation losses in excess of our reinsurance retention (ceded losses), a small population of high-value claims which remain open for several years. We determined it was prudent to incorporate industry-wide loss development factors in addition to using our own historical claims data to estimate our ceded loss reserves. As of December 31, 2007, our estimate of ceded losses included in unpaid losses and loss adjustment expenses was increased by approximately $97.3 million as compared to December 31, 2006, offset in full by the resulting increase in receivable from reinsurers.

        Reinsurance transactions reflected in the accompanying Consolidated Statements of Operations were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Direct premiums earned	$621,763	$756,965	$964,131
Assumed premiums earned	4,198	4,890	18,533
Ceded premiums earned	(18,634)	(23,323)	(38,447)

Net premiums earned	$607,327	$738,532	$944,217

Ceded losses and loss adjustment expenses incurred	$(32,023)	$123,757	$4,402

NOTE 10

COMMITMENTS AND CONTINGENCIES

        Leases.    We have office space, equipment and automobile leases expiring through 2015. The minimum lease payments for the next five years on these non-cancelable operating leases at December 31, 2008 were as follows:

(Dollars in thousands)	Equipment and Auto Fleet	Offices	Total

2009	$1,290	$8,130	$9,420
2010	556	7,213	7,769
2011	419	5,193	5,612
2012	97	3,020	3,117
2013		2,487	2,487
Thereafter		739	739

Total	$2,362	$26,782	$29,144

        Rent expense for the years ended December 31, 2008, 2007 and 2006 was $10.8 million, $10.7 million, and $10.6 million, respectively.

        Litigation.    We are involved in various litigation proceedings that arise in the ordinary course of our business. Disputes adjudicated in the workers' compensation administrative systems may be appealed to review boards or civil courts, depending on the issues and local jurisdictions involved. From time to time plaintiffs also sue us on theories falling outside of the exclusive jurisdiction and remedies of the workers' compensation claims adjudication systems. Certain of these legal proceedings seek injunctive relief or substantial monetary damages, including claims for punitive damages, which may not be covered by our third party reinsurance agreements. Historically, the Company has not experienced any material exposure or damages from any of these legal proceedings. In addition, in the opinion of management, after consultation with legal counsel, all of our currently outstanding litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

NOTE 11

STOCK-BASED COMPENSATION PLAN

        In May 2008, stockholders approved an increase of 370,000 shares to be reserved for grants under the Restricted Stock Plan. The following table provides information regarding the shares under the Restricted Stock Plan:

Number of shares authorized for grants since plan inception in 2004	995,000
Number of shares restricted	(471,000)
Number of shares vested	(306,000)

Number of shares available for future grants at December 31, 2008	218,000

        Changes in restricted stock for each of the three years ended December 31, 2008 were as follows:

	Number of Shares	Weighted Average Grant Date Fair Value

Restricted shares at December 31, 2005	320,000	$37.13
Granted	137,000	45.06
Vested	(87,000)	31.55
Forfeited	(40,000)	37.15

Restricted shares at December 31, 2006	330,000	41.88
Granted	196,000	41.90
Vested	(71,000)	43.53
Forfeited	(2,000)	30.17

Restricted shares at December 31, 2007	453,000	41.68
Granted	166,000	32.32
Vested	(148,000)	38.40

Restricted shares at December 31, 2008	471,000	39.42

        Compensation expense recognized for stock-based awards was $4.0 million (net of $2.1 million tax benefit), $3.4 million (net of $1.9 million tax benefit), and $2.6 million (net of $1.4 million tax benefit) for the years ended December 31, 2008, 2007, and 2006, respectively. Unrecognized compensation expense before tax under the Restricted Stock Plan was $10.3 million and $11.5 million at December 31, 2008 and December 31, 2007, respectively. This amount will be recognized over the remaining vesting period of the restricted shares.

NOTE 12

STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION

        Common Stock.    From time to time, Zenith National may make repurchases of its outstanding common shares. At December 31, 2008, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by our Board of Directors on February 24, 1998. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity. No shares were repurchased under the share repurchase program during the three years ended December 31, 2008.

        Dividend Restrictions.    The California Insurance Holding Company System Regulatory Act limits the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiary of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the state of California must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. Such restrictions on dividends are not cumulative. Zenith Insurance paid dividends to Zenith National of $95.0 million, $115.0 million, and $50.0 million in 2008, 2007, and 2006, respectively. In 2009, $111.5 million can be paid to Zenith National in dividends without prior approval of the California Department of Insurance. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends.

        Statutory Financial Data.    The capital stock and surplus and net income of our insurance subsidiaries, prepared in accordance with the statutory accounting practices of the National Association of Insurance Commissioners ("NAIC"), were as follows:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Capital stock and surplus	$1,015,330	$1,033,190	$919,835
Net income	113,665	243,840	278,163

        Through December 31, 2007, California statutes (the domiciliary state of our insurance subsidiaries) required that in addition to applying the NAIC's statutory accounting practices, insurance companies must record, under certain circumstances, an additional liability, called an "excess statutory reserve." The excess statutory reserve formula established a 65% losses and loss adjustment expense ratio for the current and prior two years. Excess statutory reserves reduced statutory surplus but did not impact statutory net income.

        As of December 31, 2008, the excess statutory reserves are no longer required under California law. At December 31, 2007 and 2006, we reported statutory surplus of $451.1 million and $559.5 million, respectively, which reflects a reduction of $582.1 million and $360.3 million, respectively, for the excess statutory reserves as determined under the formula.

        The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria, and other areas. Such regulation and legislation changes frequently. Compliance is essential and is an inherent risk and cost of the business.

NOTE 13

EARNINGS AND DIVIDENDS PER SHARE

        The following table sets forth the computation of basic and diluted net income per common share and cash dividends declared per common share:

		Year Ended December 31,
(Dollars and shares in thousands, except per share data)
		2008	2007	2006

(A)	Net income	$95,300	$233,900	$258,700

(B)	Interest expense on the Convertible Notes, net of tax	$11	$48	$48

(C)	Weighted average shares outstanding—basic	37,210	37,056	36,974
	Weighted average shares issuable under the Stock Option Plan (treasury stock method)			4
	Weighted average shares issued under the Restricted Stock Plan (treasury stock method)	172	159	127
	Weighted average shares issued in 2008 and issuable in 2007 and 2006 upon conversion of the Convertible Notes	17	69	69

(D)	Weighted average shares outstanding—diluted	37,399	37,284	37,174

Net income per common share:
(A)/(C)	Basic	$2.56	$6.31	$7.00
((A)+(B))/(D)	Diluted	$2.55	$6.27	$6.96

Cash dividends declared per common share		$2.40	$2.84	$1.26

NOTE 14

OTHER COMPREHENSIVE (LOSS) INCOME

        Other comprehensive (loss) income is comprised of changes in unrealized (losses) gains on investments classified as available-for-sale.

        The following table summarizes the components of our other comprehensive (loss) income, other than net income, for each of the three years ended December 31, 2008:

(Dollars in thousands)		Pre-Tax	Income Tax Effect	After-Tax

Year Ended December 31, 2008

Net unrealized losses arising during the year		$(115,517)	$(40,431)	$(75,086)
Less:	reclassification adjustment for net realized losses included in net income	19,616	6,868	12,748

Total other comprehensive loss		$(95,901)	$(33,563)	$(62,338)

Year Ended December 31, 2007

Net unrealized gains arising during the year		$12,099	$4,235	$7,864
Less:	reclassification adjustment for net realized gains included in net income	(13,227)	(4,631)	(8,596)

Total other comprehensive loss		$(1,128)	$(396)	$(732)

Year Ended December 31, 2006

Net unrealized gains arising during the year		$24,190	$8,467	$15,723
Less:	reclassification adjustment for net realized gains included in net income	(6,281)	(2,199)	(4,082)

Total other comprehensive income		$17,909	$6,268	$11,641

        The following table summarizes the components of accumulated other comprehensive (loss) income:

	December 31,
(Dollars in thousands)	2008	2007

Net unrealized (losses) gains on investments, before tax	$(77,287)	$18,614
Deferred tax benefit (expense)	27,049	(6,514)

Total accumulated other comprehensive (loss) income	$(50,238)	$12,100

NOTE 15

SEGMENT INFORMATION

        Our business is comprised of the following segments: workers' compensation, reinsurance and investments. Segments are designated based on the types of products and services provided. Workers' compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. Reinsurance principally consisted of assumed reinsurance of property losses from worldwide catastrophes and large property risks. In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts, with all contracts fully expired at the end of 2006; however, we will be paying assumed reinsurance claims for several years. Income from the workers' compensation and reinsurance segments is determined by deducting net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred from net premiums earned (this result is also known as underwriting income or loss). Income from operations of the investments segment includes net investment income and net realized gains or losses on investments. We do not allocate investment income to the results of other segments. The losses from the parent includes interest expense and the general operating expenses of Zenith National, a holding company, which owns, directly or indirectly, all of the capital stock of its insurance subsidiaries and other investment securities.

        The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the "calendar year combined ratio," is the sum of the losses and loss adjustment expense ratio and the underwriting and other operating expense ratio. The losses and loss adjustment expense ratio is the percentage of net losses and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned.

        Segment information is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total

Year Ended December 31, 2008

Revenues:
Net premiums earned	$606,284	$1,043			$607,327
Net investment income			$94,027		94,027
Net realized losses on investments			(18,507)		(18,507)

Total revenues	606,284	1,043	75,520		682,847

Interest expense				$(5,154)	(5,154)

Income (loss) before tax	84,658	(192)	75,520	(12,790)	147,196
Income tax expense (benefit)	32,499	(74)	23,948	(4,477)	51,896

Net income (loss)	$52,159	$(118)	$51,572	$(8,313)	$95,300

Combined ratio	86.0%	NM

Total assets	$491,834	$9,437	$2,016,326	$3,186	$2,520,783

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total

Year Ended December 31, 2007

Revenues:
Net premiums earned	$738,196	$336			$738,532
Net investment income			$114,863		114,863
Net realized gains on investments			20,353		20,353

Total revenues	738,196	336	135,216		873,748

Interest expense				$(5,245)	(5,245)

Income (loss) before tax	243,832	(3,661)	135,216	(12,506)	362,881
Income tax expense (benefit)	89,164	(1,292)	45,486	(4,377)	128,981

Net income (loss)	$154,668	$(2,369)	$89,730	$(8,129)	$233,900

Combined ratio	67.0%	NM

Total assets	$547,460	$10,618	$2,212,352	$2,550	$2,772,980

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total

Year Ended December 31, 2006

Revenues:
Net premiums earned	$931,739	$12,478			$944,217
Net investment income			$106,294		106,294
Net realized gains on investments			13,377		13,377

Total revenues	931,739	12,478	119,671		1,063,888

Interest expense				$(5,275)	(5,275)

Income (loss) before tax	313,576	(20,508)	119,671	(11,927)	400,812
Income tax expense (benefit)	113,414	(7,178)	40,050	(4,174)	142,112

Net income (loss)	$200,162	$(13,330)	$79,621	$(7,753)	$258,700

Combined ratio	66.3%	264.4%

Total assets	$447,756	$24,144	$2,293,265	$2,388	$2,767,553

NM = Not meaningful

        The following table is a reconciliation of our segment results to the accompanying Consolidated Statements of Operations:

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Net investment income	$94,027	$114,863	$106,294
Net realized (losses) gains on investments	(18,507)	20,353	13,377

Income from investments segment	75,520	135,216	119,671
Income (loss) from:
Workers' compensation segment	84,658	243,832	313,576
Reinsurance segment	(192)	(3,661)	(20,508)
Parent	(12,790)	(12,506)	(11,927)

Income before tax	147,196	362,881	400,812
Income tax expense	51,896	128,981	142,112

Net income	$95,300	$233,900	$258,700

NOTE 16

EMPLOYEE BENEFIT AND RETIREMENT PLANS

        We offer a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all eligible employees. We match 50% of employee contributions that are 6% or less of salary on a current basis and we are not liable for any future payments under the plan. For the years ended December 31, 2008, 2007, and 2006, we contributed $2.5 million, $2.7 million, and $2.6 million, respectively.

        We also offer a stock purchase plan, under which we match 25% of employees' contributions to purchase shares of our common stock at market value. For the years ended December 31, 2008, 2007, and 2006, we contributed $0.7 million, $0.4 million, and $1.3 million, respectively. In September 2006, we suspended the stock purchase plan in order to comply with certain applicable stock exchange listing standards. An amended and restated stock purchase plan was approved by our stockholders in May 2007, which provides for a Company match limited to $1.0 million in each calendar year, and limits employee contributions to 25% of salary through payroll deduction in each calendar year.

NOTE 17

QUARTERLY FINANCIAL DATA AND COMMON STOCK PRICES (UNAUDITED)

        Quarterly results for the years ended December 31, 2008 and 2007 were as follows:

	2008 Quarter Ended

(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Net premiums earned	$159,032	$154,368	$152,962	$140,965
Net investment income	23,235	22,297	22,873	25,622
Net realized gains (losses) on investments	4,486	(2,298)	(8,883)	(11,812)

Net income	$41,900	$28,400	$16,600	$8,400

Net income per common share:
Basic	$1.13	$0.76	$0.45	$0.23
Diluted	$1.12	$0.76	$0.44	$0.22

Cash dividends declared per common share	$0.50	$0.50	$0.50	$0.90

	2007 Quarter Ended

(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

Net premiums earned	$194,082	$186,345	$184,612	$173,493
Net investment income	35,486	27,551	26,056	25,770
Net realized gains on investments	5,958	5,201	4,701	4,493

Net income	$64,500	$65,300	$64,500	$39,600

Net income per common share:
Basic	$1.74	$1.76	$1.74	$1.07
Diluted	$1.73	$1.75	$1.73	$1.06

Cash dividends declared per common share	$0.42	$0.42	$0.50	$1.50

        The following table shows the high and low common stock prices as reported by the New York Stock Exchange during each quarter for the past two years:

	2008		2007
Quarter Ended	High	Low	High	Low

March 31	$45.69	$33.18	$50.94	$45.02
June 30	41.16	35.16	51.44	45.89
September 30	48.00	33.03	49.56	38.80
December 31	37.23	26.00	46.98	37.90

        As of January 31, 2009, there were 250 registered holders of record of our common stock.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and its subsidiaries (the "Company") at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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
February 13, 2009

CERTIFICATIONS, EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES
AND MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        For readers of this Annual Report we furnish on the following pages the Certifications, the Evaluation of Disclosure Controls and Procedures, Management's Report on Internal Control Over Financial Reporting and Changes in Internal Control Over Financial Reporting that we include in our Annual Report on Form 10-K. We also include a statement about our Chief Executive Officer's certification to the New York Stock Exchange.

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

Date: February 13, 2009

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

Date: February 13, 2009

Senior Vice President & Chief Financial Officer Zenith National Insurance Corp.

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES OXLEY ACT OF 2002

        In connection with the Annual Report on Form 10-K of Zenith National Insurance Corp. (the "Company") for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Stanley R. Zax, as Chief Executive Officer of the Company, and Kari L. Van Gundy, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of his or her knowledge:

(1)
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Name:	Stanley R. Zax	Name:	Kari L. Van Gundy
Title:	Chairman of the Board and President	Title:	Chief Financial Officer
	(Chief Executive Officer)	Date:	February 13, 2009
Date:	February 13, 2009

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended ("Exchange Act")) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act and are effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding require disclosure.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2008.

        The effectiveness of the Company's internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

        There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE LISTING STANDARDS

        Zenith National is listed on the New York Stock Exchange. As required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, Mr. Zax, as the Chief Executive Officer of Zenith, certified on May 15, 2008, that he was not aware of any violation by Zenith of NYSE Corporate Governance listing standards as of such date.

CORPORATE DIRECTORY
ZENITH NATIONAL INSURANCE CORP.

DIRECTORS
 Also Directors of
Zenith Insurance Company

Jerome L. Coben
 Attorney; Partner, Zeughauser Group;
Retired Partner, Skadden, Arps, Slate,
Meager & Flom LLP

Max M. Kampelman
 Attorney; Of Counsel,
Fried, Frank, Harris,
Shriver & Jacobson LLP

Robert J. Miller
 Attorney; Principal,
Dutko Worldwide

Fabian Nuñez
 Partner and CoChair,
Mercury Public Affairs LLC

Catherine B. Reynolds
 Chairman and CEO,
The Catherine B. Reynolds Foundation

Alan I. Rothenberg
 Attorney; Chairman and CEO,
1st Century Bancshares, Inc.
Chairman, 1st Century Bank N.A.;
Retired Partner,
Latham & Watkins LLP

William S. Sessions
 Attorney, Holland & Knight LLP;
Security Consultant

Michael Wm. Zavis
 Attorney; Retired Founding Partner,
Katten Muchin Rosenman LLP

Stanley R. Zax
 Chairman of the Board
and President

EXECUTIVE OFFICERS

Stanley R. Zax
 Chairman of the
Board and President

Michael E. Jansen
 Executive Vice President
and General Counsel

Jack D. Miller
 Executive Vice President

Davidson M. Pattiz
 Executive Vice President

Keith E. Trotman
 Executive Vice President

Robert E. Meyer
 Senior Vice President

Kari L. Van Gundy
 Senior Vice President,
Chief Financial Officer and
Treasurer

OFFICERS

William J. Owen
 Senior Vice President,
Investor Relations

Hyman J. Lee Jr.
 Vice President, Assistant General
Counsel and Secretary

TRANSFER AGENT-
COMMON STOCK
 Computershare Investor Services
250 Royall St.
Canton, MA 02021
www.computershare.com

TRANSFER AGENT-
8.55% CAPITAL SECURITIES
 Wells Fargo Corporate Trust Services
Wells Fargo Bank, N. A.
Minneapolis, MN

CORPORATE
HEADQUARTERS
 21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000

NYSE TRADING SYMBOL
COMMON STOCK—ZNT
 INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
 PricewaterhouseCoopers LLP
Los Angeles, CA

THE ANNUAL REPORT
 on Form 10-K for the year ended
December 31, 2008, quarterly
reports on Form 10-Q, current
reports on Form 8-K and all
amendments to these reports may
be obtained at our website at
www.thezenith.com or free of
charge upon written request to:
Chief Financial Officer
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, CA 91367

WEBSITE
 www.thezenith.com

CORPORATE DIRECTORY
ZENITH INSURANCE COMPANY

OFFICERS

Stanley R. Zax
 Chairman of the Board
and Chief Executive Officer

Jack D. Miller
 President
and Chief Operating Officer

A. Mary Ames
 Executive Vice President

Eden M. Feder
 Executive Vice President

Westley M. Heyward
 Executive Vice President

Michael E. Jansen
 Executive Vice President and
General Counsel

Robert E. Meyer
 Executive Vice President
and Chief Actuary

Davidson M. Pattiz
 Executive Vice President

Bernyce M. Peplowski
 Executive Vice President

Keith E. Trotman
 Executive Vice President

Kari L. Van Gundy
 Executive Vice President,
Chief Financial Officer and Treasurer

Stephen J. Albers
 Senior Vice President

Bryan A. Anderson
 Senior Vice President

Norman H. Burdick
 Senior Vice President

Linda J. Carmody
 Senior Vice President
 Jason T. Clarke
 Senior Vice President

Anita Devan
 Senior Vice President

Robert L. Hernandez
 Senior Vice President

Fred A. Hunt
 Senior Vice President

Corey A. Ingber
 Senior Vice President

Jonathan W. Lindsay
 Senior Vice President

James S. Lubman
 Senior Vice President

Robert J. Peters
 Senior Vice President

Richard B. Riddle
 Senior Vice President

Anne Searcy
 Senior Vice President

Vernon L. Steiner
 Senior Vice President

Chris L. Uselton
 Senior Vice President

John H. Weber
 Senior Vice President

Glen R. Zepnick
 Senior Vice President

A. Rebecca Barnette
 Vice President

Brian R. Beams
 Vice President

Alan M. Bub
 Vice President

Suzanne M. Chapan
 Vice President

Duane H. Chernow
 Vice President

Douglas A. Claman
 Vice President

Gerald D. Curtin
 Vice President

Bradley C. Eastwood
 Vice President

Stephen T. Frye
 Vice President

Antonio Gaitan
 Vice President

Michael B. Gillikin
 Vice President

Jackie C. Hilston
 Vice President

Carolyn N. Hinson
 Vice President

Sharon L. Hulbert
 Vice President and
Assistant General Counsel

Mark M. Jansen
 Vice President

Kathleen T. Jenkins
 Vice President

Kimberlee S. Jones
 Vice President

Mark A. Koman
 Vice President

Sandra M. Kuhlman
 Vice President

Hyman J. Lee Jr.
 Vice President, Assistant
General Counsel and Secretary

Jenny S. Lewis
 Vice President

Kerri L. Lierman
 Vice President

Donald C. Marshall
 Vice President

Thomas M. McCarthy
 Vice President

Michael R. McFadden
 Vice President

Timothy I. Mertz
 Vice President

Mahtab Moayedi
 Vice President

Timothy S. Mondon
 Vice President

David J. Oberg
 Vice President

Charlene C. Ossler
 Vice President

David C. Park
 Vice President and
Assistant
General Counsel

Karen E. Parker
 Vice President

Scott G. Perrotty
 Vice President

S. Daniel Petrula
 Vice President

Scott M. Sandler
 Vice President

Jay S. Schwanz
 Vice President

Marcia T. Shafer
 Vice President

Alan I. Steinhardt
 Vice President

Michael J. Walbeck
 Vice President

CORPORATE DIRECTORY
ZENITH OFFICE LOCATIONS

LOS ANGELES, CA
 Corporate Headquarters
and Los Angeles Regional Office
21255 Califa Street
Woodland Hills, CA 91367
(818) 713-1000
www.thezenith.com

FRESNO, CA
 7440 N. Palm Avenue
Suite 103
Fresno, CA 93711
(800) 508-9910

GLENDALE, CA
 700 North Brand Blvd.
7th Floor
Glendale, CA 91203
(818) 502-7500

ORANGE, CA
 790 The City Drive South
Suite 300
Orange, CA 92868
(714) 705-2300

PLEASANTON, CA
 4309 Hacienda Drive
Suite 200
Pleasanton, CA 94588
(925) 460-0600

SACRAMENTO, CA
 1601 Response Road
Suite 200
Sacramento, CA 95815
(916) 614-3140

SAN DIEGO, CA
 7676 Hazard Center Drive
Suite 1200
San Diego, CA 92108
(619) 299-6252

SANTA CRUZ, CA
 1200 Pacific Avenue
Suite 310
Santa Cruz, CA 95060
(831) 460-7700

SOLANA BEACH, CA
 420 Stevens Avenue
Suite 300
Solana Beach, CA 92075
(858) 509-6100

AUSTIN, TX
 1101 South Capitol of Texas Hwy.
Bldg. J
Austin, TX 78746
(512) 306-1700

LISLE, IL
 701 Warrenville Road
Suite 300
Lisle, IL 60532
(630) 353-7300

SPRINGFIELD, IL
 2105 W. White Oaks Drive
Springfield, IL 62704
(217) 726-2900

BLUE BELL, PA
 2 Valley Square
Suite 301
Blue Bell, PA 19422
(877) 311-0703

BIRMINGHAM, AL
 10 Inverness Center Parkway
Suite 220
Birmingham, AL 35242
(800) 355-0708

HOLLYWOOD, FL
 4000 Hollywood Blvd.
Suite 465
South Hollywood, FL 33021
(954) 983-1200

ORLANDO, FL
 3504 Lake Lynda Drive
Suite 200
Orlando, FL 32817
(800) 999-3242

SARASOTA, FL
 1390 Main Street
Sarasota, FL 34236
(800) 226-2324

CHARLOTTE, NC
 900 W. Trade Street
Suite 600
Charlotte, NC 28202
(800) 200-2667